Exhibit 4.3

EXECUTION VERSION

WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC.,
as Depositor

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as General Master Servicer

CWCAPITAL ASSET MANAGEMENT LLC,
as General Special Servicer

NATIONAL COOPERATIVE BANK, N.A.,
as NCB Master Servicer and as NCB Special Servicer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Certificate Administrator

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee,

and

PENTALPHA SURVEILLANCE LLC,
as Operating Advisor and as Asset Representations Reviewer

POOLING AND SERVICING AGREEMENT

Dated as of July 1, 2016

Commercial Mortgage Pass-Through Certificates
Series 2016-C35

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS

Section 1.01	Defined Terms	5
Section 1.02	Certain Calculations	122

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS; ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01	Conveyance of Mortgage Loans	124
Section 2.02	Acceptance by Trustee	131
Section 2.03	Representations, Warranties and Covenants of the Depositor; Mortgage Loan Sellers’ Repurchase or Substitution of Mortgage Loans for Defects in Mortgage Files and Breaches of Representations and Warranties	137
Section 2.04	Execution of Certificates; Issuance of Lower-Tier Regular Interests and the Class A-4FX Regular Interest	152
Section 2.05	Creation of the Grantor Trust	153

ARTICLE III

ADMINISTRATION AND SERVICING OF THE TRUST FUND

Section 3.01	The Master Servicers to Act as Master Servicers; Special Servicers to Act as Special Servicers; Administration of the Mortgage Loans, the Serviced Companion Loans, and REO Properties	153
Section 3.02	Collection of Mortgage Loan Payments	162
Section 3.03	Collection of Taxes, Assessments and Similar Items; Servicing Accounts	167
Section 3.04	The Collection Accounts, the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Companion Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account and the Class A-4FX Regular Interest Distribution Account	172
Section 3.05	Permitted Withdrawals from the Collection Accounts, the Distribution Accounts and the Companion Distribution Account	179
Section 3.06	Investment of Funds in the Collection Accounts and the REO Account	190
Section 3.07	Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage	192
Section 3.08	Enforcement of Due-on-Sale Clauses; Assumption Agreements	197
Section 3.09	Realization Upon Defaulted Loans and Companion Loans	201
Section 3.10	Trustee and Certificate Administrator to Cooperate; Release of Mortgage Files	205
Section 3.11	Servicing Compensation	206

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Section 5.02	Form and Registration	328
Section 5.03	Registration of Transfer and Exchange of Certificates	330
Section 5.04	Mutilated, Destroyed, Lost or Stolen Certificates	338
Section 5.05	Persons Deemed Owners	338
Section 5.06	Access to List of Certificateholders’ Names and Addresses; Special Notices	338
Section 5.07	Maintenance of Office or Agency	339
Section 5.08	Appointment of Certificate Administrator	340
Section 5.09	Exchange of Class A-4FL Certificates for Class A-4FX Certificates	340
Section 5.10	Voting Procedures	343

ARTICLE VI

THE DEPOSITOR, THE MASTER SERVICERS, THE SPECIAL SERVICERS, THE
OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER AND THE
DIRECTING CERTIFICATEHOLDER

Section 6.01	Representations, Warranties and Covenants of the Master Servicers, Special Servicers, the Operating Advisor and the Asset Representations Reviewer	344
Section 6.02	Liability of the Depositor, the Master Servicers, the Operating Advisor, the Special Servicers and the Asset Representations Reviewer	350
Section 6.03	Merger, Consolidation or Conversion of the Depositor, the Master Servicers, the Operating Advisor, the Special Servicers or the Asset Representations Reviewer	350
Section 6.04	Limitation on Liability of the Depositor, the Master Servicers, the Special Servicers, the Operating Advisor, the Asset Representations Reviewer and Others	352
Section 6.05	Depositor, Master Servicers and Special Servicers Not to Resign	358
Section 6.06	Rights of the Depositor in Respect of the Master Servicers and the Special Servicers	358
Section 6.07	The Master Servicers and the Special Servicers as Certificate Owner	359
Section 6.08	The Directing Certificateholder	359

ARTICLE VII

SERVICER TERMINATION EVENTS

Section 7.01	Servicer Termination Events; Master Servicers and Special Servicers Termination	365
Section 7.02	Trustee to Act; Appointment of Successor	374
Section 7.03	Notification to Certificateholders	376
Section 7.04	Waiver of Servicer Termination Events	376
Section 7.05	Trustee as Maker of Advances	376

ARTICLE VIII

CONCERNING THE TRUSTEE AND THE CERTIFICATE ADMINISTRATOR

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EXHIBITS

EXHIBIT A-1	Form of Certificate (other than Class R Certificates)
EXHIBIT A-2	Form of Class R Certificate
EXHIBIT A-3	[RESERVED]
EXHIBIT B	Mortgage Loan Schedule
EXHIBIT C	Form of Investment Representation Letter
EXHIBIT D-1	Form of Transferee Affidavit for Transfers of Class R Certificates
EXHIBIT D-2	Form of Transferor Letter for Transfers of Class R Certificates
EXHIBIT E	Form of Request for Release
EXHIBIT F-1	Form of ERISA Representation Letter regarding ERISA Restricted Certificates
EXHIBIT F-2	Form of ERISA Representation Letter regarding Class R Certificates
EXHIBIT G	Form of Distribution Date Statement
EXHIBIT H	Form of Omnibus Assignment
EXHIBIT I	Form of Transfer Certificate for Rule 144A Book-Entry Certificate to Temporary Regulation S Book-Entry Certificate during Restricted Period
EXHIBIT J	Form of Transfer Certificate for Rule 144A Book-Entry Certificate to Regulation S Book-Entry Certificate after Restricted Period
EXHIBIT K	Form of Transfer Certificate for Temporary Regulation S Book-Entry Certificate to Rule 144A Book-Entry Certificate during Restricted Period
EXHIBIT L	Form of Transfer Certificate for Temporary Regulation S Book-Entry Certificate to Regulation S Book-Entry Certificate after Restricted Period
EXHIBIT M	Form of Transfer Certificate for Non-Book Entry Certificate to Temporary Regulation S Book-Entry Certificate
EXHIBIT N	Form of Transfer Certificate for Non-Book Entry Certificate to Regulation S Book-Entry Certificate
EXHIBIT O	Form of Transfer Certificate for Non-Book Entry Certificate to Rule 144A Book-Entry Certificate
EXHIBIT P-1A	Form of Investor Certification for Non-Borrower Party (for Persons other than the Directing Certificateholder and/or a Controlling Class Certificateholder)
EXHIBIT P-1B	Form of Investor Certification for Non-Borrower Party (for the Directing Certificateholder and/or a Controlling Class Certificateholder)
EXHIBIT P-1C	Form of Investor Certification for Borrower Party (for Persons other than the Directing Certificateholder and/or a Controlling Class Certificateholder)
EXHIBIT P-1D	Form of Investor Certification for Borrower Party (for the Directing Certificateholder and/or a Controlling Class Certificateholder)
EXHIBIT P-1E	Form of Notice of Excluded Controlling Class Holder
EXHIBIT P-1F	Form of Notice of [Excluded Loan] [Excluded Controlling Class Holder] to Certificate Administrator
EXHIBIT P-1G	Form of Certification of the Directing Certificateholder
EXHIBIT P-2	Form of Certification for NRSROs
EXHIBIT P-3	Online Market Data Provider Certification
EXHIBIT Q	Custodian Certification/Exception Report
EXHIBIT R-1	Form of Power of Attorney – Master Servicers

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EXHIBIT R-2	Form of Power of Attorney – Special Servicers
EXHIBIT S	Initial Serviced Companion Noteholders
EXHIBIT T	Form of Notice Relating to the Non-Serviced Mortgage Loan
EXHIBIT U	Form of Notice and Certification Regarding Defeasance of Mortgage Loan
EXHIBIT V	Form of Operating Advisor Annual Report
EXHIBIT W	Form of Notice from Operating Advisor Recommending Replacement of [General] [NCB] Special Servicer
EXHIBIT X	Form of Confidentiality Agreement
EXHIBIT Y	Form Certification to be Provided with Form 10-K
EXHIBIT Z-1	Form of Certification to be Provided to Depositor by Certificate Administrator
EXHIBIT Z-2	Form of Certification to be Provided to Depositor by Master Servicer
EXHIBIT Z-3	Form of Certification to be Provided to Depositor by Special Servicer
EXHIBIT Z-4	Form of Certification to be Provided to Depositor by Trustee
EXHIBIT Z-5	Form of Certification to be Provided to Depositor by Operating Advisor
EXHIBIT Z-6	Form of Certification to be Provided to Depositor by Custodian
EXHIBIT Z-7	Form of Certification to be Provided to Depositor by Asset Representations Reviewer
EXHIBIT AA	Servicing Criteria to be Addressed in Assessment of Compliance
EXHIBIT BB	Additional Form 10-D Disclosure
EXHIBIT CC	Additional Form 10-K Disclosure
EXHIBIT DD	Form 8-K Disclosure Information
EXHIBIT EE	Additional Disclosure Notification
EXHIBIT FF	Initial Sub-Servicers
EXHIBIT GG	Servicing Function Participants
EXHIBIT HH	Form of Annual Compliance Statement
EXHIBIT II	Form of Report on Assessment of Compliance with Servicing Criteria
EXHIBIT JJ	CREFC® Payment Information
EXHIBIT KK	Form of Notice of Additional Indebtedness Notification
EXHIBIT LL	Form of Intercreditor Agreement and Subordination Agreement for NCB Co-op Mortgage Loans
EXHIBIT MM	Additional Disclosure Notification (Accounts)
EXHIBIT NN	Form of Notice of Purchase of Controlling Class Certificate
EXHIBIT OO	Form of Asset Review Report by the Asset Representations Reviewer
EXHIBIT PP	Form of Asset Review Report Summary
EXHIBIT QQ	Asset Review Procedures
EXHIBIT RR	Form of Certification to Certificate Administrator Requesting Access to Secure Data Room
EXHIBIT SS	Form of Notice of [Additional Delinquent Loan][Cessation of Delinquent Loan][Cessation of Asset Review Trigger]
EXHIBIT TT	Form of Notice of Exchange of Class A-4FL Certificates for Class A-4FX Certificates
EXHIBIT UU	Class A-4FL Swap Contract

SCHEDULES

SCHEDULE 1	Mortgage Loans With Additional Debt

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SCHEDULE 2	Class A-SB Planned Principal Balance Schedule
SCHEDULE 3	Mortgage Loans With “Performance”, “Earn-Out” or “Holdback” Escrows or Reserves exceeding 10% of the Initial Principal Balance

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This Pooling and Servicing Agreement is dated and effective as of July 1, 2016, among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer.

PRELIMINARY STATEMENT:

The Depositor intends to sell commercial mortgage pass-through certificates (collectively, the “Certificates”), to be issued hereunder in multiple classes (each, a “Class”), which in the aggregate will evidence the entire beneficial ownership interest in the Trust to be created hereunder, the primary assets of which will be a pool of commercial mortgage loans. As provided herein, the Certificate Administrator shall elect or shall cause an election to be made to treat designated portions of the Trust (exclusive of the Class A-4FX Regular Interest, the Swap Contract and the Class A-4FX Regular Interest Distribution Account) for federal income tax purposes as two separate real estate mortgage investment conduits (the “Upper-Tier REMIC” and the “Lower-Tier REMIC”, and each a “Trust REMIC” as described herein).

In addition, the parties intend that the portions of the Trust Fund consisting of (i) the Class A-4FX Regular Interest (and distributions thereon), the Swap Contract (and payments by the Swap Counterparty thereunder), and (ii) amounts held from time to time in the Class A-4FX Regular Interest Distribution Account that represent distributions on the Class A-4FX Regular Interest and payments by the Swap Counterparty under the Swap Contract, shall be treated as a grantor trust under subpart E, part I of subchapter J of the Code for federal income tax purposes (the “Grantor Trust”). The Class A-4FX Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class A-4FX Specific Grantor Trust Assets as described herein. The Class A-4FL Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class A-4FL Specific Grantor Trust Assets as described herein. As provided herein, the Certificate Administrator shall take all actions expressly required hereunder to ensure that the portion of the Trust Fund consisting of the Grantor Trust maintains its status as a grantor trust under federal income tax law and not be treated as part of either Trust REMIC.

The Depositor intends to sell the Certificates to the Underwriters and the Initial Purchasers.

LOWER-TIER REMIC

The Lower-Tier REMIC will hold the Mortgage Loans and will issue the Class LA1, Class LA2, Class LA3, Class LA4, Class LASB, Class LAS, Class LB, Class LC, Class LD, Class LE, Class LF and Class LG Uncertificated Interests (the “Lower-Tier Regular Interests”), which will evidence the “regular interests” in the Lower-Tier REMIC created hereunder. The Lower-Tier REMIC will also issue the uncertificated Class LR Interest, which is the sole Class of “residual interests” in the Lower-Tier REMIC for purposes of the REMIC Provisions and is represented by the Class R Certificates.

The following table sets forth the Original Lower-Tier Principal Amounts and per annum rates of interest for the Lower-Tier Regular Interests and the Class LR Interest:

Class Designation	Interest Rate	Original Lower-Tier Principal Amount
Class LA1	(1)	$47,834,000
Class LA2	(1)	$58,672,000
Class LA3	(1)	$265,000,000
Class LA4	(1)	$277,377,000
Class LASB	(1)	$67,132,000
Class LAS	(1)	$69,045,000
Class LB	(1)	$49,865,000
Class LC	(1)	$48,587,000
Class LD	(1)	$56,258,000
Class LE	(1)	$21,736,000
Class LF	(1)	$11,508,000
Class LG	(1)	$49,865,609
Class LR	None(2)	None

(1)	The interest rate for each Class of Lower-Tier Regular Interests on any Distribution Date will be the Weighted Average Net Mortgage Rate for such Distribution Date.

(2)	The Class LR Interest (evidenced by the Class R Certificates) will not have a Certificate Balance or Notional Amount, will not bear interest and will not be entitled to distributions of Prepayment Premiums or Yield Maintenance Charges. Any Available Funds remaining in the Lower-Tier REMIC Distribution Account after distributing the Lower-Tier Distribution Amount will be deemed distributed to the Class LR Interest and shall be payable to the Holders of the Class R Certificates.

UPPER-TIER REMIC

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates and the Class A-4FX Regular Interest, each of which is a “regular interest” in the Upper-Tier REMIC created hereunder. The Upper-Tier REMIC also will issue the uncertificated Class UR Interest, which is the sole Class of “residual interests” in the Upper-Tier REMIC for purposes of the REMIC Provisions and is represented by the Class R Certificates.

THE GRANTOR TRUST

The Class A-4FL and A-4FX Certificates shall represent undivided beneficial interests in portions of the Grantor Trust consisting of the assets set forth opposite such Classes in the following table, in each case as described herein. As provided herein, the Certificate Administrator shall not take any actions that would cause the portion of the Trust Fund consisting of the Grantor Trust (i) to fail to maintain its status as a “grantor trust” under federal income tax law or (ii) to be treated as part of any Trust REMIC.

Class Designation	Corresponding Grantor Trust Assets
Class A-4FL	Class A-4FL Specific Grantor Trust Assets
Class A-4FX	Class A-4FX Specific Grantor Trust Assets

THE CERTIFICATES

The following table (and related paragraphs) sets forth the designation, the pass-through rate (the “Pass-Through Rate”) and the aggregate initial principal amount (the “Original Certificate Balance”) or Notional Amount (the “Original Notional Amount”), as applicable, for each Class of Certificates and the Class A-4FX Regular Interest:

Class of Certificates	Initial Pass- Through Rate		Original Certificate Balance or Notional Amount
Class A-1 Certificates	1.3920%		$47,834,000
Class A-2 Certificates	2.4950%		$58,672,000
Class A-3 Certificates	2.6740%		$265,000,000
Class A-4 Certificates	2.9310%		$277,377,000
Class A-4FX Regular Interest(1)	2.9310%		$50,000,000	(2)
Class A-4FL Certificates(1)	1.5320%		$50,000,000	(2)
Class A-4FX Certificates(1)	2.9310%		$0	(2)
Class A-SB Certificates	2.7880%		$67,132,000
Class X-A Certificates	2.1731	%(3)	$785,060,000	(4)
Class X-B Certificates	1.0988	%(3)	$98,452,000	(4)
Class X-D Certificates	1.7590	%(3)	$56,258,000	(4)
Class A-S Certificates	3.1840%		$69,045,000
Class B Certificates	3.4380%		$49,865,000
Class C Certificates	4.1760%		$48,587,000
Class D Certificates	3.1420%		$56,258,000
Class E Certificates	4.9010%		$21,736,000
Class F Certificates	4.9010%		$11,508,000
Class G Certificates	4.9010%		$49,865,609
Class R Certificates	None	(5)	N/A

(1)	The Class A-4FX Regular Interest will be uncertificated and will be transferred to the Trust on the Closing Date, and the Trust will issue the Class A-4FL and Class A-4FX Certificates in exchange therefor, and in the case of the Class A-4FL Certificates, in exchange for the Swap Contract.

(2)	The Original Certificate Balance of the Class A-4FX Certificates will be $0 and the Original Certificate Balance of the Class A-4FL Certificates will be $50,000,000; provided that, following the Closing Date, the Original Certificate Balances of the Class A-4FX Certificates and Class A-4FL Certificates will be subject to exchanges of Class A-4FL Certificates for Class A-4FX Certificates pursuant to Section 5.09 hereof.

(3)	The Pass-Through Rate for the Class X-A, Class X-B and Class X-D Certificates will be calculated in accordance with the definition of “Class X-A Pass-Through Rate”, “Class X-B Pass-Through Rate” and “Class X-D Pass-Through Rate”, respectively.

(4)	None of the Class X-A, Class X-B Certificates or Class X-D will have a Certificate Balance; rather, such Classes will accrue interest as provided herein on the Class X-A Notional Amount, the Class X-B Notional Amount or the Class X-D Notional Amount, as applicable.

(5)	The Class R Certificates will not have a Certificate Balance or a Notional Amount, bear interest or be entitled to distributions of Prepayment Premiums or Yield Maintenance Charges. Any Available Funds remaining in the Upper-Tier REMIC Distribution Account, after all required distributions under this Agreement have been made to each Class of Regular Certificates will be deemed distributed to the Class UR Interest and shall be payable to the Holders of the Class R Certificates.

As of the close of business on the Cut-off Date, the Mortgage Loans had an aggregate principal balance, after application of all payments of principal due on or before such date, whether or not received, equal to $1,022,879,610.

Each of the Mall at Rockingham Park Pari Passu Companion Loans, the Mall at Rockingham Park Subordinate Companion Loans, the Kroger (Roundy’s) Distribution Center Pari Passu Companion Loan, the Mall at Turtle Creek Pari Passu Companion Loan, the In-Rel 8 Pari Passu Companion Loan, the Pinnacle II Pari Passu Companion Loans and any AB Subordinate Companion Loan (each a “Companion Loan” and collectively, the “Companion Loans”) are not part of the Trust Fund, but are each secured by the applicable Mortgage that secures the related Mortgage Loan that is part of the Trust Fund. As and to the extent provided herein, any Companion Loan (other than any Non-Serviced Companion Loan) will be serviced and administered in accordance with this Agreement. Amounts attributable to any Companion Loan will not be part of the Trust Fund, and (except to the extent that such amounts are payable or reimbursable to any party to this Agreement) will be owned by the related Companion Holders.

The Mall at Rockingham Park Whole Loan consists of the Mall at Rockingham Park Mortgage Loan, the Mall at Rockingham Park Pari Passu Companion Loans and the Mall at Rockingham Park Subordinate Companion Loans. The Mall at Rockingham Park Mortgage Loan and the Mall at Rockingham Park Pari Passu Companion Loans are pari passu with each other, and the Mall at Rockingham Park Subordinate Companion Loans are generally subordinate to the Mall at Rockingham Park Mortgage Loan and the Mall at Rockingham Park Pari Passu Companion Loans. The Mall at Rockingham Park Mortgage Loan is part of the Trust Fund. The Mall at Rockingham Park Pari Passu Companion Loans and the Mall at Rockingham Park Subordinate Companion Loans are not part of the Trust Fund. The Mall at Rockingham Park Mortgage Loan, the Mall at Rockingham Park Pari Passu Companion Loans and the Mall at Rockingham Park Subordinate Companion Loans will be serviced and administered in accordance with BBSG 2016-MRP Trust and Servicing Agreement and the Mall at Rockingham Park Intercreditor Agreement.

The Kroger (Roundy’s) Distribution Center Whole Loan consists of the Kroger (Roundy’s) Distribution Center Mortgage Loan and the Kroger (Roundy’s) Distribution Center Pari Passu Companion Loan. The Kroger (Roundy’s) Distribution Center Mortgage Loan and the Kroger (Roundy’s) Distribution Center Pari Passu Companion Loan are pari passu with each other. The Kroger (Roundy’s) Distribution Center Mortgage Loan is part of the Trust Fund. The Kroger (Roundy’s) Distribution Center Pari Passu Companion Loan is not part of the Trust Fund. The Kroger (Roundy’s) Distribution Center Mortgage Loan and the Kroger (Roundy’s) Distribution Center Pari Passu Companion Loan will be serviced and administered in accordance with this Agreement and the Kroger (Roundy’s) Distribution Center Intercreditor Agreement.

The Mall at Turtle Creek Whole Loan consists of the Mall at Turtle Creek Mortgage Loan and the Mall at Turtle Creek Pari Passu Companion Loan. The Mall at Turtle Creek Mortgage Loan and the Mall at Turtle Creek Pari Passu Companion Loan are pari passu with each other. The Mall at Turtle Creek Mortgage Loan is part of the Trust Fund. The Mall at Turtle Creek Pari Passu Companion Loan is not part of the Trust Fund. The Mall at Turtle Creek Mortgage Loan and the Mall at Turtle Creek Pari Passu Companion Loan will be serviced and administered in accordance with this Agreement and the Mall at Turtle Creek Intercreditor Agreement.

The In-Rel 8 Whole Loan consists of the In-Rel 8 Mortgage Loan and the In-Rel 8 Pari Passu Companion Loan. The In-Rel 8 Mortgage Loan and the In-Rel 8 Pari Passu Companion Loan are pari passu with each other. The In-Rel 8 Mortgage Loan is part of the Trust Fund. The In-Rel 8 Pari Passu Companion Loan is not part of the Trust Fund. The In-Rel 8 Mortgage Loan and the In-Rel 8 Pari Passu Companion Loan will be serviced and administered in accordance with BACM 2016-UBS10 Pooling and Servicing Agreement and the In-Rel 8 Intercreditor Agreement.

The Pinnacle II Whole Loan consists of the Pinnacle II Mortgage Loan and the Pinnacle II Pari Passu Companion Loans. The Pinnacle II Mortgage Loan and the Pinnacle II Pari Passu Companion Loans are pari passu with each other. The Pinnacle II Mortgage Loan is part of the Trust Fund. The Pinnacle II Pari Passu Companion Loans are not part of the Trust Fund. The Pinnacle II Mortgage Loan and the Pinnacle II Pari Passu Companion Loans will be serviced and administered (a) from and after the Closing Date and prior to the Servicing Shift Securitization Date, pursuant to (i) this Agreement and (ii) the Pinnacle II Intercreditor Agreement and (b) from and after the Servicing Shift Securitization Date, pursuant to (i) the Non-Serviced PSA involving the Pinnacle II Pari Passu Note A-1 and (ii) the Pinnacle II Intercreditor Agreement.

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.01 Defined Terms. Whenever used in this Agreement, including in the Preliminary Statement, the following capitalized terms, unless the context otherwise requires, shall have the meanings specified in this Article.

“10-K Filing Deadline”: As defined in Section 11.05(a).

“15Ga-1 Notice”: As defined in Section 2.02(g).

“15Ga-1 Repurchase Request”: As defined in Section 2.02(g).

“17g-5 Information Provider”: The Certificate Administrator.

“17g-5 Information Provider’s Website”: The 17g-5 Information Provider’s Internet website, which shall initially be located within the Certificate Administrator’s Website (initially “www.ctslink.com”), under the “NRSRO” tab on the page relating to this transaction.

“30/360 Mortgage Loans”: The Mortgage Loans indicated as such in the Mortgage Loan Schedule.

“AB Control Appraisal Period”: With respect to any AB Subordinate Companion Loan, the period during which (a)(i) the initial principal balance of such AB Subordinate Companion Loan minus (ii) the sum of (x) any payments of principal allocated to, and received on, such AB Subordinate Companion Loan, (y) any Appraisal Reduction Amounts for the related AB Whole Loan that are allocated to such AB Subordinate Companion Loan and (z) any losses realized with respect to the related Mortgaged Property or AB Whole Loan that are allocated to such AB Subordinate Companion Loan, is less than (b) 25% of the remainder of the (i) initial principal balance of such AB Subordinate Companion Loan less (ii) any payments of principal allocated to, and received by, the holders of such AB Subordinate Companion Loan. With respect to any AB Whole Loan, the period during which the holder of the related AB Subordinate Companion Loan is the AB Whole Loan Controlling Holder.

“AB Intercreditor Agreement”: Any Intercreditor Agreement by and among the holder of an AB Subordinate Companion Loan and the holder of the related Mortgage Loan, relating to the relative rights of such holders of the related AB Whole Loan, as the same may be further amended in accordance with the terms thereof. For the avoidance of doubt, there is no AB Intercreditor Agreement under this Agreement.

“AB Modified Loan”: Any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Trust or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“AB Mortgage Loan”: A senior “A note” that is part of an AB Whole Loan and which is a Mortgage Loan that is part of the Trust Fund. For the avoidance of doubt, there is no AB Mortgage Loan under this Agreement.

“AB Mortgaged Property”: The Mortgaged Property which secures the related AB Whole Loan.

“AB Subordinate Companion Loan”: With respect to any AB Whole Loan, the related companion loan evidenced by the related promissory note made by the related Mortgagor and secured by the Mortgage on the related AB Mortgaged Property, which is not included in the Trust and which is subordinate in right of payment to the related AB Mortgage Loan to the extent set forth in the related Mortgage Loan documents and as provided in the related Intercreditor Agreement. For the avoidance of doubt, there is no AB Subordinate Companion Loan under this Agreement.

“AB Whole Loan”: A Serviced Whole Loan that consists of a Mortgage Loan and a related AB Subordinate Companion Loan. For the avoidance of doubt, there is no AB Whole Loan under this Agreement.

“AB Whole Loan Controlling Holder”: The “Directing Lender” or similarly defined party identified in the related AB Intercreditor Agreement. For the avoidance of doubt, there is no AB Whole Loan Controlling Holder under this Agreement.

“Acceptable Insurance Default”: With respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related Mortgagor to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related Mortgagor to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case as to which default the applicable Master Servicer and the applicable Special Servicer may forbear taking any enforcement action, provided that the Special Servicer has determined, in its reasonable judgment, based on inquiry consistent with the Servicing Standard and (unless a Control Termination Event has occurred and is continuing (or other than with respect to any Excluded Loan), with the consent of the Directing Certificateholder (and after a Control Termination Event has occurred, but prior to the occurrence of a Consultation Termination Event (or other than with respect to any Excluded Loan), after consultation with the Directing Certificateholder as provided in Section 6.08 hereof)) (or, with respect to a Serviced AB Whole Loan, and prior to any related AB Control Appraisal Period, with the consent of the related AB Whole Loan Controlling Holder to the extent required under the related Intercreditor Agreement), that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate; provided, however, that the Directing Certificateholder (or, with respect to a Serviced AB Whole Loan, the AB Whole Loan Controlling Holder prior to any AB Control Appraisal Period to the extent required under the related Intercreditor Agreement) will not have more than thirty (30) days to respond to the Special Servicer’s request for such consent or consultation; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the Directing Certificateholder or any applicable AB Whole Loan Controlling Holder, as applicable, the Special Servicer is not required to do so. The applicable Master Servicer (at its own expense) and the applicable Special Servicer (at the expense of the Trust Fund) shall be entitled to rely on insurance consultants in making the determinations described above.

“Act”: The Securities Act of 1933, as it may be amended from time to time.

“Actual/360 Basis”: Interest accrual on the basis of the actual number of days in a month assuming a 360-day year.

“Actual/360 Mortgage Loans”: The Mortgage Loans, to the extent indicated as such in the Mortgage Loan Schedule.

“Additional Debt”: With respect to any Mortgage Loan, any debt owed by the related Mortgagor to a party other than the lender under such Mortgage Loan that is secured by the related Mortgaged Property as of the Closing Date as set forth on Schedule 1 hereto, as increased or decreased from time to time pursuant to the terms of the related subordinate or pari passu loan documents (including any Intercreditor Agreement or subordination agreement).

“Additional Disclosure Notification”: The form of notification to be included with any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information which is attached hereto as Exhibit EE.

“Additional Exclusions”: Exclusions in addition to those customarily found in the insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001.

“Additional Form 10-D Disclosure”: As defined in Section 11.04(a).

“Additional Form 10-K Disclosure”: As defined in Section 11.05(a).

“Additional Servicer”: Each Affiliate of any Master Servicer, any Special Servicer or any Mortgage Loan Seller that services any of the Mortgage Loans and each Person who is not an Affiliate of any Master Servicer, other than the Special Servicers, who services 10% or more of the Mortgage Loans by unpaid principal balance as of any date of determination pursuant to Article XI.

“Administrative Cost Rate”: As of any date of determination and with respect to each Mortgage Loan, a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator Fee Rate (which fee rate accounts for the Trustee Fee), the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate and, in the case of each Non-Serviced Mortgage Loan, the related Non-Serviced Primary Servicing Fee Rate.

“Advance”: Any P&I Advance or Servicing Advance.

“Adverse REMIC Event”: As defined in Section 10.01(f).

“Affected Party”: As defined in Section 7.01(b).

“Affected Reporting Party”: As defined in Section 11.12.

“Affiliate”: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affirmative Asset Review Vote”: As defined in Section 12.01(a).

“Agreement”: This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

“Anticipated Repayment Date”: With respect to any ARD Loan, the date upon which such ARD Loan commences accruing interest at the Revised Rate.

“Applicable Laws”: As defined in Section 8.15.

“Applicable State and Local Tax Law”: For purposes hereof, the Applicable State and Local Tax Law shall be (a) the tax laws of the State of New York; and (b) such other state or local tax laws whose applicability shall have been brought to the attention of the Trustee and the Certificate Administrator by either (i) an Opinion of Counsel delivered to it, or (ii) written notice from the appropriate taxing authority as to the applicability of such state or local tax laws.

“Appraisal”: An appraisal prepared by an appraiser who is licensed or certified to prepare appraisals in the state where the Mortgaged Property is located and which satisfies the Interagency Appraisal and Evaluation Guidelines jointly issued by The Office of the Comptroller of the Currency (OCC), the Board of Governors of the Federal Reserve System (FRB), the Federal Deposit Insurance Corporation (FDIC), and the National Credit Union Administration (NCUA) relating to real estate appraisals and evaluations used to support real estate-related financial transactions, as amended from time to time. Any Appraisal ordered by the applicable Master Servicer or applicable Special Servicer shall be performed by an Independent MAI-designated appraiser.

“Appraisal Reduction Amount”: For any Distribution Date and for any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Companion Loan, or Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the applicable Special Servicer (prior to the occurrence of a Consultation Termination Event and only with respect to any Mortgage Loan or Whole Loan other than an Excluded Loan) in consultation with the Directing Certificateholder, and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the Directing Certificateholder (only with respect to a Mortgage Loan or Whole Loan other than an Excluded Loan) and the Operating Advisor and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the Operating Advisor), as of the first Determination Date that is at least ten (10) Business Days following the date on which the applicable Special Servicer receives an Appraisal (together with information requested by the applicable Special Servicer from the applicable Master Servicer in accordance with this Agreement reasonably necessary to calculate the Appraisal Reduction Amount) or conducts a valuation described below, equal to the excess of (a) the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan over (b) the excess of (i) the sum of (A) 90% of the Appraised Value of the related Mortgaged Property as determined (1) by one or more Appraisals obtained by the applicable Special Servicer with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan, as the case may be, with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which shall be paid by the applicable Master Servicer as an Advance) or (2) by an internal valuation performed by the applicable Special Servicer (or at the applicable Special Servicer’s election, by one or more MAI appraisals obtained by such Special Servicer) with respect to any Mortgage Loan (together with any other Mortgage Loan cross collateralized with such Mortgage Loan) or Serviced Whole Loan, as the case may be, with an outstanding principal balance less than $2,000,000, minus, with respect to any Appraisals, such downward adjustments as the applicable Special Servicer may make (without implying any obligation to do so) based upon its review of the Appraisal and any other information it deems relevant; provided that, in the case of an NCB

Co-op Mortgage Loan, such Appraised Value shall be determined (I) except as provided in clause (III) below, in the case of each Mortgaged Property other than the Mortgage Loan listed in the Mortgage Loan Schedule as “University Towers Owners Corporation”, assuming such Mortgaged Property is operated as a residential cooperative with such value, in general, to equal the sum of (x) the gross sellout value of all cooperative units in such Mortgage Loan (applying a discount for units that are subject to existing rent regulated or rent controlled rental tenants as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (y) the amount of the underlying debt encumbering such residential cooperative property, (II) in the case of the Mortgage Loan listed in the Mortgage Loan Schedule as “University Towers Owners Corporation”, assuming such Mortgaged Property is operated as a multifamily rental property and (III) if the applicable Special Servicer determines, in accordance with the Servicing Standard, that there is no reasonable expectation that the related Mortgaged Property will be operated as a residential cooperative following any work-out or liquidation of the related Mortgage Loan, assuming such Mortgaged Property is operated as a multifamily rental property and (B) all escrows, letters of credit and reserves in respect of such Mortgage Loan or Serviced Whole Loan, as applicable, as of the date of calculation over (ii) the sum of, as of the Due Date occurring in the month of the date of determination, (A) to the extent not previously advanced by the applicable Master Servicer or the Trustee, all unpaid interest due on such Mortgage Loan or Serviced Whole Loan, as the case may be, at a per annum rate equal to its Mortgage Rate (and, with respect to any AB Whole Loan, any accrued and unpaid interest on the related AB Subordinate Companion Loan, as applicable), (B) all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan, as applicable, not reimbursed from proceeds of such Mortgage Loan or Serviced Whole Loan, as applicable, and interest thereon at the Reimbursement Rate in respect of such Mortgage Loan or Serviced Whole Loan, as applicable, and (C) all currently due and unpaid real estate taxes, assessments, insurance premiums, ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan, as the case may be (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable); provided, however, that without limiting the applicable Special Servicer’s obligation to order and obtain such Appraisal or perform such valuation, if the applicable Special Servicer has not obtained an Appraisal or performed such valuation, as applicable, referred to above within sixty (60) days of the Appraisal Reduction Event (or with respect to the Appraisal Reduction Events set forth in clauses (i) and (vi) of the definition of Appraisal Reduction Event, within one hundred twenty (120) days (in the case of clause (i)) or ninety (90) days or one hundred twenty (120) days, as applicable (in case of clause (vi)) after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount shall be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan or Serviced Whole Loan, as applicable, until such time as such appraisal or valuation referred to above is received by the applicable Special Servicer and the Appraisal Reduction Amount is calculated as of the first Determination Date that is at least ten (10) Business Days thereafter. Within sixty (60) days after the Appraisal Reduction Event, the applicable Special Servicer shall order and use reasonable efforts to receive an Appraisal (the cost of which shall be paid by the applicable Master Servicer as a Servicing Advance); provided, further, however, that with respect to an Appraisal Reduction Event as set forth in clause (i) of the definition of Appraisal Reduction Event, the applicable Special Servicer shall order and use reasonable efforts to receive such Appraisal within the one hundred twenty (120) day period set forth in such clause (i), and with respect to an Appraisal Reduction Event as set forth in clause (vi) of the definition of Appraisal Reduction Event, the applicable Special Servicer shall order and use reasonable efforts to receive such Appraisal within the ninety (90) day period or one hundred twenty (120) day period, as applicable, set forth in such clause (vi); provided, further, however, that in no event shall the applicable Special Servicer be required to order any such Appraisal prior to the conclusion of such sixty (60), ninety (90), or one hundred twenty (120) day period, as applicable, and in each case, the related Appraisal shall be promptly delivered in electronic format by the applicable Special Servicer to the applicable Master Servicer, the Directing Certificateholder (but only prior to the occurrence of a Consultation Termination Event), the Certificate Administrator and the Trustee. In connection with any Appraisal Reduction Amount, the applicable Master Servicer shall provide the applicable Special Servicer with the information as set forth in Section 4.05(c) within four (4) Business Days of its receipt of any such request. No Master Servicer will calculate Appraisal Reduction Amounts.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the existence and identity of the Controlling Class pursuant to Section 4.05(a) hereof, the Appraised Value for the related Mortgaged Property determined in connection with clause (b)(i)(A)(1) or clause (b)(i)(A)(2) of the first paragraph of this definition shall be determined on an “as-is” basis.

Notwithstanding anything herein to the contrary, the aggregate Appraisal Reduction Amount related to a Mortgage Loan or the related REO Property will be reduced to zero as of the date on which Mortgage Loan is paid in full, liquidated, repurchased or otherwise removed from the Trust or as otherwise set forth in Section 4.05(d).

Any Appraisal Reduction Amount in respect of a Non-Serviced Whole Loan shall be calculated by the applicable party under and in accordance with and pursuant to the terms of the applicable Non-Serviced PSA, and the applicable Special Servicer and the Certificate Administrator are entitled to conclusively rely on such calculation.

“Appraisal Reduction Event”: With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Companion Loan, and Serviced Whole Loan, the earliest of (i) one hundred twenty (120) days after an uncured delinquency (without regard to the application of any Grace Period), other than any uncured delinquency in respect of a Balloon Payment, occurs in respect of such Mortgage Loan or Serviced Companion Loan or Serviced Whole Loan, as applicable, (ii) the date on which a reduction in the amount of Periodic Payments on such Mortgage Loan, Serviced Companion Loan or Serviced Whole Loan, as applicable, or a change in any other material economic term of such Mortgage Loan or Serviced Companion Loan or Serviced Whole Loan, as applicable (other than an extension of the Maturity Date), becomes effective as a result of a modification of such Mortgage Loan or Serviced Companion Loan or Serviced Whole Loan, as applicable, by the applicable Special Servicer, (iii) thirty (30) days after the date on which a receiver has been appointed for the Mortgaged Property, (iv) thirty (30) days after the date on which a Mortgagor or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time), (v) sixty (60) days after the date on which an involuntary petition of bankruptcy is filed with respect to a Mortgagor if not dismissed within such time, (vi) ninety (90) days after an uncured delinquency occurs in respect of a Balloon Payment with respect to such Mortgage Loan or Serviced Companion Loan or Serviced Whole Loan, as applicable, except where a refinancing is anticipated within one hundred twenty (120) days after the Maturity Date of the Mortgage Loan or Serviced Companion Loan or Serviced Whole Loan, as applicable, in which case one hundred twenty (120) days after such uncured delinquency, and (vii) immediately after such Mortgage Loan or Serviced Companion Loan or Serviced Whole Loan, as applicable, becomes an REO Loan; provided that the thirty (30) day period referenced in clauses (iii) and clause (iv) shall not apply if the related Mortgage Loan is a Specially Serviced Loan; provided, further, however, that an Appraisal Reduction Event shall not occur at any time when the aggregate Certificate Balances of all Classes of Subordinate Certificates have been reduced to zero. The applicable Special Servicer shall notify the applicable Master Servicer, the Directing Certificateholder, and the Operating Advisor, or the applicable Master Servicer shall notify the applicable Special Servicer and the Operating Advisor, as applicable, promptly upon such Person having notice or knowledge of the occurrence of any of the foregoing events. The obligation to obtain an Appraisal following the occurrence of an Appraisal Reduction Event shall be subject to the provisions of Section 4.05 hereof.

“Appraisal Review Period”: As defined in Section 4.05(b)(ii).

“Appraised-Out Class”: As defined in Section 4.05(b)(i).

“Appraised Value”: (i) With respect to any Mortgaged Property (other than a Non-Serviced Mortgaged Property and a Mortgaged Property securing an NCB Co-op Mortgage Loan), the appraised value thereof as determined by the most recent Appraisal of the Mortgaged Property securing the related Mortgage Loan, Serviced Whole Loan, or AB Whole Loan, as applicable, (ii) with respect to each Mortgaged Property securing an NCB Co-op Mortgage Loan, the appraised value thereof based upon the most recent Appraisal obtained or conducted, as appropriate, pursuant to this Agreement and determined as if such property were operated as a residential cooperative (such “Appraised Value” generally equals the sum of (x) the gross sellout value of all cooperative units in such residential cooperative property (applying a discount for units that are subject to existing rent-regulated or rent-controlled rental tenants as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (y) the amount of the underlying debt encumbering such residential cooperative property) and (iii) with respect to a Non-Serviced Mortgaged Property, the appraised value allocable thereto, as determined pursuant to the applicable Non-Serviced PSA.

“Arbitration Rules”: As defined in Section 2.03(n)(i).

“Arbitration Services Provider”: As defined in Section 2.03(n)(i).

“ARD Loan”: Any Mortgage Loan that is identified on the Mortgage Loan Schedule as having an Anticipated Repayment Date and Revised Rate. As of the Closing Date, there are no ARD Loans in the Trust Fund. References to “ARD Loan”, “Revised Rate” and “Anticipated Repayment Date” should be disregarded.

“Asset Representations Reviewer”: Pentalpha Surveillance LLC, a Delaware limited liability company, and its successors-in-interest.

“Asset Representations Reviewer Asset Review Fee”: As defined in Section 12.02(b).

“Asset Representations Reviewer Fee”: As defined in Section 12.02(a).

“Asset Representations Reviewer Fee Rate”: As defined in Section 12.02(a).

“Asset Representations Reviewer Termination Event”: As defined in Section 12.05(a).

“Asset Representations Reviewer Upfront Fee”: As defined in Section 12.02(a).

“Asset Review”: A review of the compliance of each Delinquent Loan with certain representations and warranties of the applicable Mortgage Loan Seller, in accordance with the Asset Review Standard and the procedures set forth on Exhibit QQ hereto.

“Asset Review Notice”: As defined in Section 12.01(a).

“Asset Review Quorum”: In connection with any solicitation of votes to authorize an Asset Review as described in Section 12.01(a), the Certificateholders evidencing at least 5% of the aggregate Voting Rights represented by all of the Certificates.

“Asset Review Report”: As defined in Section 12.01(b)(viii), a report setting forth the findings and conclusions of an Asset Review substantially in the form attached hereto as Exhibit OO.

“Asset Review Report Summary”: As defined in Section 12.01(b)(viii), a summary report setting forth the conclusions of an Asset Review Report substantially in the form attached hereto as Exhibit PP.

“Asset Review Standard”: The performance by the Asset Representations Reviewer of its duties under this Agreement in good faith subject to the express terms of this Agreement. All determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review shall be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

“Asset Review Trigger”: Any time when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the Trust as of the end of the applicable Collection Period are Delinquent Loans or (2) at least fifteen (15) Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the Trust as of the end of the applicable Collection Period.

“Asset Review Vote Election”: As defined in Section 12.01(a).

“Asset Status Report”: As defined in Section 3.19(d).

“Assignment” and “Assignments”: Each as defined in Section 2.01(c).

“Assignment of Leases”: With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar instrument executed by the Mortgagor, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

“Assignment of Mortgage”: With respect to any Mortgaged Property, an assignment of Mortgage without recourse, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to reflect of record the assignment of the Mortgage, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgages encumbering Mortgaged Properties located in the same jurisdiction, if permitted by law and acceptable for recording.

“Assumed Scheduled Payment”: For any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its Balloon Payment or any REO Loan (excluding, for purposes of determining or making P&I Advances, the portion allocable to any related Companion Loan), an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by the related Mortgage Note or the original amortization schedule of such Mortgage Loan (as calculated with interest at the related Mortgage Rate), if applicable, assuming such Balloon Payment has not become due, after giving effect to any reduction in the principal balance thereof occurring in connection with a modification of such Mortgage Loan in connection with a default or bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of such Mortgage Loan or REO Loan (excluding, for purposes of determining P&I Advances, the portion allocable to any related Companion Loan) at the applicable Mortgage Rate (net of interest at the Servicing Fee Rate and the related Non-Serviced Primary Servicing Fee Rate, if applicable).

“Authenticating Agent”: The Certificate Administrator or any agent of the Certificate Administrator appointed to act as Authenticating Agent pursuant to Section 5.02(a).

“Available Funds”: With respect to any Distribution Date, an amount equal to the sum of (without duplication):

(a)          the aggregate amount of all cash received on the Mortgage Loans (in the case of a Non-Serviced Mortgage Loan, only to the extent received by the Trust pursuant to the related Non-Serviced PSA and/or the related Non-Serviced Intercreditor

Agreement) (including the portion of Loss of Value Payments deposited into the Collection Accounts pursuant to Section 3.05(g) of this Agreement) and any REO Property (including Compensating Interest Payments with respect to the Mortgage Loans required to be deposited by the Master Servicers pursuant to Section 3.17(a)) on deposit in the Collection Accounts (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Accounts that is held for the benefit of the Companion Holders) as of the close of business on the related P&I Advance Date, exclusive of (without duplication):

(i)         all Periodic Payments paid by the Mortgagors of a Mortgage Loan that are due on a Due Date following the end of the related Collection Period, excluding interest relating to payments prior to, but due after, the Cut-off Date;

(ii)        all unscheduled Principal Prepayments (together with any related payments of interest allocable to the period following the related Due Date for the related Mortgage Loan), Liquidation Proceeds, Insurance and Condemnation Proceeds and other unscheduled recoveries, in each case, received subsequent to the related Determination Date (or, with respect to voluntary Principal Prepayments for each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

(iii)       (A) all amounts payable or reimbursable to any Person from the Collection Accounts pursuant to clauses (ii) through (xviii), inclusive, and (xxi) of Section 3.05(a); (B) all amounts payable or reimbursable to any Person from the Lower-Tier REMIC Distribution Account pursuant to clauses (ii) through (vii), inclusive, of Section 3.05(b); and (C) any Net Investment Earnings contained therein;

(iv)       with respect to the Actual/360 Mortgage Loans and any Distribution Date relating to each Interest Accrual Period occurring in (1) each February or (2) any January in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), an amount equal to one (1) day of interest on the Stated Principal Balance of such Mortgage Loan as of the Due Date in the month preceding the month in which such Distribution Date occurs at the related Mortgage Rate to the extent such amounts are Withheld Amounts;

(v)        all Prepayment Premiums and Yield Maintenance Charges allocable to the Mortgage Loans;

(vi)       all amounts deposited in the Collection Accounts in error; and

(vii)      any Penalty Charges allocable to the Mortgage Loans;

(b)           if and to the extent not already included in clause (a) hereof, the aggregate amount transferred from the REO Accounts allocable to the Mortgage Loans to the Collection Accounts for such Distribution Date pursuant to Section 3.14(c);

(c)           the aggregate amount of any Compensating Interest Payments made by the Master Servicers in respect of the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the Master Servicers or the Trustee, as applicable, with respect to the Mortgage Loans and the Distribution Date (net of the related Certificate Administrator Fee, Operating Advisor Fee, Asset Representations Reviewer Fee, CREFC® Intellectual Property Royalty License Fee and Trustee Fee with respect to the Mortgage Loans for which such P&I Advances are made) pursuant to Section 4.03 or Section 7.05; and

(d)          with respect to each Actual/360 Mortgage Loan and any Distribution Date occurring in each March (or February, if the related Distribution Date is the final Distribution Date), the Withheld Amounts remitted to the Lower-Tier REMIC Distribution Account pursuant to Section 3.21(b).

Notwithstanding the investment of funds held in the Collection Accounts pursuant to Section 3.06, for purposes of calculating the Available Funds, the amounts so invested shall be deemed to remain on deposit in such accounts.

“Balloon Mortgage Loan”: Any Mortgage Loan or Companion Loan that by its original terms or by virtue of any modification entered into as of the Closing Date provides for an amortization schedule for such Mortgage Loan or Companion Loan extending beyond its Maturity Date.

“Balloon Payment”: With respect to any Balloon Mortgage Loan, as of any date of determination, the Periodic Payment payable on the Maturity Date of such Balloon Mortgage Loan.

“Bankruptcy Code”: The federal Bankruptcy Code, as amended from time to time (Title 11 of the United States Code).

“Barclays”: Barclays Bank PLC, in its capacity as a Mortgage Loan Seller, and its successors in interest.

“Base Interest Fraction”: As defined in Section 4.01(e).

“BBSG 2016-MRP Trust and Servicing Agreement”: The trust and servicing agreement, dated as of June 1, 2016, among Barclays Commercial Mortgage Securities LLC, as depositor, Wells Fargo Bank, National Association, as servicer, Torchlight Loan Services, LLC, as special servicer, and U.S. Bank National Association, as trustee, certificate administrator and custodian, as from time to time amended, supplemented or modified, relating to the issuance of the BBSG 2016-MRP Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-MRP.

“BACM 2016-UBS10 Pooling and Servicing Agreement”: The pooling and servicing agreement, dated as of June 1, 2016, among Banc of America Merrill Lynch Commerical Mortgage Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator, Wilmington Trust, National Association, as trustee, and

Park Bridge Lender Services LLC, as operating advisor and asset representations reviewer, as from time to time amended, supplemented or modified relating to the issuance of the Bank of America Merrill Lynch Commercial Mortgage Trust 2016-UBS10, Commercial Mortgage Pass-Through Certificates, Series 2016-UBS10.

“Book-Entry Certificate”: Any Certificate registered in the name of the Depository or its nominee.

“Borrower Party”: A borrower, a Mortgagor, a manager of a Mortgaged Property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any Borrower Party Affiliate. For the avoidance of doubt, with respect to an NCB Co-op Mortgage Loan, a person shall not be considered an agent, principal, partner, member, joint venturer, limited partner, employee, representative, director, trustee, advisor or investor in or of a borrower solely by reason of such person holding one or more cooperative unit loans that are secured by direct equity interests in the related borrower or owning one or more residential cooperative units comprising the related Mortgaged Property as a result of any foreclosure, transfer in lieu of foreclosure or other exercise of remedies with respect to any such unit loan(s).

“Borrower Party Affiliate”: With respect to a borrower, a Mortgagor, a manager of a Mortgaged Property or a mezzanine lender that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, (a) any other Person controlling or controlled by or under common control with such borrower, Mortgagor, manager or mezzanine lender, as applicable, or (b) any other Person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, Mortgagor, manager or mezzanine lender, as applicable. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Borrower-Related Party”: As defined in Section 3.32(a).

“Breach”: With respect to any Mortgage Loan, a breach of any representation or warranty with respect to such Mortgage Loan set forth in Section 4(b) of the related Mortgage Loan Purchase Agreement.

“Business Day”: Any day other than a Saturday, a Sunday or a day on which banking institutions in Maryland, North Carolina, New York, California, or the city and state in which the Corporate Trust Office of the Trustee or the Certificate Administrator, or the principal place of business or principal commercial mortgage loan servicing office of either Master Servicer or either Special Servicer is located, or the New York Stock Exchange or the Federal Reserve System of the United States of America are authorized or obligated by law or executive order to remain closed.

“CERCLA”: The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate”: Any one of the Depositor’s Commercial Mortgage Pass-Through Certificates, Series 2016-C35, as executed and delivered by the Certificate Registrar and authenticated and delivered hereunder by the Authenticating Agent.

“Certificate Administrator”: Wells Fargo Bank, National Association, in its capacity as certificate administrator, or if any successor certificate administrator is appointed thereto pursuant to Section 5.08 or any successor certificate administrator appointed hereunder. Wells Fargo Bank, National Association shall perform the certificate administrator role through its Corporate Trust Services division.

“Certificate Administrator Fee”: The fee to be paid to the Certificate Administrator as compensation for the Certificate Administrator’s activities under this Agreement; provided that the Certificate Administrator Fee includes the Trustee Fee, and the Certificate Administrator shall pay the Trustee Fee to the Trustee.

“Certificate Administrator Fee Rate”: The Certificate Administrator Fee shall be equal to the product of the rate equal to 0.0059% per annum and the Stated Principal Balance of the related Mortgage Loan (calculated in the same manner as interest is calculated on the related Mortgage Loan) or REO Loan (other than the portion of an REO Loan related to any Companion Loan) as of the preceding Distribution Date. The Certificate Administrator Fee includes the Trustee Fee.

“Certificate Administrator’s Website”: The Certificate Administrator’s Internet website, which shall initially be located at “www.ctslink.com”.

“Certificate Balance”: With respect to any Class of Principal Balance Certificates and the Class A-4FX Regular Interest, (i) on or prior to the first Distribution Date, an amount equal to the Original Certificate Balance of such Class of Principal Balance Certificates as specified in the Preliminary Statement hereto and (ii) as of any date of determination after the first Distribution Date, the Certificate Balance of such Class of Principal Balance Certificates or the Class A-4FX Regular Interest on the Distribution Date immediately prior to such date of determination (determined as adjusted pursuant to Section 1.02(iii)). The aggregate Certificate Balance of the Class A-4FL and Class A-4FX Certifcates shall be equal at all times to the Certificate Balance of the Class A-4FX Regular Interest.

“Certificate Factor”: With respect to any Class of Certificates (other than the Class R Certificates), as of any date of determination, a fraction, expressed as a decimal carried to at least eight (8) places, the numerator of which is the then related Certificate Balance or Notional Amount, and the denominator of which is the related Original Certificate Balance.

“Certificate Owner”: With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

“Certificate Register” and “Certificate Registrar”: The register maintained and registrar appointed pursuant to Section 5.03(a).

“Certificateholder” or “Holder”: The Person in whose name a Certificate is registered in the Certificate Register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to this Agreement, any Certificate registered in the name of or beneficially owned by either Master Servicer, either Special Servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the Trustee, the Certificate Administrator, the Depositor, any Mortgage Loan Seller, a Mortgagor, a Borrower Party or any Affiliate of any of such Persons shall be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class Certificates owned by an Excluded Controlling Class Holder shall not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class Certificates owned by the General Special Servicer or an Affiliate thereof shall not be deemed to be outstanding as to the General Special Servicer or such Affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions shall not apply in the case of either Master Servicer, either Special Servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the Trustee, the Certificate Administrator, the Depositor, any Mortgage Loan Seller or any Affiliate of any of such Persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities hereunder or waive a Servicer Termination Event or trigger an Asset Review (with respect to an Asset Review and any Mortgage Loan Seller, solely with respect any related Mortgage Loan subject to the Asset Review); provided, further, that so long as there is no Servicer Termination Event with respect to a Master Servicer or a Special Servicer, as applicable, such Master Servicer and such Special Servicer or any such Affiliate thereof shall be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities hereunder; and provided, further, that such restrictions shall not apply to (i) the exercise of either Special Servicer’s, either Master Servicer’s or any Mortgage Loan Seller’s rights, if any, or any of their Affiliates as a member of the Controlling Class or (ii) any Affiliate of the Depositor, either Master Servicer, either Special Servicer, the Trustee or the Certificate Administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the Depositor, such Master Servicer, such Special Servicer, the Trustee or the Certificate Administrator, as applicable. The Trustee and the Certificate Administrator shall each be entitled to request and rely upon a certificate of any Master Servicer, any Special Servicer or the Depositor in determining whether a Certificate is registered in the name of an Affiliate of such Person. All references herein to “Holders” or “Certificateholders” shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the Depository and the Depository Participants, except as otherwise specified herein; provided, however, that the parties hereto shall be required to recognize as a “Holder” or “Certificateholder” only the Person in whose name a Certificate is registered in the Certificate Register. The Trustee shall be the Holder of the Lower-Tier Regular Interests for the benefit of the Certificateholders.

“Certificateholder Quorum”: The Holders of Certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the Asset Representations Reviewer, the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the Certificates) of all Principal Balance Certificates on an aggregate basis.

“Certificateholder Repurchase Request”: As defined in Section 2.03(k)(i).

“Certification Parties”: As defined in Section 11.06.

“Certification Party”: Any one of the Certification Parties.

“Certifying Person”: As defined in Section 11.06.

“Certifying Servicer”: As defined in Section 11.09.

“Class”: (i) Any and all Certificates bearing the same alphabetical or alphanumeric Class designation, (ii) the Class A-4FX Regular Interest and (iii) each designated Lower-Tier Regular Interest.

“Class A Certificate”: Any Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-4FL, Class A-4FX and Class A-S Certificate.

“Class A-1 Certificate”: A Certificate designated as “Class A-1” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-1 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 1.3920%.

“Class A-2 Certificate”: A Certificate designated as “Class A-2” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-2 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 2.4950%.

“Class A-3 Certificate”: A Certificate designated as “Class A-3” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-3 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 2.6740%.

“Class A-4 Certificate”: A Certificate designated as “Class A-4” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-4 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 2.9310%.

“Class A-4FL Certificate”: A Certificate designated as “Class A-4FL” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing an undivided beneficial interest in the portion of the Grantor Trust consisting of the Class A-4FL Specific Grantor Trust Assets and the proceeds thereof.

“Class A-4FL Exchange Date”: As defined in Section 5.09(b).

“Class A-4FL Exchange Notice”: As defined in Section 5.09(a)(iv).

“Class A-4FL Fixed Swap Payment”: With respect to any Distribution Date, the sum of the “Fixed Amount” and any “Additional Fixed Amount II” required to be paid to the Swap Counterparty by the Trust under the Class A-4FL Swap Contract.

“Class A-4FL Floating Swap Payment”: With respect to any Distribution Date, the sum of the “Floating Amount” and any “Additional Floating Amount” required to be paid to the Trust by the Swap Counterparty under the Class A-4FL Swap Contract.

“Class A-4FL Interest Distribution Amount”: With respect to any Distribution Date and the Class A-4FL Certificates, (A) the sum of (i) the interest accrued during the related Interest Accrual Period at the Pass-Through Rate with respect to the Class A-4FL Certificates applicable for such Distribution Date on the Certificate Balance outstanding immediately prior to such Distribution Date of such Class and (ii) the Interest Shortfall, if any, with respect to the Class A-4FL Certificates for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to the Class A-4FL Certificates on such Distribution Date; provided, however, that if a Class A-4FL Swap Conversion Event has occurred and is continuing, then interest on the Class A-4FL Certificates will accrue at the Pass-Through Rate applicable to the Class A-4FX Regular Interest for purposes of clause (A)(i) of this definition.

“Class A-4FL Net Swap Payment”: With respect to the related Interest Accrual Period, the excess, if any, of (i) the Class A-4FL Fixed Swap Payment over (ii) the Class A-4FL Floating Swap Payment.

“Class A-4FL Pass-Through Rate”: With respect to any Distribution Date for which a Class A-4FL Swap Conversion Event has not occurred and is not continuing, a per annum rate equal to LIBOR plus 1.0500%, and with respect to any Distribution Date on which a Class A-4FL Swap Conversion Event has occurred and is continuing, a per annum rate equal to the Class A-4FX Regular Interest Pass-Through Rate; provided, further, that if such per annum rate is determined to be below zero, the per annum rate will be deemed to be zero.

“Class A-4FL Percentage Interest”: As of any date of determination, with respect to the Class A-4FL Certificates, a percentage interest equal to a fraction, the numerator of which is the Certificate Balance of the Class A-4FL Certificates on such date, and the denominator of which is the Certificate Balance of the Class A-4FX Regular Interest on such date.

“Class A-4FL Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the product of (i) the Class A-4FL Percentage Interest and (ii) the Class A-4FX/A-4FL Principal Distribution Amount for such Distribution Date.

“Class A-4FL Specific Grantor Trust Assets”: The portion of the Trust consisting of: (i) the Class A-4FL Percentage Interest of the Class A-4FX Regular Interest, (ii) the Class A-4FL Swap Contract and (iii) the Class A-4FL Sub-Account and amounts held from time to time in the Class A-4FL Sub-Account that represent distributions of the Class A-4FL Percentage Interest in the Class A-4FX Regular Interest and payments received from the Swap Counterparty under the Class A-4FL Swap Contract.

“Class A-4FL Sub-Account”: As defined in Section 3.04(g).

“Class A-4FL Swap Contract”: With respect to the Class A-4FL Certificates, the 1992 ISDA Master Agreement, together with the related schedule and confirmation thereto (including questionnaires), dated as of July 28, 2016, by and among the Swap Counterparty and the Certificate Administrator, solely in its capacity as Certificate Administrator, on behalf of the Trust (a copy of which is attached hereto as Exhibit UU).

“Class A-4FL Swap Conversion Event”: Either (a) a failure on the part of the Swap Counterparty to make a required payment to the Trust under the Class A-4FL Swap Contract or (b) an early termination date is designated under the Class A-4FL Swap Contract in accordance with its terms and a replacement interest rate swap contract on substantially the same terms has not been entered into by the Trust.

“Class A-4FL Swap Default”: Any (a) failure on the part of the Swap Counterparty to either (i) post acceptable collateral or (ii) find an acceptable replacement swap counterparty after a Rating Agency Trigger Event has occurred as required by the Class A-4FL Swap Contract, (b) failure on the part of the Swap Counterparty to make a required payment to the Trust under the Class A-4FL Swap Contract, or (c) occurrence of any other event of default or termination event with respect to the Swap Counterparty under the Class A-4FL Swap Contract in accordance with its terms.

“Class A-4FL Swap Termination Payments”: Any termination payments payable by the Swap Counterparty to the Trust in connection with the termination of the Class A-4FL Swap Contract in accordance with the terms of the Class A-4FL Swap Contract.

“Class A-4FX Certificate”: A Certificate designated as “Class A-4FX” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing an undivided beneficial interest in the portion of the Grantor Trust consisting of the Class A-4FX Specific Grantor Trust Assets and the proceeds thereof.

“Class A-4FX Interest Distribution Amount”: With respect to any Distribution Date and the Class A-4FX Certificates, (A) the sum of (i) the interest accrued during the related Interest Accrual Period at the Pass-Through Rate with respect to the Class A-4FX Certificates applicable for such Distribution Date on the Certificate Balance outstanding immediately prior to such Distribution Date of such Class and (ii) the Interest Shortfall, if any, with respect to the

Class A-4FX Certificates for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to the Class A-4FX Certificates on such Distribution Date.

“Class A-4FX Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 2.9310%.

“Class A-4FX Percentage Interest”: As of any date of determination, with respect to the Class A-4FX Certificates, a percentage interest equal to a fraction, the numerator of which is the Certificate Balance of the Class A-4FX Certificates on such date, and the denominator of which is the Certificate Balance of the Class A-4FX Regular Interest on such date.

“Class A-4FX Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the product of (i) the Class A-4FX Percentage Interest and (ii) the Class A-4FX/A-4FL Principal Distribution Amount for such Distribution Date.

“Class A-4FX Regular Interest”: The uncertificated interest corresponding to the Class A-4FX Certificates and the Class A-4FL Certificates and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-4FX Regular Interest Distribution Account”: The trust account or accounts created and maintained as a subaccount of the Distribution Account by the Certificate Administrator (on behalf of the Trustee) pursuant to Section 3.04(b), which shall be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35, Class A-4FX Regular Interest Distribution Account” and which must be an Eligible Account (or a subaccount of an Eligible Account). The Class A-4FX Regular Interest Distribution Account shall not be an asset of either Trust REMIC, but rather shall be an asset of the Grantor Trust.

“Class A-4FX Regular Interest Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to a fixed rate of 2.9310%.

“Class A-4FX Specific Grantor Trust Assets”: The portion of the Trust consisting of: (i) the Class A-4FX Percentage Interest of the Class A-4FX Regular Interest and (ii) the Class A-4FX Sub-Account and amounts held from time to time in the Class A-4FX Sub-Account that represent distributions of the Class A-4FX Percentage Interest in the Class A-4FX Regular Interest.

“Class A-4FX Sub-Account”: As defined in Section 3.04(g).

“Class A-4FX/A-4FL Available Funds”: With respect to any Distribution Date, an amount equal to the total amount of all principal and/or interest distributions, as well as any other distributions or reimbursements (other than Yield Maintenance Charges and Prepayment Premiums), properly made on or in respect of the Class A-4FX Regular Interest with respect to such Distribution Date.

“Class A-4FX/A-4FL Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the amount of principal distributed pursuant to Section 4.01(a) in respect of the Class A-4FX Regular Interest on such Distribution Date.

“Class A-S Certificate”: A Certificate designated as “Class A-S” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-S Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 3.1840%.

“Class A-SB Certificate”: A Certificate designated as “Class A-SB” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-SB Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 2.7880%.

“Class A-SB Planned Principal Balance”: With respect to any Distribution Date, the planned principal amount for such Distribution Date specified in Schedule 2 hereto relating to the Class A-SB Certificates.

“Class B Certificate”: A Certificate designated as “Class B” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class B Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 3.4380%.

“Class C Certificate”: A Certificate designated as “Class C” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class C Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the lesser of (i) 4.1760 % and (ii) the Weighted Average Net Mortgage Rate for such Distribution Date.

“Class D Certificate”: A Certificate designated as “Class D” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class D Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 3.1420%.

“Class E Certificate”: A Certificate designated as “Class E” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class E Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Rate for such Distribution Date.

“Class F Certificate”: A Certificate designated as “Class F” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class F Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Rate for such Distribution Date.

“Class G Certificate”: A Certificate designated as “Class G” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class G Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Rate for such Distribution Date.

“Class LA1 Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LA2 Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LA3 Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LA4 Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LAS Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LASB Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LB Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LC Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LD Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LE Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LF Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LG Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LR Interest”: The uncertificated residual interest in the Lower-Tier REMIC, represented by the Class R Certificates.

“Class Percentage Interest”: The Class A-4FL Percentage Interest or the Class A-4FX Percentage Interest, as the case may be.

“Class R Certificate”: A Certificate designated as “Class R” on the face thereof in the form of Exhibit A-2 hereto, and evidencing the sole class of “residual interests” in each Trust REMIC for purposes of the REMIC Provisions.

“Class UR Interest”: The uncertificated residual interest in the Upper-Tier REMIC, represented by the Class R Certificates.

“Class X Certificates”: The Class X-A, Class X-B and Class X-D Certificates, as the context may require.

“Class X-A Certificate”: A Certificate designated as “Class X-A” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class X-A Notional Amount”: As of any date of determination, the aggregate of the Certificate Balances of the Class A Certificates (other than the Class A-4FL and Class A-4FX Certificates) and the Class A-4FX Regular Interest.

“Class X-A Pass-Through Rate”: The Pass-Through Rate for Class X-A Certificates for any Distribution Date will equal the excess, if any of (a) the Weighted Average Net Mortgage Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A Certificates (other than the Class A-4FL and Class A-4FX Certificates) and the Class A-4FX Regular Interest for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to the Distribution Date. The Pass-Through Rate applicable to the Class X-A Certificates for the initial Distribution Date shall be the rate set forth in the Preliminary Statement hereto.

“Class X-B Certificate”: A Certificate designated as “Class X-B” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class X-B Notional Amount”: As of any date of determination, the aggregate of the Certificate Balances of the Class B and Class C Certificates.

“Class X-B Pass-Through Rate”: The Pass-Through Rate for Class X-B Certificates for any Distribution Date will equal the excess, if any of (a) the Weighted Average Net Mortgage Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates of the Class B and Class C Certificates for such Distribution Date, weighted on the basis of their respective aggregate Certificate Balances immediately prior to the Distribution Date. The Pass-Through Rate applicable to the Class X-B Certificates for the initial Distribution Date shall be the rate set forth in the Preliminary Statement hereto.

“Class X-D Certificate”: A Certificate designated as “Class X-D” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class X-D Notional Amount”: As of any date of determination, the Certificate Balance of the Class D Certificates.

“Class X-D Pass-Through Rate”: The Pass-Through Rate for Class X-D Certificates for any Distribution Date will equal the excess, if any of (a) the Weighted Average Net Mortgage Rate for the related Distribution Date, over (b) the Pass-Through Rate of the Class D Certificates. The Pass-Through Rate applicable to the Class X-D Certificates for the initial Distribution Date shall be the rate set forth in the Preliminary Statement hereto.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act. The initial Clearing Agency shall be DTC.

“Clearstream”: Clearstream Banking, société anonyme or any successor thereto.

“Closing Date”: July 28, 2016.

“CMBS”: Commercial mortgage-backed securities.

“Code”: The Internal Revenue Code of 1986, as amended from time to time, and applicable final or temporary regulations of the U.S. Department of the Treasury issued pursuant thereto.

“Collateral Deficiency Amount” With respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related Mortgagor at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the applicable Master Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The applicable Special Servicer or the applicable Master Servicer, as the case may be, the Operating Advisor and the Certificate Administrator shall be entitled to conclusively rely on the applicable Special Servicer’s or the applicable Master Servicer’s, as the case may be, calculation or determination of any Collateral Deficiency Amount.

“Collection Account”: A segregated custodial account or accounts created and maintained by each Master Servicer pursuant to Section 3.04(a) on behalf of the Trustee for the benefit of the Certificateholders, which, with respect to the General Master Servicer, shall be entitled “Wells Fargo Bank, National Association, as General Master Servicer, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35, Collection Account” and, with respect to the NCB Master Servicer, shall be entitled “National Cooperative Bank, N.A., as NCB Master Servicer, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35, Collection Account”. Any such account or accounts shall be an Eligible Account. Subject to the related Intercreditor Agreement and taking into account that each Companion Loan is subordinate or pari passu, as applicable, to the related Serviced Mortgage Loan to the extent set forth in the related Intercreditor Agreement, the subaccount described in the second paragraph of Section 3.04(b) that is part of the applicable Collection Account shall be for the benefit of the related Companion Holder, to the extent funds on deposit in such subaccount are attributed to such Companion Loan and shall not be an asset of the Trust, any Trust REMIC or the Grantor Trust.

“Collection Period”: With respect to any Distribution Date and any Mortgage Loan or Companion Loan, the period commencing on the day immediately succeeding the Due Date for such Mortgage Loan or Companion Loan occurring in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan or Companion Loan occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a Business Day, any Periodic Payments received with respect to the Mortgage Loans or Companion Loan relating to such Collection Period on the Business Day immediately following such day shall be deemed to have been received during such Collection Period and not during any other Collection Period.

“Commission”: The Securities and Exchange Commission.

“Companion Distribution Account”: With respect to any Serviced Companion Loan, the separate account created and maintained by the Companion Paying Agent pursuant to Section 3.04(b) and held on behalf of the Companion Holders, which shall be entitled “Wells Fargo Bank, National Association, as Companion Paying Agent, for the benefit of the Companion Holders of the Companion Loans, relating to the Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35, Companion Distribution Account”. The Companion Distribution Account shall not be an asset of the Trust, any Trust REMIC or the Grantor Trust, but instead shall be held by the Companion Paying Agent on behalf of the Companion Holders. Any such account shall be an Eligible Account. Notwithstanding the foregoing, if the General Master Servicer and the Companion Paying Agent are the same entity, the Companion Distribution Account may be the subaccount referenced in the second paragraph of Section 3.04(b).

“Companion Holders”: Each of the holders of record of any Companion Loan.

“Companion Loan(s)”: As defined in the Preliminary Statement.

“Companion Loan Rating Agency”: Any NRSRO rating any class of Serviced Pari Passu Companion Loan Securities.

“Companion Paying Agent”: With respect to the Serviced Companion Loans, if any, the General Master Servicer in its role as Companion Paying Agent appointed pursuant to Section 3.27.

“Compensating Interest Payments”: With respect to each Master Servicer, an aggregate amount as of any Distribution Date equal to the lesser of (i) the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than Non-Serviced Mortgage Loans) for which such Master Servicer is acting as Master Servicer and any related Serviced Pari Passu Companion Loans (in each case other than any Specially Serviced Loan or any Mortgage Loan or related Serviced Pari Passu Companion Loan on which the applicable Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date and (ii) the aggregate of (A) that portion of such Master Servicer’s Servicing Fees for such Distribution Date that is, in the case of each Mortgage Loan (other than any Non-Serviced Mortgage Loans), Serviced Pari Passu Companion Loan and REO Loan for which such Master Servicer is acting as Master Servicer for which Servicing Fees are being paid to such Master Servicer for such Collection Period, calculated at a rate of 0.00250% per annum, (B) all Prepayment Interest Excesses received by such Master Servicer during such Collection Period with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) (and, so long as a Serviced Whole Loan is serviced hereunder, the related Serviced Pari Passu Companion Loan) for which such Master Servicer is acting as Master Servicer subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to such Master Servicer for such Collection Period received by such Master Servicer during such Collection Period with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) for which such Master Servicer is acting as Master Servicer or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative. However, if a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of either Master Servicer’s allowing the related Mortgagor to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding Principal Prepayments (other than (V) a Non-Serviced Mortgage Loan, (W) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (X) pursuant to applicable law or a court order or otherwise in such circumstances where the applicable Master Servicer is required to accept such Principal Prepayment in accordance with the Servicing Standard, (Y) at the request or with the consent of the applicable Special Servicer or, so long as no Control Termination Event has occurred and is continuing, and only with respect to Mortgage Loans other than Excluded Loans, the Directing Certificateholder or (Z) in connection with the payment of any Insurance and Condemnation Proceeds), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, such Master Servicer shall pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan, otherwise described in clause (i) above in connection with such Prohibited Prepayments. No Master Servicer will be required to make any Compensating Interest Payment as a result of any prepayments on Mortgage Loans for which it does not act as Master Servicer.

For the avoidance of doubt, Compensating Interest Payments attributable to a Serviced Whole Loan shall be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s), pro rata, in accordance with their respective principal balances.

“Consultation Termination Event”: At any date at which (i) no Class of Control Eligible Certificates exists where such Class’s aggregate Certificate Balance is at least equal to 25% of the Original Certificate Balance of that Class, in each case without regard to the application of any Cumulative Appraisal Reduction Amounts or (ii) a Holder of the Class E Certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder, and such rights have not been reinstated to a successor controlling class certificateholder pursuant to Section 3.23(l); provided that no Consultation Termination Event resulting solely from the operation of clause (ii) shall be deemed to have existed or be in continuance with respect to a successor Holder of Class E Certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided that no Consultation Termination Event may occur with respect to the Loan-Specific Directing Certificateholder related to a Servicing Shift Whole Loan and the term “Consultation Termination Event” shall not be applicable to the Loan-Specific Directing Certificateholder related to such Servicing Shift Whole Loan; provided, further, that a Consultation Termination Event shall not be deemed continuing in the event that the Certificate Balances of the Certificates other than the Control Eligible Certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans.

“Consumer Price Index for All Urban Consumers”: The “Consumer Price Index for All Urban Consumers” as published by the U.S. Department of Labor.

“Control Eligible Certificates”: Any of the Class E, Class F and Class G Certificates.

“Control Termination Event”: The occurrence of (i) the Certificate Balance of the Class E Certificates (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such Class in accordance with Section 4.05(a) hereof) being reduced to less than 25% of the Original Certificate Balance of such Class or (ii) a Holder of the Class E Certificates becoming the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to Section 3.23(l), provided that no Control Termination Event may occur with respect to the Loan-Specific Directing Certificateholder related to a Servicing Shift Whole Loan and the term “Control Termination Event” shall not be applicable to the Loan-Specific Directing Certificateholder related to such Servicing Shift Whole Loan; provided, further, that a Control Termination Event shall not be deemed continuing in the event that the Certificate Balances of the Certificates other than the Control Eligible Certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans.

“Controlling Class”: As of any date of determination, the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such Class in accordance with Section 4.05(a), at least equal to 25% of the Original Certificate Balance of that Class; provided, however, that if at any time the Certificate Balances of the Certificates other than the Control Eligible Certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the Controlling Class shall be the most subordinate class among the Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class G Certificates.

“Controlling Class Certificateholders”: Each Holder (or Certificate Owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Registrar, from time to time, upon request by any party hereto. The Depositor, the Trustee, either Master

Servicer, either Special Servicer or the Operating Advisor may from time to time request (the cost of which being an expense of the Trust) that the Certificate Administrator provide a list of the Holders (or Certificate Owners, if applicable) of the Controlling Class and the Certificate Administrator shall promptly provide such list without charge to such Depositor, Trustee, Master Servicer, Operating Advisor or Special Servicer, as applicable. The Trustee, Master Servicers, the Special Servicers and the Operating Advisor shall be entitled to rely on any such list so provided.

“Controlling Companion Loan”: With respect to a Servicing Shift Whole Loan, the related Companion Loan which, in accordance with the related Intercreditor Agreement, will be the “Lead Note” or similarly defined term as identified in the related Intercreditor Agreement after the securitization of such Pari Passu Companion Loan. As of the Closing Date, the Pinnacle II Pari Passu Note A-1 shall be a Controlling Companion Loan related to the Trust.

“Corporate Trust Office”: The principal corporate trust office of the Trustee and the Certificate Administrator at which at any particular time its corporate trust business with respect to this Agreement shall be administered, which office at the date of the execution of this Agreement is located (i) with respect to Certificate transfers and surrenders, at Wells Fargo Center, Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479-0113; (ii) with respect to the Trustee at 1100 North Market Street, Wilmington, Delaware 19890, Attention: CMBS Trustee WFCM 2016-C35; and (iii) for all other purposes, to the Certificate Administrator at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Corporate Trust Services (CMBS), WFCM Commercial Mortgage Securities Trust 2016-C35, telecopy number (410) 715-2380.

“Corrected Loan”: Any Specially Serviced Loan that has become current and remained current for three (3) consecutive Periodic Payments (for such purposes taking into account any modification or amendment of the related Mortgage Loan or Companion Loan, as applicable, whether by a consensual modification or in connection with a bankruptcy, insolvency or similar proceeding involving the Mortgagor), and (provided that no other Servicing Transfer Event has occurred with respect to such Mortgage Loan or Companion Loan during such preceding three (3) months, no additional default is foreseeable in the reasonable judgment of the applicable Special Servicer and no other event or circumstance exists that causes such Mortgage Loan or Companion Loan, as applicable, to otherwise constitute a Specially Serviced Loan) the servicing of which the applicable Special Servicer has returned to the applicable Master Servicer pursuant to Section 3.19(a).

“CREFC®”: The Commercial Real Estate Finance Council®, or any successor organization reasonably acceptable to the Certificate Administrator, each Master Servicer, each Special Servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder.

“CREFC® Advance Recovery Report”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Advance Recovery Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Appraisal Reduction Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Appraisal Reduction Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Bond Level File”: The data file in the “CREFC® Bond Level File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Collateral Summary File”: The data file in the “CREFC® Collateral Summary File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Comparative Financial Status Report”: The monthly report in “Comparative Financial Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Delinquent Loan Status Report”: The monthly report in the “Delinquent Loan Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Financial File”: The data file in the “CREFC® Financial File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Bond/Collateral Realized Loss Reconciliation Template” available and effective from time to time on the CREFC® Website.

“CREFC® Historical Liquidation Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Liquidation Loss Template” available and effective from time to time on the CREFC® Website.

“CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report”: The monthly report in the “Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Intellectual Property Royalty License Fee”: With respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Companion Loan) and for any Distribution Date, the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and shall be prorated for partial periods. For the avoidance of doubt, the CREFC® Intellectual Property Royalty License Fee shall be deemed payable by the Master Servicers from the Lower-Tier REMIC.

“CREFC® Intellectual Property Royalty License Fee Rate”: With respect to each Mortgage Loan and REO Loan, a rate equal to 0.0005% per annum.

“CREFC® Interest Shortfall Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest Shortfall Reconciliation Template” available and effective from time to time on the CREFC® Website.

“CREFC® Investor Reporting Package”: The collection of reports specified by the CREFC® from time to time as the “CREFC® Investor Reporting Package.” As of the Closing Date, the CREFC® Investor Reporting Package contains seven electronic files ((1) CREFC® Loan Setup File, (2) CREFC® Loan Periodic Update File, (3) CREFC® Property File, (4) CREFC® Bond Level File, (5) CREFC® Collateral Summary File, (6) CREFC® Financial File and (7) CREFC® Special Servicer Loan File) and nine surveillance reports ((1) CREFC® Servicer Watch List, (2) CREFC® Delinquent Loan Status Report, (3) CREFC® REO Status Report, (4) CREFC® Comparative Financial Status Report, (5) CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report, (6) CREFC® Operating Statement Analysis Report, (7) CREFC® NOI Adjustment Worksheet, (8) CREFC® Loan Level Reserve/LOC Report and (9) with respect to Mortgage Loans that have a Companion Loan, as applicable, the CREFC® Total Loan Report). In addition, the CREFC® Investor Reporting Package shall include the CREFC® Advance Recovery Report. In addition, the CREFC® Investor Reporting Package shall include the following nine templates: (1) CREFC® Appraisal Reduction Template, (2) CREFC® Servicer Realized Loss Template, (3) CREFC® Reconciliation of Funds Template, (4) CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template, (5) CREFC® Historical Liquidation Loss Template, (6) CREFC® Interest Shortfall Reconciliation Template, (7) CREFC® Loan Modification Report, (8) CREFC® Loan Liquidation Report and (9) CREFC® REO Liquidation Report. The CREFC® Investor Reporting Package shall be substantially in the form of, and containing the information called for in, the downloadable forms of the “CREFC® IRP” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information or reports as may from time to time be approved by the CREFC® for commercial mortgage-backed securities transactions generally. For the purposes of the production of the CREFC® Comparative Financial Status Report by the applicable Master Servicer or the applicable Special Servicer of any such report that is required to state information for any period prior to the Cut-off Date, the applicable Master Servicer or the applicable Special Servicer, as the case may be, may conclusively rely (without independent verification), absent manifest error, on information provided to it by the Mortgage Loan Sellers or by the related Mortgagor or (x) in the case of such a report produced by either Master Servicer, by the applicable Special Servicer (if other than such Master Servicer or an Affiliate thereof) and (y) in the case of such a report produced by either Special Servicer, by the applicable Master Servicer (if other than such Special Servicer or an Affiliate thereof).

“CREFC® License Agreement”: The License Agreement, in the form set forth on the website of CREFC® on the Closing Date, relating to the use of the CREFC® trademarks and trade names.

“CREFC® Loan Level Reserve/LOC Report”: The monthly report in the “CREFC® Loan Level Reserve/LOC Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Liquidation Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Liquidation Report” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Modification Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Modification Report” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Periodic Update File”: The data file in the “CREFC® Loan Periodic Update File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Setup File”: The data file in the “CREFC® Loan Setup File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® NOI Adjustment Worksheet”: The worksheet in the “NOI Adjustment Worksheet” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Operating Statement Analysis Report”: The report in the “Operating Statement Analysis Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Property File”: The data file in the “CREFC® Property File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Reconciliation of Funds Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Reconciliation of Funds Template” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® REO Liquidation Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “REO Liquidation Report” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® REO Status Report”: The monthly report in the “REO Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Servicer Realized Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Realized Loss Template” available and effective from time to time on the CREFC® Website.

“CREFC® Servicer Watch List”: A monthly report, as of each Determination Date, including and identifying each Non-Specially Serviced Loan satisfying the “CREFC® Portfolio Review Guidelines” approved from time to time by the CREFC® in the “CREFC® Servicer Watch List” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form (including other portfolio review guidelines) for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Special Servicer Loan File”: The data file in the “CREFC® Special Servicer Loan File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Total Loan Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Total Loan Report” available as of the Closing Date on the CREFC® Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be adopted by the CREFC® for commercial mortgage-backed securities transactions and is reasonably acceptable to the Master Servicers.

“CREFC® Website”: The CREFC® Website located at “www.crefc.org” or such other primary website as the CREFC® may establish for dissemination of its report forms.

“Cross-Over Date”: The Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Realized Losses to such Certificates.

“Crossed Mortgage Loan Group”: With respect to (i) any mortgage loan that consists of more than one commercial mortgage loan, the underlying group of loans that are cross-collateralized and cross-defaulted with each other and (ii) any two or more individual mortgage loans that are cross-collateralized and cross-defaulted with each other, such cross-collateralized and cross-defaulted mortgage loans. For the avoidance of doubt, there is no Crossed Mortgage Loan Group under this Agreement.

“Crossed Underlying Loan”: With respect to any Crossed Mortgage Loan Group, a mortgage loan that is cross-collateralized and cross-defaulted with one or more other mortgage loans within such Crossed Mortgage Loan Group. For the avoidance of doubt, there is no Crossed Underlying Loan under this Agreement.

“Crossed Underlying Loan Repurchase Criteria”: With respect to any Crossed Mortgage Loan Group as to which one or more (but not all) of the Crossed Underlying Loans therein are affected by a Material Defect (the Crossed Underlying Loan(s) in such Crossed Mortgage Loan Group affected by such Material Defect, for purposes of this definition, the “affected Crossed Underlying Loans” and the other Crossed Underlying Loan(s) in such Crossed Mortgage Loan Group, for purposes of this definition, the “remaining Crossed Underlying Loans”) (i) the debt service coverage ratio for all the remaining Crossed Underlying Loans for the four most recently reported calendar quarters preceding the repurchase or substitution shall not be less than the least of (a) 0.10x below the debt service coverage ratio for the Crossed Mortgage Loan Group (including the affected Crossed Underlying Loan(s)) set forth in Annex A-1 to the Prospectus, (b) the debt service coverage ratio for the Crossed Mortgage Loan Group (including the affected Crossed Underlying Loan(s)) for the four preceding calendar quarters preceding the repurchase or replacement and (c) 1.25x, (ii) the loan-to-value ratio for all the remaining Crossed Underlying Loans determined at the time of repurchase or substitution based upon an Appraisal obtained by the General Special Servicer at the expense of the related

Mortgage Loan Seller shall not be greater than the greatest of (a) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the entire Crossed Mortgage Loan Group, (including the affected Crossed Underlying Loan(s)) set forth in Annex A-1 to the Prospectus plus 10%, (b) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the entire such Crossed Mortgage Loan Group, including the affected Crossed Underlying Loan(s) at the time of repurchase or substitution, and (c) 75%, (iii) the related Mortgage Loan Seller, at its expense, shall have furnished the Trustee and the Certificate Administrator with an Opinion of Counsel that any modification relating to the repurchase or substitution of a Crossed Underlying Loan shall not cause an Adverse REMIC Event, (iv) the related Mortgage Loan Seller causes the affected Crossed Underlying Loan to become not cross-collateralized and cross-defaulted with the remaining related Crossed Underlying Loans prior to such repurchase or substitution or otherwise forbears from exercising enforcement rights against the Primary Collateral for any Crossed Underlying Loan(s) remaining in the Trust (while the Trust forbears from exercising enforcement rights against the Primary Collateral for the Mortgage Loan removed from the Trust) and (v) (other than with respect to any Excluded Loan) unless a Control Termination Event has occurred and is continuing, the Directing Certificateholder shall have consented to the repurchase or substitution of the affected Crossed Underlying Loan, which consent shall not be unreasonably withheld, conditioned or delayed.

“Cumulative Appraisal Reduction Amount”: As of any date of determination for any Mortgage Loan, the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The applicable Master Servicer and the Certificate Administrator shall be entitled to conclusively rely on the applicable Special Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan). With respect to a Non-Serviced Mortgage Loan, the applicable Special Servicer and the Certificate Administrator will be entitled to conclusively rely on the applicable Non-Serviced Special Servicer’s calculation of any Appraisal Reduction Amount with respect to such Non-Serviced Mortgage Loan and on the applicable Master Servicer’s calculation or determination of any Collateral Deficiency Amount with respect to any such Non-Serviced Mortgage Loan that is an AB Modified Loan.

“Cure/Contest Period”: As defined in Section 12.01(b)(vii).

“Custodial Exception Report”: As defined in Section 2.02(b).

“Custodian”: A Person who is at any time appointed by the Trustee pursuant to Section 8.11 as a document custodian for the Mortgage Files, which Person shall not be the Depositor, any of the Mortgage Loan Sellers or (except to the extent Wells Fargo Bank, National Association is the Custodian) an Affiliate of any of them. The Certificate Administrator shall be the initial Custodian. Wells Fargo Bank, National Association will perform its duties as Custodian hereunder through its Document Custody division.

“Cut-off Date”: With respect to each Mortgage Loan, the related Due Date of such Mortgage Loan in July 2016, or with respect to any Mortgage Loan that has its first Due Date in August 2016, the date that would have otherwise been the related Due Date in July 2016.

“Cut-off Date Balance”: With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan, as of the Cut-off Date, after application of all payments of principal due on or before such date, whether or not received.

“DBRS”: DBRS, Inc., and its successors in interest. If neither DBRS nor any successor remains in existence, “DBRS” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicers, the Directing Certificateholder and the Special Servicers and specific ratings of DBRS herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Default Interest”: With respect to any Mortgage Loan or Companion Loan and any Collection Period, all interest accrued in respect of such Mortgage Loan or Companion Loan during such Collection Period provided for in the related Mortgage Note or Mortgage as a result of a default (exclusive of late payment charges) that is in excess of interest at the related Mortgage Rate accrued on the unpaid principal balance of such Mortgage Loan or Companion Loan outstanding from time to time.

“Defaulted Loan”: A Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan (i) that is delinquent at least sixty (60) days in respect of its Periodic Payments or in respect of its Balloon Payment, if any; provided that in respect of a Balloon Payment, such period will be 120 days if the related Mortgagor has provided the applicable Special Servicer with a written and fully executed commitment or otherwise binding application for refinancing of the related Mortgage Loan from an acceptable lender reasonably satisfactory in form and substance to such Special Servicer; and, in either case, such delinquency is to be determined without giving effect to any Grace Period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the applicable Special Servicer has, by written notice to the related Mortgagor, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note. For the avoidance of doubt, a defaulted Companion Loan does not constitute a “Defaulted Loan”.

“Defeasance Accounts”: As defined in Section 3.18(j).

“Defect”: As defined in Section 2.02(f).

“Deficient Exchange Act Deliverable”: With respect to a Master Servicer, a Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Custodian, the Certificate Administrator, the Trustee and each Servicing Function Participant and Additional Servicer retained by it (other than an Initial Sub-Servicer), any item (x) regarding such party, (y) prepared by such party or any registered public accounting firm, attorney or other agent retained by such party to prepare such information and (z) delivered by or on behalf of such party pursuant to the delivery requirements under Article XI of this Agreement that does not conform to the applicable reporting requirements under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

“Deficient Valuation”: With respect to any Mortgage Loan or Serviced Whole Loan, as applicable, a valuation by a court of competent jurisdiction of the related Mortgaged Property in an amount less than the then outstanding principal balance of such Mortgage Loan or Serviced Whole Loan which valuation results from a proceeding initiated under the Bankruptcy Code.

“Definitive Certificate”: Any Certificate in definitive, fully registered form without interest coupons. Initially, the Class R Certificates and any Certificate issued pursuant to Section 5.02(c) and (d) shall be Definitive Certificates.

“Delinquent Loan”: A Mortgage Loan that is delinquent at least sixty (60) days in respect of its Periodic Payments or Balloon Payment, if any, in either case such delinquency to be determined without giving effect to any Grace Period.

“Denomination”: With respect to any Certificate or any beneficial interest in a Certificate the amount (i) (a) set forth on the face thereof, (b) set forth on a schedule attached thereto or (c) in the case of any beneficial interest in a Book-Entry Certificate, the interest of the related Certificate Owner in the applicable Class of Certificates as reflected on the books and records of the Depository or related Depository Participant, as applicable, (ii) expressed in terms of initial Certificate Balance or initial Notional Amount, as applicable, and (iii) in an authorized denomination, as set forth in Section 5.01(a).

“Depositor”: Wells Fargo Commercial Mortgage Securities, Inc., a North Carolina corporation, or its successor in interest.

“Depository”: DTC, or any successor Depository hereafter named. The nominee of the initial Depository for purposes of registering those Certificates that are to be Book-Entry Certificates, is Cede & Co. The Depository shall at all times be a “clearing corporation” as defined in Section 8-102(3) of the UCC of the State of New York and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

“Depository Participant”: A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Designated Site”: The website to which Diligence Files are uploaded as designated by the Depositor to the Mortgage Loan Sellers.

“Determination Date”: With respect to any Distribution Date, the eleventh (11th) day of each calendar month (or, if the eleventh (11th) calendar day of that month is not a Business Day, then the next Business Day), commencing in August 2016.

“Diligence File”: With respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)          A copy of each of the following documents:

(i)          the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the Trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Mortgage Loan Seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the Trustee);

(ii)         the Mortgage, together with a copy of any intervening Assignments of Mortgage, in each case, with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable Mortgage Loan Seller);

(iii)        any related Assignment of Leases and of any intervening Assignments (if such item is a document separate from the Mortgage), in each case, with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable Mortgage Loan Seller);

(iv)        all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)         the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)        any UCC financing statements, related amendments and continuation statements in the possession of the applicable Mortgage Loan Seller;

(vii)       any Intercreditor Agreement relating to permitted debt of the Mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan;

(viii)      any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)        any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)         other than with respect to an NCB Co-op Mortgage Loan, any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)         any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan;

(xii)       any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)      any related mezzanine intercreditor agreement;

(xiv)      all related environmental reports; and

(xv)       all related environmental insurance policies;

(b)         a copy of any engineering reports or property condition reports;

(c)         other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property) or an NCB Co-op Mortgage Loan, copies of a rent roll;

(d)         for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related Mortgage Loan Seller;

(e)         a copy of all legal opinions (excluding attorney-client communications between the related Mortgage Loan Seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)          a copy of all Mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)         a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)         for any Mortgage Loan that the related Mortgaged Property or Mortgaged Properties is leased to a single tenant, a copy of the lease;

(i)          a copy of the applicable Mortgage Loan Seller’s asset summary;

(j)          a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)         a copy of all zoning reports;

(l)          a copy of financial statements of the related Mortgagor;

(m)        a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)         a copy of all UCC searches;

(o)         a copy of all litigation searches;

(p)         a copy of all bankruptcy searches;

(q)         a copy of any origination settlement statement;

(r)          a copy of the Insurance Summary Report;

(s)         a copy of the organizational documents of the related Mortgagor and any guarantor;

(t)          a copy of all escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)         a copy of all related environmental reports that were received by the applicable Mortgage Loan Seller;

(v)         a copy of any closure letter (environmental); and

(w)        a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties;

in each case, to the extent that the related originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File shall include a statement to that effect. No information that is proprietary to the related originator or Mortgage Loan Seller or any draft documents or privileged or internal communications shall constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File shall include a statement to that effect. The Mortgage Loan Seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such Mortgage Loan Seller believes should be included to enable the Asset Representations Reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

“Directing Certificateholder”: (A) With respect to a Servicing Shift Whole Loan, the Directing Certificateholder shall be the related Loan-Specific Directing Certificateholder, and (B) with respect to each Mortgage Loan (other than the Servicing Shift Mortgage Loan), the initial Directing Certificateholder shall be BIG Real Estate Fund I, L.P., a Delaware limited partnership, and thereafter, the Directing Certificateholder shall be the Controlling Class Certificateholder (or a representative thereof) selected by more than 50% of the Controlling Class Certificateholders (by Certificate Balance, as determined by the Certificate Registrar) from time to time; provided, however, that (i) absent that selection, or (ii) until a Directing Certificateholder is so selected or (iii) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or a representative thereof) will be the Directing Certificateholder; provided, however, that, in the case of this clause (iii), in the event that no one Holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of this Agreement. After the occurrence and during the continuance of a Control Termination Event, the Directing Certificateholder shall only retain its consultation rights to the extent specifically provided for herein. After the occurrence of a Consultation Termination Event, there will be no Directing Certificateholder. The Depositor shall promptly provide the name and contact information for the initial Directing Certificateholder upon request of any party to this Agreement and any such requesting party may conclusively rely on the name and contact information provided by the Depositor. In the event the Controlling Class Certificateholder has elected to irrevocably waive its right to appoint a Directing Certificateholder or to exercise any of the rights of the Controlling Class Certificateholder, there will be no Directing Certificateholder and no party will be entitled to exercise any of the rights of the Directing Certificateholder until such time as a Controlling Class Certificateholder is reinstated pursuant to Section 3.23(l) hereof and a new Directing Certificateholder is appointed in accordance with the terms hereof. The Certificate Administrator and the other parties hereto shall be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the Certificate Registrar), or the resignation of the then-current Directing Certificateholder.

“Directly Operate”: With respect to any REO Property (except with respect to a Non-Serviced Mortgaged Property), the furnishing or rendering of services to the tenants thereof, that are not customarily provided to tenants in connection with the rental of space “for occupancy only” within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers, the use of such REO Property in a trade or business conducted by the Trust or on behalf of a Companion Holder or the performance of any construction work on the REO Property other than through an Independent Contractor; provided, however, that an REO Property shall not be considered to be Directly Operated solely because the Trustee (or the applicable Special Servicer on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance or makes decisions as to repairs or capital expenditures with respect to such REO Property or takes other actions consistent with Treasury Regulations Section 1.856-4(b)(5)(ii).

“Disclosable Special Servicer Fees”: With respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, or rebates, or as a result of any other fee-sharing arrangement) received or retained by the applicable Special Servicer or any of its Affiliates that is paid by any Person (including, without limitation, the Trust, any Mortgagor, any manager, any guarantor or indemnitor in respect of a Mortgage Loan or Serviced Companion Loan and any purchaser of any such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loan, the management or disposition of any REO Property, and the performance by the applicable Special Servicer or any such Affiliate of any other special servicing duties under this Agreement, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the applicable Special Servicer is entitled pursuant to Section 3.11 of this Agreement.

“Disclosure Parties”: As defined in Section 3.13(e).

“Discount Rate”: As defined in Section 4.01(e).

“Dispute Resolution Consultation”: As defined in Section 2.03(l)(iii).

“Dispute Resolution Cut-off Date”: As defined in Section 2.03(l)(i).

“Disqualified Non-U.S. Tax Person”: With respect to the Class R Certificates, any Non-U.S. Tax Person or its agent other than (a) a Non-U.S. Tax Person that holds the Class R Certificates in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Registrar with an effective IRS Form W-8ECI or (b) a Non-U.S. Tax Person that has delivered to both the transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that the transfer of the Class R Certificates to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class R Certificates will not be disregarded for federal income tax purposes.

“Disqualified Organization”: Any of (i) the United States, any State or political subdivision thereof, any possession of the United States or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for Freddie Mac, a majority of its board of directors is not selected by such governmental unit), (ii) a foreign government, any international organization or any agency or instrumentality of any of the foregoing, (iii) any organization which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to the Class R Certificates (except certain farmers’ cooperatives described in Section 521 of the Code), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code, (v) an “electing large partnership,” as defined in Section 775 of the Code and (vi) any other Person so designated by the Trustee or the Certificate Administrator based upon an Opinion of Counsel as provided to the Trustee or the Certificate Administrator (at no expense to the Trustee or the Certificate Administrator) that the holding of an Ownership Interest in a Class R Certificate by such Person may cause either Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Class R Certificate to such Person. The terms “United States,” “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

“Distribution Accounts”: Collectively, the Upper-Tier REMIC Distribution Account, the Lower-Tier REMIC Distribution Account and the Class A-4FX Regular Interest Distribution Account (and in each case any subaccount thereof), all of which may be subaccounts of a single Eligible Account.

“Distribution Date”: The fourth (4th) Business Day following each Determination Date, beginning in August 2016. The initial Distribution Date shall be August 17, 2016.

“Distribution Date Statement”: As defined in Section 4.02(a).

“Do Not Hire List”: The list, as may be updated at any time, provided by the Depositor to the Master Servicers, the Special Servicers, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer, which lists certain parties identified by the Depositor as having failed to comply (after any applicable cure period) with their respective obligations under Article XI of this Agreement or as having failed to comply (after any applicable cure period) with any similar Regulation AB reporting requirements under any other securitization transaction. For the avoidance of doubt, as of the Closing Date, no parties appear on the Do Not Hire List.

“DTC”: The Depository Trust Company, a New York corporation.

“Due Date”: With respect to (i) any Mortgage Loan or Companion Loan, as applicable, on or prior to its Maturity Date, the day of the month set forth in the related Mortgage Note on which each Periodic Payment thereon is scheduled to be first due, (ii) any Mortgage Loan or Companion Loan, as applicable, after the Maturity Date therefor, the day of the month set forth in the related Mortgage Note on which each Periodic Payment on such Mortgage Loan or Companion Loan, as applicable, had been scheduled to be first due, and (iii) any REO Loan, the day of the month set forth in the related Mortgage Note on which each Periodic Payment on the related Mortgage Loan or Companion Loan, as applicable, had been scheduled to be first due.

“EDGAR”: As defined in Section 11.03.

“EDGAR-Compatible Format”: Any format compatible with EDGAR, including HTML, Word or clean, searchable PDFs.

“Eligible Account”: Any of the following: (i) a segregated account or accounts maintained with a federal or state chartered depository institution or trust company (including the Trustee or the Certificate Administrator), (A) the long-term deposit rating or long-term unsecured debt obligations of which are rated at least “A2” by Moody’s, if the deposits are to be held in such account for thirty (30) days or more, and the short-term debt obligations of which have a short-term rating of not less than “P-1” from Moody’s, if the deposits are to be held in such account for less than thirty (30) days and (B) the long-term unsecured debt obligations of which are rated at least “A” by Fitch (to the extent rated by Fitch), if the deposits are to be held in such account for thirty (30) days or more, and the short-term debt obligations of which have a short-term rating of not less than “F1” from Fitch (to the extent rated by Fitch), if the deposits are to be held in such account for less than thirty (30) days; (ii) an account or accounts maintained with Wells Fargo Bank, National Association so long as Wells Fargo Bank, National Association’s long-term unsecured debt rating shall be at least “A2” from Moody’s and “A” from Fitch (to the extent rated by Fitch) (if the deposits are to be held in the account for more than thirty (30) days) or Wells Fargo Bank, National Association’s short-term deposit or short-term unsecured debt rating shall be at least “P-1” from Moody’s and “F2” from Fitch (to the extent rated by Fitch) (if the deposits are to be held in the account for thirty (30) days or less); (iii) such other account or accounts that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i) – (ii) above, with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such account, which account may be an account maintained by or with the Certificate Administrator, the Trustee, either Master Servicer or either Special Servicer; (iv) any other account or accounts not listed in clauses (i) – (ii) above with respect to which a Rating Agency Confirmation has been obtained from each and every Rating Agency and a confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), which account may be an account maintained by or with the Certificate Administrator, the Trustee, either Master Servicer or either Special Servicer; (v) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company that has a long-term unsecured debt rating of at least “A2” from Moody’s (if the deposits are to be held in the account for more than thirty (30) days) or a short-term unsecured debt rating of at least “P-1” from Moody’s (if the deposits are to be held in the account for thirty (30) days or less) and that, in either case, has corporate trust powers, acting in its fiduciary capacity, provided that any state chartered depository institution or trust company is subject to regulation regarding fiduciary funds substantially similar to 12 C.F.R. § 9.10(b); or (vi) in the case of Servicing Accounts or reserve accounts with respect to NCB Mortgage Loans with respect to amounts posted with the lender for Escrow Payments, repairs, replacements, capital improvements and/or environmental testing and remediation with respect to the related Mortgaged Property, for ongoing or threatened litigation or for any unit maintenance or rent receivables or negative carry, any account maintained with NCB (provided that, if such account is not otherwise an Eligible Account, NCB has a combined capital and surplus of at least $40,000,000). Eligible Accounts may bear interest. No Eligible Account shall be evidenced by a certificate of deposit, passbook or other similar instrument.

“Eligible Asset Representations Reviewer”: An institution that (a) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, KBRA, S&P, DBRS or Morningstar and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which any of Moody’s, Fitch, KBRA, S&P, DBRS and Morningstar has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (b) can and will make the representations and warranties set forth in Section 6.01(d), (c) is not (and is not affiliated with) a Sponsor, a Mortgage Loan Seller, an originator, either Master Servicer, either Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Certificateholder or any of their respective Affiliates, (d) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any Underwriter, any party to this Agreement or the Directing Certificateholder or any of their respective Affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services, and (e) does not directly or indirectly, through one or more Affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which this Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable).

“Eligible Operating Advisor”: An institution (a) that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the Operating Advisor, this transaction) but has not been a special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action; (b) that can and will make the representations and warranties of the Operating Advisor set forth in Section 6.01(c) of this Agreement; (c) that is not (and is not affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, a Mortgage Loan Seller, the Directing Certificateholder, or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective Affiliates; (d) that has not been paid by any Special Servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations hereunder or (y) for the appointment or recommendation for replacement of a successor special servicer to become a special servicer under this Agreement; and (e) that (i) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five (5) years of experience in collateral analysis and loss projections and (ii) has at least five (5) years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

“Enforcing Party”: The person obligated to or that elects pursuant to Section 2.03 to enforce the rights of the Trust against the related Mortgage Loan Seller with respect to the Repurchase Request.

“Enforcing Servicer”: As defined in Section 2.03(k)(i) of this Agreement.

“Environmental Assessment”: An “environmental site assessment” as such term is defined in, and meeting the criteria of, the American Society of Testing Materials Standard Section E 1527-00, or any successor thereto.

“Environmental Indemnity Agreement”: With respect to any Mortgage Loan, any agreement between the Mortgagor (or a guarantor thereof) and the originator of such Mortgage Loan relating to the Mortgagor’s obligation to remediate or monitor or indemnify for any environmental problems relating to the related Mortgaged Property.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

“ERISA Restricted Certificate”: Any Certificate (other than a Class R Certificate) that does not meet the requirements of Prohibited Transaction Exemption 96-22 (as such exemption may be amended from time to time) as of the date of the acquisition of such Certificate by a Plan. As of the Closing Date, each of the Class E, Class F and Class G Certificates is an ERISA Restricted Certificate.

“Escrow Payment”: Any payment received by the applicable Master Servicer or the applicable Special Servicer for the account of any Mortgagor for application toward the payment of real estate taxes, assessments, insurance premiums, ground lease rents and similar items in respect of the related Mortgaged Property, including amounts for deposit to any reserve account.

“Euroclear”: The Euroclear System or any successor thereto.

“Excess Modification Fee Amount”: With respect to either the applicable Master Servicer or the applicable Special Servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related Mortgagor with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by such Master Servicer or such Special Servicer, as applicable, as compensation within the prior twelve (12) months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

“Excess Modification Fees”: With respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, as applicable, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the Mortgagor but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Trust with respect to the related Mortgage Loan or Serviced Whole Loan, as applicable, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related Mortgagor or otherwise. With respect to each of the Master Servicers and the Special Servicers, the Excess Modification Fees collected and earned by such Person from the related Mortgagor (taken in the aggregate with any other Excess Modification Fees collected and earned by such Person from the related Mortgagor within the prior twelve (12) months of the collection of the current Excess

Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan, as applicable, on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan, as applicable.

“Excess Prepayment Interest Shortfall”: The aggregate of any Prepayment Interest Shortfalls resulting from any Principal Prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the Master Servicers’ Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer. Any Excess Prepayment Interest Shortfalls allocated to the Class A-4FX Regular Interest as described in the definition of Interest Distribution Amount shall be allocated between the Class A-4FX and the Class A-4FL Certificates based on the Class A-4FX Percentage Interest and Class A-4FL Percentage Interest, respectively.

“Exchange Act”: The Securities Exchange Act of 1934, as amended from time to time and the rules and regulations of the Commission thereunder.

“Excluded Controlling Class Holder”: With respect to any Excluded Controlling Class Loan, the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, that is a Borrower Party with respect to such Excluded Controlling Class Loan. Promptly upon obtaining actual knowledge of the Directing Certificateholder or any Controlling Class Certificateholder becoming an “Excluded Controlling Class Holder”, such Directing Certificateholder or Controlling Class Certificateholder, as applicable, shall provide notice in the form of Exhibit P-1E hereto to the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor, the Trustee and the Certificate Administrator, which notice shall be physically delivered in accordance with Section 13.05 of this Agreement and shall specifically identify the Excluded Controlling Class Holder and the subject Excluded Controlling Class Loan. Additionally, any Excluded Controlling Class Holder shall also send to the Certificate Administrator a notice substantially in the form of Exhibit P-1F hereto, which notice shall provide each of the CTSLink User ID associated with such Excluded Controlling Class Holder, and which notice shall direct the Certificate Administrator to restrict such Excluded Controlling Class Holder’s access to the Certificate Administrator’s Website as and to the extent provided in this Agreement. As of the Closing Date, there are no Excluded Controlling Class Holders related to the Trust.

“Excluded Controlling Class Loan”: Any Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party. For the avoidance of doubt, if a Mortgage Loan or Whole Loan is not an Excluded Controlling Class Loan, such Mortgage Loan or Whole Loan is also not an Excluded Loan. As of the Closing Date, there are no Excluded Controlling Class Loans related to the Trust.

“Excluded Information”: With respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which shall include any

Asset Status Reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by a Special Servicer or any Excluded Special Servicer and which may include any Operating Advisor reports delivered to the Certificate Administrator regarding a Special Servicer’s net present value determination or any Appraisal Reduction calculations delivered pursuant to Section 3.26(d) and Section 3.26(e), and any Officer’s Certificates delivered by the Trustee, the applicable Master Servicer or the applicable Special Servicer, supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance, or such other information and reports designated as Excluded Information by the applicable Special Servicer, the applicable Master Servicer or the Operating Advisor, as applicable, but in each case other than information with respect to such Excluded Controlling Class Loan that is aggregated with information of other Mortgage Loans at a pool level. For the avoidance of doubt, any file or report contained in the CREFC® Investor Reporting Package (CREFC® IRP) (other than the CREFC® Special Servicer Loan File relating to any Excluded Controlling Class Loan) shall not be considered “Excluded Information”. Each of the Master Servicers, the Special Servicers or the Operating Advisor shall deliver any Excluded Information to the Certificate Administrator in accordance with Section 3.33 hereof. For the avoidance of doubt, the Certificate Administrator’s obligation to segregate any information delivered to it under the “Excluded Information” tab on the Certificate Administrator’s Website shall be triggered solely by such information being delivered in the manner provided in Section 3.26 hereof.

“Excluded Loan”: Any Mortgage Loan or Whole Loan if, as of any date of determination, the Directing Certificateholder or the Holder of the majority of the Controlling Class is a Borrower Party. For the avoidance of doubt, any Excluded Loan is also an Excluded Controlling Class Loan. As of the Closing Date, there are no Excluded Loans related to the Trust.

“Excluded Special Servicer”: With respect any Excluded Special Servicer Loan, a replacement special servicer that is not a Borrower Party and satisfies all of the eligibility requirements applicable to the Special Servicer set forth in Section 7.01(g). As of the Closing Date, there are no Excluded Special Servicers related to this Trust.

“Excluded Special Servicer Information”: With respect to any Excluded Special Servicer Loan, any information solely related to such Excluded Special Servicer Loan and/or the related Mortgaged Properties, which shall include the Asset Status Reports, Final Asset Status Reports (or summaries thereof), any Operating Advisor reports delivered to the Certificate Administrator regarding an Excluded Special Servicer’s net present value determination or any Appraisal Reduction Amount calculations delivered pursuant to Section 3.26(d) and Section 3.26(e), and any Officer’s Certificates delivered by the applicable Master Servicer or the applicable Excluded Special Servicer supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance, or such other information and reports designated as Excluded Special Servicer Information by the applicable Excluded Special Servicer, the applicable Master Servicer or the Operating Advisor, as applicable. For the avoidance of doubt, any file or report contained in the CREFC® Investor Reporting Package (CREFC® IRP) (other than the CREFC® Special Servicer Loan File relating to any Excluded Special Servicer Loan) shall not be considered “Excluded Special Servicer Information”.

“Excluded Special Servicer Loan”: Any Mortgage Loan or Serviced Whole Loan with respect to which, as of any date of determination, the applicable Special Servicer obtains knowledge that it is a Borrower Party. For the avoidance of doubt, there are no Excluded Special Servicer Loans related to the Trust as of the Closing Date.

“Extended Cure Period”: As defined in Section 2.03(b).

“Fannie Mae”: Federal National Mortgage Association or any successor thereto.

“FDIC”: Federal Deposit Insurance Corporation or any successor thereto.

“Final Asset Status Report”: With respect to any Specially Serviced Loan, each related Asset Status Report, together with such other data or supporting information provided by the applicable Special Servicer to the Directing Certificateholder which does not include any communication (other than the related Asset Status Report) between the applicable Special Servicer and Directing Certificateholder with respect to such Specially Serviced Loan; provided that, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, no Asset Status Report shall be considered to be a Final Asset Status Report unless the Directing Certificateholder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent pursuant to Section 3.19, or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise implemented by the applicable Special Servicer in accordance with this Agreement.

“Final Dispute Resolution Election Notice”: As defined in Section 2.03(l)(iii).

“Final Recovery Determination”: A reasonable determination by the applicable Special Servicer, in consultation with the Directing Certificateholder if related to a Mortgage Loan other than an Excluded Loan and made prior to the occurrence of a Consultation Termination Event, with respect to any Defaulted Loan (and, if applicable, any defaulted Companion Loan) or Corrected Loan or REO Property (other than a Mortgage Loan or REO Property, as the case may be, that was purchased by (i) any of the Mortgage Loan Sellers pursuant to Section 5 of the applicable Mortgage Loan Purchase Agreement, (ii) the applicable Special Servicer or other person pursuant to Section 3.16(b), any Companion Holder or any mezzanine lender pursuant to Section 3.16 or (iii) the applicable Master Servicer, the applicable Special Servicer, the Holders of the Controlling Class, or the Holders of the Class R Certificates pursuant to Section 9.01) that there has been a recovery of all Insurance and Condemnation Proceeds, Liquidation Proceeds, REO Revenue and other payments or recoveries that, in the applicable Special Servicer’s judgment, which judgment was exercised without regard to any obligation of such Special Servicer to make payments from its own funds pursuant to Section 3.07(b), will ultimately be recoverable. With respect to all Mortgage Loans other than Excluded Loans, prior to the occurrence and continuance of any Control Termination Event, the Directing Certificateholder shall have ten (10) Business Days to review and approve each such recovery determination by the applicable Special Servicer; provided, however, that if the Directing Certificateholder fails to approve or disapprove any recovery determination within ten (10) Business Days of receipt of the initial recovery determination, such consent shall be deemed given.

“Fitch”: Fitch Ratings, Inc., and its successors in interest. If neither Fitch nor any successor remains in existence, “Fitch” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, each Master Servicer, the Directing Certificateholder and each Special Servicer, and specific ratings of Fitch herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Form 8-K Disclosure Information”: As defined in Section 11.07.

“Form 15 Suspension Notification”: As defined in Section 11.08.

“Freddie Mac”: Federal Home Loan Mortgage Corporation or any successor thereto.

“Gain-on-Sale Proceeds”: With respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan), the excess of (i) Liquidation Proceeds net of any related Liquidation Expenses (or the portion of such net Liquidation Proceeds payable to the related Mortgage Loan pursuant to the related Intercreditor Agreement) over (ii) the Purchase Price for such Mortgage Loan on the date on which Liquidation Proceeds were received.

“Gain-on-Sale Reserve Account”: A custodial account or accounts (or subaccount of the Distribution Account) created and maintained by the Certificate Administrator, pursuant to Section 3.04(e) on behalf of the Trustee for the benefit of the Certificateholders, which shall initially be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35, Gain-on-Sale Reserve Account”. Any such account shall be an Eligible Account or a subaccount of an Eligible Account.

“General Master Servicer”: Wells Fargo Bank, National Association, or any successor thereto (as General Master Servicer) appointed as provided herein.

“General Special Servicer”: CWCapital Asset Management LLC, a Delaware limited liability company, or its successor in interest, or any successor special servicer appointed as provided herein (including with respect to any Excluded Special Servicer Loan, if any, the related Excluded Special Servicer appointed pursuant to Section 7.01(g) of this Agreement, as applicable and as the context may require).

“Grace Period”: The number of days before a payment default is an event of default under the related Mortgage Loan.

“Grantor Trust”: A segregated asset pool within the Trust Fund treated as a “grantor trust” under subpart E, part I of subchapter J of the Code, consisting of the assets described in the Preliminary Statement hereto.

“Ground Lease”: The ground lease pursuant to which any Mortgagor holds a leasehold interest in the related Mortgaged Property and any estoppels or other agreements executed and delivered by the ground lessor in favor of the lender under the Mortgage Loan.

“Hazardous Materials”: Any dangerous, toxic or hazardous pollutants, chemicals, wastes or substances, including, without limitation, those so identified pursuant to CERCLA or any other federal, state or local environmental related laws and regulations, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being “in inventory,” “usable work in process” or similar classification which would, if classified as unusable, be included in the foregoing definition.

“Independent”: When used with respect to any accountants, a Person who is “independent” within the meaning of Rule 2-01(b) of the Commission’s Regulation S-X. When used with respect to any specified Person, any such Person who (i) is in fact independent of the Trustee, the Certificate Administrator, the Depositor, each Master Servicer, each Special Servicer, the Directing Certificateholder, the Companion Holders (insofar as the relevant matter involves a Whole Loan (whether alone or together with one or more other Mortgage Loans)), the Operating Advisor, the Asset Representations Reviewer and all Affiliates thereof, (ii) does not have any material direct financial interest in or any material indirect financial interest in any of the Trustee, the Certificate Administrator, the Depositor, each Master Servicer, each Special Servicer, the Directing Certificateholder, the Companion Holders (insofar as the relevant matter involves a Whole Loan (whether alone or together with one or more other Mortgage Loans)), the Operating Advisor, the Asset Representations Reviewer or any Affiliate thereof and (iii) is not connected with the Trustee, the Certificate Administrator, the Depositor, each Master Servicer, each Special Servicer, the Directing Certificateholder, the Companion Holders (insofar as the relevant matter involves a Whole Loan (whether alone or together with one or more other Mortgage Loans)), the Operating Advisor, the Asset Representations Reviewer or any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Trustee, the Certificate Administrator, the Depositor, the Master Servicers, the Special Servicers, the Directing Certificateholder, the Companion Holders or any Affiliate thereof merely because such Person is the beneficial owner of 1% or less of any Class of securities issued by the Trustee, the Certificate Administrator, the Depositor, either Master Servicer, either Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Directing Certificateholder, the Companion Holders or any Affiliate thereof, as the case may be, so long as such ownership constitutes less than 1% of the total assets of such Person. For the avoidance of doubt, the exception in the proviso above for ownership of 1% or less of any Class of Certificates shall not apply with respect to the Operating Advisor or the Asset Representations Reviewer.

“Independent Contractor”: Either (i) any Person that would be an “independent contractor” with respect to the Trust within the meaning of Section 856(d)(3) of the Code if the Trust were a real estate investment trust (except that the ownership test set forth in that Section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class of Certificates, or such other interest in any Class of Certificates as is set forth in an Opinion of Counsel, which shall be at no expense to the Trustee, the Certificate Administrator, either Master Servicer, any Companion Holder or the Trust, delivered to the Trustee, any

Companion Holder, the Certificate Administrator and the Master Servicers), so long as the Trust does not receive or derive any income from such Person and provided that the relationship between such Person and the Trust is at arm’s length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5) (except that none of the Master Servicers nor the Special Servicers shall be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel has been delivered to the Trustee and the Certificate Administrator to that effect) or (ii) any other Person (including a Master Servicer or a Special Servicer) upon receipt by the Trustee, the Certificate Administrator, the Operating Advisor and the Master Servicers of an Opinion of Counsel, which shall be at no expense to the Trustee, the Certificate Administrator, the Master Servicers, the Operating Advisor or the Trust, to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property.

“Initial Cure Period”: As defined in Section 2.03(b).

“Initial Purchasers”: Wells Fargo Securities, LLC, UBS Securities LLC, Barclays Capital Inc., Academy Securities, Inc. and SG Americas Securities, LLC.

“Initial Requesting Certificateholder”: The first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described in Section 2.03(k) with respect to a Mortgage Loan. For the avoidance of doubt, there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.

“Initial Sub-Servicer”: With respect to each Mortgage Loan that is subject to a Sub-Servicing Agreement with either Master Servicer as of the Closing Date, the Sub-Servicer under any such Sub-Servicing Agreement. As of the Closing Date, each entity listed on Exhibit FF is an Initial Sub-Servicer.

“Initial Sub-Servicing Agreement”: Any Sub-Servicing Agreement in effect as of the Closing Date.

“Inquiry” and “Inquiries”: As each is defined in Section 4.07(a).

“In-Rel 8 Intercreditor Agreement”: That certain Agreement Between Note Holders, dated as of May 9, 2016, by and between the holders of the respective promissory notes evidencing the In-Rel 8 Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“In-Rel 8 Mortgage Loan”: With respect to the In-Rel 8 Whole Loan, the Mortgage Loan that is included in the Trust Fund (identified as Mortgage Loan Number 6 on the Mortgage Loan Schedule), which is designated as promissory notes A-2 and A-3, and is pari passu in right of payment with the In-Rel 8 Pari Passu Companion Loan to the extent set forth in the In-Rel 8 Intercreditor Agreement.

“In-Rel 8 Mortgaged Property”: The Mortgaged Property that secures the In-Rel 8 Whole Loan.

“In-Rel 8 Pari Passu Companion Loan”: With respect to the In-Rel 8 Whole Loan, the Companion Loan evidenced by the related promissory note designated as promissory note A-1 and made by the related Mortgagor and secured by the Mortgage on the In-Rel 8 Mortgaged Property, which is not included in the Trust Fund and which is pari passu in right of payment to the In-Rel 8 Mortgage Loan to the extent set forth in the related Mortgage Loan documents and as provided in the In-Rel 8 Intercreditor Agreement.

“In-Rel 8 Whole Loan”: The In-Rel 8 Mortgage Loan, together with the In-Rel 8 Pari Passu Companion Loan, each of which is secured by the same Mortgage on the In-Rel 8 Mortgaged Property. References herein to the In-Rel 8 Whole Loan shall be construed to refer to the aggregate indebtedness under the In-Rel 8 Mortgage Loan and the In-Rel 8 Pari Passu Companion Loan.

“Institutional Accredited Investor”: An institutional investor which is an “accredited investor” within the meaning of paragraphs (1), (2), (3) or (7) of Rule 501(a) of Regulation D under the Act or any entity in which all of the equity owners come within such paragraphs.

“Insurance and Condemnation Proceeds”: All proceeds paid under any Insurance Policy or in connection with the full or partial condemnation of a Mortgaged Property, in either case, to the extent such proceeds are not applied to the restoration of the related Mortgaged Property or released to the Mortgagor or any tenants or ground lessors, in either case, in accordance with the Servicing Standard (and in the case of any Mortgage Loan with a related Companion Loan, to the extent any portion of such proceeds are received by the applicable Master Servicer or Certificate Administrator in connection with such Mortgage Loan, pursuant to the allocations set forth in the related Intercreditor Agreement) and the REMIC Provisions.

“Insurance Summary Report”: With respect to each Mortgage Loan, a report or other summary prepared either by the related Mortgage Loan Seller or a third party insurance consultant on behalf of the related Mortgage Loan Seller that provides a summary of all insurance policies covering the related Mortgaged Property(ies), identifying the insurance provider, applicable ratings of each such provider and the amount of coverage and any applicable deductible.

“Insurance Policy”: With respect to any Mortgage Loan, any hazard insurance policy, flood insurance policy, title policy or other insurance policy that is maintained from time to time in respect of such Mortgage Loan or the related Mortgaged Property.

“Intercreditor Agreement”: Each of the Mall at Rockingham Park Intercreditor Agreement, the Kroger (Roundy’s) Distribtuion Center Intercreditor Agreement, the Mall at Turtle Creek Intercreditor Agreement, the In-Rel 8 Intercreditor Agreement and the Pinnacle II Intercreditor Agreement, and any intercreditor agreement entered into in connection with the issuance to the direct or indirect equity holders in the Mortgagor of any existing mezzanine indebtedness or any future mezzanine indebtedness permitted under the related Mortgage Loan documents.

“Interest Accrual Amount”: With respect to any Distribution Date and any Class of Regular Certificates and the Class A-4FX Regular Interest, the amount of interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such Class of Certificates or the Class A-4FX Regular Interest on the Certificate Balance or Notional Amount, as applicable, for such Class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 basis.

“Interest Accrual Period”: For each Distribution Date, the calendar month prior to the month in which that Distribution Date occurs. With respect to the Class A-4FL Certificates and any Distribution Date as to which no Class A-4FL Swap Conversion Event has occurred and is continuing, the Interest Accrual Period will be the period from and including the Distribution Date in the month preceding the month in which the related Distribution Date occurs (or in the case of the first Distribution Date, the Closing Date) to, but excluding, the related Distribution Date, calculated assuming that each month has the actual number of days in such Interest Accrual Period and each year has 360 days. With respect to the Class A-4FL Certificates and any Distribution Date as to which a Class A-4FL Swap Conversion Event has occurred and is continuing, the Interest Accrual Period and calculation method for the Class A-4FL Certificates shall be the same as for the Class A-4FX Regular Interest in the first sentence of this definition.

“Interest Distribution Amount”: With respect to any Class of Regular Certificates and the Class A-4FX Regular Interest for any Distribution Date, an amount equal to (A) the sum of (i) the Interest Accrual Amount with respect to such Class of Certificates or the Class A-4FX Regular Interest for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such Class of Certificates or the Class A-4FX Regular Interest for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class of Certificates or the Class A-4FX Regular Interest on such Distribution Date. With respect to the Class A-4FL Certificates, the “Class A-4FL Interest Distribution Amount”. With respect to the Class A-4FX Certificates, the “Class A-4FX Interest Distribution Amount”.

For purposes of clause (B) above, the Excess Prepayment Interest Shortfall, if any, for each Distribution Date shall be allocated to each Class of Regular Certificates and the Class A-4FX Regular Interest in an amount equal to the product of (i) the amount of such Excess Prepayment Interest Shortfall and (ii) a fraction, the numerator of which is the Interest Accrual Amount for such Class for such Distribution Date and the denominator of which is the aggregate Interest Accrual Amounts for all Classes of Regular Certificates and the Class A-4FX Regular Interest for such Distribution Date.

“Interest Reserve Account”: The trust account or subaccount of the Distribution Account created and maintained by the Certificate Administrator pursuant to Section 3.04(b) initially in the name of “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35, Interest Reserve Account”, into which the amounts set forth in Section 3.21 shall be deposited directly and which must be an Eligible Account or subaccount of an Eligible Account.

“Interest Shortfall”: With respect to any Distribution Date for (A) any Class of Regular Certificates and the Class A-4FX Regular Interest, the sum of (a) the portion of the Interest Distribution Amount for such Class of Certificates or Class A-4FX Regular Interest remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of Class X Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class of Certificates or Class A-4FX Regular Interest for the current Distribution Date and (ii) in the case of the Class X Certificates, one-month’s interest on that amount remaining unpaid at the Weighted Average Net Mortgage Rate for such Distribution Date, (B) the Class A-4FL Certificates, the Class A-4FL Percentage Interest of the Interest Shortfall for the Class A-4FX Regular Interest and (C) the Class A-4FX Certificates, the Class A-4FX Percentage Interest of the Interest Shortfall for the Class A-4FX Regular Interest.

“Interested Person”: As of the date of any determination, the Depositor, any Master Servicer, any Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee, the Directing Certificateholder, any Sponsor, any Borrower Party, any Independent Contractor engaged by the Special Servicer, or any known Affiliate of any of the preceding entities. With respect to a Whole Loan if it is a Defaulted Loan, the Depositor, any Master Servicer, any Special Servicer (or any Independent Contractor engaged by such Special Servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known Affiliate of any such party described above.

“Investment Account”: As defined in Section 3.06(a).

“Investment Representation Letter”: As defined in Section 5.03(e), a form of which is attached hereto as Exhibit C.

“Investor-Based Exemption”: Any of PTCE 84-14 (for transactions by independent “qualified professional asset managers”), PTCE 91-38 (for transactions by bank collective investment funds), PTCE 90-1 (for transactions by insurance company pooled separate accounts), PTCE 95-60 (for transactions by insurance company general accounts) or PTCE 96-23 (for transactions effected by “in-house asset managers”) or a similar exemption under Similar Law.

“Investor Certification”: A certificate (which may be in electronic form) substantially in the form of Exhibit P-1A, Exhibit P-1B, Exhibit P-1C and Exhibit P-1D to this Agreement or in the form of an electronic certification contained on the Certificate Administrator’s Website (which may be a click-through confirmation), representing (i) that such Person executing the certificate is a Certificateholder, the Directing Certificateholder (to the extent such Person is not a Certificateholder), a beneficial owner of a Certificate, a prospective purchaser of a Certificate or a Companion Holder (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such Person is not a Borrower Party, in which case such Person shall have access to all the reports and information made available to

Certificateholders via the Certificate Administrator’s Website hereunder, or (b) such Person is a Borrower Party in which case (1) if such Person is the Directing Certificateholder or a Controlling Class Certificateholder, such Person shall have access to all the reports and information made available to Certificateholders via the Certificate Administrator’s Website hereunder other than any Excluded Information as set forth herein, or (2) if such Person is not the Directing Certificateholder or a Controlling Class Certificateholder, such Person shall only receive access to the Statements to Certificateholders prepared by the Certificate Administrator, (iii) that such Person has received a copy of the final Prospectus and (iv) such Person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) shall be permitted to obtain in accordance with Section 4.02(f) of this Agreement any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the Certificate Administrator’s Website) and (ii) shall be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan. The Certificate Administrator may require that Investor Certifications be re-submitted from time to time in accordance with its policies and procedures and shall restrict access to the Certificate Administrator’s Website to any mezzanine lender upon notice from any party to this Agreement that such mezzanine lender has accelerated the related mezzanine loan or commenced foreclosure proceedings against the equity collateral pledged to secure the related mezzanine loan.

“Investor Q&A Forum”: As defined in Section 4.07(a).

“Investor Registry”: As defined in Section 4.07(b).

“KBRA”: Kroll Bond Rating Agency, Inc., and its successors in interest. If neither KBRA nor any successor remains in existence, “KBRA” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, each Master Servicer, the Directing Certificateholder and each Special Servicer and specific ratings of KBRA herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Kroger (Roundy’s) Distribution Center Intercreditor Agreement”: That certain Co-Lender Agreement, dated as of July 19, 2016, by and between the holders of the respective promissory notes evidencing the Kroger (Roundy’s) Distribution Center Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“Kroger (Roundy’s) Distribution Center Mortgage Loan”: With respect to the Kroger (Roundy’s) Distribution Center Whole Loan, the Mortgage Loan that is included in the Trust Fund (identified as Mortgage Loan Number 3 on the Mortgage Loan Schedule), which is evidenced by promissory note A-1 and is pari passu in right of payment with the Kroger (Roundy’s) Distribution Center Pari Passu Companion Loan to the extent set forth in the Kroger (Roundy’s) Distribution Center Intercreditor Agreement.

“Kroger (Roundy’s) Distribution Center Mortgaged Property”: The Mortgaged Property that secures the Kroger (Roundy’s) Distribution Center Whole Loan.

“Kroger (Roundy’s) Distribution Center Pari Passu Companion Loan”: With respect to the Kroger (Roundy’s) Distribution Center Whole Loan, the Companion Loan evidenced by the related promissory note designated as promissory note A-2 and made by the related Mortgagor and secured by the Mortgage on the Kroger (Roundy’s) Distribution Center Mortgaged Property, which is not included in the Trust Fund and which is pari passu in right of payment to the Kroger (Roundy’s) Distribution Center Mortgage Loan to the extent set forth in the related Mortgage Loan documents and as provided in the Kroger (Roundy’s) Distribution Center Intercreditor Agreement.

“Kroger (Roundy’s) Distribution Center Whole Loan”: The Kroger (Roundy’s) Distribution Center Street Mortgage Loan, together with the Kroger (Roundy’s) Distribution Center Pari Passu Companion Loan, each of which is secured by the same Mortgage on the Kroger (Roundy’s) Distribution Center Mortgaged Property. References herein to the Kroger (Roundy’s) Distribution Center Whole Loan shall be construed to refer to the aggregate indebtedness under the Kroger (Roundy’s) Distribution Center Mortgage Loan and the Kroger (Roundy’s) Distribution Center Pari Passu Companion Loan.

“Kroger (Roundy’s) Distribution Center Pooling and Servicing Agreement”: Any pooling and servicing agreement that creates a trust whose assets include the Kroger (Roundy’s) Distribution Center Pari Passu Companion Loan.

“Late Collections”: With respect to any Mortgage Loan, Whole Loan or Companion Loan, all amounts received thereon prior to the related Determination Date, whether as payments, Insurance and Condemnation Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal or interest due in respect of such Mortgage Loan, Whole Loan or Companion Loan, as applicable (without regard to any acceleration of amounts due thereunder by reason of default), on a Due Date prior to the immediately preceding Determination Date and not previously recovered. With respect to any REO Loan, all amounts received in connection with the related REO Property prior to the related Determination Date, whether as Insurance and Condemnation Proceeds, Liquidation Proceeds, REO Revenues or otherwise, which represent late collections of principal or interest due or deemed due in respect of such REO Loan or the predecessor Mortgage Loan, Whole Loan or Companion Loan, as applicable (without regard to any acceleration of amounts due under the predecessor Mortgage Loan, Whole Loan or Companion Loan, as applicable, by reason of default), on a Due Date prior to the immediately preceding Determination Date and not previously recovered. The term “Late Collections” shall specifically exclude Penalty Charges. With respect to any Whole Loan, as used in this Agreement, Late Collections shall refer to such portion of Late Collections to the extent allocable to the related Mortgage Loan or related Companion Loan, as applicable, pursuant to the terms of the related Intercreditor Agreement.

“Legal Fee Reserve Account”: The account created and maintained by the Certificate Administrator pursuant to Section 3.04(b), in the name of the “Legal Fee Reserve Account”, into which the amounts set forth in Section 3.04(b) shall be deposited directly and which must be an Eligible Account.

“LEI”: As defined in Section 3.34(g).

“LEI Maintenance Amount”: As defined in Section 3.34(g).

“LIBOR”: With respect to the Class A-4FL Certificates and each Interest Accrual Period, the rate for deposits in U.S. Dollars, for a period equal to one month, that appears on the Reuters Screen LIBOR01 Page (or any successor page thereto) as of 11:00 a.m., London time, on the related LIBOR Determination Date. If such rate does not appear on the Reuters Screen LIBOR01 Page (or any successor page thereto), the rate for that Interest Accrual Period shall be determined on the basis of the rates at which deposits in U.S. Dollars are offered by four major banks in the London interbank market selected by the Certificate Administrator to provide such bank’s offered quotation of such rates at approximately 11:00 a.m., London time, on the related LIBOR Determination Date to prime banks in the London interbank market for a period of one month, commencing on the first day of such Interest Accrual Period and in an amount that is representative for a single such transaction in the relevant market at the relevant time. The Certificate Administrator shall request the principal London office of each of such four banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that Interest Accrual Period shall be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that Interest Accrual Period shall be the arithmetic mean of the rates quoted by major banks in New York City selected by the Certificate Administrator, at approximately 11:00 a.m., New York City time, on the first day of such Interest Accrual Period for loans in U.S. Dollars to leading European banks for a period equal to one month, commencing on the first day of such Interest Accrual Period and in an amount that is representative for a single such transaction in the relevant market at the relevant time. The Certificate Administrator shall determine LIBOR for each Interest Accrual Period and the determination of LIBOR by the Certificate Administrator shall be binding absent manifest error. LIBOR for the initial Interest Accrual Period shall be 0.49265%.

“LIBOR Business Day”: Any day on which commercial banks are open for international business (including dealings in U.S. Dollar deposits) in London, England.

“LIBOR Determination Date”: With respect to the Class A-4FL Certificates, (i) with respect to the initial Interest Accrual Period, the date that is two (2) LIBOR Business Days prior to the Closing Date, and (ii) with respect to each Interest Accrual Period thereafter, the date that is two (2) LIBOR Business Days prior to the beginning of the related Interest Accrual Period.

“Liquidation Event”: With respect to any Mortgage Loan or with respect to any REO Property (and the related REO Loan), any of the following events: (i) such Mortgage Loan is paid in full; (ii) a Final Recovery Determination is made with respect to such Mortgage Loan; (iii) such Mortgage Loan is repurchased by the applicable Mortgage Loan Seller pursuant to Section 5 of the related Mortgage Loan Purchase Agreement; (iv) such Mortgage Loan is purchased by either Special Servicer, or by any Companion Holder or any mezzanine lender (as applicable) pursuant to Section 3.16 (and the related Intercreditor Agreement, as applicable); (v) such Mortgage Loan is purchased by either Special Servicer, either Master Servicer, the Holders of the majority of the Controlling Class or the Holders of the Class R Certificates pursuant to Section 9.01 or acquired by the Sole Certificateholder in exchange for its Certificates pursuant to Section 9.01; or (vi) such Mortgage Loan is sold by either Special Servicer pursuant to the terms of this Agreement.

“Liquidation Expenses”: All customary, reasonable and necessary “out of pocket” costs and expenses incurred by either Special Servicer in connection with a liquidation of any Specially Serviced Loan or REO Property (except with respect to a Non-Serviced Mortgaged Property) pursuant to Section 3.16 (including, without limitation, legal fees and expenses, committee or referee fees and, if applicable, brokerage commissions and conveyance taxes).

“Liquidation Fee”: A fee payable to the applicable Special Servicer with respect to each Specially Serviced Loan or REO Property (except with respect to a Non-Serviced Mortgaged Property) as to which such Special Servicer receives (i) a full, partial or discounted payoff from the related Mortgagor or (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable), or REO Property (in any case, other than amounts for which a Workout Fee has been paid, or will be payable), equal to the product of the Liquidation Fee Rate and the proceeds of such full, partial or discounted payoff or other partial payment or the Liquidation Proceeds or Insurance and Condemnation Proceeds (net of the related costs and expenses associated with the related liquidation) related to such liquidated Specially Serviced Loan or REO Property, as the case may be; provided, however, that no Liquidation Fee shall be payable with respect to (a) the purchase of any Specially Serviced Loan by either Special Servicer or any Affiliate thereof (except if such Affiliate purchaser is the Directing Certificateholder or any Affiliate thereof; provided, however, that prior to a Control Termination Event, if the Directing Certificateholder or an Affiliate thereof purchases any Specially Serviced Loan within ninety (90) days after the applicable Special Servicer delivers to the Directing Certificateholder for its approval the initial Asset Status Report with respect to such Specially Serviced Loan, such Special Servicer will not be entitled to a Liquidation Fee in connection with such purchase by the Directing Certificateholder or its Affiliates), (b) any event described in clause (iv) of the definition of “Liquidation Proceeds” (or any substitution in lieu of a repurchase) so long as such repurchase or substitution occurs prior to the termination of the Extended Cure Period, (c) any event described in clauses (v), (vi) and (vii) of the definition of “Liquidation Proceeds”, as long as, with respect to a purchase pursuant to clause (vi) of the definition of “Liquidation Proceeds”, a purchase occurs within ninety (90) days of such holder’s purchase option first becoming exercisable during that period prior to such Mortgage Loan becoming a Corrected Loan pursuant to the related Intercreditor Agreement, (d) with respect to a Serviced Companion Loan, (x) a repurchase of such Serviced Companion Loan by the applicable Mortgage Loan Seller for a breach of a representation or warranty or for a defective or deficient mortgage loan documentation under an Other Pooling and Servicing Agreement within the time period (or extension thereof) provided for such repurchase of such repurchase occurs prior to the termination of the extended resolution period provided therein or (y) a purchase of such Serviced Companion Loan by any applicable party to the Other Pooling and Servicing Agreement pursuant to a clean-up call or similar liquidation of the Other Securitization; or (e) if a Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan solely because of a Servicing Transfer Event described in clause (i) or (ii) of the definition of “Servicing Transfer Event”, Liquidation Proceeds are received within ninety (90) days following the related Maturity Date as a result of such Mortgage Loan or Serviced Whole Loan being refinanced or otherwise repaid in full (but, in the event that a Liquidation Fee is not payable due to the application of any of clauses (a) through (e) above, each Special Servicer may still collect and retain a Liquidation Fee and similar fees from the related Mortgagor to the extent provided for in, or not prohibited by, the related loan documents); provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related Mortgagor with respect to the related Mortgage Loan and any related Companion Loan, as applicable, or REO Property and received by the applicable Special Servicer as compensation within the prior twelve (12) months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. No Liquidation Fee shall be payable in connection with a Loss of Value Payment by a Mortgage Loan Seller, if the applicable Mortgage Loan Seller makes such Loss of Value Payment within 90 days of receipt of notice of a breach (and giving effect to an extension period of 90 days).

“Liquidation Fee Rate”: A rate equal to 1.00% with respect to any Specially Serviced Loan (and each related Serviced Companion Loan) and REO Property; provided that if such rate would result in an aggregate Liquidation Fee less than $25,000, then the Liquidation Fee Rate will be equal to the lesser of (i) 3.00% and (ii) such lower rate as would result in an aggregate Liquidation Fee equal to $25,000.

“Liquidation Proceeds”: Cash amounts received by or paid to either Master Servicer or either Special Servicer in connection with: (i) the liquidation (including a payment in full) of a Mortgaged Property or other collateral constituting security for a Defaulted Loan or defaulted Companion Loan, if applicable, through a trustee’s sale, foreclosure sale, REO Disposition or otherwise, exclusive of any portion thereof required to be released to the related Mortgagor in accordance with applicable law and the terms and conditions of the related Mortgage Note and Mortgage; (ii) the realization upon any deficiency judgment obtained against a Mortgagor; (iii) any sale of (A) a Specially Serviced Loan pursuant to Section 3.16(a) or (B) any REO Property pursuant to Section 3.16(b); (iv) the repurchase of a Mortgage Loan by the applicable Mortgage Loan Seller pursuant to Section 5 of the related Mortgage Loan Purchase Agreement; (v) the purchase of a Specially Serviced Loan or REO Property by the Holders of the majority of the Controlling Class, either Special Servicer, either Master Servicer or the Holders of the Class R Certificates pursuant to Section 9.01; (vi) the purchase of a Mortgage Loan or an REO Property by (a) the applicable Subordinate Companion Holder or (b) the related mezzanine lender pursuant to Section 3.16 and the related Intercreditor Agreement; or (vii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with Section 3.05(g) of this Agreement (provided that, for the purpose of determining the amount of the Liquidation Fee (if any) payable to the applicable Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment shall be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Mortgage Loan Seller). With respect to any Whole Loan, as used in this Agreement, Liquidation Proceeds shall refer to such portion of Liquidation Proceeds to the extent allocable to the related Mortgage Loan or related Companion Loan, as applicable, pursuant to the terms of the related Intercreditor Agreement.

“Loan-Specific Directing Certificateholder”: With respect to a Servicing Shift Whole Loan, the “Controlling Holder”, the “Directing Certificateholder”, the “Directing

Holder”, the “Directing Lender” or any analogous concept set forth under the related Intercreditor Agreement. Prior to the applicable Servicing Shift Securitization Date, the Loan-Specific Directing Certificateholder with respect to the related Servicing Shift Whole Loan will be the holder of the related Controlling Companion Loan. On and after the applicable Servicing Shift Securitization Date, there will be no Loan-Specific Directing Certificateholder under the Pooling and Servicing Agreement with respect to the related Servicing Shift Whole Loan. As of the Closing Date, Wells Fargo Bank, National Association is expected to be the Loan-Specific Directing Certificateholder with respect to the Pinnacle II Whole Loan.

“Loss of Value Payment”: As defined in Section 2.03(b) of this Agreement.

“Loss of Value Reserve Fund”: The “outside reserve fund” (within the meaning of Treasury Regulations Section 1.860G-2(h)) designated as such pursuant to Section 3.04(i) of this Agreement. The Loss of Value Reserve Fund will be part of the Trust Fund but not part of the Grantor Trust or any Trust REMIC.

“Lower-Tier Distribution Amount”: As defined in Section 4.01(c).

“Lower-Tier Principal Amount”: With respect to any Class of Lower-Tier Regular Interests, (i) on or prior to the first Distribution Date, an amount equal to the Original Lower-Tier Principal Amount of such Class as specified in the Preliminary Statement hereto, and (ii) as of any date of determination after the first Distribution Date, an amount equal to the Certificate Balance of the Class of Related Certificates on the Distribution Date immediately prior to such date of determination (determined as adjusted pursuant to Section 1.02(iii)), and as set forth in Section 4.01(c)).

“Lower-Tier Regular Interests”: Any of the Class LA1, Class LA2, Class LA3, Class LA4, Class LASB, Class LAS, Class LB, Class LC, Class LD, Class LE, Class LF and Class LG Uncertificated Interests.

“Lower-Tier REMIC”: One of two separate REMICs comprising a portion of the Trust Fund, which consist of the Mortgage Loans and the proceeds thereof, any REO Property with respect thereto (or an allocable portion thereof, in the case of any Serviced Mortgage Loan), or the Trust’s beneficial interest in the REO Property with respect to a Non-Serviced Whole Loan, such amounts as shall from time to time be held in the Collection Account (other than with respect to any Companion Loan), the related portion of the REO Account, if any, the Interest Reserve Account, the Gain-on-Sale Reserve Account, the Lower-Tier REMIC Distribution Account, and all other properties included in the Trust Fund that are not in the other Trust REMIC or the Grantor Trust, except for the Loss of Value Reserve Fund.

“Lower-Tier REMIC Distribution Account”: The segregated account, accounts or sub-accounts created and maintained by the Certificate Administrator (on behalf of the Trustee) pursuant to Section 3.04(b) in trust for the Certificateholders, which shall initially be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates,

Series 2016-C35, Lower-Tier REMIC Distribution Account”. Any such account, accounts or sub-accounts shall be an Eligible Account.

“LTV Ratio”: With respect to any Mortgage Loan, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of such Mortgage Loan, as of such date (assuming no defaults or prepayments on such Mortgage Loan prior to that date), and the denominator of which is the Appraised Value of the related Mortgaged Property.

“MAI”: Member of the Appraisal Institute.

“Major Decision”: As defined in Section 6.08(a).

“Mall at Rockingham Park Intercreditor Agreement”: That certain Co-Lender Agreement, dated as of June 28, 2016, by and between the holders of each of the Mall at Rockingham Park Pari Passu Companion Loans, the holders of the Mall at Rockingham Park Subordinate Companion Loans and the holder of the Mall at Rockingham Park Mortgage Loan, relating to the relative rights of such holders of the Mall at Rockingham Park Whole Loan, as the same may be further amended in accordance with the terms thereof.

“Mall at Rockingham Park Mortgage Loan”: With respect to the Mall at Rockingham Park Whole Loan, the Mortgage Loan that is included in the Trust Fund (identified as Mortgage Loan Number 2 on the Mortgage Loan Schedule), which is evidenced by promissory note A-1-B, and is pari passu in right of payment with the Mall at Rockingham Park Pari Passu Companion Loans and senior in right of payment to the Mall at Rockingham Park Subordinate Companion Loans to the extent set forth in the Mall at Rockingham Park Intercreditor Agreement.

“Mall at Rockingham Park Mortgaged Property”: The Mortgaged Property that secures the Mall at Rockingham Park Whole Loan.

“Mall at Rockingham Park Pari Passu Companion Loans”: With respect to the Mall at Rockingham Park Whole Loan, the Companion Loans evidenced by the related promissory notes designated as promissory notes A-1-A, A-2-A and A-2-B and made by the related Mortgagor and secured by the Mortgage on the Mall at Rockingham Park Mortgaged Property, which are not included in the Trust Fund and which are pari passu in right of payment to the Mall at Rockingham Park Mortgage Loan to the extent set forth in the related Mortgage Loan documents and as provided in the Mall at Rockingham Park Intercreditor Agreement.

“Mall at Rockingham Park Subordinate Companion Loans”: With respect to the Mall at Rockingham Park Whole Loan, the Companion Loans evidenced by the related promissory notes designated as promissory notes B-1 and B-2 and made by the related Mortgagor and secured by the Mortgage on the Mall at Rockingham Park Mortgaged Property, which are not included in the Trust Fund and which are generally subordinate in right of payment to the Mall at Rockingham Park Mortgage Loan and the Mall at Rockingham Park Pari Passu Companion Loans to the extent set forth in the related Mortgage Loan documents and as provided in the Mall at Rockingham Park Intercreditor Agreement.

“Mall at Rockingham Park Whole Loan”: The Mall at Rockingham Park Mortgage Loan, together with the Mall at Rockingham Park Pari Passu Companion Loans and the Mall at Rockingham Park Subordinate Companion Loans, each of which is secured by the same Mortgage on the Mall at Rockingham Park Mortgaged Property. References herein to the Mall at Rockingham Park Whole Loan shall be construed to refer to the aggregate indebtedness under the Mall at Rockingham Park Mortgage Loan, the Mall at Rockingham Park Pari Passu Companion Loans and the Mall at Rockingham Park Subordinate Companion Loans.

“Mall at Turtle Creek Intercreditor Agreement”: That certain Agreement Between Note Holders, dated as of July 7, 2016, by and between the holders of the respective promissory notes evidencing the Mall at Turtle Creek Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“Mall at Turtle Creek Mortgage Loan”: With respect to the Mall at Turtle Creek Whole Loan, the Mortgage Loan that is included in the Trust Fund (identified as Mortgage Loan Number 5 on the Mortgage Loan Schedule), which is evidenced by promissory note A-1, and is pari passu in right of payment with the Mall at Turtle Creek Pari Passu Companion Loan to the extent set forth in the Mall at Turtle Creek Intercreditor Agreement.

“Mall at Turtle Creek Mortgaged Property”: The Mortgaged Property that secures the Mall at Turtle Creek Whole Loan.

“Mall at Turtle Creek Pari Passu Companion Loan”: With respect to the Mall at Turtle Creek Whole Loan, the Companion Loan evidenced by the related promissory note designated as promissory note A-2 and made by the related Mortgagor and secured by the Mortgage on the Mall at Turtle Creek Mortgaged Property, which is not included in the Trust Fund and which is pari passu in right of payment to the Mall at Turtle Creek Center Mortgage Loan to the extent set forth in the related Mortgage Loan documents and as provided in the Mall at Turtle Creek Intercreditor Agreement.

“Mall at Turtle Creek Whole Loan”: The Mall at Turtle Creek Mortgage Loan, together with the Mall at Turtle Creek Pari Passu Companion Loan, each of which is secured by the same Mortgage on the Mall at Turtle Creek Mortgaged Property. References herein to the Mall at Turtle Creek Whole Loan shall be construed to refer to the aggregate indebtedness under the Mall at Turtle Creek Mortgage Loan and the Mall at Turtle Creek Pari Passu Companion Loan.

“Mall at Turtle Creek Pooling and Servicing Agreement”: Any pooling and servicing agreement that creates a trust whose assets include the Mall at Turtle Creek Pari Passu Companion Loan.

“Master Servicer”: With respect to (a) any Mortgage Loan (other than an NCB Mortgage Loan), any REO Property acquired by the Trust with respect to a Mortgage Loan (other than an NCB Mortgage Loan) and any matters relating to the foregoing, the General Master Servicer and (b) any NCB Mortgage Loan, any REO Property acquired by the Trust with respect to an NCB Mortgage Loan and any matters relating to the foregoing, the NCB Master Servicer.

“Master Servicer Decision”: As defined in Section 3.18(m).

“Material Defect”: With respect to any Mortgage Loan, a Defect in any Mortgage File or a Breach, which Defect or Breach, as the case may be, materially and adversely affects the value of such Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee or any Certificateholder therein or causes such Mortgage Loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage”.

“Maturity Date”: With respect to any Mortgage Loan, Whole Loan or Companion Loan, as of any date of determination, the date on which the last payment of principal is due and payable under the related Mortgage Note, after taking into account all Principal Prepayments received prior to such date of determination, but without giving effect to (i) any acceleration of the principal of such Mortgage Loan, Whole Loan or Companion Loan by reason of default thereunder or (ii) any Grace Period permitted by the related Mortgage Note.

“Mediation Rules”: As defined in Section 2.03(m)(i).

“Mediation Services Provider”: As defined in Section 2.03(m)(i).

“Merger Notice”: As defined in Section 6.03(b).

“Modification Fees”: With respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the applicable Master Servicer or the applicable Special Servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

“Moody’s”: Moody’s Investors Service, Inc., and its successors in interest. If neither Moody’s nor any successor remains in existence, “Moody’s” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, each Master Servicer, the Directing Certificateholder and each Special Servicer, and specific ratings of Moody’s herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Morningstar”: Morningstar Credit Ratings, LLC, and its successors in interest. If neither Morningstar nor any successor remains in existence, “Morningstar” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, each Master Servicer, the Directing Certificateholder and each Special Servicer, and specific ratings of Morningstar herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Mortgage”: With respect to any Mortgage Loan or Companion Loan, the mortgage(s), deed(s) of trust or other instrument(s) securing the related Mortgage Note and creating a first mortgage lien on the fee and/or leasehold interest in the related Mortgaged Property.

“Mortgage File”: With respect to each Mortgage Loan or Companion Loan, if applicable, but subject to Section 2.01, collectively the following documents:

(i)          the original Mortgage Note, endorsed on its face or by allonge to the Mortgage Note, without recourse, to “Pay to the order of Wilmington Trust, National Association, as Trustee for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35, without recourse, representation or warranty” or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Mortgage Loan Seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the Trustee);

(ii)         the original or a copy of the Mortgage, together with an original or copy of any intervening Assignments of Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)        an original Assignment of Mortgage in blank or in favor of “Wilmington Trust, National Association, as trustee for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35” (or in the case of any Serviced Whole Loan, in its capacity as “Lead Securitization Note Holder” or similar capacity under the related Intercreditor Agreement on behalf of the related Serviced Companion Noteholders) and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related Mortgage Loan Seller is responsible for the recordation of that Assignment of Mortgage, a copy thereof certified to be the copy of such Assignment of Mortgage submitted to or to be submitted for recording);

(iv)        the original or a copy of any related Assignment of Leases and of any intervening Assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)         an original Assignment of any related Assignment of Leases (if such item is a document separate from the Mortgage) in blank or in favor of “Wilmington Trust, National Association, as trustee for the benefit of the registered holders of Wells Fargo Commercial Mortgage Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35” (or in the case of any Serviced Whole Loan, in its capacity as

“Lead Securitization Note Holder” or similar capacity under the related Intercreditor Agreement on behalf of the related Serviced Companion Noteholders) and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related Mortgage Loan Seller is responsible for the recordation of that Assignment, a copy thereof certified to be the copy of such Assignment submitted or to be submitted for recording);

(vi)        the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)       originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)      the original or a copy of the policy or certificate of lender’s title insurance (which may be in electronic form) issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)        any filed copies (bearing evidence of filing) or evidence of filing of any Uniform Commercial Code financing statements, related amendments and continuation statements in the possession of the applicable Mortgage Loan Seller;

(x)         an original Assignment in favor of the Trustee of any financing statement executed and filed in favor of the applicable Mortgage Loan Seller in the relevant jurisdiction (or, if the related Mortgage Loan Seller is responsible for the filing of that Assignment, a copy thereof certified to be the copy of such Assignment submitted or to be submitted for recording);

(xi)        the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan, if applicable;

(xii)       the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to such Mortgage Loan or Serviced Whole Loan;

(xiii)      the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to such Mortgage Loan or Serviced Whole Loan;

(xiv)       other than with respect to the NCB Co-op Mortgage Loans, the original or a copy of any property management agreement relating to such Mortgage Loan or Serviced Whole Loan;

(xv)        the original or a copy of any franchise agreements and comfort letters or similar agreements relating to such Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of such Mortgage Loan or Serviced Whole Loan and/or request for the issuance of a new comfort letter in favor of the Trustee, in each case as applicable;

(xvi)       the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)      the original or a copy of any related mezzanine intercreditor agreement;

(xviii)     a copy of all related environmental insurance policies; and

(xix)       a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date (the “Mortgage Loan Checklist”).

provided, however, that (a) whenever the term “Mortgage File” is used to refer to documents held by the Custodian, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually received by the Custodian, (b) if there exists with respect to any Crossed Mortgage Loan Group only one original or certified copy of any document referred to in the definition of “Mortgage File” covering all of the Mortgage Loans in such Crossed Mortgage Loan Group, then the inclusion of such original or certified copy in the Mortgage File for any of the Mortgage Loans constituting such Crossed Mortgage Loan Group shall be deemed the inclusion of such original or certified copy in the Mortgage File for each such Mortgage Loan, (c) to the extent that this Agreement refers to a “Mortgage File” for a Companion Loan, such “Mortgage File” shall be construed to mean the Mortgage File for the related Mortgage Loan (except that references to the Mortgage Note for a Companion Loan otherwise described above shall be construed to instead refer to a photocopy of such Mortgage Note), (d) with respect to any Mortgage Loan that has a Serviced Companion Loan, the execution and/or recordation of any Assignment in the name of the Trustee shall not be construed to limit the beneficial interest of the related Companion Holder(s) in such instrument and the benefits intended to be provided to them by such instrument, it being acknowledged that (I) the Trustee shall hold such record title for the benefit of the Trust as the holder of the related Mortgage Loan and the related Companion Holder(s) collectively and (II) any efforts undertaken by the Trustee, the applicable Master Servicer, or the applicable Special Servicer on its behalf to enforce or obtain the benefits of such instrument shall be construed to be so undertaken by the Trustee, the applicable Master Servicer or the applicable Special Servicer for the benefit of the Trust as the holder of the applicable Mortgage Loan and the related Companion Holder(s) collectively, (e) in connection with any Non-Serviced Mortgage Loan, the preceding document delivery requirements will be met by the delivery by the applicable Mortgage Loan Seller of copies of the documents specified above (other than the Mortgage Note and intervening endorsements evidencing such Mortgage Loan, with respect to which the original shall be required or the requirements of clause (i) of the definition of “Mortgage File” shall otherwise be satisfied) including a copy of the Mortgage securing the applicable Mortgage Loan and any assignments or other transfer documents referred to in clauses (iii), (v), (vi), (vii), (ix) and (x) above as being in favor of the Trustee shall instead be in favor of the applicable Non-Serviced Trustee and need only be in such form as was delivered to the applicable Non-Serviced Trustee or a custodian on its behalf, and (f) in connection with any Non-Serviced Mortgage Loan, any and all document delivery requirements with respect to the related Mortgage File (or any portion thereof) set forth herein or in the related Mortgage Loan Purchase Agreement will be satisfied by the delivery, in compliance with the terms of the related Non-Serviced PSA, by the applicable Mortgage Loan Seller of the documents specified above (other than the Mortgage Note and intervening endorsements evidencing such Mortgage Loan or shall otherwise satisfy the requirements of clause (i) of the definition of “Mortgage File”) to the custodian under the related Non-Serviced PSA (in such form as was delivered to the custodian under the related Non-Serviced PSA).

“Mortgage Loan”: Each of the mortgage loans (which, for the avoidance of doubt, includes each Crossed Mortgage Loan Group, each of which, for the purposes of this Agreement, shall be treated as one Mortgage Loan, provided that each individual Crossed Underlying Loan within any such Crossed Mortgage Loan Group shall not be included in this definition of Mortgage Loan) transferred and assigned to the Trustee pursuant to Section 2.01 and to be held by the Trust. As used herein, the term “Mortgage Loan” includes the related Mortgage Note, Mortgage and other documents contained in the related Mortgage File and any related agreements. The term “Mortgage Loan” shall, as of any date of determination, include any Qualified Substitute Mortgage Loan that has replaced a Mortgage Loan pursuant to Section 2.03 and exclude any such replaced Mortgage Loan. For the avoidance of doubt, no Retained Defeasance Rights and Obligations will be part of a “Mortgage Loan” or an asset of the Trust.

“Mortgage Loan Checklist”: As defined in the definition of Mortgage File.

“Mortgage Loan Purchase Agreement”: Each agreement between the Depositor and each Mortgage Loan Seller, relating to the transfer of all of such Mortgage Loan Seller’s right, title and interest in and to the related Mortgage Loans.

“Mortgage Loan Schedule”: The list of Mortgage Loans transferred on the Closing Date to the Trustee as part of the Trust Fund, attached hereto as Exhibit B, as any such schedule may be amended from time to time in connection with a substitution under Section 2.03 and in accordance with the relevant Mortgage Loan Purchase Agreement, and which list sets forth the following information with respect to each Mortgage Loan so transferred:

(i)          the loan identification number (as specified in Annex A-1 to the Prospectus);

(ii)         the Mortgagor’s name;

(iii)       the street address (including city, state, county and zip code) and name of the related Mortgaged Property;

(iv)       the Mortgage Rate in effect at origination;

(v)        the Net Mortgage Rate in effect at the Cut-off Date;

(vi)       the original principal balance;

(vii)      the Cut-off Date Balance;

(viii)     the (a) original term to stated maturity or Anticipated Repayment Date, (b) remaining term to stated maturity or Anticipated Repayment Date and (c) Maturity Date;

(ix)       the original and remaining amortization terms;

(x)        the amount of the Periodic Payment due on the first Due Date following the Cut-off Date;

(xi)       the applicable Servicing Fee Rate;

(xii)      whether the Mortgage Loan is a 30/360 Mortgage Loan or an Actual/360 Mortgage Loan;

(xiii)     whether such Mortgage Loan is secured by a fee simple interest in the related Mortgaged Property; by the Mortgagor’s leasehold interest, and a fee simple interest, in the related Mortgaged Property; or solely by a leasehold interest in the related Mortgaged Property;

(xiv)     identifying any Mortgage Loans with which such Mortgage Loan is cross-defaulted or cross-collateralized;

(xv)      the name of the related Mortgage Loan Seller;

(xvi)     the name of the related Mortgage Loan sponsor;

(xvii)    whether the related Mortgage Loan is secured by a letter of credit (and, if so, the amount of such letter of credit);

(xviii)   amount of any reserve or escrowed funds that were deposited at origination and any ongoing periodic deposit requirements;

(xix)      number of grace days;

(xx)       the type of cash management agreement or lock-box agreement in place;

(xxi)      the general property type of the related Mortgaged Property;

(xxii)     whether such Mortgage Loan provides for defeasance and if so, the period during which defeasance may occur and the periods when any Principal Prepayments must be accompanied by any Prepayment Premium or Yield Maintenance Charge;

(xxiii)    the Anticipated Repayment Date, if applicable;

(xxiv)    the Revised Rate of such Mortgage Loan, if any; and

(xxv)     the number of units, rooms, pads or square feet with respect to each Mortgaged Property;

(xxvi)    the Administrative Cost Rate; and

(xxvii)   the Due Date.

Such Mortgage Loan Schedule shall also set forth the aggregate of the amounts described under clause (vii) above for all of the Mortgage Loans. Such list may be in the form of more than one list, collectively setting forth all of the information required.

“Mortgage Loan Seller”: Each of (i) Wells Fargo Bank, National Association, a national banking association, or its successor in interest, (ii) Rialto Mortgage Finance, LLC, a Delaware limited liability company, or its successor in interest, (iii) UBS Real Estate Securities Inc., a Delaware corporation, or its successor in interest, (iv) Barclays Bank PLC, a public limited company registered in England and Wales, or its successor in interest, (v) Basis Real Estate Capital II, LLC, a Delaware limited liability company, or its successor in interest, (vi) C-III Commercial Mortgage LLC, a Delaware limited liability company, or its successor in interest, and (vii) NCB, a national banking association, or its successor in interest.

“Mortgage Note”: The original executed promissory note(s) evidencing the indebtedness of a Mortgagor under a Mortgage Loan or Companion Loan, as the case may be, together with any rider, addendum or amendment thereto, or any renewal, substitution or replacement thereof.

“Mortgage Rate”: With respect to: (i) any Mortgage Loan (including the Non-Serviced Mortgage Loans) or related Companion Loan on or prior to its Maturity Date, the annual rate at which interest is scheduled (in the absence of a default) to accrue on such Mortgage Loan or related Companion Loan from time to time in accordance with the related Mortgage Note and applicable law; or (ii) any Mortgage Loan or related Companion Loan after its Maturity Date, the annual rate described in clause (i) above determined without regard to the passage of such Maturity Date. For the avoidance of doubt, the Mortgage Rate of any ARD Loan shall not be construed to include the related Excess Rate.

“Mortgaged Property”: The real property subject to the lien of a Mortgage.

“Mortgagor”: The obligor or obligors on a Mortgage Note, including without limitation, any Person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note and including in connection with any

Mortgage Loan that utilizes an indemnity deed of trust structure, the borrower and the Mortgaged Property owner/payment guarantor/mortgagor individually and collectively, as the context may require.

“NCB”: National Cooperative Bank, N.A., a national banking association, or its successor-in-interest.

“NCB Co-op Mortgage Loan”: Any NCB Mortgage Loan.

“NCB Master Servicer”: NCB, or its successor-in-interest, or any successor NCB master servicer appointed as provided herein.

“NCB Mortgage Loans”: Those Mortgage Loans sold to the Depositor pursuant to the related Mortgage Loan Purchase Agreement by NCB and indicated as an NCB Mortgage Loan on the Mortgage Loan Schedule.

“NCB Special Servicer”: NCB, or its successor-in-interest, or any successor NCB special servicer appointed as provided herein (including with respect to any Excluded Special Servicer Loan, if any, the related Excluded Special Servicer appointed pursuant to Section 7.01(g) of this Agreement, as applicable and as the context may require).

“NCB Subordinate Debt Conditions”: With respect to an NCB Co-op Mortgage Loan and any encumbrance of the related Mortgaged Property with a subordinate mortgage, the following conditions: (i) each of the subordinate mortgage loans, or the sole subordinate mortgage loan, to be secured by such subordinate mortgage is made by NCB or any Affiliate thereof (ii) such subordinate mortgage is expressly made in compliance with the underwriting standards which NCB customarily employs in connection with making subordinate mortgages for its own mortgage loan portfolio, (iii) the aggregate outstanding principal balance of the NCB Co-op Mortgage Loan, any other existing loans secured by a mortgage then encumbering the related Mortgaged Property and the proposed new subordinate mortgage loan shall not exceed 40% of the Appraised Value of the related Mortgaged Property, (iv) NCB or any Affiliate thereof that originates the subordinate mortgage loan, executes and delivers to the Trustee for inclusion in the Mortgage File an intercreditor agreement and subordination agreement with respect to such subordinate mortgage in substantially the form of Exhibit LL hereto or in such other form as shall be acceptable to the NCB Special Servicer and, unless a Control Termination Event has occurred and is continuing, the Directing Certificateholder (other than with respect to an Excluded Loan) (provided that the Trustee shall have no responsibility for determining the sufficiency or validity thereof), (v) if the subordinate mortgage loan will not be a fully amortizing loan, the stated maturity date of the subordinate mortgage loan shall be no earlier than the maturity date of the related NCB Co-op Mortgage Loan, (vi) the subordinate mortgage loan is made principally for the purpose of funding capital expenditures, major repairs or reserves at or with respect to the Mortgaged Property in question, (vii) NCB or any Affiliate thereof that originates the subordinate mortgage loan receives borrower legal opinions as to authority and enforceability customarily required of borrowers in connection with the origination of similar mortgage loans; and (viii) the aggregate amount of subordinate debt encumbering the Mortgaged Property in question (including the proposed new subordinate mortgage debt and any other existing loans secured by a mortgage then encumbering the related Mortgaged Property, but excluding the Mortgage Loan in question) does not exceed $7,500,000.

“Net Investment Earnings”: With respect to the Collection Accounts, the Servicing Accounts or the REO Accounts or the Companion Distribution Account for any period from any Distribution Date to the immediately succeeding P&I Advance Date, the amount, if any, by which the aggregate of all interest and other income realized during such period on funds relating to the Trust held in such account, exceeds the aggregate of all losses, if any, incurred during such period in connection with the investment of such funds in accordance with Section 3.06.

“Net Investment Loss”: With respect to the Collection Accounts, the Servicing Accounts or the REO Accounts or the Companion Distribution Account for any period from any Distribution Date to the immediately succeeding P&I Advance Date, the amount by which the aggregate of all losses, if any, incurred during such period in connection with the investment of funds relating to the Trust held in such account in accordance with Section 3.06, exceeds the aggregate of all interest and other income realized during such period on such funds.

“Net Mortgage Rate”: With respect to each Mortgage Loan (including a Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of an REO Loan related to any Companion Loan) as of any date of determination, a rate per annum equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after its respective Anticipated Repayment Date), minus the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the applicable Master Servicer or the applicable Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related Mortgagor; provided, further, that for any Mortgage Loan that does not accrue interest on the basis of a 360-day year consisting of twelve 30-day months, then, solely for purposes of calculating Pass-Through Rates and the Weighted Average Net Mortgage Rate, the Net Mortgage Rate of such Mortgage Loan or for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually accrued in respect of such Mortgage Loan during such one-month period at the related Net Mortgage Rate; provided, further, that, with respect to each Actual/360 Mortgage Loan, the Net Mortgage Rate for the one-month period (A) preceding the Due Dates that occur in January and February in any year which is not a leap year or preceding the Due Date that occurs in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date), will be determined exclusive of any Withheld Amounts, and (B) preceding the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of the amounts withheld in the immediately preceding January and February, if applicable. With respect to any REO Loan, the Net Mortgage Rate shall be calculated as described above, determined as if the predecessor Mortgage Loan had remained outstanding.

“Net Operating Income”: With respect to any Mortgaged Property, for any Mortgagor’s fiscal year end, Net Operating Income will be calculated in accordance with the standard definition of “Net Operating Income” approved from time to time endorsed and put forth by the CREFC®.

“New Lease”: Any lease of REO Property entered into at the direction of the applicable Special Servicer on behalf of the Trust, including any lease renewed, modified or extended on behalf of the Trust, if the Trust has the right to renegotiate the terms of such lease.

“NMWHFIT”: A “Non-Mortgage Widely Held Fixed Investment Trust” as that term is defined in Treasury Regulations Section 1.671 5(b)(12) or successor provisions.

“Nonrecoverable Advance”: Any Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance. For the avoidance of doubt, Workout-Delayed Reimbursement Amounts shall constitute Nonrecoverable Advances only when the Person making such determination in accordance with the procedures specified herein, and taking into account factors such as all other outstanding Advances, either (a) has determined that such Workout-Delayed Reimbursement Amounts, would not ultimately be recoverable from Late Collections, Default Interest, Insurance and Condemnation Proceeds, Liquidation Proceeds or any other recovery on or in respect of such Mortgage Loan or the related REO Property (without giving effect to potential recoveries on deficiency judgments or recoveries from guarantors), or (b) has determined that such Workout-Delayed Reimbursement Amount, along with any other Workout-Delayed Reimbursement Amounts (that have not been reimbursed to the party that made such Advance) or unreimbursed Nonrecoverable Advances, would not be ultimately recoverable from the principal portion of future general collections on the Mortgage Loans and REO Properties.

“Nonrecoverable P&I Advance”: Any P&I Advance previously made or proposed to be made in respect of a Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) which, in the reasonable judgment of the applicable Master Servicer, the applicable Special Servicer or the Trustee, as the case may be, will not be ultimately recoverable, together with any accrued and unpaid interest thereon at the Reimbursement Rate, from Late Collections or any other recovery on or in respect of such Mortgage Loan or REO Loan; provided, however, that the applicable Special Servicer may, at its option (with respect to any Specially Serviced Loan), make a determination in accordance with the Servicing Standard, that any P&I Advance previously made or proposed to be made is a Nonrecoverable P&I Advance and shall deliver to the applicable Master Servicer (and with respect to a Serviced Mortgage Loan, to any Other Servicer, and with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Master Servicer and Non-Serviced Special Servicer), the Certificate Administrator, the Trustee, the Operating Advisor and the 17g-5 Information Provider notice of such determination. Any such determination may be conclusively relied upon by, but shall not be binding upon, the applicable Master Servicer and the Trustee, provided, however, that such Special Servicer shall have no such obligation to make an affirmative determination that any P&I Advance is or would be recoverable and in the absence of a determination by such Special Servicer that such P&I Advance is or would be a Nonrecoverable P&I Advance, such decision shall remain with the applicable Master Servicer or Trustee, as applicable. If a Special Servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance is a Nonrecoverable P&I Advance, the applicable Master Servicer and the Trustee shall have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance is a Nonrecoverable P&I Advance. With respect to any Non-Serviced Whole Loan, if any Non-Serviced Master Servicer, Non-Serviced Trustee or Non-Serviced Special Servicer, as applicable, in connection with a securitization of the related Non-Serviced Companion Loan determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination shall not be binding on the applicable Master Servicer and the Trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan. Similarly, with respect to the related Non-Serviced Mortgage Loan, if the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, determines that any P&I Advance with respect to a related Non-Serviced Mortgage Loan, if made, would be a Nonrecoverable P&I Advance, such determination shall not be binding on the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and related Non-Serviced Trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise). In making such recoverability determination, the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, will be entitled (a) to consider (among other things) (i) the obligations of the Mortgagor under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions (consistent with the Servicing Standard in the case of the applicable Master Servicer or the applicable Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) regarding the possibility and effects of future adverse changes with respect to such Mortgaged Properties, (b) to estimate and consider (consistent with the Servicing Standard in the case of the applicable Master Servicer and the applicable Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) (among other things) future expenses, (c) to estimate and consider (consistent with the Servicing Standard in the case of the applicable Master Servicer and the applicable Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) (among other things) the timing of recoveries and (d) to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the applicable Master Servicer, in light of the fact that related proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any Person, in considering whether a P&I Advance is a Nonrecoverable Advance, will be entitled to give due regard to the existence of any outstanding Nonrecoverable Advance or Workout-Delayed Reimbursement Amount with respect to other Mortgage Loans, the reimbursement of which, at the time of such consideration, is being deferred or delayed by a Master Servicer or the Trustee because there is insufficient principal available for such recovery, in light of the fact that proceeds on the related Mortgage Loan are a source of recovery not only for the P&I Advance under consideration, but also as a potential source of reimbursement of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amounts which are or may be being deferred or delayed. In addition, any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that an Advance is a Nonrecoverable

Advance) and, consistent with the Servicing Standard, in the case of the applicable Master Servicer or in its good faith business judgment in the case of the Trustee (solely in its capacity as Trustee), may obtain at the expense of the Trust any reasonably required analysis, Appraisals or market value estimates or other information for making a recoverability determination. Absent bad faith, the applicable Master Servicer’s, the applicable Special Servicer’s or the Trustee’s determination as to the recoverability of any P&I Advance shall be conclusive and binding on the Certificateholders. The determination by the applicable Master Servicer, the applicable Special Servicer or the Trustee, as the case may be, that a Nonrecoverable P&I Advance has been made or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance, or any updated or changed recoverability determination, shall be evidenced by an Officer’s Certificate delivered by either the applicable Special Servicer or the applicable Master Servicer to the other and to the Trustee, the Certificate Administrator, the Directing Certificateholder (but only prior to the occurrence of a Consultation Termination Event and only with respect to any Mortgage Loan other than an Excluded Loan) (and in the case of a Serviced Mortgage Loan, any Other Servicer), the Operating Advisor (but only in the case of a Special Servicer) and the Depositor, or by the Trustee to the Depositor, the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor and the Certificate Administrator (and, in the case of a Serviced Mortgage Loan, any Other Servicer). The Officer’s Certificate shall set forth such determination of nonrecoverability and the considerations of the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, forming the basis of such determination (which shall be accompanied by, to the extent available, related income and expense statements, rent rolls (or, with respect to NCB Co-op Mortgage Loans, maintenance schedules), occupancy status, property inspections and any other information used by such Master Servicer, such Special Servicer or the Trustee, as applicable, to make such determination and shall include any existing Appraisal of the related Mortgage Loan or the related Mortgaged Property). The Trustee shall be entitled to conclusively rely on the applicable Master Servicer’s or the applicable Special Servicer’s determination that a P&I Advance is or would be nonrecoverable, and each Master Servicer shall be entitled to conclusively rely on the applicable Special Servicer’s determination that a P&I Advance is or would be nonrecoverable. In the case of a cross-collateralized Mortgage Loan (if any), such recoverability determination shall take into account the cross-collateralization of the related cross-collateralized Mortgage Loan.

“Nonrecoverable Servicing Advance”: Any Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Whole Loan or REO Property which, in the reasonable judgment of the applicable Master Servicer, the applicable Special Servicer or the Trustee, as the case may be, will not be ultimately recoverable, together with any accrued and unpaid interest thereon, at the Reimbursement Rate, from Late Collections or any other recovery on or in respect of such Mortgage Loan, Serviced Whole Loan or REO Property. In making such recoverability determination, such Person will be entitled (a) to consider (among other things) (i) the obligations of the Mortgagor under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions (consistent with the Servicing Standard in the case of the applicable Master Servicer or the applicable Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) regarding the possibility and effects of future adverse changes with respect to such Mortgaged Properties, (b) to estimate and consider (consistent with the

Servicing Standard in the case of the applicable Master Servicer or the applicable Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) (among other things) future expenses, (c) to estimate and consider (consistent with the Servicing Standard in the case of the applicable Master Servicer or the applicable Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) (among other things) the timing of recoveries and (d) to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the applicable Master Servicer or the Trustee because there is insufficient principal available for such recovery, in light of the fact that related proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any Person, in considering whether a Servicing Advance is a Nonrecoverable Servicing Advance, will be entitled to give due regard to the existence of any Nonrecoverable Advance or Workout-Delayed Reimbursement Amounts with respect to other Mortgage Loans, the reimbursement of which, at the time of such consideration, is being deferred or delayed by a Master Servicer, in light of the fact that proceeds on the related Mortgage Loan are a source of recovery not only for the Servicing Advance under consideration, but also as a potential source of recovery of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amounts which are or may be being deferred or delayed. In addition, any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that an Advance is a Nonrecoverable Advance) and, consistent with the Servicing Standard, in the case of the applicable Master Servicer or in its good faith business judgment in the case of the Trustee (solely in its capacity as Trustee), may obtain at the expense of the Trust any reasonably required analysis, Appraisals or market value estimates or other information for making a recoverability determination. Absent bad faith, the applicable Master Servicer’s, the applicable Special Servicer’s or the Trustee’s determination as to the recoverability of any Servicing Advance shall be conclusive and binding on the Certificateholders. The determination by the applicable Master Servicer, the applicable Special Servicer or the Trustee, as the case may be, that a Nonrecoverable Servicing Advance has been made or that any proposed Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, or any updated or changed recoverability determination, shall be evidenced by an Officer’s Certificate delivered by either the applicable Special Servicer or the applicable Master Servicer to the other and to the Trustee, the Certificate Administrator, the Directing Certificateholder (but only prior to the occurrence of a Consultation Termination Event and only with respect to any Mortgage Loan other than an Excluded Loan) (and in the case of a Serviced Mortgage Loan, any Other Servicer), the Operating Advisor (but only in the case of a Special Servicer) and the Depositor, or by the Trustee to the Depositor, the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor and the Certificate Administrator (and in the case of a Serviced Mortgage Loan, any Other Servicer); provided, however, that the applicable Special Servicer may, at its option, make a determination in accordance with the Servicing Standard, that any Servicing Advance previously made or proposed to be made is a Nonrecoverable Servicing Advance and shall deliver to the applicable Master Servicer (and with respect to a Serviced Mortgage Loan, to any Other Servicer), the Certificate Administrator, the Trustee, the Operating Advisor and the 17g-5 Information Provider notice of such determination. Any such determination may be conclusively relied upon by, but shall not be binding upon, the applicable Master Servicer and the Trustee, provided, however, that the applicable Special Servicer shall have no such obligation to make an affirmative determination that any Servicing

Advance is or would be recoverable and in the absence of a determination by the applicable Special Servicer that such Servicing Advance is or would be a Nonrecoverable Servicing Advance, such decision shall remain with the applicable Master Servicer or the Trustee, as applicable. If the applicable Special Servicer makes a determination that only a portion, and not all, of any previously made or proposed Servicing Advance is a Nonrecoverable Servicing Advance, the applicable Master Servicer and the Trustee shall each have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed Servicing Advance is a Nonrecoverable Servicing Advance. The Officer’s Certificate shall set forth such determination of nonrecoverability and the considerations of the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, forming the basis of such determination (which shall be accompanied by, to the extent available, related income and expense statements, rent rolls (or, with respect to NCB Co-op Mortgage Loans, maintenance schedules), occupancy status, property inspections and any other information used by such Master Servicer, such Special Servicer or the Trustee, as applicable, to make such determination and shall include any existing Appraisal with respect to the related Mortgage Loan, Serviced Companion Loan or related Mortgaged Property). The applicable Special Servicer shall promptly furnish any party required to make Servicing Advances hereunder with any information in its possession regarding the Specially Serviced Loans and REO Properties as such party required to make Servicing Advances may reasonably request for purposes of making recoverability determinations. The Trustee shall be entitled to conclusively rely on the applicable Master Servicer’s or the applicable Special Servicer’s determination that a Servicing Advance is or would be nonrecoverable, and the applicable Master Servicer shall be entitled to conclusively rely on the applicable Special Servicer’s determination that a Servicing Advance is or would be nonrecoverable. Notwithstanding anything herein to the contrary, if the applicable Special Servicer requests that the applicable Master Servicer make a Servicing Advance, such Master Servicer may conclusively rely on such request as evidence that such advance is not a Nonrecoverable Servicing Advance; provided, however, that such Special Servicer shall not be entitled to make such a request more frequently than once per calendar month with respect to Servicing Advances other than emergency advances (although such request may relate to more than one Servicing Advance). In the case of a cross-collateralized Mortgage Loan (if any), such recoverability determination shall take into account the cross-collateralization of the related cross-collateralized Mortgage Loan. The determination as to the recoverability of any servicing advance or property protection advance previously made or proposed to be made in respect of a Non-Serviced Whole Loan shall be made by the related Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee, as the case may be, pursuant to the related Non-Serviced PSA.

“Non-Book Entry Certificates”: As defined in Section 5.02(c).

“Non-Registered Certificate”: Unless and until registered under the Securities Act, any Class X-D, Class A-4FX, Class A-4FL, Class D, Class E, Class F, Class G or Class R Certificate.

“Non-Serviced Certificate Administrator”: The “Certificate Administrator” under a Non-Serviced PSA.

“Non-Serviced Companion Loan”: Each of the Mall at Rockingham Park Pari Passu Companion Loans, the Mall at Rockingham Park Subordinate Companion Loans, the In-Rel 8 Pari Passu Companion Loan and the Pinnacle II Pari Passu Companion Loans (on and after the related Servicing Shift Securitization Date).

“Non-Serviced Custodian”: The “Custodian” under a Non-Serviced PSA.

“Non-Serviced Depositor”: The “Depositor” under a Non-Serviced PSA.

“Non-Serviced Gain-on-Sale Proceeds”: Any “gain-on-sale proceeds” received in respect of a Non-Serviced Mortgage Loan pursuant to the related Non-Serviced PSA.

“Non-Serviced Indemnified Parties”: As defined in Section 6.04(i).

“Non-Serviced Intercreditor Agreement”: Each of the Mall at Rockingham Park Intercreditor Agreement, the In-Rel 8 Intercreditor Agreement and the Pinnacle II Intercreditor Agreement (on and after the related Servicing Shift Securitization Date).

“Non-Serviced Master Servicer”: The “Master Servicer” or “Servicer” under a Non-Serviced PSA.

“Non-Serviced Mortgage Loan”: Each of the Mall at Rockingham Park Mortgage Loan, the In-Rel 8 Mortgage Loan and the Pinnacle II Mortgage Loan (on and after the related Servicing Shift Securitization Date).

“Non-Serviced Mortgaged Property”: Each of the Mall at Rockingham Park Mortgaged Property, the In-Rel 8 Mortgaged Property and the Pinnacle II Mortgaged Property (on and after the related Servicing Shift Securitization Date).

“Non-Serviced Operating Advisor”: The “Operating Advisor” (if any) under a Non-Serviced PSA.

“Non-Serviced Pari Passu Companion Loan”: Each of the Mall at Rockingham Park Pari Passu Companion Loans, the In-Rel 8 Pari Passu Companion Loan and the Pinnacle II Pari Passu Companion Loans (on and after the related Servicing Shift Securitization Date).

“Non-Serviced Paying Agent”: The “Paying Agent” under a Non-Serviced PSA.

“Non-Serviced Primary Servicing Fee Rate”: With respect to (i) the Mall at Rockingham Park Mortgage Loan, 0.00125%, (ii) the In-Rel 8 Mortgage Loan, 0.0025%, and (iii) the Pinnacle II Mortgage Loan (on and after the related Servicing Shift Securitization Date), 0.0025%.

“Non-Serviced PSA”: With respect to (i) the Mall at Rockingham Park Whole Loan, the BBSG 2016-MRP Trust and Servicing Agreement, (ii) the In-Rel 8 Whole Loan, the BACM 2016-UBS10 Pooling and Servicing Agreement and (iii) the Pinnacle II Whole Loan, on and after the related Servicing Shift Securitization Date, the Pinnacle II Pooling and Servicing Agreement.

“Non-Serviced Special Servicer”: The applicable “Special Servicer” of a Non-Serviced Whole Loan under a Non-Serviced PSA.

“Non-Serviced Trust”: The “Trust” formed under a Non-Serviced PSA.

“Non-Serviced Trustee”: The “Trustee” under a Non-Serviced PSA.

“Non-Serviced Whole Loan”: Each of Mall at Rockingham Park Whole Loan, the In-Rel 8 Whole Loan and the Pinnacle II Whole Loan (on and after the related Servicing Shift Securitization Date).

“Non-Serviced Whole Loan Controlling Holder”: The “directing holder” or similarly defined party under a Non-Serviced PSA.

“Non-Specially Serviced Loan”: Any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan that is not a Specially Serviced Loan.

“Non-U.S. Beneficial Ownership Certification”: As defined in Section 5.03(f).

“Non-U.S. Tax Person”: Any person other than a U.S. Tax Person.

“Non-Waiving Successor”: As defined in Section 3.23(l).

“Notional Amount”: In the case of the Class X-A Certificates, the Class X-A Notional Amount, in the case of the Class X-B Certificates, the Class X-B Notional Amount and in the case of the Class X-D Certificates, the Class X-D Notional Amount.

“NRSRO”: Any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act, including the Rating Agencies.

“NRSRO Certification”: A certification (a) substantially in the form of Exhibit P-2 executed by a NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s Website, in either case in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency under this Agreement or that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 of the Exchange Act, that such NRSRO has access to the Depositor’s 17g-5 website and that such NRSRO will keep such information confidential, except to the extent such information has been made available to the general public. Each NRSRO shall be deemed to recertify to the foregoing each time it accesses the Certificate Administrator’s Website.

“OCC”: Office of the Comptroller of the Currency.

“Officer’s Certificate”: A certificate signed by a Servicing Officer of the applicable Master Servicer or the applicable Special Servicer or any Additional Servicer, as the case may be, or a Responsible Officer of the Trustee or Certificate Administrator, as the case may be.

“Offshore Transaction”: Any “offshore transaction” as defined in Rule 902(h) of Regulation S.

“Operating Advisor”: Pentalpha Surveillance LLC, a Delaware limited liability company, and its successors in interest and assigns, or any successor operating advisor appointed as herein provided.

“Operating Advisor Annual Report”: As defined in Section 3.26(c).

“Operating Advisor Consulting Fee”: A fee for each Major Decision on which the Operating Advisor has consulting obligations and performed its duties with respect to such Major Decision equal to $10,000 (or such lesser amount as the related Mortgagor agrees to pay) with respect to any Mortgage Loan (other than the Non-Serviced Mortgage Loans or Servicing Shift Mortgage Loan and each related Companion Loan), payable pursuant to Section 3.05 of this Agreement; provided, however, that no such fee shall be payable unless specifically paid by the related Mortgagor as a separately identifiable fee; provided, further, that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, however, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, such fee shall be payable in full to the Operating Advisor as an expense of the Trust; provided, further, that the applicable Master Servicer or the applicable Special Servicer, as applicable, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the related Mortgagor if it determines that such full or partial waiver is in accordance with the Servicing Standard (provided that the applicable Master Servicer or the applicable Special Servicer, as applicable, shall consult, on a non-binding basis, with the Operating Advisor prior to any such waiver or reduction).

“Operating Advisor Expenses”: With respect to any Distribution Date, an amount equal to any unreimbursed indemnification amounts or additional trust fund expenses payable to the Operating Advisor pursuant to this Agreement (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

“Operating Advisor Fee”: With respect to each Mortgage Loan and REO Loan (but excluding each Non-Serviced Mortgage Loan, Servicing Shift Mortgage Loan and each Companion Loan), the fee payable to the Operating Advisor pursuant to Section 3.26(i).

“Operating Advisor Fee Rate”: With respect to each Interest Accrual Period related to any applicable Distribution Date, a per annum rate of 0.00274%, except with respect to each Non-Serviced Mortgage Loan, Servicing Shift Mortgage Loan and each Companion Loan.

“Operating Advisor Standard”: The requirement that the Operating Advisor must act solely on behalf of the Trust and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan (other than a Servicing Shift Whole Loan) for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not to any particular Class of Certificateholders (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its Affiliates may have with any of the underlying Mortgagors, any Sponsor, any Mortgage Loan Seller, the Depositor, each Master Servicer, each Special Servicer, the Asset Representations Reviewer, the Directing Certificateholder or any of their Affiliates.

“Operating Advisor Termination Event”: Any of the following events, whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)          any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under this Agreement, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, is given to the Operating Advisor by any party to this Agreement or to the Operating Advisor, the Certificate Administrator and the Trustee by the holders of Certificates having greater than 25% of the aggregate Voting Rights, provided that any such failure which is not curable within such thirty (30) day period, the Operating Advisor will have an additional cure period of thirty (30) days to effect such cure so long as it has commenced to cure such failure within the initial thirty (30) day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)          any failure by the Operating Advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, is given to the Operating Advisor by any party to this Agreement;

(c)          any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, is given to the Operating Advisor by any party to this Agreement;

(d)          a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against the operating advisor, and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days;

(e)          the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)          the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

“Opinion of Counsel”: A written opinion of counsel, who may, without limitation, be salaried counsel for the Depositor, a Master Servicer, a Special Servicer, the Operating Advisor or the Asset Representations Reviewer, acceptable in form and delivered to the Trustee and the Certificate Administrator, except that any opinion of counsel relating to (a) the qualification of any Trust REMIC as a REMIC, (b) compliance with the REMIC Provisions, (c) the qualification of the Grantor Trust as a grantor trust, or (d) the resignation of either Master Servicer, either Special Servicer or the Depositor pursuant to Section 6.05, must be an opinion of counsel who is in fact Independent of the Depositor, such Master Servicer, such Special Servicer, the Operating Advisor and the Asset Representations Reviewer.

“Original Certificate Balance”: With respect to any Class of Principal Balance Certificates and the Class A-4FX Regular Interest, the initial aggregate principal amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement. The Original Certificate Balances of the Class A-4FL and Class A-4FX Certificates are subject to exchanges of Class A-4FL Certificates for Class A-4FX Certificates pursuant to Section 5.09; provided that the Original Certificate Balances of the Class A-4FL and Class A-4FX Certificates will, at all times, in the aggregate equal the Original Certificate Balance of the Class A-4FX Regular Interest.

“Original Lower-Tier Principal Amount”: With respect to any Class of Lower-Tier Regular Interest, the initial principal amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement.

“Original Notional Amount”: With respect to the Class X-A Notional Amount, the Class X-B Notional Amount and the Class X-D Notional Amount, the applicable initial Notional Amount thereof as of the Closing Date, as specified in the Preliminary Statement.

“Other Asset Representations Reviewer”: Any asset representations reviewer under an Other Pooling and Servicing Agreement.

“Other Certificate Administrator”: Any certificate administrator under an Other Pooling and Servicing Agreement.

“Other Depositor”: Any depositor under an Other Pooling and Servicing Agreement.

“Other Exchange Act Reporting Party”: With respect to any Other Securitization Trust that is subject to the reporting requirements of the Exchange Act, the Other Servicer, Other Trustee, Other Certificate Administrator or Other Depositor under the related Other Pooling and Servicing Agreement that is responsible for the preparation and/or filing of Form 8-K, Form 10-D and Form 10-K with respect to such Other Securitization Trust, as identified in writing to the parties to this Agreement; and, with respect to any Other Securitization Trust that is not subject to the reporting requirements of the Exchange Act, the trustee, certificate administrator, master servicer, special servicer or depositor under the related Other Pooling and Servicing Agreement that is responsible for the preparation and/or dissemination of periodic distribution date statements or similar reports, as identified in writing to the parties to this Agreement.

“Other Pooling and Servicing Agreement”: Any trust and servicing agreement or pooling and servicing agreement that creates a trust whose assets include any Serviced Companion Loan. For the avoidance of doubt, each of the Kroger (Roundy’s) Distribution Center Pooling and Servicing Agreement and the Mall at Turtle Creek Pooling and Servicing Agreement shall be an Other Pooling and Servicing Agreement.

“Other Securitization”: As defined in Section 11.06.

“Other Servicer”: Any master servicer or special servicer, as applicable, under an Other Pooling and Servicing Agreement.

“Other Trustee”: Any trustee under an Other Pooling and Servicing Agreement.

“Ownership Interest”: As to any Certificate, any ownership or security interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

“P&I Advance”: As to any Mortgage Loan or REO Loan (but not any related Companion Loan), any advance made by the applicable Master Servicer or the Trustee, as applicable, pursuant to Section 4.03 or Section 7.05.

“P&I Advance Date”: The Business Day immediately prior to each Distribution Date.

“P&I Advance Determination Date”: With respect to any Distribution Date, the close of business on the related Determination Date.

“Pari Passu Companion Loan Holder”: Any holder of record of any Serviced Pari Passu Companion Loan or Non-Serviced Pari Passu Companion Loan.

“Pass-Through Rate”: Any of the Class A-1 Pass-Through Rate, the Class A-2 Pass-Through Rate, the Class A-3 Pass-Through Rate, the Class A-4 Pass-Through Rate, the Class A-4FL Pass-Through Rate, the Class A-4FX Pass-Through Rate, the the Class A-SB Pass-Through Rate, the Class A-S Pass-Through Rate, the Class B Pass-Through Rate, the Class C Pass-Through Rate, the Class D Pass-Through Rate, the Class E Pass-Through Rate, the Class F Pass-Through Rate, the Class G Pass-Through Rate, the Class X-A Pass-Through Rate, the Class X-B Pass-Through Rate or the Class X-D Pass-Through Rate, as the case may be.

“PCAOB”: The Public Company Accounting Oversight Board.

“Penalty Charges”: With respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loan (or any successor REO Loan), any amounts actually collected thereon (or, in the case of a Serviced Companion Loan (or any successor REO Loan thereto) that is part of a Serviced Whole Loan, actually collected on such Serviced Whole Loan, and allocated and paid on such Serviced Companion Loan (or any successor REO Loan), as applicable, in accordance with the related Intercreditor Agreement) that represent late payment charges or Default Interest, other than a Prepayment Premium or a Yield Maintenance Charge.

“Percentage Interest”: As to any Certificate (other than the Class R Certificates), the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Certificate (other than the Class R Certificates), the percentage interest is equal to the Denomination as of the Closing Date of such Certificate divided by the Original Certificate Balance or Original Notional Amount, as applicable, of such Class of Certificates as of the Closing Date. With respect to a Class R Certificate, the percentage interest is set forth on the face thereof.

“Performance Certification”: As defined in Section 11.06.

“Performing Party”: As defined in Section 11.12.

“Periodic Payment”: With respect to any Mortgage Loan or any related Companion Loan, the scheduled monthly payment of principal and/or interest on such Mortgage Loan or Companion Loan, including any Balloon Payment, which is payable (as the terms of the applicable Mortgage Loan or Companion Loan may be changed or modified in connection with a bankruptcy or similar proceedings involving the related Mortgagor or by reason of a modification, extension, waiver or amendment granted or agreed to pursuant to the terms hereof) by a Mortgagor from time to time under the related Mortgage Note and applicable law, without regard to any acceleration of principal of such Mortgage Loan or Companion Loan by reason of default thereunder.

“Permitted Investments”: Any one or more of the following obligations or securities (including obligations or securities of the Certificate Administrator, or managed by the Certificate Administrator or any Affiliate of the Certificate Administrator, if otherwise qualifying hereunder), regardless of whether issued by the Depositor, the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, or any of their respective Affiliates and having the required ratings, if any, provided for in this definition and which shall not be subject to liquidation prior to maturity:

(i)          direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, Fannie Mae, Freddie Mac or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America that mature in one (1) year or less from the date of acquisition; provided that any obligation of, or guarantee by, Fannie Mae or Freddie Mac, other than an unsecured senior debt obligation of Fannie Mae or Freddie Mac, shall be a Permitted Investment only if such investment would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Rating Agency to any Certificate (or, insofar as there is then outstanding any class of Serviced Companion Loan Securities that are then rated by such Rating Agency, such class of securities) as evidenced in writing;

(ii)          time deposits, unsecured certificates of deposit, or bankers’ acceptances that mature in one (1) year or less after the date of issuance and are issued or held by any depository institution or trust company (including the Trustee) incorporated or organized under the laws of the United States of America or any State thereof and subject to supervision and examination by federal or state banking authorities with respect to which (A) with respect to Moody’s, (I) in the case of such investments with maturities of thirty (30) days or less, the short-term debt obligations of which are rated in the highest short-term rating category by Moody’s or the long-term debt obligations of which are rated at least “A2” by Moody’s, (II) in the case of such investments with maturities of three (3) months or less, but more than thirty (30) days, the short-term obligations of which are rated in the highest short-term rating category by Moody’s and the long-term obligations of which are rated at least “A1” by Moody’s, (III) in the case of such investments with maturities of six (6) months or less, but more than three (3) months, the short-term obligations of which are rated in the highest short-term rating category by Moody’s and the long-term obligations of which are rated at least “Aa3” by Moody’s and (IV) in the case of such investments with maturities of more than six (6) months, the short-term obligations of which are rated in the highest short-term rating category by Moody’s and the long-term obligations of which are rated “Aaa” by Moody’s (or, in each case, if permitted by the related Mortgage Loan, if not rated by Moody’s, otherwise acceptable to Moody’s, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates) and (B) with respect to Fitch and KBRA, the commercial paper or other short-term debt obligations of such depository institution or trust company are rated in the highest rating categories of each of Fitch and KBRA (in the case of KBRA, if rated by KBRA); or, in each case, or such other rating as would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Rating Agency to any Class of Certificates (or, insofar as there is then outstanding any class of Serviced Companion Loan Securities that is then rated by such rating agency, such class of securities) as evidenced in writing;

(iii)         repurchase agreements or obligations with respect to any security described in clause (i) above where such security has a remaining maturity of one year or less and where such repurchase obligation has been entered into with a depository institution or trust company (acting as principal) described in clause (ii) above;

(iv)         debt obligations bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof which, (A) if such debt obligations have a term of three months or less, (1) the short-term obligations of which corporation are rated in the highest short-term debt rating category of Fitch and KBRA (if then rated by KBRA) and (2) the short-term obligations of which corporation are rated in the highest short-term rating category by Moody’s or the long-term obligations of which corporation are rated at least “A2” by Moody’s, (B) if such debt obligations have a term of more than three months and not in excess of six months, the short-term obligations of which corporation are rated in the highest short-term rating category by each Rating Agency and the long-term obligations of which corporation are rated at least “Aa3” by Moody’s and (C) if such debt obligations have a term of more than six months, the short-term obligations of which corporation are rated in the highest short-term rating category by each Rating Agency and the long-term obligations of which corporation are rated “Aaa” by Moody’s (or, in the case of any such Rating Agency as set forth in subclauses (A) through (C) above, such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency); provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investment therein will cause the then-outstanding principal amount of securities issued by such corporation and held in the accounts established hereunder to exceed 10% of the sum of the aggregate principal balance and the aggregate principal amount of all Permitted Investments in such accounts;

(v)          commercial paper of any corporation incorporated under the laws of the United States or any state thereof (or of any corporation not so incorporated, provided that the commercial paper is United States Dollar denominated and amounts payable thereunder are not subject to any withholding imposed by any non United States jurisdiction) (a)(1) in the case of such investments with maturities of 30 days or less, the short term obligations of which corporation are rated at least in the highest short-term debt rating category of Moody’s and “F1” by Fitch, or the long-term obligations of which corporation are rated at least “A2” by Moody’s and “A” by Fitch, (2) in the case of such investments with maturities of three months or less, but more than 30 days, the short-term obligations of which are rated at least in the highest short-term debt rating category of Moody’s and “F1+” by Fitch, or the long-term obligations of which are rated at least “AA-” by Fitch (with a short-term rating of “F1” by Fitch) and “A2” by Moody’s, (3)(A) in the case of such investments with maturities of six months or less, but more than three months, the short-term obligations of which are rated at least “P1” by Moody’s, and the long-term obligations of which corporation are rated at least “Aa3” by Moody’s, and (B) in the case of such investments with maturities of six months or less, but more than three months, the short-term obligations of which are rated at least “F1+” by Fitch, or the long-term obligations of which corporation are rated at least “AA-” by Fitch (with a short-term rating of “F1” by Fitch), and (4)(A) in the case of such investments with maturities of more than six months, the short-term obligations of which are rated at least “P1” by Moody’s, and the long-term obligations of which are rated at least “Aaa” by Moody’s, and (B) in the case of such investments with maturities of more than six months, the short-term obligations of which are rated at least “F1+” by Fitch, or the long-term obligations of which are rated at least “AA-” by Fitch (with a short-term rating of “F1” by Fitch), and (b) such commercial paper is rated in the highest short-term category by KBRA (if then rated by KBRA) (or such lower rating as is the subject of a Rating Agency Confirmation);

(vi)         money market funds (including the Federated Prime Obligation Money Market Fund, US Bank Long Term Eurodollar Sweep or the Wells Fargo Government Money Market Fund), rated in the highest rating categories of each Rating Agency (if so rated by each such Rating Agency (and if not rated by any such Rating Agency, an equivalent rating (or higher) by at least two (2) NRSROs (which may include Fitch, KBRA, DBRS, Moody’s, Morningstar and/or S&P)) and the highest money market fund category by Moody’s (or, if not rated by Moody’s, otherwise acceptable to such Rating Agency, as confirmed in a Rating Agency Confirmation relating to the Certificates), which may include the investments referred to in clause (i) above if so qualified that

(a) have substantially all of their assets invested continuously in the types of investments referred to in clause (i) above and (b) have net assets of not less than $5,000,000,000;

(vii)        any other demand, money market or time deposit, obligation, security or investment, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i) – (vi) above with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such demand, money market or time deposit, obligation, security or investment and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25); and

(viii)       any other demand, money market or time deposit, obligation, security or investment not listed in clauses (i) – (vi) above with respect to which a Rating Agency Confirmation has been obtained from each and every Rating Agency;

provided, however, that each Permitted Investment qualifies as a “cash flow investment” pursuant to Section 860G(a)(6) of the Code, and that (a) it shall have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (b) any such investment that provides for a variable rate of interest must have an interest rate that is tied to a single interest rate index plus a fixed spread, if any, and move proportionately with such index, (c) any such investment must not be subject to liquidation prior to maturity, and (d) any such investment must not be purchased at a premium over par; and provided, further, however, that no such instrument shall be a Permitted Investment (a) if such instrument evidences principal and interest payments derived from obligations underlying such instrument and the interest payments with respect to such instrument provide a yield to maturity at the time of acquisition of greater than 120% of the yield to maturity at par of such underlying obligations or (b) if such instrument may be redeemed at a price below the purchase price; and provided, further, however, that no amount beneficially owned by any Trust REMIC (even if not yet deposited in the Trust) may be invested in investments (other than money market funds) treated as equity interests for federal income tax purposes, unless the applicable Master Servicer receives an Opinion of Counsel, at its own expense, to the effect that such investment will not adversely affect the status of any Trust REMIC.

“Permitted Special Servicer/Affiliate Fees”: Any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees and appraisal fees received or retained by either of the Special Servicers or any of their respective Affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Companion Loan (including any related REO Property) in accordance with this Agreement.

“Permitted Transferee”: Any Person or any agent thereof other than (a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the transfer) to the effect that the transfer of an Ownership Interest in any Class R Certificate to such Person will not cause either Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Person that is a Disqualified Non-U.S. Tax Person, (d) any partnership if any of its interests are (or under the partnership agreement are permitted to be) owned, directly or indirectly (other than through a U.S. corporation), by a Disqualified Non-U.S. Tax Person or (e) a U.S. Tax Person with respect to whom income from the Class R Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the transferee or any other U.S. Tax Person.

“Person”: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Pinnacle II Intercreditor Agreement”: That certain Agreement Between Note Holders, dated as of July 28, 2016, by and between the holders of each of the Pinnacle II Pari Passu Companion Loans and the holder of the Pinnacle II Mortgage Loan, relating to the relative rights of such holders of the Pinnacle II Whole Loan, as the same may be further amended in accordance with the terms thereof.

“Pinnacle II Mortgage Loan”: With respect to the Pinnacle II Whole Loan, the Mortgage Loan that is included in the Trust (identified as Mortgage Loan Number14 on the Mortgage Loan Schedule), which is designated as promissory note A-2, and is pari passu in right of payment with the Pinnacle II Pari Passu Companion Loans to the extent set forth in the Pinnacle II Intercreditor Agreement.

“Pinnacle II Mortgaged Property”: The Mortgaged Property that secures the Pinnacle II Whole Loan.

“Pinnacle II Pari Passu Companion Loans”: With respect to the Pinnacle II Whole Loan, the Companion Loans evidenced by the related promissory notes designated as promissory notes A-1 and A-3 made by the related Mortgagor and secured by the Mortgage on the Pinnacle II Mortgaged Property, which are not included in the Trust and which are generally pari passu in right of payment to the Pinnacle II Mortgage Loan to the extent set forth in the related Mortgage Loan documents and as provided in the Pinnacle II Intercreditor Agreement.

“Pinnacle II Pari Passu Note A-1”: The Pinnacle II Pari Passu Companion Loan evidenced by the related promissory note designated as promissory note A-1. As of the Closing Date, the Pinnacle II Pari Passu Note A-1 is held by Wells Fargo Bank, National Association.

“Pinnacle II Pooling and Servicing Agreement”: This Agreement, for so long as the Pinnacle II Whole Loan is serviced pursuant to this Agreement and, on and after the related Servicing Shift Securitization Date, the related Non-Serviced PSA for the Pinnacle II Pari Passu Note A-1.

“Pinnacle II Whole Loan”: The Pinnacle II Mortgage Loan, together with the Pinnacle II Pari Passu Companion Loans, each of which is secured by the same Mortgage on the Pinnacle II Mortgaged Property. References herein to the Pinnacle II Whole Loan shall be construed to refer to the aggregate indebtedness under the Pinnacle II Mortgage Loan and the Pinnacle II Pari Passu Companion Loans.

“Plan”: As defined in Section 5.03(m).

“Preliminary Dispute Resolution Election Notice”: As defined in Section 2.03(l)(i).

“Prepayment Assumption”: A “constant prepayment rate” of 0% used for determining the accrual of original issue discount and market discount, if any, and the amortization premium, if any, on the Certificates for federal income tax purposes; provided that it is assumed that each Mortgage Loan with an Anticipated Repayment Date prepays on such date.

“Prepayment Interest Excess”: For any Distribution Date and with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan that was subject to a Principal Prepayment in full or in part during the related Collection Period, which Principal Prepayment was applied to such Mortgage Loan or Serviced Whole Loan, as applicable, after the related Due Date and prior to the following Determination Date, the amount of interest (net of the related Servicing Fees), to the extent collected from the related Mortgagor (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected), that would have accrued at a rate per annum equal to (x) in the case of any Mortgage Loan other than a Non-Serviced Mortgage Loan, the sum of (i) the related Net Mortgage Rate for such Mortgage Loan, and (ii) the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate and (y) in the case of any Serviced Whole Loan, the Mortgage Rate (net of Servicing Fees) on the amount of such Principal Prepayment from such Due Date to, but not including, the date of such prepayment (or any later date through which interest accrues). Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan, will be retained by the applicable Master Servicer as additional servicing compensation.

“Prepayment Interest Shortfall”: For any Distribution Date and with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan that was subject to a Principal Prepayment in full or in part during the related Collection Period, which Principal Prepayment was applied to such Mortgage Loan or Serviced Whole Loan, as applicable, after the related Determination Date (or, with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loan, as applicable, with a Due Date occurring after the related Determination Date, the related Due Date) and prior to the following Due Date, the amount of interest (net of the related Servicing Fees), to the extent not collected from the related Mortgagor (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected), that would have accrued at a rate per annum equal to (x) in the case of any Mortgage Loan other than a Non-Serviced Mortgage Loan, the sum of (i) the related Net Mortgage Rate for such Mortgage Loan, and (ii) the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate and (y) in the case of any Serviced

Whole Loan, the Mortgage Rate (net of Servicing Fees) on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to such Mortgage Loan or Serviced Whole Loan, as applicable, and ending on such following Due Date. With respect to any AB Whole Loan, any Prepayment Interest Shortfall for any Distribution Date shall be allocated first to the related AB Subordinate Companion Loan and then to the related Mortgage Loan and any related Serviced Pari Passu Companion Loan.

“Prepayment Premium”: With respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related Intercreditor Agreement).

“Primary Collateral”: With respect to any Crossed Underlying Loan, that portion of the Mortgaged Property designated as directly securing such Crossed Underlying Loan and excluding any Mortgaged Property as to which the related lien may only be foreclosed upon by exercise of the cross-collateralization provisions of such Crossed Underlying Loan.

“Primary Servicing Fee”: The monthly fee payable by the applicable Master Servicer solely from the Servicing Fee to each Initial Sub-Servicer, which monthly fee accrues at the rate per annum specified as such in the Sub-Servicing Agreement with such Initial Sub-Servicer.

“Prime Rate”: The “Prime Rate” as published in the “Money Rates” section of the New York City edition of The Wall Street Journal (or, if such section or publication is no longer available, such other comparable publication as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time, or, if the “Prime Rate” no longer exists, such other comparable rate (as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time.

“Principal Balance Certificates”: Each of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4FL, Class A-4FX, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates.

“Principal Distribution Amount”: With respect to any Distribution Date and the Principal Balance Certificates (other than the Class A-4FL and Class A-4FX Certificates) and the Class A-4FX Regular Interest, an amount equal to the sum of the following amounts: (a) the Principal Shortfall for such Distribution Date, (b) the Scheduled Principal Distribution Amount for such Distribution Date and (c) the Unscheduled Principal Distribution Amount for such Distribution Date; provided that the Principal Distribution Amount for any Distribution Date shall be reduced, to not less than zero, by the amount of any reimbursements of (A) Nonrecoverable Advances (including any servicing advance with respect to the Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date and (B) Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date (provided that, in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs).

“Principal Prepayment”: Any payment of principal made by the Mortgagor on a Mortgage Loan or Serviced Whole Loan that is received in advance of its scheduled Due Date as a result of such prepayment.

“Principal Shortfall”: For any Distribution Date after the initial Distribution Date with respect to the Mortgage Loans, the amount, if any, by which (a) the related Principal Distribution Amount for the preceding Distribution Date, exceeds (b) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount. The Principal Shortfall for the initial Distribution Date will be zero.

“Privileged Communications”: Any correspondence between the Directing Certificateholder and a Special Servicer referred to in clause (i) of the definition of “Privileged Information”.

“Privileged Information”: Any (i) correspondence between the Directing Certificateholder and a Special Servicer related to any Specially Serviced Loan (other than with respect to any Excluded Loan) or the exercise of the Directing Certificateholder’s consent or consultation rights under this Agreement, (ii) strategically sensitive information that the Special Servicer has reasonably determined could compromise the Trust’s position in any ongoing or future negotiations with the related Mortgagor or other interested party and (iii) information subject to attorney-client privilege. Each Master Servicer, each Special Servicer, the Operating Advisor and the Asset Representations Reviewer shall be entitled to rely on any identification of materials as “attorney-client privileged” without liability for any such reliance hereunder.

“Privileged Information Exception”: With respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information.

“Privileged Person”: The Depositor and its designees, the Initial Purchasers, the Underwriters, the Mortgage Loan Sellers, each Master Servicer, each Special Servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the Trustee, the Certificate Administrator, any Additional Servicer designated by a Master Servicer or a Special

Servicer, the Operating Advisor, any Affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any Companion Holder who provides an Investor Certification, any Non-Serviced Master Servicer, any Other Servicer, any Person (including the Directing Certificateholder) who provides the Certificate Administrator with an Investor Certification and any NRSRO (including any Rating Agency) that provides the Certificate Administrator with an NRSRO Certification, which Investor Certification and NRSRO Certification may be submitted electronically via the Certificate Administrator’s Website; provided, however, that in no event may a Borrower Party (other than a Borrower Party that is a Special Servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder, any Excluded Information via the Certificate Administrator’s Website (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Loan(s)), and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement. In determining whether any Person is an Additional Servicer or an Affiliate of the Operating Advisor, the Certificate Administrator may rely on direction by either Master Servicer, either Special Servicer, any Mortgage Loan Seller or the Operating Advisor, as the case may be.

Notwithstanding anything to the contrary in this Agreement, if a Special Servicer obtains knowledge that it is a Borrower Party, such Special Servicer shall nevertheless be a Privileged Person; provided that such Special Servicer (i) shall not view or otherwise retrieve any Excluded Special Servicer Information specific to the related Excluded Special Servicer Loan, (ii) shall not directly or indirectly provide any information related to the related Excluded Special Servicer Loan to (A) the related Borrower Party, (B) any of such Special Servicer’s employees or personnel or any of its Affiliate involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (C) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (iii) shall maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) and clause (ii) above; provided, further, that nothing in this Agreement shall be construed as an obligation of either Master Servicer or the Certificate Administrator to restrict access by a Special Servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan and in no case shall either Master Servicer or the Certificate Administrator be held liable if a Special Servicer accesses any Excluded Special Servicer Information relating to the Excluded Special Servicer Loan; provided, further, however, that any Excluded Controlling Class Holder shall be permitted to obtain in accordance with Section 4.02(f) of this Agreement any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the Certificate Administrator’s Website).

“Prohibited Party”: Any proposed Servicing Function Participant that is listed on the Depositor’s Do Not Hire List.

“Prohibited Prepayment”: As defined in the definition of Compensating Interest Payments.

“Proposed Course of Action”: As defined in Section 2.03(l)(i).

“Proposed Course of Action Notice”: As defined in Section 2.03(l)(i).

“Prospectus”: The Prospectus, dated July 15, 2016.

“PSA Party Repurchase Request”: As defined in Section 2.03(k)(ii).

“PTCE”: Prohibited Transaction Class Exemption.

“Purchase Price”: With respect to any Mortgage Loan (or any related REO Loan) (including, to the extent required pursuant to the final paragraph hereof, any related Companion Loan) to be purchased pursuant to (A) Section 5 of the related Mortgage Loan Purchase Agreement by the related Mortgage Loan Seller, (B) Section 3.16, or (C) Section 9.01, a price, without duplication, equal to:

(i)           the outstanding principal balance of such Mortgage Loan (or any related REO Loan (including for such purpose, to the extent required pursuant to the final paragraph hereof, the related Companion Loan)) as of the date of purchase; plus

(ii)          all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (including for such purpose, to the extent required pursuant to the final paragraph hereof, the related Companion Loan)), at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents Default Interest), to, but not including, the Due Date therefor immediately preceding or coinciding with the Determination Date for the Collection Period of purchase; plus

(iii)         all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan (or related REO Loan (including for such purpose, to the extent required pursuant to the final paragraph hereof, the related Companion Loan)), if any; plus

(iv)         if such Mortgage Loan (or related REO Loan) is being repurchased or substituted by the related Mortgage Loan Seller, pursuant to Section 5 of the applicable Mortgage Loan Purchase Agreement, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the applicable Master Servicer, the applicable Special Servicer, the Depositor, the Certificate Administrator or the Trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan (or related REO Loan); provided, however, that such out-of-pocket expenses shall not include expenses incurred by Certificateholders or Certificate Owners in instituting an Asset Review Vote Election, in taking part in an Asset Review vote or in exercising such Certificateholder’s or Certificate Owner’s, as applicable, rights under the dispute resolution mechanics pursuant to Section 2.03(l) hereof;

(v)           Liquidation Fees, if any, payable with respect to such Mortgage Loan (or related REO Loan (including for such purpose, to the extent required pursuant to the final paragraph hereof, the related Companion Loan)) (which will not include any Liquidation Fees if such repurchase occurs during the Initial Cure Period or, if applicable, prior to the expiration of the Extended Cure Period); plus

(vi)          solely in the case of a repurchase or substitution by the related Mortgage Loan Seller, any Asset Representations Reviewer Asset Review Fee for such Mortgage Loan, to the extent not previously paid by the related Mortgage Loan Seller.

Solely with respect to any Serviced Whole Loan to be sold pursuant to Section 3.16(a)(iii), “Purchase Price” shall mean the amount calculated in accordance with the preceding sentence in respect of the related Whole Loan, including, for such purposes, the Mortgage Loan and the related Companion Loan, as applicable. With respect to any REO Property to be sold pursuant to Section 3.16(b), “Purchase Price” shall mean the amount calculated in accordance with the second preceding sentence in respect of the related REO Loan (including any related Companion Loan). With respect to any sale pursuant to Section 3.16(a)(ii) or Section 3.16(e) or for purposes of calculating any Gain-on-Sale Proceeds, the “Purchase Price” shall be allocated between the related Mortgage Loan and Companion Loan, as applicable, in accordance with, and shall be equal to the amount provided pursuant to, the provisions of the related Intercreditor Agreement. Notwithstanding the foregoing, with respect to any repurchase pursuant to subclause (A) and subclause (C) hereof, the “Purchase Price” shall not include any amounts payable in respect of any related Companion Loan.

“Qualified Institutional Buyer”: A “qualified institutional buyer” as defined in Rule 144A under the Act.

“Qualified Insurer”: (i) With respect to any Mortgage Loan, REO Loan or REO Property, an insurance company or security or bonding company qualified to write the related Insurance Policy in the relevant jurisdiction with an insurance financial strength rating of at least: (a) “A3” by Moody’s (or, if not rated by Moody’s, an equivalent rating by (A) two other NRSROs (which may include Fitch and/or KBRA) or (B) one NRSRO (which may include Fitch or KBRA) and A.M. Best Company, Inc.) and (b) “A” by Fitch (or, if not rated by Fitch, at least “A-” or an equivalent rating as “A-” by one other NRSRO (which may include Moody’s or KBRA)) and (ii) with respect to the fidelity bond and errors and omissions insurance policy required to be maintained pursuant to Section 3.07(c), except as otherwise permitted by Section 3.07(c), an insurance company that has a claims paying ability (or the obligations which are guaranteed or backed by a company having such claims paying ability) rated by at least one of the following rating agencies of at least (a) “A3” by Moody’s, (b) “A-” by S&P, (c) “A-” by Fitch, (d) “A-:X” by A.M. Best Company, Inc. (or, with respect to any fidelity bond or errors and omissions insurance maintained by Pentalpha Surveillance LLC in its capacity as Operating Advisor or Asset Representations Reviewer, A-:IX by A.M. Best Company) or (e) “A(low)” by DBRS, or, in the case of clauses (i) or (ii), any other insurer acceptable to the Rating Agencies, as evidenced by a Rating Agency Confirmation.

“Qualified Replacement Special Servicer”: A replacement special servicer that (i) satisfies all of the eligibility requirements applicable to the applicable Special Servicer contained in this Agreement, (ii) is not the Operating Advisor, the Asset Representations Reviewer or an Affiliate of the Operating Advisor or the Asset Representations Reviewer, (iii) is not obligated to pay the Operating Advisor (x) any fees or otherwise compensate the Operating Advisor in respect of its obligations under this Agreement, and (y) for the appointment of the successor special servicer or the recommendation by the Operating Advisor for the replacement special servicer to become a Special Servicer, (iv) is not entitled to receive any compensation from the Operating Advisor other than compensation that is not material and is unrelated to the Operating Advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the Operating Advisor for its appointment as successor special servicer, in each case, unless such fee is expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) is currently acting as a special servicer in a CMBS transaction rated by Moody’s (as to which CMBS transaction there are outstanding CMBS rated by Moody’s), and (viii) is not a special servicer that has been cited by Moody’s or KBRA as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

“Qualified Substitute Mortgage Loan”: A substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a removed Mortgage Loan that must, on the date of substitution: (i) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan, determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan; (iii) have the same Due Date as and Grace Period no longer than that of the removed Mortgage Loan; (iv) accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (v) have a remaining term to stated maturity not greater than, and not more than five (5) years less than, the remaining term to stated maturity of the removed Mortgage Loan; (vi) have a then-current loan-to-value ratio equal to or less than the lesser of the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and 75%, in each case using the “value” for the Mortgaged Property as determined using an Appraisal; (vii) comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (viii) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and which will be delivered as a part of the related Mortgage File; (ix) have a then-current debt service coverage ratio at least equal to (A) with respect to any Mortgage Loan other than an NCB Co-op Mortgage Loan, the greater of the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and 1.25x, or (B) in the case of an NCB Co-op Mortgage Loan, the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date; (x) constitute a “qualified replacement mortgage” within the meaning of Section 860G(a)(4) of the Code as evidenced by an Opinion of Counsel (provided at the applicable Mortgage Loan Seller’s expense); (xi) not have a maturity date or an amortization period that extends to a date that is after the date five (5) years prior to the Rated Final Distribution Date; (xii) have comparable prepayment restrictions to those of the removed

Mortgage Loan; (xiii) not be substituted for a removed Mortgage Loan unless the Trustee and the Certificate Administrator have received Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable Mortgage Loan Seller); (xiv) have been approved, so long as a Control Termination Event has not occurred and is not continuing and the affected Mortgage Loan is not an Excluded Loan, by the Directing Certificateholder; (xv) prohibit defeasance within two (2) years of the Closing Date; (xvi) not be substituted for a removed Mortgage Loan if it would result in an Adverse REMIC Event other than the imposition of a tax on income expressly permitted or contemplated to be imposed by the terms of this Agreement, as determined by an Opinion of Counsel at the cost of the related Mortgage Loan Seller; (xvii) have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related Servicing File; and (xviii) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one mortgage loan is substituted for a removed Mortgage Loan, then the amounts described in clause (i) shall be determined on the basis of aggregate Stated Principal Balances and each such proposed Qualified Substitute Mortgage Loan shall individually satisfy each of the requirements specified in clauses (ii) through (xviii); provided that the rates described in clause (ii) above and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis; provided, further, that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) shall be lower than the highest fixed Pass-Through Rate (and not based on, or subject to a cap equal to, the Weighted Average Net Mortgage Rate) of any class of Principal Balance Certificates (other than the Class A-4FL or Class A-4FX Certificates) or the Class A-4FX Regular Interest having a Certificate Balance then outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable Mortgage Loan Seller shall certify that the Qualified Substitute Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Trustee, the Certificate Administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

“RAC No-Response Scenario”: As defined in Section 3.25(a).

“RAC Requesting Party”: As defined in Section 3.25(a).

“Rated Final Distribution Date”: As to each Class of Certificates, the Distribution Date in July 2048.

“Rating Agency”: Each of KBRA, Fitch and Moody’s or their successors in interest. If no such rating agency nor any successor thereof remains in existence, “Rating Agency” shall be deemed to refer to such nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer, and specific ratings of KBRA, Fitch and Moody’s herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Rating Agency Confirmation”: With respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that a written waiver or other acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought shall be deemed to satisfy the requirement for the Rating Agency Confirmation from each Rating Agency with respect to such matter.

“Rating Agency Inquiry”: As defined in Section 4.07(c).

“Rating Agency Q&A Forum and Document Request Tool”: As defined in Section 4.07(c).

“Rating Agency Trigger Event”: The Swap Counterparty’s rating assessment (or, if no counterparty rating is available, the Swap Counterparty’s senior unsecured debt rating) is not at least “A3” by Moody’s or the Swap Counterparty’s long-term rating is not at least “A-” by Fitch.

“Realized Loss”: As defined in Section 4.04(a).

“Record Date”: With respect to any Distribution Date, the last Business Day of the month immediately preceding the month in which that Distribution Date occurs.

“Registered Certificates”: The Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C, Class X-A and Class X-B Certificates.

“Regular Certificates”: Any of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class X-A, Class X-B and Class X-D Certificates.

“Regulation AB”: Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100-229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

“Regulation AB Companion Loan Securitization”: As defined in Section 11.15(a).

“Regulation AB Servicing Officer”: Any officer or employee of either Master Servicer or either Special Servicer, as applicable, involved in, or responsible for, the administration and servicing of the Mortgage Loans or Companion Loans, or this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s or employee’s knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Servicing Officer, such an officer or employee whose name and specimen signature appears on a list of servicing officers furnished to the Trustee and/or the Certificate Administrator by the applicable Master Servicer or the applicable Special Servicer, as applicable, as such list may from time to time be amended.

“Regulation D”: Regulation D under the Act.

“Regulation S”: Regulation S under the Act.

“Regulation S Book-Entry Certificates”: The Non-Registered Certificates sold to institutions that are non-United States Securities Persons in Offshore Transactions in reliance on Regulation S and represented by one or more Book-Entry Non-Registered Certificates deposited with the Certificate Administrator as custodian for the Depository.

“Reimbursement Rate”: The rate per annum applicable to the accrual of interest on Servicing Advances in accordance with Section 3.03(d) and P&I Advances in accordance with Section 4.03(d)), which rate per annum shall equal the Prime Rate.

“Related Certificates” and “Related Lower-Tier Regular Interests”: For each of the following Classes of Certificates or the Class A-4FX Regular Interest, as applicable, the related Class of Lower-Tier Regular Interests; and for each of the following Classes of Lower-Tier Regular Interests, the related Class of Certificates or the Class A-4FX Regular Interest, as applicable, set forth below:

Related Certificates	Related Lower-Tier Regular Interest
Class A-1 Certificates	Class LA1 Uncertificated Interest
Class A-2 Certificates	Class LA2 Uncertificated Interest
Class A-3 Certificates	Class LA3 Uncertificated Interest
Class A-4 Certificates	Class LA4 Uncertificated Interest
Class A-SB Certificates	Class LASB Uncertificated Interest
Class A-S Certificates	Class LAS Uncertificated Interest
Class B Certificates	Class LB Uncertificated Interest
Class C Certificates	Class LC Uncertificated Interest
Class D Certificates	Class LD Uncertificated Interest
Class E Certificates	Class LE Uncertificated Interest
Class F Certificates	Class LF Uncertificated Interest
Class G Certificates	Class LG Uncertificated Interest

“Relevant Servicing Criteria”: The Servicing Criteria applicable to a specific party, as set forth on Exhibit AA attached hereto. For clarification purposes, multiple parties can have responsibility for the same Relevant Servicing Criteria. With respect to a Servicing Function Participant engaged by the Trustee, the Certificate Administrator, a Master Servicer or a Special Servicer, the term “Relevant Servicing Criteria” may refer to a portion of the Relevant Servicing Criteria applicable to such Master Servicer, such Special Servicer, the Trustee and/or the Certificate Administrator.

“REMIC”: A “real estate mortgage investment conduit” as defined in Section 860D of the Code (or any successor thereto).

“REMIC Administrator”: The Certificate Administrator or any REMIC administrator appointed pursuant to Section 10.04.

“REMIC Provisions”: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of subchapter M of chapter 1 of the Code, and related provisions, and temporary and final Treasury Regulations (or proposed regulations that would apply by reason of their proposed effective date to the extent not inconsistent with temporary or final regulations) and any rulings or announcements promulgated thereunder, as the foregoing may be in effect from time to time.

“Remittance Date”: The Business Day immediately preceding each Distribution Date.

“Rents from Real Property”: With respect to any REO Property, gross income of the character described in Section 856(d) of the Code.

“REO Account”: A segregated custodial account or accounts created and maintained by (a) with respect to each of the Mortgage Loans other than the NCB Co-op Mortgage Loans, the General Special Servicer pursuant to Section 3.14(b) on behalf of the Trustee for the benefit of the Certificateholders and with respect to any Serviced Whole Loan, for the benefit of the related Serviced Companion Noteholder, which shall initially be entitled “CWCapital Asset Management LLC, as Special Servicer, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35, REO Account” and (b) with respect to the NCB Co-op Mortgage Loans, the NCB Special Servicer, pursuant to and for the benefit of the Persons specified in Section 3.14(b), which shall be titled “National Cooperative Bank, N.A., as Special Servicer, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35”. Any such account or accounts shall be an Eligible Account.

“REO Acquisition”: The acquisition for federal income tax purposes of any REO Property pursuant to Section 3.09.

“REO Disposition”: The sale or other disposition of the REO Property pursuant to Section 3.16.

“REO Extension”: As defined in Section 3.14(a).

“REO Loan”: Each of the Mortgage Loans (and, with respect to any Serviced Whole Loan, the related Companion Loan, as applicable), deemed for purposes hereof to be outstanding with respect to each REO Property. Each REO Loan shall be deemed to be outstanding for so long as the applicable portion of the related REO Property (or beneficial interest therein, in the case of a Non-Serviced Mortgage Loan) remains part of the Trust Fund and provides for Assumed Scheduled Payments on each Due Date therefor, and otherwise has the same terms and conditions as its predecessor Mortgage Loan or Companion Loan, if applicable, including, without limitation, with respect to the calculation of the Mortgage Rate in effect from time to time (such terms and conditions to be applied without regard to the default on such predecessor Mortgage Loan or Companion Loan, if applicable). Each REO Loan shall be deemed to have an initial outstanding principal balance and Stated Principal Balance equal to the outstanding principal balance and Stated Principal Balance, respectively, of its predecessor Mortgage Loan or Companion Loan, if applicable, as of the date of the related REO Acquisition. All amounts due and owing in respect of the predecessor Mortgage Loan or Companion Loan, if applicable, as of the date of the related REO Acquisition, including, without limitation, accrued and unpaid interest, shall continue to be due and owing in respect of an REO Loan. All amounts payable or reimbursable to the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, in respect of the predecessor Mortgage Loan or Companion Loan, if applicable, as of the date of the related REO Acquisition, including, without limitation, any unpaid Special Servicing Fees and Servicing Fees, additional trust fund expenses and any unreimbursed Advances, together with any interest accrued and payable to the applicable Master Servicer or the Trustee, as applicable, in respect of such Advances in accordance with Section 3.03(d) or Section 4.03(d), shall continue to be payable or reimbursable to the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, in respect of an REO Loan. In addition, Unliquidated Advances and Nonrecoverable Advances with respect to such REO Loan, in each case, that were paid from collections on the related Mortgage Loans and resulted in principal distributed to the Certificateholders being reduced as a result of the first proviso in the definition of “Principal Distribution Amount” shall be deemed outstanding until recovered. Notwithstanding anything to the contrary, with respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to the related Serviced Pari Passu Companion Loan, as applicable, will be available for amounts due to the Certificateholders or to reimburse the Trust, other than in the limited circumstances related to Servicing Advances, indemnification payments, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan, in accordance with Section 3.05(a), or with respect to an AB Subordinate Companion Loan, as set forth in the related Intercreditor Agreement.

“REO Property”: A Mortgaged Property acquired by the applicable Special Servicer on behalf of, and in the name of, the Trustee or a nominee thereof for the benefit of the Certificateholders (and the related Companion Holder, subject to the related Intercreditor Agreement, with respect to a Mortgaged Property securing a Serviced Whole Loan) to the extent set forth herein and the Trustee (as holder of the Lower-Tier Regular Interests and the Class A-4FX Regular Interest) (and also including, if applicable, the Trust’s beneficial interest in a Non-Serviced Mortgaged Property acquired by the applicable Non-Serviced Special Servicer on behalf of, and in the name of, the applicable Non-Serviced Trustee or a nominee thereof for the benefit of the certificateholders under the applicable Non-Serviced Trust) through foreclosure, acceptance of a deed in lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of a Mortgage Loan. References herein to a Special Servicer acquiring, maintaining, managing, inspecting, insuring, selling or reporting or to Appraisal Reduction Amounts and Final Recovery Determinations with respect to an “REO Property”, shall not include the Trust’s beneficial interest in a Non-Serviced Mortgaged Property. For the avoidance of doubt, REO Property, to the extent allocable to a Companion Loan, shall not be an asset of the Trust Fund, any Trust REMIC or the Grantor Trust.

“REO Revenues”: All income, rents and profits derived from the ownership, operation or leasing of any REO Property.

“Reportable Event”: As defined in Section 11.07.

“Reporting Requirements”: As defined in Section 11.12.

“Reporting Servicer”: The Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Operating Advisor, the Custodian or any Servicing Function Participant engaged by such parties, as the case may be.

“Repurchase Request”: A Certificateholder Repurchase Request or a PSA Party Repurchase Request.

“Repurchase Request Recipient”: As defined in Section 2.02(g).

“Request for Release”: A release signed by a Servicing Officer of the applicable Master Servicer or the applicable Special Servicer, as applicable, in the form of Exhibit E attached hereto.

“Requesting Certificateholder”: As defined in Section 2.03(l)(iii).

“Requesting Holders”: As defined in Section 4.05(b).

“Residual Ownership Interest”: Any record or beneficial interest in the Class R Certificates.

“Resolution Failure”: As defined in Section 2.03(k)(iii).

“Resolved”: With respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value Payment, (v) a contractually binding agreement has been entered into between the Enforcing Servicer, on behalf of the Trust, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Trust as a result of a sale or other disposition in accordance with this Agreement.

“Responsible Officer”: When used with respect to (i) the Trustee, any officer of the Corporate Trust Office of the Trustee with direct responsibility for the administration of this Agreement and, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and (ii) the Certificate Administrator, any officer assigned to the Corporate Trust Services group with direct responsibility for the administration of this Agreement and, with respect to a particular matter, any other officer to whom a particular matter is referred by the Certificate Administrator because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Period”: The 40-day period prescribed by Regulation S commencing on the later of (a) the date upon which Certificates are first offered to Persons other than the

Initial Purchasers or Underwriters and any other distributor (as such term is defined in Regulation S) of the Certificates and (b) the Closing Date.

“Retained Defeasance Rights and Obligations”: As defined in Section 3.18(i).

“Retained Fee Rate”: A rate equal to (A) 0.01000% with respect to each NCB Mortgage Loan, and (B) 0.00250% per annum with respect to each Mortgage Loan (other than each NCB Mortgage Loan).

“Review Materials”: As defined in Section 12.01(b)(i).

“Review Package”: A Rating Agency Confirmation request and any supporting documentation delivered therewith.

“Revised Rate”: With respect to any ARD Loan, the increased interest rate after the related Anticipated Repayment Date (in the absence of a default) for each applicable Mortgage Loan, as calculated and as set forth in the related Mortgage Loan.

“Rule 144A”: Rule 144A under the Act.

“Rule 144A Book-Entry Certificate”: With respect to the Non-Registered Certificates offered and sold in reliance on Rule 144A, a single, permanent Book-Entry Certificate, in definitive, fully registered form without interest coupons.

“Rules”: As defined in Section 2.03(n)(iv).

“S&P”: S&P Global Ratings, and its successors in interest. If neither S&P nor any successor remains in existence, “S&P” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, each Master Servicer, the Directing Certificateholder and each Special Servicer and specific ratings of S&P herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Sarbanes-Oxley Act”: The Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission’s staff).

“Sarbanes-Oxley Certification”: As defined in Section 11.05(a)(iv).

“Scheduled Principal Distribution Amount”: With respect to any Distribution Date and the Mortgage Loans, the aggregate of the principal portions of the following: (a) all Periodic Payments (excluding Balloon Payments) due in respect of such Mortgage Loans during or, if and to the extent not previously received or advanced pursuant to Section 4.03 in respect of a preceding Distribution Date (and not previously distributed to Certificateholders), prior to, the related Collection Period, and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent either (i) paid by the Mortgagor as of the Determination Date (or, with respect to each Mortgage Loan with a Due

Date occurring or a Grace Period ending after the related Determination Date, the related Due Date or last day of such Grace Period, as applicable, to the extent received by the applicable Master Servicer as of the Business Day preceding the related P&I Advance Date) or (ii) advanced by the applicable Master Servicer or the Trustee, as applicable, pursuant to Section 4.03 in respect of such Distribution Date, and (b) all Balloon Payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring or a Grace Period ending after the related Determination Date, the related Due Date or last day of such Grace Period, as applicable, to the extent received by the applicable Master Servicer as of the Business Day preceding the related P&I Advance Date), and to the extent not included in clause (a) above.

“Secure Data Room”: The website, which shall initially be located within the Certificate Administrator’s Website (initially “www.ctslink.com”), under the “Diligence Files” tab on the page relating to this transaction.

“Securities Act”: The Securities Act of 1933, as it may be amended from time to time.

“Security Agreement”: With respect to any Mortgage Loan, any security agreement or equivalent instrument, whether contained in the related Mortgage or executed separately, creating in favor of the holder of such Mortgage a security interest in the personal property constituting security for repayment of such Mortgage Loan.

“Senior Certificate”: Any Class A Certificate (other than the Class A-S Certificates) or Class X Certificate.

“Serviced AB Mortgage Loan”: For the avoidance of doubt, there are no Serviced AB Mortgage Loans related to the Trust.

“Serviced AB Whole Loan”: For the avoidance of doubt, there are no Serviced AB Whole Loans related to the Trust.

“Serviced Companion Loan”: Each of (a) the Kroger (Roundy’s) Distribution Center Pari Passu Companion Loan, (b) the Mall at Turtle Creek Pari Passu Companion Loan, (c) the Pinnacle II Pari Passu Companion Loans (prior to the related Servicing Shift Securitization Date) and (d) any AB Subordinate Companion Loan related to a Serviced AB Whole Loan, as applicable.

“Serviced Companion Loan Securities”: For so long as the related Mortgage Loan or any successor REO Loan is in the Trust Fund, any class of securities backed, wholly or partially, by any Serviced Companion Loan.

“Serviced Companion Noteholder”: Each of the holders of (a)  the Kroger (Roundy’s) Distribution Center Pari Passu Companion Loan, (b) the Mall at Turtle Creek Pari Passu Companion Loan, (c) the Pinnacle II Pari Passu Companion Loans (prior to the related Servicing Shift Securitization Date) and (d) any AB Subordinate Companion Loan related to a Serviced AB Whole Loan, as applicable.

“Serviced Companion Noteholder Register”: The register maintained by the Companion Paying Agent pursuant to Section 3.28.

“Serviced Mortgage Loan”: Each of (a) the Kroger (Roundy’s) Distribution Center Mortgage Loan, (b) the Mall at Turtle Creek Mortgage Loan, (c) the Pinnacle II Mortgage Loan (prior to the related Servicing Shift Securitization Date) and (d) any AB Mortgage Loan related to a Serviced AB Whole Loan, as applicable.

“Serviced Pari Passu Companion Loan”: Each of (a) the Kroger (Roundy’s) Distribution Center Pari Passu Companion Loan, (b) the Mall at Turtle Creek Pari Passu Companion Loan and (c) the Pinnacle II Pari Passu Companion Loans (prior to the related Servicing Shift Securitization Date).

“Serviced Pari Passu Companion Loan Holder”: Any holder of record of any Serviced Pari Passu Companion Loan.

“Serviced Pari Passu Companion Loan Securities”: For so long as the related Mortgage Loan or any successor REO Loan is in the Trust Fund, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

“Serviced Pari Passu Mortgage Loan”: Each of (a) the Kroger (Roundy’s) Distribution Center Mortgage Loan, (b) the Mall at Turtle Creek Mortgage Loan and (c) the Pinnacle II Mortgage Loan (prior to the related Servicing Shift Securitization Date).

“Serviced Pari Passu Whole Loan”: Each of (a) the Kroger (Roundy’s) Distribution Center Whole Loan, (b) the Mall at Turtle Creek Whole Loan and (c) the Pinnacle II Whole Loan (prior to the related Servicing Shift Securitization Date).

“Serviced REO Loan”: Any REO Loan that is serviced by a Special Servicer pursuant to this Agreement.

“Serviced REO Property”: Any REO Property that is serviced by a Special Servicer pursuant to this Agreement.

“Serviced Securitized Companion Loan”: Any Companion Loan that is a component of a Serviced Whole Loan, if and for so long as each such Companion Loan is included in a Regulation AB Companion Loan Securitization.

“Serviced Whole Loan”: Each of (a) the Kroger (Roundy’s) Distribution Center Whole Loan, (b) the Mall at Turtle Creek Whole Loan and (c) the Pinnacle II Whole Loan (prior to the related Servicing Shift Securitization Date).

“Serviced Whole Loan Controlling Holder”: The “Controlling Noteholder” or similar term identified in the Intercreditor Agreement related to a Serviced Whole Loan.

“Serviced Whole Loan Remittance Date”: With respect to any Serviced Companion Loan: (i) the date specified as the applicable remittance date (or equivalent concept) in the related Intercreditor Agreement or (ii) if no such applicable remittance date (or equivalent concept) is so specified in the related Intercreditor Agreement, then the earlier of (A) one (1) Business Day after the Determination Date or (B) the fifteenth (15th) day of each calendar month (or, if the fifteenth (15th) calendar day of that month is not a Business Day, then the Business Day immediately succeeding such fifteenth (15th) calendar day); provided, however, that such Serviced Whole Loan Remittance Date shall not be earlier than two (2) Business Days following the date the applicable Master Servicer receives the related Periodic Payment with respect to such Serviced Whole Loan.

“Servicer Termination Event”: One or more of the events described in Section 7.01(a).

“Servicing Account”: The account or accounts created and maintained pursuant to Section 3.03(a).

“Servicing Advances”: All customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and expenses and fees of real estate brokers) incurred by the applicable Master Servicer, the applicable Special Servicer, Certificate Administrator, or the Trustee, as applicable, in connection with the servicing and administering of (a) a Mortgage Loan (and in the case of a Serviced Mortgage Loan, the related Serviced Companion Loan, as applicable), other than a Non-Serviced Mortgage Loan, in respect of which a default, delinquency or other unanticipated event has occurred or as to which a default is reasonably foreseeable or (b) a Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or an REO Property (other than an REO Property related to a Non-Serviced Mortgage Loan), including, in the case of each of such clause (a) and clause (b), but not limited to, (x) the cost of (i) compliance with the applicable Master Servicer’s obligations set forth in Section 3.03(c), (ii) the preservation, restoration and protection of a Mortgaged Property and the priority of a Mortgage, (iii) obtaining any Insurance and Condemnation Proceeds or any Liquidation Proceeds of the nature described in clauses (i) – (vi) of the definition of “Liquidation Proceeds,” (iv) any enforcement or judicial proceedings with respect to a Mortgaged Property, including foreclosures and (v) the operation, leasing, management, maintenance and liquidation of any REO Property and (y) any amount specifically designated herein to be paid as a “Servicing Advance”. Notwithstanding anything to the contrary, “Servicing Advances” shall not include allocable overhead of the applicable Master Servicer or the applicable Special Servicer, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses or costs and expenses incurred by any such party in connection with its purchase of a Mortgage Loan or REO Property. None of the Master Servicers, the Special Servicers or the Trustee shall make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Companion Loan under the related Intercreditor Agreement or this Agreement.

“Servicing Criteria”: The criteria set forth in paragraph (d) of Item 1122 of Regulation AB as such may be amended from time to time and which as of the Closing Date are listed on Exhibit AA hereto.

“Servicing Fee”: With respect to each Mortgage Loan (including each Non-Serviced Mortgage Loan), Serviced Companion Loan, and any REO Loan, the fee payable to the applicable Master Servicer pursuant to the first paragraph of Section 3.11(a).

“Servicing Fee Rate”: With respect to (i) each Mortgage Loan (including any Non-Serviced Mortgage Loan) and REO Loan, a per annum rate equal to the rate set forth on the Mortgage Loan Schedule under the heading “Servicing Fee”, which rate includes, in each such case, the rate at which applicable master, primary (other than any Non-Serviced Primary Servicing Fee Rate, which is not included under such heading) and sub-servicing fees accrue, in each case computed on the basis of the Stated Principal Balance of the related Mortgage Loan or REO Loan in the same manner in which interest is calculated in respect of such loans, and (ii) each Serviced Pari Passu Companion Loan, 0.0025% per annum, in each case computed on the basis of the Stated Principal Balance of the related Serviced Pari Passu Companion Loan in the same manner in which interest is calculated in respect of such loan. With respect to the Pinnacle II Mortgage Loan, (a) prior to the related Servicing Shift Securitization Date, a per annum rate equal to 0.0050% and (b) following the related Servicing Shift Securitization Date, a per annum rate equal to 0.0025%.

“Servicing File”: A photocopy of all items required to be included in the Mortgage File, together with each of the following, to the extent such items were actually delivered to the related Mortgage Loan Seller, with respect to a Mortgage Loan and (to the extent that the identified documents existed on or before the Closing Date and the applicable reference to Servicing File relates to any period after the Closing Date) delivered by the related Mortgage Loan Seller, to the applicable Master Servicer: (i) a copy of any engineering reports or property condition reports; (ii) other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll (or, with respect to an NCB Co-op Mortgage Loan, a maintenance schedule) and, for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related Mortgage Loan Seller; (iii) copies of related financial statements or operating statements; (iv) all legal opinions (excluding attorney-client communications between the related Mortgage Loan Seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), Mortgagor’s certificates and certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies, if any, delivered in connection with the closing of the related Mortgage Loan; (v) a copy of the Appraisal for the related Mortgaged Property(ies); (vi) the documents that were delivered by or on behalf of the Mortgagor, which documents were required to be delivered in connection with the closing of the related Mortgage Loan; (vii) for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease; and (viii) a copy of all environmental reports that were received by the applicable Mortgage Loan Seller relating to the relevant Mortgaged Property.

“Servicing Function Participant”: Any Additional Servicer, Sub-Servicer, Subcontractor or any other Person, other than either Master Servicer, either Special Servicer, the Trustee, the Operating Advisor and the Certificate Administrator, that is performing activities that address the Servicing Criteria, unless (i) such Person’s activities relate only to 5% or less of the Mortgage Loans by unpaid principal balance as of any date of determination in accordance with Article XI or (ii) the Depositor reasonably determines that a Master Servicer or a Special

Servicer may, for the purposes of the Exchange Act reporting requirements pursuant to applicable Commission guidance, take responsibility for the assessment of compliance with the Servicing Criteria of such Person. The Servicing Function Participants as of the Closing Date are listed on Exhibit GG hereto. Exhibit GG shall be updated and provided to the Depositor and the Certificate Administrator in accordance with Section 11.10(c).

“Servicing Officer”: Any officer and/or employee of a Master Servicer, a Special Servicer or any Additional Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans or Serviced Companion Loans, whose name and specimen signature appear on a list of servicing officers furnished by such Master Servicer, such Special Servicer or any Additional Servicer to the Certificate Administrator, the Trustee, the Operating Advisor and the Depositor on the Closing Date as such list may be amended from time to time thereafter.

“Servicing Shift Lead Note”: With respect to any Servicing Shift Whole Loan, as of any date of determination, the note or other evidence of indebtedness and/or agreements evidencing the indebtedness of a Mortgagor under such Servicing Shift Whole Loan including any amendments or modifications, or any renewal or substitution notes, as of such date, the sale of which to the related Non-Serviced Trust will cause servicing to shift from this Agreement to the related Non-Serviced PSA pursuant to the terms of the related Intercreditor Agreement for such Servicing Shift Whole Loan. As of the Closing Date, the Pinnacle II Pari Passu Note A-1 will be a Servicing Shift Lead Note related to the Trust.

“Servicing Shift Securitization Date”: With respect to any Servicing Shift Whole Loan, the date on which the related Servicing Shift Lead Note is included in a Non-Serviced Trust, provided that the holder of such Servicing Shift Lead Note provides each of the parties to this Agreement (in each case only to the extent such party will not also be a party to the related Non-Serviced PSA) with notice in accordance with the terms of the related Intercreditor Agreement that such Servicing Shift Lead Note is to be included in such Non-Serviced Trust which notice shall include contact information for the related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator and Non-Serviced Trustee. The date on which the Pinnacle II Pari Passu Note A-1 is included in a Non-Serviced Trust is the Servicing Shift Securitization Date with respect to the Pinnacle II Whole Loan, provided that the holder of the Pinnacle II Pari Passu Note A-1 provides each of the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator and the Trustee (in each case only to the extent such party will not also be a party to the related Non-Serviced PSA) with notice in accordance with the terms of the related Intercreditor Agreement that the Pinnacle II Pari Passu Note A-1 is to be included in such Non-Serviced Trust, which notice shall include contact information for the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee.

“Servicing Shift Mortgage Loan” With respect to any Servicing Shift Whole Loan, a Mortgage Loan included in the Trust Fund that will be serviced under this Agreement as of the Closing Date, but the servicing of which is expected to shift to the related Non-Serviced PSA entered into in connection with the securitization, if any, of the related Servicing Shift Lead Note on the related Servicing Shift Securitization Date. As of the Closing Date, the Pinnacle II

Mortgage Loan will be a Servicing Shift Mortgage Loan related to the Trust. After the Servicing Shift Securitization Date, there will be no Servicing Shift Mortgage Loan related to the Trust.

“Servicing Shift Whole Loan”: Any Whole Loan serviced under this Agreement as of the Closing Date, which includes a Servicing Shift Mortgage Loan included in the Trust Fund and one or more Companion Loans not included in the Trust Fund, but the servicing of which is expected to shift to the related Non-Serviced PSA entered into in connection with the securitization, if any, of the related Servicing Shift Lead Note on the related Servicing Shift Securitization Date. As of the Closing Date, the Pinnacle II Whole Loan will be a Servicing Shift Whole Loan related to the Trust. After the Servicing Shift Securitization Date, there will be no Servicing Shift Whole Loan related to the Trust.

“Servicing Standard”: As defined in Section 3.01(a).

“Servicing Transfer Event”: With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), or related Serviced Companion Loan, the occurrence of any of the following events:

(i)          the related Mortgagor has failed to make when due any Balloon Payment, and the Mortgagor has not delivered to the applicable Master Servicer, on or before the due date of such Balloon Payment, documentation reasonably satisfactory in form and substance to the applicable Master Servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such Balloon Payment will become due (provided that if either (x) such refinancing or sale does not occur before the expiration of the time period for refinancing or sale specified in such documentation or (y) the applicable Master Servicer is required to make a P&I Advance in respect of such Mortgage Loan (or, in the case of any Serviced Whole Loan, in respect of the Mortgage Loan included in the same Serviced Whole Loan) at any time prior to such a refinancing or sale, a Servicing Transfer Event will occur immediately); or

(ii)         the related Mortgagor has failed to make when due any Periodic Payment (other than a Balloon Payment) or any other payment (other than a Balloon Payment) required under the related Mortgage Note or the related Mortgage, which failure has continued unremedied for sixty (60) days; or

(iii)        the applicable Master Servicer determines (in accordance with the Servicing Standard) or receives from the applicable Special Servicer a written determination of such Special Servicer (which determination the applicable Special Servicer shall make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Consultation Termination Event has occurred and is continuing), that a default in making any Periodic Payment (other than a Balloon Payment) or any other material payment (other than a Balloon Payment) required under the related Mortgage Note or the related Mortgage is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least sixty (60) days beyond the date on which the subject payment will become due; or the applicable Master Servicer determines (in accordance with the Servicing Standard) or receives from the applicable Special Servicer a written determination of such Special Servicer (which determination the applicable Special Servicer shall make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Consultation Termination Event has occurred and is continuing), that a default in making a Balloon Payment is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least sixty (60) days beyond the date on which such Balloon Payment will become due (or, if the Mortgagor has delivered, on or prior to the Balloon Payment Date, documentation reasonably satisfactory in form and substance to the applicable Master Servicer or the applicable Special Servicer (and such Master Servicer or such Special Servicer, as applicable, shall promptly forward such documentation to the applicable Special Servicer or applicable Master Servicer, as applicable) which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days following the date on which such Balloon Payment will become due, the applicable Master Servicer determines (in accordance with the Servicing Standard) or receives from the applicable Special Servicer a written determination of such Special Servicer (which determination the applicable Special Servicer shall make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Consultation Termination Event has occurred and is continuing), that (A) the Mortgagor is likely not to make one or more Assumed Scheduled Payments prior to such a refinancing or sale or (B) such refinancing or sale is not likely to occur within 120 days following the date on which such Balloon Payment will become due); or

(iv)          there shall have occurred a default (including, in the applicable Master Servicer’s or the applicable Special Servicer’s judgment, the failure of the related Mortgagor to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with Section 3.07 or 3.18 hereof) under the related Mortgage Loan documents, other than as described in clause (i) or (ii) above, that may, in the good faith and reasonable judgment of the applicable Master Servicer or the applicable Special Servicer (and, in the case of the applicable Special Servicer (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Consultation Termination Event has occurred and is continuing), materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or Serviced Whole Loan or otherwise materially and adversely affect the interests of Certificateholders (or, in the case of any Serviced Whole Loan, the interests of the related Serviced Pari Passu Companion Loan Holder(s)), which default has continued unremedied for the applicable cure period under the terms of such Mortgage Loan or Serviced Whole Loan (or, if no cure period is specified, sixty (60) days); or

(v)         a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the related Mortgagor and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

(vi)        the related Mortgagor shall have consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such Mortgagor or of or relating to all or substantially all of its property; or

(vii)       the related Mortgagor shall have admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations; or

(viii)      the applicable Master Servicer shall have received notice of the commencement of foreclosure or similar proceedings with respect to the corresponding Mortgaged Property; or

(ix)        the applicable Master Servicer or the applicable Special Servicer (and in the case of the applicable Special Servicer, with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Control Termination Event has occurred and is continuing) determines that (i) a default (including, in the applicable Master Servicer’s or the applicable Special Servicer’s judgment, the failure of the related Mortgagor to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with Section 3.07 or Section 3.18 hereof) under the Mortgage Loan documents (other than as described in clause (iii) above) is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or Serviced Pari Passu Companion Loan (if

any) or otherwise materially and adversely affect the interests of Certificateholders (or the related Serviced Pari Passu Companion Loan Holder) and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Mortgage Loan documents, or, if no cure period is specified and the default is capable of being cured, for sixty (60) days;

provided that any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) that is cross-collateralized with a Specially Serviced Loan shall be a Specially Serviced Loan so long as such Mortgage Loan is cross-collateralized with a Specially Serviced Loan. If any Serviced Companion Loan becomes a Specially Serviced Loan, the related Serviced Mortgage Loan shall also become a Specially Serviced Loan. If any Serviced Mortgage Loan becomes a Specially Serviced Loan, any related Serviced Companion Loan shall also become a Specially Serviced Loan. With respect to a Non-Serviced Mortgage Loan, the occurrence of a “Servicing Transfer Event” shall be as defined in the Non-Serviced PSA.

“Significant Obligor NOI Quarterly Filing Deadline”: With respect to each calendar quarter (other than the fourth calendar quarter of any calendar year), the date that is fifteen (15) days after the Distribution Date occurring on or immediately following the date on which financial statements for such calendar quarter are required to be delivered to the related lender under the related Mortgage Loan documents.

“Significant Obligor NOI Yearly Filing Deadline”: With respect to each calendar year, the date that is the 90th day after the end of such calendar year.

“Similar Law”: As defined in Section 5.03(m).

“Sole Certificateholder”: Any Certificate Owner, or Certificate Owners acting in unanimity, of a Book-Entry Certificate or a Holder of a Definitive Certificate holding 100% of the then-outstanding Class E, Class F and Class G Certificates; provided, however, that the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates and the Class A-4FX Regular Interest (and, therefore the Class A-4FL and Class A-4FX Certificates) have been retired.

“Special Notice”: As defined in Section 5.06.

“Special Servicer”: With respect to (i) each of the Mortgage Loans (other than any NCB Co-op Mortgage Loan, any Non-Serviced Mortgage Loan and any Excluded Special Servicer Loan) and the Serviced Companion Loans, the General Special Servicer, and its successors in interest and assigns, or any successor special servicer appointed as herein provided, (ii) any NCB Co-op Mortgage Loan, any REO Property acquired by the Trust with respect to an NCB Co-op Mortgage Loan and any matters relating to the foregoing, the NCB Special Servicer and (iii) any Excluded Special Servicer Loan, if any, the related Excluded Special Servicer appointed pursuant to Section 7.01(g) of this Agreement, as applicable and as the context may require.

“Special Servicing Fee”: With respect to each Specially Serviced Loan and REO Loan (other than a Non-Serviced Mortgage Loan), the fee payable to the Special Servicer pursuant to Section 3.11(b).

“Special Servicing Fee Rate”: With respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan by loan basis, (a)  0.25000% per annum computed on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, in the same manner as interest is calculated on such Specially Serviced Loan; and (b) if the rate in clause (a) would result in a Special Servicing Fee that would be less than (i) $3,500 with respect to any Mortgage Loan other than an NCB Co-op Mortgage Loan or (ii) $1,000 with respect to any NCB Co-op Mortgage Loan, in each case, in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Loan shall be a rate equal to such higher rate as would result in a Special Servicing Fee equal to $3,500 (in the case of any such Mortgage Loan other than an NCB Co-op Mortgage Loan) or $1,000 (in the case of any such NCB Co-op Mortgage Loan), as applicable, for such month with respect to such Specially Serviced Loan or REO Loan.

“Specially Serviced Loan”: As defined in Section 3.01(a).

“Sponsors”: The Mortgage Loan Sellers.

“Startup Day”: The day designated as such in Section 10.01(b).

“Stated Principal Balance”: With respect to any Mortgage Loan, as of any date of determination, an amount equal to (x) the Cut-off Date Balance of such Mortgage Loan (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) minus (y) the sum of:

(i)          the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the Mortgagor or advanced by the applicable Master Servicer;

(ii)         all Principal Prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, after the Due Date in the related month of substitution);

(iii)        the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)        any reduction in the outstanding principal balance of such Mortgage Loan resulting from a Deficient Valuation or a modification of such Mortgage Loan pursuant to the terms and provisions of this Agreement that occurred prior to the end of the Collection Period for the most recent Distribution Date.

With respect to any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Acquisition, minus (y) the sum of:

(i)          the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)         the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and REO Revenues received with respect to such REO Loan.

A Mortgage Loan or an REO Loan that is a successor to a Mortgage Loan shall be deemed to be part of the Trust Fund and to have an outstanding Stated Principal Balance until the Distribution Date on which the payments or other proceeds, if any, received in connection with a Liquidation Event in respect thereof are to be (or, if no such payments or other proceeds are received in connection with such Liquidation Event, would have been) distributed to Certificateholders.

With respect to each Companion Loan on any date of determination, the Stated Principal Balance shall equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of each Whole Loan shall equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance shall equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO Acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

“Subcontractor”: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Master Servicer, the Special Servicer, the Operating Advisor, an Additional Servicer or a Sub-Servicer.

“Subject Loans”: As defined in Section 12.02(b).

“Subordinate Certificate”: Any Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificate.

“Subordinate Companion Holder”: The holder of any AB Subordinate Companion Loan.

“Sub-Servicer”: Any Person that services Mortgage Loans on behalf of a Master Servicer, a Special Servicer or an Additional Servicer and is responsible for the performance (whether directly or through Sub-Servicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by such Master Servicer, such Special Servicer or an Additional Servicer under this Agreement, with respect to some or all of the Mortgage Loans that are identified in Item 1122(d) of Regulation AB.

“Sub-Servicing Agreement”: The written contract between a Master Servicer or a Special Servicer, as the case may be, and any Sub-Servicer relating to servicing and administration of Mortgage Loans as provided in Section 3.20.

“Substitution Shortfall Amount”: With respect to a substitution pursuant to Section 2.03(b) hereof, an amount equal to the excess, if any, of the Purchase Price of the Mortgage Loan being replaced calculated as of the date of substitution over the Stated Principal Balance of the related Qualified Substitute Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution. In the event that one or more Qualified Substitute Mortgage Loans are substituted (at the same time by the same Mortgage Loan Seller) for one or more removed Mortgage Loans, the Substitution Shortfall Amount shall be determined as provided in the preceding sentence on the basis of the aggregate Purchase Prices of the Mortgage Loan(s) being replaced and the aggregate Stated Principal Balances of the related Qualified Substitute Mortgage Loan(s).

“Surviving Entity”: As defined in Section 6.03(b).

“Swap Contract”: The Class A-4FL Swap Contract.

“Swap Counterparty”: With respect to the Class A-4FL Certificates, Wells Fargo Bank, National Association, acting in such capacity under the Class A-4FL Swap Contract, or its successor-in-interest.

“Swap Counterparty Collateral Account”: With respect to the Class A-4FL Certificates, the trust account or accounts created and maintained as a separate account or accounts by the Certificate Administrator pursuant to Section 3.34(f), which shall be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35 (subject to the rights of the Swap Counterparty as provided in the Class A-4FL Swap Contract), Swap Counterparty Collateral Account” and which must be an Eligible Account (or a subaccount of an Eligible Account). The Swap Counterparty Collateral Account shall not be an asset of either Trust REMIC, but rather shall be an asset of the Grantor Trust.

“Tax Returns”: The federal income tax returns on (i) Internal Revenue Service Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each Trust REMIC due to its respective classification as a REMIC under the REMIC Provisions and (ii) Internal Revenue Service Form 1041 or Internal Revenue Service Form 1099, as applicable, or any successor forms to be filed on behalf of the Grantor Trust, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the Internal Revenue Service or any other governmental taxing authority under any applicable provisions of federal tax law or Applicable State and Local Tax Law.

“Temporary Regulation S Book-Entry Certificate”: As defined in Section 5.02(a).

“Test”: As defined in Section 12.01(b)(iv).

“Transfer”: Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Certificate.

“Transferable Servicing Interest”: With respect to each Mortgage Loan or Serviced Pari Passu Companion Loan (and any successor REO Loan with respect thereto), the amount by which the related Servicing Fee otherwise payable to the applicable Master Servicer hereunder exceeds the sum of (i) the fee payable to the applicable Master Servicer as the portion of the Servicing Fee attributable to primary servicing and (ii) the amount of the Servicing Fee calculated using the Retained Fee Rate, which Transferable Servicing Interest is subject to reduction by the Trustee pursuant to Section 3.11(a) of this Agreement. For the avoidance of doubt, the Transferable Servicing Interest (A) with respect to each NCB Mortgage Loan is six (6) basis points, and (B) with respect to each Mortgage Loan (other than the NCB Mortgage Loans) is zero.

“Transferee”: Any Person who is acquiring by Transfer any Ownership Interest in a Certificate.

“Transferee Affidavit”: As defined in Section 5.03(n)(ii).

“Transferor”: Any Person who is disposing by Transfer any Ownership Interest in a Certificate.

“Transferor Letter”: As defined in Section 5.03(n)(ii).

“Trust”: The trust created hereby and to be administered hereunder. The Trust shall be named: “Wells Fargo Commercial Mortgage Trust 2016-C35”.

“Trust Fund”: The corpus of the Trust created hereby and to be administered hereunder, consisting of: (i) such Mortgage Loans as from time to time are subject to this Agreement (including any Qualified Substitute Mortgage Loan replacing a removed Mortgage Loan), together with the Mortgage Files relating thereto (subject to, in the case of a Serviced Whole Loan, the interests of the related Serviced Companion Noteholder in the related Mortgage File); (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (iii) any REO Property (to the extent of the Trust’s interest therein) or the Trust’s beneficial interest in the Mortgaged Property securing a Non-Serviced Whole Loan acquired under the related Non-Serviced PSA; (iv) all revenues received in respect of any REO Property (to the extent of the Trust’s interest therein); (v) the applicable Master Servicer’s, the applicable Special Servicer’s, the Certificate Administrator’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to this Agreement and any proceeds thereof (to the extent of the Trust’s interest therein); (vi) any Assignment of Leases and any security agreements (to the extent of the Trust’s interest therein); (vii) any letters of credit, indemnities, guaranties or lease enhancement policies given as additional security for any related Mortgage Loans (to the extent of the Trust’s interest therein); (viii) all assets deposited in the Loss of Value Reserve Fund and the Servicing Accounts (to the extent of the Trust’s interest therein), amounts on deposit in the Collection Accounts (to the extent of the Trust’s interest therein), the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account (to the extent of the Trust’s interest in such Gain-on-Sale Reserve Account), the Class A-4FX Regular Interest Distribution Account and any REO Account (to the extent of the Trust’s interest in such REO Account), including any reinvestment income, as applicable; (ix) any Environmental Indemnity Agreements (to the extent of the Trust’s interest therein); (x) the rights and remedies of the Depositor under each Mortgage Loan Purchase Agreement (to the extent transferred to the Trustee); (xi) the Lower-Tier Regular Interests and the Class A-4FX Regular Interest; (xii) the Swap Contract; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the lock-box accounts, cash collateral accounts, escrow accounts and any reserve accounts, to the extent such interest belongs to the related Mortgagor).

“Trust-Related Litigation”: As defined in Section 3.32.

“Trust REMIC”: As defined in the Preliminary Statement.

“Trustee”: Wilmington Trust, National Association, or its successor in interest, in its capacity as trustee and its successors in interest, or any successor trustee appointed as herein provided.

“Trustee Fee”: The fee to be paid to the Trustee as compensation for the Trustee’s activities under this Agreement, which fee is included as part of the Certificate Administrator Fee. No portion of the Trustee Fee shall be calculated by reference to any Companion Loan or the Stated Principal Balance of any Companion Loan. The Trustee Fee shall be equal to $210 per month and shall be paid as a portion of the Certificate Administrator Fee.

“UBSRES”: UBS Real Estate Securities Inc., in its capacity as a Mortgage Loan Seller, and its successors in interest.

“UCC”: The Uniform Commercial Code, as enacted in each applicable state.

“UCC Financing Statement”: A financing statement prepared and filed pursuant to the UCC, as in effect in the relevant jurisdiction.

“Uncovered Amount”: With respect to any Master Servicer’s Collection Account, any additional trust fund expense, Nonrecoverable Advance or other item that would be payable or reimbursable out of general funds (as opposed to a specific source of funds) in such Collection Account pursuant to any of clauses (i) – (xix) or clause (xxii) of Section 3.05(a), but which cannot be so paid or reimbursed because such general funds are insufficient to cover such payment or reimbursement; provided that any such additional trust fund expense, Nonrecoverable Advance or other item will be an Uncovered Amount only to the extent that such general funds are insufficient to cover the payment or reimbursement thereof.

“Underwriters”: Wells Fargo Securities, LLC, UBS Securities LLC, Barclays Capital Inc., Academy Securities, Inc. and SG Americas Securities, LLC.

“Uninsured Cause”: Any cause of damage to property subject to a Mortgage such that the complete restoration of such property is not fully reimbursable by the hazard insurance policies or flood insurance policies required to be maintained pursuant to Section 3.07.

“United States Securities Person”: Any “U.S. person” as defined in Rule 902(k) of Regulation S.

“Unliquidated Advance”: Any Advance previously made by a party hereto that has been previously reimbursed, as between the Person that made the Advance hereunder, on the one hand, and the Trust, on the other, as part of a Workout-Delayed Reimbursement Amount pursuant to subsections (iii) and (iv) of Section 3.05(a) but that has not been recovered from the Mortgagor or otherwise from collections on or the proceeds of the related Mortgage Loan or REO Property in respect of which the Advance was made.

“Unscheduled Principal Distribution Amount”: With respect to any Distribution Date and the Mortgage Loans, the aggregate of the following: (a) all Principal Prepayments received on such Mortgage Loan on or prior to the Determination Date and (b) the principal portions of all Liquidation Proceeds, Insurance and Condemnation Proceeds (net of Special Servicing Fees, Liquidation Fees, accrued interest on Advances and other additional expenses of the Trust incurred in connection with the related Mortgage Loan) and, if applicable, REO Revenues received with respect to such Mortgage Loan and any REO Loans on or prior to the related Determination Date, but in each case only to the extent that such principal portion represents a recovery of principal for which no advance was previously made pursuant to Section 4.03 in respect of a preceding Distribution Date.

“Unsolicited Information”: As defined in Section 12.01(b)(iii).

“Upper-Tier REMIC”: One of the REMICs comprising the Trust, the assets of which consist of the Lower-Tier Regular Interests and such amounts as shall from time to time be held in the Upper-Tier REMIC Distribution Account.

“Upper-Tier REMIC Distribution Account”: The segregated account or accounts (or a subaccount of the Distribution Account) created and maintained by the Certificate Administrator (on behalf of the Trustee) pursuant to Section 3.04(b) in trust for the Certificateholders, which shall initially be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35, Upper-Tier REMIC Distribution Account”. Any such account or accounts shall be an Eligible Account.

“U.S. Dollars” or “$”: Lawful money of the United States of America.

“U.S. Tax Person”: A citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons).

“Voting Rights”: The portion of the voting rights of all of the Certificates which is allocated to any Certificate. At all times during the term of this Agreement, the Voting Rights shall be allocated among the various Classes of Certificateholders as follows: (i) 2% in the case of the Class X Certificates (allocated pro rata, based upon their respective Notional Amounts as of the date of determination) and (ii) in the case of the Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the Certificate Balance (and solely in connection with any vote for purposes of determining whether to remove the applicable Special Servicer pursuant to Section 7.01(d) or the Operating Advisor pursuant to Section 3.26(j), taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the Certificates pursuant to Section 4.05(a) hereof) of such Class, in each case, determined as of the Distribution Date immediately preceding such time, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with any vote for purposes of determining whether to remove the applicable Special Servicer pursuant to Section 7.01(d), the Operating Advisor pursuant to Section 3.26(j) or the Asset Representations Reviewer pursuant to Section 12.05(a), taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the Certificates pursuant to Section 4.05(a) hereof) of the Principal Balance Certificates, determined as of the Distribution Date immediately preceding such time. The Voting Rights of any Class of Certificates shall be allocated among Certificateholders of such Class in proportion to their respective Percentage Interests. A Holder of Class A-4FL or Class A-4FX Certificates who is a Non-U.S. Tax Person must irrevocably appoint a U.S. Tax Person to vote on any matters requiring the vote of such Holders. The Class R Certificates will not be entitled to any Voting Rights.

“Weighted Average Net Mortgage Rate”: With respect to any Distribution Date, the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loans) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable Grace Period).

“WFB Mortgage Loans”: The Mortgage Loans sold to the Depositor by Wells Fargo Bank, National Association, pursuant to the related Mortgage Loan Purchase Agreement.

“WHFIT”: A “Widely Held Fixed Investment Trust” as that term is defined in Treasury Regulations Section 1.671-5(b)(22) or successor provisions.

“WHFIT Regulations”: Treasury Regulations Section 1.671-5, as amended or successor provisions.

“Whole Loan”: Any of (i) the Mall at Rockingham Park Whole Loan, (ii) the Kroger (Roundy’s) Distribution Center Whole Loan, (iii) the Mall at Turtle Creek Whole Loan, (iv) the In-Rel 8 Whole Loan, and (v) the Pinnacle II Whole Loan.

“Withheld Amounts”: As defined in Section 3.21(a).

“Workout-Delayed Reimbursement Amounts”: With respect to any Mortgage Loan, the amount of any Advances made with respect to such Mortgage Loan on or before the date such Mortgage Loan becomes (or, but for the making of three Periodic Payments under its modified terms, would then constitute) a Corrected Loan, together with (to the extent accrued and unpaid) interest on such Advances, to the extent that (i) such Advance (and accrued and unpaid interest thereon) is not reimbursed to the Person who made such Advance on or before the date, if any, on which Mortgage Loan becomes a Corrected Loan and (ii) the amount of such Advance (and accrued and unpaid interest thereon) becomes an obligation of the related Mortgagor to pay such amount under the terms of the modified loan documents. That any amount constitutes all or a portion of any Workout-Delayed Reimbursement Amount shall not in any manner limit the right of any Person hereunder to determine in the future that such amount instead constitutes a Nonrecoverable Advance.

“Workout Fee”: The fee paid to the applicable Special Servicer with respect to each Corrected Loan in accordance with Section 3.11(c).

“Workout Fee Rate”: With respect to each Corrected Loan and in accordance with Section 3.11(c), a fee of 1.00% of each collection (other than Penalty Charges) of interest and principal (other than any amount for which a Liquidation Fee would be paid), including (i) Periodic Payments, (ii) Balloon Payments, (iii) Principal Prepayments and (iv) payments (other than those included in clause (i) or (ii) of this definition) at maturity or on the Anticipated Repayment Date, received on each Corrected Loan for so long as it remains a Corrected Loan.

“Yield Maintenance Charge”: With respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

Section 1.02      Certain Calculations. Unless otherwise specified herein, for purposes of determining amounts with respect to the Certificates and the rights and obligations of the parties hereto, the following provisions shall apply:

(i)            All calculations of interest (other than as provided in the related Mortgage Loan documents or as related to the Class A-4FL Certificates) provided for herein shall be made on the basis of a 360-day year consisting of twelve 30-day months. All calculations of interest in respect of the Class A-4FL Certificates, except with respect to Distribution Dates during which a Class A-4FL Swap Conversion Event has occurred and is continuing, shall be made on the basis of the actual number of days in a month and a

360-day year. All calculations of interest with respect to the Class A-4FL Certificates and Distribution Dates during which a Class A-4FL Swap Conversion Event has occurred and is continuing shall be made on the basis of a 360-day year consisting of twelve 30-day months.

(ii)           Any Mortgage Loan or Companion Loan payment is deemed to be received on the date such payment is actually received by the applicable Master Servicer or the applicable Special Servicer; provided, however, that for purposes of calculating distributions on the Certificates, Principal Prepayments with respect to any Mortgage Loan are deemed to be received on the date they are applied in accordance with the Servicing Standard consistent with the terms of the related Mortgage Note and Mortgage to reduce the outstanding principal balance of such Mortgage Loan, on which interest accrues.

(iii)          Any reference to the Certificate Balance of any Class of Principal Balance Certificates or the Class A-4FX Regular Interest on or as of a Distribution Date shall refer to the Certificate Balance of such Class of Principal Balance Certificates or the Class A-4FX Regular Interest, as applicable, on such Distribution Date after giving effect to (a) any distributions made on such Distribution Date pursuant to Section 4.01(a), Section 4.01(b) and Section 4.01(c), (b) any Realized Losses allocated to such Class of Principal Balance Certificates (other than the Class A-4FL or Class A-4FX Certificates) or the Class A-4FX Regular Interest (and correspondingly, the amount allocated to the Class A-4FL and Class A-4FX Certificates pursuant to Section 4.04(b), as applicable, on the immediately preceding Distribution Date pursuant to Section 4.04, and (c) any recoveries on the related Mortgage Loans of Nonrecoverable Advances (plus interest thereon) that were previously reimbursed from principal collections on the related Mortgage Loans, that resulted in a reduction of the Principal Distribution Amount, which recoveries are allocated to such Class of Principal Balance Certificates (other than the Class A-4FL and Class A-4FX Certificates) or the Class A-4FX Regular Interest (and correspondingly, the amount allocated to the Class A-4FL and Class A-4FX Certificates pursuant to Section 4.04(b)) and added to the Certificate Balance pursuant to Section 4.04(a). The aggregate Certificate Balance of the Class A-4FL and Class A-4FX Certificates shall be equal to the Certificate Balance of the Class A-4FX Regular Interest at all times, and any reductions or increases in the Certificate Balance of the Class A-4FX Regular Interest shall result in a corresponding reduction or increase, as applicable, of the aggregate Certificate Balance of the Class A-4FL and Class A-4FX Certificates.

(iv)          Unless otherwise specifically provided for herein, all net present value calculations and determinations made with respect to a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard”) shall be made, in the event the Mortgage Loan documents are silent, using a discount rate (a) for principal and interest payments on a Mortgage Loan, Serviced Companion Loan, as applicable, or sale by the applicable Special Servicer of a Defaulted Loan, the highest of (x) the rate determined by the applicable Master Servicer or the applicable Special Servicer, as applicable, that approximates the market rate that would be obtainable by the related Mortgagor on similar non-defaulted debt of such Mortgagor as of such date of determination, (y) the Mortgage Rate on the applicable Mortgage Loan or Serviced Companion Loan based on its outstanding principal balance and (z) the yield on 10-year U.S. treasuries as of such date of determination, and (b) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent Appraisal (or update of such Appraisal) of the related Mortgaged Property.

(v)           Any reference to “expense of the trust” or “additional trust fund expense” or words of similar import shall be construed to mean, for any Serviced Mortgage Loan, an expense that shall be applied in accordance with the related Intercreditor Agreement or, if no application is specified in the related Intercreditor Agreement, then, to the extent such Intercreditor Agreement refers to this Agreement for the application of trust fund expenses or such Intercreditor Agreement does not prohibit the following application of trust fund expenses (i) with respect to any Serviced Pari Passu Whole Loan, pro rata and pari passu, to the Trust and Serviced Pari Passu Companion Loan in accordance with the respective Stated Principal Balances of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan or (ii) with respect to any AB Whole Loan, first, to the related AB Subordinate Companion Loan and then, to the Trust.

[End of Article I]

Article II

CONVEYANCE OF MORTGAGE LOANS; ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01      Conveyance of Mortgage Loans. (a) The Depositor, concurrently with the execution and delivery hereof, does hereby establish a trust, appoint the Trustee as trustee of the trust, assign, sell, transfer and convey to the Trustee, in trust, without recourse, for the benefit of the Certificateholders and the Trustee (as holder of the Lower-Tier Regular Interests and the Class A-4FX Regular Interest) all the right, title and interest of the Depositor, whether now owned or existing or hereafter acquired or arising, including any security interest therein for the benefit of the Depositor, in, to and under (i) the Mortgage Loans identified on the Mortgage Loan Schedule, (ii) Sections 2, 3, 4 (other than Section 4(c), (d), (e) and (g)) and 5 (other than Section 5(f), (g), (h) and (i)) and, to the extent related to the foregoing, Sections 9, 10, 11, 12, 13, 14, 15, 17 and 18 of each of the Mortgage Loan Purchase Agreements and Section 19 of the Mortgage Loan Purchase Agreement among the Depositor, Basis Real Estate Capital II, LLC and Basis Investment Group LLC; (iii) the Intercreditor Agreements; and (iv) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (v) any REO Property (to the extent of the Depositor’s interest therein) or the Depositor’s beneficial interest in the Mortgaged Property securing a Non-Serviced Whole Loan acquired under the related Non-Serviced PSA; (vi) all revenues received in respect of any REO Property (to the extent of the Depositor’s interest therein); (vii) the applicable Master Servicer’s, the applicable Special Servicer’s, the Certificate Administrator’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to this Agreement and any proceeds thereof (to the extent of the Depositor’s interest therein); (viii) any Assignment of Leases and any security agreements (to the extent of the Depositor’s interest therein); (ix) any letters of credit, indemnities, guaranties or lease enhancement policies given as additional security for any related Mortgage Loans (to the extent of the Depositor’s interest therein); (x) all assets deposited in the Loss of Value Reserve Fund and the Servicing Accounts (to the extent of the Depositor’s interest therein), amounts on deposit in the Collection Accounts (to the extent of the Depositor’s interest therein), the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account (to the extent of the Depositor’s interest in such Gain-on-Sale Reserve Account), the Class A-4FX Regular Interest Distribution Account and any REO Account (to the extent of the Depositor’s interest in such REO Account), including any reinvestment income, as applicable; (xi) any Environmental Indemnity Agreements (to the extent of the Depositor’s interest therein); (xii) the rights and remedies of the Depositor under each Mortgage Loan Purchase Agreement (to the extent not covered by clause (ii) above); (xiii) the Lower-Tier Regular Interests and the Class A-4FX Regular Interest; (xiv) the Swap Contract; and (xv) the proceeds of the foregoing (other than any interest earned on deposits in the lock-box accounts, cash collateral accounts, escrow accounts and any reserve accounts, to the extent such interest belongs to the related Mortgagor) (collectively, the “Conveyed Property”) . Such assignment includes all interest and principal received or receivable on or with respect to the Mortgage Loans (in each case, other than (i) payments of principal and interest due and payable on the Mortgage Loans on or before the Cut-off Date; (ii) prepayments of principal collected on or before the Cut-off Date; (iii) with respect to those Mortgage Loans that were closed in July 2016 but have their first Due Date in August 2016, any interest amounts relating to the period prior to the Cut-off Date; and (iv) any Retained Defeasance Rights and Obligations with respect to the Mortgage Loans for which Barclays or UBSRES is the related Mortgage Loan Seller). The transfer of the Mortgage Loans and the related rights and property accomplished hereby is absolute and, notwithstanding Section 13.07, is intended by the parties to constitute a sale. In connection with the assignment to the Trustee of Sections 2, 3, 4 (other than Section 4(c), (d) and (f)) and 5 (other than Section 5(f), (g), (h) and (i)) and, to the extent related to the foregoing, Sections 9, 10, 11, 12, 13, 14, 15, 17 and 18 of each of the Mortgage Loan Purchase Agreements and Section 19 of the Mortgage Loan Purchase Agreement among the Depositor, Basis Real Estate Capital II, LLC and Basis Investment Group LLC, it is intended that the Trustee get the benefit of Sections 10, 13 and 15 thereof in connection with any exercise of rights under the assigned Sections, and the Depositor shall use its best efforts to make available to the Trustee the benefits of Sections 10, 13 and 15 in connection therewith.

(b)           In connection with the Depositor’s assignment pursuant to subsection (a) above, the Depositor shall direct, and hereby represents and warrants that it has directed, the Mortgage Loan Sellers pursuant to the applicable Mortgage Loan Purchase Agreement to deliver and deposit with, or cause to be delivered to and deposited with, the Custodian, (A) on or before the Closing Date, the Mortgage Note relating to each Mortgage Loan so assigned, endorsed to the Trustee or in blank as specified in clause (i) of the definition of “Mortgage File” (or, alternatively, if the original executed Mortgage Note has been lost, a lost note affidavit and indemnity with a copy of such Mortgage Note as specified in clause (i) of the definition of “Mortgage File”) and (B) on or before the date that is 45 days following the Closing Date, the remainder of the Mortgage File for each Mortgage Loan and, except in the case of a Mortgage Loan that is a Non-Serviced Whole Loan as of the Closing Date, any other items required to be delivered or deposited by the Mortgage Loan Seller pursuant to this Agreement (other than amounts from reserve accounts and originals of letters of credit, which shall be transferred to the applicable Master Servicer) for each Mortgage Loan. If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original Mortgage Note, the delivery requirements of the applicable Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied upon such Mortgage Loan Seller’s delivery of a copy or duplicate original of such Mortgage Note, together with an affidavit certifying that the original thereof has been lost or destroyed and indemnifying the Trustee and the Trust. If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, any of the documents and/or instruments referred to in clauses (ii), (iv), (vii) and (ix) of the definition of “Mortgage File” (or, if applicable, a copy thereof) with evidence of filing or recording thereon (if intended to be recorded or filed), solely because of a delay caused by the public filing or recording office where such document or instrument has been delivered, or will be delivered within 10 Business Days of the Closing Date, for filing or recordation, the delivery requirements of the applicable Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied on a provisional basis as of the Closing Date as to such non-delivered document or instrument, and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, if a duplicate original or a photocopy of such non-delivered document or instrument (certified by the applicable public filing or recording office, the applicable title insurance company or the applicable Mortgage Loan Seller to be a true and complete copy of the original thereof submitted or to be submitted for filing or recording) is delivered to the Custodian on or before the date set forth herein, and either the original of such non-delivered document or instrument, or a photocopy thereof (certified by the appropriate county recorder’s office or the applicable title insurance company, in the case of the documents and/or instruments referred to in clause (ii) of the definition of “Mortgage File”, to be a true and complete copy of the original thereof submitted for recording), with evidence of filing or recording thereon, is delivered to the Custodian within one hundred-eighty (180) days of the Closing Date (or within such longer period, not to exceed eighteen (18) months, after the Closing Date as the Custodian shall consent to as long as the applicable Mortgage Loan Seller is, as certified in writing to the Trustee and the Custodian no less often than every ninety (90) days following such 180–day period after the Closing Date, attempting in good faith to obtain from the appropriate public filing office or county recorder’s office such original or photocopy). If the applicable Mortgage Loan Seller is required to, but cannot, deliver, or cause to be delivered, as to any Mortgage Loan, any of the documents and/or instruments referred to in clauses (ii), (iv), (vii), and (ix) (or, if applicable, a copy thereof) of the definition of “Mortgage File,” with evidence of filing or recording thereon (if intended to be recorded or filed), for any other reason, including, without limitation, that such non-delivered document or instrument has been lost or destroyed, the delivery requirements of the applicable Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied as to such non-delivered document or instrument, and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, if a photocopy of such non-delivered document or instrument (with evidence of filing or recording thereon and certified in the case of the documents and/or instruments referred to in clause (ii) of the definition of “Mortgage File” by the appropriate county recorder’s office or the applicable title insurance company to be a true and complete copy of the original thereof submitted for recording) is delivered to the Custodian on or before the date set forth herein. Neither the Trustee nor any Custodian shall in any way be liable for any failure by any Mortgage Loan Seller or the Depositor to comply with the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b). If, on the Closing Date as to any Mortgage Loan, subject to the next sentence, the applicable Mortgage Loan Seller is required to, but cannot, deliver (in complete and recordable form or form suitable for filing or recording, if applicable) any one of the assignments in favor of the Trustee referred to in clause (iii), clause (v), or clause (x) of the definition of “Mortgage File” solely because of the unavailability of filing or recording information as to any existing document or instrument, such Mortgage Loan Seller may provisionally satisfy the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) with respect to such assignment by delivering with respect to such Mortgage Loan on the Closing Date an omnibus assignment of such Mortgage Loan substantially in the form of Exhibit H; provided that all required original assignments with respect to such Mortgage Loan (in fully complete and recordable form or form suitable for filing or recording, if applicable) are delivered to the Custodian within one hundred-eighty (180) days after the Closing Date (or within such longer period, not to exceed eighteen (18) months, which the Custodian shall consent to so long as the applicable Mortgage Loan Seller is, as certified in writing to the Trustee and the Custodian no less often than every ninety (90) days following such 180–day period after the Closing Date, attempting in good faith to obtain from the appropriate public filing office or county recorder’s office the applicable filing or recording information as to the related document or instrument); and provided, further, that in the case of a Non-Serviced Mortgage Loan, the delivery of any such assignments shall be subject to clause (e) of the final proviso to the definition of “Mortgage File” herein. As to any Mortgage Loan, the related Mortgage Loan Seller or its agent is responsible for recording or filing, as applicable, any one of the assignments in favor of the Trustee referred to in clause (iii), clause (v), or clause (x) of the definition of “Mortgage File”, and such Mortgage Loan Seller may provisionally satisfy the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) with respect to such assignment by delivering to the Custodian with respect to such Mortgage Loan on the Closing Date a copy of such assignment in the form sent for recording or filing or (except for recording or filing information not yet available) to be sent for recording or filing; provided that an original or copy of such assignment (with evidence of recording or filing, as applicable, indicated thereon) shall be delivered to the Custodian as contemplated by Section 2.01(c) of this Agreement. Notwithstanding anything herein to the contrary, with respect to letters of credit referred to in clause (xii) of the definition of “Mortgage File”, the applicable Mortgage Loan Seller shall deliver the original to the applicable Master Servicer (which letter of credit shall be titled in the name of, or assigned to, “Wells Fargo Bank, National Association, as General Master Servicer, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35” or “National Cooperative Bank, N.A., as NCB Master Servicer, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35”, as applicable), and a copy to the Custodian or, if such original has been submitted by the applicable Mortgage Loan Seller to the issuing bank to effect a reissuance, assignment or amendment of such letter of credit (changing the beneficiary thereof to the applicable Master Servicer (in care of the Trustee, as titled above) that may be required in order for such Master Servicer to draw on such letter of credit on behalf of the Trust in accordance with the applicable terms thereof and/or of the related Mortgage Loan documents), the applicable Mortgage Loan Seller shall be deemed to have satisfied the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) by delivering with respect to any letter(s) of credit a copy thereof to the Custodian indicating that such document has been delivered to the issuing bank for reissuance or an Officer’s Certificate from the applicable Master Servicer certifying that it holds the letter(s) of credit pursuant to this Section 2.01(b), one of which shall be delivered to the Custodian within forty-five (45) days after the Closing Date. If a letter of credit referred to in the previous sentence is not in a form that would allow the applicable Master Servicer to draw on such letter of credit on behalf of the Trust in accordance with the applicable terms thereof and/or of the related Mortgage Loan documents, the applicable Mortgage Loan Seller shall deliver the appropriate assignment or amendment documents (or copies of such assignment or amendment documents if the related Mortgage Loan Seller has submitted the originals to the related issuer of such letter of credit for processing) to the Custodian within forty-five (45) days of the Closing Date. If not otherwise paid by the related Mortgagor, the applicable Mortgage Loan Seller shall pay any costs of assignment or amendment of such letter(s) of credit required in order for the applicable Master Servicer to draw on such letter(s) of credit on behalf of the Trust and shall cooperate with the reasonable requests of such Master Servicer in connection with effectuating a draw under any such letter of credit prior to the date such letter of credit is assigned or amended in order that it may be drawn by such Master Servicer on behalf of the Trust.

(c)            Except in the case of a Non-Serviced Mortgage Loan, the related Mortgage Loan Seller is required at its sole cost and expense, to itself, or to engage a third party to, put each Assignment of Mortgage, each assignment of Assignment of Leases and each assignment of each UCC Financing Statement (collectively, the “Assignments” and, individually, “Assignment”) relating to the Mortgage Loans conveyed by it under the applicable Mortgage Loan Purchase Agreement in proper form for filing or recording, as applicable, and to submit such Assignments for filing or recording, as the case may be, in the applicable public filing or recording office. On the Closing Date, the Mortgage Loan Sellers may deliver one (1) omnibus assignment for all such Mortgage Loans substantially in the form of Exhibit H hereto to the Custodian as provided in Section 2.01(b). Except under the circumstances provided for in the last sentence of this subsection (c) and except in the case of a Non-Serviced Mortgage Loan, the related Mortgage Loan Seller will itself, or a third party at such Mortgage Loan Seller’s expense will, promptly (and in any event within one hundred-twenty (120) days after the later of the Closing Date and the related Mortgage Loan Seller’s actual receipt of the related documents and the necessary recording and filing information) cause to be submitted for recording or filing, as the case may be, in the appropriate public office for real property records or UCC Financing Statements, as appropriate, each Assignment. Each such Assignment submitted for recording shall reflect that it (or a file copy thereof in the case of a UCC Assignment) should be returned by the public recording office to the Custodian or its designee following recording or filing (or to the related Mortgage Loan Seller or its agent who will then be responsible for delivery of the same to the Custodian or its designee). Any such Assignment received by the Custodian shall be promptly included in the related Mortgage File and be deemed a part thereof, and any such Assignment received by the related Mortgage Loan Seller or its agent shall be required to be delivered to the Custodian to be included as part of the related Mortgage File within thirty (30) days after receipt. If any such document or instrument is determined to be incomplete or not to meet the recording or filing requirements of the jurisdiction in which it is to be recorded or filed, or is lost by the public office or returned unrecorded or unfiled, as the case may be, because of a defect therein, on or about one hundred-eighty (180) days after the Closing Date, the related Mortgage Loan Seller or its designee shall prepare, at its own expense, a substitute therefor or cure such defect, as the case may be, and thereafter the related Mortgage Loan Seller or its designee shall, at the expense of such Mortgage Loan Seller, upon receipt thereof cause the same to be duly recorded or filed, as appropriate. If, by the first anniversary of the Closing Date, the Custodian has not received confirmation of the recording or filing as the case may be, of any such Assignment, it shall so advise the related Mortgage Loan Seller who may then pursue such confirmation itself or request that the Custodian pursue such confirmation at the related Mortgage Loan Seller’s expense, and upon such a request and provision for payment of such expenses satisfactory to the Custodian, the Custodian, at the expense of the applicable Mortgage Loan Seller, shall cause a search of the land records of each applicable jurisdiction and of the records of the offices of the applicable Secretary of State for confirmation that the Assignment appears in such records and retain a copy of such confirmation in the related Mortgage File. In the event that confirmation of the recording or filing of an Assignment cannot be obtained, the Custodian or the related Mortgage Loan Seller, as applicable, shall promptly inform the other and the Custodian shall provide such Mortgage Loan Seller with a copy of the Assignment and request the preparation of a new Assignment. The related Mortgage Loan Seller shall pay the expenses for the preparation of replacement Assignments for any Assignments which, having been properly submitted for filing or recording to the appropriate governmental office by the Custodian, fail to appear of record and must be resubmitted. Notwithstanding the foregoing, there shall be no requirement to record any assignment to the Trustee referred to in clause (iii) or (v) of the definition of “Mortgage File,” or to file any UCC-3 to the Trustee referred to in clause (ix) of the definition of “Mortgage File,” in those jurisdictions where, in the written opinion of local counsel (which opinion shall be an expense of the related Mortgage Loan Seller) acceptable to the Depositor and the Trustee, such recordation and/or filing is not required to protect the Trustee’s interest in the related Mortgage Loan against sale, further assignment, satisfaction or discharge by the related Mortgage Loan Seller, the applicable Master Servicer, the applicable Special Servicer, any Sub-Servicer or the Depositor.

(d)          All documents and records in the Depositor’s or the applicable Mortgage Loan Seller’s possession relating to the Mortgage Loans (including, in each case, financial statements, operating statements and any other information provided by the respective Mortgagor from time to time, but excluding the applicable Mortgage Loan Seller’s internal communications (including such communications between such Mortgage Loan Seller and its Affiliates) and underwriting analysis (including documents prepared by the applicable Mortgage Loan Seller or any of its Affiliates for such purposes), draft documents, attorney-client communications that are privileged communications or constitute legal or other due diligence analyses and credit underwriting or due diligence analyses or data) that (i) are not required to be a part of a Mortgage File in accordance with the definition thereof and (ii) are reasonably necessary for the servicing of each such Mortgage Loan, together with copies of all documents in each Mortgage File, shall be delivered by the Depositor or the applicable Mortgage Loan Seller to the applicable Master Servicer within five (5) Business Days after the Closing Date and shall be held by such Master Servicer on behalf of the Trustee in trust for the benefit of the Certificateholders (and as holder of the Lower-Tier Regular Interests and the Class A-4FX Regular Interest) and, if applicable, on behalf of the related Companion Holder. Such documents and records shall be any documents and records (with the exception of any items excluded under the immediately preceding sentence) that would otherwise be a part of the Servicing File.

(e)           In connection with the Depositor’s assignment pursuant to subsection (a) above, the Depositor shall deliver to the Trustee and the applicable Master Servicer, on or before two (2) Business Days after the Closing Date, a fully executed original counterpart of each of the Mortgage Loan Purchase Agreements, as in full force and effect, without amendment or modification, on the Closing Date.

(f)            The Depositor shall use its reasonable best efforts to require that, promptly after the Closing Date, but in all events within three (3) Business Days after the Closing Date, each of the Mortgage Loan Sellers shall cause all funds on deposit in escrow accounts maintained with respect to the Mortgage Loans transferred by such Mortgage Loan Seller, whether such accounts are held in the name of the applicable Mortgage Loan Seller or any other name to be transferred to the applicable Master Servicer (or a Sub-Servicer) for deposit into Servicing Accounts.

(g)           With respect to the Mortgage Loans secured by the Mortgaged Properties identified as Mortgage Loan Numbers 4, 23, 30, 31, 32, 33, 35, 37, 38, 40, 44, 47, 52, 54, 59, 65, 66 and 71 on the Mortgage Loan Schedule, which are each subject to a franchise agreement with a related comfort letter in favor of the respective Mortgage Loan Seller that requires notice to or request of the related franchisor to transfer or assign any related comfort letter to the Trustee for the benefit of the Certificateholders or otherwise have a new comfort letter (or any such new document or acknowledgement as may be contemplated under the existing comfort letter) issued in the name of the Trustee for the benefit of the Certificateholders, the related Mortgage Loan Seller or its designee shall provide any such required notice or make any such required request to the related franchisor (with a copy of such notice or request to the applicable Master Servicer) within forty-five (45) days of the Closing Date (or any shorter period if required by the applicable comfort letter), and the applicable Master Servicer shall use reasonable efforts in accordance with the Servicing Standard to acquire such replacement comfort letter, if necessary (or to acquire any such new document or acknowledgement as may be contemplated under the existing comfort letter). If the applicable Master Servicer is unable to acquire any such replacement comfort letter (or new document or acknowledgement, as applicable) within 120 days of the Closing Date, such Master Servicer shall notify the related Mortgage Loan Seller that no such replacement comfort letter has been received.

(h)           Each Mortgage Loan Purchase Agreement shall provide that within sixty (60) days after the Closing Date, each Mortgage Loan Seller shall deliver or cause to be delivered the Diligence Files for each of its Mortgage Loans to the Depositor by uploading such Diligence Files to the Designated Site. Promptly upon completion of such delivery of the Diligence Files (but in no event later than sixty (60) days after the Closing Date), the applicable Mortgage Loan Seller shall provide the Depositor a certificate (with a copy (which may be sent by e-mail) to each of the applicable Master Servicer, the applicable Special

Servicer, the Trustee, the Certificate Administrator, the Custodian, the Directing Certificateholder, the Asset Representations Reviewer and the Operating Advisor) certifying that the electronic copies of the documents and information uploaded to the Designated Site constitute all documents and information required under the definition of “Diligence File” and such Diligence Files are organized and categorized in accordance with the electronic file structure reasonably agreed to by the Depositor and the applicable Mortgage Loan Seller (the “Diligence File Certification”).

(i)            Notwithstanding anything to the contrary contained in this Section 2.01 or in Section 2.02, in connection with the Servicing Shift Whole Loan, (1) instruments of assignment to the Trustee may be in blank and need not be recorded pursuant to this Agreement (other than the endorsements to the Note(s) evidencing the related Servicing Shift Mortgage Loan) until the earlier of (i) the Servicing Shift Securitization Date, in which case such instruments shall be assigned and recorded in accordance with the related Non-Serviced PSA, and (ii) the Servicing Shift Whole Loan becoming a Specially Serviced Loan prior to the Servicing Shift Securitization Date, in which case assignments and recordations shall be effected in accordance with this Section 2.01 until the occurrence, if any, of the Servicing Shift Securitization Date, (2) no letter of credit need be amended (including, without limitation, to change the beneficiary thereon) until the earliest of (i) the Servicing Shift Securitization Date, in which case such amendment shall be in accordance with the related Non-Serviced PSA, (ii) the Servicing Shift Whole Loan becoming a Specially Serviced Loan prior to the Servicing Shift Securitization Date in which case such amendment shall be effected in accordance with the terms of this Section 2.01 and (iii) the earlier of (A) 180 days after the Closing Date and (B) any such time as any such letter of credit is required to be drawn upon by the applicable Master Servicer in which case such amendment shall be effected in accordance with the terms of this Section 2.01, and (3) on and following the Servicing Shift Securitization Date, the Person selling the related Servicing Shift Lead Note to the related Non-Serviced Depositor, at its own expense, shall be (a) entitled to direct in writing, which may be conclusively relied upon by the Custodian, the Custodian to deliver the originals of all the Mortgage Loan documents relating to the Servicing Shift Whole Loan in its possession (other than the original Note(s) evidencing the Servicing Shift Mortgage Loan) to the related Non-Serviced Trustee or the related Non-Serviced Custodian, (b) if the right under clause (a) is exercised, required to cause the retention by or delivery to the Custodian of photocopies of Mortgage Loan documents related to the Servicing Shift Whole Loan so delivered to such Non-Serviced Trustee or such Non-Serviced Custodian, (c) entitled to cause the completion (or, in the event of a recordation as contemplated by clause (1)(ii) of this paragraph, the preparation, execution and delivery) and recordation of instruments of assignment in the name of the related Non-Serviced Trustee or related Non-Serviced Custodian, (d) if the right under clause (c) is exercised, required to deliver to the Trustee or Custodian photocopies of any instruments of assignment so completed and recorded, and (e) entitled to require the Master Servicer to transfer, and to cooperate with all reasonable requests in connection with the transfer of, the Servicing File, and any Escrow Payments, reserve funds and items specified in clauses (x) and (xii) of the definition of “Mortgage File” for the Servicing Shift Whole Loan to the related Non-Serviced Master Servicer.

Section 2.02      Acceptance by Trustee. (a) The Trustee, by the execution and delivery of this Agreement (1) acknowledges receipt by it or the Custodian on its behalf, subject to the provisions of Section 2.01, in good faith and without notice of any adverse claim, of the applicable documents specified in clause (i) of the definition of “Mortgage File” with respect to each Mortgage Loan and of all other assets included in the Trust Fund and (2) declares (a) that it or the Custodian on its behalf holds and will hold such documents and the other documents delivered or caused to be delivered by the Mortgage Loan Sellers that constitute the Mortgage Files in the name of the Trust for the benefit of all present and future Certificateholders and Serviced Companion Noteholders, as applicable, and (b) that it holds and will hold such other assets included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders (and for the benefit of the Trustee as holder of the Lower-Tier Regular Interests and the Class A-4FX Regular Interest), as applicable. If any Mortgage Loan Seller is unable to deliver or cause the delivery of any original Mortgage Note, such Mortgage Loan Seller may deliver a copy of such Mortgage Note, together with a signed lost note affidavit and appropriate indemnity and shall thereby be deemed to have satisfied the document delivery requirements of Section 2.01 and of this Section 2.02.

(b)           Within sixty (60) days after the Closing Date (or with respect to a Qualified Substitute Mortgage Loan within sixty (60) days after the Due Date in the month of substitution), the Custodian, shall review the Mortgage Loan documents delivered or caused to be delivered by the Mortgage Loan Sellers constituting the Mortgage Files; and, promptly following such review (but in no event later than sixty (60) days after the Closing Date), the Custodian shall, in the form attached as Exhibit Q, certify in writing to the Depositor, the Master Servicers, the Special Servicers, the Directing Certificateholder (so long as no Consultation Termination Event shall have occurred and be continuing and only with respect to Mortgage Loans other than any Excluded Loan), the Trustee, the Certificate Administrator, the Asset Representations Reviewer, the Operating Advisor and the applicable Mortgage Loan Seller (as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full)) that, except as specifically identified in any exception report annexed to such writing (the “Custodial Exception Report”), (i) subject to the final proviso of the definition of “Mortgage File” herein and Section 2.01 hereof, all documents specified in clauses (i) through (v), (viii), (ix), (xi), (xii) and (xiii), if any, of the definition of “Mortgage File”, as applicable, are in its possession, (ii) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Sellers have been reviewed by the Custodian and appear regular on their face and appear to be executed and to relate to such Mortgage Loan, and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (iv), (vi) and (viii)(c) in the definition of “Mortgage Loan Schedule” is correct. With respect to each Mortgage Loan listed on the Custodial Exception Report, the Custodian shall specifically identify such Mortgage Loan together with the nature of such exception (in the form reasonably acceptable to the Custodian and the related Mortgage Loan Seller and separating items required to be in the Mortgage File but never delivered from items which were delivered by the related Mortgage Loan Seller but are out for filing or recording and have not been returned by the filing office or the recorder’s office).

(c)           The Custodian shall review the Mortgage Loan documents received subsequent to the Closing Date; and, on or about the first anniversary of the Closing Date, the

Custodian shall, in the form attached as Exhibit Q, certify in writing to each of the Depositor, the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Directing Certificateholder and the applicable Mortgage Loan Seller (as to each Mortgage Loan listed on the Mortgage Loan Schedule (other than any related Mortgage Loan as to which a Liquidation Event has occurred) or any related Mortgage Loan specifically identified in any exception report annexed to such writing) that, (i) subject to the final proviso of the definition of “Mortgage File” herein and Section 2.01 hereof, all documents specified in clauses (i) through (v), (viii), (ix), (xi), (xii) and (xiii), if any, of the definition of “Mortgage File”, as applicable, are in its possession, (ii) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Sellers have been reviewed by the Custodian and appear regular on their face and appear to be executed and relate to such Mortgage Loan, if applicable, and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (iv), (vi) and (viii)(c) in the definition of “Mortgage Loan Schedule” is correct.

(d)           Notwithstanding anything contained in this Section 2.02 and Section 2.03(b) to the contrary, in the case of a Material Defect in any of the documents specified in clauses (ii) through (v), (vii), (viii) and (ix) in the definition of “Mortgage File”, which Material Defect results solely from a delay in the return of the related documents from the applicable filing or recording office and gives rise to a repurchase or substitution obligation on the part of the related Mortgage Loan Seller with respect to the subject Mortgage Loan pursuant to the related Mortgage Loan Purchase Agreement, the Directing Certificateholder, in its sole judgment, may (other than with respect to any Excluded Loan and, with respect to any other Mortgage Loan, only prior to the occurrence and continuance of a Control Termination Event), and the applicable Special Servicer may, in accordance with the Servicing Standard, after the occurrence and during the continuance of a Control Termination Event, permit the related Mortgage Loan Seller in lieu of repurchasing or substituting for the related Mortgage Loan, to deposit with the applicable Master Servicer an amount, to be held in trust in a segregated Eligible Account (which may be a sub-account of the Collection Account), equal to 25% of the Stated Principal Balance of the related Mortgage Loan (in the alternative, the related Mortgage Loan Seller may deliver to the applicable Master Servicer a letter of credit in such amount, with a copy to the Custodian). Such funds or letter of credit, as applicable, shall be held by the applicable Master Servicer (i) until the date on which the Custodian determines and notifies such Master Servicer that such Material Defect has been cured or the related Mortgage Loan is no longer part of the Trust Fund, at which time such Master Servicer shall return such funds (or letter of credit) to the related Mortgage Loan Seller, or (ii) until same are applied to the Purchase Price (or the Substitution Shortfall Amount, if applicable) as set forth below in this Section 2.02(d) in the event of a repurchase or substitution by the related Mortgage Loan Seller. Notwithstanding the two immediately preceding sentences, if the applicable Master Servicer or the applicable Special Servicer certifies to the Trustee, the Certificate Administrator and the Custodian that it has determined in the exercise of its reasonable judgment that the document with respect to which such Material Defect exists is required in connection with an imminent enforcement of the mortgagee’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any Mortgagor or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on collateral securing the related Mortgage Loan or for any immediate significant servicing obligation, the related Mortgage Loan Seller shall be required to repurchase or substitute for the related Mortgage Loan in accordance with, and to the extent required by, the terms and conditions of Section 2.03(b) and Section 5 of the related Mortgage Loan Purchase Agreement; provided, however, that such Mortgage Loan Seller shall not be required to repurchase the Mortgage Loan for a period of ninety (90) days after receipt of a notice to repurchase (together with any applicable extension period) if it is attempting to recover the document from the applicable filing or recording office and provides an officer’s certificate setting forth what actions such Mortgage Loan Seller is pursuing in connection with such recovery. In the event of a repurchase or substitution, upon the date of such repurchase or substitution, and in the event that the related Mortgage Loan Seller has delivered a letter of credit to the applicable Master Servicer in accordance with this Section 2.02(d), such Master Servicer shall, to the extent necessary, draw on the letter of credit and deposit the proceeds of such draw, into its Collection Account to be applied to the Purchase Price (or the Substitution Shortfall Amount, if applicable, in which event, the amount of such funds or proceeds that exceed the Substitution Shortfall Amount shall be returned to the related Mortgage Loan Seller) in accordance with Section 2.03(b). All such funds deposited in the Collection Accounts shall be invested in Permitted Investments, at the direction and for the benefit of the related Mortgage Loan Seller. Such funds shall be treated as an “outside reserve fund” under the REMIC Provisions, which, together with any reimbursement from the Lower-Tier REMIC, is beneficially owned by the related Mortgage Loan Seller for federal income tax purposes, which Mortgage Loan Seller shall remain liable for any taxes payable on income or gain with respect thereto.

(e)            It is herein acknowledged that neither the Trustee nor any Custodian is under any duty or obligation (i) to determine whether any of the documents specified in clauses (vi), (vii) and (xii) through (xviii) of the definition of “Mortgage File” exist or are required to be delivered by the Depositor, the Mortgage Loan Sellers or any other Person (unless identified on the Mortgage Loan Checklist) or (ii) to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Mortgage Loans delivered to it to determine that the same are genuine, enforceable, duly authorized, sufficient to perfect and maintain the perfection of a security interest or appropriate for the represented purpose or that they are other than what they purport to be on their face and, with respect to the documents specified in clause (viii) of the definition of the “Mortgage File”, whether the insurance is effective as of the date of the recordation, whether all endorsements or riders issued are included in the file or if the policy has not been issued whether any acceptable replacement document has been dated the date of the related Mortgage Loan funding. Further, with respect to the UCC Financing Statements referenced in the Mortgage File, absent actual knowledge to the contrary or copies of UCC Financing Statements delivered to the Custodian as part of the Mortgage File indicating otherwise, the Custodian may assume, for the purposes of the filings and the certification to be delivered in accordance with this Section 2.02 that the related Mortgage File should include one state level UCC Financing Statement filing for each Mortgaged Property (or with respect to any Mortgage Loan that has two or more Mortgagors, for each Mortgagor, except to the extent multiple Mortgagors are named as debtors in the same UCC Financing Statement filing), or if the Custodian has received notice that a particular UCC Financing Statement was filed as a fixture filing, that the related Mortgage File should include only a local UCC Financing Statement filing for each Mortgaged Property (or with respect to any Mortgage Loan that has two or more Mortgagors, for each Mortgagor, except to the extent multiple Mortgagors are named as debtors in the same UCC Financing Statement filing). The assignments of the UCC Financing Statements to be assigned to the Trust will be delivered on the national forms (or on such other form as may be acceptable for filing or recording in the applicable jurisdiction) and in a format suitable for filing or recording, as applicable, and will be filed or recorded in the jurisdiction(s) where such UCC Financing Statements were originally filed or recorded, as indicated in the documents provided, and in accordance with then-current laws.

(f)          If, in the process of reviewing the Mortgage Files or at any time thereafter, the Custodian finds any document or documents constituting a part of a Mortgage File (1) not to have been properly executed, (2) subject to the timing requirements of Sections 2.01(b) and 2.01(c), not to have been delivered, (3) to contain information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule or (4) to be defective on its face (each, a “Defect” in the related Mortgage File), the Custodian shall promptly so notify the Depositor, the Trustee, the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator, the Directing Certificateholder, the applicable Mortgage Loan Seller (and in no event later than ninety (90) days after the Closing Date and every calendar quarter thereafter until all Defects are corrected) by providing a Custodial Exception Report setting forth for each affected Mortgage Loan, with particularity, the nature of such Defect (in a form reasonably acceptable to the Custodian and such Mortgage Loan Seller and separating items required to be in the Mortgage File but never delivered from items which were delivered by such Mortgage Loan Seller but are out for recording or filing and have not been returned by the recorder’s office or filing office).

(g)          If a Master Servicer or a Special Servicer (i) receives a Repurchase Request or any other request or demand from any Person for a Mortgage Loan Seller to repurchase or replace a Mortgage Loan because of an alleged Defect or Breach (together with a Repurchase Request, a “15Ga-1 Repurchase Request”) (such Master Servicer or such Special Servicer, as applicable, to the extent it receives such 15Ga-1 Repurchase Request, the “Repurchase Request Recipient” with respect to such 15Ga-1 Repurchase Request); or (ii) receives any withdrawal of a 15Ga-1 Repurchase Request by the Person making such 15Ga-1 Repurchase Request or any rejection of a 15Ga-1 Repurchase Request (or such 15Ga-1 Repurchase Request is forwarded to the applicable Master Servicer or the applicable Special Servicer by another party hereto), then the Repurchase Request Recipient shall deliver notice (which may be by electronic format so long as a “backup” hard copy of such notice is also delivered on or prior to the next Business Day) of such 15Ga-1 Repurchase Request or withdrawal or rejection of a 15Ga-1 Repurchase Request (each, a “15Ga-1 Notice”) to the applicable Mortgage Loan Seller (other than in the case of a rejection by such Mortgage Loan Seller) and the Depositor, in each case within ten (10) Business Days from such Repurchase Request Recipient’s receipt thereof.

Each 15Ga-1 Notice shall include (i) the identity of the related Mortgage Loan, (ii) the date the 15Ga-1 Repurchase Request is received by the Repurchase Request Recipient or the date any withdrawal of the 15Ga-1 Repurchase Request is received by the Repurchase Request Recipient, as applicable, (iii) if known, the basis for the 15Ga-1 Repurchase Request (as asserted in the 15Ga-1 Repurchase Request), (iv) the identity of the Person making such 15Ga-1 Repurchase Request, and (v) a statement from the Repurchase Request Recipient as to whether it currently plans to pursue such 15Ga-1 Repurchase Request.

A Repurchase Request Recipient shall not be required to provide any information in a 15Ga-1 Notice protected by the attorney-client privilege or attorney work product doctrines. The Mortgage Loan Purchase Agreements will provide that (i) any 15Ga-1 Notice provided pursuant to this Section 2.02(g) is so provided only to assist the Mortgage Loan Sellers and Depositor or their respective Affiliates to comply with Rule 15Ga-1 under the Exchange Act, Items 1104 and 1121 of Regulation AB and any other requirement of law or regulation and (ii) (A) no action taken by, or inaction of, a Repurchase Request Recipient and (B) no information provided pursuant to this Section 2.02(g) by a Repurchase Request Recipient, shall be deemed to constitute a waiver or defense to the exercise of any legal right the Repurchase Request Recipient may have with respect to the related Mortgage Loan Purchase Agreement, including with respect to any 15Ga-1 Repurchase Request that is the subject of a 15Ga-1 Notice.

In the event that the Depositor, the Trustee, either Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Custodian receives a 15Ga-1 Repurchase Request, such party shall promptly forward or otherwise provide written notice of such 15Ga-1 Repurchase Request to the applicable Master Servicer, if relating to a Non-Specially Serviced Loan, or to the applicable Special Servicer, if relating to a Specially Serviced Loan or REO Property, and include the following statement in the related correspondence: “This is a ‘15Ga-1 Repurchase Request’ under Section 2.02 of the Pooling and Servicing Agreement relating to the Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35 requiring action by you as the ‘Repurchase Request Recipient’ thereunder.” Upon receipt of such 15Ga-1 Repurchase Request by the applicable Master Servicer or the applicable Special Servicer, as applicable, such party shall be deemed to be the Repurchase Request Recipient in respect of such 15Ga-1 Repurchase Request, and such party shall comply with the procedures set forth in this Section 2.02(g) with respect to such 15Ga-1 Repurchase Request. In no event shall the Custodian, by virtue of this provision, be required to provide any notice other than as set forth in Section 2.02 of this Agreement in connection with its review of the Mortgage File.

If the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Custodian receives notice or has knowledge of a withdrawal or a rejection of a 15Ga-1 Repurchase Request of which notice has been previously received or given, and such notice was not received from or copied to the applicable Master Servicer or the applicable Special Servicer, then such party shall give notice of such withdrawal or rejection to such Master Servicer or such Special Servicer, as applicable. Any such notice received by the Trustee, the Certificate Administrator, the Certificate Registrar, Operating Advisor, Asset Representations Reviewer or the Custodian shall also be provided to the Depositor and, in the case of a withdrawal notice, to the applicable Mortgage Loan Seller.

In the event that a Mortgage Loan is repurchased or replaced pursuant to Section 2.03 of this Agreement, the applicable Master Servicer (with respect to Non-Specially Serviced Loans) or the applicable Special Servicer (with respect to Specially Serviced Loans) shall promptly notify the Depositor of such repurchase or replacement.

Section 2.03      Representations, Warranties and Covenants of the Depositor; Mortgage Loan Sellers’ Repurchase or Substitution of Mortgage Loans for Defects in Mortgage

Files and Breaches of Representations and Warranties. (a) The Depositor hereby represents and warrants that:

(i)            The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, and the Depositor has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign and transfer the Mortgage Loans in accordance with this Agreement;

(ii)           Assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Depositor hereunder are the legal, valid and binding obligations of the Depositor, enforceable against the Depositor in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(iii)          The execution and delivery of this Agreement and the performance of its obligations hereunder by the Depositor will not conflict with any provisions of any law or regulations to which the Depositor is subject, or conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of the certificate of incorporation or the by-laws of the Depositor or any indenture, agreement or instrument to which the Depositor is a party or by which it is bound, or any order or decree applicable to the Depositor, or result in the creation or imposition of any lien on any of the Depositor’s assets or property, which would materially and adversely affect the ability of the Depositor to carry out the transactions contemplated by this Agreement; the Depositor has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Depositor of this Agreement;

(iv)          There is no action, suit or proceeding pending or, to the Depositor’s knowledge, threatened against the Depositor in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the validity of the Mortgage Loans or the ability of the Depositor to carry out the transactions contemplated by this Agreement; and

(v)           The Depositor is the lawful owner of the Mortgage Loans with the full right to transfer the Mortgage Loans to the Trust, and the Mortgage Loans have been validly transferred to the Trust.

(b)           After receipt of a Repurchase Request, the applicable Special Servicer shall request in writing that the applicable Mortgage Loan Seller, not later than ninety (90) days after (i) except in the case of the succeeding clause (ii), the applicable Mortgage Loan Seller’s receipt of such notice of such Repurchase Request or, if earlier, such Mortgage

Loan Seller’s discovery of such Material Defect or (ii) in the case of a Material Defect relating to a Mortgage Loan not being a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the earlier of (x) discovery by the related Mortgage Loan Seller or any party to this Agreement of such Material Defect and (y) receipt of notice of the Material Defect from any party to this Agreement (such ninety (90) day period, the “Initial Cure Period”), (A) cure such Material Defect in all material respects, at such Mortgage Loan Seller’s own expense, including reimbursement of any related reasonable additional expenses of the Trust reasonably incurred by any party to this Agreement, (B) repurchase the affected Mortgage Loan or REO Loan (excluding any related Serviced Companion Loan, if applicable), at the applicable Purchase Price and in conformity with the applicable Mortgage Loan Purchase Agreement and this Agreement or (C) substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, for which no substitution will be permitted) for such affected Mortgage Loan or REO Loan (provided that in no event shall any such substitution occur on or after the second anniversary of the Closing Date) and pay the applicable Master Servicer for deposit into the Collection Account, any Substitution Shortfall Amount in connection therewith and in conformity with the applicable Mortgage Loan Purchase Agreement and this Agreement; provided, however, that except with respect to a Material Defect resulting solely from the failure by the Mortgage Loan Seller to deliver to the Trustee or Custodian the actual policy of lender’s title insurance required pursuant to clause (viii) of the definition of Mortgage File by a date not later than eighteen (18) months following the Closing Date, if such Material Defect is capable of being cured but is not cured within the Initial Cure Period, and the applicable Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Material Defect within the Initial Cure Period, the applicable Mortgage Loan Seller shall have an additional ninety (90) days commencing immediately upon the expiration of the Initial Cure Period (such additional ninety (90) day period, the “Extended Cure Period”) to complete such cure (or, failing such cure, to repurchase the related Mortgage Loan or REO Loan (excluding any related Serviced Companion Loan, if applicable) or substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, for which no substitution will be permitted)) and provided, further, that with respect to such Extended Cure Period the applicable Mortgage Loan Seller shall have delivered an officer’s certificate to the Trustee, the Certificate Administrator (who shall promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor and (with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event) the Directing Certificateholder, setting forth the reason such Material Defect is not capable of being cured within the Initial Cure Period and what actions the applicable Mortgage Loan Seller is pursuing in connection with the cure thereof and stating that the applicable Mortgage Loan Seller anticipates that such Material Defect will be cured within the Extended Cure Period. Notwithstanding the foregoing, any Defect or Breach which causes any Mortgage Loan not to be a “qualified mortgage” (within the meaning of Section 860G(a)(3) of the Code, but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage) shall be deemed to materially and adversely affect the interests of Certificateholders therein, and (subject to the applicable Mortgage Loan Seller’s right to cure such Defect or Breach during the Initial Cure Period) such Mortgage Loan shall be repurchased or substituted for without regard to the Extended Cure Period described in the preceding sentence. If the affected Mortgage Loan is to be repurchased, the funds in the amount of the Purchase Price remitted by the applicable Mortgage Loan Seller are to be remitted by wire transfer to the applicable Master Servicer for deposit into the Collection Account. In the event a Special Servicer is required to enforce the Repurchase Request related to a Non-Specially Serviced Loan under this Section 2.03(b), within five (5) days of request by such Special Servicer, the applicable Master Servicer shall deliver a copy of the Servicing File with respect to any such Non-Specially Serviced Loan.

If a Mortgage Loan Seller, in connection with a Material Defect (or an allegation of a Material Defect) pertaining to a Mortgage Loan, makes a cash payment pursuant to an agreement or a settlement between the applicable Mortgage Loan Seller and the applicable Master Servicer or the applicable Special Servicer, as applicable, on behalf of the Trust (and, with respect to any Mortgage Loan other than an Excluded Loan or a Servicing Shift Mortgage Loan, in either case with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) (each such payment, a “Loss of Value Payment”) with respect to such Mortgage Loan, the amount of such Loss of Value Payment shall be deposited into the Loss of Value Reserve Fund to be applied in accordance with Section 3.05(g) of this Agreement. The Loss of Value Payment shall include the portion of any Liquidation Fees payable to the Special Servicer in respect of such Loss of Value Payment and the portion of fees of the Asset Representations Reviewer attributable to the Asset Review of such Mortgage Loan and not previously paid by the Mortgage Loan Seller. If such Loss of Value Payment is made, the Loss of Value Payment shall serve as the sole remedy available to the Certificateholders and the Trustee on their behalf regarding any such Material Defect in lieu of any obligation of the Mortgage Loan Seller to otherwise cure such Material Defect or repurchase or substitute for the affected Mortgage Loan based on such Material Defect under any circumstances. This paragraph is intended to apply only to a mutual agreement or settlement between the applicable Mortgage Loan Seller and the applicable Special Servicer on behalf of the Trust, provided that (i) prior to any such agreement or settlement nothing in this paragraph shall preclude the Mortgage Loan Seller or the applicable Master Servicer or the applicable Special Servicer, as applicable, from exercising any of its rights related to a Material Defect in the manner and timing set forth in the related Mortgage Loan Purchase Agreement or this Section 2.03 (excluding this paragraph) (including any right to cure, repurchase or substitute for such Mortgage Loan), (ii) such Loss of Value Payment shall not be greater than the Purchase Price of the affected Mortgage Loan; and (iii) a Material Defect as a result of a Mortgage Loan not constituting a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a “qualified mortgage”) may not be cured by a Loss of Value Payment.

With respect to any Non-Serviced Whole Loan, any “Defect” (or analogous term) under the related Non-Serviced PSA shall constitute a Material Defect under each Mortgage Loan Purchase Agreement to the extent the applicable Mortgage Loan Seller repurchases the Non-Serviced Companion Loan from the trust created pursuant to such Non-Serviced PSA; provided, however, that the foregoing shall not apply to any Defect related solely to the promissory note for any related Non-Serviced Companion Loan.

If any Breach that constitutes a Material Defect pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related Mortgagor to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the related Mortgage Loan Seller shall cure such Breach within the applicable cure period (as the same may be extended) by reimbursing the Trust (by wire transfer of immediately available funds) for the reasonable amount of any such costs and expenses incurred by the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator, the Trustee or the Trust that are incurred as a result of such Breach and have not been reimbursed by the related Mortgagor. Except as provided in the proviso to the immediately preceding sentence, the related Mortgage Loan Seller shall remit the amount of such costs and expenses and upon its making such remittance, the related Mortgage Loan Seller shall be deemed to have cured such Breach in all respects. To the extent any fees or expenses that are the subject of a cure by the related Mortgage Loan Seller are subsequently obtained from the related Mortgagor, the portion of the cure payment made by the related Mortgage Loan Seller equal to such fees or expenses obtained from the related Mortgagor shall promptly be returned to the related Mortgage Loan Seller. Periodic Payments due with respect to each Qualified Substitute Mortgage Loan (if any) after the related Due Date in the month of substitution, and Periodic Payments due with respect to each Mortgage Loan being repurchased or replaced after the related Cut-off Date and received by the applicable Master Servicer or the applicable Special Servicer on behalf of the Trust on or prior to the related date of repurchase or substitution, shall be part of the Trust Fund. Periodic Payments due with respect to each Qualified Substitute Mortgage Loan (if any) on or prior to the related Due Date in the month of substitution, and Periodic Payments due with respect to each Mortgage Loan being repurchased or replaced and received by the applicable Master Servicer or the applicable Special Servicer on behalf of the Trust after the related date of repurchase or substitution, shall not be part of the Trust Fund and are to be remitted by such Master Servicer or such Special Servicer to the applicable Mortgage Loan Seller effecting the related repurchase or substitution promptly following receipt. Notwithstanding anything contained in this Agreement or the related Mortgage Loan Purchase Agreement, no delay in either the discovery of a Material Defect or in providing notice of such Material Defect shall relieve the applicable Mortgage Loan Seller of its obligation to repurchase if it is otherwise required to do so under the related Mortgage Loan Purchase Agreement and/or this Article II unless (i) the related Mortgage Loan Seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is a result of the failure by a party to the applicable Mortgage Loan Purchase Agreement, or this Agreement, to provide prompt notice as required by the terms of the applicable Mortgage Loan Purchase Agreement, or this Agreement, after such party has actual knowledge of such Material Defect (knowledge shall not be deemed to exist by reason of the Custodial Exception Report), (iii) such Material Defect does not relate to the applicable Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, and (iv) such delay precludes such Mortgage Loan Seller from curing such Material Defect. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC Financing Statements with respect to such Mortgage Loan shall not be a Material Defect.

Pursuant to each Mortgage Loan Purchase Agreement, if there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the related Mortgage Loan Seller shall not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the related Mortgage Loan Seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

(c)            Subject to the applicable Mortgage Loan Seller’s right to cure as contemplated above in this Section 2.03, and further subject to Section 2.01(b) and Section 2.01(c), any of the following shall cause a document in the Mortgage File to be deemed to have a Material Defect: (a) the absence from the Mortgage File of the original signed Mortgage Note, unless the Mortgage File contains a signed lost note affidavit and indemnity with a copy of the Mortgage Note that appears to be regular on its face; (b) the absence from the Mortgage File of the original signed Mortgage that appears to be regular on its face, unless there is included in the Mortgage File either a copy of the Mortgage with evidence of recording thereon or a copy of the Mortgage and a certificate from the related Mortgage Loan Seller stating that the original signed Mortgage was sent for recordation; (c) the absence from the Mortgage File of the item called for by clause (viii) of the definition of Mortgage File; (d) the absence from the Mortgage File of any intervening assignments required to create a complete chain of assignments to the Trustee on behalf of the Trust, unless there is included in the Mortgage File either a copy of the assignment with evidence of recording thereon or a copy of the intervening assignment and a certificate from the related Mortgage Loan Seller stating that the original intervening assignments were sent for filing or recordation, as applicable; (e) the absence from the Mortgage File of any required letter of credit; or (f) with respect to any related leasehold Mortgage Loan, the absence from the related Mortgage File of a copy (or an original, if available) of the related Ground Lease; provided, however, that no Defect (except the Defects previously described in subclauses (a) through (f) of this Section 2.03(c)) shall be considered to materially and adversely affect the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee or Certificateholders unless the document with respect to which the Defect exists is required in connection with an imminent enforcement of the mortgagee’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any Mortgagor or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or for any immediate significant servicing obligation; provided, further, that no Defect relating to any Non-Serviced Mortgage Loan previously described in subclauses (b) through (f) of this Section 2.03(c) shall be considered to materially and adversely affect the value of such Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee or Certificateholders unless the related Mortgage Loan Seller, after receipt of notice of such Defect, is unable to produce a copy of the document with respect to which the Defect exists within a reasonable period after receiving such notice or otherwise establish that the original or copy, as applicable, of such document has been delivered, in compliance with the terms of the related Non-Serviced PSA, to the custodian under the related Non-Serviced PSA. Notwithstanding the foregoing, the delivery of executed escrow instructions or a binding commitment to issue a lender’s title insurance policy, as provided in clause (viii) of the definition of Mortgage File herein, in lieu of the delivery of the actual policy of lender’s title insurance, shall not be considered a Material Defect with respect to any Mortgage File if such actual policy is delivered to the Custodian not later than eighteen (18) months following the Closing Date. Notwithstanding the foregoing, to the extent a Mortgage Loan Seller has otherwise complied with its document delivery requirements under this Agreement and the related Mortgage Loan Purchase Agreement, in the event that the Custodian has acknowledged receipt pursuant to Section 2.02 above of a document that is part of the Mortgage File or a Mortgage Loan Seller can otherwise prove delivery of the document, and the Custodian subsequently loses a document, the fact that such document is lost may not be utilized as the basis for a claim of a Material Defect against a Mortgage Loan Seller pursuant to Section 5(a) of the related Mortgage Loan Purchase Agreement and/or this Section 2.03 and the Custodian shall be liable for any such loss to the extent provided for in Section 8.01 hereof.

(d)           In connection with any repurchase of, or substitution of a Qualified Substitute Mortgage Loan for a Mortgage Loan contemplated by this Section 2.03, the Trustee, the Certificate Administrator, the Custodian, the applicable Master Servicer and the applicable Special Servicer shall each tender to the applicable Mortgage Loan Seller, upon delivery to each of the Trustee, the Certificate Administrator, the Custodian, the applicable Master Servicer and the applicable Special Servicer of a trust receipt executed by the applicable Mortgage Loan Seller evidencing such repurchase or substitution, all portions of the Mortgage File and other documents pertaining to such Mortgage Loan possessed by each of the Trustee, the Certificate Administrator, the Custodian, the applicable Master Servicer and the applicable Special Servicer (other than attorney-client communications that are privileged communications), and each document that constitutes a part of the Mortgage File that was endorsed or assigned to the Trustee shall be endorsed or assigned, as the case may be to the applicable Mortgage Loan Seller in the same manner as provided in Section 5 of the related Mortgage Loan Purchase Agreement and, if applicable, the definition of “Mortgage File” herein, so as to vest in such Mortgage Loan Seller the legal and beneficial ownership of such repurchased or substituted Mortgage Loan (including property acquired in respect thereof and proceeds of any insurance policy with respect thereto) and the related Mortgage Loan documents.

(e)           Section 5 of each of the Mortgage Loan Purchase Agreements provides the sole remedy available to the Certificateholders (subject to the limitations on the rights of the Certificateholders under this Agreement), or the Trustee on behalf of the Certificateholders, the applicable Master Servicer or the applicable Special Servicer, with respect to any Material Defect; provided, however, that the foregoing shall in no way limit the ability of the applicable Master Servicer, the applicable Special Servicer or the Trustee to take any action against Basis Investment Group LLC, to the extent provided for pursuant to the related Mortgage Loan Purchase Agreement, including, without limitation, pursuant to Section 19 thereof.

(f)            The applicable Master Servicer (in the case of Non-Specially Serviced Loans) and the applicable Special Servicer (in the case of Specially Serviced Loans) shall, for the benefit of the Certificateholders and the Trustee (as holder of the Lower-Tier Regular

Interests and the Class A-4FX Regular Interest), enforce the obligations of the applicable Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, if any, shall be carried out in such form, to such extent and at such time as the applicable Master Servicer or the applicable Special Servicer, as applicable, would require were it, in its individual capacity, the owner of the affected Mortgage Loan(s). Any costs incurred by a Master Servicer or a Special Servicer with respect to the enforcement of the obligations of the applicable Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement shall, to the extent not recovered from the applicable Mortgage Loan Seller or the Requesting Certificateholder, be deemed to be Servicing Advances to the extent not otherwise provided for herein. The applicable Master Servicer or the applicable Special Servicer, as applicable, shall be reimbursed for the reasonable costs of such enforcement: first, from a specific recovery, if any, of costs, expenses or attorneys’ fees against the applicable Mortgage Loan Seller; second, pursuant to Section 3.05(a)(vii) herein out of the related Purchase Price, to the extent that such expenses are a specific component thereof; and third, if at the conclusion of such enforcement action it is determined that the amounts described in clauses first and second are insufficient, then pursuant to Section 3.05(a)(vii) herein out of general collections on the Mortgage Loans on deposit in the related Collection Account. Any costs, expenses or attorneys’ fees related to a repurchase of a Companion Loan shall be paid pursuant to the related Intercreditor Agreement or pursuant to the documents related to an Other Securitization, if applicable.

(g)           If a Mortgage Loan Seller incurs any expense in connection with the curing of a Breach that constitutes a Material Defect, which also constitutes a default under the related Mortgage Loan and is reimbursable thereunder, such Mortgage Loan Seller shall have a right, and shall be subrogated to the rights of the Trustee and the Trust under the Mortgage Loan to recover the amount of such expenses from the related Mortgagor; provided, however, that such Mortgage Loan Seller’s rights pursuant to this Section 2.03(g) shall be junior, subject and subordinate to the rights of the Trustee, the Certificate Administrator, the Trust, the Master Servicers and the Special Servicers to recover amounts owed by the related Mortgagor under the terms of such Mortgage Loan including, without limitation, the rights to recover unreimbursed Advances, accrued and unpaid interest on Advances at the Reimbursement Rate, fees owed to the Special Servicers, and unpaid or unreimbursed expenses of the Trustee, the Certificate Administrator, the Trust, the Master Servicers or the Special Servicers allocable to such Mortgage Loan. The applicable Master Servicer (with respect to Non-Specially Serviced Loans) or the applicable Special Servicer (with respect to Specially Serviced Loans) shall use reasonable efforts to recover such expenses for such Mortgage Loan Seller to the extent consistent with the Servicing Standard, but taking into account the subordinate nature of the reimbursement to the related Mortgage Loan Seller; provided, however, that such Master Servicer or such Special Servicer, as applicable, determines in the exercise of its sole discretion consistent with the Servicing Standard that such actions by it will not impair such Master Servicer’s or such Special Servicer’s, as applicable, collection or recovery of principal, interest and other sums due with respect to the related Mortgage Loan that would otherwise be payable to the applicable Master Servicer, such Special Servicer, the Trustee, the Certificate Administrator and the Certificateholders pursuant to the terms of this Agreement; provided, further, that such Special Servicer may waive the collection of amounts due on behalf of such Mortgage Loan Seller in its sole discretion in accordance with the Servicing Standard.

(h)           If (i) any Crossed Underlying Loan is required to be repurchased or substituted for in the manner described in this Section 2.03 and (ii) the applicable Material Defect does not constitute a Material Defect as to any other Crossed Underlying Loan in the related Crossed Mortgage Loan Group (without regard to this paragraph), then the applicable Material Defect shall be deemed to constitute a Material Defect as to any other Crossed Underlying Loan in the related Crossed Mortgage Loan Group for purposes of this paragraph, and the related Mortgage Loan Seller shall repurchase or substitute for such other Crossed Underlying Loan(s) in the related Crossed Mortgage Loan Group as provided in Section 2.03(b) unless such other Crossed Underlying Loans satisfy the Crossed Underlying Loan Repurchase Criteria. In the event that the remaining Crossed Underlying Loans in such Crossed Mortgage Loan Group satisfy the Crossed Underlying Loan Repurchase Criteria, the applicable Mortgage Loan Seller may elect either to repurchase or substitute for only the affected Crossed Underlying Loan(s) as to which the related Material Defect exists or to repurchase or substitute for all of the Crossed Underlying Loans in the related Crossed Mortgage Loan Group. Any reserve or other cash collateral or letters of credit securing the Crossed Underlying Loans shall be allocated among the related Crossed Underlying Loans in accordance with the related Mortgage Loan documents or otherwise on a pro rata basis based upon their outstanding Stated Principal Balances. Except as provided in this Section 2.03(h) and Section 2.03(i), all other terms of the related Mortgage Loans shall remain in full force and effect without any modification thereof.

(i)            Notwithstanding the foregoing, if the related Mortgage provides for the partial release of one or more of the Crossed Underlying Loans, the Depositor may cause the related Mortgage Loan Seller to repurchase only that Crossed Underlying Loan required to be repurchased pursuant to this Section 2.03, pursuant to the partial release provisions of the related Mortgage; provided, however, that (i) the remaining related Crossed Underlying Loan(s) fully comply with the terms and conditions of the related Mortgage, this Agreement and the related Mortgage Loan Purchase Agreement, including the Crossed Underlying Loan Repurchase Criteria, (ii) in connection with such partial release, the related Mortgage Loan Seller obtains an Opinion of Counsel (at such Mortgage Loan Seller’s expense) to the effect that the contemplated action will not cause an Adverse REMIC Event and (iii) in connection with such partial release, the related Mortgage Loan Seller delivers or causes to be delivered to the Custodian original modifications to the Mortgage prepared and executed in connection with such partial release.

(j)            With respect to any Crossed Underlying Loan, to the extent that the applicable Mortgage Loan Seller is required to repurchase or substitute for such Crossed Underlying Loan in the manner prescribed in Section 2.03(h) or (i) while the Trustee continues to hold any other Crossed Underlying Loans in the related Crossed Mortgage Loan Group, the applicable Mortgage Loan Seller and the applicable Master Servicer or, with respect to a Specially Serviced Loan, the applicable Special Servicer, on behalf of the Trustee, as assignee of the Depositor, will, as set forth in the related Mortgage Loan Purchase Agreement, forbear from enforcing any remedies against the other’s Primary Collateral but each will be permitted to exercise remedies against the Primary Collateral securing its respective related Mortgage Loans, including with respect to the Trustee, the Primary Collateral securing the Mortgage Loans still held by the Trustee, so long as such exercise does not materially impair the ability of the other party to exercise its remedies against its Primary Collateral. If the exercise of the remedies by one party would materially impair the ability of the other party to exercise its remedies with respect to the Primary Collateral securing the Crossed Underlying Loans held by such party, then both parties have agreed in the related Mortgage Loan Purchase Agreement to forbear from exercising such remedies until the Mortgage Loan documents evidencing and securing the relevant Mortgage Loan can be modified in a manner that complies with the related Mortgage Loan Purchase Agreement to remove the threat of material impairment as a result of the exercise of remedies.

(k)           (i) In the event an Initial Requesting Certificateholder delivers a written request to a party to this Agreement that a Mortgage Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), such party shall promptly forward that Certificateholder Repurchase Request to the applicable Master Servicer or the applicable Special Servicer, as applicable, and such party shall promptly forward the Certificateholder Repurchase Request to the related Mortgage Loan Seller and each other party to this Agreement. Subject to Section 2.03(l), the applicable Master Servicer (in the case of Non-Specially Serviced Loans) and the applicable Special Servicer (in the case of Specially Serviced Loans) (the “Enforcing Servicer”) shall be the Enforcing Party with respect to a Certificateholder Repurchase Request.

(ii)           In the event that the Depositor, a Master Servicer, a Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor (solely in its capacity as operating advisor) or the Directing Certificateholder identifies a Material Defect with respect to a Mortgage Loan (without implying any duty of such person to make, or to attempt to make, such a discovery), that party shall deliver prompt written notice of such Material Defect to each other party to this Agreement and the related Mortgage Loan Seller identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, the “Repurchase Request”). The Enforcing Servicer shall act as the Enforcing Party and enforce the rights of the Trust against the related Mortgage Loan Seller with respect to a PSA Party Repurchase Request.

(iii)          In the event the Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described in Section 2.03(l) below shall apply. Receipt of the Repurchase Request shall be deemed to occur two (2) Business Days after the Repurchase Request is sent to the related Mortgage Loan Seller. A Resolved Repurchase Request shall not preclude the applicable Master Servicer (in the case of Non-Specially Serviced Loans) or the applicable Special Servicer (in the case of Specially Serviced Loans) from exercising any of their respective rights related to a Material Defect in the manner and timing otherwise set forth in this Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

(l)            (i) After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder, a party to this Agreement or the Directing

Certificateholder), the Enforcing Servicer shall send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator (which shall be delivered via electronic mail to trustadministrationgroup@wellsfargo.com) who shall make such notice available to all other Certificateholders and Certificate Owners by posting such notice on the Certificate Administrator’s Website indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (a “Proposed Course of Action”). Such notice shall include a request to Certificateholders to indicate to the Enforcing Servicer their agreement with or dissent from such Proposed Course of Action Notice, as well as notice that in the event any Certificateholder disagrees with the Proposed Course of Action Notice, the Enforcing Servicer shall be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the Certificate Administrator’s Website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action Notice.

(ii)           If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner shall have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer shall be the sole party entitled to determine a course of action, including, but not limited to, enforcing the Trust’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Directing Certificateholder pursuant to Section 6.08.

(iii)          Promptly and in any event within ten (10) Business Days following receipt of a Preliminary Dispute Resolution Election Notice from (a) the Initial Requesting Certificateholder, if any, or (b) any other Certificateholder or Certificate Owner (each of clauses (a) and (b), a “Requesting Certificateholder”), the Enforcing Servicer shall consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than ten (10) Business Days following the Dispute Resolution Cut-off Date. The Enforcing Servicer shall be entitled to establish procedures the Enforcing Servicer deems in good faith to be appropriate relating to the timing and extent of such consultations. No later than five (5) Business Days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

(iv)          If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and will remain obligated under this Agreement to determine a course of action including, but not limited to, enforcing the rights of the Trust with respect to the Repurchase Request and no Certificateholder or Certificate Owner shall have any further right to elect to refer the matter to mediation or arbitration.

(v)           If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder shall become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders shall collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders shall be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of this Agreement within thirty (30) days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party shall terminate and no Certificateholder or Certificate Owner shall have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer shall take no further action with respect to the Repurchase Request, then the related Material Defect shall be deemed waived for all purposes under this Agreement and the related Mortgage Loan Purchase Agreement; provided, however, that such Material Defect shall not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice is delivered to the Enforcing Servicer, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer shall again become the Enforcing Party and, as such, shall be the sole party entitled to enforce the Trust’s rights against the related Mortgage Loan Seller.

(vi)          Notwithstanding the foregoing, the dispute resolution provisions described above under this Section 2.03(l) shall not apply, and the Enforcing Servicer shall remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

(vii)         In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Trust, shall remain a party to any proceedings against the related Mortgage Loan Seller as further described herein.

(viii)        For the avoidance of doubt, none of the Depositor, any Mortgage Loan Seller nor any of their respective affiliates shall be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

(ix)          Subject to the other provisions of this Section 2.03(l), the Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder shall not be entitled to then utilize the alternative method in the event that the initial method is unsuccessful.

(m)          If the Enforcing Party selects mediation (including nonbinding arbitration), the following provisions shall apply:

(i)            The mediation shall be administered by a nationally recognized mediation services provider selected by the related Mortgage Loan Seller (such provider, the “Mediation Services Provider”) in accordance with published mediation procedures (the “Mediation Rules”) promulgated by the Mediation Services Provider.

(ii)          The mediator shall be impartial, an attorney admitted to practice in the state of New York and have at least fifteen (15) years of experience in commercial litigation, and if possible, commercial real estate finance or commercial mortgage-backed securitization matters and who will be appointed from a list of neutrals maintained by the Mediation Services Provider. Upon being supplied a list of at least ten potential qualified mediators by the Mediation Services Provider each party will have the right to exercise two peremptory challenges within fourteen (14) days and to rank the remaining potential mediators in order of preference. The Mediation Services Provider shall select the mediator from the remaining attorneys on the list respecting the preference choices of the parties to the extent possible.

(iii)          Prior to accepting an appointment, the mediator must promptly disclose any circumstances likely to create a reasonable inference of bias or conflict of interest or likely to preclude completion of the hearings within the prescribed time schedule.

(iv)         The parties shall use commercially reasonable efforts to conduct an organizational conference to begin the mediation within 10 Business Days of the selection of the mediator and to conclude the mediation within 60 days thereafter.

(v)           The expenses of any mediation shall be allocated among the parties to the mediation including, if applicable, between the Enforcing Party and the Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

(vi)          Out of pocket costs and expenses of the applicable Special Servicer for mediation or arbitration, to the extent not agreed to be paid by the Enforcing Party or another party (in the case of mediation) or allocated to the Enforcing Party or another party (in the case of arbitration) shall be reimbursable as a Servicing Advance.

(n)           If the Enforcing Party selects third-party arbitration, the following provisions will apply:

(i)            The arbitration shall be administered by a nationally recognized arbitration services provider selected by the related Mortgage Loan Seller (such provider, the “Arbitration Services Provider”) in accordance with published arbitration procedures (the “Arbitration Rules”) promulgated by the Arbitration Services Provider.

(ii)           The arbitrator shall be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation, and if possible, commercial real estate finance or commercial mortgage-backed securitization matters and who will be appointed from a list of neutrals maintained by the Arbitration Services Provider. Upon being supplied a list of at least ten potential arbitrators by the Arbitration Services Provider each party will have the right to exercise two peremptory challenges within 14 days and to rank the remaining potential arbitrators in order of preference. The Arbitration Services Provider will select the arbitrator from the remaining attorneys on the list respecting the preference choices of the parties to the extent possible.

(iii)          Prior to accepting an appointment, the arbitrator must promptly disclose any circumstances likely to create a reasonable inference of bias or conflict of interest or likely to preclude completion of the hearings within the prescribed time schedule.

(iv)          After consulting with the parties at an organizational conference held not later than 10 Business Days after its appointment, the arbitrator shall devise procedures and deadlines for the arbitration, to the extent not already agreed to by the parties, with the goal of expediting the proceeding and completing the arbitration within 120 days. The arbitrator shall have the authority to schedule, hear, and determine any and all motions, including dispositive and discovery motions, in accordance with the Federal Rules of Civil Procedure for non-jury matters (the “Rules”) (including summary judgment and other prehearing and post hearing motions), and will do so by reasoned decision on the motion of any party to the arbitration.

(v)           Notwithstanding whatever other discovery may be available under the Rules, unless otherwise agreed by the parties, each party to the arbitration will be presumptively limited to the following discovery in the arbitration: (A) the parties shall reasonably and in good faith voluntarily produce to all other parties all documents upon which they intend to rely and all documents they reasonably and in good faith believe to be relevant to the claims or defenses asserted by any of the parties, (B) party witness depositions (excluding Rule 30b-6 witnesses), and (C) expert witness depositions, provided that the arbitrator shall have the ability to grant the parties, or either of them, additional discovery to the extent that the arbitrator determines good cause is shown that such additional discovery is reasonable and necessary.

(vi)          The arbitrator shall make its final determination no later than 30 days after the conclusion of the hearings and submission of any post-hearing submissions. The arbitrator shall resolve the dispute in accordance with the terms of the related Mortgage Loan Purchase Agreement and this Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive damages or consequential damages in any arbitration conducted by them. Interest on any monetary award shall bear interest from the date of the Final Dispute Resolution Election Notice at the Prime Rate. In its final determination, the arbitrator shall determine and award the costs of the arbitration (including the fees of the arbitrator, cost of any record or transcript of the arbitration, and administrative fees) and shall award reasonable attorneys’ fees to the parties to the arbitration as determined by the arbitrator in its reasonable discretion. The determination of the arbitrator shall be by a reasoned decision in writing and counterpart copies will be promptly delivered to the parties. The final determination of the arbitrator shall be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be enforced in any court of competent jurisdiction.

(vii)         By selecting arbitration, the selecting party is giving up the right to sue in court, including the right to a trial by jury.

(viii)        No person may bring a putative or certificated class action to arbitration.

(o)           The following provisions will apply to both mediation and third-party arbitration:

(i)            Any mediation or arbitration will be held in New York, New York unless another location is agreed by all parties;

(ii)           If the dispute involves a matter that cannot effectively be remedied by the payment of damages, or if there be any dispute relating to arbitration or the arbitrators that cannot be resolved promptly by the arbitrators or the Arbitration Services Provider, then any party in such instance may during the pendency of the arbitration proceedings seek temporary equitable remedies, pending the final decision of the arbitration panel, solely by application in the Southern District of New York if such court shall have subject matter jurisdiction, or if the Southern District of New York has no jurisdiction, then the Supreme Court of the State of New York for the County of New York. The arbitration proceedings shall not be stayed unless so ordered by the court.

(iii)          The details and/or existence of any Repurchase Request, any informal meetings, mediations or arbitration proceedings conducted under this Section 2.03, including all offers, promises, conduct and statements, whether oral or written, made in the course of the parties’ attempt to informally resolve any Repurchase Request, will be confidential, privileged and inadmissible for any purpose, including impeachment, in any mediation, arbitration or litigation, or other proceeding (including any proceeding under this Section 2.03). Such information will be kept strictly confidential and shall not be disclosed or shared with any third party (other than a party’s attorneys, experts, accountants and other agents and representatives, as reasonably required in connection with any resolution procedure under this Section 2.03), except as otherwise required by law, regulatory requirement or court order. If any party to a resolution procedure receives a subpoena or other request for information from a third party (other than a governmental regulatory body) for such confidential information, the recipient shall promptly notify the other party to the resolution procedure and shall provide the other party with a reasonable opportunity to object to the production of its confidential information.

(iv)          In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, shall be required to contain an acknowledgment that the Trust, or the Enforcing Servicer on its behalf, shall be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding shall be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that a Consultation Termination Event has not occurred and is continuing) and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party shall be paid to the Trust, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, shall provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Trust nor the Enforcing Servicer acting on its behalf shall be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

(v)           In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder is required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

(vi)          The Trust (or the Trustee or the Enforcing Servicer, acting on its behalf), the Depositor or any Mortgage Loan Seller shall be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings shall be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such procedures; provided, however, that the Certificateholders shall be permitted to communicate prior to the commencement of any such proceedings to the extent provided in Section 5.06.

(vii)         For the avoidance of doubt, in no event shall the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay-off or deed-in-lieu, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

(viii)       In the event that the method of dispute resolution selected is unsuccessful, the Requesting Certificateholder may not elect to then utilize the alternative method.

(ix)          Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration or related responsibilities under this Agreement shall be reimbursable as Trust Fund expenses.

Section 2.04      Execution of Certificates; Issuance of Lower-Tier Regular Interests and the Class A-4FX Regular Interest. The Trustee hereby acknowledges the assignment to it of the Mortgage Loans and, subject to Section 2.01 and Section 2.02, the delivery to the Custodian of the Mortgage Files and a fully executed original counterpart of each of the Mortgage Loan Purchase Agreements, together with the assignment to it of all of the other assets included in the Lower-Tier REMIC and the Grantor Trust. Concurrently with such assignment and delivery, and in exchange for the Mortgage Loans and the other assets comprising the Lower-Tier REMIC, receipt of which is hereby acknowledged, the Trustee (i) acknowledges the issuance of the Lower-Tier Regular Interests and the Class LR Interest to the Depositor; (ii) the Trustee acknowledges the creation of the Grantor Trust (as described in Section 2.05 below); (iii) the Trustee acknowledges the contribution by the Depositor of the Lower-Tier Regular Interests to the Upper-Tier REMIC; and (iv) immediately thereafter, in exchange for the Lower-Tier Regular Interests, the Trustee acknowledges that it has caused the Certificate Administrator to issue the Class UR Interest and has caused the Certificate Registrar to execute and caused the Authenticating Agent to authenticate and to deliver to or upon the order of the Depositor, the Regular Certificates and the Class R Certificates, and the Certificate Administrator acknowledges the issuance of the Class A-4FX Regular Interest, and the Depositor hereby acknowledges the receipt by it or its designees, of such Certificates in authorized Denominations and the Class A-4FX Regular Interest evidencing the entire beneficial ownership of the Upper-Tier REMIC (and in the case of the Class R Certificates, the Class LR Interest and the Class UR Interest).

The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all the right, title and interest of the Depositor in and to the Class A-4FX Regular Interest to the Certificate Administrator for the benefit of the respective Holders of the Class A-4FL and Class A-4FX Certificates. The Certificate Administrator (i) acknowledges the assignment to it of the Class A-4FX Regular Interest and acknowledges that it has executed the Swap Contract, (ii) declares that it holds and will hold the Class A-4FX Regular Interest in trust for the exclusive use and benefit of all present and future Holders of the Class A-4FL and Class A-4FX Certificates and the Swap Contract in trust for the exclusive use and benefit of all present and future Holders of the Class A-4FL Certificates and (iii) declares that it has caused the Certificate Registrar to execute, and has caused the Authenticating Agent to authenticate and to deliver to or upon the order of the

Depositor, in exchange for the Class A-4FX Regular Interest and for entering into the Swap Contract, and the Depositor hereby acknowledges the receipt by it or its designees, of the Class A-4FL and Class A-4FX Certificates in authorized Denominations. The Depositor hereby directs the Certificate Administrator to enter into the Class A-4FL Swap Contract and related agreements (including questionnaires) on behalf of the Trust.

Section 2.05      Creation of the Grantor Trust. The Class A-4FX Certificates and Class A-4FL Certificates are hereby designated as undivided beneficial interests in the portions of the Trust Fund consisting of the Class A-4FX Specific Grantor Trust Assets and the Class A-4FL Specific Grantor Trust Assets, respectively, which portions shall be treated as a grantor trust within the meaning of subpart E, part I of subchapter J of the Code.

[End of Article II]

Article III

ADMINISTRATION AND SERVICING OF THE TRUST FUND

Section 3.01      The Master Servicers to Act as Master Servicers; Special Servicers to Act as Special Servicers; Administration of the Mortgage Loans, the Serviced Companion Loans, and REO Properties. (a) Each of the Master Servicers and Special Servicers shall diligently service and administer the applicable Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and the applicable REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan) it is obligated (as provided below) to service in accordance with applicable law, this Agreement and the Mortgage Loan documents and, in the case of a Serviced Whole Loan, the related Intercreditor Agreement on behalf of the Trust and in the best interests of and for the benefit of the Certificateholders and, in the case of the Serviced Companion Loans, the Companion Holders and the Trustee (as holder of the Lower-Tier Regular Interests and the Class A-4FX Regular Interest), as a collective whole, taking into account the subordinate or pari passu nature of such Companion Loans (as determined by the applicable Master Servicer or the applicable Special Servicer, as the case may be, in its reasonable judgment), in accordance with applicable law, the terms of this Agreement (and, with respect to each Serviced Whole Loan or any Mortgage Loan with related mezzanine debt, the related Intercreditor Agreement) and the terms of the respective Mortgage Loans and, if applicable, the related Companion Loan, taking into account the subordinate or pari passu nature of the Companion Loan. With respect to each Serviced Whole Loan, in the event of a conflict between this Agreement and the related Intercreditor Agreement, the related Intercreditor Agreement shall control; provided that in no event shall the applicable Master Servicer or the applicable Special Servicer, as the case may be, take any action or omit to take any action in accordance with the terms of any Intercreditor Agreement that would cause such Master Servicer or such Special Servicer, as the case may be, to violate the Servicing Standard or the REMIC Provisions. The General Master Servicer shall be the Master Servicer with respect to all Mortgage Loans (other than the NCB Mortgage Loans), any related Serviced Pari Passu Companion Loan and other related assets in the Trust and, as such, shall service and administer such Mortgage Loans, any related Serviced Pari Passu Companion Loan and such other assets as shall be required of the applicable Master Servicer hereunder and under any related Intercreditor Agreement. The General Special Servicer shall be the Special Servicer with respect to all the

Mortgage Loans (other than the NCB Co-op Mortgage Loans), any Serviced Pari Passu Companion Loan and other related assets in the Trust and, as such, shall service and administer such Mortgage Loans, any Serviced Pari Passu Companion Loan and such other assets as shall be required of the applicable Special Servicer hereunder and under any related Intercreditor Agreement. The NCB Master Servicer shall be the Master Servicer with respect to the NCB Mortgage Loans and other related assets in the Trust and, as such, shall service and administer such NCB Mortgage Loans and such other assets as shall be required of the Master Servicer hereunder. The NCB Special Servicer shall be the Special Servicer with respect to the NCB Co-op Mortgage Loans and other related assets in the Trust and, as such, shall service and administer such NCB Co-op Mortgage Loans and such other assets as shall be required of the Special Servicer hereunder. For purposes of this Agreement and any references to the duties and obligations of the Master Servicers or Special Servicers, any references to Mortgage Loans in the context of such duties and/or obligations shall be deemed to refer solely to the Mortgage Loans serviced by the applicable Master Servicer or the applicable Special Servicer and no other Mortgage Loan, Serviced Pari Passu Companion Loan or other related asset in the Trust serviced hereunder, unless specifically indicated otherwise. To the extent consistent with the foregoing, each Master Servicer and each Special Servicer shall service the applicable Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the related Serviced Companion Loans in accordance with the higher of the following standards of care: (1) in the same manner in which, and with the same care, skill, prudence and diligence with which such Master Servicer or such Special Servicer, as the case may be, services and administers similar mortgage loans for other third party portfolios and (2) the same care, skill, prudence and diligence with which such Master Servicer or such Special Servicer, as the case may be, services and administers similar mortgage loans owned by such Master Servicer or such Special Servicer, as the case may be, with a view to the (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, maximization of recovery of principal and interest on a net present value basis on such Mortgage Loans and any related Serviced Companion Loans, and the best interests of the Trust and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and in the case of any Whole Loan, the best interests of the Trust, the Certificateholders and any related Companion Holder (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the subordinate or pari passu nature of the related Companion Loan), as determined by the applicable Master Servicer or the applicable Special Servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from: (i) any relationship that the applicable Master Servicer, the applicable Special Servicer or any Affiliate of such Master Servicer or such Special Servicer may have with any Mortgagor, any Mortgage Loan Seller, any other parties to this Agreement, any Sponsor, any originator of a Mortgage Loan or any Affiliate of any of the foregoing; (ii) the ownership of any Certificate, Companion Loan, mezzanine loan, or subordinate debt relating to a Mortgage Loan by the applicable Master Servicer, the applicable Special Servicer or any Affiliate of such Master Servicer or such Special Servicer, as applicable; (iii) the obligation, if any, of the applicable Master Servicer to make Advances; (iv) the right of the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its Affiliates to receive compensation for its services and reimbursement for its costs hereunder or with respect to any particular transaction; (v) the ownership, servicing or management for others of (a) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (b) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by this Agreement or held by the Trust by the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its Affiliates; (vi) any debt that the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its Affiliates, has extended to any Mortgagor or an Affiliate of any Mortgagor (including, without limitation, any mezzanine financing); (vii) any option to purchase any Mortgage Loan or the related Companion Loan the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its Affiliates, may have; and (viii) any obligation of the applicable Master Servicer or the applicable Special Servicer, or any of their respective Affiliates, to repurchase or substitute for a Mortgage Loan as a Mortgage Loan Seller (if such Master Servicer or such Special Servicer or any of their respective Affiliates is a Mortgage Loan Seller) (the foregoing, collectively referred to as the “Servicing Standard”).

The applicable Master Servicer and the applicable Special Servicer shall act in accordance with the Servicing Standard with respect to any action required to be taken regarding the Non-Serviced Mortgage Loans pursuant to their obligations under this Agreement.

Without limiting the foregoing, subject to Section 3.19, the applicable Special Servicer shall be obligated to service and administer (i) any Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Companion Loans as to which a Servicing Transfer Event has occurred and is continuing (each, a “Specially Serviced Loan”) and (ii) any REO Properties (other than the Non-Serviced Mortgaged Properties); provided that the applicable Master Servicer shall continue to receive payments and make all calculations, and prepare, or cause to be prepared, all reports, required hereunder with respect to the Specially Serviced Loans, except for the reports specified herein as prepared by the applicable Special Servicer, as if no Servicing Transfer Event had occurred and with respect to the REO Properties (and the related REO Loans) as if no REO Acquisition had occurred, and to render such services with respect to such Specially Serviced Loans and REO Properties as are specifically provided for herein; provided, further, however, that the applicable Master Servicer shall not be liable for failure to comply with such duties insofar as such failure results from a failure of the applicable Special Servicer to provide sufficient information to such Master Servicer to comply with such duties or failure by such Special Servicer to otherwise comply with its obligations hereunder. The applicable Master Servicer, in its capacity as a Master Servicer, shall not have any responsibility for the performance by the applicable Special Servicer, in its capacity as a Special Servicer, of its duties under this Agreement. The applicable Special Servicer, in its capacity as a Special Servicer, shall not have any responsibility for the performance by the applicable Master Servicer, in its capacity as a Master Servicer, of its duties under this Agreement. Each Mortgage Loan or any related Serviced Companion Loan that becomes a Specially Serviced Loan shall continue as such until satisfaction of the conditions specified in Section 3.19(a). Without limiting the foregoing, subject to Section 3.19 and in accordance with the terms of this Agreement, the applicable Master Servicer shall be obligated to service and administer any Non-Specially Serviced Loan or any related Serviced Companion Loan. The applicable Special Servicer shall make the property inspections, use its reasonable efforts to collect the financial statements, budgets, operating statements and rent rolls (or, with respect to NCB Co-op Mortgage Loans, maintenance schedules) and forward to the applicable Master Servicer the reports in respect of the related Mortgaged Properties with respect to Specially Serviced Loans in accordance with Section 3.12. Other than with respect to WFB Mortgage Loans, after notification to the applicable Master Servicer, the applicable Special Servicer may contact the Mortgagor of any Non-Specially Serviced Loan if efforts by such Master Servicer to collect required financial information have been unsuccessful or any other issues remain unresolved. Such contact shall be coordinated through and with the cooperation of the applicable Master Servicer. No provision herein contained shall be construed as an express or implied guarantee by the applicable Master Servicer or the applicable Special Servicer of the collectability or recoverability of payments on the Mortgage Loans or any related Serviced Companion Loan or be construed to impair or adversely affect any rights or benefits provided by this Agreement to such Master Servicer or such Special Servicer (including with respect to Servicing Fees, Special Servicing Fees or the right to be reimbursed for Advances and interest accrued thereon). Any provision in this Agreement for any Advance by the applicable Master Servicer or the Trustee is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such Person the risk of loss with respect to one or more of the Mortgage Loans or any related Serviced Companion Loans. No provision hereof shall be construed to impose liability on the Master Servicers or the Special Servicers for the reason that any recovery to the Certificateholders in respect of a Mortgage Loan at any time after a determination of present value recovery is less than the amount reflected in such determination.

(b)           Subject only to the Servicing Standard and the terms of this Agreement (including, without limitation, Section 6.08) and of the respective Mortgage Loans, any related Serviced Companion Loans and any related Intercreditor Agreement, if applicable, and applicable law, each of the Master Servicers and the Special Servicers shall have full power and authority, acting alone or, subject to Section 3.20, through one or more Sub-Servicers, to do or cause to be done any and all things in connection with such servicing and administration for which it is responsible which it may deem necessary or desirable. Without limiting the generality of the foregoing, each of the applicable Master Servicer (with respect to the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any Serviced Pari Passu Companion Loan that it is obligated to service and administer pursuant to this Agreement) and the applicable Special Servicer (with respect to the Specially Serviced Loans and REO Properties that such Special Servicer is obligated to service and administer pursuant to this Agreement), in its own name (or in the name of the Trustee and, if applicable, the related Serviced Companion Noteholder), is hereby authorized and empowered by the Trustee to execute and deliver, on behalf of the Certificateholders (and, with respect to a Serviced Companion Loan, the related Serviced Companion Noteholder) and the Trustee or any of them, with respect to each Mortgage Loan and any related Serviced Companion Loan it is obligated to service under this Agreement: (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the related Mortgage or other security document in the related Mortgage File on the related Mortgaged Property and related collateral, and shall, from time to time, execute and/or deliver such financing statements, continuation statements and other documents or instruments as necessary to maintain the lien created by the related Mortgage or other security document in the related Mortgage File on the related Mortgaged Property and related collateral; (ii) subject to Sections 3.08, 3.18 and 6.08, any and all modifications, waivers, amendments or consents to, under or with respect to any documents contained in the related Mortgage File; (iii) any and all instruments of satisfaction or cancellation, pledge agreements and other documents in connection with a defeasance, or of partial or full release or discharge, and all other comparable instruments; and (iv) any or all complaints or other pleadings to initiate and/or to terminate any action, suit or proceeding on behalf of the Trust (in their representative capacities (except as set forth below in this paragraph). The applicable Master Servicer (with respect to Non-Specially Serviced Loans) and the applicable Special Servicer (with respect to Specially Serviced Loans) shall provide to the Mortgagor related to such Mortgage Loans that it is servicing any reports required to be provided to them pursuant to the related Mortgage Loan documents. Subject to Section 3.09(e), the Trustee shall (i) on the Closing Date, furnish to the applicable Master Servicer and the applicable Special Servicer original powers of attorney in the form of Exhibit R-1 or Exhibit R-2 attached hereto, as applicable (or such other form as mutually agreed to by the Trustee and such Master Servicer or such Special Servicer, as applicable) and (ii) upon request, furnish, or cause to be furnished, to the applicable Master Servicer or the applicable Special Servicer any powers of attorney substantially in the form of Exhibit R-1 or Exhibit R-2 attached hereto, as applicable (or such other form as mutually agreed to by the Trustee and such Master Servicer or such Special Servicer, as applicable) and other documents necessary or appropriate to enable the applicable Master Servicer or the applicable Special Servicer, as the case may be, to carry out its servicing and administrative duties hereunder; provided, however, that the Trustee shall not be held responsible or liable for any acts of the applicable Master Servicer or the applicable Special Servicer, or for any negligence with respect to, or misuse of, any such power of attorney by such Master Servicer or such Special Servicer. Notwithstanding anything contained herein to the contrary, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall not, without the Trustee’s written consent: (i) initiate any action, suit or proceeding solely under the Trustee’s name without indicating such Master Servicer’s or such Special Servicer’s, as the case may be, representative capacity (unless prohibited by any requirement of the applicable jurisdiction in which any such action, suit or proceeding is brought and if so prohibited, in the manner required by such jurisdiction (provided that such Master Servicer or such Special Servicer, as applicable, shall then provide five (5) Business Days’ written notice to the Trustee of the initiation of such action, suit or proceeding (or such shorter time period as is reasonably required in the judgment of such Master Servicer or such Special Servicer, as applicable, made in accordance with the Servicing Standard) prior to filing such action, suit or proceeding), and shall not be required to obtain the Trustee’s consent or indicate such Master Servicer’s or such Special Servicer’s, as applicable, representative capacity)) or (ii) take any action with the intent to cause, and that actually causes, the Trustee to be required to be registered to do business in any state.

(c)            To the extent the applicable Master Servicer is permitted pursuant to the terms of the related Mortgage Loan documents or Companion Loan documents (including any related Intercreditor Agreement) to exercise its discretion with respect to any action that requires Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), the applicable Master Servicer shall require the costs of such Rating Agency Confirmation to be borne by the related Mortgagor. To the extent the terms of the related Mortgage Loan documents or Companion Loan documents (including any related

Intercreditor Agreement) require the Mortgagor to bear the costs of any Rating Agency Confirmation or confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), the applicable Master Servicer shall not waive the requirement that such costs and expenses be borne by the related Mortgagor. To the extent that the terms of the related Mortgage Loan documents or Companion Loan documents (including any related Intercreditor Agreement) are silent as to who bears the costs of any Rating Agency Confirmation or confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), the applicable Master Servicer shall use reasonable efforts to have the Mortgagor bear such costs and expenses. The applicable Master Servicer shall not be responsible for the payment of such costs and expenses out of pocket other than as a Servicing Advance.

(d)           The relationship of each of the Master Servicers and the Special Servicers to the Trustee under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venturer, partner or agent.

(e)           Each Master Servicer shall, to the extent permitted by the related Mortgage Loan documents or any related Companion Loan documents, and consistent with the Servicing Standard, permit Escrow Payments to be invested only in Permitted Investments.

(f)            Within sixty (60) days (or such shorter time period as is required by the terms of the applicable Mortgage Loan documents) after the later of (i) the receipt thereof by the applicable Master Servicer and (ii) the Closing Date, (x) the applicable Mortgage Loan Seller pursuant to the Mortgage Loan Purchase Agreement shall notify each provider of a letter of credit for each Mortgage Loan identified as having a letter of credit on the Mortgage Loan Schedule, that the applicable Master Servicer (in care of the Trustee, as titled in Section 2.01(b)) for the benefit of the Certificateholders and any related Companion Holders shall be the beneficiary under each such letter of credit and (y) the applicable Master Servicer shall notify each lessor under a Ground Lease for each Mortgage Loan identified as subject to a leasehold interest on the Mortgage Loan Schedule, that the Trust is the leasehold mortgagee and that the applicable Master Servicer or the applicable Special Servicer shall service the related Mortgage Loan for the benefit of the Certificateholders. If a letter of credit is required to be drawn upon earlier than the date the applicable Mortgage Loan Seller has notified the provider of such letter of credit pursuant to clause (x) of the immediately preceding sentence, such Mortgage Loan Seller shall cooperate with the reasonable requests of the applicable Master Servicer or the applicable Special Servicer in connection with making a draw under such letter of credit. If the Mortgage Loan documents do not require the related Mortgagor to pay any costs and expenses relating to any modifications to or assignment of the related letter of credit, then the applicable Mortgage Loan Seller shall pay such costs and expenses as and to the extent required under the applicable Mortgage Loan Purchase Agreement. If the Mortgage

Loan documents require the related Mortgagor to pay any costs and expenses relating to any modifications to the related letter of credit, and such Mortgagor fails to pay such costs and expenses after the applicable Master Servicer has exercised reasonable efforts to collect such costs and expenses from such Mortgagor, then such Master Servicer shall give the applicable Mortgage Loan Seller notice of such failure and the amount of costs and expenses, and such Mortgage Loan Seller shall pay such costs and expenses as and to the extent required under the applicable Mortgage Loan Purchase Agreement. The costs and expenses of any modifications to Ground Leases shall be paid by the related Mortgagor. Neither the applicable Master Servicer nor the applicable Special Servicer shall have any liability for the failure of any Mortgage Loan Seller to perform its obligations under the related Mortgage Loan Purchase Agreement.

(g)           Notwithstanding anything herein to the contrary, in no event shall the applicable Master Servicer (or the Trustee, as applicable) make an Advance with respect to any Companion Loan to the extent the related Serviced Mortgage Loan has been paid in full or is no longer included in the Trust Fund.

(h)           Servicing and administration of each Serviced Companion Loan shall continue hereunder and in accordance with the related Intercreditor Agreement for so long as the corresponding Serviced Mortgage Loan or any related REO Property is part of the Trust Fund or for such longer period as is contemplated by the related Intercreditor Agreement and, to the extent consistent with the related Intercreditor Agreement, as any amounts payable by the related Companion Holder to or for the benefit of the Trust or any party hereto in accordance with the related Intercreditor Agreement remain due and owing.

(i)            The applicable Special Servicer agrees that upon the occurrence of a Servicing Transfer Event with respect to any Mortgage Loan or Serviced Whole Loan that is subject to or becomes subject to an Intercreditor Agreement in the future, it shall, subject to Section 3.19, use commercially reasonable efforts to enforce, on behalf of the Trust, subject to the Servicing Standard and to the extent such Special Servicer determines such action is in the best interests of the Trust, all rights conveyed to the Trustee pursuant to any such Intercreditor Agreement. The costs and expenses incurred by such Special Servicer in connection with such enforcement shall be paid as a Trust Fund expense or, subject to the terms of the applicable Intercreditor Agreement, (i) with respect to any Serviced Pari Passu Whole Loan, pro rata and pari passu, by the Trust and Serviced Pari Passu Companion Loan Holder, in accordance with the respective Stated Principal Balances of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan or (ii) with respect to any AB Whole Loan, first, by the related AB Subordinate Companion Loan and then, pro rata and pari passu, by the Trust and Serviced Pari Passu Companion Loan, in accordance with the respective Stated Principal Balances of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan.

(j)            Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that, to the extent required under the related Intercreditor Agreement, the servicing and administration of a Serviced Whole Loan shall continue hereunder (but not with respect to making Advances) even if the related Serviced Mortgage Loan is no longer part of the Trust Fund, until such time as a separate servicing agreement is entered into in accordance with the related Intercreditor Agreement (it being acknowledged that neither the Master Servicers nor the Special Servicers shall be obligated under a separate agreement to which it is not a party); provided that, other than pursuant to Section 6.04 (and, with respect to Section 6.04, solely with respect to claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses incurred in connection with a legal claim or action resulting from an action or inaction taken or not taken while the related Serviced Mortgage Loan was part of the Trust Fund), no costs, expenses, losses or fees accruing with respect to such Serviced Whole Loan on and after the date the related Serviced Mortgage Loan is no longer part of the Trust Fund shall be payable out of the Trust Fund and the applicable Master Servicer shall have no obligation to make any Advance on or after the date such Serviced Mortgage Loan ceases to be part of the Trust Fund; provided, however, that if, in the case of any Serviced Pari Passu Whole Loan, the related Serviced Companion Loan continues to be included in an Other Securitization, then for so long as a separate servicing agreement (pursuant to the related Intercreditor Agreement) has not been entered into, the applicable Master Servicer shall inform the related Other Servicer of any need to make Servicing Advances with respect to a Serviced Whole Loan within three (3) Business Days of determining that such an Advance is necessary or being notified that such an Advance is necessary, or in the case of a Servicing Advance that needs to be made on an emergency or urgent basis, within one (1) Business Day. With respect to Servicing Advances made by any Other Servicer as contemplated in the proviso to the preceding sentence, the applicable Master Servicer shall, from collections on the related Serviced Whole Loan (but never out of general collections on the Mortgage Loans and REO Properties) received by such Master Servicer, reimburse the Other Servicer for such Servicing Advances in the same manner and on the same level of priority as if such Servicing Advances had been made by such Master Servicer hereunder.

(k)           Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the applicable Master Servicer’s and the applicable Special Servicer’s obligations and responsibilities hereunder and the applicable Master Servicer’s and the applicable Special Servicer’s authority with respect to a Non-Serviced Mortgage Loan are limited by and subject to the terms of the related Non-Serviced Intercreditor Agreement and the rights of the related Non-Serviced Master Servicer and Non-Serviced Special Servicer with respect thereto under the related Non-Serviced PSA. The applicable Master Servicer (or, with respect to any Specially Serviced Loan, the applicable Special Servicer) shall use reasonable efforts consistent with the Servicing Standards to enforce the rights of the Trustee (as holder of a Non-Serviced Mortgage Loan) under the related Non-Serviced Intercreditor Agreement and Non-Serviced PSA.

(l)            The parties hereto acknowledge that each Non-Serviced Mortgage Loan is subject to the terms and conditions of the related Non-Serviced Intercreditor Agreement and further acknowledge that, pursuant to the related Non-Serviced Intercreditor Agreement, (i) the related Non-Serviced Mortgage Loan is to be serviced and administered by the related Non-Serviced Master Servicer and Non-Serviced Special Servicer in accordance with the related Non-Serviced PSA, and (ii) in the event that (A) the related Non-Serviced Companion Loan is no longer part of the Trust Fund created by the related Non-Serviced PSA and (B) the related Non-Serviced Mortgage Loan is included in the Trust Fund, then, as set forth in the related Non-Serviced Intercreditor Agreement, the related Non-Serviced Whole Loan shall continue to be serviced in accordance with the related Non-Serviced PSA, until such time as a new servicing agreement has been agreed to by the parties to the related Non-Serviced Intercreditor Agreement in accordance with the provisions of such agreement and confirmation has been obtained from the Rating Agencies that such new servicing agreement would not result in a downgrade, qualification or withdrawal of the then current ratings of any Class of Certificates then outstanding.

(m)          Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the applicable Master Servicer’s and the applicable Special Servicer’s obligations and responsibilities hereunder and the applicable Master Servicer’s and the applicable Special Servicer’s authority with respect to a Serviced Whole Loan are limited by, and subject to, the terms of the related Intercreditor Agreement. The applicable Master Servicer (or, if a Serviced Whole Loan becomes a Specially Serviced Loan, the applicable Special Servicer) shall use reasonable efforts consistent with the Servicing Standard to obtain the benefits of the rights of the Trust (as holder of the related Serviced Mortgage Loan) under the related Intercreditor Agreement. In the event of any conflict between this Agreement and the related Intercreditor Agreement, the provisions of the related Intercreditor Agreement shall control.

(n)           In connection with the securitization of any Serviced Companion Loan (in each case, only while it is a Serviced Companion Loan), upon the request of (and at the expense of) a related Serviced Companion Noteholder (or its designee), each of the applicable Master Servicer (if such Serviced Companion Loan is not a Specially Serviced Loan), the applicable Special Servicer (if such Serviced Companion Loan is a Specially Serviced Loan) and the Trustee, as applicable, shall use reasonable efforts to cooperate with such Serviced Companion Noteholder in attempting to cause the related Mortgagor to provide information relating to such Whole Loan and the related notes, and that such holder reasonably determines to be necessary or appropriate, for inclusion in any disclosure document(s) relating to such Other Securitization.

(o)           For the avoidance of doubt, none of the Master Servicers, the Special Servicers, the Certificate Administrator and the Trustee have any obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make Servicing Advances with respect to any Non-Serviced Whole Loan. The obligation of the applicable Master Servicer to provide information and collections and make P&I Advances to the Certificate Administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

(p)           Nothing contained in this Agreement shall limit the ability of the applicable Master Servicer or the applicable Special Servicer to lend money to (to the extent not secured, in whole or in part, by any Mortgaged Property, except, in the case of an NCB Co-op Mortgage Loan, any such indebtedness as to which the NCB Subordinate Debt Conditions have been satisfied, which indebtedness may be secured by a lien on the related Mortgaged Property), accept deposits from and otherwise generally engage in any kind of business or dealings with any Mortgagor as though the applicable Master Servicer or the applicable Special

Servicer was not a party to this Agreement or to the transactions contemplated hereby; provided that this sentence shall not be construed to modify or supersede the Servicing Standard.

Section 3.02      Collection of Mortgage Loan Payments. (a) Each of the applicable Master Servicer and the applicable Special Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the Serviced Companion Loans it is obligated to service hereunder, and shall follow such collection procedures as are consistent with this Agreement (including, without limitation, the Servicing Standard); provided, that the applicable Master Servicer or the applicable Special Servicer, as the case may be, may take action to enforce the Trust’s right to apply excess cash flow to principal in accordance with the terms of the Mortgage Loan documents. The applicable Master Servicer or the applicable Special Servicer, as applicable, may in its discretion waive any Penalty Charge in connection with any delinquent payment on a Mortgage Loan or Companion Loan that it is obligated to service hereunder three (3) times during any period of twenty-four (24) consecutive months with respect to any Mortgage Loan or Serviced Companion Loan; provided that such Master Servicer or such Special Servicer, as applicable, may in its discretion waive any Penalty Charge in connection with any delinquent payment on a Mortgage Loan or Companion Loan one additional time in such 24-month period so long as with respect to any of the foregoing waivers, no Advance or additional expense of the Trust has been incurred and remains unreimbursed to the Trust with respect to such Mortgage Loan or Companion Loan. Any additional waivers during such 24-month period with respect to such Mortgage Loan may be made, subject to the Servicing Standard, only after the applicable Master Servicer or the applicable Special Servicer, as the case may be, has, prior to the occurrence of a Consultation Termination Event, given notice of a proposed waiver to the Directing Certificateholder and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder has consented to such additional waiver (provided that if such Master Servicer or such Special Servicer, as applicable, fails to receive a response to such notice from the Directing Certificateholder in writing within five (5) days of giving such notice, then the Directing Certificateholder shall be deemed to have consented to such proposed waiver); provided, further, that after the occurrence and during the continuance of a Control Termination Event, the applicable Master Servicer or the applicable Special Servicer, as the case may be, may waive any Penalty Charge in accordance with the Servicing Standard without the consent of the Directing Certificateholder; provided, further, that the Directing Certificateholder shall have no consent rights with respect to any Excluded Loan with respect to the foregoing waivers.

(b)           (i) All amounts collected by or on behalf of the Trust in respect of a Mortgage Loan shall be applied to amounts due and owing under the Mortgage Loan documents (including for principal and accrued and unpaid interest) in accordance with the express provisions of the Mortgage Loan documents (including any related Intercreditor Agreement); provided, however, that absent express provisions in the related Mortgage Loan documents (including any related Intercreditor Agreement) or to the extent otherwise agreed to by the related Mortgagor in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the Trust in respect of a Mortgage Loan in the form of payments from the related Mortgagor, Liquidation Proceeds or Insurance and Condemnation Proceeds under the Mortgage Loan (in the case of each Serviced Whole Loan, exclusive of amounts payable to any applicable Companion Loan pursuant to the terms of the related Intercreditor Agreement) shall be applied in the following order of priority:

first, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to such Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses;

second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on such Mortgage Loan (as described in the first proviso in the definition of Principal Distribution Amount);

third, to the extent not previously so allocated pursuant to clause first or second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

fourth, to the extent not previously so allocated pursuant to clause first or second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, and (B) any unpaid interest (exclusive of default interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (in each case, to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause fifth on earlier dates);

sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance;

provided that to the extent required under the REMIC Provisions, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan to value ratio of the related Mortgage Loan or Serviced Whole Loan, as applicable, exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC Provisions as evidenced by an Opinion of Counsel to the Trustee) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by the REMIC Provisions; provided, further, that if a Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan comprising a Non-Serviced Whole Loan become REO Loans, the treatment of the foregoing amounts with respect to such Non-Serviced Whole Loan shall be subject to the terms of the related Non-Serviced Intercreditor Agreement and Non-Serviced PSA, in that order; provided, further, that with respect to each Mortgage Loan related to a Serviced Whole Loan, amounts collected with respect to the related Serviced Whole Loan shall be allocated first pursuant to the terms of the related Intercreditor Agreement and then, any amounts allocated to the related Serviced Mortgage Loan shall be subject to application as described above.

(ii)           Collections by or on behalf of the Trust in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) shall be applied in the following order of priority:

first, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to such Mortgage Loan;

second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

third, to the extent not previously so allocated pursuant to clause first or second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i)  unpaid interest (exclusive of default interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause fifth below or clause fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

fourth, to the extent not previously so allocated pursuant to clause first or second above, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts and (B) any unpaid interest (exclusive of default interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (in each case, to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause fifth or clause fifth of the prior paragraph on earlier dates);

sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan; and

ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating

Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

provided that if a Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan comprising a Non-Serviced Whole Loan becomes an REO Loan, the treatment of the foregoing amounts with respect to such Non-Serviced Whole Loan shall be subject to the terms of the related Non-Serviced Intercreditor Agreement and Non-Serviced PSA, in that order; provided, further, that with respect to each Mortgage Loan related to a Serviced Whole Loan, amounts collected with respect to the related Serviced Whole Loan shall be allocated first pursuant to the terms of the related Intercreditor Agreement and then, any amounts allocated to the related Serviced Mortgage Loan shall be subject to application as described above.

(iii)          Notwithstanding clauses (i) and (ii) above, such provisions shall not be deemed to affect the priority of distributions of payments pursuant to the provisions of this Agreement. To the extent that such amounts are paid by a party other than a Mortgagor, such amounts shall be deemed to have been paid in respect of a purchase of all or part of the Mortgaged Property (in the case of Insurance and Condemnation Proceeds or Liquidation Proceeds) and then paid by the Mortgagor under the Mortgage Loan or Companion Loan, as applicable, or in accordance with Section 3.02(b)(ii) above.

(c)           To the extent consistent with the terms of the Mortgage Loans (and, with respect to each Serviced Whole Loan, the related Serviced Companion Loan, as applicable, and the related Intercreditor Agreement) and applicable law, the applicable Master Servicer shall apply all Insurance and Condemnation Proceeds it receives on a day other than the Due Date to amounts due and owing under the related Mortgage Loan or Companion Loan as if such Insurance and Condemnation Proceeds were received on the Due Date immediately succeeding the month in which Insurance and Condemnation Proceeds were received and otherwise in accordance with Section 3.02(b)(ii) above.

(d)           [RESERVED].

(e)           With respect to any Mortgage Loan or any Serviced Pari Passu Companion Loan for which the related Mortgagor was required to escrow funds or to post a letter of credit related to obtaining certain performance objectives, such as targeted debt service coverage levels or leasing criteria with respect to the Mortgaged Property as a whole or particular portions thereof, if the mortgagee has the discretion under the applicable Mortgage Loan documents to retain the cash or letter of credit (or the proceeds of such letters of credit) as additional collateral if the relevant conditions to release are not satisfied, then the related Master Servicer may continue to hold such escrows or letters of credit (or the proceeds of such letters of credit) as additional collateral or use such funds to reduce the principal balance of the related Mortgage Loan or Serviced Pari Passu Companion Loan (to the extent the related Mortgage Loan documents allow such action), unless holding or application of such funds would otherwise be inconsistent with the Mortgage Loan documents or the Servicing Standard.

(f)            (i) Promptly following the Closing Date, in the case of any Non-Serviced Whole Loan, and, with respect to the Servicing Shift Mortgage Loan, promptly following receipt of notice in connection with the Servicing Shift Securitization Date, the

Certificate Administrator shall send written notice (in the form attached hereto as Exhibit T) to the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer (with a copy to any other applicable party set forth on the schedule of addresses to Exhibit T) stating that, as of such date, the Trustee is the holder of the related Non-Serviced Mortgage Loan and directing such Non-Serviced Master Servicer to remit to the applicable Master Servicer all amounts payable to, and to forward, deliver or otherwise make available, as the case may be, to the applicable Master Servicer all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, the holder of such Non-Serviced Mortgage Loan under the related Non-Serviced Intercreditor Agreement and the related Non-Serviced PSA. The applicable Master Servicer shall, within two (2) Business Days of receipt of properly identified funds, deposit into the Collection Account all amounts received with respect to the related Non-Serviced Mortgage Loan, the related Non-Serviced Mortgaged Property or any related REO Property.

Section 3.03      Collection of Taxes, Assessments and Similar Items; Servicing Accounts. (a) Each Master Servicer shall establish and maintain one or more accounts (the “Servicing Accounts”), into which all Escrow Payments received by it shall be deposited and retained, and shall administer such Servicing Accounts in accordance with the related Mortgage Loan documents and, if applicable, the Companion Loan documents. Any Servicing Account related to a Serviced Whole Loan shall be held for the benefit of the Certificateholders and the related Serviced Companion Noteholders collectively, but this shall not be construed to modify the respective interests of any noteholder therein as set forth in the related Intercreditor Agreement. Amounts on deposit in Servicing Accounts may only be invested in accordance with the terms of the related Mortgage Loan documents and Companion Loan documents, or in Permitted Investments in accordance with the provisions of Section 3.06. Servicing Accounts shall be Eligible Accounts to the extent permitted by the terms of the related Mortgage Loan documents. Withdrawals of amounts so deposited from a Servicing Account may be made only to: (i) effect payment of items for which Escrow Payments were collected and comparable items; (ii) reimburse the Trustee and then the applicable Master Servicer, if applicable, for any Servicing Advances; (iii) refund to Mortgagors any sums as may be determined to be overages; (iv) pay interest to Mortgagors on balances in the Servicing Account, if required by applicable law or the terms of the related Mortgage Loan or Companion Loan and as described below or, if not so required, to the applicable Master Servicer; (v) after the occurrence of an event of default under the related Mortgage Loan or Companion Loan, apply amounts to the indebtedness under the applicable Mortgage Loan or Companion Loan; (vi) withdraw amounts deposited in error; (vii) pay Penalty Charges to the extent permitted by the related Mortgage Loan documents; or (viii) clear and terminate the Servicing Account at the termination of this Agreement in accordance with Section 9.01. As part of its servicing duties, the applicable Master Servicer shall pay or cause to be paid to the related Mortgagors interest on funds in Servicing Accounts, to the extent required by law or the terms of the related Mortgage Loan or Companion Loan; provided, however, that in no event shall the applicable Master Servicer be required to remit to any Mortgagor any amounts in excess of actual net investment income or funds in the related Servicing Account. If allowed by the related Mortgage Loan documents and applicable law, the applicable Master Servicer may charge the related Mortgagor an administrative fee for maintenance of the Servicing Accounts.

(b)          The applicable Special Servicer, in the case of REO Loans (other than any REO Loan succeeding a Non-Serviced Mortgage Loan), and the applicable Master Servicer, in the case of all other related Mortgage Loans (other than a Non-Serviced Mortgage Loan) and each related Serviced Companion Loan, shall maintain accurate records with respect to each related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof. The applicable Special Servicer, in the case of REO Loans (other than any REO Loan succeeding a Non-Serviced Mortgage Loan), and the applicable Master Servicer, in the case of all other related Mortgage Loans (other than a Non-Serviced Mortgage Loan) and each related Serviced Companion Loan, shall use reasonable efforts consistent with the Servicing Standard to obtain, from time to time, all bills for the payment of such items (including renewal premiums) and shall effect payment thereof from the REO Account or by the applicable Master Servicer as Servicing Advances prior to the applicable penalty or termination date and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items, employing for such purpose Escrow Payments (which shall be so applied by the applicable Master Servicer at the written direction of the applicable Special Servicer in the case of REO Loans) as allowed under the terms of the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Companion Loan. Other than with respect to any Non-Serviced Mortgage Loan, the applicable Master Servicer shall service and administer any reserve accounts (including monitoring, maintaining or changing the amounts of required escrows) in accordance with the terms of such Mortgage Loan and the related Serviced Companion Loan, as applicable, and the Servicing Standard. To the extent that a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Companion Loan, as applicable, does not require a Mortgagor to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the applicable Special Servicer, in the case of REO Loans, and the applicable Master Servicer, in the case of all other such Mortgage Loans or Companion Loan, as applicable, that it is responsible for servicing hereunder, shall use reasonable efforts consistent with the Servicing Standard to cause the Mortgagor to comply with its obligation to make payments in respect of such items at the time they first become due and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items.

(c)           In accordance with the Servicing Standard and for each Mortgage Loan (other than any Non-Serviced Mortgage Loans) and each Serviced Whole Loan, as applicable, the applicable Master Servicer shall advance all such funds as are necessary for the purpose of effecting the payment of (i) real estate taxes, assessments and other similar items that are or may become a lien thereon, (ii) ground rents (if applicable) and (iii) premiums on Insurance Policies, in each instance if and to the extent Escrow Payments collected from the related Mortgagor (or related REO Revenues, if applicable) are insufficient to pay such item when due and the related Mortgagor has failed to pay such item on a timely basis, and provided, however, that the particular advance would not, if made, constitute a Nonrecoverable Servicing Advance and provided, further, however, that with respect to the payment of taxes and assessments, the applicable Master Servicer shall not be required to make such advance until the later of (i) five (5) Business Days after such Master Servicer, the applicable Special Servicer, the Certificate Administrator or the Trustee, as the case may be, has received confirmation that such item has not been paid and (ii) the date prior to the date after which any penalty or interest would accrue in respect of such taxes or assessments. The applicable Special Servicer shall give the applicable Master Servicer and the Trustee no less than five (5) Business Days’ written (facsimile or electronic) notice before the date on which such Master Servicer is requested to make any Servicing Advance with respect to a given Specially Serviced Loan or REO Property; provided, however, that only two (2) Business Days’ written (facsimile or electronic) notice shall be required in respect of Servicing Advances required to be made on an emergency or urgent basis provided, further, that the applicable Special Servicer shall not be entitled to make such a request (other than for Servicing Advances required to be made on an urgent or emergency basis) more frequently than once per calendar month (although such request may relate to more than one Servicing Advance). The applicable Master Servicer may pay the aggregate amount of such Servicing Advances listed on a monthly request to the applicable Special Servicer, in which case such Special Servicer shall remit such Servicing Advances to the ultimate payees. The applicable Special Servicer shall have no obligation to make any Servicing Advances; provided that in an urgent or emergency situation requiring the making of a Servicing Advance, such Special Servicer may make a Servicing Advance. Within five (5) Business Days of making such a Servicing Advance, such Special Servicer shall deliver to the applicable Master Servicer request for reimbursement for such Servicing Advance, along with all information and documentation in such Special Servicer’s possession regarding the subject Servicing Advance as such Master Servicer may reasonably request, and such Master Servicer shall be obligated, out of such Master Servicer’s own funds, to reimburse such Special Servicer for any unreimbursed Servicing Advances (other than Nonrecoverable Servicing Advances) made by such Special Servicer pursuant to the terms hereof), together with interest thereon at the Reimbursement Rate from the date made to, but not including, the date of reimbursement. Such reimbursement and any accompanying payment of interest shall be made within five (5) Business Days of the written request therefor pursuant to the preceding sentence by wire transfer of immediately available funds to an account designated in writing by such Special Servicer. Upon the applicable Master Servicer’s reimbursement to the applicable Special Servicer of any Servicing Advance and payment to such Special Servicer of interest thereon, all in accordance with this Section 3.03, such Master Servicer shall for all purposes of this Agreement be deemed to have made such Servicing Advance at the same time as such Special Servicer actually made such Servicing Advance, and accordingly, such Master Servicer shall be entitled to be reimbursed for such Servicing Advance, together with interest thereon at the Reimbursement Rate, at the same time, in the same manner and to the same extent as such Master Servicer would otherwise have been entitled if it had actually made such Servicing Advance at the time such Special Servicer did. Notwithstanding the foregoing provisions of this Section 3.03(c), the applicable Master Servicer shall not be required to reimburse the applicable Special Servicer out of its own funds for, or to make at the direction of such Special Servicer, any Servicing Advance if such Master Servicer determines in its reasonable judgment that such Servicing Advance, although not characterized by such Special Servicer as a Nonrecoverable Servicing Advance, is in fact a Nonrecoverable Servicing Advance. The applicable Master Servicer shall notify such Special Servicer in writing of such determination and, if applicable, such Nonrecoverable Servicing Advance shall instead be reimbursed to such Special Servicer pursuant to Section 3.05 of this Agreement.

Any request by a Special Servicer that the applicable Master Servicer make a Servicing Advance shall be deemed to be a determination by such Special Servicer that such requested Servicing Advance is not a Nonrecoverable Servicing Advance, and such Master Servicer shall be entitled to conclusively rely on such determination, provided that the determination shall not be binding on such Master Servicer or Trustee. On the first Business Day after the Determination Date for the related Distribution Date, the applicable Special Servicer shall report to the applicable Master Servicer if such Special Servicer determines any Servicing Advance previously made by such Master Servicer with respect to a Specially Serviced Loan or REO Loan is a Nonrecoverable Servicing Advance. Such Master Servicer shall be entitled to conclusively rely on such a determination, but such determination shall not be binding upon such Master Servicer, and shall in no way limit the ability of such Master Servicer in the absence of such determination to make its own determination that any Advance is a Nonrecoverable Advance. If the applicable Special Servicer makes a determination that only a portion of, and not all of, any previously made or proposed Servicing Advance is a Nonrecoverable Advance, the applicable Master Servicer shall have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed Servicing Advance is a Nonrecoverable Advance. All such Advances shall be reimbursable in the first instance from related collections from the Mortgagors and further as provided in Section 3.05(a). No costs incurred by a Master Servicer or a Special Servicer in effecting the payment of real estate taxes, assessments and, if applicable, ground rents on or in respect of the Mortgaged Properties shall, for purposes hereof, including, without limitation, the Certificate Administrator’s calculation of monthly distributions to Certificateholders, be added to the unpaid principal balances of the related Mortgage Loans, any related Serviced Companion Loan, if applicable, notwithstanding that the terms of such Mortgage Loans, related Serviced Companion Loan, if applicable, so permit. If a Master Servicer fails to make any required Servicing Advance as and when due (including any applicable cure periods), to the extent the Trustee has actual knowledge of such failure, the Trustee shall make such Servicing Advance pursuant to Section 7.05. Notwithstanding anything herein to the contrary, no Servicing Advance shall be required hereunder if such Servicing Advance would, if made, constitute a Nonrecoverable Servicing Advance. In addition, the Master Servicers shall consider Unliquidated Advances in respect of prior Servicing Advances for purposes of nonrecoverability determinations. The Special Servicers shall have no obligation to make any Servicing Advances under this Agreement.

Notwithstanding anything to the contrary contained in this Section 3.03(c), the applicable Master Servicer may in its good faith judgment elect (but shall not be required unless directed by the applicable Special Servicer with respect to Specially Serviced Loans and REO Loans) to make a payment from amounts on deposit in the Collection Account (or any Companion Distribution Account maintained as a subaccount thereof by a Companion Paying Agent, if applicable) (which shall be deemed first made from amounts distributable as principal and then from all other amounts comprising general collections) to pay for certain expenses set forth below notwithstanding that the applicable Master Servicer (or the applicable Special Servicer, as the case may be) has determined that a Servicing Advance with respect to such expenditure would be a Nonrecoverable Servicing Advance (unless, with respect to Specially Serviced Loans or REO Loans, the applicable Special Servicer has notified the applicable Master Servicer to not make such expenditure), where making such expenditure would prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan or Serviced Companion Loan; provided that in each instance, the applicable Master Servicer or the applicable Special Servicer, as the case may be, determines in accordance with the Servicing Standard (as evidenced by an Officer’s Certificate delivered to the Trustee) that making such expenditure is in the best interest of the Certificateholders (and, if applicable, the Companion Holders), all as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loans). The applicable Master Servicer or the Trustee may elect to obtain reimbursement of Nonrecoverable Servicing Advances from the Trust pursuant to the terms of Section 3.17(c). The parties acknowledge that pursuant to the applicable Non-Serviced PSA, the applicable Non-Serviced Master Servicer is obligated to make servicing advances with respect to the related Non-Serviced Whole Loan. The applicable Non-Serviced Master Servicer shall be entitled to reimbursement for nonrecoverable servicing advances with respect to such Non-Serviced Whole Loan (with, in each case, any accrued and unpaid interest thereon provided for under the applicable Non-Serviced PSA) in the manner set forth in the applicable Non-Serviced PSA and the applicable Non-Serviced Intercreditor Agreement.

(d)               In connection with its recovery of any Servicing Advance out of the applicable Collection Account (or any Companion Distribution Account maintained as a subaccount thereof by the Companion Paying Agent, if applicable) pursuant to Section 3.05(a), the Trustee, the applicable Special Servicer and then the applicable Master Servicer, as the case may be and in that order, shall be entitled to receive, out of any amounts then on deposit in the applicable Collection Account interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such Servicing Advance from the date made to, but not including, the date of reimbursement. Subject to Section 3.17(c), the applicable Master Servicer shall reimburse itself, the applicable Special Servicer or the Trustee, as the case may be, for any outstanding Servicing Advance as soon as practically possible after funds available for such purpose are deposited in the applicable Collection Account (or any Companion Distribution Account maintained as a subaccount thereof by the Companion Paying Agent, if applicable) subject to the applicable Master Servicer’s or the Trustee’s options and rights to defer recovery of such amounts as provided herein; provided, however, that such Master Servicer’s or Trustee’s options and rights to defer recovery of such amounts shall not alter such Master Servicer’s obligation to reimburse such Special Servicer for any outstanding Servicing Advance as provided for in this sentence. To the extent amounts on deposit in the Companion Distribution Account with respect to the related Companion Loan are insufficient for any such reimbursement, the applicable Master Servicer shall use efforts in accordance with the Servicing Standard to enforce the rights of the holder of the related Mortgage Loan under the related Intercreditor Agreement to obtain any reimbursement available from the holder of the related Companion Loan.

(e)           To the extent an operations and maintenance plan is required to be established and executed pursuant to the terms of a Mortgage Loan (other than a Non-Serviced Mortgage Loan), the applicable Master Servicer shall request from the Mortgagor written confirmation thereof within a reasonable time after the later of the Closing Date and the date as of which plan is required to be established or completed. To the extent any repairs, capital improvements, actions or remediations are required to have been taken or completed pursuant to the terms of the Mortgage Loan (other than a Non-Serviced Mortgage Loan), the applicable Master Servicer shall request from the Mortgagor written confirmation of such actions and remediations within a reasonable time after the later of the Closing Date and the date as of which action or remediations are required to be or to have been taken or completed. To the extent a Mortgagor shall fail to promptly respond to any inquiry described in this Section 3.03(e), the applicable Master Servicer shall report any such failure to the applicable Special Servicer within a reasonable time after the date as of which actions or remediations are required to be or to have been taken or completed.

Section 3.04     The Collection Accounts, the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Companion Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account and the Class A-4FX Regular Interest Distribution Account. (a) Each Master Servicer shall establish and maintain, or cause to be established and maintained, a Collection Account in which such Master Servicer shall deposit or cause to be deposited on a daily basis and in no event later than the second Business Day following receipt of available and properly identified funds (in the case of payments by Mortgagors or other collections on the Mortgage Loans or Companion Loans), except as otherwise specifically provided herein, the following payments and collections received or made by or on behalf of it subsequent to the Cut-off Date (other than in respect of principal and interest on the Mortgage Loans or Companion Loans due and payable on or before the Cut-off Date, which payments shall be delivered promptly to the appropriate Mortgage Loan Seller or its respective designee and other than any amounts received from Mortgagors which are received in connection with the purchase of defeasance collateral), or payments (other than Principal Prepayments) received by it on or prior to the Cut-off Date but allocable to a period subsequent thereto, in each case, with respect to the Mortgage Loans for which it acts as Master Servicer:

(i)           all payments on account of principal, including Principal Prepayments on the Mortgage Loans or principal prepayments on Serviced Companion Loans;

(ii)          all payments on account of interest on the Mortgage Loans or the Serviced Companion Loans, including Prepayment Premiums, Yield Maintenance Charges and Default Interest;

(iii)         late payment charges and other Penalty Charges to the extent required to offset interest on Advances and additional expenses of the Trust (other than Special Servicing Fees, Workout Fees or Liquidation Fees) as required by Section 3.11(d);

(iv)         all Insurance and Condemnation Proceeds and Liquidation Proceeds (other than Gain-on-Sale Proceeds or Non-Serviced Gain-on-Sale Proceeds) received in respect of any Mortgage Loan, Serviced Companion Loan or REO Property (other than (A) Liquidation Proceeds that are received in connection with the purchase by the applicable Master Servicer, the applicable Special Servicer, the Holders of the majority of the Controlling Class, or the Holders of the Class R Certificates of all the Mortgage Loans and any REO Properties in the Trust Fund and that are to be deposited in the Lower-Tier REMIC Distribution Account pursuant to Section 9.01 and (B) any proceeds that are received in connection with the purchase, if any, of a Serviced Pari Passu Companion Loan from a securitization by the related mortgage loan seller, which shall be paid directly to the servicer of such securitization) together with any recovery of Unliquidated Advances in respect of the related Mortgage Loans;

(v)          any amounts required to be transferred from the applicable REO Account pursuant to Section 3.14(c);

(vi)         any amounts required to be deposited by either Master Servicer pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in its Collection Account; and

(vii)        any amounts required to be deposited by either Master Servicer or either Special Servicer pursuant to Section 3.07(b) in connection with losses resulting from a deductible clause in a blanket hazard or master single interest policy.

Notwithstanding the foregoing requirements, a Master Servicer need not deposit into its Collection Account any amount that such Master Servicer would be authorized to withdraw immediately from such account in accordance with the terms of Section 3.05 and shall be entitled to instead immediately pay such amount directly to the Person(s) entitled thereto; provided that such amounts shall be applied in accordance with the terms hereof and shall be reported as if deposited in such Collection Account and then withdrawn.

The foregoing requirements for deposit in the Collection Accounts shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, actual payments from Mortgagors in the nature of Escrow Payments, charges for beneficiary statements or demands, assumption fees, modification fees, extension fees, defeasance fees, amounts collected for Mortgagor checks returned for insufficient funds or other amounts either Master Servicer or either Special Servicer would be entitled to retain as additional servicing compensation need not be deposited by such Master Servicer in its Collection Account. If either Master Servicer shall deposit in its Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from its Collection Account, any provision herein to the contrary notwithstanding. Assumption, extension and modification fees actually received from Mortgagors on Specially Serviced Loans shall be promptly delivered to the applicable Special Servicer as additional servicing compensation.

Upon receipt of any of the foregoing amounts in clauses (i) through (iv) above with respect to any Specially Serviced Loans, the applicable Special Servicer shall remit within one (1) Business Day such amounts to the applicable Master Servicer for deposit into its Collection Account, in accordance with this Section 3.04(a). Any such amounts received by the applicable Special Servicer with respect to an REO Property shall be deposited by such Special Servicer into its REO Account and remitted to the applicable Master Servicer for deposit into its Collection Account, pursuant to Section 3.14(c). With respect to any such amounts paid by check to the order of the applicable Special Servicer, such Special Servicer shall endorse without recourse or warranty such check to the order of the applicable Master Servicer and shall promptly deliver any such check to such Master Servicer by overnight courier. Funds in the Collection Accounts may only be invested in Permitted Investments in accordance with the provisions of Section 3.06. As of the Closing Date, the Collection Account for the General Master Servicer shall be located at the offices of Wells Fargo Bank, National Association. As of the Closing Date, the Collection Account for the NCB Master Servicer shall be located at the offices of Wells Fargo Bank, National Association. Each Master Servicer shall give written notice to the Trustee, the Special Servicers, the Certificate Administrator and the Depositor of the new location of the Collection Account prior to any change thereof.

(b)               The Certificate Administrator, on behalf of the Trustee, shall establish and maintain (i) the Lower-Tier REMIC Distribution Account, the Interest Reserve Account, the Class A-4FX Regular Interest Distribution Account and the Gain-on-Sale Reserve Account in trust for the benefit of the Certificateholders and (ii) the Upper-Tier REMIC Distribution Account in trust for the benefit of the Certificateholders. Each Master Servicer shall deliver to the Certificate Administrator each month on or before the P&I Advance Date therein, for deposit in the Lower-Tier REMIC Distribution Account, that portion of the Available Funds attributable to the Mortgage Loans for which it acts as Master Servicer (in each case, calculated without regard to clauses (a)(iii)(B), (a)(iv), (c) and (d) of the definition of Available Funds) for the related Distribution Date. For the avoidance of doubt, so long as Wells Fargo Bank, National Association is the Certificate Administrator, all funds held in the Distribution Account, the Interest Reserve Account and the Class A-4FX Regular Interest Distribution Account shall remain uninvested.

With respect to each Companion Loan (excluding any Non-Serviced Companion Loan), the Companion Paying Agent shall establish and maintain the Companion Distribution Account, which may be a subaccount of the related Collection Account, for distributions to each Companion Holder. Funds in the Companion Distribution Account shall be held for the benefit of the related Companion Holder. The Companion Paying Agent shall separately track for each Serviced Companion Loan all amounts deposited in the Companion Distribution Account with respect to such Serviced Companion Loan.

On each Serviced Whole Loan Remittance Date, (1) first, the applicable Master Servicer shall withdraw from its Collection Account (or applicable portion thereof) an aggregate amount equal to all payments and/or collections actually received on, and payable in respect of, the applicable Serviced Companion Loan prior to such date and deposit such amount in the Companion Distribution Account; provided, however, that in no event shall the applicable Master Servicer be required to transfer to the Companion Distribution Account any portion thereof that is payable or reimbursable to or at the direction of any party to this Agreement under the other provisions of this Agreement and/or the related Intercreditor Agreement; and (2) then, the Companion Paying Agent shall make the payments and remittance described in Section 4.01(k). With respect to each of the Kroger (Roundy’s) Distribution Center Whole Loan and the Mall at Turtle Creek Whole Loan, in the event the Master Servicer has received written notice that an Other Servicer or Other Trustee has made an advance of a monthly debt service payment on a related Serviced Pari Passu Companion Loan and the Master Servicer subsequently receives late collections in respect of such advanced payment, the Master Servicer shall remit to the applicable Other Servicer or Other Trustee, within two (2) Business Days following receipt of such late collections, the amount allocable to such Serviced Pari Passu Companion Loan in accordance with the terms of this Agreement and the related Intercreditor Agreement.

The Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Gain-on-Sale Reserve Account, the Class A-4FX Regular Interest Distribution Account and the Interest Reserve Account, may be subaccounts of a single Eligible Account, which shall be maintained as a segregated account separate from other accounts.

In addition to the amounts required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to this Section 3.04, each Master Servicer shall, as and when required hereunder, deliver to the Certificate Administrator for deposit in the Lower-Tier REMIC Distribution Account:

(i)           any amounts required to be deposited by such Master Servicer pursuant to Section 3.17(a) as Compensating Interest Payments (other than the portion of any Compensating Interest Payment allocated to a Serviced Pari Passu Companion Loan) in connection with Prepayment Interest Shortfalls;

(ii)          any P&I Advances required to be made by such Master Servicer in accordance with Section 4.03;

(iii)         any Liquidation Proceeds paid by such Master Servicer, the applicable Special Servicer, the Holders of the Controlling Class or the Holders of the Class R Certificates in connection with the purchase of all of the Mortgage Loans and any REO Properties in the Trust Fund pursuant to Section 9.01 (exclusive of that portion thereof required to be deposited in the related Collection Account pursuant to Section 9.01);

(iv)         any Prepayment Premiums and Yield Maintenance Charges with respect to the Mortgage Loans actually collected; and

(v)          any other amounts required to be so delivered for deposit in the Lower-Tier REMIC Distribution Account pursuant to any provision of this Agreement.

If, as of the close of business (New York City time) on any P&I Advance Date or on such other date as any amount referred to in the foregoing clauses (i) through (v) are required to be delivered hereunder, the applicable Master Servicer shall not have delivered to the Certificate Administrator for deposit in the Lower-Tier REMIC Distribution Account the amounts required to be deposited therein pursuant to the provisions of this Agreement (including any P&I Advance with respect to the Mortgage Loans, pursuant to Section 4.03(a) hereof), the applicable Master Servicer shall pay the Certificate Administrator interest on such late payment at the Prime Rate from and including the date such payment was required to be made (without regard to any Grace Period set forth in Section 7.01(a)(i)) until (but not including) the date such late payment is received by the Certificate Administrator.

The Certificate Administrator shall, upon receipt, deposit in the Lower-Tier REMIC Distribution Account any and all amounts received by the Certificate Administrator that are required by the terms of this Agreement to be deposited therein.

Promptly on each Distribution Date, the Certificate Administrator shall be deemed to withdraw from the Lower-Tier REMIC Distribution Account and deposit in the Upper-Tier REMIC Distribution Account an aggregate amount of immediately available funds equal to the Lower-Tier Distribution Amount and the amount of any Prepayment Premiums and Yield Maintenance Charges for such Distribution Date allocated in payment of the Lower-Tier Regular Interests as specified in Section 4.01(c) and Section 4.01(e), respectively, and then immediately be deemed to withdraw from the Upper-Tier REMIC Distribution Account and deposit in (i) the Class A-4FL Sub-Account, an aggregate amount of immediately available funds equal to the Class A-4FL Percentage Interest of Class A-4FX/A-4FL Available Funds and the Class A-4FL Percentage Interest of any Prepayment Premiums and Yield Maintenance Charges actually collected and allocated to the Class A-4FX Regular Interest for such Distribution Date as specified in Section 4.01(b) and Section 4.01(e) and (ii) the Class A-4FX Sub-Account, an aggregate amount of immediately available funds equal to the Class A-4FX Percentage Interest of the Class A-4FX/A-4FL Available Funds and the Class A-4FX Percentage Interest of any Prepayment Premiums and Yield Maintenance Charges actually collected and allocated to the Class A-4FX Regular Interest for such Distribution Date as specified in Section 4.01(b) and Section 4.01(e).

Funds on deposit in the Gain-on-Sale Reserve Account, the Interest Reserve Account, the Upper-Tier REMIC Distribution Account, the Lower-Tier REMIC Distribution Account or the Class A-4FX Regular Interest Distribution Account shall not be invested for so long as Wells Fargo Bank, National Association is the Certificate Administrator; provided, however, that such funds may be invested and, if invested, shall be invested by, and at the risk of, the Certificate Administrator (but only if the Certificate Administrator is not Wells Fargo Bank, National Association) in Permitted Investments selected by the party hereunder that maintains such account which shall mature, unless payable on demand, not later than such time on the Distribution Date which will allow the Certificate Administrator to make withdrawals from the Distribution Account, and any such Permitted Investment shall not be sold or disposed of prior to its maturity unless payable on demand. All such Permitted Investments to be administered by the Certificate Administrator, shall be made in the name of “Wells Fargo Bank, National Association, as Certificate Administrator, for the benefit of Wilmington Trust, National Association, as Trustee for the Holders of the Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35 as their interests may appear”, or in the name of any successor trustee, as Trustee for the Holders of the Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35 as their interests may appear. None of the Trust, the Depositor, the Mortgagors, the Master Servicers or the Special Servicers shall be liable for any loss incurred on such Permitted Investments.

An amount equal to all income and gain realized from any such investment shall be paid to the Certificate Administrator as additional compensation and shall be subject to its withdrawal at any time from time to time. The amount of any losses incurred in respect of any such investments shall be for the account of the Certificate Administrator which shall deposit the amount of such loss (to the extent not offset by income from other investments) in the Distribution Accounts, as the case may be, out of its own funds immediately as realized. If the Certificate Administrator deposits in or transfers to the Distribution Accounts, as the case may be, any amount not required to be deposited therein or transferred thereto, it may at any time withdraw such amount or retransfer such amount from the Distribution Accounts, as the case may be, any provision herein to the contrary notwithstanding.

On the Closing Date, the Depositor shall deposit $250,000 with the Certificate Administrator, to be credited to the Legal Fee Reserve Account. Funds held in the Legal Fee Reserve Account shall remain uninvested. Annually, on or about April 1st beginning 2017, upon receipt by the Certificate Administrator from the Depositor of a legal invoice related to Commission compliance matters, the Certificate Administrator shall pay such legal invoice from and solely to the extent of funds then on deposit in the Legal Fee Reserve Account. Any such instruction shall be sent by email to cts.cmbs.bond.admin@wellsfargo.com, along with a copy of the invoice, and a subject line reference of “WFCM 2015-C35 - Legal Fee Reserve Account”. The Legal Fee Reserve Account will not be a part of the Trust Fund, either Trust REMIC or the Grantor Trust. The Depositor will be the beneficial owner of the Legal Fee Reserve Account for all federal income tax purposes, and shall be taxable on all income earned therefrom.

Upon the depletion of the Legal Fee Reserve Account, or if there are insufficient funds to pay any invoice, the Certificate Administrator shall notify the Depositor, and thereafter the Depositor shall pay any additional legal invoices from its own funds and the Certificate Administrator shall have no responsibility in connection therewith.

The Certificate Administrator shall have no responsibility for verifying the accuracy, reasonableness, or appropriateness of any invoice received. On the final Distribution Date, the Certificate Administrator shall pay to the Depositor any funds then remaining in the Legal Fee Reserve Account in accordance with directions provided by the Depositor.

As of the Closing Date, the Interest Reserve Account, the Upper-Tier REMIC Distribution Account, the Lower-Tier REMIC Distribution Account and the Class A-4FX Regular Interest Distribution Account shall be located at the offices of the Certificate Administrator. The Certificate Administrator shall give notice to the Trustee, the Master Servicers and the Depositor of the proposed location of the Interest Reserve Account, the Upper-Tier REMIC Distribution Account, the Lower-Tier REMIC Distribution Account, and, if established, the Gain-on-Sale Reserve Account prior to any change thereof.

For the avoidance of doubt, the Collection Accounts (other than (i) any portion holding the Class A-4FL Specific Grantor Trust Assets and the Class A-4FX Specific Grantor Trust Assets and (ii) the Companion Distribution Account, if it is a sub-account of a Collection Account), the Lower-Tier REMIC Distribution Account, the Gain-on-Sale Reserve Account, any Servicing Account, the REO Account and the Interest Reserve Account (including interest, if any, earned on the investment of funds in such accounts) will be owned by the Lower-Tier REMIC; the Class A-4FX Regular Interest Distribution Account will be owned by the Grantor Trust for the benefit of the Holders of the Class A-4FL and Class A-4FX Certificates; the Companion Distribution Account (including interest, if any, earned on the investment of funds in such account) will be owned by the Companion Holders; and the Upper-Tier REMIC Distribution Account (including interest, if any, earned on the investment of funds such account) will be owned by the Upper-Tier REMIC, each for federal income tax purposes.

(c)           [RESERVED].

(d)          [RESERVED].

(e)           The Certificate Administrator shall establish (upon notice from the applicable Special Servicer of an event occurring that generates Gain-on-Sale Proceeds) and maintain the Gain-on-Sale Reserve Account for the benefit of the Certificateholders. The Gain-on-Sale Reserve Account shall be maintained as an Eligible Account (or as a subaccount of an Eligible Account), separate and apart from trust funds for mortgage pass-through certificates of other series administered by the Certificate Administrator.

Upon the disposition of any REO Property, in accordance with Section 3.09 or Section 3.16, the applicable Special Servicer will calculate the Gain-on-Sale Proceeds, if any, realized that are allocable to the Mortgage Loan in connection with such sale and remit such funds to the Certificate Administrator for deposit into the Gain-on-Sale Reserve Account. Any gain on such disposition that is allocable to any related Companion Loan in accordance with the terms of the related Intercreditor Agreement shall be remitted to the Companion Paying Agent for deposit into the Companion Distribution Account.

(f)           Any Non-Serviced Gain-on-Sale Proceeds received with respect to any Non-Serviced Mortgage Loan pursuant to the related Non-Serviced PSA shall be remitted to the Certificate Administrator for deposit into the Gain-on-Sale Reserve Account.

(g)          On or before the Closing Date, the Certificate Administrator (on behalf of the Trustee) shall establish and maintain the Class A-4FX Regular Interest Distribution Account as a sub-account of the Distribution Account. The Class A-4FX Regular Interest Distribution Account shall have the following two sub-accounts: (i) a sub-account (the “Class A-4FL Sub-Account”), which shall be held in trust for the benefit of the Holders of the Class A-4FL Certificates and the Swap Counterparty, as their interests may appear, and (ii) a sub-account (the “Class A-4FX Sub-Account”), which shall be held in trust for the benefit of the Holders of the Class A-4FX Certificates. The Class A-4FX Regular Interest Distribution Account shall be established and maintained as an Eligible Account or a subaccount of an Eligible Account. The Certificate Administrator shall make or be deemed to have made deposits in and withdrawals from the Class A-4FX Regular Interest Distribution Account in accordance with Section 3.05, Section 4.01(b) and Section 4.01(e), as applicable.

(h)          [RESERVED].

(i)           If any Loss of Value Payments are received in connection with a Material Defect pursuant to or as contemplated by Section 3.05(g) of this Agreement, the applicable Special Servicer shall establish and maintain one or more non-interest bearing accounts (collectively, the “Loss of Value Reserve Fund”) to be held for the benefit of the Certificateholders, for purposes of holding such Loss of Value Payments. Each account that constitutes the Loss of Value Reserve Fund shall be an Eligible Account or a sub-account of an Eligible Account. The applicable Special Servicer shall, upon receipt, deposit in the Loss of Value Reserve Fund all Loss of Value Payments received by it. The Certificate Administrator shall account for the Loss of Value Reserve Fund as an outside reserve fund within the meaning of Treasury Regulations Section 1.860G-2(h) and not an asset of any Trust REMIC or the Grantor Trust. Furthermore, for all federal tax purposes, the Certificate Administrator shall (i) treat amounts paid out of the Loss of Value Reserve Fund through the Collection Account to the Certificateholders as paid to and distributed by the Trust REMICs and (ii) treat any amounts paid out of the Loss of Value Reserve Fund through the Collection Account to a Mortgage Loan Seller as distributions by the Trust to such Mortgage Loan Seller as beneficial owner of the Loss of Value Reserve Fund. The applicable Mortgage Loan Seller will be the beneficial owner of the Loss of Value Reserve Fund for all federal income tax purposes, and shall be taxable on all income earned thereon.

Section 3.05     Permitted Withdrawals from the Collection Accounts, the Distribution Accounts and the Companion Distribution Account. (a) Each Master Servicer may, from time to time, make withdrawals from its Collection Account (or the applicable subaccount of the Collection Account exclusive of the Companion Distribution Account) for any of the following purposes (the following not being an order of priority and without duplication of the same payment or reimbursement):

(i)           (A) no later than 4:00 p.m., New York City time, on each P&I Advance Date, to remit to the Certificate Administrator for deposit in the Lower-Tier REMIC Distribution Account the amounts required to be remitted by such Master Servicer pursuant to the first paragraph of Section 3.04(b) or that may be applied to make P&I Advances pursuant to Section 4.03(a); and (B) pursuant to the second paragraph of Section 3.04(b), to remit to the Companion Paying Agent for deposit in the Companion Distribution Account the amounts required to be so deposited with respect to the Companion Loans;

(ii)          (A) to pay itself (or, with respect to any Transferable Servicing Interest, to pay Wells Fargo Bank, National Association if Wells Fargo Bank, National Association is no longer the General Master Servicer or NCB if NCB is no longer the NCB Master Servicer, any such interest pursuant to Section 3.11(a)) unpaid Servicing Fees in respect of each Mortgage Loan, Serviced Companion Loan, Specially Serviced Loan, and REO Loan, as applicable, the applicable Master Servicer’s rights to payment of Servicing Fees pursuant to this clause (ii)(A) with respect to any Mortgage Loan, related Serviced Companion Loan, Specially Serviced Loan or REO Loan, as applicable, being limited to amounts received on or in respect of such Mortgage Loan or related Serviced Companion Loan (whether in the form of payments, Liquidation Proceeds or Insurance and Condemnation Proceeds) or such REO Loan (whether in the form of REO Revenues, Liquidation Proceeds or Insurance and Condemnation Proceeds), that are allocable as recovery of interest thereon, (B) to pay the applicable Special Servicer any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of each Specially Serviced Loan or REO Loan or Corrected Loan, as applicable, and any expense incurred by such Special Servicer in connection with performing any inspections pursuant to Section 3.12(a), remaining unpaid first, out of related REO Revenues, Liquidation Proceeds, Insurance and Condemnation Proceeds and collections in respect of the related Specially Serviced Loan (provided that, in the case of such payment relating to a Serviced Whole Loan, such payment shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, in accordance with their respective outstanding principal balances, or (ii) with respect to an AB Whole Loan, first, from the related AB Subordinate Companion Loan, as applicable, and then, from the AB Mortgage Loan) and then out of general collections on the Mortgage Loans and REO Properties serviced by such Master Servicer, (C) to pay the Operating Advisor (or the applicable Master Servicer, if applicable) any unpaid Operating Advisor Fees or Operating Advisor

Consulting Fees in respect of each Mortgage Loan, Specially Serviced Loan or REO Loan (other than any related Companion Loan), as applicable, the Operating Advisor’s right to payment of the Operating Advisor Fee or Operating Advisor Consulting Fee pursuant to this clause (ii)(C) with respect to any Mortgage Loan, Specially Serviced Loan or REO Loan (other than any related Companion Loan), as applicable, being limited to amounts received on or in respect of such Mortgage Loan (whether in the form of payments, P&I Advances (solely with respect to the Operating Advisor Fee), Liquidation Proceeds or Insurance and Condemnation Proceeds), such REO Loan (whether in the form of REO Revenues, Liquidation Proceeds or Insurance and Condemnation Proceeds), that are allocable as recovery of interest thereon, and (D) to pay the Asset Representations Reviewer, any unpaid Asset Representations Reviewer Fee and (subject to Section 12.02(b)) Asset Representations Reviewer Asset Review Fee, if any, payable in connection with any Asset Review performed as a result of an Affirmative Asset Review Vote;

(iii)         to reimburse the Trustee and itself, as applicable (in that order), for unreimbursed P&I Advances, the applicable Master Servicer’s or the Trustee’s right to reimbursement pursuant to this clause (iii) being limited to amounts received which represent Late Collections of interest (net of the related Servicing Fee) on and principal of the particular Mortgage Loans and REO Loans with respect to which P&I Advances were made; provided that with respect to each Serviced Whole Loan, reimbursement of P&I Advances shall be made only from amounts collected with respect to the related Serviced Mortgage Loan and not from any amounts collected with respect to any related Serviced Companion Loan (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan and AB Subordinate Companion Loan) prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in such Collection Account; provided, further, that if such P&I Advance with respect to a Mortgage Loan becomes a Workout-Delayed Reimbursement Amount, then the maker of such P&I Advance shall additionally, but without duplication, thereafter be entitled to reimbursement for such P&I Advance from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties serviced by such Master Servicer on deposit in such Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (iv) below; and provided, further, that if such Advance becomes a Nonrecoverable Advance, then such Advance shall be reimbursable pursuant to clause (v) below;

(iv)         to reimburse the Trustee, the applicable Special Servicer and itself, as applicable (in that order), for unreimbursed Servicing Advances, the applicable Master Servicer’s, the applicable Special Servicer’s or the Trustee’s respective rights to receive payment pursuant to this clause (iv) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any related Companion Loan or any REO Property being limited to, as applicable, related payments, Liquidation Proceeds, Insurance and Condemnation Proceeds and REO Revenues (provided that, in the case of such reimbursement relating to a Serviced Whole Loan, such reimbursements shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective outstanding principal balances, or (ii) with respect to an AB Whole Loan, first, from the related AB Subordinate Companion Loan (if any) and then, from any related AB Mortgage Loan (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan and AB Subordinate Companion Loan)), prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in such Collection Account related to any Mortgage Loan); provided, however, that if such Servicing Advance becomes a Workout-Delayed Reimbursement Amount, then the maker of such Servicing Advance shall additionally, but without duplication, thereafter be entitled to reimbursement for such Servicing Advance from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties serviced by such Master Servicer on deposit in such Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below; provided, further, that if such Advance becomes a Nonrecoverable Advance, then such Advance shall be reimbursable pursuant to clause (v) below;

(v)          to reimburse the Trustee, the applicable Special Servicer and itself, as applicable (in that order) (1) for Nonrecoverable Advances first, out of REO Revenues, Liquidation Proceeds and Insurance and Condemnation Proceeds, if any, received on the related Mortgage Loan and any related Companion Loan (with respect to such Companion Loan, only for Nonrecoverable Servicing Advances made with respect thereto), then, out of the principal portion of general collections on the Mortgage Loans and REO Properties serviced by such Master Servicer, then, to the extent the principal portion of general collections is insufficient and with respect to such excess only, subject to any exercise of the sole option to defer reimbursement thereof pursuant to Section 3.17(c), out of general collections on the Mortgage Loans and REO Properties serviced by such Master Servicer, (2) for Workout-Delayed Reimbursement Amounts, out of the principal portion of the general collections on the Mortgage Loans and REO Properties serviced by such Master Servicer net of such amounts being reimbursed pursuant to (1) above; (provided that, in case of such reimbursement of a Nonrecoverable Servicing Advance relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective outstanding principal balances, or (ii) with respect to an AB Whole Loan, first, from the related AB Subordinate Companion Loan (if any) and then from the AB Mortgage Loan and provided, further, that, in case of such reimbursement with respect to Nonrecoverable Servicing Advances relating to a Serviced Whole Loan, such reimbursement shall be made as described above in this clause (v)(1) and (v)(2), prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in such Collection Account; provided, further, that with respect to a Serviced Mortgage Loan, reimbursement of Nonrecoverable P&I Advances from funds collected from the related Serviced Whole Loan shall be made only from amounts collected with respect to such Serviced Mortgage Loan (and not from any amounts collected with respect to the related Serviced Companion Loan), in accordance with the terms of the related Intercreditor Agreement (provided that, with respect to any Serviced Companion Loan, the foregoing with respect to Nonrecoverable Servicing Advances and Nonrecoverable P&I Advances shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan and AB Subordinate Companion Loan), prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in such Collection Account related to any Mortgage Loan) or (3) to pay itself, with respect to any Mortgage Loan, any related Companion Loan, if applicable, or REO Property any related earned Servicing Fee that remained unpaid in accordance with clause (ii) above following a Final Recovery Determination made with respect to such Mortgage Loan or REO Property and the deposit into such Collection Account of all amounts received in connection therewith;

(vi)         at such time as it reimburses the Trustee and itself, as applicable (in that order) or any Other Trustee or Other Servicer for a related securitization trust in respect of any Serviced Pari Passu Companion Loan for (a) any unreimbursed P&I Advance (including any such P&I Advance that constitutes a Workout-Delayed Reimbursement Amount) pursuant to clause (iii) or clause (v) above, to pay itself and/or the Trustee or such other servicing party, as applicable, any interest accrued and payable thereon in accordance with Sections 4.03(d) and 3.11(d), (b) any unreimbursed Servicing Advances (including any such Servicing Advance that constitutes a Workout-Delayed Reimbursement Amount) pursuant to clause (iv) or clause (v) above, to pay itself, the applicable Special Servicer or the Trustee, or Other Trustee or Other Servicer as the case may be, any interest accrued and payable thereon in accordance with Section 3.03(d) and 3.11(d) or (c) any Nonrecoverable Advances pursuant to clause (v) above, to pay itself, the applicable Special Servicer or the Trustee, or Other Trustee or Other Servicer as the case may be, any interest accrued and payable thereon; provided that in all events, subject to the related Intercreditor Agreement, interest on P&I Advances on any Serviced Mortgage Loan shall not be paid from funds actually distributable to any related Serviced Companion Loan (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan and AB Subordinate Companion Loan);

(vii)        to reimburse itself, the applicable Special Servicer or the Trustee, as the case may be, for any unreimbursed expenses reasonably incurred by such Person in respect of any Material Defect giving rise to a repurchase or substitution obligation of the applicable Mortgage Loan Seller or any other obligation of the Mortgage Loan Seller under Section 4 of the applicable Mortgage Loan Purchase Agreement, including, without limitation, any expenses arising out of the enforcement of the repurchase or substitution obligation or any other obligation of the Mortgage Loan Seller, each such Person’s right to reimbursement pursuant to this clause (vii) with respect to any Mortgage Loan being limited to that portion of the Purchase Price, the Loss of Value Payment or

Substitution Shortfall Amount paid with respect to such Mortgage Loan, that represents such expense in accordance with clause (iv) of the definition of Purchase Price;

(viii)       in accordance with Section 2.03(f), to reimburse itself or the applicable Special Servicer, as the case may be, first, out of Liquidation Proceeds, Insurance and Condemnation Proceeds, if any, with respect to the related Mortgage Loan or REO Loan, and then out of general collections on the Mortgage Loans and REO Properties serviced by such Master Servicer, for any unreimbursed expense reasonably incurred by such Person in connection with the enforcement of the applicable Mortgage Loan Seller’s obligations under Section 4 of the applicable Mortgage Loan Purchase Agreement, but only to the extent that such expenses are not reimbursable pursuant to clause (vii) above or otherwise; provided that, in case of such reimbursement out of Liquidation Proceeds, and Insurance and Condemnation Proceeds described above relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective outstanding principal balances or (ii) with respect to an AB Whole Loan, first, from the related AB Subordinate Companion Loan (if any) and then, from any related AB Mortgage Loan (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan and AB Subordinate Companion Loan), in each case, prior to being payable out of general collections with respect to the Mortgage Loans;

(ix)          to pay for costs and expenses incurred by the Trust pursuant to Section 3.09(c) first, out of REO Revenues, Liquidation Proceeds, Insurance and Condemnation Proceeds with respect to the related Mortgage Loan, Serviced Companion Loan or REO Loan and then out of general collections on the Mortgage Loans and REO Properties serviced by such Master Servicer; provided that, in case of such reimbursement relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective outstanding principal balances or (ii) with respect to an AB Whole Loan, first, from the related AB Subordinate Companion Loan (if any) and then, from any related AB Mortgage Loan (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan and AB Subordinate Companion Loan), in each case, prior to being payable out of general collections with respect to the Mortgage Loan;

(x)           to pay itself, as additional servicing compensation in accordance with Section 3.11(a), (a) (1) interest and investment income earned in respect of amounts relating to the Trust Fund held in such Collection Account and the Companion Distribution Account as provided in Section 3.06(b) (but only to the extent of the Net

Investment Earnings with respect to such Collection Account and the Companion Distribution Account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to such Distribution Date) and (2) Penalty Charges (other than Penalty Charges collected while the related Mortgage Loan and any related Serviced Companion Loan is a Specially Serviced Loan), but only to the extent collected from the related Mortgagor and to the extent that all amounts then due and payable with respect to the related Mortgage Loan and any related Serviced Companion Loan have been paid and such Penalty Charges are not needed to pay interest on Advances or costs and expenses incurred by the Trust (other than Special Servicing Fees, Liquidation Fees and Workout Fees) in accordance with Section 3.11(d); and (b) to pay the applicable Special Servicer, as additional servicing compensation in accordance with Section 3.11(c), Penalty Charges collected on Specially Serviced Loans (but only to the extent collected from the related Mortgagor and to the extent that all amounts then due and payable with respect to the related Specially Serviced Loan have been paid and such Penalty Charges are not needed to pay interest on Advances or costs and expenses incurred by the Trust (other than Special Servicing Fees, Liquidation Fees and Workout Fees) in accordance with Section 3.11(d));

(xi)          to recoup any amounts deposited in such Collection Account in error;

(xii)         to pay itself, the applicable Special Servicer, the Depositor, the Operating Advisor, the Asset Representations Reviewer or any of their respective directors, officers, members, managers, employees and agents, or CREFC®, as the case may be, out of general collections, any amounts payable to any such Person pursuant to Section 3.11(g), Section 6.04(a) or Section 6.04(b); provided that, in case of such reimbursement (other than a reimbursement of any amounts payable to CREFC®) relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective outstanding principal balances or (ii) with respect to an AB Whole Loan, first, from the related AB Subordinate Companion Loan (if any) and then, from any related AB Mortgage Loan (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan and AB Subordinate Companion Loan), in each case, prior to being payable out of general collections with respect to the Mortgage Loans;

(xiii)        to pay for (a) the cost of the Opinions of Counsel contemplated by Sections 3.09(b), 3.14(a), 3.15(b), 3.18(b), 3.18(d), 3.18(i) and 10.01(f) to the extent payable out of the Trust Fund, (b) the cost of any Opinion of Counsel contemplated by Section 13.01(a) or Section 13.01(c) in connection with an amendment to this Agreement requested by the Trustee or the applicable Master Servicer, which amendment is in furtherance of the rights and interests of Certificateholders and (c) the cost of obtaining the REO Extension contemplated by Section 3.14(a); provided that, in case of such reimbursement relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to the related

Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective outstanding principal balances or (ii) with respect to an AB Whole Loan, first, from the related AB Subordinate Companion Loan (if any) and then, from any related AB Mortgage Loan (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan and AB Subordinate Companion Loan), in each case, prior to being payable out of general collections with respect to the Mortgage Loans;

(xiv)       to pay out of general collections on the Mortgage Loans and the REO Properties serviced by such Master Servicer any and all federal, state and local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator or the Trustee is liable therefor pursuant to Section 10.01(g);

(xv)        to reimburse the Certificate Administrator out of general collections on the Mortgage Loans and REO Properties serviced by such Master Servicer for expenses incurred by and reimbursable to it by the Trust pursuant to Section 10.01(c);

(xvi)       to pay the applicable Mortgage Loan Seller or any other Person, with respect to each Mortgage Loan, if any, previously purchased by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase relating to periods after the date of purchase; or, in the case of the substitution for a Mortgage Loan by a Mortgage Loan Seller as contemplated by Section 2.03(b), to pay such Mortgage Loan Seller with respect to the replaced Mortgage Loan all amounts received thereon subsequent to the date of substitution, and with respect to the related Qualified Substitute Mortgage Loan(s), all Periodic Payments due thereon during or prior to the month of substitution, in accordance with Section 2.03(b);

(xvii)      to remit to the Certificate Administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to Section 3.21;

(xviii)     to reimburse the Operating Advisor for any Operating Advisor Expenses incurred by and reimbursable to it by the Trust pursuant to Section 3.26(i);

(xix)        to remit to the Companion Paying Agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to Section 3.04(b) without duplication of amounts remitted to the Companion Paying Agent pursuant to clause (i) above;

(xx)         so long as such Master Servicer has received notice of the applicable Uncovered Amount on or before the related Determination Date, to pay or reimburse the applicable Person for any Uncovered Amount in respect of the other Master Servicer’s

Collection Account, any such Person’s right to payment or reimbursement for any such Uncovered Amount being limited to any general funds in the subject Master Servicer’s Collection Account that are not otherwise to be applied to make any of the payments or reimbursements contemplated to be made out of the subject Master Servicer’s Collection Account pursuant to any of clauses (i)-(xix) above or clause (xxii) below;

(xxi)        to clear and terminate such Collection Account at the termination of this Agreement pursuant to Section 9.01; and

(xxii)       to pay for any expenditures to be borne by the Trust pursuant to the third paragraph of Section 3.03(c).

Each Master Servicer shall also be entitled to make withdrawals from time to time, from its Collection Account of amounts necessary for the payments or reimbursement of amounts required to be paid to the applicable Non-Serviced Master Servicer, the applicable Non-Serviced Special Servicer, the applicable Non-Serviced Trustee, the applicable Non-Serviced Paying Agent or any other applicable party to the applicable Non-Serviced PSA by the holder of a Non-Serviced Mortgage Loan pursuant to the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced PSA.

Each Master Servicer shall keep and maintain separate accounting records, on a loan-by-loan and property by property basis when appropriate, for the purpose of justifying any withdrawal from its Collection Account.

Each Master Servicer shall pay to the applicable Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer from its Collection Account amounts permitted to be paid to it therefrom monthly upon receipt of a certificate of a Servicing Officer of such Special Servicer, or an officer of the Operating Advisor or the Asset Representations Reviewer or a Responsible Officer of the Trustee or the Certificate Administrator describing the item and amount to which such Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer is entitled. The applicable Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. The applicable Special Servicer shall keep and maintain separate accounting for each Specially Serviced Loan and REO Loan, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from the applicable Collection Account.

Notwithstanding anything to the contrary in this Section 3.05 or elsewhere in this Agreement, no amounts payable or reimbursable to the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan, as applicable.

(b)          The Certificate Administrator may, from time to time, make withdrawals from the Lower-Tier REMIC Distribution Account for any of the following purposes (the following not being an order of priority):

(i)           to be deemed to make deposits of the Lower-Tier Distribution Amount pursuant to Section 4.01(c) and the amount of any Prepayment Premiums and Yield Maintenance Charges distributable pursuant to Section 4.01(e) in the Upper-Tier REMIC Distribution Account, and to make distributions on the Class R Certificates in respect of the Class LR Interest pursuant to Section 4.01(c);

(ii)          to pay to the Trustee and the Certificate Administrator or any of their directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person with respect to the Mortgage Loans pursuant to Section 8.05(b);

(iii)         to pay the Certificate Administrator and the Trustee, the Certificate Administrator Fee and the Trustee Fee, as applicable, as contemplated by Section 8.05(a) hereof with respect to the Mortgage Loans;

(iv)         to pay for the cost (without duplication) of the Opinions of Counsel sought by (A) the Trustee or the Certificate Administrator as provided in clause (vi) of the definition of “Disqualified Organization,” (B) the Trustee, the Certificate Administrator, either Master Servicer or either Special Servicer as contemplated by Section 3.18(d), (C) the Trustee or the Certificate Administrator as contemplated by Section 5.08(c) or Section 8.02 to the extent payable out of the Trust Fund, (D) the Trustee, the Certificate Administrator, either Master Servicer or either Special Servicer as contemplated by Section 10.01(f) or Section 10.01(l) to the extent payable out of the Trust Fund, or (E) the Trustee, the Certificate Administrator, either Master Servicer or either Special Servicer as contemplated by Section 13.01(a) or Section 13.01(c) in connection with any amendment to this Agreement requested by the Trustee or the Certificate Administrator, which amendment is in furtherance of the rights and interests of Certificateholders, in each case, to the extent not paid pursuant to Section 13.01(g);

(v)          to pay any and all federal, state and local taxes imposed on the Lower-Tier REMIC or the Upper-Tier REMIC or on the assets or transactions of any such REMIC, together with all incidental costs and expenses, to the extent none of the Trustee, the Certificate Administrator, the REMIC Administrator, the Master Servicers or the Special Servicers is liable therefor pursuant to Section 10.01(g);

(vi)         to pay the REMIC Administrator any amounts reimbursable to it pursuant to Section 10.01(c) with respect to the Lower-Tier REMIC or the Upper-Tier REMIC;

(vii)        to pay to the applicable Master Servicer any amounts deposited by such Master Servicer in the Distribution Accounts not required to be deposited therein;

(viii)       to clear and terminate the Lower-Tier REMIC Distribution Account at the termination of this Agreement pursuant to Section 9.01; and

(ix)          termination of this Agreement pursuant to Section 9.01.

(c)           [RESERVED].

(d)          The Certificate Administrator shall make, or be deemed to make, withdrawals from the Upper-Tier REMIC Distribution Account for any of the following purposes:

(i)           to make distributions to the Holders of the Regular Certificates (and to the Holders of the Class R Certificates in respect of the Class UR Interest) and to the Class A-4FX Regular Interest Distribution Account in respect of the Class A-4FX Regular Interest, on each Distribution Date pursuant to Section 4.01 or Section 9.01, as applicable; and

(ii)          to clear and terminate the Upper-Tier REMIC Distribution Account at the termination of this Agreement pursuant to Section 9.01.

(e)          The Certificate Administrator may make withdrawals from the Class A-4FX Regular Interest Distribution Account (and the Class A-4FX Sub-Account and Class A-4FL Sub-Account) for each of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

(i)           to withdraw amounts deposited in the Class A-4FX Regular Interest Distribution Account in error and pay such amounts to the Persons entitled thereto;

(ii)          to pay any funds required to be paid to the Swap Counterparty under the Class A-4FL Swap Contract as specified in Section 3.34(c), and to pay costs or expenses, if any, related to the Class A-4FL Swap Contract, in each case from the Class A-4FL Sub Account only, pursuant to Section 3.34(e);

(iii)         to make distributions to the Holders of the Class A-4FL and Class A-4FX Certificates, as applicable, pursuant to Section 4.01(b); and

(iv)         to clear and terminate the Class A-4FX Regular Interest Distribution Account (and the Class A-4FX Sub-Account and Class A-4FL Sub-Account) pursuant to Section 9.01.

(f)           Notwithstanding anything herein to the contrary, with respect to any Mortgage Loan, (i) if amounts on deposit in the Collection Accounts and the Lower-Tier REMIC Distribution Account are not sufficient to pay the full amount of the Servicing Fee listed in Section 3.05(a)(ii), the Operating Advisor Fee listed in Section 3.05(a)(ii) and the Certificate Administrator Fee listed in Section 3.05(b)(ii) and (b)(iii), then the Certificate Administrator Fee shall be paid in full prior to the payment of any Servicing Fees payable under Section 3.05(a)(ii) and then, after payment of Servicing Fees, the Operating Advisor Fees payable under Section 3.05(a)(ii) and in the event that amounts on deposit in the Collection Accounts and the Lower-Tier REMIC Distribution Account are not sufficient to pay the full amount of such Certificate Administrator Fee, the Certificate Administrator shall be paid based on the amount of such fees and (ii) if amounts on deposit in the Collection Accounts are not sufficient to reimburse the full amount of Advances and interest thereon listed in Sections 3.05(a)(ii), (a)(iii), (a)(iv), (a)(v), and (a)(vi) then reimbursements shall be paid first to the Certificate Administrator and to the Trustee, pro rata, second to the applicable Special Servicer, third to the applicable Master Servicer and then to the Operating Advisor.

(g)          If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related Serviced REO Property, then the applicable Special Servicer shall, promptly upon written direction from the applicable Master Servicer (provided that, (1) with respect to clause (iv) below, such Special Servicer shall have provided notice to such Master Servicer of the occurrence of such Liquidation Event and (2) with respect to clause (v) below, the Certificate Administrator shall have provided such Master Servicer and such Special Servicer with five Business Days’ prior notice of such final Distribution Date), transfer such Loss of Value Payments (up to the remaining portion thereof) from the Loss of Value Reserve Fund to such Master Servicer for deposit into the applicable Collection Account for the following purposes:

(i)           to reimburse the applicable Master Servicer or the Trustee, in accordance with Section 3.05(a) of this Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related Serviced REO Property (together with any interest on such Advances);

(ii)          to pay, in accordance with Section 3.05(a) of this Agreement, or to reimburse the Trust for the prior payment of, any expense or Liquidation Fee relating to such Mortgage Loan or any related Serviced REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Trust;

(iii)         to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property, as the case may be (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan or any related successor REO Loan;

(iv)         following the occurrence of a Liquidation Event with respect to such Mortgage Loan or any related Serviced REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i)-(iii) as to such Mortgage Loan, to cover the items contemplated by the immediately preceding clauses (i)-(iii) in respect of any other Mortgage Loan or Serviced REO Loan; and

(v)          On the final Distribution Date after all distributions have been made as set forth in clause (i) through (iv) above, to each Mortgage Loan Seller, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Mortgage Loan Seller that was used pursuant to clauses (i)-(iii) to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property, as the case may be, additional trust fund expenses or any Nonrecoverable Advances incurred with respect to the Mortgage Loan related to such contribution.

(h)          Any Loss of Value Payments transferred to a Collection Account pursuant to clauses (i)-(iii) of the prior paragraph shall be treated as Liquidation Proceeds received by the Trust in respect of the related Mortgage Loan or any successor REO Loan with respect thereto for which such Loss of Value Payments were received; and any Loss of Value Payments transferred to a Collection Account pursuant to clause (iv) of the prior paragraph shall be treated as Liquidation Proceeds received by the Trust in respect of the related Mortgage Loan or REO Loan for which such Loss of Value Payments are being transferred to such Collection Account to cover an item contemplated by clauses (i)-(iv) of the prior paragraph.

(i)           The Companion Paying Agent may, from time to time, make withdrawals from the Companion Distribution Account to make distributions pursuant to Section 4.01(k).

Section 3.06     Investment of Funds in the Collection Accounts and the REO Account. (a) Each Master Servicer may direct any depository institution maintaining its Collection Account, the Companion Distribution Account (with respect to the General Master Servicer), or any Servicing Account (for purposes of this Section 3.06, an “Investment Account”), each Special Servicer may direct any depository institution maintaining its REO Account and Loss of Value Reserve Fund (also for purposes of this Section 3.06, an “Investment Account”) to invest or if it is such depository institution, may itself invest, the funds held therein, only in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, (i) no later than the Business Day immediately preceding the next succeeding date on which funds are required to be withdrawn from such account pursuant to this Agreement, if a Person other than the depository institution maintaining such account is the obligor thereon and (ii) no later than the date on which funds are required to be withdrawn from such account pursuant to this Agreement, if the depository institution maintaining such account is the obligor thereon. All such Permitted Investments shall be held to maturity, unless payable on demand. Any funds held in an Investment Account shall be held in the name of the applicable Master Servicer or the applicable Special Servicer, as the case may be, on behalf of the Trustee (in its capacity as such) for the benefit of the Certificateholders. Each Master Servicer (in the case of the Collection Account, the Companion Distribution Account or any Servicing Account maintained by or for such Master Servicer), each Special Servicer (in the case of the REO Account, Loss of Value Reserve Fund or any Servicing Account maintained by or for such Special Servicer) on behalf of the Trustee, shall maintain continuous physical possession of any Permitted Investment of amounts in such Collection Account, such Companion Distribution Account, such Servicing Accounts, such Loss of Value Reserve Fund or such REO Account, as applicable, that is either (i) a “certificated security,” as such term is defined in the UCC (such that the Trustee shall have control pursuant to Section 8-106 of the UCC) or (ii) other property in which a secured party may perfect its security interest by physical possession under the UCC or any other applicable law. In the case of any Permitted Investment held in the form of a “security entitlement” (within the meaning of Section 8-102(a)(17) of the UCC), each Master Servicer or each Special Servicer, as the case may be, shall take or cause to be taken such action as the Trustee deems reasonably necessary to cause the Trustee to have control over such security entitlement. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the applicable Master Servicer (in the case of the Collection Account, the Companion Distribution Account or

any Servicing Account maintained by or for such Master Servicer) or the applicable Special Servicer (in the case of the REO Account, Loss of Value Reserve Fund or any Servicing Account maintained by or for such Special Servicer) shall:

(i)           consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (a) all amounts then payable thereunder and (b) the amount required to be withdrawn on such date; and

(ii)          demand payment of all amounts due thereunder promptly upon determination by the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator or the Trustee, as the case may be, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

(b)          Interest and investment income realized on funds deposited in the Collection Account, the Companion Distribution Account or any Servicing Account maintained by or for the applicable Master Servicer to the extent of the Net Investment Earnings, if any, with respect to such account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to the current Distribution Date, shall be for the sole and exclusive benefit of the applicable Master Servicer to the extent (with respect to Servicing Accounts) not required to be paid to the related Mortgagor and shall be subject to its withdrawal, or withdrawal at its direction, in accordance with Section 3.03 or Section 3.05(a), as the case may be. Interest and investment income realized on funds deposited in the REO Account, Loss of Value Reserve Fund or any Servicing Account maintained by or for the applicable Special Servicer, to the extent of the Net Investment Earnings, if any, with respect to such account for each period from and including any Distribution Date to and including the immediately succeeding P&I Advance Date, shall be for the sole and exclusive benefit of the applicable Special Servicer and shall be subject to its withdrawal in accordance with Section 3.14(c). In the event that any loss shall be incurred in respect of any Permitted Investment (as to which the applicable Master Servicer or applicable Special Servicer, as the case may be, would have been entitled to any Net Investment Earnings hereunder) directed to be made by the applicable Master Servicer or the applicable Special Servicer, as the case may be, and on deposit in any of the Collection Account, the Companion Distribution Account, the Servicing Account, Loss of Value Reserve Fund or the REO Account, the applicable Master Servicer (in the case of the Collection Account, the Companion Distribution Account or any Servicing Account maintained by or for such Master Servicer), the applicable Special Servicer (in the case of the REO Account, Loss of Value Reserve Fund or any Servicing Account maintained by or for such Special Servicer) shall deposit therein, no later than the P&I Advance Date, without right of reimbursement, the amount of Net Investment Loss, if any, with respect to such account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to the current Distribution Date; provided that neither the applicable Master Servicer nor the applicable Special Servicer shall be required to deposit any loss on an investment of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company satisfied the qualifications set forth in the definition of Eligible Account at the time such investment was made (and, with respect to the applicable Master Servicer, such federal or state chartered depository institution or trust company is not an Affiliate of such Master Servicer unless such depository institution or trust company satisfied the qualification set forth in the definition of Eligible Account both (x) at the time the investment was made and (y) thirty (30) days prior to such insolvency).

(c)           Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the applicable Master Servicer may and, upon the request of Holders of Certificates entitled to a majority of the Voting Rights allocated to any Class shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

Section 3.07     Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage. (a) Each Master Servicer (with respect to the applicable Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan) shall use its efforts consistent with the Servicing Standard to cause the Mortgagor to maintain (other than with respect to a Non-Serviced Mortgage Loan), and each Special Servicer (with respect to REO Properties other than any Non-Serviced Mortgaged Properties) shall maintain, to the extent required by the terms of the related Mortgage Loan documents, all insurance coverage as is required under the related Mortgage Loan documents except to the extent that the failure of the related Mortgagor to do so is an Acceptable Insurance Default (and except as provided in the next sentence with respect to the applicable Master Servicer or the applicable Special Servicer, as the case may be). If the Mortgagor does not so maintain such insurance coverage, subject to its recoverability determination with respect to any required Servicing Advance, each Master Servicer (with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan) or each Special Servicer (with respect to REO Properties other than a Non-Serviced Mortgaged Property) shall maintain all insurance coverage as is required under the related Mortgage, but only in the event the Trustee has an insurable interest therein and such insurance is available to such Master Servicer or such Special Servicer, as applicable, and, if available, can be obtained at commercially reasonable rates, as determined ((i) prior to the occurrence and continuance of any Control Termination Event and (ii) other than with respect to any Excluded Loan, any determination that such insurance coverage is not available or not available at commercially reasonable rates to be made with the consent of the Directing Certificateholder (or, with respect to any Serviced AB Whole Loan, prior to the occurrence and continuance of a related AB Control Appraisal Period, with the consent of the holder of the related AB Subordinate Companion Loan)) by each Master Servicer (with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan) or each Special Servicer (with respect to REO Properties other than any Non-Serviced Mortgaged Property) except to the extent that the failure of the related Mortgagor to do so is an Acceptable Insurance Default as determined by such Special Servicer; provided, however, that if any Mortgage permits the holder thereof to dictate to the Mortgagor the insurance coverage to be maintained on such Mortgaged Property, such Master Servicer or, with respect to REO Property, such Special Servicer, as applicable, shall impose or maintain, as applicable, such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the closing of the Mortgage Loan, provided that, with respect to the immediately preceding proviso, a Master Servicer shall be obligated to use efforts consistent with the Servicing Standard to cause the Mortgagor to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the Mortgagor’s failure is an Acceptable Insurance Default (as determined by the applicable Special Servicer with ((i) unless a Control Termination Event has occurred and is continuing and (ii) other than with respect to any Excluded Loan) the consent of the Directing Certificateholder) and only in the event the Trustee has an insurable interest therein and such insurance is available to the applicable Master Servicer or the applicable Special Servicer, as the case may be, and, if available, can be obtained at commercially reasonable rates. Each Master Servicer and each Special Servicer shall be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. Subject to Section 3.15(a) and the costs of such insurance being reimbursed or paid to the applicable Special Servicer as provided in the third-to-last sentence of this paragraph, such Special Servicer shall maintain for each REO Property (other than any Non-Serviced Mortgaged Property) no less insurance coverage than was previously required of the Mortgagor under the related Mortgage Loan documents unless such Special Servicer determines ((i) prior to the occurrence and continuance of a Control Termination Event and (ii) other than with respect to any Excluded Loan, with the consent of the Directing Certificateholder) that such insurance is not available at commercially reasonable rates or that the Trustee does not have an insurable interest, in which case the applicable Master Servicer shall be entitled to conclusively rely on such Special Servicer’s determination. All Insurance Policies maintained by a Master Servicer or a Special Servicer shall (i) contain a “standard” mortgagee clause, with loss payable to the applicable Master Servicer on behalf of the Trustee (in the case of insurance maintained in respect of Mortgage Loans (other than any Non-Serviced Mortgage Loan), including any related Serviced Companion Loan, other than REO Properties) or to the applicable Special Servicer on behalf of the Trustee (in the case of insurance maintained in respect of REO Properties), (ii) be in the name of the Trustee (in the case of insurance maintained in respect of REO Properties), (iii) include coverage in an amount not less than the lesser of (x) the full replacement cost of the improvements securing Mortgaged Property or the REO Property, as applicable, and (y) the outstanding principal balance owing on the related Mortgage Loan (including any related Serviced Companion Loan) or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions, (iv) include a replacement cost endorsement providing no deduction for depreciation (unless such endorsement is not permitted under the related Mortgage Loan documents), (v) be noncancelable without thirty (30) days prior written notice to the insured party (except in the case of nonpayment, in which case such policy shall not be cancelled without ten (10) days prior notice) and (vi) subject to the first proviso in the second sentence of this Section 3.07(a), be issued by a Qualified Insurer authorized under applicable law to issue such Insurance Policies. Any amounts collected by a Master Servicer or a Special Servicer under any such Insurance Policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts to be released to the related Mortgagor, in each case in accordance with the Servicing Standard and the provisions of the related Mortgage Loan documents) shall be deposited in the Collection Account, subject to withdrawal pursuant to Section 3.05(a). Any costs incurred by a Master Servicer in maintaining any such Insurance Policies in respect of Mortgage Loans (including any related Serviced Companion Loan) (other than REO Properties and other than any Non-Serviced Mortgage Loan) (i) if the Mortgagor defaults on its obligation to do so, shall be advanced by such Master Servicer as a Servicing Advance (so long as such Advance would not be a Nonrecoverable Advance and if such Advance would be a Nonrecoverable Advance then such cost shall instead be paid out of the Collection Account) and will be charged to the related Mortgagor and (ii) shall not, for purposes of calculating monthly distributions to Certificateholders, be added to the unpaid principal balance of the related Mortgage Loan and Serviced Companion Loan (if any), notwithstanding that the terms of such Mortgage Loan or Serviced Companion Loan so permit. Any cost incurred by a Special Servicer in maintaining any such Insurance Policies with respect to REO Properties shall be an expense of the Trust payable out of the related REO Account pursuant to Section 3.14(c) or, if the amount on deposit therein is insufficient therefor, advanced by the applicable Master Servicer as a Servicing Advance (so long as such Advance would not be a Nonrecoverable Advance and if such Advance would be a Nonrecoverable Advance then such cost shall instead be paid out of the applicable Collection Account). The foregoing provisions of this Section 3.07 shall apply to any Serviced Whole Loan as if it were a single “Mortgage Loan”. Notwithstanding any provision to the contrary, no Master Servicer will be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless such insurance was required at the time of origination of the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) and is currently available at commercially reasonable rates.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that either (x) require the Mortgagor to maintain “all risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable Mortgagor to maintain insurance in types and against such risks as the holder of such Mortgage Loan (including any related Serviced Companion Loan) reasonably requires from time to time in order to protect its interests, each Master Servicer shall, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain Additional Exclusions; provided that each Master Servicer and each Special Servicer shall be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions, (B) request the Mortgagor to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance and (C) notify the applicable Special Servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge (such knowledge to be based upon such Master Servicer’s compliance with the immediately preceding clauses (A) and (B) above) that any Mortgagor fails to purchase the insurance requested to be purchased by such Master Servicer pursuant to clause (B) above. If such Special Servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, such Special Servicer shall notify the applicable Master Servicer and such Master Servicer shall use efforts consistent with the Servicing Standard to cause such insurance to be maintained. Each Special Servicer (at the expense of the Trust) shall be entitled to rely on insurance consultants in making such determinations. Each Master Servicer shall be entitled to rely on insurance consultants (at the expense of such Master Servicer) in determining whether Additional Exclusions exist. Furthermore, each Special Servicer shall promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website for those Mortgage Loans that (i) have one of the ten (10) highest outstanding Stated Principal Balances of all of the Mortgage Loans then included in the Trust or (ii) comprise more than 5% of the outstanding Stated Principal Balance of the Mortgage Loans then included in the Trust. During the period that a Special Servicer is evaluating the availability of such insurance or waiting for a response from the Directing Certificateholder, neither the applicable Master Servicer nor such Special Servicer will be liable for any loss related to its failure to require the Mortgagor to maintain (or its failure to maintain) such insurance and will not be in default of its obligations as a result of such failure and such Master Servicer will not itself maintain such insurance or cause such insurance to be maintained.

(b)          (i) If either Master Servicer or either Special Servicer shall obtain and maintain a blanket Insurance Policy with a Qualified Insurer insuring against fire and hazard losses on all of the Mortgage Loans (including any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) or REO Properties (other than with respect to a Non-Serviced Mortgaged Property), as the case may be, required to be serviced and administered hereunder, then, to the extent such Insurance Policy provides protection equivalent to the individual policies otherwise required, such Master Servicer or such Special Servicer shall conclusively be deemed to have satisfied its obligation to cause fire and hazard insurance to be maintained on the related Mortgaged Properties or REO Properties. Such Insurance Policy may contain a deductible clause, in which case the applicable Master Servicer or the applicable Special Servicer shall, if there shall not have been maintained on the related Mortgaged Property or REO Property a fire and hazard Insurance Policy complying with the requirements of Section 3.07(a), and there shall have been one or more losses which would have been covered by such Insurance Policy, promptly deposit into the Collection Account from its own funds the amount of such loss or losses that would have been covered under the individual policy but are not covered under the blanket Insurance Policy because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan (including any related Serviced Companion Loan), or in the absence of such deductible limitation, the deductible limitation which is consistent with the Servicing Standard. In connection with its activities as administrator and Master Servicer of the Mortgage Loans or any Serviced Companion Loans, the applicable Master Servicer agrees to prepare and present, on behalf of itself, the Trustee and Certificateholders, claims under any such blanket Insurance Policy in a timely fashion in accordance with the terms of such policy. Each Special Servicer, to the extent consistent with the Servicing Standard, may maintain, earthquake insurance on REO Properties (other than with respect to a Non-Serviced Mortgaged Property), provided coverage is available at commercially reasonable rates, the cost of which shall be a Servicing Advance.

(ii)          If either Master Servicer or either Special Servicer shall cause any Mortgaged Property or REO Property to be covered by a master single interest or force-placed insurance policy with a Qualified Insurer naming such Master Servicer or such Special Servicer on behalf of the Trustee as the loss payee, then to the extent such Insurance Policy provides protection equivalent to the individual policies otherwise required, such Master Servicer or such Special Servicer shall conclusively be deemed to have satisfied its obligation to cause such insurance to be maintained on the related Mortgaged Properties and REO Properties. In the event either Master Servicer or either Special Servicer shall cause any Mortgaged Property or REO Property to be covered by such master single interest or force-placed insurance policy, the incremental costs of such insurance applicable to such Mortgaged Property or REO Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged

Property or REO Property is covered thereby) shall be paid by such Master Servicer as a Servicing Advance. Such master single interest or force-placed policy may contain a deductible clause, in which case such Master Servicer or such Special Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy otherwise complying with the provisions of Section 3.07(a), and there shall have been one or more losses which would have been covered by such policy had it been maintained, deposit into the Collection Account from its own funds the amount not otherwise payable under the master single or force-placed interest policy because of such deductible clause, to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan, including any related Serviced Companion Loan, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard.

(c)           Each of the Master Servicers and the Special Servicers shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement a blanket fidelity bond and an errors and omissions insurance policy with a Qualified Insurer covering losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors or omissions. Notwithstanding the foregoing, so long as the long-term debt or the deposit obligations or claims-paying ability of the applicable Master Servicer (or its immediate or remote parent) or the applicable Special Servicer (or its immediate or remote parent), as applicable, is rated at least “A3” by Moody’s and “A-” by Fitch (if rated by Fitch), the applicable Master Servicer (or its public parent) or the applicable Special Servicer (or its public parent), as applicable, shall be allowed to provide self-insurance with respect to a fidelity bond and an “errors and omissions” insurance policy. Such amount of coverage shall be in such form and amount as are consistent with the Servicing Standard. Coverage of the applicable Master Servicer or the applicable Special Servicer under a policy or bond obtained by an Affiliate of such Master Servicer or such Special Servicer and providing the coverage required by this Section 3.07(c) shall satisfy the requirements of this Section 3.07(c). Each Special Servicer and each Master Servicer will promptly report in writing to the Trustee any material changes that may occur in their respective fidelity bonds, if any, and/or their respective errors and omissions insurance policies, as the case may be, and will furnish to the Trustee copies of all binders and policies or certificates evidencing that such bonds, if any, and insurance policies are in full force and effect.

(d)               At the time the applicable Master Servicer determines in accordance with the Servicing Standard that any Mortgaged Property (other than a Non-Serviced Mortgaged Property) is in a federally designated special flood hazard area (and such flood insurance has been made available), such Master Servicer will use efforts consistent with the Servicing Standard to cause the related Mortgagor (in accordance with applicable law and the terms of the Mortgage Loan and related Serviced Companion Loan documents) to maintain, and, if the related Mortgagor shall default in its obligation to so maintain, shall itself maintain to the extent such insurance is available at commercially reasonable rates (as determined by such Master Servicer in accordance with the Servicing Standard and to the extent the Trustee, as mortgagee, has an insurable interest therein), flood insurance in respect thereof, but only to the extent the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or related Serviced Companion Loan permits the mortgagee to require such coverage and the maintenance of such coverage is consistent with the Servicing Standard. Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan (and any related Serviced Companion Loan, if applicable), and (ii) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard. If the cost of any insurance described above is not borne by the Mortgagor, such Master Servicer shall promptly make a Servicing Advance for such costs.

(e)           During all such times as any REO Property (other than with respect to a Non-Serviced Mortgaged Property) shall be located in a federally designated special flood hazard area, the applicable Special Servicer will cause to be maintained, to the extent available at commercially reasonable rates (as determined by such Special Servicer (with respect to any Mortgage Loan other than an Excluded Loan or prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder) in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended. The cost of any such flood insurance with respect to an REO Property shall be an expense of the Trust payable out of the related REO Account pursuant to Section 3.14(c) or, if the amount on deposit therein is insufficient therefor, paid by the applicable Master Servicer as a Servicing Advance.

(f)           Each of the Operating Advisor and Asset Representations Reviewer shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement an “errors and omissions” insurance policy with a Qualified Insurer covering losses that may be sustained as a result of an officer’s or employee’s errors or omissions.

Section 3.08     Enforcement of Due-on-Sale Clauses; Assumption Agreements. (a) As to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that contains a provision in the nature of a “due-on-sale” clause, which by its terms:

(i)            provides that such Mortgage Loan and any related Companion Loan shall (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property or equity interests in the Mortgagor or principals of the Mortgagor; or

(ii)           provides that such Mortgage Loan and any related Companion Loan may not be assumed without the consent of the mortgagee in connection with any such sale or other transfer;

then, for so long as such Mortgage Loan or related Serviced Companion Loan is being serviced under this Agreement, the applicable Master Servicer (with respect to any Non-Specially Serviced Loan) or the applicable Special Servicer (with respect to any Specially Serviced Loan), on behalf of the Trustee as the mortgagee of record, shall (a) exercise any right it may have with respect to such Mortgage Loan or related Companion Loan (x) to accelerate the payments thereon or (y) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) waive any right to exercise such rights, provided that (i)(A) if such Mortgage Loan is not an Excluded Loan and no Control Termination Event shall have occurred and be continuing, the consent (or deemed consent) of the Directing Certificateholder shall have been obtained if and to the extent required by, and pursuant to the process described under, Section 6.08(a), and (B) if such Mortgage Loan is not an Excluded Loan, a Control Termination Event shall have occurred and be continuing, and no Consultation Termination Event shall have occurred and be continuing, the applicable Special Servicer shall have consulted with the Directing Certificateholder if and to the extent required pursuant to Section 6.08(a), and (ii) with respect to any Mortgage Loan (x) with a Stated Principal Balance greater than or equal to $20,000,000, (y) with a Stated Principal Balance greater than or equal to 5% of the aggregated Stated Principal Balance of the Mortgage Loans then outstanding or (z) together with all other Mortgage Loans with which it is cross-collateralized or cross-defaulted or together with all other Mortgage Loans with the same Mortgagor (or an Affiliate thereof), that is one of the ten largest Mortgage Loans outstanding (by Stated Principal Balance), such Master Servicer or such Special Servicer, as the case may be, prior to consenting to any action, shall obtain, a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), provided, however, that with respect to subclauses (y) and (z) of this subclause (ii), such Mortgage Loan shall also have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply. Notwithstanding anything herein to the contrary, with respect to any Excluded Loan (regardless of whether a Control Termination Event has occurred and is continuing), such Special Servicer shall consult with the Operating Advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in Section 6.08 for consulting with the Operating Advisor.

In connection with any request for a Rating Agency Confirmation from a Rating Agency (or, with respect to any Serviced Companion Loan Securities, the related rating agencies) pursuant to this Section 3.08(a), the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall (if not already provided in accordance with Section 3.25 of this Agreement) deliver a Review Package to the 17g-5 Information Provider (or, with respect to any Serviced Companion Loan Securities, the related 17g-5 information provider) in accordance with Section 3.25 of this Agreement.

If any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or related Serviced Companion Loan provides that such Mortgage Loan or related Serviced Companion Loan may be assumed or transferred without the consent of the mortgagee; provided that certain conditions are satisfied, then for so long as such Mortgage Loan or related Serviced Companion Loan is being serviced under this Agreement, the applicable Master Servicer (with respect to all Non-Specially Serviced Loans) and the applicable Special Servicer (with respect to all Specially Serviced Loans), on behalf of the Trustee as the mortgagee of record, shall determine in accordance with the Servicing Standard whether such conditions have been satisfied.

(b)          As to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that contains a provision in the nature of a “due-on-encumbrance” clause that by its terms:

(i)           provides that such Mortgage Loan and any related Companion Loan shall (or may at the mortgagee’s option) become due and payable upon the creation of any additional lien or other encumbrance on the related Mortgaged Property or equity interests in the Mortgagor or principals of the Mortgagor; or

(ii)          requires the consent of the mortgagee to the creation of any such additional lien or other encumbrance on the related Mortgaged Property or equity interests in the Mortgagor or principals of the Mortgagor;

then, for so long as such Mortgage Loan or related Serviced Companion Loan is being serviced under this Agreement, the applicable Master Servicer (with respect to any Non-Specially Serviced Loan) or the applicable Special Servicer (with respect to any Specially Serviced Loan), on behalf of the Trustee as the mortgagee of record, shall (a) exercise any right it may have with respect to such Mortgage Loan or related Companion Loan (x) to accelerate the payments thereon or (y) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) waive its right to exercise such rights, provided that (i)(A) if such Mortgage Loan is not an Excluded Loan and no Control Termination Event shall have occurred and be continuing, the consent (or deemed consent) of the Directing Certificateholder shall have been obtained if and to the extent required by, and pursuant to the process described under, Section 6.08(a), and (B) if such Mortgage Loan is not an Excluded Loan, a Control Termination Event shall have occurred and be continuing, and no Consultation Termination Event shall have occurred and be continuing, the applicable Special Servicer shall have consulted with the Directing Certificateholder if and to the extent required pursuant to Section 6.08(a), and (ii) such Master Servicer or such Special Servicer, as the case may be, has obtained Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25) if such Mortgage Loan (A) has an outstanding principal balance that is greater than or equal to 2% of the Stated Principal Balance of the outstanding Mortgage Loans or (B) has an LTV Ratio greater than 85% (including any existing and proposed debt) or (C) has a debt service coverage ratio less than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan and related Companion Loan, if any, and the principal amount of the proposed additional lien) or (D) is one of the ten largest Mortgage Loans (by Stated Principal Balance) or (E) has a Stated Principal Balance greater than $20,000,000; provided, however, that with respect to subclauses (A), (B), (C) and (D) of this subclause (ii), such Mortgage Loan shall also have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply. Notwithstanding anything herein to the contrary, with respect to any Excluded Loan (regardless of whether a Control Termination Event has occurred and is continuing), the applicable Master Servicer or applicable Special Servicer, as the case may be, shall consult with the Operating Advisor, on a non-binding basis, in connection with the related transactions involving proposed Major

Decisions and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in Section 6.08 for consulting with the Operating Advisor.

In connection with any request for a Rating Agency Confirmation from a Rating Agency (or, with respect to any Serviced Companion Loan Securities, the related rating agencies) pursuant to this Section 3.08(b), the applicable Special Servicer shall (if not already provided in accordance with Section 3.25 of this Agreement) deliver a Review Package to the 17g-5 Information Provider (or, with respect to any Serviced Companion Loan Securities, the related 17g-5 information provider) in accordance with Section 3.25 of this Agreement.

To the extent permitted by the related Mortgage Loan documents, the Rating Agency Confirmation described in the immediately preceding paragraph or in Section 3.08(a) shall be an expense of the related Mortgagor; provided that if the Mortgage Loan documents are silent as to who bears the costs of obtaining any such Rating Agency Confirmation, the applicable Special Servicer shall use reasonable efforts to make the related Mortgagor bear such costs and expenses. Unless determined to be a Nonrecoverable Advance such costs not collected from the related Mortgagor shall be advanced as a Servicing Advance.

If any Mortgage Loan or related Companion Loan provides that such Mortgage Loan or related Companion Loan may be further encumbered without the consent of the mortgagee provided that certain conditions are satisfied, then for so long as such Mortgage Loan or related Companion Loan is being serviced under this Agreement, the applicable Master Servicer (with respect to all Non-Specially Serviced Loans) and the applicable Special Servicer (with respect to all Specially Serviced Loans), on behalf of the Trustee as the mortgagee of record, shall determine whether such conditions have been satisfied.

(c)          Nothing in this Section 3.08 shall constitute a waiver of the Trustee’s right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any additional lien or other encumbrance with respect to such Mortgaged Property.

(d)          Except as otherwise permitted by Section 3.08(a) and (b) and/or Section 3.18, neither the Master Servicers nor the Special Servicers shall agree to modify, waive or amend any term of any Mortgage Loan and related Serviced Companion Loan, as applicable, in connection with the taking of, or the failure to take, any action pursuant to this Section 3.08. The applicable Master Servicer and the applicable Special Servicer, as the case may be, shall provide copies of any final waivers (except with respect to provision of any such waivers to the 17g-5 Information Provider, exclusive of any Privileged Information) it effects pursuant to Section 3.08(a) or (b) to each other and to the 17g-5 Information Provider with respect to each Mortgage Loan, and shall notify the Trustee, the Certificate Administrator, each other and, subject to the terms of this Agreement, the 17g-5 Information Provider (for posting to the 17g-5 Information Provider’s Website in accordance with Section 3.25) and, with respect to a Whole Loan, the related Serviced Companion Noteholder, of any assumption or substitution agreement executed pursuant to Section 3.08(a) or (b) and shall forward thereto a copy of such agreement.

(e)          [RESERVED].

(f)           No Master Servicer or Special Servicer may waive its rights or grant its consent under any “due-on-sale” or “due-on-encumbrance” clause without (x) (i) prior to the occurrence and continuance of a Control Termination Event and (ii) other than with respect to any Excluded Loan, the consent (or deemed consent) of the Directing Certificateholder having been obtained if and to the extent required by, and pursuant to the process described under Section 6.08(a) or (y) (i) after the occurrence and during the continuance of a Control Termination Event and (ii) other than with respect to any Excluded Loan, but prior to a Consultation Termination Event, the applicable Special Servicer having consulted with the Directing Certificateholder if and to the extent required pursuant to Section 6.08(a) hereof.

Notwithstanding the foregoing, and regardless of whether a particular NCB Co-op Mortgage Loan contains specific provisions regarding the incurrence of subordinate debt, or prohibits the incurrence of subordinate debt, or requires the consent of the mortgagee in order to incur subordinate debt, the NCB Master Servicer may, nevertheless, in accordance with the Servicing Standard, without the need to obtain any consent or approval hereunder (and without the need to obtain a Rating Agency Confirmation), permit the related Mortgagor to incur subordinate debt if the NCB Subordinate Debt Conditions have been met; provided that, subject to the related Mortgage Loan documents and applicable law, the NCB Master Servicer shall not waive any right it has, or grant any consent it is otherwise entitled to withhold, in accordance with any related “due-on-encumbrance” clause under any Mortgage Loan, pursuant to this paragraph, unless in any such case, all associated costs and expenses are covered without any expense to the Trust.

(g)          Notwithstanding the foregoing provisions of this Section 3.08, if either Master Servicer or either Special Servicer, as applicable, makes a determination under Sections 3.08(a) or 3.08(b) hereof that the applicable conditions in the related Mortgage Loan or Companion Loan documents, as applicable, with respect to assumptions or encumbrances permitted without the consent of the mortgagee have been satisfied, the applicable assumptions and transfers may be subject to an assumption or other fee, unless such fees are otherwise prohibited pursuant to the Mortgage Loan documents; provided that any such fee not provided for in the Mortgage Loan documents does not constitute a “significant” change in yield pursuant to Treasury Regulations Section 1.1001-3(e)(2).

Section 3.09     Realization Upon Defaulted Loans and Companion Loans. (a) Upon an event of default under the Mortgage Loan documents related to a Serviced Whole Loan or a Mortgage Loan with mezzanine debt, the applicable Master Servicer shall promptly provide written notice to the related Companion Holder or mezzanine lender, as applicable, with a copy of such notice to the applicable Special Servicer. The applicable Special Servicer shall, subject to subsections (b) through (d) of this Section 3.09, Section 3.24, subject to the Directing Certificateholders’ rights pursuant to Section 6.08, and any Companion Holder or mezzanine lender’s rights under the related Intercreditor Agreement (in the case of a Serviced Whole Loan, on behalf of the holders of the beneficial interest of the related Companion Loan) or this Agreement, exercise reasonable efforts, consistent with the Servicing Standard, to foreclose upon or otherwise comparably convert (which may include an REO Acquisition) the ownership of property securing any such Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Companion Loan, if any, as come into and continue in default as to which no satisfactory arrangements (including by way of a discounted pay-off) can be made for collection of delinquent payments, and which are not released from the Trust Fund pursuant to any other provision hereof. The foregoing is subject to the provision that, in any case in which a Mortgaged Property shall have suffered damage from an Uninsured Cause, the applicable Master Servicer or the applicable Special Servicer shall not be required to make a Servicing Advance and expend funds toward the restoration of such property unless such Special Servicer has determined in its reasonable discretion that such restoration will increase the net proceeds of liquidation of such Mortgaged Property to Certificateholders after reimbursement to such Master Servicer for such Servicing Advance, and such Master Servicer or such Special Servicer has not determined that such Servicing Advance together with accrued and unpaid interest thereon would constitute a Nonrecoverable Advance. The costs and expenses incurred by the applicable Special Servicer in any such proceedings shall be advanced by the applicable Master Servicer; provided that, in each case, such cost or expense would not, if incurred, constitute a Nonrecoverable Servicing Advance. Nothing contained in this Section 3.09 shall be construed so as to require a Master Servicer or a Special Servicer, on behalf of the Trust, to make a bid on any Mortgaged Property at a foreclosure sale or similar proceeding that is in excess of the fair market value of such property, as determined by the applicable Master Servicer or the applicable Special Servicer in its reasonable judgment taking into account the factors described in Section 3.16(b) and the results of any Appraisal obtained pursuant to the following sentence, all such bids to be made in a manner consistent with the Servicing Standard. If and when the applicable Special Servicer or the applicable Master Servicer deems it necessary and prudent for purposes of establishing the fair market value of any Mortgaged Property securing a Defaulted Loan or any related defaulted Companion Loan, whether for purposes of bidding at foreclosure or otherwise, the applicable Special Servicer or the applicable Master Servicer, as the case may be, is authorized to have an Appraisal performed with respect to such property by an Independent MAI-designated appraiser the cost of which shall be paid by such Master Servicer as a Servicing Advance.

(b)           No Special Servicer shall acquire any personal property pursuant to this Section 3.09 unless either:

(i)            such personal property is incidental to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by such Special Servicer; or

(ii)           such Special Servicer shall have obtained an Opinion of Counsel (the cost of which shall be paid by the applicable Master Servicer as a Servicing Advance) to the effect that the holding of such personal property by the Trust (to the extent not allocable to the related Companion Loan) will not cause an Adverse REMIC Event.

(c)           Notwithstanding the foregoing provisions of this Section 3.09 and Section 3.24, neither the applicable Master Servicer nor the applicable Special Servicer shall, on behalf of the Trustee, obtain title to a Mortgaged Property in lieu of foreclosure or otherwise, or take any other action with respect to any Mortgaged Property, if, as a result of any such action, the Trustee, on behalf of the Certificateholders and/or any related Companion Holder, would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of CERCLA or any comparable law, unless (as evidenced by an Officer’s Certificate to such effect delivered to the

Trustee) the applicable Special Servicer has previously determined in accordance with the Servicing Standard, based on an Environmental Assessment of such Mortgaged Property performed by an Independent Person who regularly conducts Environmental Assessments and performed within six (6) months prior to any such acquisition of title or other action, that:

(i)           such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(ii)          there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

The cost of any such Environmental Assessment shall be paid by the applicable Master Servicer as a Servicing Advance and the cost of any remedial, corrective or other further action contemplated by clause (i) and/or clause (ii) of the preceding sentence shall be paid by the applicable Master Servicer as a Servicing Advance, unless it is a Nonrecoverable Servicing Advance (in which case it shall be an expense of the Trust and, in the case of a Serviced Whole Loan, shall be withdrawn in accordance with the related Intercreditor Agreement by the applicable Master Servicer from its Collection Account, including from the Companion Distribution Account (such withdrawal to be made from amounts on deposit therein that are otherwise payable on or allocable to such Serviced Whole Loan)); and if any such Environmental Assessment so warrants, the applicable Special Servicer shall, except with respect to any Companion Loan and any Environmental Assessment ordered after such Mortgage Loan has been paid in full, perform such additional environmental testing at the expense of the Trust as it deems necessary and prudent to determine whether the conditions described in clauses (i) and (ii) of the preceding sentence have been satisfied. With respect to Non-Specially Serviced Loans, the applicable Master Servicer and, with respect to Specially Serviced Loans, the applicable Special Servicer (other than any Non-Serviced Mortgage Loan) shall review and be familiar with the terms and conditions relating to enforcing claims and shall monitor the dates by which any claim or action must be taken (including delivering any notices to the insurer and using reasonable efforts to perform any actions required under such policy) under each environmental insurance policy in effect and obtained on behalf of the mortgagee to receive the maximum proceeds available under such policy for the benefit of the Certificateholders and the Trustee (as holder of the Lower-Tier Regular Interests and the Class A-4FX Regular Interest).

(d)          If (i) the environmental testing contemplated by subsection (c) above establishes that either of the conditions set forth in clauses (i) and (ii) of subsection (c) above of the first sentence thereof has not been satisfied with respect to any Mortgaged Property securing a Defaulted Loan and, in the case of a Serviced Mortgage Loan, any related Companion Loan, and (ii) there has been no breach of any of the representations and warranties set forth in or required to be made pursuant to Section 4 of each of the Mortgage Loan Purchase Agreements for which the applicable Mortgage Loan Seller could be required to repurchase such Defaulted Loan pursuant to Section 5 of the applicable Mortgage Loan Purchase Agreement, then the applicable Special Servicer shall take such action as it deems to be in the best economic interest of the Trust (other than proceeding to acquire title to the Mortgaged Property) and is hereby authorized ((A) prior to the occurrence and continuance of a Control Termination Event (or with respect to any AB Mortgage Loan, after the occurrence and during the continuation of an AB Control Appraisal Period, but prior to the occurrence and continuance of a Control Termination Event) and (B) other than with respect to any Excluded Loan), with the consent of the Directing Certificateholder at such time as it deems appropriate to release such Mortgaged Property from the lien of the related Mortgage, provided that, if such Mortgage Loan has a then-outstanding principal balance of greater than $1,000,000, then prior to the release of the related Mortgaged Property from the lien of the related Mortgage, (i) the applicable Special Servicer shall have notified the Rating Agencies, the Trustee, the Certificate Administrator, the Master Servicers and ((A) prior to the occurrence of a Consultation Termination Event and (B) other than with respect to any Excluded Loan) the Directing Certificateholder, in writing of its intention to so release such Mortgaged Property and the bases for such intention, (ii) the Certificate Administrator shall have posted such notice of the applicable Special Servicer’s intention to so release such Mortgaged Property to the Certificate Administrator’s Website pursuant to Section 3.13(b) and (iii) in addition to the prior written consent of the Directing Certificateholder as required above, the Holders of Certificates entitled to a majority of the Voting Rights shall have consented or have been deemed to have consented to such release within thirty (30) days of the Certificate Administrator’s posting such notice to the Certificate Administrator’s Website (failure to respond by the end of such 30-day period being deemed consent of the Holders of the Certificates). To the extent any fee charged by any Rating Agency in connection with rendering such written confirmation is not paid by the related Mortgagor, such fee is to be an expense of the Trust; provided that the applicable Special Servicer shall use commercially reasonable efforts to collect such fee from the Mortgagor to the extent permitted under the related Mortgage Loan documents.

(e)           Each Special Servicer shall provide written reports and a copy of any Environmental Assessments in electronic format to the Directing Certificateholder (other than with respect to any Excluded Loan), the Master Servicers and the 17g-5 Information Provider monthly regarding any actions taken by such Special Servicer with respect to any Mortgaged Property securing a Defaulted Loan, or defaulted Companion Loan as to which the environmental testing contemplated in subsection (c) above has revealed that either of the conditions set forth in clauses (i) and (ii) of the first sentence thereof has not been satisfied, in each case until the earlier to occur of satisfaction of both such conditions, repurchase of the related Mortgage Loan by the applicable Mortgage Loan Seller or release of the lien of the related Mortgage on such Mortgaged Property.

(f)           Each Special Servicer shall notify the applicable Master Servicer of any abandoned and/or foreclosed properties which require reporting to the Internal Revenue Service and shall provide such Master Servicer with all information regarding forgiveness of indebtedness and required to be reported with respect to any Mortgage Loan or related Companion Loan that is abandoned or foreclosed and such Master Servicer shall report to the Internal Revenue Service and the related Mortgagor, in the manner required by applicable law, such information and such Master Servicer shall report, via Form 1099A or Form 1099C (or any successor form), all forgiveness of indebtedness and abandonment and foreclosure to the extent such information has been provided to such Master Servicer by such Special Servicer. Upon request, the applicable Master Servicer shall deliver a copy of any such report to the Trustee and the Certificate Administrator.

(g)          Each Special Servicer shall have the right to determine, in accordance with the Servicing Standard, the advisability of the maintenance of an action to obtain a deficiency judgment if the state in which the Mortgaged Property is located and the terms of the Mortgage Loan (and if applicable, the related Companion Loan) permit such an action.

(h)          Each Special Servicer shall maintain accurate records, prepared by one of its Servicing Officers, of each Final Recovery Determination in respect of a Defaulted Loan (other than with respect to a Non-Serviced Mortgage Loan) or defaulted Companion Loan or any REO Property (other than any Non-Serviced Mortgaged Property) and the basis thereof. Each Final Recovery Determination shall be evidenced by an Officer’s Certificate promptly delivered to the Trustee, the Certificate Administrator, the Directing Certificateholder (other than with respect to any Excluded Loan) and the applicable Master Servicer and in no event later than the next succeeding P&I Advance Determination Date.

Section 3.10     Trustee and Certificate Administrator to Cooperate; Release of Mortgage Files. (a) Upon the payment in full of any Mortgage Loan (other than a Non-Serviced Mortgage Loan), or the receipt by the applicable Master Servicer or the applicable Special Servicer, as the case may be, of a notification that payment in full shall be escrowed in a manner customary for such purposes, the applicable Master Servicer or the applicable Special Servicer, as the case may be, will promptly notify the Trustee and the Custodian and request delivery of the related Mortgage File. Any such notice and request shall be in the form of a Request for Release signed by a Servicing Officer and shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the applicable Collection Account pursuant to Section 3.04(a) or remitted to the applicable Master Servicer to enable such deposit, have been or will be so deposited. Within seven (7) Business Days (or within such shorter period as release can reasonably be accomplished if the applicable Master Servicer or the applicable Special Servicer notifies the Custodian of an exigency) of receipt of such notice and request, the Custodian shall release the related Mortgage File to the applicable Master Servicer or the applicable Special Servicer, as the case may be; provided that in the case of the payment in full of a Serviced Companion Loan or its related Mortgage Loan, the related Mortgage File shall not be released by the Custodian unless the related Serviced Whole Loan is paid in full. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to a Collection Account.

(b)           From time to time as is appropriate for servicing or foreclosure of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) (and any related Companion Loan), the applicable Master Servicer or the applicable Special Servicer shall deliver to the Custodian a Request for Release signed by a Servicing Officer. Upon receipt of the foregoing, the Custodian shall deliver the Mortgage File or any document therein to the applicable Master Servicer or the applicable Special Servicer (or a designee), as the case may be. Upon return of such Mortgage File or such document to the Custodian, or the delivery to the Trustee and the Custodian of a certificate of a Servicing Officer of the applicable Master Servicer or the applicable Special Servicer, as the case may be, stating that such Mortgage Loan (and, in the case of a Serviced Whole Loan, the related Companion Loan), was liquidated and that all amounts received or to be received in connection with such liquidation which are required to be deposited into the applicable Collection Account (including amounts related to the related Companion Loan, if applicable) pursuant to Section 3.04(a) have been or will be so deposited, or that such Mortgage Loan has become an REO Property, a copy of the Request for Release shall be released by the Custodian to the applicable Master Servicer or the applicable Special Servicer (or a designee), as the case may be, with the original being released upon termination of the Trust.

(c)           Within seven (7) Business Days (or within such shorter period as delivery can reasonably be accomplished if the applicable Special Servicer notifies the Trustee of an exigency) of receipt thereof, the Trustee shall execute and deliver to the applicable Special Servicer any court pleadings, requests for trustee’s sale or other documents necessary to the foreclosure or trustee’s sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note (including any note evidencing a related Companion Loan) or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity. The applicable Special Servicer shall be responsible for the preparation of all such documents and pleadings. When submitted to the Trustee for signature, such documents or pleadings shall be accompanied by a certificate of a Servicing Officer requesting that such pleadings or documents be executed by the Trustee and certifying as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee’s sale. The Trustee shall not be required to review such documents for their sufficiency or enforceability.

(d)          If, from time to time, pursuant to the terms of the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced PSA, and as appropriate for enforcing the terms of a Non-Serviced Mortgage Loan, the applicable Non-Serviced Master Servicer requests delivery to it of the original Mortgage Note for a Non-Serviced Mortgage Loan, then the Custodian shall release or cause the release of such original Mortgage Note to such Non-Serviced Master Servicer or its designee.

Section 3.11     Servicing Compensation. (a) As compensation for its activities hereunder, the applicable Master Servicer shall be entitled to receive the Servicing Fee with respect to each Mortgage Loan, Serviced Companion Loan and REO Loan (other than the portion of any REO Loan related to any Non-Serviced Companion Loan) (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan”

under any related Non-Serviced PSA). As to each Mortgage Loan, Companion Loan and REO Loan, the Servicing Fee shall accrue from time to time at the Servicing Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Mortgage Loan, Companion Loan or REO Loan, as the case may be, and in the same manner as interest is calculated on such Mortgage Loan, Companion Loan or REO Loan, as the case may be, and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on such Mortgage Loan or Companion Loan or deemed to be due on such REO Loan is computed. The Servicing Fee with respect to any Mortgage Loan, Companion Loan or REO Loan shall cease to accrue if a Liquidation Event occurs with respect to the related Mortgage Loan, except that if such Mortgage Loan is part of a Serviced Whole Loan and such Serviced Whole Loan continues to be serviced and administered under this Agreement notwithstanding such Liquidation Event, then the applicable Servicing Fee shall continue to accrue and be payable as if such Liquidation Event did not occur. The Servicing Fee shall be payable monthly, on a loan-by-loan basis, from payments of interest on each Mortgage Loan, Companion Loan and REO Revenues allocable as interest on each REO Loan, and as otherwise provided by Section 3.05(a). Each Master Servicer shall be entitled to recover unpaid Servicing Fees in respect of any applicable Mortgage Loan, Companion Loan or REO Loan out of that portion of related payments, Insurance and Condemnation Proceeds, Liquidation Proceeds and REO Revenues (in the case of an REO Loan) allocable as recoveries of interest, to the extent permitted by Section 3.05(a).

Except as set forth in the following sentence, the fourth paragraph of this Section 3.11(a), Section 6.03, Section 6.05 and Section 7.01(c), the right to receive the Servicing Fee may not be transferred in whole or in part (except in connection with a transfer of all of the applicable Master Servicer’s duties and obligations hereunder to a successor servicer in accordance with the terms hereof). With respect to each Serviced Pari Passu Companion Loan, the Servicing Fee shall be payable to the applicable Master Servicer from amounts payable in respect of such Serviced Pari Passu Companion Loan, subject to the terms of the related Intercreditor Agreement.

Each Master Servicer shall be entitled to retain, and shall not be required to deposit in its Collection Account pursuant to Section 3.04(a), additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan) in the form of the following amounts to the extent collected from the related Mortgagor under a Mortgage Loan for which it acts as Master Servicer: (i) 100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Non-Specially Serviced Loans (including any related Serviced Companion Loan, to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions; provided that if any such matter involves a Major Decision, then such Master Servicer will be entitled to 50% of such Excess Modification Fees, (ii) 100% of all assumption application fees and other similar items received on any Non-Specially Serviced Loans for which such Master Servicer is processing the underlying assumption-related transaction (including any related Serviced Companion Loan, to the extent not prohibited by the related Intercreditor Agreement) and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee shall not include any Modification Fees in connection with a defeasance that the applicable Special Servicer is entitled to under this Agreement); and (iii) 100% of assumption, waiver, consent and earnout fees, and other similar fees (other than assumption application and defeasance fees) pursuant to Section 3.08 and

Section 3.18 or other actions performed in connection with this Agreement on the Non-Specially Serviced Loans (including any related Serviced Companion Loan, to the extent not prohibited by the related Intercreditor Agreement) relating to Master Servicer Decisions; provided that if any such matter involves a Major Decision, then such Master Servicer will be entitled to 50% of such assumption, waiver, consent and earnout fees and other similar fees, and only to the extent that all amounts then due and payable with respect to the related Mortgage Loan or related Serviced Pari Passu Companion Loan have been paid. In addition, the applicable Master Servicer shall be entitled to charge and retain as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan or Specially Serviced Loan) any charges for beneficiary statements or demands and other customary charges, amounts collected for checks returned for insufficient funds and reasonable review fees in connection with any Mortgagor request to the extent such review fees are not prohibited under the related Mortgage Loan documents, in each case only to the extent actually paid by or on behalf of the related Mortgagor and shall not be required to deposit such amounts in its Collection Account or the Companion Distribution Account pursuant to Section 3.04(a) or Section 3.04(b), respectively. Subject to Section 3.11(d), the applicable Master Servicer shall also be entitled to additional servicing compensation in the form of: (i) Penalty Charges to the extent provided in Section 3.11(d), (ii) interest or other income earned on deposits relating to the Trust Fund in its Collection Account or the Companion Distribution Account in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to such account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to the current Distribution Date), (iii) interest or other income earned on deposits in its Servicing Accounts which are not required by applicable law or the related Mortgage Loan to be paid to the Mortgagor, and (iv) the difference, if positive, between Prepayment Interest Excesses and Prepayment Interest Shortfalls collected on the Mortgage Loans and any Serviced Pari Passu Companion Loan for which it acts as Master Servicer, during the related Collection Period to the extent not required to be paid as Compensating Interest Payments. The applicable Master Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts due and owing to any of its Sub-Servicers and the premiums for any blanket Insurance Policy insuring against hazard losses pursuant to Section 3.07), if and to the extent such expenses are not payable directly out of its Collection Account and the applicable Master Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

Notwithstanding anything herein to the contrary, each of Wells Fargo Bank, National Association and National Cooperative Bank, N.A. may, at its option, assign or pledge to any third party or retain for itself the Transferable Servicing Interest with respect to any Mortgage Loan and any Serviced Pari Passu Companion Loan (and any successor REO Loan) for which it acts as Master Servicer; provided, however, that in the event of any resignation or termination of such Master Servicer, all or any portion of the Transferable Servicing Interest may be reduced by the Trustee to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to obtain a qualified successor master servicer that meets the requirements of Section 6.05 and who requires market-rate servicing compensation that accrues at a per annum rate in excess of the Retained Fee Rate, and any such assignment of the Transferable Servicing Interest shall, by its terms be expressly subject to the terms of this Agreement and such reduction. The applicable Master Servicer shall pay the Transferable Servicing Interest to the holder of the Transferable Servicing Interest at such time and to the extent such Master Servicer is entitled to receive payment of its Servicing Fees hereunder, notwithstanding any resignation or termination of Wells Fargo Bank, National Association as General Master Servicer, or National Cooperative Bank, N.A. as NCB Master Servicer, as applicable, hereunder (subject to reduction pursuant to the preceding sentence).

(b)          As compensation for its activities hereunder, each Special Servicer shall be entitled to receive the Special Servicing Fee with respect to each Specially Serviced Loan and REO Loan (other than a Non-Serviced Mortgage Loan and any REO Loan relating to a Non-Serviced Mortgaged Property). As to each Specially Serviced Loan and REO Loan, the Special Servicing Fee shall accrue from time to time at the Special Servicing Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Specially Serviced Loan or REO Loan, as the case may be, and in the same manner as interest is calculated on the Specially Serviced Loans or REO Loans, as the case may be, and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on such Specially Serviced Loan or deemed to be due on such REO Loan is computed. The Special Servicing Fee with respect to any Specially Serviced Loan or REO Loan shall cease to accrue if a Liquidation Event occurs with respect to the related Mortgage Loan. The Special Servicing Fee shall be payable monthly, on a loan-by-loan basis, in accordance with the provisions of Section 3.05(a). The right to receive the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the applicable Special Servicer’s responsibilities and obligations under this Agreement. No Special Servicer shall be entitled to any Special Servicing Fees with respect to a Non-Serviced Mortgage Loan.

(c)           Additional servicing compensation in the form of (i) 100% of all Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans and 100% of assumption fees and other similar fees received with respect to Specially Serviced Loans, (ii) 100% of all assumption application fees and other similar items on any Specially Serviced Loans, (iii) 100% of waiver, consent and earnout fees, pursuant to Section 3.08 and Section 3.18 or other actions performed in connection with this Agreement on the Specially Serviced Loans or certain other similar fees paid by the related Mortgagor on Specially Serviced Loans, and (iv) 50% of all Excess Modification Fees and assumption, waiver, consent and earnout fees received with respect to any Non-Specially Serviced Loan to the extent that the matter involves a Major Decision, shall be promptly paid to such Special Servicer by the applicable Master Servicer (or directly from the related Mortgagor) to the extent such fees are paid by the Mortgagor and shall not be required to be deposited in the Collection Account pursuant to Section 3.04(a). Subject to Section 3.11(d), each Special Servicer shall also be entitled to additional servicing compensation in the form of: (i) Penalty Charges to the extent provided in Section 3.11(d) and (ii) interest or other income earned on deposits relating to the Trust Fund in the REO Account in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to such account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to such Distribution Date). In addition, each Special Servicer shall be entitled to retain as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan) reasonable review fees in connection with any Mortgagor request to the extent such review fees are not prohibited under the related Mortgage Loan documents, and only to the extent actually paid by the related Mortgagor. Each Special Servicer shall also be entitled to additional servicing compensation in the form of a Workout Fee with respect to each Corrected Loan at the Workout Fee Rate on such Corrected Loan for so long as it remains a Corrected Loan; provided, however, that after receipt by the applicable Special Servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount shall be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the applicable Special Servicer shall be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the applicable Special Servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) equal to $25,000. The Workout Fee shall be reduced (but not below zero) with respect to each collection on such Corrected Loan from which fee would otherwise be payable until an amount equal to the Excess Modification Fee Amount has been deducted in full. The Workout Fee with respect to any Corrected Loan will cease to be payable if such loan again becomes a Specially Serviced Loan; provided that a new Workout Fee will become payable if and when such Specially Serviced Loan again becomes a Corrected Loan. No Special Servicer shall be entitled to any Workout Fee with respect to a Non-Serviced Mortgage Loan. If a Special Servicer is terminated (other than for cause) or resigns, it shall retain the right to receive any and all Workout Fees payable in respect of Mortgage Loans or any related Companion Loan that became Corrected Loans prior to the time of that termination or resignation except the Workout Fees will no longer be payable if the Corrected Loan subsequently becomes a Specially Serviced Loan. If a Special Servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated Special Servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by such Special Servicer and evidenced by a signed writing, but which had not as of the time such Special Servicer resigned or was terminated become a Corrected Loan solely because the Mortgagor had not had sufficient time to make three consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the Mortgagor making such three consecutive timely Periodic Payments. The successor special servicer will not be entitled to any portion of such Workout Fees. No Special Servicer will be entitled to receive any Workout Fees after termination for cause. A Liquidation Fee will be payable with respect to each Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) or REO Property (other than a Non-Serviced Mortgaged Property) as to which the applicable Special Servicer receives any Liquidation Proceeds or Insurance and Condemnation Proceeds subject to the exceptions set forth in the definition of Liquidation Fee (such Liquidation Fee to be paid out of such Liquidation Proceeds, Insurance and Condemnation Proceeds). If, however, Liquidation Proceeds or Insurance and Condemnation Proceeds are received with respect to any Corrected Loan and the applicable Special Servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds and Insurance and Condemnation Proceeds that constitute principal and/or interest on such Mortgage Loan. Notwithstanding anything herein to the contrary, each Special Servicer shall only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to proceeds on any Mortgage Loan. Notwithstanding the foregoing, with respect to any Companion Loan, the Liquidation Fee, Workout Fee and Special Servicing Fees, if any, will be computed as provided in the related Intercreditor Agreement or to the extent such Intercreditor

Agreement is silent or refers to this Agreement or indicates such fees are paid in accordance with this Agreement, as provided herein as though such Companion Loan were a Mortgage Loan. Subject to Section 3.11(d), each Special Servicer will also be entitled to additional fees in the form of Penalty Charges. Each Special Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts, other than management fees in respect of REO Properties, due and owing to any of its Sub-Servicers and the premiums for any blanket Insurance Policy obtained by it insuring against hazard losses pursuant to Section 3.07), if and to the extent such expenses are not expressly payable directly out of the applicable Collection Account or the REO Account, and the applicable Special Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

For the avoidance of doubt, with respect to any fee split between the applicable Master Servicer and the applicable Special Servicer pursuant to the terms of this Agreement, the applicable Master Servicer and the applicable Special Servicer shall each have the right, but not any obligation, to reduce or elect not to charge its respective percentage interest in any such fee; provided, however (x) neither the applicable Master Servicer nor the applicable Special Servicer shall have the right to reduce or elect not to charge the percentage interest of any fee due to the other and (y) to the extent either of the applicable Master Servicer or the applicable Special Servicer exercises its right to reduce or elect not to charge its respective percentage interest in any fee, the party that reduced or elected not to charge such fee will not have any right to share in any portion of the other party’s fee. For the avoidance of doubt, if the applicable Master Servicer decides not to charge any fee, the applicable Special Servicer shall still be entitled to charge the portion of the related fee the applicable Special Servicer would have been entitled to if the applicable Master Servicer had charged a fee and the applicable Master Servicer shall not be entitled to any of such fee charged by the applicable Special Servicer. Similarly, if the applicable Special Servicer decides not to charge any fee, the applicable Master Servicer shall still be entitled to charge the portion of the related fee the applicable Master Servicer would have been entitled to if the applicable Special Servicer had charged a fee and the applicable Special Servicer shall not be entitled to any of such fee charged by the applicable Master Servicer.

(d)          In determining the compensation of the Master Servicers or the Special Servicers, as applicable, with respect to Penalty Charges, on any Distribution Date, the aggregate Penalty Charges collected on any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Companion Loan since the prior Distribution Date shall be applied (in such order) to reimburse (i) the applicable Master Servicer, the applicable Special Servicer or the Trustee for interest on Advances on such Mortgage Loan or related Companion Loan, if applicable (and, in connection with a Non-Serviced Mortgage Loan, the applicable Non-Serviced Master Servicer, the applicable Non-Serviced Special Servicer or the applicable Non-Serviced Trustee for interest on the servicing advances made by any such party with respect to a Non-Serviced Whole Loan pursuant to the applicable Non-Serviced PSA, to the extent not prohibited by the applicable Non-Serviced Intercreditor Agreement) due on such Distribution Date, (ii) the Trust for all interest on Advances previously paid to the applicable Master Servicer or the Trustee pursuant to Section 3.05(a)(vi) hereof (and, in connection with a Non-Serviced Mortgage Loan, the related trust for all interest on servicing advances reimbursed by such trust to any party under the applicable Non-Serviced PSA, which resulted in an additional expense for the Trust, to the extent not prohibited by the applicable Non-Serviced Intercreditor Agreement) with respect to such Mortgage Loan or related Companion Loan, if applicable and (iii) the Trust for all additional expenses of the Trust (other than Special Servicing Fees, Workout Fees and Liquidation Fees), including without limitation, inspections by the applicable Special Servicer and all unpaid Advances incurred since the Closing Date with respect to such Mortgage Loan. Penalty Charges (other than with respect to a Non-Serviced Mortgage Loan, which shall be payable as additional servicing compensation under the related Non-Serviced PSA) remaining thereafter shall be distributed to the applicable Master Servicer, if and to the extent accrued while such Mortgage Loan and any related Companion Loan was a Non-Specially Serviced Loan, and to the applicable Special Servicer, if and to the extent accrued on such Mortgage Loan during the period such Mortgage Loan was a Specially Serviced Loan or REO Loan. Any Penalty Charges paid or payable as additional servicing compensation to the Master Servicers and the Special Servicers shall be distributed between the applicable Master Servicer and the applicable Special Servicer, on a pro rata basis, based on such Master Servicer’s and such Special Servicer’s respective entitlements to such compensation described in the previous sentence. Notwithstanding the foregoing or anything else herein to the contrary, Penalty Charges with respect to any Companion Loan will be allocated pursuant to the applicable Intercreditor Agreement after payment of all related Advances and interest thereon and additional expenses of the Trust in accordance with this Section 3.11(d).

If a Servicing Shift Whole Loan becomes a Specially Serviced Loan prior to the applicable Servicing Shift Securitization Date, the applicable Special Servicer shall service and administer such Servicing Shift Whole Loan and any related REO Property in the same manner as any other Specially Serviced Loan or Serviced REO Property and shall be entitled to all rights and compensation earned with respect to such Serviced Whole Loan as the applicable Special Servicer of such Serviced Whole Loan. With respect to a Servicing Shift Mortgage Loan, prior to the applicable Servicing Shift Securitization Date, no other special servicer will be entitled to any such compensation or have such rights and obligations. If a Servicing Shift Whole Loan is still a Specially Serviced Loan on the applicable Servicing Shift Securitization Date, the Non-Serviced Special Servicer and the applicable Special Servicer shall be entitled to compensation with respect to such Servicing Shift Whole Loan as if the applicable Special Servicer were being terminated as the applicable Special Servicer with respect to such Servicing Shift Whole Loan and the Non-Serviced Special Servicer were replacing the applicable Special Servicer as the successor Special Servicer with respect to such Servicing Shift Whole Loan.

(e)           With respect to each Distribution Date, each Special Servicer shall deliver or cause to be delivered to the applicable Master Servicer within two (2) Business Day following the Determination Date, and such Master Servicer shall deliver, to the extent it has received, to the Certificate Administrator, without charge and on the related Remittance Date, an electronic report (which may include HTML, Word or Excel compatible format, clean and searchable PDF format or such other format as mutually agreeable between the Certificate Administrator and the applicable Special Servicer) that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the applicable Special Servicer or any of its Affiliates, if any, with respect to such Distribution Date; provided that no such report shall be due in any month during which no Disclosable Special Servicer Fees were received.

(f)           Each Special Servicer and its Affiliates shall be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any Person (including, without limitation, the Trust, any Mortgagor, any property manager, any guarantor or indemnitor in respect of a Mortgage Loan and any purchaser of any Mortgage Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under this Agreement, other than as expressly provided in this Section 3.11; provided that such prohibition shall not apply to Permitted Special Servicer/Affiliate Fees.

(g)          Pursuant to the CREFC® License Agreement, CREFC® shall be paid (according to the payment instructions set forth on Exhibit JJ hereto or such other payment instructions as CREFC® may provide to the Master Servicers in writing at least two Business Days prior to the Remittance Date) the CREFC® Intellectual Property Royalty License Fee on a monthly basis. Each Master Servicer shall withdraw from its Collection Account and, to the extent sufficient funds are on deposit therein, pay the CREFC® Intellectual Property Royalty License Fee to CREFC® in accordance with Section 3.05(a)(xii) on a monthly basis, from funds on deposit in its Collection Account.

Section 3.12     Inspections; Collection of Financial Statements. (a) Each Master Servicer shall perform (at its own expense), or shall cause to be performed (at its own expense), a physical inspection of each Mortgaged Property relating to a Mortgage Loan (other than a Non-Serviced Mortgage Loan or a Specially Serviced Loan) for which it acts as Master Servicer with a Stated Principal Balance of (i) $2,000,000 or more at least once every twelve (12) months and (ii) less than $2,000,000 at least once every twenty-four (24) months, in each case, commencing in the calendar year 2017 (and each Mortgaged Property shall be inspected on or prior to December 31, 2018); provided, however, that if a physical inspection has been performed by the applicable Special Servicer in the previous twelve (12) months, such Master Servicer will not be required to perform, or cause to be performed, such physical inspection; provided, further, that if any scheduled payment becomes more than sixty (60) days delinquent on the related Mortgage Loan, the applicable Special Servicer shall inspect or cause to be inspected the related Mortgaged Property as soon as practicable after such Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as such Mortgage Loan remains a Specially Serviced Loan. The cost of such inspection by a Special Servicer pursuant to the second proviso of the immediately preceding sentence shall be an expense of the Trust, and, to the extent not paid by the related Mortgagor, reimbursed first from Penalty Charges actually received from the related Mortgagor and then from the applicable Collection Account pursuant to Section 3.05(a)(ii), provided that, with respect to a Serviced Whole Loan, such cost shall be payable, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, in accordance with their respective outstanding principal balances, or (ii) with respect to an AB Whole Loan, first, from the related AB Subordinate Companion Loan and then, from the AB Mortgage Loan (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan and AB

 Subordinate Companion Loan), in each case, prior to being payable out of general collections. The applicable Special Servicer or the applicable Master Servicer, as applicable, shall prepare or cause to be prepared a written report of each such inspection detailing the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of (i) any vacancy at the Mortgaged Property that the preparer of such report has knowledge of and the applicable Master Servicer or the applicable Special Servicer, as the case may be, deems material, (ii) any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, (iii) any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the applicable Master Servicer or the applicable Special Servicer, as the case may be, deems material, (iv) any visible material waste committed on the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection and (v) photographs of each inspected Mortgaged Property. The applicable Special Servicer and the applicable Master Servicer shall promptly following preparation deliver or make available a copy (in electronic format) of each such report prepared by such Special Servicer and such Master Servicer, respectively, to the other party, to the Directing Certificateholder ((i) prior to the occurrence and continuance of a Control Termination Event and (ii) other than with respect to any Excluded Loan that is a Specially Serviced Loan). Within five (5) Business Days after request for copies of such reports by the Rating Agencies, the applicable Special Servicer or the applicable Master Servicer, as applicable, shall deliver or make available a copy (in electronic format) of each such report prepared by such Special Servicer and such Master Servicer, as applicable, to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website for review by Privileged Persons. In respect of any Mortgage Loan other than an Excluded Loan that is a Specially Serviced Loan and prior to the occurrence of a Consultation Termination Event, the applicable Master Servicer shall deliver or make available a copy of each such report to the Directing Certificateholder and upon request to each Controlling Class Certificateholder (which request may state that such items may be delivered until further notice).

(b)           Each Special Servicer, in the case of any Specially Serviced Loan, and each Master Servicer, in the case of any Non-Specially Serviced Loan shall make reasonable efforts to collect promptly and review from each related Mortgagor under Mortgage Loans for which it acts as Master Servicer or Special Servicer, as applicable, quarterly and annual operating statements, financial statements, budgets and rent rolls (or, with respect to NCB Co-op Mortgage Loans, maintenance schedules) of the related Mortgaged Property, and the quarterly and annual financial statements of such Mortgagor, whether or not delivery of such items is required pursuant to the terms of the related Mortgage Loan documents and any other reports or documents required to be delivered under the terms of the Mortgage Loans (and each Serviced Companion Loan), if delivery of such items is required pursuant to the terms of the related Mortgage Loan (and each Serviced Companion Loan) documents for which Mortgage Loan it acts as Master Servicer or Special Servicer, as applicable. The applicable Master Servicer and the applicable Special Servicer shall not be required to request such operating statements or rent rolls (or, with respect to NCB Co-op Mortgage Loans, maintenance schedules) more than once if the related Mortgagor is not required to deliver such statements pursuant to the terms of the Mortgage Loan documents. In addition, the applicable Special Servicer shall cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and shall collect all such items promptly following their preparation. The applicable Special Servicer shall deliver all such items to the applicable Master Servicer within five (5) Business Days of receipt, and such Master Servicer and such Special Servicer, as applicable, shall deliver copies of all the foregoing items so collected to the Trustee, the Certificate Administrator, the Directing Certificateholder and the Depositor, in electronic format, in each case within sixty (60) days of its receipt thereof, but in no event, in the case of annual statements, later than June 30 of each year commencing 2017. Upon the request of any Privileged Person (other than the NRSROs) to receive copies of such items, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall deliver electronic copies of such items to the Certificate Administrator to be posted on the Certificate Administrator’s Website.

In addition, the applicable Master Servicer (with respect to Mortgage Loans other than Non-Serviced Mortgage Loans) or the applicable Special Servicer (with respect to REO Properties), as applicable, shall prepare with respect to each Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and REO Property for which it acts as Master Servicer or Special Servicer:

(i)            Within forty-five (45) days after receipt of a quarterly operating statement, if any, commencing within forty-five (45) days of receipt of such quarterly operating statement for the quarter ending March 31, 2017, a CREFC® Operating Statement Analysis Report (but only to the extent the related Mortgagor is required by the related Mortgage documents to deliver and does deliver, or otherwise agrees to provide and does provide, such information) for such Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the Closing Date, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property or REO Property unless such Mortgaged Property or REO Property is analyzed on a trailing 12 month basis, or if the related Serviced Mortgage Loan is on the CREFC® Servicer Watch List). The applicable Master Servicer (with respect to Mortgage Loans other than Non-Serviced Mortgage Loans) or the applicable Special Servicer (with respect to REO Properties), as applicable, shall deliver or make available copies (in electronic format) of each CREFC® Operating Statement Analysis Report and the related operating statements (in each case, promptly following the initial preparation and each material revision thereof) to the Certificate Administrator, the Directing Certificateholder, the related Companion Holder (with respect to any Serviced Companion Loan) and the applicable Special Servicer.

(ii)           Within forty-five (45) days after receipt of an annual operating statement (if and to the extent any such information is in the form of normalized year-end financial statements that have been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines) for each calendar year commencing within forty-five (45) days of receipt of such annual operating statement for the calendar year ending December 31, 2016, a CREFC® NOI Adjustment Worksheet (but only to the extent the related Mortgagor is required by the related Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, such information), presenting the computation to “normalize” the full year net operating income and debt service coverage numbers used by the applicable Master Servicer in preparing the CREFC® Comparative Financial Status Report. The applicable Master Servicer (with respect to Mortgage Loans other than Non-Serviced Mortgage Loans) or the applicable Special Servicer (with respect to REO Properties), as applicable, shall deliver or make available copies (in electronic format) of each CREFC® NOI Adjustment Worksheet and the related operating statements or rent rolls (or, with respect to NCB Co-op Mortgage Loans, maintenance schedules) (in each case, promptly following the initial preparation and each material revision thereof) to the Certificate Administrator, the Directing Certificateholder, the related Companion Holder (with respect to any Serviced Companion Loan) and the applicable Special Servicer.

(c)           At or before 12:00 p.m. (New York City time) on each Determination Date, each Special Servicer shall prepare and deliver or cause to be delivered to the applicable Master Servicer and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, the CREFC® Special Servicer Loan File and any applicable CREFC® Loan Liquidation Reports, CREFC® Loan Modification Reports and CREFC® REO Liquidation Reports with respect to the Specially Serviced Loans (excluding, for the Directing Certificateholder, any Excluded Loans) and any REO Properties (other than a Non-Serviced Mortgaged Property), providing the information required of the applicable Special Servicer in an electronic format, reasonably acceptable to the applicable Master Servicer as of the Business Day preceding such Determination Date, which CREFC® Special Servicer Loan File shall include data, to enable the applicable Master Servicer to produce the following supplemental CREFC® reports: (i) a CREFC® Delinquent Loan Status Report, (ii) a CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report, (iii) a CREFC® REO Status Report, (iv) a CREFC® Comparative Financial Status Report and (v) a CREFC® NOI Adjustment Worksheet and a CREFC® Operating Statement Analysis Report, in each case with the supporting financial statements, budgets, operating statements and rent rolls (or, with respect to NCB Co-op Mortgage Loans, maintenance schedules) submitted by the Mortgagor.

(d)          Not later than 5:00 p.m. (New York City time) on each P&I Advance Date beginning August 2016, each Master Servicer shall prepare (if and to the extent necessary) and deliver or cause to be delivered in electronic format to the Certificate Administrator the following reports and data files with respect to the Mortgage Loans for which it acts as Master Servicer: (A) to the extent such Master Servicer has received the CREFC® Special Servicer Loan File at the time required, the most recent CREFC® Delinquent Loan Status Report, CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report and the CREFC® REO Status Report, (B) CREFC® Loan Setup File (only with respect to the first Distribution Date), (C) the most recent CREFC® Property File, and CREFC® Comparative Financial Status Report (in each case incorporating the data required to be included in the CREFC® Special Servicer Loan File pursuant to Section 3.12(c) by the applicable Special Servicer and the applicable Master Servicer), (D) a CREFC® Servicer Watch List with information that is current as of such Determination Date, (E) CREFC® Financial File, (F) CREFC® Loan Level Reserve/LOC Report, (G) the CREFC® Advance Recovery Report, (H) CREFC® Total Loan Report and (I) the report on Disclosable Special Servicer Fees delivered pursuant to Section 3.11(e) to the extent received from the applicable

Special Servicer, if any. Additionally, not later than 5:00 p.m. (New York City time) on the P&I Advance Date beginning August 2016, the applicable Master Servicer shall deliver or cause to be delivered in electronic format to the Certificate Administrator any applicable CREFC® Loan Liquidation Reports, CREFC® Loan Modification Reports and CREFC® REO Liquidation Reports received from the applicable Special Servicer. Not later than 2:00 p.m. (New York City time) two (2) Business Days prior to the Distribution Date beginning August 2016, the applicable Master Servicer shall deliver or cause to be delivered to the Certificate Administrator via electronic format the CREFC® Loan Periodic Update File and the CREFC® Appraisal Reduction Template, if provided for such Distribution Date. In no event shall any report described in this subsection be required to reflect information that has not been collected by or delivered to the applicable Master Servicer, or any payments or collections not received by the applicable Master Servicer, as of the close of business on the Business Day prior to the Business Day on which the report is due.

(e)           Each Special Servicer shall deliver to the applicable Master Servicer the reports and information required of such Special Servicer pursuant to Section 3.12(b) and Section 3.12(c), and the applicable Master Servicer shall deliver or make available to the Certificate Administrator the reports and data files set forth in Section 3.12(d). Such Master Servicer may, absent manifest error, conclusively rely on the reports and/or data to be provided by the applicable Special Servicer pursuant to Section 3.12(b) and Section 3.12(c). The Certificate Administrator may, absent manifest error, conclusively rely on the reports and/or data to be provided by the applicable Master Servicer pursuant to Section 3.12(d). In the case of information or reports to be furnished by the applicable Master Servicer to the Certificate Administrator pursuant to Section 3.12(d), to the extent that such information or reports are, in turn, based on information or reports to be provided by the applicable Special Servicer pursuant to Section 3.12(b) or Section 3.12(c) and to the extent that such reports are to be prepared and delivered by the applicable Special Servicer pursuant to Section 3.12(b) or Section 3.12(c), the applicable Master Servicer shall have no obligation to provide such information or reports to the Certificate Administrator until it has received the requisite information or reports from the applicable Special Servicer, and the applicable Master Servicer shall not be in default hereunder due to a delay in providing the reports required by Section 3.12(d) caused by the Special Servicer’s failure to timely provide any information or report required under Section 3.12(b) or Section 3.12(c) of this Agreement.

(f)           Notwithstanding the foregoing, however, the failure of a Master Servicer or a Special Servicer to disclose any information otherwise required to be disclosed by this Section 3.12 shall not constitute a breach of this Section 3.12 to the extent such Master Servicer or such Special Servicer so fails because such disclosure, in the reasonable belief of such Master Servicer or such Special Servicer, as the case may be, would violate any applicable law or any provision of a Mortgage Loan document prohibiting disclosure of information with respect to the Mortgage Loans or Mortgaged Properties. A Master Servicer and a Special Servicer may disclose any such information or any additional information to any Person so long as such disclosure is consistent with applicable law and the Servicing Standard. A Master Servicer or a Special Servicer may affix to any information provided by it any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

(g)          Unless otherwise specifically stated herein, if a Master Servicer or a Special Servicer is required to deliver any statement, report or information under any provisions of this Agreement, such Master Servicer or such Special Servicer, as the case may be, may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format or (z) making such statement, report or information available on such Master Servicer’s website (with respect to items delivered by such Master Servicer) or the Certificate Administrator’s Website, unless this Agreement expressly specifies a particular method of delivery.

Notwithstanding anything to the contrary in the foregoing, each Master Servicer and each Special Servicer shall deliver any required statements, reports or other information to the Certificate Administrator in an electronic format mutually agreeable to the Certificate Administrator and the applicable Master Servicer or the applicable Special Servicer, as the case may be. The applicable Master Servicer or the applicable Special Servicer may physically deliver a paper copy of any such statement, report or information as a temporary measure due to system problems, however, copies in electronic format shall follow upon the correction of such system problems.

Section 3.13     Access to Certain Information. (a) Each of the Master Servicers and the Special Servicers shall provide or cause to be provided to the Certificate Administrator, and the Certificate Administrator shall afford access to any Mortgage Loan Seller and to any Certificateholder that is a federally insured financial institution, the OCC, the FDIC, the Board of Governors of the Federal Reserve System of the United States of America and the supervisory agents and examiners of such boards and such corporations, and any other federal or state banking or insurance regulatory authority that may exercise authority over any such Certificateholder, and to each Holder of a Non-Registered Certificate, access to any documentation or information regarding the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and, in the case of a Mortgage Loan that is a portion of a Serviced Whole Loan, the related Companion Loan, and the Trust within its control which may be required by applicable law. At the election of the applicable Master Servicer, the applicable Special Servicer or the Certificate Administrator, such access may be afforded to such Person identified above by the delivery of copies of information as requested by such Person and such Master Servicer, such Special Servicer or the Certificate Administrator shall be permitted to require payment (other than from the Directing Certificateholder and the Trustee and the Certificate Administrator on its own behalf or on behalf of the Certificateholders, as applicable) of a sum sufficient to cover the reasonable out-of-pocket costs incurred by it in making such copies. Such access shall (except as described in the preceding sentence) be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Certificate Administrator or the Custodian.

The failure of a Master Servicer or a Special Servicer to provide access as provided in this Section 3.13 as a result of a confidentiality obligation shall not constitute a breach of this Section 3.13. In connection with providing information pursuant to this Section 3.13, the Master Servicers and Special Servicers may each (i) affix a reasonable disclaimer to any information provided by it for which it is not the original source (without suggesting liability on the part of any other party hereto); (ii) affix to any information provided by it a reasonable statement regarding securities law restrictions on such information and/or condition access to information on (x) the execution of a confidentiality agreement substantially in the form of Exhibit X, or (y) execution of a “click-through” confidentiality agreement if such information is being provided through the applicable Master Servicer’s or the applicable Special Servicer’s website; (iii) withhold access to confidential information or any intellectual property; and/or (iv) withhold access to items of information contained in the Servicing File for any Mortgage Loan if the disclosure of such items is prohibited by applicable law or the provisions of any related Mortgage Loan documents or would constitute a waiver of the attorney-client privilege. Notwithstanding any provision of this Agreement to the contrary, the failure of a Master Servicer or a Special Servicer to disclose any information otherwise required to be disclosed by it pursuant to this Agreement shall not constitute a breach of this Agreement to the extent that such Master Servicer or such Special Servicer, as the case may be, determines, in its reasonable good faith judgment consistent with the applicable Servicing Standard, that such disclosure would violate applicable law or any provision of a Mortgage Loan or Companion Loan document prohibiting disclosure of information with respect to the Mortgage Loans or Companion Loans or the Mortgaged Properties, constitute a waiver of the attorney-client privilege on behalf of the Trust or otherwise materially harm the Trust. Without limiting the generality of the foregoing, a Master Servicer or a Special Servicer may refrain from disclosing information that it reasonably determines would prejudice the interest of the Certificateholders with respect to a workout or exercise of remedies as to any particular Mortgage Loan.

Notwithstanding the limitation set forth in the next succeeding paragraph, upon the reasonable request of any Certificateholder (or with respect to any AB Subordinate Companion Loan, the holder of such AB Subordinate Companion Loan) that has delivered an Investor Certification to the applicable Master Servicer or the applicable Special Servicer, as the case may be, the applicable Master Servicer (with respect to Non-Specially Serviced Loans) or the applicable Special Servicer (with respect to Specially Serviced Loans), as applicable, may provide (or forward electronically) or make available at the expense of such Certificateholder or holder of such AB Subordinate Companion Loan, as applicable, copies of any appraisals, operating statements, rent rolls (or, with respect to NCB Co-op Mortgage Loans, maintenance schedules) and financial statements (in each case, solely relating to the related Serviced Whole Loan or Serviced AB Whole Loan, if requested by the holder of an AB Subordinate Companion Loan, as the case may be) obtained by the applicable Master Servicer or the applicable Special Servicer, as the case may be; provided that, in connection with such request, such Master Servicer or such Special Servicer, as applicable, may require a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to such Master Servicer or such Special Servicer, as applicable, generally to the effect that such Person will keep such information confidential and shall use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder or holder of such AB Subordinate Companion Loan, as applicable, may have under this Agreement.

Notwithstanding anything to the contrary herein (other than as permitted in the preceding paragraph with respect to any Certificateholder or as specifically provided for herein with respect to the Directing Certificateholder), unless required by applicable law or court order, no Certificateholder or beneficial owner shall be given access to, or be provided copies of, the Mortgage Files or Diligence Files.

(b)          The Certificate Administrator shall make available to Privileged Persons (provided that the Prospectus, Distribution Date Statements, Mortgage Loan Purchase Agreements, this Agreement and the Commission EDGAR filings referred to below will be available to the general public) via the Certificate Administrator’s Website, the following items, in each case, to the extent such items were prepared by or delivered to the Certificate Administrator in electronic format:

(i)           The following documents, which will initially be made available under a tab or heading designated “deal documents”:

(A)          the Prospectus and any other disclosure document relating to the Registered Certificates, in the form most recently provided to the Certificate Administrator by the Depositor or by any Person designated by the Depositor;

(B)          this Agreement and any amendments and exhibits hereto;

(C)          any Sub-Servicing Agreements delivered to the Certificate Administrator on or after the Closing Date;

(D)          the Mortgage Loan Purchase Agreements and any amendments and exhibits thereto; and

(E)          the CREFC® Loan Setup File provided by the applicable Master Servicer to the Certificate Administrator;

(ii)           the following documents, which will initially be made available under a tab or heading designated “SEC EDGAR filings”;

(A)          any reports on Forms 10-D, 10-K and 8-K that have been filed by the Certificate Administrator with respect to the Trust through the EDGAR system;

(iii)          The following documents, which will initially be made available under a tab or heading designated “periodic reports”:

(A)          all Distribution Date Statements prepared by the Certificate Administrator pursuant to Section 4.02;

(B)          the CREFC® Loan Periodic Update File, the CREFC® Bond Level File, the CREFC® Collateral Summary File, the CREFC® Property File, the CREFC® Financial File, each of the “surveillance reports” identified as such in the definition of “CREFC® Investor Reporting Package” (including, without limitation, the CREFC® Operating Statement Analysis Report and the CREFC® NOI Adjustment Worksheets), the CREFC® Advance Recovery Report to the extent delivered by the applicable Master Servicer pursuant to this Agreement from time to time; and

(C)          all Operating Advisor Annual Reports provided by the Operating Advisor to the Certificate Administrator;

(iv)          The following documents, which will initially be made available under a tab or heading designated “additional documents”:

(A)          summaries of Final Asset Status Reports or, prior to an AB Control Appraisal Period, summaries of Asset Status Reports approved by the holder of the related Companion Loan, and related information delivered to the Certificate Administrator pursuant to Section 3.19(d);

(B)          all property inspection reports and environmental reports delivered to the Certificate Administrator pursuant to Section 3.12(a); and

(C)          any Appraisals delivered to the Certificate Administrator pursuant to Section 3.19;

(D)          a detailed worksheet showing the calculation of each Appraisal Reduction Amount, Collateral Deficiency Amount, and Cumulative Appraisal Reduction Amount on a current and cumulative basis;

(v)           The following documents, which will initially be made available under a tab or heading designated “special notices”:

(A)          any notice with respect to a release pursuant to Section 3.09(d);

(B)          any notice regarding a waiver, modification or amendment of the terms of any Mortgage Loan pursuant to Section 3.18(g);

(C)          any notice of final payment on the Certificates delivered to the Certificate Administrator pursuant to Section 4.01(h);

(D)          any notice of the occurrence of any Servicer Termination Event or termination of a Master Servicer or a Special Servicer delivered pursuant to Section 7.01;

(E)          any notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and any other notice required to be delivered to the Certificateholders pursuant to Section 12.01;

(F)           any Asset Review Report Summary received by the Certificate Administrator;

(G)          any notice of the termination of the Sub-Servicer delivered pursuant to Section 3.20(g);

(H)          any notice of resignation of the Trustee or the Certificate Administrator, and any notice of the acceptance of appointment by the successor trustee or the successor certificate administrator pursuant to Section 8.07 or Section 8.08;

(I)           any Officer’s Certificate supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

(J)           any notice of resignation or termination of a Master Servicer or a Special Servicer pursuant to Section 7.03;

(K)          any notice of termination pursuant to Section 9.01;

(L)           any notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and any notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer pursuant to Section 3.26 or Section 12.03, respectively;

(M)          any notice of any request by requisite percentage of Certificateholders for a vote to terminate a Special Servicer pursuant to Section 7.01(d), the Operating Advisor pursuant to Section 3.26(j) or the Asset Representations Reviewer pursuant to Section 12.05(b);

(N)          any notice of recommendation of termination of a Special Servicer by the Operating Advisor and the related report prepared by the Operating Advisor in connection with such recommendation;

(O)          any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

(P)           any notice of the occurrence of an Operating Advisor Termination Event;

(Q)          any notice of the occurrence of an Asset Representations Reviewer Termination Event;

(R)          any assessments of compliance delivered to the Certificate Administrator; and

(S)           any attestation reports delivered to the Certificate Administrator;

(T)           any “special notices” required by a Certificateholder to be posted on the Certificate Administrator’s website pursuant to Section 5.06;

(U)          any Proposed Course of Action Notice;

(vi)          the “Investor Q&A Forum” pursuant to Section 4.07(a); and

(vii)         solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry” pursuant to Section 4.07(b).

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the Certificate Administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the Certificate Administrator has been notified of such Excluded Loan.

The Certificate Administrator shall post on the Certificate Administrator’s Website the items and reports identified in clauses (iii)(A) and (B) above on each Distribution Date. In addition, if the Depositor so directs the Certificate Administrator, and on terms acceptable to the Certificate Administrator, the Certificate Administrator shall make certain other information and reports related to the Mortgage Loans available through its Internet website.

Notwithstanding the foregoing, all Excluded Information shall be made available under a separate tab or heading designated “Excluded Information” on the Certificate Administrator’s Website (and not under any of the tabs or headings described in items (i) through (vii) above) and made available to Privileged Persons other than any Excluded Controlling Class Holder that is a Borrower Party (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Loan(s)).

Any Person that is a Borrower Party shall only be entitled to access (a) the Distribution Date Statements, and the following items made available to the general public: the Prospectus, this Agreement, the Mortgage Loan Purchase Agreements and the Commission filings on the Certificate Administrator’s Website, and (b) in the case of the Directing Certificateholder or a Controlling Class Certificateholder, if any such Person becomes an Excluded Controlling Class Holder, upon delivery to the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee in physical form (or, solely with respect to the applicable Master Servicer and the applicable Special Servicer, in electronic form) of an investor certification substantially in the form of Exhibit P-1D and upon delivery to the Certificate Administrator in physical form of an investor certification substantially in the form of Exhibit P-1F, which shall include each of the CTSLink User ID associated with such Excluded Controlling Class Holder, all information (other than the Excluded Information with respect to any Excluded Controlling Class Loans (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Loans)) available on the Certificate Administrator’s Website.

In the case of the Directing Certificateholder or a Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, upon delivery of an investor certification substantially in the form of Exhibit P-1B hereto, such Directing Certificateholder or Controlling Class Certificateholder shall be entitled to access all information on the Certificate Administrator’s Website. The Master Servicers, the Special Servicers, the Operating Advisor, the Certificate Administrator and the Trustee may each rely on (i) an investor certification in the form of Exhibit P-1B hereto from the Directing Certificateholder or a Controlling Class Certificateholder to the effect that such Person is not an Excluded Controlling Class Holder and (ii) an investor certification in the form of Exhibit P-1D hereto from the Directing

Certificateholder or a Controlling Class Certificateholder to the effect that such Person is an Excluded Controlling Class Holder with respect to one or more Excluded Controlling Class Loan(s). In the event the Directing Certificateholder or a Controlling Class Certificateholder becomes an Excluded Controlling Class Holder, such party shall promptly notify each of the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee in writing substantially in the form of Exhibit P-1E that such party has become an Excluded Controlling Class Holder with respect to the Excluded Controlling Class Loan(s) listed in such notice and shall also provide the Certificate Administrator a notice substantially in the form of Exhibit P-1F listing each of the CTSLink User ID associated with such Excluded Controlling Class Holder and directing the Certificate Administrator to restrict such Excluded Controlling Class Holder’s access to the Certificate Administrator’s Website as and to the extent provided in this Agreement. Upon confirmation from the Certificate Administrator that such access has been restricted, such Excluded Controlling Class Holder shall submit a new investor certification substantially in the form of Exhibit P-1D to access the information on the Certificate Administrator’s Website, except that such Excluded Controlling Class Holder shall not be entitled to access any Excluded Information related to any Excluded Controlling Class Loan(s) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the Certificate Administrator’s Website. With respect to any Excluded Information sent for posting on the Certificate Administrator’s Website, each of the applicable Master Servicer, the applicable Special Servicer and the Operating Advisor shall mark or label such information as “Excluded Information” prior to delivery to the Certificate Administrator, and the Certificate Administrator shall segregate on the Certificate Administrator’s Website such Excluded Information (and, if possible at a later time, on loan-by-loan basis) from information relating to other Mortgage Loans or Whole Loans, as applicable.

Notwithstanding anything herein to the contrary, each of the Master Servicers, the Special Servicers, the Operating Advisor and the Certificate Administrator shall be entitled to conclusively assume that the Directing Certificateholder and all beneficial owners of the Certificates of the Controlling Class are not Excluded Controlling Class Holders except to the extent that the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor or the Certificate Administrator, as the case may be, has received a notice substantially in the form of Exhibit P-1E from the Directing Certificateholder or a Controlling Class Certificateholder that it has become an Excluded Controlling Class Holder. None of the Master Servicers, the Special Servicers, the Operating Advisor or the Certificate Administrator shall be liable for any communication to the Directing Certificateholder or a Controlling Class Certificateholder that is an Excluded Controlling Class Holder or disclosure of any information relating to an Excluded Controlling Class Loan (including any related Excluded Information delivered to the Certificate Administrator for posting to the Certificate Administrator’s Website) if the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor or the Certificate Administrator, as the case may be, did not receive prior written notice that the related Mortgage Loan is an Excluded Controlling Class Loan and/or, with respect to any related Excluded Information posted on the Certificate Administrator’s Website, such information was not delivered to the Certificate Administrator in accordance with Section 3.33.

Each of the Master Servicers, the Special Servicers, the Operating Advisor and the Certificate Administrator shall be entitled to conclusively rely on delivery from the Directing Certificateholder or a Controlling Class Certificateholder of an investor certification substantially in the form of Exhibit P-1B that it is not or is no longer an Excluded Controlling Class Holder. To the extent the Directing Certificateholder or a Controlling Class Certificateholder receives access pursuant to this Agreement to any Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information, such Directing Certificateholder or Controlling Class Certificateholder shall be deemed to have agreed that it (i) will not directly or indirectly provide any such Excluded Information to (A) the related Borrower Party, (B) any related Excluded Controlling Class Holder, (C) any employees or personnel of such Directing Certificateholder or Controlling Class Certificateholder or any of its Affiliate involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (D) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

The Certificate Administrator makes no representation or warranty as to the accuracy or completeness of any report, document or other information made available on its Internet website and assumes no responsibility therefor, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source. Notwithstanding anything herein to the contrary, the Certificate Administrator shall not be liable for any disclosure of information relating to any Excluded Controlling Class Loan to the extent such information was included in the Asset Status Report or the Final Asset Status Report delivered to the Certificate Administrator for posting to the Certificate Administrator’s Website and not properly identified as relating to any Excluded Controlling Class Loan.

In connection with providing access to the Certificate Administrator’s Website (other than with respect to access provided to the general public in accordance with Section 3.13(b), the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator shall not be liable for the dissemination of information in accordance herewith. Questions regarding the Certificate Administrator’s Website can be directed to the Certificate Administrator’s CMBS customer service desk at (866) 846-4526.

(c)           The 17g-5 Information Provider shall make available solely to the Depositor and the NRSROs the following items to the extent such items are delivered to it (in the form of an electronic document suitable for posting) via electronic mail at 17g5informationprovider@wellsfargo.com, specifically with a subject reference of “WFCM 2016-C35” and an identification of the type of information being provided in the body of such electronic mail; or via any alternative electronic mail address following notice to the parties hereto or any other delivery method established or approved by the 17g-5 Information Provider if or as may be necessary or beneficial:

(i)            any notices of waivers under Section 3.08(d);

(ii)           any Asset Status Report delivered by the applicable Special Servicer under Section 3.19(d);

(iii)          any notice of final payment on the Certificates;

(iv)          any environmental reports delivered by the applicable Special Servicer under Section 3.09(c);

(v)           any Appraisals delivered to the 17g-5 Information Provider pursuant to Section 3.19;

(vi)          any annual statements as to compliance and related Officer’s Certificates delivered under Section 11.09 or Section 11.10;

(vii)         any annual independent public accountants’ attestation reports delivered pursuant to Section 11.11;

(viii)        any notice to the Rating Agencies relating to the applicable Special Servicer’s determination to take action without receiving Rating Agency Confirmation from any Rating Agency as set forth in Section 3.25(a);

(ix)          copies of requests or questions that were submitted by the Rating Agencies relating to a request for Rating Agency Confirmation;

(x)           any requests for Rating Agency Confirmation that are delivered to the 17g-5 Information Provider pursuant to Section 3.25(a);

(xi)          any notice of resignation of the Trustee or the Certificate Administrator and any notice of the acceptance of appointment by the successor trustee or the successor certificate administrator pursuant to Section 8.07 or Section 8.08;

(xii)          any Officer’s Certificate supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

(xiii)        any notice of a Servicer Termination Event or termination of a Master Servicer or a Special Servicer delivered pursuant to Section 7.01;

(xiv)         any notice of the merger or consolidation of the Certificate Administrator or the Trustee pursuant to Section 8.09;

(xv)          any notice of any amendment that modifies the procedures herein relating to Rule 17g-5 of the Exchange Act pursuant to Section 13.01(a)(ix);

(xvi)         any Operating Advisor Annual Report pursuant to Section 3.26;

(xvii)       any summary of oral communication with the Rating Agencies or any written question or request from the Rating Agencies directed toward the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator or the

Trustee regarding any of the information delivered to the 17g-5 Information Provider pursuant to this Section 3.13(c) or regarding any request for a Rating Agency Confirmation or regarding any of the Mortgage Loan documents or any matter related to the Certificates, Mortgage Loans, any related Companion Loan, the related Mortgaged Properties, the related Mortgagors or any other matters related to this Agreement or any applicable Intercreditor Agreement; provided that the summary of such oral communication shall not identify the Rating Agency with whom the communication was held pursuant to Section 3.13(f);

(xviii)      any other information delivered to the 17g-5 Information Provider pursuant to this Agreement including, without limitation, Section 2.03(b), Section 3.07(a), Section 3.12, Section 3.17, Section 3.18(g); Section 11.09 or Section 11.10; and

(xix)         any other information delivered to the Rating Agencies pursuant to this Agreement including, without limitation, Section 13.10.

The foregoing information shall be made available by the 17g-5 Information Provider on the 17g-5 Information Provider’s Website. Information will be posted on the same Business Day of receipt unless such information is received after 2:00 p.m., New York City time, on such Business Day, in which case, it shall be posted by 12:00 p.m., New York City time, on the next Business Day. The 17g-5 Information Provider shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be. In the event that any information is delivered or posted in error, each of the Certificate Administrator and the 17g-5 Information Provider may remove such information from the 17g-5 Information Provider’s Website. The Certificate Administrator and the 17g-5 Information Provider have not obtained and shall not be deemed to have obtained actual knowledge of any information merely by posting such information to the Certificate Administrator’s Website or the 17g-5 Information Provider’s Website to the extent such information was not produced by the Certificate Administrator or the 17g-5 Information Provider, as applicable. Access will be provided by the 17g-5 Information Provider to the NRSROs upon receipt of an NRSRO Certification in the form of Exhibit P-2 hereto (which certification may be submitted electronically via the 17g-5 Information Provider’s Website). Questions regarding delivery of information to the 17g-5 Information Provider may be directed to (866) 846-4526 or 17g5informationprovider@wellsfargo.com (specifically referencing “WFCM 2016-C35” in the subject line).

Upon request of the Depositor or the Rating Agencies, the 17g-5 Information Provider shall post on the 17g-5 Information Provider’s Website any additional information requested by the Depositor or the Rating Agencies to the extent such information is delivered to the 17g-5 Information Provider electronically in accordance with this Section 3.13. In no event shall the 17g-5 Information Provider disclose on the 17g-5 Information Provider’s Website the Rating Agency that requested such additional information.

The 17g-5 Information Provider shall provide a mechanism to notify each Person that has signed-up for access to the 17g-5 Information Provider’s Website in respect of the transaction governed by this Agreement each time an additional document is posted to the 17g-5 Information Provider’s Website.

Any information required to be delivered to the 17g-5 Information Provider by any party under this Agreement shall be delivered to it via electronic mail at 17g5informationprovider@wellsfargo.com, specifically with a subject reference of “WFCM 2016-C35” and an identification of the type of information being provided in the body of such electronic mail, or via any alternative electronic mail address following notice to the parties hereto or any other delivery method established or approved by the 17g-5 Information Provider.

(d)           Certain information concerning the Mortgage Loans and the Certificates (including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports) shall be provided by the Certificate Administrator at the direction of the Depositor to third parties (including Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited and BlackRock Financial Management, Inc., CMBS.com, Inc. and Thomson Reuters Corporation) with the consent of the Depositor, and providing such information shall not constitute a breach of this Agreement by the Certificate Administrator. Such information will be made available to such third parties upon receipt of a certificate in the form of Exhibit P-3 hereto, which certification may be submitted electronically via the Certificate Administrator’s Website.

(e)           Each of the Master Servicers and the Special Servicers may, in accordance with such reasonable rules and procedures as it may adopt, also deliver, produce or otherwise make available through its website or otherwise, any additional information relating to the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loan, the Mortgaged Properties (other than any Non-Serviced Mortgaged Property), or the related Mortgagors, for review by the Depositor, the Underwriters and any other Persons who deliver an Investor Certification in accordance with this Section 3.13 and the Rating Agencies (collectively, the “Disclosure Parties”) (in the case of deliveries to a Rating Agency, only to the extent such additional information is simultaneously delivered to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website in accordance with the provisions of Section 3.13(c)), in each case, except to the extent doing so is prohibited by this Agreement (including without limitation, any prohibitions on dissemination of any confidential information, including, without limitation, any Privileged Information), applicable law or by the related Mortgage Loan documents. Each of the Master Servicers and the Special Servicers shall be entitled to (i) indicate the source of such information and affix thereto any disclaimer it deems appropriate in its discretion and/or (ii) require that the recipient of such information (A) except for the Depositor and the Rating Agencies, enter into (x) an Investor Certification, (y) a confidentiality agreement substantially in the form of Exhibit X or (z) a “click-through” confidentiality agreement if such information is being provided through the applicable Master Servicer’s or the applicable Special Servicer’s website, and (B) acknowledge that such Master Servicer or such Special Servicer may contemporaneously provide such information to any other Disclosure Party. In addition, to the extent access to such information is provided via the applicable Master Servicer’s or the applicable Special Servicer’s website, such Master Servicer and such Special Servicer may require registration and the acceptance of a reasonable and customary disclaimer and/or an additional or alternative agreement as to the confidential nature of such information. In connection with providing access to or copies of the information described in this Section 3.13(e) to current or prospective Certificateholders the form of confidentiality agreement used by the applicable Master Servicer or the applicable Special Servicer, as applicable, shall be: (i) in the case of a Certificateholder, an Investor Certification executed by the requesting Person indicating that such Person is a Holder of Certificates and will keep such information confidential (except that such Certificateholder may provide such information (x) to its auditors, legal counsel and regulators and (y) to any other Person that holds or is contemplating the purchase of any Certificate or interest therein (provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential)); and (ii) in the case of a prospective purchaser of Certificates or interests therein or an investment advisor related thereto, an Investor Certification indicating that such Person is a prospective purchaser of a Certificate or an interest therein or an investment advisor related thereto and is requesting the information for use in evaluating a possible investment in Certificates and will otherwise keep such information confidential with no further dissemination (except that such Certificateholder may provide such information to its auditors, legal counsel and regulators). In the case of a licensed or registered investment advisor acting on behalf of a current or prospective Certificateholder, the Investor Certification shall be executed and delivered by both the investment advisor and such current or prospective Certificateholder.

Neither the Master Servicers nor the Special Servicers shall be liable for its dissemination of information in accordance with this Agreement or by others in violation of the terms of this Agreement. Neither the Master Servicers nor the Special Servicers shall be responsible or have any liability for the completeness or accuracy of the information delivered, produced or otherwise made available pursuant to this Section 3.13 unless such information was produced by the applicable Master Servicer or the applicable Special Servicer, as the case may be.

(f)           The Master Servicers, the Special Servicers, the Certificate Administrator and the Trustee shall be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents and any other matter related to the Mortgage Loans, the related Mortgaged Properties, the related Mortgagors or any other matters relating to this Agreement or related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary in accordance with the procedures set forth in Section 3.13(c) the same day such communication takes place; provided, further that the summary of such oral communications shall not identify which Rating Agency the communication was with. The 17g-5 Information Provider shall post such written summary on the 17g-5 Information Provider’s Website in accordance with the procedures set forth in Section 3.13(c).

(g)           The Special Servicers, subject to the limitations on delivery of Privileged Communications, shall deliver to the Operating Advisor such reports and other information produced or otherwise available to the Directing Certificateholder (other than, prior to the occurrence and continuance of a Control Termination Event, any Asset Status Reports that are not Final Asset Status Reports), or Certificateholders generally, requested by the Operating Advisor in support of the performance of its obligations under this Agreement in electronic format.

(h)           None of the foregoing restrictions in this Section 3.13 or otherwise in this Agreement shall prohibit or restrict oral or written communications, or providing information, between the applicable Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the applicable Special Servicer, on the one hand, and any Rating Agency or NRSRO, on the other hand, with regard to (i) such Rating Agency’s or NRSRO’s review of the ratings it assigns to the applicable Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the applicable Special Servicer, as the case may be, (ii) such Rating Agency’s or NRSRO’s approval of the applicable Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the applicable Special Servicer, as applicable, as a commercial mortgage master, special or primary servicer, or (iii) such Rating Agency’s or NRSRO’s evaluation of the applicable Master Servicer’s, the Operating Advisor, the Asset Representations Reviewer’s or the applicable Special Servicer’s, as the case may be, servicing operations in general; provided that such Master Servicer, the Operating Advisor, the Asset Representations Reviewer or such Special Servicer, as applicable, shall not provide any information relating to the Certificates or the Mortgage Loans, to any Rating Agency or NRSRO in connection with such review and evaluation by such Rating Agency or NRSRO unless (x) Mortgagor, property and other deal specific identifiers are redacted; (y) such information has already been provided to the 17g-5 Information Provider and has been uploaded on to the 17g-5 Information Provider’s Website or (z) the Rating Agency confirms that it does not intend to use such information in undertaking credit rating surveillance with respect to the Certificates; provided, however, that the Rating Agencies may use information delivered under this clause (z) for any purpose to the extent it is publicly available (unless the availability results from a breach of this Agreement) or comprised of information collected by the applicable Rating Agency from the 17g-5 Information Provider’s Website (or another 17g-5 information provider’s website that they have access to) other than pursuant to this Section 3.13(h).

(i)            The costs and expenses of compliance with this Section 3.13 by the Depositor, the Master Servicers, the Special Servicers, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer and any other party hereto shall not be additional expenses of the Trust, but shall be borne by the applicable party hereto.

Section 3.14     Title to REO Property; REO Account. (a) If title to any Mortgaged Property is acquired (directly or through a single member limited liability company established for that purpose) and thus becomes REO Property, the deed or certificate of sale shall be issued in the name of the Trust where permitted by applicable law or regulation and consistent with customary servicing procedures, and otherwise, in the name of the Trustee or its nominee on behalf of the Certificateholders and, if applicable, on behalf of the related Companion Holders, in the case of a Serviced Companion Loan. REO Property with respect to a Non-Serviced Mortgage Loan is excluded for all purposes of this Section 3.14. Each Special Servicer, on behalf of the Trust and, if applicable, the related Serviced Companion Noteholder, shall sell any REO Property prior to the close of the third calendar year following the year in which the Trust acquires ownership of such REO Property, within the meaning of Treasury Regulations Section 1.856-6(b)(1), for purposes of Section 860G(a)(8) of the Code, unless such Special

Servicer either (i) applies for a qualifying extension of time no later than sixty (60) days prior to the close of the third calendar year in which it acquired ownership (or the period provided in the then applicable REMIC Provisions) and such extension is granted or is not denied (an “REO Extension”) by the Internal Revenue Service to sell such REO Property or (ii) obtains for the Trustee and the Certificate Administrator an Opinion of Counsel, addressed to the Trustee and the Certificate Administrator, to the effect that the holding by the Trust of such REO Property subsequent to the close of the third calendar year following the year in which acquisition occurred will not cause an Adverse REMIC Event. If the applicable Special Servicer is granted or not denied the REO Extension contemplated by clause (i) of the immediately preceding sentence or obtains the Opinion of Counsel contemplated by clause (ii) of the immediately preceding sentence, such Special Servicer shall sell such REO Property within such longer period as is permitted by such REO Extension or such Opinion of Counsel, as the case may be. Any expense incurred by a Special Servicer in connection with its being granted the REO Extension contemplated by clause (i) of the second preceding sentence or its obtaining the Opinion of Counsel contemplated by clause (ii) of the second preceding sentence, shall be an expense of the Trust payable out of the Collection Account pursuant to Section 3.05(a).

(b)           Each Special Servicer shall segregate and hold all funds collected and received in connection with any REO Property separate and apart from its own funds and general assets. If an REO Acquisition shall occur, the applicable Special Servicer shall establish and maintain one or more REO Accounts, held on behalf of the Trustee for the benefit of the Certificateholders and, if applicable, on behalf of any related Companion Holder(s), as applicable, as their interest shall appear, and the Trustee (as holder of the Lower-Tier Regular Interests and the Class A-4FX Regular Interest), for the retention of revenues and other proceeds derived from each REO Property. The REO Account shall be an Eligible Account. The applicable Special Servicer shall deposit, or cause to be deposited, in the REO Account, within two (2) Business Days after receipt of properly identified funds, all REO Revenues, Insurance and Condemnation Proceeds and Liquidation Proceeds received in respect of an REO Property. Funds in the REO Account may be invested in Permitted Investments in accordance with Section 3.06. The applicable Special Servicer shall give notice to the Trustee, the Certificate Administrator, and the applicable Master Servicer of the location of the REO Account when first established and of the new location of the REO Account prior to any change thereof.

(c)           The applicable Special Servicer shall withdraw from the REO Account funds necessary for the proper operation, management, insuring, leasing, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relating to such REO Property. On the later of (x) the date that is on or prior to each Determination Date or (y) two (2) Business Days after such amounts are received and properly identified and determined to be available (or with respect to a Serviced Companion Loan, on the Business Day preceding each Serviced Whole Loan Remittance Date), the applicable Special Servicer shall withdraw from the REO Account and remit to the applicable Master Servicer, which shall deposit into the Collection Account (or the Companion Distribution Account, as applicable), the aggregate of all amounts received in respect of each REO Property during the most recently ended Collection Period, net of (i) any withdrawals made out of such amounts pursuant to the preceding sentence and (ii) Net Investment Earnings on amounts on deposit in the REO Account; provided, however, that the applicable Special Servicer may retain in such REO Account, in accordance with the Servicing Standard, such portion of such balance as may be necessary to maintain a reasonable reserve for repairs, replacements, leasing, management and tenant improvements and other related expenses for the related REO Property. In addition, on or prior to the day the Special Servicer remits funds as provided in this Section 3.14(c), the applicable Special Servicer shall provide the applicable Master Servicer with a written accounting of amounts remitted to such Master Servicer for deposit in the Collection Account, as applicable, on such date. Such Master Servicer shall apply all such amounts as instructed by such Special Servicer on the Determination Date (or with respect to a Serviced Companion Loan, on each Serviced Whole Loan Remittance Date) for the related Distribution Date.

(d)           The applicable Special Servicer shall keep and maintain separate records, on a property-by-property basis, for the purpose of accounting for all deposits to, and withdrawals from, the REO Account pursuant to Section 3.14(b) or Section 3.14(c).

Section 3.15     Management of REO Property. (a) If title to any REO Property is acquired, the applicable Special Servicer shall manage, consent, protect, operate and lease such REO Property (other than any Non-Serviced Mortgaged Property) for the benefit of the Certificateholders and the related Companion Holders and the Trustee (as holder of the Lower-Tier Regular Interests and the Class A-4FX Regular Interest) solely for the purpose of its timely disposition and sale in a manner that does not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or result in the receipt by the Trust or any Serviced Companion Noteholder of any “income from non-permitted assets” within the meaning of Section 860F(a)(2)(B) of the Code or result in an Adverse REMIC Event. Subject to the foregoing, however, the applicable Special Servicer shall have full power and authority to do any and all things in connection therewith as are in the best interests of and for the benefit of the Certificateholders (and, in the case of each Serviced Whole Loan, the related Companion Holder(s)) and the Trustee (as holder of the Lower-Tier Regular Interests and the Class A-4FX Regular Interest) all as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loan, as the case may be) (as determined by the applicable Special Servicer in its reasonable judgment in accordance with the Servicing Standard). Notwithstanding anything to the contrary herein, REO Property with respect to a Non-Serviced Mortgage Loan is excluded for all purposes of this Section 3.15. Subject to this Section 3.15, the applicable Special Servicer may allow the Trust or any commercial mortgage securitization that holds any Serviced Companion Loan to earn “net income from foreclosure property” within the meaning of Section 860G(d) of the Code if it determines that earning such income is in the best interests of Certificateholders and, if applicable, any related Companion Holder(s) on a net after-tax basis as compared with net leasing such REO Property or operating such REO Property on a different basis. In connection therewith, the applicable Special Servicer shall deposit or cause to be deposited on a daily basis (and in no event later than two (2) Business Day following receipt of such properly identified funds) in the applicable REO Account all revenues received by it with respect to each REO Property and the related REO Loan, and shall withdraw from the REO Account, to the extent of amounts on deposit therein with respect to such REO Property, funds necessary for the proper operation, management, leasing and maintenance of such REO Property, including, without limitation:

(i)            all insurance premiums due and payable in respect of such REO Property;

(ii)           all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon;

(iii)          any ground rents in respect of such REO Property, if applicable; and

(iv)          all costs and expenses necessary to maintain and lease such REO Property.

To the extent that amounts on deposit in the REO Account in respect of any REO Property are insufficient for the purposes set forth in clauses (i) through (iv) above with respect to such REO Property, the applicable Master Servicer (subject to receiving notice from the applicable Special Servicer in accordance with the procedures set forth elsewhere in this Agreement) shall advance from its own funds such amount as is necessary for such purposes unless (as evidenced by an Officer’s Certificate delivered to the Trustee, the applicable Special Servicer, the Depositor, the Certificate Administrator and (in respect of any Mortgage Loan other than an Excluded Loan, and prior to the occurrence of a Consultation Termination Event) the Directing Certificateholder) such advances would, if made, constitute Nonrecoverable Servicing Advances.

(b)           Without limiting the generality of the foregoing, each Special Servicer shall not:

(i)            permit the Trust to enter into, renew or extend any New Lease with respect to any REO Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(ii)           permit any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

(iii)          authorize or permit any construction on any REO Property, other than the completion of a building or other improvement thereon, and then only if more than 10% of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

(iv)          Directly Operate, or allow any other Person, other than an Independent Contractor, to Directly Operate, any REO Property on any date more than ninety (90) days after its acquisition date;

unless, in any such case, the applicable Special Servicer has obtained an Opinion of Counsel (the cost of which shall be paid by the applicable Master Servicer as a Servicing Advance) to the effect that such action will not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code at any time that it is held for the benefit of the Trust, in which case the applicable Special Servicer may take such actions as are specified in such Opinion of Counsel.

(c)            Each Special Servicer shall contract with any Independent Contractor for the operation and management of any REO Property within ninety (90) days of the acquisition date thereof, provided that:

(i)            the terms and conditions of any such contract may not be inconsistent herewith and shall reflect an agreement reached at arm’s length;

(ii)           the fees of such Independent Contractor (which shall be an expense of the Trust) shall be reasonable and customary in light of the nature and locality of the Mortgaged Property;

(iii)          any such contract shall require, or shall be administered to require, that the Independent Contractor (A) pay all costs and expenses incurred in connection with the operation and management of such REO Property, including, without limitation, those listed in subsection (a) hereof, and (B) remit all related revenues collected (net of its fees and such costs and expenses) to the applicable Special Servicer upon receipt;

(iv)          none of the provisions of this Section 3.15(c) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the applicable Special Servicer of any of its duties and obligations hereunder with respect to the operation and management of any such REO Property; and

(v)           each Special Servicer shall be obligated to manage and supervise such Independent Contractor in accordance with the Servicing Standard.

Each Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the applicable Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

(d)           When and as necessary, each Special Servicer shall send to the Trustee, the Certificate Administrator and the applicable Master Servicer a statement prepared by such Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any REO Property in accordance with Section 3.15(a) and Section 3.15(b).

Section 3.16     Sale of Defaulted Loans and REO Properties. (a)  (i) Within thirty (30) days after a Defaulted Loan has become a Specially Serviced Loan, the applicable Special Servicer shall order (but shall not be required to have received) an Appraisal and within thirty (30) days of receipt of the Appraisal shall determine the fair value of such Defaulted Loan in accordance with the Servicing Standard; provided, however, that if the applicable Special Servicer is then in the process of obtaining an Appraisal with respect to the related Mortgaged Property, such Special Servicer shall make its fair value determination as soon as reasonably practicable (but in any event within thirty (30) days) after its receipt of such an Appraisal. The applicable Special Servicer may, from time to time, adjust its fair value determination based upon changed circumstances, new information and other relevant factors, in each instance in accordance with a review of such circumstances and new information in accordance with the Servicing Standard including, without limitation, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy; provided that the applicable Special Servicer shall promptly notify the applicable Master Servicer in writing of the initial fair value determination and any adjustment to its fair value determination.

(ii)           If any Mortgage Loan or Serviced Companion Loan subject to an Intercreditor Agreement is a Specially Serviced Loan or to the extent otherwise required pursuant to the terms of the related Intercreditor Agreement, then the applicable Special Servicer (with respect to a Specially Serviced Loan) or the applicable Master Servicer (with respect to a Non-Specially Serviced Loan) shall promptly notify in writing the other, any related Companion Holder and any related mezzanine lender, as applicable, of any events requiring notice under the Intercreditor Agreement in accordance with the terms thereof. Thereafter, any related Companion Holder and related mezzanine lender, as applicable, will, notwithstanding anything in this Section 3.16 to the contrary, have the option to purchase the related Mortgage Loan and cure defaults relating thereto as and to the extent set forth in the related Intercreditor Agreement.

(iii)          If any Mortgage Loan not subject to an Intercreditor Agreement becomes a Specially Serviced Loan, or if the related Companion Holder or related mezzanine lender, as applicable, for any such Mortgage Loan subject to an Intercreditor Agreement has not previously exercised the option to purchase the Mortgage Loan pursuant to the previous paragraph, the applicable Special Servicer shall use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis, if and when the applicable Special Servicer determines, consistent with the Servicing Standard, that no satisfactory arrangements (including by way of a discounted pay-off) can be made for collection of delinquent payments thereon and such a sale would be in the best economic interests of the Trust and, if applicable, the related Companion Holder. In the case of a Non-Serviced Mortgage Loan, to the extent permitted under the related Intercreditor Agreement, and such Non-Serviced Mortgage Loan is not sold together with the Non-Serviced Companion Loan by the Non-Serviced Special Servicer, the applicable Special Servicer will be entitled to sell (with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing and such Non-Serviced Mortgage Loan is not an Excluded Loan) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders. Each Special Servicer is required to give the Trustee, the Certificate Administrator, the applicable Master Servicer, the Operating Advisor and (other than in respect of any Excluded Loan) the Directing Certificateholder not less than ten (10) days’ prior written notice of its intention to sell any Defaulted Loan. In the absence of a cash offer at least equal to the Purchase Price, the applicable Special Servicer may purchase the Defaulted Loan for the Purchase Price or may accept the first cash offer received from any Person that constitutes a fair price for the Defaulted Loan.

(iv)          (A) In the case of a Specially Serviced Loan as to which a default has occurred and is continuing, in the absence of any offer at least equal to the Purchase Price pursuant to clause (iii) above (or purchase by the applicable Special Servicer for such price), the applicable Special Servicer shall solicit offers and, subject to subclause (B) below, accept the highest offer received from any Person that is determined by such Special Servicer to be a fair price for such Specially Serviced Loan, if the offeror is a Person other than an Interested Person. In determining whether any offer from a Person other than an Interested Person constitutes a fair price for any Defaulted Loan, the applicable Special Servicer shall take into account (in addition to the results of any Appraisal, updated Appraisal or narrative appraisal that it may have obtained pursuant to this Agreement within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. If the offeror is an Interested Person (provided that the Trustee may not be an offeror), the Trustee shall determine whether the offer constitutes a fair price unless such offer by an Interested Person (i) is equal to or greater than the applicable Purchase Price and (ii) is the highest offer received. Absent an offer at least equal to the Purchase Price, no offer from an Interested Person shall constitute a fair price unless (x) it is the highest offer received and (y) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the Trustee shall rely on the most recent Appraisal (or update of such Appraisal) of the related Mortgaged Property conducted in accordance with this Agreement within the preceding nine (9) month period or, in the absence of any such Appraisal, on a new Appraisal. Except as provided in the following paragraph, the cost of any Appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the applicable Master Servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee must (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five (5) years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the Trustee designates such a third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party shall be covered by, and shall be reimbursable by, the Interested Person; provided that the Trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee. The applicable Special Servicer shall use efforts consistent with the Servicing Standard to collect payment from such Interested Person. If such expense is not paid by the applicable Interested Person within thirty (30) days of demand for payment, such expense shall be reimbursable to the Trustee by the applicable Master Servicer as a Servicing Advance but the applicable Special Servicer shall continue to use efforts consistent with the Servicing Standard to collect such amounts from the applicable Interested Person. Neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any Specially Serviced Loan.

(B)             The applicable Special Servicer will not be obligated to accept the highest offer if such Special Servicer determines (with respect to any Mortgage Loan other than an Excluded Loan, in consultation with the Directing Certificateholder (unless a Consultation Termination Event shall have occurred and be continuing) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that the rejection of such offer would be in the best interests of the Holders of Certificates and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder (as a collective whole, as if such Certificateholders and, if applicable, the related Companion Holder constituted a single lender). In addition, the applicable Special Servicer may accept a lower offer from any Person other than an Affiliate of such Special Servicer if it determines, in its reasonable and good faith judgment consistent with the Servicing Standard, that the acceptance of such offer would be in the best interests of the Holders of Certificates and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder (as a collective whole, as if such Certificateholders and, if applicable, the related Companion Holder constituted a single lender) (for example, if the prospective buyer making the lower offer is more likely to perform its obligations, or the terms offered by the prospective buyer making the lower offer are more favorable); provided that the offeror is not the applicable Special Servicer or a Person that is an Affiliate of such Special Servicer. The applicable Special Servicer shall use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date. For the avoidance of doubt, the Trustee shall have no obligation to make any fair value determination, to the extent required to do so pursuant to this Section 3.16, on the basis of anything other than the related Appraisal.

(v)           Unless and until any Specially Serviced Loan is sold pursuant to this Section 3.16(a), the applicable Special Servicer shall pursue such other resolution strategies with respect to such Specially Serviced Loan, including, without limitation, workout and foreclosure, as the applicable Special Servicer may deem appropriate, consistent with the Asset Status Report and the Servicing Standard and the REMIC Provisions.

(b)           (i) The applicable Special Servicer may purchase any REO Property at the Purchase Price therefor (in the case of a Serviced Whole Loan, such purchase shall be a purchase of the entire REO Property, including the portion relating to the related Companion Loan). The applicable Special Servicer may also offer to sell to any Person any REO Property (in the case of a Serviced Whole Loan, such sale shall be a sale of the entire REO Property, including the portion relating to the related Companion Loan), if and when the applicable Special Servicer determines, consistent with the Servicing Standard, that such a sale would be in the best economic interest of the Trust and the related Companion Holders. Each Special Servicer shall give the Trustee, the applicable Master Servicer, each Companion Holder, the Certificate Administrator and, in respect of any Mortgage Loan other than an Excluded Loan and prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, not less than ten (10) days’ prior written notice of the Purchase Price and its intention to (i) purchase any REO Property at the Purchase Price therefor or (ii) sell any REO Property, in which case such Special Servicer shall accept the highest offer received from any Person for any REO Property in an amount at least equal to the Purchase Price therefor. To the extent permitted by applicable law, and subject to the Servicing Standard, the applicable Master Servicer, an Affiliate of such Master Servicer, the applicable Special Servicer or an Affiliate of such Special Servicer, or an employee of either of them may act as broker in connection with the sale of any REO Property and may retain from the proceeds of such sale a brokerage commission that does not exceed the commission that would have been earned by an independent broker pursuant to a brokerage agreement entered into at arm’s length.

(A)          In the absence of any such offer as set forth in subclause (A) above, the applicable Special Servicer shall, subject to subclause (C) below, accept the highest offer for such REO Property received from any Person that is determined to be a fair price (1) by such Special Servicer, if the highest bidder is a Person other than an Interested Person, or (2) by the Trustee, if the highest bidder is an Interested Person unless such offer by an Interested Person (i) is equal to or greater than the applicable Purchase Price and (ii) is the highest offer received; provided, however, that absent an offer at least equal to the Purchase Price, no offer from an Interested Person shall constitute a fair price unless (A) it is the highest offer received and (B) at least two other offers are received from independent third parties. Notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any REO Property pursuant hereto.

(B)          No Special Servicer shall be obligated by either of the foregoing paragraphs or otherwise to accept the highest offer if such Special Servicer determines, in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, with respect to any Serviced Whole Loan, the related Companion Holder, and in either case, as a collective whole (taking into account the subordinate or pari passu nature of any Serviced Companion Loans). In addition, such Special Servicer may accept a lower offer if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, with respect to any Serviced Whole Loan, the related Companion Holder, and in either case, as a collective whole (taking into account the subordinate or pari passu nature of any Serviced Companion Loans) (for example, if the prospective buyer making the lower offer is more likely to perform its obligations, or the terms offered by the prospective buyer making the lower offer are more favorable); provided that the offeror is not the applicable Special Servicer or a Person that is an Affiliate of such Special Servicer.

(C)          In determining whether any offer received from an Interested Person represents a fair price for any REO Property, the Trustee shall obtain and may conclusively rely on the opinion of an Independent appraiser or other Independent expert in real estate matters retained by the Trustee in connection with making such determination. The reasonable cost of such Independent appraiser or other Independent expert shall be an expense of the offering Interested Person purchaser. The reasonable fees and costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party shall be covered by, and shall be reimbursable, from the offering Interested Person and the applicable Special Servicer shall use efforts consistent with the Servicing Standard to collect payment from such Interested Person. If such expense is not paid by the applicable Interested Person within thirty (30) days of demand for payment, such expense shall be reimbursable to the Trustee by the applicable Master Servicer as a Servicing Advance but the applicable Special Servicer shall continue to use efforts consistent with the Servicing Standard to collect such amounts from the applicable Interested Person. In determining whether any offer constitutes a fair price for any REO Property, the applicable Special Servicer or the Trustee (or, if applicable, such appraiser) shall take into account, and any appraiser or other expert in real estate matters shall be instructed to take into account, as applicable, among other factors, the physical condition of such REO Property, the state of the local economy and the Trust’s obligation to comply with REMIC Provisions.

(ii)           Subject to the Servicing Standard, the applicable Special Servicer shall act on behalf of the Trust and the related Companion Holders in negotiating and taking any other action necessary or appropriate in connection with the sale of any REO Property, including the collection of all amounts payable in connection therewith. A sale of any REO Property shall be without recourse to, or representation or warranty by, the Trustee, the Depositor, the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator, the Operating Advisor or the Trust (except that any contract of sale and assignment and conveyance documents may contain customary warranties of title, so long as the only recourse for breach thereof is to the Trust) and, if consummated in accordance with the terms of this Agreement, none of the Master Servicers, the Special Servicers, the Depositor, the Certificate Administrator, the Operating Advisor nor the Trustee shall have any liability to the Trust or any Certificateholder or related Companion Holder (if applicable) with respect to the purchase price therefor accepted by the applicable Special Servicer or the Trustee.

(c)           Any sale of a Defaulted Loan or any REO Property shall be for cash only (unless changes in the REMIC Provisions or authoritative interpretations thereof made or issued subsequent to the Startup Day allow a sale for other consideration).

(d)           With respect to each Serviced Pari Passu Whole Loan, pursuant to the terms of the related Intercreditor Agreement and this Agreement, if the related Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the applicable Special Servicer determines to sell the related Mortgage Loan that has become a Defaulted Loan in accordance with this Section 3.16, then the applicable Special Servicer shall sell the related Serviced Pari Passu Companion Loan together with such Mortgage Loan as one whole loan and shall require that all offers be submitted to such Special Servicer in writing. To the extent a determination is required to be made hereunder as to whether any cash offer constitutes a fair price for a Serviced Whole Loan, such determination shall be made by the

Trustee if the offeror is an Interested Person. Notwithstanding the foregoing, the applicable Special Servicer will not be permitted to sell the related Mortgage Loan together with the related Serviced Pari Passu Companion Loan(s) if it becomes a defaulted Whole Loan without the written consent of the holder of the related Serviced Pari Passu Companion Loan (provided that such consent is not required if the holder of the Serviced Pari Passu Companion Loan is the Mortgagor or an Affiliate of the Mortgagor) unless the applicable Special Servicer has delivered to the holder of the related Serviced Pari Passu Companion Loan: (a) at least fifteen (15) Business Days prior written notice of any decision to attempt to sell such Serviced Whole Loan; (b) at least ten (10) days prior to the permitted sale date, a copy of each bid package (together with any amendments to such bid packages) received by the applicable Special Servicer in connection with any such proposed sale; (c) at least ten (10) days prior to the proposed sale date, a copy of the most recent appraisal for such Serviced Pari Passu Whole Loan, and any documents in the servicing file reasonably requested by the holder of the related Serviced Pari Passu Companion Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the applicable Master Servicer or the applicable Special Servicer in connection with the proposed sale. The holder of the related Serviced Pari Passu Companion Loan (or its representative) will be permitted to submit an offer at any sale of such Whole Loan; however, the related Mortgagor and its agents and Affiliates shall not be permitted to submit an offer at such sale. Notwithstanding the foregoing, with respect to each Serviced Whole Loan, the holder of the related Companion Loan may waive any of the delivery or timing requirements set forth in this paragraph with respect to the related Whole Loan. If the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee may (at its option and at the expense of the offering Interested Person purchaser) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five (5) years’ experience in valuing loans similar to the subject Mortgage Loan, that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan. The Trustee shall act in a commercially reasonable manner in making such determination. If the Trustee designates such a third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party shall be covered by, and shall be reimbursable, from the offering Interested Person and the applicable Special Servicer shall use efforts consistent with the Servicing Standard to collect payment from such Interested Person. If such expense is not paid by the applicable Interested Person within thirty (30) days of demand for payment, such expense shall be reimbursable to the Trustee by the applicable Master Servicer as a Servicing Advance but the applicable Special Servicer shall continue to use efforts consistent with the Servicing Standard to collect such amounts from the applicable Interested Person.

(e)           (i) Notwithstanding anything in this Section 3.16 to the contrary, pursuant to the terms of the related Intercreditor Agreement, the holder of the related AB Subordinate Companion Loan for each applicable Serviced Whole Loan will have the right to purchase the related Mortgage Loan or related REO Property, as applicable. Such right of the holder of the AB Subordinate Companion Loan shall be given priority over any provision described in this Section 3.16 as and to the extent set forth in the related Intercreditor Agreement. If the related Mortgage Loan or related REO Property is purchased by the holder of such AB Subordinate Companion Loan, repurchased by the applicable Mortgage Loan Seller or otherwise ceases to be subject to this Agreement, the related AB Subordinate Companion Loan will no longer be subject to this Agreement.

(ii)           Notwithstanding anything in this Section 3.16 to the contrary, any mezzanine lender will have the right to purchase the related Mortgage Loan or REO Property, as applicable, and cure defaults relating thereto, as and to the extent set forth in the related Intercreditor Agreement.

(f)           Unless otherwise provided in an Intercreditor Agreement the sale of any Mortgage Loan pursuant to this Section 3.16 will be on a servicing released basis.

(g)           In the event the applicable Master Servicer or the applicable Special Servicer has the right to purchase any Companion Loan on behalf of the Trust pursuant to the related Intercreditor Agreement, neither such Master Servicer nor such Special Servicer shall exercise such right.

Section 3.17     Additional Obligations of Master Servicers and Special Servicers. (a) Each Master Servicer shall deliver all Compensating Interest Payments with respect to Mortgage Loans for which it acts as Master Servicer (other than the portion of any Compensating Interest Payment allocated to a Serviced Pari Passu Companion Loan) to the Certificate Administrator for deposit in the Lower-Tier REMIC Distribution Account on each P&I Advance Date, without any right of reimbursement therefor. Each Master Servicer shall deliver the portion of any Compensating Interest Payment allocated to a Serviced Pari Passu Companion Loan to the Companion Paying Agent for deposit in the Companion Distribution Account on each P&I Advance Date, without any right of reimbursement therefor.

(b)           Each Master Servicer or each Special Servicer, as applicable, shall provide to each applicable Companion Holder any reports or notices required to be delivered to such Companion Holder pursuant to the related Intercreditor Agreement.

(c)           Upon the determination that a previously made Advance is a Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections on the Mortgage Loans deposited in the Collection Account and available for distribution on the next Distribution Date, the applicable Master Servicer or the Trustee, each at its own option and in its sole discretion, as applicable, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance pursuant to Section 3.05(a)(v) immediately, as an accommodation may elect to refrain from obtaining such reimbursement for such portion of the Nonrecoverable Advance during the one month collection period ending on the then-current Determination Date, for successive one-month periods for a total period not to exceed twelve (12) months (provided that, with respect to any Mortgage Loan other than an Excluded Loan, any such deferral exceeding six (6) months shall require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder), and any election to so defer or not to defer shall be deemed to be in accordance with the Servicing Standard. If the applicable Master Servicer or the Trustee makes such an election at its sole option and in its sole discretion to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent collection period (subject, again, to the same sole option to defer; it is acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be payable first from principal collections as described above prior to payment from other collections). In connection with a potential election by the applicable Master Servicer or the Trustee to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the one month collection period ending on the related Determination Date for any Distribution Date, the applicable Master Servicer or the Trustee shall further be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof); provided, however, that if, at any time the applicable Master Servicer or the Trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one-month collection period will exceed the full amount of the principal portion of general collections on or in respect of Mortgage Loans deposited in the Collection Account for such Distribution Date, then the applicable Master Servicer or the Trustee, as applicable, shall use its reasonable efforts to give the 17g-5 Information Provider fifteen (15) days’ notice of such determination for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), unless extraordinary circumstances make such notice impractical, which shall mean that (i) the applicable Master Servicer or the Trustee, as the case may be, determines in its sole discretion that waiting fifteen (15) days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (ii) changed circumstances or new or different information becomes known to the applicable Master Servicer or the Trustee, as the case may be, that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance or whether to defer reimbursement of a Nonrecoverable Advance or the determination in clause (i) above, or (iii) in the case of the applicable Master Servicer, it has not timely received from the Trustee information required by the applicable Master Servicer to determine whether to defer reimbursement for a Nonrecoverable Advance. If any of the circumstances described in clause (i), (ii) or (iii) of the foregoing sentence apply, the applicable Master Servicer or Trustee, as applicable, shall give the 17g-5 Information Provider a notice for posting of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give notice as required by the preceding or second preceding sentence shall in no way affect the applicable Master Servicer’s or the Trustee’s election whether to refrain from obtaining such reimbursement or right to obtain such reimbursement as described in this Section 3.17(c). Nothing herein shall give the applicable Master Servicer or the Trustee the right to defer reimbursement of a Nonrecoverable Advance to the extent of any principal collections then available in the Collection Account pursuant to Section 3.05(a)(v). The applicable Master Servicer or the Trustee, as the case may be, shall have no liability for any loss, liability or expenses resulting from any notice provided to the Rating Agencies contemplated by this Section 3.17(c).

The foregoing shall not, however, be construed to limit any liability that may otherwise be imposed on such Person for any failure by such Person to comply with the conditions to making such an election under this section or to comply with the terms of this section and the other provisions of this Agreement that apply once such an election, if any, has been made; provided, however, that the fact that a decision to recover such Nonrecoverable Advances over time, or not to do so, benefits some classes of Certificateholders to the detriment of other classes shall not, with respect to the applicable Master Servicer or the applicable Special Servicer, as applicable, constitute a violation of the Servicing Standard and/or with respect to the Trustee (solely in its capacity as Trustee), constitute a violation of any fiduciary duty to Certificateholders or any contractual obligation hereunder. If the applicable Master Servicer or the Trustee, as the case may be, determines, in its sole discretion, to fully recover the Nonrecoverable Advances immediately instead of deferring such reimbursement, then such Master Servicer or the Trustee, as applicable, shall be entitled to immediate reimbursement of Nonrecoverable Advances with interest thereon at the Reimbursement Rate from all amounts in the Collection Account for such Distribution Date (deemed first from principal and then interest). Any such election by any such party to refrain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more collection periods shall not limit the accrual of interest at the Reimbursement Rate on such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance. The applicable Master Servicer’s or the Trustee’s, as the case may be, agreement to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and shall not be construed as an obligation on the part of such Master Servicer or the Trustee, as applicable, or a right of the Certificateholders. Nothing herein shall be deemed to create in the Certificateholders a right to prior payment of distributions over such Master Servicer’s or the Trustee’s, as applicable, right to reimbursement for Advances (deferred or otherwise) and accrued interest thereon. In all events, the decision to defer reimbursement or to seek immediate reimbursement of Nonrecoverable Advances shall be deemed to be in accordance with the Servicing Standard and none of the applicable Master Servicer, the Trustee or the other parties to this Agreement shall have any liability to one another or to any of the Certificateholders or any of the Companion Holders for any such election that such party makes as contemplated by this section or for any losses, damages or other adverse economic or other effects that may arise from such an election, nor shall such election constitute a violation of the Servicing Standard or any duty under this Agreement. Neither the applicable Master Servicer nor the Trustee shall have any liability whatsoever for making an election, or refraining from making an election, that is authorized under this Section 3.17(c).

No determination by a Master Servicer (or the Trustee, as applicable) to exercise its sole option to defer the reimbursement of Advances and/or interest thereon under this section shall be construed as an agreement by the applicable Master Servicer (or the Trustee, as applicable) to subordinate (in respect of realizing losses), to any Class of Certificates, such party’s right to such reimbursement during such period of deferral.

With respect to any modification or amendment of any Intercreditor Agreement related to a Serviced Whole Loan (to the extent received), the applicable Master Servicer or the applicable Special Servicer, as applicable, shall provide to the 17g-5 Information Provider a copy of any such modification or amendment, which the 17g-5 Information Provider shall promptly post on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c).

(d)           With respect to any Mortgage Loan (or Serviced Whole Loan), if the related loan documents permit the lender to (but do not require the lender to), at its option, prior to an event of default under the related Mortgage Loan (or Serviced Whole Loan), apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, the applicable Master Servicer or the applicable Special Servicer, as the case may be, may not apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account, unless not applying those amounts as a prepayment would be a violation of the Servicing Standard. Such amount may be used, if permitted under the loan documents, to defease the loan, or may be used to prepay the Mortgage Loan (or Serviced Whole Loan), or for other purpose consistent with the Servicing Standard and the loan documents, upon a subsequent default.

(e)           Within one (1) Business Day after the execution of any amendment or modification of any Intercreditor Agreement, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall provide to the Certificate Administrator a copy of any such modification or amendment of any Intercreditor Agreement, and such amendment or modification shall be a Reportable Event.

Section 3.18     Modifications, Waivers, Amendments and Consents. (a) Except as set forth in Section 3.08(a), Section 3.08(b), this Section 3.18(a), Section 3.18(d), Section 3.18(h), Section 3.18(i), Section 3.18(m) and Section 6.08, but subject to any other conditions set forth thereunder and, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan (and with respect to any Serviced Whole Loan, subject to the rights of the related Companion Holder, as applicable, to advise or consult with the applicable Master Servicer or the applicable Special Servicer, as the case may be, with respect to, or to consent to, a modification, waiver or amendment, in each case, pursuant to the terms of the related Intercreditor Agreement), the applicable Master Servicer shall not modify, waive or amend the terms of a Non-Specially Serviced Loan and/or related Companion Loan without (x) (i) prior to the occurrence of a Control Termination Event and (ii) other than with respect to any Excluded Loan, the consent (or deemed consent) of the Directing Certificateholder having been obtained if and to the extent required by, and pursuant to the process described under, Section 6.08(a) or (y) (i) after the occurrence and continuance of a Control Termination Event and (ii) other than with respect to any Excluded Loan, but prior to a Consultation Termination Event, the applicable Special Servicer having consulted with the Directing Certificateholder if and to the extent required pursuant to Section 6.08(a) hereof; and provided, further, that no extension entered into pursuant to this Section 3.18(a) shall extend the Maturity Date beyond the earlier of (i) five (5) years prior to the Rated Final Distribution Date and (ii) in the case of a Mortgage Loan secured solely or primarily by a leasehold estate and not also the related fee interest, the date twenty (20) years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the Ground Lease, ten (10) years, prior to the expiration of such leasehold estate. If such extension would extend the Maturity Date of such Mortgage Loan and/or related Companion Loan for more than twelve (12) months from and after the original Maturity Date of such Mortgage Loan and/or related Companion Loan and such Mortgage Loan and/or related Companion Loan is not in default or default with respect thereto is not reasonably foreseeable, prior to any such extension, the applicable Master Servicer shall (1) provide the Trustee, the Certificate Administrator, the applicable Special Servicer, the Operating Advisor and ((i) prior to the occurrence of a Consultation Termination

Event and (ii) other than with respect to any Excluded Loan) the Directing Certificateholder, with an Opinion of Counsel (at the expense of the related Mortgagor to the extent permitted under the Mortgage Loan documents and, if not required or permitted to be paid by the Mortgagor, to be paid as an expense of the Trust in accordance with Section 3.11(d)) that such extension would not constitute a “significant modification” of the Mortgage Loan and/or Serviced Companion Loan within the meaning of Treasury Regulations Section 1.860G-2(b) and (2) subject to the Servicing Standard, ((i) prior to the occurrence and continuance of a Control Termination Event and (ii) other than with respect to an Excluded Loan) obtain the consent of the Directing Certificateholder (or (i) after the occurrence and during the continuance of a Control Termination Event, but prior to a Consultation Termination Event and (ii) other than with respect to any Excluded Loan, consult with the Directing Certificateholder) pursuant to the process described in Section 6.08(a) hereof. Notwithstanding the foregoing, subject to the rights of the related Companion Holder to advise the applicable Master Servicer with respect to, or consent to, such modification, waiver or amendment pursuant to the terms of the related Intercreditor Agreement, the applicable Master Servicer, with respect to Non-Specially Serviced Loans, without the consent of the applicable Special Servicer or the Directing Certificateholder, may modify or amend the terms of any Non-Specially Serviced Loan and/or related Serviced Companion Loan in order to (i) cure any ambiguity or mistake therein or (ii) correct or supplement any provisions therein which may be inconsistent with any other provisions therein or correct any error; provided that, if the Mortgage Loan (other than any Non-Serviced Mortgage Loan) and/or related Serviced Companion Loan is not in default or default with respect thereto is not reasonably foreseeable, such modification or amendment would not be a “significant modification” of the Mortgage Loan and/or related Serviced Companion Loan within the meaning of Treasury Regulations Section 1.860G-2(b).

Subject to Section 6.08, applicable law and the Mortgage Loan and/or related Serviced Companion Loan documents, neither the applicable Master Servicer nor the applicable Special Servicer shall permit the substitution of any Mortgaged Property (or any portion thereof) for one or more other parcels of real property at any time the Mortgage Loan and/or related Serviced Companion Loan is not in default pursuant to the terms of the related Mortgage Loan and/or related Serviced Companion Loan documents or default with respect thereto is not reasonably foreseeable unless (i) the applicable Master Servicer or the applicable Special Servicer, as the case may be, obtains Rating Agency Confirmation from each Rating Agency (and delivers such Rating Agency Confirmation to the Directing Certificateholder, if permitted by the applicable Rating Agency) and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25)) and (ii) such substitution would not be a “significant modification” of the Mortgage Loan and/or related Serviced Companion Loan within the meaning of Treasury Regulations Section 1.860G-2(b) or otherwise cause an Adverse REMIC Event (and the applicable Master Servicer or the applicable Special Servicer, as the case may be, may obtain and rely upon an Opinion of Counsel (at the expense of the related Mortgagor if not prohibited by the terms of the related Mortgage Loan documents, and if so prohibited, at the expense of the Trust) with respect thereto).

(b)           If the applicable Special Servicer determines that a modification, waiver or amendment (including, without limitation, the forgiveness or deferral of interest or principal or the substitution of collateral pursuant to the terms of the Mortgage Loan (other than any Non-Serviced Mortgage Loan) and/or related Serviced Companion Loan or otherwise, the release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the applicable Special Servicer’s judgment, reasonably foreseeable (as evidenced by an Officer’s Certificate of such Special Servicer), is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the Trust and, if applicable, the Companion Holders, as the holders of the related Serviced Companion Loan, than liquidation of such Specially Serviced Loan, then the applicable Special Servicer may agree to a modification, waiver or amendment of such Specially Serviced Loan, subject to (x) the provisions of this Section 3.18(b) and Section 3.18(c), (y) with respect to any Mortgage Loan other than any Excluded Loan, prior to the occurrence and continuance of a Control Termination Event, the approval of the Directing Certificateholder (or after the occurrence and during the continuance of a Control Termination Event, but prior to a Consultation Termination Event, upon consultation with the Directing Certificateholder) as provided in Section 6.08; provided that with respect to any Serviced AB Whole Loan, prior to the occurrence and continuance of a related AB Control Appraisal Period, the approval of the holder of the related AB Subordinate Companion Loan will be required to the extent set forth in the related Intercreditor Agreement and the Directing Certificateholder shall have no consent or consultation rights regarding the matter; and (z) additionally, with respect to a Serviced Whole Loan, the rights of the related Serviced Companion Noteholder or with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) with mezzanine debt, the rights of the related mezzanine lender, to advise or consult with the applicable Special Servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related Intercreditor Agreement or mezzanine intercreditor agreement, as applicable; provided that in the case of any release or substitution of collateral (other than a defeasance), the applicable Special Servicer shall have obtained an Opinion of Counsel that such release or substitution would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b) or otherwise cause an Adverse REMIC Event. Notwithstanding anything herein to the contrary, with respect to any Excluded Loan (regardless of whether a Control Termination Event has occurred and is continuing), the applicable Special Servicer shall consult with the Operating Advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in Section 6.08 for consulting with the Operating Advisor.

In connection with (i) the release of a Mortgaged Property (other than any Non-Serviced Mortgaged Property), or any portion of such Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than any Non-Serviced Mortgaged Property), or any portion of such Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the applicable Master Servicer or the applicable Special Servicer, as the case may be, to calculate (or to approve the calculation of the related Mortgagor of) the loan-to-value ratio of the remaining Mortgaged

Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation shall, unless then permitted by the REMIC Provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

If, following any such release or taking, the loan-to-value ratio as calculated is greater than 125%, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall require payment of principal by a “qualified amount” as determined under Revenue Procedure 2010-30 or successor provisions, unless the related Mortgagor provides an Opinion of Counsel that if such amount is not paid, the related Mortgage Loan will not fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code.

The applicable Special Servicer shall use its reasonable efforts to the extent possible to cause each Specially Serviced Loan to fully amortize prior to the Rated Final Distribution Date and shall not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if such modification, waiver or amendment would (1) extend the maturity date of any such Specially Serviced Loan to a date occurring later than the earlier of (a) five (5) years prior to the Rated Final Distribution Date and (b) if such Specially Serviced Loan is secured solely or primarily by a leasehold estate and not also the related fee interest, the date occurring twenty (20) years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, ((i) prior to the occurrence and continuance of a Control Termination Event and (ii) other than with respect to any Excluded Loan) with the consent of the Directing Certificateholder, ten (10) years prior to the expiration of such leasehold estate (including any options to extend such leasehold estate exercisable unilaterally by the related Mortgagor), or (2) provide for the deferral of interest unless interest accrues on the related Mortgage Loan, or Serviced Whole Loan generally at the related Mortgage Rate.

(c)           Any provision of this Section 3.18 to the contrary notwithstanding, except when a Mortgage Loan and/or Companion Loan is in default or default with respect thereto is reasonably foreseeable, no fee described in this Section 3.18 shall be collected by any Master Servicer or any Special Servicer from a Mortgagor (or on behalf of the Mortgagor) in conjunction with any consent or any modification, waiver or amendment of a Mortgage Loan or Companion Loan, as applicable (unless the amount thereof is specified in the related Mortgage Note) if the collection of such fee would cause such consent, modification, waiver or amendment to be a “significant modification” of the Mortgage Note within the meaning of Treasury Regulations Section 1.860G-2(b).

(d)           To the extent consistent with this Agreement (including, without limitation, the first sentence of Section 3.18(a), and Section 6.08), the applicable Master Servicer (as provided in Section 3.08(a), Section 3.08(b) and Section 3.18 and subject to the applicable Special Servicer’s consent rights pursuant to Section 3.18(a) if any such waiver, modification or amendment constitutes a Major Decision) or the applicable Special Servicer may, consistent with the Servicing Standard, agree to any waiver, modification or amendment of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable only if the contemplated waiver, modification or amendment (i) will not be a “significant modification” of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b) and (ii) will not cause (x) any Trust REMIC to fail to qualify as a REMIC for purposes of the Code or (y) any Trust REMIC to be subject to any tax under the REMIC Provisions. In making this determination, such Master Servicer or such Special Servicer may obtain and rely upon (and shall provide to the Trustee and the Certificate Administrator if obtained) an Opinion of Counsel (at the expense of the related Mortgagor or such other Person requesting such modification or, if such expense cannot be collected from the related Mortgagor or such other Person, to be paid out of the Collection Account pursuant to Section 3.05(a); provided that the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall use its reasonable efforts to collect such fee from the Mortgagor or such other Person to the extent permitted under the related Mortgage Loan documents). Notwithstanding the foregoing, neither the applicable Master Servicer nor the applicable Special Servicer may waive the payment of any Prepayment Premium or Yield Maintenance Charge or the requirement that any prepayment of a Mortgage Loan be made on a Due Date, or if not made on a Due Date, be accompanied by all interest that would be due on the next Due Date with respect to any Mortgage Loan or Serviced Companion Loan that is not a Specially Serviced Loan.

(e)           Subject to Section 3.18(c), the applicable Master Servicer and the applicable Special Servicer each may, as a condition to its granting any request by a Mortgagor for consent, modification (including extensions), waiver or indulgence or any other matter or thing, the granting of which is within such Master Servicer’s or such Special Servicer’s, as the case may be, discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan or Companion Loan and is permitted by the terms of this Agreement, require that such Mortgagor pay to such Master Servicer or such Special Servicer, as the case may be, as additional servicing compensation, a reasonable or customary fee, for the additional services performed in connection with such request; provided that the charging of such fee is not a “significant modification” of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b).

(f)           All modifications (including extensions), waivers and amendments of the Mortgage Loans and/or Companion Loans entered into pursuant to this Section 3.18 shall be in writing, signed by the applicable Master Servicer or the applicable Special Servicer, as the case may be, and the related Mortgagor (and by any guarantor of the related Mortgage Loan, if such guarantor’s signature is required by the Special Servicer in accordance with the Servicing Standard).

(g)           With respect to any modification, waiver or amendment for which it is responsible for processing pursuant to Section 3.18 hereof, the applicable Special Servicer shall notify the applicable Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event), the Directing Certificateholder (other than (i) following the occurrence of a Consultation Termination Event and (ii) with respect to any Excluded Loan), the applicable Companion Holder (unless, with respect to a holder of an AB Subordinate Companion Loan, an AB Control Appraisal Period has occurred, if applicable), the related Mortgage Loan Seller (if such Mortgage Loan Seller is not the Master Servicer or Sub-Servicer of such Mortgage Loan or the Directing Certificateholder) and the 17g-5 Information Provider (which shall promptly post such notice on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)) in writing of any modification, waiver or amendment (in each case, after it is finalized and executed) of any term of any Mortgage Loan or Companion Loan that is modified, waived or amended and the date thereof. With respect to any modification, waiver or amendment (in each case, after it is finalized and executed) for which it is responsible for processing pursuant to Section 3.18 hereof, the applicable Master Servicer shall provide written notice of any such modification, waiver or amendment to the Trustee, the Certificate Administrator, the applicable Special Servicer (and such Special Servicer shall, prior to the occurrence of a Consultation Termination Event and other than with respect to an Excluded Loan, forward such notice to the Directing Certificateholder), the applicable Companion Holder (unless, with respect to a holder of an AB Subordinate Companion Loan, an AB Control Appraisal Period has occurred, if applicable) and the related Mortgage Loan Seller (so long as such Mortgage Loan Seller is not the Master Servicer or Sub-Servicer of such Mortgage Loan or the Directing Certificateholder) and the 17g-5 Information Provider (which shall promptly post such notice on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)). The party responsible for delivering notice shall deliver to the Custodian with a copy to the applicable Master Servicer (if such notice is being delivered by the applicable Special Servicer) for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver or amendment, promptly (and in any event within ten (10) Business Days) following the execution thereof, with a copy to the applicable Companion Holder, if any. Following receipt of the applicable Master Servicer’s or the applicable Special Servicer’s, as the case may be, delivery of the aforesaid modification, waiver or amendment to the Certificate Administrator, the Certificate Administrator shall forward a copy thereof to each Holder of a Certificate (other than the Class R Certificates). With respect to the processing of any modification, waiver or consent related to any Mortgagor incurring additional debt or mezzanine debt, the applicable Special Servicer (if such Special Servicer processes such modification, waiver or consent pursuant to Section 3.18(a)) or the applicable Master Servicer (if such Master Servicer processes such modification, waiver or consent pursuant to Section 3.18(a)) shall, on or before the later of (i) 3:00 p.m. on the related P&I Advance Date and (ii) five (5) Business Days immediately following the applicable Master Servicer or the applicable Special Servicer, as the case may be, obtaining actual knowledge of the incurrence of such additional debt or mezzanine debt, deliver notice of the Mortgagor’s incurrence of such debt, substantially in the form of Exhibit KK, to cts.sec.notifications@wellsfargo.com and an Additional Disclosure Notification in the form attached hereto as Exhibit EE. The notice contemplated in the preceding sentence shall set forth, to the extent the applicable Special Servicer or the applicable Master Servicer, as the case may be, has the requisite information or can reasonably obtain such information, (1) the amount of additional debt that was incurred in the related Collection Period, (2) the total debt service coverage ratio calculated on the basis of such Mortgage Loan and additional debt, and (3) the aggregate LTV Ratio calculated on the basis of such Mortgage Loan and additional debt. In the event that either (i) the CREFC® Investor Reporting Package is amended to include such information set forth above, in a manner reasonably acceptable to the applicable Master Servicer, the applicable Special Servicer and the Certificate Administrator, as applicable, and such Master Servicer confirms with the Certificate Administrator that such amended CREFC® Investor Reporting Package enables the Certificate Administrator to include such information on Form 10-D in a manner reasonably acceptable to the Certificate

Administrator, or (ii) the Trust is no longer subject to the Exchange Act, the additional report in the form of Exhibit KK shall no longer be required hereunder. From time to time, the applicable Master Servicer, the applicable Special Servicer and the Certificate Administrator may agree on a different delivery time and format for the information set forth in this paragraph.

(h)           The applicable Master Servicer shall process all defeasance transactions. Notwithstanding the foregoing, such Master Servicer shall not permit (or, with regard to any Non-Serviced Mortgage Loan, take any act in furtherance of) the substitution of any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan or a Serviced Whole Loan unless such defeasance complies with Treasury Regulations Section 1.860G-2(a)(8)(ii) and such Master Servicer has received (i) replacement collateral consisting of government securities within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), which satisfies the requirements of the applicable Mortgage Loan documents, in an amount sufficient to make all scheduled payments under the related Mortgage Loan (or defeased portion thereof) when due, (ii) a certificate of an Independent certified public accountant to the effect that such substituted property will provide cash flows sufficient to meet all payments of interest and principal (including payments at maturity) on such Mortgage Loan or Serviced Whole Loan in compliance with the requirements of the terms of the related Mortgage Loan documents and, if applicable, Companion Loan documents, (iii) one or more Opinions of Counsel (at the expense of the related Mortgagor) to the effect that the Trustee, on behalf of the Trust, will have a first priority perfected security interest in such substituted Mortgaged Property; provided, however, that, to the extent consistent with the related Mortgage Loan documents and, if applicable, Companion Loan documents, the related Mortgagor shall pay the cost of any such opinion as a condition to granting such defeasance, (iv) to the extent consistent with the related Mortgage Loan documents and, if applicable, Companion Loan documents, the Mortgagor shall establish a single purpose entity to act as a successor mortgagor, if so required by the Rating Agencies, (v) to the extent permissible under the related Mortgage Loan documents and, if applicable, Companion Loan documents, the applicable Master Servicer shall use its reasonable efforts to require the related Mortgagor to pay all costs of such defeasance, including but not limited to the cost of maintaining any successor mortgagor, and (vi) to the extent permissible under the Mortgage Loan documents and, if applicable, Companion Loan documents, the applicable Master Servicer shall obtain, at the expense of the related Mortgagor, Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25); provided, further, however, that no such confirmation from any Rating Agency shall be required to the extent that the applicable Master Servicer has delivered a defeasance certificate substantially in the form of Exhibit U hereto for any Mortgage Loan that (together with any Mortgage Loans cross-collateralized with such Mortgage Loans) is: (i) a Mortgage Loan with a Cut-off Date Balance less than $20,000,000, (ii) a Mortgage Loan that represents less than 5% of the aggregate Cut-off Date Balance of all Mortgage Loans a, and (iii) a Mortgage Loan that is not one of the ten largest Mortgage Loans by Stated Principal Balance. Notwithstanding the foregoing, in the event that requiring the Mortgagor to pay for the items specified in clauses (ii), (iv) and (v) in the preceding sentence would be inconsistent with the related Mortgage Loan documents, such reasonable costs shall be paid by the related Mortgage Loan Seller as and to the extent set forth in the applicable Mortgage Loan Purchase Agreement.

(i)            Notwithstanding anything herein or in the related Mortgage Loan documents and, if applicable, Companion Loan documents, to the contrary, the applicable Master Servicer may permit the substitution of “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii) for any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan or a Serviced Whole Loan, as applicable (or any portion thereof), in lieu of the defeasance collateral specified in the related Mortgage Loan documents or Serviced Whole Loan documents, as applicable; provided that such substitution is consistent with the Servicing Standard and the applicable Master Servicer reasonably determines that allowing their use would not cause a default or event of default to become reasonably foreseeable and the applicable Master Servicer receives an Opinion of Counsel (at the expense of the Mortgagor to the extent permitted under the Mortgage Loan documents and, if applicable or Companion Loan documents or otherwise as a Trust Fund expense) to the effect that such use would not be and would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise constitute an Adverse REMIC Event with respect to any Trust REMIC; and provided, further, that the requirements set forth in Section 3.18(h) (including receipt of any Rating Agency Confirmation) are satisfied; and provided, further, that such securities are backed by the full faith and credit of the United States government, or the applicable Master Servicer shall obtain Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25).

Notwithstanding the foregoing, with respect to certain Mortgage Loans originated or acquired by Barclays or UBSRES that are subject to defeasance, each of Barclays (or, with respect to the Mortgage Loans secured by the Mortgaged Properties identified on the Mortgage Loan Schedule as 473-479 Sumner Ave / 341 & 345 Amherst St and Kenny Centre, RAIT Funding, LLC) and UBSRES, as applicable, has transferred to a third party or has retained on behalf of itself or its Affiliate the right to establish or designate the successor borrower and/or to purchase or cause to be purchased the related defeasance collateral (“Retained Defeasance Rights and Obligations”). In the event the applicable Master Servicer receives notice of a defeasance request with respect to a Mortgage Loan for which Barclays or UBSRES, as applicable, is the related Mortgage Loan Seller and that provides for Retained Defeasance Rights and Obligations in the related Mortgage Loan documents, the applicable Master Servicer shall provide, within five (5) Business Days of receipt of such notice, written notice of such defeasance request to Barclays or UBSRES, as applicable, in the case of the Mortgage Loans for which Barclays or UBSRES, as applicable, is the related Mortgage Loan Seller. Until such time as Barclays or UBSRES, as applicable, provides the applicable Master Servicer written notice to the contrary, the notice of a defeasance of a Mortgage Loan with Retained Defeasance Rights and Obligations as to which (i) Barclays is the related Mortgage

Loan Seller shall be delivered to Barclays Bank PLC, 745 Seventh Avenue, New York, New York 10019, Attention: Daniel Vinson, Email: daniel.vinson@barclays.com or (ii) UBSRES is the related Mortgage Loan Seller shall be delivered to UBS Real Estate Securities Inc., 1285 Avenue of the Americas, New York, New York 10019, Attention: David Schell, email: david.schell@ubs.com. With respect to any Mortgage Loan originated or acquired by Barclays or UBSRES, as applicable, that is subject to defeasance, if the successor borrower is not designated or formed by Barclays (or, with respect to the Mortgage Loans secured by the Mortgaged Properties identified on the Mortgage Loan Schedule as 473-479 Sumner Ave / 341 & 345 Amherst St and Kenny Centre, RAIT Funding, LLC) or UBSRES, as the case may be, or any Affiliate or successor thereto, the successor borrower shall be reasonably acceptable to the applicable Master Servicer in accordance with the Servicing Standard.

(j)           If required under the related Mortgage Loan or Companion Loan documents or if otherwise consistent with the Servicing Standard, the applicable Master Servicer shall establish and maintain one or more accounts (the “Defeasance Accounts”), which shall be Eligible Accounts, into which all payments received by such Master Servicer from any defeasance collateral substituted for any Mortgaged Property shall be deposited and retained, and shall administer such Defeasance Accounts in accordance with the Mortgage Loan or Companion Loan documents. Notwithstanding the foregoing, in no event shall the applicable Master Servicer permit such amounts to be maintained in the Defeasance Account for a period in excess of ninety (90) days, unless such amounts are reinvested by such Master Servicer in “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii). To the extent not required or permitted to be placed in a separate account, the applicable Master Servicer shall deposit all payments received by it from defeasance collateral substituted for any Mortgaged Property into the Collection Account and treat any such payments as payments made on the Mortgage Loan or Companion Loan in advance of its Due Date in accordance with clause (a)(i) of the definition of “Available Funds” and not as a prepayment of the related Mortgage Loan or Companion Loan. Notwithstanding anything herein to the contrary, in no event shall the applicable Master Servicer permit such amounts to be maintained in the Collection Account for a period in excess of 365 days (or 366 days in the case of a leap year).

(k)           Notwithstanding anything to the contrary in this Agreement, neither the applicable Master Servicer nor the applicable Special Servicer, as the case may be, shall, unless it has received Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25) (the cost of which shall be paid by the related Mortgagor, if so allowed by the terms of the related loan documents and otherwise paid out of general collections) grant or accept any consent, approval or direction regarding the termination of the related property manager or the designation of any replacement property manager, with respect to any Mortgaged Property that secures a Mortgage Loan that (i) is one of the ten largest Mortgage Loans a by Stated Principal Balance or (ii) has an unpaid principal balance that is at least equal to five percent (5%) of the then-aggregate principal balance of all Mortgage Loans or $35,000,000.

(l)            Notwithstanding anything to the contrary in this Agreement, in connection with any modification, waiver, consent or amendment in connection with any release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral, the applicable Special Servicer shall not approve any such modification, waiver or amendment or consent thereto without first having received a copy of an Opinion of Counsel addressed to such Special Servicer and the applicable Master Servicer that such modification, waiver, consent or amendment will not cause an Adverse REMIC Event.

(m)          Notwithstanding any other provisions of this Section 3.18 or Section 3.08, but subject to any related Intercreditor Agreement, the applicable Master Servicer may, without any Directing Certificateholder approval or consent, Rating Agency Confirmation or the applicable Special Servicer’s approval or consent (provided that such Master Servicer delivers notice thereof to such Special Servicer after completion (and such Special Servicer shall promptly, prior to the occurrence of a Consultation Termination Event and other than in respect of any Excluded Loan or any NCB Co-op Mortgage Loan, deliver notice thereof to the Directing Certificateholder, except to the extent that such Special Servicer or the Directing Certificateholder, as the case may be, notifies such Master Servicer that such party does not desire to receive copies of such items) take any of the following actions with respect to Non-Specially Serviced Loans (each such action, a “Master Servicer Decision”): (i) grant waivers of non-material covenant defaults (other than financial covenants), including late (but not waived) financial statements; (ii) consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the Mortgaged Property or the ability of the related Mortgagor to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the Mortgage Loan documents; (iii) approve or consent to grants of easements or rights of way for utilities, access, parking, public improvements or another purpose or subordination of the lien of the Mortgage Loan to easements that (with respect to any of the foregoing) do not materially affect the use or value of a Mortgaged Property or a Mortgagor’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan; (iv) grant other routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving routine leasing activities that (1) do not involve a ground lease or lease of an outparcel or (2) affect an area less than the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property; (v) consent to actions and releases related to condemnation of non-material, non-income producing parcels of the Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related Mortgagor to pay amounts due in respect of the Mortgage Loan or Companion Loan when due; (vi) consent to a change in property management relating to any Mortgage Loan or related Companion Loan with respect to (A) Mortgage Loans (including any related Companion Loans but other than NCB Co-op Mortgage Loans or a Mortgage Loan that is secured by a hospitality Mortgaged Property) with an outstanding principal balance of equal to or less than $5,000,000, or (B) NCB Co-op Mortgage Loans (and in the case of this subclause (C), subject to Section 3.18(k)); (vii) approve annual operating budgets for Mortgage Loans; (viii) with respect to NCB Co-op Mortgage Loans, consent to the related Mortgagor incurring subordinate debt secured by the related Mortgaged Property, subject to the satisfaction of the NCB Subordinate Debt Conditions with respect to such subordinate debt; (ix) consent to (A) any releases or reductions of or withdrawals from (as applicable) any letters of credit, reserve funds or other additional collateral with respect to any related Mortgaged Property securing an NCB Co-op Mortgage Loan or (B) any releases or reductions of or withdrawals from (as applicable) any letters of credit, reserve funds or other additional collateral with respect to any Mortgaged Property securing a Mortgage Loan other than an NCB Co-op Mortgage Loan where the release is required pursuant to the specific terms of the related Mortgage, other than earn out or performance reserve releases specifically scheduled in the pooling and servicing agreement; (x) grant an extension or enter into any forebearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related Maturity Date of such Mortgage Loan so long as (A) such extension or forebearance does not extend beyond 120 days after the related Maturity Date and (B) the related Mortgagor has delivered documentation reasonably satisfactory in form and substance to the applicable Master Servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such Balloon Payment will become due; (xi) any modifications to cure any ambiguity in, or to correct or supplement any provision of an Intercreditor Agreement to the extent permitted therein without obtaining any Rating Agency Confirmation, except that (other than with respect to any Excluded Loan) the Directing Certificateholder’s consent shall be required for any such modification to an Intercreditor Agreement other than during a Control Termination Event and except that the applicable Master Servicer shall not be permitted to agree to any supplement to any Intercreditor Agreement if it would have a material adverse effect on the value of the related Mortgage Loan or the Trust’s interest therein; (xii) grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision; and (xiii) modifications to cure any ambiguity in, or to correct or supplement any provision of an Intercreditor Agreement to the extent permitted therein without obtaining any Rating Agency Confirmation, except that (other than with respect to any Excluded Loan) the Directing Certificateholder’s consent shall be required for any such modification to an Intercreditor Agreement during any Control Termination Event; provided that (w) any such action would not in any way affect a payment term of the Certificates, (x) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an Opinion of Counsel (at the expense of the Trust to the extent not reimbursed or paid by the related Mortgagor), to the extent requesting such opinion is consistent with the Servicing Standard), (y) agreeing to such action would be consistent with the Servicing Standard, and (z) agreeing to such action would not violate the terms, provisions or limitations of this Agreement or any Intercreditor Agreement. The foregoing is intended to be an itemization of actions each Master Servicer may take without having to obtain the approval of any other party and is not intended to limit the responsibilities of the Master Servicers hereunder.

(n)           No Master Servicer or Special Servicer shall modify any Mortgage Loan into an AB Modified Loan unless the documents evidencing such modification provide that all payments on the junior or “B” portion of such AB Modified Loan (including interest, principal and other amounts) shall only be payable after the point in time at which all interest and principal on the senior or “A” portion of such AB Modified Loan shall have been paid in full and such senior or “A” portion shall no longer be outstanding; provided, however, that interest and other amounts in respect of such junior or “B” portion may accrue prior to such point in time.

Section 3.19     Transfer of Servicing Between Master Servicers and Special Servicers; Recordkeeping; Asset Status Report. (a) Upon determining that a Servicing Transfer Event has occurred with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loan, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall promptly give notice to the applicable Master Servicer or the applicable Special Servicer, as the case may be, the Operating Advisor and ((i) prior to the occurrence of a Consultation Termination Event and (ii) other than with respect to any Excluded Loan) the Directing Certificateholder thereof, and the applicable Master Servicer shall deliver the related Mortgage File and Servicing File to the applicable Special Servicer and concurrently provide a copy of such Servicing File, exclusive of all Privileged Communications, to the Operating Advisor. The applicable Master Servicer shall use its reasonable efforts to provide the applicable Special Servicer with all documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Mortgage Loan and, if applicable, the related Serviced Companion Loan, either in the applicable Master Servicer’s possession or otherwise available to such Master Servicer without undue burden or expense, and reasonably requested by the applicable Special Servicer to enable it to assume its functions hereunder with respect thereto. Such Master Servicer shall use its reasonable efforts to comply with the preceding sentence within five (5) Business Days of the occurrence of each related Servicing Transfer Event (or, in the case of clauses (viii), (ix) or (x) of the definition of Servicing Transfer Event, within five (5) Business Days of receiving notice from the applicable Special Servicer of such Servicing Transfer Event when such Special Servicer makes the determination) and in any event shall continue to act as Master Servicer and administrator of such Mortgage Loan and, if applicable, the related Serviced Companion Loan until such Special Servicer has commenced the servicing of such Mortgage Loan and, if applicable, the related Serviced Companion Loan. The applicable Master Servicer shall deliver to the Trustee, the Certificate Administrator, the Operating Advisor, and ((i) prior to the occurrence of a Consultation Termination Event or (ii) other than with respect to any Excluded Loan) the Directing Certificateholder, a copy of the notice of such Servicing Transfer Event provided by the applicable Master Servicer to the applicable Special Servicer, or by the applicable Special Servicer to the applicable Master Servicer, pursuant to this Section 3.19. Prior to the occurrence of a Consultation Termination Event, the Certificate Administrator shall deliver to each Controlling Class Certificateholder a copy of the notice of such Servicing Transfer Event provided by the applicable Master Servicer pursuant to this Section 3.19.

Upon determining that a Specially Serviced Loan (other than an REO Loan) has become current and has remained current for three consecutive Periodic Payments (provided that (i) no additional Servicing Transfer Event is foreseeable in the reasonable judgment of the applicable Special Servicer, and (ii) for such purposes taking into account any modification or amendment of such Mortgage Loan and, if applicable, the related Companion Loan), and that no other Servicing Transfer Event is continuing with respect thereto, the applicable Special Servicer shall immediately give notice thereof to the applicable Master Servicer, the Operating Advisor, the related Serviced Companion Noteholder (unless with respect to an AB Subordinate Companion Loan an AB Control Appraisal Period has occurred) and ((i) prior to the occurrence of a Consultation Termination Event and (ii) other than with respect to any Excluded Loan) the Directing Certificateholder and shall return the related Mortgage File and Servicing File to the applicable Master Servicer (or copies thereof if copies only were delivered to the applicable Special Servicer) and upon giving such notice, and returning such Mortgage File and Servicing

File to such Master Servicer, such Special Servicer’s obligation to service such Corrected Loan shall terminate and the obligations of such Master Servicer to service and administer such Mortgage Loan and, if applicable, the related Companion Loan shall recommence.

(b)          In servicing any Specially Serviced Loans and Serviced Companion Loans, the applicable Special Servicer will provide to the Custodian originals of documents included within the definition of “Mortgage File” for inclusion in the related Mortgage File to the extent within its possession (with a copy of each such original to the applicable Master Servicer), and provide the applicable Master Servicer with copies of any additional related Mortgage Loan or Serviced Companion Loan information including correspondence with the related Mortgagor.

(c)          Notwithstanding the provisions of Section 3.12(c), the applicable Master Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Loans, Serviced Companion Loans and REO Properties (other than with respect to a Non-Serviced Mortgage Loan) and shall provide the applicable Special Servicer with any information in its possession with respect to such records to enable such Special Servicer to perform its duties under this Agreement; provided that this statement shall not be construed to require such Master Servicer to produce any additional reports.

(d)          No later than sixty (60) days after a Servicing Transfer Event for a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, if applicable, the related Companion Loan, the applicable Special Servicer shall deliver in electronic format a report (the “Asset Status Report”) with respect to such Mortgage Loan and related Companion Loan, if applicable, and the related Mortgaged Property to the applicable Master Servicer, the Directing Certificateholder (but only in respect of any Mortgage Loan other than (A) any Excluded Loan or (B) any AB Whole Loan prior to the occurrence of an AB Control Appraisal Period, and in any event prior to the occurrence of a Consultation Termination Event), the Operating Advisor (but, other than with respect to an Excluded Loan, only after the occurrence and during the continuance of a Control Termination Event) and the 17g-5 Information Provider (which shall promptly post such report on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)) and, with respect to any related Serviced Companion Loan, to the related Companion Holder or, to the extent the related Serviced Companion Loan has been included in an Other Securitization, to the applicable master servicer of such Other Securitization into which the related Serviced Companion Loan has been sold; the applicable Special Servicer shall also deliver a summary of each Final Asset Status Report to the Certificate Administrator and the Certificate Administrator shall post the summary of the Final Asset Status Report to the Certificate Administrator’s Website. Such Asset Status Report shall set forth the following information to the extent reasonably determinable based on the information that was delivered to the applicable Special Servicer in connection with the transfer of servicing pursuant to the Servicing Transfer Event:

(i)           a summary of the status of such Specially Serviced Loan and any negotiations with the related Mortgagor;

(ii)          a discussion of the legal and environmental considerations reasonably known to the applicable Special Servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Mortgage Loan (and any related Serviced Companion Loan) and whether outside legal counsel has been retained;

(iii)         the most current rent roll (or with respect to NCB Co-op Mortgage Loans, maintenance schedule), and income or operating statement available for the related Mortgaged Property;

(iv)         (A) applicable the Special Servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the applicable Master Servicer for regular servicing or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the applicable Special Servicer in connection with the proposed or taken actions;

(v)          the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

(vi)         a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

(vii)        the decision that the applicable Special Servicer made, or intends or proposes to make, including a narrative analysis setting forth such Special Servicer’s rationale for its proposed decision, including its rejection of the alternatives;

(viii)       an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the applicable Special Servicer made such determination and (y) the net present value calculation and all related assumptions;

(ix)         the appraised value of the related Mortgaged Property (and a copy of the last obtained Appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the applicable Special Servicer together with an explanation of those adjustments; and

(x)          such other information as the applicable Special Servicer deems relevant in light of the Servicing Standard.

If within ten (10) Business Days of receiving an Asset Status Report, the Directing Certificateholder does not disapprove such Asset Status Report in writing or if the applicable Special Servicer makes a determination, in accordance with the Servicing Standard that the disapproval by the Directing Certificateholder (communicated to the applicable Special Servicer within ten (10) Business Days) is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole, such Special Servicer shall implement the recommended action as outlined in such Asset Status Report; provided, however, that such Special Servicer may not take any action that is contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. If, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of any Control Termination Event, the Directing Certificateholder disapproves such Asset Status Report within ten (10) Business Days of receipt and the applicable Special Servicer has not made the affirmative determination described above, such Special Servicer shall revise such Asset Status Report and deliver a new Asset Status Report as soon as practicable, but in no event later than thirty (30) days after such disapproval, to the applicable Master Servicer, the Trustee, the Certificate Administrator, the Directing Certificateholder (prior to the occurrence of a Consultation Termination Event and, in the case of an AB Whole Loan, only prior to the occurrence of a Consultation Termination Event and during an AB Control Appraisal Period with respect to the related AB Subordinate Companion Loan), the Operating Advisor (but only after the occurrence and during the continuance of a Control Termination Event) and the 17g-5 Information Provider (which shall promptly post such report on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)). With respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of any Control Termination Event, the applicable Special Servicer shall revise such Asset Status Report as described above in this Section 3.19(d) until the Directing Certificateholder shall fail to disapprove such revised Asset Status Report in writing within ten (10) Business Days of receiving such revised Asset Status Report or until the applicable Special Servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of sixty (60) Business Days following the first submission of an Asset Status Report, the applicable Special Servicer shall follow the direction of the Directing Certificateholder provided, such direction would not be a violation of the Servicing Standard; provided, however, that such Asset Status Report does not, and is not intended to be, a substitute for the approvals that are specifically required pursuant to Section 6.08. The applicable Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report; provided that such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section 3.19(d). Notwithstanding anything herein to the contrary, with respect to any Excluded Loan (regardless of whether a Control Termination Event has occurred and is continuing), the applicable Special Servicer shall consult with the Operating Advisor, on a non-binding basis, in connection with an Asset Status Report for an Excluded Loan which includes a Major Decision and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in Section 6.08 for consulting with the Operating Advisor.

No direction or disapproval of the Directing Certificateholder hereunder or under a related Intercreditor Agreement or failure of the Directing Certificateholder to consent to or approve (including any deemed consents or approvals) any request of the applicable Special Servicer, shall (a) require or cause the applicable Special Servicer to violate the terms of a Specially Serviced Loan, applicable law or any provision of this Agreement, including the applicable Special Servicer’s obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of each Trust REMIC and the grantor trust status of the Grantor Trust, or (b) result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions, or (c) expose the applicable Master Servicer, the applicable Special Servicer, the Depositor, the Operating Advisor, the Mortgage Loan Sellers, the Trust, the Trustee, the Certificate Administrator or their respective officers, directors, members, employees or agents to any claim, suit or liability or (d) materially expand the scope of the applicable Special Servicer’s, the Trustee’s or the applicable Master Servicer’s responsibilities under this Agreement.

If a Control Termination Event has occurred and is continuing (or, with respect to the AB Whole Loan, if both a Control Termination Event has occurred and is continuing and an AB Control Appraisal Period is in effect), the applicable Special Servicer shall promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the Operating Advisor (and if no Consultation Termination Event has occurred and such Specially Serviced Loan is not an Excluded Loan, the Directing Certificateholder). The Operating Advisor shall provide comments to the applicable Special Servicer in respect of the Asset Status Report, if any, within ten (10) Business Days following the later of (i) receipt of such Asset Status Report or (ii) receipt of such additional information reasonably requested by the Operating Advisor related thereto, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The applicable Special Servicer shall consider such alternative courses of action and any other feedback provided by the Operating Advisor (and if no Consultation Termination Event has occurred and such Specially Serviced Loan is not an Excluded Loan, the Directing Certificateholder) in connection with the applicable Special Servicer’s preparation of any Asset Status Report. The applicable Special Servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the Operating Advisor (and if no Consultation Termination Event has occurred and such Specially Serviced Loan is not an Excluded Loan, the Directing Certificateholder), to the extent the applicable Special Servicer determines that the Operating Advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)).

After the occurrence and during the continuance of a Control Termination Event (and at any time with respect to any Excluded Loan), the Directing Certificateholder shall have no right to consent to any Asset Status Report under this Section 3.19. After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, each of the Directing Certificateholder (except with respect to any Excluded Loan) and the Operating Advisor shall consult with the applicable Special Servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event (and at any time with respect to any Excluded Loan), the Directing Certificateholder (other than in its capacity as a Certificateholder) shall have no right to receive any Asset Status Report or otherwise consult with the applicable Special Servicer with respect to Asset Status Reports and the applicable Special Servicer shall only be obligated to consult with the Operating Advisor with respect to any Asset Status Report as described above. The applicable Special Servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing

Standard to take into account any input and/or recommendations of the Operating Advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the Operating Advisor or the Directing Certificateholder.

Notwithstanding the foregoing, prior to the occurrence and continuance of an AB Control Appraisal Period with respect to an AB Subordinate Companion Loan, the applicable Special Servicer shall prepare an Asset Status Report for any Serviced AB Whole Loan, upon it becoming a Specially Serviced Loan pursuant to this Agreement and the related Intercreditor Agreement, but the Directing Certificateholder will have no approval rights over any such Asset Status Report, and the consent or approval rights with respect to such Asset Status Report shall be as set forth in the related Intercreditor Agreement.

(e)          (i) Upon receiving notice of the occurrence of the events described in clause (iv) or (x) of the definition of Servicing Transfer Event (without regard to the 60-day or 30-day period, respectively, set forth therein), the applicable Master Servicer shall with reasonable promptness give notice thereof, and shall use its reasonable efforts to provide the applicable Special Servicer with all information relating to the Mortgage Loan or Serviced Companion Loan and reasonably requested by such Special Servicer to enable it to negotiate with the related Mortgagor. The applicable Master Servicer shall use its reasonable efforts to comply with the preceding sentence within five (5) Business Days of the occurrence of each such event.

(ii)         After the occurrence and during the continuance of a Control Termination Event, upon receiving notice of the occurrence of an event described in clause (iv) or (x) of the definition of Servicing Transfer Event (without regard to the 60-day or 30-day period, respectively, set forth therein), the applicable Master Servicer shall deliver notice thereof to the Operating Advisor at the same time such notice is provided to the applicable Special Servicer pursuant to clause (i) above.

(f)          Prior to the occurrence and continuance of a Control Termination Event, no later than two (2) Business Days following the establishment of a Final Asset Status Report with respect to any Specially Serviced Loan (other than any Excluded Loan), the applicable Special Servicer shall deliver in electronic format to the Directing Certificateholder a draft notice that will include a draft summary of the Final Asset Status Report (which briefly summarizes such Final Asset Status Report, but shall not include any Privileged Information) (and shall deliver each Asset Status Report with respect to an AB Mortgage Loan prior to the occurrence and continuance of an AB Control Appraisal Period (to the extent approved by the related AB Whole Loan Controlling Holder), to the Directing Certificateholder). With respect to any Mortgage Loan other than an Excluded Loan, if, prior to the occurrence and continuance of a Control Termination Event, within five (5) Business Days of receipt of such draft summary, the Directing Certificateholder approves of, or does not disapprove of such draft summary, then the applicable Special Servicer shall deliver in electronic format such notice and summary of the Final Asset Status Report to the Certificate Administrator for posting on the Certificate Administrator’s Website pursuant to Section 3.13(b). If the Directing Certificateholder affirmatively disapproves of such summary in writing, then within two (2) Business Days of receipt of such disapproval, the applicable Special Servicer shall revise the summary and deliver such new summary to the Directing Certificateholder until the Directing Certificateholder approves such draft summary; provided, however, that if the Directing Certificateholder has not approved of the draft summary of the Final Asset Status Report within twenty (20) Business Days of receipt of the initial draft summary of the Final Asset Status Report, then the most recent draft summary of the Final Asset Status Report delivered by the applicable Special Servicer prior to such 20th Business Day shall be deemed to be the final summary of the Final Asset Status Report; provided, further, however, that if at any time the applicable Special Servicer determines that any affirmative disapproval of such draft summary by the Directing Certificateholder is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole, pursuant to the Servicing Standard, the Special Servicer shall deliver in electronic format such notice and summary of the Final Asset Status Report to the Certificate Administrator for posting on the Certificate Administrator’s Website pursuant to Section 3.13(b) notwithstanding such disapproval. The applicable Special Servicer shall promptly deliver (but in any event no later than two (2) Business Days following its completion) a copy of each Final Asset Status Report to the Operating Advisor. The applicable Special Servicer shall prepare a summary of any Final Asset Status Report related to any Serviced AB Whole Loan for which the related holder of an AB Subordinate Companion Loan is not subject to an AB Control Appraisal Period, which Final Asset Status Report has been approved or deemed approved by the holder of the related AB Subordinate Companion Loan in accordance with the related Intercreditor Agreement (to the extent such Intercreditor Agreement requires such approval or deemed approval), and deliver in electronic format notice of such Final Asset Status Report and the summary of such Final Asset Status Report to the Certificate Administrator for posting on the Certificate Administrator’s Website pursuant to Section 3.13(b).

(g)          No provision of this Section 3.19 shall require a Special Servicer to take or to refrain from taking any action because of any proposal, objection or comment by the Operating Advisor or a recommendation of the Operating Advisor.

Section 3.20     Sub-Servicing Agreements. (a) Each Master Servicer and each Special Servicer may enter into Sub-Servicing Agreements to provide for the performance by third parties of any or all of its respective obligations hereunder; provided that the Sub-Servicing Agreement as amended or modified: (i) is consistent with this Agreement in all material respects and requires the Sub-Servicer to comply with all of the applicable conditions of this Agreement; (ii) provides that if the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall for any reason no longer act in such capacity hereunder (including, without limitation, by reason of a Servicer Termination Event), the Trustee or its designee shall thereupon assume all of the rights and, except to the extent they arose prior to the date of assumption, obligations of such party under such agreement, or, alternatively, may act in accordance with Section 7.02 hereof under the circumstances described therein (subject to Section 3.20(g) hereof); (iii) provides that the Trustee (for the benefit of the Certificateholders and the related Companion Holder (if applicable) and the Trustee (as holder of the Lower-Tier Regular Interests and the Class A-4FX Regular Interest) shall be a third party beneficiary under such Sub-Servicing Agreement, but that (except to the extent the Trustee or its designee assumes the obligations of such party thereunder as contemplated by the immediately preceding clause (ii)) none of the Trust, the Trustee, the Operating Advisor, the Certificate Administrator, the Master Servicers or Special Servicers, as applicable (other than the Master Servicer or

Special Servicer that enters into such Sub-Servicing Agreement), any successor master servicer or successor special servicer or any Certificateholder (or the related Companion Holder, if applicable) shall have any duties under such Sub-Servicing Agreement or any liabilities arising therefrom; (iv) permits any purchaser of a Mortgage Loan pursuant to this Agreement to terminate such Sub-Servicing Agreement with respect to such purchased Mortgage Loan at its option and without penalty; provided, however, that the Initial Sub-Servicing Agreements may only be terminated by the Trustee or its designees as contemplated by Section 3.20(g) hereof and in such additional manner and by such other Persons as is provided in such Sub-Servicing Agreement; (v) does not permit the Sub-Servicer any direct rights of indemnification that may be satisfied out of assets of the Trust except through the applicable Master Servicer or the applicable Special Servicer, as the case may be, if and only to the extent provided pursuant to Section 6.04; (vi) does not permit the Sub-Servicer to modify any Mortgage Loan unless and to the extent the applicable Master Servicer or the applicable Special Servicer, as the case may be, is permitted hereunder to modify such Mortgage Loan; (vii) does not permit the Sub-Servicer to take any action constituting a Major Decision without the consent of the applicable Master Servicer or the applicable Special Servicer, as applicable (which consent shall not be granted except in accordance with Section 6.08); (viii) with respect to any Sub-Servicing Agreement entered into after the Closing Date, if such Sub-Servicer is a Servicing Function Participant or an Additional Servicer, such Sub-Servicer, at the time the related Sub-Servicing Agreement is entered into, is not a Prohibited Party and (ix) provides that the Sub-Servicer shall be in default under the related Sub-Servicing Agreement and such Sub-Servicing Agreement shall be terminated (following the expiration of any applicable Grace Period) if the Sub-Servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the applicable Master Servicer, the Certificate Administrator or the Depositor under Article XI or under the Sub-Servicing Agreement or to the applicable master servicer under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in the Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required for any party to this Agreement to perform its obligations under Article XI or under the Exchange Act reporting items required under any other pooling and servicing agreement that the Depositor is a party to. Any successor master servicer or successor special servicer, as applicable, hereunder shall, upon becoming a successor master servicer or successor special servicer, as applicable, be assigned and may assume any Sub-Servicing Agreements from the applicable predecessor Master Servicer or Special Servicer, as the case may be (subject to Section 3.20(g) hereof). In addition, each Sub-Servicing Agreement entered into by a Master Servicer may but need not provide that the obligations of the Sub-Servicer thereunder may terminate with respect to any Mortgage Loan serviced thereunder at the time such Mortgage Loan becomes a Specially Serviced Loan; provided, however, that the Sub-Servicing Agreement may provide (if the Sub-Servicing Agreement provides for Advances by the Sub-Servicer, although it need not so provide) that the Sub-Servicer will continue to make all Advances and calculations and prepare all reports required under the Sub-Servicing Agreement with respect to Specially Serviced Loans and continue to collect its Primary Servicing Fees as if no Servicing Transfer Event had occurred and with respect to REO Properties (and the related REO Loans) as if no REO Acquisition had occurred and to render such incidental services with respect to such Specially Serviced Loans and REO Properties as are specifically provided for in such Sub-Servicing Agreement. The applicable Master Servicer or applicable Special Servicer, as the case may be, shall deliver to the

Trustee copies of all Sub-Servicing Agreements, and any amendments thereto and modifications thereof, entered into by it, in each case promptly upon its execution and delivery of such documents. References in this Agreement to actions taken or to be taken by the applicable Master Servicer include actions taken or to be taken by a Sub-Servicer on behalf of such Master Servicer; and, in connection therewith, all amounts advanced by any Sub-Servicer (if the Sub-Servicing Agreement provides for Advances by the Sub-Servicer, although it need not so provide) to satisfy the obligations of the applicable Master Servicer hereunder to make Advances shall be deemed to have been advanced by such Master Servicer out of its own funds and, accordingly, in such event, such Advances shall be recoverable by such Sub-Servicer in the same manner and out of the same funds as if such Sub-Servicer were such Master Servicer, and, for so long as they are outstanding, such Advances shall accrue interest in accordance with Section 3.03(d), such interest to be allocable between such Master Servicer and such Sub-Servicer as may be provided (if at all) pursuant to the terms of the Sub-Servicing Agreement. For purposes of this Agreement, each Master Servicer shall be deemed to have received any payment when a Sub-Servicer retained by it receives such payment. The applicable Master Servicer or the applicable Special Servicer, as the case may be, shall notify the applicable Master Servicer or the applicable Special Servicer, as the case may be, the Trustee and the Depositor (and such Special Servicer shall notify the Operating Advisor) in writing promptly of the appointment by it of any Sub-Servicer, except that a Master Servicer need not provide such notice as to the Initial Sub-Servicing Agreements.

(b)          Each Sub-Servicer shall be authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to the extent necessary to ensure the enforceability of the related Mortgage Loans or the compliance with its obligations under the Sub-Servicing Agreement and the applicable Master Servicer’s obligations under this Agreement.

(c)          As part of its servicing activities hereunder, the applicable Master Servicer and the applicable Special Servicer for the benefit of the Trustee and the Certificateholders, shall (at no expense to the Trustee, the Certificateholders or the Trust) monitor the performance and enforce the obligations of each of its Sub-Servicers under the related Sub-Servicing Agreement, except that the applicable Master Servicer shall be required only to use reasonable efforts to cause any Initial Sub-Servicer to comply with the requirements of Article XI hereof. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Sub-Servicing Agreements in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as is in accordance with the Servicing Standard. The applicable Master Servicer shall have the right to remove a Sub-Servicer retained by it at any time it considers removal to be in the best interests of the Certificateholders.

(d)          In the event the Trustee or its designee becomes a successor master servicer and assumes the rights and obligations of a Master Servicer under any Sub-Servicing Agreement, the applicable Master Servicer, at its expense, shall deliver to the assuming party all documents and records relating to such Sub-Servicing Agreement and the Mortgage Loans and, if applicable, the Companion Loans then being serviced thereunder and an accounting of amounts collected and held on behalf of it thereunder, and otherwise use reasonable efforts to effect the orderly and efficient transfer of the Sub-Servicing Agreement to the assuming party.

(e)          Notwithstanding the provisions of any Sub-Servicing Agreement and this Section 3.20, except to the extent provided in Article XI with respect to the obligations of any Sub-Servicer that is an Initial Sub-Servicer, the applicable Master Servicer shall remain obligated and responsible to the Trustee, the applicable Special Servicer, holders of the Companion Loans serviced hereunder and the Certificateholders for the performance of its obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans for which it is responsible, and the applicable Master Servicer shall pay the fees of any Sub-Servicer thereunder as and when due from its own funds. In no event shall the Trust bear any termination fee required to be paid to any Sub-Servicer as a result of such Sub-Servicer’s termination under any Sub-Servicing Agreement.

(f)          The Trustee, upon the request of the applicable Master Servicer, shall furnish to any Sub-Servicer any documents necessary or appropriate to enable such Sub-Servicer to carry out its servicing and administrative duties under any Sub-Servicing Agreement.

(g)          Each Sub-Servicing Agreement shall provide that, in the event the Trustee or any other Person becomes a successor master servicer, the Trustee or such successor master servicer shall have the right to terminate such Sub-Servicing Agreement with or without cause and without a fee. Notwithstanding the foregoing or any other contrary provision in this Agreement, the Trustee and any successor master servicer shall assume each Initial Sub-Servicing Agreement and (i) the Initial Sub-Servicer’s rights and obligations under the Initial Sub-Servicing Agreement shall expressly survive a termination of the applicable Master Servicer’s servicing rights under this Agreement; provided that the Initial Sub-Servicing Agreement has not been terminated in accordance with its provisions; (ii) any successor master servicer, including, without limitation, the Trustee (if it assumes the servicing obligations of the applicable Master Servicer) shall be deemed to automatically assume and agree to the then-current Initial Sub-Servicing Agreement without further action upon becoming the successor master servicer and (iii) this Agreement may not be modified in any manner which would increase the obligations or limit the rights of the Initial Sub-Servicer hereunder and/or under the Initial Sub-Servicing Agreement, without the prior written consent of the Initial Sub-Servicer (which consent shall not be unreasonably withheld).

(h)          With respect to Mortgage Loans subject to a Sub-Servicing Agreement with either Master Servicer, the applicable Special Servicer shall, upon request (such request to be made reasonably in advance as appropriate to the circumstances surrounding such request) of the related Sub-Servicer, reasonably cooperate in delivering reports and information, including remittance information, and affording access to information to the related Sub-Servicer that would be required to be delivered or afforded, as the case may be, to the applicable Master Servicer pursuant to the terms hereof.

(i)          Notwithstanding any other provision of this Agreement, no Special Servicer shall enter into any Sub-Servicing Agreement which provides for the performance by third parties of any or all of its obligations herein, without, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the applicable Special Servicer to comply with applicable regulatory requirements.

Section 3.21     Interest Reserve Account.

(a)          On the P&I Advance Date occurring in each February and in any January that occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the Certificate Administrator, in respect of the Actual/360 Mortgage Loans, shall deposit into the Interest Reserve Account, an amount equal to one (1) day’s interest on the Stated Principal Balance of the Actual/360 Mortgage Loans as of the Due Date occurring in the month preceding the month in which P&I Advance Date occurs at the related Net Mortgage Rate, to the extent a full Periodic Payment or P&I Advance is made in respect thereof (all amounts so deposited in any consecutive February and January pursuant to clause (i), “Withheld Amounts”).

(b)          On each P&I Advance Date occurring in March (or February, if the related Distribution Date is the final Distribution Date), the Certificate Administrator shall withdraw, from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit such amount into the Lower-Tier REMIC Distribution Account.

Section 3.22     Directing Certificateholder and Operating Advisor Contact with Master Servicers and Special Servicers. Within a reasonable time upon request from the Directing Certificateholder or the Operating Advisor, as applicable, and no more often than on a monthly basis, each of the Master Servicers and the Special Servicers shall, without charge, make a knowledgeable Servicing Officer via telephone available to verbally answer questions from (a) ((i) prior to the occurrence of a Consultation Termination Event and (ii) other than with respect to any Excluded Loan) the Directing Certificateholder and (b) upon the occurrence and during the continuance of any Control Termination Event, the Operating Advisor (with respect to a Special Servicer only), regarding the performance and servicing of the Mortgage Loans and/or REO Properties for which the applicable Master Servicer or the applicable Special Servicer, as the case may be, is responsible.

Section 3.23     Controlling Class Certificateholders and Directing Certificateholder; Certain Rights and Powers of Directing Certificateholder. (a) Each Controlling Class Certificateholder is hereby deemed to have agreed by virtue of its purchase of a Certificate to provide its name and address to the Certificate Administrator and to notify the applicable Master Servicer, the Certificate Administrator, the applicable Special Servicer and the Operating Advisor of the transfer of any Certificate of a Controlling Class by delivering a notice to each such Person substantially in the form of Exhibit NN attached hereto, the selection of a Directing Certificateholder or the resignation or removal thereof. The Directing Certificateholder (other than the Loan-Specific Directing Certificateholder) is hereby deemed to have agreed by virtue of its purchase of a Certificate to notify the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator, the Trustee and the Operating Advisor when such Certificateholder is appointed Directing Certificateholder and when it is removed or resigns. To the extent there is only one Controlling Class Certificateholder and it is also the General Special Servicer, it shall be the Directing Certificateholder.

On the Closing Date, the initial Directing Certificateholder (other than the Loan-Specific Directing Certificateholder) shall deliver to the parties to this Agreement a certification substantially in the form of Exhibit P-1G to this Agreement. Upon the resignation or removal of the existing Directing Certificateholder (other than the Loan-Specific Directing Certificateholder), any successor directing certificateholder shall also deliver a certification substantially in the form of Exhibit P-1G to this Agreement prior to being recognized as the new Directing Certificateholder.

(b)          Once a Directing Certificateholder has been selected, each of the Master Servicers, the Special Servicers, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor and each other Certificateholder (or Certificate Owner, if applicable) shall be entitled to rely on such selection unless the Controlling Class Certificateholders entitled to appoint the Directing Certificateholder, by Certificate Balance, or such Directing Certificateholder shall have notified the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor and each other Controlling Class Certificateholder, in writing, of the resignation of such Directing Certificateholder or the selection of a new Directing Certificateholder. In the event that (i) the applicable Master Servicer, the Certificate Administrator, the applicable Special Servicer, the Trustee or the Operating Advisor receives written notice from a majority of the Controlling Class Certificateholders that a Directing Certificateholder is no longer designated and (ii) the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or a representative thereof) becomes the Directing Certificateholder pursuant to the proviso of the definition of “Directing Certificateholder”, then the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) shall provide its name and address to the Certificate Administrator and notify the applicable Master Servicer, the Certificate Administrator, the applicable Special Servicer, the Trustee and the Operating Advisor that it is the new Directing Certificateholder; provided that the applicable Master Servicer, the Certificate Administrator, the applicable Special Servicer, the Trustee and the Operating Advisor shall be entitled to rely on the written notification provided by the purported Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class without independently verifying that such Controlling Class Certificateholder actually owns the largest aggregate Certificate Balance of the Controlling Class. The foregoing provisions shall not be applicable to the Directing Certificateholder that is a Loan-Specific Directing Certificateholder.

(c)          Until it receives notice to the contrary, each of the Master Servicers, the Special Servicers, the Certificate Administrator, the Operating Advisor and the Trustee shall be entitled to rely on the most recent notification with respect to the identity of the Controlling Class Certificateholder and the Directing Certificateholder.

(d)          In the event that no Directing Certificateholder has been appointed or identified to the Master Servicers or the Special Servicers, as applicable, and the applicable Master Servicer or the applicable Special Servicer, as the case may be, has attempted to obtain such information from the Certificate Administrator and no such entity has been identified to such Master Servicer or such Special Servicer, as applicable, then until such time as the new Directing Certificateholder is identified to such Master Servicer or such Special Servicer, as applicable, such Master Servicer or such Special Servicer, as applicable, shall have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

(e)          Upon request, the Certificate Administrator shall deliver to the Depositor, Trustee, the Special Servicers, the Operating Advisor, the Master Servicers and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, a list of each Controlling Class Certificateholder as reflected in the Certificate Register, including names and addresses. In addition to the foregoing, within five (5) Business Days of receiving notice of the selection of a new Directing Certificateholder or the existence of a new Controlling Class Certificateholder, the Certificate Administrator shall notify the Trustee, the Operating Advisor, the applicable Master Servicer and the applicable Special Servicer. Notwithstanding the foregoing, BIG Real Estate Fund I, L.P. shall be the initial Directing Certificateholder (but not the Loan-Specific Directing Certificateholder) and shall remain so until a successor is appointed pursuant to the terms of this Agreement or until a Consultation Termination Event occurs.

Until it receives notice to the contrary, each of the Master Servicers, the Special Servicers, the Operating Advisor, the Certificate Administrator and the Trustee shall be entitled to rely on the preceding sentence with respect to the identity of the Directing Certificateholder.

(f)           If the Certificate Administrator determines that a Class of Book-Entry Certificates is the Controlling Class, the Certificate Administrator shall notify the related Certificateholders of such Class (through the Depository) of the Class becoming the Controlling Class.

(g)          Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that: (i) the Directing Certificateholder may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates; (ii) the Directing Certificateholder may act solely in the interests of the Holders of the Controlling Class or in its own interest; (iii) the Directing Certificateholder does not have any liability or duties to the Holders of any Class of Certificates other than the Controlling Class (or in the case of the Loan-Specific Directing Certificateholder has no liabilities or duties to the Controlling Class or the Holders of any Class of Certificates); (iv) the Directing Certificateholder may take actions that favor interests of the Holders of one or more Classes including the Controlling Class or itself over the interests of the Holders of one or more other Classes of Certificates; and (v) the Directing Certificateholder shall have no liability whatsoever (other than to a Controlling Class Certificateholder; provided that the Loan-Specific Directing Certificateholder shall have no such liability) for having so acted as set forth in clauses (i) through (iv) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

(h)          All requirements of each Master Servicer and each Special Servicer to provide notices, reports, statements or other information (including the access to information on a website) to the Directing Certificateholder contained in this Agreement shall also apply to each Companion Holder with respect to information relating to the related Serviced AB Mortgage Loan or a Serviced Whole Loan, as applicable; provided, however, that nothing in this subsection (h) shall in any way eliminate the obligation to deliver any information required to be delivered under the related Intercreditor Agreement.

(i)           Until it receives notice to the contrary, each of the Master Servicers, the Special Servicers, the Certificate Administrator, the Trustee and the Operating Advisor shall be entitled to rely on the most recent notification with respect to the identity and contact information of the Controlling Class Certificateholder, the Directing Certificateholder, and any AB Whole Loan Controlling Holder.

(j)           With respect to a Serviced Whole Loan and any approval and consent rights in this Agreement with respect to such Serviced Whole Loan, the related Serviced Whole Loan Controlling Holder shall exercise such rights in accordance with the related Intercreditor Agreement.

(k)          The Certificate Registrar shall determine which Class of Certificates is the then-current Controlling Class within two (2) Business Days of a request from the applicable Master Servicer, the applicable Special Servicer, Certificate Administrator, Trustee, or any Certificateholder and provide such information to the requesting party.

(l)          At any time that the Controlling Class Certificateholder is the holder of a majority of the Class E Certificates and the Class E Certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Certificateholder and (b) to exercise any of the Directing Certificateholder’s rights under this Agreement by irrevocable written notice delivered to the Depositor, the Certificate Administrator (which shall be via email to trustadministrationgroup@wellsfargo.com), the Master Servicers, the Special Servicers and the Operating Advisor. Notwithstanding anything to the contrary contained herein, during such time as a Control Termination Event or Consultation Termination Event is in existence solely as a result of the operation of clause (ii) of the definition of Control Termination Event and clause (ii) of the definition of Consultation Termination Event, such Control Termination Event or Consultation Termination Event shall be deemed to no longer be in existence and have not occurred with respect to any unaffiliated third party to whom the Controlling Class Certificateholder that irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder has sold or transferred all or a portion of its interest in the Class E Certificates if such unaffiliated third party holds the majority of the Controlling Class after giving effect to such transfer (the “Non-Waiving Successor”). Following any such sale or transfer, the Non-Waiving Successor shall again have the rights of the Controlling Class Certificateholder as set forth herein (including the rights to appoint a Directing Certificateholder or cause the exercise of the rights of the Directing Certificateholder) without regard to any prior waiver by the predecessor Controlling Class Certificateholder. The Non-Waiving Successor shall also have the right to irrevocably waive its right to appoint the Directing Certificateholder and to exercise any of the rights of the Controlling Class Certificateholder. The Non-Waiving Successor shall also have the right to exercise any of the rights of the Controlling Class Certificateholder. No Non-Waiving Successor described above shall have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to the sale or transfer of the Class E Certificates to the Non-Waiving Successor and had not also become a Corrected Loan prior to such sale or transfer until such time as such Mortgage Loan becomes a Corrected Loan.

(m)          Promptly upon its determination of a change in the Controlling Class, the Certificate Administrator shall (i) include on its statement made available pursuant to Section 4.02(a) of this Agreement the identity of the new Controlling Class and (ii) provide to the Master Servicers, the Special Servicers and the Operating Advisor notice of such event and the identity and contact information of the new Controlling Class Certificateholder (the cost of obtaining such information from DTC being an expense of the Trust). The Certificate Administrator shall notify the Operating Advisor, the Master Servicers and the Special Servicers within ten (10) Business Days of the existence or cessation of (i) any Control Termination Event or (ii) any Consultation Termination Event. Upon the Certificate Administrator’s determination that a Control Termination Event or a Consultation Termination Event has occurred or is terminated, the Certificate Administrator shall, within ten (10) Business Days, post a “special notice” on the Certificate Administrator’s Website pursuant to this provision.

In the event that a Control Termination Event has occurred due to a reduction of the Certificate Balance of the Class E Certificates (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such Class in accordance with Section 4.05(a) hereof) to less than 25% of the Original Certificate Balance thereof, such special notice shall state “A Control Termination Event has occurred due to the reduction of the Certificate Balance of the Class E Certificates to less than 25% of the Original Certificate Balance thereof.”

In the event that a Control Termination Event or Consultation Termination Event has occurred due to the irrevocable waiver by a Class E Certificateholder, who has become the Controlling Class Certificateholder, of its right to appoint a Directing Certificateholder or to exercise any of the rights of the Controlling Class Certificateholder, such special notice shall state “A Control Termination Event and a Consultation Termination Event has occurred due to the irrevocable waiver by the Controlling Class Certificateholder of its rights as Controlling Class Certificateholder.”

In the event that a Consultation Termination Event has occurred due to the reduction of each Class of Control Eligible Certificates below 25% of its Original Certificate Balance, in each case without regard to the application of any Cumulative Appraisal Reduction Amounts, such special notice shall state: “A Consultation Termination Event has occurred because no Class of Control Eligible Certificates exists where such Class’s aggregate Certificate Balance is at least equal to 25% of the Original Certificate Balance of that Class, in each case without regard to the application of any Cumulative Appraisal Reduction Amounts.”

In the event of any transfer of a Class E Certificate, and upon notice to the Certificate Administrator in the form of Exhibit NN that results in a termination of a Control Termination Event or a Consultation Termination Event, such “special notice” shall state: “A Consultation Termination Event or a Control Termination Event has been terminated and is no longer in effect due to a transfer of a majority interest of the Controlling Class Certificates to an unaffiliated third party which has terminated any waiver by the prior Holder.”

With respect to any Excluded Loan, the Directing Certificateholder or any Controlling Class Certificateholder shall not have any consent or consultation rights with respect to the servicing of such Excluded Loan and Control Termination Event and Consultation Termination Event shall be deemed to have occurred with respect to an Excluded Loan.

Section 3.24     Intercreditor Agreements. (a) Each of the Master Servicers and Special Servicers acknowledges and agrees that each Serviced Whole Loan being serviced under this Agreement and each Mortgage Loan with mezzanine debt is subject to the terms and provisions of the related Intercreditor Agreement and each agrees to service each such Serviced Whole Loan, and each Mortgage Loan with mezzanine debt in accordance with the related Intercreditor Agreement and this Agreement, including, without limitation, effecting distributions and allocating reimbursement of expenses in accordance with the related Intercreditor Agreement and, in the event of any conflict between the provisions of this Agreement and the related Intercreditor Agreement, the related Intercreditor Agreement shall govern. Notwithstanding anything contrary in this Agreement, each of the Master Servicers and Special Servicers agrees not to take any action with respect to a Serviced Whole Loan, or a Mortgage Loan with mezzanine debt or the related Mortgaged Property without the prior consent of the related Companion Holder or mezzanine lender, as applicable, to the extent that the related Intercreditor Agreement provides that such Companion Holder or mezzanine lender, as applicable, is required or permitted to consent to such action. Each of the Master Servicers and Special Servicers acknowledges and agrees that each Companion Holder and each mezzanine lender or its respective designee has the right to purchase the related Mortgage Loan pursuant to the terms and conditions of this Agreement and the related Intercreditor Agreement to the extent provided for therein. Each of the Master Servicers and the Special Servicers further acknowledges and agrees that any AB Whole Loan Controlling Holder will have the right to replace the applicable Special Servicer solely with respect to the related Serviced AB Whole Loan, to the extent provided for herein and in the related Intercreditor Agreement.

(b)          Neither the applicable Master Servicer nor the applicable Special Servicer shall have any liability for any cost, claim or damage that arises from any entitlement in favor of a Companion Holder or a mezzanine lender under the related Intercreditor Agreement or conflict between the terms of this Agreement and the terms of such Intercreditor Agreement. Notwithstanding any provision of any Intercreditor Agreement that may otherwise require such Master Servicer or such Special Servicer to abide by any instruction or direction of a Companion Holder or a mezzanine lender, neither such Master Servicer nor such Special Servicer shall be required to comply with any instruction or direction the compliance with which requires an Advance that constitutes or would constitute a Nonrecoverable Advance. In no event shall any expense arising from compliance with an Intercreditor Agreement constitute an expense to be borne by the applicable Master Servicer or the applicable Special Servicer for its own account without reimbursement. In no event shall the applicable Master Servicer or the applicable Special Servicer be required to consult with or obtain the consent of any Companion Holder or a mezzanine lender unless such Companion Holder or mezzanine lender has delivered notice of its identity and contact information to each of the parties to this Agreement (upon which notice each of the parties to this Agreement shall be conclusively entitled to rely). As of the Closing Date, the contact information for the Companion Holders and mezzanine lenders is as set forth in the related Intercreditor Agreement. In no event shall the applicable Master Servicer or the applicable Special Servicer, as the case may be, be required to consult with or obtain the consent of a new Directing Certificateholder or a new Controlling Class Certificateholder unless the Certificate Administrator has delivered notice to such Master

Servicer or such Special Servicer, as applicable, as required under Section 3.23(e) or such Master Servicer or such Special Servicer, as applicable, have actual knowledge of the identity and contact information of a new Directing Certificateholder or a new Controlling Class Certificateholder.

(c)          No direction or disapproval of the Companion Holders or any mezzanine lender shall (a) require or cause the applicable Master Servicer or the applicable Special Servicer to violate the terms of a Mortgage Loan or Serviced Companion Loan, applicable law or any provision of this Agreement, including such Master Servicer’s or such Special Servicer’s obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of each Trust REMIC and the grantor trust status of the Grantor Trust, (b) result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions or (c) materially expand the scope of the applicable Special Servicer’s, Trustee’s, the Certificate Administrator’s or the applicable Master Servicer’s responsibilities under this Agreement.

(d)          With respect to any Serviced Pari Passu Companion Loan, notwithstanding any rights the Operating Advisor or the Directing Certificateholder hereunder may have to consult with respect to any action or other matter with respect to the servicing of such Companion Loan, to the extent the related Intercreditor Agreement provides that such right is exercisable by the related Companion Holder or is exercisable in conjunction with any related Companion Holder, the Directing Certificateholder shall not be permitted to exercise such right or, to the extent provided in the related Intercreditor Agreement, shall be required to exercise such right in conjunction with the related Companion Holder, as applicable (except to the extent that the Directing Certificateholder is the related Serviced Whole Loan Controlling Holder). Additionally, notwithstanding anything in this Agreement to the contrary, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall consult, seek the approval or obtain the consent of the holder of any Serviced Companion Loan with respect to any matters with respect to the servicing of such Companion Loan to the extent required under related Intercreditor Agreement and shall not take such actions requiring consent of the related Companion Holder without such consent. In addition, notwithstanding anything to the contrary, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall deliver reports and notices to the related Companion Holder as required under the Intercreditor Agreement.

(e)          Notwithstanding anything in this Agreement to the contrary, the applicable Special Servicer shall be required (i) to provide copies of any notice, information and report that it is required to provide to the Controlling Class Certificateholder pursuant to this Agreement with respect to any Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to a Serviced Whole Loan, to the related Companion Holder, within the same time frame it is required to provide to the Controlling Class Certificateholder (for this purpose, without regard to whether such items are actually required to be provided to the Controlling Class Certificateholder under this Agreement due to the occurrence of a Control Termination Event or a Consultation Termination Event) and (ii) to consult with any related Companion Holder on a strictly non-binding basis, to the extent having received such notices, information and reports, such related Companion Holder requests consultation with respect to any such Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to a Serviced Whole Loan, and consider alternative actions recommended by such related Companion Holder; provided that after the expiration of a period of ten (10) Business Days from the delivery to such related Companion Holder by the applicable Special Servicer of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the Controlling Class Certificateholder, the applicable Special Servicer shall no longer be obligated to consult with such related Companion Holder, whether or not such related Companion Holder has responded within such ten (10) Business Day period (unless, such Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) Business Day period shall be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the consultation rights of the related Companion Holder set forth in the immediately preceding sentence, such Special Servicer may make any Major Decision or take any action set forth in the Asset Status Report before the expiration of the aforementioned ten (10) Business Day period if such Special Servicer determines that immediate action with respect thereto is necessary to protect the interests of the Certificateholders and the related Companion Holder. In no event shall the applicable Special Servicer be obligated at any time to follow or take any alternative actions recommended by the related Companion Holder.

(f)           In addition to the consultation rights of the holder of a Serviced Pari Passu Companion Loan provided in the immediately preceding paragraph, such Companion Holder shall have the right to attend (in person or telephonically, in the discretion of the applicable Master Servicer or applicable Special Servicer, as the case may be) annual meetings with the applicable Master Servicer or the applicable Special Servicer at the offices of such Master Servicer or such Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Master Servicer or such Special Servicer, as applicable, in which servicing issues related to the related Whole Loan are discussed.

(g)          With respect to any Serviced Whole Loan, the applicable Special Servicer shall not modify, waive or amend the terms of the related Intercreditor Agreement such that the monthly remittance to the holder of the related Companion Loan is required earlier than 2 Business Days after receipt by the applicable Master Servicer of the related Periodic Payment without the consent of such Master Servicer.

Section 3.25     Rating Agency Confirmation. (a) Notwithstanding the terms of any related Mortgage Loan documents or other provisions of this Agreement, if any action under any Mortgage Loan documents or this Agreement requires Rating Agency Confirmation as a condition precedent to such action, if the party (the “RAC Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmation from each Rating Agency has made a request to any Rating Agency for such Rating Agency Confirmation and, within ten (10) Business Days of the Rating Agency Confirmation request being posted to the 17g-5 Information Provider’s Website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such RAC Requesting Party shall be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s Website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating

Agency Confirmation again (which may be through direct communication). The circumstances described in the preceding sentence are referred to in this Agreement as a “RAC No-Response Scenario.” Once the RAC Requesting Party has sent a request for a Rating Agency Confirmation to the 17g-5 Information Provider, such RAC Requesting Party may, but shall not be obligated to send such request directly to the Rating Agencies in accordance with the procedures set forth in Section 13.10(d).

If there is no response to such Rating Agency Confirmation request within five (5) Business Days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation or with respect to any other matter under this Agreement relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation shall be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency and the applicable Master Servicer or the applicable Special Servicer, as the case may be, may then take such action if the applicable Master Servicer or the applicable Special Servicer, as the case may be, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the applicable Master Servicer or the applicable Special Servicer, such condition shall be deemed not to apply (as if such requirement did not exist) if (i) it has been appointed and currently serves as a master servicer or a special servicer on a transaction-level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer, as applicable, as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency.

Any Rating Agency Confirmation request made by the Master Servicers, Special Servicers, Certificate Administrator or Trustee, as applicable, pursuant to this Agreement, shall be made in writing, which writing shall contain a cover page indicating the nature of the Rating Agency Confirmation request, and shall contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation request shall be provided in electronic format to the 17g-5 Information Provider, and the 17g-5 Information Provider shall post such request on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c).

Promptly following the applicable Master Servicer’s or the applicable Special Servicer’s determination to take any action discussed in this Section 3.25(a) following any requirement to obtain a Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist), such Master Servicer or such Special Servicer, as applicable, shall provide electronic written notice to the 17g-5 Information Provider of the action taken for the particular item at such time, and the 17g-5 Information Provider shall promptly post such notice on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c).

(b)          Notwithstanding anything to the contrary in this Section 3.25, for purposes of the provisions of any Mortgage Loan document relating to defeasance (including without limitation the type of collateral acceptable for use as defeasance collateral) or release or substitution of any collateral, any Rating Agency Confirmation requirement in the Mortgage Loan documents for which the applicable Master Servicer or the applicable Special Servicer would have been permitted to waive obtaining or to make a determination with respect to such Rating Agency Confirmation pursuant to Section 3.25(a) shall be deemed not to apply (as if such requirement did not exist).

(c)          For all other matters or actions not specifically discussed in Section 3.25(a) above, the applicable RAC Requesting Party shall deliver Rating Agency Confirmation from each Rating Agency.

Section 3.26     The Operating Advisor. (a) The Operating Advisor shall promptly review (i) all information made available to Privileged Persons on the Certificate Administrator’s Website (A) that relates to any Specially Serviced Loan (other than a Servicing Shift Mortgage Loan), and (B) that is contained in the CREFC® Servicer Watch List prepared by the applicable Master Servicer and (ii) each Final Asset Status Report delivered to the Operating Advisor by the applicable Special Servicer.

(b)          The Operating Advisor and its Affiliates will be obligated to keep confidential any information appropriately labeled “Privileged Information” received from the applicable Special Servicer or Directing Certificateholder in connection with the Directing Certificateholder’s exercise of its rights under this Agreement (including, without limitation, in connection with the review and/or approval of any Asset Status Report), subject to any law, rule, regulation, order, judgment or decree requiring the disclosure of such Privileged Information. Subject to the terms and conditions in this Agreement related to Privileged Information, the Operating Advisor agrees that it shall use information received from the applicable Special Servicer pursuant to the terms of this Agreement solely for purposes of complying with its duties and obligations hereunder.

(c)          (i) After the occurrence and during the continuance of a Control Termination Event, based on the Operating Advisor’s review of any assessment of compliance report, attestation report, Asset Status Report and other information (other than any communications between the Directing Certificateholder and the applicable Special Servicer that would be Privileged Information) delivered to the Operating Advisor by such Special Servicer, including each Asset Status Report delivered during the prior calendar year, the Operating Advisor shall (if any Mortgage Loans (other than a Servicing Shift Mortgage Loan) were Specially Serviced Loans during the prior calendar year) deliver to the Certificate

Administrator and the 17g-5 Information Provider within one hundred-twenty (120) days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31, an annual report (the “Operating Advisor Annual Report”), substantially in the form of Exhibit V (which form may be modified or altered as to either its organization or content by the Operating Advisor, subject to compliance of such form with the terms and provisions of this Agreement including, without limitation, provisions herein relating to Privileged Information; provided, however, that in no event shall the information or any other content included in the Operating Advisor Annual Report contravene any provision of this Agreement), setting forth the Operating Advisor’s assessment of the applicable Special Servicer’s performance of its duties under this Agreement during the prior calendar year on a “platform-level basis” with respect to the resolution and/or liquidation of Specially Serviced Loans that the applicable Special Servicer is responsible for servicing under this Agreement; provided, further, however, that in the event the applicable Special Servicer is replaced, the Operating Advisor Annual Report shall only relate to such Special Servicer that was acting as Special Servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. Notwithstanding the foregoing, with respect to any Serviced AB Whole Loan, no Operating Advisor Annual Report will be permitted to include an assessment of the applicable Special Servicer’s performance in respect of such Serviced AB Whole Loan until after the occurrence and during the continuance of an AB Control Appraisal Period under the related Intercreditor Agreement. Subject to the restrictions in this Agreement, including, without limitation, Section 3.26(c) hereof, each such Operating Advisor Annual Report shall (A) identify any material deviations (i) from the Servicing Standard and (ii) from the applicable Special Servicer’s obligations under this Agreement with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the applicable Special Servicer is responsible for servicing under this Agreement (other than with respect to any REO Property related to a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) and (B) comply with all of the confidentiality requirements described in this Agreement regarding Privileged Information (subject to any permitted exceptions). Such Operating Advisor Annual Report shall be delivered to the Certificate Administrator (which shall promptly post such Operating Advisor Annual Report on the Certificate Administrator’s Website in accordance with Section 3.13(b)) and the 17g-5 Information Provider (which shall promptly post such Operating Advisor Annual Report on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)); provided, however, that the applicable Special Servicer shall be given an opportunity to review the Operating Advisor Annual Report at least five (5) Business Days prior to its delivery to the Certificate Administrator and the 17g-5 Information Provider. The Operating Advisor shall have no obligation to adopt any comments to the Operating Advisor Annual Report that are provided by the applicable Special Servicer. Only as used in this Section 3.26 in connection with the Operating Advisor Annual Report, the term “platform-level basis” refers to the applicable Special Servicer’s performance of its duties as they relate to the resolution and/or liquidation of Specially Serviced Loans, taking into account the applicable Special Servicer’s specific duties under this Agreement as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any assessment of compliance report, attestation report, Asset Status Report and other information delivered to the Operating Advisor by the applicable Special Servicer (other than any communications between the Directing Certificateholder and such Special Servicer that would be Privileged Information) pursuant to this Agreement. Notwithstanding the foregoing, no Operating Advisor Annual Report shall be required from the Operating Advisor with respect to any calendar year as to which no Asset Status Report was prepared by the Special Servicer in connection with a Specially Serviced Loan or REO Property.

(ii)          In the event the Operating Advisor’s ability to perform its obligations in respect of the Operating Advisor Annual Report is limited or prohibited due to the failure of a party hereto to timely deliver information required to be delivered to the Operating Advisor or because such information is inaccurate or incomplete, the Operating Advisor shall set forth such limitations or prohibitions in the related Operating Advisor Annual Report, and the Operating Advisor shall not be subject to any liability arising from such limitations or prohibitions. The Operating Advisor shall be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance hereunder. In the event a lack of access to Privileged Information limits or prohibits the Operating Advisor from performing its duties under this Agreement, the Operating Advisor shall set forth any such limitations or prohibitions in the related Operating Advisor Annual Report, and the Operating Advisor shall not be subject to any liability arising from its lack of access to Privileged Information.

(d)          Prior to the occurrence and continuance of a Control Termination Event (or, with respect to a Serviced AB Whole Loan, prior to the occurrence and continuance of both a Control Termination Event and a related AB Control Appraisal Period), the applicable Special Servicer will forward any Appraisal Reduction Amount and net present value calculations used in the applicable Special Servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan to the Operating Advisor after such calculations have been finalized. The Operating Advisor shall review such calculations but shall not opine on or take any affirmative action with respect to such Appraisal Reduction Amount calculations and/or net present value calculations.

(e)          (i) After the occurrence and during the continuance of a Control Termination Event, and with respect to any Serviced AB Whole Loan, after the occurrence and during the continuance of both a Control Termination Event and an AB Control Appraisal Period, after the calculation but prior to the utilization by the applicable Special Servicer of any of the calculations related to (i) Appraisal Reduction Amounts or (ii) net present value in accordance with Section 1.02(iv), the applicable Special Servicer shall forward such calculations, together with any supporting material or additional information necessary in support thereof (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Communications), to the Operating Advisor promptly, but in any event no later than two (2) Business Days after preparing such calculations, and the Operating Advisor shall promptly, but no later than three (3) Business Days after receipt of such calculations and any supporting or additional materials, recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such calculation.

(ii)          In connection with this Section 3.26(e), in the event the Operating Advisor does not agree with the mathematical calculations of the Appraisal Reduction Amount (as calculated by the applicable Special Servicer) or net present value or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and applicable Special Servicer shall consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement within five (5) Business Days of delivery of such calculations. The applicable Master Servicer shall cooperate with such Special Servicer and provide any information reasonably requested by such Special Servicer necessary for the calculation of the Appraisal Reduction Amount that is in such Master Servicer’s possession or reasonably obtainable by such Master Servicer. In the event the Operating Advisor and the applicable Special Servicer are not able to resolve such inaccuracies or disagreement prior to the end of such five (5) Business Day period, the Operating Advisor shall promptly notify the Certificate Administrator of such disagreement and the Certificate Administrator shall examine the calculations and supporting materials provided by the Operating Advisor and the applicable Special Servicer and determine which calculation is to apply and shall provide such parties prompt written notice of its determination.

(iii)         Notwithstanding the foregoing, the consultation duties of the Operating Advisor set forth in this Agreement shall not be permitted to be exercised by the Operating Advisor with respect to any Serviced AB Whole Loan until after the occurrence and during the continuance of both a Control Termination Event (except with respect to any Excluded Loan) and a related AB Control Appraisal Period.

(f)           [RESERVED].

(g)          The Operating Advisor and its Affiliates shall keep all information appropriately labeled as “Privileged Information” confidential and shall not disclose such Privileged Information to any Person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by this Agreement to the other parties to this Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to this Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information shall not disclose such Privileged Information to any Person without the prior written consent of the applicable Special Servicer and, unless a Control Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan) other than pursuant to a Privileged Information Exception. Notwithstanding the foregoing, the Operating Advisor shall be permitted to share Privileged Information with its Affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor.

(h)          Subject to the requirements of confidentiality imposed on the Operating Advisor herein (including without limitation in respect of Privileged Information), the Operating Advisor shall respond to Inquiries proposed by Privileged Persons from time to time in accordance with the terms of Section 4.07(a).

(i)           As compensation for its activities hereunder, the Operating Advisor shall be entitled to receive the Operating Advisor Fee on each Remittance Date with respect to each Mortgage Loan (excluding each Non-Serviced Mortgage Loan, the Servicing Shift Mortgage Loan and each Companion Loan) and each REO Loan. As to each Mortgage Loan and each REO Loan, the Operating Advisor Fee shall accrue from time to time at the Operating Advisor Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Mortgage Loan or REO Loan, as the case may be, and in the same manner as interest is calculated on the related Mortgage Loan or REO Loan, as the case may be, and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on the related Mortgage Loan or deemed to be due on such REO Loan is computed.

The Operating Advisor shall be entitled to reimbursement of any Operating Advisor Expenses provided for pursuant to Section 6.04(a) and/or 6.04(b) hereof, such amounts to be reimbursed from amounts on deposit in the Collection Account as provided by Section 3.05(a). Each successor operating advisor shall be required to acknowledge and agree to the terms of the preceding sentence.

In addition, the Operating Advisor Consulting Fee shall be payable to the Operating Advisor with respect to each Major Decision for which the Operating Advisor has consultation obligations hereunder. The Operating Advisor Consulting Fee shall be payable from funds on deposit in the Collection Account as provided in Section 3.05(a)(ii) of this Agreement, but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates has not been reduced to zero as a result of the allocation of Realized Losses to such Certificates, only to the extent such Operating Advisor Consulting Fee is actually received from the related Mortgagor. When the Operating Advisor has consultation obligations with respect to a Major Decision under this Agreement, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related Mortgagor in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The applicable Master Servicer or applicable Special Servicer, as the case may be, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the related Mortgagor if it determines that such full or partial waiver is in accordance with the Servicing Standard, but in no event shall such Master Servicer or such Special Servicer take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that such Master Servicer or such Special Servicer, as applicable, shall consult, on a non-binding basis, with the Operating Advisor prior to any such waiver or reduction. Notwithstanding the foregoing, the Operating Advisor will have no obligations or consultation rights in its capacity as operating advisor with respect to: (i) any Non-Serviced Whole Loan or any related REO Property, (ii) any AB Mortgage Loan, prior to the occurrence and continuance of both an AB Control Appraisal Period and a Control Termination Event or (iii) any Servicing Shift Whole Loan or related REO Property; provided, further, that the Operating Advisor shall not be entitled to an Operating Advisor Consulting Fee with respect to any Non-Serviced Whole Loan or Servicing Shift Whole Loan.

(j)           After the occurrence of a Consultation Termination Event, the Operating Advisor may be removed upon (i) the written direction of Holders of Certificates evidencing not less than 25% of the aggregate Certificate Balance of all Classes of Principal Balance Certificates (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of Classes to which such Appraisal Reduction Amounts are allocable) requesting a vote to replace the Operating Advisor with a replacement Operating Advisor selected by such Certificateholders (provided that the proposed replacement Operating Advisor is an Eligible Operating Advisor), (ii) payment by such requesting Holders to the Certificate Administrator of all reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) receipt by the Trustee and the Certificate Administrator of Rating Agency Confirmation from each Rating Agency (which confirmations will be obtained by the Certificate Administrator at the expense of such Holders and will not constitute an additional expense of the Trust). The Certificate Administrator shall promptly provide written notice to all Certificateholders of such request by posting such notice on the Certificate Administrator’s Website in accordance with Section 3.13(b), and concurrently by mail, and conduct the solicitation of votes of all Certificates in such regard. Upon the vote or written direction of Holders of at least 75% of the aggregate Certificate Balance of all Classes of Principal Balance Certificates (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of Classes to which such Appraisal Reduction Amounts are allocable), the Trustee shall immediately replace the Operating Advisor with the replacement Operating Advisor.

(k)          After the occurrence of an Operating Advisor Termination Event, the Trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the Classes of Certificates), the Trustee shall promptly terminate the Operating Advisor for cause and appoint a replacement Operating Advisor that is an Eligible Operating Advisor; provided that no such termination shall be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the Operating Advisor under this Agreement. No such termination shall terminate, change, reduce, or otherwise modify the rights and obligations of the Operating Advisor that accrued prior to such termination, including the right to receive all amounts accrued and owing to it under this Agreement, and other than indemnification rights (arising out of events occurring prior to such termination). The Trustee may rely on a certification by the replacement Operating Advisor that it is an Eligible Operating Advisor. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee will, as soon as possible, be required to give written notice of the termination and appointment to the applicable Special Servicer, the applicable Master Servicer, the Certificate Administrator, the 17g-5 Information Provider (for posting to the 17g-5 Information Provider’s Website), the Depositor, the Directing Certificateholder (only if no Consultation Termination Event has occurred and is continuing), any Companion Loan holder and the Certificateholders.

(l)           The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event hereunder may waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the Trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. Upon any such waiver of an Operating Advisor Termination Event by certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the Trust.

(m)         Prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder shall have the right to consent, such consent not to be unreasonably withheld, conditioned or delayed, to the identity of any replacement Operating Advisor appointed pursuant to this Section 3.26; provided, further, that such consent will be deemed to have been granted if no objection is made within ten (10) Business Days following the Directing Certificateholder’s receipt of the request for consent and, if granted or deemed granted, such consent cannot thereafter be revoked or withdrawn.

(n)          The Operating Advisor may resign from its obligations and duties hereby imposed on it (a) upon thirty (30) days prior written notice to the Depositor, the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Asset Representations Reviewer and the Directing Certificateholder, if applicable, and (b) upon the appointment of, and the acceptance of such appointment by, a successor operating advisor that is an Eligible Operating Advisor and receipt by the Trustee of Rating Agency Confirmation from each Rating Agency. No such resignation by the Operating Advisor shall become effective until the replacement Operating Advisor shall have assumed the resigning Operating Advisor’s responsibilities and obligations. The resigning Operating Advisor shall pay all costs and expenses (including costs and expenses incurred by the Trustee and the Certificate Administrator) associated with a transfer of its duties pursuant to this Section 3.26.

(o)          In the event there are no Classes of Certificates outstanding other than the Control Eligible Certificates and the Class R Certificates, then all of the rights and obligations of the Operating Advisor shall terminate without payment of any termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). In connection with any termination pursuant to this Section 3.26(o), no successor operating advisor shall be appointed. Upon receipt of written notice of such acts by a Responsible Officer of the Trustee, the Trustee shall provide the Operating Advisor with prompt notice upon its termination pursuant to this Section 3.26(o).

(p)          In the event the Operating Advisor resigns or is otherwise terminated for any reason it shall remain entitled to any accrued and unpaid Operating Advisor Fees and Operating Advisor Consulting Fees and reimbursement of accrued and unpaid Operating Advisor Expenses pursuant to Section 3.26(i) and shall also remain entitled to any rights of indemnification provided hereunder.

(q)          The parties hereto agree, and the Certificateholders by their acceptance of their Certificates shall be deemed to have agreed, that (i) subject to Section 6.04, the Operating Advisor shall have no liability to any Certificateholder for any actions taken or for refraining from taking any actions under this Agreement, (ii) the Operating Advisor shall act solely as a contracting party to the extent set forth in this Agreement, (iii) the Operating Advisor shall have no (A) fiduciary duty, or (B) other duty except with respect to its specific obligations under this Agreement, and shall have no duty to any particular class of Certificates or particular Certificateholders, and (iv) the Operating Advisor does not constitute an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended.

(r)          Neither the Operating Advisor nor any of its Affiliates shall make any investment in any Class of Certificates; provided, however, that such prohibition shall not apply to (i) riskless principal transactions effected by a broker-dealer Affiliate of the Operating Advisor or (ii) investments by an Affiliate of the Operating Advisor if the Operating Advisor and such Affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Operating Advisor under this Agreement from personnel involved in such Affiliate’s investment activities and (B) prevent such Affiliate and its personnel from gaining access to information regarding the Trust and the Operating Advisor and its personnel from gaining access to such Affiliate’s information regarding its investment activities.

(s)         The Operating Advisor shall at all times be an Eligible Operating Advisor and if the Operating Advisor ceases to be an Eligible Operating Advisor, the Operating Advisor shall immediately resign under Section 3.26(n) of this Agreement and the Trustee shall appoint a successor operating advisor subject to and in accordance with this Section 3.26. Notwithstanding the foregoing, if the Trustee is unable to find a successor operating advisor within 30 days of the termination of the Operating Advisor, the Depositor shall be permitted to find a replacement.

(t)          The Operating Advisor may delegate its duties to agents or subcontractors so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Section 3.26(t); provided that no agent or subcontractor may (i) be affiliated with a Sponsor, the Master Servicers, the Special Servicers, the Depositor, the Certificate Administrator, the Trustee, the Directing Certificateholder or any of their respective Affiliates or (ii) have been paid any fees, compensation or other remuneration by an Underwriter, the Master Servicers, the Special Servicers, the Depositor, the Certificate Administrator, the Trustee, the Directing Certificateholder or any of their respective Affiliates in connection with due diligence or other services with respect to any Mortgage Loan prior to the Closing Date. Notwithstanding the foregoing sentence, the Operating Advisor shall remain obligated and primarily liable for its obligations hereunder in accordance with the provisions of this Agreement without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any Person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Operating Advisor alone were performing its obligations under this Agreement. The Operating Advisor shall be entitled to enter into an agreement with any agent or subcontractor providing for indemnification of the Operating Advisor by such agent or subcontractor, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

Section 3.27     Companion Paying Agent. (a) With respect to each of the Serviced Companion Loans, the applicable Master Servicer shall be the Companion Paying Agent hereunder. The Companion Paying Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement.

(b)          No provision of this Agreement shall be construed to relieve the Companion Paying Agent from liability for its negligent failure to act, bad faith or its own willful misfeasance; provided, however, that the duties and obligations of the Companion Paying Agent shall be determined solely by the express provisions of this Agreement. The Companion Paying Agent shall not be liable except for the performance of such duties and obligations, no implied covenants or obligations shall be read into this Agreement against the Companion Paying Agent. In the absence of bad faith on the part of the Companion Paying Agent, the Companion Paying Agent may conclusively rely, as to the truth and correctness of the statements or conclusions expressed therein, upon any resolutions, certificates, statements, opinions, reports, documents, orders or other instrument furnished to the Companion Paying Agent by any Person and which on their face do not contradict the requirements of this Agreement.

(c)          In the case of each of the Serviced Companion Loans, upon the resignation or removal of the applicable Master Servicer pursuant to Article VII of this Agreement, the applicable Master Servicer, as the Companion Paying Agent, shall be deemed simultaneously to resign or be removed.

(d)          This Section 3.27 shall survive the termination of this Agreement or the resignation or removal of the Companion Paying Agent, as regards to rights accrued prior to such resignation or removal.

Section 3.28     Serviced Companion Noteholder Register. The Companion Paying Agent shall maintain a register (the “Serviced Companion Noteholder Register”) with respect to each Serviced Companion Loan on which it will record the names and address of, and wire transfer instructions for, the Serviced Companion Noteholders from time to time, to the extent such information is provided in writing to it by each Serviced Companion Noteholder. The initial Serviced Companion Noteholders, along with their respective name and address, are listed on Exhibit S hereto. In the event a Serviced Companion Noteholder transfers a Serviced Companion Loan without notice to the Companion Paying Agent, the Companion Paying Agent shall have no liability for any misdirected payment in such Serviced Companion Loan and shall have no obligation to recover and redirect such payment.

The Companion Paying Agent shall promptly provide the name and address of any Serviced Companion Noteholder to any party hereto or any successor Serviced Companion Noteholder upon written request and any such Person may, without further investigation, conclusively rely upon such information. The Companion Paying Agent shall have no liability to any Person for the provision of any such name and address.

For the avoidance of doubt, any notices or information required to be delivered pursuant to this Agreement by any party hereto to a Serviced Companion Noteholder with respect to a Serviced Companion Loan that has been included in an Other Securitization shall be provided to the Other Servicer under the Other Pooling and Servicing Agreement.

Section 3.29     Certain Matters Relating to the Non-Serviced Mortgage Loans and the Serviced Pari Passu Companion Loans. (a) In the event that any of the applicable Non-Serviced Trustee, the applicable Non-Serviced Master Servicer or the applicable Non-Serviced

Special Servicer shall be replaced in accordance with the terms of the applicable Non-Serviced PSA, the applicable Master Servicer and the applicable Special Servicer shall acknowledge its successor as the successor to the applicable Non-Serviced Trustee, the applicable Non-Serviced Master Servicer or the applicable Non-Serviced Special Servicer, as the case may be.

(b)          If any of the Trustee, the Certificate Administrator or the applicable Master Servicer receives notice from a Rating Agency that the applicable Master Servicer is no longer an “approved” master servicer by any of the Rating Agencies rating the Certificates, then the Trustee, the Certificate Administrator or the Master Servicer, as applicable, shall promptly notify each Non-Serviced Master Servicer of the same.

(c)          In connection with the securitization of each Serviced Pari Passu Companion Loan (in each case, only while it is a Serviced Companion Loan), upon the request of (and at the expense of) the related Serviced Companion Noteholder (or its designee), each of the applicable Master Servicer, the applicable Special Servicer and the Trustee, as applicable, shall use reasonable efforts to cooperate with such Serviced Companion Noteholder in attempting to cause the related Mortgagor to provide information relating to such Whole Loan and the related notes, and that such holder reasonably determines to be necessary or appropriate, for inclusion in any disclosure document(s) relating to such Other Securitization.

(d)          In connection with the sale of any Non-Serviced Whole Loan by any Non-Serviced Special Servicer, upon receipt of any notices or materials required to be furnished by the Non-Serviced Special Servicer to the holder of the related Non-Serviced Mortgage Loan pursuant to the related Intercreditor Agreement, the applicable Special Servicer shall, prior to the occurrence and continuance of a Control Termination Event, forward such materials to the Directing Certificateholder for its consent, if such consent is required. The applicable Special Servicer may (with the consent of the Directing Certificateholder prior to the occurrence and continuance of a Control Termination Event) waive any timing or delivery requirements related to such sale to the extent set forth in the related Intercreditor Agreement.

(e)          With respect to any Non-Serviced Mortgage Loan, the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the Operating Advisor, following the occurrence and during the continuance of a Control Termination Event, shall be entitled to exercise any consultation rights held by the holder of such Mortgage Loan in its capacity as a “Non-Controlling Note Holder” (or similar term identified in the related Intercreditor Agreement) under the related Intercreditor Agreement.

(f)           With respect to each Mortgage Loan that is part of a Whole Loan, this Agreement is subject to the related Intercreditor Agreement and incorporates by reference all provisions required to be included herein pursuant to such Intercreditor Agreement.

(g)          With respect to each Whole Loan, if any Serviced Companion Loan becomes the subject of an “asset review” (or such analogous term defined in the related Other Pooling and Servicing Agreement) pursuant to the related Other Pooling and Servicing Agreement, the applicable Master Servicer, the applicable Special Servicer, the Trustee and the Custodian shall reasonably cooperate with the Other Asset Representations Reviewer or any other party to the Other Pooling and Servicing Agreement in connection with such Asset

Review by providing the Other Asset Representations Reviewer or such other requesting party with any documents reasonably requested by the Other Asset Representations Reviewer or such other requesting party, but only to the extent such documents are in the possession of such Master Servicer, such Special Servicer, the Trustee or the Custodian, as the case may be, but in any event excluding any documents known to such Master Servicer, such Special Servicer, the Trustee or the Custodian to contain information that is proprietary to the related originator or Mortgage Loan Seller or any draft documents or privileged or internal communications.

(h)          With respect to any Non-Serviced Mortgage Loan, if the applicable Master Servicer or Special Servicer shall receive any communication from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer regarding any “Major Decision” pursuant to clause (xiii) of the definition of such term, then such Master Servicer or Special Servicer shall forward the communication to the Directing Certificateholder (and to the applicable Master Servicer, if the applicable Special Servicer is forwarding such communication), and the applicable Master Servicer shall reasonably cooperate with the applicable Non-Serviced Master Servicer or the applicable Non-Serviced Special Servicer, as the case may be, in effecting any action by the applicable Non-Serviced Master Servicer or the applicable Non-Serviced Special Servicer, in any such case subject to and consistent with the related Intercreditor Agreement.

(i)           During the period from and after the Kroger (Roundy’s) Distribution Center Pari Passu Companion Loan or a Mall at Turtle Creek Pari Passu Companion Loan is deposited into an Other Securitization, not later than 5:00 p.m. (New York City time) on each related Serviced Whole Loan Remittance Date the General Master Servicer shall prepare (if and to the extent necessary) and deliver or cause to be delivered in electronic format to the related other master servicer under the related Other Pooling and Servicing Agreement the following reports and data files with respect to such Serviced Pari Passu Companion Loan: (A) to the extent the General Master Servicer has received the CREFC® Special Servicer Loan File at the time required, the most recent CREFC® Delinquent Loan Status Report, CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report and the CREFC® REO Status Report, (B) the CREFC® Loan Setup File (only with respect to the first “distribution date” (or analogous term) as defined in the related Other Pooling and Servicing Agreement), (C) the most recent CREFC® Property File and the CREFC® Comparative Financial Status Report (in each case incorporating the data required to be included in the CREFC® Special Servicer Loan File pursuant to Section 3.12(c) by the General Special Servicer and the General Master Servicer), (D) a CREFC® Servicer Watch List with information that is current as of such Serviced Whole Loan Remittance Date, (E) a CREFC® Financial File, (F) a CREFC® Loan Level Reserve/LOC Report, (G) a CREFC® Advance Recovery Report, (H) a CREFC® Total Loan Report and (I) the CREFC® Loan Periodic Update File. Additionally, not later than 5:00 p.m. (New York City time) on each related Serviced Whole Loan Remittance Date, the General Master Servicer shall deliver or cause to be delivered in electronic format to the related other master servicer under the related Other Pooling and Servicing Agreement any applicable CREFC® Loan Liquidation Reports, CREFC® Loan Modification Reports and CREFC® REO Liquidation Reports received from the General Special Servicer. In no event shall any report described in this subsection be required to reflect information that has not been collected by or delivered to the General Master Servicer, or any payments or collections not received by the General Master Servicer, as of the close of business on the Business Day prior to the Business Day on which the report is due. In addition, the General Master Servicer shall deliver or cause to be delivered in electronic format to the related other master servicer under the related Other Pooling and Servicing Agreement any and all other reports required to be delivered by the General Master Servicer to the Certificate Administrator hereunder pursuant to the terms hereof to the extent related to such Serviced Pari Passu Companion Loan.

(j)           On a Servicing Shift Securitization Date, (i) the Custodian shall, upon receipt of a Request for Release, transfer the related Mortgage File (other than the Mortgage Note evidencing the related Servicing Shift Mortgage Loan, the original of which shall be retained by the Custodian) for the related Servicing Shift Whole Loan to the related Non-Serviced Trustee under the related Non-Serviced PSA and retain a copy of such Mortgage File and (ii) the applicable Master Servicer shall, upon receipt of notice from the applicable Mortgage Loan Seller that the applicable Servicing Shift Lead Note has been or is being securitized on the related Servicing Shift Securitization Date, transfer (and cooperate with reasonable requests in connection with such transfer of) the Servicing File for the related Servicing Shift Whole Loan, and any Escrow Payments, reserve funds and originals of items specified in clauses (x) and (xii) of the definition of Mortgage File for the related Servicing Shift Whole Loan, to the related Non-Serviced Master Servicer on the related Servicing Shift Securitization Date.

Promptly upon any change in the identity of the applicable Master Servicer, the successor Master Servicer shall deliver notice of such change (together with the contact information of such successor Master Servicer) to each Non-Serviced Trustee, Non-Serviced Certificate Administrator, Non-Serviced Special Servicer, Non-Serviced Master Servicer and Non-Serviced Operating Advisor.

Section 3.30     [RESERVED].

Section 3.31     [RESERVED].

Section 3.32    Litigation Control. (a) With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), any Serviced Companion Loan or any related REO Loan or related REO Property, the applicable Special Servicer shall, in accordance with the Servicing Standard, direct, manage, prosecute and/or defend any action brought by a Mortgagor, guarantor, or other obligor on the related Note or any Affiliates thereof (each a “Borrower-Related Party”) against the Trust, the applicable Master Servicer and/or the applicable Special Servicer or any predecessor master servicer or special servicer, and represent the interests of the Trust in any litigation relating to the rights and obligations of the Trust, or of the Mortgagor or other Borrower-Related Party under the related Mortgage Loan documents, or with respect to the related Mortgaged Property or other collateral securing such Mortgage Loan (or Serviced Whole Loan), or otherwise with respect to the enforcement of the obligations of a Borrower-Related Party under the related Mortgage Loan documents (“Trust-Related Litigation”). In the event that the applicable Master Servicer is named in any Trust-Related Litigation but the applicable Special Servicer is not named in such Trust-Related Litigation (regardless of whether the Trust is named in such Trust-Related Litigation), such Master Servicer shall notify such Special Servicer of such litigation as soon as practicable but in any event no later than within ten (10) Business Days of such Master Servicer receiving service of such Trust-Related Litigation.

(b)         To the extent the applicable Master Servicer is named in the Trust-Related Litigation, and neither the Trust nor the applicable Special Servicer is named, in order to effectuate the role of such Special Servicer as contemplated by the immediately preceding subsection, the applicable Master Servicer shall (i) provide monthly status reports to such Special Servicer, regarding such Trust-Related Litigation; (ii) seek to have the Trust replace such Master Servicer as the appropriate party to the lawsuit; and (iii) so long as such Master Servicer remains a party to the lawsuit, consult with and act at the direction of such Special Servicer with respect to decisions and resolutions related to the interests of the Trust in such Trust-Related Litigation, including but not limited to the selection of counsel; provided that such Master Servicer shall have the right to engage separate counsel relating to claims against such Master Servicer to the extent set forth in Section 3.32(e); and provided, however, that if there are claims against such Master Servicer and such Master Servicer has not determined that separate counsel is required for such claims, such counsel shall be reasonably acceptable to such Master Servicer.

(c)          No Special Servicer shall (i) undertake (or direct the applicable Master Servicer to undertake) any material settlement of any Trust-Related Litigation or (ii) initiate any material Trust-Related Litigation unless and until it has notified in writing the Directing Certificateholder (only if the related Mortgage Loan is not an Excluded Loan and prior to the occurrence and continuance of a Consultation Termination Event) (to the extent the identity of the Directing Certificateholder is actually known to such Special Servicer; provided that such Special Servicer shall make due inquiry of the Certificate Administrator as to the identity of the Directing Certificateholder) and the related holder of any Serviced Companion Loan (if such matter affects such related Serviced Companion Loan) (to the extent the identity of the holder of such Serviced Companion Loan is actually known to such Special Servicer) and the Directing Certificateholder (only if the related Mortgage Loan is not an Excluded Loan and prior to the occurrence and continuation of a Control Termination Event) has not objected in writing within five (5) Business Days of having been notified thereof and having been provided with all information that the Directing Certificateholder has reasonably requested with respect thereto promptly following its receipt of the subject notice (it being understood and agreed that if such written objection has not been received by such Special Servicer within such 5-Business Day period, then the Directing Certificateholder shall be deemed to have approved the taking of such action); provided that, if such Special Servicer determines (consistent with the Servicing Standard) that immediate action is necessary to protect the interests of the Certificateholders and, with respect to a Serviced Whole Loan, the related Companion Holders, such Special Servicer may take such action without waiting for the Directing Certificateholder’s response.

(d)         Notwithstanding the foregoing, neither of the Special Servicers nor the Master Servicers shall follow any advice, direction or consultation provided by the Directing Certificateholder (or any other party to this Agreement) that would require or cause such Special Servicer or such Master Servicer, as applicable, to violate any applicable law, be inconsistent with the Servicing Standard, require or cause such Special Servicer or such Master Servicer, as applicable, to violate provisions of this Agreement, require or cause such Special

Servicer or such Master Servicer, as applicable, to violate the terms of any Mortgage Loan or Serviced Whole Loan, expose any Certificateholder or any party to this Agreement or their Affiliates, officers, directors or agents to any claim, suit or liability, cause any REMIC created hereunder to fail to qualify as a REMIC, result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions or materially expand the scope of the applicable Special Servicer’s or the applicable Master Servicer’s, as the case may be, responsibilities under this Agreement.

(e)          Notwithstanding the right of either Special Servicer to represent the interests of the Trust in Trust-Related Litigation, and subject to the rights of the applicable Special Servicer to direct the applicable Master Servicer’s actions in this Section 3.32, the applicable Master Servicer shall retain the right to make determinations relating to claims against such Master Servicer, including but not limited to the right to engage separate counsel and to appear in any proceeding on its own behalf in such Master Servicer’s reasonable discretion, the cost of which shall be subject to indemnification as and to the extent provided in this Agreement.

(f)          Further, nothing in this section shall require either Master Servicer to take or fail to take any action which, in such Master Servicer’s good faith and reasonable judgment, may (i) result in a violation of the REMIC Provisions or (ii) subject such Master Servicer to liability or materially expand the scope of such Master Servicer’s obligations under this Agreement.

(g)         Notwithstanding either Master Servicer’s right to make determinations relating to claims against such Master Servicer, the applicable Special Servicer shall have the right at any time in accordance with the Servicing Standard to (i) direct such Master Servicer to settle any claims asserted against such Master Servicer (whether or not the Trust or such Special Servicer is named in any such claims or Trust-Related Litigation) (and with respect to any material settlements with respect to any Mortgage Loan other than an Excluded Loan, with the consent or consultation of the Directing Certificateholder prior to a Control Termination Event or Consultation Termination Event, respectively) and (ii) otherwise reasonably direct the actions of the applicable Master Servicer relating to claims against such Master Servicer (whether or not the Trust or such Special Servicer is named in any such claims or Trust-Related Litigation), provided in either case that (A) such settlement or other direction does not require any admission of liability or wrongdoing on the part of the applicable Master Servicer, (B) the cost of such settlement or any resulting judgment is and shall be paid by the Trust and payment of such cost or judgment is provided for in this Agreement, (C) the applicable Master Servicer is and shall be indemnified as and to the extent provided in this Agreement for all costs and expenses of such Master Servicer incurred in defending and settling the Trust-Related Litigation and for any judgment, (D) any such action taken by a Master Servicer at the direction of the applicable Special Servicer shall be deemed (as to such Master Servicer) to be in compliance with the Servicing Standard and (E) the applicable Special Servicer provides the applicable Master Servicer with assurance reasonably satisfactory to such Master Servicer as to the items in clauses (A), (B) and (C).

(h)          In the event both the applicable Master Servicer and the applicable Special Servicer or Trust are named in Trust-Related Litigation, such Master Servicer and such

Special Servicer shall cooperate with each other to afford such Master Servicer and such Special Servicer the rights afforded to such party in this Section 3.32.

This Section 3.32 shall not apply in the event the applicable Special Servicer authorizes the applicable Master Servicer, and such Master Servicer agrees (both authority and agreement to be in writing), to make certain decisions or control certain Trust-Related Litigation on behalf of the Trust in accordance with the Servicing Standard.

Notwithstanding the foregoing, (i) in the event that any action, suit, litigation or proceeding names the Trustee in its individual capacity, or in the event that any judgment is rendered against the Trustee in its individual capacity, the Trustee, upon prior written notice to the applicable Master Servicer or the applicable Special Servicer, as the case may be, may retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests (but not to otherwise direct, manage or prosecute such litigation or claim); (ii) in the event of any action, suit, litigation or proceeding, other than an action, suit, litigation or proceeding relating to the enforcement of the obligations of a Mortgagor, guarantor or other obligor under the related Mortgage Loan documents, or otherwise relating to one or more Mortgage Loans or Mortgaged Properties, neither the applicable Master Servicer nor the applicable Special Servicer shall, without the prior written consent of the Trustee, (A) initiate an action, suit, litigation or proceeding in the name of the Trustee, whether in such capacity or individually, (B) engage counsel to represent the Trustee, or (C) prepare, execute or deliver any government filings, forms, permits, registrations or other documents or take any other similar actions with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state (provided that neither the applicable Master Servicer nor the applicable Special Servicer shall be responsible for any delay due to the unwillingness of the Trustee to grant such consent); and (iii) in the event that any court finds that the Trustee is a necessary party in respect of any action, suit, litigation or proceeding relating to or arising from this Agreement or any Mortgage Loan, the Trustee shall have the right to retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests, whether as Trustee or individually (but not to otherwise direct, manage or prosecute such litigation or claim); provided, however, that nothing in this subsection shall be interpreted to preclude the applicable Special Servicer (with respect to any material Trust-Related Litigation with respect to any Mortgage Loan other than an Excluded Loan, with the consent or consultation of the Directing Certificateholder prior to the occurrence and continuance of a Control Termination Event or Consultation Termination Event, respectively, to the extent required in Section 3.32(c), respectively) from initiating any action, suit, litigation or proceeding in its name as representative of the Trustee of the Trust.

Section 3.33     Delivery of Excluded Information to the Certificate Administrator. Any Excluded Information that a Master Servicer, a Special Servicer or the Operating Advisor identifies and delivers to the Certificate Administrator for posting to the Certificate Administrator’s Website shall be delivered to the Certificate Administrator via e-mail (or such other electronic means as is mutually acceptable to the parties) in one or more separate files labeled “Excluded Information” followed by the applicable loan name and loan file to cmbsexcludedinformation@wellsfargo.com. For the avoidance of doubt, any information that is not appropriately labeled and delivered in accordance with this Section 3.33 shall not be separately posted as Excluded Information on the Certificate Administrator’s Website, and any

information appropriately labeled and delivered to the Certificate Administrator pursuant to this Section 3.33 shall be posted on the Certificate Administrator’s Website under the “Excluded Information” section, as provided under Section 3.13. When so posted, the Excluded Controlling Class Holders shall be prohibited from the access of Excluded Information with respect to any Excluded Controlling Class Loans on the Certificate Administrator’s Website (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Loans). None of the Master Servicers, the Special Servicers or the Operating Advisor shall have any obligations to separately label and deliver any Excluded Information in accordance with this Section 3.33 until such party has received written notice with respect to the related Excluded Controlling Class Loan in the form of Exhibit P-1E to this Agreement. Nothing set forth in this Agreement shall prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available on the Certificate Administrator’s Website, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan shall be permitted to obtain such information in accordance with Section 4.02(f) of this Agreement.

Section 3.34     Swap Contract

(a)          On or before the Closing Date, the Certificate Administrator, not in its individual capacity but solely in its capacity as Certificate Administrator, on behalf of the Trust (for the benefit of the Holder of the Class A-4FL Certificates), shall enter into the Class A-4FL Swap Contract and related agreements (including questionnaires) with the Swap Counterparty.

(b)          On the Business Day prior to each P&I Advance Date, based on the reports provided by the applicable Master Servicer pursuant to Section 4.02(c), information that the Certificate Administrator obtains from the Swap Counterparty, the Class A-4FL Swap Contract, and subject to the priority set forth in Section 4.01(b), the Certificate Administrator shall calculate the Class A-4FL Net Swap Payment, and notify the Swap Counterparty in accordance with the terms of the Class A-4FL Swap Contract.

(c)          No later than 4:00 p.m., New York City time, on each Distribution Date, the Certificate Administrator shall apply amounts on deposit in the Class A-4FL Sub-Account to remit the Class A-4FL Net Swap Payment, if any, and the Class A-4FL Percentage Interest of any Yield Maintenance Charges and Prepayment Premiums in respect of the Class A-4FX Regular Interest, if any, to the Swap Counterparty; provided that upon the occurrence and during the continuation of a Class A-4FL Swap Conversion Event, the Certificate Administrator shall not make such payments to such Swap Counterparty. Promptly upon receipt of any payment or other receipt from the Swap Counterparty in respect of the Class A-4FL Swap Contract, the Certificate Administrator shall deposit the same into the Class A-4FL Sub-Account. For the avoidance of doubt, payments by the Swap Counterparty to the Certificate Administrator and payments by the Certificate Administrator to the Swap Counterparty (including payments referenced in the first paragraph of Section 4.01(b)(iii)(A) and Section 4.01(b)(iii)(B)) pursuant to the Class A-4FL Swap Contract with respect to any related Distribution Date (other than any Class A-4FL Swap Termination Payments) shall be on a net basis in accordance with the terms of the Class A-4FL Swap Contract.

(d)          The Certificate Administrator shall at all times enforce the Trust’s rights under the Class A-4FL Swap Contract. Upon the Certificate Administrator’s receipt of written notice of, or if a Responsible Officer of the Certificate Administrator has actual knowledge of, a Class A-4FL Swap Default, the Certificate Administrator shall promptly provide written notice to the Holders of the Class A-4FL Certificates and shall be required, subject to the Certificate Administrator’s determination that costs of enforcement will be recoverable from or indemnified by the Holders of the Class A-4FL Certificates, to take such actions (following the expiration of any applicable grace period specified in the Class A-4FL Swap Contract), unless otherwise directed in writing by the Holders of 51% (by Certificate Balance) of the Class A-4FL Certificates, to enforce the rights of the Trust under the Class A-4FL Swap Contract, as may be permitted by the terms thereof and use any Class A-4FL Swap Termination Payments, received from the Swap Counterparty to enter into a replacement interest rate swap contract in respect of the Class A-4FL Swap Contract on substantially identical terms or on such other terms reasonably acceptable to the Depositor, with a replacement swap counterparty that would not cause a Rating Agency Trigger Event, subject, in each case, to Rating Agency Confirmation. If the costs attributable to entering into a replacement interest rate swap contract in respect of the Class A-4FL Certificates would exceed the amount of any Class A-4FL Swap Termination Payments a replacement interest rate swap contract shall not be entered into and any such proceeds will instead be distributed to the Holders of the Class A-4FL Certificates, pro rata, on the immediately succeeding Distribution Date. The Certificate Administrator shall be entitled to require reasonable assurances of payment (including, without limitation, reasonable indemnity therefor) from the Holders of the Class A-4FL Certificates prior to the incurrence of any costs in connection with the enforcement of the Class A-4FL Swap Contract. The Certificate Administrator shall not be liable for any act of, omission of, or for the performance of, the replacement swap counterparty. Notwithstanding any of the foregoing to the contrary, at no time may the Trust enter into a swap agreement or other swap transaction with any swap counterparty that is neither a “swap dealer” nor a “major swap participant” (as defined in Section 1(a) of the Commodity Exchange Act).

Any Class A-4FL Swap Conversion Event shall become permanent following the determination by the Certificate Administrator (subject to the direction of the Holders of the Class A-4FL, as set forth in this Section 3.34(d)) not to enter into a replacement interest rate swap contract in respect of the Class A-4FL Certificates, and distribution of any Class A-4FL Swap Termination Payments to the Holders of the Class A-4FL Certificates. Any such Class A-4FL Swap Conversion Event, or Class A-4FL Swap Default shall not constitute an event of default under this Agreement.

Upon any change (or written notification to the Certificate Administrator that such change is imminent (and such change is confirmed by the Certificate Administrator)) in the payment terms on the Class A-4FL Certificates, including as a result of the occurrence of a Class A-4FL Swap Conversion Event or a Class A-4FL Swap Default or the cure of a Class A-4FL Swap Conversion Event or a Class A-4FL Swap Default, the Certificate Administrator shall promptly provide the Depository with such information as may be necessary to effectuate the change in payment terms.

The Certificate Administrator’s obligation, on behalf of the Trust, to remit to the Swap Counterparty any funds under the Swap Contract shall be limited to the provisions of this Section 3.34 and in accordance with the priorities set forth in this Agreement. The Certificate Administrator shall have no obligation on behalf of the Trust to remit or cause to be remitted to the Swap Counterparty any portion of the amounts due to such Swap Counterparty under the related Swap Contract for any Distribution Date unless and until the related interest payment on the Class A-4FX Regular Interest for such Distribution Date is actually received by the Certificate Administrator.

(e)          Notwithstanding anything in this Agreement to the contrary, any costs and expenses related to the Class A-4FL Swap Contract will only be payable (subsequent to the distribution of all amounts of principal and interest and reimbursement of Realized Losses and any other amounts payable with respect to the Class A-4FL Certificates) from the Class A-4FL Sub-Account, and in any event in accordance with Section 4.01(b); provided, however, that any enforcement costs under this Section 3.34(e) and costs incurred in connection with any exchange of the Class A-4FL Certificates to Class A-4FX Certificates shall be borne by the related Class A-4FL Certificateholders from such Holder’s own funds and not from amounts allocable from any portion of the Trust to such class of Certificates.

(f)           The Certificate Administrator shall establish a Swap Counterparty Collateral Account, which may be a sub-account of the Distribution Account. The Certificate Administrator shall deposit all collateral received from the Swap Counterparty under any “Credit Support Annex” (as defined in the Class A-4FL Swap Contract) of the Class A-4FL Swap Contract into the Swap Counterparty Collateral Account. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, a Swap Counterparty Collateral Account shall be (i) for application to obligations of the Swap Counterparty under the Class A-4FL Swap Contract if such swap contract becomes subject to a Class A-4FL Swap Default, in accordance with the terms of the Credit Support Annex relating to the Class A-4FL Swap Contract, or (ii) to return collateral to the Swap Counterparty when and as required by the Class A-4FL Swap Contract. The Certificate Administrator agrees to give the Swap Counterparty prompt notice if it obtains knowledge that the Swap Counterparty Collateral Account or any funds on deposit therein or otherwise to the credit of the Swap Counterparty Collateral Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. Funds credited to the Swap Counterparty Collateral Account shall be applied as contemplated in the Class A-4FL Swap Contract. Subject to the terms of the Class A-4FL Swap Contract, proceeds of the liquidation of collateral under the Class A-4FL Swap Contract (if such swap contract becomes subject to early termination or upon default by the Swap Counterparty) shall be deposited in the Class A-4FL Sub-Account for application. No party hereunder shall be required to make any Advance of the Class A-4FL Floating Swap Payment. Simultaneous with the delivery to the Certificateholders, the Certificate Administrator shall (1) make available to the Swap Counterparty the Distribution Date Statement and (2) make available or deliver to the Swap Counterparty copies of any other reports or notices delivered to the Holders of the related Class A-4FL Certificates as and to the extent required by the related Swap Contract.

(g)          The Depositor, in compliance with the Commodity Exchange Act and the regulations promulgated thereunder, shall, on or prior to the Closing Date, obtain from the

Depository (or any other applicable successor entity) a “legal entity identifier” (“LEI”) on behalf of, and in the name of, the Trust as a counterparty to the Swap Contract. So long as the Swap Contract is outstanding, the Certificate Administrator agrees that it shall, on an annual basis on behalf of the Trust, recertify the LEI record through the website being maintained for such purpose (or complete such substantially similar process as is then in effect). Any fees associated with obtaining and maintaining the LEI shall be payable by the Depositor. The Certificate Administrator hereby acknowledges that it has received from the Depositor an amount equal to $1,500 (such amount, the “LEI Maintenance Amount”) to be applied toward the payment of any ongoing recertification fees payable in respect of the LEI. If at any time during the term of the swap agreement, the recertification fee payable in respect of the LEI (together with such recertification fees previously paid) exceeds the LEI Maintenance Amount initially deposited by the Depositor with the Certificate Administrator, the Depositor shall, upon written request from the Certificate Administrator, remit to the Certificate Administrator any additional amounts payable in respect thereof no later than 5 Business Days from receipt of such written request; provided that if the Depositor fails for any reason to remit, within such 5 Business Days, any such additional amounts for an additional period of 10 Business Days following written notice of such failure by the Certificate Administrator to the Depositor, the Certificate Administrator shall pay such excess from amounts on deposit in the Class A-4FL Sub-Account (from amounts otherwise distributable to the Holders of the Class A-4FL). The Certificate Administrator shall not be deemed to assume any obligations on behalf of the Depositor or the Trust relating to the Swap Contract, other than those expressly set forth herein.

(h)          To the extent any party hereto receives on behalf of the Trust a “daily mark” and disclosure related thereto (a “Daily Mark”) from the Swap Counterparty pursuant to 17 C.F.R. § 23.431(d) or any related regulation, such party shall promptly provide such Daily Mark to the Certificate Administrator. The Certificate Administrator shall, upon the written request of a Holder of a Class A-4FL Certificates (and at the expense of such Holder), make available the most recent Daily Mark received by it to the Holders of such Class; provided that the Certificate Administrator shall not be required to provide such information to any Certificateholder more than once in any given calendar month. It is understood and agreed that the Certificate Administrator has no obligation to require the delivery of a Daily Mark by the Swap Counterparty or to verify or otherwise ensure the timeliness or accuracy of the information provided in connection therewith. Neither the Depositor nor any other party shall cause the Trust to enter into a swap agreement unless the swap counterparty thereunder agrees in writing that the Daily Mark may be made available to the Holders of the Class A-4FL Certificates, as provided in this paragraph.

[End of Article III]

Article IV

DISTRIBUTIONS TO CERTIFICATEHOLDERS

Section 4.01     Distributions. (a) On each Distribution Date, to the extent of the Available Funds for such Distribution Date, the Certificate Administrator shall be deemed to transfer the Lower-Tier Distribution Amount from the Lower-Tier REMIC Distribution Account to the Upper-Tier REMIC Distribution Account in the amounts and priorities set forth in Section 4.01(c) with respect to each Class of Lower-Tier Regular Interests, and immediately thereafter, shall make distributions thereof from the Upper-Tier REMIC Distribution Account in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority:

(i)           first, to the Holders of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-4 Certificates, the Class A-SB Certificates, the Class X-A Certificates, the Class X-B Certificates and the Class X-D Certificates and the Class A-4FX Regular Interest pro rata (based upon their respective entitlements to interest for such Distribution Date), in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Classes of Certificates for such Distribution Date;

(ii)          second, to the Holders of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-4 Certificates, and the Class A-SB Certificates and the Class A-4FX Regular Interest in reduction of the Certificate Balances thereof: (I) prior to the Cross-Over Date (1) first, to the Holders of the Class A-SB Certificates, in an amount up to the Principal Distribution Amount, until the outstanding Certificate Balance of the Class A-SB Certificates has been reduced to the Class A-SB Planned Principal Balance for such Distribution Date; (2) second, to the Holders of the Class A-1 Certificates, in an amount up to the Principal Distribution Amount (or the portion thereof remaining after any distributions specified in subclause (1) above have been made on such Distribution Date), until the outstanding Certificate Balance of the Class A-1 Certificates has been reduced to zero; (3) third, to the Holders of the Class A-2 Certificates in an amount up to the Principal Distribution Amount (or the portion thereof remaining after any distributions specified in subclauses (1) and (2) above have been made on such Distribution Date), until the outstanding Certificate Balance of the Class A-2 Certificates has been reduced to zero; (4) fourth, to the Holders of the Class A-3 Certificates in an amount up to the Principal Distribution Amount (or the portion thereof remaining after any distributions specified in subclauses (1), (2) and (3) above have been made on such Distribution Date), until the outstanding Certificate Balance of the Class A-3 Certificates has been reduced to zero; (5) fifth, to the Holders of the Class A-4 Certificates and the Class A-4FX Regular Interest, pro rata (based on their respective Certificate Balances), in an amount up to the Principal Distribution Amount (or the portion thereof remaining after any distributions specified in subclauses (1), (2), (3) and (4) above have been made on such Distribution Date), until the outstanding Certificate Balance of the Class A-4 Certificates and the Class A-4FX Regular Interest have been reduced to zero; and (6) sixth, to the Holders of the Class A-SB Certificates, in an amount up to the Principal Distribution Amount (or the portion thereof remaining after any distributions specified in subclauses (1), (2), (3), (4) and (5) above have been made on such Distribution Date), until the outstanding Certificate Balances of the Class A-SB Certificates have been reduced to zero; and (II) on or after the Cross-Over Date, to the Class A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates, Class A-4 Certificates, and Class A-SB Certificates and the Class A-4FX Regular Interest, pro rata (based on their respective Certificate Balances) in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of each of the Class A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates, Class A-4 Certificates, and Class A-SB Certificates and the Class A-4FX Regular Interest is reduced to zero;

(iii)         third, to the Holders of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-4 Certificates and the Class A-SB Certificates and the Class A-4FX Regular Interest, pro rata (based upon the aggregate unreimbursed Realized Losses previously allocated to each such Class of Certificates or Class A-4FX Regular Interest), up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such Class of Certificates or Class A-4FX Regular Interest, plus interest on that amount at the Pass-Through Rate for such Class of Certificates or Class A-4FX Regular Interest compounded monthly from the date the related Realized Loss was allocated to such Class of Certificates or Class A-4FX Regular Interest;

(iv)         fourth, to the Holders of the Class A-S Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(v)          fifth, after the Certificate Balances of the Class A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates, Class A-4 Certificates, and Class A-SB Certificates and the Class A-4FX Regular Interest have been reduced to zero, to the Holders of the Class A-S Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates, Class A-4 Certificates, and Class A-SB Certificates and the Class A-4FX Regular Interest on such Distribution Date), until the outstanding Certificate Balance of the Class A-S Certificates has been reduced to zero;

(vi)         sixth, to the Holders of the Class A-S Certificates, up to an amount equal to the unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(vii)        seventh, to the Holders of the Class B Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(viii)       eighth, after the Certificate Balances of the Class A Certificates (other than the Class A-4FL and Class A-4FX Certificates) and the Class A-4FX Regular Interest have been reduced to zero, to the Holders of the Class B Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates (other than the Class A-4FL and Class A-4FX Certificates) and the Class A-4FX Regular Interest on such Distribution Date), until the outstanding Certificate Balance of the Class B Certificates has been reduced to zero;

(ix)         ninth, to the Holders of the Class B Certificates, up to an amount equal to the unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(x)          tenth, to the Holders of the Class C Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xi)         eleventh, after the Certificate Balances of the Class A Certificates (other than the Class A-4FL and Class A-4FX Certificates) and Class B Certificates and the Class A-4FX Regular Interest have been reduced to zero, to the Holders of the Class C Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates (other than the Class A-4FL and Class A-4FX Certificates), Class B Certificates and the Class A-4FX Regular Interest on such Distribution Date), until the outstanding Certificate Balance of the Class C Certificates has been reduced to zero;

(xii)        twelfth, to the Holders of the Class C Certificates, up to an amount equal to the unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(xiii)       thirteenth, to the Holders of the Class D Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xiv)       fourteenth, after the Certificate Balances of the Class A Certificates (other than the Class A-4FL and Class A-4FX Certificates), Class B Certificates and Class C Certificates and the Class A-4FX Regular Interest have been reduced to zero, to the Holders of the Class D Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates (other than the Class A-4FL and Class A-4FX Certificates), Class B Certificates, Class C Certificates and the Class A-4FX Regular Interest on such Distribution Date), until the outstanding Certificate Balance of the Class D Certificates has been reduced to zero;

(xv)        fifteenth, to the Holders of the Class D Certificates, up to an amount equal to the unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(xvi)       sixteenth, to the Holders of the Class E Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xvii)      seventeenth, after the Certificate Balances of the Class A Certificates (other than the Class A-4FL and Class A-4FX Certificates), Class B Certificates, Class C Certificates and Class D Certificates and the Class A-4FX Regular Interest have been reduced to zero, to the Holders of the Class E Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates (other than the Class A-4FL and Class A-4FX Certificates), Class B Certificates, Class C Certificates, Class D Certificates and the Class A-4FX Regular Interest on such Distribution Date), until the outstanding Certificate Balance of the Class E Certificates has been reduced to zero;

(xviii)    eighteenth, to the Holders of the Class E Certificates, up to an amount equal to the unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(xix)       nineteenth, to the Holders of the Class F Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xx)        twentieth, after the Certificate Balances of the Class A Certificates (other than the Class A-4FL and Class A-4FX Certificates), Class B Certificates, Class C Certificates, Class D Certificates and Class E Certificates and the Class A-4FX Regular Interest have been reduced to zero, to the Holders of the Class F Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates (other than the Class A-4FL and Class A-4FX Certificates), Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates and the Class A-4FX Regular Interest on such Distribution Date), until the outstanding Certificate Balance of the Class F Certificates has been reduced to zero;

(xxi)       twenty-first, to the Holders of the Class F Certificates, up to an amount equal to the unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(xxii)      twenty-second, to the Holders of the Class G Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xxiii)     twenty-third, after the Certificate Balances of the Class A Certificates (other than the Class A-4FL and Class A-4FX Certificates), Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates and Class F Certificates and the Class A-4FX Regular Interest have been reduced to zero, to the Holders of the Class G Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates (other than the Class A-4FL and Class A-4FX

Certificates), Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates and the Class A-4FX Regular Interest on such Distribution Date), until the outstanding Certificate Balance of the Class G Certificates has been reduced to zero;

(xxiv)     twenty-fourth, to the Holders of the Class G Certificates, up to an amount equal to the unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class; and

(xxv)      twenty-fifth, to the Holders of the Class R Certificates in respect of the Class UR Interest, the amount, if any, of the Available Funds remaining in the Upper-Tier REMIC Distribution Account with respect to such Distribution Date.

If, in connection with any Distribution Date, the Certificate Administrator has reported the amount of an anticipated distribution to DTC based on the receipt of payments as of the Determination Date and additional Periodic Payments, balloon payments or unscheduled principal payments are subsequently received by the applicable Master Servicer and required to be part of the Available Funds for such Distribution Date, such Master Servicer shall promptly notify the Certificate Administrator and the Certificate Administrator will use commercially reasonable efforts to cause DTC to make the revised distribution on a timely basis on such Distribution Date. None of the Master Servicers, the Special Servicers or the Certificate Administrator shall be liable or held responsible for any resulting delay in the making of such distribution to Certificateholders solely on the basis of the actions described in the preceding sentence.

Amounts distributed on the Class A-4FX Regular Interest pursuant to this Section 4.01(a) on any Distribution Date shall be deposited by the Certificate Administrator in the Class A-4FX Regular Interest Distribution Account for further distribution on such Distribution Date pursuant to Section 4.01(b).

(b)         (i) (A) On each Distribution Date, for so long as the Certificate Balance of the Class A-4FX Regular Interest (and correspondingly the Certificate Balances of the Class A-4FL and Class A-4FX Certificates) has not been reduced to zero, the Class A-4FX/A-4FL Available Funds for such Distribution Date shall be allocated, pro rata, in accordance with the Certificate Balance of the Class A-4FL and Class A-4FX Certificates, respectively (I) for deposit into the Class A-4FX Sub-Account in an amount equal to the product of the Class A-4FX Percentage Interest for such Distribution Date and amounts distributed in respect of the Class A-4FX Regular Interest pursuant to Section 4.01(a) on the related Distribution Date, and (II) for deposit into the Class A-4FL Sub-Account in an amount equal to the product of the Class A-4FL Percentage Interest for such Distribution Date and amounts distributed in respect of the Class A-4FX Regular Interest pursuant to Section 4.01(a) on the related Distribution Date.

(B)       On each Distribution Date, (I) an amount equal to the product of (x) the Class A-4FX Percentage Interest on such Distribution Date and (y) any Yield Maintenance Charges and Prepayment Premiums allocable to the Class A-

4FX Regular Interest pursuant to Section 4.01(e) for such Distribution Date shall be deemed allocated by the Certificate Administrator to the Class A-4FX Sub-Account for distribution pursuant to Section 4.01(b)(ii)(B) and (II) an amount equal to the product of (x) the Class A-4FL Percentage Interest for such Distribution Date and (y) any Yield Maintenance Charges and Prepayment Premiums allocable to the Class A-4FX Regular Interest pursuant to Section 4.01(e) for such Distribution Date, shall be deemed allocated by the Certificate Administrator to the Class A-4FL Sub-Account for distribution pursuant to Section 4.01(b)(iii)(B).

(ii)          (A) On each Distribution Date, for so long as the Certificate Balance of the Class A-4FX Certificates has not been reduced to zero, to the extent of amounts allocated to the Class A-4FX Sub-Account in accordance with this Agreement, the Certificate Administrator shall make distributions from the Class A-4FX Sub-Account in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority:

(1)           first, to the Holders of the Class A-4FX Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class for such Distribution Date;

(2)           second, to the Holders of the Class A-4FX Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Class A-4FX Principal Distribution Amount, until the outstanding Certificate Balance of the Class A-4FX Certificates has been reduced to zero;

(3)           third, to the Holders of the Class A-4FX Certificates, up to an amount equal to the unreimbursed Realized Losses previously allocated to the Class A-4FX Certificates (as a result of the allocation of Realized Losses to the Class A-4FX Regular Interest), plus interest on that amount at the Pass-Through Rate for the Class A-4FL Certificates compounded monthly from the date the related Realized Loss was allocated to such Class; and

(4)           fourth, to the Holders of the Class A-4FX Certificates, any remaining amounts in the Class A-4FX Sub-Account.

(B)         On each Distribution Date, the Certificate Administrator shall distribute amounts properly deposited in the Class A-4FX Sub-Account in respect of Yield Maintenance Charges and Prepayment Premiums to the Holders of the Class A-4FX Certificates

(iii)         (A)         On each Distribution Date, for so long as the Certificate Balance of the Class A-4FL Certificates has not been reduced to zero, to the extent of amounts allocated to the Class A-4FL Sub-Account in accordance with this Agreement and amounts received from the Swap Counterparty pursuant to Section 3.34(c), after remitting any Class A-4FL Net Swap Payment payable to the Swap Counterparty on such

Distribution Date pursuant to Section 3.34(c), the Certificate Administrator shall make distributions from the Class A-4FL Sub-Account in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority:

(1)           first, to the Holders of the Class A-4FL Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class for such Distribution Date;

(2)           second, to the Holders of the Class A-4FL Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Class A-4FL Principal Distribution Amount, until the outstanding Certificate Balance of the Class A-4FL Certificates has been reduced to zero;

(3)           third, to the Holders of the Class A-4FL Certificates, up to an amount equal to the unreimbursed Realized Losses previously allocated to the Class A-4FL Certificates (as a result of the allocation of Realized Losses to the Class A-4FX Regular Interest), plus interest on that amount at the Pass-Through Rate for the Class A-4FL Certificates (as a result of the allocation of interest on unreimbursed Realized Losses to the Class A-4FX Regular Interest compounded monthly from the date the related Realized Loss was allocated to the Class A-4FX Regular Interest);

(4)           fourth, after the Certificate Balance of the Class A-4FL Certificates has been reduced to zero and all other amounts (including reimbursements of Realized Losses or Interest Shortfalls) have been paid to the Class A-4FL Certificates, solely from amounts payable to such Class of Certificates in respect of the Class A-4FL Percentage Interest of interest payments distributed on the Class A-4FX Regular Interest, to the Swap Counterparty in respect of any termination payments then due to the Swap Counterparty under the Class A-4FL Swap Contract; and

(5)           fifth, any remaining amount in the Class A-4FL Sub-Account to the Holders of the Class A-4FL Certificates.

(B)         On each Distribution Date with respect to which a Class A-4FL Swap Conversion Event has not occurred, the Certificate Administrator shall distribute to the Swap Counterparty amounts deposited in the Class A-4FL Sub-Account in respect of Yield Maintenance Charges and Prepayment Premiums; provided that on each Distribution Date with respect to which a Class A-4FL Swap Conversion Event has occurred and is continuing, the Certificate Administrator shall distribute amounts on deposit in the Class A-4FL Sub-Account in respect of Yield Maintenance Charges and Prepayment Premiums to the Holders of the Class A-4FL Certificates.

(c)          On each Distribution Date, each Lower-Tier Regular Interest shall be deemed to receive distributions in respect of principal or reimbursement of Realized Loss in an amount equal to the amount of principal or reimbursement of Realized Loss actually distributable to the Holders of the respective Related Certificates as provided in Sections 4.01(a), 4.01(d), 4.01(f) and 4.01(i) such that at all times the Lower-Tier Principal Amount of each Class of Lower-Tier Regular Interests is equal to the Certificate Balance of the Class of Related Certificates. On each Distribution Date, each Lower-Tier Regular Interest shall be deemed to receive distributions in respect of interest in an amount equal to the Interest Distribution Amount in respect of its Related Certificates plus a pro rata portion of the Interest Distribution Amount in respect of (i) in the case of the Class LA1, Class LA2, Class LA3, Class LA4, Class LASB and Class LAS Uncertificated Interests, the Class X-A Certificates, (ii) in the case of the Class LB and Class LC Uncertificated Interests, the Class X-B Certificates, and (iii) in the case of the Class D Uncertificated Interest, the Class X-D Certificates, in each case, computed based on an interest rate equal to the excess of the Weighted Average Net Mortgage Rate over the Pass-Through Rate of the Related Certificates and a notional amount equal to its related Lower-Tier Principal Amount, in each case to the extent actually distributable thereon as provided in Section 4.01(a). Amounts distributable pursuant to this paragraph are referred to herein collectively as the “Lower-Tier Distribution Amount”, and shall be made by the Certificate Administrator by deeming such Lower-Tier Distribution Amount to be withdrawn from the Lower-Tier REMIC Distribution Account to be deposited in the Upper-Tier REMIC Distribution Account.

As of any date, the principal balance of each Lower-Tier Regular Interest shall equal the Certificate Balance of the Related Certificates with respect thereto, as adjusted for the allocation of Realized Losses, as provided in Sections 4.04(b) and 4.04(c). The initial principal balance of each Lower-Tier Regular Interest shall equal the respective Original Lower-Tier Principal Amount. The pass-through rate with respect to each Lower-Tier Regular Interest shall be the rate per annum set forth in the Preliminary Statement hereto.

Any amount that remains in the Lower-Tier REMIC Distribution Account on each Distribution Date after distribution of the Lower-Tier Distribution Amount and distribution of Prepayment Premiums and Yield Maintenance Charges pursuant to Section 4.01(e) shall be distributed to the Holders of the Class R Certificates in respect of the Class LR Interest (but only to the extent of the Available Funds for such Distribution Date remaining in the Lower-Tier REMIC Distribution Account, if any).

(d)          While the Certificate Balance of any Class of Certificates (other than the Class A-4FL and Class A-4FX Certificates) and the Class A-4FX Regular Interest is zero, such Class shall not be entitled to any further distributions in respect of interest or principal other than reimbursement of Realized Losses (with interest as provided herein) and other amounts provided for in this Section 4.01.

(e)           Funds on deposit in the Distribution Account on each Distribution Date that represent Prepayment Premiums or Yield Maintenance Charges received by the Trust with respect to any Mortgage Loan or REO Loan during the related Collection Period, in each case net of any Liquidation Fees payable therefrom, shall be distributable as follows: if any Yield Maintenance Charge or Prepayment Premium is collected during any particular Collection Period with respect to any Mortgage Loan, then on the Distribution Date corresponding to that

Collection Period, the Certificate Administrator shall pay a portion of that Yield Maintenance Charge or Prepayment Premium in the following manner: (i) to each of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates and the Class A-4FX Regular Interest, the product of (A) such Yield Maintenance Charge or Prepayment Premium, (B) the related Base Interest Fraction for such Class of Certificates or Regular Interest, and (C) a fraction, the numerator of which is equal to the amount of principal distributed to such Class of Certificates or Regular Interest for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates (other than the Class A-4FL and Class A-4FX Certificates) and the Class A-4FX Regular Interest for that Distribution Date, (ii) to the Class X-A Certificates, the excess, if any, of (A) the product of (I) such Yield Maintenance Charge or Prepayment Premium and (II) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S Certificates and the Class A-4FX Regular Interest for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates for that Distribution Date, over (B) the amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S Certificates and the Class A-4FX Regular Interest as described above, and (iii) to the Class X-B Certificates, any remaining such Yield Maintenance Charge or Prepayment Premium not distributed as described above.

For purposes of the first paragraph of this Section 4.01(e), the relevant “Base Interest Fraction” in connection with any Principal Prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any Class of Principal Balance Certificates Certificates (other than the Class A-4FL and Class A-4FX Certificates) and the Class A-4FX Regular Interest, shall be a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the Pass-Through Rate on such Class for the related Distribution Date, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the Mortgage Rate on such Mortgage Loan and (ii) the applicable Discount Rate; provided that: (a) under no circumstances will the Base Interest Fraction be greater than 1.0; (b) if the applicable Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan and is greater than or equal to the Pass-Through Rate on such Class for the related Distribution Date, then the Base Interest Fraction will equal zero; and (c) if the applicable Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan and is less than the Pass-Through Rate on such Class for the related Distribution Date, then the Base Interest Fraction shall be equal to 1.0. If a Mortgage Loan provides for a step-up in the Mortgage Rate, then the Mortgage Rate used in the determination of the Base Interest Fraction will be the Mortgage Rate in effect at the time of the prepayment.

For purposes of the preceding paragraph, the relevant “Discount Rate” in connection with any Prepayment Premium or Yield Maintenance Charge collected on any prepaid Mortgage Loan or REO Loan and distributable on any Distribution Date shall be a rate per annum equal to (i) if a discount rate was used in the calculation of the applicable Prepayment Premium or Yield Maintenance Charge pursuant to the terms of the relevant Mortgage Loan or REO Loan, as the case may be, such discount rate (as reported by the applicable Master Servicer), converted (if necessary) to a monthly equivalent yield, or (ii) if a discount rate was not used in the calculation of the applicable Prepayment Premium or Yield Maintenance Charge pursuant to the terms of the relevant Mortgage Loan or REO Loan, as the case may be, the yield calculated by the linear interpolation of the yields (as reported under the heading “U.S. Government Securities/Treasury Constant Maturities” in Federal Reserve Statistical Release H.15 (519) published by the Federal Reserve Board for the week most recently ended before the date of the relevant prepayment (or deemed prepayment) of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the related Stated Maturity Date (in the case of a Mortgage Loan or REO Loan that is not related to an ARD Loan) or the related Anticipated Repayment Date (in the case of a Mortgage Loan or REO Loan that is related to an ARD Loan), such interpolated yield converted to a monthly equivalent yield. If Federal Reserve Statistical Release H.15 (519) is no longer published, the Certificate Administrator shall select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities.

No Yield Maintenance Charge or Prepayment Premium shall be distributed to the Holders of the Class X-D, Class E, Class F, Class G or Class R Certificates. After the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates and the Class A-4FX Regular Interest have been reduced to zero, all Yield Maintenance Charges and Prepayment Premiums with respect to the Mortgage Loans shall be distributed to the Holder of the Class X-B Certificates.

All distributions of Yield Maintenance Charges and Prepayment Premiums made in respect of the respective Classes of Regular Certificates and the Class A-4FX Regular Interest on each Distribution Date pursuant to Section 4.01(e) shall first be deemed to be distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of the Lower-Tier Regular Interests, pro rata based upon the amount of principal distributed in respect of each such Class of Lower-Tier Regular Interests for such Distribution Date pursuant to Section 4.01(c) above.

Any distributions of Yield Maintenance Charges and Prepayment Premiums in respect of the Class A-4FX Regular Interest shall be distributed to the Holders of the Class A-4FX Certificates as specified in Section 4.01(b)(ii)(B) and to the Holders of the Class A-4FL Certificates or to the Swap Counterparty as specified in Section 4.01(b)(iii)(B).

(f)           On each Distribution Date, the Certificate Administrator shall withdraw amounts from the Gain-on-Sale Reserve Account (other than amounts with respect to a Non-Serviced Mortgage Loan) and shall distribute such amounts to reimburse the Holders of the Regular Certificates and the Class A-4FX Regular Interest (in order of distribution priority) (first deeming such amounts to be distributed with respect to the Related Lower-Tier Regular Interests) up to an amount equal to all Realized Losses, if any, previously deemed allocated to them and unreimbursed after application of the Available Funds for such Distribution Date. Amounts paid from the Gain-on-Sale Reserve Account will not reduce the Certificate Balances of the Classes of Certificates or the Class A-4FX Regular Interest receiving such distributions. Any amounts remaining in the Gain-on-Sale Reserve Account after such distributions shall be applied to offset future Realized Losses with respect to the Principal Balance Certificates (other than the Class A-4FL and Class A-4FX Certificates) and the Class A-4FX Regular Interest and related Realized Losses in each case allocable to the Regular Certificates and the Class A-4FX Regular Interest. Upon termination of the Trust, any amounts remaining in the Gain-on-Sale Reserve Account shall be distributed to the Holders of the Class R Certificates from the Lower-Tier REMIC in respect of the Class LR Interest. Any amounts deemed distributed to the Class A-4FX Regular Interest from the Gain-on-Sale Reserve Account on any Distribution Date shall be deemed deposited in the Class A-4FX Sub-Account and the Class A-4FL Sub-Account, pro rata, based upon the Class A-4FX Percentage Interest and the Class A-4FL Percentage Interest, respectively, and shall be distributed to the Class A-4FX and Class A-4FL Certificates in reimbursement of Realized Losses pursuant to Section 4.01(b)(ii)(A)(III) and Section 4.01(b)(iii)(A)(III), respectively.

(g)          All distributions made with respect to each Class of Certificates on each Distribution Date shall be allocated pro rata among the outstanding Certificates in such Class based on their respective Percentage Interests. Except as otherwise specifically provided in Sections 4.01(h), 4.01(i) and 9.01, all such distributions with respect to each Class on each Distribution Date shall be made to the Certificateholders of the respective Class of record at the close of business on the related Record Date and shall be made by wire transfer of immediately available funds to the account of any such Certificateholder at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate Administrator with wiring instructions no less than five (5) Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), or otherwise by check mailed to such Certificateholder at its address in the Certificate Register. The final distribution on each Certificate (determined without regard to any possible future reimbursement of Realized Losses previously allocated to such Certificate) will be made in like manner, but only upon presentation and surrender of such Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its Depository Participants in accordance with its normal procedures. Each Depository Participant shall be responsible for disbursing such distribution to the Certificate Owners that it represents and to each indirect participating brokerage firm (a “brokerage firm” or “indirect participating firm”) for which it acts as agent. Each brokerage firm shall be responsible for disbursing funds to the Certificate Owners that it represents. None of the Trustee, the Certificate Administrator, the Certificate Registrar, the Depositor, the Master Servicers, the Special Servicers or the Underwriters shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law.

(h)          Except as otherwise provided in Section 9.01, whenever the Certificate Administrator expects that the final distribution with respect to any Class of Certificates (determined without regard to any possible future reimbursement of any amount of Realized Losses previously allocated to such Class of Certificates) will be made on the next Distribution Date, the Certificate Administrator shall, no later than the related P&I Advance Determination Date, post on the Certificate Administrator’s Website pursuant to Section 3.13(b) a notice in electronic format to the effect that:

(i)           the Certificate Administrator expects that the final distribution with respect to such Class of Certificates will be made on such Distribution Date but only upon presentation and surrender of such Certificates at the offices of the Certificate Registrar or such other location therein specified; and

(ii)          no interest shall accrue on such Certificates from and after such Distribution Date.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(h) shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate, such to applicable law with respect to escheatment of funds. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust hereunder by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01(h).

(i)           Distributions in reimbursement of Realized Losses previously allocated to the Regular Certificates and the Class A-4FX Regular Interest shall be made in the amounts and manner specified in Section 4.01(a) or Section 4.01(d), as applicable, to the Holders of the respective Class otherwise entitled to distributions of interest and principal on such Class on the relevant Distribution Date (with any such distribution in respect of the Class A-4FX Regular Interest made in turn with respect to the Class A-4FL and Class A-4FX Certificates, pro rata, in accordance with the Class A-4FX Percentage Interest and the Class A-4FL Percentage Interest pursuant to Section 4.01(b)(ii)(A)(III) and Section 4.01(b)(iii)(A)(III), respectively); provided that all distributions in reimbursement of Realized Losses previously allocated to a Class of Certificates which has since been retired shall be to the prior Holders that surrendered the Certificates of such Class upon retirement thereof and shall be made by check mailed to the address of each such prior Holder last shown in the Certificate Register. Notice of any such distribution to a prior Holder shall be made in accordance with Section 13.05 at such last address. The amount of the distribution to each such prior Holder shall be based upon the aggregate Percentage Interest evidenced by the Certificates surrendered thereby. If the check mailed to any such prior Holder is returned uncashed, then the amount thereof shall be set aside and held uninvested in trust for the benefit of such prior Holder, and the Certificate Administrator shall attempt to contact such prior Holder in the manner contemplated by Section 4.01(h) as if such Holder had failed to surrender its Certificates.

(j)           [RESERVED].

(k)          On each Serviced Whole Loan Remittance Date, with respect to any Serviced Companion Loan, the Companion Paying Agent shall make withdrawals and payments from the Companion Distribution Account for each Companion Loan in the following order of priority:

(i)           to pay to the applicable Master Servicer for deposit into the Collection Account, as applicable, any amounts deposited by such Master Servicer in the Companion Distribution Account not required to be deposited therein;

(ii)          to the extent permitted under the related Intercreditor Agreement and not otherwise previously reimbursed, to pay the Trustee or the Certificate Administrator or any of their directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Section 8.05, to the extent any such amounts relate solely to a Serviced Whole Loan related to such Companion Loan, and such amounts are to be paid by the related Companion Holder pursuant to the related Intercreditor Agreement;

(iii)         to pay all amounts remaining in the Companion Distribution Account related to such Serviced Companion Loan to the related Companion Holder, in accordance with the related Intercreditor Agreement; and

(iv)         to clear and terminate the Companion Distribution Account at the termination of this Agreement pursuant to Section 9.01.

All distributions from the Companion Distribution Account required hereunder shall be made by the Companion Paying Agent to the related Companion Holder by wire transfer in immediately available funds on each Serviced Whole Loan Remittance Date (and on each additional date required by this Agreement or the related Intercreditor Agreement) to the account of such Companion Holder or an agent therefor appearing on the Serviced Companion Noteholder Register on the related Record Date (or, if no such account so appears or information relating thereto is not provided at least five Business Days prior to the related Record Date, by check sent by first class mail to the address of such Companion Holder or its agent appearing on the Serviced Companion Noteholder Register). Any such account shall be located at a commercial bank in the United States.

On the final Remittance Date, each Master Servicer shall withdraw from its Collection Account and deliver to the Certificate Administrator who shall distribute to the Mortgage Loan Sellers, any Loss of Value Payments relating to the Mortgage Loans that it is servicing and that were transferred from the Loss of Value Reserve Fund to its Collection Account on the immediately preceding Remittance Date.

Section 4.02     Distribution Date Statements; CREFC® Investor Reporting Packages; Grant of Power of Attorney. (a) On each Distribution Date, the Certificate Administrator shall make available pursuant to Section 3.13(b) on the Certificate Administrator’s Website to any Privileged Person a statement (substantially in the form set forth as Exhibit G hereto and based in part upon information supplied to the Certificate Administrator in the related CREFC® Investor Reporting Package in accordance with CREFC® guidelines) as to the distributions made on such Distribution Date (each, a “Distribution Date Statement”) which shall include:

(i)           the amount of the distribution on such Distribution Date to the Holders of each Class of Certificates in reduction of the Certificate Balance thereof;

(ii)          the aggregate amount of Advances made, with respect to the pool of Mortgage Loans, during the period from but not including the previous Distribution Date to and including such Distribution Date and details of P&I Advances as of the P&I Advance Date;

(iii)         the aggregate amount of compensation paid to the Trustee and the Certificate Administrator, servicing compensation paid to the applicable Master Servicer and the applicable Special Servicer, compensation paid to the Operating Advisor, compensation paid to the Asset Representations Reviewer and CREFC® Intellectual Property Royalty License Fees paid to CREFC®, in each case, with respect to the Collection Period for such Determination Date together with detailed calculations of servicing compensation paid to such Master Servicer and such Special Servicer;

(iv)         the aggregate Stated Principal Balance of the Mortgage Loans and any REO Loans, with respect to the pool of Mortgage Loans, outstanding immediately before and immediately after such Distribution Date;

(v)          the aggregate amount of unscheduled payments received;

(vi)         the number of loans, their aggregate principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the Mortgage Loans, with respect to the pool of Mortgage Loans, as of the end of the related Collection Period for such Distribution Date;

(vii)        the number and aggregate principal balance of the Mortgage Loans (A) delinquent 30-59 days, (B) delinquent 60-89 days, (C) delinquent 90 days to 120 days, (D) current but specially serviced or in foreclosure but not an REO Property and (E) for which the related Mortgagor is subject to oversight by a bankruptcy court;

(viii)       the value of any REO Property (and, with respect to any Serviced Whole Loan, the trust’s interest therein) included in the Trust Fund as of the end of the related Determination Date for such Distribution Date, on a loan-by-loan basis, based on the most recent Appraisal or valuation;

(ix)          the Available Funds and the Class A-4FX/A-4FL Available Funds for such Distribution Date;

(x)           the Interest Accrual Amount in respect of such Class of Certificates for such Distribution Date, separately identifying any Interest Accrual Amount for such Distribution Date allocated to such Class of Certificates;

(xi)          the amount of the distribution on such Distribution Date to the Holders of such Class of Certificates, the Class A-4FX Regular Interest or the Swap Counterparty allocable to (A) Yield Maintenance Charges and (B) Prepayment Premiums;

(xii)         the Pass-Through Rate for such Class of Certificates and the Class A-4FX Regular Interest for such Distribution Date and the next succeeding Distribution Date;

(xiii)        the Scheduled Principal Distribution Amount and the Unscheduled Principal Distribution Amount for such Distribution Date, with respect to the pool of Mortgage Loans;

(xiv)       the Certificate Balance or Notional Amount, as the case may be, of each Class of Certificates immediately before and immediately after such Distribution Date, separately identifying any reduction therein as a result of the allocation of any Realized Loss on such Distribution Date and the aggregate amount of all reductions as a result of allocations of Realized Losses in respect of the Principal Balance Certificates (other than the Class A-4FL and Class A-4FX Certificates) or the Class A-4FX Regular Interest to date;

(xv)        the Certificate Factor for each Class of Certificates (other than the Class R Certificates) immediately following such Distribution Date;

(xvi)       the amount of any Appraisal Reduction Amounts effected (including, with respect to any Serviced Whole Loan, the amount allocable to the related Mortgage Loan and Serviced Companion Loan) in connection with such Distribution Date on a loan-by-loan basis and the total Appraisal Reduction Amount effected in connection with such Distribution Date;

(xvii)      the current Controlling Class;

(xviii)     the number and related Stated Principal Balance of any Mortgage Loans extended or modified since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) on a loan-by-loan basis;

(xix)        a loan-by-loan listing of each Mortgage Loan which was the subject of a Principal Prepayment since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) and the amount and the type of Principal Prepayment occurring;

(xx)         a loan-by-loan listing of each Mortgage Loan which was defeased since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date);

(xxi)        all deposits into, withdrawals from, and the balance of the Interest Reserve Account on the P&I Advance Date;

(xxii)       in the case of the Class R Certificates, the amount of any distributions on such Certificates pursuant to Sections 4.01(a), 4.01(c) and 4.01(f);

(xxiii)      the amount of the distribution on such Distribution Date to the Holders of such Class of Certificates in reimbursement of previously allocated Realized Loss;

(xxiv)      the aggregate unpaid principal balance of the Mortgage Loans outstanding as of the close of business on the related Determination Date, with respect to the pool of Mortgage Loans;

(xxv)       with respect to any Mortgage Loan as to which a Liquidation Event occurred since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) or prior to the related Determination Date (other than a payment in full), (A) the loan number thereof, (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with such Liquidation Event (separately identifying the portion thereof allocable to distributions on the Certificates), and (C) the amount of any Realized Loss allocated to the Principal Balance Certificates (other than the Class A-4FL and Class A-4FX Certificates) or the Class A-4FX Regular Interest in connection with such Liquidation Event;

(xxvi)     with respect to any REO Property (including, with respect to any Non-Serviced Whole Loan, the Trust’s interest therein) included in the Trust as to which the applicable Special Servicer determined, in accordance with the Servicing Standard, that all payments or recoveries with respect to the Mortgaged Property have been ultimately recovered since the previous Determination Date, (A) the loan number of the related Mortgage Loan, (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with that determination (separately identifying the portion thereof allocable to distributions on the Certificates), and (C) the amount of any Realized Loss allocated to the Principal Balance Certificates (other than the Class A-4FL and Class A-4FX Certificates) or the Class A-4FX Regular Interest in respect of the related REO Loan in connection with that determination;

(xxvii)     the aggregate amount of interest on P&I Advances paid to the applicable Master Servicer and the Trustee since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date), with respect to the pool of Mortgage Loans;

(xxviii)    [RESERVED];

(xxix)       the then-current credit support levels for each Class of Certificates;

(xxx)       the aggregate amount of Prepayment Premiums and Yield Maintenance Charges on the Mortgage Loans (each separately identified) collected since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date);

(xxxi)      a loan-by-loan listing of any material modification, extension or waiver of a Mortgage Loan;

(xxxii)     a loan-by-loan listing of any material breach of the representations and warranties given with respect to a Mortgage Loan by the applicable Mortgage Loan Seller; and

(xxxiii)    an itemized listing of any Disclosable Special Servicer Fees received by the applicable Special Servicer or any of its Affiliates, which information will be provided to the Certificate Administrator by the applicable Master Servicer.

(xxxiv)   the Interest Distribution Amount for the Class A-4FX Regular Interest, and with respect to the Class A-4FL Certificates, notification, if applicable, that the amount of interest distributed thereon is equal to the allocable portion of the Interest Distribution Amount with respect to the Class A-4FX Regular Interest, which is being paid as a result of the occurrence and continuance of a Class A-4FL Swap Conversion Event;

(xxxv)     LIBOR as calculated for the related Distribution Date and the next succeeding Distribution Date;

(xxxvi)    the amounts received and paid in respect of the Swap Contract;

(xxxvii)   identification of any Rating Agency Trigger Event or Class A-4FL Swap Default as of the close of business on the last day of the immediately preceding calendar month with respect to the Swap Contract;

(xxxviii)  the amount of any (A) payment by the Swap Counterparty as a termination payment, (B) payments in connection with the acquisition of a replacement interest rate swap contract, and (C) collateral posted in connection with any Rating Agency Trigger Event; and

(xxxix)    the amount of, and identification of, any payments on the Class A-4FL and Class A-4FX Certificates in addition to the amount of principal and interest due thereon (including without limitation, with respect to the Class A-4FL Certificates, any termination payment received in connection with the Swap Contract).

In the case of information furnished pursuant to clauses (i), (ix), (x), (xi), (xiv), (xxiii), (xxiv), (xxv), (xxxiv), (xxxviii) and (xxxix) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per Definitive Certificate.

The Certificate Administrator has not obtained and shall not be deemed to have obtained actual knowledge of any information only by virtue of its receipt and posting of such information to the Certificate Administrator’s website.

Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall furnish to each Person who at any time during the calendar year was a Holder of a Certificate, a statement containing the information set forth in clauses (i) and (x) above as to the applicable Class, aggregated for such calendar year or applicable portion thereof during which person was a Certificateholder, together with such other information as the Certificate Administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for such calendar year. Such obligation of the Certificate Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the

Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

Upon receipt of an Asset Review Report Summary from the Asset Representations Reviewer required to be delivered pursuant to Section 12.01(b), the Certificate Administrator shall (i) include such Asset Review Report Summary in Item 1B on the Form 10-D for such period in which such Asset Review Report Summary was delivered, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s Website not later than two (2) Business Days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

(b)          [RESERVED].

(c)          Each of the Master Servicers and the Special Servicers may, at its sole cost and expense, make available by electronic media, bulletin board service or Internet website (in addition to making information available as provided herein) any reports or other information such Master Servicer or such Special Servicer, as applicable, is required or permitted to provide to any party to this Agreement, the Rating Agencies or any Certificateholder or any prospective Certificateholder that has provided such Master Servicer or such Special Servicer, as applicable, with an Investor Certification or has executed a “click-through” confidentiality agreement in accordance with Section 3.13 hereof (which may be a licensed or registered investment advisor) to the extent such action does not conflict with the terms of this Agreement (including without limitation, any requirements to keep Privileged Information confidential), the terms of the Mortgage Loans or applicable law. Notwithstanding this paragraph, the availability of such information or reports on the Internet or similar electronic media shall not be deemed to satisfy any specific delivery requirements in this Agreement except as set forth herein. In connection with providing access to the applicable Master Servicer’s or applicable Special Servicer’s Internet website, such Master Servicer or such Special Servicer, as applicable, shall take reasonable measures to ensure that only such parties listed above may access such information including, without limitation, requiring registration, a confidentiality agreement and acceptance of a disclaimer. No Master Servicer or Special Servicer, as the case may be, shall be liable for dissemination of this information in accordance with this Agreement, and no Master Servicer or Special Servicer shall be responsible for any information delivered, produced, or made available pursuant to Sections 3.13 and 4.02(b), other than information produced by such Master Servicer or such Special Servicer, as applicable; provided that such information otherwise meets the requirements set forth herein with respect to the form and substance of such information or reports. The applicable Master Servicer shall be entitled to attach to any report provided pursuant to this subsection, any reasonable disclaimer with respect to information provided, or any assumptions required to be made by such report.

Each Special Servicer shall from time to time (and, in any event, as may be reasonably required by the applicable Master Servicer) provide the applicable Master Servicer with such information in its possession regarding the Specially Serviced Loans and REO Properties as may be necessary for the applicable Master Servicer to prepare each report and any supplemental information to be provided by the applicable Master Servicer to the Certificate Administrator. None of the Certificate Administrator, the Trustee or the Depositor shall have any obligation to recompute, verify or recalculate the information provided thereto by the applicable Master Servicer. Unless the Certificate Administrator has actual knowledge that any report or file received from such Master Servicer contains erroneous information, the Certificate Administrator is authorized to rely thereon in calculating and making distributions to Certificateholders in accordance with Section 4.01, preparing the Distribution Date Statement required by Section 4.02(a) and allocating Realized Losses to the Certificates in accordance with Section 4.04.

Notwithstanding the foregoing, the failure of a Master Servicer or a Special Servicer to disclose any information otherwise required to be disclosed pursuant to this Section 4.02(c) or Section 4.02(d) shall not constitute a breach of this Section 4.02(c) or of Section 4.02(d) to the extent such Master Servicer or such Special Servicer so fails because such disclosure, in the reasonable belief of such Master Servicer or such Special Servicer, as the case may be, would violate any applicable law or any provision of a Mortgage Loan document prohibiting disclosure of information with respect to the Mortgage Loans or the Mortgaged Properties. The applicable Master Servicer or the applicable Special Servicer may affix to any information provided by it any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

(d)          Upon the written request of a Certificateholder, any beneficial owner of a Certificate, or any prospective purchaser of a Certificate that is a Qualified Institutional Buyer and is designated by a Certificateholder or a beneficial owner of a Certificate as such and, in any case, has delivered an Investor Certification to the Depositor and the Certificate Administrator, as soon as reasonably practicable, at the expense of the requesting party, the Certificate Administrator shall make available to the requesting party such information that is in the Certificate Administrator’s possession or can reasonably be obtained by the Certificate Administrator as is requested by such person, for purposes of satisfying applicable reporting requirements under Rule 144A under the Securities Act. Neither the Certificate Registrar, nor the Certificate Administrator shall have any responsibility for the sufficiency under Rule 144A or any other securities laws of any available information so furnished to any person including any prospective purchaser of a Certificate or any interest therein, nor for the content or accuracy of any information so furnished which was prepared or delivered to them by another.

(e)          The information to which any Certificateholder is entitled is limited to the information gathered and provided to the Certificateholder by the parties hereto pursuant to this Agreement and by acceptance of any Certificate, each Certificateholder agrees that except as specifically provided herein, no Certificateholder shall contact any Mortgagor directly with respect to any Mortgage Loan.

(f)           Upon the reasonable request of the Directing Certificateholder or any Controlling Class Certificateholder that, in either case, is an Excluded Controlling Class Holder with respect to any Excluded Controlling Class Loan identified to the applicable Master Servicer’s (in the case of a Non-Specially Serviced Loan) or the applicable Special Servicer’s (in the case of a Specially Serviced Loan) reasonable satisfaction (at the expense of the Directing Certificateholder or such Controlling Class Certificateholder) and if such information is in such Master Servicer’s or such Special Servicer’s possession, as applicable, such Master Servicer or such Special Servicer, shall provide or make available (or forward electronically) to the Directing Certificateholder or such Controlling Class Certificateholder, as applicable, (at the expense of the Directing Certificateholder or such Controlling Class Certificateholder, as applicable) any Excluded Information (available to Privileged Persons through the Certificate Administrator’s Website but not accessible to the Directing Certificateholder or such Controlling Class Certificateholder, as applicable, through the Certificate Administrator’s Website because the Directing Certificateholder or such Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder with respect to another Excluded Controlling Class Loan) relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder, as applicable, is not a Borrower Party; provided that, in connection therewith, the applicable Master Servicer or the applicable Special Servicer may require a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to such Master Servicer or such Special Servicer, generally to the effect that such Person is the Directing Certificateholder or a Controlling Class Certificateholder, will keep such Excluded Information confidential and is not a Borrower Party, upon which such Master Servicer or such Special Servicer may conclusively rely. In addition, the applicable Master Servicer and the applicable Special Servicer shall be entitled to conclusively rely on delivery from the Directing Certificateholder or a Controlling Class Certificateholder, as applicable, of an Investor Certification substantially in the form of Exhibit P-1B that such Directing Certificateholder or Controlling Class Certificateholder is not an Excluded Controlling Class Holder with respect to a particular Mortgage Loan. For the avoidance of doubt, the applicable Special Servicer referenced in this Section 4.02(f) shall include any applicable Excluded Special Servicer with respect to the related Excluded Special Servicer Loan(s).

Section 4.03     P&I Advances. (a) On or before 4:00 p.m., New York City time, on each P&I Advance Date, the applicable Master Servicer shall (i) remit to the Certificate Administrator for deposit from its own funds into the Lower-Tier REMIC Distribution Account, an amount equal to the aggregate amount of P&I Advances, if any, with respect to the Mortgage Loans serviced by such Master Servicer to be made in respect of the related Distribution Date, (ii) apply amounts held in the Collection Account, for future distribution to Certificateholders in subsequent months in discharge of any such obligation to make such P&I Advances or (iii) make such P&I Advances in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made. Any amounts held in the Collection Account for future distribution and so used to make P&I Advances shall be appropriately reflected in the applicable Master Servicer’s records and replaced by such Master Servicer by deposit in the Collection Account on or before the next succeeding P&I Advance Date (to the extent not previously replaced through the deposit of Late Collections of the delinquent principal and/or interest in respect of which such P&I Advances were made). The applicable Master Servicer shall notify the Certificate Administrator of (i) the aggregate amount of P&I Advances to be made by such Master Servicer for a Distribution Date and (ii) the amount of any Nonrecoverable P&I Advances with respect to Mortgage Loans serviced by such Master Servicer for such Distribution Date, on or before two (2) Business Days prior to such Distribution Date. If the applicable Master Servicer fails to make a required P&I Advance by 4:00 p.m., New York City time, on any P&I Advance Date, the Trustee shall make such P&I Advance pursuant to Section 7.05 by noon, New York City time, on the related Distribution Date, unless such Master Servicer shall have cured such failure (and provided written notice of such cure to the Trustee and the Certificate Administrator) by 11:00 a.m., New York City time, on such Distribution Date. In the event that the applicable Master

Servicer fails to make a required P&I Advance hereunder, the Certificate Administrator shall notify the Trustee of such circumstances by 4:30 p.m., New York City time, on the related P&I Advance Date. Notwithstanding the foregoing, the portion of any P&I Advance equal to the CREFC® Intellectual Property Royalty License Fee shall not be remitted to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account but shall be deposited into the Collection Account for payment to CREFC® on such Distribution Date.

If the applicable Master Servicer or the Trustee makes a P&I Advance with respect to any Mortgage Loan that is part of a Whole Loan with a related Serviced Companion Loan, then it shall provide to the related other master servicer and Other Trustee under the Other Pooling and Servicing Agreement written notice of the amount of such P&I Advance with respect to such Mortgage Loan within two (2) Business Days of making such P&I Advance.

If the applicable Master Servicer or the Trustee makes a P&I Advance with respect to a Non-Serviced Mortgage Loan, then it shall provide to the related Non-Serviced Master Servicer and Non-Serviced Trustee written notice of the amount of such P&I Advance within two (2) Business Days of making such P&I Advance.

(b)          Subject to Section 4.03(c) and Section 4.03(e) below, the amount of P&I Advances to be made by each Master Servicer with respect to any Distribution Date, and each Mortgage Loan for which it acts as Master Servicer, shall be equal to: (i) the Periodic Payments (net of related Servicing Fees and, in the case of any Non-Serviced Mortgage Loan, a fee accruing at the related Non-Serviced Primary Servicing Fee Rate) other than Balloon Payments, that were due on such Mortgage Loan (including any Non-Serviced Mortgage Loan) and any related REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and were not received as of the close of business on the Business Day preceding the related P&I Advance Date (or not advanced by any Sub-Servicer on behalf of the applicable Master Servicer) and (ii) with respect to each such Mortgage Loan delinquent in respect of its Balloon Payment as of the P&I Advance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the related Balloon Payment would have been past due), an amount equal to the Assumed Scheduled Payment therefor. Subject to subsection (c) below, the obligation of the applicable Master Servicer to make such P&I Advances is mandatory, and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan), shall continue until the Distribution Date on which the proceeds, if any, received in connection with a Liquidation Event or the disposition of the REO Property, as the case may be, with respect thereto are to be distributed. No P&I Advances shall be made with respect to any Companion Loan.

(c)          Notwithstanding anything herein to the contrary, no P&I Advance shall be required to be made hereunder if such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. With respect to each Serviced Mortgage Loan, the applicable Master Servicer, the applicable Special Servicer or the Trustee shall make its determination that a P&I Advance that has been made on such Serviced Mortgage Loan is a Nonrecoverable Advance or that any proposed P&I Advance would, if made, constitute a Nonrecoverable Advance with respect to such Serviced Mortgage Loan independently of any determination made by the applicable Other Servicer or Other Trustee, as the case may be, under the applicable Other Pooling and Servicing Agreement in respect of the related Serviced Companion Loan. If the applicable Master Servicer, the applicable Special Servicer or the Trustee determines that a proposed P&I Advance with respect to a Serviced Mortgage Loan, if made, or any outstanding P&I Advance with respect to a Serviced Mortgage Loan previously made, would be, or is, as applicable, a Nonrecoverable Advance, the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, shall provide the applicable Other Servicer written notice of such determination within two (2) Business Days of the date of such determination. If the applicable Master Servicer receives written notice from the related Other Servicer, as the case may be, that an Other Servicer or the Other Trustee has determined, in accordance with the applicable Other Pooling and Servicing Agreement with respect to a Serviced Companion Loan, that any proposed advance under the applicable Other Pooling and Servicing Agreement that is similar to a P&I Advance would be, or any outstanding advance under such Other Pooling and Servicing Agreement that is similar to a P&I Advance is, a nonrecoverable advance, then the applicable Master Servicer, the applicable Special Servicer or the Trustee may, based upon such determination, determine that any P&I Advance previously made or proposed to be made with respect to the related Serviced Mortgage Loan will be a Nonrecoverable P&I Advance. Thereafter, in either case, the applicable Master Servicer and the Trustee shall not be required to make any additional P&I Advances with respect to the related Serviced Mortgage Loan unless and until such Master Servicer or the Trustee, as the case may be, determines that any such additional P&I Advances with respect to the related Serviced Mortgage Loan would not be a Nonrecoverable P&I Advance, which determination may be as a result of consultation with the related Other Servicer, as the case may be, or otherwise. For the avoidance of doubt, the applicable Master Servicer, the applicable Special Servicer or the Trustee, as the case may be, shall have the sole discretion provided in this Agreement to determine that any future P&I Advance or outstanding P&I Advance would be, or is, as applicable, a Nonrecoverable Advance.

With respect to each Non-Serviced Mortgage Loan, the applicable Master Servicer, the applicable Special Servicer or the Trustee shall make its determination (based on information provided by the applicable Non-Serviced Master Servicer and Non-Serviced Special Servicer) that a P&I Advance that has been made on such Non-Serviced Mortgage Loan is a Nonrecoverable Advance or that any proposed P&I Advance would, if made, constitute a Nonrecoverable Advance with respect to such Non-Serviced Mortgage Loan independently of any determination made by the applicable Non-Serviced Master Servicer, the applicable Non-Serviced Special Servicer or the Non-Serviced Trustee, as the case may be, under the applicable Non-Serviced PSA in respect of the related Non-Serviced Companion Loan. If the applicable Master Servicer, the applicable Special Servicer or the Trustee determines that a proposed P&I Advance with respect to a Non-Serviced Mortgage Loan, if made, or any outstanding P&I Advance with respect to a Non-Serviced Mortgage Loan previously made, would be, or is, as applicable, a Nonrecoverable Advance, the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, shall provide the applicable Non-Serviced Master Servicer and Non-Serviced Special Servicer written notice of such determination within two (2) Business Days of the date of such determination. If the applicable Master Servicer receives written notice from the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as the case may be, that either has determined, or the Non-Serviced Trustee has determined, in accordance with the applicable Non-Serviced PSA with respect to a Non-Serviced Companion Loan, that any proposed advance under the applicable Non-Serviced PSA that is similar to a P&I

Advance would be, or any outstanding advance under such Non-Serviced PSA that is similar to a P&I Advance is, a nonrecoverable advance, then the applicable Master Servicer, the applicable Special Servicer or the Trustee may, based upon such determination, determine that any P&I Advance previously made or proposed to be made with respect to the related Non-Serviced Mortgage Loan will be a Nonrecoverable P&I Advance. Thereafter, in either case, the applicable Master Servicer and the Trustee shall not be required to make any additional P&I Advances with respect to the related Non-Serviced Mortgage Loan unless and until such Master Servicer or the Trustee, as the case may be, determines that any such additional P&I Advances with respect to the related Non-Serviced Mortgage Loan would not be a Nonrecoverable P&I Advance, which determination may be as a result of consultation with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as the case may be, or otherwise. For the avoidance of doubt, the applicable Master Servicer, the applicable Special Servicer or the Trustee, as the case may be, shall have the sole discretion provided in this Agreement to determine that any future P&I Advance or outstanding P&I Advance would be, or is, as applicable, a Nonrecoverable Advance.

(d)          In connection with the recovery of any P&I Advance out of the Collection Account, pursuant to Section 3.05(a), the applicable Master Servicer shall be entitled to pay the Trustee and itself (in that order of priority) as the case may be, out of any amounts then on deposit in the Collection Account (but in no event from any funds allocable to a Serviced Companion Noteholder (unless related thereto), except to the extent permitted pursuant to the terms of the related Intercreditor Agreement), interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such P&I Advance from the date made to but not including the date of reimbursement; provided, however, that no interest will accrue on any P&I Advance (i) if the related Periodic Payment is received on or before the related Due Date has passed and any applicable Grace Period has expired or (ii) if the related Periodic Payment is received after the Determination Date but on or prior to the related P&I Advance Date. The applicable Master Servicer shall reimburse itself and/or the Trustee, as the case may be, for any outstanding P&I Advance, subject to Section 3.17 of this Agreement, as soon as practicably possible after funds available for such purpose are deposited in the Collection Account.

(e)          Notwithstanding the foregoing, (i) neither the applicable Master Servicer nor the Trustee shall make an advance for Yield Maintenance Charges, Default Interest, late payment charges, Prepayment Premiums, or Balloon Payments or make any P&I Advance with respect to any Companion Loan and (ii) if an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Whole Loan, an “appraisal reduction amount” has been made in accordance with the related Non-Serviced PSA and the applicable Master Servicer has notice of such appraisal reduction amount) then in the event of subsequent delinquencies thereon, the interest portion of the P&I Advance in respect of such Mortgage Loan for the related Distribution Date shall be reduced (it being herein acknowledged that there shall be no reduction in the principal portion of such P&I Advance) to equal the product of (x) the amount of the interest portion of such P&I Advance for such Mortgage Loan for such Distribution Date without regard to this clause (ii), and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of such Mortgage Loan immediately prior to such Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of a Serviced Whole Loan, the portion of such

Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of such Mortgage Loan immediately prior to such Distribution Date. For purposes of the immediately preceding sentence, the Periodic Payment due on the Maturity Date for a Balloon Mortgage Loan will be the Assumed Scheduled Payment for the related Distribution Date.

(f)           In no event shall either the applicable Master Servicer or the Trustee be required to make a P&I Advance with respect to any Companion Loan.

(g)          Neither the applicable Master Servicer nor the Trustee shall advance any amount due to be paid by the Swap Counterparty for distribution to the Class A-4FL Certificates.

Section 4.04     Allocation of Realized Losses. (a) On each Distribution Date, immediately following the distributions to be made on such date pursuant to Section 4.01, the Certificate Administrator shall calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for payments of principal collected on the Mortgage Loans that were used to reimburse any Workout-Delayed Reimbursement Amounts pursuant to Section 3.05(a)(v) to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans and any REO Loans (excluding any portion allocable to any related Companion Loan, if applicable) expected to be outstanding immediately following such Distribution Date, is less than (ii) the then-aggregate Certificate Balance of the Principal Balance Certificates (other than the Class A-4FL and Class A-4FX Certificates) and the Class A-4FX Regular Interest, after giving effect to distributions of principal on such Distribution Date (any such deficit, the “Realized Loss”). Any allocation of Realized Losses to a Class of Regular Certificates or the Class A-4FX Regular Interest shall be made by reducing the Certificate Balance thereof by the amount so allocated. Any Realized Losses so allocated to the Class A-4FX Regular Interest shall be allocated, pro rata (based upon their respective Class Percentage Interests immediately prior to such Distribution Date), as a reduction of the Certificate Balance of the Class A-4FL and Class A-4FX Certificates. Any Realized Losses allocated to a Class of Certificates pursuant to either of the preceding two sentences shall be allocated among the respective Certificates of such Class in proportion to the Percentage Interests evidenced thereby. The allocation of Realized Losses shall constitute an allocation of losses and other shortfalls experienced by the Trust. Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Certificates or the Class A-4FX Regular Interest in respect of which any such reimbursement is made. With respect to any Class of Principal Balance Certificates (other than the Class A-4FL and Class A-4FX Certificates) and the Class A-4FX Regular Interest, to the extent any Nonrecoverable Advances (plus interest thereon) that were reimbursed from principal collections on the Mortgage Loans and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan, the amount of such recovery will be added to the Certificate Balance of the Class or Classes of Principal Balance Certificates (other than the Class A-4FL and Class A-4FX Certificates) and the Class A-4FX Regular Interest that previously were allocated Realized Losses, in sequential order, in each case up to the amount of the unreimbursed Realized Losses allocated to such Class of Principal Balance Certificates (other than the Class A-4FL and Class A-4FX Certificates) or the Class A-4FX Regular Interest. Any amount of reimbursements allocated to the Class A-4FX Regular Interest pursuant to this Section 4.04(a) shall be allocated to the Class A-4FL and Class A-4FX Certificates, pro rata, based upon their respective Certificate Balances. If the Certificate Balance of any Class of Principal Balance Certificates (other than the Class A-4FL and Class A-4FX Certificates) or Class A-4FX Regular Interest is so increased, the amount of unreimbursed Realized Losses of such Class of Principal Balance Certificates (other than the Class A-4FL and Class A-4FX Certificates) or the Class A-4FX Regular Interest shall be decreased by such amount.

(b)          On each Distribution Date, the Certificate Balances of the Principal Balance Certificates (other than the Class A-4FL and Class A-4FX Certificates) and the Class A-4FX Regular Interest will be reduced without distribution, as a write-off to the extent of any Realized Losses, if any, allocable to such Certificates or Class A-4FX Regular Interest, as applicable, with respect to such Distribution Date. Any such write-off shall be allocated first, to the Class G Certificates, second, to the Class F Certificates, third, to the Class E Certificates, fourth, to the Class D Certificates, fifth, to the Class C Certificates, sixth, to the Class B Certificates, seventh, to the Class A-S Certificates, and then, pro rata (based on their respective Certificate Balances), Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB Certificates and the Class A-4FX Regular Interest, in each case until the remaining Certificate Balances of such Classes of Certificates have been reduced to zero. Any Realized Losses so allocated to the Class A-4FX Regular Interest on any Distribution Date shall be allocated between the Class A-4FL and Class A-4FX Certificates, in accordance with their respective Certificate Balances.

(c)          With respect to any Distribution Date, any Realized Losses allocated to a Class of Principal Balance Certificates (other than the Class A-4FL and Class A-4FX Certificates) or the Class A-4FX Regular Interest pursuant to Section 4.04(a) or Section 4.04(b), respectively, with respect to such Distribution Date shall reduce the Lower-Tier Principal Amount of the Related Lower-Tier Regular Interest with respect thereto as a write-off.

Section 4.05     Appraisal Reduction Amounts; Collateral Deficiency Amounts. (a) For purposes of (x) determining the Controlling Class (and whether a Control Termination Event has occurred and is continuing) and (y) determining the Voting Rights of the related Classes for purposes of removal of the applicable Special Servicer or the Operating Advisor, Cumulative Appraisal Reduction Amounts (with respect to a Serviced Whole Loan, to the extent allocated to the related Mortgage Loan) shall be allocated to each Class of Certificates or the Class A-4FX Regular Interest, as applicable, in reverse sequential order to notionally reduce the related Certificate Balances until the Certificate Balance of each such Class is reduced to zero (i.e., first, to the Class G Certificates, second, to the Class F Certificates, third, to the Class E Certificates, fourth, to the Class D Certificates, fifth, to the Class C Certificates, sixth, to the Class B Certificates, seventh, to the Class A-S Certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates (other than the Class X-A and Class X-B Certificates and the Class A-4FL and Class A-4FX Certificates) and the Class A-4FX Regular Interest).

As of the first Determination Date after a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becomes an AB Modified Loan, the applicable Special Servicer shall calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent Appraisal obtained by the applicable Special Servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the applicable Master Servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the applicable Master Servicer shall (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the applicable Master Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the applicable Master Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the applicable Master Servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining actual knowledge or receipt of notice by any other party to this Agreement that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party shall promptly notify the applicable Master Servicer thereof. None of the Master Servicers (with respect to Mortgage Loans other than Non-Serviced Mortgage Loans), the Special Servicers (with respect to Non-Serviced Mortgage Loans), the Operating Advisor, the Trustee or the Certificate Administrator shall calculate or verify any Collateral Deficiency Amount.

The applicable Special Servicer (in the case of a Mortgage Loan other than a Non-Serviced Mortgage Loan) or the applicable Master Servicer (in the case of a Non-Serviced Mortgage Loan), shall notify the applicable Master Servicer or the applicable Special Servicer, as the case may be (and the applicable Master Servicer shall notify the Certificate Administrator) of the amount of any Appraisal Reduction Amount (which notification from the applicable Master Servicer to the Certificate Administrator shall be made by delivery of the CREFC® Loan Periodic Update File in accordance with Section 3.12(d)), any Collateral Deficiency Amount and (except in the case of the applicable Master Servicer) any resulting Cumulative Appraisal Reduction Amount with respect to each Mortgage Loan, AB Modified Loan or Serviced Whole Loan, if any (which notification shall be satisfied through delivery of such information included in the CREFC® Appraisal Reduction Template (or similar template agreed to by the applicable Master Servicer, the applicable Special Servicer and the Certificate Administrator) included in the CREFC® Investor Reporting Package, which shall be delivered by the applicable Master Servicer simultaneously with the CREFC® Loan Periodic Update File in accordance with Section 3.12(d)). Based on information in its possession, the Certificate Administrator shall determine from time to time which Class of Certificates is the Controlling Class. The Certificate Administrator shall provide notice of the identity of the Controlling Class as set forth in Section 3.23(m). With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, calculated for purposes of determining (i) the Voting Rights of the related Classes for purposes of removing the Special Servicer or (ii) the Controlling Class, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis.

(b)          (i) The Holders of the majority of Voting Rights of any Class of Control Eligible Certificates that is determined at any time of determination to no longer be the Controlling Class (any such Class, an “Appraised-Out Class”) as a result of an Appraisal

Reduction Amount or Collateral Deficiency Amount in respect of such Class shall have the right and, with respect to a Serviced Whole Loan, the Other Special Servicer or Other Master Servicer shall have the right upon the request of similarly situated holders of certificates in the related Other Securitization, at their sole expense, to require the applicable Special Servicer to order (or, with respect to a Non-Serviced Mortgage Loan, require the applicable Master Servicer to request from the applicable Non-Serviced Special Servicer) a second Appraisal with respect to any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such Holders, the “Requesting Holders”). With respect to any such Mortgage Loan (other than with respect to a Non-Serviced Mortgage Loan), the applicable Special Servicer shall use commercially reasonable efforts to ensure that such second Appraisal is delivered within thirty (30) days from receipt of the Requesting Holders’ written request and shall ensure that such Appraisal is prepared on an “as-is” basis by an MAI appraiser (provided that such MAI appraiser may not be the same MAI appraiser that provided the Appraisal in respect of which the Requesting Holders are requesting the Special Servicer to obtain an additional Appraisal). With respect to any such Non-Serviced Mortgage Loan, the applicable Master Servicer shall use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer and to forward such second appraisal to the applicable Special Servicer.

(ii)          Upon receipt of any supplemental Appraisal pursuant to clause (i) above, the applicable Master Servicer (for Collateral Deficiency Amounts on Non-Serviced Mortgage Loans), the applicable Non-Serviced Special Servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to the extent provided for in the applicable Non-Serviced PSA and applicable Intercreditor Agreement) and the applicable Special Servicer shall determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental Appraisal, any recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount is warranted, and if so warranted, the applicable Special Servicer shall recalculate the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based on such supplemental Appraisal and (in the case of a Mortgage Loan other than a Non-Serviced Mortgage Loan) any information received from the applicable Master Servicer. If required by such recalculation, the Appraised-Out Class shall be reinstated as the Controlling Class and each other Appraised-Out Class shall, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable. The Holders of an Appraised-Out Class requesting any supplemental Appraisal pursuant to clause (i) above shall refrain from exercising any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as the Class is reinstated as the Controlling Class (such period beginning upon receipt by the applicable Special Servicer or the applicable Master Servicer of any request to obtain a supplemental Appraisal pursuant to clause (i) above to but excluding the date on which either (A) such Special Servicer, such Master Servicer or Non-Serviced Special Servicer determines that no recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount is warranted or (B) such Special Servicer, such Master Servicer or Non-Serviced Special Servicer recalculates the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based on the supplemental Appraisal, the “Appraisal Review Period”). The rights of the

Controlling Class during each Appraisal Review Period shall be exercised by the most senior Class of Control Eligible Certificates, if any.

(c)          With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless such Mortgage Loan or Serviced Whole Loan has become a Corrected Loan (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Companion Loan or Serviced Whole Loan)), the applicable Special Servicer shall (1) within thirty (30) days of the occurrence or of each anniversary of the related Appraisal Reduction Event, and (2) upon its determination that the value of the related Mortgaged Property has materially changed, notify the applicable Master Servicer of the occurrence of such anniversary or determination and order an Appraisal (which may be an update of a prior Appraisal), the cost of which shall be paid by such Master Servicer as a Servicing Advance or to the extent it would be a Nonrecoverable Advance, an expense of the Trust, or conduct an internal valuation, as applicable and, promptly following receipt of any such Appraisal or performance of such valuation (or receipt of any Appraisal obtained in accordance with Section 4.05(b) above), shall deliver a copy thereof to the applicable Master Servicer, the Certificate Administrator, the Trustee, the Operating Advisor and ((i) prior to the occurrence of any Consultation Termination Event and (ii) other than with respect to any Excluded Loan) the Directing Certificateholder. Based upon such Appraisal or internal valuation (or any Appraisal obtained in accordance with Section 4.05(b) above) and receipt of information reasonably requested by the applicable Special Servicer from the applicable Master Servicer necessary to calculate the Appraisal Reduction Amount that is either in such Master Servicer’s possession or reasonably obtainable by such Master Servicer, such Special Servicer shall determine or redetermine, as applicable, and report to such Master Servicer, the Certificate Administrator, the Trustee, the Operating Advisor and ((i) prior to the occurrence of any Consultation Termination Event and (ii) other than with respect to any Excluded Loan) the Directing Certificateholder, the amount and calculation or recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount with respect to such Mortgage Loan, Companion Loan or Serviced Whole Loan, as applicable, and such report shall be delivered in the CREFC® Appraisal Reduction Template format; provided, however, that the applicable Special Servicer shall not be liable for failure to comply with such duties insofar as such failure results from a failure of the applicable Master Servicer to provide sufficient information to such Special Servicer to comply with such duties or failure by such Master Servicer to otherwise comply with its obligations hereunder. Such report shall also be forwarded by such Master Servicer (or such Special Servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Companion Loan has been included in an Other Securitization, to the Other Servicer of such Other Securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by such Master Servicer (or such Special Servicer if the related Mortgage Loan is a Specially Serviced Loan). If the applicable Special Servicer is required to redetermine the Appraisal Reduction Amount or Collateral Deficiency Amount, such redetermined Appraisal Reduction Amount or Collateral Deficiency Amount shall replace the prior Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, with respect to such Mortgage Loan, Companion Loan or Serviced Whole Loan, as applicable. Prior to the occurrence of a Consultation Termination Event and other than with respect to any Excluded Loan, the applicable Special Servicer shall consult with the Directing Certificateholder with respect to any Appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount or Collateral Deficiency Amount. Notwithstanding the foregoing but subject to Section 4.05(b), the applicable Special Servicer will not be required to obtain an Appraisal or conduct an internal valuation, as applicable, with respect to a Mortgage Loan or related Companion Loan or Serviced Whole Loan as to which an Appraisal Reduction Event has occurred to the extent the applicable Special Servicer has obtained an Appraisal or conducted such a valuation (in accordance with requirements of this Agreement), as applicable, with respect to the related Mortgaged Property within the twelve-month period immediately prior to the occurrence of such Appraisal Reduction Event. Instead, the applicable Special Servicer may use such prior Appraisal or valuation, as applicable, in calculating any Appraisal Reduction Amount or Collateral Deficiency Amount with respect to such Mortgage Loan or related Companion Loan or Serviced Whole Loan; provided that the applicable Special Servicer is not aware of any material change to the related Mortgaged Property having occurred and affecting the validity of such Appraisal or valuation.

The applicable Master Servicer shall deliver by electronic mail to the applicable Special Servicer any information in its possession that is reasonably required to determine, calculate, redetermine or recalculate any Appraisal Reduction Amount, using reasonable efforts to deliver such information, within four (4) Business Days following the applicable Special Servicer’s reasonable request therefor (which request shall be made promptly, but in no event later than ten (10) Business Days, after the applicable Special Servicer’s receipt of the applicable Appraisal or preparation of the applicable internal valuation); provided, that such Special Servicer’s failure to timely make such request shall not relieve such Master Servicer of its obligation to use reasonable efforts to provide such information to such Special Servicer within four (4) Business Days following such Special Servicer’s reasonable request.

(d)          Any Mortgage Loan (other than a Non-Serviced Mortgage Loan), any related Serviced Companion Loan and any Serviced Whole Loan previously subject to an Appraisal Reduction Amount, which has become a Corrected Loan (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan and any Serviced Whole Loan, as applicable), and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount. Any Appraisal Reduction Amount in respect of a Non-Serviced Whole Loan shall be calculated by the applicable party under and in accordance with and pursuant to the terms of the applicable Non-Serviced PSA.

(e)          Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan(s) that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of a Serviced AB Whole Loan in respect of an AB Modified Loan will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, first, to the related AB Subordinate Companion Loan (until its principal balance is notionally reduced to zero by such Appraisal Reduction Amounts) and second, to the related AB Mortgage Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Whole Loan will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan, based upon their respective Stated Principal Balances.

Section 4.06     Grantor Trust Reporting. (a) The parties intend that the portions of the Trust Fund constituting the Grantor Trust, shall constitute, and that the affairs of the Grantor Trust shall be conducted so as to qualify such portion as, a “grantor trust” under subpart E, part I of subchapter J of the Code, and the provisions hereof shall be interpreted consistently with this intention. In furtherance of such intention, neither the Trustee nor the Certificate Administrator shall have the power to vary the investment of the Holders of the Class A-4FL and Class A-4FX Certificates in the Grantor Trust so as to improve their rate of return. The Certificate Administrator shall prepare or cause to be prepared, submit to the Trustee for execution (and the Trustee shall timely execute and timely return to the Certificate Administrator) and timely file all Tax Returns in respect of the Grantor Trust. In addition, the Certificate Administrator shall (A) as soon as possible after the Swap Contract is entered into (but no later than the first payment date under the Swap Contract), obtain a taxpayer identification number of the Grantor Trust and deliver or cause to be delivered the federal taxpayer identification number of the Grantor Trust on an Internal Revenue Service Form W-9 to the Swap Counterparty and, if requested by the Swap Counterparty (unless not permitted under federal income tax law), an applicable Internal Revenue Service Form W-8IMY; provided that Certificate Administrator shall not be responsible for failure to obtain a taxpayer identification number for the Grantor Trust if the Certificate Administrator timely takes all requisite action and such failure relates solely to a delay by the Internal Revenue Service in issuing such taxpayer identification number, (B) file, or cause to be filed, Internal Revenue Service Form 1041, Form 1099 or such other form as may be applicable with the Internal Revenue Service with copies of the statements in the following clause and (C) furnish, or cause to be furnished, to the Class A-4FX and Class A-4FL Certificateholders, their allocable share of income and expense with respect to the Class A-4FX Specific Grantor Trust Assets and the Class A-4FL Specific Grantor Trust Assets, respectively, in the time or times and in the manner required by the Code.

(b)          The Grantor Trust is a WHFIT that is an NMWHFIT. The Certificate Administrator will report as required under the WHFIT Regulations to the extent such information as is reasonably necessary to enable the Certificate Administrator to do so is provided to the Certificate Administrator on a timely basis. The Certificate Administrator is hereby directed to assume that DTC is the only “middleman” as defined by the WHFIT Regulations unless the Depositor provides the Certificate Administrator with the identities of other “middlemen” that are Certificateholders. The Certificate Administrator shall be entitled to indemnification in accordance with the terms of this Agreement in the event that the Internal Revenue Service makes a determination that the first sentence of this paragraph is incorrect.

(c)          The Certificate Administrator shall report required WHFIT information using the accrual method, except to the extent the WHFIT Regulations specifically require a different method. The Certificate Administrator shall be under no obligation to determine whether any Certificateholder uses the cash or accrual method. The Certificate Administrator shall make available (via its website) WHFIT information to Certificateholders annually. In addition, the Certificate Administrator shall not be responsible or liable for providing subsequently amended, revised or updated information to any Certificateholder, unless requested by the Certificateholder.

(d)          The Certificate Administrator shall not be liable for failure to meet the reporting requirements of the WHFIT Regulations nor for any penalties thereunder if such failure is due to: (i) the lack of reasonably necessary information being provided to the Certificate Administrator or (ii) incomplete, inaccurate or untimely information being provided to the Certificate Administrator.

Section 4.07     Investor Q&A Forum; Investor Registry; and Rating Agency Q&A Forum and Document Request Tool. (a) The Certificate Administrator shall make available, only to Privileged Persons, the Investor Q&A Forum. The “Investor Q&A Forum” shall be a service available on the Certificate Administrator’s Website, where (i) Certificateholders and beneficial owners of Certificates that are Privileged Persons may submit questions to (A) the Certificate Administrator relating to the Distribution Date Statement, (B) the applicable Master Servicer or the applicable Special Servicer, as the case may be, relating to the reports being made available pursuant to Sections 3.13(b) and (d), the Mortgage Loans (excluding any Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (C) the Operating Advisor relating to the Operating Advisor Annual Report or other reports prepared by the Operating Advisor or actions by the applicable Special Servicer referenced in any Operating Advisor Annual Report (each an “Inquiry” and collectively, “Inquiries”), and (ii) Privileged Persons may view Inquiries that have been previously submitted and answered, together with the answers thereto. Upon receipt of an Inquiry for the applicable Master Servicer, the applicable Special Servicer, Certificate Administrator or the Operating Advisor, as applicable, and in the case of any Inquiry relating to a Non-Serviced Mortgage Loan, to the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer, as applicable, the Certificate Administrator shall forward the Inquiry to the appropriate person (in the case of the General Master Servicer to the following: REAM_InvestorRelations@wellsfargo.com), in each case within a commercially reasonable period of time following receipt thereof. Following receipt of an Inquiry, the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator or the Operating Advisor, as applicable, unless such party determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which reply of such Master Servicer, such Special Servicer or the Operating Advisor, as applicable, shall be delivered to the Certificate Administrator by electronic mail. In the case of an Inquiry relating to a Non-Serviced Mortgage Loan, the Certificate Administrator shall make reasonable efforts to obtain an answer from the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable; provided that the Certificate Administrator shall not be responsible for the content of such answer or any delay or failure to obtain such answer. The Certificate Administrator shall post (within a commercially reasonable period of time following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer to the Certificate Administrator’s Website. If the Certificate Administrator, the applicable Master Servicer, the applicable Special Servicer or the Operating Advisor determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope of the topics described above, (ii) answering any Inquiry would not be in the best interests of the Trust and/or the Certificateholders, (iii) answering any Inquiry would be in violation of applicable law, the applicable Mortgage Loan documents or this Agreement, (iv) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator or the Operating Advisor, as applicable, (v) answering any Inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception, (vi) that answering the Inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or disclosure of attorney work product or (vii) answering any Inquiry is otherwise, for any reason, not advisable, it shall not be required to answer such Inquiry and, in the case of the applicable Master Servicer, the applicable Special Servicer or the Operating Advisor, shall promptly notify the Certificate Administrator of such determination. In addition, no party shall post or otherwise disclose any direct communications with the Directing Certificateholder as part of its response to any Inquiries. The Certificate Administrator shall notify the Person who submitted such Inquiry in the event that the Inquiry will not be answered. Any notice by the Certificate Administrator to the Person who submitted an Inquiry that will not be answered shall include the following statement: “Because the Pooling and Servicing Agreement provides that a Master Servicer, a Special Servicer, the Certificate Administrator and the Operating Advisor shall not answer an Inquiry if it determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope of the topics described in the Pooling and Servicing Agreement, (ii) answering any Inquiry would not be in the best interests of the Trust and/or the Certificateholders, (iii) answering any Inquiry would be in violation of applicable law or the applicable Mortgage Loan documents, (iv) answering any Inquiry would materially increase the duties of, or result in significant additional costs or expenses to the Trustee, a Master Servicer, a Special Servicer, the Certificate Administrator or Operating Advisor, as applicable, (v) answering any Inquiry would require the disclosure of Privileged Information, or (vi) answering any Inquiry is otherwise, for any reason, not advisable, no inference should or may be drawn from the fact that a Master Servicer, a Special Servicer, the Certificate Administrator or the Operating Advisor has declined to answer the Inquiry.” Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and shall not be deemed to be answers from any of the Depositor, the Underwriters or any of their respective Affiliates. None of the Underwriters, Depositor, the Master Servicers, the Special Servicers, the Certificate Administrator, the Trustee or the Operating Advisor or any of their respective Affiliates will certify to any of the information posted in the Investor Q&A Forum and no such party shall have any responsibility or liability for the content of any such information. The Certificate Administrator shall not be required to post to the Certificate Administrator’s Website any Inquiry or answer thereto that the Certificate Administrator determines, in its sole discretion, is administrative or ministerial in nature. The Investor Q&A Forum will not reflect questions, answers and other communications that are not submitted via the Certificate Administrator’s Website. Notwithstanding the foregoing, the Operating Advisor shall not be required to respond to any Inquiries from Certificateholders for which its response would require the Operating Advisor to provide information to such inquiring Certificateholders that they are otherwise not entitled to receive under the terms of this Agreement.

(b)          The Certificate Administrator shall make available to any Certificateholder and any Certificate Owner that is a Privileged Person, the Investor Registry. The “Investor Registry” shall be a voluntary service available on the Certificate Administrator’s Website, where Certificateholders and Certificate Owners that are Privileged Persons can register and thereafter obtain information with respect to any other Certificateholder or Certificate Owner that has so registered. Any person registering to use the Investor Registry shall certify that (a) it is a Certificateholder or a Certificate Owner and a Privileged Person and (b) it grants authorization to the Certificate Administrator to make its name and contact information available on the Investor Registry for at least forty-five (45) days from the date of such certification to persons entitled to access to the Investor Registry. Such Person shall then be asked to enter certain mandatory fields such as the individual’s name, the company name and email address, as well as certain optional fields such as address, phone, and Class(es) of Certificates owned. If any Certificateholder or Certificate Owner notifies the Certificate Administrator that it wishes to be removed from the Investor Registry (which notice may not be within forty-five (45) days of its registration), the Certificate Administrator shall promptly remove it from the Investor Registry. The Certificate Administrator will not be responsible for verifying or validating any information submitted on the Investor Registry, or for monitoring or otherwise maintaining the accuracy of any information thereon. The Certificate Administrator may require acceptance of a waiver and disclaimer for access to the Investor Registry.

(c)          The 17g-5 Information Provider shall make available, only to NRSROs, the Rating Agency Q&A Forum and Document Request Tool. The “Rating Agency Q&A Forum and Document Request Tool” shall be a service available on the 17g-5 Information Provider’s Website, where NRSROs may (i) submit questions to the Certificate Administrator relating to any Distribution Date Statements, or submit questions to the applicable Master Servicer or the applicable Special Servicer, as the case may be, relating to the reports prepared by such parties (each such submission, a “Rating Agency Inquiry”), and (ii) view Rating Agency Inquiries that have been previously submitted and answered, together with the responses thereto. In addition, NRSROs may use the forum to submit requests (each such submission also, a “Rating Agency Inquiry”) to the applicable Master Servicer for loan-level reports and other related information. Upon receipt of a Rating Agency Inquiry for the applicable Master Servicer or the applicable Special Servicer, the 17g-5 Information Provider shall forward the Rating Agency Inquiry to the appropriate person (in the case of the General Master Servicer to the following: RAInvRequests@wellsfargo.com; and, in the case of the NCB Master Servicer to the following: WFCM2016C35@ncb.com), in each case within a commercially reasonable period of time following receipt thereof. Following receipt of a Rating Agency Inquiry from the 17g-5 Information Provider, the applicable Master Servicer or the applicable Special Servicer, as the case may be, unless it determines not to answer such Rating Agency Inquiry as provided below, shall reply by email to the Certificate Administrator. The 17g-5 Information Provider shall post (within a commercially reasonable period of time following receipt of such response) such Rating Agency Inquiry with the related response thereto (or such reports, as applicable) to the Rating Agency Q&A Forum and Document Request Tool. Any reports posted by the 17g-5 Information Provider in response to an inquiry may be posted on a separate website or web page accessible by a link on the 17g-5 Information Provider’s Website. If the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer determines, in its respective sole discretion, that (i) answering any Rating Agency Inquiry would be in violation of applicable law, the Servicing Standard, this Agreement or any Mortgage Loan documents, (ii) answering any Rating Agency Inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege with, or the disclosure of attorney work product, or (iii) (A) answering any Rating Agency Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, such Master Servicer or such Special Servicer, as applicable, and (B) the Certificate Administrator, such Master Servicer or such Special Servicer, as applicable, determines in accordance with the Servicing Standard (or in good faith, in the case of the Certificate Administrator) that the performance of such duties or the payment of such costs and expenses is beyond the scope of its duties in its capacity as Certificate Administrator, Master Servicer or Special Servicer, as applicable, under this Agreement, it shall not be required to answer such Rating Agency Inquiry and shall promptly notify the

17g-5 Information Provider by email of such determination. The 17g-5 Information Provider shall promptly thereafter post the Rating Agency Inquiry with the reason it was not answered to the Rating Agency Q&A Forum and Document Request Tool. The 17g-5 Information Provider will not be liable for the failure by any other such Person to so answer. Questions posted on the Rating Agency Q&A Forum and Document Request Tool shall not be attributed to the submitting NRSRO. Answers posted on the Rating Agency Q&A Forum and Document Request Tool will be attributable only to the respondent, and shall not be deemed to be answers from any other person. None of the Underwriters, the Depositor, or any of their respective Affiliates will certify to any of the information posted in the Rating Agency Q&A Forum and Document Request Tool and no such party shall have any responsibility or liability for the content of any such information. The 17g-5 Information Provider shall not be required to post to the 17g-5 Information Provider’s Website any Rating Agency Inquiry or answer thereto that the 17g-5 Information Provider determines, in its sole discretion, is administrative or ministerial in nature. The Rating Agency Q&A Forum and Document Request Tool will not reflect questions, answers and other communications that are not submitted via the 17g-5 Information Provider’s Website.

Section 4.08     Secure Data Room. (a) The Certificate Administrator shall create a Secure Data Room and the Depositor shall, upon the receipt of each Mortgage Loan Seller’s Diligence File Certification and within 120 days following the Closing Date, deliver to the Certificate Administrator an electronic copy of the Diligence Files for the Mortgage Loans that have been uploaded by the Mortgage Loan Sellers to the Designated Site. Upon receipt thereof, the Certificate Administrator shall promptly upload the contents of each Diligence File actually received by it to the Secure Data Room. Access to the Secure Data Room shall be granted by the Certificate Administrator to (i) the Asset Representations Reviewer and (ii) any other Person at the direction of the Depositor, in each case, upon the occurrence of an Affirmative Asset Review Vote and receipt by the Certificate Administrator of a certification substantially in the form of Exhibit RR hereto (which shall be sent via email to trustadministrationgroup@wellsfargo.com or submitted electronically via the Certificate Administrator’s website). In no case whatsoever shall Certificateholders be permitted to access the Secure Data Room. For the avoidance of doubt, the Certificate Administrator shall be under no obligation to post any documents or information to the Secure Data Room other than the contents of the Diligence Files initially delivered to it by the Depositor.

(b)          The Certificate Administrator shall not have any obligation or duty to verify, review, confirm or otherwise determine whether the type, number or contents of any Diligence File delivered to the Certificate Administrator is accurate, complete, or relates to the transaction or confirm that all documents and information constituting any Diligence File have actually been delivered to the Certificate Administrator. In no case shall the Certificate Administrator be deemed to have obtained actual or constructive knowledge of the contents of, or information contained in, any Diligence File by virtue of posting such Diligence File to the Secure Data Room. In the event that any document or information is posted in error, the Certificate Administrator may remove such document or information from the Secure Data Room. The Certificate Administrator shall not have any obligation to produce physical or electronic copies of any document or information provided to it for posting to the Secure Data Room. The Certificate Administrator shall not be responsible or held liable for any other Person’s use or dissemination of the documents or information contained on the Secure Data

Room; provided that such event or occurrence is not also a result of its own negligence, bad faith or willful misconduct. The Certificate Administrator shall not be required to restrict access to the Secure Data Room on a loan-by-loan basis and any Person with access to the Secure Data Room shall covenant to access only the information necessary to perform its duties and responsibilities under this Agreement.

(c)          Upon the resignation or removal of the Certificate Administrator pursuant to Section 8.07, the Certificate Administrator shall transfer electronic copies of the Diligence Files to a successor certificate administrator designated in writing by the Depositor or the applicable Master Servicer, and all costs and expenses associated with the transfer of the Diligence Files shall be payable as part of the costs and expenses associated with the transfer of its responsibilities upon the resignation or removal of the Certificate Administrator pursuant to Section 8.07. Following the date on which any Mortgage Loan is paid in full, liquidated, repurchased or otherwise removed from the Trust, the applicable Special Servicer may direct the Certificate Administrator in writing to delete the Diligence File related to such Mortgage Loan from the Secure Data Room; provided that absent such direction, the Certificate Administrator shall not be obligated to delete any Diligence File from the Secure Data Room. Following the termination of the Trust pursuant to Section 9.01, the Certificate Administrator shall be permitted to delete all files from the Secure Data Room. Upon deletion, in no event shall the Certificate Administrator be obligated to reproduce or retrieve such deleted files.

[End of Article IV]

Article V

THE CERTIFICATES

Section 5.01     The Certificates. (a) The Certificates will be substantially in the respective forms annexed hereto as Exhibits A-1 through and including A-3, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement or as may, in the reasonable judgment of the Certificate Registrar, be necessary, appropriate or convenient to comply, or facilitate compliance, with applicable laws, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required by law, or as may, consistently herewith, be determined by the officers executing such Certificates, as evidenced by their execution thereof. The Class X Certificates will be issuable only in minimum Denominations of authorized initial Notional Amount of not less than $1,000,000 and in integral multiples of $1.00 in excess thereof. The Registered Certificates (other than the Class X-A Certificates and Class X-B Certificates) will be issuable only in minimum Denominations of authorized initial Certificate Balance of not less than $10,000, and in integral multiples of $1.00 in excess thereof. The Non-Registered Certificates (other than the Class X-D Certificates and Class R Certificates) will be issuable in minimum Denominations of authorized initial Certificate Balance of not less than $100,000, and in integral multiples of $1.00 in excess thereof. If the Original Certificate Balance or initial Notional Amount, as applicable, of any Class does not equal an integral multiple of $1.00, then a single additional Certificate of such Class may be issued in a minimum denomination of authorized initial Certificate Balance or initial Notional Amount, as applicable, that includes the excess of (i) the Original Certificate Balance or initial Notional Amount, as applicable, of such

Class over (ii) the largest integral multiple of $1.00 that does not exceed such amount. The Class R Certificates shall be issued, maintained and transferred in minimum percentage interests of 10% of such Class R Certificates and in integral multiples of 1% in excess thereof.

(b)          One authorized signatory shall sign the Certificates for the Certificate Registrar by manual or facsimile signature. If an authorized signatory whose signature is on a Certificate no longer holds that office at the time the Certificate Registrar countersigns the Certificate, the Certificate shall be valid nevertheless. A Certificate shall not be valid until an authorized signatory of the Certificate Registrar (who may be the same officer who executed the Certificate) manually countersigns the Certificate. The signature shall be conclusive evidence that the Certificate has been executed and countersigned under this Agreement.

Section 5.02      Form and Registration. No transfer of any Non-Registered Certificate shall be made unless that transfer is made pursuant to an effective registration statement under the Securities Act, and effective registration or qualification under applicable state securities laws, or is made in a transaction which does not require such registration or qualification. If a transfer (other than one by the Depositor to an Affiliate thereof or by the Initial Purchasers to an affiliate of BIG Real Estate Fund I, L.P.) is to be made in reliance upon an exemption from the Securities Act, and under the applicable state securities laws, then the following subsections (a)-(d) shall apply.

(a)          Each Class of the Non-Registered Certificates sold to institutions that are non-United States Securities Persons in Offshore Transactions in reliance on Regulation S under the Act shall initially be represented by a temporary book-entry certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto (each a “Temporary Regulation S Book-Entry Certificate”), which shall be deposited on the Closing Date on behalf of the purchasers of the Non-Registered Certificates represented thereby with the Certificate Registrar, at its principal trust office, as custodian, for the Depository, and registered in the name of the Depository or the nominee of the Depository for the account of designated agents holding on behalf of Euroclear and/or Clearstream. Prior to the expiration of the 40-day period commencing on the later of the commencement of the offering and the Closing Date (the “Restricted Period”), beneficial interests in each Temporary Regulation S Book-Entry Certificate may be held only through Euroclear or Clearstream. After the expiration of the Restricted Period, a beneficial interest in a Temporary Regulation S Book-Entry Certificate may be exchanged for an interest in the related Regulation S Book-Entry Certificate in the applicable form set forth as an exhibit hereto in accordance with the procedures set forth in Section 5.03(f). During the Restricted Period, distributions due in respect of a beneficial interest in a Temporary Regulation S Book-Entry Certificate shall only be made upon delivery to the Certificate Registrar by Euroclear or Clearstream, as applicable, of a Non-U.S. Beneficial Ownership Certification. After the expiration of the Restricted Period, distributions due in respect of any beneficial interests in a Temporary Regulation S Book-Entry Certificate shall not be made to the holders of such beneficial interests unless exchange for a beneficial interest in the Regulation S Book-Entry Certificate of the same Class is improperly withheld or refused. The aggregate Certificate Balance of a Temporary Regulation S Book-Entry Certificate or a Regulation S Book-Entry Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided;

On the Closing Date, the Certificate Administrator shall execute, the Authenticating Agent shall authenticate, and the Certificate Administrator shall deliver to the Certificate Registrar the Regulation S Book-Entry Certificates, which shall be held by the Certificate Registrar for purposes of effecting the exchanges contemplated by the preceding paragraph. Wells Fargo Bank, National Association is hereby initially appointed the Authenticating Agent with the power to act, on the Trustee’s behalf, in the authentication and delivery of the Certificates in connection with transfers and exchanges as herein provided. If Wells Fargo Bank, National Association is removed as Certificate Administrator, then Wells Fargo Bank, National Association shall be terminated as Authenticating Agent. If the Authenticating Agent is terminated, the Trustee shall appoint a successor authenticating agent, which may be the Trustee or an Affiliate thereof.

(b)          Certificates of each Class of Non-Registered Certificates offered and sold to Qualified Institutional Buyers in reliance on Rule 144A under the Act (“Rule 144A”) shall be represented by Rule 144A Book-Entry Certificates, which shall be deposited with the Certificate Registrar or an agent of the Certificate Registrar, as custodian for the Depository, and registered in the name of the Depository or a nominee of the Depository. The aggregate Certificate Balance of a Rule 144A Book-Entry Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

(c)          Certificates of each Class of Non-Registered Certificates that are initially offered and sold to investors that are Institutional Accredited Investors that are not Qualified Institutional Buyers (the “Non-Book Entry Certificates”) shall be in the form of Definitive Certificates, substantially in the applicable form set forth as an exhibit hereto, and shall be registered in the name of such investors or their nominees by the Certificate Registrar who shall deliver the certificates for such Non-Book Entry Certificates to the respective beneficial owners or owners. For the avoidance of doubt, the Class R Certificates shall only be in the form of Definitive Certificates.

(d)          Owners of beneficial interests in Book-Entry Certificates of any Class shall not be entitled to receive physical delivery of certificated Certificates unless: (i) the Depository advises the Certificate Registrar in writing that the Depository is no longer willing or able to discharge properly its responsibilities as depository with respect to the Book-Entry Certificates of such Class or ceases to be a Clearing Agency, and the Certificate Registrar and the Depository are unable to locate a qualified successor within ninety (90) days of such notice or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Holders of such Class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Certificate Registrar to obtain possession of the Certificates of such Class; provided, however, that under no circumstances will certificated Non-Registered Certificates be issued to beneficial owners of a Temporary Regulation S Book-Entry Certificate. Upon notice of the occurrence of any of the events described in clause (i) or (ii) above with respect to any Certificates of a Class that are in the form of Book-Entry Certificates and upon surrender by the Depository of any Book-Entry Certificate of such Class and receipt from the Depository of instructions for re-registration, the Certificate Registrar shall issue Certificates of such Class in the form of Definitive Certificates (bearing, in the case of a Definitive Certificate issued for a Rule 144A

Book-Entry Certificate, the same legends regarding transfer restrictions borne by such Book-Entry Certificate), and thereafter the Certificate Registrar shall recognize the Holders of such Definitive Certificates as Certificateholders under this Agreement. Unless and until Definitive Certificates are issued in respect of a Class of Book-Entry Certificates, beneficial ownership interests in such Class of Certificates will be maintained and transferred on the book entry records of the Depository and Depository Participants, and all references to actions by Holders of such Class of Certificates will refer to action taken by the Depository upon instructions received from the related registered Holders of Certificates through the Depository Participants in accordance with the Depository’s procedures and, except as otherwise set forth herein, all references herein to payments, notices, reports and statements to Holders of such Class of Certificates will refer to payments, notices, reports and statements to the Depository or its nominee as the registered Holder thereof, for distribution to the related registered Holders of Certificates through the Depository Participants in accordance with the Depository’s procedures.

Section 5.03     Registration of Transfer and Exchange of Certificates. (a) The Certificate Administrator shall keep or cause to be kept at the Corporate Trust Office books (the “Certificate Register”) in which, subject to such reasonable regulations as it may prescribe, the Certificate Administrator shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided (the Certificate Administrator, in such capacity, being the “Certificate Registrar”). In such capacities, the Certificate Administrator shall be responsible for, among other things, (i) maintaining the Certificate Register and a record of the aggregate holdings of Certificates of each Class of Non-Registered Certificates represented by a Temporary Regulation S Book-Entry Certificate, a Regulation S Book-Entry Certificate and a Rule 144A Book-Entry Certificate and accepting Certificates for exchange and registration of transfer and (ii) transmitting to the Depositor, the Master Servicers and the Special Servicers any notices from the Certificateholders. No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of Transfer or exchange of any Certificate (other than Definitive Certificates) referred to in this Section 5.03.

(b)          Subject to the restrictions on transfer set forth in this Article V, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

(c)          Rule 144A Book-Entry Certificate to Temporary Regulation S Book-Entry Certificate. If a holder of a beneficial interest in the Rule 144A Book-Entry Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time during the Restricted Period to exchange its interest in such Rule 144A Book-Entry Certificate for an interest in the Temporary Regulation S Book-Entry Certificate of the same Class, or to transfer its interest in such Rule 144A Book-Entry Certificate to a Person who is required to take delivery thereof in the form of an interest in the Temporary Regulation S Book-Entry Certificate of the same Class, such holder may, subject to the rules and procedures of the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in such Temporary Regulation S Book-Entry Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.07 hereof, of (1) instructions given in accordance with the Depository’s procedures from a Depository

Participant directing the Certificate Registrar to credit, or cause to be credited, a beneficial interest in the Temporary Regulation S Book-Entry Certificate in an amount equal to the beneficial interest in the Rule 144A Book-Entry Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the Euroclear or Clearstream account to be credited with such increase and the name of such account and (3) a certificate in the form of Exhibit I hereto given by the holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Book-Entry Certificates and pursuant to and in accordance with Regulation S, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Rule 144A Book-Entry Certificate and to increase, or cause to be increased, the Certificate Balance of the Temporary Regulation S Book-Entry Certificate by the aggregate Certificate Balance of the beneficial interest in the Rule 144A Book-Entry Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions (who shall be the agent member of Euroclear or Clearstream, or both) a beneficial interest in the Temporary Regulation S Book-Entry Certificate equal to the reduction in the Certificate Balance of the Rule 144A Book-Entry Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Book-Entry Certificate that is being exchanged or transferred.

(d)          Rule 144A Book-Entry Certificate to Regulation S Book-Entry Certificate. If a holder of a beneficial interest in the Rule 144A Book-Entry Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time following the Restricted Period to exchange its interest in such Rule 144A Book-Entry Certificate for an interest in the Regulation S Book-Entry Certificate of the same Class, or to transfer its interest in such Rule 144A Book-Entry Certificate to a Person who is required to take delivery thereof in the form of an interest in a Regulation S Book-Entry Certificate, such holder may, subject to the rules and procedures of the Depository, exchange, or cause the exchange of, such interest for an equivalent beneficial interest in such Regulation S Book-Entry Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.07 hereof, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited a beneficial interest in the Regulation S Book-Entry Certificate in an amount equal to the beneficial interest in the Rule 144A Book-Entry Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with such increase and (3) a certificate in the form of Exhibit J hereto given by the holder of such beneficial interest stating (A) that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Book-Entry Certificates and pursuant to and in accordance with Regulation S, or (B) that the transferee is otherwise entitled to hold its interest in the applicable Certificates in the form of an interest in the Regulation S Book-Entry Certificate, without any registration of such Certificates under the Act (in which case such certificate shall enclose an Opinion of Counsel to such effect and such other documents as the Certificate Registrar may reasonably require), then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Rule 144A Book-Entry Certificate and to increase, or cause to be increased, the Certificate Balance of the Regulation S Book-Entry Certificate by the aggregate Certificate Balance of the beneficial interest in the Rule 144A Book-Entry

Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Regulation S Book-Entry Certificate equal to the reduction in the Certificate Balance of the Rule 144A Book-Entry Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Book-Entry Certificate that is being exchanged or transferred.

(e)          Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate to Rule 144A Book-Entry Certificate. If a holder of a beneficial interest in a Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate for an interest in the Rule 144A Book-Entry Certificate of the same Class, or to transfer its interest in such Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate to a Person who is required to take delivery thereof in the form of an interest in the Rule 144A Book-Entry Certificate, such holder may, subject to the rules and procedures of Euroclear or Clearstream, as the case may be, and the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in the Rule 144A Book-Entry Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.07 hereof, of (1) instructions from Euroclear or Clearstream, if applicable, and the Depository, directing the Certificate Registrar, as registrar, to credit or cause to be credited a beneficial interest in the Rule 144A Book-Entry Certificate equal to the beneficial interest in the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase, (2) with respect to a transfer of an interest in the Regulation S Book-Entry Certificate, information regarding the participant account of the Depository to be debited with such decrease and (3) with respect to a transfer of an interest in the Temporary Regulation S Book-Entry Certificate for an interest in the Rule 144A Book-Entry Certificate (i) during the Restricted Period, a certificate in the form of Exhibit K hereto given by the holder of such beneficial interest and stating that the Person transferring such interest in the Temporary Regulation S Book-Entry Certificate reasonably believes that the Person acquiring such interest in the Rule 144A Book-Entry Certificate is a Qualified Institutional Buyer or (ii) after the Restricted Period, an Investment Representation Letter in the form of Exhibit C attached hereto from the transferee to the effect that such transferee is a Qualified Institutional Buyer (an “Investment Representation Letter”) and is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate and to increase, or cause to be increased, the Certificate Balance of the Rule 144A Book-Entry Certificate by the aggregate Certificate Balance of the beneficial interest in the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate to be exchanged, and the Certificate Registrar shall instruct the Depository, concurrently with such reduction, to credit, or cause to be credited, to the account of the Person specified in such instructions, a beneficial interest in the Rule 144A Book-Entry Certificate equal to the reduction in the Certificate Balance of the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate and to debit, or cause to be debited, from the account of the Person making such transfer the beneficial interest in the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate that is being transferred.

(f)           Temporary Regulation S Book-Entry Certificate to Regulation S Book-Entry Certificate. Interests in a Temporary Regulation S Book-Entry Certificate as to which the Certificate Registrar has received from Euroclear or Clearstream, as the case may be, a certificate (a “Non-U.S. Beneficial Ownership Certification”) to the effect that Euroclear or Clearstream, as applicable, has received a certificate substantially in the form of Exhibit L hereto from the holder of a beneficial interest in such Temporary Regulation S Book-Entry Certificate, shall be exchanged after the Restricted Period, for interests in the Regulation S Book-Entry Certificate of the same Class. The Certificate Registrar shall effect such exchange by delivering to the Depository for credit to the respective accounts of such holders, a duly executed and authenticated Regulation S Book-Entry Certificate, representing the aggregate Certificate Balance of interests in the Temporary Regulation S Book-Entry Certificate initially exchanged for interests in the Regulation S Book-Entry Certificate. The delivery to the Certificate Registrar by Euroclear or Clearstream of the certificate or certificates referred to above may be relied upon by the Depositor and the Certificate Registrar as conclusive evidence that the certificate or certificates referred to therein has or have been delivered to Euroclear or Clearstream pursuant to the terms of this Agreement and the Temporary Regulation S Book-Entry Certificate. Upon any exchange of interests in the Temporary Regulation S Book-Entry Certificate for interests in the Regulation S Book-Entry Certificate, the Certificate Registrar shall endorse the Temporary Regulation S Book-Entry Certificate to reflect the reduction in the Certificate Balance represented thereby by the amount so exchanged and shall endorse the Regulation S Book-Entry Certificate to reflect the corresponding increase in the amount represented thereby. Until so exchanged in full and except as provided therein, the Temporary Regulation S Book-Entry Certificate, and the Certificates evidenced thereby, shall in all respects be entitled to the same benefits under this Agreement as the Regulation S Book-Entry Certificate and Rule 144A Book-Entry Certificate authenticated and delivered hereunder.

(g)          Non-Book Entry Certificate to Book-Entry Certificate. If a holder of a Non-Book Entry Certificate (other than a Class R Certificate) wishes at any time to exchange its interest in such Non-Book Entry Certificate for an interest in a Book-Entry Certificate of the same Class, or to transfer all or part of such Non-Book Entry Certificate to a Person who is entitled to take delivery thereof in the form of an interest in a Book-Entry Certificate, such holder may, subject to the rules and procedures of Euroclear or Clearstream, if applicable, and the Depository, cause the exchange of all or part of such Non-Book Entry Certificate for an equivalent beneficial interest in the appropriate Book-Entry Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.07 hereof, of (1) such Non-Book Entry Certificate, duly endorsed as provided herein, (2) instructions from such holder directing the Certificate Registrar, as registrar, to credit, or cause to be credited, a beneficial interest in the applicable Book-Entry Certificate equal to the portion of the Certificate Balance of the Non-Book Entry Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase and (3) a certificate in the form of Exhibit M hereto (in the event that the applicable Book-Entry Certificate is the Temporary Regulation S Book-Entry Certificate), in the form of Exhibit N hereto (in the event that the applicable Book-Entry Certificate is the Regulation S Book-Entry Certificate) or in the form of Exhibit O hereto (in the event that the applicable Book-Entry Certificate is the Rule 144A Book-Entry Certificate), then the Certificate Registrar, as registrar, shall cancel, or cause to be canceled, all or part of such Non-Book Entry Certificate, shall, if applicable, execute, authenticate and deliver to the transferor a new Non-Book Entry Certificate equal to the aggregate Certificate Balance of the portion retained by such transferor and shall instruct the Depository to increase, or cause to be increased, such Book-Entry Certificate by the aggregate Certificate Balance of the portion of the Non-Book Entry Certificate to be exchanged and to credit, or cause to be credited, to the account of the Person specified in such instructions a beneficial interest in the applicable Book-Entry Certificate equal to the Certificate Balance of the portion of the Non-Book Entry Certificate so canceled. Upon the written direction of the Depositor (which may be by email to cts.cmbs.bond.admin@wellsfargo.com) or its Affiliate, the Certificate Registrar shall execute any instrument as may be reasonably required by the Depository to effect such exchange.

(h)          Non-Book Entry Certificates on Initial Issuance Only. Subject to the issuance of Definitive Certificates, if and when permitted by Section 5.02(d), no Non-Book Entry Certificate shall be issued to a transferee of an interest in any Rule 144A Book-Entry Certificate, Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate or to a transferee of a Non-Book Entry Certificate (or any portion thereof).

(i)           Other Exchanges. In the event that a Book-Entry Certificate is exchanged for a Definitive Certificate, such Certificates may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of subsections (c) through (f) above (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S under the Act, at the case may be) and such other procedures as may from time to time be adopted by the Certificate Registrar.

(j)           Restricted Period. Prior to the termination of the Restricted Period with respect to the issuance of the Certificates, transfers of interests in the Temporary Regulation S Book-Entry Certificate to U.S. persons (as defined in Regulation S) shall be limited to transfers made pursuant to the provisions of subsection (e) above.

(k)          If Non-Registered Certificates are issued upon the transfer, exchange or replacement of Certificates bearing a restrictive legend relating to compliance with the Act, or if a request is made to remove such legend on Certificates, the Non-Registered Certificates so issued shall bear the restrictive legend, or such legend shall not be removed, as the case may be, unless there is delivered to the Certificate Registrar such satisfactory evidence, which may include an Opinion of Counsel that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A or Regulation S under the Act. Upon provision of such satisfactory evidence, the Certificate Registrar shall authenticate and deliver Certificates that do not bear such legend.

(l)           All Certificates surrendered for registration of transfer and exchange shall be canceled and subsequently destroyed by the Certificate Registrar in accordance with the Certificate Registrar’s customary procedures.

(m)         With respect to the ERISA Restricted Certificates, no sale, transfer, pledge or other disposition (other than any initial transfer to the Initial Purchasers) of any such

Certificate shall be made unless the Trustee and Certificate Administrator shall have received either (i) a representation letter from the proposed purchaser or transferee of such Certificate substantially in the form of Exhibit F-1 attached hereto, to the effect that such proposed purchaser or transferee is not and will not be (A) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA or a plan subject to Section 4975 of the Code, or a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA) for which no election has been made under Section 410(d) of the Code or any other plan subject to any federal, state or local law (“Similar Law”) which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a “Plan”) or (B) a person acting on behalf of or using the assets of any such Plan (including an entity whose underlying assets include Plan assets by reason of investment in the entity by such Plan and the application of Department of Labor Regulation § 2510.3-101, as modified by Section 3(42) of ERISA), other than an insurance company using the assets of its general account under circumstances whereby the purchase and holding of such Certificates by such insurance company would be exempt from the prohibited transaction provisions of ERISA and the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60 (or, in the case of a Plan subject to Similar Law, would not result in a non-exempt violation of Similar Law) or (ii) if such Certificate is presented for registration in the name of a purchaser or transferee that is any of the foregoing, an Opinion of Counsel in form and substance satisfactory to the Trustee and Certificate Administrator and the Depositor to the effect that the acquisition and holding of such Certificate by such purchaser or transferee will not constitute or result in a non-exempt “prohibited transaction” within the meaning of ERISA, Section 4975 of the Code or a non-exempt violation of any Similar Law, and will not subject the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers, the Initial Purchasers, the Underwriters, the Operating Advisor or the Depositor to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any such Similar Law) in addition to those set forth in the Agreement. The Trustee and Certificate Administrator shall not register the sale, transfer, pledge or other disposition of any ERISA Restricted Certificate unless the Trustee and Certificate Administrator have received either the representation letter described in clause (i) above or the Opinion of Counsel described in clause (ii) above. The costs of any of the foregoing representation letters or Opinions of Counsel shall not be borne by any of the Depositor, either Master Servicer, either Special Servicer, the Trustee, the Certificate Administrator, the Initial Purchasers, the Underwriters, the Operating Advisor or the Trust. Each Certificate Owner of an ERISA Restricted Certificate shall be deemed to represent that it is not and will not become a Person specified in clauses (i)(A) or (i)(B) above. Any transfer, sale, pledge or other disposition of any ERISA Restricted Certificates that would constitute or result in a prohibited transaction under ERISA, Section 4975 of the Code or any Similar Law, or would otherwise violate the provisions of this Section 5.03(m) shall be deemed absolutely null and void ab initio, to the extent permitted under applicable law.

(n)          No Class R Certificate may be purchased by or transferred to any prospective purchaser or transferee that is or will be a Plan, or any person acting on behalf of a Plan or using the assets of a Plan (including an entity whose underlying assets include Plan assets by reason of investment in the entity by such Plan and the application of Department of Labor Regulation § 2510.3-101, as modified by Section 3(42) of ERISA) to purchase such Class R Certificate. Each prospective transferee of a Class R Certificate shall deliver to the transferor and the Certificate Administrator a representation letter, substantially in the form of

Exhibit F-2, stating that the prospective transferee is not and will not become a Plan or a person acting on behalf of or using the assets of a Plan. Any attempted or purported transfer in violation of these transfer restrictions shall be null and void ab initio and shall vest no rights in any purported transferee and shall not relieve the transferor of any obligations with respect to the applicable Certificates.

Each Person who has or acquires any Residual Ownership Interest shall be deemed by the acceptance or acquisition of such Residual Ownership Interest to have agreed to be bound by the following provisions and the rights of each Person acquiring any Residual Ownership Interest are expressly subject to the following provisions:

(i)           Each Person acquiring or holding any Residual Ownership Interest shall be a Permitted Transferee and shall not acquire or hold such Residual Ownership Interest as agent (including a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee. Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Residual Ownership Interest) as a Permitted Transferee. Any acquisition described in the first sentence of this Section 5.03(n) by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void ab initio and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Residual Ownership Interest as soon and as fully as possible.

(ii)          No Residual Ownership Interest may be Transferred, and no such Transfer shall be registered in the Certificate Register, without the express written consent of the Certificate Registrar, and the Certificate Registrar shall not recognize the Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto. In connection with any proposed Transfer of any Residual Ownership Interest, the Certificate Registrar shall, as a condition to such consent, (x) require the proposed transferee to deliver, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor, an affidavit in substantially the form attached as Exhibit D-1 (a “Transferee Affidavit”) of the proposed transferee (A) that such proposed transferee is a Permitted Transferee and (B) stating that (1) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (2) the proposed transferee understands that, as the holder of a Residual Ownership Interest, it may incur tax liabilities in excess of cash flows generated by the residual interest, (3) the proposed transferee intends to pay taxes associated with holding the Residual Ownership Interest as they become due, (4) the proposed transferee will not cause income with respect to the Residual Ownership Interest to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such proposed transferee or any other U.S. Tax Person, (5) the proposed transferee will not transfer the Residual Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, and (6) the proposed transferee expressly agrees to be bound by and to abide by the provisions of this Section 5.03(n) and (y) other than in connection with the initial issuance of a Class R Certificate, require a statement from the proposed transferor substantially in the form attached as Exhibit D-2 (the “Transferor Letter”), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee’s statements in its Transferee Affidavit are false.

(iii)         Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no Transfer to such proposed transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided, however, that the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee. Upon notice to the Certificate Registrar that there has occurred a Transfer to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee or middleman) in contravention of the foregoing restrictions, and in any event not later than sixty (60) days after a request for information from the transferor of such Residual Ownership Interest or such agent, the Certificate Registrar agrees to furnish to the Internal Revenue Service and the transferor of such Residual Ownership Interest or such agent such information necessary to the application of Section 860E(e) of the Code as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class R Certificate (or portion thereof) for periods after such Transfer. At the election of the Certificate Registrar, the Certificate Registrar may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent referred to above; provided, however, that such Persons shall in no event be excused from furnishing such information.

(o)          The Class R Certificates may only be transferred to and owned by Qualified Institutional Buyers.

(p)          Notwithstanding any other provision of this Agreement, the Certificate Administrator shall comply with all federal withholding requirements respecting payments made or received under the Class A-4FL Swap Contract and payments to Certificateholders and other payees of interest or original issue discount that the Certificate Administrator reasonably believes are applicable under the Code. The consent of Certificateholders or payees shall not be required for such withholding, and the Certificateholders shall be required to provide the Certificate Administrator with such forms and such other information reasonably required by the Certificate Administrator. If the Certificate Administrator does withhold any amount from interest or original issue discount payments or advances thereof to any Certificateholder or payee pursuant to federal withholding requirements, the Certificate Administrator shall indicate the amount withheld to such Person. Such amounts shall be deemed to have been distributed to such Persons for all purposes of this Agreement.

No transfer of any definitive Class A-4FL Certificate presented or surrendered for registration of transfer or exchange shall be made unless the transfer or exchange is accompanied by a written instrument of transfer and accompanied by Internal Revenue Service Form W-8ECI, W-8BEN, W-8BEN-E, W-8IMY (and all appropriate attachments) and/or W-9, as appropriate, in form satisfactory to the Certificate Administrator, duly executed by such Certificateholder or his attorney duly authorized in writing (with copies sent directly from such Certificateholders to the Swap Counterparty).

Section 5.04     Mutilated, Destroyed, Lost or Stolen Certificates. If (a) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (b) there is delivered to the Certificate Registrar such security or indemnity as may be required by it to save it harmless, then, in the absence of actual notice to the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like tenor and interest in the Trust. In connection with the issuance of any new Certificate under this Section 5.04, the Certificate Registrar may require the payment of a sum sufficient to cover any expenses (including the fees and expenses of the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section 5.04 shall constitute complete and indefeasible evidence of ownership in the Trust, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

Section 5.05     Persons Deemed Owners. The Master Servicers, the Special Servicers, the Certificate Administrator, the Trustee and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and none of the Master Servicers, the Special Servicers, the Certificate Administrator, the Trustee, the Certificate Registrar or any agent of any of them shall be affected by any notice to the contrary; provided, however, that to the extent that a party to this Agreement responsible for distributing any report, statement or other information required to be distributed to Certificateholders has been provided an Investor Certification, such party to this Agreement shall distribute such report, statement or other information to such beneficial owner (or prospective transferee).

Section 5.06      Access to List of Certificateholders’ Names and Addresses; Special Notices. (a) The Certificate Registrar shall maintain in as current form as is reasonably practicable the most recent list available to it of the names and addresses of the Certificateholders. If any Certificateholder that has provided an Investor Certification (i) requests in writing from the Certificate Registrar a list of the names and addresses of Certificateholders, (ii) states that such Certificateholder desires to communicate with other Certificateholders with respect to its rights under this Agreement or under the Certificates and (iii) provides a copy of the communication which Certificateholder proposes to transmit, then the Certificate Registrar shall, within ten (10) Business Days after the receipt of such request, furnish such Certificateholder (at such Certificateholder’s sole cost and expense) a current list of the Certificateholders. Every Certificateholder, by receiving and holding a Certificate, agrees that the Certificate Registrar shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders hereunder, regardless of the source from which information was derived. The Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Operating Advisor and the Depositor shall be entitled to a list of the names and addresses of Certificateholders from time to time upon request therefor.

(b)          (i) The Certificate Administrator shall include in any Form 10-D any written request received in accordance with Section 11.04(a) prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of this Agreement. Any Form 10-D containing such disclosure (a “Special Notice”) regarding the request to communicate shall include the following and no more than the following (a) the name of the Certificateholder or Certificate Owner making the request, (b) the date the request was received, (c) a statement to the effect that the Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under this Agreement, and (d) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner. It is hereby understood that a disclosure in substantially the following form shall be deemed to satisfy the requirements in the preceding sentence: “On [date], the Certificate Administrator received from [name], a Certificateholder or Certificate Owner, a request to communicate with other Certificateholders and Certificate Owners in the securitization transaction to which this report on Form 10-D relates (the “Securitization”). The requesting Certificateholder or Certificate Owner is interested in communicating with other Certificateholders and Certificate Owners with regard to the possible exercise of rights under the pooling and servicing agreement governing the Securitization. Other Certificateholders and Certificate Owners may contact the requesting Certificateholder or Certificate Owner at [telephone number], [email address] and/or [mailing address].”

(ii)          In verifying the identity of any Certificateholder or Certificate Owner in connection with any request to communicate, (i) if the Certificateholder or Certificate Owner is the holder of record with respect to any Certificate, the Certificate Administrator shall not require any further verification or (ii) if the Certificateholder or Certificate Owner is not the holder of record with respect to any Certificate, the Certificate Administrator shall require no more than (x) a written certification from such Certificateholder or Certificate Owner that it is the beneficial owner of a Certificate and (y) one of the following documents confirming ownership of such Certificate: a trade confirmation, an account statement, a letter from a broker-dealer or another document acceptable to the Certificate Administrator that is similar to any of the foregoing documents). The Certificate Administrator shall not have any obligation to verify the information provided by any Certificateholder or Certificate Owner in any request to communicate and may rely on such information conclusively. Additionally, any expenses the Certificate Administrator incurs in connection with any request to communicate will be paid by the Trust.

Section 5.07     Maintenance of Office or Agency. The Certificate Registrar shall maintain or cause to be maintained an office or offices or agency or agencies where Certificates may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Certificate Registrar in respect of the Certificates and this Agreement may be served. The Certificate Registrar initially designates its office at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479-0113 as its office for such purposes. The Certificate Registrar shall give prompt written notice to the Certificateholders and the Mortgagors of any change in the location of the Certificate Register or any such office or agency.

Section 5.08     Appointment of Certificate Administrator. (a) Wells Fargo Bank, National Association is hereby initially appointed Certificate Administrator in accordance with the terms of this Agreement. If the Certificate Administrator resigns or is terminated, the Trustee shall appoint a successor certificate administrator which may be the Trustee or an Affiliate thereof to fulfill the obligations of the Certificate Administrator hereunder which must satisfy the eligibility requirements set forth in Section 8.06.

(b)          The Certificate Administrator may rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, Appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(c)          The Certificate Administrator, at the expense of the Trust (but only if such amount constitutes “unanticipated expenses of the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii)), may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith.

(d)          The Certificate Administrator shall not be personally liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement.

(e)          The Certificate Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided, however, that the appointment of such agents or attorneys shall not relieve the Certificate Administrator of its duties or obligations hereunder.

(f)           The Certificate Administrator shall not be responsible for any act or omission of the Trustee, the Master Servicer, the Special Servicer or the Depositor.

Section 5.09      Exchange of Class A-4FL Certificates for Class A-4FX Certificates.

(a)          A Certificateholder or a Certificate Owner of an interest in the Class A-4FL Certificates, upon written request made to the Certificate Administrator and the Certificate Registrar in the manner set forth in clause (iv) below, may exchange its interest therein for an interest in the Class A-4FX Certificates, having the same Certificate Balance as the interest being exchanged; provided that the following conditions are satisfied:

(i)           such exchange is for a Certificate Balance of not less than $5,000,000 and in integral multiples of $1 in excess thereof;

(ii)          the Certificateholder or Certificate Owner desiring to effect such exchange delivers to the Certificate Administrator and the Certificate Registrar (A) the written consent (which such consent may be given or withheld at such party’s sole discretion; without limiting the generality of the foregoing, each of the Depositor and the Swap Counterparty may require, as a condition to its consent, that such Certificateholder or Certificate Owner pay any costs associated with its review of the proposed exchange, including without limitation the fees and expenses of its counsel) of the Swap Counterparty and the Depositor with respect to such exchange and (B) the written agreement of such Certificateholder or Certificate Owner and Swap Counterparty that all amounts to be paid by any such party to another in respect of such exchange have been paid;

(iii)         such Certificateholder or Certificate Owner complies with all of the requirements set forth in Section 5.03 for Transfers of interests that apply to such exchange (had such exchange been a Transfer of interests in the same Class of Certificates) (including delivery to the Certificate Administrator and the Certificate Registrar of such certifications, orders and instructions required thereunder for the particular Transfer);

(iv)         the Certificateholder or Certificate Owner provides the Certificate Registrar, the Depositor, the Underwriters, the Certificate Administrator and the Swap Counterparty (with a copy to the Rating Agencies) a “Notice of Exchange of Class A-4FL Certificates for Class A-4FX Certificates” (each, a “Class A-4FL Exchange Notice”), substantially in the form attached hereto as Exhibit TT by electronic mail at cts.cmbs.bond.admin@wellsfargo.com, and indicating its intent to conduct an exchange, in compliance with the requirements set forth in the immediately following paragraph;

(v)          with respect to any exchange of Class A-4FL Certificates that would cause the Original Certificate Balance of the Class A-4FL Certificates to be less than or equal to $20,000,000 immediately following such contemplated exchange, such Certificateholder or Certificate Owner delivers evidence satisfactory to the Depositor and Certificate Administrator that 100% of the Holders of the Class A-4FL Certificates, have consented to such contemplated exchange; and

(vi)         if the Depositor requests that the Certificateholder obtain a Rating Agency Confirmation (and the Depositor provides prior written notice to the Certificate Administrator of such request), such Certificateholder shall obtain and deliver such Rating Agency Confirmation to the Depositor and the Certificate Administrator with respect to the Class A-4FX Certificates, based on their Certificate Balance that would be in effect immediately upon the exchange, which confirmation indicates an investment-grade rating.

(b)          Subject to the Certificate Registrar’s approval, the proposed effective date of the exchange (for the purposes of this Section 5.09, each, a “Class A-4FL Exchange Date”) may take place on any Business Day other than the first or last business day of the month, but no later than 12:00 noon (New York City time) on the Record Date in the month immediately preceding the month in which the Certificateholder or Certificate Owner intends to receive the first distribution after giving effect to such exchange. The Class A-4FL Exchange Notice must be delivered to the Certificate Administrator and the Certificate Registrar at least three (3) Business Days prior to the proposed Class A-4FL Exchange Date and must carry a medallion stamp guarantee. Such notice shall also include the written consent of the Swap Counterparty and the Depositor and the written agreement of the Swap Counterparty and the Certificateholder or Certificate Owner required pursuant to Section 5.09(a)(ii) and a copy of the Class A-4FL Exchange Notice described in Section 5.09(a)(iv) above, as applicable. After receiving such notice and agreement and the Class A-4FL Exchange Notice described in Section 5.09(a)(iv) above, as applicable, the Certificate Registrar shall send by electronic mail to the Certificateholder or Certificate Owner wire payment instructions relating to the Floating-to-Fixed Exchange Fee (as defined below). A Class A-4FL Exchange Notice shall become irrevocable on the 2nd Business Day before the proposed Class A-4FL Exchange Date. Notwithstanding anything to the contrary herein, in connection with each exchange, a fee of $5,000 (the “Floating-to-Fixed Exchange Fee”) shall be payable by the Certificateholder or Certificate Owner requesting such exchange to the Certificate Registrar by no later than the applicable Class A-4FL Exchange Date and as a condition to the consummation of such exchange. Within five (5) Business Days of the consummation of such exchange, the Certificate Registrar shall provide notice of such exchange to the Certificate Administrator, the Depositor, the Master Servicers, the Special Servicers and the Trustee (with copies of any supporting documentation).

(c)          Upon satisfaction of the conditions set forth in Section 5.09(a) and Section 5.09(b), the Certificate Registrar shall: (i)(A) if the interest in the Class A-4FL Certificate being surrendered in the exchange is a Book Entry Certificate, subject to and in accordance with the applicable procedures of the Depository (if applicable), reduce the denomination of such Certificate and make a corresponding notation to that effect on the Certificate or (B) if the interest in the Class A-4FL Certificate being surrendered in the exchange is in the form of a Definitive Certificate, cancel such Definitive Certificate and cause a new Definitive Certificate in the amount of any remaining denomination to be executed, authenticated and delivered in accordance with this Agreement to the related Certificateholder, and (ii)(A) if the interest in the Class A-4FX Certificate being acquired in the exchange is a Book Entry Certificate, subject to and in accordance with the applicable procedures of the Depository (if applicable), increase the denomination of such Certificate and make a corresponding notation to that effect on the Certificate or (B) if the interest in the Class A-4FX Certificate being acquired in the exchange is in the form of a Definitive Certificate, cause a Definitive Certificate of such Class and in a denomination equal to the reduction in the denomination of Class A-4FL Certificates, as applicable, to be executed, authenticated and delivered in accordance with this Agreement to such Certificateholder or Certificate Owner. The Certificate Administrator shall make the first distribution on an exchanged Certificate on the Distribution Date in the month following the applicable Class A-4FL Exchange Date. Additionally, if any such exchange relates to the entire outstanding Certificate Balance of the Class A-4FL Certificates, as the case may be, then, subject to the satisfaction of all of the exchange conditions set forth in this Section 5.09, the Certificate Administrator and the Swap Counterparty will terminate the Class A-4FL Swap Contract, effective as of the applicable Class A-4FL Exchange Date.

(d)          In no event shall the Certificate Administrator be required to pay any amount to any Person in respect of any exchange of an interest in the Class A-4FL Certificates for an interest in the Class A-4FX Certificates, nor shall the Trust or Trust Fund be required to make any such payment.

Section 5.10      Voting Procedures. With respect to any matters submitted to Certificateholders for a vote, the Certificate Administrator shall administer such vote through the Depository with respect to Book-Entry Certificates and directly with registered Holders by mail with respect to Definitive Certificates. In each case, such vote shall be administered in accordance with the following procedures, unless different procedures are otherwise described herein with respect to a specific vote:

(a)          Any matter submitted to Certificateholders for a vote shall be announced in a notice prepared by the Certificate Administrator. Such notice shall include the record date determined by the Certificate Administrator for purposes of the vote and a voting deadline which shall be no less than thirty (30) days and no later than sixty (60) days after the date such notice is distributed. The notice and related ballot shall be sent to Holders of Book-Entry Certificates through the Depository and by mail to the registered Holders of Definitive Certificates. In addition, the notice and related ballot shall be posted to the Certificate Administrator’s Website. Notices delivered in this manner shall be considered delivered to all Holders regardless of whether any Holder actually receives the notice and ballot.

(b)          In connection with any vote administered pursuant to this Agreement, voting Holders shall be required to certify their holdings in the manner set forth on the ballot, unless a specific manner is otherwise provided herein. Holders may only vote in accordance with their Voting Rights. Voting Rights with respect to any outstanding Class of Certificates shall be calculated by the Certificate Administrator in accordance with the definition of Voting Rights as of the record date for the vote. Only Classes with an outstanding Certificate Balance greater than zero as of the record date of the vote shall be permitted to vote. Once a Holder has cast its vote, the vote may be changed or retracted on or before the vote deadline. Any changes or retractions shall be communicated by the Certificateholder to the Certificate Administrator in writing on a ballot. After the vote deadline has passed, votes may not be changed or retracted by any Holder unless the Holder wishing to change or retract its vote holds a sufficient portion of the Voting Rights such that the Holder, by its vote alone, could approve or deny the proposition subject to a vote without taking into consideration the votes cast by any other Holder. Transferees or purchasers of any Class of Certificates are subject to and shall be bound by all votes of Holders initiated or conducted prior to its acquisition of such Certificate.

(c)          The Certificate Administrator may take up to fifteen (15) Business Days to tabulate the results of any vote. The Certificate Administrator shall use its reasonable efforts to resolve any illegible or incomplete ballots received prior to the voting deadline. Illegible or incomplete ballots that are received on the voting deadline or that cannot be resolved by the voting deadline shall not be counted. Promptly after the votes are tabulated, the Certificate Administrator shall prepare a notice announcing the results of the vote. Such notice shall include the percentage of Voting Rights in favor of the proposition, the percentage against the proposition and the percentage abstaining. In addition, the notice will announce whether the proposition has been adopted by Certificateholders. The notice shall be distributed in accordance with the methods described in Section 5.10(a) above. The Certificate Administrator shall also include such notice on the Form 10-D prepared in connection with the distribution period that corresponds with the date such notice is distributed. All vote tabulations shall be final and the Certificate Administrator shall not, absent manifest error, re-tabulate the votes or conduct a new vote for the same proposition.

(d)          Any and all reasonable expenses incurred by the Certificate Administrator in connection with administering any vote shall be borne by the Trust. The Certificate Administrator is under no obligation to advise Holders about the matter being voted on or answer questions other than process-related questions regarding the administration of the vote.

(e)          If any party to this Agreement believes a vote of Certificateholders is needed for some matter related to the administration of the Trust that is not specifically contemplated herein, such party may request the Certificate Administrator to conduct a vote and the Certificate Administrator will conduct the requested vote in accordance with these procedures. Unless specifically provided herein, all such votes require a majority of Certificateholders to carry a proposition.

[End of Article V]

Article VI

THE DEPOSITOR, THE MASTER SERVICERS, THE SPECIAL SERVICERS, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER AND THE DIRECTING CERTIFICATEHOLDER

Section 6.01     Representations, Warranties and Covenants of the Master Servicers, Special Servicers, the Operating Advisor and the Asset Representations Reviewer. (a) Each of the Master Servicers, for itself only, hereby represents, warrants and covenants to the Trustee, for its own benefit and the benefit of the Certificateholders, each Serviced Companion Noteholder, the Depositor, the Certificate Administrator, each Special Servicer, the Asset Representations Reviewer and the Operating Advisor, as of the Closing Date, that:

(i)           The Master Servicer is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America, and the Master Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)          The execution and delivery of this Agreement by the Master Servicer, and the performance and compliance with the terms of this Agreement by the Master Servicer, do not (A) violate the Master Servicer’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets or (C) violate any law, rule, regulation, order, judgment or decree to which the Master

Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect the ability of the Master Servicer to perform its obligations under this Agreement;

(iii)         The Master Servicer has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)         This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Master Servicer, enforceable against the Master Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and, to the extent applicable, the rights of creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Act) or their Affiliates, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)          The Master Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Master Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Master Servicer to perform its obligations under this Agreement;

(vi)         No litigation is pending or, to the best of the Master Servicer’s knowledge, threatened against the Master Servicer which would prohibit the Master Servicer from entering into this Agreement or, in the Master Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Master Servicer to perform its obligations under this Agreement;

(vii)        The Master Servicer has errors and omissions insurance coverage that is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.07 hereof; and

(viii)       No consent, approval, authorization or order of, registration or filing with, or notice to, any governmental authority or court is required under federal or state law for the execution, delivery and performance by the Master Servicer of, or compliance by the Master Servicer with, this Agreement or the Master Servicer’s consummation of any transactions contemplated hereby, other than (A) such consents, approvals, authorizations, orders, qualifications, registrations, filings or notices as have been obtained, made or given prior to the actual performance by the Master Servicer of its obligations under this Agreement or (B) where the lack of such consent, approval, authorization, order, qualification, registration, filing or notice would not have a material adverse effect on the performance by the Master Servicer under this Agreement.

(b)          Each of the Special Servicers, for itself only, hereby represents, warrants and covenants to the Trustee, for its own benefit and the benefit of the Certificateholders, each Serviced Companion Noteholder, the Depositor, the Certificate Administrator, each Master Servicer, the Asset Representations Reviewer and the Operating Advisor, as of the Closing Date, that:

(i)           The Special Servicer is (A) in the case of the General Special Servicer, a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and (B) in the case of the NCB Special Servicer, a national banking association duly organized, validly existing and in good standing under the laws of the United States and in each case, the Special Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)          The execution and delivery of this Agreement by the Special Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, do not (A) violate the Special Servicer’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Special Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or its financial condition;

(iii)         The Special Servicer has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)         This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)          The Special Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Special Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer;

(vi)         No litigation is pending or, to the best of the Special Servicer’s knowledge, threatened against the Special Servicer, which would prohibit the Special Servicer from entering into this Agreement or, in the Special Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Special Servicer to perform its obligations under this Agreement;

(vii)        The Special Servicer has errors and omissions coverage which is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.07 hereof; and

(viii)       No consent, approval, authorization or order of any court or governmental agency or body is required under federal or state law for the execution, delivery and performance by the Special Servicer of, or compliance by the Special Servicer with, this Agreement or the consummation of the transactions of the Special Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by the Special Servicer of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Special Servicer to perform its obligations hereunder.

(c)          The Operating Advisor hereby represents, warrants and covenants to the Trustee, for its own benefit and the benefit of the Certificateholders, each Serviced Companion Noteholder, the Depositor, the Certificate Administrator, each Master Servicer, each Special Servicer, as of the Closing Date, that:

(i)           The Operating Advisor is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Operating Advisor is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)          The execution and delivery of this Agreement by the Operating Advisor, and the performance and compliance with the terms of this Agreement by the Operating Advisor, do not (A) violate the Operating Advisor’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Operating Advisor or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Operating Advisor to perform its obligations under this Agreement or its financial condition;

(iii)         The Operating Advisor has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)         This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Operating Advisor, enforceable against the Operating Advisor in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)          The Operating Advisor is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Operating Advisor’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Operating Advisor to perform its obligations under this Agreement or the financial condition of the Operating Advisor;

(vi)         The Operating Advisor has errors and omissions insurance coverage that is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.07 hereof;

(vii)        No litigation is pending or, to the best of the Operating Advisor’s knowledge, threatened against the Operating Advisor, which would prohibit the Operating Advisor from entering into this Agreement or, in the Operating Advisor’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Operating Advisor to perform its obligations under this Agreement; and

(viii)       No consent, approval, authorization or order of any court or governmental agency or body is required under federal or state law for the execution, delivery and performance by the Operating Advisor of, or compliance by the Operating Advisor with, this Agreement or the consummation of the transactions of the Operating Advisor contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by the Operating Advisor of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Operating Advisor to perform its obligations hereunder.

(d)          The Asset Representations Reviewer hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor, each Master Servicer, each Special Servicer and the Certificate Administrator, as of the Closing Date, that:

(i)           The Asset Representations Reviewer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Asset Representations Reviewer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)          The execution and delivery of this Agreement by the Asset Representations Reviewer, and the performance and compliance with the terms of this Agreement by the Asset Representations Reviewer, do not (A) violate the Asset Representations Reviewer’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Asset Representations Reviewer or its property is subject, which, in the case of either (B) or (C) above, is likely to materially and adversely affect either the ability of the Asset Representations Reviewer to perform its obligations under this Agreement or its financial condition;

(iii)         The Asset Representations Reviewer has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)         This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Asset Representations Reviewer, enforceable against the Asset Representations Reviewer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)          The Asset Representations Reviewer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Asset Representations Reviewer’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Asset Representations Reviewer to perform its obligations under this Agreement or the financial condition of the Asset Representations Reviewer;

(vi)         No litigation is pending or, to the best of the Asset Representations Reviewer’s knowledge, threatened against the Asset Representations Reviewer, which would prohibit the Asset Representations Reviewer from entering into this Agreement or, in the Asset Representations Reviewer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Asset Representations Reviewer to perform its obligations under this Agreement;

(vii)        The Asset Representations Reviewer has errors and omissions coverage that is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.07 hereof; and

(viii)       No consent, approval, authorization or order of any court or governmental agency or body is required under federal or state law for the execution, delivery and performance by the Asset Representations Reviewer of, or compliance by the Asset Representations Reviewer with, this Agreement or the consummation of the transactions of the Asset Representations Reviewer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by the Asset Representations Reviewer of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Asset Representations Reviewer to perform its obligations hereunder; and

(ix)         The Asset Representations Reviewer is an Eligible Asset Representations Reviewer.

(e)          The representations and warranties set forth in paragraphs (a)-(d) above shall survive the execution and delivery of this Agreement. Upon written notice or actual knowledge by any party to this Agreement (or upon written notice thereof from any Certificateholder or any Companion Holder) of a breach of any of the representations and warranties set forth in this Section 6.01 which materially and adversely affects the interests of any party to this Agreement, the Certificateholders, the party discovering such breach shall give prompt written notice to the other parties hereto, each certifying Certificateholder, and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder.

Section 6.02           Liability of the Depositor, the Master Servicers, the Operating Advisor, the Special Servicers and the Asset Representations Reviewer. The Depositor, each Master Servicer, the Operating Advisor, each Special Servicer and the Asset Representations Reviewer shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Depositor, such Master Servicer, the Operating Advisor, such Special Servicer and the Asset Representations Reviewer herein.

Section 6.03      Merger, Consolidation or Conversion of the Depositor, the Master Servicers, the Operating Advisor, the Special Servicers or the Asset Representations Reviewer. (a) Subject to subsection (b) below, each of the Depositor, the Master Servicers and the Special Servicers will keep in full effect its existence, rights and franchises as an entity under the laws of the jurisdiction of its incorporation or organization, and each will obtain and preserve its qualification to do business as a foreign entity in each jurisdiction in which qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans or Companion Loans and to perform its respective duties under this Agreement.

(b)          Each of the Depositor, the Master Servicers, the Special Servicers, the Operating Advisor and the Asset Representations Reviewer may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets (which may be limited to all or substantially all of its assets related to commercial mortgage loan servicing or commercial mortgage surveillance, as the case may be) to any Person, in which case any Person resulting from any merger or consolidation to which the Depositor, a Master Servicer, a Special Servicer, the Operating Advisor, or the Asset Representations Reviewer shall be a party, or any Person succeeding to the business of the Depositor, a Master Servicer, a Special

Servicer, the Operating Advisor, or the Asset Representations Reviewer, shall be the successor of the Depositor, such Master Servicer, such Special Servicer, the Operating Advisor, or the Asset Representations Reviewer (such Person, in the case of a Master Servicer or a Special Servicer, in each of the foregoing cases, the “Surviving Entity”), as the case may be, hereunder, without the execution or filing of any paper (other than an assumption agreement wherein the successor shall agree to perform the obligations of and serve as the Depositor, a Master Servicer, a Special Servicer, the Operating Advisor, or the Asset Representations Reviewer, as the case may be, in accordance with the terms of this Agreement) or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that with respect to such merger, consolidation or succession, Rating Agency Confirmation is received from each Rating Agency with respect to the Classes of Certificates and, with respect to any class of Serviced Companion Loan Securities, a confirmation is received from each applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates as described in Section 3.25); provided, further, that if a Master Servicer, a Special Servicer or the Operating Advisor enters into a merger and such Master Servicer, such Special Servicer or the Operating Advisor, as applicable, is the surviving entity under applicable law, such Master Servicer, such Special Servicer or the Operating Advisor, as applicable, shall not, as a result of the merger, be required to provide a Rating Agency Confirmation with respect to ratings of the Classes of Certificates or, with respect to any class of Serviced Companion Loan Securities, a confirmation of the rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings; provided, further, that for so long as the Trust, and, with respect to any Serviced Companion Loan included as part of the trust in a related Other Securitization, is subject to the reporting requirements of the Exchange Act, if such Master Servicer, such Special Servicer or the Operating Advisor notifies the Depositor in writing (a “Merger Notice”) of any such merger, consolidation, conversion or other change in form, and the Depositor or the depositor in such Other Securitization, as the case may be, notifies such Master Servicer, such Special Servicer or the Operating Advisor, as applicable, in writing that the Depositor or the depositor in such Other Securitization, as the case may be, has discovered that such successor entity has not complied with its Exchange Act reporting obligations under any other commercial mortgage loan securitization (and specifically identifying the instance of noncompliance), then it shall be an additional condition to such succession that the Depositor or the depositor in such Other Securitization, as the case may be, shall have consented (which consent shall not be unreasonably withheld or delayed) to such successor entity. Notwithstanding the foregoing, no Master Servicer, Special Servicer or Operating Advisor may remain a Master Servicer, a Special Servicer or Operating Advisor, as applicable, under this Agreement after (x) being merged or consolidated with or into any Person that is a Prohibited Party, or (y) transferring all or substantially all of its assets to any Person if such Person is a Prohibited Party, except to the extent (i) such Master Servicer, such Special Servicer or Operating Advisor, as applicable, is the surviving entity of such merger, consolidation or transfer and has been and continues to be in compliance with its Regulation AB reporting obligations hereunder or (ii) the Depositor consents to such merger, consolidation or transfer, which consent shall not be unreasonably withheld. If, within sixty (60) days following the date of delivery of the Merger Notice to the Depositor or the depositor in such

Other Securitization, as the case may be, the Depositor or depositor in such Other Securitization, as the case may be, shall have failed to notify such Master Servicer or such Special Servicer, as applicable, in writing of the Depositor’s determination, or depositor’s determination, in the case of an Other Securitization, to grant or withhold such consent, such failure shall be deemed to constitute a grant of such consent. If the conditions to the provisions in the second preceding sentence are not met, the Trustee may terminate, and if the conditions set forth in the third proviso of the third preceding sentence are not met the Trustee shall terminate, the applicable Surviving Entity’s servicing of the Mortgage Loans pursuant hereto, such termination to be effected in the manner set forth in Section 7.01.

(i)             The Asset Representations Reviewer shall keep in full effect its existence and rights as an entity under the laws of the jurisdiction of its organization, and shall be in compliance with the laws of all jurisdictions to the extent necessary to perform its duties under this Agreement.

(ii)            Any Person into which the Asset Representations Reviewer may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Asset Representations Reviewer shall be a party, or any Person succeeding to the business of the Asset Representations Reviewer, shall be the successor of the Asset Representations Reviewer hereunder, and shall be deemed to have assumed all of the liabilities and obligations of such Asset Representations Reviewer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the Trustee has received a Rating Agency Confirmation with respect to such successor or surviving Person.

Section 6.04     Limitation on Liability of the Depositor, the Master Servicers, the Special Servicers, the Operating Advisor, the Asset Representations Reviewer and Others. (a) None of the Depositor, the Master Servicers (including in its capacity as Companion Paying Agent, if applicable), the Special Servicers, the Operating Advisor, the Asset Representations Reviewer or any of the partners, directors, officers, shareholders, members, managers, employees or agents of any of the foregoing shall be under any liability to the Trust, the Certificateholders or the Companion Holders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, either Master Servicer (including in its capacity as Companion Paying Agent, if applicable), either Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such Person against any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties hereunder. The Depositor, the Master Servicers (including in its capacity as Companion Paying Agent, if applicable), the Special Servicers, the Operating Advisor, the Asset Representations Reviewer and any partner, director, officer, shareholder, member, manager, employee or agent of the Depositor, a Master Servicer (including in its capacity as Companion Paying Agent, if applicable), a Special Servicer, the Operating Advisor or the Asset Representations Reviewer, and any of the partners, directors, officers, shareholders, members, managers, employees or agents of any of the foregoing may rely on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor, the Master Servicers (including in its capacity as Companion Paying Agent, if applicable), the Special Servicers, the Asset Representations Reviewer and the Operating Advisor and any partner, director, officer, shareholder, member, manager, employee or agent of any of the foregoing shall be indemnified and held harmless by the Trust against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses incurred in connection with any actual or threatened legal or administrative action (whether in equity or at law) or claim relating to this Agreement, the Mortgage Loans, the Companion Loans or the Certificates, other than any loss, liability or expense: (i) specifically required to be borne thereby pursuant to the terms hereof; (ii) incurred in connection with any breach of a representation or warranty made by it herein; (iii) incurred by reason of bad faith, willful misconduct or negligence in the performance of its obligations or duties hereunder, or by reason of negligent disregard of such obligations or duties; or (iv) in the case of the Depositor and any of its partners, directors, officers, shareholders, members, managers, employees and agents, incurred in connection with any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the Trustee nor the Certificate Administrator (including in its capacity as Custodian, Certificate Registrar and 17g-5 Information Provider) shall be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or the Certificate Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. Each of the Master Servicers (including in its capacity as Companion Paying Agent, if applicable), the Special Servicers, the Asset Representations Reviewer and the Operating Advisor conclusively may rely on, and shall be protected in acting or refraining from acting upon, any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, financial statement, agreement, appraisal, bond or other document (in electronic or paper format) as contemplated by and in accordance with this Agreement and reasonably believed or in good faith believed by the applicable Master Servicer (including in its capacity as Companion Paying Agent, if applicable), the applicable Special Servicer, the Asset Representations Reviewer or the Operating Advisor to be genuine and to have been signed or presented by the proper party or parties and each of them may consult with counsel, in which case any written advice of counsel or Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel.

(b)           None of the Depositor, the Master Servicers (including in its capacity as Companion Paying Agent, if applicable), the Special Servicers, the Operating Advisor and the Asset Representations Reviewer shall be under any obligation to appear in, prosecute or defend any legal or administrative action (whether in equity or at law), proceeding, hearing or examination that is not incidental to its respective duties under this Agreement or which in its opinion may involve it in any expense or liability not recoverable from the Trust; provided, however, that each of the Depositor, the Master Servicers, the Special Servicers, the Operating Advisor or the Asset Representations Reviewer may in its discretion undertake any such action, proceeding, hearing or examination that it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders (and, in the case of any Serviced Whole Loan, the rights of the Certificateholders and the holders of a Serviced Companion Loan (as a collective whole)

taking into account the subordinate or pari passu nature of such Serviced Companion Loan); provided, however, that if a Serviced Whole Loan and/or the holder of any related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to the applicable Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the Trust for any amounts advanced for the payment of such expenses, costs or liabilities. In such event, the legal expenses and costs of such action, proceeding, hearing or examination and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust, and the Depositor, the Master Servicers (including in its capacity as Companion Paying Agent, if applicable), the Special Servicers, the Asset Representations Reviewer and the Operating Advisor shall be entitled to be reimbursed therefor out of amounts attributable to the Mortgage Loans or the Companion Loan on deposit in the Collection Account (including, without duplication, any subaccount thereof), as provided by Section 3.05(a)(xii).

(c)            Each of the Master Servicers and the Special Servicers, as applicable, agrees to indemnify the Depositor, the Trustee, the related Serviced Companion Noteholder, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer(s) (including in its capacity as Companion Paying Agent, if applicable) (in the case of the Special Servicers or in the case of the other Master Servicer), the Special Servicer(s) (in the case of the Master Servicers or in the case of the other Special Servicer) and the Trust and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of such Master Servicer or such Special Servicer, as the case may be, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by such Master Servicer or such Special Servicer, as the case may be, of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein by such Master Servicer or such Special Servicer, as applicable. The Trustee, the Certificate Administrator, the Depositor, the Asset Representations Reviewer or the Operating Advisor, as the case may be, shall immediately notify the applicable Master Servicer or the applicable Special Servicer, as applicable, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust to indemnification hereunder, whereupon the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall assume the defense of such claim (with counsel reasonably satisfactory to the Trustee, the Certificate Administrator or the Depositor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless such Master Servicer’s or such Special Servicer’s, as the case may be, defense of such claim is materially prejudiced thereby.

(d)            Each of the Trustee and the Certificate Administrator (including in its role as Custodian), respectively agrees to indemnify the Depositor, each Master Servicer (including in its capacity as Companion Paying Agent, if applicable), each Special Servicer, the Certificate Administrator (in the case of the Trustee), the Trustee (in the case of the Certificate Administrator), the Operating Advisor, the Asset Representations Reviewer and the Trust and any partner, director, officer, shareholder, member, manager employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Trustee or the Certificate Administrator, respectively, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Trustee or the Certificate Administrator, respectively, of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages. The Depositor, the applicable Master Servicer, the applicable Special Servicer, the Asset Representations Reviewer or the Operating Advisor, as the case may be, shall immediately notify the Trustee and the Certificate Administrator, respectively, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust to indemnification hereunder, whereupon the Trustee or the Certificate Administrator shall assume the defense of such claim (with counsel reasonably satisfactory to the Depositor, such Master Servicer (including in its capacity as Companion Paying Agent, if applicable), such Special Servicer, the Asset Representations Reviewer or the Operating Advisor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Trustee or the Certificate Administrator shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Trustee’s or the Certificate Administrator’s defense of such claim is materially prejudiced thereby.

(e)            The Depositor agrees to indemnify each Master Servicer (including in its capacity as Companion Paying Agent, if applicable), each Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trust and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Depositor, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Depositor of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages. The applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, the Asset Representations Reviewer or the Operating Advisor, as the case may be, shall immediately notify the Depositor if a claim is made by a third party with respect to this Agreement, whereupon the Depositor shall assume the defense of such claim (with counsel reasonably satisfactory to such Master Servicer (including in its capacity as Companion Paying Agent, if applicable) or such Special Servicer, as the case may be) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Depositor shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Depositor’s defense of such claim is materially prejudiced thereby.

(f)            The Operating Advisor agrees to indemnify each Master Servicer (including in its capacity as Companion Paying Agent, if applicable), each Special Servicer, the Trustee, the Certificate Administrator, the Depositor, the Asset Representations Reviewer and the Trust and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Operating Advisor, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Operating Advisor of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages. The applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, the Asset Representations Reviewer or the Depositor, as the case may be, shall immediately notify the Operating Advisor if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust to indemnification hereunder, whereupon the Operating Advisor shall assume the defense of such claim (with counsel reasonably satisfactory to such Master Servicer (including in its capacity as Companion Paying Agent), such Special Servicer, the Trustee, the Certificate Administrator, the Asset Representations Reviewer or the Depositor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Operating Advisor shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Operating Advisor’s defense of such claim is materially prejudiced thereby.

(g)            Neither the Operating Advisor nor its Affiliates or any of the partners, directors, officers, shareholders, members, managers, employees or agents of the Operating Advisor shall be under any liability to any Certificateholder for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Operating Advisor against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties hereunder.

(h)           The Asset Representations Reviewer agrees to indemnify each Master Servicer (including in its capacity as Companion Paying Agent, if applicable), each Special Servicer, the Trustee, the Certificate Administrator, the Depositor, the Operating Advisor and the Trust and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Asset Representations Reviewer, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Asset Representations Reviewer of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages. The applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Depositor, as the case may be, shall immediately notify the Asset Representations Reviewer if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust to indemnification hereunder, whereupon the Asset Representations Reviewer shall assume the defense of such claim (with counsel reasonably satisfactory to such Master Servicer (including in its capacity as Companion Paying Agent, if applicable), such Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Depositor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Asset Representations Reviewer shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Asset Representations Reviewer’s defense of such claim is materially prejudiced thereby.

(i)            The applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Paying Agent, Non-Serviced Operating Advisor (if any), Non-Serviced Depositor and Non-Serviced Trustee, and any of their respective partners, directors, officers, shareholders, members, managers, employees or agents (collectively, the “Non-Serviced Indemnified Parties”), shall be indemnified by the Trust and held harmless against the Trust’s pro rata share (subject to the applicable Non-Serviced Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of a Non-Serviced Mortgage Loan and the related Non-Serviced Mortgaged Property under the applicable Non-Serviced PSA (as and to the same extent the applicable Non-Serviced Trust is required to indemnify such parties in respect of other mortgage loans in the applicable Non-Serviced Trust pursuant to the terms of the related Non-Serviced PSA).

The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of either Master Servicer (including in its capacity as Companion Paying Agent, if applicable), either Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer.

(j)             For purposes of this Section 6.04 and Section 11.12, a Master Servicer or Special Servicer, as the case may be, will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of their respective obligations and duties hereunder or acted in negligent disregard of such obligations and duties if such Master Servicer or such Special Servicer, as applicable, fails to follow any terms of any Mortgage Loan documents because such Master Servicer or such Special Servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with such terms would or potentially would cause an Adverse REMIC Event or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code (for which determination such Master Servicer and such Special Servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional expense of the Trust).

Section 6.05     Depositor, Master Servicers and Special Servicers Not to Resign. Subject to the provisions of Section 6.03, None of the Master Servicers or the Special Servicers shall resign from their respective obligations and duties hereby imposed on each of them except upon (a) determination that such party’s duties hereunder are no longer permissible under applicable law or (b) in the case of a Master Servicer or a Special Servicer, upon the appointment of, and the acceptance of such appointment by, a successor (which may be appointed by the resigning Master Servicer or Special Servicer, as applicable), and receipt by the Certificate Administrator and the Trustee of Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25). Any such determination permitting the resignation of such Master Servicer or such Special Servicer pursuant to clause (a) above shall be evidenced by an Opinion of Counsel (at the expense of the resigning party) to such effect delivered to the Trustee and (prior to the occurrence of a Consultation Termination Event) the Directing Certificateholder. Unless applicable law requires the resignation of such Master Servicer or such Special Servicer (as the case may be) to be effective immediately, and the Opinion of Counsel delivered pursuant to the prior sentence so states, no such resignation by such Master Servicer or such Special Servicer under clause (a) above shall become effective until the Trustee or a successor master servicer or special servicer, as applicable, shall have assumed such Master Servicer’s or such Special Servicer’s, as applicable, responsibilities and obligations in accordance with Section 7.02 and no such resignation by such Master Servicer or such Special Servicer shall become effective until the Certificate Administrator shall have filed any required Form 8-K pursuant to Section 11.07 hereof and any other Form 8-K filings have been completed with respect to any related Companion Loan. Upon any termination (as described in Section 7.01(c)) or resignation of such Master Servicer or such Special Servicer, pursuant to this Section 6.05, such Master Servicer or such Special Servicer, as applicable, shall have the right and opportunity to appoint any successor master servicer or special servicer with respect to this Section 6.05; provided that, such successor master servicer or special servicer shall not be the Asset Representations Reviewer, the Operating Advisor or one of their respective Affiliates and (prior to the occurrence and continuance of a Control Termination Event) such successor special servicer is approved by the Directing Certificateholder, such approval not to be unreasonably withheld. The resigning party shall pay all reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket costs and expenses incurred by the Trustee and the Certificate Administrator) associated with a transfer of its duties pursuant to this Section 6.05. Except as provided in Section 7.01(c), in no event shall such Master Servicer or such Special Servicer have the right to appoint any successor master servicer or special servicer if such Master Servicer or Special Servicer, as applicable, is terminated or removed pursuant to Section 7.01.

Section 6.06     Rights of the Depositor in Respect of the Master Servicers and the Special Servicers. The Depositor may, but is not obligated to, enforce the obligations of either Master Servicer and either Special Servicer hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of either Master Servicer and either Special Servicer hereunder or exercise the rights of either Master Servicer or either Special Servicer, as applicable, hereunder; provided, however, that the Master Servicers and the Special Servicers shall not be relieved of any of their respective obligations hereunder by virtue of such performance by the Depositor or its designee. The Depositor shall not have any responsibility or liability for any action or failure to act by either Master Servicer or either Special Servicer and is not obligated to supervise the performance of the Trustee, the Master Servicers, the Operating Advisor or the Special Servicers under this Agreement or otherwise.

Section 6.07     The Master Servicers and the Special Servicers as Certificate Owner. Either Master Servicer, either Special Servicer or any Affiliate thereof may become the Holder of (or, in the case of a Book-Entry Certificate, Certificate Owner with respect to) any Certificate with (except as otherwise set forth in the definition of “Certificateholder”) the same rights it would have if it were not a Master Servicer, a Special Servicer or an Affiliate thereof.

Section 6.08     The Directing Certificateholder. (a) Other than with respect to any Serviced AB Whole Loan for which the related holder of an AB Subordinate Companion Loan is not subject to an AB Control Appraisal Period, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder shall be entitled to advise (1) the applicable Special Servicer with respect to all Specially Serviced Loans (other than any Excluded Loan) and (2) the applicable Special Servicer with respect to all Non-Specially Serviced Loans (other than any Excluded Loan), as to all Major Decisions, and notwithstanding anything herein to the contrary, except as set forth in, and in any event subject to, the second and third paragraphs of this Section 6.08, for so long as no Control Termination Event has occurred and is continuing (such limitation not to be applicable to the Loan Specific Directing Certificateholder), the applicable Master Servicer (with respect to a Non-Specially Serviced Loan (other than any Excluded Loan)) and the applicable Special Servicer (with respect to any Specially Serviced Loan (other than any Excluded Loan)) shall not be permitted to take any of the following actions (each, a “Major Decision”) as to which the Directing Certificateholder has objected in writing within ten (10) Business Days (or five (5) Business Days with respect to clause (viii)(a) below or thirty (30) days with respect to clause (xi) below) after the Directing Certificateholder’s receipt of such Special Servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to such Special Servicer in order to grant or withhold such consent (provided that if such written objection has not been received by such Special Servicer within the applicable time period, then the Directing Certificateholder will be deemed to have approved such action):

(i)             any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing any Specially Serviced Loan that comes into and continues in default;

(ii)            any modification, consent to a modification or waiver of any monetary term (other than late fees and Default Interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan;

(iii)           following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any exercise of remedies, including the acceleration of the Mortgage Loan or Serviced Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan documents;

(iv)           any sale of a Defaulted Loan and any related defaulted Companion Loan, or any REO Property (other than in connection with the termination of the Trust) or a defaulted Non-Serviced Mortgage Loan that the applicable Special Servicer is permitted to sell in accordance with Section 3.16(a)(iii) this Agreement, in each case, for less than the applicable Purchase Price;

(v)            any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(vi)           any release of material collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion;

(vii)          any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the Mortgagor or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreements and other than any waiver of a “due-on-encumbrance” clause pertaining to an NCB Co-op Mortgage Loan with respect to subordinate financing as to which the NCB Subordinate Debt Conditions have been satisfied or the incurrence of additional indebtedness by an NCB Co-op Mortgage Loan;

(viii)         (A) any property management company changes with respect to a Mortgage Loan secured by a hospitality Mortgaged Property or a Mortgage Loan secured by a non-hospitality Mortgaged Property (other than with respect to an NCB Co-op Mortgage Loan) with a Stated Principal Balance greater than $5,000,000, including, without limitation, approval of the termination of a manager and appointment of a new property manager, or (B) any franchise changes with respect to a Mortgage Loan for which the lender is required to consent or approve such changes under the related Mortgage Loan documents;

(ix)           other than with respect to any NCB Co-op Mortgage Loan, releases of any material amounts from any escrow accounts, Reserve Funds or Letters of Credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion; provided, however, that releases of any material amounts from any escrow accounts, Reserve Funds or Letters of Credit held as performance escrows or reserves with respect to the Mortgage Loans secured by the Mortgaged Properties identified on Schedule 3 hereto shall constitute Major Decisions;

(x)            any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a Mortgagor or guarantor releasing a Mortgagor or guarantor from liability under a Mortgage Loan (other than a Non-Serviced Mortgage

Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xi)            any determination of an Acceptable Insurance Default;

(xii)          any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and non-disturbance or attornment agreement in connection with any lease at a Mortgaged Property if (A) the lease involves a ground lease or lease of an outparcel or affects an area greater than or equal to the lesser of (I) 30% of the net rentable area of the improvements at the Mortgaged Property and (II) 30,000 square feet of the improvements at the Mortgaged Property and (B) such transaction either is not a routine leasing matter or such transaction relates to a Specially Serviced Loan;

(xiii)         any modification, amendment, consent to a modification or waiver of any material term of any Intercreditor Agreement, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Pari Passu Companion Loan Holder related to a Mortgage Loan or Whole Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto; provided, however, that any such modification or amendment that would adversely impact the applicable Master Servicer shall additionally require the consent of such Master Servicer as a condition to its effectiveness;

(xiv)         any consent to incurrence of additional debt by a Mortgagor or mezzanine debt by a direct or indirect parent of a Mortgagor, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents, other than requests to incur subordinate debt on any NCB Co-op Mortgage Loan as to which the NCB Subordinate Debt Conditions have been satisfied;

(xv)          approval of easements that materially affect the use or value of a Mortgaged Property or the Mortgagor’s ability to make any payments with respect to the related Mortgage Loan;

(xvi)         agreeing to any modification of the type of defeasance collateral required under the Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted;

(xvii)        determining whether to cure any default by a Mortgagor under a Ground Lease or permit any Ground Lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new Ground Lease; and

(xviii)       other than with respect to NCB Co-op Mortgage Loans, approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any Mortgagor of the obligation to provide financial statements on at least a quarterly basis).

provided, however, that, in the event that the applicable Special Servicer or applicable Master Servicer, as the case may be, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of the Directing Certificateholder prior to the occurrence and continuance of a Control Termination Event in this Agreement (or any matter requiring consultation with the Directing Certificateholder or the Operating Advisor), is necessary to protect the interests of the Certificateholders (or, with respect to any Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Companion Loan) (as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loans)), the applicable Special Servicer (with respect to Specially Serviced Loans) or the applicable Master Servicer (with respect to Non-Specially Serviced Loans), may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder or the Operating Advisor, as the case may be); provided that the applicable Special Servicer or the applicable Master Servicer, as the case may be, provides the Directing Certificateholder (or the Operating Advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis therefor. The applicable Special Servicer is not required to obtain the consent of the Directing Certificateholder for any of the foregoing actions after the occurrence and during the continuance of a Control Termination Event; provided, however, that, after the occurrence and during the continuance of a Control Termination Event but, with respect to the Directing Certificateholder only, prior to the occurrence of a Consultation Termination Event, the applicable Special Servicer shall consult with the Directing Certificateholder in connection with any Major Decision not relating to any Excluded Loan (and any other actions which otherwise require consultation with the Directing Certificateholder prior to a Consultation Termination Event hereunder) and consider alternative actions recommended by the Directing Certificateholder, in respect thereof. In the event the applicable Special Servicer receives no response from the Directing Certificateholder within 10 Business Days (or 5 Business Days with respect to clause (viii)(a) of the definition of “Major Decision” or 30 days with respect to clause (xi) of the definition of “Major Decision”) following its written request for input on any required consultation, the applicable Special Servicer shall not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond shall not relieve the applicable Special Servicer from consulting with the Directing Certificateholder on any future matters with respect to the applicable Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan) or Serviced Whole Loan. In addition, after a Control Termination Event, the applicable Special Servicer will also be required to consult with the Operating Advisor in connection with any proposed Major Decision (and any other actions which otherwise require consultation with the Operating Advisor after the occurrence and during the continuance of a Control Termination Event hereunder) and consider alternative actions recommended by the Operating Advisor, in respect thereof, provided that such consultation is on a non-binding basis. In the event that such Special Servicer receives no response from the Operating Advisor within 10 Business Days (or 5 Business Days with respect to clause (viii)(a) of the definition of “Major Decision” or 30 days with respect to clause (xi) of the definition of “Major Decision”) following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the Operating Advisor related to the subject matter of such consultation, such Special Servicer shall not be obligated to consult with the Operating Advisor on the specific matter; provided, however, that the failure of the Operating Advisor to respond on any specific matters shall not relieve such Special Servicer from its obligation to consult with the Operating Advisor on any future matter with respect to the applicable Mortgage Loan or any other Mortgage Loan. Notwithstanding anything herein to the contrary, with respect to any Excluded Loan (regardless of whether a Control Termination Event has occurred and is continuing), such Special Servicer shall consult with the Operating Advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in this Section 6.08 for consulting with the Operating Advisor.

Subject to the terms and conditions of this Section 6.08(a), (a) the applicable Special Servicer shall process all requests for any matter that constitutes a “Major Decision” with respect to any Specially Serviced Loan and (b) the applicable Master Servicer shall process all requests for any matter that constitutes a “Major Decision” with respect to any Non-Specially Serviced Loan.

Upon receiving a request for any matter that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is not a Specially Serviced Loan, the applicable Master Servicer shall forward such request to the applicable Special Servicer together with such Master Servicer’s written recommendation and analysis and all information reasonably requested by the applicable Special Servicer, whereupon, but only prior to the occurrence of a Consultation Termination Event, such Special Servicer shall within ten (10) Business Days forward such request to the Directing Certificateholder together with such Special Servicer’s written recommendation and analysis. The Directing Certificateholder shall promptly provide notice to the applicable Special Servicer, and such Special Servicer shall promptly forward such notice to the applicable Master Servicer, of any objection the Directing Certificateholder has to such Special Servicer’s written recommendation and analysis. The applicable Master Servicer shall be entitled to conclusively assume that the Directing Certificateholder has consented to (and has not objected to, or, as applicable, has been consulted with regarding) any such matter constituting a Major Decision if, after such Master Servicer shall have provided the applicable Special Servicer with such Master Servicer’s written recommendation and analysis and all information reasonably requested by such Special Servicer, a period of time equal to the sum of (x) 10 Business Days and (y) 10 Business Days (or 5 Business Days with respect to clause (viii)(a) of the definition of “Major Decision” or 30 days with respect to clause (xi) of the definition of Major Decision) shall have elapsed (with the 10 Business Days contemplated by clause (x) being counted first) and the Master Servicer shall not have received the Directing Certificateholder’s response. In any such case, the applicable Master Servicer or the applicable Special Servicer, as the case may be, may at any time act in accordance with the provisos to the first sentence of the first paragraph of this Section 6.08(a).

In addition, with respect to any Mortgage Loan other than an Excluded Loan, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder subject to any rights, if any, of the related Companion Holder to advise the applicable Special Servicer with respect to the related Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement, may direct the applicable Special Servicer to take, or to refrain from taking, such other actions with respect to a Mortgage Loan, as the Directing Certificateholder may deem advisable or as to which provision is otherwise made herein; provided that notwithstanding anything herein to the contrary, no such direction or objection contemplated by the first paragraph of this Section 6.08(a) or this paragraph may require or cause the applicable Master Servicer or applicable Special Servicer to violate any provision of any Mortgage Loan or related Intercreditor Agreement or mezzanine intercreditor agreement, applicable law, this Agreement, or the REMIC Provisions (and, with respect to a Serviced Whole Loan, subject to the rights of the holders of the related Companion Loan), including without limitation the obligation of either Master Servicer and either Special Servicer to act in accordance with the Servicing Standard, or expose the Master Servicers, the Special Servicers, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Trust or the Trustee to liability, or materially expand the scope of the responsibilities of either Master Servicer or either Special Servicer, as applicable, hereunder or cause either Master Servicer or either Special Servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the applicable Master Servicer or the applicable Special Servicer, as the case may be, is not in the best interests of the Certificateholders.

In the event a Special Servicer or a Master Servicer, as applicable, determines that a refusal to consent by the Directing Certificateholder or any advice from the Directing Certificateholder, would cause such Special Servicer or such Master Servicer, as applicable, to violate the terms of any Mortgage Loan, applicable law or this Agreement, including without limitation, the Servicing Standard, such Special Servicer or such Master Servicer, as applicable, shall disregard such refusal to consent or advise and notify the Directing Certificateholder, the Trustee and the Rating Agencies of its determination, including a reasonably detailed explanation of the basis therefor. The taking of, or refraining from taking, any action by such Master Servicer or such Special Servicer in accordance with the direction of or approval of the Directing Certificateholder that does not violate the terms of any Mortgage Loan, applicable law or the Servicing Standard or any other provisions of this Agreement, will not result in any liability on the part of such Master Servicer or such Special Servicer.

The Directing Certificateholder shall have no liability to the Trust or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment; provided, however, that the Directing Certificateholder shall not be protected against any liability to a Controlling Class Certificateholder that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties owed to the Controlling Class Certificateholders or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders. By its acceptance of a Certificate, each Certificateholder acknowledges and agrees that the Directing Certificateholder may take actions that favor the interests of one or more Classes of the Certificates including the Holders of the Controlling Class over other Classes of the Certificates, and that the Directing Certificateholder may have special relationships and interests that conflict with those of Holders of some Classes of the Certificates, that the Directing Certificateholder may act solely in the interests of the Holders of the Controlling Class, including the Holders of the Controlling Class, that the Directing Certificateholder does not have any duties or liability to the Holders of any Class of Certificates other than the Controlling Class, that the Directing Certificateholder shall not be liable to any Certificateholder, by reason of its having acted solely in the interests of the Holders of the Controlling Class, and that the Directing Certificateholder shall have no liability whatsoever for having so acted, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal thereof for having so acted.

Any Non-Serviced Whole Loan Controlling Holder, with respect to a Non-Serviced Whole Loan, shall have no liability to the Trust or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. By its acceptance of a Certificate, each Certificateholder acknowledges and agrees that any such Non-

Serviced Whole Loan Controlling Holder, with respect to the related Non-Serviced Whole Loan, may take actions that favor the interests of one or more classes of the certificates issued under the related Non-Serviced PSA including the holders of the controlling class under such Non-Serviced PSA over other classes of the certificates issued under the Non-Serviced PSA and/or any Class of Certificates, and that such Non-Serviced Whole Loan Controlling Holder, with respect to such Non-Serviced Whole Loan, may have special relationships and interests that conflict with those of Holders of some Classes of the Certificates, that such Non-Serviced Whole Loan Controlling Holder, with respect to such Non-Serviced Whole Loan, may act solely in the interests of the Holders of the controlling class under the related Non-Serviced PSA, that such Non-Serviced Whole Loan Controlling Holder, shall not be liable to any Certificateholder, by reason of its having acted solely in the interests of the Holders of the controlling class under the related Non-Serviced PSA, and that the Non-Serviced Whole Loan Controlling Holder, with respect to such Non-Serviced Whole Loan, shall have no liability whatsoever for having so acted, and no Certificateholder may take any action whatsoever against such Non-Serviced Whole Loan Controlling Holder, with respect to such Non-Serviced Whole Loan, or any director, officer, employee, agent or principal thereof for having so acted.

(b)            Notwithstanding anything to the contrary contained herein (i) after the occurrence and during the continuance of a Control Termination Event (and at any time with respect to any Excluded Loan), the Directing Certificateholder (other than the Loan-Specific Directing Certificateholder) shall have no right to consent to or direct any action taken or not taken by any party to this Agreement; (ii) after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder shall remain entitled to receive any notices, reports or information to which it is entitled pursuant to this Agreement, and the applicable Master Servicer, applicable Special Servicer and any other applicable party shall consult with the Directing Certificateholder (other than with respect to any Excluded Loan) in connection with any action to be taken or refrained from taking to the extent set forth herein; and (iii) after the occurrence of a Consultation Termination Event (and at any time with respect to any Excluded Loan), the Directing Certificateholder (other than the Loan-Specific Directing Certificateholder) shall have no direction, consultation or consent rights hereunder and no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder.

[End of Article VI]

Article VII

SERVICER TERMINATION EVENTS

Section 7.01     Servicer Termination Events; Master Servicers and Special Servicers Termination. (a) “Servicer Termination Event”, wherever used herein, means, with respect to either Master Servicer or either Special Servicer, as the case may be, any one of the following events:

(i)             (A) any failure by such Master Servicer to make any deposit required to be made by such Master Servicer to its Collection Account, or remit to the Companion Paying Agent for deposit into the related Companion Distribution Account, on the day and by the time such deposit or remittance is first required to be made under the terms of this Agreement, which failure is not remedied within one (1) Business Day or (B) any failure by such Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, any Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date; or

(ii)            any failure by such Special Servicer to deposit into the REO Account, within one (1) Business Day after such deposit is required to be made or to remit to the applicable Master Servicer for deposit into the applicable Collection Account or any other required account hereunder, any amount required to be so deposited or remitted by such Special Servicer pursuant to, and at the time specified by, the terms of this Agreement; or

(iii)           any failure on the part of such Master Servicer or such Special Servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement, which failure continues unremedied for a period of thirty (30) days (or (A) with respect to any year that a report on Form 10-K is required to be filed, five (5) Business Days in the case of such Master Servicer’s or such Special Servicer’s obligations, as the case may be, contemplated by Article XI, (B) fifteen (15) days in the case of such Master Servicer’s failure to make a Servicing Advance or (C) fifteen (15) days in the case of a failure to pay the premium for any property insurance policy required to be maintained) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given (A) to such Master Servicer or such Special Servicer, as the case may be, by any other party hereto, or (B) to such Master Servicer or such Special Servicer, as the case may be, with a copy to each other party to this Agreement, by the Holders of Certificates evidencing not less than 25% of all Voting Rights or, solely as it relates to the servicing of a Serviced Pari Passu Whole Loan if affected by that failure, by the related Serviced Companion Noteholder; provided, however, if such failure is capable of being cured and such Master Servicer or such Special Servicer, as applicable, is diligently pursuing such cure, such period will be extended an additional thirty (30) days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting; or

(iv)          any breach on the part of such Master Servicer or such Special Servicer, as the case may be, of any representation or warranty contained in Section 6.01(a) or Section 6.01(b), as applicable, which materially and adversely affects the interests of any Class of Certificateholders or Companion Holders (excluding the holder of any Non-Serviced Companion Loan) and which continues unremedied for a period of thirty (30) days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to such Master Servicer or such Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to such Master Servicer, such Special Servicer, the Depositor, the Certificate Administrator and

the Trustee by the Holders of Certificates evidencing not less than 25% of all Voting Rights or, as it relates to the servicing of a Serviced Pari Passu Whole Loan affected by such breach, by the related Serviced Companion Noteholder; provided, however, that if such breach is capable of being cured and such Master Servicer or such Special Servicer, as the case may be, is diligently pursuing such cure, such 30-day period will be extended an additional thirty (30) days; or

(v)           a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against such Master Servicer or such Special Servicer, as the case may be, and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of sixty (60) days; or

(vi)          such Master Servicer or such Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such Master Servicer or such Special Servicer, as the case may be, or of or relating to all or substantially all of its property; or

(vii)          such Master Servicer or such Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing; or

(viii)        any of Moody’s, KBRA or Fitch (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Pari Passu Companion Loan Securities, as applicable, or (B) placed one or more Classes of Certificates or Serviced Pari Passu Companion Loan Securities, as applicable, on “watch status” in contemplation of a ratings downgrade or withdrawal (and such qualification, downgrade, withdrawal or “watch status” placement shall not have been withdrawn by Moody’s, KBRA or Fitch, as applicable (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) within sixty (60) days of such rating action) and, in the case of either of clauses (A) or (B), publicly citing servicing concerns with such Master Servicer or such Special Servicer, as applicable, as the sole or a material factor in such rating action.

(b)           If any Servicer Termination Event with respect to a Master Servicer or a Special Servicer (in either case, for purposes of this Section 7.01(b), the “Affected Party”) shall occur and be continuing, then, and in each and every such case, so long as such Servicer Termination Event shall not have been remedied, the Trustee may, and at the written direction of ((i) prior to the occurrence and continuance of a Control Termination Event and (ii) other than with respect to any Excluded Loan) the Directing Certificateholder (solely with respect to the Special Servicers) or the Holders of Certificates entitled to more than 25% of the Voting Rights, the Trustee shall, terminate (and the Depositor may direct the Trustee to terminate each of such Master Servicer or such Special Servicer, as the case may be, upon five (5) Business Days’ written notice if there is a Servicer Termination Event under clause (A) in the parenthetical in Section 7.01(a)(iii) above), by notice in writing to the Affected Party, with a copy of such notice to the Depositor and the Operating Advisor, all of the rights (subject to Section 3.11 and Section 6.04) and obligations of the Affected Party under this Agreement and in and to the Mortgage Loans and the proceeds thereof (other than as a Certificateholder or Companion Holder, if applicable); provided, however, that the Affected Party shall be entitled to the payment of accrued and unpaid compensation and reimbursement through the date of such termination as provided for under this Agreement for services rendered and expenses incurred. From and after the receipt by the Affected Party of such written notice except as otherwise provided in this Article VII, all authority and power of the Affected Party under this Agreement, whether with respect to the Certificates (other than as a Holder of any Certificate) or the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee with respect to a termination of such Master Servicer or such Special Servicer pursuant to and under this Section 7.01, and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Affected Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. Such Master Servicer and such Special Servicer each agree that if it is terminated pursuant to this Section 7.01(b), it shall promptly (and in any event no later than twenty (20) Business Days subsequent to its receipt of the notice of termination) provide the Trustee with all documents and records requested by it to enable it to assume such Master Servicer’s or such Special Servicer’s, as the case may be, functions hereunder, and shall cooperate with the Trustee in effecting the termination of such Master Servicer’s or such Special Servicer’s, as the case may be, responsibilities and rights (subject to Section 3.11 and Section 6.04) hereunder, including, without limitation, the transfer within five (5) Business Days to the Trustee for administration by it of all cash amounts which shall at the time be or should have been credited by such Master Servicer to its Collection Account or any Servicing Account (if it is the Affected Party), by such Special Servicer to the REO Account (if it is the Affected Party) or thereafter be received with respect to the applicable Mortgage Loans or any REO Property (provided, however, that such Master Servicer and such Special Servicer each shall, if terminated pursuant to this Section 7.01(b) or pursuant to Section 7.01(d) (with respect to such Special Servicer), continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination, whether in respect of Advances (in the case of such Special Servicer or such Master Servicer) or otherwise, and it and its Affiliates and the directors, managers, officers, members, employees and agents of it and its Affiliates shall continue to be entitled to the benefits of Section 3.11 and Section 6.04 notwithstanding any such termination).

(c)            If a Master Servicer receives notice of termination under Section 7.01(b) solely due to a Servicer Termination Event under Section 7.01(a)(viii), such Master Servicer shall have a forty-five (45) day period after such notice in which to find a successor master servicer qualified to act as Master Servicer hereunder in accordance with Section 6.03 and Section 7.02 and to which the Master Servicer can sell its rights to service the Mortgage Loans under this Agreement. During such forty-five (45) day period such Master Servicer may continue to serve as such Master Servicer hereunder. In the event that such Master Servicer is unable, within such forty-five (45) day period, to cause a qualified successor master servicer to assume the duties of such Master Servicer hereunder, then and in such event, the Trustee shall assume the obligations of such Master Servicer hereunder.

Notwithstanding Section 7.01(b), if any Servicer Termination Event on the part of the General Special Servicer shall occur and be continuing that affects the Holder of a Serviced Pari Passu Companion Loan, then, so long as the General Special Servicer is not otherwise terminated, the Holder of such Serviced Pari Passu Companion Loan or the Other Trustee appointed under the related Other Pooling and Servicing Agreement, as applicable, shall be entitled to direct the Trustee to terminate the General Special Servicer with respect to the related Serviced Pari Passu Whole Loan. Any General Special Servicer appointed to replace the General Special Servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be (without the prior written consent of the holder of such Serviced Pari Passu Companion Loan) the person (or Affiliate thereof) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan. Any such Special Servicer under this paragraph shall meet the eligibility requirements of Section 7.02 and the eligibility requirements of the related Other Pooling and Servicing Agreement, and the appointment thereof shall comply with the provisions of Section 7.02. Any appointment of a replacement General Special Servicer in accordance with this paragraph shall be subject to the receipt of Rating Agency Confirmation and confirmation from the applicable rating agencies that such appointment or replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25).

(d)           Subject to the rights of the holder of a related AB Subordinate Companion Loan pursuant to the related Intercreditor Agreement at any time prior to the occurrence and continuance of a Control Termination Event and other than with respect to any Excluded Loan, the Directing Certificateholder shall be entitled to terminate the rights (subject to Section 3.11 and Section 6.04) and obligations of such Special Servicer under this Agreement, with or without cause, upon ten (10) Business Days’ notice to such Special Servicer, the Master Servicers, the Certificate Administrator, the Trustee and the Operating Advisor; such termination to be effective upon the appointment of a successor special servicer meeting the requirements of this Section 7.01(d). Upon a termination of such Special Servicer, the Directing Certificateholder (other than with respect to any Excluded Loan) shall appoint a successor special servicer to assume the duties of such Special Servicer hereunder; provided, however, that (i) such successor will meet the requirements set forth in Section 7.02, (ii) each Rating Agency delivers Rating Agency Confirmation and, in the case of any class of any Serviced Companion Loan Securities, the applicable rating agencies deliver a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25) and (iii) no replacement of such Special Servicer shall be effective until the Certificate Administrator shall have filed any required Form 8-K pursuant to

Section 11.07 hereof and any other Form 8-K filings have been completed with respect to any related Companion Loan.

After the occurrence and during the continuance of a Control Termination Event and upon (a) the written direction of Holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances pursuant to Section 4.05 hereof) of the Principal Balance Certificates requesting a vote to replace such Special Servicer with a new special servicer designated in such written direction to assume the duties of such Special Servicer hereunder, (b) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the Certificate Administrator in connection with administering such vote and which will not be additional expenses of the Trust and (c) delivery by such Holders to the Certificate Administrator and Trustee of Rating Agency Confirmation from each Rating Agency (which Rating Agency Confirmation shall be obtained at the expense of such Holders) and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then current ratings of any class of any related Serviced Pari Passu Companion Loan Securities, the Certificate Administrator shall promptly post notice to all Certificateholders of such request on the Certificate Administrator’s Website in accordance with Section 3.13(b) and concurrently by mail, and conduct the solicitation of votes of all Certificates in such regard, which vote shall occur within one hundred-eighty (180) days of the posting of such notice. Upon the written direction of Holders of Certificates evidencing at least 66-2/3% of a Certificateholder Quorum of Certificates, the Trustee shall terminate all of the rights and obligations of such Special Servicer under this Agreement and appoint the successor special servicer to assume the duties of such Special Servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders. The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder may (i) access such notices via the Certificate Administrator’s Website and (ii) register to receive electronic mail notifications when such notices are posted thereon. Notwithstanding the foregoing, the Certificateholder’s direction to remove such Special Servicer shall not apply to any Serviced AB Whole Loan for which the holder of the related AB Subordinate Companion Loan is not subject to an AB Control Appraisal Period.

An AB Whole Loan Controlling Holder shall have the right, prior to the occurrence and continuance of an AB Control Appraisal Period, to replace the applicable Special Servicer solely with respect to the related AB Whole Loan, so long as (A) each Rating Agency delivers a Rating Agency Confirmation; (B) the successor special servicer has assumed in writing (from and after the date such successor special servicer becomes the Special Servicer) all of the responsibilities, duties and liabilities of such Special Servicer under this Agreement from and after the date it becomes the Special Servicer as they relate to any AB Whole Loan pursuant to an assumption agreement reasonably satisfactory to the Certificate Administrator; and (C) the Certificate Administrator shall have received an opinion of counsel reasonably satisfactory to the Certificate Administrator to the effect that (x) the designation of such replacement to serve as Special Servicer is in compliance with this Agreement, (y) such replacement will be bound by the terms of this Agreement with respect to any AB Whole Loan and (z) subject to customary qualifications and exceptions, this Agreement will be enforceable against such replacement in accordance with the terms hereof.

The parties hereto acknowledge that, notwithstanding anything to the contrary contained in this section, in accordance with the related Intercreditor Agreement, if a servicer termination event on the part of a Non-Serviced Special Servicer under a Non-Serviced PSA remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and the related Non-Serviced Special Servicer has not otherwise been terminated, the holder of the related Non-Serviced Mortgage Loan (or the Trustee, acting at the direction of the Directing Certificateholder) will be entitled to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan. The appointment (or replacement) of the applicable Non-Serviced Special Servicer with respect to a Non-Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the related Non-Serviced Trustee or, prior to a consultation termination event under the related Non-Serviced PSA, by the related Non-Serviced Whole Loan Controlling Holder; provided, however, that any successor special servicer appointed to replace such Special Servicer with respect to such Non-Serviced Whole Loan cannot at any time be the Person (or an Affiliate thereof) that was terminated at the direction of the holder of such Non-Serviced Mortgage Loan, without the prior written consent of the Directing Certificateholder.

Following the occurrence of a Consultation Termination Event, subject to the immediately succeeding paragraph, if the Operating Advisor determines that a Special Servicer is not performing its duties as required hereunder or is otherwise not acting in accordance with the Servicing Standard, the Operating Advisor shall deliver to the Trustee and the Certificate Administrator, with a copy to such Special Servicer, a written report in the form of Exhibit W attached hereto (which form may be modified or supplemented from time to time to cure any ambiguity or error or to incorporate any additional information, subject to compliance of such form with the terms and provisions of this Agreement; provided, further, that in no event shall the information or any other content included in such written recommendation contravene any provision of this Agreement) detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer to assume the duties of such Special Servicer, which shall be a Qualified Replacement Special Servicer. In such event, the Certificate Administrator shall promptly post notice to all Certificateholders of such recommendation and the related report on the Certificate Administrator’s Website in accordance with Section 3.13(b), and by mail conduct the solicitation of votes of all Certificates in such regard. Upon (i) the affirmative vote of Holders of Principal Balance Certificates evidencing at least a majority of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances of such Certificates) of all Principal Balance Certificates on an aggregate basis and (ii) receipt by the Certificate Administrator following satisfaction of the foregoing clause (i) of Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then current ratings of any class of any related Serviced Pari Passu Companion Loan Securities, the Trustee shall (i) terminate all of the rights and obligations of such Special Servicer under this Agreement and appoint a successor special servicer approved by the Certificateholders and (ii) promptly notify such outgoing Special

Servicer of the effective date of such termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering such vote and the Operating Advisor’s identification of a Qualified Replacement Special Servicer shall be an additional expense of the Trust. In the event that the Trustee does not receive at least a majority of the requested votes, then the Trustee shall have no obligation to remove such Special Servicer. Prior to the appointment of any replacement special servicer, such replacement special servicer shall have agreed to succeed to the obligations of such Special Servicer under this Agreement and to act as such Special Servicer’s successor hereunder. Notwithstanding the foregoing, the Operating Advisor shall not be permitted to recommend the replacement of a Special Servicer with respect to an AB Whole Loan so long as the related Serviced Companion Noteholder is not subject to an AB Control Appraisal Period under the related Intercreditor Agreement.

No penalty or fee shall be payable to the terminated Special Servicer with respect to any termination pursuant to this Section 7.01(d). All costs of any such termination made by the Directing Certificateholder without cause shall be paid by the Holders of the Controlling Class.

For the avoidance of doubt, the indemnification of the Operating Advisor in Section 6.04 shall include, subject to the limitations set forth in Section 6.04, any action or claim arising from, or relating to, the Operating Advisor’s determination under this Section 7.01(d) (regarding removal of a Special Servicer), or the result of the vote of the Certificateholders (regarding removal of a Special Servicer).

(e)            Each Master Servicer and each Special Servicer shall, as the case may be, from time to time, take all such reasonable actions as are required by it in accordance with the related Servicing Standard in order to prevent the Certificates from being placed on “watch” status or downgraded due to servicing or special servicing, as applicable, concerns by any Rating Agency with respect to such Master Servicer or Special Servicer. In no event shall the remedy for a breach of the foregoing covenant extend beyond termination pursuant to Section 7.01(a)(viii) and the resulting operation of Section 7.01(b) and (c). The operation of this subsection (e) shall not be construed to limit the effect of Section 7.01(a)(viii).

(f)             Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of a Master Servicer affects a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any Serviced Companion Loan Securities, and if such Master Servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of a Master Servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any Serviced Companion Loan Securities, then such Master Servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any Serviced Companion Loan Securities, but upon the written direction of the related holder of such Serviced Companion Loan, such Master Servicer shall be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

(g)            Notwithstanding anything to the contrary contained in this Section 7.01, with respect to any Excluded Special Servicer Loan, if any, the related Special Servicer shall resign as Special Servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan, the Directing Certificateholder shall select an Excluded Special Servicer, as successor to the resigning Special Servicer, for the related Excluded Special Servicer Loan in accordance with this Agreement. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning Special Servicer shall use commercially reasonable efforts to appoint the related Excluded Special Servicer; provided that if the resigning Special Servicer fails to appoint an Excluded Special Servicer within 30 days of the Special Servicer’s notice of resignation, such resigning Special Servicer will, at its own expense, petition any court of competent jurisdiction for the appointment of a successor Excluded Special Servicer. Such Special Servicer shall not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It shall be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the Certificates and each NRSRO hired to provide ratings with respect to any Serviced Companion Loan Securities makes the equivalent confirmation, (ii) the related Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the related Excluded Special Servicer delivers to the Depositor and the Certificate Administrator and any applicable Other Depositor and Other Certificate Administrator, the information, if any, required under Item 6.02 of Form 8-K pursuant to the Exchange Act regarding itself in its role as Excluded Special Servicer.

If at any time a Special Servicer that had previously acted as a Special Servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO Property), (1) the related Excluded Special Servicer shall resign, (2) the related Mortgage Loan or Serviced Whole Loan shall no longer be an Excluded Special Servicer Loan, (3) such original Special Servicer shall become the Special Servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) such original Special Servicer shall be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer shall perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Loan and shall be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the applicable Special Servicer shall remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

If a Servicing Officer of the applicable Master Servicer, a related Excluded Special Servicer, or the applicable Special Servicer, as the case may be, has actual knowledge that a Mortgage Loan is no longer an Excluded Loan, an Excluded Controlling Class Loan or an Excluded Special Servicer Loan, as applicable, the applicable Master Servicer, the related

Excluded Special Servicer or the applicable Special Servicer, as the case may be, shall provide prompt written notice thereof to each of the other parties to this Agreement.

Section 7.02     Trustee to Act; Appointment of Successor. On and after the time a Master Servicer or a Special Servicer, as the case may be, either resigns pursuant to subsection (a) of the first sentence of Section 6.05 or receives a notice of termination for cause pursuant to Section 7.01(b), and provided that no acceptable successor has been appointed within the time period specified in Section 7.01(c), the Trustee shall be the successor to such party, until such successor to that Master Servicer or that Special Servicer, as applicable, is appointed as provided in this Section 7.02 or by the Directing Certificateholder as provided in Section 7.01(d), as applicable, in all respects in its capacity as such Master Servicer or such Special Servicer, as applicable, under this Agreement and the transactions set forth or provided for herein and shall be subject to, and have the benefit of, all of the rights, (subject to Section 3.11 and Section 6.04) benefits, responsibilities, duties, liabilities and limitations on liability relating thereto and that arise thereafter placed on or for the benefit of the Master Servicer or Special Servicer, as applicable, by the terms and provisions hereof; provided, however, that any failure to perform such duties or responsibilities caused by the terminated party’s failure under Section 7.01 to provide information or moneys required hereunder shall not be considered a default by such successor hereunder. The appointment of a successor master servicer shall not affect any liability of the predecessor Master Servicer which may have arisen prior to its termination as Master Servicer, and the appointment of a successor special servicer shall not affect any liability of the predecessor Special Servicer which may have arisen prior to its termination as Special Servicer. The Trustee in its capacity as successor to a Master Servicer or a Special Servicer, as the case may be, shall not be liable for any of the representations and warranties of the Master Servicer or the Special Servicer, respectively, herein or in any related document or agreement, for any acts or omissions of the predecessor master servicer or special servicer or for any losses incurred by the predecessor Master Servicer pursuant to Section 3.06 hereunder, nor shall the Trustee be required to purchase any Mortgage Loan hereunder solely as a result of its obligations as successor master servicer or special servicer, as the case may be. Subject to Section 3.11, as compensation therefor, the Trustee as successor master servicer shall be entitled to the Servicing Fees and all fees relating to the Mortgage Loans or the Companion Loans which that Master Servicer would have been entitled to if such Master Servicer had continued to act hereunder, including but not limited to any income or other benefit from any Permitted Investment pursuant to Section 3.06, and subject to Section 3.11, and the Trustee as successor to such Special Servicer shall be entitled to the Special Servicing Fees to which such Special Servicer would have been entitled if such Special Servicer had continued to act hereunder. Should the Trustee succeed to the capacity of a Master Servicer or a Special Servicer, as the case may be, the Trustee shall be afforded the same standard of care and liability as such Master Servicer or such Special Servicer, as applicable, hereunder notwithstanding anything in Section 8.01 to the contrary, but only with respect to actions taken by it in its role as successor master servicer or successor special servicer, as the case may be, and not with respect to its role as Trustee hereunder. Notwithstanding the above, the Trustee may, if it shall be unwilling to act as successor to that Master Servicer or that Special Servicer, as applicable, or shall, if it is unable to so act, or if the Trustee is not approved as a servicer by each Rating Agency, or if the Directing Certificateholder (solely with respect to the Special Servicers) ((i) prior to the occurrence and continuance of a Control Termination Event and (ii) other than with respect to any Excluded Loan) or the Holders of Certificates entitled to more than 50% of the Voting Rights so request in writing to the Trustee, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution which meets the criteria set forth in Section 6.05 and otherwise herein, as the successor to that Master Servicer or that Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of such Master Servicer or such Special Servicer hereunder. No appointment of a successor to such Master Servicer or such Special Servicer hereunder shall be effective until (i) the assumption in writing by the successor to such Master Servicer or such Special Servicer of all its responsibilities, duties and liabilities hereunder that arise thereafter, (ii) receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), (iii) such appointment (solely with respect to the Special Servicers) has been approved (prior to the occurrence and continuance of a Control Termination Event) by the Directing Certificateholder, such approval not to be unreasonably withheld and (iv) the Certificate Administrator shall have filed any required Form 8-K pursuant to Section 11.07 hereof and any other Form 8-K filings have been completed with respect to any related Companion Loan. Pending appointment of a successor to such Master Servicer or such Special Servicer hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as herein above provided. In connection with such appointment and assumption of a successor to such Master Servicer or such Special Servicer as described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on the Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation with respect to a successor master servicer or successor special servicer, as the case may be, shall be in excess of that permitted the terminated Master Servicer or Special Servicer, as the case may be, hereunder. The Trustee, the non-terminated Master Servicer(s) or the non-terminated Special Servicer(s) and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Any reasonable out-of-pocket costs and expenses associated with the transfer of the servicing function (other than with respect to a termination without cause) under this Agreement shall be borne by the predecessor Master Servicer or Special Servicer, as applicable. If such predecessor Master Servicer or Special Servicer (as the case may be) has not reimbursed the party requesting such termination or the successor master servicer or special servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense shall be reimbursed by the Trust; provided that the terminated Master Servicer or Special Servicer shall not thereby be relieved of its liability for such expenses. If and to the extent that the terminated Master Servicer or Special Servicer has not reimbursed such costs and expenses, the party requesting such termination shall have an affirmative obligation to take all reasonable actions to collect such expenses on behalf of the Trust. In the event of a termination without cause, such costs and expenses shall be borne by the party requesting such termination, or as otherwise set forth herein; provided that the Certificate Administrator and the Trustee shall not bear any such costs and expenses. For the avoidance of doubt, if the Trustee is terminating a Master Servicer or a Special Servicer in accordance with this Agreement at the direction of any party or parties permitted to direct the Trustee to so terminate such Master Servicer or such Special Servicer pursuant to this Agreement, the Trustee shall not have any liability for such expenses pursuant to this paragraph.

Section 7.03     Notification to Certificateholders. (a) Upon any resignation of a Master Servicer or a Special Servicer pursuant to Section 6.05, any termination of a Master Servicer or a Special Servicer pursuant to Section 7.01 or any appointment of a successor to a Master Servicer or a Special Servicer pursuant to Section 7.02, the Certificate Administrator shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register.

(b)           Not later than the later of (i) sixty (60) days after the occurrence of any event which constitutes or, with notice or lapse of time or both, would constitute a Servicer Termination Event and (ii) five (5) days after the Certificate Administrator would be deemed to have notice of the occurrence of such an event in accordance with Section 8.02(vii), the Certificate Administrator shall transmit by mail to the Depositor and all Certificateholders (and, if a Serviced Whole Loan is affected, the related Serviced Companion Noteholder) notice of such occurrence, unless such default shall have been cured.

Section 7.04    Waiver of Servicer Termination Events. The Holders of Certificates representing at least 66-2/3% of the Voting Rights allocated to each Class of Certificates affected by any Servicer Termination Event hereunder may waive such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (i), (ii) or (viii) of Section 7.01(a) may be waived only with the consent of all of the Certificateholders of the affected Classes, and a Servicer Termination Event under clause (iii) of Section 7.01(a) (with respect to obligations under Article XI) may be waived only with the consent of the Depositor. Upon any such waiver of a Servicer Termination Event, subject to the rights of any affected holder of a Serviced Companion Loan under Section 7.01(c) or Section 7.01(f), such Servicer Termination Event shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. Upon any such waiver of a Servicer Termination Event by Certificateholders, the Trustee and the Certificate Administrator shall be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the Trust. No such waiver shall extend to any subsequent or other Servicer Termination Event or impair any right consequent thereon except to the extent expressly so waived. Notwithstanding any other provisions of this Agreement, for purposes of waiving any Servicer Termination Event pursuant to this Section 7.04, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to the matters described above as they would if any other Person held such Certificates.

Section 7.05    Trustee as Maker of Advances. In the event that a Master Servicer fails to fulfill its obligations hereunder to make any Advances and such failure remains uncured, the Trustee shall perform such obligations (x) within five (5) Business Days following such failure by a Master Servicer with respect to Servicing Advances resulting in a Servicer Termination Event under Section 7.01(a)(iii) hereof to the extent a Responsible Officer of the Trustee has actual knowledge of such failure with respect to such Servicing Advances and (y) by noon, New York City time, on the related Distribution Date with respect to P&I Advances pursuant to the Certificate Administrator’s notice of failure pursuant to Section 4.03(a) unless such failure has been cured. With respect to any such Advance made by the Trustee, the Trustee shall succeed to all of such Master Servicer’s rights with respect to Advances hereunder, including, without limitation, such Master Servicer’s rights of reimbursement and interest on each Advance at the Reimbursement Rate, and rights to determine that a proposed Advance is a Nonrecoverable P&I Advance or Servicing Advance, as the case may be, (without regard to any impairment of any such rights of reimbursement caused by such Master Servicer’s default in its obligations hereunder); provided, however, that if Advances made by the Trustee and a Master Servicer shall at any time be outstanding, or any interest on any Advance shall be accrued and unpaid, all amounts available to repay such Advances and the interest thereon hereunder shall be applied entirely to the Advances outstanding to the Trustee, until such Advances shall have been repaid in full, together with all interest accrued thereon, prior to reimbursement of such Master Servicer for such Advances. The Trustee shall be entitled to conclusively rely on any notice given with respect to a Nonrecoverable Advance hereunder.

[End of Article VII]

Article VIII

CONCERNING THE TRUSTEE AND THE CERTIFICATE ADMINISTRATOR

Section 8.01     Duties of the Trustee and the Certificate Administrator. (a) The Trustee and the Certificate Administrator, prior to the occurrence of a Servicer Termination Event and after the curing or waiving of all Servicer Termination Events which may have occurred, undertake to perform such duties and only such duties as are specifically set forth in this Agreement. If a Servicer Termination Event occurs and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Any permissive right of the Trustee and the Certificate Administrator contained in this Agreement shall not be construed as a duty.

(b)            The Trustee or the Certificate Administrator, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator which are specifically required to be furnished pursuant to any provision of this Agreement (other than the Mortgage Files, the review of which is specifically governed by the terms of Article II, the Diligence Files, any CREFC® reports and any information delivered for posting to the Certificate Administrator’s Website or the 17g-5 Information Provider’s Website), shall examine them to determine whether they conform to the requirements of this Agreement. If any such instrument is found not to conform to the requirements of this Agreement in a material manner, the Trustee or the Certificate Administrator shall notify the party providing such instrument and requesting the correction thereof. The Trustee or the Certificate Administrator shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, a Master Servicer or a Special Servicer or another Person, and accepted by the Trustee or the Certificate Administrator in good faith, pursuant to this Agreement.

(c)            No provision of this Agreement shall be construed to relieve the Trustee or the Certificate Administrator from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or bad faith; provided, however, that:

(i)             Prior to the occurrence of a Servicer Termination Event, and after the curing of all such Servicer Termination Events which may have occurred, the duties and obligations of the Trustee and the Certificate Administrator shall be determined solely by the express provisions of this Agreement, the Trustee and the Certificate Administrator shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and the Certificate Administrator and, in the absence of bad faith on the part of the Trustee and the Certificate Administrator, the Trustee and the Certificate Administrator may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee or the Certificate Administrator and conforming to the requirements of this Agreement;

(ii)            Neither the Trustee nor the Certificate Administrator, as applicable, shall be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee or the Certificate Administrator, respectively, unless it shall be proved that the Trustee or the Certificate Administrator, as applicable, was negligent in ascertaining the pertinent facts; and

(iii)           Neither the Trustee nor the Certificate Administrator, as applicable, shall be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to greater than 25% (i) of the Percentage Interest of each affected Class, or (ii) if each Class is an affected Class of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, under this Agreement (unless a higher percentage of Voting Rights is required for such action).

(d)            The Certificate Administrator shall make available via its internet website initially located at www.ctslink.com to the Serviced Companion Noteholders all reports that the Certificate Administrator has made available to Certificateholders under this Agreement to the extent such reports relate to the related Serviced Companion Loan and upon the submission of an Investor Certification pursuant to this Agreement.

Section 8.02    Certain Matters Affecting the Trustee and the Certificate Administrator. Except as otherwise provided in Section 8.01:

(i)             The Trustee and the Certificate Administrator may rely upon and shall be protected in acting or refraining from acting upon any resolution, direction of the Depositor, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, Appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(ii)            The Trustee and the Certificate Administrator may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

(iii)           Neither the Trustee nor the Certificate Administrator shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement or the Certificates or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee or the Certificate Administrator, as applicable, security or indemnity reasonably satisfactory to it, against the costs, expenses and liabilities which may be incurred therein or thereby; neither the Trustee nor the Certificate Administrator shall be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, unless repayment of such funds or indemnity reasonably satisfactory to it against such risk or liability is reasonably assured to it; nothing contained herein shall, however, relieve the Trustee of the obligation, upon the occurrence of a Servicer Termination Event which has not been cured, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

(iv)           Neither the Trustee nor the Certificate Administrator shall be liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)            Prior to the occurrence of a Servicer Termination Event hereunder and after the curing of all Servicer Termination Events which may have occurred, neither the Trustee nor the Certificate Administrator shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to more than 50% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee or the Certificate Administrator of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or the Certificate Administrator, respectively, not reasonably assured to the Trustee or the Certificate Administrator by the security afforded to it by the terms of this Agreement, the Trustee or the Certificate Administrator, respectively, may require indemnity reasonably satisfactory to it from such requesting Holders against such expense or liability as a condition to taking any such action. The reasonable expense of every such reasonable examination shall be paid by the requesting Holders;

(vi)           The Trustee or the Certificate Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided, however, that the appointment of such agents or attorneys shall not relieve the Trustee or the Certificate Administrator of its duties or obligations hereunder; provided, further, that the Trustee or the Certificate Administrator, as the case may be, may not perform any duties hereunder through any Person that is a Prohibited Party;

(vii)          For all purposes under this Agreement, none of the Trustee, the Custodian or the Certificate Administrator shall be deemed to have actual knowledge or notice of any Servicer Termination Event or Asset Representations Reviewer Termination Event or any act, failure or breach of any Person upon the occurrence of which the Trustee or Certificate Administrator may be required to act unless a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, has actual knowledge thereof or unless written notice of any event, act, failure or breach, as applicable, which is in fact such a default is received by the Trustee or the Certificate Administrator at the respective Corporate Trust Office, and such notice references the Certificates or this Agreement;

(viii)         Neither the Trustee nor the Certificate Administrator shall be responsible for any act or omission of a Master Servicer or a Special Servicer (unless the Trustee is acting as a Master Servicer or a Special Servicer, as the case may be, in which case the Trustee shall only be responsible for its own actions as a Master Servicer or a Special Servicer) or of the Depositor, the Operating Advisor or the Asset Representations Reviewer;

(ix)           Neither the Trustee nor the Certificate Administrator shall in any way be liable by reason of any insufficiency in the Trust Fund unless it is determined by a court of competent jurisdiction that the Trustee’s or Certificate Administrator’s, as applicable, negligence or willful misconduct was the primary cause of such insufficiency;

(x)            In no event shall the Trustee or the Certificate Administrator be liable for any failure or delay in the performance of its obligations hereunder due to force majeure or acts of God; provided that such failure or delay is not also a result of its own negligence, bad faith or willful misconduct;

(xi)           Except as otherwise expressly set forth in this Agreement, Wells Fargo Bank, acting in any particular capacity hereunder will not be deemed to be imputed with knowledge of (a) Wells Fargo Bank, acting in a capacity that is unrelated to the transactions contemplated by this Agreement, or (b) Wells Fargo Bank, acting in any other capacity hereunder, except, in the case of either clause (a) or clause (b), where some or all of the obligations performed in such capacities are performed by one or more employees within the same group or division of Wells Fargo Bank, or where the groups or divisions responsible for performing the obligations in such capacities have one or more of the same Responsible Officers;

(xii)          Nothing herein shall require the Trustee or the Certificate Administrator to act in any manner that is contrary to applicable law; and

(xiii)          Nothing herein shall be construed as an obligation for any party to this Agreement to advise a Certificateholder with respect to its rights and protections relative to the Trust.

Each of the Trustee and the Certificate Administrator shall be entitled to all of the same rights, protections, immunities and indemnities afforded to it as Trustee and Certificate Administrator, as the case may be, in each capacity for which it serves hereunder (including, without limitation, as Custodian, Certificate Registrar, 17g-5 Information Provider and Authenticating Agent).

Section 8.03    Trustee and Certificate Administrator Not Liable for Validity or Sufficiency of Certificates or Mortgage Loans. The recitals contained herein and in the Certificates, other than the acknowledgments of the Trustee or the Certificate Administrator in Sections 2.01(h) and 2.04 and the signature, if any, of the Certificate Registrar and Authenticating Agent set forth on any outstanding Certificate, shall not be taken as the statements of the Trustee or the Certificate Administrator, and the Trustee or the Certificate Administrator assume no responsibility for their correctness. Neither the Trustee nor the Certificate Administrator makes any representations as to the validity or sufficiency of this Agreement or of any Certificate (other than as to the signature, if any, of the Trustee or the Certificate Administrator set forth thereon) or of any Mortgage Loan or related document. Neither the Trustee nor the Certificate Administrator shall be accountable for the use or application by the Depositor of any of the Certificates issued to it or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor in respect of the assignment of the Mortgage Loans to the Trust, or any funds deposited in or withdrawn from the Collection Accounts or any other account by or on behalf of the Depositor, the applicable Master Servicer, the applicable Special Servicer or in the case of the Trustee, the Certificate Administrator. The Trustee and the Certificate Administrator shall not be responsible for and may rely upon the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Master Servicers or the Special Servicers and accepted by the Trustee or the Certificate Administrator, in good faith, pursuant to this Agreement.

Section 8.04    Trustee or Certificate Administrator May Own Certificates. The Trustee or the Certificate Administrator, each in its individual capacity, not as Trustee or Certificate Administrator, may become the owner or pledgee of Certificates, and may deal with the Depositor, either Master Servicer, either Special Servicer or the Underwriters in banking transactions, with the same rights it would have if it were not Trustee or the Certificate Administrator.

Section 8.05    Fees and Expenses of Trustee and Certificate Administrator; Indemnification of Trustee and Certificate Administrator. (a) As compensation for the performance of their respective duties hereunder, the Trustee will be paid the Trustee Fee, which shall cover recurring and otherwise reasonably anticipated expenses of the Trustee, and the Certificate Administrator will be paid the Certificate Administrator Fee equal to the Certificate Administrator’s portion of one month’s interest at the Certificate Administrator Fee Rate, which shall cover recurring and otherwise reasonably anticipated expenses of the Certificate Administrator. The Trustee Fee and Certificate Administrator Fee shall be paid monthly on a

Mortgage Loan-by-Mortgage Loan basis. As to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Companion Loan), the Certificate Administrator shall pay to the Trustee monthly the Trustee Fee from the Certificate Administrator Fee, which Certificate Administrator Fee shall accrue from time to time at the Certificate Administrator Fee Rate and the Certificate Administrator Fee shall be computed in the same manner as interest is calculated thereon and for the same period respecting which any related interest payment due or deemed thereon is computed. The Trustee Fee (which shall not be limited to any provision of law in regard to the compensation of a trustee of an express trust) shall constitute the Trustee’s sole form of compensation for all services rendered by it in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Trustee hereunder, except for the reimbursement of expenses specifically provided for herein. The Certificate Administrator Fee shall constitute the Certificate Administrator’s sole form of compensation for the exercise and performance of its powers and duties hereunder, except for the reimbursement of expenses specifically provided for herein. No Trustee Fee or Certificate Administrator Fee shall be payable with respect to any Companion Loan.

(b)           The Trustee, the Certificate Administrator (in each case, including in its capacity as Custodian and in its individual capacity) and any director, officer, employee, representative or agent of the Trustee and the Certificate Administrator, respectively, shall be entitled to be indemnified and held harmless by the Trust (to the extent of amounts on deposit in the Collection Accounts or the Lower-Tier REMIC Distribution Account, as applicable, from time to time) against any loss, liability or expense (including, without limitation, costs and expenses of litigation, and of investigation, counsel fees, damages, judgments and amounts paid in settlement, and expenses incurred in becoming the successor to the applicable Master Servicer or the applicable Special Servicer, to the extent not otherwise paid hereunder) arising out of, or incurred in connection with, any act or omission of the Trustee or the Certificate Administrator, respectively, relating to the exercise and performance of any of the powers, rights and duties of the Trustee or the Certificate Administrator, respectively (including in any capacities in which they serve, such as paying agent, REMIC Administrator, Authenticating Agent, Custodian, Certificate Registrar, and 17g-5 Information Provider) hereunder; provided, however, that none of the Trustee or the Certificate Administrator, nor any of the other above specified Persons shall be entitled to indemnification pursuant to this Section 8.05(b) for (i) allocable overhead, (ii) expenses or disbursements incurred or made by or on behalf of the Trustee or the Certificate Administrator, respectively, in the normal course of the Trustee or the Certificate Administrator, respectively, performing its duties in accordance with any of the provisions hereof, which are not “unanticipated expenses of the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii), (iii) any expense or liability specifically required to be borne thereby pursuant to the terms hereof or (iv) any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence in the performance of the Trustee’s or the Certificate Administrator’s, respectively, obligations and duties hereunder, or by reason of negligent disregard of such obligations or duties, or as may arise from a breach of any representation or warranty of the Trustee specified in Section 8.12 or the Certificate Administrator specified in Section 8.14, respectively, made herein. The provisions of this Section 8.05(b) shall survive the termination of this Agreement and any resignation or removal of the Trustee or the Certificate Administrator, respectively, and appointment of a successor thereto. The foregoing indemnity shall also apply to the Certificate Administrator in all of its capacities hereunder, including Custodian, Certificate Registrar and Authenticating Agent.

(c)            The Certificate Administrator shall indemnify and hold harmless the Depositor and Mortgage Loan Sellers from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by the Depositor, any Mortgage Loan Seller or its Affiliates that arise out of or are based upon (i) a breach by the Certificate Administrator, in its capacity as 17g-5 Information Provider or in any other capacity in which the Certificate Administrator is required to make available information to a Privileged Person that is an NRSRO, of its obligations under this Agreement or (ii) negligence, bad faith or willful misconduct on the part of the Certificate Administrator, in its capacity as 17g-5 Information Provider or in any other capacity in which the Certificate Administrator is required to make available information to a Privileged Person that is an NRSRO, in the performance of such obligations or its negligent disregard of its obligations and duties under this Agreement.

Section 8.06     Eligibility Requirements for Trustee and Certificate Administrator. Each of the Trustee and the Certificate Administrator hereunder shall at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and in the case of the Trustee, shall not be an Affiliate of either Master Servicer or either Special Servicer (except during any period when the Trustee is acting as, or has become successor to, the applicable Master Servicer or the applicable Special Servicer, as the case may be, pursuant to Section 7.02), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s, “A-” by Fitch and, if rated by KBRA, “A” by KBRA; provided that the Trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s, (b) its short-term debt obligations have a short-term rating of not less than “P-2” from Moody’s and “F1” by Fitch and (c) each Master Servicer maintains a long-term unsecured rating of at least “A2” by Moody’s and “A+” by Fitch; provided that nothing in this proviso shall impose on either Master Servicer any obligation to maintain such rating; provided, further, that if any such institution is not rated by KBRA, it maintains an equivalent (or higher) rating by any two other NRSROs (which may include Moody’s and/or Fitch) or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation and (iv) an entity that is not a Prohibited Party.

If such corporation, national bank or national banking association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 8.06 the combined capital and surplus of such corporation, national bank or national banking association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In the event the place of business from which the Certificate Administrator administers the Trust REMICs or in which the Trustee’s office is located is in a state or local jurisdiction that imposes a tax on the Trust on the net income of a REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions), the Certificate Administrator or the Trustee, as applicable shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.07, (ii) pay such tax at no expense to the Trust or (iii) administer the Trust REMICs from a state and local jurisdiction that does not impose such a tax.

Section 8.07     Resignation and Removal of the Trustee and Certificate Administrator. (a) The Trustee and the Certificate Administrator may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Depositor, each Master Servicer, each Special Servicer and the Trustee or the Certificate Administrator, as applicable, the Operating Advisor, the Asset Representations Reviewer, 17g-5 Information Provider and to all Certificateholders. The Certificate Administrator shall post such notice to the Certificate Administrator’s Website in accordance with Section 3.13(b) and provide notice of such event to each Master Servicer, each Special Servicer, the Depositor and the 17g-5 Information Provider, which shall promptly post such notice to the 17g-5 Information Provider’s Website in accordance with Section 3.13(c). Upon receiving such notice of resignation, the Depositor shall use its reasonable best efforts to promptly appoint a successor trustee or successor certificate administrator acceptable to the General Master Servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder by written instrument, in duplicate, which instrument shall be delivered to the resigning Trustee or Certificate Administrator and to the successor trustee or certificate administrator. A copy of such instrument shall be delivered to each Master Servicer, each Special Servicer, the Certificateholders and the Trustee or Certificate Administrator, as applicable, by the Depositor. If no successor trustee or certificate administrator shall have been so appointed and have accepted appointment within ninety (90) days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator may petition any court of competent jurisdiction for the appointment of a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the Trust.

(b)            If at any time the Trustee or Certificate Administrator shall cease to be eligible in accordance with the provisions of Section 8.06 (and in the case of the Certificate Administrator, Section 5.08) and shall fail to resign after written request therefor by the Depositor or a Master Servicer, or if at any time the Trustee or Certificate Administrator shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or the Certificate Administrator or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or Certificate Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the Trustee or Certificate Administrator (if different than the Trustee) shall fail to timely publish any report to be delivered, published or otherwise made available by the Certificate Administrator pursuant to Section 4.02 and such failure shall continue unremedied for a period of five (5) days, or if the Certificate Administrator fails to make distributions required pursuant to Section 4.01 or Section 9.01, then the Depositor may remove the Trustee or Certificate Administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the requesting Master Servicer, by written instrument, in duplicate, which instrument shall be delivered to the Trustee or Certificate Administrator so removed and to the successor trustee or certificate administrator in the case of the removal of the Trustee or Certificate Administrator. A copy of such instrument shall be delivered to each Master Servicer, each Special Servicer and the Certificateholders by the Depositor. If no successor trustee or certificate administrator shall have been so appointed and have accepted appointment within ninety (90) days after the giving of such notice of removal, the removed Trustee or Certificate Administrator may petition any court of competent jurisdiction for the appointment of a successor trustee or certificate administrator, as applicable, at the expense of the Trust.

(c)             The Holders of Certificates entitled to at least 75% of the Voting Rights may, upon thirty (30) days’ prior written notice, with or without cause, remove the Trustee or Certificate Administrator and appoint a successor trustee or certificate administrator by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to each Master Servicer, one complete set to the Trustee or Certificate Administrator so removed and one complete set to the successor so appointed. A copy of such instrument shall be delivered to the Depositor, each Special Servicer and the remaining Certificateholders by the Master Servicers. In the event of any such termination without cause pursuant to this Section 8.07(c), the successor trustee or certificate administrator, as applicable, shall be responsible for all costs and expenses necessary to effect the transfer of responsibilities from its predecessor.

(d)            Any resignation or removal of the Trustee or Certificate Administrator and appointment of a successor trustee or certificate administrator pursuant to any of the provisions of this Section 8.07 shall not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator as provided in Section 8.08 and (ii) the Certificate Administrator shall have filed any required Form 8-K pursuant to Section 11.07 hereof and any other Form 8-K filings have been completed with respect to any related Companion Loan. Further, the resigning Trustee or Certificate Administrator, as the case may be, shall pay all costs and expenses associated with the transfer of its duties.

If the same party is acting as Trustee and Certificate Administrator pursuant to this Agreement, any removal of either such party in its capacity as Trustee or Certificate Administrator, as applicable, shall also result in such party’s removal in its capacity as Trustee or Certificate Administrator, as applicable, and the Depositor shall appoint a successor certificate administrator and a successor trustee, in each instance meeting the eligibility requirements set forth hereunder.

Upon any succession of the Trustee or Certificate Administrator under this Agreement, the predecessor Trustee or Certificate Administrator shall be entitled to the payment of accrued and unpaid compensation and reimbursement as provided for under this Agreement for services rendered and expenses incurred (including without limitation, unreimbursed Advances). No Trustee or Certificate Administrator shall be personally liable for any action or omission of any successor trustee or certificate administrator.

(e)            Upon the resignation, assignment, merger, consolidation, or transfer of the Trustee or its business to a successor, or upon the termination of the Trustee, (a) the outgoing Trustee shall (i) endorse the original executed Mortgage Note for each Mortgage Loan (to the extent that the original executed Mortgage Note for each Mortgage Loan was endorsed to the outgoing trustee), without recourse, representation or warranty, express or implied, to the order of the successor, as trustee for the registered Holders of Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35 or in blank, and (ii) in the case of the other assignable Mortgage Loan documents (to the extent such other Mortgage Loan documents were assigned to the outgoing trustee), assign such Mortgage Loan documents to such successor, and such successor shall review the documents delivered to it or to the Custodian with respect to each Mortgage Loan, and certify in writing that, as to each Mortgage Loan then subject to this Agreement, such endorsement and assignment has been made; (b) if any original executed Mortgage Note for a Mortgage Loan was not endorsed to the outgoing trustee, the Custodian shall, upon its receipt of a Request for Release, deliver such Mortgage Note to the Depositor or the successor trustee, as requested, and the applicable Master Servicer and the Depositor shall cooperate with any successor trustee to ensure that such Mortgage Note is endorsed (without recourse, representation or warranty, express or implied) to the order of the successor, as trustee for the registered Holders of Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35 or in blank; provided, however, that, notwithstanding anything to the contrary herein, to the extent any such endorsement of such Mortgage Note requires the signature of the related Mortgage Loan Seller in order to comply with the foregoing, then the General Master Servicer shall use reasonable efforts to cause the related Mortgage Loan Seller to execute such endorsement; (c) if any other assignable Mortgage Loan document was not assigned to the outgoing trustee, the Custodian shall, upon its receipt of a Request for Release, deliver such Mortgage Loan document to the Depositor or the successor trustee, as requested, and the applicable Master Servicer and the Depositor shall cooperate with any successor trustee to ensure that such Mortgage Loan document is assigned to such successor trustee; and (d) in any case, such successor trustee shall review the documents delivered to it or to the Custodian with respect to each Mortgage Loan, and certify in writing that, as to each Mortgage Loan then subject to this Agreement, such endorsements and assignments have been made or, in the event such endorsement or assignment cannot be made for any reason, to note the same in such certification.

(f)             Neither the Asset Representations Reviewer nor any of its Affiliates may be appointed as successor trustee or certificate administrator.

Section 8.08    Successor Trustee or Certificate Administrator. (a) Any successor trustee or certificate administrator appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor, each Master Servicer, each Special Servicer and to its predecessor Trustee or Certificate Administrator an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee or Certificate Administrator shall become effective and such successor trustee or certificate administrator without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee or Certificate Administrator herein. The predecessor Trustee shall deliver to the successor trustee all Mortgage Files and related documents and statements held by it hereunder (other than any Mortgage Files at the time held on its behalf by the Custodian, which Custodian, at Custodian’s option shall become the agent of the successor trustee), and the Depositor, the applicable Master Servicer, the applicable Special Servicer and the predecessor Trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor trustee all such rights, powers, duties and obligations, and to enable the successor trustee to perform its obligations hereunder.

(b)            No successor trustee or successor certificate administrator shall, as applicable, accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor trustee or successor certificate administrator, as applicable, shall be eligible under the provisions of Section 8.06.

(c)            Upon acceptance of appointment by a successor trustee or successor certificate administrator as provided in this Section 8.08, the General Master Servicer shall deliver notice of the succession of such Trustee or Certificate Administrator, as applicable, to the Depositor and the Certificateholders. If the General Master Servicer fails to deliver such notice within ten (10) days after acceptance of appointment by the successor trustee or successor certificate administrator, as applicable, such successor trustee or successor certificate administrator shall cause such notice to be delivered at the expense of the General Master Servicer.

Section 8.09     Merger or Consolidation of Trustee or Certificate Administrator. Any Person into which the Trustee or the Certificate Administrator may be merged or converted or with which it may be consolidated or any Person resulting from any merger, conversion or consolidation to which the Trustee or the Certificate Administrator shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Trustee or the Certificate Administrator shall be the successor of the Trustee or the Certificate Administrator, as applicable, hereunder; provided that, in the case of the Trustee, such successor person shall be eligible under the provisions of Section 8.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. The Certificate Administrator shall post such notice to the Certificate Administrator’s Website in accordance with Section 3.13(b) and shall provide notice of such event to each Master Servicer, each Special Servicer, the Depositor and the 17g-5 Information Provider, which shall post such notice to the 17g-5 Information Provider’s Website in accordance with Section 3.13(c).

Section 8.10    Appointment of Co-Trustee or Separate Trustee. (a) Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Master Servicers and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Master Servicers and the Trustee may consider necessary or desirable. If the Master Servicers shall not have joined in such appointment within fifteen (15) days after the receipt by it of a request to do so, or in case a Servicer Termination Event shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08 hereof. All co-trustee fees shall be payable out of the Trust Fund.

(b)            In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to a Master Servicer or a Special Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

(c)            Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then-separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

(d)            Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

(e)            The appointment of a co-trustee or separate trustee under this Section 8.10 shall not relieve the Trustee of its duties and responsibilities hereunder.

Section 8.11     Appointment of Custodians. The Certificate Administrator is hereby appointed as the Custodian to hold all or a portion of the Mortgage Files. The Custodian shall be a depository institution subject to supervision by federal or state authority, shall have combined capital and surplus of at least $15,000,000 and shall be qualified to do business in the jurisdiction in which it holds any Mortgage File. The Custodian shall be subject to the same obligations and standard of care as would be imposed on the Certificate Administrator hereunder in connection with the retention of Mortgage Files directly by the Certificate Administrator. Upon termination or resignation of the Custodian, the Certificate Administrator may appoint another Custodian meeting the foregoing requirements. The appointment of one or more Custodians by the Certificate Administrator shall not relieve the Certificate Administrator from any of its obligations hereunder, and the Certificate Administrator shall remain responsible for all acts and omissions of any Custodian other than the initial Custodian. Any Custodian appointed hereunder must maintain a fidelity bond and errors and omissions policy in an amount customary for Custodians which serve in such capacity in commercial mortgage loan securitization transactions, or may self-insure.

Section 8.12    Representations and Warranties of the Trustee. The Trustee hereby represents and warrants to the Depositor, each Master Servicer, each Special Servicer, the Operating Advisor, the Asset Representations Reviewer, each Serviced Companion Noteholder and the Certificate Administrator for the benefit of the Certificateholders, as of the Closing Date, that:

(i)             The Trustee is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America;

(ii)            The execution and delivery of this Agreement by the Trustee, and the performance and compliance with the terms of this Agreement by the Trustee, will not violate the Trustee’s charter and by-laws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets;

(iii)            The Trustee has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)           This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms hereof, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and the rights of creditors of national banking associations specifically and (b) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)            The Trustee is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Trustee’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Trustee to perform its obligations under this Agreement;

(vi)           No litigation is pending or, to the best of the Trustee’s knowledge, threatened against the Trustee which would prohibit the Trustee from entering into this Agreement or, in the Trustee’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Trustee to perform its obligations under this Agreement; and

(vii)          No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Trustee, or compliance by the Trustee with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Trustee of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Trustee to perform its obligations hereunder.

Section 8.13     Provision of Information to Certificate Administrator, Master Servicers and Special Servicers. The applicable Master Servicer shall promptly, upon request, provide the applicable Special Servicer and the Certificate Administrator with notice of any change in the identity and/or contact information of any Serviced Companion Noteholder (to the extent it receives written notice of such change). The Certificate Administrator, the Master Servicers and the Special Servicers may each conclusively rely on the information provided to them regarding identity and/or contact information regarding any Serviced Companion Noteholder, and the Certificate Administrator, the Master Servicers and the Special Servicers, as applicable, shall have no liability for notices not sent to the correct Serviced Companion Noteholders or any obligation to determine the identity and/or contact information of the Serviced Companion Noteholders to the extent updated or correct information regarding the holders of any of the Serviced Companion Noteholders or the most recent identity and/or contact information regarding any of the Serviced Companion Noteholders has not been provided to the Certificate Administrator, the Master Servicers or the Special Servicers, as applicable.

Section 8.14    Representations and Warranties of the Certificate Administrator. The Certificate Administrator hereby represents and warrants to the Depositor, each Master Servicer, each Special Servicer, the Operating Advisor, the Asset Representations Reviewer, each Serviced Companion Noteholder, and the Trustee, for the benefit of the Certificateholders, as of the Closing Date, that:

(i)             The Certificate Administrator is a national banking association duly organized under the laws of the United States of America, duly organized, validly existing and in good standing under the laws thereof;

(ii)            The execution and delivery of this Agreement by the Certificate Administrator, and the performance and compliance with the terms of this Agreement by the Certificate Administrator, will not violate the Certificate Administrator’s charter and by-laws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets;

(iii)          The Certificate Administrator has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)           This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Certificate Administrator, enforceable against the Certificate Administrator in accordance with the terms hereof, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and the rights of creditors of national banking associations specifically and (b) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)            The Certificate Administrator is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Certificate Administrator’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Certificate Administrator to perform its obligations under this Agreement or the financial condition of the Certificate Administrator;

(vi)          No litigation is pending or, to the best of the Certificate Administrator’s knowledge, threatened against the Certificate Administrator which would prohibit the Certificate Administrator from entering into this Agreement or, in the Certificate Administrator’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Certificate Administrator to perform its obligations under this Agreement or the financial condition of the Certificate Administrator; and

(vii)          No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Certificate Administrator, or compliance by the Certificate Administrator with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Certificate Administrator of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Certificate Administrator to perform its obligations hereunder.

Section 8.15    Compliance with the PATRIOT Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Laws”), each of the Trustee, the Certificate Administrator, the Special Servicers and the Master Servicers is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Trustee, the Certificate Administrator, the Special Servicers or the Master Servicers, as applicable, arising out of the Trust or this Agreement. Accordingly, each of the parties to this Agreement agrees to provide to the Trustee, the Certificate Administrator, each Special Servicer and each Master Servicer, upon its respective reasonable request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee, the Certificate Administrator, each Special Servicer and each Master Servicer to comply with Applicable Laws.

[End of Article VIII]

Article IX

TERMINATION

Section 9.01      Termination upon Repurchase or Liquidation of All Mortgage Loans. Subject to this Section 9.01 and Section 9.02, the Trust and the respective obligations and responsibilities under this Agreement of the Certificate Administrator (other than the obligations of the Certificate Administrator to provide for and make payments to Certificateholders as hereafter set forth), the Depositor, the Master Servicers, the Special Servicers, the Operating Advisor, the Asset Representations Reviewer and the Trustee, shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by the Certificate Administrator and required hereunder to be so paid on the Distribution Date following the earlier to occur of (i) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject hereto, (ii) the purchase or other liquidation by the Holders of the majority of the Controlling Class, the Special Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Special Servicer, the Master Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Master Servicer, or the Holders of the Class R Certificates, in that order of priority, of all the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) included in the Trust Fund, (2) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust Fund (such Appraisals in clause (a)(2) to be conducted by an Independent MAI-designated appraiser selected by the applicable Special Servicer and approved by the applicable Master Servicer and the Controlling Class) (prior to a Control Termination Event, with respect to the Controlling Class approval), (3) the reasonable out-of-pocket expenses of the Master Servicers and the Special Servicers with respect to such termination, other than in the case of a Master Servicer or Special Servicer, as applicable, that is a purchaser of such Mortgage Loans and (4) if a Mortgaged Property secures a Non-Serviced Mortgage Loan and is an “REO property” under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related Mortgaged Property, as determined by the related Non-Serviced Master Servicer in accordance with clauses (2) and (3) above, minus (b) solely in the case where a Master Servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances, together with any interest accrued and payable to the applicable Master Servicer in respect of such Advances in accordance with Sections 3.03(d) and 4.03(d) and any unpaid Servicing Fees, remaining outstanding and payable solely to such Master Servicer (which items shall be deemed to have been paid or reimbursed to the applicable Master Servicer in connection with such purchase) or (iii) so long as the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates and the Class A-4FX Regular Interest (and, therefore, the Class A-4FL and Class A-4FX Certificates) are no longer outstanding, the voluntary exchange by the Sole Certificateholder of all the outstanding Certificates (other than the Class R Certificates) for the remaining Mortgage Loans and REO Properties in the Trust Fund pursuant to the terms of the immediately succeeding paragraph; provided, however, that in no event shall the trust created hereby continue beyond the expiration of twenty-one (21) years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date hereof.

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates and the Class A-4FX Regular Interest (and, therefore, the Class A-4FL and Class A-4FX Certificates) are no longer outstanding (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then outstanding Certificates (other than the Class R Certificates)), the Sole Certificateholder shall have the right, with the consent of the Master Servicers, to exchange all of its Certificates (other than the Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (iii) of the first paragraph of this Section 9.01 by giving written notice to all the parties hereto no later than sixty (60) days prior to the anticipated date of exchange. In the event that the Sole Certificateholder elects to exchange all of its Certificates (other than the Class R Certificates) for all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust in accordance with the preceding sentence, such Sole Certificateholder, not later than the Distribution Date on which the final distribution on the Certificates is to occur, shall deposit in the Collection Account of the General Master Servicer an amount in immediately available funds equal to all amounts due and owing to the Depositor, the Master Servicers, the Special Servicers, the Trustee and the Certificate Administrator hereunder through the date of the liquidation of the Trust that may be withdrawn from the Collection Account, or an escrow account acceptable to the respective parties hereto, pursuant to Section 3.05(a) or that may be withdrawn from the Distribution Account pursuant to Section 3.05(a), but only to the extent that such amounts are not already on deposit in the Collection Account. In addition, each Master Servicer shall transfer all amounts required to be transferred to the Lower-Tier REMIC Distribution Account on the P&I Advance Date related to such Distribution Date in which the final distribution on the Certificates is to occur from its Collection Account pursuant to the first paragraph of Section 3.04(b) (provided, however, that if a Serviced Whole Loan is secured by REO Property, the portion of the above-described purchase price allocable to such Trust’s portion of REO Property shall initially be deposited into the related REO Account). Upon confirmation that such final deposits have been made and following the surrender of all its Certificates (other than the Class R Certificates) on the applicable Distribution Date, the Custodian shall, upon receipt of a Request for Release from the Master Servicers, release or cause to be released to the Sole Certificateholder or any designee thereof, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Sole Certificateholder as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties remaining in the Trust Fund, and the Trust shall be liquidated in accordance with Section 9.02. Solely for federal income tax purposes, the Sole Certificateholder shall be deemed to have purchased the assets of the Lower-Tier REMIC for an amount equal to the remaining Certificate Balance of the Principal Balance Certificates, plus accrued, unpaid interest with respect thereto, and the Certificate Administrator shall credit such amounts against amounts distributable in respect of such Certificates and Related Lower-Tier Regular Interests.

The obligations and responsibilities under this Agreement of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Companion Paying Agent shall terminate with respect to any Companion Loan to the extent (i) its related Serviced Mortgage Loan has been paid in full or is no longer part of the Trust Fund and (ii) no amounts payable by the related Companion Holder to or for the benefit of the Trust or any party hereto in accordance with the related Intercreditor Agreement remain due and owing.

The Holders of the majority of the Controlling Class, the Special Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Special Servicer, the Master Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Master Servicer, or the Holders of the Class R Certificates, in that order of priority, may, at their option, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the first paragraph of this Section 9.01 by giving written notice to the Trustee, the Certificate Administrator, and the other parties hereto no later than sixty (60) days prior to the anticipated date of purchase; provided, however, that the Holders of the Controlling Class, either Special Servicer, either Master Servicer, or the Holders of the Class R Certificates may so elect to purchase all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Balance of the Mortgage Loans as set forth in the Preliminary Statement (in order to make such determination, the General Master Servicer may, at any time, request that the NCB Master Servicer commence to periodically inform the General Master Servicer of the Stated Principal Balance of the NCB Mortgage Loans and, commencing upon such request of the General Master Servicer, the NCB Master Servicer shall inform the General Master Servicer (which may be through providing the General Master Servicer access to the NCB Master Servicer’s website) of the Stated Principal Balance of the NCB Mortgage Loans on a monthly basis, or at an accelerated interval as requested by the General Master Servicer of the NCB Master Servicer). This purchase shall terminate the Trust and retire the then-outstanding Certificates. In the event that a Master Servicer or a Special Servicer purchases, or the Holders of the majority of the Controlling Class or the Holders of the Class R Certificates purchase, all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund in accordance with the preceding sentence, the applicable Master Servicer, the applicable Special Servicer, the Holders of the majority of the Controlling Class or the Holders of the Class R Certificates, as the case may be, shall deposit in the Lower-Tier REMIC Distribution Account not later than the P&I Advance Date relating to the Distribution Date on which the final distribution on the Certificates is to occur, an amount in immediately available funds equal to the above-described purchase price (exclusive of any portion thereof payable to any Person other than the Certificateholders pursuant to Section 3.05(a), which portion shall be deposited in the Collection Account of the General Master Servicer). In addition, each Master Servicer shall transfer to the Lower-Tier REMIC Distribution Account all amounts required to be transferred thereto on such P&I Advance Date from its Collection Account pursuant to the first paragraph of Section 3.04(b), together with any other amounts on deposit in its Collection Account that would otherwise be held for future distribution and the Certificate Administrator shall, without duplication, pay to the Swap Counterparty, solely and to the extent available from the Class A-4FL Sub-Account, any Class A-4FL Net Swap Payment as required by Section 3.34(c). Upon confirmation that such final deposits and payments have been made, the Custodian shall release or cause to be released to the applicable Master Servicer, the applicable Special Servicer, the Holders of the majority of the Controlling Class or the Holders of the Class R Certificates, as applicable, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the applicable Master Servicer, the applicable Special Servicer, the Holders of the majority of the Controlling

Class or the Holders of the Class R Certificates, as the case may be, as shall be necessary to effectuate transfer of the Mortgage Loans is an asset of the Trust) and REO Properties remaining in the Trust Fund. If the Holders of the majority of the Controlling Class, the General Special Servicer, the NCB Special Servicer (if not then NCB), the General Master Servicer or the NCB Master Servicer (if not then NCB) makes such an election, then NCB (so long as NCB is either the NCB Special Servicer or the NCB Master Servicer) will have the option, by giving written notice to the other parties hereto no later than 30 days prior to the anticipated date of purchase, to purchase all of the NCB Mortgage Loans and each related REO Property remaining in the Trust, and the other party will then have the option to purchase only the remaining Mortgage Loans and each related REO Property.

For purposes of this Section 9.01, the Holders of the majority of the Controlling Class shall have the first option to terminate the Upper-Tier REMIC and Lower-Tier REMIC, then the Special Servicer servicing the greater principal balance of the Mortgage Loans as of that time, then the other Special Servicer, then the Master Servicer servicing the greater principal balance of the Mortgage Loans as of that time, then the other Special Servicer, and then the Holders of the Class R Certificates. For purposes of this Section 9.01, the Directing Certificateholder with the consent of the Holders of the Controlling Class, shall act on behalf of the Holders of the Controlling Class in purchasing the assets of the Trust and terminating the Trust.

Notice of any termination pursuant to this Section 9.01 shall be given promptly by the Certificate Administrator by letter to the Certificateholders, each Serviced Companion Noteholder, the Swap Counterparty and the 17g-5 Information Provider in accordance with the provisions of Section 3.13(c) (who shall promptly post a copy of such additional notice on the 17g-5 Information Provider’s Website in accordance with the provisions of Section 3.13(c)) and, if not previously notified pursuant to this Section 9.01, to the other parties hereto mailed (a) in the event such notice is given in connection with the purchase of all of the Mortgage Loans is an asset of the Trust) and each REO Property remaining in the Trust Fund, not earlier than the 15th day and not later than the 25th day of the month next preceding the month of the final distribution on the Certificates, or (b) otherwise during the month of such final distribution on or before the P&I Advance Determination Date in such month, in each case specifying (i) the Distribution Date upon which the Trust will terminate and final payment of the Certificates will be made, (ii) the amount of any such final payment and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the offices of the Certificate Registrar or such other location therein designated.

After transferring the Lower-Tier Distribution Amount and the amount of any Prepayment Premiums and Yield Maintenance Charges distributable to the Regular Certificates and the Class A-4FX Regular Interest pursuant to this Section 4.01(e) to the Upper-Tier REMIC Distribution Account (and with respect to any amounts payable to the Class A-4FX Regular Interest, from the Upper-Tier REMIC Distribution Account to the Class A-4FX Regular Interest Distribution Account), in each case pursuant to Section 3.04(b) and upon presentation and surrender of the Certificates by the Certificateholders on the final Distribution Date, the Certificate Administrator shall distribute to each Certificateholder so presenting and surrendering its Certificates (i) such Certificateholder’s Percentage Interest of that portion of the amounts then on deposit in the Upper-Tier REMIC Distribution Account that are allocable to payments on the Class of Certificates so presented (or in the case of the Class A-4FL or Class A-4FX Certificates if presented, the amounts then on deposit in the Class A-4FL Sub-Account after payment of any Class A-4FL Net Swap Payment to the Swap Counterparty, or in the Class A-4FX Sub-Account, as applicable, as specified in Section 4.01(b) with respect to any amounts payable to the Class A-4FX Regular Interest from the Upper-Tier REMIC Distribution Account to the Class A-4FX Regular Interest Distribution Account) and (ii) any remaining amount shall be distributed to the Class R Certificates in respect of the Class LR Interest or the Class UR Interest, as applicable. Amounts transferred from the Lower-Tier REMIC Distribution Account to the Upper-Tier REMIC Distribution Account as of the final Distribution Date, shall be distributed in termination and liquidation of the Lower-Tier Regular Interests and the Class LR Interest in accordance with Sections 4.01(a), 4.01(c), 4.01(e) and 4.01(f). Any funds not distributed on such Distribution Date shall be set aside and held uninvested in trust for the benefit of the Certificateholders not presenting and surrendering their Certificates in the aforesaid manner and shall be disposed of in accordance with this Section 9.01 and Section 4.01(h).

Section 9.02      Additional Termination Requirements. (a) In the event a Master Servicer or a Special Servicer purchases, or the Holders of the Controlling Class or the Holders of the Class R Certificates purchase, all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund as provided in Section 9.01, the Upper-Tier REMIC and Lower-Tier REMIC, as applicable, shall be terminated in accordance with the following additional requirements, which meet the definition of a “qualified liquidation” in Section 860F(a)(4) of the Code:

(i)            the Certificate Administrator shall specify the date of adoption of the plan of complete liquidation (which shall be the date of mailing of the notice specified in Section 9.01) in a statement attached to each of the related Trust REMICs’ final Tax Returns pursuant to Treasury Regulations Section 1.860F-1;

(ii)           during the 90-day liquidation period and at or prior to the time of the making of the final payment on the Certificates, the Certificate Administrator on behalf of the Trustee shall sell all of the assets of the related Trust REMICs to the applicable Master Servicer, the applicable Special Servicer, the Holders of the Controlling Class or the Holders of the Class R Certificates, as applicable, for cash; and

(iii)          within such 90-day liquidation period and immediately following the making of the final payment on the Lower-Tier Regular Interests and the Certificates, the Certificate Administrator shall distribute or credit, or cause to be distributed or credited, to the Holders of the Class R Certificates in respect of the Class LR Interest (in the case of the Lower-Tier REMIC) and in respect of the Class UR Interest (in the case of the Upper-Tier REMIC) all cash on hand (other than cash retained to meet claims), and the Trust (if applicable) or the related Trust REMIC(s) shall terminate at that time.

(b)           In the event the Trust Fund is to be terminated while the Class A-4FL Swap Contract is still in effect, the Certificate Administrator shall promptly notify the Swap

Counterparty in writing of the date on which the Trust Fund is to be terminated and that the notional amount of the Class A-4FL Swap Contract will be reduced to zero on such date. Based on the date of termination, the Certificate Administrator shall calculate the Class A-4FL Net Swap Payment, if any, as specified in Section 3.34, and prior to any final distributions to the Holders of the Class A-4FL Certificates, pursuant to Section 9.01, shall pay such Class A-4FL Net Swap Payment, Yield Maintenance Charges and Prepayment Premiums, if any, to the Swap Counterparty. In the event that any fees (including termination fees) are payable to the Swap Counterparty in connection with such termination, such fees will be payable to the Swap Counterparty solely from amounts remaining in the Class A-4FL Sub-Account, after all distributions to the Class A-4FL Certificates, as applicable, are made pursuant to Section 9.01.

[End of Article IX]

Article X

ADDITIONAL REMIC PROVISIONS

Section 10.01    REMIC Administration. (a) The Certificate Administrator shall make elections or cause elections to be made to treat each Trust REMIC as a REMIC under the Code and, if necessary, under Applicable State and Local Tax Law. Each such election will be made on Form 1066 or other appropriate federal tax return for the taxable year ending on the last day of the calendar year in which the Lower-Tier Regular Interests and the Certificates are issued. For the purposes of the REMIC election in respect of the Upper-Tier REMIC, each Class of the Regular Certificates and the Class A-4FX Regular Interest shall be designated as the “regular interests” and the Class UR Interest shall be designated as the sole class of “residual interests” in the Upper-Tier REMIC. For purposes of the REMIC election in respect of the Lower-Tier REMIC, each Class of Lower-Tier Regular Interests shall be designated as a class of “regular interests” and the Class LR Interest shall be designated as the sole class of “residual interests” in the Lower-Tier REMIC. None of the Special Servicers, the Master Servicers or the Trustee shall permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any Trust REMIC other than the foregoing interests.

(b)           The Closing Date is hereby designated as the “startup day” (“Startup Day”) of each Trust REMIC within the meaning of Section 860G(a)(9) of the Code.

(c)           The Certificate Administrator shall act on behalf of each Trust REMIC in relation to any tax matter or controversy involving either such REMIC and shall represent each such REMIC in any administrative or judicial proceeding relating to an examination or audit by any governmental taxing authority with respect thereto. The legal expenses, including without limitation attorneys’ or accountants’ fees, and costs of any such proceeding and any liability resulting therefrom shall be expenses of the Trust and the Certificate Administrator shall be entitled to reimbursement therefor out of amounts attributable to the Mortgage Loans and any REO Properties on deposit in the Collection Accounts as provided by Section 3.05(a) unless such legal expenses and costs are incurred by reason of the Certificate Administrator’s willful misconduct, bad faith or negligence. The Holder of the largest Percentage Interest in the Class R Certificates shall be designated, in the manner provided under Treasury Regulations Section 1.860F-4(d) and Treasury Regulations Section 301.6231(a)(7)-1, as the

“tax matters person” of each Trust REMIC. By their acceptance thereof, (i) the Holders of the Class R Certificates hereby agree to the irrevocable designation of the Certificate Administrator as the “partnership representative” of each Trust REMIC within the meaning of Section 6223 of the Code, to the extent such provision is applicable to the Trust REMICs, and (ii) the Holder of the largest Percentage Interest in the Class R Certificates hereby agrees to irrevocably appoint the Certificate Administrator as its agent to perform all of the duties of the “tax matters person” for the Trust REMICs.

(d)           The Certificate Administrator shall prepare or cause to be prepared and shall file, or cause to be filed, all of the Tax Returns that it determines are required with respect to each Trust REMIC created hereunder, and shall cause the Trustee to sign (and the Trustee shall timely sign) such Tax Returns in a timely manner. The ordinary expenses of preparing such returns shall be borne by the Certificate Administrator without any right of reimbursement therefor.

(e)           The Certificate Administrator shall provide or cause to be provided (i) to any Transferor of a Class R Certificate such information as is necessary for the application of any tax relating to the transfer of such Class R Certificate to any Person who is a Disqualified Organization, or in the case of a Transfer to an agent thereof, to such agent, (ii) to the Certificateholders such information or reports as are required by the Code or the REMIC Provisions including reports relating to interest, original issue discount and market discount or premium (using the Prepayment Assumption) and (iii) to the Internal Revenue Service on Form 8811, within thirty (30) days after the Closing Date, the name, title, address and telephone number of the “tax matters person” who will serve as the representative of each of the Trust REMICs created hereunder.

(f)            The Certificate Administrator shall take such actions and shall cause the Trust to take such actions as are reasonably within the Certificate Administrator’s control and the scope of its duties more specifically set forth herein as shall be necessary to maintain the status of each Trust REMIC as a REMIC under the REMIC Provisions and the Trustee shall assist the Certificate Administrator to the extent reasonably requested by the Certificate Administrator to do so. Neither the Master Servicers nor the Special Servicers shall knowingly or intentionally take any action, cause the Trust to take any action or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) cause any Trust REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any Trust REMIC or the Trust (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property”) (either such event, an “Adverse REMIC Event”) unless the Certificate Administrator receives an Opinion of Counsel (at the expense of the party seeking to take such action or, if such party fails to pay such expense, and the Certificate Administrator determines that taking such action is in the best interest of the Trust and the Certificateholders, at the expense of the Trust, but in no event at the expense of the Certificate Administrator or the Trustee) to the effect that the contemplated action will not, with respect to the Trust, any Trust REMIC created hereunder, cause the loss of such status or, unless the Certificate Administrator determines in its sole discretion to indemnify the Trust against such tax, result in the imposition of such a tax (not including a tax on “net income from foreclosure property”). The Trustee shall not take or fail to take any action (whether or not authorized hereunder) as to which the Certificate Administrator has advised it in writing that it has received an Opinion of Counsel to the effect that an Adverse REMIC Event could occur with respect to such action. The Certificate Administrator may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not expressly permitted by this Agreement, but in no event at the expense of the Certificate Administrator or the Trustee. At all times as may be required by the Code, the Certificate Administrator will to the extent within its control and the scope of its duties more specifically set forth herein, maintain substantially all of the assets of each Trust REMIC as “qualified mortgages” as defined in Section 860G(a)(3) of the Code and “permitted investments” as defined in Section 860G(a)(5) of the Code.

(g)           In the event that any applicable federal, state or local tax, including interest, penalties or assessments, additional amounts or additions to tax, is imposed on any Trust REMIC, such tax shall be charged against amounts otherwise distributable to the Holders of the Certificates, except as provided in the last sentence of this Section 10.01(g); provided that with respect to the estimated amount of tax imposed on any “net income from foreclosure property” pursuant to Section 860G(c) of the Code or any similar tax imposed by a state or local tax authority, the applicable Special Servicer shall retain in the related REO Account a reserve for the payment of such taxes in such amounts and at such times as it shall deem appropriate (or as advised by the Certificate Administrator in writing), and shall remit to the applicable Master Servicer such reserved amounts as the applicable Master Servicer shall request in order to pay such taxes. Except as provided in the preceding sentence, the applicable Master Servicer shall withdraw from the applicable Collection Account sufficient funds to pay or provide for the payment of, and to actually pay, such tax as is estimated to be legally owed by any Trust REMIC (but such authorization shall not prevent the Certificate Administrator from contesting, at the expense of the Trust (other than as a consequence of a breach of its obligations under this Agreement), any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings). The Certificate Administrator is hereby authorized to and shall segregate, into a separate non-interest bearing account, the net income from any “prohibited transaction” under Section 860F(a) of the Code or the amount of any taxable contribution to any Trust REMIC after the Startup Day that is subject to tax under Section 860G(d) of the Code and use such income or amount, to the extent necessary, to pay such prohibited transactions tax. To the extent that any such tax (other than any such tax paid in respect of “net income from foreclosure property”) is paid to the Internal Revenue Service or applicable state or local tax authorities, the Certificate Administrator shall retain an equal amount from future amounts otherwise distributable to the Holders of Class R Certificates (as applicable) and shall distribute such retained amounts, (x) in the case of the Lower-Tier Regular Interests, to the Upper-Tier REMIC to the extent they are fully reimbursed for any Realized Losses arising therefrom and then to the Holders of the Class R Certificates in respect of the Class LR Interest in the manner specified in Section 4.01(c) and (y) in the case of the Upper-Tier REMIC, to the Holders of the Principal Balance Certificates (other than the Class A-4FL and Class A-4FX Certificates) and the Class A-4FX Regular Interest, as applicable, in the manner specified in Section 4.01(a), to the extent they are fully reimbursed for any Realized Losses arising therefrom and then to the Holders of the Class R Certificates in respect of the Class UR

Interest. None of the Trustee, the Certificate Administrator, the Master Servicers or the Special Servicers shall be responsible for any taxes imposed on any Trust REMIC except to the extent such taxes arise as a consequence of a breach of their respective obligations under this Agreement which breach constitutes willful misconduct, bad faith, or negligence by such party.

(h)           The Certificate Administrator shall, for federal income tax purposes, maintain or cause to be maintained books and records with respect to each Trust REMIC on a calendar year and on an accrual basis or as otherwise may be required by the REMIC Provisions.

(i)           Following the Startup Day, neither the Certificate Administrator nor the Trustee shall accept any contributions of assets to any Trust REMIC unless the Certificate Administrator and the Trustee shall have received an Opinion of Counsel (at the expense of the party seeking to make such contribution) to the effect that the inclusion of such assets in such Trust REMIC will not cause an Adverse REMIC Event.

(j)           Neither the Certificate Administrator nor the Trustee shall enter into any arrangement by which the Trust or any Trust REMIC will receive a fee or other compensation for services nor permit the Trust or any Trust REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

(k)           Solely for the purposes of Treasury Regulations Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” by which the Certificate Balance or Notional Amount of each Class of Regular Certificates and the Class A-4FX Regular Interest and by which the Lower-Tier Principal Amount of each Class of Lower-Tier Regular Interests would be reduced to zero is the date that is the Rated Final Distribution Date.

(l)           None of the Trustee, the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer, as applicable, shall sell, dispose of or substitute for any of the Mortgage Loans (except in connection with (i) the default, imminent default or foreclosure of a Mortgage Loan, including but not limited to, the acquisition or sale of a Mortgaged Property acquired by foreclosure or deed in lieu of foreclosure, (ii) the bankruptcy of the Trust, (iii) the termination of the Trust pursuant to Article IX of this Agreement or (iv) a purchase of Mortgage Loans pursuant to Article II or Article III of this Agreement) or acquire any assets for the Trust or any Trust REMIC or sell or dispose of any investments in the applicable Collection Account or the REO Account for gain unless it has received an Opinion of Counsel that such sale, disposition or substitution will not (a) affect adversely the status of any Trust REMIC as a REMIC or (b) unless the Trustee, the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer, as the case may be, has determined in its sole discretion to indemnify the Trust against such tax, cause the Trust or any Trust REMIC to be subject to a tax on “prohibited transactions” pursuant to the REMIC Provisions.

(m)          The Certificate Administrator’s authority under this Agreement includes the authority to make, and the Certificate Administrator is hereby directed to make, any elections allowed under the Code (i) to avoid the application of Section 6221 of the Code (or successor provisions) to either Trust REMIC and (ii) to avoid payment by either Trust REMIC under Section 6225 of the Code (or successor provisions) of any tax, penalty, interest or other amount imposed under the Code that would otherwise be imposed on any Holder of a Class R Certificate, past or present. Each Holder of a Class R Certificate agrees, by acquiring such Certificate, to any such elections.

Section 10.02    Use of Agents. (a) The Trustee shall execute all of its obligations and duties under this Article X through its Corporate Trust Office. The Trustee may execute any of its obligations and duties under this Article X either directly or by or through agents or attorneys. The Trustee shall not be relieved of any of its duties or obligations under this Article X by virtue of the appointment of any such agents or attorneys.

(b)           The Certificate Administrator may execute any of its obligations and duties under this Article X either directly or by or through agents or attorneys. The Certificate Administrator shall not be relieved of any of its duties or obligations under this Article X by virtue of the appointment of any such agents or attorneys.

Section 10.03    Depositor, Master Servicers and Special Servicers to Cooperate with Certificate Administrator. (a) The Depositor shall provide or cause to be provided to the Certificate Administrator within ten (10) days after the Depositor receives a request from the Certificate Administrator, all information or data that the Certificate Administrator reasonably determines to be relevant for tax purposes as to the valuations and issue prices of the Certificates, including, without limitation, the price, yield, Prepayment Assumptions and projected cash flow of the Certificates.

(b)           The Master Servicers and the Special Servicers shall each furnish such reports, certifications and information, and upon reasonable notice and during normal business hours, access to such books and records maintained thereby, as may relate to the Certificates or the Trust and as shall be reasonably requested by the Certificate Administrator in order to enable it to perform its duties hereunder.

Section 10.04    Appointment of REMIC Administrators. (a) The Certificate Administrator may appoint at the Certificate Administrator’s expense, one or more REMIC Administrators, which shall be authorized to act on behalf of the Certificate Administrator in performing the functions set forth in Section 10.01 herein. The Certificate Administrator shall cause any such REMIC Administrator to execute and deliver to the Certificate Administrator an instrument in which REMIC Administrator shall agree to act in such capacity, with the obligations and responsibilities herein. The appointment of a REMIC Administrator shall not relieve the Certificate Administrator from any of its obligations hereunder, and the Certificate Administrator shall remain responsible and liable for all acts and omissions of the REMIC Administrator. Each REMIC Administrator must be acceptable to the Certificate Administrator and must be organized and doing business under the laws of the United States of America or of any State and be subject to supervision or examination by federal or state authorities. In the absence of any other Person appointed in accordance herewith acting as REMIC Administrator, the Certificate Administrator hereby agrees to act in such capacity in accordance with the terms hereof. If Wells Fargo Bank, National Association is removed as Certificate Administrator, then Wells Fargo Bank, National Association shall be terminated as REMIC Administrator.

(b)           Any Person into which any REMIC Administrator may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion, or consolidation to which any REMIC Administrator shall be a party, or any Person succeeding to the corporate agency business of any REMIC Administrator, shall continue to be the REMIC Administrator without the execution or filing of any paper or any further act on the part of the Certificate Administrator or the REMIC Administrator.

(c)            Any REMIC Administrator may at any time resign by giving at least thirty (30) days’ advance written notice of resignation to the Trustee, the Certificate Registrar, the Certificate Administrator, the Master Servicers, the Special Servicers and the Depositor. The Certificate Administrator may at any time terminate the agency of any REMIC Administrator by giving written notice of termination to such REMIC Administrator, the Master Servicers, the Certificate Registrar and the Depositor. Upon receiving a notice of resignation or upon such a termination, or in case at any time any REMIC Administrator shall cease to be eligible in accordance with the provisions of this Section 10.04, the Certificate Administrator may appoint a successor REMIC Administrator, in which case the Certificate Administrator shall give written notice of such appointment to the Master Servicers, the Trustee and the Depositor and shall mail notice of such appointment to all Certificateholders; provided, however, that no successor REMIC Administrator shall be appointed unless eligible under the provisions of this Section 10.04. Any successor REMIC Administrator upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as REMIC Administrator. No REMIC Administrator shall have responsibility or liability for any action taken by it as such at the direction of the Certificate Administrator.

[End of Article X]

Article XI

EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

Section 11.01    Intent of the Parties; Reasonableness. The parties hereto acknowledge and agree that the purpose of Article XI of this Agreement is to facilitate compliance by the Depositor (and any Other Depositor of any Other Securitization that includes a Serviced Companion Loan) with the provisions of Regulation AB and the related rules and regulations of the Commission. The Depositor shall not exercise its rights to request delivery of information or other performance under these provisions other than in reasonable good faith, or for purposes other than compliance with the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations of the Commission thereunder. The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time, due to interpretive guidance provided by the Commission or its staff, and agree to comply with requests made by the Depositor (or any Other Depositor or Other Trustee of any Other Securitization that includes a Serviced Companion Loan) in good faith for delivery of information under these provisions on the basis of such evolving interpretations of Regulation AB (to the extent such interpretations require compliance and are not “grandfathered”). In connection with the Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35, and any Other Securitization subject to Regulation

AB that includes a Serviced Companion Loan, each of the Master Servicers, the Special Servicers, the Operating Advisor, the Trustee, the Custodian and the Certificate Administrator shall cooperate fully with the Depositor and the Certificate Administrator, and any Other Depositor, Other Trustee and Other Certificate Administrator of any Other Securitization that includes a Serviced Companion Loan, as applicable, to deliver or make available to the Depositor or the Certificate Administrator, and any such Other Depositor, Other Trustee or Other Certificate Administrator, as applicable (including any of its assignees or designees), any and all statements, reports, certifications, records and any other information (in its possession or reasonably attainable) necessary in the reasonable good faith determination of the Depositor or such Other Depositor, as applicable, to permit the Depositor or such Other Depositor, as applicable, to comply with the provisions of Regulation AB, together with such disclosures relating to the Master Servicers, the Special Servicers, the Operating Advisor, the Trustee, the Custodian, the Asset Representations Reviewer and the Certificate Administrator, as applicable, and any Sub-Servicer, or the servicing of the Mortgage Loans (and the related Serviced Companion Loan, if applicable), reasonably believed by the Depositor or the related Other Depositor to be necessary in order to effect such compliance. Each party to this Agreement shall have a reasonable period of time to comply with any written request made under this Section 11.01, but in any event, shall, upon reasonable advance written request, provide information in sufficient time to allow the Depositor and each Other Depositor to satisfy any related filing requirements. For purposes of this Article XI, to the extent any party has an obligation to exercise commercially reasonable efforts to cause a third party to perform, such party hereunder shall not be required to bring any legal action against such third party in connection with such obligation.

Section 11.02    Succession; Subcontractors. (a) As a condition to the succession to either Master Servicer and either Special Servicer or to any Sub-Servicer (but only if such Sub-Servicer is a servicer as contemplated by Item 1108(a)(2)) as servicer or sub-servicer or succession to the Certificate Administrator under this Agreement by any Person (i) into which the applicable Master Servicer and the applicable Special Servicer, such Sub Servicer or Certificate Administrator may be merged or consolidated, or (ii) which may be appointed as a successor to the applicable Master Servicer and the applicable Special Servicer or to any such Sub-Servicer or Certificate Administrator, the person removing and replacing a Master Servicer and a Special Servicer or Certificate Administrator shall provide to the Depositor, the Master Servicers and the Special Servicers and the Certificate Administrator, as applicable, at least fifteen (15) calendar days prior to the effective date of such succession or appointment (or such shorter period as is agreed to by the Depositor), (x) written notice to the Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Depositor, all information relating to such successor reasonably requested by the Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act); provided, however that if disclosing such information prior to such effective date would violate any applicable law or confidentiality agreement, the Master Servicers, the Special Servicers, any Additional Servicer or the Certificate Administrator, as the case may be, shall submit such disclosure to the Depositor no later than the first Business Day after the effective date of such succession or appointment.

(b)           Each of the Master Servicers, the Special Servicers, the Sub-Servicer, the Trustee, the Operating Advisor and the Certificate Administrator (each of the Master Servicers, the Special Servicers, the Trustee, the Operating Advisor and the Certificate Administrator and each Sub-Servicer, for purposes of this Section 11.02, a “Servicer”) is permitted to utilize one or more Subcontractors to perform certain of its obligations hereunder. If such Subcontractor will be a Servicing Function Participant, such Servicer shall promptly upon written request provide to the Depositor or any Mortgage Loan Seller (and any Other Trustee, Other Certificate Administrator and Other Depositor related to any Other Securitization that includes a related Serviced Companion Loan) a written description (in form and substance satisfactory to the Depositor, such Mortgage Loan Seller or such Other Trustee, Other Certificate Administrator or Other Depositor, as applicable) of the role and function of each Subcontractor utilized by such Servicer, specifying (i) the identity of such Subcontractor and (ii) the elements of the Servicing Criteria that will be addressed in assessments of compliance provided by each such Subcontractor. As a condition to the utilization by such Servicer of any Subcontractor determined to be a Servicing Function Participant, such Servicer shall (i) with respect to any such Subcontractor engaged by such Servicer that is an Initial Sub-Servicer, use commercially reasonable efforts to cause, and (ii) with respect to any other subcontractor with which it has entered into a servicing relationship, cause such Subcontractor used by such Servicer for the benefit of the Depositor and the Trustee (and any Other Trustee, Other Certificate Administrator and Other Depositor related to any Other Securitization that includes a related Serviced Companion Loan) to comply with the provisions of Section 11.10 and Section 11.11 of this Agreement to the same extent as if such Subcontractor were such Servicer. With respect to any Servicing Function Participant engaged by such Servicer that is an Initial Sub-Servicer, such Servicer shall be responsible for using commercially reasonable efforts to obtain, and with respect to each other Servicing Function Participant engaged by such Servicer, such Servicer shall obtain from each such Servicing Function Participant and deliver to the applicable Persons any assessment of compliance report and related accountant’s attestation required to be delivered by such Subcontractor under Section 11.10 and Section 11.11, in each case, as and when required to be delivered. For the avoidance of doubt, the Custodian shall not be permitted to utilize any Subcontractor to perform any of its obligations hereunder.

(c)            Notwithstanding the foregoing, if a Servicer engages a Subcontractor, other than an Initial Sub-Servicer in connection with the performance of any of its duties under this Agreement, such Servicer shall be responsible for determining whether such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and whether any such Subcontractor meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB. If a Servicer determines, pursuant to the preceding sentence, that such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB, then such Subcontractor shall be deemed to be a Sub-Servicer for purposes of this Agreement, the engagement of such Sub-Servicer shall not be effective unless and until notice is given to the Depositor and the Certificate Administrator of any such Sub-Servicer and Sub-Servicing Agreement. Other than with respect to the Initial Sub-Servicer, no Sub-Servicing Agreement shall be effective until fifteen (15) days after such written notice is received by the Depositor and the Certificate Administrator (or such shorter period as is agreed to by the Depositor). Such notice shall contain all information reasonably necessary to enable the Certificate Administrator to accurately and timely report the event under Item 6.02 of

Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(d)           In connection with the succession to the Trustee under this Agreement by any Person (i) into which the Trustee may be merged or consolidated, or (ii) which may be appointed as a successor to the Trustee, the Trustee shall deliver written notice to the Depositor, the Certificate Administrator and the 17g-5 Information Provider, which shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), in each case at least thirty (30) calendar days prior to the effective date of such succession or appointment (or if such prior notice is violative of applicable law or any applicable confidentiality agreement, no later than one (1) Business Day after such effective date of succession) and shall furnish to the Depositor and the Certificate Administrator, in writing and in form and substance reasonably satisfactory to the Depositor and the Certificate Administrator, all information reasonably necessary for the Certificate Administrator to accurately and timely report, pursuant to Section 11.07, the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(e)            Notwithstanding anything to the contrary contained in this Article XI, in connection with any Sub-Servicer and/or any Mortgage Loan that is the subject of an Initial Sub-Servicing Agreement, with respect to all matters related to Regulation AB, the applicable Master Servicer shall not have any obligation other than to use commercially reasonable efforts to cause such Sub-Servicer to comply with its obligations under such Initial Sub-Servicing Agreement.

(f)            Any notice and/or information furnished or required to be furnished pursuant to this Section 11.02 shall also be provided to each Other Depositor and each Other Certificate Administrator (to the extent the information relates to a party that services, specially services or is trustee for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.02.

Section 11.03    Filing Obligations. (a) The Master Servicers, the Special Servicers, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee shall reasonably cooperate with the Depositor in connection with the satisfaction of the Trust’s reporting requirements under the Exchange Act. Pursuant to Sections 11.04, 11.05, 11.06 and 11.07 of this Agreement, the Certificate Administrator shall prepare for execution by the Depositor any Forms 8-K, 10-D and 10-K required by the Exchange Act, in order to permit the timely filing thereof, and the Certificate Administrator shall file (via the Commission’s Electronic Data Gathering and Retrieval System (“EDGAR”)) such Forms executed by the Depositor.

Each party hereto shall be entitled to rely on the information in the Prospectus or this Agreement with respect to the identity of any “sponsor”, credit enhancer, derivative provider or “significant obligor” as of the Closing Date other than with respect to itself or any information required to be provided by it or indemnified for by it pursuant to any separate agreement.

(b)           In the event that the Certificate Administrator is unable to timely file with the Commission all or any required portion of any Form 8-K, 10-D or 10-K required to be filed by this Agreement because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines set forth in this Agreement, the Certificate Administrator will promptly notify the Depositor. In the case of Forms 10-D and 10-K, the Depositor, the Master Servicers, the Certificate Administrator, the Operating Advisor and the Trustee will thereupon cooperate to prepare and file a Form 12b-25 and a Form 10-D/A or Form 10-K/A, as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Certificate Administrator will, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next succeeding Form 10-D to be filed for the Trust. In the event that any previously filed Form 8-K, Form 10-D or Form 10-K needs to be amended, the Certificate Administrator will notify the Depositor, and such other parties as needed and the parties hereto will cooperate with the Certificate Administrator to prepare any necessary Form 8-K/A, Form 10-D/A or Form 10-K/A. Any Form 15, Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K shall be signed by an officer of the Depositor. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.03 related to the timely preparation and filing of Form 15, a Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K is contingent upon the parties observing all applicable deadlines in the performance of their duties under Sections 11.03, 11.04, 11.05, 11.06, 11.07, 11.08, 11.09, 11.10, 11.11 and 11.15 of this Agreement. The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file any such Form 15, Form 12b-25 or any amendments to Form 8-K, Form 10-D or Form 10-K, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 15, Form 12b-25 or any amendments to Forms 8-K, Form 10-D or Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

Section 11.04    Form 10-D Filings. (a) Within fifteen (15) days after each Distribution Date (subject to permitted extensions under the Exchange Act), the Certificate Administrator shall prepare and file on behalf of the Trust any Form 10-D required by the Exchange Act, in form and substance as required by the Exchange Act. The Certificate Administrator shall file each Form 10-D with a copy of the related Distribution Date Statement attached thereto. Any disclosure in addition to the Distribution Date Statement that is required to be included on Form 10-D (“Additional Form 10-D Disclosure”) shall, pursuant to the following paragraph be reported by the parties set forth on Exhibit BB to the Depositor and the Certificate Administrator and approved by the Depositor, and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure, absent such reporting, direction and approval.

For so long as the Trust is subject to the reporting requirements of the Exchange Act, as set forth on Exhibit BB hereto, within five (5) calendar days after the related Distribution Date, (i) certain parties to this Agreement identified on Exhibit BB hereto shall be required to provide to the Certificate Administrator and the Depositor (and in the case of any Servicing Function Participant, with a copy to the applicable Master Servicer), to the extent a Regulation

AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR-Compatible Format, or in such other format as otherwise agreed upon by the Certificate Administrator, the Depositor and such providing parties, the form and substance of any Additional Form 10-D Disclosure, if applicable; provided that information relating to any REO Account to be reported under “Item 8: Other Information” on Exhibit BB shall be reported by the applicable Special Servicer to the applicable Master Servicer within four (4) calendar days after the related Distribution Date on Exhibit MM; (ii) the parties listed on Exhibit BB hereto shall include with such Additional Form 10-D Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit EE (except with respect to the reporting of REO Account balances which shall be delivered in the form of Exhibit MM hereto) and (iii) the Depositor shall approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D. Information delivered to the Certificate Administrator hereunder should be delivered by email to cts.sec.notifications@wellsfargo.com (or such other e-mail address as the Certificate Administrator may instruct) or by facsimile to 410-715-2380, Attn: CTS SEC Notifications. Neither the Trustee nor the Certificate Administrator has any duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit BB of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information. The Depositor will be responsible for any reasonable expenses incurred by the Trustee or Certificate Administrator in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph.

The Certificate Administrator shall include in any Form 10-D filed by it (i) the information required by Rule 15Ga-1(a) of the Exchange Act concerning all assets of the Trust that were subject of a demand for the repurchase of, or the substitution of a Qualified Substitute Mortgage Loan for, a Mortgage Loan contemplated by Section 2.03(b), (ii) a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) to the extent such information is provided to the Certificate Administrator by the applicable Master Servicer in the form of Exhibit MM hereto for inclusion therein within the time period described in this Section 11.04, the balances of the REO Account (to the extent the related information has been received from the applicable Special Servicer within the time period specified in this Section 11.04) and the Collection Accounts as of the related Distribution Date and as of the immediately preceding Distribution Date and (iv) the balances of the Distribution Accounts, the Gain-on-Sale Reserve Account and the Interest Reserve Account, in each case as of the related Distribution Date and as of the immediately preceding Distribution Date. The Depositor and the Mortgage Loan Sellers, in accordance with Section 5(f) of the applicable Mortgage Loan Purchase Agreement, shall deliver such information as described in clause (i) and clause (ii) of this paragraph.

Form 10-D requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding twelve (12) months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past ninety (90) days.” The Depositor hereby represents to the Certificate Administrator that the Depositor has filed all such required reports during the preceding twelve (12) months and that it has been subject to such filing requirement for the past ninety (90) days. The Depositor shall notify the

Certificate Administrator in writing, no later than the 5th calendar day after the related Distribution Date with respect to the filing of a report on Form 10-D if the answer to the questions should be “no.” The Certificate Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any such report.

With respect to any Mortgage Loan that permits Additional Debt or mezzanine debt in the future, the Certificate Administrator shall include as part of any applicable Form 10-D filed by it (to the extent it receives such information from the applicable Servicer) the identity of such Mortgage Loan and, to the extent such information is received by the Certificate Administrator from the applicable Master Servicer or the applicable Special Servicer, as the case may be, substantially in the form of Exhibit KK (A) the amount of any such Additional Debt or mezzanine debt, as applicable, that is incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of such Mortgage Loan and such Additional Debt or mezzanine debt, as applicable, and (C) the aggregate LTV Ratio calculated on the basis of such Mortgage Loan and such Additional Debt or mezzanine debt, as applicable.

The Depositor hereby directs the Certificate Administrator to include the following individual’s name and phone number on the cover of Form 10-D for each reporting period: Name: A.J. Sfarra, Telephone: (212) 214-5613. The Certificate Administrator may rely without further investigation that this information remains correct unless and until the Depositor provides the Certificate Administrator with a new individual’s name and phone number in writing.

Upon receipt of the Asset Review Report Summary from the Asset Representations Reviewer required to be delivered pursuant to Section 12.01(b), the Certificate Administrator shall (i) include such Asset Review Report Summary in Item 1B on the Form 10-D in accordance with Section 11.04 for such period in which such Asset Review Report Summary was delivered, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s Website not later than two (2) Business Days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

To the extent the Certificate Administrator receives a request from any Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners pursuant to Section 5.06, the Certificate Administrator shall include on the Form 10-D relating to the reporting period in which such request was received (a “Special Notice”) disclosure regarding the request to communicate, and such disclosure is required to include the following and no more than the following: (a) the name of the Certificateholder or Certificate Owner making the request, (b) the date the request was received, (c) a statement to the effect that the Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under this Agreement, and (d) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

(b)           After preparing the Form 10-D, the Certificate Administrator shall forward electronically a copy of the Form 10-D to the Depositor for review no later than ten (10) calendar days after the related Distribution Date or, if the 10th calendar day after the related Distribution Date is not a Business Day, the immediately preceding Business Day. Within two (2) Business Days after receipt of such copy, but no later than the two (2) Business Days prior to the 15th calendar day after the Distribution Date, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D and, a duly authorized officer of the Depositor shall sign the Form 10-D and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. Alternatively, if the Certificate Administrator agrees in its sole discretion, the Depositor may deliver to the Certificate Administrator manually signed copies of a power of attorney meeting the requirements of Item 601(b)(24) of Regulation S-K under the Securities Act, and certified copies of a resolution of the Depositor’s board of directors authorizing such power of attorney, each to be filed with each Form 10-D, in which case the Certificate Administrator shall sign such Forms 10-D as attorney in fact for the Depositor. If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 11.03(b). Promptly after filing with the Commission, the Certificate Administrator will make available on its Internet website a final executed copy of each Form 10-D filed by the Certificate Administrator. The signing party at the Depositor can be contacted at c/o Wells Fargo Securities, LLC, 375 Park Avenue, 2nd Floor, J0127 023, New York, New York 10152, Attention: A.J. Sfarra, with a copy to: Jeff D. Blake, Esq., Wells Fargo Law Department, D1053 300, 301 South College St., Charlotte, North Carolina 28288. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.04(b) related to the timely preparation and filing of Form 10-D is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 11.04(b). Neither the Trustee nor the Certificate Administrator shall have any liability for any loss, expense, damage, or claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 10-D, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from any party to this Agreement needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

(c)            Any notice and/or information furnished or required to be furnished pursuant to this Section 11.04 shall also be provided to each Other Depositor and each Other Certificate Administrator (to the extent the notice and/or information relates to a Serviced Companion Loan or a party that services, specially services or is trustee or custodian for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.04.

Section 11.05    Form 10-K Filings. (a) Within ninety (90) days after the end of each fiscal year of the Trust (it being understood that the fiscal year for the Trust ends on December 31 of each year) or such earlier date as may be required by the Exchange Act (the “10-K Filing Deadline”), commencing in March 2017, the Certificate Administrator shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Certificate Administrator within the applicable time frames set forth in this Agreement:

(i)           an annual compliance statement for the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Custodian and each Additional Servicer, as described under Section 11.09, including disclosure regarding any material instance of noncompliance and the nature and status thereof;

(ii)         (A) the annual reports on assessment of compliance with servicing criteria for the Trustee, the Master Servicers, the Special Servicers, the Certificate Administrator, the Custodian, the Operating Advisor, each Additional Servicer and each other Servicing Function Participant utilized by the Master Servicers, the Special Servicers, the Certificate Administrator, the Operating Advisor, the Custodian or Trustee, as described under Section 11.10; and

(B)           if any such report on assessment of compliance with servicing criteria described under Section 11.10 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance (including whether such instance of noncompliance involved the servicing of the assets backing the Certificates issued pursuant to this Agreement and any steps taken to remedy such instance of noncompliance), or if such report on assessment of compliance with servicing criteria described under Section 11.10 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included;

(iii)        (A) the registered public accounting firm attestation report for the Trustee, the Master Servicers, the Special Servicers, the Certificate Administrator, the Custodian, the Operating Advisor, each Additional Servicer and each Servicing Function Participant utilized by the Master Servicers, the Special Servicers, the Certificate Administrator, the Operating Advisor, the Custodian or the Trustee, as described under Section 11.11; and

(B)           if any registered public accounting firm attestation report described under Section 11.11 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included; and

(iv)         a certification in the form attached hereto as Exhibit Y, with such changes as may be necessary or appropriate as a result of changes promulgated by the Commission (the “Sarbanes-Oxley Certification”), which shall, except as described below, be signed by the senior officer of the Depositor in charge of securitization.

Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10-K (“Additional Form 10-K Disclosure”) shall, pursuant to the following paragraph be reported by the parties set forth on Exhibit CC to the Depositor and the Certificate Administrator and approved by the Depositor and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure, absent such reporting, direction and approval. Information delivered to the Certificate Administrator hereunder should be delivered by email to

cts.sec.notifications@wellsfargo.com or by facsimile to (410) 715 2380, Attn: CTS SEC Notifications.

As set forth on Exhibit CC hereto, no later than March 1st of each year that the Trust is subject to the Exchange Act reporting requirements, commencing in 2017, (i) the parties listed on Exhibit CC shall be required to provide to the Certificate Administrator and the Depositor, to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR-Compatible Format or in such other format as otherwise agreed upon by the Certificate Administrator, the Depositor and such providing parties, the form and substance of any Additional Form 10-K Disclosure, if applicable, (ii) the parties listed on Exhibit CC hereto shall include with such Additional Form 10-K Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit EE and (iii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K. Neither the Trustee nor the Certificate Administrator has any duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit CC of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information. The Depositor will be responsible for any reasonable expenses incurred by the Trustee and the Certificate Administrator in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph.

Form 10-K requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding twelve (12) months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past ninety (90) days.” The Depositor hereby represents to the Certificate Administrator that the Depositor has filed all such required reports during the preceding twelve (12) months and that it has been subject to such filing requirement for the past ninety (90) days. The Depositor shall notify the Certificate Administrator in writing, no later than March 1st with respect to the filing of a report on Form 10-K, if the answer to the questions should be “no.” The Certificate Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any such report.

(b)           After preparing the Form 10-K, the Certificate Administrator shall forward electronically a copy of the Form 10-K to the Depositor for review no later than six (6) Business Days prior to the 10-K Filing Deadline. Within three (3) Business Days after receipt of such copy, but no later than March 25th, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-K and the senior officer in charge of securitization for the Depositor shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator at such time. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Certificate Administrator shall follow the procedures set forth in Section 11.03(b). Promptly after filing with the Commission, the Certificate Administrator will make available on its Internet website a final executed copy of each Form 10-K filed by the Certificate Administrator. The signing party at the Depositor can be contacted at c/o Wells Fargo Securities, LLC, 375 Park Avenue, 2nd Floor, J0127 023, New York, New York 10152, Attention: A.J. Sfarra, with a copy to: Jeff D. Blake, Esq., Wells Fargo Law Department,

D1053 300, 301 South College St., Charlotte, North Carolina 28288. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.05 related to the timely preparation and filing of Form 10-K is contingent upon the parties to this Agreement (and any Additional Servicer or Servicing Function Participant engaged or utilized, as applicable, by any such parties) observing all applicable deadlines in the performance of their duties under this Section 11.05. Neither the Trustee nor the Certificate Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 10-K, where such failure results from the Certificate Administrator’s failure to receive, on a timely basis, any information from the parties to this Agreement (or any Sub-Servicer or Servicing Function Participant engaged by any such parties) needed to prepare, arrange for execution or file such Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

(c)           Upon written request from any Mortgage Loan Seller, Other Depositor, either Master Servicer or either Special Servicer, the Certificate Administrator shall confirm to such Mortgage Loan Seller, Other Depositor, applicable Master Servicer or applicable Special Servicer whether it has received notice that any party to this Agreement has changed since the Closing Date and will provide to such Mortgage Loan Seller or Other Depositor, the applicable Master Servicer or the applicable Special Servicer, if known to the Certificate Administrator, the identity of the new party.

(d)           Any notice and/or information furnished or required to be furnished pursuant to this Section 11.05 shall also be provided to each Other Depositor and each Other Certificate Administrator (to the extent the notice and/or information relates to a Serviced Companion Loan or a party that services, specially services or is trustee or custodian for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.05.

Section 11.06    Sarbanes-Oxley Certification. Each Form 10-K shall include a Sarbanes-Oxley Certification in the form attached as Exhibit Y required to be included therewith pursuant to the Sarbanes-Oxley Act. For so long as the Trust or the trust for any Other Securitization is subject to the reporting requirements of the Exchange Act, the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor and the Asset Representations Reviewer (in the case of the Asset Representations Reviewer, solely with respect to reporting periods in which the Asset Representations Reviewer is required to deliver an Asset Review Report) shall provide, and (i) with respect to each Initial Sub-Servicer engaged by the applicable Master Servicer or the applicable Special Servicer, as the case may be, that is a Servicing Function Participant shall use commercially reasonable efforts to cause such Initial Sub-Servicer to provide, and (ii) with respect to each other Servicing Function Participant with which either Master Servicer, either Special Servicer, the Trustee, the Certificate Administrator, the Custodian or the Operating Advisor has entered into a servicing relationship with respect to the Mortgage Loans, shall cause such Servicing Function Participant to provide, to each Person who signs the Sarbanes-Oxley Certification for the Trust or any Other Securitization that includes a Serviced Companion Loan (individually and collectively, the “Certifying Person”), on or before March 1st of each year commencing in March 2017, a certification in the form attached hereto as Exhibits Z-1, Z-2, Z-3, Z-4, Z-5, Z-6 or Z-7 (each, a “Performance Certification”), as applicable, on which each Certifying Person, the entity for which such Certifying Person acts as an officer (if the Certifying Person is an individual), and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely. In addition, in the event that any Companion Loan (other than a Non-Serviced Companion Loan) is deposited into a commercial mortgage securitization (an “Other Securitization”) and the Reporting Servicer is provided with timely and complete contact information for the parties to such Other Securitization, each Reporting Servicer, upon not less than thirty (30) days prior written request, shall provide to the Person who signs the Sarbanes-Oxley Certification with respect to such Other Securitization a certification in form and substance similar to applicable Performance Certification (which shall address the matters contained in the applicable Performance Certification, but solely with respect to the related Companion Loan) on which such Person, the entity for which the Person acts as an officer (if the Person is an individual), and such entity’s officers, directors and Affiliates can reasonably rely. With respect to any Non-Serviced Companion Loan, the Certificate Administrator will use its reasonable efforts to procure a Sarbanes-Oxley Certification from the applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee in form and substance similar to a Performance Certification. The senior officer in charge of securitization for the Depositor shall serve as the Certifying Person on behalf of the Trust. In addition, each Reporting Servicer shall execute a reasonable reliance certificate (which may be included as part of such other certifications being delivered by such Reporting Servicer) to enable the Certification Parties to rely upon each (i) annual compliance statement provided pursuant to Section 11.09, if applicable, (ii) annual report on assessment of compliance with servicing criteria provided pursuant to Section 11.10 and (iii) accountant’s report provided pursuant to Section 11.11, and shall include a certification that each such annual compliance statement or report discloses any deficiencies or defaults described to the registered public accountants of such Reporting Servicer to enable such accountants to render the certificates provided for in Section 11.11. In the event any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable sub-servicing agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide a certification to each affected Certifying Person pursuant to this Section 11.06 with respect to the period of time it was subject to this Agreement or the applicable sub-servicing or primary servicing agreement, as the case may be. Each such Performance Certification shall be provided in EDGAR-Compatible Format, or in such other format agreed upon by the Depositor, the Certificate Administrator, any affected Other Depositor and Other Certificate Administrator and such providing parties. Notwithstanding the foregoing, nothing in this Section 11.06 shall require any Reporting Servicer (i) to certify or verify the accurateness or completeness of any information provided to such Reporting Servicer by third parties (including a “significant obligor”, but other than an Additional Servicer or a Sub-Servicer appointed pursuant to Section 3.20), (ii) to certify information other than to such Reporting Servicer’s knowledge and in accordance with such Reporting Servicer’s responsibilities hereunder or (iii) with respect to completeness of information and reports, to certify anything other than that all fields of information called for in written reports prepared by such Reporting Servicer have been completed except as they have been left blank on their face.

Notwithstanding anything to the contrary contained in this Section 11.06, with respect to each year in which the Trust and the trust for each Other Securitization is not subject to the reporting requirements of the Exchange Act, none of the parties required to deliver any certification under this Section 11.06 shall be obligated to do so.

Section 11.07    Form 8-K Filings. Within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a “Reportable Event”), and if requested by the Depositor and to the extent it receives the Form 8-K Disclosure Information described below, the Certificate Administrator shall prepare and file on behalf of the Trust any Form 8-K, as required by the Exchange Act and shall provide notice thereof to Form10K.Compliance@cwt.com, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (“Form 8-K Disclosure Information”) shall, pursuant to the following paragraph be reported by the parties set forth on Exhibit DD to the Depositor and the Certificate Administrator and approved by the Depositor, and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information or any Form 8-K, absent such reporting, direction and approval.

As set forth on Exhibit DD hereto, for so long as the Trust is subject to the Exchange Act reporting requirements, no later than close of business, New York City time, on the 2nd Business Day after the occurrence of a Reportable Event (i) the parties set forth on Exhibit DD hereto shall be required to provide to the Depositor and the Certificate Administrator, to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR-Compatible Format or in such other format agreed upon by the Depositor, the Certificate Administrator and such providing parties any Form 8-K Disclosure Information, if applicable, (ii) the parties listed on Exhibit DD hereto shall include with such Form 8-K Disclosure Information, an Additional Disclosure Notification in the form attached hereto as Exhibit EE and (iii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K. Neither the Trustee nor the Certificate Administrator has any duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit DD of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information. The Depositor will be responsible for any reasonable expenses incurred by the Trustee and the Certificate Administrator in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this paragraph. Information delivered to the Certificate Administrator hereunder should be delivered by email to cts.sec.notifications@wellsfargo.com or by facsimile to 410-715-2380, Attn: CTS SEC Notifications.

After preparing the Form 8-K, the Certificate Administrator shall forward electronically a copy of the Form 8-K to the Depositor for review no later than noon, New York City time, on the 3rd Business Day after the Reportable Event, but in no event earlier than 24 hours after having received the Form 8-K Disclosure Information pursuant to the immediately preceding paragraph. Promptly, but no later than the close of business on the 3rd Business Day after the Reportable Event, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 8-K. No later than noon, New York City time, on the 4th Business Day after the Reportable Event, a duly authorized officer of the Depositor shall sign the Form 8-K and return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 11.03(b). Promptly after filing with the Commission, the Certificate Administrator will, make available on its Internet website a final executed copy of each Form 8-K filed by the Certificate Administrator. The signing party at the Depositor can be contacted at c/o Wells Fargo Securities, LLC, 375 Park Avenue, 2nd Floor, J0127-023, New York, New York 10152, Attention: A.J. Sfarra, with a copy to: Jeff D. Blake, Esq., Wells Fargo Law Department, D1053-300, 301 South College St., Charlotte, North Carolina 28288. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.07 related to the timely preparation and filing of Form 8-K is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 11.07. Neither the Trustee nor the Certificate Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 8-K, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from the parties to this Agreement needed to prepare, arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

The Master Servicers, the Special Servicers, the Certificate Administrator and the Trustee shall promptly notify (and the applicable Master Servicer and the applicable Special Servicer, as the case may be, shall (i) with respect to each Initial Sub-Servicer that is an Additional Servicer engaged by such Master Servicer or such Special Servicer, as applicable, use commercially reasonable efforts to cause such Additional Servicer to promptly notify and (ii) with respect to each other Additional Servicer with which it has entered into a servicing relationship with respect to the Mortgage Loans (other than a party to this Agreement) cause such Additional Servicer to promptly notify) the Depositor and the Certificate Administrator, but in no event later than noon, New York City time, on the 2nd Business Day after its occurrence, of any Reportable Event applicable to such party to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR-Compatible Format.

Notwithstanding anything to the contrary in this Section 11.07, with respect to each year in which the Trust and the trust for each Other Securitization is not subject to the reporting requirements of the Exchange Act, none of the parties hereto are required to deliver Form 8-K Disclosure Information.

Any notice and/or information furnished or required to be furnished pursuant to this Section 11.07 shall also be provided to each Other Depositor and each Other Certificate Administrator (to the extent the notice and/or information relates to a Serviced Companion Loan or a party that services, specially services or is trustee or custodian for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.07.

Section 11.08    Form 15 Filing. On or prior to January 30th of the first year in which the Depositor shall provide notice to the Certificate Administrator of its ability under applicable law to suspend its Exchange Act filings, the Certificate Administrator shall prepare and file a notification relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act (the “Form 15 Suspension Notification”) or any form necessary to be filed with the Commission to suspend such reporting obligations. With respect to any reporting period occurring after the filing of such form, subject to Section 11.15(h), the obligations of the parties to this Agreement under Section 11.04, Section 11.05 and Section 11.07 shall be suspended and reports or certifications due under Section 11.09, 11.10 and 11.11 shall not be due until April 15th of each year. The Certificate Administrator shall provide prompt notice to the Mortgage Loan Sellers and all other parties hereto that such form has been filed. If, after the filing of a Form 15 Suspension Notification, the Depositor shall provide notice to the Certificate Administrator that it is required to resume its Exchange Act filings, the Certificate Administrator shall recommence preparing and filing reports on Forms 10-K, 10-D and 8-K as required pursuant to Section 11.04, Section 11.05 and Section 11.07, and all parties’ obligations under this Article XI shall recommence.

Section 11.09    Annual Compliance Statements. The Master Servicers, the Special Servicers (regardless of whether the applicable Special Servicer has commenced special servicing of a Mortgage Loan), the Custodian, the Trustee (provided, however, that the Trustee shall not be required to deliver an assessment of compliance with respect to any period during which there was no Relevant Servicing Criteria applicable to it) and the Certificate Administrator (each, a “Certifying Servicer”) shall (and each such party shall (i) with respect to each Additional Servicer engaged by the Certifying Servicer that is an Initial Sub-Servicer, use commercially reasonable efforts to cause such Additional Servicer to deliver to and (ii) with respect to each other Additional Servicer that is also a Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause such Additional Servicer to deliver to), on or before March 1st of each year, commencing in March 2017, deliver to the Trustee, the Certificate Administrator (which copy shall be deemed furnished by the Certificate Administrator when made available on its Internet website), the Depositor and the 17g-5 Information Provider (who shall post to the 17g-5 Information Provider’s Website), an Officer’s Certificate, in the form attached hereto as Exhibit HH (or such other form, similar in substance, as may be reasonably acceptable to the Depositor) stating, as to the signer thereof, that (A) a review of such Certifying Servicer’s activities during the preceding calendar year or portion thereof and of such Certifying Servicer’s performance under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. Such Officer’s Certificate shall be provided in EDGAR-Compatible Format, or in such other format agreed upon by the Depositor, the Certificate Administrator and such providing parties. Each Certifying Servicer shall (i) with respect to each Additional Servicer engaged by such Certifying Servicer that is an Initial Sub-Servicer, use commercially reasonable efforts to cause such Additional Servicer, and (ii) with respect to each other Additional Servicer with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause such Additional Servicer to forward a copy of each such statement (or, in the case of the Certificate Administrator, make a copy of each such statement available on its Internet website) to the Directing Certificateholder and the 17g-5 Information Provider. With respect to any Non-Serviced Companion Loan, the Certificate Administrator will use its reasonable efforts to procure such Officer’s Certificate from the applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee in form and substance similar to the form attached hereto as Exhibit HH. Promptly after receipt of each such Officer’s Certificate, the Depositor may review each such Officer’s Certificate and, if applicable, consult with the Certifying Servicer as to the nature of any failures by the Certifying Servicer or any related Additional Servicer with which the Certifying Servicer has entered into a servicing relationship with respect to the Mortgage Loans in the fulfillment of any of the Certifying Servicer’s or Additional Servicer’s obligations hereunder or under the applicable sub-servicing or primary servicing agreement. The obligations of the Certifying Servicer and each Additional Servicer under this Section 11.09 apply to the Certifying Servicer and each Additional Servicer that serviced a Mortgage Loan during the applicable period, whether or not such Certifying Servicer or Additional Servicer is acting as a Master Servicer, a Special Servicer, the Trustee, the Certificate Administrator or Additional Servicer at the time such Officer’s Certificate is required to be delivered. None of the Master Servicers, Special Servicers or Additional Servicer shall be required to cause the delivery of any such statement until April 15 in any given year so long as it has received written confirmation from the Depositor (or, in the case of an Other Securitization, the related Other Depositor) that a report on Form 10-K is not required to be filed in respect of the Trust or the trust for any Other Securitization for the preceding calendar year.

In the event either Master Servicer, either Special Servicer, the Trustee or the Certificate Administrator is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each of the applicable Master Servicer and the applicable Special Servicer shall (i) with respect to an Initial Sub-Servicer engaged by such party that is an Additional Servicer that resigns or is terminated under any applicable servicing agreement, use its reasonable efforts to cause such Additional Servicer to provide and (ii) with respect to any other Additional Servicer engaged by such party that resigns or is terminated under any applicable servicing agreement, cause such Additional Servicer to provide, an annual statement of compliance pursuant to this Section 11.09 with respect to the period of time that the applicable Master Servicer, the applicable Special Servicer, the Trustee or the Certificate Administrator was subject to this Agreement or the period of time that such Additional Servicer was subject to such other servicing agreement.

Any certificate, statement, report, notice and/or information furnished or required to be furnished pursuant to this Section 11.09 shall also be provided to each Other Depositor and each Other Certificate Administrator (to the extent such item and/or information relates to a party that services, specially services or is trustee or custodian for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.09.

Section 11.10    Annual Reports on Assessment of Compliance with Servicing Criteria. (a) On or before March 1st of each year, commencing in March 2017, the Master Servicers, the Special Servicers (regardless of whether either Special Servicer has commenced special servicing of the Mortgage Loans), the Trustee (provided, however, that the Trustee shall be required to deliver an assessment of compliance only if an Advance was made by the Trustee in such calendar year), the Custodian, the Operating Advisor, the Certificate Administrator and each Additional Servicer, each at its own expense, shall furnish (and each such party shall (i) with respect to each Initial Sub-Servicer engaged by such Master Servicer, Special Servicer, Trustee, Operating Advisor, Custodian, or Certificate Administrator that is a Servicing Function Participant, use commercially reasonable efforts to cause such Servicing Function Participant to furnish and (ii) with respect to each other Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause such Servicing Function Participant to furnish) to the Trustee, the Certificate Administrator, the Depositor (which copy shall be deemed furnished by the Certificate Administrator when made available on its Internet website) (and, with respect to the Special Servicers, also to the Operating Advisor), and the 17g-5 Information Provider, a report substantially in the form of Exhibit II or such other form provided by such Reporting Servicer that complies in all material respects with the requirements of Item 1122 of Regulation AB, on an assessment of compliance with the Servicing Criteria applicable to it that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such Reporting Servicer used the Relevant Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form 10-K required to be filed pursuant to Section 11.05, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for such period. With respect to any Non-Serviced Companion Loan, the Certificate Administrator will use its reasonable efforts to procure such report from the applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee in form and substance similar to the form attached hereto as Exhibit II. Such report shall be provided in EDGAR-Compatible Format, or in such other format agreed upon by the Depositor, the Certificate Administrator and the Reporting Servicer.

Each such report shall be addressed to the Depositor and signed by an authorized officer of the applicable company, and shall address the Relevant Servicing Criteria specified on a certification substantially in the form of Exhibit AA hereto delivered to the Depositor on the Closing Date. Promptly after receipt of each such report, (i) the Depositor may review each such report and, if applicable, consult with each Reporting Servicer as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria applicable to it (and each Servicing Function Participant engaged or utilized by each Reporting Servicer, as applicable), and (ii) the Certificate Administrator shall confirm that the assessments taken individually address the Relevant Servicing Criteria for each party as set forth on Exhibit AA and notify the Depositor of any exceptions. None of the Master Servicers, the Special Servicers, the Certificate Administrator, the Trustee, the Operating Advisor or any Servicing Function Participant shall be required to cause the delivery of any such assessments until April 15th in any given year so long as it has received written confirmation from the Depositor (or, in the case of an Other Securitization, the related Other Depositor) that a report on Form 10-K is not required to be filed in respect of the Trust or the trust for any Other Securitization for the preceding calendar year.

Notwithstanding the foregoing, at any time that the Certificate Administrator and the Trustee are the same entity, the Certificate Administrator and Trustee may provide a combined assessment of compliance required pursuant to this Section 11.10(a) in respect of their combined Relevant Servicing Criteria as set forth on Exhibit AA hereto.

(b)           The Master Servicers, the Special Servicers, the Trustee, the Operating Advisor and the Certificate Administrator hereby acknowledge and agree that the Relevant Servicing Criteria set forth on Exhibit AA is appropriately set forth with respect to such party and any Servicing Function Participant with which the Master Servicers, Special Servicers, Trustee, Operating Advisor or Certificate Administrator has entered into a servicing relationship.

(c)           No later than ten (10) Business Days after the end of each fiscal year for the Trust, either Master Servicer and either Special Servicer shall notify the Certificate Administrator, the Depositor and each Mortgage Loan Seller as to the name of each Additional Servicer engaged by it and each Servicing Function Participant utilized by it, in each case other than with respect to any Initial Sub-Servicer, and the Trustee, the Operating Advisor and the Certificate Administrator shall notify the Depositor and each Mortgage Loan Seller as to the name of each Servicing Function Participant utilized by it, in each case by providing an updated Exhibit GG, and each such notice (except to a Mortgage Loan Seller) will specify what specific Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant. When the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator and the Operating Advisor submit their assessments pursuant to Section 11.10(a), the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator and the Operating Advisor, as applicable, will also at such time include the assessment (and related attestation pursuant to Section 11.11) of each Servicing Function Participant engaged by it.

In the event the Master Servicers, the Special Servicers, the Trustee, the Operating Advisor, the Custodian or the Certificate Administrator is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each such party shall cause any Servicing Function Participant engaged by it to provide (and each of the applicable Master Servicer and the applicable Special Servicer shall (i) with respect to an Initial Sub-Servicer engaged by such Master Servicer or Special Servicer that is an Additional Servicer that resigns or is terminated under any applicable servicing agreement, use its reasonable efforts to cause such Additional Servicer and (ii) with respect to any other Additional Servicer that resigns or is terminated under any applicable servicing agreement, cause such Additional Servicer to provide) an annual assessment of compliance pursuant to this Section 11.10, coupled with an attestation as required in Section 11.11 with respect to the period of time that the Master Servicers, the Special Servicers, the Trustee, the Operating Advisor, the Custodian or the Certificate Administrator was subject to this Agreement or the period of time that the Additional Servicer was subject to such other servicing agreement.

(d)           The Operating Advisor may at any time request from the Certificate Administrator confirmation of whether a Control Termination Event or Consultation Termination Event occurred during the previous calendar year, and upon such request the Certificate Administrator shall deliver such confirmation to the Operating Advisor within fifteen (15) days of such request.

(e)           Any certificate, statement, report, assessment, attestation, notice and/or information furnished or required to be furnished pursuant to this Section 11.10 shall also be provided to each Other Depositor and each Other Certificate Administrator (to the extent such item and/or information relates to a party that services, specially services or is trustee or custodian for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.10.

Section 11.11    Annual Independent Public Accountants’ Attestation Report. On or before March 1st of each year, commencing in March 2017, the Master Servicers, the Special Servicers, the Trustee (provided, however, that the Trustee shall not be required to deliver an assessment of compliance with respect to any period during which there was no Relevant Servicing Criteria applicable to it), the Custodian, the Operating Advisor and the Certificate Administrator, each at its own expense, shall cause (and each such party shall (i) with respect to each Initial Sub-Servicer engaged by such Master Servicers, Special Servicers, Trustee, Operating Advisor or Certificate Administrator that is a Servicing Function Participant use commercially reasonable efforts to cause such Servicing Function Participant to cause and (ii) with respect to each other Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause such Servicing Function Participant to cause) a registered public accounting firm (which may also render other services to the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor or the applicable Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Trustee, the Certificate Administrator (who will promptly post such report on the Certificate Administrator’s Website pursuant to Section 3.13(b)) and the Depositor, the 17g-5 Information Provider and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, and, promptly, but not earlier than the second Business Day following the delivery of such report to the 17g-5 Information Provider, to the Rating Agencies, to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assertion that such Reporting Servicer has complied with the Relevant Servicing Criteria applicable to it and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, it is issuing an opinion as to whether such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria applicable to it was fairly stated in all material respects. In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Each such related accountant’s attestation report shall be made in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act. Such report must be available for general use and not contain restricted use language. With respect to any Non-Serviced Companion Loan, the Certificate Administrator will use its reasonable efforts to procure such report from the applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee. Copies of such statement will be provided by the Certificate Administrator in accordance with Section 3.13(b). Such report shall be provided in EDGAR-Compatible Format, or in such other format agreed upon by the Depositor, the Certificate Administrator and the providing parties.

Promptly after receipt of such report from either Master Servicer, either Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Custodian or any Servicing Function Participant, (i) the Depositor may review the report and, if applicable, consult with the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Operating Advisor, the Custodian or the Certificate Administrator as to the nature of any defaults by the Master Servicers, the Special Servicers, the Trustee, the Operating Advisor, the Custodian, the Certificate Administrator or any Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, as the case may be, in the fulfillment of any of the applicable Master Servicer’s, the applicable Special Servicer’s, the Trustee’s, the

Certificate Administrator’s, the Operating Advisor’s, the Custodian’s or the applicable Servicing Function Participants’ obligations hereunder or under the applicable sub servicing or primary servicing agreement, and (ii) the Certificate Administrator shall confirm that each accountants’ attestation report submitted pursuant to this Section 11.11 relates to an assessment of compliance meeting the requirements of Section 11.10 and notify the Depositor of any exceptions. None of the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Operating Advisor, the Custodian nor any Additional Servicer shall be required to deliver, or shall be required to cause the delivery of such reports until April 15th in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed with respect to the Trust for the preceding fiscal year.

Any notice, report, assessment of compliance, statement, certificate and/or information furnished or required to be furnished pursuant to this Section 11.11 shall also be provided to each Other Depositor and each Other Certificate Administrator (to the extent the notice and/or information relates to a Serviced Companion Loan or a party that services, specially services or is trustee or custodian for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.11.

Section 11.12    Indemnification. Each of the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor and the Asset Representations Reviewer shall indemnify and hold harmless each Certification Party from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by such Certification Party arising out of (i) an actual breach by such Master Servicer, such Special Servicer, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Custodian or the Certificate Administrator, as the case may be, of its obligations under this Article XI, (ii) negligence, bad faith or willful misconduct on the part of such Master Servicer, such Special Servicer, the Trustee, the Asset Representations Reviewer, the Operating Advisor, the Custodian or the Certificate Administrator in the performance of such obligations, or (iii) delivery of any Deficient Exchange Act Deliverable by, or on behalf of, such party.

The Master Servicers, the Special Servicers, the Trustee, the Operating Advisor and the Certificate Administrator shall (i) with respect to any Initial Sub-Servicer engaged by such Master Servicer, such Special Servicer, Trustee or Certificate Administrator that is a Servicing Function Participant or Additional Servicer, use commercially reasonable efforts to cause such party to, and (ii) with respect to each other Additional Servicer and each Servicing Function Participant with which, in each case, it has entered into a servicing relationship with respect to the Mortgage Loans, cause such party to, in each case, indemnify and hold harmless each Certification Party from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and any other costs, fees and expenses incurred by such Certification Party arising out of (a) a breach of its obligations to provide any of the annual compliance statements or annual assessment of compliance with the servicing criteria or attestation reports pursuant to the applicable sub-servicing or primary servicing agreement, (b) negligence, bad faith or willful misconduct on its part in the performance of such obligations, (c) any failure by it, as a Servicer (as defined in Section 11.02(b)) to identify a Servicing Function Participant pursuant to Section 11.02(c), or (d) delivery of any Deficient Exchange Act Deliverable.

In addition, each of the Master Servicers, the Special Servicers, the Operating Advisor, the Asset Representations Reviewer, the Custodian, the Certificate Administrator and the Trustee shall cooperate (and require each Servicing Function Participant and Additional Servicer retained by it to cooperate under the applicable Sub-Servicing Agreement) with the Depositor and each Other Depositor as necessary for the Depositor or such Other Depositor, as applicable, to conduct any reasonable due diligence necessary to evaluate and assess any material instances of non-compliance disclosed in any of the deliverables required by the applicable reporting requirements under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder (“Reporting Requirements”).

In connection with comments provided to the Depositor or any Other Depositor from the Commission or its staff regarding information (x) delivered by the Master Servicers, the Special Servicers, the Operating Advisor, the Asset Representations Reviewer, the Custodian, the Certificate Administrator, the Trustee, a Servicing Function Participant or an Additional Servicer, as applicable (“Affected Reporting Party”), (y) regarding such Affected Reporting Party, and (z) prepared by such Affected Reporting Party or any registered public accounting firm, attorney or other agent retained by such Affected Reporting Party to prepare such information, which information is contained in a report filed by the Depositor or any Other Depositor under the Reporting Requirements and which comments are received subsequent to the Depositor’s or any Other Depositor’s filing of such report, the Depositor or any Other Depositor shall promptly provide to such Affected Reporting Party any such comments which relate to such Affected Reporting Party. Such Affected Reporting Party shall be responsible for timely preparing a written response to the Commission or its staff for inclusion in the Depositor’s or any Other Depositor’s response to the Commission or its staff, unless such Affected Reporting Party elects, with the consent of the Depositor or any Other Depositor, as applicable (which consent shall not be unreasonably denied, withheld or delayed), to directly communicate with the Commission or its staff and negotiate a response and/or resolution with the Commission or its staff; provided, however, that if an Affected Reporting Party is a Servicing Function Participant or Additional Servicer retained by a Master Servicer, such Master Servicer shall receive copies of all material communications pursuant to this Section 11.12. If such election is made, the applicable Affected Reporting Party shall be responsible for directly negotiating such response and/or resolution with the Commission or its staff in a timely manner; provided that (i) such Affected Reporting Party shall use reasonable efforts to keep the Depositor or any Other Depositor informed of its progress with the Commission or its staff and copy the Depositor or any Other Depositor on all correspondence with the Commission or its staff and provide the Depositor or any Other Depositor with the opportunity to participate (at the Depositor’s or any Other Depositor’s expense) in any telephone conferences and meetings with the Commission or its staff and (ii) the Depositor or any Other Depositor shall cooperate with any Affected Reporting Party in order to authorize such Affected Reporting Party and its representatives to respond to and negotiate directly with the Commission or its staff with respect to any comments from the Commission or its staff relating to such Affected Reporting Party and to notify the Commission or its staff of such authorization. The Depositor (or any Other Depositor) and the Affected Reporting Party shall cooperate and coordinate with one another with respect to any requests made to the Commission or its staff for extension of time for submitting a response or compliance. All respective reasonable out-of-pocket costs and expenses incurred by the Depositor or any Other Depositor (including reasonable legal fees and expenses of outside counsel to the Depositor or any Other Depositor, as the case may be) in connection with the foregoing (other than those costs and expenses required to be at the Depositor’s or any Other Depositor’s expense as set forth above) and any amendments to any reports filed with the Commission or its staff related thereto shall be promptly paid by the applicable Affected Reporting Party upon receipt of an itemized invoice from the Depositor or any Other Depositor, as the case may be. Each of the Master Servicers, the Special Servicers, the Operating Advisor, the Custodian, the Certificate Administrator and the Trustee shall (i) with respect to any Initial Sub-Servicer engaged by it that is a Servicing Function Participant or Additional Servicer, use commercially reasonable efforts to cause such party to, and (ii) with respect to each other Additional Servicer and each Servicing Function Participant with which, in each case, it has entered into a servicing relationship with respect to the Mortgage Loans, cause such party to, comply with the foregoing by inclusion of similar provisions in the related sub-servicing or similar agreement.

If the indemnification provided for herein is unavailable or insufficient to hold harmless any Certification Party, then the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, the Custodian or the Operating Advisor (the “Performing Party”) shall contribute to the amount paid or payable to the Certification Party as a result of the losses, claims, damages or liabilities of the Certification Party in such proportion as is appropriate to reflect the relative fault of the Certification Party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party’s obligations pursuant to Sections 11.06, 11.09 (if applicable), 11.10, 11.11 (or breach of its obligations under the applicable sub-servicing or primary servicing agreement to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports) or the Performing Party’s negligence, bad faith or willful misconduct in connection therewith. The applicable Master Servicer, the applicable Special Servicer, the Trustee, the Operating Advisor and the Certificate Administrator shall (i) with respect to any Initial Sub-Servicer engaged by such Master Servicer, such Special Servicer, Trustee or Certificate Administrator that is a Servicing Function Participant or Additional Servicer, use commercially reasonable efforts to cause such party to, and (ii) with respect to each other Additional Servicer or Servicing Function Participant, in each case, with which it has entered into a servicing relationship with respect to the Mortgage Loans cause such party, in each case, to agree to the foregoing indemnification and contribution obligations. This Section 11.12 shall survive the termination of this Agreement or the earlier resignation or removal of either Master Servicer, either Special Servicer, the Trustee, the Operating Advisor, the Custodian or the Certificate Administrator.

Section 11.13    Amendments. This Article XI may be amended with the written consent of the parties hereto pursuant to Section 13.01 for purposes of complying with Regulation AB and/or to conform to standards developed within the commercial mortgage-backed securities market and the Sarbanes-Oxley Act without any Opinions of Counsel, Officer’s Certificates, Rating Agency Confirmation with respect to the Certificates or, with respect to any Serviced Companion Loan Securities, a confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement; provided that the reports and certificates required to be prepared pursuant to Sections 3.13, 11.09, 11.10 and 11.11 shall not be eliminated without Rating Agency Confirmation with respect to the Certificates or, with respect to any Serviced Companion Loan Securities, without a confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25). For the avoidance of doubt, any amendment to this Article XI affecting a Serviced Companion Loan shall be subject to Section 13.01(k).

Section 11.14    Regulation AB Notices. Any notice, report or certificate required to be delivered by any of the Master Servicers, the Special Servicers, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Custodian or the Trustee, as the case may be, to the Depositor pursuant to this Article XI may be delivered via email (and additionally delivered via phone or telecopy), notwithstanding the provisions of Section 13.05, to cts.sec.notifications@wellsfargo.com and Form10K.compliance@cwt.com.

Section 11.15    Certain Matters Relating to the Future Securitization of the Serviced Pari Passu Companion Loans. (a) Each of the Trustee, the Certificate Administrator, the Master Servicers and the Special Servicers shall, and the applicable Master Servicer and the applicable Special Servicer shall use commercially reasonable efforts to cause any sub-servicer appointed with respect to any Serviced Pari Passu Companion Loan to, upon written request or notice from a Mortgage Loan Seller (or a permitted transferee of such Mortgage Loan Seller pursuant to the related Intercreditor Agreement), reasonably cooperate with the Mortgage Loan Seller (or such permitted transferee) selling any Serviced Pari Passu Companion Loan into a securitization that is required to comply with Regulation AB (a “Regulation AB Companion Loan Securitization”) and, to the extent needed in order to comply with Regulation AB, provide to the Mortgage Loan Seller (or such permitted transferee) information about itself that such Mortgage Loan Seller reasonably requires to meet the requirements of Items 1117 and 1119 and paragraphs (b), (c)(2), (c)(3), (c)(4), (c)(5), (c)(6) and (e) of Item 1108 of Regulation AB and shall reasonably cooperate with such Mortgage Loan Seller to provide such other information as may be reasonably necessary to comply with the requirements of Regulation AB. Each of the Trustee, the Certificate Administrator, either Master Servicer and either Special Servicer understands that such information may be included in the offering material related to a Regulation AB Companion Loan Securitization and agrees to (b) negotiate in good faith an agreement (subject to the final sentence of this sub-section) to indemnify and hold the related depositor and underwriters involved in the offering of the related commercial mortgage pass through certificates harmless for any costs, liabilities, fees and expenses incurred by the depositor or such underwriters as a result of any material misstatements or omissions or alleged material misstatements or omissions in any such offering material to the extent that such material misstatement or omission was made in reliance upon any such information provided by the Trustee (where such information pertains to the Trustee individually and not to any specific aspect of the Trustee’s duties or obligations under this Agreement), the Certificate Administrator (where such information pertains to the Certificate Administrator individually and not to any specific aspect of the Certificate Administrator’s duties or obligations under this Agreement), a Master Servicer (where such information pertains to the applicable Master Servicer individually and not to any specific aspect of the applicable Master Servicer’s duties or obligations under this Agreement) and a Special Servicer (where such information pertains to the applicable Special Servicer individually and not to any specific aspect of the applicable Special Servicer’s duties or obligations under this Agreement), as applicable, to such depositor, underwriters or Mortgage Loan Seller (or permitted transferee) as required by this Section 11.15(a) and (ii) deliver such securities law opinion(s) of counsel, certifications and/or indemnification agreement(s) (to the extent the cost thereof is paid by the related Mortgage Loan Seller) with respect to such information that are substantially similar to those delivered with respect to the offering material for this securitization by the Master Servicers or the Special Servicers, Trustee and Certificate Administrator, as the case may be, or their respective counsel, in connection with the information concerning such party in the offering material related to a Regulation AB Companion Loan Securitization. Notwithstanding the foregoing, to the extent that the information provided by the Trustee, the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer, as the case may be, for inclusion in the offering materials related to such Regulation AB Companion Loan Securitization is substantially and materially similar to the information provided by such party with respect to the offering materials related to this transaction, subject to any required changes due to any amendments to Regulation AB or any changes in the interpretation of Regulation AB or changes in factual circumstances, such party shall be deemed to be in compliance with this Section 11.15(a). Any indemnification agreement executed by the Trustee, the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer in connection with the Regulation AB Companion Loan Securitization shall be substantially similar to the related indemnification agreement executed in connection with this Agreement. It shall be a condition precedent to any party’s obligations otherwise set forth above and/or elsewhere in Article XI that the applicable Mortgage Loan Seller (or permitted transferee) shall have (a) provided reasonable advance notice (and, in any event, not less than 10 Business Days) of the exercise of its rights hereunder and (b) paid, or entered into reasonable agreement to cause to be paid, the reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by such party in providing any disclosure or opinion of counsel or reviewing any related indemnification agreement as long as such party is not also the applicable Master Servicer, the applicable Special Servicer or other party to the related Other Pooling and Servicing Agreement, or a primary servicer for whom additional disclosure is required pursuant to Item 1108(a)(3) of Regulation AB, or an affiliate of a Mortgage Loan Seller or other major relationship in connection with such future securitization and therefore not already providing such information in connection with the future securitization.

(b)           Each of the Trustee, the Certificate Administrator, the Master Servicers and the Special Servicers shall, and the applicable Master Servicer and the applicable Special Servicer shall use commercially reasonable efforts to cause any Servicing Function Participant appointed with respect to a Serviced Securitized Companion Loan to, upon request or notice from such parties (which request or notice may be given once at the closing of such Regulation AB Companion Loan Securitization instead of each time a filing is required), cooperate with the depositor, trustee, certificate administrator, master servicer or special servicer for any Regulation AB Companion Loan Securitization in preparing each Form 10-D and Form 10-K required to be filed by such Regulation AB Companion Loan Securitization (until January 30 of the first year in which the trustee or other applicable party for such Regulation AB Companion Loan Securitization files a Form 15 Suspension Notification with respect to the related trust) and shall provide to such depositor, trustee, certificate administrator or master servicer within the time period set forth in the Other Pooling and Servicing Agreement (so long as such time period is no earlier than the time periods set forth herein) for such Regulation AB Companion Loan Securitization such information relating to a Serviced Securitized

Companion Loan as may be reasonably necessary for the depositor, trustee, certificate administrator and master servicer of the Regulation AB Companion Loan Securitization to comply with the reporting requirements of Regulation AB and the Exchange Act; provided, however, that any parties to any Regulation AB Companion Loan Securitization shall consult with the Trustee, the Certificate Administrator, the applicable Master Servicer and the applicable Special Servicer (and the applicable Master Servicer shall consult with any sub-servicer appointed by it with respect to the related Serviced Whole Loan), and the Trustee, the Certificate Administrator, such Master Servicer and such Special Servicer shall cooperate with such parties in respect of establishing the time periods for preparation of the Form 10-D reports in the documentation for such Regulation AB Companion Loan Securitization. Notwithstanding the foregoing, to the extent the Trustee, the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in Article XI of this Agreement (other than this Section 11.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this Section 11.15(b) with respect to such Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 11.15(b).

(c)           Each of the Trustee, the Certificate Administrator, the Master Servicers and the Special Servicers shall, and the applicable Master Servicer and the applicable Special Servicer shall use commercially reasonable efforts to cause any Servicing Function Participant appointed with respect to a Serviced Securitized Companion Loan to, upon request or notice from such depositor, trustee or certificate administrator (which request or notice may be given once at the closing of such Regulation AB Companion Loan Securitization instead of each time a filing is required), provide the depositor, trustee or certificate administrator, as applicable, under a Regulation AB Companion Loan Securitization (until January 30 of the first year in which the trustee or certificate administrator, as applicable, for such Regulation AB Companion Loan Securitization files a Form 15 Suspension Notification with respect to the related trust) information with respect to any event that is required to be disclosed under Form 8-K with respect to a Serviced Securitized Companion Loan within two (2) Business Days after the occurrence of such event of which it has knowledge. Notwithstanding the foregoing, to the extent the Trustee, the Certificate Administrator, either Master Servicer or either Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in Article XI of this Agreement (other than this Section 11.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this Section 11.15(c) with respect to such Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 11.15(c).

(d)           On or before March 1st of each year during which a Regulation AB Companion Loan Securitization is required to file an annual report on Form 10-K (and not in respect of any year in which such Regulation AB Companion Loan Securitization is not required to file an annual report on Form 10-K because a Form 15 Suspension Notification with respect to the related trust was filed), each of the Trustee, the Certificate Administrator, the Master Servicers and the Special Servicers shall, and the applicable Master Servicer and the applicable Special Servicer shall use commercially reasonable efforts to cause any Servicing Function Participant appointed with respect to a Serviced Securitized Companion Loan to, upon request or notice from such depositor, trustee or certificate administrator (which request or notice may be given once at the closing of such Regulation AB Companion Loan Securitization instead of each time a filing is required), provide, with respect to itself, to the depositor, trustee or certificate administrator, as applicable, under such Regulation AB Companion Loan Securitization, to the extent required pursuant to Item 1122 of Regulation AB, (i) a report on an assessment of compliance with the servicing criteria to the extent required pursuant to Item 1122(a) of Regulation AB, (ii) a registered accounting firm’s attestation report on such Person’s assessment of compliance with the applicable servicing criteria to the extent required pursuant to Item 1122(b) of Regulation AB and (iii) such other information as may be required pursuant to Item 1122(c) of Regulation AB. Notwithstanding the foregoing, to the extent the applicable Master Servicer or the applicable Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in Article XI of this Agreement (other than this Section 11.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this Section 11.15(d) with respect to such Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 11.15(d).

(e)            On or before March 1st of each year during which a Regulation AB Companion Loan Securitization is required to file an annual report on Form 10-K (and not in respect of any year in which such Regulation AB Companion Loan Securitization is not required to file an annual report on Form 10-K because a Form 15 Suspension Notification with respect to the related trust was filed), each of the Trustee, the Certificate Administrator, the Master Servicers and the Special Servicers shall, and the applicable Master Servicer and the applicable Special Servicer shall use commercially reasonable efforts to cause any Servicing Function Participant appointed with respect to a Serviced Securitized Companion Loan to, to the extent required pursuant to Item 1123 of Regulation AB, deliver, with respect to itself, to the depositor, trustee and certificate administrator under the such Regulation AB Companion Loan Securitization, upon request or notice from such trustee (which request or notice may be given once at the closing of such Regulation AB Companion Loan Securitization instead of each time a filing is required), under such Regulation AB Companion Loan Securitization a servicer compliance statement signed by an authorized officer of such Person that satisfies the requirements of Item 1123 of Regulation AB. Notwithstanding the foregoing, to the extent the Trustee, the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in Article XI of this Agreement (other than this Section 11.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this Section 11.15(e) with respect to such Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 11.15(e).

(f)            Each of the Trustee, the Certificate Administrator, the applicable Master Servicer and the applicable Special Servicer shall use commercially reasonable efforts to cause a Servicing Function Participant to agree (severally but not jointly) to indemnify (such indemnity limited to each such parties respective failure described below) and hold the related Mortgage Loan Seller (or permitted transferee), depositor, sponsor(s), trustee, certificate administrator or master servicer under a Regulation AB Companion Loan Securitization harmless for any costs, liabilities, fees and expenses incurred by such Mortgage Loan Seller, depositor, sponsor(s), trustee, certificate administrator or master servicer as a result of any failure by the Servicing Function Participant to comply with the reporting requirements to the extent applicable set forth under Sections 11.15(b), (c), (d) or (e) above.

Any subservicing agreement related to a Serviced Securitized Companion Loan shall contain a provision requiring the related Sub-Servicer to provide to the applicable Master Servicer or the applicable Special Servicer, as applicable, information, reports, statements and certificates with respect to itself and such Serviced Securitized Companion Loan comparable to any information, reports, statements or certificates required to be provided by the applicable Master Servicer or the applicable Special Servicer pursuant to this Section 11.15, even if such Sub-Servicer is not otherwise required to provide such information, reports or certificates to any Person in order to comply with Regulation AB. Such information, reports or certificates shall be provided to the applicable Master Servicer or the applicable Special Servicer, as the case may be, no later than two Business Days prior to the date on which the applicable Master Servicer or the applicable Special Servicer, as the case may be, is required to deliver its comparable information, reports, statements or certificates pursuant to this Section 11.15.

(g)           With respect to any Mortgaged Property that secures a Serviced Pari Passu Companion Loan that the applicable Other Depositor has notified the applicable Master Servicer and the applicable Special Servicer in writing is a “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) (together with notification of the relevant Distribution Date) with respect to an Other Securitization that includes such Serviced Companion Loan, to the extent that the applicable Master Servicer is in receipt of the updated financial statements of such “significant obligor” for any calendar quarter (other than the fourth calendar quarter of any calendar year) from the Mortgagor or the applicable Special Servicer (in the case of Specially Serviced Loans), beginning with the first calendar quarter in which such notice from the Other Depositor was received, or the updated financial statements of such “significant obligor” for any calendar year, beginning for the calendar year in which such notice from the Other Depositor was received, as applicable, the applicable Master Servicer shall deliver to the Other Depositor, on or prior to the day that occurs two (2) Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or seven (7) Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, (A) if such financial statement receipt occurs twelve (12) or more Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or seventeen (17) or more Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, the financial statements of such “significant obligor”, together with the net operating income of such “significant obligor” for the applicable period as calculated by the applicable Master Servicer (or by the applicable Special Servicer and provided to the applicable Master Servicer solely in the case of any related Serviced REO Property) in accordance with CREFC® guidelines and (B) if such financial statement receipt occurs less than twelve (12) Business Day prior to the related Significant Obligor NOI Quarterly Filing Deadline or less than seventeen (17) Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, such financial statements of the “significant obligor”, together with the net operating income of such “significant obligor” for the applicable period as reported by the related Mortgagor in such financial statements (or by the applicable Special Servicer and provided to the applicable Master Servicer solely in the case of any related Serviced REO Property).

If the applicable Master Servicer does not receive such financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, of such “significant obligor” within ten (10) Business Days after the date such financial information is required to be delivered under the related Mortgage Loan documents, the applicable Master Servicer shall notify the Other Depositor with respect to such Other Securitization that includes the related Serviced Pari Passu Companion Loan (and shall cause each applicable Sub-Servicing Agreement entered into after receipt of written notice from the Other Depositor that such Serviced Pari Passu Companion Loan is a significant obligor to require the related Sub-Servicer to notify such Other Depositor) that it has not received such financial information. The applicable Master Servicer (in the case of Non-Specially Serviced Loans) or the applicable Special Servicer (in the case of Specially Serviced Loans) shall use efforts consistent with the Servicing Standard (taking into account, in addition, the ongoing reporting obligations of such Other Depositor under the Exchange Act) to obtain the periodic financial statements required to be delivered by the related Mortgagor under the related Mortgage Loan documents.

The applicable Master Servicer (with respect to Non-Specially Serviced Loans) and the applicable Special Servicer (with respect to Specially Serviced Loans) shall (and shall cause each applicable Sub-Servicing Agreement entered into after receipt of written notice from the Other Depositor that such Serviced Pari Passu Companion Loan is a significant obligor to require the related Sub-Servicer to) retain written evidence of each instance in which it (or a Sub-Servicer) attempts to contact the related Mortgagor related to any such “significant obligor” (identified to it as such by the Other Depositor in accordance with the second preceding paragraph) to obtain the required financial information and is unsuccessful and, within five (5) Business Days prior to the date in which a Form 10-D or Form 10-K, as applicable, is required to be filed with respect to the Other Securitization, shall forward an Officer’s Certificate evidencing its attempts to obtain this information to the Other Exchange Act Reporting Party and Other Depositor related to such Other Securitization; provided, however, the applicable Special Servicer shall provide such Officer’s Certificate to the applicable Master Servicer and the applicable Master Servicer shall forward such Officer’s Certificate to the Other Exchange Act Reporting Party and Other Depositor related to such Other Securitization. This Officer’s Certificate should be addressed to the certificate administrator at its corporate trust office, as specified in the related Other Pooling and Servicing Agreement.

(h)           If any Other Securitization includes a Serviced Companion Loan and is subject to the reporting requirements of the Exchange Act, then the obligations of the parties hereto set forth in this Article XI with respect such Other Securitization shall remain in full force and effect notwithstanding that the Trust may cease to be subject to the reporting requirements of the Exchange Act.

Section 11.16    [RESERVED].

Section 11.17    Impact of Cure Period. For the avoidance of doubt, neither the Master Servicers nor the Special Servicers shall be subject to a Servicer Termination Event pursuant to clause (iii) of the definition thereof prior to the expiration of the grace period applicable to such party’s obligations under this Article XI as provided for in such clause (iii) nor shall any such party be deemed to not be in compliance under this Agreement, during any grace period provided for in this Article XI; provided that if any such party fails to comply with the delivery requirements of this Article XI by the expiration of any applicable grace period such failure shall constitute a Servicer Termination Event. Neither the Master Servicers nor the Special Servicers shall be subject to a Servicer Termination Event pursuant to clause (iii) of the definition thereof prior to the expiration of the grace period applicable to such party’s obligations under this Article XI as provided for in such clause (iii) nor shall any such party be deemed to not be in compliance under this Agreement, for failing to deliver any item required under this Article XI by the time required hereunder with respect to any reporting period for which the Trust (or any trust in a related Other Securitization) is not required to file Exchange Act reports.

[End of Article XI]

Article XII

THE ASSET REPRESENTATIONS REVIEWER

Section 12.01    Asset Review.

(a)            On or prior to each Distribution Date, based either on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the applicable Master Servicer for such Distribution Date, the Certificate Administrator shall determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator shall promptly provide notice to all Certificateholders and each other party to this Agreement. Any notice required to be delivered to the Certificateholders pursuant to this Article XII shall be delivered by the Certificate Administrator by posting such notice on the Certificate Administrator’s Website, by mailing such notice to the Certificateholders’ addresses appearing in the Certificate Register in the case of Definitive Certificates and by delivering such notice via the Depository in the case of Book-Entry Certificates. The Certificate Administrator shall include in the Form 10-D relating to the reporting period in which the Asset Review Trigger occurred the following statement describing the events that caused the Asset Review Trigger to occur: “As of the [Date of Distribution], the following Mortgage Loans identified below are 60 or more days delinquent and an Asset Review Trigger as defined in the Pooling and Servicing Agreement has occurred.”. On each Distribution Date occurring after providing such notice to Certificateholders, the Certificate Administrator, based on information provided to it by the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) whether an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) in the form of Exhibit SS within two (2) Business Days to the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor and the Asset Representations Reviewer.

If Certificateholders evidencing not less than 5% of the Voting Rights of the Certificates deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), then the Certificate Administrator shall promptly provide written notice thereof to all Certificateholders (with a copy to the Asset Representations Reviewer) and conduct a solicitation of votes in accordance with Section 5.10 to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Holders of Certificates evidencing at least a majority of an Asset Review Quorum within 150 days of receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator shall promptly provide written notice thereof to all parties to this Agreement, the Underwriters, the Mortgage Loan Sellers, the Directing Certificateholder and the other Certificateholders (the “Asset Review Notice”). Upon receipt of an Asset Review Notice, the Asset Representations Reviewer shall request access to the Secure Data Room by providing the Certificate Administrator with a certification substantially in the form attached hereto as Exhibit RR (which shall be sent via email to trustadministrationgroup@wellsfargo.com or submitted electronically via the Certificate Administrator’s Website). Upon receipt of such certification, the Certificate Administrator shall promptly (and in any case within two (2) Business Days after such receipt) grant the Asset Representations Reviewer access to the Secure Data Room. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has timely received any Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) in this sentence and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) in this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Trust from the applicable Collection Account. The Certificate Administrator shall be entitled to administer any vote in connection with the foregoing through an agent.

(b)           (i) Upon receipt of an Asset Review Notice, the Custodian (with respect to clauses (1) - (5) below for Non-Specially Serviced Loans), the applicable Master Servicer (with respect to clause (6) below for Non-Specially Serviced Loans) and the applicable Special Servicer (with respect to Specially Serviced Loans) shall promptly, but in no event later than ten (10) Business Days, provide the following materials in electronic format to the extent in their possession to the Asset Representations Reviewer (collectively, with the Diligence Files posted on the Secure Data Room by the Certificate Administrator pursuant to Section 4.08, copies of all Asset Status Reports and Final Asset Status Reports related to each Delinquent Loan, a copy of the Prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of this Agreement, the “Review Materials”):

(1)           a copy of an assignment of the Mortgage in favor of the Trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(2)          a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(3)          a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (1) or (2) above;

(4)          copies of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(5)          a copy of an assignment in favor of the Trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(6)          a copy of any other related documents that were entered into or delivered in connection with the origination of the related Mortgage Loan that the Asset Representations Reviewer has determined are necessary in connection with its completion of any Asset Review and that are requested by the Asset Representations Reviewer, in the time frames and as otherwise described in clause (ii) hereof.

(ii)         In addition, in the event that, as part of an Asset Review of a Mortgage Loan, the Asset Representations Reviewer determines it is missing any document that is required to be part of the Review Materials for such Mortgage Loan and that is necessary in connection with its completion of the Asset Review, the Asset Representations Reviewer shall promptly, but in no event later than ten (10) Business Days after receipt of the Review Materials, notify the applicable Master Servicer (with respect to Non-Specially Serviced Loans) or the applicable Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing document(s), and request that the applicable Master Servicer or the applicable Special Servicer, as the case may be, promptly, but in no event later than ten (10) Business Days after receipt of notification from the Asset Representations Reviewer, deliver to the Asset Representations Reviewer such missing document(s) to the extent in its possession. In the event any missing documents are not provided by the applicable Master Servicer or the applicable Special Servicer, as the case may be, within such ten (10) Business Day period, the Asset Representations Reviewer shall request such documents from the related Mortgage Loan Seller; provided that the Mortgage Loan Seller shall be required under the related Mortgage Loan Purchase Agreement to deliver such missing document only to the extent such document is in the possession of such party but in any event excluding any documents that contain information that is proprietary to the related originator or Mortgage Loan Seller or any draft documents or privileged or internal communications.

(iii)        The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a Person that is not a party to this

Agreement or the applicable Mortgage Loan Seller, and shall do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review conducted pursuant to this Section 12.01 (any such information, “Unsolicited Information”).

(iv)        Upon receipt by the Asset Representations Reviewer of the Asset Review Notice and access to the Diligence File with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, shall commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). The Asset Representations Reviewer shall perform an Asset Review with respect to each representation and warranty made by the related Mortgage Loan Seller with respect to such Delinquent Loan in accordance with the procedures set forth on Exhibit QQ (each such procedure, a “Test”). Once an Asset Review of a Mortgage Loan is completed, no further Asset Review shall be required in respect of, or performed on, such Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or again become a Delinquent Loan at a time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such new Asset Review Trigger.

(v)         No Certificateholder shall have the right to change the scope of the Asset Review, and the Asset Representations Reviewer shall not be required to review any information other than (1) the Review Materials and (2) if applicable, Unsolicited Information.

(vi)        The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

(vii)       The Asset Representations Reviewer shall prepare a preliminary report with respect to each Delinquent Loan within fifty-six (56) days after the date on which access to the Secure Data Room is provided. In the event that the Asset Representations Reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the Asset Representations Reviewer by the applicable Master Servicer (with respect to Non-Specially Serviced Loans), the applicable Special Servicer (with respect to Specially Serviced Loans) or from the related Mortgage Loan Seller within ten (10) Business Days following the request by the Asset Representations Reviewer to the applicable Master Servicer, the applicable Special Servicer or the related Mortgage Loan Seller, as the case may be, as described in Section 12.01(b)(ii), the Asset Representations Reviewer shall list such missing documents in such preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the Asset Representations Reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The Asset

Representations Reviewer shall provide such preliminary report to the applicable Master Servicer (with respect to Non-Specially Serviced Loans) or the applicable Special Servicer (with respect to Specially Serviced Loans), and the related Mortgage Loan Seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the related Mortgage Loan Seller shall have ninety (90) days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents or explanations to support the related Mortgage Loan Seller’s claim that the representation and warranty has not failed a Test or that any missing information or documents in the Review Materials are not required to complete a Test shall be sent by such Mortgage Loan Seller to the Asset Representations Reviewer. For avoidance of doubt, the Asset Representations Reviewer shall not be required to prepare a preliminary report in the event the Asset Representations Reviewer determines that there is no Test failure with respect to the related Mortgage Loan.

(viii)         The Asset Representations Reviewer shall, within sixty (60) days after the date on which access to the Secure Data Room is provided to the Asset Representations Reviewer by the Certificate Administrator or within the ten (10) days after the expiration of the Cure/Contest Period (whichever is later), complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to this Agreement, the related Mortgage Loan Seller for each Delinquent Loan and the Directing Certificateholder and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee, the applicable Special Servicer and the Certificate Administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional thirty (30) days, upon written notice to the parties to this Agreement and the applicable Mortgage Loan Seller, if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loan and/or the Mortgaged Property or Mortgaged Properties. In no event may the Asset Representations Reviewer determine whether any Test failure constitutes a Material Defect, or whether the Trust should enforce any rights it may have against the applicable Mortgage Loan Seller (or, in the case of Basis Real Estate Capital II, LLC, Basis Investment Group LLC in respect of its payment guarantee), which, in each case, shall be a responsibility of the applicable Enforcing Servicer pursuant to Section 2.03(f) of this Agreement.

(ix)           In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the applicable Master Servicer (with respect to Non-Specially Serviced Loans), the applicable Special Servicer (with respect to Specially Serviced Loans) or the related Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer shall prepare the Asset Review Report solely based on the documentation received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations

Reviewer shall have no responsibility to independently obtain any such documentation from any party to this Agreement or otherwise.

(x)           Within thirty (30) days after receipt of an Asset Review Report with respect to any Mortgage Loan, the applicable Master Servicer (in the case of Non-Specially Serviced Loans) and the applicable Special Servicer (in the case of Specially Serviced Loans) shall determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the applicable Master Servicer or the applicable Special Servicer, as applicable, determines that a Material Defect exists, the applicable Special Servicer shall enforce the obligations of the related Mortgage Loan Seller with respect to such Material Defect in accordance with Section 2.03(b).

(c)           The Asset Representations Reviewer and its affiliates shall keep confidential any information appropriately labeled as “Privileged Information” received from any party to this Agreement or any Sponsor (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any Person (including Certificateholders), other than (1) to the extent expressly required by this Agreement in an Asset Review Report or otherwise, to the other parties to this Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to this Agreement that receives Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information shall not disclose such Privileged Information to any Person without the prior written consent of the applicable Special Servicer other than pursuant to a Privileged Information Exception.

(d)           The Asset Representations Reviewer may delegate its duties to agents or subcontractors so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Section 12.01; provided that no agent or subcontractor may (i) be affiliated with any Mortgage Loan Seller, either Master Servicer, either Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Certificateholder or any of their respective Affiliates or (ii) have been paid any fees, compensation or other remuneration by an Underwriter, a Master Servicer, a Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Certificateholder or any of their respective Affiliates in connection with due diligence or other services with respect to any Mortgage Loan prior to the Closing Date. Notwithstanding the foregoing sentence, the Asset Representations Reviewer shall remain obligated and primarily liable for any Asset Review required hereunder in accordance with the provisions of this Agreement without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any Person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under this Agreement. The Asset Representations Reviewer shall be entitled to enter into an agreement with any agent or subcontractor providing for indemnification of the Asset Representations Reviewer by such agent or subcontractor, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

Section 12.02     Payment of Asset Representations Reviewer Fees and Expenses; Limitation of Liability.

(a)           The Depositor shall pay the Asset Representations Reviewer a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the Asset Representations Reviewer shall be paid a fee (the “Asset Representations Reviewer Fee”), payable monthly from amounts received in respect of the Mortgage Loans and shall be equal to the product of a rate equal to 0.000533% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loan, but not any Companion Loan) and shall be calculated in the same manner as interest is calculated on such Mortgage Loans.

(b)           Upon the completion of any Asset Review with respect to an individual Asset Review Trigger, the Asset Representations Reviewer shall be paid a fee equal to (a) in the case of a Delinquent Loan that is not an NCB Co-op Mortgage Loan, (i) $15,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance less than $20,000,000; (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $20,000,000 but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $40,000,000 or (b) in the case of a Delinquent Loan that is an NCB Co-op Mortgage Loan, $10,000 (any such fee, the “Asset Representations Reviewer Asset Review Fee”). The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan shall be paid by the related Mortgage Loan Seller; provided, however, that if the related Mortgage Loan Seller is insolvent or fails to pay such amount within ninety (90) days of written request by the Asset Representations Reviewer, such fee shall be paid by the Trust following delivery by the Asset Representations Reviewer of a certification to the applicable Master Servicer that the requirements for payment set forth in this Section 12.02(b) have been met. The Asset Representations Reviewer shall not deliver any such certificate unless it has invoiced payment of such amount and otherwise met the requirements for payment set forth in this Section 12.02(b), including receipt of evidence of such insolvency or failure to pay such amount. A Mortgage Loan Seller shall be deemed to have failed to pay such amount hereunder ninety (90) days after delivery by the Asset Representations Reviewer of an itemized invoice to such Mortgage Loan Seller by registered mail or overnight courier to the address listed in this Agreement for such Mortgage Loan Seller, or to such other address as shall be provided by such Mortgage Loan Seller for delivery of notices in accordance with this Agreement, or ninety (90) days following attempted delivery of such invoice by registered mail or overnight courier and reasonable follow -up by telephone or e-mail. Notwithstanding any payment of such fee by the Trust to the Asset Representations Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller and the applicable Special Servicer (in the case of a Specially Serviced Loan) or the applicable Master Servicer (in the case of a Non-Specially Serviced Loan) shall pursue remedies against such Mortgage Loan Seller to recover any such amounts to the extent paid by the Trust.

(c)           Notwithstanding the foregoing, the Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan shall be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review that is repurchased or substituted by a Mortgage Loan Seller, and such portion of the Purchase Price received shall be used to reimburse the Asset Representations Reviewer or the Trust, as the case may be, for such fees pursuant to Section 12.02(b).

(d)           The Asset Representations Reviewer shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement.

Section 12.03     Resignation of the Asset Representations Reviewer. The Asset Representations Reviewer may resign and be discharged from its obligations hereunder by giving written notice thereof to the other parties to this Agreement and each Rating Agency. Upon such notice of resignation, the Depositor shall promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. If no successor asset representations reviewer shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer will bear all reasonable costs and expenses of each party hereto and each Rating Agency in connection with its resignation.

Section 12.04     Restrictions of the Asset Representations Reviewer. Neither the Asset Representations Reviewer nor any of its Affiliates shall make any investment in any Class of Certificates; provided, however, that such prohibition shall not apply to (i) riskless principal transactions effected by a broker dealer Affiliate of the Asset Representations Reviewer or (ii) investments by an Affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such Affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under this Agreement from personnel involved in such Affiliate’s investment activities and (B) prevent such Affiliate and its personnel from gaining access to information regarding the Trust and the Asset Representations Reviewer and its personnel from gaining access to such Affiliate’s information regarding its investment activities.

Section 12.05     Termination of the Asset Representations Reviewer.

(a)            An “Asset Representations Reviewer Termination Event” means any one of the following events whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)            any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under this Agreement, which failure shall continue unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the Holders of Certificates having greater than 25% of the aggregate Voting Rights, provided that any such failure that is not curable within such thirty (30) day period, the Asset

Representations Reviewer shall have an additional cure period of thirty (30) days to effect such cure so long as it has commenced to cure such failure within the initial thirty (30) day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)           any failure by the Asset Representations Reviewer to perform its obligations hereunder in accordance with the Asset Review Standard in any material respect, which failure shall continue unremedied for a period of thirty (30) days after the date written notice of such failure, requiring the same to be remedied, is given to the Asset Representations Reviewer by any party to this Agreement;

(iii)          any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure shall continue unremedied for a period of thirty (30) days after the date written notice of such failure, requiring the same to be remedied, is given to the Asset Representations Reviewer by any party to this Agreement;

(iv)          a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Asset Representations Reviewer, and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days;

(v)           the Asset Representations Reviewer shall consent to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or

(vi)          the Asset Representations Reviewer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator shall promptly provide written notice to all Certificateholders (which shall be simultaneously delivered to the Asset Representations Reviewer) in accordance with the notice distribution procedures described in Section 12.01(a), unless the Certificate Administrator has received written notice that such Asset Representations Reviewer Termination Event has been remedied. If an Asset Representations Reviewer Termination Event shall occur then, and in each and every such case, so long as such Asset Representations Reviewer Termination Event shall not have been remedied, either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts), shall, terminate all of the rights and obligations of the

Asset Representations Reviewer under this Agreement, other than rights and obligations accrued prior to such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such termination), by notice in writing to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of itself and of each other party to this Agreement in connection with its termination due to an Asset Representations Reviewer Termination Event. Notwithstanding anything herein to the contrary, the Depositor and each Mortgage Loan Seller shall have the right, but not the obligation, to notify the Certificate Administrator and the Trustee of any Asset Representations Reviewer Termination Event of which it becomes aware.

(b)           Upon (i) the written direction of holders of Certificates evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer and (ii) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator shall promptly provide written notice thereof to the Asset Representations Reviewer and to all Certificateholders by (i) posting such notice on its internet website, and (ii) mailing such notice to all Certificateholders at their addresses appearing in the Certificate Register and to the Asset Representations Reviewer. Upon the written direction of holders of Certificates evidencing more than 75% of a Certificateholder Quorum (without regard to the application of any Appraisal Reduction Amounts), the Trustee shall terminate all of the rights and obligations of the Asset Representations Reviewer under this Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights arising out of events occurring prior to such termination) by notice in writing to the Asset Representations Reviewer and appoint the proposed successor. As between the Asset Representations Reviewer, on the one hand, and the Certificateholders, on the other, the Certificateholders shall be entitled in their sole discretion to vote for the termination or not vote for the termination of the Asset Representations Reviewer. In the event that holders of the Certificates entitled to at least 75% of the Voting Rights elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

(c)           On or after the receipt by the Asset Representations Reviewer of written notice of termination, subject to this Section 12.05, all of its authority and power under this Agreement shall be terminated and, without limitation, the terminated Asset Representations Reviewer shall execute any and all documents and other instruments, and do or accomplish all other acts or things reasonably necessary or appropriate to effect the purposes of such notice of termination. As soon as practicable, but in no event later than 30 days after (1) the Asset Representations Reviewer resigns pursuant to Section 12.03 of this Agreement or (2) the Trustee delivers such written notice of termination to the Asset Representations Reviewer, the Trustee shall appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The Trustee shall provide written notice of the appointment of an Asset Representations Reviewer to the Master Servicers, the Special Servicers, the Operating

Advisor, the Certificate Administrator, the Directing Certificateholder and each Certificateholder within one Business Day of such appointment.

The Asset Representations Reviewer shall at all times be an Eligible Asset Representations Reviewer and if the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer shall immediately notify the Master Servicers, the Special Servicers, the Trustee, the Operating Advisor, the Certificate Administrator and the Directing Certificateholder of such disqualification and immediately resign under Section 12.03 of this Agreement and the Trustee shall appoint a successor asset representations reviewer subject to and in accordance with this Section 12.05. Notwithstanding the foregoing, if the Trustee is unable to find a successor asset representations reviewer within thirty (30) days of the termination of the Asset Representations Reviewer, the Depositor shall be permitted to find a replacement. The Trustee shall not be liable for any failure to identify and appoint a successor asset representations reviewer so long as the Trustee uses commercially reasonable efforts to conduct a search for a successor asset representations reviewer and such failure is not a result of the Trustee’s negligence, bad faith or willful misconduct in the performance of its obligations hereunder.

(d)           Upon any termination of the Asset Representations Reviewer and appointment of a successor to the Asset Representations Reviewer, the Trustee shall, as soon as possible, give written notice thereof to the Special Servicers, the Master Servicers, the Certificate Administrator (who shall, as soon as possible, give written notice thereof to the Certificateholders), the Operating Advisor, the Mortgage Loan Sellers, the Depositor and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder and each Rating Agency. In the event that the Asset Representations Reviewer is terminated, all of its rights and obligations under this Agreement shall terminate, other than any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such termination).

[End of Article XII]

Article XIII

MISCELLANEOUS PROVISIONS

Section 13.01     Amendment. (a) This Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders or the Companion Holders:

(i)            to correct any defect or ambiguity in this Agreement in order to address any manifest error in any provision of this Agreement;

(ii)           to cause the provisions in this Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered certificates) with respect to the Certificates, the Trust or this

Agreement or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions therein or to correct any error;

(iii)          to change the timing and/or nature of deposits in the Collection Accounts, the Distribution Accounts or any REO Account; provided that (a) the P&I Advance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)          to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust, any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Holder;

(v)           to modify, eliminate or add to the provisions of Section 5.03(n) or any other provision hereof restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Disqualified Non-U.S. Tax Person;

(vi)          to revise or add any other provisions with respect to matters or questions arising under this Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25);

(vii)         to amend or supplement any provision hereof to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25); provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;

(viii)        to modify the provisions of Sections 3.05 and 3.17 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the applicable Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing and with respect to the Mortgage Loans other than any Excluded Loan, the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25);

(ix)           to modify the procedures of this Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c) and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website; or

(x)            to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations or rights of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller or (B) may materially and adversely affect the holder of a Companion Loan without such Companion Holder’s consent.

(b)           This Agreement may also be amended from time to time by the parties hereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)            reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a Certificate of any class without the consent of the Holder of the Certificate or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)           reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then-outstanding or such Companion Holders, as applicable; or

(iii)          adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)          change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations or rights of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller; or

(v)           amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25) and, if required under the related Intercreditor Agreement, the consent of the holder of any AB Subordinate Companion Loan for each Serviced AB Whole Loan.

(c)           Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, the Master Servicers nor the Special Servicers shall consent to any amendment hereto without having first received an Opinion of Counsel (at the Trust’s expense) to the effect that such amendment is permitted hereunder, that all conditions precedent have been satisfied and that such amendment or the exercise of any power granted to the applicable Master Servicer, the applicable Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund or any Trust REMIC, or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Furthermore, no amendment to this Agreement may be made that changes any provision specifically required to be included in this Agreement by (i) any Non-Serviced Intercreditor Agreement, (ii) the Kroger (Roundy’s) Distribution Center Intercreditor Agreement, (iii) the Mall at Turtle Creek Intercreditor Agreement or (iv) the Pinnacle II Intercreditor Agreement (prior to the related Servicing Shift Securitization Date), without in each case the consent of the holder of the related Companion Loan(s).

(d)           Promptly after the execution of any amendment to this Agreement, the Certificate Administrator shall post a copy of the same to the Certificate Administrator’s Website, deliver a copy of the same to the 17g-5 Information Provider who shall post a copy of the same on the 17g-5 Information Provider’s Website pursuant to Section 3.13(b) and Section 3.13(c), as applicable, and thereafter, the Certificate Administrator shall furnish written notification of the substance of such amendment to each Certificateholder and each Serviced Companion Noteholder, the Depositor, the Master Servicers, the Special Servicers, the Mortgagors, the Underwriters and the Rating Agencies.

(e)           It shall not be necessary for the consent of Certificateholders under this Section 13.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Certificate Administrator may prescribe.

(f)            The Trustee and the Certificate Administrator shall not be obligated to enter into any amendment pursuant to this Section 13.01 that affects its rights, duties and immunities under this Agreement or otherwise.

(g)           The cost of any Opinion of Counsel to be delivered pursuant to Section 13.01(a) or (c) and the cost of any amendment entered into hereunder shall be borne by the Person seeking the related amendment, except that if either Master Servicer, the Certificate Administrator or the Trustee requests any amendment of this Agreement in furtherance of the rights and interests of Certificateholders, the cost of any Opinion of Counsel required in connection therewith pursuant to Section 13.01(a) or (c) shall be payable out of the applicable Collection Account.

(h)           The Servicing Standard shall not be amended unless each Rating Agency provides Rating Agency Confirmation and, with respect to any class of Serviced Companion Loan Securities, the applicable rating agencies provide a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25).

(i)            To the extent the Operating Advisor, the Trustee, the Certificate Administrator, the applicable Master Servicer, the applicable Special Servicer, the Asset Representations Reviewer or Depositor obtains an Opinion of Counsel as provided for in Section 13.01(c) in connection with executing any amendment to this Agreement, such party shall be deemed not to have acted negligently in connection with entering into such amendment for purposes of availing itself of any indemnity provided to such party under this Agreement.

(j)            Notwithstanding any other provision of this Agreement, for purposes of the giving or withholding of consents pursuant to this Section 13.01, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to matters described above as they would if any other Person held such Certificates, so long as neither the Depositor nor any of its Affiliates is performing servicing duties with respect to any of the Mortgage Loans.

(k)           This Agreement may not be amended without the consent of any holder of a Companion Loan if such amendment would materially and adversely affect the rights of such Companion Holder hereunder.

(l)            Notwithstanding any contrary provisions of this Agreement, this Agreement may not be amended in a manner that would adversely affect the Swap Counterparty under the Swap Contract without the consent of the Swap Counterparty. The party proposing any amendment to this Agreement shall forward such proposed amendment to the Swap Counterparty. For the avoidance of doubt, any exchange by a holder of a Class A-4FL Certificate of any portion of its Certificate Balance for an equal Certificate Balance of Class A-4FX Certificates, will not be deemed an amendment of this Agreement.

Section 13.02     Recordation of Agreement; Counterparts. (a) To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Certificate Administrator at the expense of the Depositor on direction by the applicable Special Servicer and with the consent of the Depositor (which may not be unreasonably withheld), but only upon direction accompanied by an Opinion of Counsel (the cost of which shall be paid by the Depositor) to the effect that such recordation materially and beneficially affects the interests of the Certificateholders.

(b)           For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

(c)           The Trustee shall make any filings required under the laws of the state of its place of business required solely by virtue of the fact of the location of the Trustee’s place of business, the costs of which, if any, to be at the Trustee’s expense.

Section 13.03     Limitation on Rights of Certificateholders. (a) The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust, nor entitle such Certificateholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

(b)           No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

(c)           No Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, any Intercreditor Agreement, any Mortgage Loan, or with respect to the Certificates, unless, with respect to any suit, action or proceeding upon or under or with respect to this Agreement, such Holder previously shall have given to the Trustee and the Certificate Administrator a written notice of default, and of the continuance thereof, as herein before provided, or of the need to institute such suit, action or proceeding on behalf of the Trust and unless also (except in the case of a default by the Trustee) the Holders of Certificates of any Class evidencing not less than 25% of the related Percentage Interests in such Class shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such indemnity reasonably satisfactory to it as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for sixty (60) days after its receipt of such notice, request and offer of such indemnity, shall have neglected or refused to institute any such action, suit or proceeding. The Trustee shall be under no obligation to exercise any of the trusts or powers vested in it hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Holders of Certificates unless such Holders have offered to the Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred therein or hereby. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of this Agreement or the Certificates to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, which priority or preference is not otherwise provided for herein, or to enforce any right under this Agreement or the Certificates, except in the manner herein or therein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 13.03(c), each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 13.04      Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE

GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

EACH OF THE PARTIES HERETO IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.05 Notices. (a) Any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given if personally delivered at or couriered, sent by facsimile transmission (other than with respect to the Mortgage Loan Sellers) or mailed by registered mail, postage prepaid (except for notices to the Mortgage Loan Sellers, the Master Servicers the Certificate Administrator and the Trustee which shall be deemed to have been duly given only when received), to:

In the case of the Depositor:

c/o Wells Fargo Securities, LLC
375 Park Avenue, 2nd Floor, J0127 023
New York, New York 10152
Attention: A.J. Sfarra

with a copy to:

Jeff D. Blake, Esq.
Wells Fargo Law Department, D1053 300
301 South College St.
Charlotte, North Carolina 28288

In the case of the General Master Servicer:

Wells Fargo Bank, National Association
Commercial Mortgage Servicing
MAC D1086-120, 550 South Tryon Street, 14th Floor
Charlotte, North Carolina 28202
Attention: WFCM 2016-C35 Asset Manager
Email: commercial.servicing@wellsfargo.com

and a copy to:

Mayer Brown LLP
214 North Tryon Street, Suite 3800
Charlotte, North Carolina 28202
Attention: Christopher J. Brady, Esq.

In the case of the NCB Master Servicer:

National Cooperative Bank, N.A.
2011 Crystal Drive, Suite 800
Arlington, Virginia 22202
Attention: Kathleen Luzik, Chief Operating Officer
Facsimile number (703) 647-3470
Email: kluzik@ncb.coop

with a copy to:

National Cooperative Bank, N.A.
2011 Crystal Drive, Suite 800
Arlington, Virginia 22202
Attention: Matthew Wehland, Senior Vice President
Facsimile number (703) 647-3470
Email: mwehland@ncb.coop

In the case of the General Special Servicer:

CWCapital Asset Management LLC
7501 Wisconsin Avenue, Suite 500 West
Bethesda, Maryland 20814
Attention: Brian Hanson (WFCM 2016-C35)

Facsimile No.: (202) 715-9699
Email: CWCAMNoticesWFCM2016-C35@cwcapital.com

with a copy to:

CWCapital Asset Management LLC
7501 Wisconsin Avenue, Suite 500 West
Bethesda, Maryland 20814
Attention: Legal Department (WFCM 2016-C35);

and a copy to:

Stinson Leonard Street LLP
Facsimile No.: (816) 412-9338
Email: kenda.tomes@stinson.com

In the case of the NCB Special Servicer:

National Cooperative Bank, N.A.
2011 Crystal Drive, Suite 800
Arlington, Virginia 22202
Attention: Kathleen Luzik, Chief Operating Officer
Facsimile number (703) 647-3473
Email: kluzik@ncb.coop

with a copy to:

National Cooperative Bank, N.A.
2011 Crystal Drive, Suite 800
Arlington, Virginia 22202
Attention: Matthew Wehland, Senior Vice President
Facsimile number (703) 647-3473
Email: mwehland@ncb.coop

In the case of the Directing Certificateholder:

BIG Real Estate Fund I, L.P.
75 Broad Street, Suite 2110
New York, New York 10004
Attention: Tammy K. Jones
Fax number: (917) 591-8781

In the case of the Trustee:

Wilmington Trust, National Association
1100 North Market Street
Wilmington, Delaware 19890
Attention: CMBS Trustee WFCM 2016-C35

with a copy to:

CMBSTrustee@wilmingtontrust.com
Facsimile No.: (302) 636-4140

In the case of the Certificate Administrator:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services – WFCM 2016-C35

with a copy to:

cts.cmbs.bond.admin@wellsfargo.com
trustadministrationgroup@wellsfargo.com

In the case of the Custodian:

Wells Fargo Bank, National Association
1055 10th Avenue SE
Minneapolis, Minnesota 55414
Attention: Document Custody Group – WFCM 2016-C35

In the case of the Mortgage Loan Sellers:

1.	Wells Fargo Bank, National Association
301 South College St.
Charlotte, North Carolina 28288
Attention: Wells Fargo Commercial Mortgage Trust 2016-C35,
Commercial Mortgage Pass-Through Certificates, Series 2016-C35

with a copy to:

Jeff D. Blake, Esq., Senior Counsel
Wells Fargo Law Department, D1053 300
301 South College St.
Charlotte, North Carolina, 28288

and a copy to:

Ross Stewart
Wells Fargo Bank, National Association
333 Market Street, 17th Floor
San Francisco, CA 94105
Telephone number: (415) 801-8505
Email: ross.l.stewart@wellsfargo.com

2.	Rialto Mortgage Finance, LLC 600 Madison Avenue, 12th Floor New York, New York 10022 Attention: Kenneth M. Gorsuch, Executive Director

3.	UBS Real Estate Securities Inc. 1285 Avenue of the Americas New York, New York 10019 Attention: David Schell Facsimile: (212) 821-2943

with a copy to:

UBS Real Estate Securities Inc. 1285 Avenue of the Americas New York, New York 10019 Attention: Henry Chung Facsimile: (212) 821-2943

and a copy to:

UBS AG 299 Park Avenue New York, New York 10171 Attention: Chad Eisenberger, Executive Director & Counsel Facsimile: (212) 821-4585

4.	Barclays Bank PLC 745 Seventh Avenue New York, New York Facsimile No.: (646) 758-1700 Attention: Daniel Vinson, Managing Director E-mail: daniel.vinson@barclays.com with a copy to:

Barclays Bank PLC 745 Seventh Avenue New York, New York Facsimile No.: (212) 412-7519 Attention: Steven P. Glynn, Legal Department E-mail: steven.glynn@barclays.com

5.	Basis Real Estate Capital II, LLC 75 Broad Street, Suite 1602 New York, New York 10004 Attention: Tammy K. Jones

with a copy to:

Cadwalader, Wickersham & Taft LLP One World Financial Center New York, New York 10281 Attention: Y. Jeffrey Rotblat

6.	National Cooperative Bank, N.A 2011 Crystal Drive, Suite 800 Arlington, Virginia 22202-3709 Attention: Kathleen Luzik Facsimile No.: (703) 647-3474

with a copy to:

Chad Oppenheimer, Esq.
Facsimile No.: (703) 647-3474

and a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Steven M. Kornblau, Esq.
Facsimile No.: (646) 417-6311

7.	C-III Commercial Mortgage LLC 5221 N. O’Connor Blvd., Suite 600 Irving, Texas 75039 Attention: Jenna Vick Unell, General Counsel Facsimile No.: (972) 868-5490

with a copy to:

C-III Capital Partners LLC
717 Fifth Avenue, 18th Floor
New York, New York 10022
Attention: Jeffrey Cohen
Facsimile No.: (212) 705-5001

and a copy to

C-III Commercial Mortgage LLC
717 Fifth Avenue, 15th Floor
New York, New York 10022
Attention: Michael Pierro
Facsimile No.: (212) 705-5001

and a copy to

C-III Commercial Mortgage LLC
717 Fifth Avenue, 18th Floor
New York, New York 10022
Attention: Paul Hughson
Facsimile No.: (212) 705-5001

In the case of the Operating Advisor and the Asset Representations Reviewer:

Pentalpha Surveillance LLC
375 N. French Road, Suite 100
Amherst, New York 14228
Attention: Don Simon, Chief Operating Officer

with a copy sent via email to:

don.simon@pentalphasurveillance.com and
notices@pentalphasurveillance.com

with a copy to:

Bass, Berry & Sims PLC
150 Third Avenue South
Suite 2800
Nashville, Tennessee 37201
Attention: Jay H. Knight
Email: jknight@bassberry.com

In the case of any mezzanine lender:

The address set forth in the related Intercreditor Agreement.

To each such Person, such other address as may hereafter be furnished by such Person to the parties hereto in writing. Any communication required or permitted to be delivered to a Certificateholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the Certificate Register. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the Certificateholder receives such notice.

(b)           Any party required to deliver any notice or information pursuant to the terms of this Agreement to the Rating Agencies shall deliver such written notice of the events or information specified in Section 3.13(c) to the Rating Agencies at the address listed below, promptly following the occurrence thereof. The applicable Master Servicer or the applicable Special Servicer, as the case may be, the Certificate Administrator, and Trustee also shall furnish such other information regarding the Trust as may be reasonably requested by the Rating Agencies to the extent such party has or can obtain such information without unreasonable effort or expense; provided, however, that such other information is first provided to the 17g-5 Information Provider in accordance with the procedures set forth in Section 3.13(c); provided, further, that the 17g-5 Information Provider shall not disclose which Rating Agency has requested such information. Notwithstanding the foregoing, the failure to deliver such notices or copies shall not constitute a Servicer Termination Event, as the case may be, under this Agreement. Any confirmation of the rating by the Rating Agencies required hereunder shall be in writing.

Any notices to the Rating Agencies shall be sent to the following addresses:

Moody’s Investors Service, Inc.
7 World Trade Center
250 Greenwich Street
New York, New York 10007
Attention: Commercial Mortgage Surveillance Group
E-mail: CMBSSurveillance@moodys.com

Fitch Ratings, Inc.
33 Whitehall Street
New York, New York 10004
Attention: Commercial Mortgage Surveillance Group
Facsimile No.: (212) 635-0295
E-mail: info.cmbs@fitchratings.com

Kroll Bond Rating Agency, Inc.
845 Third Avenue, 4th Floor
New York, New York 10022
Attention: CMBS Surveillance
Facsimile No.: (646) 731-2395

Section 13.06    Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

Section 13.07    Grant of a Security Interest. The Depositor intends that the conveyance of the Depositor’s right, title and interest in and to the Mortgage Loans pursuant to this Agreement shall constitute a sale and not a pledge of security for a loan. If such conveyance is deemed to be a pledge of security for a loan, however, the Depositor intends that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The Depositor also intends and agrees that, in such event, (i) the Depositor shall be deemed to have granted to the Trustee (in such capacity) a first priority security interest in the Depositor’s entire right, title and interest in, to and under, whether now owned or existing or hereafter acquired or arising, the Conveyed Property and all proceeds thereof and (ii) this Agreement shall constitute a security agreement under applicable law. The Depositor shall file or cause to be filed, as a precautionary filing, a UCC Financing Statement in all appropriate locations in the State of Delaware promptly following the initial issuance of the Certificates, and the Certificate Administrator shall, at the expense of the Depositor (to the extent reasonable), prepare and file continuation statements with respect thereto, in each case in the six-month period prior to every fifth anniversary of the date of the initial UCC Financing Statement. The Depositor shall cooperate in a reasonable manner with the Certificate Administrator in the preparation and filing of such continuation statements. This Section 13.07 shall constitute notice to the Certificate Administrator and the Trustee pursuant to any of the requirements of the applicable UCC.

Section 13.08    Successors and Assigns; Third Party Beneficiaries. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Certificateholders. Each Mortgage Loan Seller (and its respective agents), each Companion Holder (and its respective agents), each Underwriter, each depositor of a Regulation AB Companion Loan Securitization, each Other Exchange Act Reporting Party (with respect to its rights under Article XI of this Agreement) and each Initial Purchaser is an intended third-party beneficiary to this Agreement in respect of the respective rights afforded it hereunder. The Swap Counterparty shall be a third party beneficiary to this Agreement in respect to the rights afforded it hereunder. No other person, including, without limitation, any Mortgagor, shall be entitled to any benefit or equitable right, remedy or claim under this Agreement.

(b)          Each Serviced Companion Noteholder shall be a third-party beneficiary to this Agreement in respect to the rights afforded it hereunder. Each of the Other Servicers and the Other Trustees shall be a third-party beneficiary to this Agreement in respect to all provisions herein expressly relating to compensation, reimbursement or indemnification of such Other Servicer and Other Trustee, and any provisions regarding reimbursement or advances or interest thereon to such Other Servicer or Other Trustee.

(c)          Each of the applicable Non-Serviced Trustee, Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Depositor, Non-Serviced Paying Agent and any Non-Serviced Trust holding a related Non-Serviced Companion Loan, shall be a third-party beneficiary to this Agreement in respect to its rights as specifically provided for herein and under the applicable Non-Serviced Intercreditor Agreement.

(d)          Subject to Section 2.03(k), Section 2.03(l)(iv) and Section 2.03(l)(v), any Requesting Certificateholder shall be an express third-party beneficiary to this Agreement for purposes of exercising rights under Section 2.03(k) through Section 2.03(o).

Section 13.09    Article and Section Headings. The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

Section 13.10    Notices to the Rating Agencies. (a) The Certificate Administrator shall use reasonable efforts promptly to provide notice to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), (and the related 17g-5 information provider for any class of Serviced Companion Loan Securities to the extent applicable to any Serviced Whole Loan) with respect to each of the following of which it has actual knowledge:

(i)           any material change or amendment to this Agreement;

(ii)          the occurrence of a Servicer Termination Event that has not been cured;

(iii)         the resignation or termination of the Certificate Administrator, either Master Servicer, the Asset Representations Reviewer or either Special Servicer; and

(iv)         the repurchase or substitution of Mortgage Loans by the related Mortgage Loan Seller pursuant to Section 5 of the related Mortgage Loan Purchase Agreement.

(b)          The Master Servicers shall use reasonable efforts to promptly provide notice to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), with respect to each of the following of which it has actual knowledge:

(i)           the resignation or removal of the Trustee or the Certificate Administrator;

(ii)          any change in the location of the Collection Accounts;

(iii)         any event that would result in the voluntary or involuntary termination of any insurance of the accounts of the Trustee;

(iv)         any change in the lien priority of any Mortgage Loan with respect to an assumption of the Mortgage Loan or additional encumbrance described in Section 3.08;

(v)          any additional lease to an anchor tenant or termination of any existing lease to an anchor tenant at retail properties for any Mortgage Loan with a Stated Principal Balance that is equal to or greater than the lesser of (1) an amount greater than 5% of the then-aggregate outstanding principal balances of the Mortgage Loans and (2) $35,000,000;

(vi)         any material damage to any Mortgaged Property;

(vii)        any assumption with respect to a Mortgage Loan; and

(viii)       any release or substitution of any Mortgaged Property.

(c)          The Certificate Administrator shall promptly furnish notice to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), and thereafter to the Rating Agencies of (i) any change in the location of the Distribution Accounts and (ii) the final payment to any Class of Certificateholders.

(d)          The Trustee, the Certificate Administrator, either Master Servicer and either Special Servicer, as applicable, shall furnish to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), and thereafter to each Rating Agency (and any rating agency for any class of Serviced Companion Loan Securities to the extent applicable to any Serviced Whole Loan) with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) such information as any Rating Agency shall reasonably request and which the Trustee, the Certificate Administrator, the Master Servicers or Special Servicers, can reasonably provide in accordance with applicable law and without waiving any attorney-client privilege relating to such information or violating the terms of this Agreement or any Mortgage Loan documents. The Trustee, the Certificate Administrator, either Master Servicer and either Special Servicer, as applicable, may include any reasonable disclaimer it deems appropriate with respect to such information. Notwithstanding anything to the contrary herein, nothing in this Section 13.10 shall require a party to provide duplicative notices or copies to the Rating Agencies with respect to any of the above listed items. In connection with the delivery by either Master Servicer or either Special Servicer to the 17g-5 Information Provider of any information, report, notice or document for posting to the 17g-5 Information Provider’s Website, the 17g-5 Information Provider shall notify such Master Servicer or such Special Servicer when such information, report, notice or document has been posted. The applicable Master Servicer or the applicable Special Servicer, as the case may be, may, but shall not be obligated to send such information, report, notice or document to the applicable Rating Agency so long as such information, report, notice or document (i) was previously provided to the 17g-5 Information Provider or (ii) is simultaneously provided, by 2:00 p.m. (New York City time) on any Business Day, to the 17g-5 Information Provider.

[End of Article XIII]

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC., Depositor

By:	/s/ Anthony Sfarra
Name: Anthony Sfarra
Title: President

WELLS FARGO BANK, NATIONAL ASSOCIATION, General Master Servicer

By:	/s/ Marcus Thomas
Name: Marcus Thomas
Title: Director

CWCAPITAL ASSET MANAGEMENT LLC, General Special Servicer

By:	/s/ Brian Hanson
Name: Brian Hanson
Title: Managing Director

NATIONAL COOPERATIVE BANK, N.A., NCB Master Servicer

By:	/s/ Matthew Wehland
Name: Matthew Wehland
Title: Senior Vice President

WFCM 2016-C35 – Pooling and Servicing Agreement

NATIONAL COOPERATIVE BANK, N.A.,
NCB Special Servicer

By:	/s/ Matthew Wehland
Name: Matthew Wehland
Title: Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
not in its individual capacity, but solely as Certificate Administrator

By:	/s/ Michael Baker
Name: Michael Baker
Title: Assistant Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION,
not in its individual capacity, but solely as Trustee

By:	/s/ Beverly D. Capers
Name: Beverly D. Capers
Title: Assistant Vice President

PENTALPHA SURVEILLANCE LLC,
Operating Advisor and Asset Representations Reviewer

By:	/s/ James Callahan
Name: James Callahan
Title: Executive Director and Solely as an Authorized Signatory for Pentalpha Surveillance LLC

WFCM 2016-C35 – Pooling and Servicing Agreement

STATE OF New York	)
) ss.:
COUNTY OF New York	)

On the 21st day of July, 2016, before me, a notary public in and for said State, personally appeared Anthony Sfarra known to me to be a President of Wells Fargo Commercial Mortgage Securities, Inc., that executed the within instrument, and also known to me to be the person who executed it on behalf of such corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

LILLIAN CALCATERRA	/s/ Lillian Calcaterra
NOTARY PUBLIC, State of New York	Notary Public
No. 01CA4971671
Qualified in Kings County
Cert. Filed in New York County
Commission Expires Sept. 10, 2018
[SEAL]

My commission expires:
9/10/2018

WFCM 2016-C35 - Pooling and Servicing Agreement

STATE OF NORTH CAROLINA	)
) ss.:
COUNTY OF MECKLENBURG	)

On the 20th day of July, 2016, before me, a notary public in and for said State, personally appeared Marcus Thomas known to me to be a Director of Wells Fargo Bank, National Association, and also known to me to be the person who executed it on behalf of such national banking association, and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Erica L. Smith
Notary Public

ERICA L. SMITH
NOTARY PUBLIC
[SEAL]	Gaston County
North Carolina
My Commission Expires 7/15/2017
My commission expires:

WFCM 2016-C35 - Pooling and Servicing Agreement

STATE OF Maryland	)
) ss.:
COUNTY OF Montgomery	)

On the 25th day of July, 2016, before me, a notary public in and for said State, personally appeared Brian Hanson known to me to be a Managing Director of CWCapital Asset Management LLC, that executed the within instrument, and also known to me to be the person who executed it on behalf of such Limited Liability Company, and acknowledged to me that such Limited Liability Company executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Sheremee D. Griffin
Notary Public
[SEAL]

My commission expires:

SHEREMEE D. GRIFFIN
MONTGOMERY COUNTY, MD
NOTARY PUBLIC
MY COMMISSION EXPIRES 11/30/2018

WFCM 2016-C35 - Pooling and Servicing Agreement

STATE OF VA	)
) ss.:
COUNTY OF ARLINGTON	)

On the 20th day of July, 2016, before me, a notary public in and for said State, personally appeared Matthew Wehland known to me to be a SVP of National Cooperative Bank, N.A., that executed the within instrument, and also known to me to be the person who executed it on behalf of such national banking association, and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Christiane Weber Hirt
Notary Public
Christiane Weber Hirt
NOTARY PUBLIC
Commonwealth of Virginia
Reg. #7095550
Commission Exp. 3/31/2019

[SEAL]

My commission expires:

WFCM 2016-C35 - Pooling and Servicing Agreement

STATE OF VA	)
) ss.:
COUNTY OF ARLINGTON	)

On the 20th day of July, 2016, before me, a notary public in and for said State, personally appeared Matthew Wehland known to me to be a SVP of National Cooperative Bank, N.A., that executed the within instrument, and also known to me to be the person who executed it on behalf of such national banking association, and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Christiane Weber Hirt
Notary Public
Christiane Weber Hirt
NOTARY PUBLIC
Commonwealth of Virginia
Reg. #7095550
Commission Exp. 3/31/2019

[SEAL]

My commission expires:

WFCM 2016-C35 - Pooling and Servicing Agreement

STATE OF Maryland	)
	)	ss.:
COUNTY OF Howard	)

On the 20th day of July, 2016, before me, a notary public in and for said State, personally appeared Michael Baker known to me to be a VP of Wells Fargo Bank, National Association, that executed the within instrument, and also known to me to be the person who executed it on behalf of such national banking association, and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Colin A. Castro
[SEAL]	Notary Public

My commission expires:	COLIN A. CASTRO NOTARY PUBLIC FREDERICK COUNTY, MD MY COMMISSION EXPIRES MARCH 24, 2019

WFCM 2016-C35 - Pooling and Servicing Agreement

STATE OF DELAWARE	)
	)	ss.:
COUNTY OF NEW CASTLE	)

On the 21st day of July, 2016, before me, a notary public in and for said State, personally appeared Beverly D. Capers known to me to be an Assistant Vice President of Wilmington Trust, National Association, that executed the within instrument, and also known to me to be the person who executed it on behalf of such national banking association, and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Christina Bader
Notary Public
[SEAL]
CHRISTINA BADER NOTARY PUBLIC STATE OF DELAWARE My Commission Expires March 22, 2020

My Commission Expires:

WFCM 2016-C35 - Pooling and Servicing Agreement

STATE OF CONNECTICUT	)
	)	ss.:
COUNTY OF FAIRFIELD	)

On the 21st day of July, 2016, before me, a notary public in and for said State, personally appeared James Callahan known to me to be an Executive Director of Pentalpha Surveillance LLC, that executed the within instrument, and also known to me to be the person who executed it on behalf of such limited liability company, and acknowledged to me that such limited liability company executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Melonie S. Williams
Notary Public

[SEAL]

My commission expires: 7/31/2019

MELONIE S. WILLIAMS Notary Public Connecticut My Commission Expires July 31, 2019

WFCM 2016-C35 - Pooling and Servicing Agreement

EXHIBIT A-1

FORM OF CLASS [__] CERTIFICATE

CLASS [__]

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-C35

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2016-C35, CLASS [__]

[FOR PRIVATELY OFFERED CERTIFICATES (CERTIFICATES OTHER THAN CLASSES A-1, A-2, A-3, A-4, A-SB, X-A, X-B, A-S, B AND C): THIS CERTIFICATE IS A TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE FOR PURPOSES OF REGULATION S (“REGULATION S”) UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[FOR BOOK-ENTRY CERTIFICATES: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A

[1]	Temporary Regulation S Book-Entry Certificate legend.

[2]	Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-1-1

SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, EITHER MASTER SERVICER, EITHER SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, [THE UNDERWRITERS,] [THE INITIAL PURCHASERS,] THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

[FOR CLASS A-4FL CERTIFICATES: THE PASS-THROUGH RATE ON THIS CERTIFICATE IS BASED UPON LIBOR AND THEREFORE IS SUBJECT TO CHANGE OVER TIME BASED UPON CHANGES IN THE RATE OF LIBOR. IN ADDITION, THE PASS-THROUGH RATE ON THIS CLASS A-4FL CERTIFICATE MAY CONVERT TO A FIXED PER ANNUM RATE UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE POOLING AND SERVICING AGREEMENT.]

[FOR PRINCIPAL BALANCE CERTIFICATES: PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.]

[FOR PRIVATELY OFFERED CERTIFICATES (CERTIFICATES OTHER THAN CLASSES A-1, A-2, A-3, A-4, A-SB, X-A, X-B, A-S, B AND C): THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER”, WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS A NON-“U.S. PERSON” IN AN “OFFSHORE TRANSACTION” AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE

[3]	Book-Entry Certificate legend.

A-1-2

SECURITIES ACT, OR (3) TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.]

[FOR CLASS E, CLASS F AND CLASS G CERTIFICATES: THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION § 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA) OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.]

[FOR REGULAR CERTIFICATES OTHER THAN CLASS A-4FL AND CLASS A-4FX CERTIFICATES: THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.]

[FOR CLASS A-4FX CERTIFICATES: This Certificate represents a beneficial interest in a portion of a grantor trust under subpart E, part I of subchapter J of the Internal Revenue Code of 1986, as amended, which portion consists of a percentage interest in the Class A-4FX Regular Interest, A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE

A-1-3

DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860d OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) and the CLASS A-4FX SUB-ACCOUNT.]

[FOR CLASS A-4FL CERTIFICATES: This Certificate represents a beneficial interest in a portion of a grantor trust under subpart E, part I of subchapter J of the Internal Revenue Code of 1986, as amended, which portion consists of a percentage interest in the Class A-4FX Regular Interest, A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860d OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), the related CLASS a-4FL Swap Contract and the CLASS A-4FL SUB-ACCOUNT.]

[FOR PRINCIPAL BALANCE CERTIFICATES: THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF REALIZED LOSSES ALLOCABLE TO THIS CERTIFICATE AND WILL BE INCREASED BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE PRINCIPAL DISTRIBUTION AMOUNT. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.]

[FOR CLASS X CERTIFICATES: THIS [CLASS X-A][CLASS X-B][CLASS X-D] CERTIFICATE HAS NO PRINCIPAL BALANCE AND WILL NOT RECEIVE ANY DISTRIBUTIONS OF PRINCIPAL.]

[FOR CLASS X-A CERTIFICATES: THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE AGGREGATE CERTIFICATE BALANCE OF THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS A-4, CLASS A-SB AND CLASS A-S CERTIFICATES AND THE CLASS A-4FX REGULAR INTEREST. ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.]

[FOR CLASS X-B CERTIFICATES: THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE AGGREGATE CERTIFICATE BALANCE OF THE CLASS B AND CLASS C CERTIFICATES. ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.]

A-1-4

[FOR CLASS X-D CERTIFICATES: THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE CERTIFICATE BALANCE OF THE CLASS D CERTIFICATES. ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.]

[FOR CLASS X CERTIFICATES: THE NOTIONAL AMOUNT ON WHICH THE INTEREST PAYABLE TO THE HOLDERS OF THE CLASS [X-A][X-B][X-D] CERTIFICATES IS BASED WILL BE REDUCED AS A RESULT OF PRINCIPAL PAYMENTS AND LOSSES ON THE MORTGAGE LOANS. ACCORDINGLY, THE INTEREST PAYABLE PURSUANT TO THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.]

[FOR SUBORDINATE CERTIFICATES (CLASS A-S, CLASS B, CLASS C, CLASS D, CLASS E, CLASS F AND CLASS G): THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS A-4, CLASS A-SB, CLASS X-A, CLASS X-B, CLASS X-D, [CLASS A-S, CLASS B, CLASS C, CLASS D, CLASS E AND CLASS F] CERTIFICATES AND THE CLASS A-4FX REGULAR INTEREST AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.]

A-1-5

PASS-THROUGH RATE: [____]% per annum] [FOR CLASS X-A, X-B, X-D, C, E, F or G]: VARIABLE IN ACCORDANCE WITH THE POOLING AND SERVICING AGREEMENT] [FOR CLASS A-4FL: LIBOR PLUS 1.0500% per annum]

INITIAL [CERTIFICATE BALANCE][NOTIONAL AMOUNT] OF THIS CERTIFICATE AS OF THE CLOSING DATE: $[            ]

DATE OF POOLING AND SERVICING AGREEMENT: AS OF JULY 1, 2016

CUT-OFF DATE: AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: JULY 28, 2016

FIRST DISTRIBUTION DATE: AUGUST 17, 2016

APPROXIMATE AGGREGATE [CERTIFICATE BALANCE][NOTIONAL AMOUNT] OF THE CLASS [__] CERTIFICATES AS OF THE CLOSING DATE: $[_________]

GENERAL MASTER SERVICER: WELLS FARGO BANK, NATIONAL ASSOCIATION

NCB MASTER SERVICER: NATIONAL COOPERATIVE BANK, N.A.

GENERAL SPECIAL SERVICER: CWCAPITAL ASSET MANAGEMENT LLC

NCB SPECIAL SERVICER: NATIONAL COOPERATIVE BANK, N.A.

TRUSTEE: WILMINGTON TRUST, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR: WELLS FARGO BANK, NATIONAL ASSOCIATION

OPERATING ADVISOR: PENTALPHA SURVEILLANCE LLC

ASSET REPRESENTATIONS REVIEWER: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: [            ]

ISIN NO.: [            ]

COMMON CODE NO.: [            ]

CERTIFICATE NO.: [_] - ______

A-1-6

CLASS [__] CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Collection Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC.

THIS CERTIFIES THAT [FOR BOOK-ENTRY CERTIFICATES: CEDE & CO.] [FOR DEFINITIVE CERTIFICATES: [______]] is the registered owner of the interest evidenced by this Certificate in the Class [__] Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), among WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer, the NCB Special Servicer, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial [Certificate Balance][Notional Amount] of the Class [__] Certificates. The Certificates are designated as the WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

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[FOR REGULAR CERTIFICATES (other than Class A-4FL and Class A-4FX): This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended (the “Code”).] [FOR CLASS A-4FL AND A-4FX CERTIFICATES: This Certificate represents a beneficial interest in a portion of a grantor trust under subpart E, part I of subchapter J of the Internal Revenue Code of 1986, as amended (the “Code”), which portion consists of a percentage interest in the Class A-4FX Regular Interest, a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Code [FOR CLASS A-4FL CERTIFICATES: , the related Class A-4FL Swap Contract] and the Class [A-4FL][A-4FX] Sub-Account.] Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of [FOR PRINCIPAL BALANCE CERTIFICATES (CLASS A-1, A-2, A-3, A-4, A-4FL, A-4FX, A-SB, A-S, B, C, D, E, F and G: principal and] interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. [FOR [CLASS A-1, A-2, A-3, A-4, A-4FL, A-4FX, A-SB, A-S, B, C, D, X-A AND X-B] CERTIFICATES: Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.] All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class [__] Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. [FOR CLASS X CERTIFICATES: Interest][FOR PRINCIPAL BALANCE CERTIFICATES (CLASS A-1, A-2, A-3, A-4, A-4FL, A-4FX, A-SB, A-S, B, C, D, E, F and G: Principal and interest] allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Available Funds to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Realized Losses and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the

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Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Collection Accounts and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other investment income earned on funds in the Collection Accounts will be paid to the Master Servicers as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions at least five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate (determined without regard to any possible future reimbursement of Realized Losses previously allocated to this Certificate) shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Certificateholders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to Section 4.01(h) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(h) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate

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Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

Subject to the terms of the Pooling and Servicing Agreement, the Class [__] Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $[FOR PRINCIPAL BALANCE CERTIFICATES (CLASS A-1, A-2, A-3, A-4, A-SB, A-S, B AND C: 10,000][FOR CLASS A-4FL, A-4FX, D, E, F AND G CERTIFICATES: 100,000][FOR CLASS X CERTIFICATES: 1,000,000 initial Notional Amount], and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, the General Master Servicer, the NCB Master Servicer, the General Special Servicer, the NCB Special Servicer and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Certificate Administrator, the General Master Servicer, the NCB Master Servicer, the General Special Servicer, the NCB Special Servicer, the Certificate Registrar, nor any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders or the Companion Holders:

(i)               to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)              to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered certificates) with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or

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supplement any of its provisions which may be defective or inconsistent with any other provisions therein or to correct any error;

(iii)            to change the timing and/or nature of deposits in the Collection Accounts, the Distribution Accounts or any REO Account; provided that (a) the P&I Advance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)             to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Holder;

(v)              to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Disqualified Non-U.S. Tax Person;

(vi)             to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25 of the Pooling and Servicing Agreement);

(vii)           to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency

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Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25 of the Pooling and Servicing Agreement); provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;

(viii)         to modify the provisions of Sections 3.05 and 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the applicable Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing and with respect to the Mortgage Loans other than any Excluded Loan, the Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25 of the Pooling and Servicing Agreement);

(ix)            to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c) of the Pooling and Servicing Agreement and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website; or

(x)             to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or

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change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller or (B) may materially and adversely affect the holders of a Companion Loan without such Companion Holder’s consent.

The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)               reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a Certificate of any class without the consent of the Holder of the Certificate or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)             reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then-outstanding or such Companion Holders, as applicable; or

(iii)             adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)             change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations or rights of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller; or

(v)              amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25 of the Pooling and Servicing Agreement) and, if required under the related Intercreditor Agreement, the consent of the holder of any AB Subordinate Companion Loan for each Serviced AB Whole Loan.

Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, the Master Servicers nor the Special Servicers shall consent to any amendment to the Pooling and Servicing

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Agreement without having first received an Opinion of Counsel (at the Trust’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement, that all conditions precedent have been satisfied and that such amendment or the exercise of any power granted to the applicable Master Servicer, the applicable Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund or any Trust REMIC, or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

The Holders of the majority of the Controlling Class, the Special Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Special Servicer, the Master Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Master Servicer or the Holders of the Class R Certificates, in that order of priority, may, at their option, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the first paragraph of Section 9.01 in the Pooling and Servicing Agreement by giving written notice to the Trustee, The Certificate Administrator and the other parties to the Pooling and Servicing Agreement no later than sixty (60) days prior to the anticipated date of purchase; provided, however, that the Holders of the Controlling Class, either Special Servicer, either Master Servicer, or the Holders of the Class R Certificates may so elect to purchase all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Balance of the Mortgage Loans as set forth in the Pooling and Servicing Agreement.

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates and the Class A-4FX Regular Interest (and, therefore, the Class A-4FL and Class A-4FX Certificates) are no longer outstanding (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then-outstanding Certificates (other than the Class R Certificates)), the Sole Certificateholder shall have the right, with the consent of the Master Servicers, to exchange all of its Certificates (other than the Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

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Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated: July 28, 2016

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS [__] CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________
TEN ENT	-	as tenants by the entireties	Custodian
JT TEN	-	as joint tenants with rights of	(Cust)
		survivorship and not as tenants in	Under Uniform Gifts to Minors
common
Act __________________________
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _____________________________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _______________________________ for the account of __________________________ account number _______________ or, if mailed by check, to __________________________. Statements should be mailed to _________________________. This information is provided by assignee named above, or ______________________________, as its agent.

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EXHIBIT A-2

FORM OF CLASS R CERTIFICATE

CLASS R

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-C35

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2016-C35, CLASS R

[THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.]

[THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A.]

[THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT.]

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, EITHER MASTER SERVICER, EITHER SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY

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ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.]

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION § 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA) OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE.

[THIS CERTIFICATE REPRESENTS A “RESIDUAL INTEREST” IN TWO “REAL ESTATE MORTGAGE INVESTMENT CONDUITS” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE CODE. EACH TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY TO DISQUALIFIED ORGANIZATIONS, DISQUALIFIED NON-U.S. TAX PERSONS OR AGENTS OF EITHER, AS SET FORTH IN SECTION 5.03 OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR, THE CERTIFICATE ADMINISTRATOR AND THE TRUSTEE TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN SECTION 860E(e)(5) OF THE CODE, OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH

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DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, (C) IT UNDERSTANDS THAT IT MAY INCUR TAX LIABILITIES WITH RESPECT TO THIS CERTIFICATE IN EXCESS OF CASH FLOWS GENERATED HEREBY, (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE, (E) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. PERSON AND (F) IT WILL NOT TRANSFER THIS CERTIFICATE TO ANY PERSON OR ENTITY THAT DOES NOT PROVIDE A SIMILAR AFFIDAVIT. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. THIS CERTIFICATE REPRESENTS ONE OR MORE “NON-ECONOMIC RESIDUAL INTERESTS”, AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(c), AND THEREFORE, TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO TRANSFER AT A MINIMUM PRICE OR TO AN ELIGIBLE TRANSFEREE AS SPECIFIED IN TREASURY REGULATIONS.]

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PERCENTAGE INTEREST EVIDENCED BY THIS CERTIFICATE: [100%]

DATE OF POOLING AND SERVICING AGREEMENT: AS OF JULY 1, 2016

CUT-OFF DATE: AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: JULY 28, 2016

FIRST DISTRIBUTION DATE: AUGUST 17, 2016

CLASS R PERCENTAGE INTEREST: [100%]

GENERAL MASTER SERVICER: WELLS FARGO BANK, NATIONAL ASSOCIATION

NCB MASTER SERVICER: NATIONAL COOPERATIVE BANK, N.A.

GENERAL SPECIAL SERVICER: CWCAPITAL ASSET MANAGEMENT LLC

NCB SPECIAL SERVICER: NATIONAL COOPERATIVE BANK, N.A.

TRUSTEE: WILMINGTON TRUST, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR: WELLS FARGO BANK, NATIONAL ASSOCIATION

OPERATING ADVISOR: PENTALPHA SURVEILLANCE LLC

ASSET REPRESENTATIONS REVIEWER: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: [             ]

ISIN NO.: [             ]

CERTIFICATE NO.: R-____

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CLASS R CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Collection Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC.

THIS CERTIFIES THAT [____________________] is the registered owner of the interest evidenced by this Certificate in the Class R Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), among WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer, the NCB Special Servicer, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class R Certificates. The Certificates are designated as the WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Class R Certificate represents a “residual interest” in two “real estate mortgage investment conduits”, as those terms are defined, respectively, in Sections 860G(a)(1)

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and 860D of the Internal Revenue Code of 1986 (the “Code”), as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income. The Holder of the largest Percentage Interest in the Class R Certificates shall be the “tax matters person” for each Trust REMIC pursuant to Treasury Regulations Section 1.860F-4(d), and the Certificate Administrator is hereby irrevocably designated and shall serve (i) as attorney-in-fact and agent for any such Person that is the “tax matters person” and (ii) as the “partnership representative” for each Trust REMIC within the meaning of Section 6223 of the Code (to the extent such provision is applicable to the Trust REMIC).

Pursuant to the terms of the Pooling and Servicing Agreement, distributions, if any, on this Certificate shall be made by the Certificate Administrator in an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) and to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Collection Accounts and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other investment income earned on funds in the Collection Accounts will be paid to the Master Servicers as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions in writing at least five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate (determined without regard to any possible future reimbursement of Realized Losses previously allocated to this Certificate) shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

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Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Certificateholders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to Section 4.01(h) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(h) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

Each Person who has or who acquires any Ownership Interest in a Class R Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions. The rights of each Person acquiring any Ownership Interest in a Class R Certificate are expressly subject to the following provisions: (A) no Person holding or acquiring any Ownership Interest in a Class R Certificate shall be a Disqualified Organization or agent thereof (including a nominee, middleman or similar person) (an “Agent”), a Plan or a Person acting on behalf of or investing the assets of a Plan (such Plan or Person, an “ERISA Prohibited Holder”) or a Disqualified Non-U.S. Tax Person and shall promptly notify the Certificate Registrar of any change or impending change to such status; (B) in connection with any proposed Transfer of any Ownership Interest in a Class R Certificate, the Certificate Registrar shall require delivery to it, and no Transfer of any Class R Certificate shall be registered until the Certificate Registrar receives, an affidavit substantially in the form attached to the Pooling and Servicing Agreement as Exhibit D-1 (a “Transferee Affidavit”) from the proposed Transferee, in form and substance satisfactory to the Certificate Registrar, representing and warranting, among other things, that such Transferee is not a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Disqualified Non-U.S. Tax Person, and that it has reviewed the provisions of Section 5.03(n) of the Pooling and Servicing Agreement and agrees to be bound by them; (C) notwithstanding the delivery of a Transferee

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Affidavit by a proposed Transferee under clause (B) above, if the Certificate Registrar has actual knowledge that the proposed Transferee is a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Disqualified Non-U.S. Tax Person, no Transfer of an Ownership Interest in a Class R Certificate to such proposed Transferee shall be effected; and (D) each Person holding or acquiring any Ownership Interest in a Class R Certificate shall agree (1) to require a Transferee Affidavit from any prospective Transferee to whom such Person attempts to transfer its Ownership Interest in such Class R Certificate and (2) not to transfer its Ownership Interest in such Class R Certificate unless it provides to the Certificate Registrar a letter substantially in the form attached to the Pooling and Servicing Agreement as Exhibit D-2 (a “Transferor Letter”) certifying that, among other things, it has no actual knowledge or reason to know that the proposed Transferee’s statements in such Transferee Affidavit are false.

The Class R Certificates will be issued in fully registered, certificated form, in minimum percentage interests of 10% and integral multiples of 1% in excess thereof.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, the General Master Servicer, the NCB Master Servicer, the General Special Servicer, the NCB Special Servicer and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Certificate Administrator, the General Master Servicer, the NCB Master Servicer, the General Special Servicer, the NCB Special Servicer, the Certificate Registrar, nor any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders or the Companion Holders:

(i)               to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)              to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered certificates) with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions therein or to correct any error;

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(iii)             to change the timing and/or nature of deposits in the Collection Accounts, the Distribution Accounts or any REO Account; provided that (a) the P&I Advance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)             to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust or any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Holder;

(v)              to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Disqualified Non-U.S. Tax Person;

(vi)             to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25 of the Pooling and Servicing Agreement);

(vii)            to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided

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that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25 of the Pooling and Servicing Agreement); provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;

(viii)           to modify the provisions of Sections 3.05 and 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the applicable Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing and with respect to the Mortgage Loans other than any Excluded Loan, the Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25 of the Pooling and Servicing Agreement);

(ix)              to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c) of the Pooling and Servicing Agreement and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website; or

(x)               to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller or (B) may materially

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and adversely affect the holders of a Companion Loan without such Companion Holder’s consent.

The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)               reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a Certificate of any class without the consent of the Holder of the Certificate or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)              reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then-outstanding or such Companion Holders, as applicable; or

(iii)             adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)             change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations or rights of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller; or

(v)              amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25 of the Pooling and Servicing Agreement) and, if required under the related Intercreditor Agreement, the consent of the holder of any AB Subordinate Companion Loan for each Serviced AB Whole Loan.

Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, the Master Servicers nor the Special Servicers shall consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement, that all

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conditions precedent have been satisfied and that such amendment or the exercise of any power granted to the applicable Master Servicer, the applicable Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund or any Trust REMIC, or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

The Holders of the majority of the Controlling Class, the Special Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Special Servicer, the Master Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Master Servicer or the Holders of the Class R Certificates, in that order of priority, may, at their option, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the first paragraph of Section 9.01 in the Pooling and Servicing Agreement by giving written notice to the Trustee, The Certificate Administrator and the other parties to the Pooling and Servicing Agreement no later than sixty (60) days prior to the anticipated date of purchase; provided, however, that the Holders of the Controlling Class, either Special Servicer, either Master Servicer, or the Holders of the Class R Certificates may so elect to purchase all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Balance of the Mortgage Loans as set forth in the Pooling and Servicing Agreement.

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates and the Class A-4FX Regular Interest (and, therefore, the Class A-4FL and Class A-4FX Certificates) are no longer outstanding (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then-outstanding Certificates (other than the Class R Certificates)), the Sole Certificateholder shall have the right, with the consent of the Master Servicers, to exchange all of its Certificates (other than the Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

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Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated: July 28, 2016

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS R CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________
TEN ENT	-	as tenants by the entireties	Custodian
JT TEN	-	as joint tenants with rights of	(Cust)
		survivorship and not as tenants in	Under Uniform Gifts to Minors
common
Act __________________________
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _____________________________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

A-2-15

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _______________________________ for the account of __________________________ account number _______________ or, if mailed by check, to __________________________. Statements should be mailed to _________________________. This information is provided by assignee named above, or ______________________________, as its agent.

A-2-16

EXHIBIT B

MORTGAGE LOAN SCHEDULE

B-1

Wells Fargo Commercial Mortgage Trust 2016-C35
MORTGAGE LOAN SCHEDULE

Mortgage Loan Number	Mortgage Loan Seller	Property Name	Address	City	State	Zip Code	County	General Property Type	Number of Units	Unit of Measure	Original Principal Balance ($)	Cut-off Date Principal Balance ($)
1	RMF	Epps Bridge Centre	1791 Oconee Connector	Athens	GA	30606	Oconee	Retail	336,554	Sq. Ft.	64,500,000	64,500,000
2	Barclays	The Mall at Rockingham Park	99 Rockingham Park Boulevard	Salem	NH	03079	Rockingham	Retail	540,867	Sq. Ft.	60,000,000	60,000,000
3	RMF	Kroger (Roundy’s) Distribution Center	1111 Delafield Road	Oconomowoc	WI	53066	Waukesha	Industrial	1,093,756	Sq. Ft.	59,500,000	59,500,000
4	RMF	Marriott Indianapolis North	3645 River Crossing Parkway	Indianapolis	IN	46240	Marion	Hospitality	315	Rooms	54,000,000	53,838,334
5	Barclays	Mall at Turtle Creek	3000 East Highland Drive	Jonesboro	AR	72401	Craighead	Retail	329,398	Sq. Ft.	42,000,000	41,947,448
6	UBSRES	In-Rel 8	Various	Various	Various	Various	Various	Various	1,478,687	Sq. Ft.	32,500,000	32,460,442
6.01	UBSRES	Lynnfield Park	1255-1755 Lynnfield Road	Memphis	TN	38119	Shelby	Office	280,829	Sq. Ft.	7,193,919
6.02	UBSRES	Chase Tower	201 East Main Street	Lexington	KY	40507	Fayette	Office	237,892	Sq. Ft.	7,167,568
6.03	UBSRES	50 Penn Place	1900 Northwest Expressway	Oklahoma City	OK	73118	Oklahoma	Mixed Use	320,957	Sq. Ft.	6,675,676
6.04	UBSRES	I-Bank Tower	5050 Poplar Avenue	Memphis	TN	38117	Shelby	Office	275,566	Sq. Ft.	6,289,189
6.05	UBSRES	4100 Okeechobee	4100 Okeechobee Boulevard	West Palm Beach	FL	33409	Palm Beach	Office	50,155	Sq. Ft.	1,791,892
6.06	UBSRES	Center Point	1671-1691 Center Point Parkway	Center Point	AL	35215	Jefferson County	Retail	148,275	Sq. Ft.	1,264,865
6.07	UBSRES	Bainbridge Mall	1400 East Shotwell Street	Bainbridge	GA	39819	Decatur	Retail	129,076	Sq. Ft.	1,133,108
6.08	UBSRES	Plantation Merch. Mart	4301 West Sunrise Boulevard	Plantation	FL	33313	Broward	Retail	35,937	Sq. Ft.	983,784
7	WFB	River Park Shopping Center	1203-1683 West Imola Avenue	Napa	CA	94559	Napa	Retail	108,639	Sq. Ft.	25,750,000	25,750,000
8	NCB	University Towers Owners Corp.	100 York Street, 379 George Street and 390 George Street	New Haven	CT	06511	New Haven	Multifamily	238	Units	25,600,000	25,600,000
9	UBSRES	DoubleTree Overland Park	10100 College Boulevard	Overland Park	KS	66210	Johnson	Hospitality	356	Rooms	25,000,000	25,000,000
10	Barclays	ExchangeRight Net Leased Portfolio 12	Various	Various	Various	Various	Various	Various	243,830	Sq. Ft.	24,850,000	24,850,000
10.01	Barclays	Kroger - Hamilton	1450 South Erie Boulevard	Hamilton	OH	45011	Butler	Retail	77,154	Sq. Ft.	5,100,000
10.02	Barclays	Walgreens - Fort Worth	4200 East Lancaster Avenue	Fort Worth	TX	76103	Tarrant	Retail	14,490	Sq. Ft.	3,295,000
10.03	Barclays	Tractor Supply - Woods Cross	1533 South 1800 West	Woods Cross	UT	84087	Davis	Retail	21,930	Sq. Ft.	2,450,000
10.04	Barclays	Fresenius Dialysis Center - Nashville	1001 Riverside Drive	Nashville	TN	37206	Davidson	Office	8,790	Sq. Ft.	2,300,000
10.05	Barclays	Advance Auto Parts - Steubenville	201 North 7th Street	Steubenville	OH	43056	Jefferson	Retail	6,889	Sq. Ft.	1,030,000
10.06	Barclays	Dollar General - Hamilton	1425 Millville Avenue	Hamilton	OH	45013	Butler	Retail	9,100	Sq. Ft.	975,000
10.07	Barclays	Dollar General - Cincinnati	940 West North Bend Road	Cincinnati	OH	45224	Hamilton	Retail	9,026	Sq. Ft.	860,000
10.08	Barclays	Dollar General - Denham Springs	31163 LA Highway 16	Denham Springs	LA	70726	Livingston	Retail	9,026	Sq. Ft.	820,000
10.09	Barclays	Dollar General - Hickory (US Highway 70)	536 US Highway 70 Southwest	Hickory	NC	28602	Catawba	Retail	9,002	Sq. Ft.	820,000
10.10	Barclays	Dollar General - Hammond	42700 Happywoods Road	Hammond	LA	70403	Tangipahoa	Retail	9,026	Sq. Ft.	820,000
10.11	Barclays	Family Dollar - Baton Rouge	3815 Choctoaw Drive	Baton Rouge	LA	70805	East Baton Rouge	Retail	9,327	Sq. Ft.	820,000
10.12	Barclays	Dollar General - Hickory (Lenoir Rhyne Boulevard)	901 Lenoir Rhyne Boulevard	Hickory	NC	28602	Catawba	Retail	9,002	Sq. Ft.	795,000
10.13	Barclays	Advance Auto Parts - Greenville	1264 South Pleasantburg Drive	Greenville	SC	29605	Greenville	Retail	7,000	Sq. Ft.	790,000
10.14	Barclays	Dollar General - Gastonia	4016 South York Road	Gastonia	NC	28052	Gaston	Retail	9,100	Sq. Ft.	745,000
10.15	Barclays	Napa Auto Parts - Freeport	1689 South Hance Drive	Freeport	IL	61032	Stephenson	Retail	4,938	Sq. Ft.	735,000
10.16	Barclays	Napa Auto Parts - Belvidere	1200 Old Beloit Road	Belvidere	IL	61008	Boone	Retail	4,904	Sq. Ft.	735,000
10.17	Barclays	Dollar General - Alorton	5801 Bond Avenue	Alorton	IL	62207	Saint Clair	Retail	9,026	Sq. Ft.	645,000
10.18	Barclays	Dollar General - Dupo	110 Transpoint Drive	Dupo	IL	62239	Saint Clair	Retail	9,100	Sq. Ft.	560,000
10.19	Barclays	Advance Auto Parts - Heath	744 Hebron Road	Heath	OH	43056	Licking	Retail	7,000	Sq. Ft.	555,000
11	RMF	Barber Self Storage	2424 Castleton Commerce Way	Virginia Beach	VA	23456	Virginia Beach City	Self Storage	390,380	Sq. Ft.	24,460,000	24,460,000
12	WFB	San Fernando Value Square	12920, 12940, 12980 Foothill Boulevard	Sylmar	CA	91342	Los Angeles	Retail	118,611	Sq. Ft.	23,600,000	23,600,000
13	RMF	Eagle Square	623 Atwells Avenue	Providence	RI	2909	Providence	Mixed Use	105,724	Sq. Ft.	21,750,000	21,725,376
14	WFB	Pinnacle II	3300 West Olive Avenue	Burbank	CA	91505	Los Angeles	Office	230,000	Sq. Ft.	20,000,000	20,000,000
15	Barclays	Berkshire Corporate Center	2300 Berkshire Lane North	Plymouth	MN	55441	Hennepin	Industrial	243,993	Sq. Ft.	17,750,000	17,750,000
16	RMF	Shoppes at Westown	357-693 Middletown-Warwick Road	Middletown	DE	19709	New Castle	Retail	80,663	Sq. Ft.	16,000,000	16,000,000
17	Barclays	Stone Manor	2600 - 2700 Kelly Road	Warrington Township	PA	18976	Bucks	Office	121,535	Sq. Ft.	14,813,000	14,813,000
18	RMF	Corporate Park Office Portfolio	10701 and 10707 Corporate Drive	Stafford	TX	77477	Fort Bend	Office	185,965	Sq. Ft.	14,000,000	13,976,840
19	Basis	North Park Shopping Center	9616 North Lamar Boulevard	Austin	TX	78753	Travis	Retail	110,049	Sq. Ft.	13,875,000	13,875,000
20	RMF	Center Court Apartments	4881 Kingshill Drive	Columbus	OH	43229	Franklin	Multifamily	330	Units	13,200,000	13,200,000
21	WFB	California Plaza	2180 Harvard Street	Sacramento	CA	95815	Sacramento	Office	155,446	Sq. Ft.	12,910,000	12,910,000
22	CIIICM	CubeSmart Portfolio III	Various	Various	Various	Various	Various	Self Storage	156,470	Sq. Ft.	12,470,000	12,453,904
22.01	CIIICM	CubeSmart Lake Worth	3969 Boat Club Road	Lake Worth	TX	76135	Tarrant	Self Storage	62,950	Sq. Ft.	5,030,000
22.02	CIIICM	CubeSmart Chattanooga	1346 Hickory Valley Road	Chattanooga	TN	37421	Hamilton	Self Storage	54,435	Sq. Ft.	4,070,000
22.03	CIIICM	CubeSmart Tyler	5701 Old Bullard Road	Tyler	TX	75703	Smith	Self Storage	39,085	Sq. Ft.	3,370,000
23	CIIICM	Courtyard Marriott Madeira Beach	601 American Legion Drive	Madeira Beach	FL	33708	Pinellas	Hospitality	91	Rooms	12,400,000	12,373,701
24	UBSRES	Shellmound Office Building	6601-6603 Shellmound Street	Emeryville	CA	94608	Alameda	Office	63,406	Sq. Ft.	12,360,000	12,343,286
25	UBSRES	Hulen Fashion Center	5200-5238 South Hulen Street	Fort Worth	TX	76132	Tarrant	Retail	180,621	Sq. Ft.	12,100,000	12,100,000
26	CIIICM	Tharp Portfolio II	Various	Various	IN	Various	Various	Various	93,202	Sq. Ft.	11,500,000	11,500,000
26.01	CIIICM	Granger Shopping Center	12544 Indiana 23	Granger	IN	46530	St. Joseph	Retail	17,772	Sq. Ft.	2,300,000
26.02	CIIICM	Belter Shopping Center	405 East Freeland Road	Greensburg	IN	47240	Decatur	Retail	18,816	Sq. Ft.	2,170,000
26.03	CIIICM	Oaklandon Center	6308 Oaklandon Road	Indianapolis	IN	46236	Marion	Retail	10,510	Sq. Ft.	1,665,000
26.04	CIIICM	Shadeland Office	6910 North Shadeland Avenue	Indianapolis	IN	46220	Marion	Office	23,598	Sq. Ft.	1,587,000
26.05	CIIICM	South East Street Center	1104 South East Street	Indianapolis	IN	46225	Marion	Retail	8,650	Sq. Ft.	1,523,000
26.06	CIIICM	Allisonsville Plasma	2750 East 46th Street	Indianapolis	IN	46205	Marion	Office	10,356	Sq. Ft.	1,475,000
26.07	CIIICM	Aspen Dental Crawfordsville	1573 South Washington Street	Crawfordsville	IN	47933	Montgomery	Office	3,500	Sq. Ft.	780,000
27	WFB	So Cal Self Storage - Pasadena, CA	2581 East Colorado Boulevard	Pasadena	CA	91107	Los Angeles	Self Storage	77,710	Sq. Ft.	11,500,000	11,500,000
28	RMF	Illini Stor-It Portfolio	Various	Various	IL	Various	Champaign	Self Storage	249,029	Sq. Ft.	11,030,000	11,030,000
28.01	RMF	Staley	606 South Staley Road	Champaign	IL	61820	Champaign	Self Storage	124,489	Sq. Ft.	5,750,000
28.02	RMF	West	2809 Lager Drive	Champaign	IL	61822	Champaign	Self Storage	57,690	Sq. Ft.	2,500,000
28.03	RMF	Bondville	205 East Chestnut Street	Bondville	IL	61815	Champaign	Self Storage	28,050	Sq. Ft.	1,630,000
28.04	RMF	North	611 West Kenyon Road	Champaign	IL	61820	Champaign	Self Storage	38,800	Sq. Ft.	1,150,000
29	RMF	The Riley Center	3530 West Shore Drive	Holland	MI	49424	Ottawa	Retail	97,829	Sq. Ft.	10,800,000	10,800,000
30	UBSRES	Fairfield Inn & Suites - Carlsbad	1929 Palomar Oaks Way	Carlsbad	CA	92011	San Diego	Hospitality	100	Rooms	10,400,000	10,400,000
31	UBSRES	Fairfield Inn & Suites - Norco	3441 Hammer Avenue	Norco	CA	92860	Riverside	Hospitality	96	Rooms	10,000,000	10,000,000
32	Barclays	Hilton Home2 Suites Pittsburgh	1401 Cranberry Woods Drive	Cranberry Township	PA	16066	Butler	Hospitality	79	Rooms	9,300,000	9,248,858
33	Barclays	Hilton Garden Inn - Lake Mary, FL	705 Currency Circle	Lake Mary	FL	32746	Seminole	Hospitality	123	Rooms	9,000,000	8,989,773
34	Barclays	473-479 Sumner Ave / 341 & 345 Amherst St	Various	Various	Various	Various	Various	Retail	50,861	Sq. Ft.	8,800,000	8,800,000
34.01	Barclays	341 & 345 Amherst St	341 & 345 Amherst Street	Nashua	NH	03063	Hillsborough	Retail	29,710	Sq. Ft.	7,260,000
34.02	Barclays	473-479 Sumner Ave	473-479 Sumner Avenue	Springfield	MA	01104	Hampden	Retail	21,151	Sq. Ft.	1,540,000
35	RMF	Holiday Inn & Suites Lima	803 South Leonard Avenue	Lima	OH	45804	Allen	Hospitality	116	Rooms	8,800,000	8,800,000
36	Barclays	Arrowhead Creekside Medical Office	7200 West Bell Road	Glendale	AZ	85308	Maricopa	Office	69,858	Sq. Ft.	8,200,000	8,200,000
37	RMF	TownePlace Suites Newark	410 Eagle Run Road	Newark	DE	19702	New Castle	Hospitality	72	Rooms	8,200,000	8,190,559
38	Barclays	Radisson Colorado Springs	1645 North Newport Road	Colorado Springs	CO	80916	El Paso	Hospitality	200	Rooms	8,150,000	8,133,149
39	WFB	Omni Business Park	3660, 3675, 3681-3699, 3700, & 3711-3729 Corporate Drive	Columbus	OH	43231	Franklin	Mixed Use	165,842	Sq. Ft.	7,500,000	7,500,000
40	RMF	Hilton Garden Inn W. I65 Airport Blvd.	828 West I 65 Service Road South	Mobile	AL	36609	Mobile	Hospitality	101	Rooms	7,500,000	7,475,805
41	WFB	East Street Trading Center	215 & 801 East 8th Street	Frederick	MD	21701	Frederick	Industrial	165,926	Sq. Ft.	7,438,000	7,421,231
42	RMF	Solon Place Apartments	1000 Solon Place Way	Waxahachie	TX	75165	Ellis	Multifamily	120	Units	7,320,000	7,320,000
43	WFB	5055 East Washington Street	5055 East Washington Street	Phoenix	AZ	85034	Maricopa	Office	51,809	Sq. Ft.	7,250,000	7,240,778
44	UBSRES	Comfort Suites at Kennesaw State University	3366 Busbee Drive Northwest	Kennesaw	GA	30144	Cobb	Hospitality	69	Rooms	6,250,000	6,250,000
45	RMF	Lakefront Lofts	667-689 North Clinton Street	Syracuse	NY	13204	Onondaga	Multifamily	51	Units	6,200,000	6,200,000
46	WFB	Captive Plastics Warehouse	2732 62nd Street Court	Bettendorf	IA	52722	Scott	Industrial	163,360	Sq. Ft.	6,100,000	6,049,208
47	Barclays	Hawthorn Suites Dearborn	5777 Southfield Freeway	Dearborn	MI	48228	Wayne	Hospitality	128	Rooms	6,100,000	6,009,582
48	UBSRES	Taylor Park Townhomes	11201 & 11400 Elm Street	Taylor	MI	48180	Wayne	Multifamily	235	Units	6,000,000	5,992,270
49	RMF	Avon Self-Storage	850 Nottingham Road	Avon	CO	81620	Eagle	Self Storage	28,502	Sq. Ft.	5,930,000	5,930,000
50	Barclays	Rangeline Self-Storage	5821 Rangeline Road	Theodore	AL	36582	Mobile	Self Storage	697	Units	5,750,000	5,725,396
51	WFB	Storage City - Antioch	2100 A Street	Antioch	CA	94509	Contra Costa	Self Storage	61,035	Sq. Ft.	5,600,000	5,600,000
52	WFB	Courtyard Orlando East - UCF	12000 Collegiate Way	Orlando	FL	32817	Orange	Hospitality	123	Rooms	5,600,000	5,586,623
53	NCB	Fairfield Views Inc. a/k/a Fairfield Views, Inc.	3103 Fairfield Avenue	Bronx	NY	10463	Bronx	Multifamily	107	Units	5,500,000	5,491,405
54	UBSRES	Holiday Inn Express Rochester / Greece	1635 West Ridge Road	Rochester	NY	14615	Monroe	Hospitality	86	Rooms	5,450,000	5,443,823
55	UBSRES	Fox Hunt Apartments	2095 Valley Green Drive	Kettering	OH	45440	Montgomery	Multifamily	250	Units	5,400,000	5,392,798
56	NCB	Madison Court Apartment Corp.	1787 Madison Avenue a/k/a 1783-1795 Madison Avenue a/k/a 50 East 118th Street	New York	NY	10035	New York	Multifamily	95	Units	5,250,000	5,250,000
57	NCB	Interlaken Owners, Inc.	1175-1177, 1179-1189, 1191-1193, 1195-1197, 1199-1205, 1207-1213, 1215-1221, 1241-1247, 1249-1259, 1261-1271 & 1273-1281 California Road; 2 & 4, 6 & 10, 1-9, 11-23, 12-24, 25-29, 26-38, 31-45, 46-48, 47-61, 50-52, 54-62, 63-73 & 64-72 Manchester Road; 2-4 & 1-3 Woodlot; 2-4 & 3 Wilton Road; 1-3, 2-4, 5-9, 6-14 & 16-26 Whitehall Road; 1-2, 3-5, 4-6, 7-15, 8-16 & 17-19 Field End Lane	Eastchester	NY	10709	Westchester	Multifamily	517	Units	5,000,000	5,000,000
58	Barclays	Kenny Centre	4497-4503 Kenny Road	Columbus	OH	43220	Franklin	Retail	95,761	Sq. Ft.	5,000,000	5,000,000
59	Basis	Quality Inn & Suites - Sulphur	320 South Cities Service Highway	Sulphur	LA	70663	Calcasieu	Hospitality	80	Rooms	5,000,000	5,000,000
60	WFB	Bond Street Portfolio	Various	Various	Various	Various	Various	Retail	18,008	Sq. Ft.	5,000,000	5,000,000
60.01	WFB	Monroe Center	2319 West Roosevelt Boulevard	Monroe	NC	28110	Union	Retail	10,000	Sq. Ft.	2,850,000
60.02	WFB	952 Lake Murray Boulevard	952 Lake Murray Boulevard	Irmo	SC	29063	Richland	Retail	8,008	Sq. Ft.	2,150,000
61	NCB	B.S.L. One Owners Corporation a/k/a B.S.L. One Owners Corp.	10-20 Bay Street Landing	Staten Island	NY	10301	Richmond	Multifamily	124	Units	4,975,000	4,945,984
62	RMF	Bienville Towers Apartments	2100 College Drive	Baton Rouge	LA	70808	East Baton Rouge	Multifamily	136	Units	4,900,000	4,900,000
63	Barclays	51 East Green Apartments	51 East Green Street	Champaign	IL	61820	Champaign	Multifamily	30	Units	4,900,000	4,861,685
64	RMF	Lake Mead Gateway Plaza	110-170 North Boulder Highway	Henderson	NV	89115	Clark	Retail	19,721	Sq. Ft.	4,800,000	4,800,000
65	UBSRES	Quality Inn Olympic National Park	134 River Road	Sequim	WA	98382	Clallam	Hospitality	60	Rooms	4,600,000	4,600,000
66	RMF	Comfort Inn Sylva	1235 East Main Street	Sylva	NC	28779	Jackson	Hospitality	77	Rooms	4,350,000	4,345,328
67	RMF	Laurel Springs Apartments	20 Old Yellow Springs Road	Fairborn	OH	45324	Greene	Multifamily	128	Units	4,050,000	4,050,000
68	RMF	Arizona Storage Company	40675 West Honeycutt Road	Maricopa	AZ	85138	Pinal	Self Storage	70,470	Sq. Ft.	3,875,000	3,875,000
69	WFB	Rimrock Plaza	2545 Central Avenue	Billings	MT	59102	Yellowstone	Retail	51,486	Sq. Ft.	3,664,000	3,664,000
70	UBSRES	Park Hill Apartments	33000 Park Hill Street	Wayne	MI	48184	Wayne	Multifamily	154	Units	3,500,000	3,495,347
71	Basis	Comfort Inn & Suites - Smyrna	2800 Highlands Parkway Southeast	Smyrna	GA	30082	Cobb	Hospitality	72	Rooms	3,400,000	3,389,845
72	WFB	South Pointe Crossing	4800 and 4900 South US Highway 41; 4791 and 4811 South 7th Street	Terre Haute	IN	47802	Vigo	Retail	43,867	Sq. Ft.	3,300,000	3,288,804
73	RMF	Storage Plex	2417 East Stone Drive	Kingsport	TN	37660	Sullivan	Self Storage	47,120	Sq. Ft.	3,280,000	3,280,000
74	WFB	Carleton MHC	12500 Jones Street	Carleton	MI	48117	Monroe	Manufactured Housing Community	228	Pads	3,225,000	3,217,296
75	NCB	Trinity Co-Operative Apts., Inc. a/k/a Trinity Cooperative Apts. Inc.	90 Union Street and 126 Church Street	New Rochelle	NY	10805	Westchester	Multifamily	131	Units	3,200,000	3,200,000
76	CIIICM	Maplewood MHC	6553 & 6555 Division Avenue Southwest; 33 Marcus Street Southwest; 50 Inca Drive Southwest	Grand Rapids	MI	Various	Kent	Manufactured Housing Community	115	Pads	3,056,250	3,056,250
77	CIIICM	Blue Grass MHC	4309 Parker Avenue	West Palm Beach	FL	33405	Palm Beach	Manufactured Housing Community	87	Pads	2,700,000	2,691,207
78	RMF	Overland Corporate Center	41653 Margarita Road	Temecula	CA	92591	Riverside	Retail	12,277	Sq. Ft.	2,500,000	2,500,000
79	CIIICM	Rockmart Commons	1735 Nathan Dean Bypass	Rockmart	GA	30153	Polk	Retail	22,000	Sq. Ft.	2,420,000	2,420,000
80	WFB	Canyon Springs Retail Building	2878 Campus Parkway	Riverside	CA	92507	Riverside	Retail	9,225	Sq. Ft.	2,250,000	2,244,949
81	CIIICM	Westwood Village Apartments	2209 Village Drive	Wilson	NC	27893	Wilson	Multifamily	44	Units	2,159,000	2,156,533
82	CIIICM	Out O’Space Storage Tavares	1605 East Alfred Street	Tavares	FL	32778	Lake	Self Storage	38,665	Sq. Ft.	2,125,000	2,125,000
83	Basis	Rivercrest Apartments	23710 Denton Street	Clinton Township	MI	48036	Macomb	Multifamily	68	Units	2,100,000	2,100,000
84	WFB	Brighton Manor Apartments	401 Lakeview Drive	Clute	TX	77531	Brazoria	Multifamily	73	Units	2,005,000	2,000,451
85	NCB	Midland Plaza Apartments Corp.	871 Kimball Avenue a/k/a 1234 Midland Avenue	Yonkers	NY	10708	Westchester	Multifamily	48	Units	2,000,000	2,000,000
86	CIIICM	White Oak MHC	22350 Luke Davis Boulevard	New Caney	TX	77357	Montgomery	Manufactured Housing Community	159	Pads	1,900,000	1,900,000
87	NCB	Ridge Apartments Owners Corp.	41-34 Frame Place	Flushing	NY	11355	Queens	Multifamily	64	Units	1,900,000	1,897,168
88	WFB	168 Marco Way	168 Marco Way	South San Francisco	CA	94080	San Mateo	Mixed Use	16,500	Sq. Ft.	1,900,000	1,895,358
89	WFB	Spring Haven MHC	100 Spring Haven Drive	Flat Rock	NC	28731	Henderson	Manufactured Housing Community	86	Pads	1,800,000	1,797,740
90	WFB	Mission Plaza	2310 East Expressway 83	Mission	TX	78572	Hidalgo	Retail	11,040	Sq. Ft.	1,735,000	1,735,000
91	CIIICM	Kimberly Pines MHP	2225 Highway 20 West	Decatur	AL	35601	Morgan	Manufactured Housing Community	98	Pads	1,700,000	1,696,857
92	NCB	Ipswich House, Inc.	10 Ipswich Avenue	Great Neck	NY	11021	Nassau	Multifamily	49	Units	1,700,000	1,692,583
93	CIIICM	Trinity Colonial Hills MHP	14625 Henry Road	Houston	TX	77060	Harris	Manufactured Housing Community	88	Pads	1,600,000	1,596,693
94	CIIICM	Trinity Windfern MHP	9401 Windfern Road	Houston	TX	77064	Harris	Manufactured Housing Community	91	Pads	1,600,000	1,596,693
95	Barclays	Walgreens Columbia	1223 Saint Andrews Road	Columbia	SC	29210	Richland	Retail	14,820	Sq. Ft.	1,600,000	1,588,808
96	CIIICM	J & J MHP	6211 15th Street East	Bradenton	FL	34203	Manatee	Manufactured Housing Community	90	Pads	1,550,000	1,550,000
97	CIIICM	Glenwillow MHP	6835 Richmond Road	Cleveland	OH	44139	Cuyahoga	Manufactured Housing Community	90	Pads	1,530,000	1,530,000
98	NCB	Port Chester Apartments, Inc.	330-350 South Regent Street	Port Chester	NY	10573	Westchester	Multifamily	90	Units	1,500,000	1,500,000
99	WFB	Crossings at Hamilton Shops	7425 Commons Boulevard	Chattanooga	TN	37421	Hamilton	Retail	12,500	Sq. Ft.	1,380,750	1,377,676
100	WFB	Thompson Thrift Building	18 South 9th Street	Terre Haute	IN	47807	Vigo	Office	22,651	Sq. Ft.	1,325,000	1,320,504
101	UBSRES	Lincoln Woods	14801 Lincoln Street	Oak Park	MI	48327	Oakland	Multifamily	42	Units	1,300,000	1,298,266
102	NCB	Gramercy-Rutherford Townhouses Corp.	220 East 17th Street and 222 East 17th Street	New York	NY	10003	New York	Multifamily	9	Units	1,200,000	1,200,000

Wells Fargo Commercial Mortgage Trust 2016-C35
MORTGAGE LOAN SCHEDULE

Mortgage Loan Number	Mortgage Loan Seller	Property Name	Loan Amortization Type	Monthly P&I Payment ($)	Interest Accrual Basis	Mortgage Rate	Administrative Cost Rate	Net Mortgage Rate	Due Date	Stated Maturity Date or Anticipated Repayment Date	ARD Loan Maturity Date	Revised Rate
1	RMF	Epps Bridge Centre	Interest-only, Balloon	256,678.65	Actual/360	4.710000%	0.014673%	4.695327%	6	6/6/2026	NAP	NAP
2	Barclays	The Mall at Rockingham Park	Interest-only, Balloon	204,805.56	Actual/360	4.040000%	0.010683%	4.029317%	1	6/1/2026	NAP	NAP
3	RMF	Kroger (Roundy’s) Distribution Center	Interest-only, Amortizing Balloon	312,175.89	Actual/360	4.800000%	0.014673%	4.785327%	6	6/6/2026	NAP	NAP
4	RMF	Marriott Indianapolis North	Amortizing Balloon	329,996.76	Actual/360	5.450000%	0.014673%	5.435327%	6	5/6/2026	NAP	NAP
5	Barclays	Mall at Turtle Creek	Amortizing Balloon	219,851.99	Actual/360	4.780000%	0.014673%	4.765327%	6	6/6/2026	NAP	NAP
6	UBSRES	In-Rel 8	Amortizing Balloon	173,079.30	Actual/360	4.930000%	0.011933%	4.918067%	6	6/6/2021	NAP	NAP
6.01	UBSRES	Lynnfield Park
6.02	UBSRES	Chase Tower
6.03	UBSRES	50 Penn Place
6.04	UBSRES	I-Bank Tower
6.05	UBSRES	4100 Okeechobee
6.06	UBSRES	Center Point
6.07	UBSRES	Bainbridge Mall
6.08	UBSRES	Plantation Merch. Mart
7	WFB	River Park Shopping Center	Interest-only, Amortizing Balloon	126,523.82	Actual/360	4.240000%	0.014673%	4.225327%	11	7/11/2026	NAP	NAP
8	NCB	University Towers Owners Corp.	Interest-only, Amortizing Balloon	129,711.44	Actual/360	4.500000%	0.089673%	4.410327%	1	7/1/2026	NAP	NAP
9	UBSRES	DoubleTree Overland Park	Amortizing Balloon	142,256.27	Actual/360	4.731000%	0.014673%	4.716327%	6	7/6/2026	NAP	NAP
10	Barclays	ExchangeRight Net Leased Portfolio 12	Interest-only, Balloon	97,820.13	Actual/360	4.659000%	0.042173%	4.616827%	6	5/6/2026	NAP	NAP
10.01	Barclays	Kroger - Hamilton
10.02	Barclays	Walgreens - Fort Worth
10.03	Barclays	Tractor Supply - Woods Cross
10.04	Barclays	Fresenius Dialysis Center - Nashville
10.05	Barclays	Advance Auto Parts - Steubenville
10.06	Barclays	Dollar General - Hamilton
10.07	Barclays	Dollar General - Cincinnati
10.08	Barclays	Dollar General - Denham Springs
10.09	Barclays	Dollar General - Hickory (US Highway 70)
10.10	Barclays	Dollar General - Hammond
10.11	Barclays	Family Dollar - Baton Rouge
10.12	Barclays	Dollar General - Hickory (Lenoir Rhyne Boulevard)
10.13	Barclays	Advance Auto Parts - Greenville
10.14	Barclays	Dollar General - Gastonia
10.15	Barclays	Napa Auto Parts - Freeport
10.16	Barclays	Napa Auto Parts - Belvidere
10.17	Barclays	Dollar General - Alorton
10.18	Barclays	Dollar General - Dupo
10.19	Barclays	Advance Auto Parts - Heath
11	RMF	Barber Self Storage	Interest-only, Amortizing Balloon	128,481.04	Actual/360	4.810000%	0.014673%	4.795327%	6	7/6/2026	NAP	NAP
12	WFB	San Fernando Value Square	Interest-only, Amortizing Balloon	114,034.82	Actual/360	4.100000%	0.014673%	4.085327%	11	7/11/2026	NAP	NAP
13	RMF	Eagle Square	Amortizing Balloon	121,049.04	Actual/360	5.320000%	0.014673%	5.305327%	6	6/6/2026	NAP	NAP
14	WFB	Pinnacle II	Interest-only, Balloon	72,662.04	Actual/360	4.300000%	0.011933%	4.288067%	11	6/11/2026	NAP	NAP
15	Barclays	Berkshire Corporate Center	Interest-only, Amortizing Balloon	87,319.33	Actual/360	4.250000%	0.014673%	4.235327%	6	7/6/2026	NAP	NAP
16	RMF	Shoppes at Westown	Interest-only, Amortizing Balloon	85,598.34	Actual/360	4.970000%	0.014673%	4.955327%	6	7/6/2026	NAP	NAP
17	Barclays	Stone Manor	Interest-only, Amortizing Balloon	76,381.28	Actual/360	4.650000%	0.014673%	4.635327%	6	6/6/2021	NAP	NAP
18	RMF	Corporate Park Office Portfolio	Amortizing Balloon	82,660.35	Actual/360	5.100000%	0.014673%	5.085327%	6	6/6/2026	NAP	NAP
19	Basis	North Park Shopping Center	Interest-only, Amortizing Balloon	73,217.24	Actual/360	4.850000%	0.014673%	4.835327%	1	7/01/2026	NAP	NAP
20	RMF	Center Court Apartments	Interest-only, Amortizing Balloon	70,136.18	Actual/360	4.910000%	0.052173%	4.857827%	6	6/6/2026	NAP	NAP
21	WFB	California Plaza	Interest-only, Amortizing Balloon	66,236.41	Actual/360	4.607000%	0.014673%	4.592327%	11	4/11/2026	NAP	NAP
22	CIIICM	CubeSmart Portfolio III	Amortizing Balloon	64,001.30	Actual/360	4.610000%	0.014673%	4.595327%	11	6/11/2026	NAP	NAP
22.01	CIIICM	CubeSmart Lake Worth
22.02	CIIICM	CubeSmart Chattanooga
22.03	CIIICM	CubeSmart Tyler
23	CIIICM	Courtyard Marriott Madeira Beach	Amortizing Balloon	69,011.87	Actual/360	5.320000%	0.014673%	5.305327%	11	5/11/2026	NAP	NAP
24	UBSRES	Shellmound Office Building	Amortizing Balloon	61,554.29	Actual/360	4.353400%	0.014673%	4.338727%	6	6/6/2026	NAP	NAP
25	UBSRES	Hulen Fashion Center	Amortizing Balloon	63,338.31	Actual/360	4.780000%	0.014673%	4.765327%	6	7/6/2026	NAP	NAP
26	CIIICM	Tharp Portfolio II	Amortizing Balloon	63,289.91	Actual/360	5.220000%	0.014673%	5.205327%	11	7/11/2026	NAP	NAP
26.01	CIIICM	Granger Shopping Center
26.02	CIIICM	Belter Shopping Center
26.03	CIIICM	Oaklandon Center
26.04	CIIICM	Shadeland Office
26.05	CIIICM	South East Street Center
26.06	CIIICM	Allisonsville Plasma
26.07	CIIICM	Aspen Dental Crawfordsville
27	WFB	So Cal Self Storage - Pasadena, CA	Interest-only, Balloon	43,714.24	Actual/360	4.499000%	0.014673%	4.484327%	11	5/11/2026	NAP	NAP
28	RMF	Illini Stor-It Portfolio	Interest-only, Amortizing Balloon	58,539.16	Actual/360	4.900000%	0.014673%	4.885327%	6	6/6/2026	NAP	NAP
28.01	RMF	Staley
28.02	RMF	West
28.03	RMF	Bondville
28.04	RMF	North
29	RMF	The Riley Center	Interest-only, Amortizing Balloon	55,430.15	Actual/360	4.610000%	0.014673%	4.595327%	6	7/6/2026	NAP	NAP
30	UBSRES	Fairfield Inn & Suites - Carlsbad	Amortizing Balloon	55,496.23	Actual/360	4.947500%	0.014673%	4.932827%	6	7/6/2026	NAP	NAP
31	UBSRES	Fairfield Inn & Suites - Norco	Amortizing Balloon	52,743.12	Actual/360	4.845700%	0.014673%	4.831027%	6	7/6/2026	NAP	NAP
32	Barclays	Hilton Home2 Suites Pittsburgh	Amortizing Balloon	52,106.32	Actual/360	5.380000%	0.054673%	5.325327%	6	2/6/2021	NAP	NAP
33	Barclays	Hilton Garden Inn - Lake Mary, FL	Amortizing Balloon	49,977.42	Actual/360	5.300000%	0.014673%	5.285327%	6	6/6/2026	NAP	NAP
34	Barclays	473-479 Sumner Ave / 341 & 345 Amherst St	Interest-only, Amortizing Balloon	48,376.13	Actual/360	5.210000%	0.014673%	5.195327%	1	2/1/2026	NAP	NAP
34.01	Barclays	341 & 345 Amherst St
34.02	Barclays	473-479 Sumner Ave
35	RMF	Holiday Inn & Suites Lima	Amortizing Balloon	46,971.76	Actual/360	4.950000%	0.014673%	4.935327%	6	7/6/2026	NAP	NAP
36	Barclays	Arrowhead Creekside Medical Office	Interest-only, Amortizing Balloon	44,199.96	Actual/360	5.036000%	0.014673%	5.021327%	6	6/6/2026	NAP	NAP
37	RMF	TownePlace Suites Newark	Amortizing Balloon	45,179.18	Actual/360	5.230000%	0.014673%	5.215327%	6	6/6/2026	NAP	NAP
38	Barclays	Radisson Colorado Springs	Amortizing Balloon	45,963.37	Actual/360	5.439000%	0.014673%	5.424327%	6	5/6/2026	NAP	NAP
39	WFB	Omni Business Park	Interest-only, Amortizing Balloon	38,313.98	Actual/360	4.570000%	0.062173%	4.507827%	11	6/11/2026	NAP	NAP
40	RMF	Hilton Garden Inn W. I65 Airport Blvd.	Amortizing Balloon	43,844.25	Actual/360	5.000000%	0.014673%	4.985327%	6	5/6/2026	NAP	NAP
41	WFB	East Street Trading Center	Amortizing Balloon	40,065.28	Actual/360	5.030000%	0.014673%	5.015327%	11	5/11/2026	NAP	NAP
42	RMF	Solon Place Apartments	Interest-only, Amortizing Balloon	38,938.23	Actual/360	4.920000%	0.072173%	4.847827%	6	6/6/2026	NAP	NAP
43	WFB	5055 East Washington Street	Amortizing Balloon	37,557.68	Actual/360	4.690000%	0.062173%	4.627827%	11	6/11/2026	NAP	NAP
44	UBSRES	Comfort Suites at Kennesaw State University	Amortizing Balloon	36,302.39	Actual/360	4.935500%	0.014673%	4.920827%	6	7/6/2026	NAP	NAP
45	RMF	Lakefront Lofts	Interest-only, Amortizing Balloon	32,716.89	Actual/360	4.850000%	0.014673%	4.835327%	6	7/6/2026	NAP	NAP
46	WFB	Captive Plastics Warehouse	Amortizing Balloon	32,226.19	Actual/360	4.860000%	0.044673%	4.815327%	11	12/11/2025	NAP	NAP
47	Barclays	Hawthorn Suites Dearborn	Amortizing Balloon	35,631.57	Actual/360	4.992000%	0.014673%	4.977327%	6	10/6/2025	NAP	NAP
48	UBSRES	Taylor Park Townhomes	Amortizing Balloon	30,830.42	Actual/360	4.620000%	0.062173%	4.557827%	6	6/6/2026	NAP	NAP
49	RMF	Avon Self-Storage	Interest-only, Amortizing Balloon	31,148.51	Actual/360	4.810000%	0.014673%	4.795327%	6	7/6/2026	NAP	NAP
50	Barclays	Rangeline Self-Storage	Amortizing Balloon	31,930.02	Actual/360	5.300000%	0.014673%	5.285327%	6	3/6/2026	NAP	NAP
51	WFB	Storage City - Antioch	Interest-only, Balloon	21,480.93	Actual/360	4.540000%	0.014673%	4.525327%	11	5/11/2026	NAP	NAP
52	WFB	Courtyard Orlando East - UCF	Amortizing Balloon	29,212.25	Actual/360	4.750000%	0.072173%	4.677827%	11	5/11/2026	NAP	NAP
53	NCB	Fairfield Views Inc. a/k/a Fairfield Views, Inc.	Amortizing Balloon	24,820.43	Actual/360	3.540000%	0.089673%	3.450327%	1	6/1/2026	NAP	NAP
54	UBSRES	Holiday Inn Express Rochester / Greece	Amortizing Balloon	30,311.16	Actual/360	5.313900%	0.014673%	5.299227%	6	6/6/2026	NAP	NAP
55	UBSRES	Fox Hunt Apartments	Amortizing Balloon	27,136.87	Actual/360	4.430000%	0.062173%	4.367827%	6	6/6/2026	NAP	NAP
56	NCB	Madison Court Apartment Corp.	Amortizing Balloon	24,254.03	Actual/360	3.730000%	0.089673%	3.640327%	1	7/1/2026	NAP	NAP
57	NCB	Interlaken Owners, Inc.	Amortizing Balloon	22,508.09	Actual/360	3.520000%	0.089673%	3.430327%	1	7/1/2026	NAP	NAP
58	Barclays	Kenny Centre	Interest-only, Amortizing Balloon	25,512.83	Actual/360	4.560000%	0.014673%	4.545327%	1	7/1/2026	NAP	NAP
59	Basis	Quality Inn & Suites - Sulphur	Amortizing Balloon	31,153.88	Actual/360	5.650000%	0.014673%	5.635327%	1	7/01/2026	NAP	NAP
60	WFB	Bond Street Portfolio	Interest-only, Amortizing Balloon	27,765.23	Actual/360	5.300000%	0.014673%	5.285327%	11	3/11/2026	NAP	NAP
60.01	WFB	Monroe Center
60.02	WFB	952 Lake Murray Boulevard
61	NCB	B.S.L. One Owners Corporation a/k/a B.S.L. One Owners Corp.	Amortizing Balloon	23,068.24	Actual/360	3.760000%	0.089673%	3.670327%	1	3/1/2026	NAP	NAP
62	RMF	Bienville Towers Apartments	Interest-only, Amortizing Balloon	25,472.19	Actual/360	4.720000%	0.014673%	4.705327%	6	6/6/2026	NAP	NAP
63	Barclays	51 East Green Apartments	Amortizing Balloon	26,815.70	Actual/360	5.170000%	0.014673%	5.155327%	6	12/6/2025	NAP	NAP
64	RMF	Lake Mead Gateway Plaza	Interest-only, Amortizing Balloon	26,505.78	Actual/360	5.250000%	0.014673%	5.235327%	6	7/6/2026	NAP	NAP
65	UBSRES	Quality Inn Olympic National Park	Amortizing Balloon	27,246.10	Actual/360	5.132000%	0.014673%	5.117327%	6	7/6/2026	NAP	NAP
66	RMF	Comfort Inn Sylva	Amortizing Balloon	24,972.44	Actual/360	5.600000%	0.014673%	5.585327%	6	6/6/2026	NAP	NAP
67	RMF	Laurel Springs Apartments	Interest-only, Amortizing Balloon	22,039.26	Actual/360	5.120000%	0.014673%	5.105327%	6	6/6/2026	NAP	NAP
68	RMF	Arizona Storage Company	Interest-only, Amortizing Balloon	20,448.06	Actual/360	4.850000%	0.014673%	4.835327%	6	5/6/2026	NAP	NAP
69	WFB	Rimrock Plaza	Interest-only, Amortizing Balloon	18,980.87	Actual/360	4.690000%	0.014673%	4.675327%	11	6/11/2026	NAP	NAP
70	UBSRES	Park Hill Apartments	Amortizing Balloon	17,625.80	Actual/360	4.447900%	0.062173%	4.385727%	6	6/6/2026	NAP	NAP
71	Basis	Comfort Inn & Suites - Smyrna	Amortizing Balloon	19,841.48	Actual/360	5.750000%	0.014673%	5.735327%	1	4/01/2026	NAP	NAP
72	WFB	South Pointe Crossing	Amortizing Balloon	18,700.17	Actual/360	4.690000%	0.014673%	4.675327%	11	5/11/2026	NAP	NAP
73	RMF	Storage Plex	Interest-only, Amortizing Balloon	17,248.70	Actual/360	4.820000%	0.014673%	4.805327%	6	6/6/2026	NAP	NAP
74	WFB	Carleton MHC	Amortizing Balloon	16,823.13	Actual/360	4.750000%	0.014673%	4.735327%	11	5/11/2026	NAP	NAP
75	NCB	Trinity Co-Operative Apts., Inc. a/k/a Trinity Cooperative Apts. Inc.	Amortizing Balloon	12,998.40	Actual/360	3.810000%	0.089673%	3.720327%	1	7/1/2026	NAP	NAP
76	CIIICM	Maplewood MHC	Interest-only, Amortizing Balloon	16,276.11	Actual/360	4.930000%	0.014673%	4.915327%	11	6/11/2026	NAP	NAP
77	CIIICM	Blue Grass MHC	Amortizing Balloon	15,043.57	Actual/360	5.330000%	0.014673%	5.315327%	1	4/1/2026	NAP	NAP
78	RMF	Overland Corporate Center	Amortizing Balloon	13,851.58	Actual/360	5.280000%	0.014673%	5.265327%	6	7/6/2026	NAP	NAP
79	CIIICM	Rockmart Commons	Amortizing Balloon	13,243.67	Actual/360	5.170000%	0.014673%	5.155327%	11	7/11/2026	NAP	NAP
80	WFB	Canyon Springs Retail Building	Amortizing Balloon	12,147.34	Actual/360	5.050000%	0.014673%	5.035327%	11	5/11/2026	NAP	NAP
81	CIIICM	Westwood Village Apartments	Amortizing Balloon	11,948.84	Actual/360	5.270000%	0.014673%	5.255327%	11	6/11/2026	NAP	NAP
82	CIIICM	Out O’Space Storage Tavares	Interest-only, Amortizing Balloon	10,982.77	Actual/360	4.670000%	0.014673%	4.655327%	11	6/11/2026	NAP	NAP
83	Basis	Rivercrest Apartments	Amortizing Balloon	12,958.62	Actual/360	5.550000%	0.014673%	5.535327%	1	7/01/2026	NAP	NAP
84	WFB	Brighton Manor Apartments	Amortizing Balloon	10,763.27	Actual/360	5.000000%	0.014673%	4.985327%	11	5/11/2026	NAP	NAP
85	NCB	Midland Plaza Apartments Corp.	Interest-only, Balloon	6,488.89	Actual/360	3.840000%	0.089673%	3.750327%	1	6/1/2026	NAP	NAP
86	CIIICM	White Oak MHC	Interest-only, Amortizing Balloon	10,083.81	Actual/360	4.900000%	0.014673%	4.885327%	11	6/11/2026	NAP	NAP
87	NCB	Ridge Apartments Owners Corp.	Amortizing Balloon	8,864.01	Actual/360	3.810000%	0.089673%	3.720327%	1	6/1/2026	NAP	NAP
88	WFB	168 Marco Way	Amortizing Balloon	9,785.72	Actual/360	4.640000%	0.014673%	4.625327%	11	5/11/2026	NAP	NAP
89	WFB	Spring Haven MHC	Amortizing Balloon	9,400.50	Actual/360	4.760000%	0.072173%	4.687827%	11	6/11/2026	NAP	NAP
90	WFB	Mission Plaza	Interest-only, Amortizing Balloon	9,580.73	Actual/360	5.250000%	0.014673%	5.235327%	11	5/11/2026	NAP	NAP
91	CIIICM	Kimberly Pines MHP	Amortizing Balloon	10,137.78	Actual/360	5.950000%	0.014673%	5.935327%	11	5/11/2026	NAP	NAP
92	NCB	Ipswich House, Inc.	Amortizing Balloon	7,950.34	Actual/360	3.830000%	0.089673%	3.740327%	1	4/1/2026	NAP	NAP
93	CIIICM	Trinity Colonial Hills MHP	Amortizing Balloon	9,024.48	Actual/360	5.440000%	0.014673%	5.425327%	11	5/11/2026	NAP	NAP
94	CIIICM	Trinity Windfern MHP	Amortizing Balloon	9,024.48	Actual/360	5.440000%	0.014673%	5.425327%	11	5/11/2026	NAP	NAP
95	Barclays	Walgreens Columbia	Amortizing Balloon	8,595.99	Actual/360	5.007000%	0.014673%	4.992327%	6	1/6/2026	NAP	NAP
96	CIIICM	J & J MHP	Interest-only, Amortizing Balloon	8,396.68	Actual/360	5.080000%	0.014673%	5.065327%	11	7/11/2026	NAP	NAP
97	CIIICM	Glenwillow MHP	Amortizing Balloon	8,222.72	Actual/360	5.010000%	0.014673%	4.995327%	11	7/11/2026	NAP	NAP
98	NCB	Port Chester Apartments, Inc.	Amortizing Balloon	7,178.54	Actual/360	4.020000%	0.089673%	3.930327%	1	7/1/2026	NAP	NAP
99	WFB	Crossings at Hamilton Shops	Amortizing Balloon	7,488.30	Actual/360	5.090000%	0.082173%	5.007827%	11	5/11/2026	NAP	NAP
100	WFB	Thompson Thrift Building	Amortizing Balloon	7,508.40	Actual/360	4.690000%	0.014673%	4.675327%	11	5/11/2026	NAP	NAP
101	UBSRES	Lincoln Woods	Amortizing Balloon	6,532.95	Actual/360	4.430000%	0.062173%	4.367827%	6	6/6/2026	NAP	NAP
102	NCB	Gramercy-Rutherford Townhouses Corp.	Interest-only, Balloon	3,710.83	Actual/360	3.660000%	0.089673%	3.570327%	1	7/1/2026	NAP	NAP

Wells Fargo Commercial Mortgage Trust 2016-C35
MORTGAGE LOAN SCHEDULE

Mortgage Loan Number	Mortgage Loan Seller	Property Name	Original Term to Maturity or ARD (Mos.)	Remaining Term to Maturity or ARD (Mos.)	Amortization Term (Original) (Mos.)	Amortization Term (Remaining) (Mos.)	Cross Collateralized and Cross Defaulted Loan Flag	Prepayment Provisions	Ownership Interest	Grace Period Late (Days)	Engineering Escrow / Deferred Maintenance ($)	Tax Escrow (Initial)
1	RMF	Epps Bridge Centre	120	119	IO	IO	NAP	L(23),GRTR 1% or YM(93),O(4)	Fee	0	0	0
2	Barclays	The Mall at Rockingham Park	120	119	IO	IO	NAP	L(25),D(88),O(7)	Fee and Leasehold	0	0	0
3	RMF	Kroger (Roundy’s) Distribution Center	120	119	360	360	NAP	L(25),D(88),O(7)	Fee	0	0	0
4	RMF	Marriott Indianapolis North	120	118	300	298	NAP	L(26),D(90),O(4)	Fee	0	0	47,062
5	Barclays	Mall at Turtle Creek	120	119	360	359	NAP	L(25),D(91),O(4)	Fee	0	0	443,810
6	UBSRES	In-Rel 8	60	59	360	359	NAP	L(25),D(31),O(4)	Various	0	834,096	749,640
6.01	UBSRES	Lynnfield Park							Fee
6.02	UBSRES	Chase Tower							Fee
6.03	UBSRES	50 Penn Place							Fee
6.04	UBSRES	I-Bank Tower							Fee
6.05	UBSRES	4100 Okeechobee							Fee
6.06	UBSRES	Center Point							Fee and Leasehold
6.07	UBSRES	Bainbridge Mall							Fee
6.08	UBSRES	Plantation Merch. Mart							Fee
7	WFB	River Park Shopping Center	120	120	360	360	NAP	L(36),GRTR 1% or YM(77),O(7)	Fee	0	0	147,395
8	NCB	University Towers Owners Corp.	120	120	360	360	NAP	GRTR 1% or YM(113),1%(3),O(4)	Fee	10	8,450,000	51,801
9	UBSRES	DoubleTree Overland Park	120	120	300	300	NAP	L(24),D(93),O(3)	Fee	0	0	219,155
10	Barclays	ExchangeRight Net Leased Portfolio 12	120	118	IO	IO	NAP	L(26),D(90),O(4)	Fee	0	91,028	36,332
10.01	Barclays	Kroger - Hamilton							Fee
10.02	Barclays	Walgreens - Fort Worth							Fee
10.03	Barclays	Tractor Supply - Woods Cross							Fee
10.04	Barclays	Fresenius Dialysis Center - Nashville							Fee
10.05	Barclays	Advance Auto Parts - Steubenville							Fee
10.06	Barclays	Dollar General - Hamilton							Fee
10.07	Barclays	Dollar General - Cincinnati							Fee
10.08	Barclays	Dollar General - Denham Springs							Fee
10.09	Barclays	Dollar General - Hickory (US Highway 70)							Fee
10.10	Barclays	Dollar General - Hammond							Fee
10.11	Barclays	Family Dollar - Baton Rouge							Fee
10.12	Barclays	Dollar General - Hickory (Lenoir Rhyne Boulevard)							Fee
10.13	Barclays	Advance Auto Parts - Greenville							Fee
10.14	Barclays	Dollar General - Gastonia							Fee
10.15	Barclays	Napa Auto Parts - Freeport							Fee
10.16	Barclays	Napa Auto Parts - Belvidere							Fee
10.17	Barclays	Dollar General - Alorton							Fee
10.18	Barclays	Dollar General - Dupo							Fee
10.19	Barclays	Advance Auto Parts - Heath							Fee
11	RMF	Barber Self Storage	120	120	360	360	NAP	L(24),D(92),O(4)	Fee	0	0	31,082
12	WFB	San Fernando Value Square	120	120	360	360	NAP	L(24),D(92),O(4)	Fee	5	0	109,646
13	RMF	Eagle Square	120	119	360	359	NAP	L(25),D(91),O(4)	Fee	0	4,500	0
14	WFB	Pinnacle II	120	119	IO	IO	NAP	L(36),GRTR 1% or YM(80),O(4)	Fee	0	0	370,935
15	Barclays	Berkshire Corporate Center	120	120	360	360	NAP	L(24),D(92),O(4)	Fee	0	269,664	84,525
16	RMF	Shoppes at Westown	120	120	360	360	NAP	L(24),D(92),O(4)	Fee	0	0	65,971
17	Barclays	Stone Manor	60	59	360	360	NAP	L(25),D(31),O(4)	Fee	0	0	225,640
18	RMF	Corporate Park Office Portfolio	120	119	300	299	NAP	L(25),D(88),O(7)	Fee	0	36,563	87,585
19	Basis	North Park Shopping Center	120	120	360	360	NAP	L(24),D(92),O(4)	Fee	5	7,175	167,700
20	RMF	Center Court Apartments	120	119	360	360	NAP	L(23),GRTR 1% or YM(93),O(4)	Fee	0	47,955	15,923
21	WFB	California Plaza	120	117	360	360	NAP	L(36),GRTR 1% or YM(80),O(4)	Fee	0	174,623	18,559
22	CIIICM	CubeSmart Portfolio III	120	119	360	359	NAP	L(25),D(92),O(3)	Fee	0	0	131,945
22.01	CIIICM	CubeSmart Lake Worth							Fee
22.02	CIIICM	CubeSmart Chattanooga							Fee
22.03	CIIICM	CubeSmart Tyler							Fee
23	CIIICM	Courtyard Marriott Madeira Beach	120	118	360	358	NAP	L(26),D(90),O(4)	Fee	0	0	119,480
24	UBSRES	Shellmound Office Building	120	119	360	359	NAP	L(25),D(91),O(4)	Fee	0	10,625	102,870
25	UBSRES	Hulen Fashion Center	120	120	360	360	NAP	L(24),D(92),O(4)	Leasehold	0	711,108	226,609
26	CIIICM	Tharp Portfolio II	120	120	360	360	NAP	L(24),D(93),O(3)	Fee	0	47,466	45,392
26.01	CIIICM	Granger Shopping Center							Fee
26.02	CIIICM	Belter Shopping Center							Fee
26.03	CIIICM	Oaklandon Center							Fee
26.04	CIIICM	Shadeland Office							Fee
26.05	CIIICM	South East Street Center							Fee
26.06	CIIICM	Allisonsville Plasma							Fee
26.07	CIIICM	Aspen Dental Crawfordsville							Fee
27	WFB	So Cal Self Storage - Pasadena, CA	120	118	IO	IO	NAP	L(36),GRTR 1% or YM(80),O(4)	Fee	0	0	10,812
28	RMF	Illini Stor-It Portfolio	120	119	360	360	NAP	L(25),D(91),O(4)	Fee	0	0	95,402
28.01	RMF	Staley							Fee
28.02	RMF	West							Fee
28.03	RMF	Bondville							Fee
28.04	RMF	North							Fee
29	RMF	The Riley Center	120	120	360	360	NAP	L(24),D(89),O(7)	Fee	0	0	80,584
30	UBSRES	Fairfield Inn & Suites - Carlsbad	120	120	360	360	NAP	L(24),D(92),O(4)	Fee	0	0	21,006
31	UBSRES	Fairfield Inn & Suites - Norco	120	120	360	360	NAP	L(24),D(92),O(4)	Fee	0	0	22,019
32	Barclays	Hilton Home2 Suites Pittsburgh	60	55	360	355	NAP	L(29),D(27),O(4)	Fee	0	0	45,863
33	Barclays	Hilton Garden Inn - Lake Mary, FL	120	119	360	359	NAP	GRTR 1% or YM(116),O(4)	Fee	0	0	68,821
34	Barclays	473-479 Sumner Ave / 341 & 345 Amherst St	120	115	360	360	NAP	L(29),D(87),O(4)	Fee	5	0	32,659
34.01	Barclays	341 & 345 Amherst St							Fee
34.02	Barclays	473-479 Sumner Ave							Fee
35	RMF	Holiday Inn & Suites Lima	120	120	360	360	NAP	L(24),D(91),O(5)	Fee	0	7,500	5,462
36	Barclays	Arrowhead Creekside Medical Office	120	119	360	360	NAP	L(25),D(91),O(4)	Fee	0	0	59,865
37	RMF	TownePlace Suites Newark	120	119	360	359	NAP	L(25),D(91),O(4)	Fee	0	0	6,319
38	Barclays	Radisson Colorado Springs	120	118	360	358	NAP	L(26),D(90),O(4)	Fee	0	14,906	19,000
39	WFB	Omni Business Park	120	119	360	360	NAP	L(25),D(91),O(4)	Fee	0	86,319	26,602
40	RMF	Hilton Garden Inn W. I65 Airport Blvd.	120	118	300	298	NAP	L(26),D(89),O(5)	Fee	0	0	60,740
41	WFB	East Street Trading Center	120	118	360	358	NAP	L(26),D(90),O(4)	Fee	0	0	102,410
42	RMF	Solon Place Apartments	120	119	360	360	NAP	L(23),GRTR 1% or YM(93),O(4)	Fee	0	4,153	79,892
43	WFB	5055 East Washington Street	120	119	360	359	NAP	L(25),GRTR 1% or YM(91),O(4)	Fee	0	0	25,754
44	UBSRES	Comfort Suites at Kennesaw State University	120	120	300	300	NAP	L(24),D(92),O(4)	Fee	0	0	46,107
45	RMF	Lakefront Lofts	120	120	360	360	NAP	L(24),D(92),O(4)	Fee	0	0	22,895
46	WFB	Captive Plastics Warehouse	120	113	360	353	NAP	L(31),D(85),O(4)	Fee	5	51,375	0
47	Barclays	Hawthorn Suites Dearborn	120	111	300	291	NAP	L(33),D(84),O(3)	Fee	0	0	29,767
48	UBSRES	Taylor Park Townhomes	120	119	360	359	NAP	L(25),D(91),O(4)	Fee	0	0	127,259
49	RMF	Avon Self-Storage	120	120	360	360	NAP	L(24),D(92),O(4)	Fee	0	16,048	22,598
50	Barclays	Rangeline Self-Storage	120	116	360	356	NAP	L(28),D(88),O(4)	Fee	0	0	12,800
51	WFB	Storage City - Antioch	120	118	IO	IO	NAP	L(26),D(90),O(4)	Fee	0	0	0
52	WFB	Courtyard Orlando East - UCF	120	118	360	358	NAP	L(26),D(90),O(4)	Fee	5	0	69,174
53	NCB	Fairfield Views Inc. a/k/a Fairfield Views, Inc.	120	119	360	359	NAP	GRTR 1% or YM(113),1%(3),O(4)	Fee	10	0	0
54	UBSRES	Holiday Inn Express Rochester / Greece	120	119	360	359	NAP	L(25),D(91),O(4)	Fee	0	0	47,846
55	UBSRES	Fox Hunt Apartments	120	119	360	359	NAP	L(25),D(91),O(4)	Fee	0	0	11,610
56	NCB	Madison Court Apartment Corp.	120	120	360	360	NAP	GRTR 1% or YM(113),1%(3),O(4)	Fee	10	0	2,295
57	NCB	Interlaken Owners, Inc.	120	120	360	360	NAP	GRTR 1% or YM(113),1%(3),O(4)	Fee	10	0	0
58	Barclays	Kenny Centre	120	120	360	360	NAP	L(24),D(92),O(4)	Fee	5	50,625	33,998
59	Basis	Quality Inn & Suites - Sulphur	120	120	300	300	NAP	L(24),D(94),O(2)	Fee	5	0	21,802
60	WFB	Bond Street Portfolio	120	116	360	360	NAP	L(28),D(88),O(4)	Fee	5	0	6,551
60.01	WFB	Monroe Center							Fee
60.02	WFB	952 Lake Murray Boulevard							Fee
61	NCB	B.S.L. One Owners Corporation a/k/a B.S.L. One Owners Corp.	120	116	360	356	NAP	GRTR 1% or YM(113),1%(3),O(4)	Fee	10	0	0
62	RMF	Bienville Towers Apartments	120	119	360	360	NAP	L(25),D(91),O(4)	Fee	0	476,160	48,035
63	Barclays	51 East Green Apartments	120	113	360	353	NAP	L(31),D(84),O(5)	Fee	0	49,750	35,849
64	RMF	Lake Mead Gateway Plaza	120	120	360	360	NAP	L(24),D(92),O(4)	Fee	0	0	7,597
65	UBSRES	Quality Inn Olympic National Park	120	120	300	300	NAP	L(24),D(91),O(5)	Fee	0	0	0
66	RMF	Comfort Inn Sylva	120	119	360	359	NAP	L(25),D(91),O(4)	Fee	0	0	31,832
67	RMF	Laurel Springs Apartments	120	119	360	360	NAP	L(23),GRTR 1% or YM(93),O(4)	Fee	0	32,250	0
68	RMF	Arizona Storage Company	120	118	360	360	NAP	L(26),D(89),O(5)	Fee	0	5,840	6,634
69	WFB	Rimrock Plaza	120	119	360	360	NAP	L(25),D(91),O(4)	Fee	5	0	11,882
70	UBSRES	Park Hill Apartments	120	119	360	359	NAP	L(25),D(91),O(4)	Fee	0	0	83,337
71	Basis	Comfort Inn & Suites - Smyrna	120	117	360	357	NAP	L(27),D(91),O(2)	Fee	5	1,125	29,187
72	WFB	South Pointe Crossing	120	118	300	298	NAP	L(26),D(90),O(4)	Leasehold	0	0	19,024
73	RMF	Storage Plex	120	119	360	360	NAP	L(25),D(91),O(4)	Fee	0	122,386	19,150
74	WFB	Carleton MHC	120	118	360	358	NAP	L(26),D(90),O(4)	Fee	5	0	31,092
75	NCB	Trinity Co-Operative Apts., Inc. a/k/a Trinity Cooperative Apts. Inc.	120	120	480	480	NAP	GRTR 1% or YM(113),1%(3),O(4)	Fee	10	0	95,887
76	CIIICM	Maplewood MHC	120	119	360	360	NAP	L(25),D(88),O(7)	Fee	0	0	11,703
77	CIIICM	Blue Grass MHC	120	117	360	357	NAP	L(27),D(90),O(3)	Fee	0	24,125	4,142
78	RMF	Overland Corporate Center	120	120	360	360	NAP	L(24),D(92),O(4)	Fee	0	0	17,863
79	CIIICM	Rockmart Commons	120	120	360	360	NAP	L(24),GRTR 1% or YM(93),O(3)	Fee	0	3,750	20,964
80	WFB	Canyon Springs Retail Building	120	118	360	358	NAP	L(26),D(90),O(4)	Fee	0	0	6,980
81	CIIICM	Westwood Village Apartments	120	119	360	359	NAP	L(25),D(90),O(5)	Fee	0	3,000	10,630
82	CIIICM	Out O’Space Storage Tavares	120	119	360	360	NAP	L(25),GRTR 1% or YM(83),O(12)	Fee	0	0	11,706
83	Basis	Rivercrest Apartments	120	120	300	300	NAP	L(24),D(94),O(2)	Fee	5	0	33,149
84	WFB	Brighton Manor Apartments	120	118	360	358	NAP	L(26),D(90),O(4)	Fee	0	0	19,320
85	NCB	Midland Plaza Apartments Corp.	120	119	IO	IO	NAP	GRTR 1% or YM(113),1%(3),O(4)	Fee	10	0	28,210
86	CIIICM	White Oak MHC	120	119	360	360	NAP	L(25),D(88),O(7)	Fee	0	14,256	7,881
87	NCB	Ridge Apartments Owners Corp.	120	119	360	359	NAP	GRTR 1% or YM(113),1%(3),O(4)	Fee	10	0	0
88	WFB	168 Marco Way	120	118	360	358	NAP	L(26),D(90),O(4)	Fee	0	0	0
89	WFB	Spring Haven MHC	120	119	360	359	NAP	L(25),D(91),O(4)	Fee	0	0	8,340
90	WFB	Mission Plaza	120	118	360	360	NAP	L(26),D(90),O(4)	Fee	5	0	21,980
91	CIIICM	Kimberly Pines MHP	120	118	360	358	NAP	L(26),D(91),O(3)	Fee	0	1,438	2,799
92	NCB	Ipswich House, Inc.	120	117	360	357	NAP	GRTR 1% or YM(113),1%(3),O(4)	Fee	10	0	0
93	CIIICM	Trinity Colonial Hills MHP	120	118	360	358	NAP	L(26),D(91),O(3)	Fee	0	0	7,095
94	CIIICM	Trinity Windfern MHP	120	118	360	358	NAP	L(26),D(91),O(3)	Fee	0	10,000	11,960
95	Barclays	Walgreens Columbia	120	114	360	354	NAP	L(30),D(86),O(4)	Fee	0	0	0
96	CIIICM	J & J MHP	120	120	360	360	NAP	L(24),D(90),O(6)	Fee	0	48,750	20,162
97	CIIICM	Glenwillow MHP	120	120	360	360	NAP	L(24),D(90),O(6)	Fee	0	29,800	7,712
98	NCB	Port Chester Apartments, Inc.	120	120	360	360	NAP	GRTR 1% or YM(113),1%(3),O(4)	Fee	10	0	71,494
99	WFB	Crossings at Hamilton Shops	120	118	360	358	NAP	L(26),D(90),O(4)	Fee	5	0	14,292
100	WFB	Thompson Thrift Building	120	118	300	298	NAP	L(26),D(90),O(4)	Fee	0	0	2,604
101	UBSRES	Lincoln Woods	120	119	360	359	NAP	L(25),D(91),O(4)	Fee	0	0	38,632
102	NCB	Gramercy-Rutherford Townhouses Corp.	120	120	IO	IO	NAP	GRTR 1% or YM(113),1%(3),O(4)	Fee	10	0	0

Wells Fargo Commercial Mortgage Trust 2016-C35
MORTGAGE LOAN SCHEDULE

Mortgage Loan Number	Mortgage Loan Seller	Property Name	Monthly Tax Escrow ($)	Tax Escrow - Cash or LoC	Tax Escrow - LoC Counterparty	Insurance Escrow (Initial)	Monthly Insurance Escrow ($)	Insurance Escrow - Cash or LoC	Insurance Escrow - LoC Counterparty	Upfront Replacement Reserve ($)	Monthly Replacement Reserve ($)(15)	Replacement Reserve Cap ($)
1	RMF	Epps Bridge Centre	0	NAP	NAP	0	0	NAP	NAP	0	0	0
2	Barclays	The Mall at Rockingham Park	0	NAP	NAP	0	0	NAP	NAP	0	0	270,432
3	RMF	Kroger (Roundy’s) Distribution Center	0	NAP	NAP	0	0	NAP	NAP	0	0	0
4	RMF	Marriott Indianapolis North	44,821	Cash	NAP	23,207	5,526	Cash	NAP	0	77,240	0
5	Barclays	Mall at Turtle Creek	49,312	Cash	NAP	0	0	NAP	NAP	0	6,862	82,350
6	UBSRES	In-Rel 8	121,769	Cash	NAP	0	0	NAP	NAP	0	18,487	0
6.01	UBSRES	Lynnfield Park
6.02	UBSRES	Chase Tower
6.03	UBSRES	50 Penn Place
6.04	UBSRES	I-Bank Tower
6.05	UBSRES	4100 Okeechobee
6.06	UBSRES	Center Point
6.07	UBSRES	Bainbridge Mall
6.08	UBSRES	Plantation Merch. Mart
7	WFB	River Park Shopping Center	29,479	Cash	NAP	0	0	NAP	NAP	0	2,716	65,183
8	NCB	University Towers Owners Corp.	51,801	Cash	NAP	82,953	6,913	Cash	NAP	0	0	0
9	UBSRES	DoubleTree Overland Park	65,225	Cash	NAP	0	0	NAP	NAP	0	46,580	0
10	Barclays	ExchangeRight Net Leased Portfolio 12	21,494	Cash	NAP	0	0	NAP	NAP	0	1,762	0
10.01	Barclays	Kroger - Hamilton
10.02	Barclays	Walgreens - Fort Worth
10.03	Barclays	Tractor Supply - Woods Cross
10.04	Barclays	Fresenius Dialysis Center - Nashville
10.05	Barclays	Advance Auto Parts - Steubenville
10.06	Barclays	Dollar General - Hamilton
10.07	Barclays	Dollar General - Cincinnati
10.08	Barclays	Dollar General - Denham Springs
10.09	Barclays	Dollar General - Hickory (US Highway 70)
10.10	Barclays	Dollar General - Hammond
10.11	Barclays	Family Dollar - Baton Rouge
10.12	Barclays	Dollar General - Hickory (Lenoir Rhyne Boulevard)
10.13	Barclays	Advance Auto Parts - Greenville
10.14	Barclays	Dollar General - Gastonia
10.15	Barclays	Napa Auto Parts - Freeport
10.16	Barclays	Napa Auto Parts - Belvidere
10.17	Barclays	Dollar General - Alorton
10.18	Barclays	Dollar General - Dupo
10.19	Barclays	Advance Auto Parts - Heath
11	RMF	Barber Self Storage	14,801	Cash	NAP	24,372	2,579	Cash	NAP	0	1,627	0
12	WFB	San Fernando Value Square	27,412	Cash	NAP	0	0	NAP	NAP	0	2,184	0
13	RMF	Eagle Square	0	NAP	NAP	0	0	NAP	NAP	0	1,322	0
14	WFB	Pinnacle II	123,645	Cash	NAP	0	0	NAP	NAP	0	0	0
15	Barclays	Berkshire Corporate Center	42,263	Cash	NAP	0	0	NAP	NAP	0	3,064	183,840
16	RMF	Shoppes at Westown	6,283	Cash	NAP	23,437	2,790	Cash	NAP	0	667	0
17	Barclays	Stone Manor	30,715	Cash	NAP	0	0	NAP	NAP	0	2,025	0
18	RMF	Corporate Park Office Portfolio	13,902	Cash	NAP	28,099	8,920	Cash	NAP	0	3,874	0
19	Basis	North Park Shopping Center	23,957	Cash	NAP	11,986	1,998	Cash	NAP	0	1,335	0
20	RMF	Center Court Apartments	15,165	Cash	NAP	0	0	NAP	NAP	0	6,875	0
21	WFB	California Plaza	18,559	Cash	NAP	2,710	2,710	Cash	NAP	0	3,419	100,000
22	CIIICM	CubeSmart Portfolio III	18,849	Cash	NAP	2,330	2,330	Cash	NAP	1,956	1,956	0
22.01	CIIICM	CubeSmart Lake Worth
22.02	CIIICM	CubeSmart Chattanooga
22.03	CIIICM	CubeSmart Tyler
23	CIIICM	Courtyard Marriott Madeira Beach	19,913	Cash	NAP	33,006	4,126	Cash	NAP	14,724	14,724	0
24	UBSRES	Shellmound Office Building	0	Cash	NAP	4,251	0	Cash	NAP	0	1,057	0
25	UBSRES	Hulen Fashion Center	29,817	Cash	NAP	27,185	3,577	Cash	NAP	0	2,258	81,279
26	CIIICM	Tharp Portfolio II	15,131	Cash	NAP	15,493	3,099	Cash	NAP	1,631	1,631	0
26.01	CIIICM	Granger Shopping Center
26.02	CIIICM	Belter Shopping Center
26.03	CIIICM	Oaklandon Center
26.04	CIIICM	Shadeland Office
26.05	CIIICM	South East Street Center
26.06	CIIICM	Allisonsville Plasma
26.07	CIIICM	Aspen Dental Crawfordsville
27	WFB	So Cal Self Storage - Pasadena, CA	5,406	Cash	NAP	0	0	NAP	NAP	0	0	0
28	RMF	Illini Stor-It Portfolio	18,172	Cash	NAP	21,919	2,609	Cash	NAP	0	2,386	0
28.01	RMF	Staley
28.02	RMF	West
28.03	RMF	Bondville
28.04	RMF	North
29	RMF	The Riley Center	8,527	Cash	NAP	5,532	2,634	Cash	NAP	0	1,630	39,132
30	UBSRES	Fairfield Inn & Suites - Carlsbad	8,079	Cash	NAP	37,249	2,446	Cash	NAP	0	11,457	0
31	UBSRES	Fairfield Inn & Suites - Norco	6,116	Cash	NAP	37,513	2,463	Cash	NAP	0	10,779	0
32	Barclays	Hilton Home2 Suites Pittsburgh	9,173	Cash	NAP	0	0	NAP	NAP	0	8,703	0
33	Barclays	Hilton Garden Inn - Lake Mary, FL	9,832	Cash	NAP	0	0	NAP	NAP	0	13,586	0
34	Barclays	473-479 Sumner Ave / 341 & 345 Amherst St	10,886	Cash	NAP	0	4,160	Cash	NAP	0	639	0
34.01	Barclays	341 & 345 Amherst St
34.02	Barclays	473-479 Sumner Ave
35	RMF	Holiday Inn & Suites Lima	5,202	Cash	NAP	15,968	2,535	Cash	NAP	0	6,330	0
36	Barclays	Arrowhead Creekside Medical Office	14,966	Cash	NAP	586	586	Cash	NAP	0	1,164	55,872
37	RMF	TownePlace Suites Newark	5,471	Cash	NAP	40,563	0	Cash	NAP	0	7,099	250,000
38	Barclays	Radisson Colorado Springs	7,142	Cash	NAP	0	6,333	Cash	NAP	0	17,236	0
39	WFB	Omni Business Park	13,301	Cash	NAP	5,661	2,828	Cash	NAP	0	3,869	100,000
40	RMF	Hilton Garden Inn W. I65 Airport Blvd.	9,641	Cash	NAP	83,742	6,646	Cash	NAP	70,000	10,563	0
41	WFB	East Street Trading Center	9,310	Cash	NAP	0	0	NAP	NAP	0	1,383	50,000
42	RMF	Solon Place Apartments	13,315	Cash	NAP	35,120	3,902	Cash	NAP	0	2,500	150,000
43	WFB	5055 East Washington Street	12,877	Cash	NAP	726	726	Cash	NAP	0	864	50,000
44	UBSRES	Comfort Suites at Kennesaw State University	4,350	Cash	NAP	21,648	2,042	Cash	NAP	0	6,168	0
45	RMF	Lakefront Lofts	10,903	Cash	NAP	18,901	2,572	Cash	NAP	0	1,139	0
46	WFB	Captive Plastics Warehouse	0	NAP	NAP	0	0	NAP	NAP	0	2,042	73,500
47	Barclays	Hawthorn Suites Dearborn	13,251	Cash	NAP	20,511	0	Cash	NAP	0	7,677	0
48	UBSRES	Taylor Park Townhomes	14,798	Cash	NAP	88,435	5,896	Cash	NAP	0	5,346	0
49	RMF	Avon Self-Storage	5,380	Cash	NAP	799	254	Cash	NAP	0	238	0
50	Barclays	Rangeline Self-Storage	4,267	Cash	NAP	0	0	NAP	NAP	0	1,245	74,725
51	WFB	Storage City - Antioch	0	NAP	NAP	0	0	NAP	NAP	0	771	18,504
52	WFB	Courtyard Orlando East - UCF	11,530	Cash	NAP	0	0	NAP	NAP	0	13,217	0
53	NCB	Fairfield Views Inc. a/k/a Fairfield Views, Inc.	0	NAP	NAP	0	0	NAP	NAP	0	0	0
54	UBSRES	Holiday Inn Express Rochester / Greece	13,291	Cash	NAP	16,964	1,346	Cash	NAP	0	6,020	0
55	UBSRES	Fox Hunt Apartments	19,350	Cash	NAP	55,506	3,700	Cash	NAP	0	6,083	0
56	NCB	Madison Court Apartment Corp.	1,148	Cash	NAP	0	0	NAP	NAP	0	0	0
57	NCB	Interlaken Owners, Inc.	0	NAP	NAP	0	0	NAP	NAP	0	0	0
58	Barclays	Kenny Centre	16,999	Cash	NAP	5,776	1,444	Cash	NAP	0	0	0
59	Basis	Quality Inn & Suites - Sulphur	2,725	Cash	NAP	21,239	4,248	Cash	NAP	0	5,474	0
60	WFB	Bond Street Portfolio	2,183	Cash	NAP	0	0	NAP	NAP	16,250	0	16,250
60.01	WFB	Monroe Center
60.02	WFB	952 Lake Murray Boulevard
61	NCB	B.S.L. One Owners Corporation a/k/a B.S.L. One Owners Corp.	0	NAP	NAP	0	0	NAP	NAP	0	0	0
62	RMF	Bienville Towers Apartments	6,535	Cash	NAP	8,196	1,951	Cash	NAP	0	4,012	0
63	Barclays	51 East Green Apartments	8,962	Cash	NAP	0	0	NAP	NAP	0	720	0
64	RMF	Lake Mead Gateway Plaza	1,809	Cash	NAP	7,214	763	Cash	NAP	0	246	0
65	UBSRES	Quality Inn Olympic National Park	3,064	Cash	NAP	9,814	1,141	Cash	NAP	0	5,251	0
66	RMF	Comfort Inn Sylva	3,368	Cash	NAP	24,304	1,929	Cash	NAP	0	5,243	0
67	RMF	Laurel Springs Apartments	4,588	Cash	NAP	5,631	2,681	Cash	NAP	75,000	3,200	0
68	RMF	Arizona Storage Company	6,318	Cash	NAP	562	535	Cash	NAP	0	587	21,141
69	WFB	Rimrock Plaza	5,941	Cash	NAP	0	0	NAP	NAP	0	1,244	29,862
70	UBSRES	Park Hill Apartments	8,681	Cash	NAP	44,459	2,964	Cash	NAP	0	3,747	0
71	Basis	Comfort Inn & Suites - Smyrna	3,648	Cash	NAP	16,416	1,642	Cash	NAP	0	4,940	0
72	WFB	South Pointe Crossing	9,512	Cash	NAP	0	0	NAP	NAP	0	0	0
73	RMF	Storage Plex	3,648	Cash	NAP	1,082	1,030	Cash	NAP	100,000	1,583	0
74	WFB	Carleton MHC	5,182	Cash	NAP	0	0	NAP	NAP	0	950	57,000
75	NCB	Trinity Co-Operative Apts., Inc. a/k/a Trinity Cooperative Apts. Inc.	16,254	Cash	NAP	0	0	NAP	NAP	0	0	0
76	CIIICM	Maplewood MHC	2,341	Cash	NAP	5,741	478	Cash	NAP	479	479	0
77	CIIICM	Blue Grass MHC	4,142	Cash	NAP	15,661	1,566	Cash	NAP	367	367	0
78	RMF	Overland Corporate Center	3,402	Cash	NAP	2,566	272	Cash	NAP	0	153	0
79	CIIICM	Rockmart Commons	2,621	Cash	NAP	1,208	302	Cash	NAP	275	275	0
80	WFB	Canyon Springs Retail Building	3,490	Cash	NAP	393	393	Cash	NAP	0	262	9,411
81	CIIICM	Westwood Village Apartments	2,657	Cash	NAP	987	987	Cash	NAP	1,650	1,650	79,200
82	CIIICM	Out O’Space Storage Tavares	1,463	Cash	NAP	1,797	599	Cash	NAP	483	483	0
83	Basis	Rivercrest Apartments	4,144	Cash	NAP	8,917	0	Cash	NAP	0	1,700	0
84	WFB	Brighton Manor Apartments	3,220	Cash	NAP	4,891	4,891	Cash	NAP	0	2,178	100,000
85	NCB	Midland Plaza Apartments Corp.	8,159	Cash	NAP	0	0	NAP	NAP	0	0	0
86	CIIICM	White Oak MHC	1,576	Cash	NAP	5,974	498	Cash	NAP	663	663	0
87	NCB	Ridge Apartments Owners Corp.	0	NAP	NAP	0	0	NAP	NAP	0	0	0
88	WFB	168 Marco Way	0	NAP	NAP	0	0	NAP	NAP	0	0	0
89	WFB	Spring Haven MHC	1,390	Cash	NAP	500	500	Cash	NAP	0	358	0
90	WFB	Mission Plaza	4,396	Cash	NAP	732	244	Cash	NAP	0	248	8,000
91	CIIICM	Kimberly Pines MHP	467	Cash	NAP	3,915	326	Cash	NAP	408	408	0
92	NCB	Ipswich House, Inc.	0	NAP	NAP	0	0	NAP	NAP	0	0	0
93	CIIICM	Trinity Colonial Hills MHP	1,183	Cash	NAP	1,893	631	Cash	NAP	367	367	0
94	CIIICM	Trinity Windfern MHP	1,993	Cash	NAP	2,051	684	Cash	NAP	379	379	0
95	Barclays	Walgreens Columbia	0	NAP	NAP	208	208	Cash	NAP	0	0	0
96	CIIICM	J & J MHP	2,240	Cash	NAP	4,507	1,502	Cash	NAP	375	375	0
97	CIIICM	Glenwillow MHP	3,856	Cash	NAP	987	329	Cash	NAP	379	379	0
98	NCB	Port Chester Apartments, Inc.	15,712	Cash	NAP	0	0	NAP	NAP	0	0	0
99	WFB	Crossings at Hamilton Shops	3,573	Cash	NAP	1,570	524	Cash	NAP	0	333	0
100	WFB	Thompson Thrift Building	1,302	Cash	NAP	0	0	NAP	NAP	0	0	0
101	UBSRES	Lincoln Woods	3,330	Cash	NAP	8,339	556	Cash	NAP	0	1,001	0
102	NCB	Gramercy-Rutherford Townhouses Corp.	0	NAP	NAP	0	0	NAP	NAP	0	0	0

Wells Fargo Commercial Mortgage Trust 2016-C35
MORTGAGE LOAN SCHEDULE

Mortgage Loan Number	Mortgage Loan Seller	Property Name	Replacement Reserve Escrow - Cash or LoC	Replacement Reserve Escrow - LoC Counterparty	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Reserve Cap ($)	TI/LC Escrow - Cash or LoC	TI/LC Escrow - LoC Counterparty	Debt Service Escrow (Initial) ($)	Debt Service Escrow (Monthly) ($)	Debt Service Escrow - Cash or LoC
1	RMF	Epps Bridge Centre	NAP	NAP	0	0	1,090,439	NAP	NAP	0	0	NAP
2	Barclays	The Mall at Rockingham Park	NAP	NAP	0	0	1,081,728	NAP	NAP	0	0	NAP
3	RMF	Kroger (Roundy’s) Distribution Center	NAP	NAP	0	0	0	NAP	NAP	0	0	NAP
4	RMF	Marriott Indianapolis North	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
5	Barclays	Mall at Turtle Creek	Cash	NAP	0	41,175	988,194	Cash	NAP	0	0	NAP
6	UBSRES	In-Rel 8	Cash	NAP	500,000	92,418	1,500,000	LoC	Deutsche Bank AG	0	0	NAP
6.01	UBSRES	Lynnfield Park
6.02	UBSRES	Chase Tower
6.03	UBSRES	50 Penn Place
6.04	UBSRES	I-Bank Tower
6.05	UBSRES	4100 Okeechobee
6.06	UBSRES	Center Point
6.07	UBSRES	Bainbridge Mall
6.08	UBSRES	Plantation Merch. Mart
7	WFB	River Park Shopping Center	Cash	NAP	0	7,242	250,000	Cash	NAP	0	0	NAP
8	NCB	University Towers Owners Corp.	NAP	NAP	0	0	0	NAP	NAP	0	0	NAP
9	UBSRES	DoubleTree Overland Park	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
10	Barclays	ExchangeRight Net Leased Portfolio 12	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
10.01	Barclays	Kroger - Hamilton
10.02	Barclays	Walgreens - Fort Worth
10.03	Barclays	Tractor Supply - Woods Cross
10.04	Barclays	Fresenius Dialysis Center - Nashville
10.05	Barclays	Advance Auto Parts - Steubenville
10.06	Barclays	Dollar General - Hamilton
10.07	Barclays	Dollar General - Cincinnati
10.08	Barclays	Dollar General - Denham Springs
10.09	Barclays	Dollar General - Hickory (US Highway 70)
10.10	Barclays	Dollar General - Hammond
10.11	Barclays	Family Dollar - Baton Rouge
10.12	Barclays	Dollar General - Hickory (Lenoir Rhyne Boulevard)
10.13	Barclays	Advance Auto Parts - Greenville
10.14	Barclays	Dollar General - Gastonia
10.15	Barclays	Napa Auto Parts - Freeport
10.16	Barclays	Napa Auto Parts - Belvidere
10.17	Barclays	Dollar General - Alorton
10.18	Barclays	Dollar General - Dupo
10.19	Barclays	Advance Auto Parts - Heath
11	RMF	Barber Self Storage	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
12	WFB	San Fernando Value Square	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
13	RMF	Eagle Square	Cash	NAP	0	3,084	148,014	Cash	NAP	0	0	NAP
14	WFB	Pinnacle II	NAP	NAP	0	0	0	NAP	NAP	0	0	NAP
15	Barclays	Berkshire Corporate Center	Cash	NAP	0	11,533	830,376	Cash	NAP	0	0	NAP
16	RMF	Shoppes at Westown	Cash	NAP	354,222	4,583	0	Cash	NAP	0	0	NAP
17	Barclays	Stone Manor	Cash	NAP	500,000	10,128	500,000	Cash	NAP	0	0	NAP
18	RMF	Corporate Park Office Portfolio	Cash	NAP	364,916	29,289	1,757,370	Cash	NAP	0	0	NAP
19	Basis	North Park Shopping Center	Cash	NAP	0	9,368	300,000	Cash	NAP	0	0	NAP
20	RMF	Center Court Apartments	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
21	WFB	California Plaza	Cash	NAP	0	18,269	500,000	Cash	NAP	0	0	NAP
22	CIIICM	CubeSmart Portfolio III	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
22.01	CIIICM	CubeSmart Lake Worth
22.02	CIIICM	CubeSmart Chattanooga
22.03	CIIICM	CubeSmart Tyler
23	CIIICM	Courtyard Marriott Madeira Beach	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
24	UBSRES	Shellmound Office Building	Cash	NAP	0	6,076	0	Cash	NAP	0	0	NAP
25	UBSRES	Hulen Fashion Center	Cash	NAP	160,000	11,289	406,397	Cash	NAP	0	0	NAP
26	CIIICM	Tharp Portfolio II	Cash	NAP	6,798	6,798	225,000	Cash	NAP	0	0	NAP
26.01	CIIICM	Granger Shopping Center
26.02	CIIICM	Belter Shopping Center
26.03	CIIICM	Oaklandon Center
26.04	CIIICM	Shadeland Office
26.05	CIIICM	South East Street Center
26.06	CIIICM	Allisonsville Plasma
26.07	CIIICM	Aspen Dental Crawfordsville
27	WFB	So Cal Self Storage - Pasadena, CA	NAP	NAP	0	0	0	NAP	NAP	0	0	NAP
28	RMF	Illini Stor-It Portfolio	Cash	NAP	0	931	30,000	Cash	NAP	0	0	NAP
28.01	RMF	Staley
28.02	RMF	West
28.03	RMF	Bondville
28.04	RMF	North
29	RMF	The Riley Center	Cash	NAP	0	4,167	200,000	Cash	NAP	0	0	NAP
30	UBSRES	Fairfield Inn & Suites - Carlsbad	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
31	UBSRES	Fairfield Inn & Suites - Norco	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
32	Barclays	Hilton Home2 Suites Pittsburgh	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
33	Barclays	Hilton Garden Inn - Lake Mary, FL	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
34	Barclays	473-479 Sumner Ave / 341 & 345 Amherst St	Cash	NAP	162,500	5,111	250,000	Cash	NAP	0	0	NAP
34.01	Barclays	341 & 345 Amherst St
34.02	Barclays	473-479 Sumner Ave
35	RMF	Holiday Inn & Suites Lima	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
36	Barclays	Arrowhead Creekside Medical Office	Cash	NAP	0	5,822	279,456	Cash	NAP	0	0	NAP
37	RMF	TownePlace Suites Newark	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
38	Barclays	Radisson Colorado Springs	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
39	WFB	Omni Business Park	Cash	NAP	300,000	0	150,000	Cash	NAP	0	0	NAP
40	RMF	Hilton Garden Inn W. I65 Airport Blvd.	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
41	WFB	East Street Trading Center	Cash	NAP	0	3,890	150,000	Cash	NAP	0	0	NAP
42	RMF	Solon Place Apartments	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
43	WFB	5055 East Washington Street	Cash	NAP	100,000	6,044	0	Cash	NAP	0	0	NAP
44	UBSRES	Comfort Suites at Kennesaw State University	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
45	RMF	Lakefront Lofts	Cash	NAP	0	1,651	0	Cash	NAP	0	0	NAP
46	WFB	Captive Plastics Warehouse	Cash	NAP	350,000	0	0	Cash	NAP	0	0	NAP
47	Barclays	Hawthorn Suites Dearborn	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
48	UBSRES	Taylor Park Townhomes	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
49	RMF	Avon Self-Storage	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
50	Barclays	Rangeline Self-Storage	Cash	NAP	0	1,365	102,725	Cash	NAP	0	0	NAP
51	WFB	Storage City - Antioch	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
52	WFB	Courtyard Orlando East - UCF	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
53	NCB	Fairfield Views Inc. a/k/a Fairfield Views, Inc.	NAP	NAP	0	0	0	NAP	NAP	0	0	NAP
54	UBSRES	Holiday Inn Express Rochester / Greece	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
55	UBSRES	Fox Hunt Apartments	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
56	NCB	Madison Court Apartment Corp.	NAP	NAP	0	0	0	NAP	NAP	0	0	NAP
57	NCB	Interlaken Owners, Inc.	NAP	NAP	0	0	0	NAP	NAP	0	0	NAP
58	Barclays	Kenny Centre	NAP	NAP	0	0	0	NAP	NAP	0	0	NAP
59	Basis	Quality Inn & Suites - Sulphur	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
60	WFB	Bond Street Portfolio	Cash	NAP	130,000	0	80,000	Cash	NAP	0	0	NAP
60.01	WFB	Monroe Center
60.02	WFB	952 Lake Murray Boulevard
61	NCB	B.S.L. One Owners Corporation a/k/a B.S.L. One Owners Corp.	NAP	NAP	0	0	0	NAP	NAP	0	0	NAP
62	RMF	Bienville Towers Apartments	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
63	Barclays	51 East Green Apartments	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
64	RMF	Lake Mead Gateway Plaza	Cash	NAP	35,000	$4,473.96 through 12/6/2020; $1,557.29 thereafter	200,000	Cash	NAP	0	0	NAP
65	UBSRES	Quality Inn Olympic National Park	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
66	RMF	Comfort Inn Sylva	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
67	RMF	Laurel Springs Apartments	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
68	RMF	Arizona Storage Company	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
69	WFB	Rimrock Plaza	Cash	NAP	100,000	2,165	128,000	Cash	NAP	0	0	NAP
70	UBSRES	Park Hill Apartments	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
71	Basis	Comfort Inn & Suites - Smyrna	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
72	WFB	South Pointe Crossing	NAP	NAP	0	0	0	NAP	NAP	0	0	NAP
73	RMF	Storage Plex	Cash	NAP	0	314	11,293	Cash	NAP	0	0	NAP
74	WFB	Carleton MHC	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
75	NCB	Trinity Co-Operative Apts., Inc. a/k/a Trinity Cooperative Apts. Inc.	NAP	NAP	0	0	0	NAP	NAP	0	0	NAP
76	CIIICM	Maplewood MHC	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
77	CIIICM	Blue Grass MHC	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
78	RMF	Overland Corporate Center	Cash	NAP	8,500	1,175	60,000	Cash	NAP	0	0	NAP
79	CIIICM	Rockmart Commons	Cash	NAP	1,975	1,975.03 for years 1 - 3, $1,280.58 thereafter	75,000	Cash	NAP	0	0	NAP
80	WFB	Canyon Springs Retail Building	Cash	NAP	0	1,096	50,000	Cash	NAP	0	0	NAP
81	CIIICM	Westwood Village Apartments	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
82	CIIICM	Out O’Space Storage Tavares	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
83	Basis	Rivercrest Apartments	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
84	WFB	Brighton Manor Apartments	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
85	NCB	Midland Plaza Apartments Corp.	NAP	NAP	0	0	0	NAP	NAP	0	0	NAP
86	CIIICM	White Oak MHC	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
87	NCB	Ridge Apartments Owners Corp.	NAP	NAP	0	0	0	NAP	NAP	0	0	NAP
88	WFB	168 Marco Way	NAP	NAP	0	0	0	NAP	NAP	0	0	NAP
89	WFB	Spring Haven MHC	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
90	WFB	Mission Plaza	Cash	NAP	25,000	865	50,000	Cash	NAP	0	0	NAP
91	CIIICM	Kimberly Pines MHP	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
92	NCB	Ipswich House, Inc.	NAP	NAP	0	0	0	NAP	NAP	0	0	NAP
93	CIIICM	Trinity Colonial Hills MHP	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
94	CIIICM	Trinity Windfern MHP	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
95	Barclays	Walgreens Columbia	NAP	NAP	0	0	0	NAP	NAP	0	0	NAP
96	CIIICM	J & J MHP	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
97	CIIICM	Glenwillow MHP	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
98	NCB	Port Chester Apartments, Inc.	NAP	NAP	0	0	0	NAP	NAP	0	0	NAP
99	WFB	Crossings at Hamilton Shops	Cash	NAP	50,000	1,563	0	Cash	NAP	0	0	NAP
100	WFB	Thompson Thrift Building	NAP	NAP	0	0	0	NAP	NAP	0	0	NAP
101	UBSRES	Lincoln Woods	Cash	NAP	0	0	0	NAP	NAP	0	0	NAP
102	NCB	Gramercy-Rutherford Townhouses Corp.	NAP	NAP	0	0	0	NAP	NAP	0	0	NAP

Wells Fargo Commercial Mortgage Trust 2016-C35
MORTGAGE LOAN SCHEDULE

Mortgage Loan Number	Mortgage Loan Seller	Property Name	Debt Service Escrow - LoC Counterparty	Other Escrow I Reserve Description	Other Escrow I (Initial) ($)	Other Escrow I (Monthly) ($)(11)(16)	Other Escrow I Cap ($)	Other Escrow I Escrow - Cash or LoC	Other Escrow I - LoC Counterparty	Other Escrow II Reserve Description	Other Escrow II (Initial) ($)	Other Escrow II (Monthly) ($)
1	RMF	Epps Bridge Centre	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
2	Barclays	The Mall at Rockingham Park	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
3	RMF	Kroger (Roundy’s) Distribution Center	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
4	RMF	Marriott Indianapolis North	NAP	PIP Reserve Funds	7,500,000	0	0	Cash	NAP	NAP	0	0
5	Barclays	Mall at Turtle Creek	NAP	BB&B Lease Reserve	2,900,000	0	0	Cash	NAP	Free Rent Reserve / Initial Rollover Reserve	151,667 / 2,907,450	0
6	UBSRES	In-Rel 8	NAP	Material Tenant Rollover Fund	4,000,000	62,500	The aggregate amount deposited in the Material Tenant Rollover Reserve solely as the result of a Non-Renewal Event may not exceed an amount equal to (x) $20.00 multiplied by (y) the square footage of the applicable Material Tenant space not subject to an extension, renewal, or re-leasing of its leased premises.	LoC	Deutsche Bank AG	Unfunded Obligations Reserve Fund; Ground Rent Funds	$436,926; $72,000	0
6.01	UBSRES	Lynnfield Park
6.02	UBSRES	Chase Tower
6.03	UBSRES	50 Penn Place
6.04	UBSRES	I-Bank Tower
6.05	UBSRES	4100 Okeechobee
6.06	UBSRES	Center Point
6.07	UBSRES	Bainbridge Mall
6.08	UBSRES	Plantation Merch. Mart
7	WFB	River Park Shopping Center	NAP	Grocery Outlet TILC Reserve	67,154	0	0	Cash	NAP	Queen of the Valley TILC Reserve	64,635	0
8	NCB	University Towers Owners Corp.	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
9	UBSRES	DoubleTree Overland Park	NAP	Current PIP Reserve Funds	5,634,893	0	0	LoC	JPMorgan Chase Bank, N.A.	Seasonality Reserve Funds	159,000	53,000
10	Barclays	ExchangeRight Net Leased Portfolio 12	NAP	Declaration Reserve Fund	95,106	0	0	Cash	NAP	NAP	0	0
10.01	Barclays	Kroger - Hamilton
10.02	Barclays	Walgreens - Fort Worth
10.03	Barclays	Tractor Supply - Woods Cross
10.04	Barclays	Fresenius Dialysis Center - Nashville
10.05	Barclays	Advance Auto Parts - Steubenville
10.06	Barclays	Dollar General - Hamilton
10.07	Barclays	Dollar General - Cincinnati
10.08	Barclays	Dollar General - Denham Springs
10.09	Barclays	Dollar General - Hickory (US Highway 70)
10.10	Barclays	Dollar General - Hammond
10.11	Barclays	Family Dollar - Baton Rouge
10.12	Barclays	Dollar General - Hickory (Lenoir Rhyne Boulevard)
10.13	Barclays	Advance Auto Parts - Greenville
10.14	Barclays	Dollar General - Gastonia
10.15	Barclays	Napa Auto Parts - Freeport
10.16	Barclays	Napa Auto Parts - Belvidere
10.17	Barclays	Dollar General - Alorton
10.18	Barclays	Dollar General - Dupo
10.19	Barclays	Advance Auto Parts - Heath
11	RMF	Barber Self Storage	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
12	WFB	San Fernando Value Square	NAP	Sam’s Club Reserve	0	0	0	NAP	NAP	NAP	0	0
13	RMF	Eagle Square	NAP	Unfunded Tenant Obligations Reserve Funds	178,312	0	0	Cash	NAP	VA October Lease Reserve	300,000	0
14	WFB	Pinnacle II	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
15	Barclays	Berkshire Corporate Center	NAP	Roof Repair Reserve	5,000	0	0	Cash	NAP	NAP	0	0
16	RMF	Shoppes at Westown	NAP	Rent Concession Funds	119,529	0	0	Cash	NAP	NAP	0	0
17	Barclays	Stone Manor	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
18	RMF	Corporate Park Office Portfolio	NAP	Rent Concession Funds	10,105	0	0	Cash	NAP	NAP	0	0
19	Basis	North Park Shopping Center	NAP	La Mexicana Supermercado Upfront Loan Reserve ($1,819,553); La Mexicana Supermercado TI/LC reserve fund ($219,660); La Mexicana Supermercado Occupancy Reserve ($135,000); Las Mangonadas Occupancy Reserve ($41,879); Las Mangonadas LC Reserve ($39,852)	2,255,944	0	0	Cash	NAP	Roof Replacement Reserve	350,000	0
20	RMF	Center Court Apartments	NAP	Parking Escrow	65,000	0	0	Cash	NAP	NAP	0	0
21	WFB	California Plaza	NAP	Tenant Specific TILC Reserve	828,072	0	0	Cash	NAP	Rent Concession / IOA Expansion Reserve	Rent Concession - $31,091 / IOA Expansion - $40,478	0
22	CIIICM	CubeSmart Portfolio III	NAP	Performance Reserve	250,000	0	0	Cash	NAP	NAP	0	0
22.01	CIIICM	CubeSmart Lake Worth
22.02	CIIICM	CubeSmart Chattanooga
22.03	CIIICM	CubeSmart Tyler
23	CIIICM	Courtyard Marriott Madeira Beach	NAP	Seasonality Reserve	75,000	$25,000 monthly payment commencing 2/1/2017	75,000	Cash	NAP	NAP	0	0
24	UBSRES	Shellmound Office Building	NAP	Free Rent Reserve Fund	843,300	0	0	Cash	NAP	NAP	0	0
25	UBSRES	Hulen Fashion Center	NAP	Ground Rent Funds	64,973	Borrower shall deposit with Lender an amount equal to the Ground Rent that will be payable under the Ground Lease for the month immediately following the month in which such Monthly Payment Date occurs.	0	Cash	NAP	NAP	0	0
26	CIIICM	Tharp Portfolio II	NAP	CVS Renewal Reserve	500,000	0	0	Cash	NAP	Advanced Auto Free Rent Reserve / Advanced Auto HVAC Reserve	Advanced Auto Free Rent Reserve - $11,500 / Advanced Auto HVAC Reserve - $8,500	0
26.01	CIIICM	Granger Shopping Center
26.02	CIIICM	Belter Shopping Center
26.03	CIIICM	Oaklandon Center
26.04	CIIICM	Shadeland Office
26.05	CIIICM	South East Street Center
26.06	CIIICM	Allisonsville Plasma
26.07	CIIICM	Aspen Dental Crawfordsville
27	WFB	So Cal Self Storage - Pasadena, CA	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
28	RMF	Illini Stor-It Portfolio	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
28.01	RMF	Staley
28.02	RMF	West
28.03	RMF	Bondville
28.04	RMF	North
29	RMF	The Riley Center	NAP	Required Floor Repair Funds	20,000	0	0	Cash	NAP	NAP	0	0
30	UBSRES	Fairfield Inn & Suites - Carlsbad	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
31	UBSRES	Fairfield Inn & Suites - Norco	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
32	Barclays	Hilton Home2 Suites Pittsburgh	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
33	Barclays	Hilton Garden Inn - Lake Mary, FL	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
34	Barclays	473-479 Sumner Ave / 341 & 345 Amherst St	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
34.01	Barclays	341 & 345 Amherst St
34.02	Barclays	473-479 Sumner Ave
35	RMF	Holiday Inn & Suites Lima	NAP	PIP Reserve Funds	1,166,286	$20,833.33 for the first 24 months; $13,012.63 during months 25 through 36 of the term of the Loan.	0	Cash	NAP	NAP	0	0
36	Barclays	Arrowhead Creekside Medical Office	NAP	US Oncology / Sun Radiology / One Step Beyond TILC Reserve	87,100 / 238,185 / 154,871.99	0	0	Cash	NAP	Sun Radiology / One Step Beyond Free Rent Reserve	27,789 / 72,024	0
37	RMF	TownePlace Suites Newark	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
38	Barclays	Radisson Colorado Springs	NAP	Seasonality Reserve	120,000	Borrower shall deposit on the payment date in June 2016, the sum of $120,000.00, on the payment date in July 2016, the sum of $120,000.00, on the payment date in August 2016, the sum of $80,000.00, on the payment date in September 2016, the sum of $80,000.00, and on the payment date in October 2016, the sum of $25,000.00, and on subsequent payment dates falling in the calendar months of May, June, July, August, September and October, an amount equal to $70,833.33	0	Cash	NAP	NAP	0	0
39	WFB	Omni Business Park	NAP	Occupancy Reserve	218,000	0	0	Cash	NAP	NAP	0	0
40	RMF	Hilton Garden Inn W. I65 Airport Blvd.	NAP	Seasonality Fund	80,000	0	80,000	Cash	NAP	NAP	0	0
41	WFB	East Street Trading Center	NAP	Roof Replacement Reserve	550,000	0	0	Cash	NAP	NAP	0	0
42	RMF	Solon Place Apartments	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
43	WFB	5055 East Washington Street	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
44	UBSRES	Comfort Suites at Kennesaw State University	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
45	RMF	Lakefront Lofts	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
46	WFB	Captive Plastics Warehouse	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
47	Barclays	Hawthorn Suites Dearborn	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
48	UBSRES	Taylor Park Townhomes	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
49	RMF	Avon Self-Storage	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
50	Barclays	Rangeline Self-Storage	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
51	WFB	Storage City - Antioch	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
52	WFB	Courtyard Orlando East - UCF	NAP	Renovation Reserve	0	0	0	NAP	NAP	NAP	0	0
53	NCB	Fairfield Views Inc. a/k/a Fairfield Views, Inc.	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
54	UBSRES	Holiday Inn Express Rochester / Greece	NAP	PIP Reserve Funds	1,052,250	0	0	Cash	NAP	Seasonality Reserve	65,000	0
55	UBSRES	Fox Hunt Apartments	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
56	NCB	Madison Court Apartment Corp.	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
57	NCB	Interlaken Owners, Inc.	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
58	Barclays	Kenny Centre	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
59	Basis	Quality Inn & Suites - Sulphur	NAP	Seasonality Reserve	72,500	0	72,500	Cash	NAP	PIP Reserve	15,000	0
60	WFB	Bond Street Portfolio	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
60.01	WFB	Monroe Center
60.02	WFB	952 Lake Murray Boulevard
61	NCB	B.S.L. One Owners Corporation a/k/a B.S.L. One Owners Corp.	NAP	Collateral Security Agreement for Litigation	125,000	0	0	Cash	NAP	NAP	0	0
62	RMF	Bienville Towers Apartments	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
63	Barclays	51 East Green Apartments	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
64	RMF	Lake Mead Gateway Plaza	NAP	Quick Claim USA Funds	20,359	0	0	Cash	NAP	NAP	0	0
65	UBSRES	Quality Inn Olympic National Park	NAP	Seasonality Reserve	0	On each Monthly Payment Date occurring in the calendar months of August, September, and October commencing with and including the calendar year of 2016 and each subsequent calendar year during the term of the Loan, Borrower shall deposit with Lender an amount equal to the Seasonality Monthly Escrow Amount of $53,157.67	159,473	Cash	NAP	NAP	0	0
66	RMF	Comfort Inn Sylva	NAP	Seasonality Fund	0	0	0	NAP	NAP	NAP	0	0
67	RMF	Laurel Springs Apartments	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
68	RMF	Arizona Storage Company	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
69	WFB	Rimrock Plaza	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
70	UBSRES	Park Hill Apartments	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
71	Basis	Comfort Inn & Suites - Smyrna	NAP	Seasonality Reserve	0	0	25,000	NAP	NAP	PIP Reserve/ Non-Consolidation Opinion Cost Reserve	305,564/ 20,000	0
72	WFB	South Pointe Crossing	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
73	RMF	Storage Plex	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
74	WFB	Carleton MHC	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
75	NCB	Trinity Co-Operative Apts., Inc. a/k/a Trinity Cooperative Apts. Inc.	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
76	CIIICM	Maplewood MHC	NAP	Owned Home Reserve	2,000	0	0	Cash	NAP	NAP	0	0
77	CIIICM	Blue Grass MHC	NAP	Electrical Reserve	140,125	0	0	Cash	NAP	NAP	0	0
78	RMF	Overland Corporate Center	NAP	Rent Concession Funds	30,250	0	0	Cash	NAP	NAP	0	0
79	CIIICM	Rockmart Commons	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
80	WFB	Canyon Springs Retail Building	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
81	CIIICM	Westwood Village Apartments	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
82	CIIICM	Out O’Space Storage Tavares	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
83	Basis	Rivercrest Apartments	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
84	WFB	Brighton Manor Apartments	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
85	NCB	Midland Plaza Apartments Corp.	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
86	CIIICM	White Oak MHC	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
87	NCB	Ridge Apartments Owners Corp.	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
88	WFB	168 Marco Way	NAP	Cornerstone Leasing Reserve	0	0	0	NAP	NAP	Outfront Media Leasing Reserve	0	0
89	WFB	Spring Haven MHC	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
90	WFB	Mission Plaza	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
91	CIIICM	Kimberly Pines MHP	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
92	NCB	Ipswich House, Inc.	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
93	CIIICM	Trinity Colonial Hills MHP	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
94	CIIICM	Trinity Windfern MHP	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
95	Barclays	Walgreens Columbia	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
96	CIIICM	J & J MHP	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
97	CIIICM	Glenwillow MHP	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
98	NCB	Port Chester Apartments, Inc.	NAP	Collateral Security Agreement for Capital Improvements	1,100,000	0	0	Cash	NAP	NAP	0	0
99	WFB	Crossings at Hamilton Shops	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
100	WFB	Thompson Thrift Building	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
101	UBSRES	Lincoln Woods	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0
102	NCB	Gramercy-Rutherford Townhouses Corp.	NAP	NAP	0	0	0	NAP	NAP	NAP	0	0

Wells Fargo Commercial Mortgage Trust 2016-C35
MORTGAGE LOAN SCHEDULE

Mortgage Loan Number	Mortgage Loan Seller	Property Name	Other Escrow II Cap ($)	Other Escrow II Escrow - Cash or LoC	Other Escrow II - LoC Counterparty	Holdback(7)	Secured by LOC (Y/N)	LOC Amount	Type of Lockbox	Borrower Name	Sponsor Name	Servicing Fee Rate
1	RMF	Epps Bridge Centre	0	NAP	NAP	NAP	N	NAP	Springing	Epps Bridge Centre Property Company, LLC	E. Stanley Kroenke	0.00500%
2	Barclays	The Mall at Rockingham Park	0	NAP	NAP	NAP	N	NAP	Hard/Springing Cash Management	Mall at Rockingham, LLC	Mayflower Realty LLC, Series B; Institutional Mall Investors	0.00250%
3	RMF	Kroger (Roundy’s) Distribution Center	0	NAP	NAP	NAP	N	NAP	Springing	Pabst Farms-RDC, LLC	Peter Paul Bell	0.00500%
4	RMF	Marriott Indianapolis North	0	NAP	NAP	NAP	N	NAP	Hard/Springing Cash Management	Columbia Properties Indianapolis, L.P.	Columbia Sussex Corporation; CSC Holdings, LLC	0.00500%
5	Barclays	Mall at Turtle Creek	0	Cash	NAP	NAP	N	NAP	Hard/Springing Cash Management	RPI Turtle Creek Mall, LLC	Rouse Properties, LP	0.00500%
6	UBSRES	In-Rel 8	0	Cash	NAP	NAP	Y	$500,000; $4,000,000	Hard/Springing Cash Management	Lynnfield Office Project, LLC; Bainbridge Mall, LLC; Chase Tower Building Owner, LLC; 50 Penn Building Owner, LLC; Braswell Building Owner, LLC; Center Point Center Owner, LLC; Plantation Merchandise Mart, Inc.; 4100 Okeechobee Building Owner, LLC; White Station Building, LLC	Charles Stein; Dennis Udwin	0.00250%
6.01	UBSRES	Lynnfield Park
6.02	UBSRES	Chase Tower
6.03	UBSRES	50 Penn Place
6.04	UBSRES	I-Bank Tower
6.05	UBSRES	4100 Okeechobee
6.06	UBSRES	Center Point
6.07	UBSRES	Bainbridge Mall
6.08	UBSRES	Plantation Merch. Mart
7	WFB	River Park Shopping Center	0	Cash	NAP	NAP	N	NAP	Springing	Imola Cabot Partners, LLC	Carl E. Best; The Carl and Janet Best Trust	0.00500%
8	NCB	University Towers Owners Corp.	0	NAP	NAP	NAP	N	NAP	None	University Towers Owners Corp.	NAP	0.08000%
9	UBSRES	DoubleTree Overland Park	0	Cash	NAP	NAP	Y	$5,634,893	Soft/Springing Cash Management	Overland Park Golf, LLC; Overland Park Hotel, LLC	Hotel Resort Properties, LLLP	0.00500%
10	Barclays	ExchangeRight Net Leased Portfolio 12	0	NAP	NAP	NAP	N	NAP	Hard/Springing Cash Management	ExchangeRight Net Leased Portfolio 12 DST	David Fisher, Joshua Ungerecht, Warren Thomas	0.03250%
10.01	Barclays	Kroger - Hamilton
10.02	Barclays	Walgreens - Fort Worth
10.03	Barclays	Tractor Supply - Woods Cross
10.04	Barclays	Fresenius Dialysis Center - Nashville
10.05	Barclays	Advance Auto Parts - Steubenville
10.06	Barclays	Dollar General - Hamilton
10.07	Barclays	Dollar General - Cincinnati
10.08	Barclays	Dollar General - Denham Springs
10.09	Barclays	Dollar General - Hickory (US Highway 70)
10.10	Barclays	Dollar General - Hammond
10.11	Barclays	Family Dollar - Baton Rouge
10.12	Barclays	Dollar General - Hickory (Lenoir Rhyne Boulevard)
10.13	Barclays	Advance Auto Parts - Greenville
10.14	Barclays	Dollar General - Gastonia
10.15	Barclays	Napa Auto Parts - Freeport
10.16	Barclays	Napa Auto Parts - Belvidere
10.17	Barclays	Dollar General - Alorton
10.18	Barclays	Dollar General - Dupo
10.19	Barclays	Advance Auto Parts - Heath
11	RMF	Barber Self Storage	0	NAP	NAP	NAP	N	NAP	Springing	Prime Group Virginia Beach, LLC	Robert Moser; Robert Morgan	0.00500%
12	WFB	San Fernando Value Square	0	NAP	NAP	NAP	N	NAP	Springing	The SFVS Company LLC	Dorian Bilak, Sara V. Dumont	0.00500%
13	RMF	Eagle Square	0	Cash	NAP	NAP	N	NAP	Hard/Springing Cash Management	The New England Expedition - Providence Retail, LLC; Eagle Square Realty Investments, LLC	Gregory M. Feldman; Barry E. Feldman	0.00500%
14	WFB	Pinnacle II	0	NAP	NAP	NAP	N	NAP	Hard/Upfront Cash Management	P2 Hudson MC Partners, LLC	Hudson Pacific Properties, L.P.; M. David Paul Development, LLC	0.00500%
15	Barclays	Berkshire Corporate Center	0	NAP	NAP	NAP	N	NAP	Springing	Berkshire Promenade LLC; Berkshire Equities LLC	William Felton; Matthew Felton	0.00500%
16	RMF	Shoppes at Westown	0	NAP	NAP	NAP	N	NAP	Springing	WS Midcenter LLC	Joanne M. Capano	0.00500%
17	Barclays	Stone Manor	0	NAP	NAP	NAP	N	NAP	Hard/Springing Cash Management	PH Stone Manor LP	Pembroke Hobson LLC	0.00500%
18	RMF	Corporate Park Office Portfolio	0	NAP	NAP	NAP	N	NAP	Springing	Sunblossom Corporate Park 10701, LLC	James M. Birney; Leeshan Birney	0.00500%
19	Basis	North Park Shopping Center	0	Cash	NAP	NAP	N	NAP	Hard/Springing Cash Management	NP Dunhill, Ltd.	William L. Hutchinson	0.00500%
20	RMF	Center Court Apartments	0	NAP	NAP	NAP	N	NAP	Springing	Bandera Center Court LLC	Loren (Pep) Llinas; Amy Dickenson	0.04250%
21	WFB	California Plaza	0	Cash	NAP	NAP	N	NAP	Springing	2180 Harvard SPE, LLC	Matthew R. Love; John H. Pringle; Patrick J. Molloy; Vincent Woo	0.00500%
22	CIIICM	CubeSmart Portfolio III	0	NAP	NAP	NAP	N	NAP	Springing	PRH IX, LLC; PRH XII, LLC; Pro Storage I, LLC	Marc S. Barmazel	0.00500%
22.01	CIIICM	CubeSmart Lake Worth
22.02	CIIICM	CubeSmart Chattanooga
22.03	CIIICM	CubeSmart Tyler
23	CIIICM	Courtyard Marriott Madeira Beach	0	NAP	NAP	NAP	N	NAP	Springing	Shaner Madeira Beach, LLC	Lance T. Shaner; Lance T. Shaner Revocable Trust u/t/a dated 12/8/2012	0.00500%
24	UBSRES	Shellmound Office Building	0	NAP	NAP	NAP	N	NAP	Hard/Springing Cash Management	Griffin Capital (Shellmound) Investors, DST	Griffin Capital Corporation	0.00500%
25	UBSRES	Hulen Fashion Center	0	NAP	NAP	NAP	N	NAP	Springing	Venture Hulen, LP	E & B Investment Trust; John P. Zikos; Anthony Bryan Cornelius; Easley B. Waggoner, Jr.	0.00500%
26	CIIICM	Tharp Portfolio II	0	Cash	NAP	NAP	N	NAP	Springing	Bittersweet 23, L.L.C.	Donald J. Tharp; Marsha J. Tharp	0.00500%
26.01	CIIICM	Granger Shopping Center
26.02	CIIICM	Belter Shopping Center
26.03	CIIICM	Oaklandon Center
26.04	CIIICM	Shadeland Office
26.05	CIIICM	South East Street Center
26.06	CIIICM	Allisonsville Plasma
26.07	CIIICM	Aspen Dental Crawfordsville
27	WFB	So Cal Self Storage - Pasadena, CA	0	NAP	NAP	NAP	N	NAP	None	SoCal Self Storage - Colorado Boulevard, LP	SoCal Self Storage Carveout Guarantor; SoCal Self Storage Sponsor	0.00500%
28	RMF	Illini Stor-It Portfolio	0	NAP	NAP	NAP	N	NAP	Springing	Prime Storage Bondville LLC; Prime Storage Kenyon LLC; Prime Storage Staley LLC; Prime Storage Lager LLC	Robert Moser; Robert Morgan	0.00500%
28.01	RMF	Staley
28.02	RMF	West
28.03	RMF	Bondville
28.04	RMF	North
29	RMF	The Riley Center	0	NAP	NAP	NAP	N	NAP	Springing	R&B Holland, LLC	Richard Brunelli; William Schlegel	0.00500%
30	UBSRES	Fairfield Inn & Suites - Carlsbad	0	NAP	NAP	NAP	N	NAP	Hard/Upfront Cash Management	Excel Poway L.P.; Surya LP	Suresh Patel	0.00500%
31	UBSRES	Fairfield Inn & Suites - Norco	0	NAP	NAP	NAP	N	NAP	Hard/Upfront Cash Management	Excel Corona, L.P.	Suresh Patel	0.00500%
32	Barclays	Hilton Home2 Suites Pittsburgh	0	NAP	NAP	NAP	N	NAP	Hard/Springing Cash Management	CWH1 Associates, LP	Don Rodgers	0.04500%
33	Barclays	Hilton Garden Inn - Lake Mary, FL	0	NAP	NAP	500,000	N	NAP	Hard/Springing Cash Management	HGILM Associates LLC	Kenneth K. Kochenour	0.00500%
34	Barclays	473-479 Sumner Ave / 341 & 345 Amherst St	0	NAP	NAP	27,412	N	NAP	Springing	Northamptonboys1, LLC; Northamptonboys2 LLC	Benjamin W. Coggins, III; Robert C. Fuller	0.00500%
34.01	Barclays	341 & 345 Amherst St
34.02	Barclays	473-479 Sumner Ave
35	RMF	Holiday Inn & Suites Lima	0	NAP	NAP	NAP	N	NAP	Hard/Springing Cash Management	Intellistay Lima LLC	David H. Lesser	0.00500%
36	Barclays	Arrowhead Creekside Medical Office	0	Cash	NAP	NAP	N	NAP	Hard/Springing Cash Management	Arrowhead Medical Properties, L.P.	Ted L. Barr; Joseph G. Greulich; Benjamin D. Sheridan	0.00500%
37	RMF	TownePlace Suites Newark	0	NAP	NAP	NAP	N	NAP	Hard/Springing Cash Management	NAB Hospitality LLC	Bharat M. Patel; Jay B. Patel	0.00500%
38	Barclays	Radisson Colorado Springs	0	NAP	NAP	NAP	N	NAP	Hard/Springing Cash Management	GMB-Colorado, LLC	Paul B. Campbell	0.00500%
39	WFB	Omni Business Park	0	NAP	NAP	NAP	N	NAP	None	Channing Zenda Westerville, L.P.	David A. Kornbluth; Mark C. Siegal; Kenneth Marblestone; Mark J. Goodman; M.J. Goodman Living Trust; Zenda Properties G.P.; Cristal Family LLC; Fortbridge Realty, LLC; Sherman Capital LLC	0.05250%
40	RMF	Hilton Garden Inn W. I65 Airport Blvd.	0	NAP	NAP	NAP	N	NAP	Hard/Springing Cash Management	Image Mobile Hotels, Inc.	Anil R. Patel; Jayanti J. Patel	0.00500%
41	WFB	East Street Trading Center	0	NAP	NAP	NAP	N	NAP	Springing	East Street Associates Limited Partnership	James E. Fitzgerald; Gail T. Guyton; Edward J. Joyeusaz	0.00500%
42	RMF	Solon Place Apartments	0	NAP	NAP	NAP	N	NAP	Springing	Salon 120 Associates, Ltd.	William Ian MacDonald	0.06250%
43	WFB	5055 East Washington Street	0	NAP	NAP	NAP	N	NAP	Springing	Realscape Asset Holdings LP	Mathew Rosenblatt; John Berman	0.05250%
44	UBSRES	Comfort Suites at Kennesaw State University	0	NAP	NAP	NAP	N	NAP	Springing	Kasandas Properties Kennesaw, LLC	Roshan Patel; Jagdish Patel; Shaylesh Patel	0.00500%
45	RMF	Lakefront Lofts	0	NAP	NAP	NAP	N	NAP	Springing	Lakefront Lofts LLC	Anthony J. Schlur; Patrick J. Dussol	0.00500%
46	WFB	Captive Plastics Warehouse	0	NAP	NAP	NAP	N	NAP	Springing	Iowa Natgreen, LLC	Gregory R. Greenstein; Edward M. Natan	0.03500%
47	Barclays	Hawthorn Suites Dearborn	0	NAP	NAP	NAP	N	NAP	Springing	Dearborn Hospitality, Inc.	Akram Namou; Malik Abdulnoor; Maysarah Knouna	0.00500%
48	UBSRES	Taylor Park Townhomes	0	NAP	NAP	NAP	N	NAP	Springing	Taylor Park Apartments Limited Partnership	Matthew B. Lester	0.05250%
49	RMF	Avon Self-Storage	0	NAP	NAP	NAP	N	NAP	Springing	Prime Group Avon, LLC	Robert Moser; Robert Morgan	0.00500%
50	Barclays	Rangeline Self-Storage	0	NAP	NAP	NAP	N	NAP	Springing	Rangeline Storage II, LLC	Capital Yield Group, LLC	0.00500%
51	WFB	Storage City - Antioch	0	NAP	NAP	NAP	N	NAP	None	PG Cactus Antioch I LLC	Timothy Davis; Robert J. Dailey	0.00500%
52	WFB	Courtyard Orlando East - UCF	0	NAP	NAP	NAP	N	NAP	Soft/Springing Cash Management	UCF Associates, Limited Partnership	Ronald E. Franklin	0.06250%
53	NCB	Fairfield Views Inc. a/k/a Fairfield Views, Inc.	0	NAP	NAP	NAP	N	NAP	None	Fairfield Views Inc. a/k/a Fairfield Views, Inc.	NAP	0.08000%
54	UBSRES	Holiday Inn Express Rochester / Greece	0	Cash	NAP	NAP	N	NAP	Hard/Upfront Cash Management	Sunrise On The Ridge LLC	Tarpan Patel; Sunita Patel	0.00500%
55	UBSRES	Fox Hunt Apartments	0	NAP	NAP	NAP	N	NAP	Springing	Fox Hunt Owner LLC	Matthew B. Lester	0.05250%
56	NCB	Madison Court Apartment Corp.	0	NAP	NAP	NAP	N	NAP	None	Madison Court Apartment Corp.	NAP	0.08000%
57	NCB	Interlaken Owners, Inc.	0	NAP	NAP	NAP	N	NAP	None	Interlaken Owners, Inc.	NAP	0.08000%
58	Barclays	Kenny Centre	0	NAP	NAP	NAP	N	NAP	Springing	Kenny Rub, LLC	Bernard R. Ruben Irrecovable Trust for Issue DTD 12/7/97	0.00500%
59	Basis	Quality Inn & Suites - Sulphur	0	Cash	NAP	NAP	N	NAP	Hard/Springing Cash Management	Sulphur Hotel Group, LLC	Nimesh Zaver; Iqbal Mohammad; Guru Nagin; Talesh Patel	0.00500%
60	WFB	Bond Street Portfolio	0	NAP	NAP	NAP	N	NAP	Springing	Bond Street Fund 8, LLC	Michael D. Reynolds; Eric Hohmann	0.00500%
60.01	WFB	Monroe Center
60.02	WFB	952 Lake Murray Boulevard
61	NCB	B.S.L. One Owners Corporation a/k/a B.S.L. One Owners Corp.	0	NAP	NAP	NAP	N	NAP	None	B.S.L. One Owners Corporation a/k/a B.S.L. One Owners Corp.	NAP	0.08000%
62	RMF	Bienville Towers Apartments	0	NAP	NAP	NAP	N	NAP	Springing	Bienville Towers, L.L.C.	James R. Hatcher; Alexis V. Lewis	0.00500%
63	Barclays	51 East Green Apartments	0	NAP	NAP	NAP	N	NAP	Springing	51 E. Green, L.L.C.	Edwin Goldfarb	0.00500%
64	RMF	Lake Mead Gateway Plaza	0	NAP	NAP	NAP	N	NAP	Springing	VFPLM, LLC	Antonin Vesely; Jeannette Vesely; Michael Vesely	0.00500%
65	UBSRES	Quality Inn Olympic National Park	0	NAP	NAP	NAP	N	NAP	Hard/Springing Cash Management	WIRTA 2 - H, LLC; WIRTA Hotels, LLC	Bret Wirta; Patricia Wirta	0.00500%
66	RMF	Comfort Inn Sylva	0	NAP	NAP	NAP	N	NAP	Springing	Sylva Hotel Group, LLC	Michael Winstead, Jr.; Stephen C. Austin; John Rudolph; Scott A. Austin	0.00500%
67	RMF	Laurel Springs Apartments	0	NAP	NAP	NAP	N	NAP	Springing	Hometown Apartments LLC	Manoj Kumar	0.00500%
68	RMF	Arizona Storage Company	0	NAP	NAP	NAP	N	NAP	Springing	MR Investments #3, LLLP	Michael E. Ransome	0.00500%
69	WFB	Rimrock Plaza	0	NAP	NAP	NAP	N	NAP	Springing	Argo Rimrock, LLC	Stephen B. Jaeger	0.00500%
70	UBSRES	Park Hill Apartments	0	NAP	NAP	NAP	N	NAP	None	Parkhill Apartments-Wayne Limited Partnership	Matthew B. Lester	0.05250%
71	Basis	Comfort Inn & Suites - Smyrna	0	Cash	NAP	NAP	N	NAP	Hard/Springing Cash Management	South Cobb Hospitality, LLC	Jaffar Lutfeali; Roshan B. Patel	0.00500%
72	WFB	South Pointe Crossing	0	NAP	NAP	NAP	N	NAP	None	4800 S. 41, LLC	John G. Thompson; Paul M Thrift; Greg Gibson; John G. Thompson Revocable Trust; Paul M. Thrift Revocable Trust	0.00500%
73	RMF	Storage Plex	0	NAP	NAP	NAP	N	NAP	Springing	Prime Storage Kingsport, LLC	Robert Moser; Robert Morgan	0.00500%
74	WFB	Carleton MHC	0	NAP	NAP	NAP	N	NAP	None	Carleton MHP, LLC	William T. Connell; James J. Palmer	0.00500%
75	NCB	Trinity Co-Operative Apts., Inc. a/k/a Trinity Cooperative Apts. Inc.	0	NAP	NAP	NAP	N	NAP	None	Trinity Co-Operative Apts., Inc. a/k/a Trinity Cooperative Apts. Inc.	NAP	0.08000%
76	CIIICM	Maplewood MHC	0	NAP	NAP	NAP	N	NAP	Springing	NP Maplewood LLC	Richard M. Nodel; Jordan Nodel	0.00500%
77	CIIICM	Blue Grass MHC	0	NAP	NAP	NAP	N	NAP	Springing	Blue Grass Palm Beach Mobil Homes Community, LLC	Christine Buteau; Robert Fileni	0.00500%
78	RMF	Overland Corporate Center	0	NAP	NAP	NAP	N	NAP	Springing	OCC Retail, LLC	Mark P Esbensen; Fred D. Grimes	0.00500%
79	CIIICM	Rockmart Commons	0	NAP	NAP	NAP	N	NAP	Springing	T & M Investors VII, LLC	Donald S. Williams; Kathy Williams	0.00500%
80	WFB	Canyon Springs Retail Building	0	NAP	NAP	NAP	N	NAP	Springing	Canyon Springs Plaza, LLC	Wi Kwun Lee; Woo Jin Jung; Kum Ju Lee; Lee Family Trust	0.00500%
81	CIIICM	Westwood Village Apartments	0	NAP	NAP	NAP	N	NAP	Springing	Westwood Village Town Homes, LLC	David A. Gollner; Susan L. Gollner	0.00500%
82	CIIICM	Out O’Space Storage Tavares	0	NAP	NAP	NAP	N	NAP	Springing	Lake Dora Storage, LLC, a/k/a Lake Dora Storage LLC, d/b/a Lake Dora Storage Mall; Out O’ Space Storage & Office Park; Out O’ Space	Richard J. O’Brien	0.00500%
83	Basis	Rivercrest Apartments	0	NAP	NAP	NAP	N	NAP	Springing	Rivercrest of Clinton Township Apartments, LLC	Vincenzia Grillo	0.00500%
84	WFB	Brighton Manor Apartments	0	NAP	NAP	NAP	N	NAP	None	Clute Brighton Manor Apartments, LLC	Hardial Singh	0.00500%
85	NCB	Midland Plaza Apartments Corp.	0	NAP	NAP	NAP	N	NAP	None	Midland Plaza Apartments Corp.	NAP	0.08000%
86	CIIICM	White Oak MHC	0	NAP	NAP	NAP	N	NAP	Springing	White Oak Estates MHC LLC	Richard M. Nodel	0.00500%
87	NCB	Ridge Apartments Owners Corp.	0	NAP	NAP	NAP	N	NAP	None	Ridge Apartments Owners Corp.	NAP	0.08000%
88	WFB	168 Marco Way	0	NAP	NAP	NAP	N	NAP	None	164 Marco Way Associates, LLC	Michael G. Halper	0.00500%
89	WFB	Spring Haven MHC	0	NAP	NAP	NAP	N	NAP	None	Spring Haven MHP LLC	David Reid; Anna Reid	0.06250%
90	WFB	Mission Plaza	0	NAP	NAP	NAP	N	NAP	None	Mission Plaza Texas Gruber Properties, LLC	Jon Gruber; Gruber Family Trust	0.00500%
91	CIIICM	Kimberly Pines MHP	0	NAP	NAP	NAP	N	NAP	Springing	Kimberly Pines LLC	James Traylor	0.00500%
92	NCB	Ipswich House, Inc.	0	NAP	NAP	NAP	N	NAP	None	Ipswich House, Inc.	NAP	0.08000%
93	CIIICM	Trinity Colonial Hills MHP	0	NAP	NAP	NAP	N	NAP	Springing	Trinity Colonial Hills 1, LTD	Donald G. Clements, Jr.; J. Art Nicholson	0.00500%
94	CIIICM	Trinity Windfern MHP	0	NAP	NAP	NAP	N	NAP	Springing	Trinity @ Windfern 9401 LTD	Donald G. Clements, Jr.; J. Art Nicholson	0.00500%
95	Barclays	Walgreens Columbia	0	NAP	NAP	NAP	N	NAP	Hard/Springing Cash Management	CEDJR II LLC	Charles E. Decker	0.00500%
96	CIIICM	J & J MHP	0	NAP	NAP	NAP	N	NAP	Springing	J&J MHP Investment Company, LLC	David M. Ruby	0.00500%
97	CIIICM	Glenwillow MHP	0	NAP	NAP	NAP	N	NAP	Springing	Glenwillow MHP, LLC	David M. Ruby	0.00500%
98	NCB	Port Chester Apartments, Inc.	0	NAP	NAP	NAP	N	NAP	None	Port Chester Apartments, Inc.	NAP	0.08000%
99	WFB	Crossings at Hamilton Shops	0	NAP	NAP	NAP	N	NAP	Springing	Hamilton Crossings Shopping Center, LLC	James F. Wessel	0.07250%
100	WFB	Thompson Thrift Building	0	NAP	NAP	NAP	N	NAP	None	901 Wabash, LLC	John G. Thompson; Paul M Thrift; John G. Thompson Revocable Trust; Paul M. Thrift Revocable Trust	0.00500%
101	UBSRES	Lincoln Woods	0	NAP	NAP	NAP	N	NAP	None	Lincolnwoods Owner LLC	Matthew B. Lester	0.05250%
102	NCB	Gramercy-Rutherford Townhouses Corp.	0	NAP	NAP	NAP	N	NAP	None	Gramercy-Rutherford Townhouses Corp.	NAP	0.08000%

EXHIBIT C

FORM OF INVESTMENT REPRESENTATION LETTER

Wells Fargo Bank, National Association
          as Certificate Registrar
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Services – Wells Fargo Commercial Mortgage Trust 2016-C35
          [OR OTHER CERTIFICATE REGISTRAR]

Wells Fargo Commercial Mortgage Securities, Inc.
c/o Wells Fargo Securities, LLC
375 Park Avenue, 2nd Floor, J0127-023
New York, New York 10152
Attention: A.J. Sfarra

Re:	Transfer of Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35

Ladies and Gentlemen:

This letter is delivered pursuant to Section 5.03 of the Pooling and Servicing Agreement, dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, on behalf of the holders of Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35 in connection with the transfer by _________________ (the “Seller”) to the undersigned (the “Purchaser”) of $_______________ aggregate [Certificate Balance][Notional Amount][__% Percentage Interest] of Class ___ Certificates (the “Certificate”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

Exhibit C-1

In connection with such transfer, the Purchaser hereby represents and warrants to you and the addressees hereof as follows:

1.          Check one of the following:*

☐           The Purchaser is not purchasing a Class R Certificate and the Purchaser is an institution that is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D (“Regulation D”) under the Securities Act of 1933, as amended (the “Securities Act”) or any entity in which all of the equity owners are “accredited investors” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D (each, an “Institutional Accredited Investor”) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Certificates, and the Purchaser and any accounts for which it is acting are each able to bear the economic risk of the Purchaser’s or such account’s investment. The Purchaser is acquiring the Certificates purchased by it for its own account or for one or more accounts, each of which is an Institutional Accredited Investor, as to each of which the Purchaser exercises sole investment discretion. The Purchaser hereby undertakes to reimburse the Trust for any costs incurred by it in connection with this transfer.

☐           The Purchaser is a “qualified institutional buyer” (a “QIB”) within the meaning of Rule 144A (“Rule 144A”) under the Securities Act. The Purchaser is aware that the transfer is being made in reliance on Rule 144A, and the Purchaser has had the opportunity to obtain the information required to be provided pursuant to paragraph (d)(4)(i) of Rule 144A.

2.          The Purchaser’s intention is to acquire the Certificate (a) for investment for the Purchaser’s own account or (b) for reoffer, resale, pledge or other transfer (i) to QIBs in transactions under Rule 144A, and not in any event with the view to, or for resale in connection with, any distribution thereof, or (ii) (other than with respect to a Class R Certificate) to Institutional Accredited Investors, subject in the case of clause (ii) above to (w) the receipt by the Certificate Registrar of a letter substantially in the form hereof, (x) the receipt by the Certificate Registrar of an opinion of counsel acceptable to the Trustee and Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act, (y) the receipt by the Certificate Registrar of such other evidence acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act and other applicable laws and (z) a written undertaking to reimburse the Trust for any costs incurred by it in connection with the proposed transfer. The Purchaser understands that the Certificate (and any subsequent Certificate) has not been registered under the Securities Act, by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Purchaser’s investment intent (or intent to reoffer, resell, pledge or transfer the Certificate only to certain investors in certain exempted transactions) as expressed herein.

*       Purchaser must include one of the following two certifications.

Exhibit C-2

3.          The Purchaser has reviewed the Preliminary Prospectus and the Final Prospectus relating to the Offered Certificates (collectively, the “Prospectus”) (and, with respect to Offered Private Certificates, the Preliminary Private Placement Memorandum and the Final Private Placement Memorandum related to such Offered Private Certificates) and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Prospectus.

4.          The Purchaser acknowledges that the Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the Securities Act or the securities laws of any State or any other jurisdiction, and that the Certificate cannot be reoffered, resold, pledged or otherwise transferred unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available.

5.          The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of a Certificate or Certificates, as the case may be (each, a “Certificateholder”), in all respects as if it were a signatory thereto. This undertaking is made for the benefit of the Trust, the Certificate Registrar and all Certificateholders present and future.

6.          The Purchaser will not sell or otherwise transfer any portion of the Certificate or Certificates, except in compliance with Section 5.03 of the Pooling and Servicing Agreement.

7.          Check one of the following:**

☐           The Purchaser is a U.S. Tax Person (as defined below) and it has attached hereto an Internal Revenue Service (“IRS”) Form W-9 (or successor form).

☐           The Purchaser is not a U.S. Tax Person and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Certificate Registrar (or its agent) with respect to distributions to be made on the Certificate. The Purchaser has attached hereto [(i) a duly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form, as applicable), which identifies such Purchaser as the beneficial owner of the Certificate and states that such Purchaser is not a U.S. Tax Person, (ii) IRS Form W-8IMY (with all appropriate attachments) or (iii)]*** two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Purchaser as the beneficial owner of the Certificate and state that interest and original issue discount on the Certificate and Permitted Investments is, or is expected to be, effectively connected with a U.S. trade or business. The Purchaser agrees to provide to the Certificate Registrar updated [IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or]*** IRS Form W-8ECI, [as the case may be,]*** any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or

**      Each Purchaser must include one of the two alternative certifications.

***   Does not apply to a transfer of Class R Certificates.

Exhibit C-3

certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

For purposes of this paragraph 7, “U.S. Tax Person” means a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons).

8.            Please make all payments due on the Certificates:****

☐           (a)          by wire transfer to the following account at a bank or entity in New York, New York, having appropriate facilities therefor:

Bank:
ABA #:                                                                                ___
Account #:
Attention:                                                                                 _

☐           (b)         by mailing a check or draft to the following address:

9.          If the Purchaser is purchasing a Class R Certificate, the Purchaser is not a partnership (including any entity treated as a partnership for U.S. federal income tax purposes), any interest in which is owned, directly or indirectly, through one or more partnerships, trusts or other pass-through entities by a Disqualified Non-U.S. Tax Person.

Very truly yours,

[The Purchaser]

**** Only to be filled out by Purchasers of Definitive Certificates. Please select (a) or (b). For holders of the Definitive Certificates, wire transfers are only available if such holder’s Definitive Certificates have an aggregate Certificate Balance or Notional Amount, as applicable, of at least U.S. $5,000,000.

Exhibit C-4

By:
Name:
Title:

Exhibit C-5

EXHIBIT D-1

FORM OF TRANSFEREE AFFIDAVIT
FOR TRANSFERS OF CLASS R CERTIFICATES

[Date]

Wells Fargo Bank, National Association,
          as Certificate Registrar
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Services (CMBS) –
Wells Fargo Commercial Mortgage Trust 2016-C35
          [OR OTHER CERTIFICATE REGISTRAR]

Re:	Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35 (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of July 1, 2016, by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer

STATE OF	)
) ss.:
COUNTY OF	)

I, [______], under penalties of perjury, declare that, to the best of my knowledge and belief, the following representations are true, correct and complete, and being first sworn, depose and say that:

1.          I am a [______] of [______] (the “Purchaser”), on behalf of which I have the authority to make this affidavit.

2.          The Purchaser is acquiring Class R Certificates representing [__]% of the residual interest in each of the real estate mortgage investment conduits (each, a “REMIC”) designated as the (i)  “Lower-Tier REMIC” and (ii) “Upper-Tier REMIC”, respectively, relating to the Certificates for which an election is to be made under Section 860D of the Internal Revenue Code of 1986 (the “Code”).

3.          The Purchaser is not a “Disqualified Organization” (as defined below), and that the Purchaser is not acquiring the Class R Certificates for the account of, or as agent or

Exhibit D-1-1

nominee of, or with a view to the transfer of direct or indirect record or beneficial ownership thereof, to a Disqualified Organization. For the purposes hereof, a Disqualified Organization is any of the following: (i) the United States, any State or political subdivision thereof, any possession of the United States or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for the Federal Home Loan Mortgage Corporation, a majority of its board of directors is not selected by such governmental unit), (ii) a foreign government, any international organization or any agency or instrumentality of any of the foregoing, (iii) any organization which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to the Class R Certificates (except certain farmers’ cooperatives described in Section 521 of the Code), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code, (v) an “electing large partnership”, as defined in Section 775 of the Code and (vi) any other Person so designated by the Trustee or the Certificate Administrator based upon an Opinion of Counsel as provided to the Trustee or the Certificate Administrator (at no expense to the Trustee or the Certificate Administrator) that the holding of an Ownership Interest in a Class R Certificate by such Person may cause a Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Class R Certificate to such Person. The terms “United States,” “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

4.          The Purchaser acknowledges that Section 860E(e) of the Code would impose a substantial tax on the transferor or, in certain circumstances, on an agent for the transferee, with respect to any transfer of any interest in any Class R Certificates to a Disqualified Organization.

5.          The Purchaser is a Permitted Transferee and, to the extent applicable, the Purchaser’s U.S. taxpayer identification number is [__________].

6.          No purpose of the acquisition of the Class R Certificates is to impede the assessment or collection of tax.

7.          The Purchaser will not cause income from the Class R Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Purchaser or any other person.

8.          Check the applicable paragraph:

☐         The present value of the anticipated tax liabilities associated with holding the Class R Certificate, as applicable, does not exceed the sum of:

(i)         the present value of any consideration given to the Purchaser to acquire such Class R Certificate;

Exhibit D-1-2

(ii)        the present value of the expected future distributions on such Class R Certificate; and

(iii)       the present value of the anticipated tax savings associated with holding such Class R Certificate as the related REMIC generates losses.

For purposes of this calculation, (i) the Purchaser is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Purchaser has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Purchaser.

☐         The transfer of the Class R Certificate complies with U.S. Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly,

(i)         the Purchaser is an “eligible corporation,” as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Class R Certificate will only be taxed in the United States;

(ii)        at the time of the transfer, and at the close of the Purchaser’s two fiscal years preceding the year of the transfer, the Purchaser had gross assets for financial reporting purposes (excluding any obligation of a person related to the Purchaser within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

(iii)       the Purchaser will transfer the Class R Certificate only to another “eligible corporation,” as defined in Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Sections 1.860E-1(c)(4)(i), (ii) and (iii) and Treasury Regulations Section 1.860E-1(c)(5); and

(iv)       the Purchaser determined the consideration paid to it to acquire the Class R Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Purchaser) that it has determined in good faith.

☐         None of the above.

9.          The Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Class R Certificates as they become due.

10.          The Purchaser understands that it may incur tax liabilities with respect to the Class R Certificate in excess of any cash flows generated by such Certificate.

Exhibit D-1-3

11.          The Purchaser is aware that the Certificate Registrar will not register any transfer of a Class R Certificate by the Transferor unless the Purchaser, or such Purchaser’s agent, delivers to the Certificate Registrar, among other things, an affidavit and agreement in substantially the same form as this affidavit and agreement. The Purchaser expressly agrees that it will not consummate any such transfer if it knows or believes that any representation contained in such affidavit and agreement is false.

12.          The Purchaser represents that it is not acquiring the Class R Certificate as a nominee, trustee or agent for any person that is not a Permitted Transferee and that for so long as it retains its interest in the Class R Certificate, it will endeavor to remain a Permitted Transferee.

13.          The Purchaser consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that the Class R Certificate will only be owned, directly or indirectly, by a Permitted Transferee.

14.          The Purchaser has reviewed the provisions of Section 5.03 of the Pooling and Servicing Agreement, a description of which provisions is set forth in the Class R Certificates; and the Purchaser expressly agrees to be bound by and to comply with such provisions.

15.          The Purchaser consents to the designation of the Certificate Administrator as the agent of the “tax matters person” of each Trust REMIC pursuant to Section 10.01 of the Pooling and Servicing Agreement.

Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized officer this ___day of _________, 20__.

By:
Name:
Title:

By:
Name:
Title:

Exhibit D-1-4

On this ____ day of _______20__, before me, the undersigned, a Notary Public in and for the State of _______________, duly commissioned and sworn, personally appeared ______________________ and ________________________, known or proved to me to be the same persons who executed the foregoing instrument and to be _____________________________ and ___________________________, respectively, of the Purchaser, and acknowledged to me that they executed the same as their respective free acts and deeds and as the free act and deed of the Purchaser.

NOTARY PUBLIC in and for the State of _______________

                    [SEAL]

My Commission expires:

________________

Exhibit D-1-5

EXHIBIT D-2

FORM OF TRANSFEROR LETTER FOR TRANSFERS
OF CLASS R CERTIFICATES

[Date]

Wells Fargo Bank, National Association,
          as Certificate Registrar
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Services (CMBS) –
Wells Fargo Commercial Mortgage Trust 2016-C35
          [OR OTHER CERTIFICATE REGISTRAR]

Re:	Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35 (the “Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by [______] (the “Transferor”) to [______] (the “Transferee”) of Class R Certificates evidencing a [__]% Percentage Interest in such Class (the “Residual Certificates”). The Certificates, including the Residual Certificates, were issued pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

(1)          No purpose of the Transferor relating to the transfer of the Residual Certificates by the Transferor to the Transferee is or will be to impede the assessment or collection of any tax.

(2)          The Transferor understands that the Transferee has delivered to you a Transferee Affidavit and Agreement in the form attached to the Pooling and Servicing Agreement as Exhibit D-1. The Transferor does not know or believe that any representation contained therein is false.

(3)          The Transferor has at the time of this transfer conducted a reasonable investigation of the financial condition of the Transferee as contemplated by Treasury regulation Section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Transferor has determined that the Transferee has historically paid its debts as they became due and has found no significant

Exhibit D-2-1

evidence to indicate that the Transferee will not continue to pay its debts as they become due in the future. The Transferor understands that the transfer of the Residual Certificates may not be respected for United States income tax purposes (and the Transferor may continue to be liable for United States income taxes associated therewith) unless the Transferor has conducted such an investigation.

Very truly yours,

(Transferor)

By:
Name:
Title:

Exhibit D-2-2

EXHIBIT E

FORM OF REQUEST FOR RELEASE

(for Custodian)

Loan Information

Name of Mortgagor:

[[General][NCB]
Master Servicer] [[General][NCB] Special Servicer] Loan No.:

Custodian

Name:	Wells Fargo Bank, National Association 9062 Old Annapolis Road
Address:	Columbia, Maryland 21045 Attention: Corporate Trust Services (CMBS) Wells Fargo Commercial Mortgage Trust 2016-C35
Custodian/Trustee
Mortgage File No.:

Depositor

Name:	Wells Fargo Commercial Mortgage Securities, Inc

Address:	c/o Wells Fargo Securities, LLC 375 Park Avenue, 2nd Floor, J0127-023 New York, New York 10152 Attention: A.J. Sfarra

Certificates:	Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35

The undersigned [[General][NCB] Master Servicer] [[General][NCB] Special Servicer] hereby requests delivery from Wells Fargo Bank, National Association, as custodian (the “Custodian”) on behalf of Wilmington Trust, National Association, as trustee (the “Trustee”), for the Holders of Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35, the documents referred to below (the “Documents”). All capitalized terms not otherwise defined in this Request for Release shall have the meanings given them in the Pooling and Servicing Agreement dated as of July 1, 2016,

Exhibit E-1

by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer (the “Pooling and Servicing Agreement”).

( )                    ___________________________

( )                    ___________________________

( )                    ___________________________

( )                    ___________________________

The undersigned [[General][NCB] Master Servicer] [[General][NCB] Special Servicer] hereby acknowledges and agrees as follows:

(1)          The [[General][NCB] Master Servicer] [[General][NCB] Special Servicer] shall hold and retain possession of the Documents in trust for the benefit of the Trustee, solely for the purposes provided in the Pooling and Servicing Agreement.

(2)          The [[General][NCB] Master Servicer] [[General][NCB] Special Servicer] shall not cause or permit the Documents to become subject to, or encumbered by, any claims, liens, security interests, charges, writs of attachment or other impositions nor shall the [[General][NCB] Master Servicer] [[General][NCB] Special Servicer] assert or seek to assert any claims or rights of set-off to or against the Documents or any proceeds thereof except as otherwise provided in the Pooling and Servicing Agreement.

(3)          The [[General][NCB] Master Servicer] [[General][NCB] Special Servicer] shall return the Documents to the Custodian when the need therefor no longer exists, unless the Mortgage Loans have been liquidated or the Mortgage Loans have been paid in full and the proceeds thereof have been remitted to the Collection Account except as expressly provided in the Pooling and Servicing Agreement.

(4)          The Documents and any proceeds thereof, including proceeds of proceeds, coming into the possession or control of the [[General][NCB] Master Servicer] [[General][NCB] Special Servicer] shall at all times be earmarked for the account of the Trustee, and the [[General][NCB] Master Servicer] [[General][NCB] Special Servicer] shall keep the Documents separate and distinct from all other property in the [Master Servicer’s] [Special Servicer’s] possession, custody or control.

Exhibit E-2

[____________]

By:
Name:
Title:

Date: _________

Exhibit E-3

EXHIBIT F-1

FORM OF ERISA REPRESENTATION LETTER
REGARDING ERISA RESTRICTED CERTIFICATES

Wells Fargo Bank, National Association,
          as Certificate Administrator
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Services (CMBS) –
Wells Fargo Commercial Mortgage Trust 2016-C35
          [OR OTHER CERTIFICATE REGISTRAR]

Wells Fargo Commercial Mortgage Securities, Inc.
c/o Wells Fargo Securities, LLC
375 Park Avenue, 2nd Floor, J0127-023
New York, New York 10152
Attention: A.J. Sfarra

Re:	Transfer of Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35

Ladies and Gentlemen:

The undersigned (the “Purchaser”) proposes to purchase US$[___] aggregate initial [Certificate Balance] in the Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35, Class [E][F][G] Certificates issued pursuant to that certain Pooling and Servicing Agreement dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

In connection with such transfer, the undersigned hereby represents and warrants to you as follows:

1.          The Purchaser is not and will not be (a) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA) for which no election has been made under Section 410(d) of the Code, or any other plan subject to any federal, state or local law (“Similar

Exhibit F-1-1

Law”) which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each a “Plan”) or (b) a person acting on behalf of or using the assets of any such Plan (including an entity whose underlying assets include Plan assets by reason of investment in the entity by such a Plan or Plans and the application of Department of Labor Regulation § 2510.3-101, as modified by Section 3(42) of ERISA), other than an insurance company using the assets of its “insurance company general account” (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption (“PTCE”) 95-60) under circumstances whereby the purchase and holding of Certificates by such insurance company would be exempt from the prohibited transaction provisions of ERISA and the Code under Sections I and III of PTCE 95-60 (or a Plan subject to Similar Law purchasing under circumstances that would not constitute or result in a non-exempt violation of applicable Similar Law).

2.          The Purchaser understands that if the Purchaser is or becomes a Person referred to in 1(a) or (b) above, such Purchaser is required to provide to the Trustee and Certificate Administrator an Opinion of Counsel in form and substance satisfactory to the Trustee and Certificate Administrator and the Depositor to the effect that the acquisition and holding of such Certificate by such purchaser or transferee will not constitute or result in a “prohibited transaction” within the meaning of ERISA, Section 4975 of the Code or any Similar Law, and will not subject the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers, the Initial Purchasers, the Underwriters, the Asset Representations Reviewer, the Operating Advisor or the Depositor to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any such Similar Law) in addition to those set forth in the Pooling and Servicing Agreement, which Opinion of Counsel shall not be at the expense of the Depositor, the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Initial Purchasers, the Underwriters or the Trust.

IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on the ___ day of _____________, 20__.

Very truly yours,

[The Purchaser]

By:
Name:
Title:

Date: _________

Exhibit F-1-2

EXHIBIT F-2

FORM OF ERISA REPRESENTATION LETTER
REGARDING CLASS R CERTIFICATES

[Date]

Wells Fargo Bank, National Association,
          as Certificate Administrator
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Services (CMBS) –
Wells Fargo Commercial Mortgage Trust 2016-C35
          [OR OTHER CERTIFICATE REGISTRAR]

[Transferor]
[______]
[______]
Attention: [______]

Re:	Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35

Ladies and Gentlemen:

The undersigned (the “Purchaser”) proposes to purchase [__]% Percentage Interest in the Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35, Class R Certificates (the “Class R Certificate”) issued pursuant to that certain Pooling and Servicing Agreement dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

In connection with such transfer, the undersigned hereby represents and warrants to you that, with respect to the Class R Certificate, the Purchaser is not and will not become an employee benefit plan or other plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or a governmental plan (as defined in Section 3(32) of ERISA) or other plan that is subject to any federal, state or local law that is, to a material extent, similar to the foregoing provisions of ERISA or the Code (“Similar Law”) (each, a “Plan”), or any person acting on behalf of any such Plan (including an entity

Exhibit F-2-1

whose underlying assets include Plan assets by reason of investment in the entity by such a Plan or Plans and the application of Department of Labor Regulation § 2510.3-101, as modified by Section 3(42) of ERISA) or using the assets of a Plan to purchase such Class R Certificate.

IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on the ___ day of _____, 20__.

Very truly yours,

[The Purchaser]

By:
Name:
Title:

Date: _______

Exhibit F-2-2

EXHIBIT G

FORM OF DISTRIBUTION DATE STATEMENT

Exhibit G-1

	Wells Fargo Commercial Mortgage Trust 2016-C35 Commercial Mortgage Pass-Through Certificates Series 2016-C35	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	8/17/16
8480 Stagecoach Circle		Record Date:	7/29/16
Frederick, MD 21701-4747		Determination Date:	8/11/16

DISTRIBUTION DATE STATEMENT
Table of Contents

STATEMENT SECTIONS	PAGE(s)

Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7-9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15-16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation Detail	20
Interest Shortfall Reconciliation Detail	21-22
Defeased Loan Detail	23
Supplemental Reporting	24

Operating Advisor/
Depositor	Master Servicer	Special Servicer	Asset Representations Reviewer

Wells Fargo Commercial Mortgage Securities, Inc.	Wells Fargo Bank, National Association	CWCapital Asset Management LLC.	Pentalpha Surveillance LLC
375 Park Avenue	550 S. Tryon Street, 14th Floor	7501 Wisconsin Ave.	375 North French Road
2nd Floor, J0127-23	Charlotte, NC 28202	Suite 500 West	Suite 100
New York, NY 10152		Bethesda, MD 20814	Amherst, NY 14228

Contact:
Anthony.Sfarra@wellsfargo.com	Contact:	Contact: Kathleen Olin	Contact: Don Simon
Phone Number: (212) 214-5613	REAM_InvestorRelations@wellsfargo.com	Phone Number: (202) 715-9500	Phone Number: (203) 660-6100

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and special notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	Wells Fargo Commercial Mortgage Trust 2016-C35 Commercial Mortgage Pass-Through Certificates Series 2016-C35	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	8/17/16
8480 Stagecoach Circle		Record Date:	7/29/16
Frederick, MD 21701-4747		Determination Date:	8/11/16

Certificate Distribution Detail

Class (2)	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4FL		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4FX		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	Wells Fargo Commercial Mortgage Trust 2016-C35 Commercial Mortgage Pass-Through Certificates Series 2016-C35	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	8/17/16
8480 Stagecoach Circle		Record Date:	7/29/16
Frederick, MD 21701-4747		Determination Date:	8/11/16

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4FL		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4FX		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000

	Wells Fargo Commercial Mortgage Trust 2016-C35 Commercial Mortgage Pass-Through Certificates Series 2016-C35	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	8/17/16
8480 Stagecoach Circle		Record Date:	7/29/16
Frederick, MD 21701-4747		Determination Date:	8/11/16

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Additional Trust Fund Expenses	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4FL	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4FX	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	Wells Fargo Commercial Mortgage Trust 2016-C35 Commercial Mortgage Pass-Through Certificates Series 2016-C35	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	8/17/16
8480 Stagecoach Circle		Record Date:	7/29/16
Frederick, MD 21701-4747		Determination Date:	8/11/16

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount
Controlling Class Information
		Loan Number	Appraisal	Cumulative	Most Recent
Controlling Class:			Reduction	ASER	App. Red.
Effective as of: mm/dd/yyyy			Effected	Amount	Date

Controlling Class Representative:
Effective as of: mm/dd/yyyy

Total
(1) The Available Distribution Amount includes any Prepayment Premiums.

	Wells Fargo Commercial Mortgage Trust 2016-C35 Commercial Mortgage Pass-Through Certificates Series 2016-C35	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	8/17/16
8480 Stagecoach Circle		Record Date:	7/29/16
Frederick, MD 21701-4747		Determination Date:	8/11/16

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wilmington Trust National Association	0.00
Interest Adjustments	0.00		Certificate Administration Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
Net Prepayment Interest Shortfall	0.00		Operating Advisor Fee - Pentalpha Surveillance LLC	0.00
Net Prepayment Interest Excess	0.00		Asset Representations Reviewer Fee - Pentalpha Surveillance LLC	0.00
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Rating Agency Expenses	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00
			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Equity Payments Received	0.00		Equity Payments Paid	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Paid	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

	Wells Fargo Commercial Mortgage Trust 2016-C35 Commercial Mortgage Pass-Through Certificates Series 2016-C35	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	8/17/16
8480 Stagecoach Circle		Record Date:	7/29/16
Frederick, MD 21701-4747		Determination Date:	8/11/16

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals
See footnotes on last page of this section.

	Wells Fargo Commercial Mortgage Trust 2016-C35 Commercial Mortgage Pass-Through Certificates Series 2016-C35	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	8/17/16
8480 Stagecoach Circle		Record Date:	7/29/16
Frederick, MD 21701-4747		Determination Date:	8/11/16

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	Wells Fargo Commercial Mortgage Trust 2016-C35 Commercial Mortgage Pass-Through Certificates Series 2016-C35	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	8/17/16
8480 Stagecoach Circle		Record Date:	7/29/16
Frederick, MD 21701-4747		Determination Date:	8/11/16

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

	Wells Fargo Commercial Mortgage Trust 2016-C35 Commercial Mortgage Pass-Through Certificates Series 2016-C35	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	8/17/16
8480 Stagecoach Circle		Record Date:	7/29/16
Frederick, MD 21701-4747		Determination Date:	8/11/16

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off	8	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Blank	9	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD	5	-	Temporary Rate Reduction
MH	-	Mobile Home Park

	Wells Fargo Commercial Mortgage Trust 2016-C35 Commercial Mortgage Pass-Through Certificates Series 2016-C35	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	8/17/16
8480 Stagecoach Circle		Record Date:	7/29/16
Frederick, MD 21701-4747		Determination Date:	8/11/16

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

	Wells Fargo Commercial Mortgage Trust 2016-C35 Commercial Mortgage Pass-Through Certificates Series 2016-C35	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	8/17/16
8480 Stagecoach Circle		Record Date:	7/29/16
Frederick, MD 21701-4747		Determination Date:	8/11/16

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

	Wells Fargo Commercial Mortgage Trust 2016-C35 Commercial Mortgage Pass-Through Certificates Series 2016-C35	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	8/17/16
8480 Stagecoach Circle		Record Date:	7/29/16
Frederick, MD 21701-4747		Determination Date:	8/11/16

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	Wells Fargo Commercial Mortgage Trust 2016-C35 Commercial Mortgage Pass-Through Certificates Series 2016-C35	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	8/17/16
8480 Stagecoach Circle		Record Date:	7/29/16
Frederick, MD 21701-4747		Determination Date:	8/11/16

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	- One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	- Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	- Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent						5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

	Wells Fargo Commercial Mortgage Trust 2016-C35 Commercial Mortgage Pass-Through Certificates Series 2016-C35	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	8/17/16
8480 Stagecoach Circle		Record Date:	7/29/16
Frederick, MD 21701-4747		Determination Date:	8/11/16

Specially Serviced Loan Detail - Part 1

Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	- Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	- Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	- Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	- Note Sale			to Master Servicer	13	-	Other or TBD	WH	-	Warehouse	OT	-	Other
								MH	-	Mobile Home Park

	Wells Fargo Commercial Mortgage Trust 2016-C35 Commercial Mortgage Pass-Through Certificates Series 2016-C35	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	8/17/16
8480 Stagecoach Circle		Record Date:	7/29/16
Frederick, MD 21701-4747		Determination Date:	8/11/16

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

	Wells Fargo Commercial Mortgage Trust 2016-C35 Commercial Mortgage Pass-Through Certificates Series 2016-C35	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	8/17/16
8480 Stagecoach Circle		Record Date:	7/29/16
Frederick, MD 21701-4747		Determination Date:	8/11/16

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	Wells Fargo Commercial Mortgage Trust 2016-C35 Commercial Mortgage Pass-Through Certificates Series 2016-C35	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	8/17/16
8480 Stagecoach Circle		Record Date:	7/29/16
Frederick, MD 21701-4747		Determination Date:	8/11/16

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	Wells Fargo Commercial Mortgage Trust 2016-C35 Commercial Mortgage Pass-Through Certificates Series 2016-C35	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	8/17/16
8480 Stagecoach Circle		Record Date:	7/29/16
Frederick, MD 21701-4747		Determination Date:	8/11/16

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	Wells Fargo Commercial Mortgage Trust 2016-C35 Commercial Mortgage Pass-Through Certificates Series 2016-C35	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	8/17/16
8480 Stagecoach Circle		Record Date:	7/29/16
Frederick, MD 21701-4747		Determination Date:	8/11/16

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	Wells Fargo Commercial Mortgage Trust 2016-C35 Commercial Mortgage Pass-Through Certificates Series 2016-C35	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	8/17/16
8480 Stagecoach Circle		Record Date:	7/29/16
Frederick, MD 21701-4747		Determination Date:	8/11/16

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	Wells Fargo Commercial Mortgage Trust 2016-C35 Commercial Mortgage Pass-Through Certificates Series 2016-C35	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	8/17/16
8480 Stagecoach Circle		Record Date:	7/29/16
Frederick, MD 21701-4747		Determination Date:	8/11/16

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	Wells Fargo Commercial Mortgage Trust 2016-C35 Commercial Mortgage Pass-Through Certificates Series 2016-C35	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	8/17/16
8480 Stagecoach Circle		Record Date:	7/29/16
Frederick, MD 21701-4747		Determination Date:	8/11/16

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	Wells Fargo Commercial Mortgage Trust 2016-C35 Commercial Mortgage Pass-Through Certificates Series 2016-C35	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	8/17/16
8480 Stagecoach Circle		Record Date:	7/29/16
Frederick, MD 21701-4747		Determination Date:	8/11/16

Supplemental Reporting

EXHIBIT H

FORM OF OMNIBUS ASSIGNMENT

[NAME OF CURRENT ASSIGNOR] having an address at [ADDRESS OF CURRENT ASSIGNOR] (the “Assignor”) for good and valuable consideration, the receipt and sufficiency of which are acknowledged, hereby sells, transfers, assigns, delivers, sets over and conveys, without recourse, representation or warranty, express or implied, unto “Wilmington Trust, National Association, as Trustee for the registered holders of Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35” (the “Assignee”), having an office at 1100 North Market Street, Wilmington, Delaware 19890, Attention: CMBS Trustee WFCM 2016-C35, its successors and assigns, all right, title and interest of the Assignor in and to:

That certain mortgage and security agreement, deed of trust and security agreement, deed to secure debt and security agreement, or similar security instrument (the “Security Instrument”), and that certain Promissory Note (the “Mortgage Note”), for each of the Mortgage Loans shown on the Mortgage Loan Schedule attached hereto as Exhibit B, and that certain assignment of leases and rents given in connection therewith and all of the Assignor’s right, title and interest in any claims, collateral, insurance policies, certificates of deposit, letters of credit, escrow accounts, performance bonds, demands, causes of action and any other collateral arising out of and/or executed and/or delivered in or to or with respect to the Security Instrument and the Mortgage Note, together with any other documents or instruments executed and/or delivered in connection with or otherwise related to the Security Instrument and the Mortgage Note.

IN WITNESS WHEREOF, the Assignor has executed this instrument under seal to be effective as of the [__] day of [_____________], 20[__].

[NAME OF CURRENT ASSIGNOR]

By:
Name:
Title:

Exhibit H-1

EXHIBIT I

FORM OF TRANSFER CERTIFICATE FOR RULE 144A
BOOK-ENTRY CERTIFICATE TO TEMPORARY REGULATION S
BOOK-ENTRY CERTIFICATE DURING RESTRICTED PERIOD

(Exchanges or transfers pursuant to Section 5.03(c)
of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
           as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Services (CMBS)
Wells Fargo Commercial Mortgage Trust 2016-C35

Re:	Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Book-Entry Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Temporary Regulation S Book-Entry Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with the Depository in the name of [Euroclear] [Clearstream]* (Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)        the offer of the Certificates was not made to a person in the United States;

*     Select appropriate depository.

Exhibit I-1

[(2)        at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]**

[(2)        the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;]**

(3)        no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)        the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicers, the Special Servicers, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: Wells Fargo Commercial Mortgage Securities, Inc.

**     Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit I-2

EXHIBIT J

FORM OF TRANSFER CERTIFICATE FOR RULE 144A BOOK-ENTRY
CERTIFICATE TO REGULATION S BOOK-ENTRY CERTIFICATE AFTER
RESTRICTED PERIOD

(Exchange or transfers pursuant to Section 5.03(d)
of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
        as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Services (CMBS)
Wells Fargo Commercial Mortgage Trust 2016-C35

Re:	Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Book-Entry Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Regulation S Book-Entry Certificate of such Class (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)        the offer of the Certificates was not made to a person in the United States,

Exhibit J-1

[(2)        at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States,]*

[(2)        the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,]*

(3)        no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)        the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicers, the Special Servicers, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: Wells Fargo Commercial Mortgage Securities, Inc.

*    Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit J-2

EXHIBIT K

FORM OF TRANSFER CERTIFICATE FOR TEMPORARY REGULATION S BOOK-
ENTRY CERTIFICATE TO RULE 144A BOOK-ENTRY CERTIFICATE DURING
RESTRICTED PERIOD

(Exchange or transfers pursuant to Section 5.03(e)
of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
        as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Services (CMBS)
Wells Fargo Commercial Mortgage Trust 2016-C35

Re:	Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Temporary Regulation S Book-Entry Certificate of such Class (CINS No. [______] and ISIN No. [______]) with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Book-Entry Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of

*     Select appropriate depository.

Exhibit K-1

Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicers, the Special Servicers, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: Wells Fargo Commercial Mortgage Securities, Inc.

Exhibit K-2

EXHIBIT L

FORM OF TRANSFER CERTIFICATE FOR TEMPORARY REGULATION S BOOK-
ENTRY CERTIFICATE TO REGULATION S BOOK-ENTRY CERTIFICATE AFTER
RESTRICTED PERIOD

(Exchanges pursuant to Section 5.03(f)
of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
        as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Services (CMBS)
Wells Fargo Commercial Mortgage Trust 2016-C35

Re:	Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

[For purposes of acquiring a beneficial interest in a Regulation S Book-Entry Certificate of the Class specified above after the expiration of the Restricted Period,] [For purposes of receiving payments under a Temporary Regulation S Book-Entry Certificate of the Class specified above,]* the undersigned holder of a beneficial interest in a Temporary Regulation S Book-Entry Certificate of the Class specified above issued under the Pooling and Servicing Agreement certifies that it is not a U.S. Person as defined by Regulation S under the Securities Act of 1933, as amended.

We undertake to advise you promptly by facsimile on or prior to the date on which you intend to submit your corresponding certification relating to the Certificates of the Class specified above held by you for our account if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certification applies as of such date.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are

*     Select, as applicable.

Exhibit L-1

commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Initial Purchasers.

Dated:______________

By:
as, or as agent for, the holder of a beneficial interest in the Certificates to which this certificate relates.

Exhibit L-2

EXHIBIT M

FORM OF TRANSFER CERTIFICATE FOR NON-BOOK ENTRY CERTIFICATE TO
TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE

(Exchanges or transfers pursuant to Section 5.03(g)
of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
     as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Services (CMBS)
Wells Fargo Commercial Mortgage Trust 2016-C35

Re:	Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such Non-Book Entry Certificates for a beneficial interest in the Temporary Regulation S Book-Entry Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository.

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)          the offer of the Certificates was not made to a person in the United States;

*      Select appropriate depository.

Exhibit M-1

[(2)         at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]**

[(2)         the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;]**

(3)          no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)          the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ___________

cc: Wells Fargo Commercial Mortgage Securities, Inc.

** Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit M-2

EXHIBIT N

FORM OF TRANSFER CERTIFICATE FOR NON-BOOK ENTRY CERTIFICATE TO
REGULATION S BOOK-ENTRY CERTIFICATE

(Exchange or transfers pursuant to Section 5.03(g)
of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
          as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Services (CMBS)
Wells Fargo Commercial Mortgage Trust 2016-C35

Re:	Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such Non-Book Entry Certificates for a beneficial interest in the Regulation S Book-Entry Certificate (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)          the offer of the Certificates was not made to a person in the United States,

Exhibit N-1

[(2)          at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States,]*

[(2)          the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,]*

(3)          no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)          the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ___________

cc: Wells Fargo Commercial Mortgage Securities, Inc.

*      Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit N-2

EXHIBIT O

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK ENTRY CERTIFICATE
TO RULE 144A BOOK-ENTRY CERTIFICATE

(Exchange or transfers pursuant to Section 5.03(g)
of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
          as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Services (CMBS)
Wells Fargo Commercial Mortgage Trust 2016-C35

Re:	Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Book-Entry Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

Exhibit O-1

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ___________

cc: Wells Fargo Commercial Mortgage Securities, Inc.

Exhibit O-2

EXHIBIT P-1A

FORM OF INVESTOR CERTIFICATION FOR NON-BORROWER PARTY (FOR PERSONS OTHER THAN THE DIRECTING CERTIFICATEHOLDER AND/OR A CONTROLLING CLASS CERTIFICATEHOLDER)

[Date]

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS)
Wells Fargo Commercial Mortgage Trust 2016-C35
trustadministrationgroup@wellsfargo.com
cts.cmbs.bond.admin@wellsfargo.com

Re:	Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35, Class Certificates

In accordance with the Pooling and Servicing Agreement, dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.          The undersigned is a Certificateholder, a beneficial owner or prospective purchaser of the Class [__] Certificates or a Companion Holder (or any investment advisor or manager or other representative of the foregoing).

2.          The undersigned is neither the Directing Certificateholder nor a Controlling Class Certificateholder.

3.          In the case that the undersigned is a Certificateholder, beneficial owner or prospective purchaser of an Offered Certificate, the undersigned has received a copy of the Prospectus.

4.          The undersigned is not a Borrower Party.

5.          The undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s Website and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Pooling and Servicing Agreement. In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are

Exhibit P-1A-1

assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such Information confidential shall expire one year following the date that the undersigned receives such Information (with respect to a prospective purchaser only) or is no longer a Certificateholder, a beneficial owner or prospective purchaser of the Class of Certificates referenced above. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

6.          The undersigned shall be fully liable for any breach of the Pooling and Servicing Agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers, the Operating Advisor, the Asset Representations Reviewer, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

7.          The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s Website and the Certificate Administrator shall have no obligation to monitor, determine or verify whether the undersigned has properly certified or recertified under this Investor Certification any time the undersigned accesses the Certificate Administrator’s Website.

8.          Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

By:
Title:
Company:
Phone:

Exhibit P-1A-2

EXHIBIT P-1B

FORM OF INVESTOR CERTIFICATION FOR NON-BORROWER PARTY (FOR THE DIRECTING CERTIFICATEHOLDER AND/OR A CONTROLLING CLASS CERTIFICATEHOLDER)

[Date]

National Cooperative Bank, N.A. 2011 Crystal Drive, Suite 800 Arlington, Virginia 22202 Attention: Kathleen Luzik, Chief Operating Officer Facsimile number (703) 647-3470 Email: kluzik@ncb.coop	Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland  21045-1951
Attention:  Corporate Trust Services (CMBS)
Wells Fargo Commercial Mortgage Trust
Series 2016-C35
trustadministrationgroup@wellsfargo.com
cts.cmbs.bond.admin@wellsfargo.com
Wells Fargo Bank, National Association Commercial Mortgage Servicing MAC D1086-120, 550 South Tryon Street, 14th Floor Charlotte, North Carolina 28202 Attention: WFCM 2016-C35 Asset Manager	Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, Minnesota  55479-0113
Attention:  Corporate Trust Services (CMBS)
Wells Fargo Commercial Mortgage Trust Series 2016-C35
Pentalpha Surveillance LLC 375 N. French Road, Suite 100 Amherst, New York 14228 Attention: Don Simon, Chief Operating Officer	CWCapital Asset Management LLC 7501 Wisconsin Avenue, Suite 500 West Bethesda, Maryland 20814 Attention: Brian Hanson (WFCM 2016-C35)
Wilmington Trust, National Association 1100 North Market Street Wilmington, Delaware 19890 Attention: WFCM 2016-C35

Re:	Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35, Class Certificates

In accordance with the Pooling and Servicing Agreement, dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset

Exhibit P-1A-1

Representations Reviewer, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.          The undersigned is [the Directing Certificateholder][a Controlling Class Certificateholder].

2.          The undersigned has received a copy of the Prospectus.

3.          The undersigned is not a Borrower Party.

4.          The undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s Website [and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Pooling and Servicing Agreement]. In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such Information confidential shall expire one year following the date that the undersigned receives such Information (with respect to a prospective purchaser only) or is no longer a Certificateholder, a beneficial owner or prospective purchaser of the Class of Certificates referenced above. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

5.          The undersigned shall be fully liable for any breach of the Pooling and Servicing Agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers, the Operating Advisor, the Asset Representations Reviewer, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

6.          At any time the undersigned becomes a Borrower Party with respect to any Mortgage Loan or Whole Loan, the undersigned shall deliver the certification attached as Exhibit P-1D to the Pooling and Servicing Agreement and shall deliver to the applicable parties the notices attached as Exhibit P-1E and Exhibit P-1F to the Pooling and Servicing Agreement.

7.          The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s Website, and the Certificate Administrator shall have no obligation to monitor, determine or verify whether the undersigned

Exhibit P-1A-2

has properly certified or recertified under this Investor Certification any time the undersigned accesses the Certificate Administrator’s Website.

8.          [For use with any party other than the initial Directing Certificateholder]The undersigned hereby certifies that an executed copy of this certification in [paper][electronic click-through] form has been delivered in accordance with the notice provisions of the Pooling and Servicing Agreement to the applicable Information provider listed above [(a) by overnight courier or (b) mailed by registered mail, postage prepaid].

9.          Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

By:
Title:
Company:
Phone:

Exhibit P-1A-3

EXHIBIT P-1C

FORM OF INVESTOR CERTIFICATION FOR BORROWER PARTY (FOR PERSONS OTHER THAN THE DIRECTING CERTIFICATEHOLDER AND/OR A CONTROLLING CLASS CERTIFICATEHOLDER)

[Date]

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS)
Wells Fargo Commercial Mortgage Trust 2016-C35
trustadministrationgroup@wellsfargo.com
cts.cmbs.bond.admin@wellsfargo.com

Wells Fargo Bank, National Association
Commercial Mortgage Servicing
MAC D1086-120, 550 South Tryon Street, 14th Floor
Charlotte, North Carolina 28202
Attention: Wells Fargo Commercial Mortgage 2016-C35 Asset Manager

National Cooperative Bank, N.A.
2011 Crystal Drive, Suite 800
Arlington, Virginia 22202
Attention: Kathleen Luzik, Chief Operating Officer
Facsimile number (703) 647-3470
Email: kluzik@ncb.coop

Re:	Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35, Class Certificates

In accordance with the Pooling and Servicing Agreement, dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.          The undersigned is a Certificateholder, a beneficial owner or prospective purchaser of the Class [__] Certificates or a Companion Holder (or any investment advisor or manager or other representative of the foregoing).

2.          The undersigned is neither the Directing Certificateholder nor a Controlling Class Certificateholder.

Exhibit P-1C-1

3.          In the case that the undersigned is a Certificateholder, a beneficial owner or prospective purchaser of an Offered Certificate, the undersigned has received a copy of the Prospectus.

4.          The undersigned is a Borrower Party.

5.          The undersigned is requesting access to the Distribution Date Statement pursuant to the Pooling and Servicing Agreement. In consideration of the disclosure to the undersigned of the Distribution Date Statement, or the access thereto, the undersigned will keep the Distribution Date Statement confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Distribution Date Statement will not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such Distribution Date Statement confidential shall expire one year following the date that the undersigned receives such Distribution Date Statement (with respect to a prospective purchaser only) or is no longer a Certificateholder, a beneficial owner or prospective purchaser of the Class of Certificates referenced above. The undersigned will not use or disclose the Distribution Date Statement in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

6.          The undersigned shall be fully liable for any breach of the Pooling and Servicing Agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers, the Operating Advisor, the Asset Representations Reviewer, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

7.          The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Distribution Date Statement on the Certificate Administrator’s Website, and the Certificate Administrator shall have no obligation to monitor, determine or verify whether the undersigned has properly certified or recertified under this Investor Certification any time the undersigned accesses the Certificate Administrator’s Website.

8.          Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

Exhibit P-1C-2

By:
Title:
Company:
Phone:

Exhibit P-1C-3

EXHIBIT P-1D

FORM OF INVESTOR CERTIFICATION FOR BORROWER PARTY (FOR THE DIRECTING CERTIFICATEHOLDER AND/OR A CONTROLLING CLASS CERTIFICATEHOLDER)

[Date]

National Cooperative Bank, N.A. 2011 Crystal Drive, Suite 800 Arlington, Virginia 22202 Attention: Kathleen Luzik, Chief Operating Officer Facsimile number (703) 647-3470 Email: kluzik@ncb.coop	Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS)
Wells Fargo Commercial Mortgage Trust
Series 2016-C35
trustadministrationgroup@wellsfargo.com
cts.cmbs.bond.admin@wellsfargo.com

Wells Fargo Bank, National Association Commercial Mortgage Servicing MAC D1086-120, 550 South Tryon Street, 14th Floor Charlotte, North Carolina 28202 Attention: WFCM 2016-C35 Asset Manager	Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Services (CMBS)
Wells Fargo Commercial Mortgage Trust Series 2016-C35

Pentalpha Surveillance LLC 375 N. French Road, Suite 100 Amherst, New York 14228 Attention: Don Simon, Chief Operating Officer	CWCapital Asset Management LLC 7501 Wisconsin Avenue, Suite 500 West Bethesda, Maryland 20814 Attention: Brian Hanson (WFCM 2016-C35)

Wilmington Trust, National Association 1100 North Market Street Wilmington, Delaware 19890 Attention: WFCM 2016-C35

Re:	Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35, Class Certificates

In accordance with the Pooling and Servicing Agreement, dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset

Exhibit P-1D-1

Representations Reviewer, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.           The undersigned is [the Directing Certificateholder][the Holder of the majority of the Controlling Class][a Controlling Class Certificateholder].

2.          The undersigned is a Borrower Party with respect to the following [Excluded Loan][Excluded Controlling Class Loan](s):

[IDENTIFY [EXCLUDED LOAN][EXCLUDED CONTROLLING CLASS LOAN](S)] (the “[Excluded Loan][Excluded Controlling Class Loan](s)”)

The undersigned is not a Borrower Party with respect to any other Mortgage Loan.

3.          The undersigned has received a copy of the Prospectus.

4.          Except with respect to the [Excluded Loan][Excluded Controlling Class Loan](s), the undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s Website [and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Pooling and Servicing Agreement]. In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such Information confidential shall expire one year following the date that the undersigned receives such Information (with respect to a prospective purchaser only) or is no longer a Certificateholder, a beneficial owner or prospective purchaser of the Class of Certificates referenced above. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

5.          The undersigned hereby acknowledges and agrees that it is prohibited from accessing, reviewing and using Excluded Information (as defined in the Pooling and Servicing Agreement) relating to the [Excluded Loan][Excluded Controlling Class Loan](s) to the extent the undersigned receives access to such Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information in connection with its duties, or exercise of its rights pursuant to the Pooling and Servicing Agreement.

6.          The undersigned shall be fully liable for any breach of the Pooling and Servicing Agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers, the Operating Advisor, the Asset Representations Reviewer, the Underwriters, the Initial Purchasers and the Trust Fund

Exhibit P-1D-2

for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

7.          To the extent the undersigned receives access to any Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information, the undersigned shall be deemed to have agreed that it (i) will not directly or indirectly provide any such Excluded Information to (A) the related Borrower Party, (B) any related Excluded Controlling Class Holder, (C) any employees or personnel of the undersigned or any of its Affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (D) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

8.          The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s Website, and the Certificate Administrator shall have no obligation to monitor, determine or verify whether the undersigned has properly certified or recertified under this Investor Certification any time the undersigned accesses the Certificate Administrator’s Website.

9.          The undersigned hereby certifies that an executed copy of this certification in [paper][electronic click-through] form has been delivered in accordance with the notice provisions of the Pooling and Servicing Agreement to the applicable Information provider listed above [(a) by overnight courier or (b) mailed by registered mail, postage prepaid].

10.          Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

By:
Title:
Company:
Phone:

Exhibit P-1D-3

EXHIBIT P-1E

FORM OF NOTICE OF EXCLUDED CONTROLLING CLASS HOLDER

[Date]

National Cooperative Bank, N.A. 2011 Crystal Drive, Suite 800 Arlington, Virginia 22202 Attention: Kathleen Luzik, Chief Operating Officer Facsimile number (703) 647-3470 Email: kluzik@ncb.coop	Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS)
Wells Fargo Commercial Mortgage Trust
Series 2016-C35
trustadministrationgroup@wellsfargo.com
cts.cmbs.bond.admin@wellsfargo.com

Wells Fargo Bank, National Association Commercial Mortgage Servicing MAC D1086-120, 550 South Tryon Street, 14th Floor Charlotte, North Carolina 28202 Attention: WFCM 2016-C35 Asset Manager	Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Services (CMBS)
Wells Fargo Commercial Mortgage Trust Series 2016-C35

Pentalpha Surveillance LLC 375 N. French Road, Suite 100 Amherst, New York 14228 Attention: Don Simon, Chief Operating Officer	CWCapital Asset Management LLC 7501 Wisconsin Avenue, Suite 500 West Bethesda, Maryland 20814 Attention: Brian Hanson (WFCM 2016-C35)

Wilmington Trust, National Association 1100 North Market Street Wilmington, Delaware 19890 Attention: WFCM 2016-C35

Re:	Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35, Class Certificates

THIS NOTICE IDENTIFIES AN “[EXCLUDED LOAN][EXCLUDED CONTROLLING CLASS LOAN]” RELATING TO THE WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-C35, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2016-C35, REQUIRING ACTION BY YOU AS THE RECIPIENT PURSUANT TO SECTION 3.13(b) OF THE POOLING AND SERVICING AGREEMENT.

In accordance with Section 3.13(b) of the Pooling and Servicing Agreement, with respect to the above-referenced certificates (the “Certificates”), the undersigned (the “Excluded Controlling Class Holder”) hereby certifies and agrees as follows:

Exhibit P-1E-1

1.          The undersigned is [the Directing Certificateholder][the Holder of the majority of the Controlling Class][a Controlling Class Certificateholder] as of the date hereof.

2.          The undersigned has become a Borrower Party with respect to the following [Mortgage Loan(s)] [and] [Whole Loan(s)] (the “[Excluded Loan][Excluded Controlling Class Loan](s)”):

Loan Number	ODCR	Loan Name	Borrower Name

[[If applicable] For the avoidance of doubt, [each] of the foregoing loans is both an Excluded Loan and an Excluded Controlling Class Loan.]

3.          As of the date above, the undersigned is the beneficial owner of the following certificates, and is providing the below information to the addressees hereto for purposes of their compliance with the Pooling and Servicing Agreement, including, among other things, the Certificate Administrator’s determination as to whether a Consultation Termination Event is in effect with respect to the Excluded Controlling Class Loans listed in paragraph 2 if any such mortgage loan is an Excluded Loan:

CUSIP	Class	Outstanding Certificate Balance	Initial Certificate Balance

The undersigned is not a Borrower Party with respect to any other Mortgage Loan.

4.          Except with respect to the [Excluded Loan][Excluded Controlling Class Loan](s), the undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s Website [and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Pooling and Servicing Agreement]. In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is

Exhibit P-1E-2

subject), and such Information will not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such Information confidential shall expire one year following the date that the undersigned receives such Information (with respect to a prospective purchaser only) or is no longer a Certificateholder, a beneficial owner or prospective purchaser of the Class of Certificates referenced above. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

5.          The undersigned hereby acknowledges and agrees that it is prohibited from accessing, reviewing and using Excluded Information (as defined in the Pooling and Servicing Agreement) relating to the [Excluded Loan][Excluded Controlling Class Loan](s) to the extent the undersigned receives access to such Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information in connection with its duties, or exercise of its rights pursuant to the Pooling and Servicing Agreement.

6.          The undersigned shall be fully liable for any breach of the Pooling and Servicing Agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers, the Operating Advisor, the Asset Representations Reviewer, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

7.          To the extent the undersigned receives access to any Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information, the undersigned shall be deemed to have agreed that it (i) will not directly or indirectly provide any such Excluded Information to (A) the related Borrower Party, (B) any related Excluded Controlling Class Holder, (C) any employees or personnel of the undersigned or any of its Affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (D) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

8.          The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s Website, and the Certificate Administrator shall have no obligation to monitor, determine or verify whether the undersigned has properly certified or recertified under this Investor Certification any time the undersigned accesses the Certificate Administrator’s Website.

9.          The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Pooling and Servicing Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.

Exhibit P-1E-3

10.          The undersigned is simultaneously providing notice to the Certificate Administrator in the form of Exhibit P-1F to the Pooling and Servicing Agreement, requesting termination of access to any Excluded Information. The undersigned acknowledges that it is not permitted to access and shall not access any Excluded Information relating to the [Excluded Loan][Excluded Controlling Class Loan](s) on the Certificate Administrator’s Website unless and until it has (i) delivered notice of the termination of the related Excluded Controlling Class Holder status and (ii) submitted a new investor certification in accordance with Section 3.13(b) of the Pooling and Servicing Agreement.

11.          The undersigned agrees to indemnify and hold harmless each party to the Pooling and Servicing Agreement, the Underwriters, the Initial Purchasers and the Trust Fund from any damage, loss, cost or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized access by the undersigned or any agent, employee, representative or person acting on its behalf of any Excluded Information relating to the [Excluded Loan][Excluded Controlling Class Loan](s) listed in Paragraph 2 above.

Capitalized terms used but not defined herein have the respective meanings given to them in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Directing Certificateholder][Holder of the majority of the Controlling Class][Controlling Class Certificateholder]

By:
Name:
Title:

Dated: _______

cc: Wells Fargo Commercial Mortgage Securities, Inc.

Exhibit P-1E-4

EXHIBIT P-1F

FORM OF NOTICE OF [EXCLUDED LOAN] [EXCLUDED CONTROLLING CLASS HOLDER] TO CERTIFICATE ADMINISTRATOR

[Date]

Via: Email
Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS)
Wells Fargo Commercial Mortgage Trust Series 2016-C35
cts.cmbs.bond.admin@wellsfargo.com
trustadministrationgroup@wellsfargo.com

with a copy to:

Wells Fargo Bank, National Association,
8480 Stagecoach Circle
Frederick, Maryland 21701-4747
Attention: Wells Fargo Commercial Mortgage Trust Series 2016-C35

Re:	Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35

In accordance with Section 3.13(b) of the Pooling and Servicing Agreement, with respect to the above-referenced certificates (the “Certificates”), the undersigned (the “Excluded Controlling Class Holder”) hereby directs you as follows:

1.          The undersigned is [the Directing Certificateholder][the Holder of the majority of the Controlling Class][a Controlling Class Certificateholder] as of the date hereof.

2.          The undersigned has become a Borrower Party with respect to the following [Mortgage Loan(s)] [and] [Whole Loan(s)] (the “[Excluded Loan][Excluded Controlling Class Loan](s)”):

Loan Number	ODCR	Loan Name	Borrower Name

Exhibit P-1F-1

3.          The following USER IDs for CTSLink are affiliated with the undersigned and access to any information on the Certificate Administrator’s Website with respect to the Wells Fargo Commercial Mortgage Trust 2016-C35 securitization should be revoked as to such users:

4.          The undersigned acknowledges that it is not permitted to access and shall not access any Excluded Information with respect to such [Excluded Loan][Excluded Controlling Class Loan](s) on the Certificate Administrator’s Website unless and until it (i) is no longer an Excluded Controlling Class Holder with respect to such [Excluded Loan][Excluded Controlling Class Loan](s), (ii) has delivered notice of the termination of the related Excluded Controlling Class Holder status and (iii) has submitted an investor certification in the form of Exhibit P-1B to the Pooling and Servicing Agreement.

Capitalized terms used but not defined herein have the respective meanings given to them in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

Exhibit P-1F-2

[Directing Certificateholder][Holder of the majority of the Controlling Class][Controlling Class Certificateholder]

By:
Name:
Title:

Dated: _______

cc: Wells Fargo Commercial Mortgage Securities, Inc.

The undersigned hereby acknowledges that
access to CTSLink has been revoked for
the users listed in Paragraph 3.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
Certificate Administrator

Name:
Title:

Exhibit P-1F-3

EXHIBIT P-1G

FORM OF CERTIFICATION OF THE DIRECTING
CERTIFICATEHOLDER

[Date]

National Cooperative Bank, N.A. 2011 Crystal Drive, Suite 800 Arlington, Virginia 22202 Attention: Kathleen Luzik, Chief Operating Officer Facsimile number (703) 647-3470 Email: kluzik@ncb.coop	Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS)
Wells Fargo Commercial Mortgage Trust
Series 2016-C35
trustadministrationgroup@wellsfargo.com
cts.cmbs.bond.admin@wellsfargo.com

Wells Fargo Bank, National Association Commercial Mortgage Servicing MAC D1086-120, 550 South Tryon Street, 14th Floor Charlotte, North Carolina 28202 Attention: WFCM 2016-C35 Asset Manager	Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Services (CMBS)
Wells Fargo Commercial Mortgage Trust Series 2016-C35

Pentalpha Surveillance LLC 375 N. French Road, Suite 100 Amherst, New York 14228 Attention: Don Simon, Chief Operating Officer	CWCapital Asset Management LLC 7501 Wisconsin Avenue, Suite 500 West Bethesda, Maryland 20814 Attention: Brian Hanson (WFCM 2016-C35)

Wilmington Trust, National Association 1100 North Market Street Wilmington, Delaware 19890 Attention: WFCM 2016-C35

Re:	Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35, Class [__] Certificates

In accordance with Section 3.23 of the Pooling and Servicing Agreement, the undersigned hereby certifies and agrees as follows:

1.          The undersigned has been appointed to act as the Directing Certificateholder.

2.          The undersigned is not a Borrower Party.

3.          If the undersigned becomes a Borrower Party with respect to any Mortgage Loan or Whole Loan, the undersigned agrees to and shall deliver the certification attached as Exhibit

Exhibit P-1G-1

P-1D to the Pooling and Servicing Agreement and shall deliver to the applicable parties the notices attached as Exhibit P-1E and Exhibit P-1F to the Pooling and Servicing Agreement.

4.          [For use with any party other than the initial Directing Certificateholder]The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Pooling and Servicing Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.

5.          Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Directing Certificateholder]

By:
Name:
Title:

Dated: _______

cc: Wells Fargo Commercial Mortgage Securities, Inc.

Exhibit P-1G-2

EXHIBIT P-2

FORM OF CERTIFICATION FOR NRSROs

[Date]

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services WFCM 2016-C35

Attention:	Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35 __________________________

In accordance with the requirements for obtaining certain information pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.          The undersigned is a Rating Agency hired by the Depositor to provide ratings on the Certificates; or

2.          The undersigned is a nationally recognized statistical rating organization and either (x) has provided the Depositor with the appropriate certifications under Exchange Act Rule 17g-5(e), had access to the Depositor’s 17g-5 website prior to the Closing Date, is requesting access pursuant to the Agreement to certain information (the “Information”) on such 17g-5 website pursuant to the provisions of the Agreement, and agrees that any confidentiality agreement applicable to the undersigned with respect to the information obtained from the Depositor’s 17g-5 website prior to the Closing Date shall also be applicable to information obtained from the 17g-5 Information Provider’s Website (including without limitation, to any information received by the Depositor for posting on the 17g-5 Information Provider’s Website), or (y), if the undersigned did not have access to the Depositor’s 17g-5 website prior to the Closing Date, it hereby agrees that it shall be bound by the provisions of the confidentiality agreement attached hereto as Annex A which shall be applicable to it with respect to any information obtained from the 17g-5 Information Provider’s Website, including any information that is obtained from the section of the 17g-5 Information Provider’s Website that hosts the Depositor’s 17g-5 website after the Closing Date.

The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s Website and the 17g-5 Information Provider’s Website.

Exhibit P-2-1

Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

By:
Title:
Company:
Phone:

Exhibit P-2-2

ANNEX A

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (the “Confidentiality Agreement”) is made in connection with Wells Fargo Securities, LLC (together with its affiliates, the “Furnishing Entities” and each a “Furnishing Entity”) furnishing certain financial, operational, structural and other information relating to the issuance of the Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35 (the “Certificates”) pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, Wells Fargo Bank, National Association, as Certificate Administrator and as Custodian, and Wilmington Trust, National Association, as Trustee and the assets underlying or referenced by the Certificates, including the identity of, and financial information with respect to borrowers, sponsors, guarantors, managers and lessees with respect to such assets (together, the “Collateral”) to you (the “NRSRO”) through the website of Wells Fargo Bank, National Association, as 17g-5 Information Provider under the Pooling and Servicing Agreement, including the [section of the 17g-5 Information Provider’s Website that hosts the Depositor’s 17g-5 website after the Closing Date (as defined in the Pooling and Servicing Agreement)]. Information provided by each Furnishing Entity is labeled as provided by the specific Furnishing Entity.

Definition of Confidential Information. For purposes of this Confidentiality Agreement, the term “Confidential Information” shall include the following information (irrespective of its source or form of communication, including information obtained by you through access to this site) that may be furnished to you by or on behalf of a Furnishing Entity in connection with the issuance or monitoring of a rating with respect to the Certificates: (x) all data, reports, interpretations, forecasts, records, agreements, legal documents and other information (such information, the “Evaluation Material”) and (y) any of the terms, conditions or other facts with respect to the transactions contemplated by the Pooling and Servicing Agreement, including the status thereof; provided, however, that the term Confidential Information shall not include information which:

was or becomes generally available to the public (including through filing with the Securities and Exchange Commission or disclosure in an offering document) other than as a result of a disclosure by you or a NRSRO Representative (as defined in Section 2(c)(i) below) in violation of this Confidentiality Agreement;

was or is lawfully obtained by you from a source other than a Furnishing Entity or its representatives that (i) is reasonably believed by you to be under no obligation to maintain the information as confidential and (ii) provides it to you without any obligation to maintain the information as confidential; or

is independently developed by the NRSRO without reference to any Confidential Information.

Information to Be Held in Confidence.

You will use the Confidential Information solely for the purpose of determining or monitoring a credit rating on the Certificates and, to the extent that any information used is derived from but does not reveal any Confidential Information, for benchmarking, modeling or research purposes (the “Intended Purpose”).

You acknowledge that you are aware that the United States and state securities laws impose restrictions on trading in securities when in possession of material, non-public information and that the NRSRO will advise (through policy manuals or otherwise) each NRSRO Representative who is informed of the matters that are the subject of this Confidentiality Agreement to that effect.

You will treat the Confidential Information as private and confidential. Subject to Section 4, without the prior written consent of the applicable Furnishing Entity, you will not disclose to any person any Confidential

Exhibit P-2-3

Information, whether such Confidential Information was furnished to you before, on or after the date of this Confidentiality Agreement. Notwithstanding the foregoing, you may:

disclose the Confidential Information to any of the NRSRO’s affiliates, directors, officers, employees, legal representatives, agents and advisors (each, a “NRSRO Representative”) who, in the reasonable judgment of the NRSRO, need to know such Confidential Information in connection with the Intended Purpose; provided, that, prior to disclosure of the Confidential Information to a NRSRO Representative, the NRSRO shall have taken reasonable precautions to ensure, and shall be satisfied, that such NRSRO Representative will act in accordance with this Confidentiality Agreement;

solely to the extent required for compliance with Rule 17g-5(a)(3) of the Act (17 C.F.R. 240.17g-5),post the Confidential Information to the NRSRO’s password protected website; and

use information derived from the Confidential Information in connection with an Intended Purpose, if such derived information does not reveal any Confidential Information.

Disclosures Required by Law. If you or any NRSRO Representative is requested or required (orally or in writing, by interrogatory, subpoena, civil investigatory demand, request for information or documents, deposition or similar process relating to any legal proceeding, investigation, hearing or otherwise) to disclose any Confidential Information, you agree to provide the relevant Furnishing Entity with notice as soon as practicable (except in the case of regulatory or other governmental inquiry, examination or investigation, and otherwise to the extent practical and permitted by law, regulation or regulatory or other governmental authority) that a request to disclose the Confidential Information has been made so that the relevant Furnishing Entity may seek an appropriate protective order or other reasonable assurance that confidential treatment will be accorded the Confidential Information if it so chooses. Unless otherwise required by a court or other governmental or regulatory authority to do so, and provided that you been informed by written notice that the related Furnishing Entity is seeking a protective order or other reasonable assurance for confidential treatment with respect to the requested Confidential Information, you agree not to disclose the Confidential Information while the Furnishing Entity’s effort to obtain such a protective order or other reasonable assurance for confidential treatment is pending. You agree to reasonably cooperate with each Furnishing Entity in its efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded to the portion of the Confidential Information that is being disclosed, at the sole expense of such Furnishing Entity; provided, however, that in no event shall the NRSRO be required to take a position that such information should be entitled to receive such a protective order or reasonable assurance as to confidential treatment. If a Furnishing Entity succeeds in obtaining a protective order or other remedy, you agree to comply with its terms with respect to the disclosure of the Confidential Information, at the sole expense of such Furnishing Entity. If a protective order or other remedy is not obtained or if the relevant Furnishing Entity waives compliance with the provisions of this Confidentiality Agreement in writing, you agree to furnish only such information as you are legally required to disclose, at the sole expense of the relevant Furnishing Entity.

Obligation to Return Evaluation Material. Promptly upon written request by or on behalf of the relevant Furnishing Entity, all material or documents, including copies thereof, that contain Evaluation Material will be destroyed or, in your sole discretion, returned to the relevant Furnishing Entity. Notwithstanding the foregoing, (a) the NRSRO may retain one or more copies of any document or other material containing Evaluation Material to the extent necessary for legal or regulatory compliance (or compliance with the NRSRO’s internal policies and procedures designed to ensure legal or regulatory compliance) and (b) the NRSRO may retain any portion of the Evaluation Material that may be found in backup tapes or other archive or electronic media or other documents prepared by the NRSRO and any Evaluation Material obtained in an oral communication; provided, that any Evaluation Material so retained by the NRSRO will remain subject to this Confidentiality Agreement and the NRSRO will remain bound by the terms of this Confidentiality Agreement.

Violations of this Confidentiality Agreement.

The NRSRO will be responsible for any breach of this Confidentiality Agreement by you, the NRSRO or any NRSRO Representative.

Exhibit P-2-4

You agree promptly to advise each relevant Furnishing Entity in writing of any misappropriation or unauthorized disclosure or use by any person of the Confidential Information which may come to your attention and to take all steps reasonably requested by such Furnishing Entity to limit, stop or otherwise remedy such misappropriation, or unauthorized disclosure or use.

You acknowledge and agree that the Furnishing Entities would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Confidentiality Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Furnishing Entity shall be entitled to specific performance and injunctive relief to prevent breaches of this Confidentiality Agreement and to specifically enforce the terms and provisions hereof, in addition to any other remedy to which a Furnishing Entity may be entitled at law or in equity. It is further understood and agreed that no failure to or delay in exercising any right, power or privilege hereunder shall preclude any other or further exercise of any right, power or privilege.

Term. Notwithstanding the termination or cancellation of this Confidentiality Agreement and regardless of whether the NRSRO has provided a credit rating on a Security, your obligations under this Confidentiality Agreement will survive indefinitely.

Governing Law. This Confidentiality Agreement and any claim, controversy or dispute arising under the Confidentiality Agreement, the relationships of the parties and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within such State.

Amendments. This Confidentiality Agreement may be modified or waived only by a separate writing by the NRSRO and each Furnishing Entity.

Entire Agreement. This Confidentiality Agreement represents the entire agreement between you and the Furnishing Entities relating to the treatment of Confidential Information heretofore or hereafter reviewed or inspected by you. This agreement supersedes all other understandings and agreements between us relating to such matters; provided, however, that, if the terms of this Confidentiality Agreement conflict with another agreement relating to the Confidential Information that specifically states that the terms of such agreement shall supersede, modify or amend the terms of this Confidentiality Agreement, then to the extent the terms of this Confidentiality Agreement conflict with such agreement, the terms of such agreement shall control notwithstanding acceptance by you of the terms hereof by entry into this website.

Contact Information. Notices for each Furnishing Entity under this Confidentiality Agreement, shall be directed as set forth below:

Wells Fargo Securities, LLC
375 Park Avenue, 2nd Floor
New York, NY 10152
Attention: Matthew Orrino
E-mail: wfs.cmbs@wellsfargo.com

Exhibit P-2-5

EXHIBIT P-3

ONLINE MARKET DATA PROVIDER CERTIFICATION

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services WFCM 2016-C35

Attention:	Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35___________________

This Certification has been prepared for provision of information to the market data providers listed in Paragraph 1 below pursuant to the direction of the Depositor. If you represent a Market Data Provider not listed herein and would like access to the information, please contact CTSLink at 866-846-4526, or at ctslink.customerservice@wellsfargo.com.

In accordance with the requirements for obtaining certain information pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.	The undersigned is an employee or agent of Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corp., CMBS.com, Inc., Markit Group Limited or Thomson Reuters Corporation, a market data provider that has been given access to the Statements to Certificateholders, CREFC® Reports and supplemental notices on www.ctslink.com (“CTSLink”) by request of the Depositor.

2.	The undersigned agrees that each time it accesses CTSLink, the undersigned is deemed to have recertified that the representation above remains true and correct.

3.	The undersigned acknowledges and agrees that the provision to it of information and/or reports on CTSLink is for its own use only, and agrees that it will not disseminate or otherwise make such information available to any other person without the written consent of the Depositor.

4.	The undersigned shall be fully liable for any breach of the Pooling and Servicing Agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers, the Operating Advisor, the Asset Representations Reviewer and the Trust Fund for any loss,

Exhibit P-3-1

liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

5.	Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

By:
Title:
Company:
Phone:

Exhibit P-3-2

EXHIBIT Q

CUSTODIAN CERTIFICATION/EXCEPTION REPORT

[DATE]

To the Persons Listed on the attached Schedule A

Re:	Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35

Ladies and Gentlemen:

In accordance with Section 2.02 of the Pooling and Servicing Agreement, dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, the undersigned, as Custodian, hereby certifies that, except as noted on the attached Custodial Exception Report, as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or for which a Liquidation Event has occurred) the Custodian has, subject to Section 2.02(c) of the Pooling and Servicing Agreement, reviewed the documents delivered to it pursuant to Section 2.01 of the Pooling and Servicing Agreement and has determined that (i) subject to the final proviso of the definition of “Mortgage File”, all documents specified in clauses (i) through (v), (viii), (ix), (xi), (xii) and (xiii) (or, with respect to clause (xii), a copy of such letter of credit and the required officer’s certificate), if any, of the definition of “Mortgage File,” as applicable, are in its possession, (ii) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Seller have been reviewed by it or by a Custodian on its behalf and appear regular on their face and appear to be executed and to relate to such Mortgage Loan and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (iv), (vi) and (viii)(c) in the definition of “Mortgage Loan Schedule” is correct.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Pooling and Servicing Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Custodian

By:
Name:
Title:

Exhibit Q-1

SCHEDULE A

[APPLICABLE MORTGAGE LOAN SELLER’S NOTICE ADDRESS]

Wells Fargo Commercial Mortgage Securities, Inc.
c/o Wells Fargo Securities, LLC
375 Park Avenue, 2nd Floor, J0127-023
New York, New York 10152
Attention: A.J. Sfarra

Kroll Bond Rating Agency, Inc.
845 Third Avenue, 4th Floor
New York, New York 10022
Attention: CMBS Surveillance
Facsimile No.: (646) 731-2395

Fitch Ratings, Inc.
33 Whitehall Street
New York, New York 10004
Attention: Commercial Mortgage Surveillance Group
Facsimile No.: (212) 635-0295

Moody’s Investors Service, Inc.
7 World Trade Center
250 Greenwich Street
New York, New York 10007
Attention: Commercial Mortgage Surveillance Group
E-mail: CMBSSurveillance@moodys.com

CWCapital Asset Management LLC
7501 Wisconsin Avenue, Suite 500 West
Bethesda, Maryland 20814
Attention: Brian Hanson (WFCM 2016-C35)
Facsimile No.: (202) 715-9699

with a copy to:

CWCapital Asset Management LLC
7501 Wisconsin Avenue, Suite 500 West
Bethesda, Maryland 20814
Attention: Legal Department (WFCM 2016-C35)

Wells Fargo Bank, National Association
Commercial Mortgage Servicing
MAC D1086-120, 550 South Tryon Street, 14th Floor
Charlotte, North Carolina 28202
Attention: WFCM 2016-C35 Asset Manager

Exhibit Q-2

National Cooperative Bank, N.A.
2011 Crystal Drive, Suite 800
Arlington, Virginia 22202
Attention: Kathleen Luzik, Chief Operating Officer
Facsimile number (703) 647-3470
Email: kluzik@ncb.coop

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services WFCM 2016-C35

Wilmington Trust, National Association
1100 North Market Street
Wilmington, Delaware 19890
Attention: CMBS Trustee WFCM 2016-C35

BIG Real Estate Fund I, L.P.
75 Broad Street, Suite 1602
New York, New York 10004
Attention: Tammy K. Jones
Fax number: (917) 591-8781

Exhibit Q-3

EXHIBIT R-1

FORM OF POWER OF ATTORNEY BY TRUSTEE
FOR MASTER SERVICERS

RECORDING REQUESTED BY:

[Wells Fargo Bank, National Association
Commercial Mortgage Servicing
MAC D1086-120, 550 South Tryon Street, 14th Floor
Charlotte, North Carolina 28202
Attention: Wells Fargo Commercial Mortgage Trust 2016-C35 Asset Manager
Telecopy Number: (704) 715-0036]

[National Cooperative Bank, N.A.
2011 Crystal Drive, Suite 800
Arlington, Virginia 22202
Attention: Kathleen Luzik, Chief Operating Officer
Facsimile number (703) 647-3470
Email: kluzik@ncb.coop]

SPACE ABOVE THIS LINE FOR RECORDER’S USE

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that Wilmington Trust, National Association, a national banking association, incorporated and existing under the laws of the United States, having its usual place of business at 1100 North Market Street, Wilmington, Delaware 19890, Attention: CMBS Trustee WFCM 2016-C35, as trustee (the “Trustee”), pursuant to that Pooling and Servicing Agreement dated as of July 1, 2016 (the “Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer (in such capacity, the “General Master Servicer”), CWCapital Asset Management LLC, as general special servicer, National Cooperative Bank, N.A., as NCB master servicer (in such capacity, the “NCB Master Servicer”) and as NCB special servicer, Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”), the Trustee, and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer hereby constitutes and appoints the [General][NCB] Master Servicer, by and through the [General][NCB] Master Servicer’s officers, the Trustee’s true and lawful Attorney-in-Fact, in the Trustee’s name, place and stead and for the Trustee’s benefit, in connection with all mortgage loans (the “Mortgage Loans”) serviced by the [General][NCB] Master Servicer and all properties (“Mortgaged Properties”) administered by the [General][NCB] Master Servicer pursuant to the Agreement, to execute and acknowledge in writing or by facsimile stamp all documents customarily and reasonably necessary and appropriate to effectuate the enumerated transactions described in items 1 through 12 below with respect to the Mortgage Loans and Mortgaged Properties; provided, however, that the documents described below may only be executed and delivered by

Exhibit R-1-1

such Attorneys-in-Fact if such documents are required or permitted under the Agreement. Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Agreement.

1.          The endorsement on behalf of the Trustee of all checks, drafts and/or other negotiable instruments made payable to the Trustee and draw upon, replace, substitute, release or amend letters of credit standing as collateral securing any Mortgage Loan.

2.          The modification or re-recording of a Mortgage or deed of trust, where said modification or re-recording is solely for the purpose of correcting the Mortgage or deed of trust to conform same to the original intent of the parties thereto or to correct title errors discovered after such title insurance was issued; provided that said modification or re-recording, in either instance, (i) does not adversely affect the lien of the Mortgage or deed of trust as insured and (ii) otherwise conforms to the provisions of the Agreement.

3.          The subordination of the lien of a Mortgage or deed of trust to an easement in favor of a public utility company or a government agency or unit with powers of eminent domain; this section shall include, without limitation, the execution of partial satisfactions/releases, partial reconveyances or the execution or requests to trustees to accomplish same.

4.          The conveyance of the properties to the mortgage insurer, or the closing of the title to the property to be acquired as real estate owned, or conveyance of title to real estate owned.

5.          The completion of loan assumption agreements.

6.          The full satisfaction/release of a Mortgage or deed of trust or full conveyance upon payment and discharge of all sums secured thereby, including, without limitation, cancellation of the related Mortgage Note.

7.          The assignment of any Mortgage or deed of trust and the related Mortgage Note, in connection with the repurchase of the Mortgage Loan secured and evidenced thereby.

8.          The full assignment of a Mortgage or deed of trust upon payment and discharge of all sums secured thereby in conjunction with the refinancing thereof, including, without limitation, the assignment of the related Mortgage Note.

9.          The full enforcement of and preservation of the Trustee’s interests in the Mortgage Notes, Mortgages or deeds of trust, and in the proceeds thereof, by way of, including but not limited to, foreclosure, the taking of a deed in lieu of foreclosure, or the completion of judicial or non-judicial foreclosure or the termination, cancellation or rescission of any such foreclosure, the initiation, prosecution and completion of eviction actions or proceedings with respect to, or the termination, cancellation or rescission of any such eviction actions or proceedings, and the pursuit of title insurance, hazard insurance and claims in bankruptcy proceedings, including, without limitation, any and all of the following acts:

Exhibit R-1-2

a.	the substitution of trustee(s) serving under a deed of trust, in accordance with state law and the deed of trust;

b.	the preparation and issuance of statements of breach or non-performance;

c.	the preparation and filing of notices of default and/or notices of sale;

d.	the cancellation/rescission of notices of default and/or notices of sale;

e.	the taking of deed in lieu of foreclosure;

f.	the filing, prosecution and defense of claims, and to appear on behalf of the Trustee, in bankruptcy cases affecting Mortgage Notes, Mortgages or deeds of trust;

g.	the preparation and service of notices to quit and all other documents necessary to initiate, prosecute and complete eviction actions or proceedings;

h.	the tendering, filing, prosecution and defense, as applicable, of hazard insurance and title insurance claims, including but not limited to appearing on behalf of the Trustee in quiet title actions; and

i.	the preparation and execution of such other documents and performance of such other actions as may be necessary under the terms of the Mortgage, deed of trust or state law to expeditiously complete said transactions in paragraphs 9.a. through 9.h. above.

10.          With respect to the sale of property acquired through a foreclosure or deed-in lieu of foreclosure, including, without limitation, the execution of the following documentation:

a.	listing agreements;

b.	purchase and sale agreements;

c.	grant/warranty/quit claim deeds or any other deed causing the transfer of title of the property to a party contracted to purchase same;

d.	escrow instructions; and

e.	any and all documents necessary to effect the transfer of property.

11.          The modification or amendment of escrow agreements established for repairs to the Mortgaged Property or reserves for replacement of personal property.

12.          The execution and delivery of the following:

a.	any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the Mortgage, deed of trust or other security document in the related Mortgage File or the related Mortgaged Property and other related collateral;

Exhibit R-1-3

b.	any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, or of partial or full defeasance, and all other comparable instruments; and

c.	any and all assumptions, modifications, waivers, substitutions, extensions, amendments, consents to transfers of interests in borrowers, consents to any subordinate financings to be secured by any related Mortgaged Property, consents to any mezzanine financing to be secured by the ownership interests in a borrower, consents to and monitoring of the application of any proceeds of insurance policies or condemnation awards to the restoration of the related Mortgaged Property, REO Property or otherwise, documents relating to the management, operation, maintenance, repair, leasing and marketing of the related Mortgaged Properties or REO Properties (including agreements and requests by any borrower with respect to modifications of the standards of operation and management of such Mortgaged Properties or the replacement of asset managers), documents exercising any or all of the rights, powers and privileges granted or provided to the holder of any Mortgage Loan under the related loan documents, lease subordination agreements, non-disturbance and attornment agreements or other leasing or rental arrangements, any easements, covenants, conditions, restrictions, equitable servitudes, or land use or zoning requirements with respect to the Mortgaged Properties or REO Properties, instruments relating to the custody of any collateral that now secures or hereafter may secure any Mortgage Loan and any other consents.

The undersigned gives said Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the undersigned might or could do, and hereby does ratify and confirm to all that said Attorney-in-Fact shall be effective as of the date set forth below.

This appointment is to be construed and interpreted as a limited power of attorney. The enumeration of specific items, rights, acts or powers herein is not intended to, nor does it give rise to, and it is not to be construed as a general power of attorney.

Solely to the extent that the [General][NCB] Master Servicer has the power to delegate its rights or obligations under the Agreement, the [General][NCB] Master Servicer also has the power to delegate the authority given to it by Wilmington Trust, National Association, as Trustee, under this Limited Power of Attorney, for purposes of performing its obligations and duties by executing such additional powers of attorney in favor of its attorneys-in-fact as are necessary for such purpose. The [General][NCB] Master Servicer’s attorneys-in-fact shall have no greater authority than that held by the [General][NCB] Master Servicer.

Nothing contained herein shall: (i) limit in any manner any indemnification provided to the Trustee under the Agreement, (ii) limit in any manner the rights and protections afforded the Trustee under the Agreement, or (iii) be construed to grant the [General][NCB] Master Servicer the power to initiate or defend any suit, litigation or proceeding in the name of Wilmington Trust, National Association except as specifically provided for herein. If the [General][NCB] Master Servicer receives any notice of suit, litigation or proceeding in the name

Exhibit R-1-4

of Wilmington Trust, National Association, then the [General][NCB] Master Servicer shall promptly forward a copy of same to the Trustee.

This limited power of attorney is not intended to extend the powers granted to the [General][NCB] Master Servicer under the Agreement or to allow the [General][NCB] Master Servicer to take any action with respect to Mortgages, deeds of trust or Mortgage Notes not authorized by the Agreement.

The [General][NCB] Master Servicer hereby agrees to indemnify and hold the Trustee and its directors, officers, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by reason or result of the negligent use, or negligent or willful misuse, of this Limited Power of Attorney by the [General][NCB] Master Servicer. The foregoing indemnity shall survive the termination of this Limited Power of Attorney and the Agreement or the earlier resignation or removal of the Trustee under the Agreement.

This Limited Power of Attorney is entered into and shall be governed by the laws of the State of New York, without regard to conflicts of law principles of such state.

Third parties without actual notice may rely upon the exercise of the power granted under this Limited Power of Attorney; and may be satisfied that this Limited Power of Attorney shall continue in full force and effect and has not been revoked unless an instrument of revocation has been made in writing by the undersigned.

IN WITNESS WHEREOF, Wilmington Trust, National Association, as Trustee for Wells Fargo Commercial Mortgage Trust 2016-C35 has caused its corporate seal to be hereto affixed and these presents to be signed and acknowledged in its name and behalf by a duly elected and authorized signatory this ___________ day of ____________.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee for Wells Fargo Commercial Mortgage Trust 2016-C35

By:
Name:
Title:

Prepared by:

Name:

Exhibit R-1-5

Witness:

Witness:

Exhibit R-1-6

STATE OF DELAWARE	)
	)	ss.:
COUNTY OF	)

On ____________________, before me, _________________________________ Notary Public, personally appeared ___________________________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of Delaware that the foregoing paragraph is true and correct.

Witness my hand and official seal.

Notary Public

[SEAL]

My commission expires:

Exhibit R-1-7

EXHIBIT R-2

FORM OF POWER OF ATTORNEY BY TRUSTEE
FOR SPECIAL SERVICERS

RECORDING REQUESTED BY:

[CWCapital Asset Management LLC
7501 Wisconsin Avenue, Suite 500 West
Bethesda, Maryland 20814
Attention: Brian Hanson (WFCM 2016-C35)
Facsimile No.: (202) 715-9699]

[National Cooperative Bank, N.A.
2011 Crystal Drive, Suite 800
Arlington, Virginia 22202
Attention: Kathleen Luzik, Chief Operating Officer
Facsimile number (703) 647-3470
Email: kluzik@ncb.coop]

SPACE ABOVE THIS LINE FOR RECORDER’S USE

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that Wilmington Trust, National Association, a national banking association, incorporated and existing under the laws of the United States, having its usual place of business at 1100 North Market Street, Wilmington, Delaware 19890 as Trustee (the “Trustee”) pursuant to that Pooling and Servicing Agreement dated as of July 1, 2016 (the “Agreement”) by and among Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer, CWCapital Asset Management LLC, as general special servicer (the “General Special Servicer”), National Cooperative Bank, N.A., as NCB master servicer and as NCB special servicer (in such capacity, the “NCB Special Servicer”), Wells Fargo Bank, National Association, as certificate administrator, the Trustee and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer, relating to the Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35, hereby constitutes and appoints the [General][NCB] Special Servicer, by and through the [General][NCB] Special Servicer’s officers, the Trustee’s true and lawful Attorney-in-Fact, in the Trustee’s name, place and stead and for the Trustee’s benefit, in connection with all mortgage loans (the “Mortgage Loans”) serviced by the [General][NCB] Special Servicer and all properties (“REO Properties”) administered by the [General][NCB] Special Servicer pursuant to the Agreement, to execute and acknowledge in writing or by facsimile stamp all documents customarily and reasonably necessary and appropriate to effectuate the enumerated transactions described in items 1 through 12 below with respect to the Mortgage Loans and REO Properties; provided, however, that the documents described below may only be executed and delivered by such Attorneys-in-Fact if such documents are required or permitted under the Agreement.

Exhibit R-2-1

Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Agreement.

1.	The endorsement on behalf of the Trustee of all checks, drafts and/or other negotiable instruments made payable to the Trustee and draw upon, replace, substitute, release or amend letters of credit standing as collateral securing any Mortgage Loan.

2.	The modification or re-recording of a Mortgage or deed of trust, where said modification or re-recording is solely for the purpose of correcting the Mortgage or deed of trust to conform same to the original intent of the parties thereto or to correct title errors discovered after such title insurance was issued; provided that (i) said modification or re-recording, in either instance, does not adversely affect the lien of the Mortgage or deed of trust as insured and (ii) otherwise conforms to the provisions of the Agreement.

3.	The subordination of the lien of a Mortgage or deed of trust to an easement in favor of a public utility company of a government agency or unit with powers of eminent domain; this section shall include, without limitation, the execution of partial satisfactions/releases, partial reconveyances or the execution or requests to trustees to accomplish same.

4.	The conveyance of the properties to the mortgage insurer, or the closing of the title to the property to be acquired as real estate owned, or conveyance of title to real estate owned.

5.	The completion of loan assumption agreements and transfers of interest in borrower entities.

6.	The full satisfaction/release of a Mortgage or deed of trust or full conveyance upon payment and discharge of all sums secured thereby, including, without limitation, cancellation of the related Mortgage Note.

7.	The assignment of any Mortgage or deed of trust and the related Mortgage Note, in connection with the sale or repurchase of the Mortgage Loan secured and evidenced thereby.

8.	The full assignment of a Mortgage or deed of trust upon payment and discharge of all sums secured thereby in conjunction with the refinancing thereof, including, without limitation, the assignment of the related Mortgage Note.

9.	The full enforcement of and preservation of the Trustee’s interests in any Mortgage or the related promissory note, and in the proceeds thereof, by way of, including but not limited to, taking title to any Mortgaged Property on behalf of the Trust, foreclosure, the taking of a deed-in-lieu of foreclosure, or the completion of judicial or non-judicial foreclosure and/or any related litigation, including without limitation, guaranty or receivership litigation, or litigation on the note, or the termination, cancellation or rescission of any such foreclosure, the initiation, prosecution and completion of eviction actions or proceedings with respect to, or the termination, cancellation or rescission of any such eviction actions or proceedings, the initiation or defense of any litigation related to the ownership of any REO Property, and the pursuit of title insurance, hazard insurance and claims in bankruptcy proceedings, including, without limitation, any and all of the following acts:

Exhibit R-2-2

a.	the substitution of trustee(s) serving under a deed of trust, in accordance with state law and the deed of trust;

b.	the preparation and issuance of statements of breach or non-performance;

c.	the preparation and filing of notices of default and/or notices of sale;

d.	the cancellation/rescission of notices of default and/or notices of sale;

e.	the taking of deed in lieu of foreclosure;

f.	the filing, prosecution and defense of claims, and to appear on behalf of the Trustee, in bankruptcy cases affecting Mortgage Notes, Mortgages or deeds of trust;

g.	the preparation and service of notices to quit and all other documents necessary to initiate, prosecute and complete eviction actions or proceedings;

h.	the tendering, filing, prosecution and defense, as applicable, of hazard insurance and title insurance claims, including but not limited to appearing on behalf of the Trustee in quiet title actions;

i.	the creation of a wholly-owned entity of the Trust for purposes of holding foreclosed property; and

j.	the preparation and execution of such other documents and performance of such other actions as may be necessary under the terms of the Mortgage, deed of trust or state law to expeditiously complete said transactions in paragraphs 8.a. through 8.h. above.

10.	With respect to the sale of property acquired through a foreclosure or deed-in lieu of foreclosure, including, without limitation, the execution of the following documentation:

a.	listing agreements;

b.	purchase and sale agreements;

c.	grant/warranty/quit claim deeds or any other deed causing the transfer of title of the property to a party contracted to purchase same;

d.	escrow instructions; and

e.	any and all documents necessary to effect the transfer of property.

11.	The modification or amendment of escrow agreements established for repairs to the mortgaged property or reserves for replacement of personal property.

Exhibit R-2-3

12.	The execution and delivery of the following:

a.	any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the Mortgage, deed of trust or other security document in the related Mortgage File or the related Mortgaged Property and other related collateral;

b.	any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, or of partial or full defeasance, and all other comparable instruments;

c.	any and all assumptions, modifications, waivers, substitutions, extensions, amendments, consents to transfers of interests in borrowers, consents to any subordinate financings to be secured by any related Mortgaged Property, consents to any mezzanine financing to be secured by the ownership interests in a borrower, consents to and monitoring of the application of any proceeds of insurance policies or condemnation awards to the restoration of the related Mortgaged Property, REO Property or otherwise, documents relating to the management, operation, maintenance, repair, leasing and marketing of the related Mortgaged Properties (including agreements and requests by any borrower with respect to modifications of the standards of operation and management of such Mortgaged Properties or the replacement of asset managers) or REO Properties, documents exercising any or all of the rights, powers and privileges granted or provided to the holder of any Mortgage Loan under the related loan documents, lease subordination agreements, non-disturbance and attornment agreements or other leasing or rental arrangements, management agreements, any easements, covenants, conditions, restrictions, equitable servitudes, or land use or zoning requirements with respect to the Mortgaged Properties or REO Properties, instruments relating to the custody of any collateral that now secures or hereafter may secure any Mortgage Loan and any other consents; and

d.	any and all documents, instruments and certifications as are reasonably necessary to complete or accomplish the [General][NCB] Special Servicer’s duties and responsibilities under the Agreement.

The undersigned gives said Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the undersigned might or could do, and hereby does ratify and confirm to all that said Attorney-in-Fact shall be effective as of the date set forth below.

This appointment is to be construed and interpreted as a limited power of attorney. The enumeration of specific items, rights, acts or powers herein is not intended to, nor does it give rise to, and it is not to be construed as a general power of attorney.

Exhibit R-2-4

Solely to the extent that the [General][NCB] Special Servicer has the power to delegate its rights or obligations under the Agreement, the [General][NCB] Special Servicer also has the power to delegate the authority given to it by Wilmington Trust, National Association, as Trustee, under this Limited Power of Attorney, for purposes of performing its obligations and duties by executing such additional powers of attorney in favor of its attorneys-in-fact as are necessary for such purpose. The [General][NCB] Special Servicer’s attorneys-in-fact shall have no greater authority than that held by the [General][NCB] Special Servicer.

Nothing contained herein shall: (i) limit in any manner any indemnification provided to the Trustee under the Agreement, (ii) limit in any manner the rights and protections afforded the Trustee under the Agreement, or (iii) be construed to grant the [General][NCB] Special Servicer the power to initiate or defend any suit, litigation or proceeding in the name of Wilmington Trust, National Association except as specifically provided for herein. If the [General][NCB] Special Servicer receives any notice of suit, litigation or proceeding in the name of Wilmington Trust, National Association, then the [General][NCB] Special Servicer shall promptly forward a copy of same to the Trustee.

This limited power of attorney is not intended to extend the powers granted to the [General][NCB] Special Servicer under the Agreement or to allow the [General][NCB] Special Servicer to take any action with respect to Mortgages, deeds of trust or Mortgage Notes not authorized by the Agreement.

The [General][NCB] Special Servicer hereby agrees to indemnify and hold the Trustee and its directors, officers, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by reason or result of the negligent use, or negligent or willful misuse, of this Limited Power of Attorney by the [General][NCB] Special Servicer. The foregoing indemnity shall survive the termination of this Limited Power of Attorney and the Agreement or the earlier resignation or removal of the Trustee under the Agreement.

This Limited Power of Attorney is entered into and shall be governed by the laws of the State of New York, without regard to conflicts of law principles of such state.

Third parties without actual notice may rely upon the exercise of the power granted under this Limited Power of Attorney; and may be satisfied that this Limited Power of Attorney shall continue in full force and effect and has not been revoked unless an instrument of revocation has been made in writing by the undersigned.

IN WITNESS WHEREOF, Wilmington Trust, National Association, as Trustee for Wells Fargo Commercial Mortgage Trust 2016-C35, has caused its corporate seal to be hereto affixed and these presents to be signed and acknowledged in its name and behalf by a duly elected and authorized signatory this ___________ day of ____________.

Exhibit R-2-5

Wilmington Trust, National Association, as Trustee for Wells Fargo Commercial Mortgage Trust 2016-C35

By:
Name:
Title:

Witness:

Witness:

Exhibit R-2-6

STATE OF DELAWARE	)
	)	ss.:
COUNTY OF	)

On ____________________, before me, _________________________________ Notary Public, personally appeared ___________________________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of Delaware that the foregoing paragraph is true and correct.

Witness my hand and official seal.

Notary signature

Exhibit R-2-7

EXHIBIT S

INITIAL SERVICED COMPANION NOTEHOLDERS

Loan	Companion Holder
Kroger (Roundy’s) Distribution Center Whole Loan	Rialto Mortgage Finance, LLC NOTICE ADDRESS: Rialto Mortgage Finance, LLC 600 Madison Avenue, 12th Floor New York, New York 10022 Attention: Kenneth M. Gorsuch, Executive Director
The Mall at Turtle Creek Whole Loan

Barclays Bank PLC

NOTICE ADDRESS:
Barclays Bank PLC

745 Seventh Avenue
New York, New York
Facsimile No.: (646) 758-1700
Attention: Daniel Vinson, Managing Director
E-mail: daniel.vinson@barclays.com

with a copy to:

Barclays Bank PLC
745 Seventh Avenue
New York, New York
Facsimile No.: (212) 412-7519
Attention: Steven P. Glynn, Legal Department
E-mail: steven.glynn@barclays.com

Exhibit S-1

Loan	Companion Holder
Pinnacle II (prior to the Servicing Shift Securitization Date)

Wells Fargo Bank, National Association

NOTICE ADDRESS:

Wells Fargo Bank, National Association
301 South College St.
Charlotte, North Carolina 28288
Attention: Wells Fargo Commercial Mortgage Trust
2016-C35, Commercial Mortgage Pass-Through
Certificates, Series 2016-C35

with a copy to:

Jeff D. Blake, Esq., Senior Counsel
Wells Fargo Law Department, D1053 300
301 South College St.
Charlotte, North Carolina, 28288

and a copy to:

Ross Stewart
Wells Fargo Bank, National Association
333 Market Street, 17th Floor
San Francisco, CA 94105
Telephone number: (415) 801-8505
Email: ross.l.stewart@wellsfargo.com

S-2

EXHIBIT T

FORM OF NOTICE FOR NON-SERVICED MORTGAGE LOAN

Wells Fargo Bank, National Association
Commercial Mortgage Servicing, MAC D1086-120
550 South Tryon Street, 14th Floor
Charlotte, North Carolina 28202
Attention: [BBSG 2016-MRP Master Servicer][BACM 2016-UBS10 Master Servicer]
Facsimile Number: (704) 715-0036
Email: aldrin.buenaventura@wellsfargo.com

FOR MALL AT ROCKINGHAM PARK:

Torchlight Loan Services, LLC

475 Fifth Avenue

New York, New York 10017

Attention: Jacob M. K. Baron

BBSG 2016-MRP

Email: jbaron@torchlightinvestors.com

FOR IN-REL 8:

Rialto Capital Advisors, LLC

790 NW 107th Avenue, 4th Floor

Miami, Florida 33172

Attention: Liat Heller

Facsmilie: (305) 229-6425

VIA EMAIL

Re:	Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35

Ladies and Gentlemen:

As you know, Wells Fargo Bank, National Association, acts as the master servicer (the “Lead Master Servicer”) for the whole loan secured by the mortgaged property identified as [The Mall at Rockingham Park][In-Rel 8] (the “Subject Whole Loan”) under the [trust][pooling] and servicing agreement relating to [BBSG 2016-MRP Mortgage Trust][Bank of American Merrill Lynch Commercial Mortgage Trust 2016-UBS10] (the “Lead [TSA][PSA]”). This is to inform you that Note[s] [A-1-B][A-2 and A-3] of the Subject Whole Loan (the “Subject Mortgage Loan”) [has][have] been transferred to Wells Fargo Commercial Mortgage Trust 2016-C35 pursuant to that certain Pooling and Servicing Agreement, dated July 1, 2016 (the “2016-C35 Pooling Agreement”) by and among Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer (in such capacity, the “2016-C35 General Master Servicer”), CWCapital Asset Management LLC, as general special servicer, National Cooperative Bank, N.A., as NCB master servicer and as NCB special servicer, Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “2016-C35 Certificate Administrator”), Wilmington Trust, National Association, as trustee (the “2016-C35 Trustee”), and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer, and that the 2016-C35 Trustee is the holder of the Subject Mortgage Loan.

The undersigned, as 2016-C35 Certificate Administrator, hereby directs you, in your capacity as the Lead Servicer of the Subject Whole Loan, to remit to the 2016-C35 Master Servicer all amounts payable to, and forward, deliver or otherwise make available, as the case may be, to the 2016-C35 Master Servicer all reports, statements, documents, communications, and other information that are to be forwarded, delivered or otherwise made available to, the holder of the Subject Mortgage Loan under the related Intercreditor Agreement (as such term is defined in the 2016-C35 Pooling Agreement) and the Lead TSA.

The Subject Mortgage Loan [is][is not] a Significant Obligor (as such term is defined in the 2016-C35 Pooling Agreement) under the 2016-C35 Pooling Agreement.

Exhibit T-1

Thank you for your attention to this matter.

Date: _________________________________________

Wells Fargo Bank, National Association, as Certificate Administrator for the Holders of the Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35

By:
Name:
Title:

Exhibit T-2

EXHIBIT U

FORM OF NOTICE AND CERTIFICATION
REGARDING DEFEASANCE OF MORTGAGE LOAN

To:	Kroll Bond Rating Agency, Inc. 845 Third Avenue, 4th Floor New York, New York 10022 Attention: CMBS Surveillance Facsimile No.: (646) 731-2395

Fitch Ratings, Inc.
33 Whitehall Street
New York, New York 10004
Attention: Commercial Mortgage Surveillance Group
Facsimile No.: (212) 635-0295

E-mail: info.cmbs@fitchratings.com

Moody’s Investors Service, Inc.
7 World Trade Center
250 Greenwich Street
New York, New York 10007
Attention: Commercial Mortgage Surveillance Group
E-mail: CMBSSurveillance@moodys.com

From:	[Wells Fargo Bank, National Association][National Cooperative Bank, N.A.], in its capacity as [General][NCB] Master Servicer under the Pooling and Servicing Agreement dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, NCB Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer.

Date: _________, 20___

Exhibit U-1

Re:	Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35

Mortgage Loan (the “Mortgage Loan”) identified by loan number _____ [and loan number [_______]] on the Mortgage Loan Schedule attached to the Pooling and Servicing Agreement and heretofore secured by the Mortgaged Properties identified on the Mortgage Loan Schedule by the following names:____________________
          ____________________

Reference is made to the Pooling and Servicing Agreement described above. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement.

As [General][NCB] Master Servicer under the Pooling and Servicing Agreement, we hereby:

(a)          Notify you that the Mortgagor has consummated a defeasance of the Mortgage Loan pursuant to the terms of the Mortgage Loan, of the type checked below:

____      a full defeasance of the entire principal balance of the Mortgage Loan; or

____      a partial defeasance of a portion of the principal balance of the Mortgage Loan that represents and, an allocated loan amount of $____________ or _______% of the entire principal balance of the Mortgage Loan;

(b)          Certify that each of the following is true, subject to those exceptions set forth with explanatory notes on Exhibit A hereto, which exceptions the [General][NCB] Master Servicer has determined, consistent with the Servicing Standards, will have no material adverse effect on the Mortgage Loan or the defeasance transaction:

(i)           The Mortgage Loan documents permit the defeasance, and the terms and conditions for defeasance specified therein were satisfied in all material respects in completing the defeasance.

(ii)          The defeasance was consummated on __________, 20__.

(iii)         The defeasance collateral consists of securities that (i) constitute “government securities” as defined in Section 2(a)(16) of the Investment Company Act of 1940 as amended (15 U.S.C. 80A1), (ii) are listed as “Qualified Investments for ‘AAA’ Financings” under Paragraphs 1, 2 or 3 of “Cash Flow Approach” in Standard & Poor’s Public Finance Criteria 2000, as amended to the date of the defeasance, (iii) if they include a principal obligation, the principal due at maturity cannot vary or change, and (iv) are not subject to prepayment, call or early redemption.

(iv)         The [General][NCB] Master Servicer received an opinion of counsel (from counsel approved by the [General][NCB] Master Servicer in accordance with the Servicing Standard) that the defeasance will not result in an Adverse REMIC Event.

Exhibit U-2

(v)          The [General][NCB] Master Servicer determined that the defeasance collateral will be owned by an entity (the “Defeasance Obligor”) that is a Single-Purpose Entity (as defined in Standard & Poor’s Structured Finance Ratings Real Estate Finance Criteria, as amended to the date of the defeasance (the “S&P Criteria”)) or is subject to restrictions in its organizational documents substantially similar to those contained in the organization documents of the original Borrower with respect to bankruptcy remoteness and single purpose as of the date of the defeasance, and after the defeasance owns no assets other than the defeasance collateral and real property securing Mortgage Loans included in the pool.

(vi)         The defeasance documents require the crediting of the defeasance collateral to an Eligible Account (as defined in the S&P Criteria) in the name of the Trustee on behalf of the Trust, which account is maintained as a securities account by a securities intermediary and has been pledged to the Trustee on behalf of the Trust.

(vii)        The agreements executed in connection with the defeasance (i) grant control of the pledged securities account to Trustee on behalf of the Trust, (ii) require the securities intermediary to make the scheduled payments on the Mortgage Loan from the proceeds of the defeasance collateral directly to the [General][NCB] Master Servicer’s collection account in the amounts and on the dates specified in the Mortgage Loan documents or, in a partial defeasance, the portion of such scheduled payments attributed to the allocated loan amount for the real property defeased, increased by any defeasance premium specified in the Mortgage Loan documents (the “Scheduled Payments”), (iii) permit reinvestment of proceeds of the defeasance collateral only in Permitted Investments (as defined in the Pooling and Servicing Agreement or as defined in the documents evidencing the defeasance), (iv) permit release of surplus defeasance collateral and earnings on reinvestment from the pledged securities account only after the Mortgage Loan has been paid in full, if any such release is permitted, (v) prohibit transfers by the Defeasance Obligor of the defeasance collateral and subordinate liens against the defeasance collateral, and (vi) provide for payment from sources other than the defeasance collateral or other assets of the Defeasance Obligor of all fees and expenses of the securities intermediary for administering the defeasance and the securities account and all fees and expenses of maintaining the existence of the Defeasance Obligor.

(viii)       The [General][NCB] Master Servicer received written confirmation from a firm of independent certified public accountants, who were approved by the [General][NCB] Master Servicer in accordance with the Servicing Standard stating that (i) revenues from the defeasance collateral (without taking into account any earnings on reinvestment of such revenues) will be sufficient to timely pay each of the Scheduled Payments after the defeasance including the payment in full of the Mortgage Loan (or the allocated portion thereof in connection with a partial defeasance) on its Maturity Date (or, in the case of an ARD Loan, on its Anticipated Repayment Date), (ii) the revenues received in any month from the defeasance collateral will be applied to make Scheduled Payments within four (4) months after the date of receipt, and (iii) interest income from the defeasance collateral to the Defeasance Obligor in any calendar or fiscal year will not

Exhibit U-3

exceed such Defeasance Obligor’s interest expense for the Mortgage Loan (or the allocated portion thereof in a partial defeasance) for such year.

(ix)          The Mortgage Loan is not among the ten (10) largest loans in the pool as of the date of the Current Report (as defined below). The entire principal balance of the Mortgage Loan as of the date of defeasance was less than both $[______] and five percent of pool balance, which is less than [__]% of the aggregate Certificate Balance of the Certificates as of the date of the most recent Distribution Date Statement received by us (the “Current Report”).

(x)          The [General][NCB] Master Servicer has received opinions of counsel stating that the Trustee on behalf of the Trust possesses a valid, perfected first priority security interest in the defeasance collateral and that the documents executed in connection with the defeasance are enforceable in accordance with their respective terms.

(c)          Certify that Exhibit B hereto is a list of the material agreements, instruments, organizational documents for the Defeasance Obligor, and opinions of counsel and independent accountants executed and delivered in connection with the defeasance.

(d)          Certify that the individual under whose hand the [General][NCB] Master Servicer has caused this Notice and Certification to be executed did constitute a Servicing Officer as of the date of the defeasance described above.

(d)          Agree to provide copies of all items listed in Exhibit B to you upon request.

Exhibit U-4

IN WITNESS WHEREOF, the [General][NCB] Master Servicer has caused this Notice and Certification to be executed as of the date captioned above.

[________________] as [General][NCB] Master Servicer

By:
Name: Title:

Exhibit U-5

EXHIBIT V

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of July 1, 2016 (the “Pooling and Servicing Agreement”).

Transaction: Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35

Operating Advisor: Pentalpha Surveillance LLC

[General Special Servicer: CWCapital Asset Management LLC]

[NCB Special Servicer: National Cooperative Bank, N.A.]

Directing Certificateholder: [______]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The [General][NCB] Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the [General][NCB] Special Servicer as part of the development of an Asset Status Report.

b.	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the [General][NCB] Special Servicer’s operational activities to service certain Specially Serviced Loans in accordance with the Servicing Standard. Based on such limited review, the Operating Advisor [does, does not] believe there are material violations of the [General][NCB] Special Servicer’s compliance with its obligations under the Pooling and Servicing Agreement. In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

1           This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

Exhibit V-1

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed the Asset Status Reports, the [General][NCB] Special Servicer’s assessment of compliance report, attestation report by a third party regarding the [General][NCB] Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction calculations and [LIST OTHER REVIEWED INFORMATION] for the following [ ] Specially Serviced Loans: [List related mortgage loans]

2.	Consulted with the [General][NCB] Special Servicer as provided under the Pooling and Servicing Agreement. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations and Appraisal Reduction calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the [General][NCB] Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the [General][NCB] Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.	Specific Items of Review

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Operating Advisor consulted with the [General][NCB] Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The [General][NCB] Special Servicer [agreed with/did not agree with] the material recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

3.	Appraisal Reduction calculations and net present value calculations:

4.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction or net present value calculations used in the [General][NCB] Special Servicer’s determination of what course of action to take in connection with the workout or

Exhibit V-2

liquidation of a Specially Serviced Loan prior to the utilization by the [General][NCB] Special Servicer.

a.	The Operating Advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

b.	After consultation with the [General][NCB] Special Servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

IV.	Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.	The Operating Advisor did not participate in, or have access to, the [General][NCB] Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder directly. As such, the Operating Advisor generally relied upon the information delivered to it by the [General][NCB] Special Servicer as well as its interaction with the [General][NCB] Special Servicer, if any, in gathering the relevant information to generate this report.

2.	The [General][NCB] Special Servicer has the legal authority and responsibility to service the Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein.

3.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of the discussions held between it and the [General][NCB] Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the [General][NCB] Special Servicer.

4.	There are many tasks that the [General][NCB] Special Servicer undertakes on an on-going basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the [General][NCB] Special Servicer’s operational compliance with respect to those types of actions.

Exhibit V-3

5.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the Certificate Administrator through the Certificate Administrator’s Website.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

Exhibit V-4

EXHIBIT W

FORM OF NOTICE FROM OPERATING ADVISOR RECOMMENDING REPLACEMENT OF [GENERAL][NCB] SPECIAL SERVICER

Wilmington Trust, National Association
  as Trustee
1100 North Market Street
Wilmington, Delaware 19890
Attention: CMBS Trustee WFCM 2016-C35
Telecopy number: (302) 630-4140

Wells Fargo Bank, National Association
  as Certificate Administrator
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS)
Wells Fargo Commercial Mortgage Trust 2016-C35
Telecopy Number: (410) 715-2380

[CWCapital Asset Management LLC
  as General Special Servicer
7501 Wisconsin Avenue, Suite 500 West
Bethesda, Maryland 20814
Attention: Brian Hanson (WFCM 2016-C35)
Facsimile No.: (202) 715-9699]

[National Cooperative Bank, N.A.
  as NCB Special Servicer
2011 Crystal Drive, Suite 800
Arlington, Virginia 22202
Attention: Kathleen Luzik, Chief Operating Officer
Facsimile number (703) 647-3470
Email: kluzik@ncb.coop]

Re:	Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35, Recommendation of Replacement of [General][NCB] Special Servicer

Ladies and Gentlemen:

This letter is delivered pursuant to Section 7.01(d) of the Pooling and Servicing Agreement, dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington

Exhibit W-1

Trust, National Association, as Trustee, Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, on behalf of the holders of Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35 (the “Certificates”) regarding the replacement of the [General][NCB] Special Servicer. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

Based upon our review of the [General][NCB] Special Servicer’s operational practices conducted pursuant to and in accordance with Section 3.26 of the Pooling and Servicing Agreement, it is our assessment that [CWCapital Asset Management LLC][National Cooperative Bank, N.A.], in its current capacity as [General][NCB] Special Servicer, is not [performing its duties under the Pooling and Servicing Agreement][acting in accordance with the Servicing Standard]. The following factors support our assessment: [________].

Based upon such assessment, we further hereby recommend that [CWCapital Asset Management LLC][National Cooperative Bank, N.A.] be removed as [General][NCB] Special Servicer and that [________] be appointed its successor in such capacity.

Very truly yours,

[The Operating Advisor]

By:
Name: Title:

Dated:

Exhibit W-2

EXHIBIT X

FORM OF CONFIDENTIALITY AGREEMENT

[Wells Fargo Bank, National Association
Commercial Mortgage Servicing
MAC D1086-120, 550 South Tryon Street, 14th Floor
Charlotte, North Carolina 28202
Attention: WFCM 2016-C35 Asset Manager
Telecopy Number: (704) 715-0036]

[CWCapital Asset Management LLC
7501 Wisconsin Avenue, Suite 500 West
Bethesda, Maryland 20814
Attention: Brian Hanson (WFCM 2016-C35)
Email: CWCAMNoticesWFCM2016-C35@cwcapital.com]

[National Cooperative Bank, N.A.
2011 Crystal Drive, Suite 800
Arlington, Virginia 22202
Attention: Kathleen Luzik, Chief Operating Officer
Facsimile number (703) 647-3470
Email: kluzik@ncb.coop]

Re:	Access to Certain Information Regarding Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35

Ladies and Gentlemen:

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), among the Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. Defined terms used herein and not otherwise defined shall have the meanings set forth in the Pooling and Servicing Agreement.

[Wells Fargo Bank, National Association (“Wells Fargo”)/CWCapital Asset Management LLC (“CWCapital”)/National Cooperative Bank, N.A. (“NCB”)] understands that [____] (the “Company”) is requesting certain confidential or non-public information relating to the Mortgage Loans to which the Company has continuing rights as a Certificateholder. The Company is requesting such information for the purpose of analyzing asset performance and evaluating any continuing rights the Company may have under the Trust (the “Permitted Purpose”). The Company agrees that the Permitted Purpose shall not include the use or

Exhibit X-1

[_________] [____], 20[__]

disclosure of the Confidential Information (as defined below) in any manner that violates any applicable law, the Pooling and Servicing Agreement or the related mortgage loan documents.

[Wells Fargo/CWCapital/NCB] will provide the Company with certain confidential, non-public servicing information (the “Confidential Information”) pertaining to the Mortgage Loans and the related Mortgaged Properties and borrowers. The Company acknowledges that the Confidential Information (a) includes or may be based upon information provided to [Wells Fargo/CWCapital/NCB] by third parties, (b) may not have been verified by [Wells Fargo/CWCapital/NCB], and (c) may be incomplete or contain inaccuracies. The Company agrees that [Wells Fargo/CWCapital/NCB], the [“General Master Servicer”/“General Special Servicer”/“NCB Master Servicer”/“NCB Special Servicer”] (as defined in the Pooling and Servicing Agreement) and its respective Representatives (as defined below) shall not have any liability to the Company or its Representatives resulting from (x) any inaccuracies or omissions in the Confidential Information, (y) any use of the Confidential Information, or (z) [Wells Fargo/CWCapital/NCB]’s failure or inability to provide the Confidential Information to the Company for any reason. Notwithstanding the foregoing, the following will not constitute “Confidential Information” for purposes of this letter agreement: (a) information that was already in Company’s possession prior to its receipt from [Wells Fargo/CWCapital/NCB]; (b) information that is obtained by Company from a third person who, insofar as is known to Company, is not prohibited from transmitting the information to Company by a contractual, legal or fiduciary obligation to [Wells Fargo/CWCapital/NCB]; (c) information that is or becomes publicly available through no fault of Company; and (d) information that is independently developed by Company. The term “Representatives” with respect to any entity shall mean the officers, directors, general partners, employees, agents, affiliates, auditors and legal counsel (which may be internal counsel) of that entity.

The Company may have access to the Confidential Information through (at [Wells Fargo/CWCapital/NCB]’s election): (i) responses to reasonable written inquiries received from the Company, (ii) conference calls conducted on a reasonably scheduled basis with [Wells Fargo/CWCapital/NCB]’s surveillance group, or (iii) direct on-line access (read-only capacity) to the information available on the applicable [____] system or any successor or replacement system (“System”). [Wells Fargo/CWCapital/NCB] may cease or defer providing the Company with Confidential Information in the event that (a) the Company or its Representatives violate any provision hereof, or (b) [Wells Fargo/CWCapital/NCB] determines (in its sole discretion) that such termination is necessary for any reason, including its determination that such action is required pursuant to the terms of the Pooling and Servicing Agreement, the related Mortgage Loan documents, or any applicable law. [Wells Fargo/CWCapital/NCB] shall cease to provide the Company with Confidential Information if [Wells Fargo/CWCapital/NCB] has actual knowledge that the Company or its Representatives are affiliates of any borrower under the Mortgage Loan documents and [Wells Fargo/CWCapital/NCB] determines that the provision, notice or access to such Confidential Information would violate the accepted servicing practices or servicing standards as defined in the Pooling and Servicing Agreement. The Company’s obligations and the restrictions applicable to the protection of the Confidential Information hereunder shall survive the termination of the Company’s access to the Confidential Information. [Wells Fargo/CWCapital/NCB]’s remedies hereunder, at law or at equity, are cumulative and may be combined.

Exhibit X-2

[_________] [____], 20[__]

The Company agrees that it will not, and it shall not permit its Representatives, to disclose the Confidential Information in any manner whatsoever to any other person or entity, other than its Representatives (but only to the extent necessary to accomplish the Permitted Purpose) who have a need to know the information, or as otherwise required by applicable law, court order or any governmental agency or regulator. The Company acknowledges (i) its obligations under the U.S. federal securities laws, and (ii) that any disclosure of the Confidential Information by it or its Representatives for any purpose other than a Permitted Purpose, in addition to being a breach of this letter agreement, may constitute a violation of federal and state securities laws. The Company will take reasonable measures to ensure that each Representative is advised of this letter agreement and agrees to keep the Confidential Information confidential. The Company shall be liable for any breach of this letter agreement by its Representatives. Notwithstanding the foregoing, the Company may subsequently provide all or any part of such Confidential Information to any other person or entity that holds or is contemplating the purchase of any Certificate or interest therein, but only if such person or entity confirms such ownership interest or prospective ownership interest and provided that, prior to the delivery of such Confidential Information, such persons shall have executed and delivered to the Company an agreement that is substantially similar in form and substance to this agreement.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without the application of conflict of laws principles. Anything herein to the contrary notwithstanding, [Wells Fargo/CWCapital/NCB] intends at all times to comply with the terms and provisions of the Pooling and Servicing Agreement and nothing in this letter agreement should be construed to limit or qualify any of [Wells Fargo/CWCapital/NCB]’s rights or obligations under the Pooling and Servicing Agreement. This letter agreement may be executed in counterparts and by facsimile/Portable Document Format (PDF); each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute one agreement.

This agreement shall terminate with respect to the information received by the Company one year after the Company receives such information or ceases to be a Certificateholder. Company agrees that this letter agreement supersedes and replaces and survives any click-through agreement regarding confidentiality of Confidential Information agreed to in connection with accessing the System whether agreed to in accessing the System before or after signing this letter agreement.

Exhibit X-3

[_________] [____], 20[__]

Please have an authorized signatory countersign in the space provided below to indicate the Company’s confirmation of, and agreement to, the matters set forth herein.

Very truly yours,

[WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name: Title:]

[CWCAPITAL ASSET MANAGEMENT LLC

By:
Name: Title:]

[NATIONAL COOPERATIVE BANK, N.A.

By:
Name: Title:]

CONFIRMED AND AGREED TO:

[COMPANY NAME]

By:
Name: Title:

Exhibit X-4

EXHIBIT Y

FORM CERTIFICATION TO BE PROVIDED WITH FORM 10-K

CERTIFICATION

I, [identifying the certifying individual], the President and Chief Executive Officer of Wells Fargo Commercial Mortgage Securities, Inc., the depositor into the above-referenced Trust, certify that:

1.	I have reviewed this report on Form 10-K, and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of the Wells Fargo Commercial Mortgage Trust 2016-C35 (the “Exchange Act periodic reports”);

2.	Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

4.	Based on my knowledge and the servicer compliance statements required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the servicers have fulfilled their obligations under the servicing agreements in all material respects; and

5.	All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

Exhibit Y-1

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: [(A) CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, (B) KeyBank National Association, as Non-Serviced Special Servicer, U.S. Bank National Association as Non-Serviced Certificate Administrator and as Non-Serviced Trustee of the Mall at Rockingham Park Mortgage Loan and (C) Rialto Capital Advisors, LLC, as Non-Serviced Special Servicer, Wells Fargo Bank, National Association, as Non-Serviced Certificate Administrator and Wilmington Trust, National Association, as Non-Serviced Trustee of the In-Rel 8 Mortgage Loan.]

Date:

President and Chief Executive Officer Wells Fargo Commercial Mortgage Securities, Inc. (Senior officer in charge of the securitization of the depositor)

Exhibit Y-2

EXHIBIT Z-1

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR BY CERTIFICATE ADMINISTRATOR

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-C35 (the “Trust”)

The undersigned, __________, a __________ of WELLS FARGO BANK, NATIONAL ASSOCIATION, on behalf of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator (in such capacity, the “Certificate Administrator”), under that certain Pooling and Servicing Agreement, dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), entered into by Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer (in such capacity, the “General Master Servicer”), CWCapital Asset Management LLC, as general special servicer (the “General Special Servicer”), NCB Cooperative Bank, N.A., as NCB master servicer (in such capacity, the “NCB Master Servicer”) and as NCB special servicer (in such capacity, the “NCB Special Servicer”), Wilmington Trust, National Association, as trustee, the Certificate Administrator, and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer, certifies to [_______], Wells Fargo Commercial Mortgage Securities, Inc. and its officers, directors and affiliates, to the extent that the following information is within our normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

1.	I have reviewed the annual report on Form 10-K for the fiscal year 20[__] (the “Annual Report”), and all reports on Form 10-D and Form 8-K to be filed in respect of periods included in the year covered by the Annual Report (collectively with the Annual Report, the “Reports”), of the Trust;

2.	To my knowledge, the Reports taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Annual Report;

3.	To my knowledge, the distribution information required to be provided by the Certificate Administrator under the Pooling and Servicing Agreement for inclusion in the Reports is included in the Reports;

4.	I am responsible for reviewing the activities performed by the Certificate Administrator under the Pooling and Servicing Agreement and based on my knowledge and the compliance reviews conducted in preparing the Certificate Administrator compliance statements required for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB, and except as disclosed on any Reports, the Certificate Administrator has fulfilled its obligations in all material respects under the Pooling and Servicing Agreement; and

5.	The report on assessment of compliance with servicing criteria applicable to the Certificate Administrator for asset-backed securities with respect to the Certificate

Exhibit Z-1-1

Administrator or any Servicing Function Participant retained by the Certificate Administrator and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Depositor for disclosure in such annual report on Form 10-K.

In giving the certifications above, the Certificate Administrator has reasonably relied on information provided to it by the following unaffiliated persons: the General Master Servicer, the NCB Master Servicer, the General Special Servicer, the NCB Special Servicer, the Depositor, the Trustee and/or the Custodian.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name: Title:

Exhibit Z-1-2

EXHIBIT Z-2

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY MASTER SERVICER

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-C35 (the “Trust”)

I, [identify the certifying individual], a [_______________] of [WELLS FARGO BANK, NATIONAL ASSOCIATION, as General Master Servicer][NCB COOPERATIVE BANK, N.A., as NCB Master Servicer] under that certain Pooling and Servicing Agreement, dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), entered into by Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer (in such capacity, the “General Master Servicer”), CWCapital Asset Management LLC, as general special servicer (the “General Special Servicer”), NCB Cooperative Bank, N.A., as NCB master servicer (in such capacity, the “NCB Master Servicer”) and as NCB special servicer (in such capacity, the “NCB Special Servicer”), Wilmington Trust, National Association, as trustee, Wells Fargo Bank, National Association, as certificate administrator (the “Certificate Administrator”), and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer, on behalf of the [General][NCB] Master Servicer, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.	Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), and assuming the accuracy of the statements required to be made by each Special Servicer in the special servicer backup certificate delivered by each Special Servicer relating to the Relevant Period, all servicing information and all reports (the “Servicer Reports”) required to be submitted by the [General][NCB] Master Servicer to the Certificate Administrator pursuant to Sections 3.12(b) and (d) of the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K have been submitted by the Master Servicer to the Certificate Administrator for inclusion in these reports;

2.	Based on my knowledge, and assuming the accuracy of the statements required to be made by each Special Servicer in the special servicer backup certificate delivered by each Special Servicer relating to the Relevant Period, the master servicing information contained in the Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

3.	I am, or a Servicing Officer under my supervision is, responsible for reviewing the activities performed by the [General][NCB] Master Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements required to be delivered under Article XI of the Pooling and Servicing Agreement for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB with respect to the [General][NCB] Master Servicer, and

Exhibit Z-2-1

except as disclosed in the compliance certificate delivered by the [General][NCB] Master Servicer under Section 11.09 of the Pooling and Servicing Agreement, the [General][NCB] Master Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects during the Relevant Period;

4.	The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the [General][NCB] Master Servicer with respect to the Trust’s fiscal year _____ have been provided all information relating to the [General][NCB] Master Servicer’s assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

5.	The report on assessment of compliance with servicing criteria applicable to the [General][NCB] Master Servicer for asset-backed securities with respect to the [General][NCB] Master Servicer or any Servicing Function Participant retained by the [General][NCB] Master Servicer and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

[In giving the certification above, I have reasonably relied on and make no certification as to information provided to me by the following unaffiliated parties: [name(s) of third parties (including the [General][NCB] Special Servicer, but other than a Sub-Servicer, Additional Servicer or any other third party retained by the [General][NCB] Master Servicer that is not a Sub-Servicer appointed pursuant to Section 3.20 of the Pooling and Servicing Agreement) and, notwithstanding the foregoing certifications, neither I nor the [General][NCB] Master Servicer makes any certification under the foregoing clauses (2) and (3) with respect to the information in the Servicer Reports that is in turn dependent upon information provided by the [General][NCB] Special Servicer under the Pooling and Servicing Agreement. Solely with respect to the completeness of information and reports, I do not certify anything other than that all fields of information called for in written reports prepared by the [General][NCB] Master Servicer have been properly completed and that any fields that have been left blank on their face have been done so in accordance with the CREFC procedures for such report.]

Exhibit Z-2-2

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

[WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name: Title:]

[NATIONAL COOPERATIVE BANK, N.A.

By:
Name: Title:]

Exhibit Z-2-3

EXHIBIT Z-3

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY SPECIAL SERVICER

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-C35 (the “Trust”)

I, [identify the certifying individual], a [_______________ ] of [CWCAPITAL ASSET MANAGEMENT LLC][NATIONAL COOPERATIVE BANK, N.A.] as [General][NCB] Special Servicer under that certain Pooling and Servicing Agreement dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), entered into by Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer (in such capacity, the “General Master Servicer”), CWCapital Asset Management LLC, as general special servicer (the “General Special Servicer”), National Cooperative Bank, N.A., as NCB master servicer (in such capacity, the “NCB Master Servicer”) and as NCB special servicer (in such capacity, the “NCB Special Servicer”), Wilmington Trust, National Association, as trustee (the “Trustee”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”), and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer, on behalf of the [General][NCB] Special Servicer, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.	Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), all servicing information and all required reports (the “Special Servicer Reports”) required to be submitted by the [General][NCB] Special Servicer pursuant to the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K have been submitted by the [General][NCB] Special Servicer to the General Master Servicer, the NCB Master Servicer, the Depositor, the Trustee or the Certificate Administrator, as applicable, for inclusion in these reports;

2.	Based on my knowledge, the special servicing information contained in the Special Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

3.	I am, or a Servicing Officer under my supervision is, responsible for reviewing the activities performed by the [General][NCB] Special Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements required to be delivered under Article XI of the Pooling and Servicing Agreement for inclusion in the Form 10-K under Item 1123 of Regulation AB with respect to the [General][NCB] Special Servicer, and except as disclosed in the compliance certificate delivered by the [General][NCB] Special Servicer under Section 11.09 of the Pooling and Servicing Agreement, the

Exhibit Z-3-1

[General][NCB] Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects during the Relevant Period;

4.	The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the [General][NCB] Special Servicer with respect to the Trust’s fiscal year _____ have been provided all information relating to the [General][NCB] Special Servicer assessment of compliance with the Relevant Servicing Criteria, in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

5.	The report on assessment of compliance with servicing criteria applicable to the [General][NCB] Special Servicer for asset-backed securities with respect to the [General][NCB] Special Servicer or any Servicing Function Participant retained by the [General][NCB] Special Servicer and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

[General][NCB] Special Servicer

By:
Name: Title:

Exhibit Z-3-2

EXHIBIT Z-4

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR BY TRUSTEE

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-C35 (The “Trust”)

The undersigned, __________, a __________ of WILMINGTON TRUST, NATIONAL ASSOCIATION, on behalf of WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee (the “Trustee”), under that certain Pooling and Servicing Agreement, dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), entered into by Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer (in such capacity, the “General Master Servicer”), CWCapital Asset Management LLC, as general special servicer (the “General Special Servicer”), National Cooperative Bank, N.A., as NCB master servicer (in such capacity, the “NCB Master Servicer”) and as NCB special servicer (in such capacity, the “NCB Special Servicer”), the Trustee, Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”), and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer, certifies to [______], Wells Fargo Commercial Mortgage Securities, Inc. and its officers, directors and affiliates, to the extent that the following information is within our normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

The report on assessment of compliance with servicing criteria applicable to the Trustee for asset-backed securities with respect to the Trustee or any Servicing Function Participant retained by the Trustee and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

WILMINGTON TRUST, NATIONAL ASSOCIATION

By:
Name: Title:

Exhibit Z-4-1

EXHIBIT Z-5

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY OPERATING ADVISOR

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-C35 (the “Trust”)

I, [identify the certifying individual], a [_______________] of Pentalpha Surveillance LLC (the “Operating Advisor”) as Operating Advisor under that certain Pooling and Servicing Agreement dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), entered into by Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer (in such capacity, the “General Master Servicer”), CWCapital Asset Management LLC, as general special servicer (the “General Special Servicer”), National Cooperative Bank, N.A., as NCB master servicer (in such capacity, the “NCB Master Servicer”) and as NCB special servicer (in such capacity, the “NCB Special Servicer”), Wilmington Trust, National Association, as trustee, Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”) and Pentalpha Surveillance LLC, as Operating Advisor and as asset representations reviewer, on behalf of the Operating Advisor, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.	Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), all information required to be submitted by the Operating Advisor to the General Master Servicer, the NCB Master Servicer, the Depositor, Trustee or Certificate Administrator, as applicable, pursuant to the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K (the “Reports”) (such information provided by the Operating Advisor, collectively, the “Operating Advisor Periodic Information”) have been submitted by the Operating Advisor to the General Master Servicer, the NCB Master Servicer, the Depositor, the Trustee or the Certificate Administrator, as applicable, for inclusion in these reports;

2.	Based on my knowledge, the Operating Advisor Periodic Information contained in the Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

3.	The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Operating Advisor with respect to the Trust’s fiscal year ________ have been provided all information relating to the Operating Advisor’s assessment of compliance with the Relevant Servicing Criteria, in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

Exhibit Z-5-1

4.	The report on assessment of compliance with servicing criteria applicable to the Operating Advisor for asset-backed securities with respect to the Operating Advisor or any Servicing Function Participant retained by the Operating Advisor and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

PENTALPHA SURVEILLANCE LLC

By:
Name: Title:

Exhibit Z-5-2

EXHIBIT Z-6

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY CUSTODIAN

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-C35 (The “Trust”)

The undersigned, __________, a __________ of WELLS FARGO BANK, NATIONAL ASSOCIATION, on behalf of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Custodian (the “Custodian”), under that certain Pooling and Servicing Agreement, dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), entered into by Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer (in such capacity, the “General Master Servicer”), CWCapital Asset Management LLC, as general special servicer (the “General Special Servicer”), National Cooperative Bank, N.A., as NCB master servicer (in such capacity, the “NCB Master Servicer”) and as NCB special servicer (in such capacity, the “NCB Special Servicer”), Wilmington Trust, National Association, as trustee, Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”), and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer, certifies to [______], Wells Fargo Commercial Mortgage Securities, Inc. and its officers, directors and affiliates, to the extent that the following information is within our normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

The report on assessment of compliance with servicing criteria applicable to the Custodian for asset-backed securities with respect to the Custodian or any Servicing Function Participant retained by the Custodian and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

Exhibit Z-6-1

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name: Title:

Exhibit Z-6-2

EXHIBIT Z-7

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR BY ASSET REPRESENTATIONS REVIEWER

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-C35 (the “Trust”)

I, [identify the certifying individual], a [_______________] of [______] (the “Asset Representations Reviewer”) as Asset Representations Reviewer under that certain Pooling and Servicing Agreement dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), entered into by Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer (in such capacity, the “General Master Servicer”), CWCapital Asset Management LLC, as general special servicer (the “General Special Servicer”), National Cooperative Bank, N.A., as NCB master servicer (in such capacity, the “NCB Master Servicer”) and as NCB special servicer (in such capacity, the “NCB Special Servicer”), Wilmington Trust, National Association, as trustee, and Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”) and Pentalpha Surveillance LLC, as operating advisor and as Asset Representations Reviewer, on behalf of the Asset Representations Reviewer, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.	Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), all information required to be submitted by the Asset Representations Reviewer to the General Master Servicer, the NCB Master Servicer, the Depositor, Trustee or Certificate Administrator, as applicable, pursuant to the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K (the “Reports”) (such information provided by the Asset Representations Reviewer, collectively, the “Asset Representations Reviewer Periodic Information”) have been submitted by the Asset Representations Reviewer to the General Master Servicer, the NCB Master Servicer, the Depositor, the Trustee or the Certificate Administrator, as applicable, for inclusion in these reports; and

2.	Based on my knowledge, the Asset Representations Reviewer Periodic Information contained in the Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports.

Exhibit Z-7-1

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

PENTALPHA SURVEILLANCE LLC

By:
Name: Title:

Exhibit Z-7-2

EXHIBIT AA

SERVICING CRITERIA TO BE ADDRESSED
IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the referenced party shall address, at a minimum, the criteria identified below as “Applicable Servicing Criteria” applicable to such party, as such criteria may be updated or limited by the Commission or its staff (including, without limitation, not requiring the delivery of certain of the items set forth on this Exhibit based on interpretive guidance provided by the Commission or its staff relating to Item 1122 of Regulation AB). In addition, this Exhibit AA shall not be construed to impose on any Person any servicing duty that is not otherwise imposed on such Person under the main body of the Pooling and Servicing Agreement of which this Exhibit AA forms a part or to require an assessment of a criterion that is not encompassed by the servicing duties of the applicable party that are set forth in the main body of such Pooling and Servicing Agreement. For the avoidance of doubt, for purposes of this Exhibit AA, other than with respect to Item 1122(d)(2)(iii), references to Servicer below shall include any Sub-Servicer engaged by either Master Servicer or either Special Servicer.

	SERVICING CRITERIA	APPLICABLE SERVICING CRITERIA
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.	N/A
1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer Custodian (as applicable)
1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
Cash Collection and Administration
1122(d)(2)(i)	Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer

Exhibit AA-1

	SERVICING CRITERIA	APPLICABLE SERVICING CRITERIA
Reference	Criteria
General Servicing Considerations
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Certificate Administrator
1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	Trustee (as applicable)[1] General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Exchange Act.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations (A) are mathematically accurate; (B) are prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) are reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
Investor Remittances and Reporting
1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Reporting Servicer.	Certificate Administrator Operating Advisor (with respect to A and B)
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Certificate Administrator
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	Certificate Administrator
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	Certificate Administrator
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	Custodian General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	Custodian

1      Only to the extent that the Trustee was required to make an Advance pursuant to the Pooling and Servicing Agreement during the applicable calendar year.

Exhibit AA-2

	SERVICING CRITERIA	APPLICABLE SERVICING CRITERIA
Reference	Criteria
General Servicing Considerations
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
1122(d)(4)(iv)	Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.	General Master Servicer NCB Master Servicer
1122(d)(4)(v)	The Reporting Servicer’s records regarding the mortgage loans agree with the Reporting Servicer’s records with respect to an obligor’s unpaid principal balance.	General Master Servicer NCB Master Servicer
1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	General Special Servicer NCB Special Servicer Operating Advisor
1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	General Master Servicer NCB Master Servicer
1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.	General Master Servicer NCB Master Servicer
1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.	General Master Servicer NCB Master Servicer
1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.	General Master Servicer NCB Master Servicer
1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.	General Master Servicer NCB Master Servicer
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	General Master Servicer NCB Master Servicer
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	N/A

At all times that the Certificate Administrator and the Trustee are the same entity, the Trustee and Certificate Administrator may provide a combined assessment of compliance in respect of their combined responsibilities under Section 1122 of Regulation AB.

Exhibit AA-3

At all times that the General Master Servicer and the General Special Servicer or the NCB Master Servicer and the NCB Special Servicer are the same entity, the General Master Servicer and the General Special Servicer or the NCB Master Servicer and the NCB Special Servicer, as applicable, may provide a combined assessment of compliance in respect of their combined responsibilities under Section 1122 of Regulation AB.

Exhibit AA-4

EXHIBIT BB

ADDITIONAL FORM 10-D DISCLOSURE

The parties identified in the “Party Responsible” column are obligated pursuant to Section 11.04 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator (or the applicable Master Servicer to the extent specified in Section 11.04 of the Pooling and Servicing Agreement) any information described in the corresponding Form 10-D Item described in the “Item on Form 10-D” column to the extent such party has actual knowledge (and in the case of net operating income information, financial statements, annual operating statements, budgets and/or rent rolls required to be provided in connection with Item 6 below, possession) of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer and the NCB Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus (other than information with respect to itself that is set forth in or omitted from the Prospectus), in the absence of specific written notice to the contrary from the Depositor or a Mortgage Loan Seller. Each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer and the NCB Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party or property identified as such in the Prospectus and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date. In no event shall the General Master Servicer, the NCB Master Servicer, the General Special Servicer or the NCB Special Servicer be required to provide any information for inclusion in a Form 10-D that relates to any Mortgage Loan for which such Master Servicer or such Special Servicer is not the applicable Master Servicer or Special Servicer, as the case may be. For this Series 2016-C35 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer and the NCB Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB.

Item on Form 10-D	Party Responsible
Item 1A: Distribution and Pool Performance Information: ● Item 1121(a)(13) of Regulation AB	● Certificate Administrator
Item 1B: Distribution and Pool Performance Information: ● Item 1121(a)(14) of Regulation AB ● Item 1121(d) of Regulation AB ● Item 1121(e) of Regulation AB	● Certificate Administrator ● Depositor ● Asset Representations Reviewer

Exhibit BB-1

Item on Form 10-D	Party Responsible
Item 2: Legal Proceedings:	● Each Master Servicer (as to itself)
● Item 1117 of Regulation AB (it being acknowledged that such Item 1117 requires disclosure only of proceedings described therein that are material to security holders)

●     Each Special Servicer (as to itself)

●     Certificate Administrator (as to itself)

●     Trustee (as to itself)

●     Depositor (as to itself)

●     Operating Advisor (as to itself)

●     Any other Reporting Servicer (as to itself)

●     Trustee/Certificate Administrator/each Master Servicer/Depositor/each Special Servicer as to the Trust (whichever of them is in principal control of the proceedings)

●     Each Mortgage Loan Seller as sponsor (as defined in Regulation AB)

●     Originators under Item 1110 of Regulation AB

●     Party under Item 1100(d)(1) of Regulation AB

Item 3: Sale of Securities and Use of Proceeds	● Depositor
Item 4: Defaults Upon Senior Securities	● Certificate Administrator
Item 5: Submission of Matters to a Vote of Security Holders	● Certificate Administrator

Item 6: Significant Obligors of Pool Assets:

●      Item 1112(b) of Regulation AB provided, however, that all of the following conditions shall apply:

(a) information shall be required to be reported only with respect to a party or property (if any) identified as a “significant obligor” in the Prospectus;

(b) the information to be reported shall consist of such quarterly and annual operating statements, budgets and rent rolls of the related Mortgaged Property or REO Property (as applicable), and quarterly and annual financial statements of the related Borrower (except in the case of an REO Property), received or prepared by the “Party Responsible” pursuant to its obligations under Section 3.12(b) of this

● Each Master Servicer

Exhibit BB-2

Item on Form 10-D	Party Responsible

Pooling and Servicing Agreement; provided, however, that for a significant obligor under item 1101(k)(2) of Regulation AB, only net operating income for the most recent fiscal year and interim period is required and, if such information for a prior period was required but not previously reported, such information for such prior perod; and

(c) the information shall be reportable in the Form 10-D that relates to the Distribution Date that immediately follows the Collection Period in which the information was received or prepared by the “Party Responsible” as described in clause (b) above.

Item 7: Change in Sponsor Interest in the Securities: ● Item 1124 of Regulation AB.	● Each Mortgage Loan Seller (as to itself in its capacity as a sponsor as defined in Regulation AB)
Item 8: Significant Enhancement Provider Information: ● Item 1114(b)(2) and Item 1115(b) of Regulation AB	● Depositor
Item 9: Other Information, but only to the extent of any information that meets all the following conditions: (a) such information constitutes “Additional Form 8-K Disclosure” pursuant to Exhibit DD, (b) such information is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-D relates, and (c) such information was not previously reported as “Additional Form 8-K Disclosure”.

●     Certificate Administrator, Trustee, each Master Servicer and/or each Special Servicer, in each case to the extent that such party is the “Party Responsible” with respect to such information pursuant to Exhibit DD.

●     Certificate Administrator (including the balances of the Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account as of the related Distribution Date and the preceding Distribution Date)

●     Each Master Servicer (with respect to the balance of its Collection Account as of the related Distribution Date and the preceding Distribution Date)

●     Each Special Servicer (with respect to the balance of each applicable REO Account as of the related Distribution Date and the preceding Distribution Date)

Exhibit BB-3

Item on Form 10-D	Party Responsible
● Any other party responsible for disclosure items on Form 8-K (including each applicable Seller with respect to Item 1100(e) of Regulation AB to the extent material to Certificateholders)
Item 10: Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	● Depositor
Item 10: Exhibits (no. 4): With respect to instruments defining the rights of security holders (Exhibit No. 4 of Item 601 of Regulation S-K)

●     Certificate Administrator

●     Depositor

provided that, in each case, that this shall in no event be construed to make such party responsible for the initial filing of this Pooling and Servicing Agreement provided, further, in each case, that in the event any reportable agreement is executed by the Depositor and the Trustee or Certificate Administrator, then the Depositor shall be the responsible party.

Item 10: Exhibits (no. 10): Material contracts (Exhibit No. 10 of Item 601 of Regulation S-K)	● Certificate Administrator, Trustee, each Master Servicer and/or each Special Servicer, in each case to the extent of any contract that satisfies all the following conditions: (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust.

Item 10: Exhibits (no. 22):

Published Report Regarding Matters Submitted to a Vote of Security Holders (Exhibit No. 22 of Item 601 of Regulation S-K), but only if the party that is the “Party Responsible” with respect to Item 5 above elects to publish a report containing the information required by

● The applicable party that is the “Party Responsible” with respect to Item 5 as set forth above.

Exhibit BB-4

Item on Form 10-D	Party Responsible
such Item 5 above and also elects to report the information on Form 10-D by means of filing the published report and answering Item 5 by referencing the published report.

Item 10: Exhibits (no. 23):

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement.

● Depositor

Item 10: Exhibits (no. 24)

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.

● Certificate Administrator
Item 10: Exhibits (no. 99) Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)	● Not Applicable.
Item 10: Exhibits (no. 100) XBRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	● Not Applicable.
Item 10: Exhibits (By Operation of Item 8 Above), but only to the extent of any document that meets all the following conditions: (a) such document constitutes “Additional Form 8-K Disclosure” pursuant to Item 9.01(d) of Exhibit DD, (b) such document is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-D relates, and (c) such document was not previously reported as “Additional Form 8-K Disclosure”.	● Certificate Administrator, Depositor and Trustee, in each case only to the extent that such party is the “Party Responsible” for the exhibit pursuant to Item 9(d) of Exhibit DD (it being acknowledged that none of the Master Servicers or the Special Servicers constitutes a “Party Responsible” under Exhibit DD with respect to any exhibits to a Form 10-K); provided that, in each case, that in the event any reportable agreement is executed by the Depositor and the Trustee or Certificate Administrator, then the Depositor shall be the responsible party for this Item 10.

Exhibit BB-5

EXHIBIT CC
ADDITIONAL FORM 10-K DISCLOSURE

The parties identified in the “Party Responsible” column are obligated pursuant to Section 11.05 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator any information described in the corresponding Form 10-K Item described in the “Item on Form 10-K” column to the extent such party has actual knowledge (and in the case of net operating income information, financial statements, annual operating statements, budgets and/or rent rolls required to be provided in connection with 1112(b) below, possession) of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer and the NCB Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus (other than information with respect to itself that is set forth in or omitted from the Prospectus), in the absence of specific written notice to the contrary from the Depositor or a Mortgage Loan Seller. Each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer and the NCB Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party or property identified as such in the Prospectus and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date. In no event shall the General Master Servicer, the NCB Master Servicer, the General Special Servicer or the NCB Special Servicer be required to provide any information for inclusion in a Form 10-K that relates to any Mortgage Loan for which such Master Servicer or such Special Servicer is not the applicable Master Servicer or Special Servicer, as the case may be. For this Series 2016-C35 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer and the NCB Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB.

Item on Form 10-K	Party Responsible
Item 1B: Unresolved Staff Comments	● Depositor

Exhibit CC-1

Item 9B: Other Information, but only to the extent of any information that meets all the following conditions:

(a) such information constitutes “Additional Form 8-K Disclosure” pursuant to Exhibit DD,

(b) such information is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-K relates, and

(c) such information was not previously reported as “Additional Form 8 K Disclosure” or as “Additional Form 10-D Disclosure”

● Certificate Administrator, Trustee, each Master Servicer and/or each Special Servicer, in each case to the extent that such party is the “Party Responsible” with respect to such information pursuant to Exhibit DD.
Item 15: Exhibits, Financial Statement Schedules (SEE BELOW)	SEE BELOW

Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 1 of 3 Parts:

●      Item 1112(b) of Regulation AB, but only to the extent that (i) such information was required to have been set forth in the Prospectus, (ii) such information was not so set forth and (iii) the applicable Master Servicer has not previously reported such information as “Additional Form 10-D Information”.

● The applicable Mortgage Loan Seller.

Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 2 of 3 Parts:

●     Item 1112(b) of Regulation AB, but only to the extent that (i) such information was set forth in the Prospectus and (ii) the applicable Master Servicer has not previously reported such information or updated versions thereof as “Additional Form 10-D Information”.

● The Depositor

Exhibit CC-2

Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 3 of 3 Parts:

●      Item 1112(b) of Regulation AB; provided, however, that all of the following conditions shall apply:

(a) information shall be required to be reported only with respect to a party or property (if any) identified as a “significant obligor” in the Prospectus;

(b) the information to be reported shall consist of such quarterly and annual operating statements, budgets and rent rolls of the related Mortgaged Property or REO Property (as applicable), and quarterly and annual financial statements of the related Borrower (except in the case of an REO Property), received or prepared by the “Party Responsible” pursuant to its obligations under Section 3.12(b) of this Pooling and Servicing Agreement; provided, however, that for a significant obligor described under item 1101(k)(2) of Regulation AB, only net operating income for the most recent fiscal year and interim period is required and, if such information for a prior period was required but not previously reported, such information for such prior period; and

(c) the information shall be reportable only to the extent that is has not previously been reported as “Additional Form 10-D Information”.

● Each Master Servicer
Instruction J(2)(c) (Significant Enhancement Provider Information): ● Items 1114(b)(2) and 1115(b) of Regulation AB	● Depositor

Exhibit CC-3

Instruction J(2)(d) (Legal Proceedings):

●      Item 1117 of Regulation AB (it being acknowledged that such Item 1117 requires disclosure only of proceedings described therein that are material to security holders)

●     Each Master Servicer (as to itself)

●     Each Special Servicer (as to itself)

●     Certificate Administrator (as to itself)

●     Trustee (as to itself)

●     Depositor (as to itself)

●     Trustee/Certificate Administrator /each Master Servicer/Depositor/each Special Servicer as to the Trust (whichever of them is in principal control of the proceedings)

●     Each Mortgage Loan Seller as sponsor (as defined in Regulation AB)

●     Originators under Item 1110 of Regulation AB

●     Party under Item 1100(d)(1) of Regulation AB

Instruction J(2)(e) (Affiliations and Certain Relationships and Related Transactions) – Part 1 of 2 Parts:

1119(a) of Regulation AB,

but only the existence and (if existent) how there is (that is, the nature of) any affiliation between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the following, on the other: (1) the Depositor, (2) any Mortgage Loan Seller, (3) the Trust and (4) any other party listed under this item as a “Party Responsible”; provided, however, that an affiliation need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if it was previously reported as “Additional Form 10-K Disclosure”.

and

●      1119(b) of Regulation AB,

●     Each Master Servicer (as to itself) (only as to affiliations under Item 1119(a) with the Trustee, Certificate Administrator, each Special Servicer or a sub-servicer retained by it meeting any of the descriptions in Item 1108(a)(3)).

●     Each Special Servicer

●     Certificate Administrator

●     Trustee

●     Each party (other than a Mortgage Loan Seller), if any, that is identified in the Prospectus as an “originator” of one or more Mortgage Loans, if the Prospectus specifically states that the applicable Mortgage Loans were 10% or more of the assets of the Trust at the date of the Prospectus (provided that such a party shall no longer constitute a

Exhibit CC-4

but only the existence and (if existent) the general character of any business relationship, agreement, arrangement, transaction or understanding that is entered into outside the ordinary course of business or is on terms other than would be obtained in an arm’s length transaction with an unrelated third party (apart from the Series 2016-C35 transaction) between itself (that is, the particular “Party Responsible”) or any of its affiliates, on the one hand, and any one or more of the following, on the other: (1) the Depositor, (2) any Mortgage Loan Seller, and (3) the Trust; provided, however, that a relationship, agreement, arrangement, transaction or understanding (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10 K if it was disclosed in the Prospectus or if it was previously reported as “Additional Form 10-K Disclosure”.

and

● 1119(c) of Regulation AB,

but only the existence and (if existent) a description (including the terms and approximate dollar amount) of any specific relationship involving or related to the Series 2016-C35 transaction or the Mortgage Loans between itself (that is, the particular “Party Responsible”) or any of its affiliates, on the one hand, and any one or more of the following, on the other: (1) the Depositor, (2) any Mortgage Loan Seller, and (3) the Trust; provided, however, that a relationship (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if it was previously reported as

“Party Responsible” under this item from and after the date (if any) when the Depositor notifies the parties to the Pooling and Servicing Agreement to the effect that such party no longer constitutes an originator of 10% or more of the assets of the Trust).

●     Each party (other than a Mortgage Loan Seller), if any, that is specifically identified as an “originator of 10% or more of the assets of the Trust for purposes of Regulation AB and the upcoming Form 10 K” in a written notice delivered to the parties to this Pooling and Servicing Agreement, which notice is delivered not later than February 15 of the year in which the Form 10 K is due.

●     Each party (if any) that is identified in the Prospectus as an “other material party to the securities or transaction” (or substantially similar phrasing); provided, however, that such a party shall no longer constitute a “Party Responsible” under this item from and after the date (if any) when the Depositor notifies the parties to the Pooling and Servicing Agreement to the effect that such party no longer constitutes a material party for purposes of Regulation AB.

●     Each party (if any) that that is specifically identified as an “other material party to the securities or transaction for purposes of Regulation AB and the upcoming Form 10 K” (or substantially similar phrasing) in a written notice delivered by the Depositor to the parties to this Pooling and Servicing Agreement, which notice is delivered not later than February 15 of the year in which the Form 10 K is due.

Exhibit CC-5

“Additional Form 10 K Disclosure”.

Instruction J(2)(e) (Affiliations and Certain Relationships and Related Transactions) – Part 2 of 2 Parts:

1119(a) of Regulation AB,

But only the existence and (if existent) how there is any affiliation between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the parties listed under the preceding item as a “Party Responsible”, on the other; provided, however, that an affiliation need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if it was previously reported as “Additional Form 10-K Disclosure”.

and

●     1119(b) of Regulation AB,

but only the existence and (if existent) the general character of any business relationship, agreement, arrangement, transaction or understanding that is entered into outside the ordinary course of business or is on terms other than would be obtained in an arm’s length transaction with an unrelated third party (apart from the Series 2016-C35 transaction) between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the parties listed under the preceding item as a “Party Responsible”, on the other; provided, however, that a relationship, agreement, arrangement, transaction or understanding (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if it was previously reported as “Additional Form 10-K

● The Depositor ● Each Mortgage Loan Seller

Exhibit CC-6

Disclosure”.

and

●      1119(c) of Regulation AB,

but only the existence and (if existent) a description (including the terms and approximate dollar amount) of any specific relationship involving or related to the Series 201[_]-[_] transaction or the Mortgage Loans between itself (that is, the particular “Party Responsible”) or any of its affiliates, on the one hand, and any one or more of the parties listed under the preceding item as a “Party Responsible”, on the other; provided, however, that a relationship (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if it was previously reported as “Additional Form 10-K Disclosure”.

Item 15: Exhibits (no. 2): Plan of acquisition, reorganization, arrangement, liquidation or succession (Exhibit No. 2 of Item 601 of Regulation S-K)	● Depositor
Item 15: Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	● Depositor
Item 15: Exhibits (no. 4): With respect to instruments defining the rights of security holders (Exhibit No. 4 of Item 601 of Regulation S-K)	● Trustee ● Certificate Administrator ● Depositor provided that, in each case, that this shall in no event be construed to make such party responsible for the initial filing of this Pooling

Exhibit CC-7

and Servicing Agreement

provided, further, in each case, that in the event any reportable agreement is executed by the Depositor and the Trustee or Certificate Administrator, then the Depositor shall be the responsible party.

Item 15: Exhibits (no. 10): Material contracts (Exhibit No. 10 of Item 601 of Regulation S-K)	● Certificate Administrator, Trustee, each Master Servicer and/or each Special Servicer, in each case to the extent of any contract that satisfies all the following conditions: (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust.
Item 15: Exhibits (no. 11): Statement regarding computation of per share earnings (Exhibit No. 11 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 12): Statement regarding computation of ratios (Exhibit No. 12 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 13): Annual report to security holders, Form 10 Q and Form 10 QSB, or quarterly report to security holders (Exhibit No. 13 of Item 601 of Regulation S-K)	● Not Applicable
Item 15: Exhibits (no. 14): Code of Ethics (Exhibit No. 14 of Item 601 of Regulation S-K).	● Not Applicable

Exhibit CC-8

Item 15: Exhibits (no. 16): Letter re change in certifying accountant (Exhibit No. 16 of Item 601 of Regulation S-K)	● Not Applicable
Item 15: Exhibits (no. 18): Letter re change in accounting principles (Exhibit No. 18 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 21): Subsidiaries of registrant (Exhibit No. 18 of Item 601 of Regulation S-K)	● Depositor.
Item 15: Exhibits (no. 22): Published Report Regarding Matters Submitted to a Vote of Security Holders (Exhibit No. 22 of Item 601 of Regulation S-K).	● Not Applicable.

Item 15: Exhibits (no. 23) – Part 1 of 2 Parts:

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where (a) the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement and (b) the consent is not the consent of a registered public accounting firm in connection with an attestation delivered pursuant to Section 11.13 of this Pooling and Servicing Agreement.

● Depositor

Item 15: Exhibits (no. 23) – Part 2 of 2 Parts:

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), but the required shall consist of a consent of the registered public accounting firm for purposes of any attestation report rendered with respect to the particular “Party Responsible” pursuant to Section 11.13 of this Pooling and Servicing

●   Each Master Servicer

●   Each Special Servicer

●   Depositor

●   Any other Servicing Function Participant

provided, however, in each case, that such party shall have the duty to report or deliver, or cause the reporting or delivery, of such consent only to the extent that such party is

Exhibit CC-9

Agreement.	required to deliver or cause the delivery of the related attestation report.

Item 15: Exhibits (no. 24)

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.

● Certificate Administrator
Item 15: Exhibits (no. 31(i)) Rule 13a-14(a)/15d-14(a) Certifications (Exhibit No. 31(i) of Item 601 of Regulation S-K).	● Not Applicable
Item 15: Exhibits (no. 31(ii)) Rule 13a-14(d)/15d-14(d) Certifications (Exhibit No. 31(ii) of Item 601 of Regulation S-K).	● Delivery of this exhibit (Sarbanes-Oxley certification and backup certifications) is governed by Section 11.08 (and Section 11.07) of this Pooling and Servicing Agreement.
Item 15: Exhibits (no. 32) Section 1350 Certifications (Exhibit No. 32 of Item 601 of Regulation S-K).	● Not Applicable.
Item 15: Exhibits (no. 33) Report on assessment of compliance with servicing criteria for asset-backed securities (Exhibit No. 33 of Item 601 of Regulation S-K).	● Delivery of this exhibit (annual compliance assessment) is governed by Section 11.10 (and Section 11.07) of this Pooling and Servicing Agreement.
Item 15: Exhibits (no. 34) Attestation report on assessment of compliance with servicing criteria for asset-backed securities (Exhibit No. 34 of Item 601 of Regulation S-K).	● Delivery of this exhibit (annual accountants’ attestation report) is governed by Section 11.11 (and Section 11.07) of this Pooling and Servicing Agreement.
Item 15: Exhibits (no. 35) Servicer compliance statement (Exhibit No. 35	● Delivery of this exhibit (annual servicer compliance statements) is governed by Section 11.09 (and Section 11.07) of this Pooling and Servicing Agreement.

Exhibit CC-10

of Item 601 of Regulation S-K).
Item 15: Exhibit (no. 36) Certification For Shelf Offerings of Asset-Backed Securities (Exhibit No. 36 of Item 601 of Regulation S-K).	● Depositor
Item 15: Exhibits (no. 99) Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 100) XBRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	● Not Applicable.
Item 15: Exhibits (By Operation of Item 9B Above), but only to the extent of any document that meets all the following conditions: (a) such document constitutes “Additional Form 8 K Disclosure” pursuant to Item 9.01(d) of Exhibit DD, (b) such document is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-K relates, and (c) such document was not previously reported as “Additional Form 8-K Disclosure”.	● Certificate Administrator, Depositor and Trustee, in each case only to the extent that such party is the “Party Responsible” for the exhibit pursuant to Item 9(d) of Exhibit DD (it being acknowledged that none of the Master Servicers or the Special Servicers constitutes a “Party Responsible” under Exhibit DD with respect to any exhibits to a Form 10-K).
Item 15: Exhibit (no. 101) Interactive Data File (Exhibit No. 101 of Item 601 of Regulation S-K).	Not Applicable
Item 15: Exhibit (no. 102) Asset Data File (Exhibit No. 102 of Item 601 of Regulation S-K).	[Certificate Administrator] [Depositor]
Item 15: Exhibit (no. 103) Asset Related Document (Exhibit No, 103 of Item 601 of Regulation S-K).	[Certificate Administrator] [Depositor]

Exhibit CC-11

EXHIBIT DD

FORM 8-K DISCLOSURE INFORMATION

The parties identified in the “Party Responsible” column are obligated pursuant to Section 11.07 of the Pooling and Servicing Agreement to report to the Depositor and the Certificate Administrator the occurrence of any event described in the corresponding Form 8-K Item described in the “Item on Form 8-K” column to the extent such party has actual knowledge of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer and the NCB Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus (other than information with respect to itself that is set forth in or omitted from the Prospectus), in the absence of specific written notice to the contrary from the Depositor or a Mortgage Loan Seller. Each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer and the NCB Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party or property identified as such in the Prospectus and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date. In no event shall the General Master Servicer, the NCB Master Servicer, the General Special Servicer or the NCB Special Servicer be required to provide any information for inclusion in a Form 8-K that relates to any Mortgage Loan for which such Master Servicer or such Special Servicer is not the applicable Master Servicer or Special Servicer, as the case may be. For this Series 2016-C35 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer and the NCB Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB.

Item on Form 8-K	Party Responsible
Item 1.01: Entry into a Material Definitive Agreement

●     Depositor, except as described in the next bullet (it being acknowledged that Item 601 of Regulation S-K requires filing of material contracts to which the registrant or a subsidiary thereof is a party).

●     Certificate Administrator, Trustee, each Master Servicer and/or each Special Servicer (it being acknowledged that Instruction 3 to Item 1.01 of Form 8-K requires disclosure regarding the entry into or an amendment of a definitive agreement that is material to the asset-backed securities transaction, even if the registrant is not a party to such agreement), in each case to the extent

Exhibit DD-1

of any amendment or definitive agreement that satisfies all the following conditions: (a) such amendment or definitive agreement relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such amendment or definitive agreement is an amendment or definitive agreement to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust; provided, however, that the Certificate Administrator shall be the “Party Responsible” in connection with any amendment to this Pooling and Servicing Agreement.

Item 1.02: Termination of a Material Definitive Agreement– Part 1 of 2 Parts	● Certificate Administrator, Trustee, each Master Servicer and/or each Special Servicer, in each case to the extent of any contract that satisfies all the following conditions: (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust; provided, however, that the Certificate Administrator shall be the “Party Responsible” in connection with any amendment to this Pooling and Servicing Agreement.
Item 1.02: Termination of a Material Definitive Agreement– Part 2 of 2 Parts	● Depositor, to the extent of any material agreement not covered in the prior item
Item 1.03: Bankruptcy or Receivership	● Depositor
Item 2.04: Triggering Events that Accelerate or Increase a Direct Financial Obligation or an	● Depositor

Exhibit DD-2

Obligation under an Off-Balance Sheet Arrangement	● Certificate Administrator
Item 3.03: Material Modification to Rights of Security Holders	● Certificate Administrator
Item 5.03: Amendments of Articles of Incorporation or Bylaws; Change of Fiscal Year	● Depositor
Item 6.01: ABS Informational and Computational Material	● Depositor
Item 6.02 (Part 1 of 3 Parts): Change of Servicer or Trustee, but only to the extent related to a change in trustee	● Trustee ● Depositor
Item 6.02 (Part 2 of 3 Parts): Change of Servicer or Trustee, but only to the extent related to a change in Master Servicer or Special Servicer	● Certificate Administrator ● Each Master Servicer or each Special Servicer, as the case may be (in each case, as to itself)
Item 6.02 (Part 3 of 3 Parts): Change of Servicer or Trustee, but only to the extent related to a servicer (other than a party to the Pooling and Servicing Agreement) appointed by the particular “Party Responsible”.	● Each Master Servicer (as to a party appointed by such Master Servicer) ● Each Special Servicer ● Certificate Administrator ● Depositor
Item 6.03: Change in Credit Enhancement or External Support	● Depositor ● Certificate Administrator
Item 6.04: Failure to Make a Required Distribution	● Certificate Administrator
Item 6.05: Securities Act Updating Disclosure	● Depositor
Item 7.01: Regulation FD Disclosure	● Depositor
Item 8.01: Other Events	● Depositor
Item 9.01(d): Exhibits (no. 1): Underwriting agreement (Exhibit No. 1 of Item 601 of Regulation S-K)	● Not applicable
Item 9.01(d): Exhibits (no. 2): Plan of acquisition, reorganization,	● Depositor

Exhibit DD-3

arrangement, liquidation or succession (Exhibit No. 2 of Item 601 of Regulation S-K)
Item 9.01(d): Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	● Depositor
Item 9.01(d): Exhibits (no. 4): With respect to instruments defining the rights of security holders (Exhibit No. 4 of Item 601 of Regulation S-K)	● Certificate Administrator provided that, in each case, that this shall in no event be construed to make such party responsible for the initial filing of this Pooling and Servicing Agreement

Item 9.01(d): Exhibits (no. 7):

Correspondence from an independent accountant regarding non-reliance on a previously issued audit report or completed interim review. (Exhibit No. 7 of Item 601 of Regulation S-K)

● Not Applicable
Item 9.01(d): Exhibits (no. 14): Code of Ethics (Exhibit No. 14 of Item 601 of Regulation S-K)	● Not Applicable
Item 9.01(d): Exhibits (no. 16): Letter re change in certifying accountant (Exhibit No. 16 of Item 601 of Regulation S-K)	● Not Applicable
Item 9.01(d): Exhibits (no. 17): Correspondence on departure of director (Exhibit No. 17 of Item 601 of Regulation S-K)	● Not Applicable
Item 9.01(d): Exhibits (no. 20): Other documents or statements to security holders (Exhibit No. 20 of Item 601 of Regulation S-K)	● Not Applicable

Exhibit DD-4

Item 9.01(d): Exhibits (no. 23):

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement.

● Depositor

Item 9.01(d): Exhibits (no. 24)

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.

● Certificate Administrator
Item 15: Exhibits (no. 99) Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 100) XBRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	● Not Applicable.

Exhibit DD-5

EXHIBIT EE

ADDITIONAL DISCLOSURE NOTIFICATION

**SEND VIA FAX TO 410-715-2380 AND VIA EMAIL TO cts.sec.notifications@wellsfargo.com AND VIA OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW**

Wells Fargo Bank, National Association, as Certificate Administrator
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS) (CMBS)
Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2016-C35—SEC REPORT PROCESSING

RE:	**Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

In accordance with Section [11.04] [11.05] [11.07] of the Pooling and Servicing Agreement, dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, the undersigned, as [ ], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Exhibit EE-1

Any inquiries related to this notification should be directed to [                    ], phone number: [     ]; email address: [              ].

[NAME OF PARTY], as [role]

By:
Name:
Title:

cc: Depositor

Exhibit EE-2

EXHIBIT FF
INITIAL SUB-SERVICERS

1.	Bellwether Enterprise Real Estate Capital, LLC

2.	Berkadia Commercial Mortgage LLC

3.	Bernard Financial Corporation

4.	CBRE Loan Services, Inc.

5.	Grandbridge Real Estate Capital LLC

6.	Holliday Fenoglio Fowler, L.P.

7.	NRC Group, Inc.

8.	Wells Fargo Bank, National Association

Exhibit FF-1

EXHIBIT GG

SERVICING FUNCTION PARTICIPANTS

None.

Exhibit GG-1

EXHIBIT HH

FORM OF ANNUAL COMPLIANCE STATEMENT

CERTIFICATION

Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35 (the “Trust”)

I, [identifying the certifying individual], on behalf of [Wells Fargo Bank, National Association, as General Master Servicer] [CWCapital Asset Management LLC, as General Special Servicer] [National Cooperative Bank, N.A., as NCB Master Servicer] [National Cooperative Bank, N.A., as NCB Special Servicer] [Wells Fargo Bank, National Association, as Certificate Administrator] [Wilmington Trust, National Association, as Trustee] (the “Certifying Servicer”), certify to Wells Fargo Commercial Mortgage Securities, Inc. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.	I (or Servicing Officers under my supervision) have reviewed the Certifying Servicer’s activities [during the preceding calendar year] [between [__] and [__]] (the “Reporting Period”) and the Certifying Servicer’s performance under the Pooling and Servicing Agreement; and

2.	To the best of my knowledge, based on such review, the Certifying Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects during the Reporting Period. [To my knowledge, the Certifying Servicer has failed to fulfill the following obligations under the Pooling and Servicing Agreement: [SPECIFY EACH SUCH FAILURE AND THE NATURE AND STATUS THEREOF]].

Date: ________________________________

[WELLS FARGO BANK, NATIONAL ASSOCIATION,
as general master servicer]
[CWCAPITAL ASSET MANAGEMENT LLC,
as general special servicer]
[NATIONAL COOPERATIVE BANK, N.A.,
as NCB master servicer]
[NATIONAL COOPERATIVE BANK, N.A.,
as NCB special servicer]
[WELLS FARGO BANK, NATIONAL ASSOCIATION,
as certificate administrator]
[WILMINGTON TRUST, NATIONAL ASSOCIATION,
as trustee]

Exhibit HH-1

By:
Name:
Title:

Exhibit HH-2

EXHIBIT II

FORM OF REPORT ON ASSESSMENT
OF COMPLIANCE WITH SERVICING CRITERIA

[Name of Reporting Servicer] (the “Reporting Servicer”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of and for the 12-month period ending December 31, 20[__] (the “Reporting Period”), as set forth in Exhibit AA to the Pooling and Servicing Agreement. The transactions covered by this report include asset-backed securities transactions for which the Reporting Servicer acted as [a master servicer, special servicer, trustee, certificate administrator] involving commercial mortgage loans [other than __________________1] (the “Platform”);

The Reporting Servicer has engaged certain vendors, which are not servicers as defined in Item 1101(j) of Regulation AB (the “Vendors”) to perform specific, limited or scripted activities, and the Reporting Servicer elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors’ activities as set forth on Schedule A;

Except as set forth in paragraph 4 below, the Reporting Servicer used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria;

The criteria listed in the column titled “Inapplicable Servicing Criteria” on Schedule A hereto are inapplicable to the Reporting Servicer based on the activities it performs, directly or through its Vendors, with respect to the Platform;

The Reporting Servicer has complied, in all material respects, with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto];

The Reporting Servicer has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto];

The Reporting Servicer has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto]; and

1 Describe any permissible exclusions, including those permitted under telephone interpretation 17.04 (i.e., transactions registered prior to compliance with Regulation AB, transactions involving an offer and sale of asset-backed securities that were not required to be issued), if applicable.

Exhibit II-1

[____], a registered public accounting firm, has issued an attestation report on the Reporting Servicer’s assessment of compliance with the applicable servicing criteria for the Reporting Period.

[Date of Certification]

[NAME OF REPORTING SERVICER]

By:
Name:
Title:

Exhibit II-2

EXHIBIT JJ

CREFC® PAYMENT INFORMATION

Payments shall be made to “CRE Finance Council” and sent to:
Commercial Real Estate Finance Council, Inc.
900 7th Street, NW, Suite 820
Washington, DC 20001
Attn: President

or by wire transfer to:

Account Name: Commercial Real Estate Finance Council (CREFC®)
Bank Name: Chase
Bank Address: 80 Broadway, New York, NY 10005
Routing Number: 021000021
Account Number: 213597397

Exhibit JJ-1

EXHIBIT KK

FORM OF NOTICE OF ADDITIONAL
INDEBTEDNESS NOTIFICATION

VIA E-MAIL:

To: Wells Fargo Bank, National Association, as Certificate Administrator; cts.cmbs.bond.admin@weilsfargo.com and trustadministratorgroup@wellsfargo.com

Ref: WFCM 2016-C35, Additional Debt Notice for From 10-D

The following information is being furnished to you for inclusion on Form 10-D pursuant to Section 3.18(g) of the Pooling and Servicing Agreement

Portfolio Name	Mortgage Loan	Position in Debt Stack	Additional Debt	OPB	OPB Date	Appraised Value	Appraised Value Date	Aggregate LTV	Aggregate NCF DSCR	Aggregate NCF DSCR Date	Primary Servicer	Master Servicer	Lead Servicer	Prospectus ID
WFCM 2016-C35			$			$		%
Outside the Trust			$			$		%
Outside the Trust			$			$		%
Total			$
WFCM 2016-C35			$			$		%
Outside the Trust			$			$		%
Outside the Trust			$			$		%
Total			$
WFCM 2016-C35			$			$		%
Outside the Trust			$			$		%
Outside the Trust			$			$		%
Total			$

Exhibit KK-1

EXHIBIT LL

FORM OF INTERCREDITOR AGREEMENT AND SUBORDINATION AGREEMENT FOR NCB CO-OP MORTGAGE LOANS

THIS INTERCREDITOR AGREEMENT AND SUBORDINATION AGREEMENT (this “Agreement”) made as of this __ day of ____, 20__ between [_______], a [___________] having an office at [__________] in its capacity as senior lender (“Lender”), and [_________], a [_________] having an office at [__________] in its capacity as subordinated lender (“Subordinated Lender”).

W I T N E S S E T H:

WHEREAS, Lender is the holder of a certain loan (the “Loan”) to [_________] (“Borrower”) dated the date hereof in the amount of [_________] and 00/100 ($__________) Dollars, which Loan is secured by, among other things, a mortgage upon the Project (hereinafter defined), which mortgage is intended to be recorded;

WHEREAS, Subordinated Lender is the holder of a certain loan (the “Subordinated Loan”) dated the date hereof to Borrower in the amount of [_________] and 00/100 ($_________) Dollars, which Subordinated Loan is secured by, among other things, a mortgage upon the Project (hereinafter defined), which mortgage is intended to be recorded; and

WHEREAS, Lender and Subordinated Lender desire to enter into this Agreement for the purpose of establishing the priorities of their respective interests in the Project, and for the purpose of setting forth certain other agreements between them with respect to their agreements with Borrower;

NOW, THEREFORE, in consideration of the premises, the payment of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Subordinated Lender agree as follows:

Defined Terms. As used in this Agreement, the following terms shall have the meanings hereinafter set forth, unless the context shall otherwise require:

“Affiliate” – Shall mean, as to any particular Person, any Person directly or indirectly, through one or more intermediaries, controlling, Controlled by or under common control with the Person or Persons in question.

“Control” – Shall mean, (i) the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of such Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise. “Controlled by,” “controlling” and “under common control with” shall have the respective correlative meaning thereto.

Exhibit LL-1

“Certificates” – Shall mean any securities (including all classes thereof) representing beneficial ownership interests in the Loan or in a pool of mortgage loans including the Loan issued in connection with a securitization of the Loan.

“Eligibility Requirements” – Shall mean, with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of $200,000,000.00 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $60,000,000.00 and (ii) is regularly engaged in the business of making or owning commercial or multi-family real estate loans or operating commercial or multi-family mortgage properties.

“Event of Default” – Shall mean (i) with respect to the Loan and the Loan Documents, any default thereunder which has occurred and is continuing beyond any applicable grace or curative period, and (ii) with respect to the Subordinated Loan and the Subordinated Loan Documents, any default thereunder which has occurred and is continuing beyond any applicable grace or curative period.

“Loan Documents” – Shall mean all loan documents, notes, security agreements, mortgages, including, without limitation, those certain documents made by Borrower creating a first lien upon the Project and any other documents evidencing and securing the Loan, in effect on the date hereof, as the same may be modified, amended, restated, supplemented, replaced or extended, from time to time, in accordance with the terms hereof.

“Permitted Fund Manager” – Shall mean any Person that on the date of determination is (i) a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least $250,000,000 and (iii) not subject to a Proceeding.

“Person” – Shall mean any individual, sole proprietorship, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, association, joint stock company, bank, trust, estate unincorporated organization, any federal, state, county or municipal government (or any agency or political subdivision thereof) endowment fund or any other form of entity.

“Proceeding” – Shall mean the commencement, whether voluntary or involuntary, of any case, proceeding or other action against Borrower under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors.

“Project” – Shall mean that certain real property owned by Borrower described on Exhibit A attached hereto and the improvements located or to be located thereon.

“Protective Advance” – Shall mean all sums advanced for the purpose of payment of real estate taxes (including special payments in lieu of real estate taxes), maintenance costs, insurance premiums or other items (including capital items) reasonably necessary to protect the Project or any portion thereof (including, but limited to, all reasonable attorneys’ fees, costs relating to the entry upon the Project or any portion thereof to make repairs and the payment, purchase, contest or compromise of any encumbrance, charge or lien which in the judgment of Lender appears to be prior or superior to the Loan Documents).

Exhibit LL-2

“Qualified Transferee” – Shall mean (i) Subordinated Lender or an Affiliate of Subordinated Lender or (ii) one or more of the following:

(A)          a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (A) satisfies the Eligibility Requirements;

(B)          an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such Person referred to in this clause (B) satisfies the Eligibility Requirements;

(C)          an institution substantially similar to any of the foregoing entities described in clauses (ii)(A) or (ii)(B) that satisfies the Eligibility Requirements;

(D)          any entity controlled by any of the entities described in clause (i) or clauses (ii)(A) or (ii)(C) above;

(E)          a Qualified Trustee in connection with a securitization of, the creation of collateralized debt obligations (“CDO”) secured by or financing through an “owner trust” of, the Subordinated Loan (collectively, “Securitization Vehicles”) so long as (A) the special servicer or manager of such Securitization Vehicle has the Required Special Servicer Rating and (B) the entire “controlling class” of such Securitization Vehicle, other than with respect to a CDO Securitization Vehicle, is held by one or more entities that are otherwise Qualified Transferees under clauses (ii)(A), (B), (C) or (D) of this definition; provided that the operative documents of the related Securitization Vehicle require that (1) in the case of a CDO Securitization Vehicle, the “equity interest” in such Securitization Vehicle is owned by one or more entities that are Qualified Transferees under clauses (ii)(A), (B), (C) or (D) of this definition and (2) if any of the relevant trustee, special servicer, or manager fails to meet the requirements of this clause (E), such Person must be replaced by a Person meeting the requirements of this clause (E) within thirty (30) days; or

(F)          an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager or an entity that is otherwise a Qualified Transferee under clauses (ii)(A), (B), (C) or (D) of this definition acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees under clauses (ii)(A), (B), (C) or (D) of this definition.

“Qualified Trustee” – Shall mean (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers

Exhibit LL-3

and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is rated either of the then in effect top two rating categories of each of the Rating Agencies.

“Rating Agencies” – Shall mean, prior to a securitization, each of Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., Moody’s Investors Service, Inc., and Fitch Ratings, Inc., or any other nationally-recognized statistical rating agency which has been designated by Lender and, after a securitization, shall mean any of the foregoing that have rated any of the Certificates.

“Rating Agency Confirmation” – Shall mean each of the Rating Agencies shall have confirmed in writing that the occurrence of the event with respect to which such Rating Agency Confirmation is sought shall not result in a downgrade, qualification or withdrawal of the applicable rating or ratings ascribed by such Rating Agency to any of the Certificates then outstanding. In the event that no Certificates are outstanding or the Loan is not part of a securitization, any action that would otherwise require a Rating Agency Confirmation shall require the consent of the Lender, which consent shall not be unreasonably withheld or delayed.

“Required Special Servicer Rating” – Shall mean (i) a rating of “CSS1” in the case of Fitch Ratings, (ii) on the S&P list of approved special servicers in the case of S&P and (iii) in the case of Moody’s, such special servicer is acting as special servicer in a commercial mortgage loan securitization that was rated by Moody’s within the twelve (12) month period prior to the date of determination, and Moody’s has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage securities.

“Subordinated Loan Documents” – Shall mean all loan documents, notes, security agreements, mortgages, including, without limitation, those certain documents made by Borrower creating a second lien upon the Project and any other documents evidencing and securing the Subordinated Loan, in effect on the date hereof, as the same may be modified, amended, restated, supplemented, replaced or extended, from time to time, in accordance with the terms hereof.

“Transfer” – Shall mean any assignment, pledge, conveyance, sale, transfer, mortgage, encumbrance, grant of a security interest, issuance of a participation interest, or other disposition, either directly or indirectly, by operation of law or otherwise.

1.          Approval of Loans and Loan Documents; Characterization of Subordinated Loan.

(a)         Subordinated Lender hereby acknowledges that (i) it has received and reviewed and, subject to the terms and conditions of this Agreement, hereby consents to and approves of the Loan and, subject to the terms and provisions of this Agreement, all of the terms and provisions of the Loan Documents, (ii) the continued performance of the Loan Documents

Exhibit LL-4

will not constitute a default or an event which, with the giving of notice or the lapse of time, or both, would constitute a default under the Subordinated Loan Documents, and (iii) any application or use of the proceeds of the Loan for purposes other than those provided in the Loan Documents shall not affect, impair or defeat the terms and provisions of this Agreement or the Loan Documents.

(b)          Lender hereby acknowledges that (i) it has received and reviewed, and, subject to the terms and conditions of this Agreement, hereby consents to and approves of the making of the Subordinated Loan and, subject to the terms and provisions of this Agreement, all of the terms and provisions of the Subordinated Loan Documents, (ii) the execution, delivery and performance of the Subordinated Loan Documents will not constitute a default or an event which, with the giving of notice or the lapse of time, or both, would constitute a default under the Loan Documents, (iii) any application or use of the proceeds of the Subordinated Loan for purposes other than those provided in the Subordinated Loan Documents shall not affect, impair or defeat the terms and provisions of this Agreement or the Subordinated Loan Documents.

2.           Representations and Warranties.

(a)         Subordinated Lender hereby represents and warrants as follows:

(i)          Subordinated Lender has heretofore provided Lender with true, complete and correct copies of the Subordinated Loan Documents. To Subordinated Lender’s knowledge, there currently exists no default or event which, with the giving of notice or the lapse of time, or both, would constitute a default under any of the Subordinated Loan Documents.

(ii)         Subordinated Lender is the legal and beneficial owner of the entire Subordinated Loan free and clear of any lien, security interest, option or other charge or encumbrance.

(iii)        There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

(iv)        Subordinated Lender has, independently and without reliance upon Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

(v)         Subordinated Lender is duly organized and validly exists under the laws of the jurisdiction under which it was organized with full power to execute, deliver, and perform this Agreement and consummate the transactions contemplated hereby.

(vi)       All actions necessary to authorize the execution, delivery, and performance of this Agreement on behalf of Subordinated Lender have been duly taken, and all such actions continue in full force and effect as of the date hereof.

(vii)       Subordinated Lender has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid, and binding agreement of Subordinated Lender enforceable against Subordinated Lender in accordance with its terms subject to

Exhibit LL-5

(a) applicable bankruptcy, reorganization, insolvency and moratorium laws, and (b) general principles of equity which may apply regardless of whether a proceeding is brought in law or in equity.

(viii)      To Subordinated Lender’s knowledge, no consent of any other Person and no consent, license, approval, or authorization of, or exemption by, or registration or declaration or filing with, any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by Subordinated Lender of this Agreement or consummation by Subordinated Lender of the transactions contemplated by this Agreement, other than those that have been obtained.

(ix)         None of the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) violate or conflict with any provision of the organizational or governing documents of Subordinated Lender, (b) to Subordinated Lender’s knowledge, violate, conflict with, or result in the breach or termination of, or otherwise give any other Person the right to terminate, or constitute (or with the giving of notice or lapse of time, or both, would constitute) a default under the terms of any contract, mortgage, lease, bond, indenture, agreement, or other instrument to which Subordinated Lender is a party or to which any of its properties are subject, (c) to Subordinated Lender’s knowledge, result in the creation of any lien, charge, encumbrance, mortgage, lease, claim, security interest, or other right or interest upon the properties or assets of Subordinated Lender pursuant to the terms of any such contract, mortgage, lease, bond, indenture, agreement, franchise, or other instrument, (d) violate any judgment, order, injunction, decree, or award of any court, arbitrator, administrative agency or governmental or regulatory body of which Subordinated Lender has knowledge against, or binding upon, Subordinated Lender or upon any of the securities, properties, assets, or business of Subordinated Lender or (e) to Subordinated Lender’s knowledge, constitute a violation by Subordinated Lender of any statute, law or regulation that is applicable to Subordinated Lender.

(x)         The Subordinated Loan is not cross defaulted with any loan except the Loan.

(b)         Lender hereby represents and warrants as follows:

(i)          Lender has heretofore provided Subordinated Lender with true, complete and correct copies of the Loan Documents. To Lender’s actual knowledge, there currently exists no default or event which, with the giving of notice or the lapse of time, or both, would constitute a default under any of the Loan Documents.

(ii)         Lender is the legal and beneficial owner of the Loan free and clear of any lien, security interest, option or other charge or encumbrance.

(iii)        There are no conditions precedent to the effectiveness of this Agreement against Lender that have not been satisfied or waived.

Exhibit LL-6

(iv)        Lender is duly organized and validly exists under the laws of the jurisdiction under which it was organized with full power to execute, deliver, and perform this Agreement and consummate the transactions contemplated hereby.

(v)         All actions necessary to authorize the execution, delivery, and performance of this Agreement on behalf of Lender have been duly taken, and all such actions continue in full force and effect as of the date hereof.

(vi)        Lender has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid, and binding agreement of Lender enforceable against Lender in accordance with its terms subject to (a) applicable bankruptcy, reorganization, insolvency and moratorium laws and (b) general principles of equity which may apply regardless of whether a proceeding is brought in law or in equity.

(vii)       To Lender’s knowledge, no consent of any other Person and no consent, license, approval, or authorization of, or exemption by, or registration or declaration or filing with, any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by Lender of this Agreement or consummation by Lender of the transactions contemplated by this Agreement other than those that have been obtained.

(viii)      None of the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) violate or conflict with any provision of the organizational or governing documents of Lender, (b) to Lender’s knowledge, violate, conflict with, or result in the breach or termination of, or otherwise give any other Person the right to terminate, or constitute (or with the giving of notice or lapse of time, or both, would constitute) a default under the terms of any material contract, mortgage, lease, bond, indenture, agreement, or other instrument to which Lender is a party or to which any of its properties are subject, (c) to Lender’s knowledge, result in the creation of any lien, charge, encumbrance, mortgage, lease, claim, security interest, or other right or interest upon the properties or assets of Lender pursuant to the terms of any such material contract, mortgage, lease, bond, indenture, agreement, franchise or other instrument, (d) violate any judgment, order, injunction, decree or award of any court, arbitrator, administrative agency or governmental or regulatory body of which Lender has knowledge against, or binding upon, Lender or upon any of the securities, properties, assets, or business of Lender or (e) to Lender’s knowledge, constitute a violation by Lender of any statute, law or regulation that is applicable to Lender.

(ix)        The Loan is not cross defaulted with any other loan, except for the Subordinated Loan.

3.          Subordination and Priority. Subordinated Lender hereby subordinates and makes junior the Subordinated Loan, the Subordinated Loan Documents (and any amendment, modification or extension thereof, and any future advance or increase respecting the Subordinated Loan, in each instance, whether or not made in violation of this Agreement), and the lien and security interests created thereby and all of the foregoing (collectively, the

Exhibit LL-7

“Subordinated Interests”) shall at all times be junior, subject and subordinate to the lien and security interest created by the Loan Documents and all of the terms, covenants, conditions, rights and remedies contained in the Loan Documents, and no amendments or modifications of the Loan Documents or waivers of any provisions thereof shall affect the subordination of the Subordinated Interests as set forth in this Section 3, it being understood and agreed that the Loan Documents and the liens and security interests created thereby shall be and remain a prior lien against the Project. In addition, all of Subordinated Lender’s rights to payment of the Subordinated Loan and the obligations evidenced by the Subordinated Loan Documents are hereby subordinated to all of Lender’s rights to payment by Borrower of the Loan and the obligations secured by the Loan Documents, and Subordinated Lender shall not accept or receive payments (including, without limitation, whether in cash or other property and whether received directly, indirectly or by set-off, counterclaim or otherwise) from Borrower and/or from the Project upon the occurrence and during the continuance of an Event of Default (as defined in the Loan Documents) under the Loan. If a Proceeding shall have occurred, Lender shall be entitled to receive payment and performance in full of all amounts due or to become due to Lender before Subordinated Lender is entitled to receive any payment on account of the Subordinated Loan. All payments or distributions upon or with respect to the Subordinated Loan which are received by Subordinated Lender contrary to the provisions of this Agreement shall be received and held in trust by the Subordinated Lender for the benefit of Lender and shall be paid over to Lender in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or performance of the Loan in accordance with the terms of the Loan Documents. Nothing contained herein shall prohibit the Subordinated Lender from making protective advances (and adding the amount thereof to the principal balance of the Subordinated Loan) notwithstanding the existence of a default under the Loan at such time.

4.          Modifications, Amendments, Etc.

(a)         Lender shall have the right without the consent of Subordinated Lender in each instance to enter into any amendment, deferral, extension, modification, increase, renewal, replacement, consolidation, supplement or waiver (collectively, a “Senior Loan Modification”) of the Loan or the Loan Documents provided that no such Senior Loan Modification shall (i) increase the interest rate or principal amount of the Loan, (ii) increase in any other material respect any monetary obligations of Borrower under the Loan Documents, (iii) extend or shorten the scheduled maturity date of the Loan (except that Lender may permit Borrower to exercise any extension options in accordance with the terms and provisions of the Loan Documents), (iv) convert or exchange the Loan into or for any other indebtedness or subordinate any of the Loan to any indebtedness of Borrower, (v) amend or modify the provisions limiting transfers of interests in the Borrower or the Project, (vi) cross default the Loan with any other indebtedness, (vii) obtain any contingent interest, additional interest or so-called “kicker” measured on the basis of the cash flow or appreciation of the Project, (or other similar equity participation), or (viii) extend the period during which voluntary prepayments are prohibited or during which prepayments require the payment of a prepayment fee or premium or yield maintenance charge or increase the amount of any such prepayment fee, premium or yield maintenance charge; provided, however, in no event shall Lender be obligated to obtain Subordinated Lender’s consent to a Senior Loan Modification in the case of a work-out or other surrender, compromise, release, renewal, or indulgence relating to the Loan during the existence of an Event of Default

Exhibit LL-8

(as defined in the Loan Documents) under the Loan, except that under no conditions shall clause (i) (with respect to increase principal amount only), or clause (viii) be modified without the written consent of Subordinated Lender. In addition and notwithstanding the foregoing provisions of this Section 2, any amounts funded by the Lender under the Loan Documents as a result of (A) the making of any protective advances or other advances by the Lender, or (B) interest accruals or accretions and any compounding thereof (including default interest), shall not be deemed to contravene this Section 2.

(b)         Subordinated Lender shall have the right without the consent of Lender in each instance to enter into any amendment, deferral, extension, modification, increase, renewal, replacement, consolidation, supplement or waiver (collectively, a “Subordinated Loan Modification”) of the Subordinated Loan or the Subordinated Loan Documents provided that no such Subordinated Loan Modification shall (i) increase the interest rate or principal amount of the Subordinated Loan, (ii) increase in any other material respect any monetary obligations of under the Subordinated Loan Documents, (iii) extend or shorten the scheduled maturity date of the Subordinated Loan (except that Subordinated Lender may permit Borrower to exercise any extension options in accordance with the terms and provisions of the Subordinated Loan Documents), (iv) convert or exchange the Subordinated Loan into or for any other indebtedness or subordinate the Subordinated Loan to any indebtedness of Borrower, (v) provide for any additional contingent interest, additional interest or so called “kicker” measured on the basis of the cash flow or appreciation of the Project (or other similar equity participation), (vi) amend or modify the provisions of the Subordinated Loan Documents limiting transfers of direct or indirect interest in Borrower, (vii) modify or amend the terms and provision of any Subordinated Loan Document with respect to the manner, timing or method of the application of payments under the Subordinated Loan Documents, (vi) cross default the Subordinated Loan with any other indebtedness, or (vii) amend or modify the provisions limiting transfers of interests in the Borrower or the Project. Notwithstanding anything to the contrary contained herein, if an Event of Default exists under the Subordinated Loan Documents, Subordinated Lender shall be permitted to modify or amend the Subordinated Loan Documents in connection with a work out or other surrender, compromise, release, renewal or modification of the Subordinated Loan except that under no conditions shall clause (i), with respect to increases in principal amounts only, clause (ii), clause (iii) (with respect to shortening the maturity only), clause (iv) or clause (v) be modified without the written consent of the Lender. In addition and notwithstanding the foregoing provisions of this Section 6(b), any amounts funded by the Subordinated Lender under the Subordinated Loan Documents as a result of (A) the making of any Protective Advances or other advances by the Subordinated Lender, or (B) interest accruals or accretions and any compounding thereof (including default interest), shall not be deemed to contravene this Section 6(b).

(c)         Lender shall deliver to Subordinated Lender copies of any and all modifications, amendments, extensions, consolidations, spreaders, restatements, alterations, changes or revisions to any one or more of the Loan Documents (including, without limitation, any side letters, waivers or consents entered into, executed or delivered by Lender) within a reasonable time after any of such applicable instruments have been executed by Lender.

(d)         Subordinated Lender shall deliver to Lender copies of any and all modifications, amendments, extensions, consolidations, spreaders, restatements, alterations,

Exhibit LL-9

changes or revisions to any one or more of the Subordinated Loan Documents (including, without limitation, any side letters, waivers or consents entered into, executed or delivered by Subordinated Lender) within a reasonable time after any of such applicable instruments have been executed by Subordinated Lender.

5.          Default Notice.

(a)         Subordinated Lender shall give Lender notice of any default under the Subordinated Loan Documents promptly upon the giving of such notice of default to Borrower and in all instances prior to accelerating the Subordinated Loan on account of such default. Lender may, but shall not be obligated to, cure any such default, in which event Subordinated Lender shall accept such cure by Lender as and for the cure by Borrower.

(b)         Lender shall give Subordinated Lender notice of any default under the Loan Documents promptly upon the giving of such notice of default to Borrower and in all instances prior to accelerating the Loan on account of such default. Subordinated Lender may, but shall not be obligated to, cure any such default, in which event Lender shall accept such cure by Subordinated Lender as and for the cure by Borrower.

6.          Casualty and Condemnation. In the event of a casualty to the buildings or improvements constructed on any portion of the Project or a condemnation or taking under a power of eminent domain of all or any portion of the Project, Lender shall have a first and prior interest in and to any payments, awards, proceeds, distributions, or consideration arising from any such event (the “Award”). Subordinated Lender acknowledges and agrees that so long as the Loan is outstanding, it has no lien on or security interest in any Award, nor any rights with respect to any Award except as expressly provided in this Agreement, and Subordinated Lender assigns its rights to any Award to Lender up to an amount equal to the then outstanding amount of the Loan. Subordinated Lender agrees to promptly, upon request by Lender, execute and deliver to Lender and/or to any other party as so directed by Lender, a written confirmation of the terms set forth in the immediately preceding sentence and take sure other actions reasonably requested by Lender to further evidence the foregoing agreement (although failure of Subordinated Lender to do so shall not affect the foregoing agreement). If the amount of the Award is in excess of all amounts owed to Lender under the Loan Documents, however, and either the Loan has been paid in full or Borrower is entitled to a remittance of same under the Loan Documents other than to restore the Project, such excess Award or portion to be so remitted to Borrower shall, to the extent permitted in the Loan Documents and required by the Subordinated Loan Documents, be paid to or at the direction of Subordinated Lender, unless other Persons have claimed the right to such awards or proceeds, in which case Lender shall only be required to provide notice to Subordinated Lender of such excess Award and of any other claims thereto. In the event of any competing claims for any such excess Award, Lender shall continue to hold such excess Award until Lender receives an agreement signed by all Persons making a claim to the excess Award or a final order of a court of competent jurisdiction directing Lender as to how and to which Person(s) the excess Award is to be distributed. Notwithstanding the foregoing, in the event of a casualty or condemnation, Lender shall release the Award from any such event to the Borrower if and to the extent required by the terms and conditions of the Loan Documents in order to repair and restore the Project in accordance with the terms and provisions of the Loan Documents. Any portion of the Award made available to the Borrower

Exhibit LL-10

for the repair or restoration of the Project shall not be subject to attachment by Subordinated Lender.

7.          Foreclosure of the Subordinated Mortgage: Subordinated Lender expressly agrees that, for so long as a Loan shall remain outstanding, (A) due notice of the commencement of any foreclosure of the Subordinated Loan Documents shall be given to Lender, and true copies of all papers served or entered in such action will be delivered to Lender, (B) no portion of the rents, issues and profits of the Project shall be collected in connection with the foreclosure of the Subordinated Loan Documents except through a receiver appointed by the court in which such foreclosure action is brought, after due notice for the appointment of such receiver shall have been given to Lender, (C) the rents, issues and profits collected by any such receiver shall be applied first to the payment of taxes, maintenance and operating charges and disbursements incurred in connection with the operation and maintenance of the Project and next to the payment of principal and interest (including, without limitation, default interest and late payment charges) due under the Loan Documents, and (D) if during the pendency of any such foreclosure action an action shall be brought for the foreclosure of the Loan Documents and an application shall be made for an extension of the receivership for the benefit of Lender, all such rents, issues and profits held by such receiver as of the date of such application shall be applied by the receiver solely for the benefit of Lender, and the Subordinated Lender shall not be entitled to any portion thereof until Lender has received all amounts then due to it. Without limiting the generality of the foregoing, Subordinated Lender consents to, and shall not object to, any action or proceeding at any time initiated by Lender for the appointment of a receiver and Subordinated Lender further agrees that it shall not institute any action or proceeding for the appointment of a receiver at any time during which a receiver shall have already been appointed for the benefit of Lender, and if Subordinated Lender shall have appointed or caused the appointment of a receiver prior to Lender’s initiation of proceedings to do so, Subordinated Lender agrees to take all action reasonably necessary to terminate such appointment in order to facilitate Lender’s appointment of same.

8.          Rights of Subrogation. No payment or distribution to Lender pursuant to the provisions of this Agreement and no Protective Advance by Subordinated Lender shall entitle Subordinated Lender to exercise any right of subrogation in respect thereof prior to the payment in full of the Loan, and Subordinated Lender agrees that, except with respect to the enforcement of its remedies under the Subordinated Loan Documents permitted hereunder, prior to the satisfaction of all obligations under the Loan it shall not acquire, by subrogation or otherwise, any lien, estate, right or other interest in any portion of the Project or any other collateral now securing the Loan or the proceeds therefrom that is or may be prior to, or of equal priority to, any of the Loan Documents or the liens, rights, estates and interests created thereby.

9.          Transfer of Subordinated Loan or Loan. Subordinated Lender shall not Transfer more than 49% of its beneficial interest in the Subordinated Loan unless either (i) a Rating Agency Confirmation has been given with respect to such Transfer, in which case the related transferee shall thereafter be deemed to be a “Qualified Transferee” for all purposes of this Agreement, or (ii) such Transfer is to a Qualified Transferee. Any such transferee must assume in writing the obligations of Subordinated Lender hereunder and agree to be bound by the terms and provisions hereof. Such proposed transferee shall also remake each of the representations and warranties contained herein for the benefit of the Lender.

Exhibit LL-11

At least five (5) days prior to a transfer to a Qualified Transferee, the Subordinated Lender shall provide to Lender a certification that such transfer will be made in accordance with this Section 9, such certification to include the name and contact information of the Qualified Transferee, and a statement as to how it meets the definition of Qualified Transferee.

Subordinated Lender acknowledges that any Rating Agency Confirmation may be granted or denied by the Rating Agencies in their sole and absolute discretion and that such Rating Agencies may charge customary fees in connection with any such action, which fee, together with any and all other reasonable costs and expenses of Rating Agencies or Lender incurred in connection with the processing of same, including, without limitation, reasonable attorneys’ fees and costs, shall be paid by Subordinated Lender.

Lender may, from time to time, in its sole discretion Transfer all or any of the Loan or any interest therein, and notwithstanding any such Transfer or subsequent Transfer, the Loan and the Loan Documents shall be and remain a senior obligation in the respects set forth in this Agreement to the Subordinated Loan and the Subordinated Loan Documents in accordance with the terms and provisions of this Agreement.

Notwithstanding anything contained in this Agreement, Subordinated Lender agrees that it shall in no event Transfer all or any part of the Subordinated Loan to Borrower or to any Person which is an Affiliate of Borrower and any such Transfer shall be void ab initio.

10.          Notices. All notices required to be given hereunder shall be sent by first class, certified or registered mail, postage prepaid, return receipt requested, or delivered by hand, to either party at such party’s address first set forth above. Notices shall be deemed to have been given when received. Either party may change its address for notices hereunder by written notice to the other party.

11.          Obligations Hereunder Not Affected. All rights, interests, agreements and obligations of Lender and Subordinated Lender under this Agreement shall remain in full force and effect irrespective of:

(i)          any lack of validity or enforceability of the Loan Documents or the Subordinated Loan Documents or any other agreement or instrument relating thereto;

(ii)         any taking, exchange, release or non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to or departure from any guaranty, for all or any portion of the Loan or the Subordinated Loan;

(iii)        any manner of application of collateral, or proceeds thereof, to all or any portion of the Loan or the Subordinated Loan, or any manner of sale or other disposition of any collateral for all or any portion of the Loan or the Subordinated Loan or any other assets of Borrower or any other Affiliates of Borrower;

(iv)        any change, restructuring or termination of the corporate structure or existence of Borrower or any other Affiliates of Borrower; or

Exhibit LL-12

(v)        any other circumstance which might otherwise constitute a defense available to, or a discharge of, Borrower or a subordinated creditor or a Lender subject to the terms hereof.

12.          Continued Effectiveness; Reinstatement. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of all or any portion of the Loan is rescinded or must otherwise be returned by Lender or Subordinated Lender upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, all as though such payment had not been made.

13.          Estoppel.

(a).        Subordinated Lender shall, within ten (10) days following a request from Lender, provide Lender with a written statement setting forth the then current outstanding principal balance of the Subordinated Loan, the aggregate accrued and unpaid interest under the Subordinated Loan, and stating whether to Subordinated Lender’s knowledge any default or Event of Default exists under the Subordinated Loan, it being intended that any such estoppel delivered pursuant to this Section 13 may be relied upon by Lender and by any prospective purchaser of all or any interest in the Loan.

(b).        Lender shall, within ten (10) days following a request from Subordinated Lender, provide Subordinated Lender with a written statement setting forth the then current outstanding principal balance of the Loan, the aggregate accrued and unpaid interest under the Loan, and stating whether to Lender’s knowledge any default or Event of Default exists under the Loan, it being intended that any such estoppel delivered pursuant to this Section 13 may be relied upon by Subordinated Lender and by any prospective purchaser of all or any interest in the Subordinated Loan.

14.          No Third Party Beneficiaries; No Modification. The parties hereto do not intend the benefits of this Agreement to inure to Borrower, or any other Person other than the respective successors and permitted assignees of the parties hereto. This Agreement may not be changed or terminated orally, but only by an agreement in writing signed by the party against whom enforcement of any change is sought.

15.          Counterpart Originals. This Agreement may be executed in counterpart originals, each of which shall constitute an original, and all of which together shall constitute one and the same agreement.

16.          No Waiver; Remedies. No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

17.          No Joint Venture. Nothing provided herein is intended to create a joint venture, partnership, tenancy in common or joint tenancy relationship between or among any of the parties hereto.

Exhibit LL-13

18.          Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference, and are not and shall not be deemed to be a part hereof.

19.          Conflicts. In the event of any conflict, ambiguity or inconsistency between the terms and conditions of this Agreement and the terms and conditions of any of the Loan Documents or the Subordinated Loan Documents, the terms and conditions of this Agreement shall control.

20.          No Release. Nothing herein contained shall operate to release Borrower from (a) its obligation to keep and perform all of the terms, conditions, obligations, covenants and agreements contained in the Loan Documents or (b) any liability of Borrower under the Loan Documents or to release Borrower from (x) its obligation to keep and perform all of the terms, conditions, obligations, covenants and agreements contained in the Subordinated Loan Documents or (y) any liability of Borrower under the Subordinated Loan Documents.

21.          Severability. In the event that any provision of this Agreement or the application hereof to any party hereto shall, to any extent, be invalid or unenforceable under any applicable statute, regulation, or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute, regulation or rule of law, and the remainder of this Agreement and the application of any such invalid or unenforceable provisions to parties, jurisdictions or circumstances other than to whom or to which it is held invalid or unenforceable, shall not be affected thereby nor shall same affect the validity or enforceability of any other provision of this Agreement.

22.          Expenses.

(a)          Subordinated Lender agrees upon demand to pay to Lender the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts or agents, which Lender may incur in connection with the (i) exercise or enforcement of any of the rights of Lender against Subordinated Lender hereunder to the extent that Lender is the prevailing party in any dispute with respect thereto or (ii) failure by Subordinated Lender to perform or observe any of the provisions hereof.

(b)          Lender agrees upon demand to pay to Subordinated Lender the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts or agents, which Subordinated Lender may incur in connection with the (i) exercise or enforcement of any of the rights of Subordinated Lender against Lender hereunder to the extent that Subordinated Lender is the prevailing party in any dispute with respect thereto or (ii) failure by Lender to perform or observe any of the provisions hereof.

23.          Injunction. Lender and Subordinated Lender each acknowledge (and waive any defense based on a claim) that monetary damages are not an adequate remedy to redress a breach by the other hereunder and that a breach by either Lender or Subordinated Lender hereunder would cause irreparable harm to the other. Accordingly, Lender and Subordinated Lender agree that upon a breach of this Agreement by the other, the remedies of

Exhibit LL-14

injunction, declaratory judgment and specific performance shall be available to such non breaching party.

24.          Each of Lender and Subordinated Lender acknowledges that the Loan, the Loan Documents, the Subordinated Loan and the Subordinated Loan Documents are distinct, separate transactions and loans, separate and apart from each other. Each of Lender and Subordinated Lender agrees that the other shall be treated as a separate lender with a distinct and separate loan.

25.          Waiver of Jury Trial. LENDER AND SUBORDINATED LENDER EACH EXPRESSLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY AND EVERY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

26.          Successors and Assigns. This Agreement shall be binding upon and benefit both Lender and Subordinated Lender and their respective permitted successors and assigns. Lender shall have the right to record this Agreement.

27.          Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

28.          Amendments. No provision of this Agreement shall be waived, amended or supplemented except by written agreement of the party charges with such waiver, amendment or supplement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LENDER:

[__________]

By:

SUBORDINATED LENDER:

[__________]

By:

Exhibit LL-15

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On the __ day of ________ in the year 20__ before me, the undersigned, personally appeared _________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Signature and Office of individual taking acknowledgment

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On the ___ day of _________ in the year 20__ before me, the undersigned, personally appeared _________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Signature and Office of individual taking acknowledgment

Exhibit LL-16

EXHIBIT MM

ADDITIONAL DISCLOSURE NOTIFICATION (ACCOUNTS)

INSTRUCTIONS:

FOR ACCOUNT BALANCE REPORTING: SEND VIA EMAIL TO:
          CTS.SEC.NOTIFICATIONS@WELLSFARGO.COM

FOR ALL OTHER NOTIFICATIONS: SEND VIA FAX, EMAIL AND OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW**

Wells Fargo Bank, National Association, as Certificate Administrator
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS) WFCM 2016-C35—SEC REPORT PROCESSING
Email: cts.sec.notifications@wellsfargo.com

RE: **Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

In accordance with Section 11.04 of the Pooling and Servicing Agreement, dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, the undersigned, as [          ], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

[With respect to the Collection Accounts and REO Account balance information:

Account Name	Beginning Balance as of MM/DD/YYYY	Ending Balance as of MM/DD/YYYY
General Master Servicer’s Collection Account
NCB Master Servicer’s Collection Account
REO Account

]

Exhibit MM-1

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Any inquiries related to this notification should be directed to [                    ], phone number: [                    ]; email address: [                    ].

[NAME OF PARTY], as [role]

By:
Name:
Title:

cc: Depositor

Exhibit MM-2

EXHIBIT NN

FORM OF NOTICE OF PURCHASE OF
CONTROLLING CLASS CERTIFICATE

[Date]

Wells Fargo Bank, National Association
          as Certificate Administrator
9062 Old Annapolis Road
Columbia, Maryland 21045
Email: trustadministrationgroup@wellsfargo.com
Attention: Corporate Trust Services WFCM 2016-C35

Wells Fargo Bank, National Association
          as General Master Servicer
Commercial Mortgage Servicing
MAC D1086-120, 550 South Tryon Street, 14th Floor
Charlotte, North Carolina 28202
Attention: WFCM 2016-C35 Asset Manager
Telecopy Number: (704) 715-0036

CWCapital Asset Management LLC
          as General Special Servicer
7501 Wisconsin Avenue, Suite 500 West
Bethesda, Maryland 20814
Attention: Brian Hanson (WFCM 2016-C35)
Facsimile No.: (202) 715-9699

National Cooperative Bank, N.A.
          as NCB Master Servicer and as NCB Special Servicer
2011 Crystal Drive, Suite 800
Arlington, Virginia 22202
Attention: Kathleen Luzik, Chief Operating Officer
Facsimile number (703) 647-3470
Email: kluzik@ncb.coop

Pentalpha Surveillance LLC
          as Operating Advisor
375 N. French Road, Suite 100
Amherst, New York 14228
Attention: Don Simon, Chief Operating Officer
(with a copy sent contemporaneously via email to
don.simon@pentalphasurveillance.com and notices@pentalphasurveillance.com)

Re:	Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35 (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”),

Exhibit NN-1

dated as of July 1, 2016, by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer

This letter is delivered to you, pursuant to Section 3.23(a) of the Pooling and Servicing Agreement in connection with the transfer by ____________ (the “Transferor”) to us (the “Transferee”) of $__________________ original principal balance in the Class [__] Certificates, representing [_____]% of the Class [__] Certificates. The Certificates were issued pursuant to the Pooling and Servicing Agreement.

1.	Our name and address is as follows:

Contact Info: [Tel/Email]

2.	[IF APPLICABLE] We hereby certify, represent and warrant to you, as Certificate Administrator, that we are purchasing a majority interest in the Class [__] Certificates, and that we are not affiliated with the Transferor. To the extent that any Control Termination Event or Consultation Termination Event has occurred due to a waiver of a prior Class [__] Certificateholder of its rights under the Pooling and Servicing Agreement, we hereby request that you reinstate such rights and post a “special notice” on your website to the following effect:

“A Consultation Termination Event or a Control Termination Event has been terminated and is no longer in effect due to a transfer of a majority interest of the Controlling Class to an unaffiliated third party which has terminated any waiver by the prior Holder.

All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.

Very truly yours,

(Transferee)

By:
Name:
Title:

Exhibit NN-2

EXHIBIT OO

FORM OF ASSET REVIEW REPORT BY THE
ASSET REPRESENTATIONS REVIEWER1

To: [Addresses of Recipients]

Re:	Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35

Ladies and Gentlemen:

In accordance with Section 12.01 of the Pooling and Servicing Agreement, dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), the undersigned, as asset representations reviewer (the “Asset Representations Reviewer”), has performed an Asset Review on each Delinquent Loan identified by the Special Servicers, and is hereby issuing the following Asset Review Report.

1.	As described in the detailed scorecard attached hereto as Exhibit A, we have performed an Asset Review on each Delinquent Loan identified by the Special Servicer and our conclusion is that there is [no evidence of a Test failure/evidence of [•] Test failures] with respect to the Delinquent Loans.

2.	A conclusion by the Asset Representations Reviewer of a Test pass or a Test failure shall not constitute a determination by the Asset Representations Reviewer of (i) the existence or nonexistence of a Material Defect, or (ii) whether the Trust should enforce any rights it may have against the applicable Mortgage Loan Seller. In addition, the Tests may not be sufficient to determine every instance of noncompliance.

3.	The Asset Representations Reviewer, other than forwarding this report to the persons listed above, will not be required to take or participate in any other or further action with respect to the aforementioned Asset Review Report.

4.	Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.

PENTALPHA SURVEILLANCE LLC, as Asset Representations Reviewer

By:
Name:
Title:

1 This report is an indicative report, and the Asset Representations Reviewer will have the ability to modify or alter the organization and content of this report, subject to compliance with the terms of the Pooling and Servicing Agreement, including without limitation, provisions relating to Privileged Information.

Exhibit OO-1

Exhibit A

Detailed Scorecard
[Template Example Below]

Test failures
Loan #	Loan Name	R&W #	R&W Name	Test #	Test Description	Findings
[Insert Loan Number]	[Insert Loan Name]	44	Lease Estoppels	44c	[Insert Test Description]	[Insert Test findings]
		32	Due on Sale or Encumbrance	32b

Exhibit OO-2

EXHIBIT PP

FORM OF ASSET REVIEW REPORT SUMMARY1

To: [Addresses of Recipients]

Re:	Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35

Ladies and Gentlemen:

In accordance with Section 12.01 of the Pooling and Servicing Agreement, dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), the undersigned, as asset representations reviewer (the “Asset Representations Reviewer”), has performed an Asset Review on each Delinquent Loan identified by the Special Servicers, and is hereby issuing the following Asset Review Report Summary.

1.	As described in the summary scorecard attached hereto as Exhibit A, we have performed an Asset Review on each Delinquent Loan identified by the Special Servicer and our conclusion is that there is [no evidence of a Test failure/evidence of [•] Test failures] with respect to the Delinquent Loans.

2.	A conclusion by the Asset Representations Reviewer of a Test pass or a Test failure shall not constitute a determination by the Asset Representations Reviewer of (i) the existence or nonexistence of a Material Defect, or (ii) whether the Trust should enforce any rights it may have against the applicable Mortgage Loan Seller. In addition, the Tests may not be sufficient to determine every instance of noncompliance.

3.	The Asset Representations Reviewer, other than forwarding this Asset Review Report Summary to the parties listed above, will not be required to take or participate in any other or further action with respect to the aforementioned Asset Review Report Summary.

4.	Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.

1 This report is an indicative report, and the Asset Representations Reviewer will have the ability to modify or alter the organization and content of this report, subject to compliance with the terms of the Pooling and Servicing Agreement, including without limitation, provisions relating to Privileged Information.

Exhibit PP-1

PENTALPHA SURVEILLANCE LLC, as Asset Representations Reviewer

By:
Name:
Title:

Exhibit PP-2

Exhibit A

Summary Scorecard
[Template Example Below]

Test failures
Loan #	Loan Name	Mortgage Loan Seller	Representations and Warranty #	Representation and Warranty Name
[Insert Loan #]	[Insert Loan Name]	[Insert Mortgage Loan Seller]	21	Compliance with Usury Laws
			31	Single-Purpose Entity

Exhibit PP-3

EXHIBIT QQ

ASSET REVIEW PROCEDURES

Exhibit QQ-1

ASSET REVIEW PROCEDURES

Pursuant to the terms and subject to the conditions set forth in the PSA, the Asset Representations Reviewer (“Asset Representations Reviewer”) shall perform an Asset Review with respect to each representation and warranty made by the related Mortgage Loan Seller only with respect to each Delinquent Loan in accordance with the procedures set forth below (each such procedure, a “Test”); provided, however, the Asset Representations Reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials described in Exhibit QQ if, and only to the extent, the Asset Representations Reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Capitalized terms used herein but not defined herein have the meaning set forth in the PSA or, solely with respect to a representation and warranty, the meaning set forth in the related mortgage loan purchase agreement (the “Mortgage Loan Purchase Agreement”). For the avoidance of doubt, in connection with the performance of the following Tests:

(A)	With respect to any representation and warranty that includes a knowledge qualifier (e.g., to the Mortgage Loan Seller’s knowledge, etc.), the ARR shall not be responsible for any investigation or review beyond that set forth in the applicable Test related to such representation and warranty;

(B)	With respect to any representation and warranty that includes the examination of an insurance policy or Title Policy, the Asset Representations Reviewer will be permitted to engage a qualified consultant (at the Asset Representation Reviewer’s own expense) to perform a review of the applicable policy, and will be allowed to rely upon the conclusions of the consultant when making a determination as to whether there is a Test pass.

(C)	The Asset Representations Reviewer shall be under no duty to provide or obtain a legal opinion, legal review or legal conclusion;

(D)	Unless otherwise provided in the Test, the “as of” date for the testing of a representation is as of the Closing Date;

(E)	Unless otherwise provided in the Test, if there is more than one version of the same document with respect to a particular Mortgage Loan or Mortgaged Property, the document that will be used by the Asset Representations Reviewer in testing is the document that is dated as of the Closing Date or, if none, the document closest prior to the Closing Date;

(F)	With respect to each representation and warranty and its related Test(s), the Asset Representations Reviewer shall take into account any exceptions to such representation and warranty described in the Mortgage Loan Purchase Agreement with respect to a Mortgage Loan, and a Test pass shall be deemed to have occurred with respect to such Test if the sole reason for not satisfying the applicable Test is caused by such exception(s);

(G)	Evidence of a failure of a Test could result from (i) an affirmative determination by the Asset Representations Reviewer that the Test failed to achieve a Test pass, or (ii) a determination by Asset Representations Reviewer that the documentation included in the Review Materials (after making such request for any missing documents in the manner provided for in the PSA) is not sufficient to perform the Test; and

(H)	A determination by the Asset Representations Reviewer of a Test pass or a Test failure shall not constitute a determination by the Asset Representations Reviewer of (i) the existence or nonexistence of a Material Defect, or (ii) whether the Trust should enforce any rights it may have against the applicable Mortgage Loan Seller.

WFCM 2016-C35
QQ-1

The Asset Representations Reviewer will only be required to perform the Tests described in this Exhibit QQ, and will not be obligated to perform additional procedures on any Delinquent Loan. Notwithstanding the required Tests, the Asset Representations Reviewer will not be required to review any information other than (1) Review Materials specified in the related Test and (2) if applicable, Unsolicited Information. The Asset Representations Reviewer may, but is under no obligation to, consider Unsolicited Information relevant to the Tests subject to the terms of the PSA. If the Asset Representations Reviewer considers Unsolicited Information, the Asset Representations Reviewer shall take into account such Unsolicited Information, in addition to the Review Materials referred to in the applicable Test(s) procedure when making a determination as to whether there is a Test pass.

WFCM 2016-C35
QQ-2

Representations and Warranties	Test	Review Materials
1. Complete Mortgage File. With respect to each Mortgage Loan, to the extent that the failure to deliver the same would constitute a “Material Defect” in the Pooling and Servicing Agreement and/or Mortgage Loan Purchase Agreement, (i) a copy of the Mortgage File for each Mortgage Loan and (ii) originals or copies of all financial statements, appraisals, environmental reports, engineering reports, seismic assessment reports, leases, rent rolls, Insurance Policies and certificates, legal opinions and tenant estoppels in the possession or under the control of such Mortgage Loan Seller that relate to such Mortgage Loan, will be or have been delivered to the Master Servicer with respect to each Mortgage Loan by the deadlines set forth in the Pooling and Servicing Agreement and/or Mortgage Loan Purchase Agreement. For the avoidance of doubt, the Mortgage Loan Seller shall not be required to deliver any attorney-client privileged communication, draft documents or any documents or materials prepared by it or its Affiliates for internal uses, including without limitation, credit committee briefs or memoranda and other internal approval documents.	1	Review the Mortgage File to determine if it includes a signed custodian certification that does not contain any exceptions reported. If so determined, it will be a Test pass.	Mortgage File; Custodian certification
2. Whole Loan; Ownership of Mortgage Loans. Each Mortgage Loan is a whole loan and not a participation interest in a mortgage loan. At the time of the sale, transfer and assignment to the Depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests and other interests on, in or to such Mortgage Loan other than any servicing rights appointment, subservicing or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.	2a	Review the amounts listed on the original Mortgage Note and Mortgage for an indication that they match the amounts listed on the Mortgage Loan Schedule. If the amounts are the same, then such Mortgage Loan would be considered a Whole Loan. If there is more than one property then the Mortgage for each Mortgaged Property would need to be aggregated. If identified as such, it will be a Test pass.	Mortgage; Mortgage Note; Loan agreement related to the Mortgage Loan (“Loan Agreement”); Mortgage Loan guaranty; Assignment of Leases; and Environmental Indemnity Agreement (collectively, the “Mortgage Loan Documents”); Mortgage Loan Schedule.
	2b	Review all Asset Status Reports and Final Asset Status Reports to the extent previously prepared by the Special Servicer (collectively referred to in this Exhibit QQ as “Collective Asset Status Reports”) for notation of any Mortgage Note or Mortgage that was subject to any assignment (other than assignments to the Mortgage Loan Seller), participation or pledge, or that the Mortgage Loan Seller did not have good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. If no such	Collective Asset Status Reports

WFCM 2016-C35
QQ-3

Representations and Warranties	Test	Review Materials
notation is found, it will be a Test pass.
	2c	Review the Collective Asset Status Reports for notation of any claim or assertion regarding the Mortgage Loan Seller not having the full right and authority to sell, assign and transfer the Mortgage Loan. If such notation is not found, it will be a Test pass.	Collective Asset Status Reports
	2d	Review the Collective Asset Status Reports for notation of any claim or assertion regarding the assignment to the Depositor not constituting a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan. If such notation is not found, it will be a Test pass.	Collective Asset Status Reports
3. Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or Prepayment Premium/Yield Maintenance Charge) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”). Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the	3a	Review the opinion of Mortgagor’s counsel (“Mortgagor’s Counsel Opinion”) for an indication that it contains language that the related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as specified in representation and warranty 3. If such indication exists, it will be a Test pass.	Mortgagor’s Counsel Opinion
	3b	Review the Collective Asset Status Reports for notation of any valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee (as defined in the related Mortgage Loan Purchase Agreement) the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan Documents. If no such notation is found, it will	Collective Asset Status Reports

WFCM 2016-C35
QQ-4

Representations and Warranties	Test	Review Materials
related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.
		be a Test pass.
4. Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan, together with applicable state law, contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.	4	Review the Mortgage Loan Documents and Mortgagor’s Counsel Opinion for an indication that the Mortgage Loan Documents contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications. If such indication exists, it will be a Test pass.	Mortgage Loan Documents; Mortgagor’s Counsel Opinion
5. Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee shall provide, or if neither (A) nor (B) is applicable, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The Mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.	5a	Review the appraisals to determine if any of the properties are specifically identified as hospitality properties. If so, review the Mortgage File to determine if there exists a franchise or license agreement and an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust in accordance with the terms of such executed comfort letter or similar agreement.. If so determined with respect to each part of the Test, it will be a Test pass.	Appraisals; Mortgage File; Franchise agreements; License agreements; Comfort letter or similar agreement signed by or from such franchisor or licensor
	5b	If the appraisals specifically identify any Mortgaged Properties as hospitality properties, review the Mortgage or related security agreement for each Mortgage Loan secured by a hospitality property to determine if there are provisions related to creating a security interest in the revenues of such property. Also, review the Mortgage File to determine if there exist filed copies (bearing evidence of filing) or evidence of filing of any related UCC financing statements in the appropriate filing office, related	Security agreements; UCC filings; appraisals; Mortgage File

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amendments and continuation statements. If so determined with respect to each part of this Test, it will be a Test pass.

6. Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date.

	6a	Review the Collective Asset Status Reports and Mortgage Loan Documents for an indication that the material terms of such documents have been waived, impaired, modified, altered, satisfied, cancelled, subordinated or rescinded in any respect, except by written instruments set forth in the related Mortgage File. If no such indication is found, it will be a Test pass.	Mortgage Loan Documents; Collective Asset Status Reports
	6b	Review the Collective Asset Status Reports and Mortgage Loan Documents for an indication that a related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property except by written instruments set forth in the related Mortgage File. If no such indication is found, it will be a Test pass.	Collective Asset Status Reports; Mortgage Loan Documents
	6c	Review the Collective Asset Status Reports and Mortgage Loan Documents for notation that neither Mortgagor nor guarantor has been released from its material obligations under the Mortgage Loan except by written instruments set forth in the related Mortgage File. If no such notation is found, it will be a Test pass.	Collective Asset Status Reports; Mortgage Loan Documents
	6d	Review the Collective Asset Status Reports and Mortgage Loan Documents for notation of a modification, amendment or waiver that could be reasonably expected to have a material adverse effect on such Mortgage Loan that was consented to by the Mortgage Loan Seller on or after the Cut-off Date. If no such notation is found, it will be a Test pass.	Collective Asset Status Reports; Mortgage Loan Documents
7. Lien; Valid Assignment. Subject to the Standard Qualifications, each endorsement or assignment of Mortgage and assignment of Assignment of Leases from the Mortgage Loan Seller or its Affiliate is in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller) and constitutes a legal, valid and binding endorsement or assignment from the Mortgage Loan Seller, or its Affiliate, as applicable. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on	7a	Review the Collective Asset Status Reports for a notation or other indication of any claim or assertion regarding any endorsement or assignment of Mortgage and Assignment of Leases not constituting a legal, valid and binding endorsement or assignment from the Mortgage Loan Seller, or its Affiliate, as applicable, subject to the Insolvency Qualifications. If such a notation or other indication is not found, it will be a Test pass.	Collective Asset Status Reports
	7b	Review the related Mortgage and the Assignment of Leases for each property for provisions to the effect that the related mortgage and Assignment of Leases is not freely assignable	Mortgage; Assignment of Leases

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the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph 8 below (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances and Title Exceptions) as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, is free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances, and as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by the applicable Title Policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to the Permitted Encumbrances and Title Exceptions, except as such enforcement may be limited by Standard Qualifications, subject to the limitations described in paragraph 11 below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.		without the consent of the related Mortgagor. If no such provision is found, it will be a Test pass.
	7c	Review the Title Policy (as defined in representation and warranty 8) to determine if the related mortgage is a first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property. Compare the amount of the Title Policy to the principal amount of the Mortgage Loan or allocated loan amount to determine they are equivalent. If each such determination is made, it will be a Test pass.	Title Policy; Mortgage; Mortgage Loan Schedule
	7d	Review the Title Policy to determine if the Mortgaged Property was free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances (other than Permitted Encumbrances). If so determined, it will be a Test pass.	Title Policy
	7e	Review the Collective Asset Status Reports for a notation or other indication of any claim or assertion that, as of the Cut-off Date, the Mortgage Loan Seller had knowledge that the Mortgaged Property was not free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances (other than Permitted Encumbrances). If such a notation or other indication is not found, it will be a Test pass.	Collective Asset Status Reports
	7f	Review the Collective Asset Status Reports for a notation or other indication of any claim or assertion that, subject to the rights of tenants, there are rights existing which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except for Permitted Encumbrances and those which are bonded over, escrowed for or insured against by the applicable Title Policy. If such a notation or other indication is not found, it will be a Test pass.	Collective Asset Status Reports
	7g	Review the Title Policy to determine if any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Standard Qualifications, subject to the limitations described in representation and warranty 11 below. The	Title Policy

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foregoing excludes the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection. If so determined, it will be a Test pass.
	7h	Review the Collective Asset Status Reports for a notation or other indication of any claim or assertion that the Mortgage Loan Seller did not have legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold), interest in the Mortgaged Property or good and marketable title free and clear of any pledge, lien, encumbrance or security interest. If such a notation or other indication is not found, it will be a Test pass.	Collective Asset Status Reports
	7i	Review the Collective Asset Status Reports for a notation or other indication of claim or assertion that any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan does not establish and creates a valid and enforceable lien on property described therein subject to the Permitted Encumbrances and Title Exceptions, except as such enforcement may be limited by Standard Qualifications, subject to the limitations described in representation and warranty 11 below. If such a notation or other indication is not found, it will be a Test pass.	Collective Asset Status Reports
8. Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and	8a	Review the Title Policy to determine if it is an American Land Title Association loan title insurance policy or another comparable form of loan title insurance policy approved for use in the applicable jurisdiction. Review the Mortgage Loan Documents to determine if the amount of the policy covers the amount of the Mortgage Loan, or for multiple properties, an amount equal to the allocated loan amount after all advances of principal. If so determined with respect to each part of this Test, it will be a Test pass.	Title Policy; Mortgage Loan Documents
	8b	Review the Title Policy to determine if the first priority lien of the Mortgage is subject only to Permitted Encumbrances, as defined in representation and warranty 8. If so determined, it will be a Test pass.	Title Policy
	8c	Review the Title Policy to determine if any Permitted	Title Policy

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assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a Cross-Collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same Cross-Collateralized Group, and (g) condominium declarations of record and identified in such Title Policy, provided that none of clauses (a) through (g), individually or in the aggregate, materially interferes with the current marketability or principal use of the Mortgaged Property, the security intended to be provided by such Mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.		Encumbrance is a mortgage lien that is senior to or coordinate and co-equal to the lien of the related Mortgage, other than as contemplated by item (f) in the definition of Permitted Encumbrances. If not so determined, it will be a Test pass.
	8d	Review the Title Policy and Collective Asset Status Reports for a notation or other indication that the coverage is not in full force and effect, that all premiums thereon have not been paid or that claims have been made by the Mortgage Loan Seller. If no such notation or other indication is found, it will be a Test pass.	Title Policy; Collective Asset Status Reports
	8e	Review the Collective Asset Status Reports for a notation or other indication that the Mortgage Loan Seller, or any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such policy. If such a notation or other indication is not found, it will be a Test pass.	Collective Asset Status Reports
	8f	Review the Title Policy to determine if the Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), that (a) the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous. If so determined, it will be a Test pass.	Title Policy

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9. Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as of the Cut-off Date there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances. The Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than as set forth on Exhibit C-32-1 to the applicable Mortgage Loan Purchase Agreement.	9a	Review the Title Policy to determine if there is any subordinate mortgage or junior lien encumbering the related Mortgaged Property, except for any Mortgage Loan that is cross collateralized and cross defaulted with another Mortgage Loan. If not so determined, it will be a Test pass.	Title Policy
	9b	Review the Title Policy to determine if, as of the Cut-off Date, there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances. If so determined, it will be a Test pass.	Title Policy
	9c	Review the Collective Asset Status Reports for a notation or other indication that the Mortgage Loan Seller had knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than those set forth on Exhibit C-32-1 to the applicable Mortgage Loan Purchase Agreement. If such a notation or other indication is not found, it will be a Test pass.	Collective Asset Status Reports
10. Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.	10a	Review the Mortgage File to determine if an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage) is in the Mortgage File. If so determined, it will be a Test pass.	Mortgage File; Assignment of Leases
	10b	Review the Title Policy to determine if the Mortgage, or any related Assignment of Leases, has been recorded, and creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. If so determined with respect to each part of this Test, it will be a Test pass.	Title Policy; Mortgage; Assignment of Leases
	10c	Review the Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage) to determine if the related Mortgage, or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents	Assignment of Leases; Mortgage

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or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee. If so determined, it will be a Test pass.
11. Financing Statements. Subject to the Standard Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed and/or recorded (or, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by Mortgagor and necessary to operate such Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.	11a	Review the Collective Asset Status Reports for a notation or other indication of inappropriately filed or nonexistent UCC-1 financing statements. If such a notation or other indication is not found, it will be a Test pass.	Collective Asset Status Reports
11b	Review the Collective Asset Status Reports for notation or other indication that the UCC-1, UCC-2 and UCC-3 statements were not in suitable form for filing. If such a notation or other indication is not found, it will be a Test pass.

Collective Asset Status Reports

12. Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date. An engineering report or property condition assessment was prepared by a third party engineering consultant in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon the due diligence customarily performed by the Mortgage Loan Seller in connection with the origination of similar commercial and multifamily loans intended for securitization, and except as set forth in such engineering report or property condition report or with respect to which repairs were required to be reserved for or made, (a) all major building systems for the improvements of each related Mortgaged Property are in

	12a	Review the engineering report or property condition assessment in the Mortgage File to determine if it is dated within six months of the origination date, and within twelve months of the Cut-off Date. If so determined, it will be a Test pass.	Engineering report; Property condition assessment
	12b	Review the engineering report or property condition assessment in the Mortgage File to determine if it was dated no more than twelve months prior to the Cut-off Date. Review the engineering report to confirm that (a) all major building systems for the improvements of each Mortgaged Property are in good working order, and (b) each related Mortgaged Property is free of material damage. If so determined with respect to each part of the Test, it will be a Test pass.	Engineering report; Property condition assessment
	12c	Review the engineering report or property condition assessment in the Mortgage File dated no more than twelve months prior to	Engineering report; Property condition assessment

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good working order, and (b) each related Mortgaged Property (i) is free of any material damage, and (ii) is in good repair and condition, and (iii) is free of patent and observable structural defects, except, as to all statements in clauses (a) and (b) above, to the extent: (x) any damage or deficiencies would not reasonably be expected to materially and adversely affect the use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage, or repairs with respect to such damage or deficiencies are estimated to not exceed 5% of the original principal balance of the Mortgage Loan; (y) such repairs have been completed; or (z) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller in connection with the origination of similar commercial and multifamily loans intended for securitization, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. To the Mortgage Loan Seller’s knowledge, based on the engineering report or property condition assessment and the Sponsor Diligence (as defined in paragraph 42), there are no issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the current marketability or principal use of the Mortgaged Property other than those disclosed in the engineering report or Servicing File and those addressed in sub-clauses (x), (y), and (z) of the preceding sentence.

		the Cut-off Date to determine if it provides that each related Mortgaged Property is in good repair and condition and free of patent and observable structural defects, except to the extent: (i) any damage or deficiencies that would not reasonably be expected to materially and adversely affect the use, operation of the Mortgaged Property or the security intended to be provided by such mortgage or repairs with respect to such damage or deficiencies estimated to cost less than 5% of the original principal balance of the Mortgage Loan; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller in connection with the origination of similar commercial and multifamily loans intended for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. If so determined, it will be a Test pass.
	12d	Review the Collective Asset Status Reports for a notation or other indication that the Mortgage Loan Seller had knowledge of issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believed would have a material adverse effect on the current marketability or principal use of the Mortgaged Property other than those disclosed in the most recently dated engineering report or Servicing File and those addressed in sub- clauses (x), (y), and (z) of representation and warranty 12. If such a notation or other indication is not found, it will be a Test pass.	Collective Asset Status Reports
13. Taxes and Assessments. As of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that became due and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and	13	Review the Collective Asset Status Reports for a notation or other indication that all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgage Property that became due and owing prior to the Cut-off Date with respect to the Mortgaged Property have not been paid, or if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges were not covered by an escrow of funds or other security	Collective Asset Status Reports

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reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon.		sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. If such a notation or other indication is not found, it will be a Test pass.
14. Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.	14	Review the Collective Asset Status Reports for a notation or other indication of any proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property as of the Cut-off date, or for a notation or other indication that the Mortgage Loan Seller had knowledge as of the Cut-off of any such proceeding that would have a material adverse effect on the value, use or operation of the Mortgaged Property. If such a notation or other indication is not found, it will be a Test pass.	Collective Asset Status Reports
15. Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 8), an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, the Sponsor Diligence (as defined in paragraph 42), and the ESA (as defined in paragraph 43), as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the current marketability of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such Mortgage Loan, or (h) the current principal use of the Mortgaged Property.	15a	Review the Mortgage Loan Documents, the Mortgagor’s Counsel Opinion and the Collective Asset Status Reports for an indication of pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property that existed on the origination date. If such an indication is not found, it will be a Test pass.	Mortgage Loan Documents; Mortgagor’s Counsel Opinion; Collective Asset Status Reports
	15b	Review the Collective Asset Status Reports to determine if an adverse outcome of any such pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property would reasonably be expected to adversely affect the matters set forth in clauses (a)-(h) of representation and warranty 15. If any such adverse outcome would not reasonably be expected to adversely affect the matters set forth in clauses (a)-(h) of representation and warranty 15, it will be a Test pass.	Collective Asset Status Reports
16. Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with the Mortgagee pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no delinquencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the	16a	Review the Collective Asset Status Reports for a notation or other indication of any escrow deposits and escrow payments required to be escrowed with the Mortgagee pursuant to each Mortgage Loan not in the servicer’s possession or control. If such a notation or other indication is not found, it will be a Test pass.	Collective Asset Status Reports
	16b	Review the Diligence File and the Collective Asset Status Reports to determine if all escrows and deposits required	Diligence File; Collective Asset Status Reports

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related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the Depositor or its servicer. Any and all material requirements under the Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before the Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with the Mortgage Loan Seller’s practices with respect to escrow releases or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

pursuant to the Mortgage Loan have been conveyed by the Mortgage Loan Seller to the Depositor or its servicer. If so determined, it will be a Test pass.
	16c	Review the Diligence File and the Collective Asset Status Reports for a notation or other indication that the material requirements under the Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose on or before the Closing Date have not been complied with in all material respects. If such a notation or other indication is not found, it will be a Test pass.	Diligence File; Collective Asset Status Reports
	16d	Review the Servicing File and the Collective Asset Status Reports to determine if an escrow release has been made that was not in accordance with the terms of the related Mortgage Loan Documents or consistent with the Mortgage Loan Seller’s practices with respect to escrow releases or such released funds were otherwise used for their intended purpose. If not so determined, it will be a Test pass.	Servicing File; Collective Asset Status Reports

17. No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback), and any requirements or conditions to disbursements of any loan proceeds held in escrow have been satisfied with respect to any disbursement of any such escrow fund.

	17a	Review the Mortgage Loan Schedule, Loan Agreement, Mortgage Note and origination settlement statement to determine if the principal amount of the Mortgage Loan was fully disbursed as of the Closing Date. If so determined, it will be a Test pass.	Mortgage Loan Schedule; Loan Agreement; Mortgage Note; and Origination settlement statement
	17b	Review the Mortgage Loan Documents to determine if there is no requirement for future advances by the Mortgagee (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback), and any requirements or conditions to disbursements of any loan proceeds held in escrow have been satisfied with respect to any disbursement of any such escrow fund. If so determined, it will be a Test pass.	Mortgage Loan Documents
18. Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes	18a	Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if it shows that the related Mortgaged Property is insured by a property insurance	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or

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Representations and Warranties		Test	Review Materials
replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.
Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance (except where an applicable tenant lease does not permit the tenant to abate rent under any circumstances), which (i) covers a period of not less than 12 months (or with respect to each Mortgage Loan with a principal balance of $35 million or more, 18 months), or a specified dollar amount which, in the reasonable judgment of the Mortgage Loan Seller, will cover no less than 12 months (18 months for Mortgage Loans with a principal balance of $35 million or more) of rental income; (ii) for a Mortgage Loan with a principal balance of $50 million or more contains a 180 day “extended period of indemnity”; and (iii) covers the actual loss sustained during the time period, or up to the specified dollar amount, set forth in clause (i) above.
If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization.		policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan Documents and the Insurance Rating Requirements, in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of any Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the Mortgaged Property. If so determined, it will be a Test pass.	certificates of insurance)
	18b	Review the Mortgage Loan Documents for provisions requiring the insurance coverage as stated in Test 18a above. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	18c	Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if it shows that the related Mortgaged Property is insured for business interruption or rental loss insurance (except where an applicable tenant lease does not permit the tenant to abate rent under any circumstances), which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to a Mortgage Loan with a principal balance of $35 million or more, 18 months), or a specified dollar amount which, in the reasonable judgment of the Mortgage Loan Seller, will cover no less than 12 months (18 months for Mortgage Loans with a principal balance of $35 million or more) of rental income; (ii) for a Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained during the time period, or up to the specified dollar amount sent forth in clause (i) above. If such provisions are found, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)

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Representations and Warranties		Test	Review Materials
If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.
The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.
An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, which correlates to a 10% probability of exceedance in an exposure period of 50 years. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML.
The Mortgage Loan documents require insurance proceeds in respect of a
	18d	Review the Mortgage Loan Documents for provisions requiring the insurance coverage as stated in Test 18c above. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	18e	Review the Mortgage Loan Documents and/or the survey to determine if any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as “having special flood hazards,” the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization. If so determined, it will be a Test pass.	Mortgage Loan Documents; Survey
	18f	Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if windstorm and/or windstorm related perils and/or “named storms” are excluded from coverage. If so, review Diligence File to determine if the property is covered by a windstorm insurance policy covering damage from windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy the Mortgaged Property is insured by, which insurance policy is issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements. If so determined with respect to each part of this Test, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance); Diligence File

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Representations and Warranties		Test	Review Materials
property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.
All premiums on all insurance policies referred to in this section that are required by the Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.	18g	Review the Insurance Summary Report dated before the Cut-off Date (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) and Mortgage Loan Documents to determine if the Mortgage Property is covered, and required to be covered pursuant to the related Mortgage Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate. If so determined, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance); Mortgage Loan Documents
	18h	Review the property condition assessment to determine if the properties are located in a seismic zone 3 or 4. If determined, review the seismic engineering study to determine if it has been performed by an architectural or engineering consultant, for the sole purpose of assessing the PML for the Mortgaged Property in the event of an earthquake, based on a 475-year return period, which correlates to a 10% probability of exceedance in an exposure period of 50 years. If so determined, it will be a Test pass.	Property condition assessment; Seismic engineering study
	18i	Review the most recent seismic engineering study or Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the PML would exceed 20% of the amount of the replacement costs of the improvements, and if so, review to determine if earthquake insurance on such Mortgaged Property was obtained. If so determined, determine if the insurer is rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings. The insurance amount should be not less than 100% of the PML. If so determined with respect to each part of the Test, it will be a Test pass.	Seismic engineering study; Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
	18j	Review the Mortgage Loan Documents for provisions requiring	Mortgage Loan Documents

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Representations and Warranties		Test	Review Materials
that insurance proceeds in respect of a property loss be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the Mortgage Loan, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon. If such provisions are found, it will be a Test pass.
	18k	Review the Collective Asset Status Reports for a notation or other indication that insurance premiums are current as of the Cut-off Date. If such a notation or other indication is found, it will be a Test pass.	Collective Asset Status Reports
	18l	Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the insurance policies name the Mortgagee under any Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. If so determined, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)

	18m	Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the insurance will inure to the benefit of the trustee. If so determined, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
	18n	Review the Mortgage Loan Documents to determine if any Mortgage Loan obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. If so determined, it will be a Test pass.	Mortgage Loan Documents
	18o	Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the insurance policies (other than commercial liability policies) require at least	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or

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Representations and Warranties		Test	Review Materials
		10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium. If so determined, it will be a Test pass.	certificates of insurance)
	18p	Review the Collective Asset Status Reports for a notation or other indication that any notice described in Test 18o may have been received by the Mortgage Loan Seller. If such a notation or other indication is not found, it will be a Test pass.	Collective Asset Status Reports
19. Access; Utilities; Separate Tax Parcels. Based solely on evaluation of the Title Policy (as defined in paragraph 8) and survey, if any, an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, the Sponsor Diligence (as defined in paragraph 42), and the ESA (as defined in paragraph 43), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future), in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created.	19a	Review the zoning report, Title Policy and survey, engineering report or property condition assessment, the Sponsor Diligence and the ESA to determine if each Mortgaged Property is located on or adjacent to a public road and has direct legal access to such road, or has permanent access easement or right of way permitting ingress and egress to/from a public road. If so determined, it will be a Test pass.	Zoning report; Title Policy; Survey; Engineering report or property condition assessment; Sponsor Diligence; ESA
	19b	Review the zoning report, Title Policy and survey, engineering report or property condition assessment, the Sponsor Diligence and the ESA to determine if each Mortgaged Property is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property. If so determined, it will be a Test pass.	Zoning report; Title Policy; Survey; Engineering report or property condition assessment; Sponsor Diligence; ESA
	19c	Review the Title Policy and survey to determine if each Mortgaged Property constitutes one or more separate tax parcels and do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the most recently dated Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels, in which case any Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created. If so	Title Policy; Survey; Mortgage Loan Documents

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Representations and Warranties		Test	Review Materials
determined, it will be a Test pass.
20. No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not materially and adversely affect the current marketability or principal use of the Mortgaged Property: (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach upon any easements except for encroachments that are insured against by the applicable Title Policy.	20a	Review the survey and Title Policy to determine if all material improvements that were included for the purpose of determining the appraised value of the Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured by applicable Title Policy. If so determined, it will be a Test pass.	Survey; Title Policy; Appraisal
	20b	Review the survey and Title Policy to determine if there exist material improvements on adjoining parcels that encroach onto the Mortgaged Property which are not insured by applicable Title Policy. If not so determined, it will be a Test pass.	Survey; Title Policy
	20c	Review the survey and Title Policy to determine if there exist material improvements that encroach upon any easements except for encroachments that are insured against by the applicable Title Policy. If not so determined, it will be a Test pass.	Survey; Title Policy
21. No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by the Mortgage Loan Seller.	21	Review the Mortgage Loan Documents for any shared appreciation feature or any other contingent interest feature, any negative amortization feature, or an equity participation by the Mortgage Loan Seller. If no such feature is found with respect to each part of this Test, it will be a Test pass.	Mortgage Loan Documents
22. REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on	22a	Review the origination settlement statement and Mortgage Note to determine if the proceeds advanced by the Mortgagee did not exceed the non-contingent principal amount of the Mortgage Loan. If so determined, it will be a Test pass.	Origination settlement statement; Mortgage Loan
	22b	Review the most recent appraisal and Mortgage Loan Documents to determine if (a) the Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the initial principal amount of any Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the Closing Date at least equal to 80% of the outstanding principal amount of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes of clauses (i) and (ii) above, the fair market value of the real property interest must first be reduced by	Appraisal; Mortgage Loan Documents

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Representations and Warranties		Test	Review Materials
the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any Prepayment Premiums and Yield Maintenance Charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.		(A) the amount of any lien on the real property interest that is senior to such Mortgage Loan and (B) a proportionate amount of any lien that is in parity with such Mortgage Loan or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If so determined, it will be a Test pass.
	22c	Review the Collective Asset Status Reports for an indication or other notation that the Mortgage Loan was modified prior to the Closing Date, and if so, if the modification was made as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(i) in the first sentence of representation and warranty 22 (substituting the date of the last such modification for the date any Mortgage Loan was originated) or sub-clause (B)(ii) in the first sentence of representation and warranty 22, including the proviso thereto. If there were any such modifications, and such a notation or other indication is found, it will be a Test pass.	Collective Asset Status Reports
	22d	Review the Collective Asset Status Reports for a notation or other indication of any claim or assertion to the effect that the prepayment premiums and yield maintenance charges applicable to any Mortgage Loan do not constitute “customary prepayment penalties”. If such a notation or other indication is not found, it will be a Test pass.	Collective Asset Status Reports
23. Compliance with Usury Laws. The mortgage rate (exclusive of any default interest, late charges, Yield Maintenance Charge or Prepayment Premium) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.	23a	Review the Collective Asset Status Reports for a notation or other indication of any claim or assertion to the effect that the terms of the Mortgage Loan do not comply with applicable local, state, and federal laws in any material respect. If such a notation or other indication is not found, it will be a Test pass.	Collective Asset Status Reports
	23b	Review the Collective Asset Status Reports for a notation or other indication of any claim or assertion to the effect that any material requirements pertaining to the origination of any Mortgage Loan, including but not limited to, usury and any and	Collective Asset Status Reports

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Representations and Warranties		Test	Review Materials
all other material requirements of any federal, state or local law have not been complied with. If such a notation or other indication is not found, it will be a Test pass.
	23c	Review the Mortgage Loan Documents to determine if they provide that the Mortgage Loan complied with usury laws. If so determined, it will be a Test pass.	Mortgage Loan Documents
24. Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.	24	Review the Collective Asset Status Reports for a notation or other indication of any claim or assertion that as of the date that the Mortgage Loan Seller or any prior Mortgagee held the Mortgage Note, each such holder of the Mortgage Note was not authorized to transact or do business in the jurisdiction in which each related Mortgaged Property is located. If such a notation or other indication is found, determine whether the failure to be so authorized could not materially and adversely affect the enforceability of such Mortgage Loan by the Trust. If so determined, it will be a Test pass.	Collective Asset Status Reports
25. Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee, and, except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such Mortgage Loan, no fees are payable to such trustee except for de minimis fees paid.	25a	Review the Mortgage Loan Documents to determine if a trustee is appointed. If so determined, it will be a Test pass.	Mortgage Loan Documents
	25b	Review the Mortgage Loan Documents for an indication that, except in connection with a trustee’s sale after a default by the Mortgagor or in connection with any full or partial release of the Mortgaged Property or related security for such Mortgage Loan, no fees are payable to such trustee except for de minimis fees paid. If so determined, it will be a Test pass.	Mortgage Loan Documents

26. Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-	26a	Review the zoning report, a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization to determine if the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable Zoning Regulations governing the occupancy, use, and operation of such Mortgaged Property or constitute a	Zoning report; Letter from any governmental authorities; Legal opinion; Architect’s letter; Endorsement to the related Title Policy; Survey; Other affirmative investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization

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conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, or (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property.		legal non-conforming use or structure. If so determined, it will be a Test pass.
	26b	Review the zoning report, a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization to determine if any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. If so determined, it will be a Test pass.	Zoning report; Letter from any governmental authorities; Legal opinion; Architect’s letter; Endorsement to the related Title Policy; Survey; Other affirmative investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization

	26c	Review the Mortgage Loan Documents for provisions to the effect that, in the event of casualty or destruction, the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	26d	If the zoning report, a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization indicates that all or any part of the Mortgaged Property do not comply with zoning laws, review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if law and ordinance coverage was obtained prior to the Closing Date that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations. If not so determined, review the Title Policy to determine if it insures over such nonconformity. If so determined, it will be a Test pass.	Zoning report; Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance); Letter from any governmental authorities; Legal opinion; Architect’s letter; Endorsement to the related Title Policy; Survey; Other affirmative investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization
27. Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises,	27a	Review the Mortgage Loan Documents to determine if the Mortgagor has covenanted to keep all material licenses, permits,	Mortgage Loan Documents

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certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.		franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect. If so determined, it will be a Test pass.
	27b	Review the Mortgage Loan Documents and the Collective Asset Status Reports for a notation or other indication that (a) the Mortgage Loan Seller had knowledge that any licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property are not in effect, and (b) the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals necessary could materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder or the related Mortgage Loan. If such a notation or other indication is not found, it will be a Test pass.	Mortgage Loan Documents; Collective Asset Status Reports
	27c	Review the Mortgage Loan Documents for provisions requiring the related Mortgagor to be qualified to do business in the jurisdiction in which the Mortgaged Property is located, and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
28. Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan (a) provide that such Mortgage Loan becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be Affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have solicited or caused to be solicited petitioning creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or controlling equity interests in Mortgagor made in violation of the	28a	Review the Mortgage Loan Documents for provisions permitting full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be Affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in connection with the events or circumstances set forth in clauses (a)(i) through (a)(iii) of representation and warranty 28. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	28b	Review the Mortgage Loan Documents to determine if there exist provisions permitting recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be Affiliated with the Mortgagor) that collectively, as of the date of origination of	Mortgage Loan Documents

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Mortgage Loan documents; and (b) contains provisions for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be Affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the following (or negotiated provisions of substantially similar effect): (i) Mortgagor’s misappropriation of rents after an event of default, security deposits, insurance proceeds, or condemnation awards; (ii) Mortgagor’s fraud or intentional misrepresentation; (iii) criminal acts by the Mortgagor or guarantor resulting in the seizure or forfeiture of all or part of the Mortgaged Property; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) Mortgagor’s commission of material physical waste at the Mortgaged Property.		the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the events or circumstances set forth in clauses (b)(i) through (b)(v) of representation and warranty 28. If so determined, it will be a Test pass.
29. Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial defeasance (as described in paragraph 34) of not less than a specified percentage at least equal to 110% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (defined in paragraph 34 below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect	29a	Review the Mortgage Loan Documents for provisions stating that, if the related Mortgage Loan Documents permit a property release, the only conditions under which a property may be released during the life of the Mortgage Loan are as set forth in clauses (a) through (e) of the first sentence of representation and warranty 29. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	29b	Review the Mortgage Loan Documents for provisions stating that with respect to any partial release described in clauses (a) or (d) of the first sentence of representation and warranty 29 either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage	Mortgage Loan Documents

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specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.
In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans).
No such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the REMIC Provisions.		Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions. If such provisions are found, it will be a Test pass.
	29c	Review the Loan Documents for provisions stating that in the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans). If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	29d	Review the Mortgage Loan Documents for provisions stating that no such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross- collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the REMIC Provisions. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
30. Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage Loan with (a)	30a	Review the Mortgage Loan Documents for provisions that require the Mortgagor to provide the owner or holder of the	Mortgage Loan Documents

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quarterly (other than for single-tenant properties) and annual operating statements, (b) quarterly (other than for single-tenant properties) rent rolls (or maintenance schedules in the case of Mortgage Loans secured by residential cooperative properties) for properties that have any individual lease which accounts for more than 5% of the in-place base rent, and (c) annual financial statements.		Mortgage Loan with quarterly (other than for single-tenant properties) and annual operating statements. If such provisions are found, it will be a Test pass.
	30b	Review the Mortgage Loan Documents for provisions that require the Mortgagor to provide the owner or holder of the Mortgage Loan with quarterly (other than for single-tenant properties) rent rolls (or maintenance schedules in the case of Mortgage Loans secured by residential cooperative properties) for properties that have any individual ease which accounts for more than 5% of the in-place base rent and annual financial statements. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
31. Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, and to the Mortgage Loan Seller’s knowledge with respect to each Mortgage Loan of $20 million or less, as of origination the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms, or as otherwise indicated on Schedule C to the applicable Mortgage Loan Purchase Agreement.	31a	Review the Mortgage Loan Documents to determine if the original principal balance was greater than $20 million. If so, review the insurance coverage review document for an indication that the special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude acts of terrorism, from coverage, or if they do, there exists a separate terrorism insurance policy related to the Mortgaged Property. If such an indication is found, it will be a Test pass.	Mortgage Loan Documents; Insurance coverage review document
	31b	Review the Mortgage Loan Documents to determine if the original principal balance was $20 million or less at origination. If so, Review the Mortgage Loan Documents for provisions that do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA (as defined in representation and warranty 31), or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms, or as otherwise indicated on Schedule C to the applicable Mortgage Loan Purchase Agreement. If such provisions are not found, it will be a Test pass.	Mortgage Loan Documents
32. Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage	32a	Review the Mortgage Loan Documents for “due-on-sale” or other such provisions for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan in the circumstances described in the first sentence of representation and warranty 32. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents

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Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain Affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Exhibit C-32-1 to the applicable Mortgage Loan Purchase Agreement, or future permitted mezzanine debt as set forth on Exhibit C-32-2 to the applicable Mortgage Loan Purchase Agreement or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan as set forth on Exhibit C-32-3 to the applicable Mortgage Loan Purchase Agreement or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.	32b	Review the Mortgage Loan Documents for provisions that require that if Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
33. Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to	33a	Review the Mortgage Loan Documents for provisions that	Mortgage Loan Documents

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be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Each Mortgage Loan with a Cut-off Date Balance of $ 30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $10 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.		require that the Mortgagor to be a Single-Purpose Entity (as defined in representation and warranty 33) for at least as long as any Mortgage Loan is outstanding. If such provisions are found, it will be a Test pass.
	33b	Review the Mortgage Loan Schedule for the Cut-off Date Balance of the Mortgage Loan. If the Mortgage Loan had a Cut-off Date Balance in excess of $10 million, review the related Mortgage Loan Documents and the Mortgagor’s organizational documents for provisions that require the Mortgagor to be a Single Purpose Entity. If the provisions exist, it will be a Test pass.	Mortgage Loan Schedule; Mortgage Loan Documents; Mortgagor’s organizational documents
	33c	Review the Mortgage Loan Schedule for the Cut-off Date Balance of the Mortgage Loan. If the Mortgage Loan had a Cut-off Date Balance in excess of $30 million, review the Mortgagor’s Counsel Opinion regarding non-consolidation of the Mortgagor. If such an opinion is found, it will be a Test pass.	Mortgage Loan Schedule; Mortgagor’s Counsel Opinion
34. Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a Yield Maintenance Charge or Prepayment Premium), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated	34	Review the Mortgage Loan Documents for provisions allowing the Mortgage Loan to be defeased, and if so, whether such Mortgage Loan Documents contain the provisions described in clauses (i) through (viii) of representation and warranty 34. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents

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on a principal amount equal to a specified percentage at least equal to 110% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (vi) the defeased note and the defeasance collateral are required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.
35. Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in situations where default interest is imposed.	35	Review the Mortgage Loan Documents for an indication that the loan has a fixed interest rate that remains fixed throughout the term of such Mortgage Loan, except in situations where default interest is imposed. If such an indication is found, it will be a Test pass.	Mortgage Loan Documents
36. Ground Leases. For purposes of these representations and warranties, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.
With respect to any Mortgage Loan where the Mortgage Loan is secured by a Ground Leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns (collectively, the “Ground Lease and Related Documents”), Mortgage Loan Seller represents and warrants that:
(a) The Ground Lease or a memorandum regarding such Ground Lease	36a	Review the appraisal to determine if the Mortgage Loan is secured by a Ground Lease (as defined in representation and warranty 36), in whole or in part. If so, review the Title Policy and Mortgage Loan Documents for an indication that the related Mortgage does not also encumber the lessor’s fee interest in the Mortgaged Property. If such an indication exists, proceed to Tests 36b through 36r.	Appraisal; Title Policy; Mortgage Loan Documents
	36b	Review the Title Policy and Mortgage Loan Documents for an indication that the Ground Lease or memorandum has been recorded or submitted for recordation. If such indication is found, it will be a Test pass.	Title Policy; Mortgage Loan Documents
	36c	Review the Ground Lease and Related Documents for an indication that the interest of the lessee is permitted to be encumbered by the Mortgage and does not restrict the use of the Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the mortgage. If such indication is found, it will be a Test pass.	Ground Lease and Related Documents

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has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease and Related Documents permit the interest of the lessee to be encumbered by the related Mortgage and do not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;
(b) The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease and Related Documents) that the Ground Lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the Mortgagee and that any such action without such consent is not binding on the Mortgagee, its successors or assigns, provided that Mortgagee has provided lessor with notice of its lien in accordance with the terms of the Ground Lease;
(c) The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);
(d) The Ground Lease either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions; or (ii) is the subject of a subordination, non-disturbance or attornment agreement or similar agreement to which the Mortgagee on the lessor’s fee interest is subject;
(e) Subject to the notice requirements of the Ground Lease and Related Documents, the Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (or, if such consent is required it either has been obtained or cannot be unreasonably withheld,	36d	Review the Collective Asset Status Reports for notation that, as of the Closing Date, there was a material change in the terms of the Ground Lease since its recordation. If no such notation is found, it will be a Test pass. If such notation is found, review the Mortgage File for a modification agreement or other such instrument is in the Mortgage File. If the modification agreement or instrument is in the Mortgage File, it will be a Test pass.	Collective Asset Status Reports; Mortgage File
	36e	Review the Ground Lease and Related Documents for a provision that the Ground Lease may not be amended, modified, canceled or terminated without the prior written consent of the Mortgagee and that any such action without such consent is not binding on the Mortgagee, its successors or assigns, provided that Mortgagee has provided lessor with notice of its lien in accordance with the terms of the Ground Lease. If such a provision is found, it will be a Test pass.	Ground Lease and Related Documents
	36f	Review the Ground Lease and Related Documents for an indication that it has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or ten years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes). If such an indication is found, it will be a Test pass.	Ground Lease and Related Documents
	36g	Review the Title Policy for an indication that the Ground Lease is either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions, or (ii) is the subject of a subordination, non-disturbance or attornment agreement or similar agreement to which the Mortgagee on the lessor’s fee interest is subject. If either indication is found, it will be a Test pass.	Title Policy; SNDA
	36h	Review the Ground Lease and Related Documents for an indication that the Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the	Ground Lease and Related Documents

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provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);
(f) The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;
(g) The Ground Lease and Related Documents require the lessor to give to the Mortgagee written notice of any default, provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;
(h) A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;
(i) The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;
(j) Under the terms of the Ground Lease and Related Documents, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan,		Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated an all amounts due thereunder have been paid). If such indication is found, it will be a Test pass.
	36i	Review the Ground Lease and Related Documents for an indication that in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated an all amounts due thereunder have been paid). If such indication is found, it will be a Test pass.	Ground Lease and Related Documents
	36j	Review the Collective Asset Status Reports for notation that the Mortgage Loan Seller has received any written notice of material default under or notice of termination of such Ground Lease. If no such notation is found, it will be a Test pass.	Collective Asset Status Reports
	36k	Review the Collective Asset Status Reports for notation that to the Mortgage Loan Seller’s knowledge, there is a material default under such Ground Lease or condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease. If no such notation is found, it will be a Test pass.	Collective Asset Status Reports
	36l	Review the Collective Asset Status Reports for a notation that to the Mortgage Loan Seller’s knowledge, such Ground Lease was not in full force and effect as of the Closing Date. If no such notation is found, it will be a Test pass.	Collective Asset Status Reports
	36m	Review the Ground Lease and Related Documents for provisions that the lessor is required to give to the Mortgagee written notice of any default, and provide that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee. If such provisions are found, it will be a Test pass.	Ground Lease and Related Documents
	36n	Review the Ground Lease and Related Documents for provisions that the Mortgagee is permitted a reasonable opportunity	Ground Lease and Related Documents

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together with any accrued interest;
(k) In the case of a total or substantially total taking or loss, under the terms of the Ground Lease and Related Documents, any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and
(l) Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.		(including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease. If such provisions are found, it will be a Test pass.
	36o	Review the Ground Lease for provisions that impose any commercially unreasonable restrictions on subletting in connection with the origination of similar commercial or multifamily loans intended for securitization. If no such provisions are found, it will be a Test pass.	Ground Lease
	36p	Review the Ground Lease and Related Documents and the Mortgage Loan Documents for an indication that any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (34k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan Documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest. If such indications are found, it will be a Test pass.	Ground Lease and Related Documents; Mortgage Loan Documents
	36q	Review the Ground Lease and Related Documents and the Mortgage Loan Documents for an indication that, in the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest. If such an indication is found, it will be a Test pass.	Ground Lease and Related Documents; Mortgage Loan Documents

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	36r	Review the Ground Lease and Related Documents for provisions that, provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding. If such provisions are found, it will be a Test pass.	Ground Lease and Related Documents
37. Servicing. The servicing and collection of each Mortgage Loan complied with all applicable laws and regulations and was in all material respects legal, proper and in accordance with customary commercial mortgage servicing practices.	37	Review the Collective Asset Status Reports for a notation or other indication of any claims or assertions to the effect that the servicing and collection practices used by the Mortgage Loan Seller in respect of each Mortgage Loan did not comply in all material respects with all applicable laws and regulations or was not in all material respects legal, proper in accordance with customary commercial mortgage servicing practices. If such a notation or other indication is not found, it will be a Test pass.	Collective Asset Status Reports
38. Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in Annex D-1 to the Mortgage Loan Purchase Agreement.	38	Review the Collective Asset Status Reports for notation to the effect that the origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have not been, in all material respects, legal and as of the date of its origination, such Mortgage Loan, or the origination thereof did not comply in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that representation and warranty 38 does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in Annex D-1 to the Mortgage Loan Purchase Agreement. If no such notation is found, it will be a Test pass.	Collective Asset Status Reports
39. Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (or a maintenance schedule in the case of a Mortgage Loan secured by a residential cooperative property) (the “Certified Rent Roll(s)”) other than with respect to hospitality or single tenant properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the	39a	Determine that there is one or more Certified Rent Roll(s) in the Diligence File for all properties other than hospitality or single tenant properties, or, with respect to properties other than hospitality or single tenant properties, a representation as to the accuracy of the rent roll or rent rolls is made by the Mortgagor in the Mortgage Loan Documents. If there are Certified Rent Roll(s), determine if they have been certified by the Mortgagor or the guarantor(s) as being accurate and complete in all material respects within 180 days of the date of origination of any	Diligence File; Certified Rent Roll(s); Mortgage Loan Documents

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related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mortgage Loan.		Mortgage Loan. If so determined as to each part of this Test, it will be a Test pass.
	39b	Determine that there are operating histories for each Mortgaged Property that are certified by the Mortgagor or the guarantor(s) as being accurate and complete in all material respects within 180 days of the date of origination of the related Mortgage Loan. If so determined, it will be a Test pass.	Operating statements; Mortgage Loan Documents
40. No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months), and as of Cut-off Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in Exhibit C to the applicable Mortgage Loan Purchase Agreement. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.	40a	Review the Collective Asset Status Reports for notation that (i) the Mortgage Loan has been more than 30 days delinquent, giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months), or (ii) the Mortgage Loan was delinquent beyond any applicable grace or cure periods as of the Cut-off Date. If no such notation is found, it will be a Test pass.	Collective Asset Status Reports
	40b	Review the Collective Asset Status Reports for notation of the Mortgage Loan Seller’s knowledge of (a) a material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) an event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration. If no such notation is found, it will be a Test pass.	Collective Asset Status Reports
41. Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.	41	Review the Lexis/Nexis (or comparable search) and the Collective Asset Status Reports for an indication that the Mortgaged Property (other than any tenants of such Mortgaged Property), or any portion thereof, was the subject of, or a Mortgagor, guarantor or tenant occupying a single-tenant property was a debtor in, a state or federal bankruptcy, insolvency or similar proceeding. If no such indication or notation is found, it will be a Test pass.	Lexis/Nexis (or comparable) search; Collective Asset Status Reports
42. Organization of Mortgagor. The Mortgage Loan Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e.,	42a	Review the Diligence File to determine if it includes an organizational chart or other description of each Mortgagor in the Diligence File which purports to identify all Controlling Owners.	Diligence File; Organizational chart

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managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history regarding any bankruptcies, any felony convictions in accordance with the standards utilized by the Mortgage Loan Seller in connection with the origination of similar commercial and multifamily loans intended for securitization, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis or NCO, or a similar service designed to elicit information about each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history regarding any bankruptcies, any felony convictions, in accordance with the standards utilized by the Mortgage Loan Seller in connection with the origination of similar commercial and multifamily loans intended for securitization. ((1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Controlling Owner or guarantor (i) was in a state or federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state or federal bankruptcy or insolvency, or (iii) had been convicted of a felony.		If so determined, it will be a Test pass.
	42b	Review the Diligence File to determine if the Sponsor Diligence is included. If so, review the Sponsor Diligence for any indication that the Mortgage Loan Seller had knowledge that any Controlling Owner or guarantor (i) was in a state or federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state or federal bankruptcy or insolvency, or (iii) had been convicted of a felony. If no such indication is found, it will be a Test pass.	Diligence File; Sponsor Diligence
43. Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527 05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental	43a	Review the Diligence File to determine if an ESA (as defined in representation and warranty 43) is included. If so, review the ESA for an indication that it was conducted within 12 months prior to the origination date of the Mortgage Loan. If such an indication is found, it will be a Test pass.	Diligence File; ESA
	43b	Review the ESA for an indication that it identified (i) the existence of a recognized environmental condition at the related Mortgaged Property or (ii) the need for further investigation. If no such indication is found, it will be a Test pass.	ESA
	43c	Review the ESA for an indication that it identified (i) the existence of an Environmental Condition (as defined in representation and warranty 43) at the related Mortgaged Property or (ii) the need for further investigation. If such an indication is found, the following test procedures (subparts 43c-1 through 43c-6) will be performed. If any of the subparts indications are found, it will be a Test pass.	ESA; Escrow Statements; Loan Documents; Diligence File

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Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a Mortgagee’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

In the case of each Mortgage Loan set forth on Exhibit C-43-1 to the applicable Mortgage Loan Purchase Agreement, (i) such Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Exhibit C-43-1 (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the Trustee will within 60 days following the Closing Date	1. Review escrow statements for an indication that an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the environmental condition has been escrowed by the Mortgagor and is held by the related Mortgagee.	Escrow statements
	2. Review the ESA for an indication that if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air or lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, and if so, a review of the Loan Documents indicates that an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk.	ESA
	3. Review the Diligence File for an indication that any Environmental Condition identified in the ESA was remediated or abated in all material respects prior to the Cut-off Date, as evidenced by a no further action or closure letter that was obtained from the applicable governmental regulatory authority, or a reputable environmental consultant has concluded that no further action is required.	Diligence File
	4. Review the insurance coverage review documents for an indication that an environmental policy or a Mortgagee’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.	Insurance coverage review documents
	5. Review the Diligence File for an indication that a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources considered by the Mortgage Loan Seller to be adequate to address the situation.	Diligence File
	6. Review the Diligence File for an indication that a party related to the Mortgagor having financial resources estimated by the	Diligence File

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be a named insured under such policy either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust in accordance with the terms of such policy, which the Mortgage Loan Seller or its designee shall provide, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the Mortgage Loan or provide additional security or establish with the Mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least three years beyond the maturity of the Mortgage Loan.		Mortgage Loan Seller to be adequate to address the situation is required to take action.
	43d	Review the Collective Asset Status Reports for notation of the Mortgage Loan Seller’s knowledge of any environmental condition at the Mortgaged Property other than any set forth in the ESA. If no such notation is found, it will be a Test pass.	Collective Asset Status Reports; ESA
	43e	1. Review the insurance coverage review documents to determine if the Mortgage Loan is the subject of an environmental insurance policy as of origination, that the policy is in full force and effect with no deductible, that the premium has been paid through the maturity of the policy’s term and that the terms of such policy extends at least three years beyond the maturity of the Mortgage. If found, it will be a Test pass.	Insurance coverage review documents
		2. If Environmental Policy is found above, review the insurance coverage review documents to determine the Trustee within 60 days following the Closing Date was a named insured under such policy either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust in accordance with the terms of such policy, which the Mortgage Loan Seller or its designee shall provide. If found, it will be a Test Pass.	Insurance coverage review documents
	43f	Review the appraisal to determine if the related Mortgaged Property was constructed prior to 1985 and if it was a multifamily property. If so, verify that a property condition or engineering report was prepared and if such reports disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property. If so, review the Mortgage Loan Documents to determine if the related Mortgagor (A) was required to remediate the identified condition prior to closing the Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the Mortgage Loan that should reasonably be expected to mitigate	Appraisal; Property condition assessment; Seismic engineering study; Mortgage Loan Documents

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the environmental risk related to the identified LBP, ACM or RG condition. If such indication is found, it will be a test Pass.
	43g	Review Collective Asset Status reports to determine if on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer or (c) an engineering or other report provided to the Policy Issuer. If no indication is found, it will be a Test Pass.	Collective Asset Status Reports; ESA
44. Lease Estoppels. With respect to each Mortgage Loan secured by retail, office or industrial properties, the Mortgage Loan Seller requested the related Mortgagor to obtain estoppels from each commercial tenant with respect to the Certified Rent Roll (except for tenants for whom the related lease income was excluded from the Mortgage Loan Seller’s underwriting). With respect to each Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Mortgage Loan (or such longer period as the Mortgage Loan Seller may deem reasonable and appropriate based on the Mortgage Loan Seller’s practices in connection with the origination of similar commercial and multifamily loans intended for securitization), and to the Mortgage Loan Seller’s knowledge, based solely on the related estoppel, (x) the related lease is in full force and effect and (y) there exists no material default under such lease, either by the lessee thereunder or by the lessor subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.	44a	Review the appraisal to determine if the property is a retail, office, or industrial property, and if so, review the Certified Rent Roll to determine if the property is leased to a single tenant. If so, review the estoppel to determine if it was obtained from such tenant no earlier than 90 days prior to the origination date of the Mortgage Loan. If so determined, it will be a Test pass.	Appraisal; Certified Rent Roll; Estoppel
	44b	Review the estoppel referenced in Test 44a and the asset summary report to determine if (i) the related lease is in full force and effect, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions, or (ii) if there is no estoppel certificate, the property was underwritten as vacant. If the matters set forth in clause (i) or (ii) are so determined, it will be a Test pass.	Estoppel; Diligence File; Asset summary report
45. Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Cut-off Date. The appraisal is signed by an appraiser that (i) was engaged directly by the originator of the Mortgage Loan or the Mortgage Loan Seller, or a correspondent or agent of the originator of the Mortgage Loan or the	45a	Review the appraisal to determine if it was dated within 6 months of the Mortgage Loan origination date and within 12 month of the Cut-off Date. If so determined, it will be a Test pass.	Appraisal
	45b	Review the appraisal to determine if it includes an appraiser’s certification or supplemental letter that indicates that the appraiser had no interest, direct or indirect, in the Mortgagor, the	Appraisal

WFCM 2016-C35
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Representations and Warranties	Test	Review Materials

Mortgage Loan Seller, and (ii) to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.		Mortgaged Property or any loan made on the security of the Mortgaged Property. If so determined, it will be a Test pass.
	45c	Review the appraisal to determine if it signed by an appraiser that was engaged directly by the originator of the Mortgage Loan or the Mortgage Loan Seller, or a correspondent or agent of the originator of the Mortgage Loan or the Mortgage Loan Seller, that the Mortgage Loan Seller had knowledge that the signing appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and that the appraiser’s compensation is not affected by the approval or disapproval of the Mortgage Loan. If so determined, it will be a Test pass.	Appraisal
	45d	Review the appraisal to determine if it includes documentation in the appraisal or a letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. If so determined, it will be a Test pass.	Appraisal
46. Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the applicable Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.	46a	Review the Mortgage Loan Schedule attached as an exhibit to the applicable Mortgage Loan Purchase Agreement and compare it to the corresponding information in (i) Annex A to the final prospectus (ii) Mortgage Loan Documents, (iii) Pooling and Servicing Agreement, and (iv) asset summary report to determine if there are discrepancies between the documents. If there are no such discrepancies, it will be a Test pass.	Mortgage Loan Schedule; Annex A to final prospectus; Mortgage Loan Documents; Pooling and Servicing Agreement; Asset summary report
	46b	Compare the information in the Mortgage Loan Schedule to the requirements of the Pooling and Servicing Agreement to determine if they match. If there are no discrepancies, it will be a Test pass.	Mortgage Loan Schedule; Pooling and Servicing Agreement
47. Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except in the case of a Mortgage Loan that is part of a Whole Loan.	47	Except with respect to a Mortgage Loan that is part of a Whole Loan, review the Mortgage Loan Documents to determine if the Mortgage Loan is cross-collateralized or cross-defaulted with any other Mortgage Loan that is outside the Mortgage Pool. If not so determined, it will be a Test pass.	Mortgage Loan Documents
48. Advance of Funds by the Mortgage Loan Seller. Except for loan proceeds advanced at the time of loan origination or other payments contemplated by the Mortgage Loan documents, no advance of funds has	48a	Review the Collective Asset Status Reports for a notation or other indication that an advancement of funds (other than loan proceeds advanced at the time of loan origination) had been made	Collective Asset Status Reports

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Representations and Warranties	Test	Review Materials

been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an Affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any Affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.		by the Mortgage Loan Seller to the related Mortgagor, or that funds have been received from any person other than the related Mortgagor or an Affiliate, directly, indirectly for, or on account of, payments due on the Mortgage Loan. If such a notation or other indication is not found, it will be a Test pass.
	48b	Review the Mortgage Loan Documents to determine if the Mortgage Loan Seller, or an Affiliate, has an obligation to make any capital contribution to the Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Closing Date. If not so determined, it will be a Test pass.	Mortgage Loan Documents
49. Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.	49	Review the Collective Asset Status Reports for a notation or other indication of any claim or assertion that the Mortgage Loan Seller did not comply with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of any Mortgage Loan. If such a notation or other indication is not found, it will be a Test pass.	Collective Asset Status Reports

17048734.2

18823200.2

WFCM 2016-C35
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EXHIBIT RR

CERTIFICATION TO CERTIFICATE ADMINISTRATOR REQUESTING ACCESS TO SECURE DATA ROOM

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services - WFCM 2016-C35
Email:  trustadministrationgroup@wellsfargo.com

Attention:	Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35

In accordance with the requirements for obtaining access to the Secure Data Room pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.	The undersigned is an authorized representative of [________________________].

2.	The undersigned acknowledges and agrees that (a) access to the Secure Data Room is being granted to it solely for purposes of the undersigned carrying out its obligations under the Pooling and Servicing Agreement (b) it will not disseminate or otherwise make information contained on the Secure Data Room available to any other person except in accordance with the Pooling and Servicing Agreement or otherwise with the written consent of the Depositor and (c) it will only access information relating to the Mortgage Loans to which the Asset Review relates.

3.	The undersigned agrees that each time it accesses the Secure Data Room, the undersigned is deemed to have recertified that the representations above remains true and correct.

Exhibit RR-1

4.	[The undersigned is not a Certificateholder, a beneficial owner or a prospective purchaser of any Certificate.]*

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[NAME OF PARTY], as [role]

By:
Name:
Title:

Dated: _______

[Wells Fargo Commercial Mortgage Securities, Inc.,
as Depositor]*

By:
[Name]
[Title]

*    Required to the extent that a party other than the Asset Representations Reviewer is identified by the Depositor as needing access to the Secure Data Room.

Exhibit RR-2

EXHIBIT SS

FORM OF NOTICE OF [ADDITIONAL DELINQUENT LOAN][CESSATION OF DELINQUENT LOAN][CESSATION OF ASSET REVIEW TRIGGER]

[Date]

Wells Fargo Bank, National Association Commercial Mortgage Servicing MAC D1086-120, 550 South Tryon Street, 14th Floor Charlotte, North Carolina 28202 Attention: WFCM 2016-C35 Asset Manager	National Cooperative Bank, N.A. 2011 Crystal Drive, Suite 800 Arlington, Virginia 22202 Attention: Kathleen Luzik, Chief Operating Officer Facsimile number (703) 647-3470 Email: kluzik@ncb.coop

CWCapital Asset Management LLC 7501 Wisconsin Avenue, Suite 500 West Bethesda, Maryland 20814 Attention: Brian Hanson (WFCM 2016-C35) Facsimile No.: (202) 715-9699	Pentalpha Surveillance LLC
375 N. French Road, Suite 100
Amherst, New York 14228
Attention: Don Simon, Chief Operating Officer (with a copy sent contemporaneously via email to don.simon@pentalphasurveillance.com and notices@pentalphasurveillance.com)

Attention:	Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35

In accordance with Section 12.01(a) of the Pooling and Servicing Agreement, dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, the Certificate Administrator hereby notifies you that as of [RELATED DISTRIBUTION DATE]:

1.   _____   An additional Mortgage Loan has become a Delinquent Loan.

2.   _____   A Mortgage Loan has ceased to be a Delinquent Loan.

3.   _____   An Asset Review Trigger has ceased to exist.

(check all that apply)

Exhibit SS-1

Capitalized terms used but not defined herein have the respective meanings given to them in the Pooling and Servicing Agreement.

Wells Fargo Bank, National Association, as Certificate Administrator for the Holders of the Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35

By:
[Name]
[Title]

Exhibit SS-2

EXHIBIT TT

FORM OF NOTICE OF EXCHANGE OF CLASS A-4FL CERTIFICATES FOR
CLASS A-4FX CERTIFICATES

NOTICE OF EXCHANGE OF CLASS A-4FL CERTIFICATES
FOR CLASS A-4FX CERTIFICATES

[CERTIFICATE REGISTRAR]
[DEPOSITOR]
[UNDERWRITERS]
[CERTIFICATE ADMINISTRATOR]
[SWAP COUNTERPARTY]

Ladies and Gentlemen:

In accordance with Section 5.09 of the Pooling and Servicing Agreement, dated as of July 1, 2016 (the “Pooling and Servicing Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, the undersigned, as Certificateholder or Certificate Owner, hereby notifies you of its intent to conduct an exchange of the Class A-4FL Certificates (CUSIP: [________] (144A) / [________] (Reg S)) for Class A-4FX Certificates [(CUSIP: [________] (144A) / [________] (Reg S))] in the amounts set forth below. We further confirm that all conditions required pursuant to Section 5.09 are satisfied as of the Class A-4FL Exchange Date set forth below. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Pooling and Servicing Agreement.

Proposed Class A-4FL Exchange Date:

Intended initial Distribution Date
after giving effect to such exchange:

Certificate Balance of Certificates to be exchanged:

Certificate Balance of
Class A-4FL Certificates prior to exchange:

Certificate Balance of
Class A-4FL Certificates after exchange:

Certificate Balance of
Class of A-4FX Certificates prior to exchange:

Exhibit TT-1

Certificate Balance of
Class of A-4FX Certificates after exchange:

Certificateholder’s Participant Number:

IN WITNESS WHEREOF, the undersigned has executed this notice as of this [ ] day of [ ], 20[ ].

[medallion guaranty stamp]	By:
Name:
Title:

The undersigned, as the Swap Counterparty under the Class A-4FL Swap Contract dated as of July 28, 2016, between the undersigned and Wells Fargo Commercial Mortgage Trust 2016-C34, hereby consents to the proposed exchange of the Class A-4FL Certificates for the Class A-4FX Certificates described above and acknowledges and agrees to the consequent reduction in the Class A-4FL Percentage Interest and the Notional Amount under the Class A-4FL Swap Contract, in accordance with the terms of the Class A-4FL Swap Contract and the Pooling and Servicing Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Exhibit TT-2

EXHIBIT UU

CLASS A-4FL SWAP CONTRACT

Exhibit UU-1

(Multicurrency—Cross Border)

ISDA®

 International Swap Dealers Association, Inc.

MASTER AGREEMENT

dated as of	July 28, 2016

among

WELLS FARGO BANK, NATIONAL ASSOCIATION	and	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-C35

have entered and/or anticipate entering into one or more transactions (each a “Transaction”) that are or will be governed by this Master Agreement, which includes the schedule (the “Schedule”), and the documents and other confirming evidence (each a “Confirmation”) exchanged between the parties confirming those Transactions.

Accordingly, the parties agree as follows: —

1.	Interpretation

(a)          Definitions. The terms defined in Section 14 and in the Schedule will have the meanings therein specified for the purpose of this Master Agreement.

(b)          Inconsistency. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement (including the Schedule), such Confirmation will prevail for the purpose of the relevant Transaction.

(c)          Single Agreement. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this “Agreement”), and the parties would not otherwise enter into any Transactions.

2.	Obligations

(a)	General Conditions.

(i)            Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.

(ii)           Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

(iii)          Each obligation of each party under Section 2(a)(i) is subject to (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other applicable condition precedent specified in this Agreement.

Copyright © 1992 by International Swap Dealers Association, Inc.

(b)          Change of Account. Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the scheduled date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.

(c)          Netting. If on any date amounts would otherwise be payable:—

(i)           in the same currency; and

(ii)          in respect of the same Transaction,

by each party to the other, then, on such date, each party’s obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

The parties may elect in respect of two or more Transactions that a net amount will be determined in respect of all amounts payable on the same date in the same currency in respect of such Transactions, regardless of whether such amounts are payable in respect of the same Transaction. The election may be made in the Schedule or a Confirmation by specifying that subparagraph (ii) above will not apply to the Transactions identified as being subject to the election, together with the starting date (in which case subparagraph (ii) above will not, or will cease to, apply to such Transactions from such date). This election may be made separately for different groups of Transactions and will apply separately to each pairing of Offices through which the parties make and receive payments or deliveries.

(d)          Deduction or Withholding for Tax.

(i)           Gross-Up. All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a party is so required to deduct or withhold, then that party (“X”) will:—

(1)          promptly notify the other party (“Y”) of such requirement;

(2)          pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

(3)          promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and

(4)          if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for:—

(A)           the failure by Y to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d); or

(B)           the failure of a representation made by Y pursuant to Section 3(f) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (II) a Change in Tax Law.

2	ISDA ® 1992

(ii)          Liability. If: —

(1)          X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 2(d)(i)(4);

(2)          X does not so deduct or withhold; and

(3)          a liability resulting from such Tax is assessed directly against X,

then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d)).

(e)          Default Interest; Other Amounts. Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party that defaults in the performance of any payment obligation will, to the extent permitted by law and subject to Section 6(c), be required to pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as such overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment, at the Default Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed. If, prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party defaults in the performance of any obligation required to be settled by delivery, it will compensate the other party on demand if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement.

3.           Representations

Each party represents to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement) that:—

(a)          Basic Representations.

(i)           Status. It is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing;

(ii)         Powers. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorise such execution, delivery and performance;

(iii)         No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(iv)        Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(v)          Obligations Binding. Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

3	ISDA ® 1992

(b)          Absence of Certain Events. No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.

(c)          Absence of Litigation. There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.

(d)          Accuracy of Specified Information. All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.

(e)          Payer Tax Representation. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(e) is accurate and true.

(f)           Payee Tax Representations. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.

4.           Agreements

Each party agrees with the other that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party:—

(a)          Furnish Specified Information. It will deliver to the other party or, in certain cases under subparagraph (iii) below, to such government or taxing authority as the other party reasonably directs:—

(i)           any forms, documents or certificates relating to taxation specified in the Schedule or any Confirmation;

(ii)          any other documents specified in the Schedule or any Confirmation; and

(iii)        upon reasonable demand by such other party, any form or document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification, in each case by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.

(b)          Maintain Authorisations. It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.

(c)          Comply with Laws. It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Credit Support Document to which it is a party.

(d)          Tax Agreement. It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.

(e)          Payment of Stamp Tax. Subject to Section 11, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated,

4	ISDA ® 1992

organised, managed and controlled, or considered to have its seat, or in which a branch or office through which it is acting for the purpose of this Agreement is located (“Stamp Tax Jurisdiction”) and will indemnify the other party against any Stamp Tax levied or imposed upon the other party or in respect of the other party’s execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.

5.           Events of Default and Termination Events

(a)          Events of Default. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes an event of default (an “Event of Default”) with respect to such party:—

(i)           Failure to Pay or Deliver. Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) required to be made by it if such failure is not remedied on or before the third Local Business Day after notice of such failure is given to the party;

(ii)          Breach of Agreement. Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) or to give notice of a Termination Event or any agreement or obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied on or before the thirtieth day after notice of such failure is given to the party;

(iii)         Credit Support Default.

(1)           Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

(2)           the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document to be in full force and effect for the purpose of this Agreement (in either case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or

(3)           the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document;

(iv)        Misrepresentation. A representation (other than a representation under Section 3(e) or (f)) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

(v)          Default under Specified Transaction. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three Local Business Days if there is no applicable notice requirement or grace period) or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

(vi)         Cross Default. If “Cross Default” is specified in the Schedule as applying to the party, the occurrence or existence of (1) a default, event of default or other similar condition or event (however

5	ISDA ® 1992

described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) in an aggregate amount of not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments, before it would otherwise have been due and payable or (2) a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than the applicable Threshold Amount under such agreements or instruments (after giving effect to any applicable notice requirement or grace period);

(vii)        Bankruptcy. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party: —

(1)   is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

(viii)      Merger Without Assumption. The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer: —

(1)           the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other party to this Agreement; or

(2)           the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement.

(b)         Termination Events. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes an Illegality if the event is specified in (i) below, a Tax Event if the event is specified in (ii) below or a Tax Event Upon Merger if the event is specified in (iii) below, and, if specified to be applicable, a Credit Event

6	ISDA ® 1992

Upon Merger if the event is specified pursuant to (iv) below or an Additional Termination Event if the event is specified pursuant to (v) below:—

(i)           Illegality. Due to the adoption of, or any change in, any applicable law after the date on which a Transaction is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date, it becomes unlawful (other than as a result of a breach by the party of Section 4(b)) for such party (which will be the Affected Party): —

(1)           to perform any absolute or contingent obligation to make a payment or delivery or to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or

(2)           to perform, or for any Credit Support Provider of such party to perform, any contingent or other obligation which the party (or such Credit Support Provider) has under any Credit Support Document relating to such Transaction;

(ii)         Tax Event. Due to (x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding Scheduled Payment Date (1) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) and no additional amount is required to be paid in respect of such Tax under Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4)(A) or (B));

(iii)        Tax Event Upon Merger. The party (the “Burdened Party”) on the next succeeding Scheduled Payment Date will either (1) be required to pay an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Indemnifiable Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or (B)), in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets to, another entity (which will be the Affected Party) where such action does not constitute an event described in Section 5(a)(viii);

(iv)        Credit Event Upon Merger. If “Credit Event Upon Merger” is specified in the Schedule as applying to the party, such party (“X”), any Credit Support Provider of X or any applicable Specified Entity of X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and such action does not constitute an event described in Section 5(a)(viii) but the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of X, such Credit Support Provider or such Specified Entity, as the case may be, immediately prior to such action (and, in such event, X or its successor or transferee, as appropriate, will be the Affected Party); or

(v)          Additional Termination Event. If any “Additional Termination Event” is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties shall be as specified for such Additional Termination Event in the Schedule or such Confirmation).

(c)          Event of Default and Illegality. If an event or circumstance which would otherwise constitute or give rise to an Event of Default also constitutes an Illegality, it will be treated as an Illegality and will not constitute an Event of Default.

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6.           Early Termination

(a)          Right to Terminate Following Event of Default. If at any time an Event of Default with respect to a party (the “Defaulting Party”) has occurred and is then continuing, the other party (the “Non-defaulting Party”) may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions. If, however, “Automatic Early Termination” is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding Transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(1), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).

(b)         Right to Terminate Following Termination Event.

(i)            Notice. If a Termination Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction and will also give such other information about that Termination Event as the other party may reasonably require.

(ii)          Transfer to Avoid Termination Event. If either an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there is only one Affected Party, or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, excluding immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section 6(b)(i) all its rights and obligations under this Agreement in respect of the Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist.

If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within 30 days after the notice is given under Section 6(b)(i).

Any such transfer by a party under this Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party’s policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

(iii)         Two Affected Parties. If an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice thereof is given under Section 6(b)(i) on action to avoid that Termination Event.

(iv)         Right to Terminate. If: —

(1)     a transfer under Section 6(b)(ii) or an agreement under Section 6(b)(iii), as the case may be, has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section 6(b)(i); or

(2)      an Illegality under Section 5(b)(i)(2), a Credit Event Upon Merger or an Additional Termination Event occurs, or a Tax Event Upon Merger occurs and the Burdened Party is not the Affected Party, either party in the case of an Illegality, the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event or an Additional Termination Event if there is more than one Affected Party, or the party which is not the Affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, by not more than 20 days notice to the other party and provided that the relevant Termination Event is then

8	ISDA ® 1992

continuing, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.

(c)          Effect of Designation.

(i)           If notice designating an Early Termination Date is given under Section 6(a) or (b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.

(ii)          Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Section 2(a)(i) or 2(e) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement. The amount, if any, payable in respect of an Early Termination Date shall be determined pursuant to Section 6(e).

(d)         Calculations.

(i)           Statement. On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including all relevant quotations and specifying any amount payable under Section 6(e)) and (2) giving details of the relevant account to which any amount payable to it is to be paid. In the absence of written confirmation from the source of a quotation obtained in determining a Market Quotation, the records of the party obtaining such quotation will be conclusive evidence of the existence and accuracy of such quotation.

(ii)          Payment Date. An amount calculated as being due in respect of any Early Termination Date under Section 6(e) will be payable on the day that notice of the amount payable is effective (in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default) and on the day which is two Local Business Days after the day on which notice of the amount payable is effective (in the case of an Early Termination Date which is designated as a result of a Termination Event). Such amount will be paid together with (to the extent permitted under applicable law) interest thereon (before as well as after judgment) in the Termination Currency, from (and including) the relevant Early Termination Date to (but excluding) the date such amount is paid, at the Applicable Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

(e)          Payments on Early Termination. If an Early Termination Date occurs, the following provisions shall apply based on the parties’ election in the Schedule of a payment measure, either “Market Quotation” or “Loss”, and a payment method, either the “First Method” or the “Second Method”. If the parties fail to designate a payment measure or payment method in the Schedule, it will be deemed that “Market Quotation” or the “Second Method”, as the case may be, shall apply. The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.

(i)           Events of Default. If the Early Termination Date results from an Event of Default: —

(1)           First Method and Market Quotation. If the First Method and Market Quotation apply, the Defaulting Party will pay to the Non-defaulting Party the excess, if a positive number, of (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party over (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party.

(2)           First Method and Loss. If the First Method and Loss apply, the Defaulting Party will pay to the Non-defaulting Party, if a positive number, the Non-defaulting Party’s Loss in respect of this Agreement.

(3)          Second Method and Market Quotation. If the Second Method and Market Quotation apply, an amount will be payable equal to (A) the sum of the Settlement Amount (determined by the

9	ISDA ® 1992

Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

(4)         Second Method and Loss. If the Second Method and Loss apply, an amount will be payable equal to the Non-defaulting Party’s Loss in respect of this Agreement. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

(ii)          Termination Events. If the Early Termination Date results from a Termination Event: —

(1)         One Affected Party. If there is one Affected Party, the amount payable will be determined in accordance with Section 6(e)(i)(3), if Market Quotation applies, or Section 6(e)(i)(4), if Loss applies, except that, in either case, references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and the party which is not the Affected Party, respectively, and, if Loss applies and fewer than all the Transactions are being terminated, Loss shall be calculated in respect of all Terminated Transactions.

(2)          Two Affected Parties. If there are two Affected Parties: —

(A)         if Market Quotation applies, each party will determine a Settlement Amount in respect of the Terminated Transactions, and an amount will be payable equal to (I) the sum of (a) one-half of the difference between the Settlement Amount of the party with the higher Settlement Amount (“X”) and the Settlement Amount of the party with the lower Settlement Amount (“Y”) and (b) the Termination Currency Equivalent of the Unpaid Amounts owing to X less (II) the Termination Currency Equivalent of the Unpaid Amounts owing to Y; and

(B)          if Loss applies, each party will determine its Loss in respect of this Agreement (or, if fewer than all the Transactions are being terminated, in respect of all Terminated Transactions) and an amount will be payable equal to one-half of the difference between the Loss of the party with the higher Loss (“X”) and the Loss of the party with the lower Loss (“Y”).

If the amount payable is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of that amount to Y.

(iii)         Adjustment for Bankruptcy. In circumstances where an Early Termination Date occurs because “Automatic Early Termination” applies in respect of a party, the amount determined under this Section 6(e) will be subject to such adjustments as are appropriate and permitted by law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).

(iv)        Pre-Estimate. The parties agree that if Market Quotation applies an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future risks and except as otherwise provided in this Agreement neither party will be entitled to recover any additional damages as a consequence of such losses.

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7.            Transfer

Subject to Section 6(b)(ii), neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that: —

(a)           a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and

(b)           a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e).

Any purported transfer that is not in compliance with this Section will be void.

8.            Contractual Currency

(a)           Payment in the Contractual Currency. Each payment under this Agreement will be made in the relevant currency specified in this Agreement for that payment (the “Contractual Currency”). To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in a reasonable manner and in good faith in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement. If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall. If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.

(b)          Judgments. To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered (i) for the payment of any amount owing in respect of this Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which such party is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party. The term “rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

(c)           Separate Indemnities. To the extent permitted by applicable law, these indemnities constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.

(d)          Evidence of Loss. For the purpose of this Section 8, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

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9.           Miscellaneous

(a)          Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

(b)          Amendments. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

(c)          Survival of Obligations. Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.

(d)          Remedies Cumulative. Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

(e)          Counterparts and Confirmations.

(i)          This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(ii)          The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation shall be entered into as soon as practicable and may be executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement. The parties will specify therein or through another effective means that any such counterpart, telex or electronic message constitutes a Confirmation.

(f)           No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(g)          Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

10.         Offices; Multibranch Parties

(a)          If Section 10(a) is specified in the Schedule as applying, each party that enters into a Transaction through an Office other than its head or home office represents to the other party that, notwithstanding the place of booking office or jurisdiction of incorporation or organisation of such party, the obligations of such party are the same as if it had entered into the Transaction through its head or home office. This representation will be deemed to be repeated by such party on each date on which a Transaction is entered into.

(b)          Neither party may change the Office through which it makes and receives payments or deliveries for the purpose of a Transaction without the prior written consent of the other party.

(c)          If a party is specified as a Multibranch Party in the Schedule, such Multibranch Party may make and receive payments or deliveries under any Transaction through any Office listed in the Schedule, and the Office through which it makes and receives payments or deliveries with respect to a Transaction will be specified in the relevant Confirmation.

11.         Expenses

A Defaulting Party will, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document

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to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

12.          Notices

(a)          Effectiveness. Any notice or other communication in respect of this Agreement may be given in any manner set forth below (except that a notice or other communication under Section 5 or 6 may not be given by facsimile transmission or electronic messaging system) to the address or number or in accordance with the electronic messaging system details provided (see the Schedule) and will be deemed effective as indicated:—

(i)           if in writing and delivered in person or by courier, on the date it is delivered;

(ii)          if sent by telex, on the date the recipient’s answerback is received;

(iii)         if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);

(iv)         if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or

(v)          if sent by electronic messaging system, on the date that electronic message is received,

unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Local Business Day.

(b)          Change of Addresses. Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system details at which notices or other communications are to be given to it.

13.         Governing Law and Jurisdiction

(a)          Governing Law. This Agreement will be governed by and construed in accordance with the law specified in the Schedule.

(b)          Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement (“Proceedings”), each party irrevocably:—

(i)          submits to the jurisdiction of the English courts, if this Agreement is expressed to be governed by English law, or to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, if this Agreement is expressed to be governed by the laws of the State of New York; and

(ii)          waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction (outside, if this Agreement is expressed to be governed by English law, the Contracting States, as defined in Section 1(3) of the Civil Jurisdiction and Judgments Act 1982 or any modification, extension or re-enactment thereof for the time being in force) nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(c)          Service of Process. Each party irrevocably appoints the Process Agent (if any) specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any Proceedings. If for any

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reason any party’s Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party. The parties irrevocably consent to service of process given in the manner provided for notices in Section 12. Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law.

(d)          Waiver of Immunities. Each party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

14.         Definitions

As used in this Agreement:—

“Additional Termination Event” has the meaning specified in Section 5(b).

“Affected Party” has the meaning specified in Section 5(b).

“Affected Transactions” means (a) with respect to any Termination Event consisting of an Illegality, Tax Event or Tax Event Upon Merger, all Transactions affected by the occurrence of such Termination Event and (b) with respect to any other Termination Event, all Transactions.

“Affiliate” means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

“Applicable Rate” means:—

(a)          in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Defaulting Party, the Default Rate;

(b)          in respect of an obligation to pay an amount under Section 6(e) of either party from and after the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable, the Default Rate;

(c)           in respect of all other obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate; and

(d)          in all other cases, the Termination Rate.

“Burdened Party” has the meaning specified in Section 5(b).

“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs on or after the date on which the relevant Transaction is entered into.

“consent” includes a consent, approval, action, authorisation, exemption, notice, filing, registration or exchange control consent.

“Credit Event Upon Merger” has the meaning specified in Section 5(b).

“Credit Support Document” means any agreement or instrument that is specified as such in this Agreement.

“Credit Support Provider” has the meaning specified in the Schedule.

“Default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 1% per annum.

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“Defaulting Party” has the meaning specified in Section 6(a).

“Early Termination Date” means the date determined in accordance with Section 6(a) or 6(b)(iv).

“Event of Default” has the meaning specified in Section 5(a) and, if applicable, in the Schedule.

“Illegality” has the meaning specified in Section 5(b).

“Indemnifiable Tax” means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organised, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document).

“law” includes any treaty, law, rule or regulation (as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority) and “lawful” and “unlawful” will be construed accordingly.

“Local Business Day” means, subject to the Schedule, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) (a) in relation to any obligation under Section 2(a)(i), in the place(s) specified in the relevant Confirmation or, if not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, in this Agreement, (b) in relation to any other payment, in the place where the relevant account is located and, if different, in the principal financial centre, if any, of the currency of such payment, (c) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), in the city specified in the address for notice provided by the recipient and, in the case of a notice contemplated by Section 2(b), in the place where the relevant new account is to be located and (d) in relation to Section 5(a)(v)(2), in the relevant locations for performance with respect to such Specified Transaction.

“Loss” means, with respect to this Agreement or one or more Terminated Transactions, as the case may be, and a party, the Termination Currency Equivalent of an amount that party reasonably determines in good faith to be its total losses and costs (or gain, in which case expressed as a negative number) in connection with this Agreement or that Terminated Transaction or group of Terminated Transactions, as the case may be, including any loss of bargain, cost of funding or, at the election of such party but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position (or any gain resulting from any of them). Loss includes losses and costs (or gains) in respect of any payment or delivery required to have been made (assuming satisfaction of each applicable condition precedent) on or before the relevant Early Termination Date and not made, except, so as to avoid duplication, if Section 6(e)(i)(1) or (3) or 6(e)(ii)(2)(A) applies. Loss does not include a party’s legal fees and out-of-pocket expenses referred to under Section 11. A party will determine its Loss as of the relevant Early Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable. A party may (but need not) determine its Loss by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets.

“Market Quotation” means, with respect to one or more Terminated Transactions and a party making the determination, an amount determined on the basis of quotations from Reference Market-makers. Each quotation will be for an amount, if any, that would be paid to such party (expressed as a negative number) or by such party (expressed as a positive number) in consideration of an agreement between such party (taking into account any existing Credit Support Document with respect to the obligations of such party) and the quoting Reference Market-maker to enter into a transaction (the “Replacement Transaction”) that would have the effect of preserving for such party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have

15	ISDA ® 1992

been required after that date. For this purpose, Unpaid Amounts in respect of the Terminated Transaction or group of Terminated Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included. The Replacement Transaction would be subject to such documentation as such party and the Reference Market-maker may, in good faith, agree. The party making the determination (or its agent) will request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones) on or as soon as reasonably practicable after the relevant Early Termination Date. The day and time as of which those quotations are to be obtained will be selected in good faith by the party obliged to make a determination under Section 6(e), and, if each party is so obliged, after consultation with the other. If more than three quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded. If fewer than three quotations are provided, it will be deemed that the Market Quotation in respect of such Terminated Transaction or group of Terminated Transactions cannot be determined.

“Non-default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the Non-defaulting Party (as certified by it) if it were to fund the relevant amount.

“Non-defaulting Party” has the meaning specified in Section 6(a).

“Office” means a branch or office of a party, which may be such party’s head or home office.

“Potential Event of Default” means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Reference Market-makers” means four leading dealers in the relevant market selected by the party determining a Market Quotation in good faith (a) from among dealers of the highest credit standing which satisfy all the criteria that such party applies generally at the time in deciding whether to offer or to make an extension of credit and (b) to the extent practicable, from among such dealers having an office in the same city.

“Relevant Jurisdiction” means, with respect to a party, the jurisdictions (a) in which the party is incorporated, organised, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement is located, (c) in which the party executes this Agreement and (d) in relation to any payment, from or through which such payment is made.

“Scheduled Payment Date” means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.

“Set-off” means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the payer of an amount under Section 6 is entitled or subject (whether arising under this Agreement, another contract, applicable law or otherwise) that is exercised by, or imposed on, such payer.

“Settlement Amount” means, with respect to a party and any Early Termination Date, the sum of: —

(a)          the Termination Currency Equivalent of the Market Quotations (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation is determined; and

(b)          such party’s Loss (whether positive or negative and without reference to any Unpaid Amounts) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation cannot be determined or would not (in the reasonable belief of the party making the determination) produce a commercially reasonable result.

“Specified Entity” has the meanings specified in the Schedule.

16	ISDA ® 1992

“Specified Indebtedness” means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.

“Specified Transaction” means, subject to the Schedule, (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.

“Stamp Tax” means any stamp, registration, documentation or similar tax.

“Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.

“Tax Event” has the meaning specified in Section 5(b).

“Tax Event Upon Merger” has the meaning specified in Section 5(b).

“Terminated Transactions” means with respect to any Early Termination Date (a) if resulting from a Termination Event, all Affected Transactions and (b) if resulting from an Event of Default, all Transactions (in either case) in effect immediately before the effectiveness of the notice designating that Early Termination Date (or, if “Automatic Early Termination” applies, immediately before that Early Termination Date).

“Termination Currency” has the meaning specified in the Schedule.

“Termination Currency Equivalent” means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in a currency other than the Termination Currency (the “Other Currency”), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant Market Quotation or Loss (as the case may be), is determined as of a later date, that later date, with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early Termination Date or that later date. The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties.

“Termination Event” means an Illegality, a Tax Event or a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.

“Termination Rate” means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.

“Unpaid Amounts” owing to any party means, with respect to an Early Termination Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii)) to such party under Section 2(a)(i) on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date and (b) in respect of each Terminated Transaction, for each obligation under Section 2(a)(i) which was (or would have been but for Section 2(a)(iii)) required to be settled by delivery to such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market

17	ISDA ® 1992

value of that which was (or would have been) required to be delivered as of the originally scheduled date for delivery, in each case together with (to the extent permitted under applicable law) interest, in the currency of such amounts, from (and including) the date such amounts or obligations were or would have been required to have been paid or performed to (but excluding) such Early Termination Date, at the Applicable Rate. Such amounts of interest will be calculated on the basis of daily compounding and the actual number of days elapsed. The fair market value of any obligation referred to in clause (b) above shall be reasonably determined by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it shall be the average of the Termination Currency Equivalents of the fair market values reasonably determined by both parties.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

WELLS FARGO BANK, NATIONAL ASSOCIATION		WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-C35

		By:	Wells Fargo Bank, National Association, not in its individual capacity, but solely as Certificate Administrator

By:	/s/ John Miechkowski	By:	/s/ Michael Baker
	Name: John Miechkowski		Name: Michael Baker
	Title: Authorized Signatory		Title: Assistant Vice President

18	ISDA ® 1992

(Multicurrency—Cross Border)

ISDA®
International Swap Dealers Association, Inc.

SCHEDULE
to the
Master Agreement

dated as of July 28, 2016

between

WELLS FARGO BANK, NATIONAL ASSOCIATION	and	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-C35
(“Party A”)		(“Party B”)

PART 1:  Termination Provisions

(a)	(i) “Trust Agreement” means the Pooling and Servicing Agreement dated as of July 1, 2016, among Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer, CWCapital Asset Management LLC, as general special servicer, National Cooperative Bank, N.A., as NCB master servicer and as NCB special servicer, Wells Fargo Bank, National Association, as certificate administrator, Wilmington Trust, National Association, as trustee, and Pentalpha Surveillance LLC, as operating advisor and asset representations reviewer, as amended, modified, supplemented, restated or replaced from time to time. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Trust Agreement.

(ii)	“Class A-4FL Certificates” means the Commercial Mortgage Pass-Through Certificates, Series 2016-C35, Class A-4FL, issued by Party B under the Trust Agreement.

(b)	“Specified Entity” means, in relation to Party A for the purpose of:-

Section 5(a)(v) (Default under Specified Transaction),	none;
Section 5(a)(vi) (Cross Default),	none;
Section 5(a)(vii) (Bankruptcy),	none; and
Section 5(b)(iv) (Credit Event Upon Merger),	none;

in relation to Party B for the purpose of:

Section 5(a)(v) (Default under Specified Transaction)	none;
Section 5(a)(vi) (Cross Default),	none;
Section 5(a)(vii) (Bankruptcy),	none; and
Section 5(b)(iv) (Credit Event Upon Merger),	none.

(c)	“Specified Transaction” will have the meaning specified in Section 14.

(d)	The “Breach of Agreement” provisions of Section 5(a)(ii) and the “Misrepresentation” provisions of Section 5(a)(iv) will apply to Party A and will not apply to Party B; the “Default under Specified Transactions” provisions of Section 5(a)(v) and the “Cross Default” provisions of Section 5(a)(vi) will not apply to Party A or Party B.

(e)	The “Credit Event Upon Merger” provisions of Section 5(b)(iv)

will not apply to Party A

will not apply to Party B.

(f)	The “Automatic Early Termination” provision of Section 6(a)

will not apply to Party A

will not apply to Party B.

(g)	Payments on Early Termination. For the purpose of Section 6(e):

(i)	Market Quotation will apply.

(ii)	The Second Method will apply.

(iii)	Both Party A and Party B agree that any amounts payable by Party B to Party A under Section 6(e), if any, in connection with any Event of Default or Termination Event will be payable only from:

(x)         collections on the Trust Estate (as defined below) payable in respect of the Class A-4FL Percentage Interest of the Class A-4FX Regular Interest, and only from funds, if any, remaining in the Class A-4FL Sub-Account (as defined in the Trust Agreement) after the payment in full of the entire Certificate Balance of the Class A-4FL Certificates and the payment in full of all amounts payable or otherwise allocable to the Class A-4FL Certificates in accordance with the Trust Agreement, and

(y)         to the extent Party B enters into a replacement interest rate swap contract after the termination of this Agreement and as a condition of entering into such replacement interest rate swap contract, the replacement swap counterparty is obligated to make a payment of an upfront amount, from any such upfront payment amount payable by a replacement swap counterparty, but solely to the extent of any due and unpaid amounts payable by Party B to Party A under Section 6(e) (less any due and unpaid amounts payable by Party A to Party B under this Agreement).

(h)	“Termination Currency” means United States Dollars.

(i)	Additional Termination Events. It shall be an Additional Termination Event, if Party B fails to comply with Part 1(j) of this Schedule, in which event Party B shall be the sole Affected Party and all Transactions shall be Affected Transactions.

(j)	Amendments. Party B (i) shall deliver to Party A a copy of any proposed amendment to the Trust Agreement, and (ii) hereby acknowledges that any amendment to the Trust Agreement (whether or not this Agreement is specifically referred to or identified therein) that could reasonably materially and adversely affect Party A shall be subject to Party A’s prior written consent.

(k)	Downgrade of Party A. If a Ratings Event (as defined below) shall occur and be continuing with respect to Party A, then Party A shall, within 10 Local Business Days of such Ratings Event, (A) give notice to Party B of the occurrence of such Ratings Event, and (B) at Party A’s option and sole expense, (x) transfer Party A’s rights and obligations under this Agreement and all Confirmations related hereto to another party (such party whose long term debt is being rated at least “A-” by Fitch (as defined below), or rated at least “A3” by Moody’s (as defined below)), subject to Rating Agency Confirmation, and at the cost of Party A, or (y) post Eligible Collateral on a mark-to-market basis to secure Party B’s exposure, if any, to Party A, and such Eligible Collateral shall be provided in accordance with an ISDA Credit Support Annex to be entered into between Party A and Party B, which will be attached hereto and made a part hereof within 10 Local Business Days of Party A’s election to post Eligible Collateral. The Eligible Collateral to be posted and the Credit Support Annex to be executed and delivered shall be subject to Rating Agency Confirmation. Party A’s obligations to find an eligible transferee or to post Eligible Collateral under such Credit Support Annex shall remain in effect only for so long as a Ratings Event is continuing with respect to Party A. For the purpose of this Part 1(k), a “Ratings Event” shall occur with respect to Party A if the counterparty rating assessment (or, if no counterparty rating assessment is available, a senior unsecured debt rating) of Party A cease to be at least “A-” by Fitch Ratings, Inc. or any successor thereto (“Fitch”) and at least “A3” by Moody’s Investors Service, Inc. or any successor thereto (“Moody’s”), to the extent such obligations are rated by Fitch or Moody’s.

The failure by Party A to comply with the terms of this Part 1(k) following a Ratings Event shall constitute an Additional Termination Event for which Party A shall be the sole Affected Party.

(l)	Failure to Pay or Deliver. Section 5(a)(i) is hereby deleted in its entirety and replaced with the following:

“Failure to Pay or Deliver. Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) required to be made by it if such failure is not remedied on or before 11:00 a.m., New York time, on the Business Day after notice of such failure is given to the party.”

(m)	Bankruptcy. The provisions of Section 5(a)(vii) will apply to Party A and will apply to Party B, except that the following provisions of Section 5(a)(vii) shall not apply with respect to Party B: (2), (3) (to the extent it refers to any assignment, arrangement or composition that is effected pursuant to the Trust Agreement), (6) (to the extent that such provisions refer to any appointment contemplated or effected by the Trust Agreement or any appointment to which Party B has not become subject), (7) and (9); provided further that, with respect to Party B only, (x) Section 5(a)(vii)(4) is hereby amended by adding after the words “against it” the words “(excluding any proceeding or petition instituted or presented by Party A or its Affiliates)” and (y) Section 5(a)(vii)(8) is hereby amended by deleting the words “to (7) (inclusive)” and inserting in lieu thereof “, (3) as amended, (4) as amended, (5) and (6) as amended”.

PART 2:  Tax Representations

(a)	Payer Tax Representations. For the purpose of Section 3(e) of this Agreement, Party A and Party B will make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (x) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (y) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement and (z) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (y) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)	Payee Tax Representations. For the purpose of Section 3(f) of this Agreement, Party A and Party B will make the following representations specified below, if any: None.

PART 3:  Agreement to Deliver Documents

For the purpose of Section 4(a)(i) and (ii) of this Agreement, each party agrees to deliver the following documents:

(a)	Tax forms, documents or certificates to be delivered are:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered
Party A and Party B	A correct, complete and executed United States Internal Revenue Service Form W-9 (or any successor thereto).	(i) Upon execution of this Agreement, (ii) promptly upon learning that any such form previously provided has become obsolete or incorrect and (iii) promptly upon reasonable request of the other party.

(b)	Other documents to be delivered are:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party B	The Distribution Date Statement and copies of any other reports or notices delivered to the Holders of the Class A-4FL Certificates pursuant to the Trust Agreement	As soon as available	Yes
Party B	Certified copies of all corporate authorizations and any other documents with respect to the execution, delivery and performance of this Agreement and the Trust Agreement	Upon execution and delivery of this Agreement	Yes
Party A and Party B	Certificate of authority and specimen signatures of individuals executing this Agreement, and any Confirmations	Upon execution and delivery of this Agreement and thereafter upon request of the other party	Yes
Party A and Party B	Opinion of Counsel	Upon execution and delivery of this Agreement	No

PART 4:  Miscellaneous

(a)	Address for Notices. For the purpose of Section 12(a) of this Agreement:–

Address for notice or communications to Party A:

Wells Fargo Bank, N.A.
550 South Tryon Street, 5th Floor
MAC D1086-051
Charlotte, North Carolina 28202
Attention: Derivatives Documentation Manager
Telephone No.: 704-410-2040
Facsimile No.: 704-410-0202

With a copy to:

Wells Fargo Bank, N.A.
45 Fremont Street, 30th Floor
MAC A0194-300
San Francisco, California 94105
Attention: Derivatives Documentation Manager
Facsimile No.: 877-564-8524

Address for notice or communications to Party B:

Wells Fargo Commercial Mortgage Trust 2016-C35
c/o Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS) Wells Fargo Commercial Mortgage Trust 2016-C35
Telephone No.: (410) 884-2000
Facsimile No.: (410) 997-9615

Email Address: cts.cmbs.bond.admin@wellsfargo.com

(b)	Process Agent. For the purpose of Section 13(c):

Party A appoints as its Process Agent: Not applicable.

Party B appoints as its Process Agent: Not applicable.

(c)	Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)	Multibranch Party. For the purpose of Section 10 of this Agreement:–

Party A is not a Multibranch Party.

Party B is not a Multibranch Party.

(e)	Calculation Agent. The Calculation Agent is Party B.

(f)	Credit Support Document. Details of any Credit Support Document:-

Party A agrees that only the amounts with respect to the Class A-4FL Certificates on deposit in the Class A-4FL Sub-Account (as such terms are defined in the Trust Agreement) held by the Certificate Administrator under the Trust Agreement (such amounts, the “Trust Estate”) shall constitute security, on a limited recourse basis as described below, for the obligations of Party B to Party A under this Agreement.

Party A agrees that any ISDA Credit Support Annex entered into between Party A and Party B pursuant to Part 1(k) hereof shall be a Credit Support Document for purposes of this Agreement.

(g)	Credit Support Provider.

Credit Support Provider means in relation to Party A:         Not applicable.

Credit Support Provider means in relation to Party B:          Not applicable

(h)	Governing Law and Jurisdiction. To the extent not otherwise preempted by U.S. Federal law, this Agreement will be governed by and construed in accordance with the law of the State of New York (without giving effect to any provision of New York law that would cause another jurisdiction’s laws to be applied) Section 13(b) of the Agreement is hereby amended by (i) deleting the word “non-exclusive” appearing in paragraph (i) thereof and substituting therefor the word “exclusive” and (ii) deleting the last sentence of Section 13(b) and substituting therefor the following sentence:

“Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of New York or the United States District Court located in the Borough of Manhattan in New York City lacks jurisdiction over the parties or the subject matter of the Proceedings or declines to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate (including, without limitation, any suit, action or proceeding described in Section 5(a)(vii)(4) of this Agreement), and, in order to exercise or protect its rights, interests or remedies under this Agreement, the party (1) joins, files a claim, or takes any other action, in any such suit, action or proceeding, or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.”

(i)	Netting of Payments. Section 2(c)(ii) of this Agreement shall apply.

(j)	“Affiliate” will have the meaning specified in Section 14 of this Agreement.

PART 5:  Other Provisions

(a)	Recording of Conversations. Each party and any of its Affiliates may electronically record any of its telephone conversations with the other party or with any of the other party’s Affiliates in connection with this Agreement or any Transaction, and any such recordings may be submitted in evidence in any proceeding to establish any matters pertinent to this Agreement or any Transaction.

(b)	Furnishing Specified Information. Section 4(a)(iii) is hereby amended by inserting “promptly upon the earlier of (i)” in lieu of the word “upon” at the beginning thereof and inserting “or (ii) such party learning that the form or document is required” before the word “any” on the first line thereof.

(c)	Notice by Facsimile Transmission. Section 12(a) is hereby amended by inserting the words “2(b),” between the word “Section” and the number “5” and inserting the words “or 13(c)” between the number “6” and the word “may” in the second line thereof.

(d)	Section 3 is revised so as to add the following Sections (g), (h), (i) and (j) at the end thereof:

“(g) Non-Reliance. For any Relevant Agreement: (i) it acts as principal and not as agent, (ii) it acknowledges that the other party acts only arm’s length and is not its agent, broker, advisor or fiduciary in any respect, and any agency, brokerage, advisory or fiduciary services that the other party (or any of its affiliates) may otherwise provide to the party (or to any of its affiliates) excludes the Relevant Agreement, (iii) it is relying solely upon its own evaluation of the Relevant Agreement (including the present and future results, consequences, risks, and benefits thereof, whether financial, accounting, tax, legal, or otherwise) and upon advice from its own professional advisors, (iv) it understands the Relevant Agreement and those risks, has determined they are appropriate for it, and willingly assumes those risks, (v) it has not relied and will not be relying upon any evaluation or advice (including any recommendation, opinion, or representation) from the other party, its affiliates or the representatives or advisors of the other party or its affiliates (except representations expressly made in the Relevant Agreement or an opinion of counsel required thereunder), and (vi) if a party is acting as a Calculation Agent or Valuation Agent, it does so not as the other party’s agent or fiduciary, but on an arm’s-length basis for the purpose of performing an administrative function in good faith.

“Relevant Agreement” means this Agreement, each Transaction, each Confirmation, any Credit Support Document, and any agreement (including any amendment, modification, transfer or early termination) between the parties relating thereto or to any Transaction.

(h) Eligibility. It is an “eligible contract participant” within the meaning of the Commodity Exchange Act.

(i) FDIC Requirements. If it is a bank subject to the requirements of 12 U.S.C. § 1823(e), its execution, delivery and performance of this Agreement (including the Credit Support Annex and each Confirmation) have been approved by its board of directors or its loan committee, such approval is reflected in the minutes of said board of directors or loan committee, and this Agreement (including the Credit Support Annex and each Confirmation) will be maintained as one of its official records continuously from the time of its execution (or in the case of any Confirmation, continuously until such time as the relevant Transaction matures and the obligations therefor are satisfied in full).

(j) ERISA. This Agreement and the Transactions contemplated hereby will not constitute a non-exempt prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended.”

(e)	Waiver of Right to Trial by Jury. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(f)	Non-Petition. Party A hereby agrees that it will not, prior to the date which is one year and one day after all the classes of rated Certificates issued by Party B pursuant to the Trust Agreement have been paid in full, acquiesce, petition or otherwise invoke or cause Party B to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against Party B under any federal or state bankruptcy, insolvency or similar law or for the purpose of appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for Party B or any substantial part of the property of Party B, or for the purpose of ordering the winding up or liquidation of the affairs of Party B. Nothing herein shall prevent Party A from participating in any such proceeding once commenced.

(g)	Limited Recourse. The obligations of Party B under this Agreement are limited recourse obligations of Party B, payable solely from amounts remaining in the Trust Estate after payment in full of all amounts due to the Class A-4FL Certificates, subject to and in accordance with the terms of the Trust Agreement. No recourse shall be had for the payment of any amount owing in respect of this Agreement against the trustee, certificate administrator or paying agent, or any officer, member, director, employee, security holder or incorporator thereof (each, an “Affiliated Person”) of Party B or its successors or assigns, or from amounts payable in respect of any other class of certificates or any other party in accordance with the terms of the Trust Agreement, for any amounts payable under this Agreement. Upon application of the Trust Estate in accordance with the Trust Agreement, Party A shall not be entitled to take any further steps against Party B to recover any sums due but still unpaid hereunder or thereunder, and all claims by Party A against Party B hereunder and/or under the Trust Agreement shall be extinguished.

(h)	Limitation of Liability. It is expressly understood and agreed by the parties hereto that (a) this Agreement and any Questionnaire is executed and delivered with respect to Party B by Wells Fargo Bank, National Association (“Wells Fargo”), not individually or personally but solely as the certificate administrator, in the exercise of the powers and authority conferred and vested in it, (b) the representations, undertaking and agreements herein made on the part of Party B are made and intended not as personal representations, undertakings and agreements by Wells Fargo but are made and intended for the purpose of binding only Party B, (c) nothing herein contained shall be construed as creating any liability on Wells Fargo, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties who are signatories to this Agreement and by any person claiming by, through or under such parties and (d) under no circumstances shall Wells Fargo be personally liable for the payment of any indebtedness or expenses of Party B or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by Party B under this Agreement, the Confirmation, or any Questionnaire.

(i)	Transfer. Section 7 of the Agreement is supplemented by the additional requirement that any transfer or assignment by Party A of its obligations under the Agreement (including any Confirmation), and any amendments to the Agreement (including any Confirmation), shall be subject to Rating Agency Confirmation.

(j)	The Class A-4FL Sub-Account Distribution Priority of Payments. Each of Party A and Party B acknowledge and agree that the payments by Party B to Party A will be governed by the following terms:

(a)         On each Distribution Date, for so long as the Certificate Balance of the Class A-4FL Certificates has not been reduced to zero, to the extent of amounts allocated to the Class A-4FL Sub-Account in accordance with the Trust Agreement and amounts received from Party A, after remitting any Class A-4FL Net Swap Payment, in each case, payable to Party A on such Distribution Date pursuant to the Trust Agreement, the Certificate Administrator shall make distributions from the Class A-4FL Sub-Account in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority:

First, to the Holders of the Class A-4FL Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class for such Distribution Date;

Second, to the Holders of the Class A-4FL Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Class A-4FL Principal Distribution Amount, until the outstanding Certificate Balance of the Class A-4FL Certificates has been reduced to zero;

Third, to the Holders of the Class A-4FL Certificates, up to an amount equal to unreimbursed Realized Losses previously allocated to the Class A-4FL Certificates (as a result of the allocation of Realized Losses to the Class A-4FX Regular Interest), plus interest on that amount at the Pass-Through Rate for the Class A-4FL Certificates (as a result of the allocation of interest on unreimbursed Realized Losses to the Class A-4FX Regular Interest compounded monthly from the date the related Realized Loss was allocated to the Class A-4FX Regular Interest);

Fourth, after the Certificate Balance of the Class A-4FL Certificates has been reduced to zero and all other amounts (including reimbursements of Realized Losses or Interest Shortfalls) have been paid to the Class A-4FL Certificates, solely from amounts payable to such Class of Certificates in respect of the Class A-4FL Percentage Interest of interest payments distributed on the Class A-4FX Regular Interest, to Party A in respect of any termination payments then due to Party A under this Agreement; and

Fifth, any remaining amount in the Class A-4FL Sub-Account to the Holders of the Class A-4FL Certificates.

(b)         On each Distribution Date with respect to which a Class A-4FL Swap Conversion Event has not occurred, the Certificate Administrator shall distribute to Party A amounts deposited in the Class A-4FL Sub-Account in respect of Yield Maintenance Charges and Prepayment Premiums; provided, that on each Distribution Date with respect to which a Class A-4FL Swap Conversion Event has occurred and is continuing, the Certificate Administrator shall distribute amounts on deposit in the Class A-4FL Sub-Account in respect of Yield Maintenance Charges and Prepayment Premiums to the Holders of the Class A-4FL Certificates.

(k)	Set-off. Party A and Party B hereby waive any and all right of set-off with respect to any amounts due under this Agreement or any Transaction, provided that nothing herein shall be construed to waive or otherwise limit the netting provisions contained in Sections 2(c)(ii) and 6(e) of this Agreement.

(l)	Dodd-Frank. This provision shall apply if Party B has indicated that it is a U.S. person. In order to comply with certain obligations pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and the rules, regulations, orders and interpretations that are published or issued by the U.S. Commodities Futures Trading Commission to implement Dodd-Frank, the parties agree that the provisions of the August 2012 DF Protocol and the March 2013 DF Protocol are incorporated into and apply to this Agreement with the same effect as if the parties had complied with the provisions of Section 2 of the respective Protocol Agreement. In this respect, references in such protocols to the “Protocol Covered Agreement” will be deemed to be references to this Agreement, Party A and Party B will be deemed to be Matched PCA Parties, and the term “the parties”, as used in such protocols, shall be construed as referring to Party A and Party B. The “August 2012 DF Protocol” shall mean the ISDA August 2012 DF Protocol Agreement, published by the International Swaps and Derivatives Association, Inc. (“ISDA”) on August 13, 2012, the ISDA August 2012 DF Supplement, the ISDA August 2012 DF Protocol Questionnaire, and any addenda thereto, all such documents, as amended, restated or modified prior to the date of this Agreement. The “March 2013 DF Protocol” shall mean the ISDA March 2013 DF Protocol Agreement, published by ISDA on March 22, 2013, the ISDA March 2013 DF Supplement, the ISDA March 2013 DF Protocol Questionnaire (the “March 2013 DF Protocol Questionnaire”; and together with the August 2012 DF Protocol Questionnaire, the “Questionnaires”), and any addenda thereto, all such documents, as amended, restated or modified prior to the date of this Agreement. Capitalized terms used in this Part 5(l) and not defined herein shall have the respective meanings given to them in the August 2012 DF Protocol and the March 2013 DF Protocol, respectively.

The parties agree that the responses to the respective Questionnaires of the August 2012 DF Protocol shall be attached as an Annex to this Schedule to the Agreement, and such responses shall supplement and form a part of the Agreement. In addition, if one or more Designated Evaluation Agents, Designated QIRs or Designated Fiduciaries is identified in the Questionnaire, each such Designated Evaluation Agent, Designated QIR or Designated Fiduciary, as the case may be, must countersign the Questionnaire where required.

Party B represents to Party A as of the date of this Agreement and on each date on which a Transaction is entered into, that Party B is a U.S. person.

Party A represents to Party B as of the date of this Agreement and on each date on which a Transaction is entered into, that Party A is either a swap dealer or a major swap participant (as defined in Section 1(a) of the Commodity Exchange Act).

(m)	Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” as used in Part 2(a) of this Schedule (Payer Tax Representation) and “Indemnifiable Tax” as defined in Section 14 of this Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of this Agreement.

Accepted and agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION		WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-C35

		By:	Wells Fargo Bank, National Association, not in its individual capacity, but solely as Certificate Administrator

By:	/s/ John Miechkowski	By:	/s/ Michael Baker
	Name: John Miechkowski Title: Authorized Signatory		Name: Michael Baker Title: Assistant Vice President

CONFIRMATION FOR U.S. DOLLAR INTEREST RATE SWAP
TRANSACTION UNDER 1992 MASTER AGREEMENT

Date:	July 28, 2016	Our Ref:	21169175
To:	Wells Fargo Commercial Mortgage Trust 2016-C35 c/o Wells Fargo Bank, N.A. 9062 Old Annapolis Road Columbia, Maryland 21045-1951 Email Address: cts.cmbs.bond.admin@wellsfargo.com	From:	Wells Fargo Bank, National Association 550 South Tryon Street, 5th Floor MAC D1086-051 Charlotte, North Carolina 28202

Legal Entity Identifier (LEI)	LEI: 549300MZIB10PDVAE312	Legal Entity Identifier (LEI):	LEI:KB1H1DSPRFMYMCUFXT09

Attn:	Corporate Trust Services (CMBS) Wells Fargo Commercial Mortgage Trust 2016-C35 (Class A-4FL Certificates)	Attn:	Derivatives Documentation Manager

Fax No:	(443) 542-6156	Fax No:	(704) 383-9139

Tel No:	(410) 884-2000	Tel No:	(704) 383-4599

Unique Swap Identifier (USI):	103039933701W00000000000000000000021169175

Dear Sir/Madam,

The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between Wells Fargo Commercial Mortgage Trust 2016-C35 and Wells Fargo Bank, National Association (each a “party” and together “the parties”) on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified in paragraph 1 below (the “Agreement”).

The definitions and provisions contained in the 2006 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc., the “Definitions”) are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Definitions or the Trust Agreement referred to below under “Credit Support Documents.”

1.          This Confirmation supplements, forms part of, and is subject to, the 1992 ISDA Master Agreement (Multicurrency—Cross Border) (including the Schedule thereto) dated as of July 28, 2016, as amended and supplemented from time to time (the “Agreement”), between the parties. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

In this Confirmation “Party A” means Wells Fargo Bank, National Association and “Party B” means Wells Fargo Commercial Mortgage Trust 2016-C35 (the trust established pursuant to the Trust Agreement, as defined herein).

2.          The terms of the particular Transaction to which this Confirmation relates are as follows:

Notional Amount:

For each Calculation Period, the Certificate Balance (as defined in the Trust Agreement) of the Commercial Mortgage Pass-Through Certificates, Series 2016-C35, Class A-4FL Certificates, issued by Party B under the Trust Agreement, as of the Distribution Date (as defined in the Trust Agreement), prior to the application of amounts on such Distribution Date occurring in such Calculation Period, except that the Notional Amount for the Initial Calculation Period shall be the initial Certificate Balance of the Commercial Mortgage Pass-Through Certificates, Series 2016-C35, Class A-4FL Certificates. For the avoidance of doubt, on the Effective Date, the Notional Amount is equal to $50,000,000.00.

Trade Date:	July 28, 2016

Effective Date:	July 1, 2016, with respect to the Fixed Amounts July 28, 2016, with respect to the Floating Amounts

Termination Date:	The earlier of: (a) the Rated Final Distribution Date (as defined in the Trust Agreement) in July 2048; or (b) the Distribution Date upon which the Notional Amount hereunder has been reduced to zero (for the avoidance of doubt, any such Distribution Date as adjusted in accordance with the provisions of the Trust Agreement).

Initial Accrued Interest Payment by Party A to the Depositor:	$1,499,600.00 to be paid on July 28, 2016.

Initial Bond Premium Payment by Party A to the Depositor:	$109,915.50 to be paid on July 28, 2016.

Fixed Amounts:

Fixed Rate Payer:	Party B

Fixed Rate Payer Payment Dates:	The related Distribution Date, beginning on August 17, 2016 and ending on the Termination Date (for the avoidance of doubt, any such Distribution Date as adjusted in accordance with the provisions of the Trust Agreement).

Fixed Rate:	2.931% per annum

Fixed Rate Day Count Fraction:	30/360

Initial Fixed Rate Calculation Period:	From and including July 1, 2016, through and including July 31, 2016.

Fixed Amount:	For each Payment Date in respect of a Fixed Rate Calculation Period, the lesser of: (1) the sum of (I) the product of (a) the Fixed Rate, (b) the Fixed Rate Day Count Fraction and (c) the Notional Amount for such Fixed Rate Calculation Period, and (II) the product of (a) the Class A-4FL Percentage Interest and (b) the amount of Interest Shortfall in respect of the Class A-4FX Regular Interest for such Distribution Date (the “Regular Fixed Amount”), and (2) the amount of funds available for such payment under the Trust Agreement (the “Available Fixed Amount”).

Fixed Rate Payer Period End Dates:	The first day of each calendar month (subject to No Adjustment).

Fixed Rate Calculation Period:	For each Payment Date, the calendar month preceding such Payment Date during the Term of this Transaction, except that the final Fixed Rate Calculation Period will end on, and include, the last day of the calendar month preceding the Termination Date.

Additional Fixed Amount I:	For any Payment Date on which no continuing payment default exists on the part of Party A, the amount equal to the product of (1) the Class A-4FL Percentage Interest and (2) any Yield Maintenance Charges and Prepayment Premiums (each as defined in the Trust Agreement) paid in respect of the Class A-4FX Regular Interest on the related Distribution Date under the Trust Agreement.

Additional Fixed Amount II:

For any Payment Date, the amount equal to the product of (1) the Class A-4FL Percentage Interest and (2) any Recovered Interest Amounts (as defined below) paid in respect of the Class A-4FX Regular Interest on the related Distribution Date under the Trust Agreement.

“Recovered Interest Amount” means, with respect to Realized Losses reimbursed to the Class A-4FX Regular Interest pursuant to the Trust Agreement, interest on such amount at the Pass-Through Rate for such Class A-4FX Regular Interest compounded monthly from the date the related Realized Loss was allocated to such Class.

Floating Amounts:

Floating Rate Payer:	Party A

Floating Rate Payer Payment Dates:	The Business Day immediately prior to the related Distribution Date, beginning on the Business Day immediately prior to August 17, 2016, and ending on the Business Day immediately prior to the Termination Date (for the avoidance of doubt, any such Distribution Date as adjusted in accordance with the provisions of the Trust Agreement).

Floating Rate:	LIBOR plus the Spread.

Floating Rate Option:	LIBOR, as defined and calculated under the Trust Agreement, provided that for the Initial Floating Rate Calculation Period, the Floating Rate Option shall be 0.49265% (exclusive of the Spread).

Spread:	Plus 1.0500%

Floating Rate Day Count Fraction:	Actual/360

Floating Rate Calculation Period:	For each Payment Date, the period from and including the Distribution Date in the preceding calendar month (or the Closing Date (as defined in the Trust Agreement) in the case of the Initial Floating Rate Calculation Period) to, but excluding, the related Distribution Date, except that the final Calculation Period will end on, but exclude, the Termination Date.

Initial Floating Rate Calculation Period:	From and including the Closing Date to, but excluding, August 17, 2016.

Floating Amount:	For each Payment Date in respect of a Floating Rate Calculation Period, the greater of (1) zero and (2) an amount equal to (i) the sum of (I) the product of (a) the Floating Rate, (b) the Floating Rate Day Count Fraction and (c) the Notional Amount for such Floating Rate Calculation Period, and (II) to the extent not previously paid, the amount of interest distributable to the Class A-4FL Certificates for all previous Distribution Dates, minus (ii) the excess of (I) the Regular Fixed Amount for such Payment Date over (II) the Available Fixed Amount for such Payment Date.

Additional Floating Amount:

For any Fixed Rate Payer Payment Date on which an Additional Fixed Amount II is payable to Party A, the amount, payable by Party A on the related Floating Rate Payer Payment Date, equal to the sum, for each portion of any Floating Rate Calculation Period during the Related Floating Rate Calculation Period, of the product of (a) the Applicable Floating Rate, (b) the Floating Rate Day Count Fraction and (c) the Additional Notional Amount for each Related Floating Rate Calculation Period, where for purposes of calculating the Additional Floating Amount:

(1) the “Applicable Floating Rate” shall be determined by reference to the applicable Floating Rate(s) determined for each Floating Rate Calculation Period during the Related Floating Rate Calculation Period;

(2) the “Additional Notional Amount” shall be an amount equal to the amount of the increase (or portion thereof applicable to each Related Floating Rate Calculation Period) to the Certificate Balance of the Class A-4FL Certificates related to such Additional Fixed Amount II; and

(3) the “Related Floating Rate Calculation Period” shall be from and including the Distribution Date on which the related Realized Losses were allocated to the Class A-4FX Regular Interest to but excluding the Distribution Date on which the Certificate Balance of the Class A-4FL Certificates was increased by an amount equal to the Additional Notional Amount.

Business Days:	As defined in the Trust Agreement.

Calculation Agent:	Party B

Netting:	For the avoidance of doubt, for purposes of Section 2(c) of the Agreement, any amounts payable by the Floating Rate Payer on a Floating Rate Payer Payment Date, and by the Fixed Rate Payer on the related Fixed Rate Payer Payment Date, shall be netted even though such dates would otherwise be different, and the party with the larger aggregate amount shall make the net payment on such party’s applicable Payment Date.

3.          Recording of Conversations

Each party to this Transaction acknowledges and agrees to the tape recording of conversations between the parties to this Transaction whether by one or other or both of the parties or their agents, and that any such tape recordings may be submitted in evidence in any Proceedings relating to the Agreement and/or this Transaction.

4.	Credit Support Documents:	With respect to Party B, the Pooling and Servicing Agreement dated as of July 1, 2016, between Wells Fargo Commercial

Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer, CWCapital Asset Management LLC, as general special servicer, National Cooperative Bank, N.A., as NCB master servicer and as NCB special servicer, Wells Fargo Bank, National Association, as certificate administrator, Wilmington Trust, National Association, as trustee, and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer, as amended, modified, supplemented, restated or replaced from time to time (the “Trust Agreement”).

5.	Account Details:

	Account for payments to Party A:	Name: Wells Fargo Bank, N.A. ABA: 121000248 Acct #: 01014894464228 Attn: Derivatives Desk Trade Ref: 21169175

	Account for payment of Initial Accrued Interest Payment and Initial Bond Premium Payment:	Name: The Bank of New York Mellon ABA: 021000018 Account Name: Wells Fargo Securities Account: GLA 111569 WCF Re: Syndicate Operations Reference: WFCM 2016-C35

Account for payments to Party B:

Account: Swap Distribution Account
Name: Wells Fargo Bank, N.A.
ABA: 121000248
Acct#: 3970771416
Account Name: Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2016-C35, Commercial Mortgage Pass-Through Certificates, Series 2016-C35, Swap Account
Further Credit to: 79083001
Ref.: WFCM 2016-C35 Swap Account
Attn: Corporate Trust Services (CMBS)/(410) 884-2000

6.	Offices:

	The Office of Party A for this Transaction is:	Charlotte, NC

	The Office of Party B for this Transaction is:	Columbia, MD

7.	It is understood and agreed by Party A and Party B that the duties of Party B hereunder shall, pursuant to the Trust Agreement, be performed by or at the direction of Wells Fargo Bank, N.A. in its capacity as Certificate Administrator thereunder.

8.

Eligibility:

Each party represents that it is an “eligible contract participant” within the meaning of the Commodity Exchange Act (7 U.S.C. § 1 et seq), as amended by the Dodd Frank Wall Street Reform and Consumer Protection Act and as modified by 17 C.F.R. § 1.3(m). The ISDA Non-ECP Guarantor Exclusionary Terms available here: http://www2.isda.org/functional-areas/legal-and-

documentation/standard-terms (“Exclusionary Terms”) are incorporated by reference in this Confirmation and apply to the entry into this Transaction by the parties within the meaning of §2(e) of the Commodity Exchange Act. For the avoidance of doubt, the Exclusionary Terms will not apply, in respect of any guarantor, to any unwind, termination, transfer or other disposition of this Transaction, whether in whole or in part, to the extent this Transaction is lawfully guaranteed by such guarantor, whether or not such guarantor is an ECP (as defined in the Exclusionary Terms) when such unwind, termination, transfer or other disposition is agreed or effected.

Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by responding within three (3) Business Days by returning via telecopier an executed copy of this Confirmation to the attention of Derivatives Documentation Group (fax no. (704) 383-9139).

Failure to respond within such period shall not affect the validity or enforceability of this Transaction, and shall be deemed to be an affirmation of the terms and conditions contained herein, absent manifest error.

Accepted and confirmed as of the date first written:

WELLS FARGO BANK, NATIONAL ASSOCIATION		WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-C35

		By:	Wells Fargo Bank, National Association, not in its individual capacity, but solely as Certificate Administrator

By:	/s/ Robin Rhodes	By:	/s/ Michael Baker
	Name: Robin Rhodes		Name: Michael Baker
	Title: Authorized Signatory		Title: Authorized Signatory

WFBNA Ref.: 21169175

WFCM 2016-C35 – Class A-4FL/FX Swap Confirmation

International Swaps and Derivatives Association, Inc.

ISDA AUGUST 2012 DF PROTOCOL QUESTIONNAIRE1

published on August 13, 2012,

by the International Swaps and Derivatives Association, Inc.

Annotated in red with references to the Amended and Restated Addendum I dated

December 13, 2012

[1]	This Questionnaire is intended to address requirements of the following final rules:

(1)	CFTC, Final Rule, Business Conduct Standards for Swap Dealers and Major Swap Participants With Counterparties, 77 Fed. Reg. 9734 (Feb. 17, 2012);

(2)	CFTC, Final Rule, Large Trader Reporting for Physical Commodity Swaps, 76 Fed. Reg. 43851 (July 22, 2011);

(3)	CFTC, Final Rule, Position Limits for Futures and Swaps, 76 Fed. Reg. 71626 (Nov. 18, 2011);

(4)	CFTC, Final Rule, Real-Time Public Reporting of Swap Transaction Data, 77 Fed. Reg. 1182 (Jan. 9, 2012);

(5)	CFTC, Final Rule, Swap Data Recordkeeping and Reporting Requirements, 77 Fed. Reg. 2136 (Jan. 13, 2012);

(6)	CFTC, Final Rule, Swap Dealer and Major Swap Participant Recordkeeping, Reporting, and Duties Rules; Futures Commission Merchant and Introducing Broker Conflicts of Interest Rules; and Chief Compliance Officer Rules for Swap Dealers, Major Swap Participants, and Futures Commission Merchants, 77 Fed. Reg. 20128 (Apr. 3, 2012); and

(7)	CFTC, Final Rule, Swap Data Recordkeeping and Reporting Requirements: Pre-Enactment and Transition Swaps, 77 Fed. Reg. 35200 (June 12, 2012).

See Amended and Restated Addendum I for additional final rules addressed thereby.

Copyright © 2012 by International Swaps and Derivatives Association, Inc.

ISDA®

International Swaps and Derivatives Association, Inc.

ISDA August 2012 DF Protocol Questionnaire

dated as of August 13, 2012

Annotated in red with references to the Amended and Restated Addendum I dated

December 13, 2012

Instructions: A PCA Principal or PCA Agent that has adhered to the Protocol Agreement in the manner specified therein may complete and execute this Questionnaire and deliver it by a means specified in the Protocol Agreement in order to supplement existing Protocol Covered Agreements and/or enter into new Protocol Covered Agreements in the form of the DF Terms Agreement.

On December 13, 2012, ISDA published the Amended and Restated Addendum I to provide information needed by Swap Dealers to satisfy additional regulatory provisions under the Commodity Exchange Act and CFTC Regulations. As further described therein, the Amended and Restated Addendum I is intended to be used to supplement and/or modify information and representations provided in respect of a PCA Principal in this Questionnaire. (If a party has already submitted a completed Questionnaire, it may complete and deliver the Amended and Restated Addendum I to update information and representations previously provided, as necessary.) All PCA Principals and PCA Agents should review and complete relevant portions of the Amended and Restated Addendum I.

This Questionnaire may be executed and delivered by a PCA Principal on its own behalf or by a PCA Agent on behalf of one or more PCA Principals. By delivering this Questionnaire to another PCA Principal or PCA Agent in a manner specified in the Protocol Agreement, the deliverer may agree to enter into and/or supplement Protocol Covered Agreements with such other PCA Principal or PCA Agent. Where an existing Protocol Covered Agreement was originally executed by a PCA Agent on behalf of one or more PCA Principals, only the relevant PCA Agent (and not a PCA Principal) may use this Questionnaire and the Protocol Agreement to supplement such Protocol Covered Agreement.

In the case of a PCA Principal executing and delivering this Questionnaire on its own behalf, (i) such party must identify itself as the PCA Principal in column 1 of the PCA Principal Answer Sheet, and (ii) this Questionnaire will only be effective to supplement existing Protocol Covered Agreements executed by such party on its own behalf and/or to enter into DF Terms Agreements on its own behalf. In the case of a PCA Agent executing and delivering this Questionnaire on behalf of one or more PCA Principals, (i) the PCA Agent must list the names of each such PCA Principal in column 1 of the PCA Principal Answer Sheet, and (ii) this Questionnaire will only

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be effective to enter into DF Terms Agreements on behalf of listed PCA Principals and/or supplement Protocol Covered Agreements executed by the PCA Agent on behalf of the listed PCA Principals. For the avoidance of doubt, if this Questionnaire is being completed by a PCA Agent on behalf of multiple PCA Principals, this Questionnaire shall be treated as if it were a separate Questionnaire with respect to each separate PCA Principal listed in column 1 of the PCA Principal Answer Sheet.

In addition, if one or more Designated Evaluation Agents, Designated QIRs or Designated Fiduciaries is identified in this Questionnaire, each such Designated Evaluation Agent, Designated QIR or Designated Fiduciary, as the case may be, must countersign this Questionnaire where indicated.

The responses to Part II (except as otherwise indicated below) and Part III, Sections 2(b)(xxii) and 10(b) of this Questionnaire may be set forth directly on this Questionnaire, or if there is insufficient space, on a separate schedule. The responses to the other sections of Part II and Part III of this Questionnaire must be set forth on the PCA Principal Answer Sheet.

Part I: Definitions

References in this Questionnaire to the following terms shall have the following meanings:

“Commodity Exchange Act” means the Commodity Exchange Act, as amended.

“CFTC” means the U.S. Commodity Futures Trading Commission.

“DF Schedule” means a schedule to the DF Supplement.

“DF Supplement” means the ISDA August 2012 DF Supplement published on August 13, 2012 by the International Swaps and Derivatives Association, Inc.

“DF Supplement Rules” means the CFTC Regulations adopted in the following Federal Register citations, as amended and supplemented from time to time: (1) Business Conduct Standards for Swap Dealers and Major Swap Participants With Counterparties, 77 Fed. Reg. 9734 (Feb. 17, 2012); (2) Large Trader Reporting for Physical Commodity Swaps, 76 Fed. Reg. 43851 (July 22, 2011); (3) Position Limits for Futures and Swaps, 76 Fed. Reg. 71626 (Nov. 18, 2011); (4) Real- Time Public Reporting of Swap Transaction Data, 77 Fed. Reg. 1182 (Jan. 9, 2012); (5) Swap Data Recordkeeping and Reporting Requirements, 77 Fed. Reg. 2136 (Jan. 13, 2012); (6) Swap Dealer and Major Swap Participant Recordkeeping, Reporting, and Duties Rules; Futures Commission Merchant and Introducing Broker Conflicts of Interest Rules; and Chief Compliance Officer Rules for Swap Dealers, Major Swap Participants, and Futures Commission Merchants, 77 Fed. Reg. 20138 (Apr. 3, 2012); (7) Swap Data Recordkeeping and Reporting Requirements: Pre-Enactment and Transition Swaps, 77 Fed. Reg. 35200 (June 12, 2012); and (8) any comparable non-U.S. regulations with which SD is permitted by the CFTC to comply in lieu of any of the foregoing CFTC Regulations.

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“DF Terms Agreement” means the ISDA August 2012 DF Terms Agreement published by ISDA on August 13, 2012.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Special Entity” means an employee benefit plan subject to Title I of ERISA.

“LEI/CICI” means a “legal entity identifier” satisfying the requirements of CFTC Regulation 45.6 or such other entity identifier as shall be provided by the CFTC pending the availability of such legal entity identifiers.

“Major Security-Based Swap Participant” means a person registered with the SEC as a “major security-based swap participant” as defined in Section 3a(67) of the Securities Exchange Act and Rule 3a67-1 thereunder.

“Major Swap Participant” means a person registered (fully or provisionally) with the CFTC as a “major swap participant” as defined in Section 1a(33) of the Commodity Exchange Act and CFTC Regulation 1.3(hhh) thereunder.

“PCA Agent” means a party who has executed a Protocol Covered Agreement on behalf of one or more PCA Principals.

“PCA Principal” means a person who is or may become a principal to one or more Swaps under a Protocol Covered Agreement and who is identified as such in column 1 of the PCA Principal Answer Sheet.

“PCA Principal Answer Sheet” means a spreadsheet substantially in the form of Annex A to this Questionnaire.

“Protocol Agreement” means the ISDA August 2012 DF Protocol Agreement published on August 13, 2012 by the International Swaps and Derivatives Association, Inc.

“Protocol Covered Agreement” means a DF Terms Agreement or an existing written agreement between two parties that governs the terms and conditions of one or more transactions in Swaps that each such party has or may enter into as principal.

“Regulated Swap Entity” means a person that is a Swap Dealer, Security-Based Swap Dealer, Major Swap Participant or Major Security-Based Swap Participant.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security-Based Swap Dealer” means a person registered with the SEC as a “security-based swap dealer” as defined in Section 3(a)(71) of the Securities Exchange Act and Rule 3a71-1 thereunder.

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“Special Entity” means a “special entity” as defined in Section 4s(h)(2)(C) of the Commodity Exchange Act and CFTC Regulation 23.401(c) thereunder.

“Swap” means a “swap” as defined in the Section 1a(47) of the Commodity Exchange Act and CFTC Regulation 1.3(xxx). The term “Swap” also includes any foreign exchange swaps and foreign exchange forwards that may be exempted from regulation as “swaps” by the Secretary of the Treasury pursuant to authority granted by Section 1a(47)(E) of the Commodity Exchange Act.

“Swap Dealer” means a person registered (fully or provisionally) with the CFTC as a “swap dealer” as defined in Section 1a(49) of the Commodity Exchange Act and CFTC Regulation 1.3(ggg).

“Swap Recommendation” means a “recommendation” (as such term is used in CFTC Regulations 23.434 and 23.440) with respect to a Swap or a trading strategy involving a Swap that is governed by or proposed to be governed by a Matched PCA.

Capitalized terms used but not otherwise defined in this Questionnaire shall have the meanings assigned to such terms in the Protocol Agreement.

Part II: PCA Principal Information

Part II of this Questionnaire specifies information regarding a PCA Principal that may be provided by or on behalf of such PCA Principal. Provision of the information requested in Sections 2 through 5 of this Part II is not required if the specified information has already been provided to each counterparty receiving this Questionnaire. With respect to the information requested in any question in Sections 2 through 5 of this Part II, this Questionnaire provides that unless such information appears in the publicly available portion of an LEI/CICI database or is provided herein, the relevant PCA Principal represents to each counterparty receiving this Questionnaire that the specified information has already been provided to such counterparty in writing, and that it is true, correct and complete as of the date of delivery of this Questionnaire to such counterparty.

If you require additional space to answer any of the questions below (e.g., to provide information for multiple PCA Principals), you may attach a separate schedule to provide the PCA Principal information specified in this Part II.

1.	LEI/CICI[2]

To answer this question, complete column 2 of the relevant row of the PCA Principal Answer Sheet by inserting the PCA Principal’s LEI/CICI; provided that, if LEI/CICIs are not generally available or if PCA Principal is not eligible to receive an LEI/CICI from available providers, PCA Principal may answer this question by completing column 2 of the relevant row of the PCA Principal Answer Sheet by inserting “None.”

[2]	CFTC Regulation 45.6.

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What is PCA Principal’s LEI/CICI? [_]

2.	True Name and Address[3]

The true name and address of PCA Principal is as follows:

Name:	Wells Fargo Commerical Mortgage Trust 2016-C35

Address:	c/o Wells Fargo Bank, National Association, as Certificate Administrator,

9062 Old Annapolis Road, Columbia, MD 21045

Phone:

Fax:

E-mail:	cts.cmbs.bond.admin@wellsfargo.com

3.	Principal Occupation or Business[4]

The principal occupation or business of PCA Principal is as follows:

Grantor Trust

4.	Guarantor Information[5]

(a)	To answer this question, complete column 3 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate:

Is any person guarantying the performance of PCA Principal? NO

[3]	CFTC Regulation 23.402(c).

[4]	CFTC Regulation 23.402(c).

[5]	CFTC Regulation 23.402(c).

(b)	If any person is guarantying the performance of PCA Principal, the true name and address of each person providing such guaranty is as follows:

Name:

Address:

Phone:

Fax:

E-mail:

5.	Third Party Control Person Information

(a)	To answer this question, complete column 4 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate:

Is any person (other than an employee of PCA Principal) exercising any control with respect to the Swap positions under Protocol Covered Agreements in respect of which this Questionnaire is being executed and delivered (such person, a “Third Party Control Person”)? NO

(b)	If PCA Principal has one or more Third Party Control Person(s), the true name(s) and address(es) of such person(s) is/are as follows (PCA Agents filling out this Questionnaire for PCA Principals should enter their own name and address if they will act as a Third Party Control Person for their PCA Principals with respect to trades under the Protocol Covered Agreements):[6]

Name:

Address:

Phone:

Fax:

E-mail:

[6]	CFTC Regulation 23.402(c).

6.	Designated Evaluation Agent Information

The following information must be provided for PCA Principals that are not Regulated Swap Entities or Special Entities and that wish to incorporate DF Schedule 3 (Institutional Suitability Safe Harbor for Non-Special Entities) into Matched PCAs.

(a)	To answer this question, complete column 5 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate:

For purposes of DF Schedule 3 (Institutional Suitability Safe Harbor for Non- Special Entities), does PCA Principal have one or more agents (other than an employee of PCA Principal) that it wishes to designate as “Designated Evaluation Agents” and that are responsible for (i) evaluating investment risks with regard to Swaps and trading strategies involving Swaps as well as any Swap Recommendations provided to PCA Principal and (ii) making trading decisions with respect to Swaps on behalf of PCA Principal? NO

(Please note that it is permissible for a PCA Principal to enter into DF Schedule 3 without designating an agent as its Designated Evaluation Agent provided that the PCA Principal can make the representations provided in Part II of DF Schedule 3.)

(b)	Please provide the true name and address of each agent that PCA Principal wishes to designate as a “Designated Evaluation Agent” for purposes of DF Schedule 3 (if the PCA Principal has only a single Designated Evaluation Agent that is the same as its single Third Party Control Person, you may write “Same as Third Party Control Person”):[7]

Name:

Address:

Phone:

Fax:

E-mail:

[7]	CFTC Regulation 23.434(b)(1).

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7.	Designated QIR Information (Not Applicable)

The following information must be provided for PCA Principals that are Special Entities other than ERISA Special Entities, and that wish to incorporate DF Schedule 4 (Safe Harbors for Non-ERISA Special Entities) into Matched PCAs.

Please provide the true name and address of each of PCA Principal’s representatives selected as a “Designated QIR” for purposes of the DF Supplement (if the PCA Principal has only a single Designated QIR that is the same as its single Third Party Control Person, you may write “Same as Third Party Control Person”):8

Name:

Address:

Phone:

Fax:

E-mail:

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8.	Designated Fiduciary Information (Not Applicable)

The following information must be provided for PCA Principals that are ERISA Special Entities, and that wish to incorporate DF Schedule 5 (Safe Harbors for ERISA Special Entities (Option 1)) and/or DF Schedule 6 (Safe Harbors for ERISA Special Entities (Option 2)) into Matched PCAs.

Please provide the true name and address of each of PCA Principal’s “fiduciaries,” as that term is defined in Section 3 of ERISA, selected as a “Designated Fiduciary” for purposes of the DF Supplement (if the PCA Principal has only a single Designated Fiduciary that is the same as its single Third Party Control Person, you may write “Same as Third Party Control Person”):9

Name:

Address:

Phone:

Fax:

E-mail:

9.	Address for Complaints (Not Applicable)

If PCA Principal is a Swap Dealer or Major Swap Participant, it may, but is not required to, set forth here the physical address, email or other widely available electronic address, and telephone number of the department to which any complaints may be directed:10

Address:

Phone:

Fax:

E-mail:

[9]	CFTC Regulation 23.450(d)(2).

[10]	CFTC Regulation 23.201(b)(3)(ii).

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10.	E-mail Address for Delivery of Required Notifications and Disclosures

The following information may be provided by, or on behalf of, PCA Principals that are not Swap Dealers.

PCA Principal may provide an e-mail address that may be used for the delivery of notifications and any informational disclosures given pursuant to the DF Supplement Rules:

E-mail:	cts.cmbs.bond.admin@wellsfargo.com

11.	Election to Receive Oral Disclosure of Pre-Trade Mid-Market Marks and Basic Material Economic Terms

To answer this question, complete column 6 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate. If PCA Principal answers this question “Yes,” then it may receive oral disclosures of any pre-trade mid-market marks and basic material economic terms pursuant to CFTC Regulation 23.431(a)(2) and (3)(i).

Does PCA Principal agree to receive oral disclosure (with written confirmation to follow post-trade) of any (i) pre-trade mid-market marks pursuant to CFTC Regulation 23.431(a)(3)(i) and (ii) basic material economic terms, including price, notional amount and termination date, pursuant to CFTC Regulation 23.431(a)(2)? YES

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Part III: PCA Principal Status Representations and Elections

Part III of this Questionnaire consists of questions that must be answered by, or on behalf of, each PCA Principal except as otherwise indicated. Answers to the questions should be provided in the PCA Principal Answer Sheet except as otherwise indicated.

1.	Commodity Pool

The purpose of this question is to permit a PCA Principal who is able to specify whether it is a “commodity pool” (as further defined below) to inform its counterparty of such status. The answer to this question will assist in identifying PCA Principals who may need to make additional representations regarding their status as an “eligible contract participant” when additional CFTC regulations regarding this status go into effect on December 31, 2012.

If PCA Principal does not wish to make any representation at this time as to whether it is a “commodity pool” it may insert “No Answer.” If a PCA Principal inserts “No Answer,” a Swap Dealer receiving this Questionnaire may be required to inquire further and obtain additional representations prior to December 31, 2012.

If you are intending to answer “Yes” or “No Answer,” please review Sections 3 and 4 of the Amended and Restated Addendum I prior to answering this Question.

To answer this question, complete column 7 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes,” “No,” or “No Answer,” as appropriate:

Is PCA Principal a “commodity pool,” as that term is defined in Section 1(a)(10) of the Commodity Exchange Act and applicable regulations thereunder (a “Commodity Pool”)? NO

2.	Eligible Contract Participant[11]

(a)	To answer this question, complete column 8 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate:

Please review Section 4 of the Amended and Restated Addendum I with respect to transactions described in section 2(c)(2)(B)(i)(I) or 2(c)(2)(C)(i)(I)(bb) (other than transactions described in section 2(c)(2)(C)(i)(II)) of the Commodity Exchange Act (“Specified FX Transactions”) prior to answering this Question.

[11]	CFTC Regulation 23.430(a).

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Other than for purposes of any agreement, contract or transaction described in Sections 2(c)(2)(B)(vi) or 2(c)(2)(C)(vii) of the Commodity Exchange Act, is PCA Principal an “eligible contract participant,” as that term is defined in Section 1a(18) of the Commodity Exchange Act and applicable regulations thereunder (an “Eligible Contract Participant”)? YES

(b)	To respond to this instruction, complete column 9 of the relevant row of the PCA Principal Answer Sheet by inserting at least one of the subsection numbers below in column 9: ix

If PCA Principal has identified itself as an Eligible Contract Participant, please indicate at least one of the following subsections that is applicable to PCA Principal (respondents may, but are not required to, indicate more than one subsection if applicable):12

(i)	PCA Principal is a “swap dealer,” as defined in Section 1a(49) of the Commodity Exchange Act and CFTC Regulation 1.3(ggg).[13]

(ii)	PCA Principal is a “security-based swap dealer,” as defined in Section 3(a)(71) of the Securities Exchange Act and Rule 3a71-1 thereunder.[14]

(iii)	PCA Principal is a “major swap participant,” as defined in Section 1a(33) of the Commodity Exchange Act and CFTC Regulation 1.3(hhh).[15]

(iv)	PCA Principal is a “major security-based swap participant,” as defined in Section 3(a)(67) of the Securities Exchange Act and Rule 3a67-1 thereunder.[16]

(v)	PCA Principal is a “financial institution” as defined in Section 1a(21) of the Commodity Exchange Act (a “Financial Institution”).[17]

(vi)	PCA Principal is an insurance company that is regulated by a State, or that is regulated by a foreign government and is subject to comparable regulation as determined by the CFTC, including a

[12]	CFTC Regulation 23.430(a). See 77 Fed. Reg. 9734, 9757 (Feb. 17, 2012).

[13]	CFTC Regulation 1.3(m)(2).

[14]	CFTC Regulation 1.3(m)(4).

[15]	CFTC Regulation 1.3(m)(1).

[16]	CFTC Regulation 1.3(m)(3).

[17]	Commodity Exchange Act § 1a(18)(A)(i).

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regulated subsidiary or affiliate of such an insurance company (an “Eligible Insurance Company”).18

(vii)	PCA Principal is an investment company subject to regulation under the Investment Company Act of 1940, as amended, or a foreign person performing a similar role or function subject as such to foreign regulation (regardless of whether each investor in the investment company or the foreign person is itself an Eligible Contract Participant) (an “Eligible Investment Company”).[19]

(viii)	PCA Principal is a Commodity Pool that (1) has total assets exceeding $5,000,000 and (2) was formed and is operated by a person subject to regulation under the Commodity Exchange Act or a foreign person performing a similar role or function subject as such to foreign regulation (an “Eligible Commodity Pool”).[20]

(ix)	PCA Principal is a corporation, partnership, proprietorship, organization, trust, or other entity (1) that has total assets exceeding $10,000,000 or (2) the obligations of which under each Protocol Covered Agreement to which it is a party are guaranteed or otherwise supported by a letter of credit or keepwell, support, or other agreement by a corporation, partnership, proprietorship, organization, trust, or other entity that has total assets exceeding $10,000,000, a Financial Institution, an Eligible Insurance Company, an Eligible Investment Company, an Eligible Commodity Pool, an Eligible Government Entity, or an Other Eligible Person (as defined in paragraph (xxii) below) (a “Large Entity”).[21]

A PCA Principal that intends to qualify as an Eligible Contract Participant exclusively as a Large Entity and/or Hedging Entity ECP (defined below) should review Sections 3 and 4 of the Amended and Restated Addendum I prior to answering this Question.

(x)	PCA Principal is a corporation, partnership, proprietorship, organization, trust, or other entity that has a net worth exceeding $1,000,000 and enters into Swaps in connection with the conduct of the entity’s business or to manage the risk associated with an asset or

[18]	Commodity Exchange Act § 1a(18)(A)(ii).

[19]	Commodity Exchange Act § 1a(18)(A)(iii).

[20]	Commodity Exchange Act § 1a(18)(A)(iv). The CFTC has interpreted the language “subject to regulation under the Commodity Exchange Act,” for purposes of CFTC Regulation 1.3(m)(6) (effective Dec. 31, 2012) and Commodity Exchange Act § 1a(18)(A)(iv) as requiring lawful operation of the Commodity Pool by a person excluded from the definition of “commodity pool operator,” a registered commodity pool operator or a person properly exempt from registration as a commodity pool operator. See 77 Fed. Reg. 30596, 30654-55 (May 23, 2012).

[21]	Commodity Exchange Act § 1a(18)(A)(v)(I)-(II).

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liability owned or incurred or reasonably likely to be owned or incurred by the entity in the conduct of the entity’s business (a “Hedging Entity ECP”).22

A PCA Principal that intends to qualify as an Eligible Contract Participant exclusively as a Hedging Entity ECP and/or Large Entity (defined above) should review Sections 3 and 4 of the Amended and Restated Addendum I prior to answering this Question.

(xi)	PCA Principal is an employee benefit plan subject to ERISA, a governmental employee benefit plan, or a foreign person performing a similar role or function subject as such to foreign regulation (1) that has total assets exceeding $5,000,000; or (2) the investment decisions of which are made by (A) an investment adviser or commodity trading advisor subject to regulation under the Investment Advisers Act of 1940, as amended, or the Commodity Exchange Act; (B) a foreign person performing a similar role or function subject as such to foreign regulation; (C) a Financial Institution; or (D) an Eligible Insurance Company, or a regulated subsidiary or affiliate of such Eligible Insurance Company.[23]

(xii)	PCA Principal is (1) a governmental entity (including the United States, a State, or a foreign government), or political subdivision of a governmental entity, (2) a multinational or supranational government entity, or (3) an instrumentality, agency, or department of an entity described in clause (1) or (2), and if PCA Principal is an entity described in clause (1) or (3), PCA Principal owns and invests on a discretionary basis $50,000,000 or more in investments, or otherwise satisfies the requirements of Section 1a(18)(A)(vii)(III)(aa) or (cc) of the Commodity Exchange Act (an “Eligible Government Entity”).[24]

(xiii)	PCA Principal is a broker or dealer (other than a natural person or proprietorship) subject to regulation under the Securities Exchange Act, or a foreign person (other than a natural person or proprietorship) performing a similar role or function subject as such to foreign regulation.[25]

(xiv)	PCA Principal is (1) a broker or dealer (and is a natural person or proprietorship) subject to regulation under the Securities Exchange Act or a foreign person (that is a natural person or proprietorship)

[22]	Commodity Exchange Act § 1a(18)(A)(v)(III).

[23]	Commodity Exchange Act § 1a(18)(A)(vi).

[24]	Commodity Exchange Act § 1a(18)(A)(vii).

[25]	Commodity Exchange Act § 1a(18)(A)(viii).

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performing a similar role or function subject as such to foreign regulation and (2) qualifies as a Large Entity or Eligible Individual.26

(xv)	PCA Principal is an associated person of a registered broker or dealer concerning the financial or securities activities of which the registered broker or dealer makes and keeps records under Section 15C(b) or 17(h) of the Securities Exchange Act.[27]

(xvi)	PCA Principal is an investment bank holding company (as defined in Section 17(i) of the Securities Exchange Act).[28]

(xvii)	PCA Principal is a futures commission merchant subject to regulation under the Commodity Exchange Act (other than a natural person or proprietorship) or a foreign person (other than a natural person or proprietorship) performing a similar role or function subject as such to foreign regulation.[29]

(xviii)	PCA Principal (1) is a futures commission merchant subject to regulation under the Commodity Exchange Act (and is a natural person or proprietorship) or a foreign person (that is a natural person or proprietorship) performing a similar role or function subject as such to foreign regulation and (2) qualifies as a Large Entity or Eligible Individual.[30]

(xix)	PCA Principal is a floor broker or floor trader subject to regulation under the Commodity Exchange Act in connection with any transaction that takes place on or through the facilities of a registered entity (other than an electronic trading facility with respect to a significant price discovery contract) or an exempt board of trade, or any affiliate thereof, on which such person regularly trades.[31]

(xx)	PCA Principal is an individual who has amounts invested on a discretionary basis, the aggregate of which is in excess of $10,000,000 (an “Eligible Individual”).[32]

(xxi)	PCA Principal is an individual who has amounts invested on a discretionary basis, the aggregate of which is in excess of $5,000,000

[26]	Id.

[27]	Commodity Exchange Act § 1a(18)(A)(viii)(II).

[28]	Commodity Exchange Act § 1a(18)(A)(viii)(III).

[29]	Commodity Exchange Act § 1a(18)(A)(ix).

[30]	Id.

[31]	Commodity Exchange Act § 1a(18)(A)(x).

[32]	Commodity Exchange Act § 1a(18)(A)(xi)(I).

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and who enters into Swaps in order to manage the risk associated with an asset owned or liability incurred, or reasonably likely to be owned or incurred, by the individual (a “Hedging Individual ECP”).33

(xxii)	PCA Principal is a person that the CFTC has determined to be eligible in light of the financial or other qualifications of the person (an “Other Eligible Person”).[34] If PCA Principal inserts subsection (xxii) in column 9 of the PCA Principal Answer Sheet, PCA Principal must provide an explanation in the space below and include additional pages as necessary:

3.	Swap Dealers[35]

(a)	To answer this question, complete column 10 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate:

Is PCA Principal a Swap Dealer? NO

(b)	If PCA Principal is a Swap Dealer:

(i)	To answer this question, complete column 11 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate:

With respect to a Matched PCA in respect of which this Questionnaire has been executed and delivered, if PCA Principal’s counterparty to such Matched PCA is a party other than a Regulated Swap Entity or a Special Entity, does PCA Principal agree to supplement the terms of such Matched PCA by incorporating therein DF Schedule 3 (Institutional Suitability Safe Harbor for Non-Special Entities)?

[33]	Commodity Exchange Act § 1a(18)(A)(xi)(II).

[34]	Commodity Exchange Act § 1a(18)(C).

[35]	CFTC Regulation 23.401(d).

(ii)	To answer this question, complete column 12 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate:

With respect to a Matched PCA in respect of which this Questionnaire has been executed and delivered, if PCA Principal’s counterparty to such Matched PCA is a Special Entity that is not an ERISA Special Entity, does PCA Principal agree to supplement the terms of such Matched PCA by incorporating therein DF Schedule 4 (Safe Harbors for Non-ERISA Special Entities)?

(iii)	To answer this question, complete column 13 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate:

With respect to a Matched PCA in respect of which this Questionnaire has been executed and delivered, if PCA Principal’s counterparty to such Matched PCA is an ERISA Special Entity, does PCA Principal agree to supplement the terms of such Matched PCA by incorporating therein DF Schedule 5 (Safe Harbors for ERISA Special Entities (Option 1))?

(iv)	To answer this question, complete column 14 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate:

With respect to a Matched PCA in respect of which this Questionnaire has been executed and delivered, if PCA Principal’s counterparty to such Matched PCA is an ERISA Special Entity, does PCA Principal agree to supplement the terms of such Matched PCA by incorporating therein DF Schedule 6 (Safe Harbors for ERISA Special Entities (Option 2))?

(c)	To answer this question, complete column 15 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate:

Is PCA Principal a Security-Based Swap Dealer? NO

4.	Major Swap Participants[36]

This Part III, Section 4 must be completed by, or on behalf of, all PCA Principals other than (i) for Section 4(a), Swap Dealers and (ii) for Section 4(b), Security-Based Swap Dealers.

[36]	CFTC Regulation 23.401(d).

(a)	To answer this question, complete column 16 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate:

Is PCA Principal a Major Swap Participant? NO

(b)	To answer this question, complete column 17 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate:

Is PCA Principal a Major Security-Based Swap Participant? NO

5.	Financial Entity[37]

This Part III, Section 5 must be completed by, or on behalf of, any PCA Principal that is not a Regulated Swap Entity. The purpose of this question is to permit a PCA Principal who is able to specify whether or not it is a “financial entity,” as such term is defined by statute, to inform its counterparty of such status.

If PCA Principal does not wish to make any representation at this time as to whether it is a “financial entity,” it may insert “No Answer.” If PCA Principal responds with “No Answer,” a Swap Dealer receiving this Questionnaire may be required to (i) inquire further prior to entering into Swaps with PCA Principal in order to satisfy trade reporting requirements and/or (ii) assume, for the purposes of relevant statutory and regulatory exclusions and safe harbors, that PCA Principal may be a “financial entity,” until PCA Principal provides sufficient evidence demonstrating that it is not a “financial entity.”

To answer this question, complete column 18 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes,” “No” or “No Answer,” as appropriate. Is PCA Principal a “financial entity,” as such term is defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act and the CFTC Regulations? NO

6.	Special Entity

[37]	Commodity Exchange Act § 2(h)(7)(C).

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This Part III, Section 6 must be completed by, or on behalf of, all PCA Principals other than Swap Dealers and Security-Based Swap Dealers.

(a)	To answer this question, complete column 19 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate. If PCA Principal fails to answer this question, it will be deemed to represent that it is not a Special Entity for the purposes of relevant statutory and regulatory requirements, until PCA Principal affirmatively represents to the contrary in writing.

Is PCA Principal a Special Entity? NO

(b)	To answer this question, complete column 20 of the relevant row of the PCA Principal Answer Sheet by inserting the applicable subsection number below:

If PCA Principal has identified itself as a Special Entity, which one of the following subsections is applicable to PCA Principal?38 (Not Applicable)

(i)	PCA Principal is a Federal agency.[39]

(ii)	PCA Principal is a State, State agency, city, county, municipality, other political subdivision of a State, or any instrumentality, department, or corporation of or established by a State or political subdivision of a State.[40]

(iii)	PCA Principal is an ERISA Special Entity.[41]

(iv)	PCA Principal is a governmental plan, as defined in Section 3 of ERISA.[42]

(v)	PCA Principal is an endowment. (For purposes of this question, an “endowment” includes an endowment that is an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, 26 U.S.C. § 501(c)(3).)[43]

(vi)	PCA Principal is an employee benefit plan defined in Section 3 of ERISA, not otherwise defined as a Special Entity (an “Exempt

[38]	CFTC Regulation 23.430(a); see 77 Fed. Reg. 9734, 9757 (Feb. 17, 2012).

[39]	CFTC Regulation 23.401(c)(1).

[40]	CFTC Regulation 23.401(c)(2).

[41]	CFTC Regulation 23.401(c)(3).

[42]	CFTC Regulation 23.401(c)(4).

[43]	CFTC Regulation 23.401(c)(5).

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Plan”) that elects to be a Special Entity pursuant to CFTC Regulation 23.401(c)(6).44

7.	Non-ERISA Special Entity Elections (Not Applicable)

This Part III, Section 7 must be completed by, or on behalf of, all Special Entities other than ERISA Special Entities.

To answer this question, complete column 21 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate. If PCA Principal answers this question “Yes,” then each of its Designated QIRs must countersign this Questionnaire in the location indicated on the signature page to agree to make the representations and perform the agreements applicable to it in DF Schedule 4.

Does PCA Principal agree to supplement the terms of each Matched PCA in respect of which this Questionnaire has been executed and delivered by incorporating therein DF Schedule 4 (Safe Harbors for Non-ERISA Special Entities)?45

8.	ERISA Special Entity Elections (Not Applicable)

This Part III, Section 8 must be completed by, or on behalf of, all ERISA Special Entities.

(a)	To answer this question, complete column 22 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate. If PCA Principal answers this question “Yes,” then each of its Designated Fiduciaries must countersign this Questionnaire in the location indicated on the signature page to agree to make the representations and perform the agreements applicable to it in DF Schedule 5.

Does PCA Principal agree to supplement the terms of each Matched PCA in respect of which this Questionnaire has been executed and delivered by incorporating therein DF Schedule 5 (Safe Harbors for ERISA Special Entities (Option 1))?46

(b)	To answer this question, complete column 23 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate. If PCA Principal answers this question “Yes,” then each of its Designated Fiduciaries must countersign this Questionnaire on the location indicated on the signature page to agree to make the representations and perform the agreements applicable to it in DF Schedule 6.

[44]	CFTC Regulation 23.401(c)(6).

[45]	CFTC Regulation 23.430(d).

[46]	CFTC Regulation 23.430(d).

Does PCA Principal agree to supplement the terms of each Matched PCA in respect of which this Questionnaire has been executed and delivered by incorporating therein DF Schedule 6 (Safe Harbors for ERISA Special Entities (Option 2))?47

9.	Institutional Suitability Elections

This Part III, Section 9 must be completed by, or on behalf of, all PCA Principals other than Regulated Swap Entities and Special Entities.

To answer this question, complete column 24 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate. If PCA Principal answers this question “Yes,” then each of its Designated Evaluation Agents (if any) must countersign this Questionnaire in the location indicated on the signature page to agree to make the representations and perform the agreements applicable to it in DF Schedule 3.

Does PCA Principal agree to supplement the terms of each Matched PCA in respect of which this Questionnaire has been executed and delivered by incorporating therein DF Schedule 3 (Institutional Suitability Safe Harbor for Non-Special Entities)? NO

10.	DF Terms Agreement Elections and Information

(a)	To answer this question, complete column 25 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate.

Does PCA Principal agree to enter into a DF Terms Agreement with each counterparty to whom this Questionnaire has been delivered? NO

(b)	If PCA Principal has agreed to enter into a DF Terms Agreement with each counterparty to whom this Questionnaire has been delivered, the notice information of such PCA Principal for the purposes of each such DF Terms Agreement is as follows:

Name:

Address:

Phone:

Fax:

E-mail:

[47]	CFTC Regulation 23.430(d).

Electronic Messaging System Details:

Specific Instructions:

By executing this Questionnaire, the signatory represents as PCA Principal or PCA Agent for specified PCA Principals that (a) all information provided by it in this Questionnaire is true, accurate and complete in every material respect as of the date hereof, and may be relied upon by each counterparty to whom this Questionnaire is delivered, (b) any information that is requested and not provided in Part II, Sections 2 through 5 of this Questionnaire, and that does not appear in the publicly available portion of an LEI/CICI database, has previously been provided in writing by the relevant PCA Principals, and all such previously provided information is true, accurate and complete in every material respect as of the date hereof, and may be relied upon by each counterparty to whom this Questionnaire is delivered, (c) if Part III, Section 6(a) has not been filled out with respect to a specified PCA Principal, such PCA Principal is not a Special Entity, and (d) it has agreed to enter into the DF Schedules indicated in the Questionnaire. For purposes of the foregoing, information appearing in the publicly available portion of the LEI/CICI database with respect to a specified PCA Principal is deemed provided to the counterparty.

By executing this Questionnaire on the relevant signature block below, the signatory agrees to make the representations and agreements applicable to it in the relevant DF Schedule of the DF Supplement.

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-C35

By: Wells Fargo Bank, National Association, not in its individual capacity, but solely as Certificate Administrator on behalf of the Wells Fargo Commercial Mortgage Trust 2016-C35

By:	/s/ Michael Baker
Name: Michael Baker
Title: Assistant Vice President
Date: July 28, 2016

[Amended and Restated Addendum I and Addendum II to be attached to Questionnaire for convenience]

International Swaps and Derivatives Association, Inc.

AMENDED AND RESTATED

ADDENDUM I1

TO

ISDA AUGUST 2012 DF PROTOCOL QUESTIONNAIRE

published on December 13, 2012

by the International Swaps and Derivatives Association, Inc.

Instructions: This Addendum I provides information needed by Swap Dealers to satisfy additional regulatory provisions under the Commodity Exchange Act and CFTC Regulations that are expected to require compliance beginning December 31, 2012 (unless a later date is applicable as described below). As further described below, this Addendum I is intended to be used to supplement information and representations provided in respect of a PCA Principal in the ISDA August 2012 DF Protocol Questionnaire (the “Questionnaire”). This Addendum I amends and restates the version published on November 9, 2012. For convenience, a blackline of the changes can be found at www.isda.org.

 Section 1. Definitions: References in this Addendum I to the following terms shall have the following meanings.

“Active Fund” means a “private fund,” as defined in Section 202(a) of the Investment Advisers Act of 1940, that (i) is not a Third-Party Subaccount and (ii) has executed 200 or more swaps per

[1]	This Addendum is intended to address certain provisions of the following final rules:

CFTC, Final Rule, Further Definition of “Swap Dealer,” “Security-Based Swap Dealer,” “Major Swap Participant,” “Major Security-Based Swap Participant” and “Eligible Contract Participant,” 77 Fed. Reg. 30596 (May 23, 2012).

CFTC Final Rule, Confirmation, Portfolio Reconciliation, Portfolio Compression, and Swap Trading Relationship Documentation Requirements for Swap Dealers and Major Swap Participants, 77 Fed. Reg. 55904 (Sept. 11, 2012).

Final Rule, Clearing Requirement Determination Under Section 2(h) of the CEA, at 139–40, pre-Fed. Reg. draft available at http://www.cftc.gov/ucm/groups/public/@newsroom/documents/file/federalregister1128 12.pdf.

month on average over the 12 months preceding November 1, 2012. For purposes of clause (ii) of this definition, “swaps” shall mean swaps as defined by the CFTC for purposes of implementation schedules under parts 23 and 50 of CFTC regulations and shall exclude, without limitation, foreign exchange swaps exempted from regulation as “swaps” by the Secretary of the Treasury pursuant to authority granted by Section 1a(47)(E) of the Commodity Exchange Act.

“Commodity Pool Operator” means a “commodity pool operator” as defined in Section 1a(11) of the Commodity Exchange Act.

“ECP Modification Effective Date” means December 31, 2012 or such later date as the CFTC provides for the effectiveness of CFTC Regulation 1.3(m)(5) or (6), as applicable, or any successor regulation.

“Excluded ECP Categories” means the criteria for qualifying as an “eligible contract participant” under (1) Part III, Sections 2(b)(viii), (ix), and (x) of the Questionnaire and (2) Section 3c of this Addendum I.

“Notice Procedures” has the meaning ascribed to such term in the DF Supplement.

“Specified FX Transactions” means foreign currency transactions described in Section 2(c)(2)(B)(i)(I) or Section 2(c)(2)(C)(i)(I)(bb) (other than transactions described in Section 2(c)(2)(C)(i)(II)) of the Commodity Exchange Act. For the avoidance of doubt, the determination as to whether a transaction is described in one of the sections specified in the preceding sentence is made without regard to whether a party thereto is an “eligible contract participant” under the Commodity Exchange Act.

“Swap Transaction Event” has the meaning ascribed to such term in the DF Supplement.

“Third-Party Subaccount” means an account that is managed by an investment manager who is (1) independent of and unaffiliated with the account’s beneficial owner or sponsor and (2) responsible for the documentation necessary for the account’s beneficial owner to document swaps as required under section 4s(i) of the Commodity Exchange Act.

Capitalized terms used but not otherwise defined in this Addendum I shall have the meanings assigned to such terms in the Questionnaire.

-2

Section 2. Additional PCA Principal Information: Active Funds

All PCA Principals are asked to provide the following information to assist Swap Dealers in determining compliance dates for (i) CFTC Regulation 23.504 relating to requirements for swap trading relationship documentation, and (ii) CFTC Regulation 50.4 relating to the requirement to clear certain swaps.

To answer the following question, complete column 26 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate:

Is PCA Principal an Active Fund?2 NO

Section 3. Eligible Contract Participant Status For Large Entity or Hedging Entity ECPs.

Effective as of the ECP Modification Effective Date, CFTC Regulation 1.3(m)(6) provides that for purposes of the statutory definition of “eligible contract participant” under Section 1a(18) of the Commodity Exchange Act, a “commodity pool” that does not satisfy the criteria of clause (A)(iv) of that definition is not an “eligible contract participant” under clause (A)(v) of that definition.

Accordingly, to remain eligible to transact in Swaps after the ECP Modification Effective Date, a PCA Principal should take one of the following steps, as appropriate:

a.     A PCA Principal that is not a Commodity Pool may make a representation to this effect in Part III, Question 1 of the Questionnaire.3 A PCA Principal that uses the Questionnaire to represent that it is not a Commodity Pool does not need to make further representations in this Addendum I. This representation may be based, without limitation, upon CFTC exemptive relief from the definition of Commodity Pool. APPLICABLE

b.     A PCA Principal that is a Commodity Pool may represent in the Questionnaire that it falls within one of the categories of Eligible Contract Participant other than a Large Entity and/or Hedging Entity ECP (as such terms are defined in Part III, Question 2(b)(ix) and (x), respectively, of the Questionnaire). 4 A PCA Principal that uses the Questionnaire to represent that it falls within one of the other categories of Eligible Contract Participant does not need to make further representations in this Section 3.

[2]	77 Fed. Reg. 55904, 55940 (Sept. 11, 2012); Final Rule, Clearing Requirement Determination Under Section 2(h) of the CEA, at 139–40, pre-Fed. Reg. draft available at http://www.cftc.gov/ucm/groups/public/@newsroom/documents/file/federalregister112812.pdf.

[3]	A PCA Principal who has already delivered a completed Questionnaire may update its answer to Part III, Question 1, if appropriate, to represent that it is not a Commodity Pool.

[4]	A PCA Principal who has already delivered a completed Questionnaire in which it represented that its Eligible Contract Participant status was either “Large Entity” and/or “Hedging Entity ECP” (and no other category) may update its answer to Part III, Question 2(b), if appropriate, to represent that it falls within one of the other categories of Eligible Contract Participant.

-3

c.     A PCA Principal that cannot (or does not) take either step (a) or (b) above, should make the representation provided below, if appropriate.5

Insert a “Yes” in column 27 of the relevant row of the PCA Principal Answer Sheet to indicate that PCA Principal makes the following representation:

PCA Principal represents that, effective on (i) the later of (A) the ECP Modification Effective Date and (B) the date of this Addendum I, and (ii) on the date of each Swap Transaction Event following such date, unless PCA Principal has notified its counterparty under the relevant Protocol Covered Agreement to the contrary pursuant to the Notice Procedures prior to such date, PCA Principal has total assets exceeding $5,000,000 and is operated by (and, if PCA Principal was formed on or after December 31, 2012 or such later date as the CFTC may specify under applicable regulations, is formed by) (1) a person registered as a Commodity Pool Operator with the CFTC, (2) a person excluded from the Commodity Pool Operator definition under CFTC Regulation 4.5 or otherwise, (3) a person properly exempt from registration as a Commodity Pool Operator under CFTC Regulation 4.13(a)(3) or otherwise, or (4) a foreign person performing a similar role or function, subject as such to foreign regulation.[6]

Section 4. Eligible Contract Participant Status for Specified FX Transactions.

Effective as of the ECP Modification Effective Date, an entity that is a “commodity pool” as defined in the Commodity Exchange Act that has one or more direct participants that are not themselves “eligible contract participants” under the Commodity Exchange Act may not qualify as an “eligible contract participant” solely under one or more of the Excluded ECP Categories for purposes of entering into Specified FX Transactions.7 However, certain commodity pools will be deemed to be eligible contract participants with respect to Specified FX Transactions under CFTC Regulation 1.3(m)(8) if they meet the conditions set forth therein.

While status as an Eligible Contract Participant is not required in all cases in order to enter into Specified FX Transactions, additional limitations and regulations apply for parties that are not Eligible Contract Participants. Accordingly, a PCA Principal may take one of the steps below, as appropriate, in order to establish that it is an Eligible Contract Participant with respect to Specified FX Transactions as of the ECP Modification Effective Date. If a PCA Principal does not take any of the steps below, a Swap Dealer counterparty may not be able to execute Specified FX Transactions with the PCA Principal.

[5]	A PCA Principal who has already delivered a completed Questionnaire may update the representations it made therein by making the following additional representation.

[6]	CFTC Regulation 1.3(m)(6).

[7]	CFTC Regulation 1.3(m)(5).

-4

a.          A PCA Principal that is not a Commodity Pool may make a representation to this effect in Part III, Question 1 of the Questionnaire.8 A PCA Principal that uses the Questionnaire to represent that it is not a Commodity Pool does not need to make further representations in this Addendum I. This representation may be based, without limitation, upon CFTC exemptive relief from the definition of Commodity Pool. APPLICABLE

b.         A PCA Principal that is a Commodity Pool may represent in the Questionnaire that it falls within one of the categories of Eligible Contract Participant other than the Excluded ECP Categories.9 A PCA Principal that uses the Questionnaire to represent that it falls within one of the other categories of Eligible Contract Participant does not need to make further representations in this Addendum I.

c.          A PCA Principal that cannot (or does not) take either step (a) or (b) above, should make one or more of the following representations, as appropriate.10

Insert a “Yes” in column 28 of the relevant row of the PCA Principal Answer Sheet to indicate that PCA Principal makes the following representation:

(a)	PCA Principal represents with respect to Specified FX Transactions that, effective on (i) the later of (A) the ECP Modification Effective Date and (B) the date of this Addendum I, and (ii) the date of each Swap Transaction Event following such date, unless PCA Principal has notified its counterparty under the relevant Protocol Covered Agreement to the contrary pursuant to the Notice Procedures, PCA Principal (1) has total assets exceeding $10,000,000, (2) was not formed for the purpose of evading regulation under Section 2(c)(2)(B) or 2(c)(2)(C) of the Commodity Exchange Act or related CFTC rules, regulations or orders and (3) is operated by (and, if PCA Principal was formed on or after December 31, 2012 or such later date as the CFTC may specify under applicable regulations, is formed by) (A) a person registered as a Commodity Pool Operator with the CFTC or (B) a person properly exempt from registration as a Commodity Pool Operator under CFTC Regulation 4.13(a)(3) or any other regulation specified in CFTC Regulation 1.3(m)(8) or any successor regulation.[11]

[8]	A PCA Principal who has already delivered a completed Questionnaire may update its answer to Part III, Question 1, if appropriate, to represent that it is not a Commodity Pool.

[9]	A PCA Principal who has already delivered a completed Questionnaire in which it represented that it qualified as an Eligible Contract Participant through one or more of the Excluded ECP Categories (and no other category) may update its answer to Part III, Question 2(b), if appropriate, to represent that it falls within one of the other categories of Eligible Contract Participant.

[10]	A PCA Principal who has already delivered a completed Questionnaire may update the representations it made therein by making one or more of the following additional representations, as appropriate.

[11]	CFTC Regulation 1.3(m)(8).

-5

Insert a “Yes” in column 29 of the relevant row of the PCA Principal Answer Sheet to indicate that PCA Principal makes the following representation:

(b)	PCA Principal represents with respect to Specified FX Transactions that, effective on (i) the later of (A) the ECP Modification Effective Date and (B) the date of this Addendum I, and (ii) the date of each Swap Transaction Event following such date, unless PCA Principal has notified its counterparty under the relevant Protocol Covered Agreement to the contrary pursuant to the Notice Procedures, (1) PCA Principal has total assets exceeding $5,000,000, (2) PCA Principal is operated by (and, if PCA Principal was formed on or after December 31, 2012 or such other date as the CFTC may specify under applicable regulations, is formed by) (A) a person registered as a Commodity Pool Operator with the CFTC, (B) a person excluded from the Commodity Pool Operator definition under CFTC Regulation 4.5 or otherwise, (C) a person properly exempt from registration as a Commodity Pool Operator under CFTC Regulation 4.13(a)(3) or otherwise, or (D) a foreign person performing a similar role or function subject as such to foreign regulation, (3) all “direct participants” in PCA Principal are Eligible Contract Participants, except as specifically permitted by applicable CFTC interpretative guidance with respect to Section 1(a)(18)(A)(iv) of the Commodity Exchange Act and CFTC Regulation 1.3(m)(5), and (4) PCA Principal otherwise satisfies the requirements of Section 1a(18)(A)(iv) of the Commodity Exchange Act, CFTC Regulation 1.3(m)(5) and related CFTC interpretations as such requirements, rules and interpretations relate to Specified FX Transactions.[12]

Insert a “Yes” in column 30 of the relevant row of the PCA Principal Answer Sheet to indicate that PCA Principal makes the following representation:

(c)	PCA Principal represents with respect to Specified FX Transactions that, effective on (i) the later of (A) the ECP Modification Effective Date and (B) the date of this Addendum I, and (ii) on the date of each Swap Transaction Event following such date, unless PCA Principal has notified its counterparty under the relevant Protocol Covered Agreement to the contrary pursuant to the Notice Procedures, (1) PCA Principal is not operated by a Commodity Pool Operator located within the United States, its territories or possessions (2) each of its participants is a “Non-United States person” as defined in CFTC Regulation 4.7(a)(1)(iv) and (3) all units of participation in each of its participants that is an entity organized principally for passive investment are held by “Non-United States persons” as defined in CFTC Regulation 4.7(a)(1)(iv).[13]

[12]	CFTC Regulation 1.3(m)(5).

[13]	77 Fed. Reg. 30596, 30653-54 (May 23, 2012).

-6

By executing this Addendum I, the signatory agrees as PCA Principal or PCA Agent for specified PCA Principals that the information and representations provided herein shall be “DF Supplement Information” relating to PCA Principal and may be relied upon by each counterparty to whom this Addendum I is delivered.

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-C35

By: Wells Fargo Bank, National Association, not in its individual capacity, but solely as Certificate Administrator on behalf of the Wells Fargo Commercial Mortgage Trust 2016-C35

By:	/s/ Michael Baker
Name: Michael Baker
Title: Assistant Vice President
Date: July 28, 2016

-7

International Swaps and Derivatives Association, Inc.

ADDENDUM II1
TO
ISDA AUGUST 2012 DF PROTOCOL QUESTIONNAIRE

published on February 22, 2013
by the International Swaps and Derivatives Association, Inc.

Instructions:    This Addendum II provides information needed by Swap Dealers to satisfy additional regulatory provisions under the Commodity Exchange Act and CFTC Regulations. As further described below, this Addendum II is intended to be used to supplement information and representations provided in respect of a PCA Principal in the ISDA August 2012 DF Protocol Questionnaire (the “Questionnaire”) and the Amended and Restated Addendum I to the Questionnaire. For the avoidance of doubt, the delivery of, or the failure to deliver, this Addendum II will not affect the status of (i) any two PCA Principals as Matched PCA Parties, or (ii) such parties’ (a) Questionnaires as Matched Questionnaires or (b) Protocol Covered Agreements as Matched PCAs.

[1]	This Addendum is intended to address certain provisions of the following final rules:

CFTC, Final Rule, Business Conduct Standards for Swap Dealers and Major Swap Participants With Counterparties, 77 Fed. Reg. 9734 (Feb. 17, 2012).

CFTC, Final Rule, Clearing Requirement Determination Under Section 2(h) of the CEA, 77 Fed. Reg. 74284 (Dec. 13, 2012).

CFTC, Final Order, Final Exemptive Order Regarding Compliance with Certain Swaps Regulations, 78 Fed. Reg. 858 (Jan. 7, 2013).

CFTC, Final Rule, Further Definition of “Swap Dealer,” “Security-Based Swap Dealer,” “Major Swap Participant,” “Major Security-Based Swap Participant” and “Eligible Contract Participant,” 77 Fed. Reg. 30596 (May 23, 2012).

CFTC, Final Rule, Swap Transaction Compliance and Implementation Schedule: Clearing Requirement Under Section 2(h) of the CEA, 77 Fed. Reg. 44441 (July 30, 2012).

Copyright © 2013 by International Swaps and Derivatives Association, Inc.

Section 1.             Definitions: References in this Addendum II to the following terms shall have the following meanings.

“Additional Pre-Trade Mark Transaction” means a transaction (other than a Covered Forex Transaction or Covered Derivative Transaction) for which the CFTC provides no-action or other relief from CFTC Regulation 23.431(a)(3) that is based, in whole or in part, upon the agreement of a party that a Swap Dealer counterparty need not disclose pre-trade mid-market marks.

“BIS 13 Currencies” refer to one of the following currencies: US dollar, Euro, Japanese yen, Pound sterling, Australian dollar, Swiss franc, Canadian dollar, Hong Kong dollar, Swedish krona, New Zealand dollar, Singapore dollar, Norwegian krone and Mexican peso.2

“Category 2 Entity” means a “Category 2 Entity” as defined in CFTC Regulation 50.25(a).3

“CFTC Interim Order U.S. Person” means a person who is any of the following:

(i)	A natural person who is a resident of the United States;

(ii)	A corporation, partnership, limited liability company, business or other trust, association, joint-stock company, fund or any form of enterprise similar to any of the foregoing, in each case that is (A) organized or incorporated under the laws of a state or other jurisdiction in the United States or (B) effective as of April 1, 2013 for all such entities other than funds or collective investment vehicles, having its principal place of business in the United States;

(iii)	A pension plan for the employees, officers or principals of a legal entity described in (ii) above, unless the pension plan is primarily for foreign employees of such entity;

(iv)	An estate of a decedent who was a resident of the United States at the time of death, or a trust governed by the laws of a state or other jurisdiction in the United States if a court within the United States is able to exercise primary supervision over the administration of the trust; or

[2]	CFTC Letter No. 12-42, at text accompanying n. 4 (citing Bank for International Settlements, 2010 BIS Triennial Central Bank Survey, Report on global foreign exchange market activity in 2010 12 (Dec. 2010), available at http://www.bis.org/publ/rpfxf10t.pdf).

[3]	CFTC Regulation 50.25 defines a Category 2 Entity as a Commodity Pool; a private fund as defined in section 202(a) of the Investment Advisers Act of 1940 other than an Active Fund; or a person predominantly engaged in activities that are in the business of banking, or in activities that are financial in nature as defined in section 4(k) of the Bank Holding Company Act of 1956, provided that, in each case, the entity is not a third-party subaccount. See 77 Fed. Reg. 44441, 44445-46 & 44456 (July 30, 2012).

(v)	An individual account or joint account (discretionary or not) where the beneficial owner (or one of the beneficial owners in the case of a joint account) is a person described in (i) through (iv) above.[4]

“Covered Derivative Transaction” means a transaction for which real-time tradeable bid and offer prices are available electronically, in the marketplace, to PCA Principal (if such transaction is executed prior to the issuance of final CFTC Regulations governing the registration of swap execution facilities, subject to any compliance implementation period contained therein) or for which real-time executable bid and offer prices are available on a designated contract market or swap execution facility (if such transaction is executed subsequent to the issuance of final CFTC Regulations governing the registration of swap execution facilities, subject to any compliance implementation period therein), and that is: (i) an untranched credit default swap referencing the on-the-run and most recent off-the-run series of the following indices: CDX.NA.IG 5Y, CDX.NA.HY 5Y, iTraxx Europe 5Y and iTraxx Europe Crossover 5yr; or (ii) an interest rate swap (A) in the “fixed-for-floating swap class” (as such term is used in CFTC Regulation 50.4(a)) denominated in USD or EUR, (B) for which the remaining term to the scheduled termination date is no more than 30 years, and (C) that has specifications set out in CFTC Regulation 50.4.5

“Covered Forex Transaction” means a transaction for which real-time tradeable bid and offer prices are available electronically, in the marketplace, to PCA Principal, and that is: (i) a “foreign exchange forward” or “foreign exchange swap,” as defined in Sections 1a(24) and 1a(25) of the Commodity Exchange Act, respectively, that, by its terms, is physically settled, where each currency is one included among the BIS 13 Currencies, and where the transaction has a stated maturity of one year or less; or (ii) a vanilla foreign exchange option that, by its terms, is physically settled, where each currency is one included among the BIS 13 Currencies, and where the option has a stated maturity of six months or less.6

“Covered Swaps” means the certain interest rate and credit default swaps in respect of which the CFTC issued a mandatory clearing determination on December 13, 2012.7

Capitalized terms used but not otherwise defined in this Addendum II shall have the meanings assigned to such terms in the Questionnaire and Addendum I thereto.

[4]	78 Fed. Reg. 858, 879 (Jan. 7, 2013).

[5]	CFTC Letter No. 12-58.

[6]	CFTC Letter No. 12-42.
[7]	77 Fed. Reg. 74284 (Dec. 13, 2012).

Section 2. Elections Not to Receive Disclosure of Pre-Trade Mid-Market Marks.8

CFTC Regulation 23.431(a)(3) requires a Swap Dealer to disclose pre-trade mid-market marks to a counterparty. As of the date of this Addendum II, the CFTC has issued conditional relief from such requirement for Covered Forex Transactions and Covered Derivatives Transactions. The CFTC may issue conditional relief in the future for other types of transactions.

CFTC Letter No. 12-42 and CFTC Letter No. 12-58 provide that Swap Dealers will not be required to disclose pre-trade mid-market marks in connection with any Covered Forex Transactions or Covered Derivatives Transactions, respectively, provided that PCA Principal agrees in advance, in writing, that the Swap Dealer need not disclose a pre-trade mid-market mark. Protocol Participants may elect to satisfy the conditions set forth in these no-action letters for PCA Principals by responding “Yes” to questions (a) and (b) below.

Protocol Participants may answer “Yes” to the question in paragraph (c) of this Section 2 to agree in advance that Swap Dealers will not be required to disclose pre-trade mid-market marks in connection with any Additional Pre-Trade Mark Transaction.

To answer the following question, complete column 31 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate:

(a)	Does PCA Principal agree that its Swap Dealer counterparty need not disclose pre-trade mid-market marks in respect of any Covered Forex Transaction? YES

To answer the following question, complete column 32 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate:

(b)	Does PCA Principal agree that its Swap Dealer counterparty need not disclose pre-trade mid-market marks in respect of any Covered Derivative Transaction? YES

To answer the following question, complete column 33 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate:

(c)	Does PCA Principal agree that its Swap Dealer counterparty need not disclose pre-trade mid-market marks in respect of any Additional Pre-Trade Mark Transaction? YES

Section 3.             Additional PCA Principal Status Representations and Elections: U.S. Person.

Protocol Participants are asked to provide the following information to assist Swap Dealers in determining compliance with certain CFTC regulations in light of the CFTC’s Exemptive Order dated December 21, 2012, defining the term “U.S. Person” on an interim basis.9

[8]	CFTC Regulation 23.431(a)(3).

[9]	78 Fed. Reg. 858 (Jan. 7, 2013).

The CFTC’s definition of “U.S. person” set forth in such order is reproduced in this Addendum as the definition of CFTC Interim Order U.S. person. Please note that clause (ii)(B) thereof is effective as of April 1, 2013. Accordingly, in addition to the answers “Yes” or “No” to this question, prior to April 1, 2013 a PCA Principal may wish to choose the answer “No until April 1, 2013 and Yes thereafter” if it expects to qualify as of April 1, 2013 based upon the effective date of clause (ii)(B). (Alternatively, such PCA Principal may change its “No” answer to “Yes” at a later time.)

To answer the following question, complete column 34 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes,” “No,” or “No until April 1, 2013 and Yes thereafter,” as appropriate:

Is PCA Principal a CFTC Interim Order U.S. Person? YES

Section 4.            Additional PCA Principal Status Representations and Elections: Category 2 Entity.

All Protocol Participants are asked to provide the following information to assist Swap Dealers in determining compliance dates for CFTC Regulation 50.4 relating to the requirement to clear certain swaps. Under Regulation 50.4, Category 2 Entities must comply with the clearing requirement by June 10, 2013, for Covered Swaps.10

To answer the following question, complete column 35 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate:

Is PCA Principal a Category 2 Entity? NO

[10]	77 Fed. Reg. 74284, 74290 & n. 52 (Dec. 13, 2012).

By executing this Addendum II, the signatory agrees as PCA Principal or PCA Agent for specified PCA Principals that the information and representations provided herein shall be “DF Supplement Information” relating to PCA Principal and may be relied upon by each counterparty to whom this Addendum II is delivered.

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-C35

By: Wells Fargo Bank, National Association, not in its individual capacity, but solely as Certificate Administrator on behalf of the Wells Fargo Commercial Mortgage Trust 2016-C35

By:	/s/ Michael Baker
Name: Michael Baker Title: Assistant Vice President Date: July 28, 2016

International Swaps and Derivatives Association, Inc.

ISDA MARCH 2013 DF PROTOCOL QUESTIONNAIRE1

published on March 22, 2013,
by the International Swaps and Derivatives Association, Inc.

1 This March 2013 DF Questionnaire is intended to address requirements of the following final rules:

(1)	CFTC, Final Rule, Confirmation, Portfolio Reconciliation, Portfolio Compression, and Swap Trading Relationship Documentation Requirements for Swap Dealers and Major Swap Participants, 77 Fed. Reg. 55904 (Sept. 11, 2012);

(2)	CFTC, Final Rule, End-User Exception to the Clearing Requirement for Swaps, 77 Fed. Reg. 42559 (July 19, 2012); and

(3)	CFTC, Final Rule, Clearing Requirement Determination Under Section 2(h) of the CEA, 77 Fed. Reg. 74284 (Dec. 13, 2012).

Copyright © 2013 by International Swaps and Derivatives Association, Inc.

International Swaps and Derivatives Association, Inc.

ISDA March 2013 DF Protocol Questionnaire
dated as of March 22, 2013

Instructions: A PCA Principal or PCA Agent that has adhered to the Protocol Agreement in the manner specified therein may complete and execute this Questionnaire and deliver it by a means specified in the Protocol Agreement in order to supplement existing Protocol Covered Agreements and/or enter into new Protocol Covered Agreements in the form of the ISDA March 2013 DF Protocol Master Agreement.

This Questionnaire may be executed and delivered by a PCA Principal on its own behalf or by a PCA Agent on behalf of one or more PCA Principals. By delivering this Questionnaire to another PCA Principal or PCA Agent in a manner specified in the Protocol Agreement, the deliverer may agree to enter into and/or supplement Protocol Covered Agreements with such other PCA Principal or PCA Agent. Where an existing Protocol Covered Agreement was originally executed by a PCA Agent on behalf of one or more PCA Principals, only the relevant PCA Agent (and not a PCA Principal) may use this Questionnaire and the Protocol Agreement to supplement such Protocol Covered Agreement.

In the case of a PCA Principal executing and delivering this Questionnaire on its own behalf, (i) such party must identify itself as the PCA Principal in column 1 of the PCA Principal Answer Sheet, and (ii) this Questionnaire will only be effective to supplement existing Protocol Covered Agreements executed by such party on its own behalf and/or to enter into ISDA March 2013 DF Protocol Master Agreements on its own behalf. In the case of a PCA Agent executing and delivering this Questionnaire on behalf of one or more PCA Principals, (i) the PCA Agent must list the names of each such PCA Principal in column 1 of the PCA Principal Answer Sheet, and (ii) this Questionnaire will only be effective to enter into ISDA March 2013 DF Protocol Master Agreements on behalf of listed PCA Principals and/or supplement Protocol Covered Agreements executed by the PCA Agent on behalf of the listed PCA Principals. For the avoidance of doubt, if this Questionnaire is being completed by a PCA Agent on behalf of multiple PCA Principals, this Questionnaire shall be treated as if it were a separate Questionnaire with respect to each separate PCA Principal listed in column 1 of the PCA Principal Answer Sheet.

The responses to Part II, Sections 6 through 8 and Part III Section 5(b) of this Questionnaire may be set forth directly on this Questionnaire, or if there is insufficient space, on a separate schedule. The responses to all other sections of this Questionnaire must be set forth on the PCA Principal Answer Sheet.

Part I: Definitions

References in this Questionnaire to the following terms shall have the following meanings:

“CEA” means the Commodity Exchange Act, as amended.

“CFTC” means the U.S. Commodity Futures Trading Commission.

“CFTC Regulations” means the rules, regulations, orders and interpretations published or issued by the CFTC, as amended.

“Commodity Trade Option” means a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“DCO” means a “derivatives clearing organization,” as such term is defined in Section 1a(15) of the CEA and the CFTC Regulations.

“DF Schedule” means a schedule to the DF Supplement.

“DF Supplement” means the ISDA March 2013 DF Supplement published on March 22, 2013 by the International Swaps and Derivatives Association, Inc.

“Existing Swap Agreement” means, in respect of a Swap, a written agreement that (i) exists at the time of execution of such Swap, (ii) provides for, among other things, terms governing the payment obligations of the parties, and (iii) the parties have established, by written agreement, oral agreement, course of conduct or otherwise, will govern such Swap.

“Financial Company” has the meaning ascribed to such term in Section 201(a)(11) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, 12 U.S.C. § 5381(a)(11).

“Financial Entity” means a person that is a “financial entity” as defined in Section 2(h)(7)(C)(i) of the CEA, without regard to an exemption or exclusion provided in Section 2(h)(7)(C)(ii) of the CEA and CFTC regulations thereunder or in Section 2(h)(7)(C)(iii) of the CEA.2

“Insured Depository Institution” has the meaning ascribed to such term in 12 U.S.C. § 1813.

[2]	Section 2(h)(7)(C)(i) of the CEA defines a “financial entity” for purposes of mandatory clearing as (i) a swap dealer, (ii) a security-based swap dealer, (iii) a major swap participant, (iv) a major security-based swap participant, (v) a commodity pool, (vi) a private fund as defined in Section 202(a) of the Investment Advisors Act of 1940, (vii) an employee benefit plan as defined in paragraphs (3) and (32) of section 3 of the Employee Retirement Income and Security Act of 1974, and (viii) a person predominantly engaged in activities that are in the business of banking, or in activities that are financial in nature as defined in Section 4(k) of the Bank Holding Company Act of 1956.

“LEI/CICI” means a “legal entity identifier” satisfying the requirements of CFTC Regulation 45.6 or such other entity identifier as shall be provided by the CFTC, pending the availability of such legal entity identifiers.

“PCA Agent” means a person who has executed a Protocol Covered Agreement on behalf of one or more PCA Principals.

“PCA Principal” means a person who is or may become a principal to one or more Swaps under a Protocol Covered Agreement and who is identified as such in column 1 of the PCA Principal Answer Sheet.

“PCA Principal Answer Sheet” means a spreadsheet substantially in the form of Annex A to this Questionnaire.

“Portfolio Data” has the meaning ascribed to such term in the DF Supplement.

“Protocol Agreement” means the ISDA March 2013 DF Protocol Agreement published on March 22, 2013 by the International Swaps and Derivatives Association, Inc.

“Protocol Covered Agreement” means (i) an ISDA March 2013 DF Protocol Master Agreement or (ii) any other written agreement between two parties, with at least one of such parties being a CFTC Swap Entity, that (A) is in existence on the Implementation Date applicable to such parties and (B) governs the terms and conditions of one or more Swaps that each such party has or may enter into as principal.

“Risk Valuations” has the meaning ascribed to such term in the DF Supplement.

“SDR” means a “swap data repository,” as defined in Section 1a(48) of the CEA and the CFTC Regulations.

“Swap” means a “swap” as defined in Section 1a(47) of the CEA and regulations thereunder; provided that a Commodity Trade Option is not a Swap for purposes hereof. The term “Swap” also includes any foreign exchange swaps and foreign exchange forwards that are exempted from regulation as “swaps” by the Secretary of the Treasury pursuant to authority granted by Section 1a(47)(E) of the CEA. For the avoidance of doubt, the term “Swap” does not include a swap that has been cleared by a DCO.

Capitalized terms used but not otherwise defined in this Questionnaire shall have the meanings assigned to such terms in the Protocol Agreement.

Part II: PCA Principal Information and Status Representations

Part II of this Questionnaire consists of questions that must be answered by, or on behalf of, each PCA Principal. Answers to the questions should be provided in the PCA Principal Answer Sheet except as otherwise indicated.

1.	LEI/CICI[3]

To answer this question, complete column 2 of the relevant row of the PCA Principal Answer Sheet by inserting the PCA Principal’s LEI/CICI:

What is PCA Principal’s LEI/CICI? 549300FWFHJGIW2B2U59

2.	CFTC Swap Entity

The term “CFTC Swap Entity” is used in the Protocol Agreement to signify PCA Principals that are, or expect shortly to be, registered as a swap dealer or major swap participant with the CFTC. In the DF Supplement, the agreements that apply to a “CFTC Swap Entity” are only appropriate for a registered swap dealer or major swap participant and the agreements applicable to “Counterparty” or “CP” are only appropriate for parties who are counterparties to a registered swap dealer or major swap participant. The Protocol Agreement provides that the obligations of matched PCA Principals under the DF Supplement are conditioned upon at least one of the matched PCA Principals actually being registered with the CFTC as a swap dealer or major swap participant, so that PCA Principals may be designated as CFTC Swap Entities prior to registration and have relevant obligations take effect once registration is complete.

Each party executing a Questionnaire must indicate whether the relevant PCA Principal will be a CFTC Swap Entity for purposes of DF Supplement terms incorporated in Protocol Covered Agreements. Designation as a CFTC Swap Entity in this Questionnaire is not a representation by the PCA Principal that it is a “swap dealer” or a “major swap participant,” as such terms are defined in the CEA and applicable CFTC regulations, or that it is registered as such. However, parties who do not in good faith believe they will register as a swap dealer or major swap participant should not be designated as a CFTC Swap Entity for purposes of DF Supplement terms incorporated in Protocol Covered Agreements. Under the DF Supplement, a matched party that is not initially a CFTC Swap Entity may subsequently change its status to CFTC Swap Entity by providing written notice to its counterparty that it has become registered with the CFTC as a swap dealer or major swap participant.

A “Yes” response to this question will be an election for PCA Principal to be a CFTC Swap Entity for purposes of DF Supplement terms incorporated in Protocol Covered Agreements.

To answer this question, complete column 3 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate:

Is PCA Principal a CFTC Swap Entity? NO

[3]	CFTC Regulation 45.6.

3.	Financial Entity[4]

The term “financial entity” is used for various purposes throughout the CEA and CFTC Regulations, including, among others, for purposes of determining who must enter into “swap trading relationship documentation” satisfying various requirements and the deadlines for execution of confirmations under CFTC Regulation 23.501. Each party executing a Questionnaire must therefore indicate whether the relevant PCA Principal is a Financial Entity to the best of its knowledge.

To answer this question, complete column 4 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate. Respondents should note that participants in the ISDA August 2012 DF Protocol were also asked in the related “Questionnaire” to indicate whether they are “financial entities” as defined in Section 2(h)(7)(C)(i) of the CEA and the CFTC Regulations. Information provided herein will be deemed an update to information provided in the prior Questionnaire, if any.

To the best of its knowledge, is PCA Principal a Financial Entity? YES

4.	Financial Company[5]

Pursuant to CFTC Regulation 23.504(b)(5)(i)-(ii), swap trading relationship documentation must include a statement for each party indicating whether it is a Financial Company. Such a statement will be incorporated into Matched PCAs for PCA Principal as “March 2013 DF Supplement Information” by answering this question.

To answer this question, complete column 5 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate:

Is PCA Principal a Financial Company? YES

5.	Insured Depository Institution[6]

Pursuant to CFTC Regulation 23.504(b)(5)(i)-(ii), swap trading relationship documentation must include a statement for each party indicating whether it is an Insured Depository Institution. Such a statement will be incorporated into Matched PCAs for PCA Principal as “March 2013 DF Supplement Information” by answering this question.

To answer this question, complete column 6 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate:

[4]	See, e.g., CFTC Regulation 23.501 and 23.504(b)(4).

[5]	CFTC Regulation 23.504(b)(5)(i)-(ii).

[6]	CFTC Regulation 23.504(b)(5)(i)-(ii).

Is PCA Principal an Insured Depository Institution? NO

6.	E-mail Address for Delivery of Notices

A PCA Principal may specify here an e-mail address for the delivery of notices pursuant to the DF Supplement, other than notices related to Risk Valuations or Portfolio Data:

E-mail:	cts.cmbs.bond.admin@wellsfargo.com

7.	E-mail Address for Delivery of Risk Valuations

A PCA Principal may specify here an e-mail address for the delivery of Risk Valuations given pursuant to DF Schedule 3:

E-mail:	cts.cmbs.bond.admin@wellsfargo.com

8.	E-mail Address for Delivery of Portfolio Data

A PCA Principal may specify here an e-mail address for the delivery of Portfolio Data delivered pursuant to DF Schedule 4:

E-mail:

Part III: PCA Principal Elections

Part III of this Questionnaire consists of questions that must be answered by, or on behalf of, each PCA Principal except as otherwise indicated. Answers to the questions should be provided in the PCA Principal Answer Sheet except as otherwise indicated.

1.	Local Business Day

For the purposes of the March 2013 DF Supplement, what constitutes a “Local Business Day” in respect of any party is determined based upon the city (or cities) specified by such party herein or in other documentation agreed by the parties to be “March 2013 DF Supplement Information.” A city (or cities) may be specified for a PCA Principal by answering this question.

To answer this question, complete column 7 of the relevant row of the PCA Principal Answer Sheet by inserting the name(s) of the relevant city (or cities):

Local Business Day city or cities? New York

2.	DF Schedule 3 Election for Non-Financial Entities[7]

The following election whether to enter into DF Schedule 3 (Calculation of Risk Valuations and Dispute Resolution) must be completed by, or on behalf of, all PCA Principals that are neither (i) being designated as CFTC Swap Entities nor (ii) Financial Entities. If PCA Principal is being designated as a CFTC Swap Entity or has been identified as a Financial Entity in this Questionnaire, it is automatically deemed to elect DF Schedule 3 (Calculation of Risk Valuations and Dispute Resolution) pursuant to the Protocol Agreement.

DF Schedule 3 provides a set of agreements intended to address the documentation requirements of CFTC Regulation 23.504(b)(4). CFTC Regulation 23.504(b)(4) provides that these requirements apply to all swap trading relationship documentation between swap dealers, major swap participants and Financial Entities, but are not mandatory for swap trading relationship documentation with market participants that are not Financial Entities.

Either a “Yes” response or a non-response to this question will be an election to supplement the terms of Matched PCAs by incorporating DF Schedule 3 (Calculation of Risk Valuations and Dispute Resolution). A “No” response to this question will be an election not to incorporate DF Schedule 3. Protocol Participants should verify that the relevant PCA Principal is not a Financial Entity before responding “No” to this question.

To answer this question, complete column 8 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate:

Does PCA Principal agree to DF Schedule 3? (automatically deemed to have elected)

3.	DF Schedule 4 Elections[8]

(a)	The following election whether to enter into DF Schedule 4 (Portfolio Reconciliation) must be completed by, or on behalf of, all PCA Principals that are not being designated as CFTC Swap Entities. If PCA Principal is being designated as a CFTC Swap Entity in this Questionnaire, it is automatically deemed to elect DF Schedule 4 (Portfolio Reconciliation) pursuant to the Protocol Agreement.

A “Yes” response or a non-response to this question will be an election to supplement the terms of Matched PCAs by incorporating DF Schedule 4 (Portfolio Reconciliation). A “No” response to this question will be an election not to incorporate DF Schedule 4 (Portfolio Reconciliation).

[7]	CFTC Regulation 23.504(b)(4).

[8]	CFTC Regulation 23.502

To answer this question, complete column 9 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate:

Does PCA Principal agree to Schedule 4? NO

(b)	The following election whether to engage in portfolio reconciliation in accordance with Part II of DF Schedule 4 (One-way Delivery of Portfolio Data) or Part III of DF Schedule 4 (Exchange of Portfolio Data) must be completed by, or on behalf of, all PCA Principals that (i) are not designated as CFTC Swap Entities in this Questionnaire, and (ii) have elected DF Schedule 4 in this Questionnaire. If PCA Principal is being designated as a CFTC Swap Entity and is matched with another PCA Principal designated as a CFTC Swap Entity, Part III of DF Schedule 4 is automatically deemed elected pursuant to the Protocol Agreement.

Pursuant to CFTC guidance, a party that is not a swap dealer or major swap participant may engage in portfolio reconciliation by either reviewing and confirming portfolio data received from a swap dealer or major swap participant or by exchanging portfolio data with a swap dealer or major swap participant.

A “Review” response or a non-response to this question will be an election to engage in portfolio reconciliation in accordance with Part II of DF Schedule 4 (One-way Delivery of Portfolio Data). An “Exchange” response to this question will be an election to engage in portfolio reconciliation in accordance with Part III of DF Schedule 4 (Exchange of Portfolio Data).

To answer this question, complete column 10 of the relevant row of the PCA Principal Answer Sheet by inserting a “Review” or “Exchange,” as appropriate:

Does PCA Principal agree to review or exchange Portfolio Data? (Not Applicable)

(c)	The following election whether to reconcile certain terms of Swaps in accordance with Part V of DF Schedule 4 (Other Portfolio Reconciliation Procedures) must be completed by, or on behalf of, all PCA Principals that (i) are designated as CFTC Swap Entities in this Questionnaire, or (ii) have elected DF Schedule 4 in this Questionnaire.

PCA Principals that engage in portfolio reconciliations may choose to reconcile relevant terms of Swaps against the data reported by a party to an SDR rather than requiring the direct delivery of the relevant information by the other party or its agent.

A “Yes” response to this question will be an election to reconcile relevant terms of Swaps in accordance with Part V of DF Schedule 4 (Other Portfolio Reconciliation Procedures). A “No” response or a non-response to this question will be an election not to agree to the terms of Part V of DF Schedule 4.

To answer this question, complete column 11 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate:

Does PCA Principal agree to reconcile against SDR Data? (Not Applicable)

4.	Use of End-User Exception[9]

(a)	The following question may be completed by, or on behalf of, all PCA Principals that are eligible to use the End-User Exception (as defined below).

Section 2(h)(1) of the CEA makes it unlawful, subject to certain exceptions, for any person to engage in a swap that is subject to a mandatory clearing determination unless such swap is submitted for clearing to a registered or exempt derivatives clearing organization. Section 2(h)(7) of the CEA and CFTC Regulation 50.50 provide an exception, available to certain parties, to the mandatory clearing requirement set forth in Section 2(h)(1) of the CEA (the “End-User Exception”). In order to use the End-User Exception, a party must, among other things, make an election to do so. This question may be used to notify a counterparty that PCA Principal is making a one-time election to always use the End-User Exception for swaps subject to mandatory clearing unless PCA Principal subsequently notifies its counterparty to the contrary (either with respect to a particular Swap or generally). For the avoidance of doubt, a party’s answer to this question will in no way prejudice its rights to elect to, or not to, use the End-User Exception in respect of any particular Swap.

A “Yes” response to this question provides a notice to a recipient of this Questionnaire that PCA Principal is electing (such election, the “Standing End-User Exception Election”) the End-User Exception for each Swap entered into by the PCA Principal under a Matched PCA that is subject to a mandatory clearing determination under Section 2(h) of the CEA, unless PCA Principal has notified the counterparty otherwise in writing prior to the execution of such Swap. A “No” response or a non-response to this question will be an election not to provide such a notice (and has no other effect).

To answer this question, complete column 12 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate:

Standing End-User Exception Election? NO

(b)	The following question may be completed by, or on behalf of, all PCA Principals that are eligible to use the End-User Exception.

CFTC Regulation 50.50 provides that when a party to a Swap elects to use the End-User Exception (such party an “Electing Party”), one of the parties must provide, or cause to be provided, the information listed in CFTC Regulation

[9]	CFTC Regulation 50.50.

50.50 to a registered SDR or, if no registered SDR is available to receive such information, the CFTC. An Electing Party may provide this information directly to a registered SDR or the CFTC through an annual filing pursuant to CFTC Regulation 50.50(b)(2) (an “Annual Filing”), or may cause this data to be reported on a trade-by-trade basis (a “Trade Filing”).

The ISDA March 2013 DF Supplement provides that an Electing Party is deemed to represent at the time of execution of the relevant Swap that it has either made an Annual Filing or has notified its counterparty that it has not made such an Annual Filing and has provided the counterparty with the information required to make a Trade Filing. The following question may be used by a PCA Principal to notify its counterparty that it will not make an Annual Filing for any swap subject to mandatory clearing (such notification, the “Standing Opt-Out of Annual Filing”) unless PCA Principal subsequently notifies its counterparty to the contrary (either with respect to a particular Swap or generally).

To answer this question, complete column 13 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate:

Standing Opt-Out of Annual Filing? (Not Applicable)

(c)	The following questions may be completed by, or on behalf of, all PCA Principals that are eligible to use the End-User Exception.

The ISDA March 2013 DF Supplement provides that an Electing Party that has notified its counterparty that it has not made an Annual Filing represents that it has provided the counterparty with the information required to make a Trade Filing. The following questions may be used by a PCA Principal to provide such information.

(i)	If the Electing Party is a Financial Entity, CFTC Regulation 50.50 requires that a Trade Filing specify whether the Electing Party is electing the exception in accordance with Section (2)(h)(7)(C)(iii) of the CEA (the “Finance Affiliate Exception”)

To answer this question, complete column 14 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate:

Is PCA Principal electing the Finance Affiliate Exception? (Not Applicable)

(ii)	If the Electing Party is a Financial Entity, CFTC Regulation 50.50 requires that a Trade Filing specify whether the Electing Party is electing the exception in accordance with Section (2)(h)(7)(D) of the CEA (the “Hedging Affiliate Exception”).

To answer this question, complete column 15 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate:

Is PCA Principal electing the Hedging Affiliate Exception? (Not Applicable)

(iii)	If the Electing Party is a Financial Entity, CFTC Regulation 50.50 requires that a Trade Filing specify whether the Electing Party is an entity that has been exempted from the statutory definition of “financial entity” for purposes of the End User Exception under Section 2(h)(7)(C)(ii) of the CEA and CFTC Regulation 50.50(d) (the “Small Bank Exemption”).

To answer this question, complete column 16 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate:

Is PCA Principal exempt under the Small Bank Exemption? (Not Applicable)

(iv)	CFTC Regulation 50.50 requires that a Trade Filing specify how an Electing Party generally meets its financial obligations associated with entering into non-cleared swaps.

To answer this question, complete column 17 of the relevant row of the PCA Principal Answer Sheet by inserting one or more of the subsection letters below, as appropriate:

How does PCA Principal generally meet its financial obligations associated with entering into non-cleared swaps? (Not Applicable)

(A)	a written credit support agreement;

(B)	pledged or segregated assets (including posting or receiving margin pursuant to a credit support arrangement or otherwise);

(C)	a written third-party guarantee;

(D)	its available financial resources; or

(E)	means other than those described in the foregoing subsections (A) through (D).

(v)	CFTC Regulation 50.50 requires that a Trade Filing specify whether an Electing Party is an issuer of securities registered under Section 12 of, or is required to file reports under Section 15(d) of, the Securities Exchange Act of 1934 (an “SEC Issuer/Filer”)

To answer this question, complete column 18 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate:

Is PCA Principal an SEC Issuer/Filer? (Not Applicable)

(vi)	If the Electing Party is an SEC Issuer/Filer, CFTC Regulation 50.50 requires that a Trade Filing specify the Electing Party’s SEC Central Index Key number.

To answer this question, complete column 19 of the relevant row of the PCA Principal Answer Sheet by inserting the PCA Principal’s SEC Central Index Key number:

What is PCA Principal’s SEC Central Index Key number? (Not Applicable)

(vii)	If the Electing Party is an SEC Issuer/Filer, CFTC Regulation 50.50 requires that a Trade Filing specify whether an appropriate committee of Electing Party’s board of directors (or equivalent body) reviewed and approved the decision to enter into swaps that are exempt from the requirements of Sections 2(h)(1) and 2(h)(8) of the CEA (an “Election Approval”).

To answer this question, complete column 20 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate:

Did PCA Principal receive Election Approval? (Not Applicable)

5.	ISDA March 2013 DF Protocol Master Agreement Elections and Information

(a)	CFTC Regulation 23.504 requires a CFTC Swap Entity to have in place written policies and procedures to ensure that it executes “swap trading relationship documentation” prior to or contemporaneously with entering into a Swap with any counterparty. In order to help ensure that parties have such documentation in place for each Swap, Section 4 of the Protocol Agreement allows each PCA Principal to elect to enter into an “ISDA March 2013 DF Protocol Master Agreement.” Pursuant to the Schedule to the ISDA March 2013 DF Protocol

Master Agreement, such agreement would govern Swaps that are (i) not governed by an Existing Swap Agreement and (ii) not intended by the parties to be cleared on a derivatives clearing organization.

A “Yes” response to this question is an agreement by PCA Principal to enter into the ISDA March 2013 DF Protocol Master Agreement with each counterparty to whom this Questionnaire has been delivered. A “No” response or a non-response will not be an agreement to enter into the ISDA March 2013 DF Protocol Master Agreement with each counterparty to whom this Questionnaire has been delivered.

To answer this question, complete column 21 of the relevant row of the PCA Principal Answer Sheet by inserting a “Yes” or a “No,” as appropriate.

Does PCA Principal agree to enter into an ISDA March 2013 DF Protocol Master Agreement? NO

(b)	If PCA Principal has responded “Yes” to the previous question, the notice information of such PCA Principal for the purposes of each ISDA March 2013 DF Protocol Master Agreement is as follows: (Not Applicable)

Name:

Address:

Phone:

Fax:

E-mail:

Electronic Messaging System Details:

Specific Instructions:

By executing this Questionnaire, the signatory represents as PCA Principal or PCA Agent for specified PCA Principals that (a) all information provided by it in this Questionnaire is true, accurate and complete in every material respect as of the date hereof, and may be relied upon by each counterparty to whom this Questionnaire is delivered, (b) it has elected to supplement its Matched PCAs with the DF Schedules as indicated in this Questionnaire, and (c) if it has answered “Yes” to the question in Part III Section 5(a) of this Questionnaire, it has agreed to enter into the ISDA March 2013 DF Protocol Master Agreement.

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-C35

By: Wells Fargo Bank, National Association, not in its individual capacity, but solely as Certificate Administrator on behalf of the Wells Fargo Commercial Mortgage Trust 2016-C35

By:	/s/ Michael Baker
Name: Michael Baker
Title: Assistant Vice President
Date: July 28, 2016

SCHEDULE 1

MORTGAGE LOANS WITH ADDITIONAL DEBT

1.	The Mall at Rockingham Park

2.	Kroger (Roundy’s) Distribution Center

3.	Mall at Turtle Creek

4.	In-Rel 8

5.	Pinnacle II

Schedule 1-1

SCHEDULE 2

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Class A-SB Planned Principal Balance
August 2016	$67,132,000.00
September 2016	$67,132,000.00
October 2016	$67,132,000.00
November 2016	$67,132,000.00
December 2016	$67,132,000.00
January 2017	$67,132,000.00
February 2017	$67,132,000.00
March 2017	$67,132,000.00
April 2017	$67,132,000.00
May 2017	$67,132,000.00
June 2017	$67,132,000.00
July 2017	$67,132,000.00
August 2017	$67,132,000.00
September 2017	$67,132,000.00
October 2017	$67,132,000.00
November 2017	$67,132,000.00
December 2017	$67,132,000.00
January 2018	$67,132,000.00
February 2018	$67,132,000.00
March 2018	$67,132,000.00
April 2018	$67,132,000.00
May 2018	$67,132,000.00
June 2018	$67,132,000.00
July 2018	$67,132,000.00
August 2018	$67,132,000.00
September 2018	$67,132,000.00
October 2018	$67,132,000.00
November 2018	$67,132,000.00
December 2018	$67,132,000.00
January 2019	$67,132,000.00
February 2019	$67,132,000.00
March 2019	$67,132,000.00
April 2019	$67,132,000.00
May 2019	$67,132,000.00
June 2019	$67,132,000.00
July 2019	$67,132,000.00
August 2019	$67,132,000.00
September 2019	$67,132,000.00
October 2019	$67,132,000.00
November 2019	$67,132,000.00

Distribution Date	Class A-SB Planned Principal Balance
December 2019	$67,132,000.00
January 2020	$67,132,000.00
February 2020	$67,132,000.00
March 2020	$67,132,000.00
April 2020	$67,132,000.00
May 2020	$67,132,000.00
June 2020	$67,132,000.00
July 2020	$67,132,000.00
August 2020	$67,132,000.00
September 2020	$67,132,000.00
October 2020	$67,132,000.00
November 2020	$67,132,000.00
December 2020	$67,132,000.00
January 2021	$67,132,000.00
February 2021	$67,132,000.00
March 2021	$67,132,000.00
April 2021	$67,132,000.00
May 2021	$67,132,000.00
June 2021	$67,131,938.20
July 2021	$65,921,906.10
August 2021	$64,783,993.83
September 2021	$63,641,335.36
October 2021	$62,396,754.14
November 2021	$61,244,135.64
December 2021	$59,989,875.14
January 2022	$58,827,214.01
February 2022	$57,659,702.59
March 2022	$56,198,265.96
April 2022	$55,019,779.84
May 2022	$53,740,380.86
June 2022	$52,551,637.53
July 2022	$51,262,270.47
August 2022	$50,063,184.85
September 2022	$48,859,095.71
October 2022	$47,554,815.37
November 2022	$46,340,256.64
December 2022	$45,025,801.81
January 2023	$43,800,686.63
February 2023	$42,570,458.40
March 2023	$41,052,136.00

Schedule 2-1

Distribution Date	Class A-SB Planned Principal Balance
April 2023	$39,810,429.86
May 2023	$38,469,592.79
June 2023	$37,217,104.94
July 2023	$35,865,790.03
August 2023	$34,602,430.99
September 2023	$33,333,797.94
October 2023	$31,966,792.91
November 2023	$30,687,154.69
December 2023	$29,309,454.67
January 2024	$28,018,719.94
February 2024	$26,722,595.99
March 2024	$25,236,689.63
April 2024	$23,928,945.60
May 2024	$22,523,931.91
June 2024	$21,204,858.08
July 2024	$19,788,833.91
August 2024	$18,458,336.22
September 2024	$17,122,281.92
October 2024	$15,689,755.84
November 2024	$14,342,136.71
December 2024	$12,898,371.75
January 2025	$11,539,091.78
February 2025	$10,174,134.01
March 2025	$8,533,608.13
April 2025	$7,156,090.85
May 2025	$5,683,270.33
June 2025	$4,293,843.94
July 2025	$2,809,449.94
August 2025	$1,408,015.53
September 2025	$725.78
October 2025 and thereafter	$0.00

Schedule 2-2

SCHEDULE 3

MORTGAGE LOANS WITH “PERFORMANCE”, “EARN-OUT” OR “HOLDBACK” ESCROWS OR RESERVES EXCEEDING 10% OF THE INITIAL PRINCIPAL BALANCE

Mortgage Loan No.	Mortgage Loan Name	Applicable Escrow or Reserve
4	Marriott Indianapolis North	PIP Reserve Funds ($7,500,000)
6	In-Rel 8	Material Tenant Rollover Fund ($4,000,000)
8	University Towers Owners Corp.	Engineering Escrow ($8,450,000)
9	DoubleTree Overland Park	Current PIP Reserve Funds ($5,634,893)
35	Holiday Inn & Suites Lima	PIP Reserve Funds ($1,166,286)
54	Holiday Inn Express Rochester / Greece	PIP Reserve Funds ($1,052,250)

Schedule 3-1